Exhibit 25.1

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-6

APPLICATION UNDER SECTION 310(a)(1)

OF THE TRUST INDENTURE ACT OF 1939

FOR DETERMINATION OF ELIGIBILITY OF A FOREIGN PERSON

TO ACT AS INSTITUTIONAL TRUSTEE

AST TRUST COMPANY (CANADA)

(Exact name of trustee as specified in its charter)

CANADA

(Jurisdiction of incorporation or organization)

1 TORONTO STREET, SUITE 1200, TORONTO, ONTARIO, CANADA M5C 2V6

(Address and telephone number of principal executive offices)

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

6201 15TH AVENUE, BROOKLYN, NY 11219 Tel: (718) 921- 8200

(Name, address and telephone number of agent for service)

SHERRITT INTERNATIONAL CORPORATION

(Exact name of obligor as specified in its charter)

CANADA	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

22 ADELAIDE STREET WEST, SUITE 4220 TORONTO, ONTARIO, CANADA M5H 4E3	N/A
(Address of principal executive offices)	(Zip code)

SENIOR SECOND LIEN SECURED NOTES DUE APRIL 30, 2027

(Title of the indenture securities)

Item 1.	General information.

Furnish the following information as to the trustee —

(a)	Name and address of each examining or supervising authority to which it is subject.

AST TRUST COMPANY CANADA, 1 TORONTO STREET, SUITE 1200, TORONTO, ONTARIO, CANADA M5C 2V6

(b)	Whether it is authorized to exercise corporate trust powers.

YES

Item 2.	Affiliations with obligor.

NOT APPLICABLE

Item 3.	Voting securities of the trustee.

NOT APPLICABLE

Item 4.	Trusteeships under other indentures.

NOT APPLICABLE

Item 5.	Interlocking directorates and similar relationships with the obligor or underwriters.

NOT APPLICABLE

Item 6.	Voting securities of the trustee owned by the obligor or its officials.

NOT APPLICABLE

Item 7.	Voting securities of the trustee owned by underwriters or their officials.

NOT APPLICABLE

Item 8.	Securities of the obligor owned or held by the trustee.

NOT APPLICABLE

Item 9.	Securities of underwriters owned or held by the trustee.

NOT APPLICABLE

Item 10.	Ownership or holdings by the trustee of voting securities of certain affiliates or security holders of the obligor.

NOT APPLICABLE

Item 11.	Ownership or holdings by the trustee of any securities of a person owning 50 percent or more of the voting securities of the obligor.

NOT APPLICABLE

Item 12.	Indebtedness of the Obligor to the Trustee.

NOT APPLICABLE

Item 13.	Defaults by the Obligor.

NOT APPLICABLE

Item 14.	Affiliations with the Underwriters.

NOT APPLICABLE

Item 15.	Substantial Equivalency of Trust Regulation in the Foreign Jurisdiction and Eligibility of United States Trustees to Act as Sole Trustees in the Foreign Jurisdiction.

(a)

In SEC Release Nos. 33-6889, 39-2661 (Mar. 22, 1991) (the “Release”), the Commission proposed permitting certain Canadian indenture trustees to act as sole trustees under indentures qualified or to be qualified under the Trust Indenture Act of 1939 (the “Act”) in connection with offerings under the multijurisdictional disclosure system with Canada. That proposal was adopted with the issuance of Rule 10a-5 pursuant to SEC Release Nos. 33-6902, 34-29354, 29-2267 (June 21, 1991). In the Release, the Commission described the regulation in Canada relating to the supervision and examination of indenture trustees under the Trust Companies Act (Canada) (“CTCA”), the Loan and Trust Corporations Act (Ontario) (“OTCA”) and the Deposit Insurance Corporation Act (“CDICA”). The Release states (footnotes and citations omitted):

The first prerequisite under Section 310(a) for the Commission to be able to exercise its authority to permit a foreign entity to act as a sole trustee is that such entity be authorized to exercise trust powers in its home country. In both the United States and Canada, corporations authorized to exercise trust powers are predominantly depositary institutions. Trust companies are organized under federal law in both countries, under state law in the United States, and under provincial law in Canada...

Trust companies eligible to act as indenture trustees under the CTCA and Canadian provincial law are authorized under such laws to exercise corporate trust powers. Under the CTCA, no company may commence the business of exercising trust powers unless it obtains a certificate from the Office of the Superintendent of Financial Institutions (“OSFI”). Powers specified in the CTCA include the power to “accept and execute all such trusts of every description and nature as are entrusted to it by any government or person, or committed or transferred to it by the order of a judge or by the order, judgment or decree of any court in Canada or elsewhere.”

The second prerequisite under Section 310(a) for the Commission to exercise its authority to permit trusteeship by a foreign entity is that the foreign trustee be subject to supervision or examination substantially equivalent to that applicable to U.S. trustees. In the United States and Canada, regulation of trust companies that are also depositary institutions may be effected through federal agencies, through state or provincial agencies, or concurrently by federal and state or provincial agencies. In all cases, the depositary institutions are subject to substantive regulation of business under the supervision and examination of the responsible agencies. The common objective of these regulatory systems is the safety and soundness of the depositary institution. To this end, U.S. and Canadian examination procedures and the licensing and chartering procedures referred to earlier are designed to assess the financial condition, management and systems of internal control of the supervised institution. ...

Depending on where the trustee is incorporated, a Canadian trust company is subject to supervision and examination by a responsible authority under either the CTCA or parallel provincial law. The conduct of corporate trusteeships under indentures is within the regulatory and supervisory power of the federal and provincial authorities. Canadian trust companies formed under provincial laws that participate in the Canadian deposit insurance system are subject to supervision and examination under the CDICA in addition to concurrent provincial regulation.

The CTCA provides an extensive regulatory scheme for corporate trustees subject to federal law. At least annually, such trustees are examined by OSFI. The OSFI describes its fundamental objectives in the examination process to include assessing of financial solvency and ensuring compliance with legislative obligations. The examination of the trust company’s condition is required to include inspection of the books of such trustee’s officers, agents, and employees. The enforcement powers of OSFI include “cease and refrain” power to correct unsafe or unsound practices and the power to order remedial action as deemed necessary.1

Provincially incorporated trust companies that are members of the Canadian deposit insurance system must be examined annually by a representative of the Canada Deposit Insurance Corporation (“CDIC”). The examination report for a CDIC member is required to include the examiner’s opinion whether the operations of the member institution are conducted according to standards of sound business and financial practice, and whether the institution is in satisfactory financial condition. If the CDIC finds any deficiency in these matters, the CDIC will notify the member of the matter requiring remedial action. If corrective measures are not satisfactory, the institution’s membership may be revoked and its deposit insurance terminated.

In June 1992, the Trust and Loan Companies Act (Canada) (the “TLCA”) replaced the CTCA and the Loan Companies Act

(Canada). The TLCA expands the powers of Canadian trust companies, as limited by the business and powers section of the TLCA, to include the capacity of a natural person. In the TLCA, legislators have attempted to provide further requirements with respect to self-dealing transactions involving Canadian trust companies and with respect to the supervision and examination of Canadian indenture trustees.

(b)	In the Release, the Commission determined that the supervision and examination of indenture trustees in Canada and the United States is substantially equivalent. The Release states:

As early as 1946, the Commission noted the substantial comparability in the treatment of indenture trusteeships by the United States and Canada, including the authorization to exercise trust powers and the system of supervision or examination. In Gatineau Power Company, the Commission, acting pursuant to its exemptive authority under Section 304(d) of the Trust Indenture Act (then limited to the indentures of foreign obligors), permitted the Royal Trust Company of Montreal to act as sole indenture trustee under the qualified indenture of a Canadian obligor. In granting its order, the Commission stated that, except for the requirement of domestic organization, the Canadian institutional trustee “otherwise met the requirements of eligibility and qualification under Section 310 of the Act.”....

Based on a review of Canadian law, it appears that the supervision or examination under the CTCA or the CDICA applicable to institutional trustees in Canada is substantially equivalent to supervision or examination applicable to institutional trustees in the United States.

(c)	The Canadian system of multijurisdictional disclosure permits United States institutional trustees to be appointed as a trustee under a trust indenture if:

(i)	the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Act; and

(ii)	at least one person or company appointed as trustee under the trust indenture

(A)	is resident in the local jurisdiction,

(B)	is authorized to do business in the local jurisdiction, or

(C)	has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.

[1]

A similar regulatory structure is applicable to Ontario trust companies. For example, Ontario trust companies are subject to supervisory prescriptions including the requirement to file financial and other information with the Superintendent of Deposit Institutions. Ontario trust companies are subject to annual examinations by the superintendent. The corporation’s annual return, which includes financial statements and an auditor’s report, is required to outline the financial condition and affairs of the corporation for the fiscal year. Regulations under the Ontario statute prescribe forms, fees, retention of records by the trustee, financial statements and method of preparation, calculation of capital base, auditors’ reports, and qualifications for officers of the trustee.

Item 16.	List of exhibits.

Please see attached the following exhibits filed as a part of this statement of eligibility:

Exhibit 1	A copy of the letters patent of incorporation of AST Trust Company (Canada) (and two (2) subsequent Letters Patent to amend the incorporating instrument) now in effect.

Exhibit 2	A copy of the certificate of authority of AST Trust Company (Canada) to commence and carry on business and to exercise corporate trust powers.

Exhibit 3	NOT APPLICABLE (authorization of AST Trust Company (Canada) to exercise corporate trust powers is contained in the documents specified in paragraph (1) and (2) above)

Exhibit 4	A copy of the existing Bylaws of AST Trust Company (Canada) (please note that we have not included those by-laws dealing with the authorized share capital of AST Trust Company (Canada) and director and officer compensation).

Exhibit 5	NOT APPLICABLE (the obligor is not in default)

Exhibit 6	NOT APPLICABLE (the latest report of condition of the trustee published pursuant to law or the requirements of its supervising or examining authority is not applicable)

Exhibit 7	AST Trust Company (Canada) consent to service of process on Form F-X.

Exhibit 8	Copies of the following applicable statutes, rules, regulations, and the administrative interpretations of those provisions affecting (a) substantial equivalency of regulation with respect to supervision or examination of the trustee in the foreign jurisdiction to that of trustees subject to the jurisdiction of the laws of the United States, any State, Territory, or the District of Columbia; and (b) eligibility of United States persons to act as sole indenture trustees in the foreign jurisdiction:

	a)	SEC Release Nos. 33-6889, 39-2661

	b)	Trust and Loan Companies Act (Canada)

	c)	Canada Deposit Insurance Corporation Act

	d)	Canada Business Corporations Act; and

	e)	National Instrument 71-101 (see Part 19).

SIGNATURE

Pursuant to the requirements of the Trust Indenture Act of 1939 the trustee, AST TRUST COMPANY (CANADA), a TRUST COMPANY organized and existing under the laws of CANADA, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in the City of TORONTO, and PROVINCE OF ONTARIO, on the 10th day of MARCH, 2020.

AST TRUST COMPANY (CANADA)
(Trustee)

By:	/s/ Nelia Andrade
(Name and Title)
Nelia Andrade, Authorized Signatory

(Name and Title)

Exhibit 1

Office of the Superintendent of Financial Institutions Canada	Bureau du surintendant des institutions financières Canada

Letters Patent to amend the

incorporating instrument

Trust and Loan Companies Act

Pursuant to subsection 222(4) of the Trust and Loan Companies Act and on behalf of the Superintendent of Financial Institutions, I amend the incorporating instrument of CST Trust Company by changing its name to, in English, AST Trust Company (Canada), and, in French, Société de fiducie AST (Canada).

These letters patent are effective on the day on which they are signed.

Date: JUN 29 2017

Lettres patentes

modifiant un acte constitutif

Loi sur les sociétés de fiducie et de prêt

Sur le fondement du paragraphe 222(4) de la Loi sur les sociétés de fiducie et de prêt et au nom du surintendant des institutions financières, je modifie l’acte constitutif de Société de fiducie CST en remplaçant sa dénomination sociale par, en français, Société de fiducie AST (Canada) et, en anglais, AST Trust Company (Canada).

Les présentes lettres patentes entrent en vigueur à la date de leur signature.

Date: JUN 29 2017

/s/ Carolyn Rogers
Carolyn Rogers Assistant Superintendent, Regulation Sector Surintendante auxiliaire, secteur de la réglementation

Exhibit 2

Office of the Superintendent of Financial Institutions Canada	Bureau du surintendant des institutions financières Canada

Order to Commence and

Carry on Business

Trust and Loan Companies Act

Following an application by CST Trust Company, I, on behalf of the Superintendent of Financial Institutions

(a)	pursuant to subsection 53(1) of the Trust and Loan Companies Act, approve the company to commence and carry on business;

(b)	pursuant to subsection 57(1) of the Trust and Loan Companies Act, authorize the company to carry on the activities referred to in section 412; and

(c)	prohibit the company from accepting deposits in Canada.

Date: August 30, 2013

Autorisation de fonctionnement

Loi sur les sociètès de fiducie et de prêt

Suite à une demande présentée par Société de fiducie CST et au nom du surintendant des institutions financières,

a)	sur le fondement du paragraphe 53(1) de la Loi sur les sociétés de fiducie et de prêt, j’autorise ladite société à commencer à fonctionner;

b)	sur le fondement du paragraphe 57(1) de la Loi sur les sociétés de fiducie et de prêt, j’autorise ladite société à exercer les activites visees á l’article 412; et

c)	je lui interdis d’accepter des dépôts au Canada.

Date: 1e 30 août 2013

/s/ Mark Zelmer
Mark Zelmer Deputy Superintendent, Regulation Sector Surintendant adjoint, Secteur de la réglementation

Exhibit 4

CANADIAN STOCK TRANSFER & TRUST COMPANY

By-laws

As at April 4th, 2013

CANADIAN STOCK TRANSFER & TRUST COMPANY

(the “Company”)

BY-LAW NO. 1

A By-law to Regulate the Business and Affairs of the Company

ARTICLE 1

INTERPRETATION

1.01	Definitions

In this By-law and all other by-laws and resolutions of the Company, unless the context otherwise requires the following terms shall have the meanings specified:

“Act” means the Trust and Loan Companies Act or any statute which may be substituted therefore, as amended from time to time.

“Board” means the Board of Directors of the Company.

“Committee” means a committee of Directors established pursuant to the By-laws or by the Board.

“Company” means Canadian Stock Transfer & Trust Company.

“Director” means a director of the Company.

“Meeting of Shareholders” means an annual meeting of Shareholders, a special meeting of Shareholders, or both, and includes a meeting of any class or series of any class of Shareholders.

“Officer” means any natural person designated as an officer of the Company by by-law or by resolution of the Board.

“Shareholder” means a shareholder of the Company.

1.02	Interpretation

(a)	Terms used herein that are defined in the Act shall have the meanings given to those terms in the Act unless defined otherwise herein.

(b)	Words importing gender shall include the feminine, masculine and neuter genders, and words importing the singular number shall include the plural number and vice versa.

ARTICLE 2

SHAREHOLDERS

2.01	Meetings

Subject to the provisions of the Act, meetings of the Shareholders shall be held at such place within Canada, at such time and on such day as the Board may determine.

2.02	Notice of Meetings

Notice of the time and place of each meeting of Shareholders shall be given in accordance with the Act. The accidental failure to give notice of a meeting of Shareholders to any person entitled thereto or any error in such notice not affecting the substance thereof shall not invalidate any action taken at the meeting.

2.03	Quorum

At any meeting of Shareholders, the holders, present in person or represented by proxyholders of at least a majority of the outstanding shares of the Company entitled to be voted at the meeting shall constitute a quorum for the transaction of business.

2.04	Presiding Officer and Secretary

The Chair of the Board shall preside at meetings of the Shareholders. In the absence of the Chair of the Board, the chair of a meeting of Shareholders shall be appointed by the Board from among the Directors. The Board shall designate a secretary to act at meetings of the Shareholders.

2.05	Scrutineers

At any meeting of Shareholders, the chair of the meeting may appoint one or more persons, who may but need not be Shareholders, to serve as scrutineers with such duties as the chair may determine.

2.06	Voting

Voting at any meeting of Shareholders shall take place by show of hands except when, either before or after a show of hands, a ballot is required by the chair of the meeting or is requested by any person present and entitled to vote at the meeting. On a show of hands, each person present and entitled to vote at the meeting shall have one vote. On a ballot, each Shareholder present in person or represented by proxyholder at the meeting and entitled to vote thereat shall have one vote for each share entitled to be voted which the Shareholder owns. Any ballot shall be taken in such manner as the chair of the meeting directs.

ARTICLE 3

DIRECTORS AND OFFICERS

3.01	Number of Directors

The number of Directors shall be a minimum as required by the Act and a maximum of 15.

3.02	Fixing Number

Prior to each annual meeting of Shareholders, the Board shall fix the number of Directors to be elected at such meeting.

3.03	Filling Vacancy

Subject to the Act, a quorum of Directors may fill a vacancy among the Directors which exists for any reason.

3.04	Meetings

Meetings of the Board may be held at any time and from time to time at any place within or outside Canada. The Chairman, Chief Executive Officer or the President or, in their absence, any two Directors may call a meeting of the Board by giving notice of the place, date and time of such meeting by mail or other means of transmitted or recorded communication or by telephone at least 12 hours before the date of the meeting to each Director at his address last recorded with the Company.

3.05	Electronic Meetings

Meetings of the Board or of a committee of directors may be held by means of such telephonic, electronic or other communications facilities as permit all persons participating in the meeting to communicate adequately with each other during the meeting. Each Director so participating shall be deemed to be present at such meeting and such meeting shall be deemed to be held at the place specified in the notice calling such meeting and, in the absence of any such specification, at the place where or from which the Chairman of the meeting shall have presided.

3.06	Board Procedure

Subject to the Act, the Board shall have the power to regulate its procedure and shall designate a chair to preside at meetings of Directors. In the event of an equality of votes on any question at a meeting of the Board, the chair of the meeting shall be entitled to a second or casting vote.

3.07 Committees

The Board may appoint such Committees as it deems necessary and, subject to the Act, delegate to those Committees such powers of the Directors and assign to them such duties as the Board considers appropriate.

3.08	Committee Procedure

Unless otherwise determined by the Board or provided herein, and subject to the Act, each Committee shall have the power to elect its chair, to regulate its procedure and to fix its quorum; provided that no less than two members of any Committee shall constitute a quorum at a meeting thereof.

3.09	Compensation

For each financial year a sum not exceeding $50,000 may be taken by the Board from the funds of the Company as remuneration for their services as Directors and the Directors may from time to time apportion the same among themselves in such manner as they shall think fit. The Directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the Board, of any Committees of the Board, or of Shareholders.

3.10	Officers

The Board shall elect from their number a Chair of the Board, a President and CEO having such responsibilities as may be assigned to them by the Board. The Board may elect or appoint such other Officers having such responsibilities as may be assigned to them by the Board.

3.11	Indemnity and Insurance

Subject to the limitations contained in the Act, but without limit to the right of the Company to indemnify any other person under the Act or otherwise, the Company shall indemnify a Director or Officer, a former Director or Officer, or a person who acts or acted at the Company’s request as a director or officer of a corporation of which the Company is or was a shareholder or creditor, and his/her heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him/her in respect of any civil, criminal or administrative action or proceeding to which he/she is made a party by reason of being or having been a Director or Officer or a director or officer of such corporation, if he/she acted honestly and in good faith with a view to the best interests of the Company, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he/she had reasonable grounds for believing that his/her impugned conduct was lawful. Subject to the limitations contained in the Act, the Company may purchase and maintain such insurance for the benefit of such persons referred to in this section as the Board may from time to time determine.

ARTICLE 4

EFFECTIVE DATE

4.01	Head Office

The head office of the Company shall be located at the place in Canada specified in the letters patent of the Company.

4.02	Year End

The financial year end of the Company shall be December 31 in each year.

ARTICLE 5

EFFECTIVE DATE

5.01	Effective Date

This By-law shall be effective and come into force upon its confirmation by the shareholders in accordance with the Act.

CANADIAN STOCK TRANSFER & TRUST COMPANY

(the “Company”)

BY-LAW NO. 3

A By-law Providing for the Change of Name of the Company

The name of the Company is changed from Canadian Stock Transfer & Trust Company to CST Trust Company.

CST TRUST COMPANY

(the “Company”)

BY-LAW NO. 4

A By-law Providing for the Change of Name of the Company

ARTICLE 1

NAME OF COMPANY

1.01	Name of Company

The name of the Company is changed from CST Trust Company/ Société de fiducie CST to AST Trust Company (Canada) / Société de fiducie AST (Canada).

ARTICLE 2

EFFECTIVE DATE

2.01	Effective Date

This By-law shall be effective and come into force upon its confirmation by the shareholders in accordance with the Act and approval of the change of name by the Superintendent of Financial Institutions.

Exhibit 7

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-X

Appointment of Agent For Service of Process And Undertaking

A. Name of issuer or person filing (the “Filer”):	AST TRUST COMPANY (CANADA)

B. (1) This is [check one]:

☒	an original filing for the Filer
☐	an amended filing for the Filer

(2)	Check the following box if you are filing the Form F-X in paper in accordance with Regulation S-T rule 101(b)(9) ☐

C. Identify the filing in conjunction with which this form is being filed:

Name of Registrant.	Sherritt International Corporation

Form Type	Application for Qualification of Indentures on Form T-3

File Number (if known)	022-

Filed by	AST Trust Company (Canada)

Date Filed (if filed concurrently, so indicate):	March 10, 2020 (filed concurrently)

D. Filer is incorporated or organized under the laws of Canada and has its principal place of business at AST TRUST COMPANY (CANADA), 1 TORONTO STREET, SUITE 1200, TORONTO, ONTARIO, M5C 2A6, Attention: DIRECTOR, CORPORATE TRUST (Tel: (416) 682-3841).

E. The Filer designates and appoints AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC (the “Agent”), located at 6201 15TH AVENUE, BROOKLYN, NY 11219 (Tel: (718) 921-8200), as the agent of the Filer upon whom may be served any process, pleadings, subpoenas, or other papers in.

(a) any investigation or administrative proceeding conducted by the Commission; and

(b) any civil suit or action brought against the Filer or to which the Filer has been joined as defendant or respondent, in any appropriate court in any place subject to the jurisdiction of any state or of the United States or of any of its territories or possessions or of the District of Columbia, where the investigation, proceeding or cause of action arises out of or relates to or concerns the securities in relation to which the Filer acts as trustee pursuant to an application on Form T-6 under Section 310(a)(1) of the Trust Indenture Act of 1939 The Filer stipulates and agrees that any such civil suit or action or administrative proceeding may be commenced by the service of process upon, and that service of an administrative subpoena shall be effected by service upon such agent for service of process, and that service as aforesaid shall be taken and held in all courts and administrative tribunals to be valid and binding as if personal service thereof had been made

F. The Filer stipulates and agrees in connection with its status as trustee with respect to securities registered on the Form T-3 to appoint a successor agent for service of process and file an amended Form F-X if the Filer discharges the Agent or the Agent is unwilling or unable to accept service on behalf of the Filer at any time during which the securities subject to the indenture remain outstanding

The Filer further undertakes to advise the Commission promptly of any change to the Agent’s name or address during the applicable period by amendment of this form, referencing the file number of the relevant form in conjunction with which the amendment is being filed.

G. Not applicable.

The Filer certifies that it has duly caused this power of attorney, consent, stipulation and agreement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Toronto, country of Canada, on March 10, 2020.

Filer.

AST TRUST COMPANY (CANADA)

By:	/s/ Dalisha Dyal
Name: Dalisha Dyal
Title: Authorized Signatory

By:	/s/ Nelia Andrade
Name: Nelia Andrade
Title: Authorized Signatory

This statement has been signed by the following person in the capacity and on the date indicated.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC as authorized Agent for Service of Process of AST TRUST COMPANY (CANADA)

By:	/s/ Paul H. Kim
Name: Paul H. Kim Title: Assistant General Counsel

Dated. March 10, 2020

Exhibit 8(a)

MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF..., Release No. 244 (1991)

Release No. 244 (S.E.C. Release No.), Release No. 2261, Release No. 6889, Release No.

39-2261, Release No. 33-6889, Release No. IS - 244, 48 S.E.C. Docket 646, 1991 WL 296481

17 CFR PART 260

S.E.C. Release No.

Securities Act of 1933

Trust Indenture Act of 1939

International Series

SECURITIES AND EXCHANGE COMMISSION (S.E.C.)

MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF CANADIAN TRUSTEES AND EXEMPTION FOR

CANADIAN TRUST INDENTURES FROM SPECIFIED PROVISIONS OF THE TRUST INDENTURE ACT

File No. S7-19-89

RIN: 3235-AC64

March 22, 1991

*1 AGENCY: Securities and Exchange Commission ACTION: Proposed Rules.

SUMMARY: The Securities and Exchange Commission (”Commission”) is publishing for comment a proposed rule under the Trust Indenture Act of 1939 (“Trust Indenture Act”) to permit persons authorized to exercise corporate trust powers and subject to federal supervision or examination under the laws of Canada to act as sole trustees under indentures qualified or to be qualified under the Trust Indenture Act in connection with offerings under the Commission’s proposed multijurisdictional disclosure system with Canada. If the new proposal, which implements authority recently granted to the Commission by the Trust Indenture Reform Act of 1990 (“Reform Act”), is adopted, it appears that the rule changes relating to indenture trusteeships in the Commission’s reproposal of the multijurisdictional disclosure system would not be necessary. In addition, public comment is sought on a proposed rule under the general exemptive authority of recently amended Section 304(d) of the Trust Indenture Act to exempt trust indentures of Canadian issuers filing registration statements in the United States under the multijurisdictional disclosure system from the operation of specified provisions of the Trust Indenture Act. The rule would be available for trust indentures subject to the Canada Business Corporations Act or to the Business Corporations Act, 1982 (Ontario).

DATES: Comment letters should be received on or before [30 days after publication in the Federal Register].

ADDRESSES: Comments should be submitted in triplicate to Jonathan G. Katz, Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Mail Stop 6–9, Washington, D.C. 20549. Comment letters should refer to File No. S7–19–89. All comment letters received will be made available for public inspection and copying in the Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C.

FOR FURTHER INFORMATION CONTACT: Felicia Smith or Michael Hyatte, (202) 272–2573, Division of Corporation Finance, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

SUPPLEMENTARY INFORMATION: The Commission is proposing for comment new Rules 4d–9 and 10a–5 under the Trust Indenture Act.1

I. EXECUTIVE SUMMARY AND BACKGROUND

© 2020 Thomson Reuters. No claim to original U.S. Government Works.	1

MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF..., Release No. 244 (1991)

The Commission is proposing two new rules under the Trust Indenture Act intended to facilitate the implementation of the Commission’s proposed Multijurisdictional Disclosure System with Canada (“MJDS”).2 Proposed Rule 10a–5 would permit Canadian trustees subject to supervision or examination under the Trust Companies Act (Canada) (“CTCA”)3 or the Canada Deposit Insurance Corporation Act (“CDICA”)4 to act as sole indenture trustees for offerings under the MJDS. Proposed Rule 4d–9 would exempt trust indentures subject to the Canada Business Corporations Act (“CBCA”)5 or the Business Corporations Act, 1982 (Ontario) (“OBCA”)6 from the operation of specified provisions of the Trust Indenture Act. In proposing these rules, the Commission is exercising authority granted under the amendments to the Trust Indenture Act included in the Reform Act.7

*2 The reproposed MJDS would permit Canadian issuers meeting eligibility criteria to satisfy certain securities registration and reporting requirements under the securities laws of the United States through disclosure documents prepared in accordance with the requirements of Canadian regulatory authorities. Under the Commission’s October 1990 reproposal of the MJDS, debt offerings would be subject to all the requirements of the Trust Indenture Act except, as discussed below, the requirement that there be a United States trustee.

In proposing the MJDS, the Commission noted that the U.S. trustee requirement “could create an impediment to the efficient use of the multijurisdictional system by Canadian issuers” and “disrupt established Canadian business practices,” because Canadian trust indentures “invariably provide for all trustees to be Canadian registered trust companies....”8 Noting that its existing exemptive authority under Section 304(d) of the Trust Indenture Act9 was limited to case-by-case determinations, and exercisable only through orders, the Commission proposed rules and forms creating procedures for application to the Commission for exemptions from the U.S. trustee requirement for offerings made under the MJDS.10

The Reform Act has provided the Commission with the authority to permit foreign persons to act as sole indenture trustees as a class or on a case-by-case basis. This change has eliminated the need for Canadian issuers conducting debt offerings under the MJDS to seek orders for exemption from the U.S. trustee requirement on a case-by-case basis as would have been required under the reproposed MJDS. As the Senate Report notes, “[r]ecognizing developments in the internationalization of the securities markets, [amended Section 310(a)(1)11 authorizes] the Commission to allow, by rule or order, foreign persons to act as sole trustees under a qualified indenture if the foreign persons can exercise trust powers and are subject to regulation substantially equivalent to that applicable to United States trustees.”12 The amended statute further provides that, in granting such permission, the Commission shall consider the eligibility of U.S. institutional trustees to act as sole trustee in the foreign jurisdiction.

The Commission is publishing for public comment proposed Rule 10a–5 relating to the eligibility of Canadian trustees. The rule would permit a Canadian trust company subject to supervision or examination by Canadian federal authorities under the CTCA or the CDICA to act as sole trustee in connection with offerings under the MJDS. It is contemplated that if proposed Rule 10a–5 is adopted previously proposed Rules 4d–1 through 4d–6 would not be necessary.

As a further step toward implementing the MJDS with Canada, the Commission is proposing to exempt trust indentures that are subject to the CBCA or the OBCA from the operation of specified provisions of the Trust Indenture Act. Under its expanded statutory authority, the Commission may, by rule or order, exempt conditionally or unconditionally any indenture from one or more provisions of the Trust Indenture Act. Section 304(d) provides that such exemptive authority may be exercised by the Commission “if and to the extent that such exemption is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended” by the Trust Indenture Act. Proposed Rule 4d–9 would exempt trust indentures of issuers that are subject to the CBCA or the OBCA from the operation of Sections 310 through 318 of the Trust Indenture Act,13 except for paragraphs (a)(1), (a)(2), and (a)(5) of Section 310,14 which specify eligibility standards for institutional trustees, and Section 316(b),15 which protects the unconditional right of any holder of any indenture security to

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receive payment of principal and interest when due and payable, and to institute suit for the enforcement of past due payments of principal and interest.

II. DISCUSSION

A. ELIGIBILITY OF CANADIAN TRUSTEES

1. Statutory Requirements

*3 Section 310(a) of the Trust Indenture Act requires that there shall at all times be at least one corporate trustee domiciled in the United States, authorized to exercise corporate trust powers and subject to supervision or examination by federal or state authority. Through the Reform Act, Congress has recognized that the legislative objectives of the Trust Indenture Act may be fulfilled by corporate trustees organized outside the United States. As amended by the Reform Act, Section 310(a) of the Trust Indenture Act empowers the Commission by rule or by order to permit a corporation or other person organized and doing business under the laws of a foreign country to act as sole trustee under a qualified indenture if such person is authorized under the laws of its domicile to exercise corporate trust powers and is subject to supervision or examination by the foreign government substantially equivalent to the supervision or examination applicable to institutional trustees in the United States. The amendment requires the Commission to consider the extent to which under the laws of the foreign government a United States institutional trustee is eligible to act as sole trustee in the foreign jurisdiction.16

As early as 1946, the Commission noted the substantial comparability in the treatment of indenture trusteeships by the United States and Canada, including the authorization to exercise trust powers and the system of supervision or examination. In Gatineau Power Company,17 the Commission, acting pursuant to its exemptive authority under Section 304(d) of the Trust Indenture Act (then limited to the indentures of foreign obligors),18 permitted the Royal Trust Company of Montreal to act as sole indenture trustee under the qualified indenture of a Canadian obligor. In granting its order, the Commission stated that, except for the requirement of domestic organization, the Canadian institutional trustee “otherwise met the requirements of eligibility and qualification under Section 310 of the Act.”19

The first prerequisite under Section 310(a) for the Commission to be able to exercise its authority to permit a foreign entity to act as a sole trustee is that such entity be authorized to exercise trust powers in its home country. In both the United States and Canada, corporations authorized to exercise trust powers are predominantly depositary institutions. Trust companies are organized under federal law in both countries, under state law in the United States, and under provincial law in Canada.

Under the U.S. regulatory scheme for institutional trustees, the Comptroller of the Currency, who has supervisory responsibility for national banks, is authorized to grant special permits to national banks authorizing the exercise of trust powers to the same extent as such powers are allowed to state banks in the same jurisdiction.20 State banking laws create licensing authority for the conduct of corporate trust powers for banks chartered under their authority. For example, a bank that is also authorized as a trust company under New York law has the fiduciary power “[t]o take, accept and execute any and all such trusts, duties and powers of whatever nature and description as may be conferred upon or entrusted or committed to it by any persons, or any ... corporation.”21

*4 Trust companies eligible to act as indenture trustees under the CTCA and Canadian provincial law22 are authorized under such laws to exercise corporate trust powers. Under the CTCA, no company may commence the business of exercising trust powers unless it obtains a certificate from the Office of the Superintendent of Financial Institutions (“OSFI”).23 Powers specified in the CTCA include the power to “accept and execute all such trusts of every description and nature as are entrusted to it by any government or person, or committed or transferred to it by the order of a judge or by the order, judgment or decree of any court in Canada orelsewhere.”24

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The second prerequisite under Section 310(a) for the Commission to exercise its authority to permit trusteeship by a foreign entity is that the foreign trustee be subject to supervision or examination substantially equivalent to that applicable to U.S. trustees. In the United States and Canada, regulation of trust companies that are also depositary institutions may be effected through federal agencies, through state or provincial agencies, or concurrently by federal and state or provincial agencies. In all cases, the depositary institutions are subject to substantive regulation of business under the supervision and examination of the responsible agencies. The common objective of these regulatory systems is the safety and soundness of the depositary institution. To this end, U.S. and Canadian examination procedures and the licensing and chartering procedures referred to earlier are designed to assess the financial condition, management and systems of internal control of the supervised institution.

National banks in the United States are subject to examination at least annually by the Comptroller of the Currency,25 a process that includes preparation of an annual report of the bank’s conduct of trust activities.26 National banks acting as trustees must segregate assets held in fiduciary capacities from general assets and maintain separate books and records for assets held in fiduciarycapacities.27 Trust powers granted by the Comptroller are subject to revocation if, in the Comptroller’s opinion, such powers have been exercised unlawfully or unsoundly.28

Depending on where the trustee is incorporated, a Canadian trust company is subject to supervision and examination by a responsible authority under either the CTCA or parallel provincial law. The conduct of corporate trusteeships under indentures is within the regulatory and supervisory power of the federal and provincial authorities. Canadian trust companies formed under provincial laws that participate in the Canadian deposit insurance system are subject to supervision and examination under the CDICA29 in addition to concurrent provincial regulation.

The CTCA provides an extensive regulatory scheme for corporate trustees subject to federal law. At least annually, such trustees are examined by OSFI.30 The OSFI describes its fundamental objectives in the examination process to include assessing of financial solvency and ensuring compliance with legislative obligations.31 The examination of the trust company’s condition is required to include inspection of the books of such trustee’s officers, agents, and employees.32 The enforcement powers of OSFI include “cease and refrain” power to correct unsafe or unsound practices and the power to order remedial action as deemed necessary.33

*5 Provincially incorporated trust companies that are members of the Canadian deposit insurance system must be examined annually by a representative of the Canada Deposit Insurance Corporation (“CDIC”).34 The examination report for a CDIC member is required to include the examiner’s opinion whether the operations of the member institution are conducted according to standards of sound business and financial practice, and whether the institution is in satisfactory financial condition.35 If the CDIC finds any deficiency in these matters, the CDIC will notify the member of the matter requiring remedial action.36 If corrective measures are not satisfactory, the institution’s membership may be revoked and its deposit insurance terminated.37

Based on a review of Canadian law, it appears that the supervision or examination under the CTCA or the CDICA applicable to institutional trustees in Canada is substantially equivalent to supervision or examination applicable to institutional trustees in the United States. Commenters are specifically requested to address the substantial equivalence of the supervision and examination of institutional trustees in Canada to that in the United States. In particular, commenters are invited to identify the significant requirements and procedures, employed in the supervision or examination of institutional trustees by U.S. authorities, that the Commission should consider in determining whether institutional trustees are subject to substantially equivalent supervision and examination by Canadian authorities. Commenters should be aware that these requirements and practices may also have applicability as the Commission considers issuance of rules or orders permitting institutions from other jurisdictions to act as sole trustees.

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2. Eligibility of U.S. Institutions to Serve as Trustees in Canada

In addition to the two conditions for the Commission to allow foreign institutions to act as sole trustees, the Trust Indenture Act, as amended, directs that the Commission consider whether under the laws of the foreign jurisdiction a United States institutional trustee would be eligible to act as sole trustee under an indenture relating to securities sold in the foreign jurisdiction in question.

The Canadian proposal for a system of multijurisdictional disclosure parallel to MJDS will allow United States issuers to comply with Canadian registration and reporting requirements with the use of disclosure documents prepared in conformity with United States regulations. The system under consideration in Canada also would generally permit United States institutional trustees to serve as sole indenture trustees in offerings under the system by dispensing with requirements that the trustee be a Canadian resident.38 However, as currently drafted, British Columbia law concerning the residence of the trustee would not be subject to that dispensation.39 Thus, an issuer offering or selling debt securities in the province of British Columbia would be required to use a trustee that is eligible under British Columbia law.40 The British Columbia authorities have advised that they intend to seek legislative amendments that would allow United States trustees to serve under indentures in such offerings. However, any such amendment is unlikely to be effected prior to adoption of the MJDS. Comment is requested as to the impact of the current British Columbia requirement. Should adoption of proposed Rule 10a–5 be deferred until a comparable change in British Columbia requirements is adopted? Alternatively, should the rule be revised so that it does not apply to trustees organized under British Columbia law or for securities of obligors organized under British Columbia law?

3. Proposed Rule 10a–5

*6 Proposed Rule 10a–5 would permit a trust company incorporated under the laws of Canada or a political subdivision of Canada that is authorized to carry on the business of a trust company and subject to supervision or examination pursuant to the CTCA or the CDICA (“Canadian Trustee”) to act as sole trustee under an indenture qualified under the Trust Indenture Act for offerings under MJDS by relieving the Canadian Trustee from the requirement of U.S. domicile. The Commission anticipates that adoption of the rule will be considered concurrently with adoption of the MJDS.

Under the proposed rule, each eligible Canadian Trustee would file a consent to service of process and power of attorney on Form F–X, with the registration statement covering the indenture securities to which the trusteeship relates. Otherwise, the rule will be self-executing, requiring no further action by the obligor or the trustee to establish the trustee’s eligibility under amended Section 310(a) of the Trust Indenture Act.

No statement of eligibility on Form T–141 would be required, because the remaining requirements of Section 310(a) for authorization to exercise corporate trust powers and minimum capitalization would necessarily have been satisfied by a Canadian Trustee. As discussed previously, the Canadian system for registration and incorporation of trust companies effectively provides that only a company so registered or incorporated is authorized to exercise corporate trust powers. The $150,000 minimum combined capital and surplus requirement of Section 310(a)(2)42 is met because, under Canadian law, a federally incorporated trust company must have a minimum unimpaired paid-up capital stock of $1,000,000 (Can.).43 Provincially regulated trust companies are similarly subject to capitalization requirements exceeding the amount required by Section 310(a)(2). In Ontario, a minimum capital base of $10,000,000 (Can.) is required.44 In Quebec, the minimum is $5,000,000 (Can.) in common shareholders’ equity.45 The final standard of Section 310(a), the proscription of trusteeships by the obligor itself or any of its affiliates, is met because, according to Canadian authorities, such a trusteeship would be a fatally impermissible conflict of interest under the CBCA and comparable provincial law.46 In light of these factors, comment is requested concerning whether Canadian Trustees should nevertheless be required to file the Form T–1 as an exhibit to registration statements under the MJDS, to provide information concerning eligibility under Section 310(a).

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As noted above, it appears that, on adoption of proposed Rule 10a–5, the Commission’s prior proposal for case-by-case determination of Canadian Trustee eligibility would not be necessary. Commenters are nonetheless requested to address whether it would be preferable to adopt both approaches, as alternative methods of authorizing service by Canadian trustees.

As proposed, the rule would limit the use of Canadian Trustees to offerings under the MJDS. Comment is requested as to whether this limitation is appropriate, or whether Canadian Trustees should be permitted to act as trustees under indentures for offerings other than those eligible under the MJDS.

*7 Comment is also requested on the rule’s limitation to trustees supervised or examined under the CTCA or the CDICA. The four trust companies that, at the present time, conduct virtually all of the indenture trusteeships in Canada are subject to supervision and examination under either the CTCA or the CDICA.47 Nonetheless, comments are requested as to whether proposed Rule 10a–5 should be expanded to cover provincially incorporated trust companies not subject to any form of Canadian federal supervision or examination. In this regard, commenters should address the substantial equivalence of the provincial regulatory systems to the system of supervision or examination applicable to institutional trustees in the United States.

B. EXEMPTION OF CANADIAN TRUST INDENTURES FROM SPECIFIED PROVISIONS OF THE TRUST INDENTURE ACT

1. Trust Indenture Regulation in the United States and Canada

The primary focus of the Trust Indenture Act is the protection of investors in debt securities, including the provision of a means for enforcing the collective rights of holders of such debtsecurities.48 Enacted to provide a regulatory scheme for publicly-offered securities issued under trust indentures, the Trust Indenture Act was designed to eliminate those corporate trust practices that were viewed as “injurious to the capital markets, to investors, and to the general public,”49 and to provide a mechanism for correcting perceived deficiencies in the trust indenture instrument.50 In general, the statute provides for appointment of an independent and qualified trustee,51 fixes preferential collection rights in favor of indenture security holders (“holders”),52 establishes means for communication among holders,53 requires reports to holders from both the obligor54 and the trustee,55 prescribes a high standard of care for the trustee,56 and confers legal standing on the trustee to enforce indenture provisions.57 As a result of the Reform Act amendments, the statutory provisions in Sections 310 through 318(a) of the Trust Indenture Act58 are now deemed part of each indenture to be qualified under the Act by operation of law, and indenture provisions inconsistent with required provisions of the Act have no legal effect.

The Trust Indenture Act provides that debt security holders, as third-party beneficiaries of the indenture contract, will have specific rights under the indenture and the Act. Preeminent among those rights is that no provision of the indenture or of the security may impair or affect the right of any holder of a security issued under the indenture to receive payment of principal and interest, when due and payable, or to sue for past due payments. This right to pursue remedies upon payment default cannot be impaired or affected without such holder’s individual consent.59 In addition, the Reform Act clarified that a holder has a private right of action to enforce the rights and duties prescribed by Sections 310–318(a) of the Trust Indenture Act.60

*8 The CBCA governs trust indentures61 for debt obligations issued or to be issued thereunder by a company incorporated or continued62 under the CBCA in a public distribution.63 To the extent the trust indenture, indenture securities, or the lien created by the indenture is subject to the law of a province or another country that is “substantially equivalent” to the CBCA, the Director General of Corporations appointed under Section 260 of the CBCA64 may exempt the trust indenture from the requirements of the CBCA.65 The CBCA, among other things, prohibits appointment of any person as indenture trustee with

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a material conflict of interest,66 sets forth a high standard of care by the trustee in the exercise of its powers,67 and provides means for communication among holders.68

The CBCA and OBCA provisions governing trust indentures are modeled on the investor protection provisions of the Trust Indenture Act of 1939.69 Several of the legislative objectives of the CBCA are drawn from the “Necessity for Regulation” embodied in Section 302 of the Trust Indenture Act,70 including providing (a) “full and fair disclosure” at issuance and throughout the life of the indenture securities, (b) means by which holders may on the basis of the disclosure provided take concerted action to protect their interests, and (c) the services of a “disinterested trustee” who in the administration of its trust will “conform to the high standards of conduct now observed by the more conscientious trust institutions.”71 The CBCA, which requires the parties to the indenture to adhere to standards and obligations imposed by the statute, is self-executing.72

The Trust Indenture Act and the CBCA include many comparable investor protection provisions. For example, each statute recognizes the pivotal role of an independent trustee in the administration of the indenture on behalf of widely-dispersed public debt security holders. While the Trust Indenture Act establishes a finite list of enumerated relationships73 that upon default under the indenture would be disqualifying conflicts of interest,74 the CBCA has a general prohibition on any “material” conflict of interest.75

Similarly, the “reasonably prudent trustee” standard of care76 mandated by the CBCA provides that trustees under Canadian indentures are subject to standards comparable to those applicable to trustees under the Trust Indenture Act.77 Neither statute permits exculpatory provisions in the indenture;78 the prohibition under the CBCA is extended to include any agreement between the trustee and holders of debt obligations, or the trustee and issuers or guarantors.79

Finally, investors under each statute are provided timely information on the securities and obligor,80 and afforded the means to collectively enforce their rights under the trust indenture. For example, each statute requires the trustee to provide information on security holders to persons who satisfy the statutory prerequisites.81 Thus, information on defaults and the means to communicate with other holders concerning common interests under the indenture are present.

*9 In one important respect, however, CBCA regulation of trust indentures does not correspond to the investor protection mandated by Sections 310 to 318 of the Trust Indenture Act. The CBCA does not contain a provision comparable to Section 316(b) of the Trust Indenture Act,82 which affords substantive protection to holders.83 That section provides that each holder has a right to receive payments of principal and interest, when due and payable, and to institute suit therefor. It is intended to protect minority holders from debt readjustment plans that are not supervised by a bankruptcy court,84 and is a central part of the protections afforded by the Trust Indenture Act.

The OBCA85 contains provisions that are virtually identical to the provisions of the CBCA. The OCBA is applicable to all trust indentures used in connection with debt offerings made by prospectus in Ontario whether or not made by an Ontario corporation. Several other Canadian political subdivisions86 also have enacted statutes regulating trust indentures, which appear to be modeled on the CBCA. With the exception of the British Columbia Company Act, these statutes are applicable only to issuers incorporated under such statutes. The OBCA87 has a provision permitting exemptions from its requirements relating to trust indentures for indentures prepared in accordance with the trust indenture regulations in other jurisdictions, but that exemptive authority has never been used.

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The British Columbia Company Act appears to have several variations from the CBCA. While a number of those variations appear to be insignificant,88 there may be substantive differences relating to the conflict of interest standard89 and the duty of care by the trustee in exercising its powers and discharging its duties90 under the indenture.

2. Proposed Rule 4d–9.

In light of the comparability of the investor protection of the Act, the CBCA and the OBCA, it appears to be in the public interest to facilitate offerings under the MJDS by exempting indentures subject to the CBCA or the OBCA from most provisions of the Act. As proposed, Rule 4d–9 would exempt from the operation of Sections 310(a)(3) and (4), Sections 310(b) through 316(a), and Sections 316(c) through 318(a) of the Trust Indenture Act any trust indenture subject to the CBCA or the OBCA. Thus, where an MJDS issuer was not federally incorporated, but was incorporated in a Canadian province, the exemption would be available provided debt securities were being offered by prospectus in Ontario, because the trust indenture would be subject to the OBCA. Because neither the CBCA nor the OBCA contains a provision comparable to Section 316(b) of the Act, Rule 4d–9 as proposed would not contain an exemption from Section 316(b), and Section 316(b) would be applicable to indentures for MJDS offerings as a matter of law. Thus, protection against impairment of the right to principal and interest without an individual holder’s consent would be in force. In addition, the proposed Rule would not provide an exemption from the trustee eligibility standards of Section 310(a)(1), (a)(2) and (a)(5) concerning authority to exercise corporate trust powers, capital and surplus, and prohibited obligor—trustee conflicts. A trustee permitted to serve under proposed Rule 10a–5 would meet those standards.

*10 Trust indenture laws of several Canadian political subdivisions appear to offer investor protection comparable to that provided by the CBCA and OBCA.91 Comment is specifically requested concerning whether the proposed exemption should be expanded to include trust indentures subject to other comparable Canadian political subdivisions’ laws.

The Ontario authorities have advised that in connection with MJDS they intend to use their existing exemptive authority under Section 46(4)92 to provide a blanket exemption from the OBCA’s requirements for trust indentures subject to the Trust Indenture Act which are used by United States issuers in connection with offerings under the multijurisdictional disclosure system. With the exception of British Columbia, those other Canadian political subdivisions that have statutes regulating trust indentures would not be required to take similar action because those statutes are only applicable to companies incorporated in those jurisdictions.93

With respect to British Columbia, the British Columbia Company Act currently does not contain exemptive authority. Thus, any trust indenture for a debt offering made in British Columbia would be subject to that statute, and United States issuers would not automatically be able to make debt offerings in British Columbia because they have indentures that comply with the Trust Indenture Act. In addition, it appears that there may be substantive differences between the British Columbia Company Act and the CBCA with respect to the standards for conflict of interest and duty of care applicable. Comment is specifically requested on whether the differences in the conflict of interest and duty of care standards of the British Columbia Company Act and the CBCA are substantial and whether the proposed exemption should be expanded to include indentures subject to the British Columbia Company Act. Comment is further requested on whether adoption of proposed Rule 4d–9 should be deferred until such time as United States issuers offering securities under the multijurisdictional system in British Columbia would be eligible to use trust indentures complying with the Trust Indenture Act.

Comment is requested on the analysis of provisions of Canadian statutes that afford protection to holders of indenture securities and whether investors enjoy protection comparable to that provided by the Trust Indenture Act as a result of applicable Canadian and provincial law. Specifically, comment is requested on the conflict of interest standard applicable under the CBCA and each provincial act and, in particular, whether or not judicial interpretation of “material conflict of interest” is comparable to the enumerated conflicts proscribed by paragraph (b)(1) through (10) of Section 310 of the Trust Indenture Act. Comment is requested concerning whether the discretion of the trustee to withhold notice of payment defaults under the CBCA and the OBCA is comparable to the notice requirement of Section 315(b) of the Trust Indenture Act. Comment also is requested

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concerning the scope of the proposed exemptive rule, specifically whether the exemption proposed by Rule 4d–9 is too broad (i.e., should Canadian trust indentures continue to be subject to the operation of other provisions of the Trust Indenture Act), or too narrow (i.e., should Canadian trust indentures be exempt from the operation of additional provisions of the Trust Indenture Act). Finally, comment is requested concerning whether, as drafted, the proposed rule should be limited to offerings under the MJDS or expanded to other offerings by Canadian issuers.

III. COST BENEFIT ANALYSIS

*11 To evaluate the benefits and costs associated with the described rules, the Commission requests views and data as to the costs and benefits associated with procedures under the rules. The rules relate to a determination that Canadian trustees are eligible to act as sole trustees under qualified indentures, as a result of the amendment to Section 310(a)(1) of the Trust Indenture Act modifying eligibility standards for institutional trustees, and provides an exemption from specified provisions of the Trust Indenture Act. The benefit to Canadian obligors and Canadian trustees (the only entities eligible for exemption under the proposed rules) of permitting appointment of Canadian trustees for offerings made in the United States by Canadian obligors and exempting trust indentures of such obligors from the operation of specified provisions of the Trust Indenture Act greatly outweighs any burden. Any impact on such entities would be minimal.

The rules will also benefit public security holders by facilitating the expansion of investment opportunities for United States citizens by removing barriers to public issuances of debt securities by Canadian registrants in the United States.

IV. REQUEST FOR COMMENTS

Any interested persons wishing to submit written comments on the proposed rules on other matters that might have an impact on the rules are requested to do so.

Persons wishing to submit written comments should file three copies thereof with Jonathan G. Katz, Secretary, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Comment letters should refer to File No. S7–19–89. All comments received will be available for public inspection and copying in the Commission’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

V. INITIAL REGULATORY FLEXIBILITY ACT ANALYSIS

The Initial Regulatory Flexibility Analysis has been prepared in accordance with 5 U.S.C. 603. It relates to proposed rules to effectuate the provisions of the Trust Indenture Act, as amended by the Reform Act. As proposed, Rule 4d–9 under Section 304(d) of the Trust Indenture Act would provide an exemption for trust indentures of Canadian issuers filing registration statements in the United States under the MJDS from the operation of specified provisions of the Trust Indenture Act. The proposed rule would be available for trust indentures that are subject to either the CBCA or the OBCA. Proposed Rule 10a–5 under the Trust Indenture Act would permit persons authorized to exercise corporate trust powers under Canadian federal or provincial law and subject to federal supervision or examination in Canada to act as institutional trustees under indentures qualified or to be qualified under the Trust Indenture Act.

Both proposals reflect the development of global securities markets that was a basis for recent amendments to the Trust Indenture Act, and are proposed to be promulgated to remove barriers to and effectuate increased participation by foreign issuers in the securities markets of the United States. As a result, it is expected that public security holders resident in the United States would have expanded investment opportunities.

*12 The only persons eligible for exemption under the proposals are Canadian issuers and Canadian trustees, none of which qualify as “small entities” within the meaning of 17 CFR 260.0–7 under the Trust Indenture Act. Furthermore, underwriters are unaffected by the requirements of the Trust Indenture Act related to exemption of the trust indenture and appointment of a

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foreign institutional trustee. Accordingly, on the basis of the Commission’s initial analysis, it does not appear that the proposals, if adopted, would have a significant impact on a substantial number of small entities.

Copies of the Initial Regulatory Flexibility Analysis, which is summarized herein, are available from Felicia Smith, Division of Corporation Finance, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission requests views and data as to the impact on small entities, within the meaning of 17 CFR 260.0–7 under the Trust Indenture Act, which may assist it in preparation of the Final Regulatory Flexibility Analysis.

VI. STATUTORY BASIS AND TEXT OF PROPOSED REGULATIONS AND FORM

Rules 4d–9 and 10a–5 are proposed pursuant to the authority of Sections 304, 305, 307, 308, 310, 314, and 319 of the Trust Indenture Act of 1939, as amended [15 U.S.C. 77ddd, 77eee, 77ggg, 77hhh, 77jjj, 77nnn, and 77sss].

LIST OF SUBJECTS IN 17 CFR Part 260

Reporting and recordkeeping requirements, Securities, Trusts and trustees.

VII. TEXT OF REGULATIONS AND FORMS

In accordance with the foregoing, Title 17, Chapter II of the Code of Federal Regulations is proposed to be amended as follows:

PART 260—GENERAL RULES AND REGULATIONS, TRUST INDENTURE ACT OF 1939

1. The authority citation for Part 260 continues to read:

AUTHORITY: 15 U.S.C. 77ddd, 77eee, 77ggg, 77hhh, 77jjj, 77nnn, 77sss.

2. By adding new § 260.4d–9 as follows:

§ 260.4d–9 Exemption for Canadian Trust Indentures from Specified Provisions of the Act.

Any trust indenture filed in connection with offerings on a registration statement on Form F–7, F–8, F–9, or F–10 [§§ 239.37 through 239.40 of this chapter] shall be exempt from the operation of sections 310(a)(3) and 310(a)(4), sections 310(b) through 316(a), and sections 316(c) through 318(a) of the Act; provided that the trust indenture is subject to

(a) the Canada Business Corporations Act, R.S.C. 1985; or

(b) the Business Corporations Act, 1982 (Ontario), S.O. 1982.

3. By adding new § 260.10a–5 as follows:

§ 260.10a–5 Eligibility of Canadian Trustees.

(a) Subject to paragraph (b) of this rule [17 CFR 260.10a–5], any trust company, acting as trustee under an indenture qualified or to be qualified under the Act and filed in connection with offerings on a registration statement on Form F–7, F–8, F–9, or F–

10 [§§ 239.37 through 239.40 of this chapter] that is incorporated and regulated as a trust company under the laws of Canada or

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any of its political subdivisions and that is subject to supervision or examination pursuant to the Trust Companies Act (Canada), R.S.C. 1985, or the Canada Deposit Insurance Corporation Act, R.S.C. 1985 shall not be subject to the requirement of domicile in the United States under section 310(a) of the Act [15 U.S.C. 77jjj(a) ].

*13 (b) Each trustee eligible for appointment under this rule shall file as part of the registration statement for the securities to which the trusteeship relates a consent to service of process and power of attorney on Form F–X [[§ 249.250 of this chapter].

***

By the Commission.

Jonathan G. Katz

Secretary

Footnotes

1	15 U.S.C. 77aaa et seq.
2	See Release Nos. 33–6879 (October 22, 1990) [55 FR 46288] (“Reproposing Release”) and 33–6841 (July 24, 1989) [54 FR 32226] (“Proposing Release”).
3	Trust Companies Act (Canada), R.S.C. 1985.
4	Canada Deposit Insurance Corporation Act, R.S.C. 1985.
5	Canada Business Corporations Act, R.S.C. 1985 §§ 82 – 93.
6	Business Corporations Act, 1982 (Ontario), S.O. 1982 §§ 46 – 52.
7	Title IV, P.L. No. 101–550, 1990 U.S. CONG. AND AD. NEWS (104 Stat.) 2713, 2721–32.
8	Proposing Release at 32246.
9	15 U.S.C. 77ddd(d).
10	Proposed Rules 4d–1 through 4d–6 and proposed Form T–5. See Proposing Release at 32246–48 and Reproposing Release at 45909–10.
11	15 U.S.C. 77jjj(a)(1).
12	Senate Report No. 101–155, 101st Cong., 2d Sess., 35 (1989) ( “Senate Report”).
13	15 U.S.C. 77jjj – 77rrr.
14	15 U.S.C. 77jjj(a)(1), (a)(2), and (a)(5).
15	15 U.S.C. 77ppp(b).
16	See infra Section II.A.2.
17	Commission File Nos. 2–6439, 22–548 (June 27, 1946).
18

Section 304(d) in its original form authorized the Commission, acting on the application of a foreign obligor, to issue orders exempting the issuer from one or more provisions of the Act on a case-by-case basis. The Reform Act generalized the Commission’s authority. P.L. 101–550 § 403(2).

19

Securities and Exchange Commission, Manual of the Trust Indenture Act of 1939 (1958) (“Trust Indenture Act Manual”) at 4. See also Trans–Canada Pipe Lines Limited, Commission File Nos. 2–12927, 22–1989 (January 17, 1957).

20	National Banking Act, 12 U.S.C. 92a(a).
21

New York Banking Law, § 100 (McKinney’s 1990). The New York statute makes specific reference to indenture trusteeships (“To act as trustee under any mortgage or bonds ...”); such explicit references are not found in all state banking laws.

22	See, e.g., Loan and Trust Corporations Act (Ontario), 1987, Ont.Stat. c. 33 (“OTCA”).
23	CTCA § 15(1).
24

Id. § 71(b). Similarly, an Ontario corporation may not exercise trust powers unless it has been registered as a trust company. Section 30(1) of the OTCA requires the supervising authority to determine, distinguish, and register corporations required to be registered by the statute. Furthermore, under Section 33 of the OTCA, an application must be rejected if the corporation has not demonstrated that it has the capacity and power to engage in activities of a trust corporation.

25	National Banking Act, 12 U.S.C. 161, 12 CFR 4.11(a).
26	12 CFR 4.11(b)(4).

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MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF..., Release No. 244 (1991)

27	National Banking Act, 12 U.S.C. 92a(c).
28

National Banking Act, 12 U.S.C. 92a(k); 12 CFR 9.17(b). Virtually all state-chartered banks that act as trustees under qualified indentures are also subject to federal supervision or examination for standards of safety and soundness through the Board of Governors of the Federal Reserve System, Federal Reserve Act, 12 U.S.C. 248(a), 325, 481, or the Federal Deposit Insurance Corporation, Id. 12 U.S.C. 1817.

29	CDICA, §§ 27–30.
30	CTCA, § 92(1).
31	OSFI, Examination Framework for Deposit–Taking Institutions at 2.
32	CTCA § 92(2).
33

CTCA § 91.1(1). A similar regulatory structure is applicable to Ontario trust companies. For example, Ontario trust companies are subject to supervisory prescriptions including the requirement to file financial and other information with the Superintendent of Deposit Institutions. OTCA § 134. Ontario trust companies are subject to annual examinations by the superintendent. Id. § 184(1). The corporation’s annual return, which includes financial statements and an auditor’s report, is required to outline the financial condition and affairs of the corporation for the fiscal year. Id. § 135. Regulations under the Ontario statute prescribe forms, fees, retention of records by the trustee, financial statements and method of preparation, calculation of capital base, auditors’ reports, and qualifications for officers of the trustee. Id. § 223.

34

CDICA § 28(1). Provincial trust company regulators in the province of incorporation usually conduct the examination on behalf of CDIC pursuant to arrangements between CDIC and the responsible provincial agency. OSFI conducts some examinations on behalf of CDIC under similar arrangements.

35	Id. § 29(b) and (c).
36	Id. § 30(1).
37	Id. § 31.
38	Draft National Policy Statement No. 45—Multijurisdictional Disclosure System at 24.
39	Id.
40

Under Section 98(1) of the Company Act (British Columbia), 1979, (“British Columbia Company Act”) at least one indenture trustee is required to be eligible to do business in British Columbia, or authorized to conduct trust business under the Financial Institutions Act.

41	17 CFR 269.1.
42	15 U.S.C. 77jjj(a)(2).
43	See CTCA § 15(2)(e).
44	OTCA, § 33(a).
45	Trust Companies and Savings Companies Act (Quebec), 1987, Rev.Stat. Chap. 95 § 227(4).
46	See CBCA § 83(1); OBCA § 48(1).
47

The Canadian securities regulators have advised that currently virtually all of the indenture trustee business is conducted by Central Guaranty Trust Company, a Canada corporation; Montreal Trust, through Montreal Trust Company of Canada, a Canada corporation, and Montreal Trust Company, a Quebec corporation; the National Trust Company, an Ontario corporation; and The Royal Trust Company, a Quebec corporation. Each of the provincially incorporated trust companies is a member of the CDIC.

48

See Section 302(a) [15 U.S.C. 77bbb(a)]; House Report No. 1016, 76th Cong., 1st Sess., (June 30, 1939) (“H.Rep. 1016”) “A. General Statement. Scope of the bill.” and “B. Objectives and Method of Operation of the Bill. Method of operation of the bill.” See also Securities and Exchange Commission, Report on the Study and Investigation of the Work, Activities, Personnel and Functions of Protective and Reorganization Committees. Part VI: Trustees under Indentures (June 18, 1936).

49	See Section 302(b) [15 U.S.C. 77bbb(b)].
50	H.Rep. 1016 “B. Objectives and Method of Operation of the Bill. Correction of trust indenture.”
51	Section 310(a) and (b) [15 U.S.C. 77jjj(a) and (b)].
52	Section 311(a) [15 U.S.C. 77kkk(a)].
53	Section 312(b) and (c) [15 U.S.C. 77lll(b) and (c)].
54	Section 314(a) [15 U.S.C. 77nnn(a)].
55	Section 313(a) and (b) [15 U.S.C. 77mmm(a) and (b)].
56	Section 315 [15 U.S.C. 77ooo].
57	Section 317(a) [15 U.S.C. 77qqq(a)]. See Senate Report at 30–31.
58	15 U.S.C. 77aaa – 77rrr(a).

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MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF..., Release No. 244 (1991)

59	Section 316(b) [15 U.S.C. 77ppp(b)].
60	Section 322(b) [15 U.S.C. 77vvv(b)].
61

CBCA § 82(1) (“any deed, indenture or other instrument, including any supplement or amendment thereto, made by a corporation after its incorporation or continuance under this Act, under which the corporation issues debt obligations and in which a person is appointed as trustee for the holders of the debt obligations issued thereunder”). See also OBCA § 46(1)(b).

62

See id. § 3(1) (making the CBCA applicable to every corporation incorporated thereunder and every body corporate continued as a corporation under the CBCA that has not been discontinued thereunder). Thus, those corporations incorporated by Act of Parliament or by provincial acts and who would become subject to the CBCA were not required to dissolve and form de novo under the CBCA, but instead would be deemed to have continued their corporate existence under the new statute.

63	Id. § 82(2). Compare OBCA § 46(2) (applicable if debt securities are offered by prospectus in Ontario).
64	See id. § 2(1).
65	Id. § 82(3). See infra note 93 for a discussion of the limited use of this authority.
66	Id. § 83(1). See also OBCA § 48(1).
67

Id. § 91 (trustee required to “act honestly and in good faith with a view to the best interests of the holders” and “exercise the care, diligence and skill of a reasonably prudent trustee”). See also OBCA § 47.

68

Id. § 85(1) (“a holder” of indenture securities may require the trustee to furnish information on holders of securities issued under the indenture). See also, OBCA § 52 (providing that “any person” may require the trustee to provide a list containing information similar to that required by CBCA § 85(1)).

69	15 U.S.C. 77jjj – 77rrr(a).
70	15 U.S.C. 77bbb.
71	Canada Business Corporations Act (CCH) Canada Corp.L.Rep. ¶4910 at 1390–1391 (1989) (“Canada Corp.L.Rep.”).
72

Id. at 1390 (the federal act and the OBCA “establish a basic code of behavior for trustees under trust indentures”). The CBCA imposes statutory standards that are applicable “irrespective of any contradictory term in a trust indenture,” R.A. Kingston, Canada Corporation Manual at 6–101; and the provisions with respect to the conduct of trustees “applies to all current trust indentures, whether or not other provision has been made in this regard,” see Canada Corp.L.Rep. ¶5085 at 1409.

73	Id. ¶4935 at 1397–1398. See also, Trust Indenture Act Manual at 10–11.
74	Sections 310(b)(1) – 310(b)(10) [15 U.S.C. 77jjj(b)(1) – 77jjj(b)(10)].
75	CBCA § 83(1). See also OBCA § 48(1).
76	See id. § 91. See also OBCA § 47(1).
77	Section 315(c) [15 U.S.C. 77ooo(c)].
78	Section 315(d) [15 U.S.C. 77ooo(d)].
79	CBCA § 93. See also, Canada Corp.L.Rep. ¶ 5085.
80

Section 315(b) [15 U.S.C. 77ooo(b)]; CBCA § 90. See also OBCA § 51(1). While the Trust Indenture Act does not authorize a trustee to withhold notice of payment defaults, the CBCA and the OBCA would authorize the trustee to withhold notice, if such trustee believes that to be in the “best interests” of the holders. In any event, such trustee would be required to notify the issuer or guarantor of its determination.

81	Section 312(b) [15 U.S.C. 77lll(b) ]; CBCA § 85(1). See OBCA § 52. See also, supra note 68.
82	15 U.S.C. 77ppp(b).
83	Trust Indentures. Hearings on H.R. 2191 and H.R. 5220 before a Subcommittee of the Committee on Interstate and Foreign Commerce. House of Representatives, 76th Cong., 1st Sess. 284–85 (1939).
84	Id. at 285.
85	OBCA §§ 46 – 52.
86

See Business Corporations Act of Alberta, Alta.Stat. c. B–15 (1981) §§ 77 – 88; The Company Act of British Columbia, B.C.Rev.Stat. c. 59 (1979) ( “British Columbia Company Act”) §§ 96 – 107; The Corporations Act of Manitoba, Man.Rev.Stat. c. C225 (1987) §§ 77 – 88; The Corporations Act of Newfoundland, Nfld.Stat. c. 12 (1986) (“Newfoundland Corporations Act”) §§ 141 – 154; The Business Corporations Act of Saskatchewan, Sask.Rev.Stat. c. B–10 (1978) §§ 77 – 88; and Business Corporations Act of the Yukon, Yuk.Rev.Stat. c. 15 (1986) §§ 82 – 93.

Certain Canadian political subdivisions have no legislation regulating trust indentures (New Brunswick, Nova Scotia, Prince Edward Island, and Quebec). Most debt offerings made in those provinces by prospectus are also made by prospectus in Ontario, in which case the trust indenture requirements of the OBCA apply.

87	OBCA § 46(4). This exemptive authority may be exercised to the extent the Ontario Securities Commission is satisfied that it would not be prejudicial to the public interest.

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MULTIJURISDICTIONAL DISCLOSURE; ELIGIBILITY OF..., Release No. 244 (1991)

88

Section 97 of the British Columbia Company Act makes the provisions regulating trust indentures applicable, unless certain limited securities act exemptions are available, which has the effect of excluding coverage if no public distribution occurs. See CBCA § 82(2). Rather than imposing monetary fines and/or imprisonment for misuse of an indenture security holders’ list (compare CBCA § 85(6)), Section 99(4) of the BCCA provides that an indenture security holder may apply to the court for an order compelling the trustee to furnish the bondholders’ list.

89

Section 98(2) of the British Columbia Company Act prohibits appointment of a trustee if a material conflict of interest exists in its fiduciary role as trustee, which differs from the CBCA restriction of a conflict in such trustee’s role “in any other capacity.” Compare CBCA § 83(1).

90

The trustee is required by Section 105(a) of the British Columbia Company Act to act “in good faith and in a commercially reasonable manner.” Compare CBCA § 91(a) (trustee to “act honestly and in good faith”). It appears that to the extent the “prudent trustee” standard is modified by a requirement that such trustee act in a “commercially reasonable manner,” the British Columbia Company Act may not offer protection to investors comparable to that provided by the “prudent man” standard of Section 315(c) of the Trust Indenture Act [[15 U.S.C. 77ooo(c) ].

91	See supra note 86.
92	OBCA § 46(4). This exemptive authority may be exercised to the extent the Ontario Securities Commission is satisfied that it would not be prejudicial to the public interest.
93

Section 82(3) of the CBCA grants to the Director discretionary authority to exempt a trust indenture from regulation under the CBCA, provided that such indenture is subject to the law of another province or foreign jurisdiction that is “substantially equivalent” to the CBCA. That authority has been used only in connection with offerings by issuers incorporated under the CBCA, when they were making offerings in the United States. In connection with such offerings, the Director has granted exemptions from the CBCA for Canadian issuers that complied with the Trust Indenture Act. In granting those exemptions, the Director determined that the Trust Indenture Act was substantially equivalent to the CBCA.

Release No. 244 (S.E.C. Release No.), Release No. 2261, Release No. 6889, Release No.

39-2261, Release No. 33-6889, Release No. IS—244, 48 S.E.C. Docket 646, 1991 WL 296481

End of Document	© 2020 Thomson Reuters. No claim to original U.S. Government Works.

© 2020 Thomson Reuters. No claim to original U.S. Government Works.	14

Exhibit 8(b)

CANADA

CONSOLIDATION	CODIFICATION

Trust and Loan Companies Act	Loi sur les sociétés de fiducie et de prêt

S.C. 1991, c. 45	L.C. 1991, ch. 45

Current to February 11, 2020	À jour au 11 février 2020

Last amended on June 17, 2019	Dernière modification le 17 juin 2019

Published by the Minister of Justice at the following address:	Publié par le ministre de la Justice à l’adresse suivante :
http://laws-lois.justice.gc.ca	http://lois-laws.justice.gc.ca

OFFICIAL STATUS

OF CONSOLIDATIONS

Subsections 31(1) and (2) of the Legislation Revision and Consolidation Act, in force on June 1, 2009, provide as follows:

Published consolidation is evidence

31 (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.

Inconsistencies in Acts

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of the Parliaments under the Publication of Statutes Act, the original statute or amendment prevails to the extent of the inconsistency.

LAYOUT

The notes that appeared in the left or right margins are now in boldface text directly above the provisions to which they relate. They form no part of the enactment, but are inserted for convenience of reference only.

NOTE

This consolidation is current to February 11, 2020. The last amendments came into force on June 17, 2019. Any amendments that were not in force as of February 11, 2020 are set out at the end of this document under the heading “Amendments Not in Force”.

CARACTÈRE OFFICIEL

DES CODIFICATIONS

Les paragraphes 31(1) et (2) de la Loi sur la révision et la codification des textes législatifs, en vigueur le 1er juin 2009, prévoient ce qui suit :

Codifications comme élément de preuve

31 (1) Tout exemplaire d’une loi codifiée ou d’un règlement codifié, publié par le ministre en vertu de la présente loi sur support papier ou sur support électronique, fait foi de cette loi ou de ce règlement et de son contenu. Tout exemplaire donné comme publié par le ministre est réputé avoir été ainsi publié, sauf preuve contraire.

Incompatibilité — lois

(2) Les dispositions de la loi d’origine avec ses modifications subséquentes par le greffier des Parlements en vertu de la Loi sur la publication des lois l’emportent sur les dispositions incompatibles de la loi codifiée publiée par le ministre en vertu de la présente loi.

MISE EN PAGE

Les notes apparaissant auparavant dans les marges de droite ou de gauche se retrouvent maintenant en caractères gras juste au-dessus de la disposition à laquelle elles se rattachent. Elles ne font pas partie du texte, n’y figurant qu’à titre de repère ou d’information.

NOTE

Cette codification est à jour au 11 février 2020. Les dernières modifications sont entrées en vigueur le 17 juin 2019. Toutes modifications qui n’étaient pas en vigueur au 11 février 2020 sont énoncées à la fin de ce document sous le titre « Modifications non en vigueur ».

Current to February 11, 2020	À jour au 11 février 2020

Last amended on June 17, 2019	Dernière modification le 17 juin 2019

TABLE OF PROVISIONS

An Act to revise and amend the law governing federal trust and loan companies and to provide for related and consequential matters

Short Title

1	Short title

PART I

Interpretation and Application

Definitions

2	Definitions

Interpretation

2.1	Major shareholder

2.2	Widely held

2.3	Regulations — distributing company

3	Control

4	Holding body corporate

5	Subsidiary

6	Affiliated entities

7	Shareholder

8	Significant interest

9	Acting in concert

10	Substantial investment in body corporate

11.1	WTO Member resident

Application

12	Application of Act

13	Conflicting provisions

PART II

Status and Powers

14	Corporate powers

15	No invalidity

16	By-law not necessary

17	No personal liability

18	No constructive notice

19	Authority of directors and officers

TABLE ANALYTIQUE

Loi remaniant et modifiant la législation régissant les sociétés de fiducie et de prêt fédérales et comportant des mesures connexes et corrélatives

Titre abrégé

1	Titre abrégé

PARTIE I

Définitions et application

Définitions

2	Définitions

Interprétation

2.1	Actionnaire important

2.2	Participation multiple

2.3	Règlements — société ayant fait appel au public

3	Contrôle

4	Société mère

5	Filiale

6	Groupe

7	Actionnaire

8	Intérêt substantiel

9	Action concertée

10	Intérêt de groupe financier dans une personne morale

11.1	Définition de résident d’un membre de l’OMC

Application

12	Champ d’application

13	Conflit

PARTIE II

Pouvoirs

14	Pouvoirs

15	Survie des droits

16	Pouvoirs particuliers

17	Absence de responsabilité personnelle

18	Absence de présomption de connaissance

19	Prétentions interdites

Current to February 11, 2020	iii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

20	Sunset provision

PART III Incorporation, Continuance and Discontinuance

Formalities of Incorporation

21	Incorporation of company

22	Restrictions on incorporation

23	Subsidiary of foreign institution

24	Application for incorporation

25	Objections to incorporation

26	Matters for consideration

27	Contents of letters patent

28	Notice of issue of letters patent

29	First directors

30	Effect of letters patent

Continuance

31	Federal corporations

32	Application for continuance

33	Power to issue letters patent

34	Effect of letters patent

35	Copy of letters patent

36	Effects of continuance

37	Transitional

Discontinuance

38	Transferring to other federal Acts

39	Act ceases to apply

Corporate Name

41	Prohibited names

42	Trust company

43	Affiliated company

44	French or English form of name

45	Reserved name

46	Directing change of name

47	Restriction re trust company name

48	Subsidiaries

48.1	Definition of reserved name

20	Temporarisation

PARTIE III

Constitution, prorogation et cessation

Formalités constitutives

21	Constitution

22	Restrictions

23	Filiale d’institution étrangère

24	Demande

25	Avis d’opposition

26	Facteurs à prendre en compte

27	Teneur

28	Avis de délivrance

29	Premiers administrateurs

30	Effet des lettres patentes

Prorogation

31	Personnes morales fédérales

32	Demande de prorogation

33	Pouvoir de délivrance

34	Effet

35	Transmission des lettres patentes

36	Effets de la prorogation

37	Disposition transitoire

Cessation

38	Prorogation sous le régime d’autres lois fédérales

39	Cessation

Dénomination sociale

41	Dénominations prohibées

42	Société de fiducie

43	Société faisant partie d’un groupe

44	Français ou anglais

45	Réservation de la dénomination

46	Changement obligatoire

47	Restrictions

48	Filiales

48.1	Définition de raison sociale prohibée

Current to February 11, 2020	iv	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

PART IV

Organization and Commencement

Organization Meetings

49	First directors’ meeting

50	Calling shareholders’ meeting

51	Term of first directors

Commencement and Carrying on of Business

52	Order to commence and carry on business

53	Authority to make order

54	No payments before order

55	Deposits and investments before order

56	Conditions for order

57	Authorization in order

58	Variations

59	Public notice

60	Cessation of existence

61	Allowed disbursements

PART V

Capital Structure

Share Capital

62	Power to issue shares

63	Common shares

64	Classes of shares

65	Shares issued in series

66	One share, one vote

67	Shares non-assessable

68	Consideration for share

69	Stated capital account

70	Stated capital of continued company

71	Pre-emptive right

72	Conversion privileges

73	Holding of own shares

74	Purchase and redemption of shares

75	Holding as personal representative

75.1	Exception — conditions before acquisition

76	Cancellation of shares

77	Subsidiary holding shares

PARTIE IV

Organisation et fonctionnement

Réunions

49	Réunion constitutive

50	Convocation d’une assemblée des actionnaires

51	Mandat des premiers administrateurs

Fonctionnement initial

52	Autorisation de fonctionnement

53	Ordonnance

54	Interdiction de payer les frais avant l’agrément

55	Dépôts ou placements préalables

56	Conditions

57	Autorisation spéciale

58	Modification

59	Avis public

60	Cessation d’existence

61	Paiements autorisés

PARTIE V

Structure du capital

Capital-actions

62	Pouvoir d’émission

63	Actions ordinaires

64	Catégories d’actions et leurs droits

65	Émission d’actions en série

66	Droits de vote

67	Limite de responsabilité

68	Contrepartie des actions

69	Compte capital déclaré

70	Capital déclaré : société prorogée

71	Droit de préemption

72	Privilèges de conversion

73	Détention par la société de ses propres actions

74	Rachat d’actions

75	Exception — représentant personnel

75.1	Exception — conditions préalables

76	Annulation des actions

77	Filiale détentrice d’actions

Current to February 11, 2020	v	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

78	Reduction of capital

79	Recovery by action

80	Adjustment of stated capital account

81	Addition to stated capital account

82	Declaration of dividend

Subordinated Indebtedness

83	Restriction on subordinated indebtedness

Security Certificates and Transfers

84	Definitions

85	Provisions governing transfers of securities

86	Security a negotiable instrument

87	Status of guarantor

88	Rights of holder

89	Signatures

90	Contents of share certificate

91	Restrictions and charges

92	Particulars of class

93	Fractional share

94	Scrip certificates

95	Holders of fractional shares

96	Dealings with registered owner

97	Minors

98	Joint shareholders

99	Transmission of securities

100	Over-issue

101	Burden of proof

102	Securities fungible

103	Notice of defect

104	Unauthorized signature

105	Completion or alteration

106	Warranties of agents

107	Title of purchaser

108	Deemed notice of adverse claim

109	Notice of fiduciary duty

110	Staleness as notice

111	Warranties to issuer

112	Right to compel endorsement

113	Definition of appropriate person

78	Réduction de capital

79	Action en recouvrement

80	Régularisation du compte capital déclaré

81	Inscription

82	Déclaration de dividende

Titres secondaires

83	Restriction : titre secondaire

Certificats de valeurs mobilières et transferts

84	Définitions

85	Transferts

86	Effets négociables

87	Caution d’un émetteur

88	Droits du détenteur

89	Signatures

90	Contenu du certificat d’action

91	Restrictions et charges

92	Détails

93	Fraction d’action

94	Certificat provisoire

95	Détenteurs de fractions d’actions

96	Relations avec le propriétaire inscrit

97	Mineurs

98	Codétenteurs

99	Transmission de valeurs mobilières

100	Émission excédentaire

101	Charge de la preuve

102	Valeurs mobilières fongibles

103	Avis du vice

104	Signature non autorisée

105	Valeur mobilière à compléter

106	Garanties des mandataires

107	Titre de l’acquéreur

108	Présomption d’opposition

109	Avis du mandat d’un fiduciaire

110	Péremption valant avis d’opposition

111	Garanties à l’émetteur

112	Droit d’exiger l’endossement

113	Définition de personne compétente

Current to February 11, 2020	vi	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

114	Endorsement

115	Immunity of endorser

116	Partial endorsement

117	Effect of failure by fiduciary to comply

118	Effect of endorsement without delivery

119	Endorsement in bearer form

120	Effect of unauthorized endorsement

121	Warranties of guarantor of signature

122	Constructive delivery of a security

123	Constructive ownership of security

124	Delivery of security

125	Right to reclaim possession

126	Right to requisites for registration

127	Seizure of security

128	No conversion if good faith delivery

129	Duty to register transfer

130	Assurance of endorsements

131	Notice from additional documentation

132	Limited duty of inquiry

133	Inquiry into adverse claims

134	Duration of notice of adverse claim

135	Limitation on issuer’s liability

136	Lost or stolen security

137	Authenticating agent’s duty

138	Notice to agent

PART VI

Corporate Governance

Shareholders

139	Place of meetings

140	Calling meetings

141	Notice of meeting

142	Notice not required

143	Notice of adjourned meeting

144	Special business

145	Waiver of notice

146	Proposals

147	Notice of refusal

114	Endossement

115	Absence de responsabilité de l’endosseur

116	Endossement partiel

117	Manquements du représentant

118	Effet de l’endossement sans livraison

119	Endossement au porteur

120	Effet d’un endossement non autorisé

121	Garantie de la signature

122	Présomption de livraison

123	Présomption de propriété

124	Livraison d’une valeur mobilière

125	Droit de demander la remise en possession

126	Droit d’obtenir les pièces nécessaires à l’inscription

127	Saisie d’une valeur mobilière

128	Non-responsabilité du mandataire ou dépositaire de bonne foi

129	Inscription obligatoire du transfert

130	Garantie de l’effet juridique de l’endossement

131	Assurances supplémentaires

132	Obligation de s’informer

133	Recherche des oppositions

134	Durée de validité de l’avis

135	Limites de responsabilité

136	Avis de perte ou vol

137	Droits et obligations des mandataires

138	Avis au mandataire

PARTIE VI

Administration de la société

Actionnaires

139	Lieu des assemblées

140	Convocation des assemblées

141	Avis des assemblées

142	Exception

143	Ajournement

144	Questions particulières

145	Renonciation à l’avis

146	Propositions

147	Avis de refus

Current to February 11, 2020	vii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

148	List of shareholders entitled to notice

149	Quorum

150	One shareholder meeting

151	One share — one vote

152	Representative shareholder

153	Joint shareholders

154	Voting by hands or ballot

155	Resolution in lieu of meeting

156	Requisitioned meeting

157	Court may order meeting to be called

158	Court review of election

159	Notice to Superintendent

160	Pooling agreement

Proxies

160.01	Definitions

160.02	Appointing proxyholder

160.03	Deposit of proxies

160.04	Mandatory solicitation

160.05	Soliciting proxies

160.06	Attendance at meeting

160.07	Duty of intermediary

160.071	Exemption

160.08	Restraining order

Directors and Officers

Duties

161	Duty to manage

162	Duty of care

Qualification and Number — Directors

163	Minimum number of directors

164	Disqualified persons

165	No shareholder requirement

166	Affiliated person

166.1	Affiliated director determination

167	Unaffiliated directors

168	Limit on directors

Election and Tenure — Directors

169	Number of directors

169.1	Election or appointment as director

148	Liste des actionnaires

149	Quorum

150	Assemblée à actionnaire unique

151	Une voix par action

152	Représentant

153	Coactionnaires

154	Vote au scrutin secret ou à main levée

155	Résolution tenant lieu d’assemblée

156	Demande de convocation

157	Convocation de l’assemblée par le tribunal

158	Révision d’une élection

159	Avis au surintendant

160	Convention de vote

Procurations

160.01	Définitions

160.02	Nomination d’un fondé de pouvoir

160.03	Remise des procurations

160.04	Sollicitation obligatoire

160.05	Sollicitation de procuration

160.06	Présence à l’assemblée

160.07	Devoir de l’intermédiaire

160.071	Exemption réglementaire

160.08	Ordonnance

Administrateurs et dirigeants

Obligations

161	Obligation de gérer

162	Diligence

Administrateurs — Nombre et qualités requises

163	Nombre d’administrateurs

164	Incapacité d’exercice

165	Qualité d’actionnaire non requise

166	Groupe

166.1	Même groupe

167	Restriction

168	Restriction

Administrateurs — Élections et fonctions

169	Nombre

169.1	Consentement à l’élection ou à la nomination

Current to February 11, 2020	viii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

170	Term of directors

171	Determining election of directors

172	Cumulative voting

173	Re-election of directors

Incomplete Elections and Director Vacancies

174	Void election or appointment

175	Directors where elections incomplete or void

176	Ceasing to hold office

177	Removal of director

178	Statement of director

179	Circulation of statement

180	Shareholders filling vacancy

181	Directors filling vacancy

182	Class vacancy

183	Unexpired term

183.1	Additional directors

Meetings of the Board

184	Meetings required

185	Notice of meeting

186	Quorum

187	Resident Canadian majority

187.1	Presence of unaffiliated director

188	Electronic meeting

188.1	Resolution outside board meeting

189	Dissent of director

190	Record of attendance

191	Meeting required by Superintendent

By-laws

192	By-laws

193	Shareholder proposal of by-law

194	By-laws of former-Act company

195	By-laws re remuneration

196	Deemed by-laws

Committees of the Board

197	Committees

198	Audit committee

199	Conduct review committee

170	Durée du mandat

171	Élection des administrateurs

172	Vote cumulatif

173	Renouvellement de mandat

Élections incomplètes et vacances d’administrateurs

174	Nullité de l’élection ou de la nomination

175	Administrateurs en cas d’élection incomplète ou nulle

176	Fin du mandat

177	Révocation des administrateurs

178	Déclaration de l’administrateur

179	Diffusion de la déclaration

180	Élection par actionnaires

181	Manière de combler les vacances

182	Administrateurs élus pour une catégorie d’actions

183	Exercice du mandat

183.1	Nominations entre les assemblées annuelles

Réunions du conseil d’administration

184	Nombre minimal de réunions

185	Avis de la réunion

186	Quorum

187	Majorité de résidents canadiens

187.1	Présence d’un administrateur qui n’est pas du groupe

188	Participation par téléphone

188.1	Résolution tenant lieu de réunion

189	Désaccord

190	Registre de présence

191	Réunion convoquée par le surintendant

Règlements administratifs

192	Règlements administratifs

193	Proposition d’un actionnaire

194	Règlements administratifs des sociétés antérieures

195	Rémunération

196	Présomption

Comités du conseil d’administration

197	Comités

198	Comité de vérification

199	Comité de révision

Current to February 11, 2020	ix	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Directors and Officers — Authority

200	Chief executive officer

201	Appointment of officers

202	Limits on power to delegate

203	Exercise of trustee powers

204	Remuneration of directors, officers and employees

205	Validity of acts

206	Right to attend meetings

Conflicts of Interest

207	Disclosure of interest

208	Director to abstain

209	General notice

210	Avoidance standards

211	Court may set aside or require accounting

Liability, Exculpation and Indemnification

212	Director liability

213	Contribution

214	Limitation

215	Directors liable for wages

216	Defence — due diligence

217	Indemnification

218	Directors’ and officers’ insurance

219	Application to court for indemnification

Fundamental Changes

Amendments

220	Incorporating instrument

221	Letters patent to amend

222	By-laws

223	Class vote

224	Separate resolutions

225	Revoking resolution

226	Proposal to amend

227	Rights preserved

Amalgamation

228	Application to amalgamate

229	Amalgamation agreement

230	Approval of agreement by Superintendent

231	Shareholder approval

232	Vertical short-form amalgamation

Mandat des administrateurs et dirigeants

200	Premier dirigeant

201	Nomination des dirigeants

202	Interdictions

203	Exercice des pouvoirs de fiduciaire

204	Rémunération

205	Validité des actes

206	Présence aux assemblées

Conflits d’intérêts

207	Communication des intérêts

208	Vote

209	Avis général d’intérêt

210	Effet de la communication

211	Ordonnance du tribunal

Responsabilité, exonération et indemnisation

212	Responsabilité des administrateurs

213	Répétition

214	Prescription

215	Responsabilité des administrateurs envers les employés

216	Défense de diligence raisonnable

217	Indemnisation

218	Assurance des administrateurs et dirigeants

219	Demande au tribunal

Modifications de structure

Modifications

220	Acte constitutif

221	Lettres patentes modificatives

222	Règlements administratifs

223	Vote par catégorie

224	Résolutions distinctes

225	Annulation

226	Proposition de modification

227	Maintien des droits

Fusion

228	Demande de fusion

229	Convention de fusion

230	Approbation du surintendant

231	Approbation des actionnaires

232	Fusion verticale simplifiée

Current to February 11, 2020	x	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

233	Joint application to Minister

234	Issue of letters patent

234.1	Court enforcement

235	Effect of letters patent

236	Transitional

Transfer of Business

237	Sale by company

238	Agreement to Superintendent

239	Shareholder approval

240	Abandoning sale

241	Application to Minister

Corporate Records

Head Office and Corporate Records

242	Head office

243	Company records

244	Place of records

245	Shareholder lists

246	Option holders

247	Use of shareholder list

248	Form of records

249	Protection of records

250	Requirement to maintain copies and process information in Canada

251	Retention of records

252	Regulations

Securities Registers

253	Central securities register

254	Branch registers

255	Agents

256	Location of central securities register

257	Effect of registration

258	Particulars in branch register

259	Destruction of certificates

Corporate Name and Seal

260	Publication of name

261	Corporate seal

Insiders

270	Definitions

233	Approbation de la convention par le ministre

234	Lettres patentes de fusion

234.1	Ordonnance

235	Effet des lettres patentes

236	Disposition transitoire

Ventes d’éléments d’actif

237	Vente par la société

238	Envoi de convention au surintendant

239	Approbation des actionnaires

240	Annulation

241	Demande au ministre

Livres et registres

Siège et livres

242	Siège

243	Livres

244	Lieu de conservation

245	Liste des actionnaires

246	Détenteurs d’options

247	Utilisation de la liste des actionnaires

248	Forme des registres

249	Précautions

250	Lieu de conservation et de traitement des données

251	Conservation des livres et registres

252	Règlements

Registres des valeurs mobilières

253	Registre central des valeurs mobilières

254	Registres locaux

255	Mandataires

256	Lieu de conservation

257	Effet de l’enregistrement

258	Conditions

259	Destruction des certificats

Dénomination sociale et sceau

260	Publicité de la dénomination sociale

261	Sceau

Initiés

270	Définitions

Current to February 11, 2020	xi	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Insider Reporting

271	Insider report

272	Exemption by Superintendent

273	Regulations

Insider Trading

275	Meaning of insider

Civil Remedies

276	Extended meaning of insider

276.1	Tipping — compensation to sellers and purchasers

277	Measure of damages

Prospectus

278	Distribution

279	Order of exemption

Going-private Transactions and Squeeze-out Transactions

280	Going-private transactions

281	Squeeze-out transactions

282	Right to dissent

Compulsory Acquisitions

288	Definitions

289	Right to acquire shares

290	Offeror’s notice to dissenters

291	Share certificates and election

291.1	Deemed election

292	Payment to offeree company

292.1	Fiduciary capacity of company

293	Duty of offeree company

294	Court may fix fair value

295	Parties and notice

296	Powers of court

297	Status of dissenter

298	Payment of unclaimed money

298.1	Obligation to acquire shares

Trust Indentures

299	Definitions

300	Application

301	Exemption

302	Conflict of interest

303	Validity despite conflict

Rapport d’initié

271	Rapport d’initié

272	Ordonnance de dispense

273	Règlements

Opérations d’initiés

275	Définition de initié

Recours

276	Définition de initié

276.1	Responsabilité : divulgation par l’initié

277	Évaluation des dommages

Prospectus

278	Mise en circulation

279	Dispense

Transactions de fermeture et transactions d’éviction

280	Transactions de fermeture

281	Transactions d’éviction

282	Droit de s’opposer

Offres publiques d’achat

288	Définitions

289	Droit d’acquérir des actions

290	Avis du pollicitant aux opposants

291	Certificat d’action

291.1	Choix réputé

292	Paiement à la société pollicitée

292.1	Contrepartie

293	Obligation de la société pollicitée

294	Fixation de la juste valeur par le tribunal

295	Parties et avis

296	Pouvoirs du tribunal

297	Cas du pollicité opposant

298	Paiement des sommes non réclamées

298.1	Acquisition forcée à la demande d’un actionnaire

Acte de fiducie

299	Définitions

300	Champ d’application

301	Dispense

302	Conflits d’intérêts

303	Validité

Current to February 11, 2020	xii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

304	Removal of trustee

305	Trustee qualifications

306	List of security holders

307	Compliance with trust indentures

308	Trustee may require evidence

309	Notice of default

310	Duty of care

311	No exculpation

Financial Statements and Auditors

Annual Financial Statement

312	Financial year

313	Annual financial statement

314	Annual statement — approval

315	Statements: subsidiaries

316	Annual statement — distribution

317	Copy to Superintendent

Auditor

318	Definitions

319	Appointment of auditor

320	Qualification of auditor

321	Duty to resign

322	Revocation of appointment

323	Ceasing to hold office

324	Filling vacancy

325	Right to attend meetings

326	Statement of auditor

327	Duty of replacement auditor

328	Auditor’s examination

329	Right to information

330	Auditor’s report and extended examination

331	Auditor’s report

332	Report on directors’ statement

333	Report to officers

334	Auditor of subsidiaries

335	Auditor’s attendance

336	Calling meeting

337	Notice of errors

338	Qualified privilege for statements

304	Révocation du fiduciaire

305	Qualités requises pour être fiduciaire

306	Liste des détenteurs de valeurs mobilières

307	Preuve de l’observation

308	Présentation de la preuve au fiduciaire

309	Avis de défaut

310	Obligations du fiduciaire

311	Caractère impératif des obligations

États financiers et vérificateurs

Rapport financier annuel

312	Exercice

313	Rapport annuel

314	Approbation

315	États financiers

316	Exemplaire au surintendant

317	Envoi au surintendant

Vérificateur

318	Définitions

319	Nomination du vérificateur

320	Conditions à remplir

321	Obligation de démissionner

322	Révocation

323	Fin du mandat

324	Poste vacant comblé

325	Droit d’assister à l’assemblée

326	Déclaration du vérificateur

327	Remplaçant

328	Examen

329	Droit à l’information

330	Rapport du vérificateur au surintendant

331	Rapport du vérificateur

332	Rapport aux actionnaires

333	Rapport aux dirigeants

334	Vérification des filiales

335	Présence du vérificateur

336	Convocation d’une réunion

337	Avis des erreurs

338	Immunité (diffamation)

Current to February 11, 2020	xiii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Remedial Actions

339	Derivative action

340	Powers of court

341	Status of shareholder approval

342	No security for costs

343	Application to rectify records

Liquidation and Dissolution

344	Definition of “court”

345	Application of subsection (2) and sections 346 to 373

346	Returns to Superintendent

Simple Liquidation

347	No property and no liabilities

348	Proposing liquidation

349	Shareholders’ resolution

350	Approval of Minister required

351	Dissolution instrument

Court-supervised Liquidation

352	Application for court supervision

353	Court supervision thereafter

354	Powers of court

355	Cessation of business and powers

356	Appointment of liquidator

357	Vacancy in liquidator’s office

358	Duties of liquidator

359	Due diligence

360	Examination of others

361	Costs of liquidation

362	Final accounts

363	Final order

364	Right to distribution of money

365	Dissolution by letters patent

General

366	Definition of shareholder and incorporator

367	Continuation of actions

368	Limitations on liability

369	Where creditor cannot be found

370	Vesting in Crown

371	Unclaimed money on winding-up

372	Liability of Bank of Canada

Recours judiciaires

339	Recours similaire à l’action oblique

340	Pouvoirs du tribunal

341	Preuve de l’approbation des actionnaires non décisive

342	Absence de cautionnement

343	Demande de rectification

Liquidation et dissolution

344	Définition de tribunal

345	Application du paragraphe (2) et des articles 346 à 373

346	Relevés fournis au surintendant

Liquidation simple

347	Dissolution en l’absence de biens et de dettes

348	Proposition de liquidation et dissolution

349	Résolution des actionnaires

350	Approbation préalable du ministre

351	Lettres patentes de dissolution

Surveillance judiciaire

352	Surveillance judiciaire

353	Surveillance

354	Pouvoirs du tribunal

355	Cessation d’activité et perte de pouvoirs

356	Nomination du liquidateur

357	Vacance

358	Obligations du liquidateur

359	Défense de diligence raisonnable

360	Demande d’interrogatoire

361	Frais de liquidation

362	Comptes définitifs

363	Ordonnance définitive

364	Droit à la répartition en numéraire

365	Dissolution au moyen de lettres patentes

Dispositions générales

366	Définitions de actionnaire et de fondateur

367	Continuation des actions

368	Remboursement

369	Créanciers inconnus

370	Dévolution à la Couronne

371	Fonds non réclamés

372	Obligation de la Banque du Canada

Current to February 11, 2020	xiv	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

373	Custody of records after dissolution

374	Insolvency

PART VII

Ownership

DIVISION I

Interpretation

374.1	Definitions

374.2	Associates

DIVISION II

Constraints on Ownership

375	Constraining acquisition

375.1	No acquisition of control without approval

376	Constraining registration

376.1	Exception — small holdings

377	Where approval not required

378	Where approval not required

379	Public holding requirement

380	Limit on assets

381	Increase of capital

382	Exemption by Minister

382.1	Continuation of exemption

383	Exception

384	Acquisition of control permitted

385	Application of section 379

386	Restriction on voting rights

Approval Process

387	Application for approval

388	Matters for consideration

389	Terms and conditions

390	Certifying receipt of application

391	Notice of decision to applicant

392	Reasonable opportunity to make representations

393	Notice of decision

394	Deemed approval

396	Constraining registration: Crown and foreign governments

373	Garde des documents

374	Collocation

PARTIE VII

Propriété

SECTION I

Définition

374.1	Définitions

374.2	Personnes liées

SECTION II

Restrictions à la propriété

375	Restrictions à l’acquisition

375.1	Interdiction d’acquérir sans l’agrément du ministre

376	Restrictions en matière d’inscription

376.1	Exception

377	Agrément non requis

378	Agrément non requis

379	Obligation en matière de détention publique

380	Limites relatives à l’actif

381	Augmentation du capital

382	Demandes d’exemption

382.1	Exception

383	Exception

384	Prise de contrôle

385	Application de l’article 379

386	Limites au droit de vote

Procédure d’agrément

387	Demande d’agrément

388	Facteurs à considérer

389	Conditions d’agrément

390	Accusé de réception

391	Avis au demandeur

392	Délai pour la présentation d’observations

393	Avis de la décision

394	Présomption

396	Restriction : Couronne et États étrangers

Current to February 11, 2020	xv	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

DIVISION III

Directions

401	Disposition of shareholdings

402	Application to court

General Provisions

403	Interest of securities underwriter

404	Arrangements to effect compliance

405	Reliance on information

407	Exemption regulations

408	Competition Act

PART VIII

Business and Powers

General Business

409	Main business

410	Additional activities

411	Networking

412	Restriction on fiduciary activities

413	Restriction on deposit taking

413.1	Notice before opening account or providing prescribed product

413.2	Deposits less than $150,000

413.3	Shared premises

414	Restriction on guarantees

415	Restriction on securities activities

415.1	Prohibition

416	Restriction on insurance business

417	Restriction on leasing

418	Restriction on residential mortgages

418.1	Restriction on charges to borrowers

419	Policies re security interests

419.1	Regulations and guidelines

419.2	Exception

420	Restriction on receivers

421	Restriction on partnerships

Fiduciary Activities

422	Separate and distinct

SECTION III

Arrêtés et ordonnances

401	Disposition des actions

402	Demande d’ordonnance judiciaire

Dispositions d’ordre général

403	Titres acquis par un souscripteur

404	Application

405	Crédit accordé aux renseignements

407	Règlement d’exemption

408	Loi sur la concurrence

PARTIE VIII

Activité et pouvoirs

Activités générales

409	Activité principale

410	Activités supplémentaires

411	Prestation de service

412	Restrictions : activités fiduciaires

413	Conditions pour accepter des dépôts

413.1	Avis de la société

413.2	Restriction

413.3	Interdiction de partager des locaux

414	Restrictions : garanties

415	Restriction : valeurs mobilières

415.1	Restriction : obligations sécurisées

416	Restriction : assurances

417	Restrictions : crédit-bail

418	Restrictions : hypothèques

418.1	Restriction touchant les sommes exigées des emprunteurs

419	Principes en matière de sûretés

419.1	Règlements et lignes directrices

419.2	Exception

420	Restrictions : séquestres

421	Restrictions relatives aux sociétés de personnes

Activités fiduciaires

422	Séparation des fonds en fiducie

Current to February 11, 2020	xvi	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Deposit Acceptance

423	Deposit acceptance

Unclaimed Balances

424	Unclaimed balances

425	Notice of unpaid amount

Accounts

425.1	Definitions

426	Account charges

427	Disclosure on opening account

428	Disclosure in advertisements

429	Disclosure regulations

431	Disclosure required on opening a deposit account

432	Disclosure of charges

433	No increase or new charges without disclosure

434	Application

Registered Products

434.1	Disclosure required concerning registered products

Borrowing Costs

435	Definition of cost of borrowing

435.1	Rebate of borrowing costs

436	Disclosing borrowing costs

437	Calculating borrowing costs

438	Additional disclosure

438.1	Renewal statement

439	Disclosure in advertising

440	Regulations re borrowing costs

Complaints

441	Procedures for dealing with complaints

441.1	Obligation to be member of complaints body

442	Information on contacting Agency

Miscellaneous

442.1	Charges for prescribed products or services

443	Prepayment protected

443.1	Regulations respecting the holding of funds

443.2	Regulations — activities

444	Regulations re customer information

444.1	Notice of branch closure

444.2	Public accountability statements

444.3	Regulations re disclosure

Dépôts

423	Dépôts

Soldes non réclamés

424	Versement à la Banque du Canada

425	Avis de non-paiement

Comptes

425.1	Définitions

426	Frais de tenue de compte

427	Déclaration à l’ouverture d’un compte

428	Divulgation dans la publicité

429	Règlements — Divulgation

431	Déclaration à l’ouverture d’un compte de dépôt

432	Communication des frais

433	Augmentations interdites

434	Application

Produits enregistrés

434.1	Déclaration concernant un produit enregistré

Coût d’emprunt

435	Définition de coût d’emprunt

435.1	Diminution d’une partie du coût d’emprunt

436	Communication du coût d’emprunt

437	Calcul du coût d’emprunt

438	Autres renseignements à déclarer

438.1	Renseignements concernant le renouvellement

439	Communication dans la publicité

440	Règlements relatifs au coût d’emprunt

Réclamations

441	Procédure d’examen des réclamations

441.1	Obligation d’adhésion

442	Renseignements

Divers

442.1	Frais : fourniture de produits et services

443	Remboursement anticipé de prêts

443.1	Règlements : retenue des fonds

443.2	Règlements : portée des activités de la société

444	Règlements

444.1	Avis de fermeture de bureau

444.2	Déclaration annuelle

444.3	Communication de renseignements

Current to February 11, 2020	xvii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

445	Bank Act security

446	Transmission in case of death

447	Branch of account with respect to deposits

448	Effect of writ, etc.

PART IX

Investments

Definitions and Application

449	Definitions

General Constraints on Investments

450	Investment standards

450.1	Limit — business growth fund

451	Restriction on control and substantial investments

452	Regulations

Subsidiaries and Equity Investments

453	Permitted investments

454	Approval for indirect investments

455	Undertakings

Exceptions and Exclusions

456	Temporary investments in entity

457	Loan workouts

458	Realizations

459	Regulations restricting ownership

Portfolio Limits

460	Exclusion from portfolio limits

Commercial Loans

461	Lending limit: companies with regulatory capital of $25 million or less

462	Lending limit: regulatory capital over $25 million

463	Meaning of total assets

Real Property

464	Limit on total property interest

Equities

465	Limits on equity acquisitions

Aggregate Limit

466	Aggregate limit

Miscellaneous

467	Regulations

445	Sûreté au titre de la Loi sur les banques

446	Cession pour cause de décès

447	Bureau de tenue de compte

448	Effet d’un bref

PARTIE IX

Placements

Définitions et champ d’application

449	Définitions

Restrictions générales relatives aux placements

450	Normes en matière de placements

450.1	Limite : fonds de croissance des entreprises

451	Intérêt de groupe financier et contrôle

452	Règlements

Filiales et placements

453	Placements autorisés

454	Agrément des intérêts indirects

455	Engagement

Exceptions et exclusions

456	Placements provisoires dans des entités

457	Défaut

458	Réalisation d’une sûreté

459	Règlements limitant le droit de détenir des actions

Limites relatives aux placements

460	Restriction

Prêts commerciaux

461	Capital réglementaire de vingt-cinq millions ou moins

462	Capital réglementaire supérieur à vingt-cinq millions

463	Sens de actif total

Placements immobiliers

464	Limite relative aux intérêts immobiliers

Capitaux propres

465	Limites relatives à l’acquisition d’actions

Limite globale

466	Limite globale

Divers

467	Règlements

Current to February 11, 2020	xviii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

468	Divestment order

469	Deemed temporary investment

470	Asset transactions

471	Transitional

472	Saving

PART X

Adequacy of Capital and Liquidity

473	Adequacy of capital and liquidity

PART XI

Self-dealing

Interpretation and Application

473.1	Definition of senior officer

474	Related party of company

475	Non-application of Part

476	Meaning of “transaction”

Prohibited Related Party Transactions

477	Prohibited transactions

Permitted Related Party Transactions

478	Nominal value transactions

479	Secured loans

480	Deposits

481	Borrowing, etc., from related party

482	Acquisition of assets

483	Services

483.1	Transactions with holding companies

483.2	Restriction

483.3	Assets transactions

484	Directors and officers and their interests

485	Board approval required

486	Margin loans

487	Exemption by order

488	Prescribed transactions

Restrictions on Permitted Transactions

489	Market terms and conditions

Disclosure

492	Company obligation

468	Ordonnance de dessaisissement

469	Placements réputés provisoires

470	Opérations sur l’actif

471	Dispositions transitoires

472	Non-interdiction

PARTIE X

Capital et liquidités

473	Capital et liquidités suffisants

PARTIE XI

Opérations avec apparentés

Interprétation et application

473.1	Définition de cadre dirigeant

474	Apparentés

475	Cas de non-application

476	Sens de opération

Opérations interdites

477	Opérations interdites

Opérations permises

478	Opérations à valeur peu importante

479	Prêts garantis

480	Dépôts

481	Emprunt auprès d’un apparenté

482	Acquisition d’éléments d’actif

483	Services

483.1	Opérations avec société de portefeuille

483.2	Restrictions

483.3	Opérations sur l’actif

484	Intérêts des administrateurs et des dirigeants

485	Approbation du conseil

486	Prêts sur marge

487	Ordonnance d’exemption

488	Opérations réglementaires

Restrictions applicables aux opérations permises

489	Conditions du marché

Obligation d’information

492	Divulgation par l’apparenté

Current to February 11, 2020	xix	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

493	Notice to Superintendent

Remedial Actions

494	Order to void contract or to grant other remedy

PART XII

Regulation of Companies — Superintendent

Supervision

Returns

495	Required information

499	Names of directors and auditors

500	Copy of by-laws

501	Register of companies

502	Production of information and documents

503	Confidential information

503.1	Regulations

504	Evidentiary privilege

504.01	No waiver

504.1	Disclosure by Superintendent

504.2	Disclosure by a company

504.3	Exceptions to disclosure

504.4	Report respecting disclosure

Inspection of Companies

505	Examination of companies

506	Power of Superintendent on inquiry

Remedial Powers

Prudential Agreements

506.1	Prudential agreement

Directions of Compliance

507	Superintendent’s directions to company

509	Court enforcement

Disqualification and Removal of Directors or Senior Officers

509.01	Meaning of senior officer

509.1	Application

509.2	Removal of directors or senior officers

Supervisory Intervention

510	Superintendent may take control

514	Powers of directors and officers suspended

493	Avis au surintendant

Recours

494	Annulation de contrats ou autres mesures

PARTIE XII

Réglementation des sociétés : surintendant

Surveillance

Relevés

495	Demande de renseignements

499	Relevé des noms des administrateurs

500	Exemplaire des règlements administratifs

501	Registre des sociétés

502	Fourniture de renseignements

503	Caractère confidentiel des renseignements

503.1	Règlements

504	Privilège relatif à la preuve

504.01	Non-renonciation

504.1	Divulgation du surintendant

504.2	Divulgation de la société

504.3	Exception

504.4	Rapport

Enquête sur les sociétés

505	Examen

506	Pouvoirs du surintendant

Réparation

Accords prudentiels

506.1	Accord prudentiel

Décisions

507	Décisions du surintendant

509	Exécution judiciaire

Rejet des candidatures et destitution

509.01	Définition de cadre dirigeant

509.1	Application

509.2	Destitution des administrateurs et des cadres dirigeants

Surveillance et intervention

510	Prise de contrôle

514	Suspension des pouvoirs et fonctions

Current to February 11, 2020	xx	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

515	Expiration of control

515.1	Superintendent may request winding-up

516	Requirement to relinquish control

517	Advisory committee

518	Expenses payable by company

519	Priority of claim in liquidation

520	Application of assessment

PART XII.1

Regulation of Companies — Commissioner

520.1	Required information

520.2	Confidential information

520.3	Examination

520.4	Power of Commissioner on inquiry

520.5	Compliance agreement

PART XIII

Administration

Notices and Other Documents

520.6	Execution of documents

521	Notice to directors and shareholders

522	Presumption from return

523	Presumption of receipt

524	Service on a company

525	Certificate of company

526	Entry in securities register

527	Verification of documents or fact

527.1	Alternative means of publication

Approvals

527.2	Definition of approval

527.3	Matters to take into account — Minister

527.4	Minister — terms, conditions and undertakings

527.5	Revocation, suspension or amendment of approval — Minister

527.6	Effect of non-compliance on approval

527.7	Multiple approval — other approvals

527.8	Exemption in relation to notices of intention

515	Fin du contrôle

515.1	Liquidation

516	Abandon du contrôle ou demande de mise en liquidation

517	Comité consultatif

518	Frais à la charge de la société

519	Priorité de réclamation en cas de liquidation

520	Réduction

PARTIE XII.1

Réglementation des sociétés : commissaire

520.1	Demande de renseignements

520.2	Caractère confidentiel des renseignements

520.3	Examen

520.4	Pouvoirs du commissaire

520.5	Accord de conformité

PARTIE XIII

Application

Avis et autres documents

520.6	Présomption relative à la signature des documents

521	Avis aux administrateurs et aux actionnaires

522	Présomption

523	Idem

524	Avis et signification à une société

525	Certificat

526	Mentions au registre des valeurs mobilières

527	Vérification d’un document ou d’un fait

527.1	Autres modes de publicité

Agréments

527.2	Définition de agrément

527.3	Facteurs : ministre

527.4	Ministre : conditions et engagements

527.5	Révocation, suspension ou modification de l’agrément du ministre

527.6	Effet de la non-réalisation des conditions ou engagements

527.7	Autres agréments

527.8	Pouvoirs du surintendant à l’égard des avis d’intention

Current to February 11, 2020	xxi	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Exceptions to Generally Accepted Accounting Principles

527.81	Calculations — generally accepted accounting principles

Orders to Exempt or Adapt

527.9	Order

Orders and Directives

528	Not statutory instruments

529	Form

Applications to Superintendent

529.1	Content of applications

Applications for Certain Approvals

529.2	Application for certain approvals

Appeals

530	Appeal to Federal Court

Regulations

531	Power to make regulations

Delegation

532	Delegation

PART XIV

Sanctions

533	Offence

534	Punishment

535	Liability of officers, directors, etc.

535.1	Limitation period

536	Effect of offence on contracts

537	Restraining or compliance order

538	Appeal of final order

539	Recovery and application of fines

PART XIV.1

Documents in Electronic or Other Form

539.01	Definitions

539.02	Application

539.03	Use not mandatory

539.04	Consent and other requirements

539.05	Creation or provision of information

539.06	Creation of information in writing

Exception aux principes comptables généralement reconnus

527.81	Calculs — principes comptables généralement reconnus

Exemption ou adaptation par décret

527.9	Décret

Arrêts, ordonnances et décisions

528	Caractère non réglementaire

529	Forme

Demandes au surintendant

529.1	Demande d’approbation

Demandes relatives à certains agréments

529.2	Demandes relatives à certains agréments

Appels

530	Appel

Règlements

531	Règlements

Délégation

532	Délégation

PARTIE XIV

Peines

533	Infraction

534	Infractions générales à la loi

535	Responsabilité pénale

535.1	Prescription

536	Contrats

537	Ordonnance

538	Appel

539	Recouvrement et affectation des amendes

PARTIE XIV.1

Documents sous forme électronique ou autre

539.01	Définitions

539.02	Application

539.03	Utilisation non obligatoire

539.04	Consentement et autres exigences

539.05	Création et fourniture d’information

539.06	Création d’information écrite

Current to February 11, 2020	xxii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
TABLE OF PROVISIONS	TABLE ANALYTIQUE

539.07	Provision of information in writing

539.08	Multiple copies

539.09	Registered mail

539.1	Statutory declarations and affidavits

539.11	Signatures

539.12	Regulations — provision and receipt of documents

539.13	Content and form of notices and documents

539.14	Exemption

PART XV

General

Transitional

Consequential Amendments

Repeals

Coming into Force

*563	Coming into force

539.07	Fourniture d’information sous forme écrite

539.08	Exemplaires

539.09	Courrier recommandé

539.1	Déclaration solennelle ou sous serment

539.11	Signatures

539.12	Règlements

539.13	Mode de présentation des avis et documents

539.14	Dispense

PARTIE XV

Dispositions générales

Dispositions transitoires

Modifications corrélatives

Abrogations

Entrée en vigueur

*563	Entrée en vigueur

Current to February 11, 2020	xxiii	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

S.C. 1991, c. 45

An Act to revise and amend the law governing federal trust and loan companies and to provide for related and consequential matters

[Assented to 13th December 1991]

L.C. 1991, ch. 45

Loi remaniant et modifiant la législation régissant les sociétés de fiducie et de prêt fédérales et comportant des mesures connexes et corrélatives

[Sanctionnée le 13 décembre 1991]

Her Majesty, by and with the advice and consent of the Senate and House of Commons of Canada, enacts as follows:

Sa Majesté, sur l’avis et avec le consentement du Sénat et de la Chambre des communes du Canada, édicte :

Short Title

Short title

1 This Act may be cited as the Trust and Loan Companies Act.

Titre abrégé

Titre abrégé

1 Loi sur les sociétés de fiducie et de prêt.

PART I

Interpretation and Application

Definitions

Definitions

2 In this Act,

affairs, with respect to a company, means the relationships among the company and its affiliates and the shareholders, directors and officers of the company and its affiliates, but does not include the business of the company or any of its affiliates; (affaires internes)

affiliate means an entity that is affiliated with another entity within the meaning of section 6; (groupe)

Agency means the Financial Consumer Agency of Cana-da established under section 3 of the Financial Consumer Agency of Canada Act; (Agence)

PARTIE I

Définitions et application

Définitions

Définitions

2 Les définitions qui suivent s’appliquent à la présente loi.

acte constitutif Loi spéciale, lettres patentes, acte de prorogation ou tout autre acte — avec ses modifications ou mises à jour éventuelles — constituant ou prorogeant une personne morale. (incorporating instrument)

actif Dans le cas d’une société de fiducie au sens du paragraphe 57(2), en font partie les éléments d’actif détenus par elle à l’égard des fonds en fiducie garantie. (assets)

action avec droit de vote Action d’une personne morale comportant — quelle qu’en soit la catégorie — un

Current to February 11, 2020	1	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

annual statement means the annual financial statement of a company within the meaning of paragraph 313(1)(a); (rapport annuel)

assets, in respect of a company that is a trust company pursuant to subsection 57(2), includes assets held by the company in respect of guaranteed trust money; (actif)

auditor includes a firm of accountants; (vérificateur)

bank holding company means a body corporate that is incorporated or formed under Part XV of the Bank Act; (société de portefeuille bancaire)

bearer, in relation to a security, means the person in possession of a security payable to bearer or endorsed in blank; (porteur)

bearer form, in respect of a security, means a security in bearer form as determined in accordance with subsection 86(2); (titre au porteur)

beneficial ownership includes ownership through one or more trustees, legal representatives, agents or other intermediaries; (véritable propriétaire et propriété effective)

body corporate means an incorporated body wherever or however incorporated; (personne morale)

branch, in respect of a company, means an agency, the head office and any other office of the company; (bureau)

Canadian financial institution means a financial institution that is incorporated or formed by or under an Act of Parliament or of the legislature of a province; (institution financière canadienne)

central securities register or securities register means the register referred to in section 253; (registre central des valeurs mobilières ou registre des valeurs mobilières)

Commissioner means the Commissioner of the Financial Consumer Agency of Canada appointed under section 4 of the Financial Consumer Agency of Canada Act; (commissaire)

common-law partner, in relation to an individual, means a person who is cohabiting with the individual in a conjugal relationship, having so cohabited for a period of at least one year; (conjoint de fait)

company means a body corporate to which this Act applies; (société)

droit de vote en tout état de cause ou en raison soit de la survenance d’un fait qui demeure, soit de la réalisation d’une condition. (voting share)

administrateur Indépendamment de son titre, la personne physique qui fait fonction d’administrateur d’une personne morale; conseil d’administration ou conseil s’entend de l’ensemble des administrateurs d’une personne morale. (director, board of directors or directors)

adresse enregistrée Dernière adresse postale selon le registre central des valeurs mobilières de la société, dans le cas d’un actionnaire, ou selon les livres du bureau en cause, dans le cas de toute autre personne. (recorded address)

affaires internes Les relations entre une société, les entités de son groupe et leurs actionnaires, administrateurs et dirigeants, à l’exclusion de leur activité commerciale. (affairs)

Agence L’Agence de la consommation en matière financière du Canada constituée en application de l’article 3 de la Loi sur l’Agence de la consommation en matière financière du Canada. (Agency)

biens Dans le cas d’une société de fiducie au sens du paragraphe 57(2), en font partie les biens détenus par elle à l’égard des fonds en fiducie garantie. (property)

biens immeubles Sont assimilés aux biens immeubles les droits découlant des baux immobiliers. (real property)

bureau Tout bureau d’une société, y compris son siège et ses agences. (branch)

capital réglementaire Dans le cas d’une société, s’entend au sens des règlements. (regulatory capital)

capitaux propres En ce qui concerne une société, ses capitaux propres déterminés de la façon prévue par règlement. (equity)

commissaire Le commissaire de l’Agence nommé en application de l’article 4 de la Loi sur l’Agence de la consommation en matière financière du Canada. (Commissioner)

conjoint de fait La personne qui vit avec la personne en cause dans une relation conjugale depuis au moins un an. (common-law partner)

constitué en personne morale Sont assimilées aux personnes morales constituées sous le régime d’une loi

Current to February 11, 2020	2	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

complainant, in relation to a company or any matter concerning a company, means

(a) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a company or any of its affiliates,

(b) a director or an officer, or a former director or officer, of a company or any of its affiliates, or

(c) any other person who, in the discretion of a court, is a proper person to make an application under section 339, 343 or 537; (plaignant)

consumer provision means a provision referred to in paragraph (d) or (d.1) of the definition consumer provision in section 2 of the Financial Consumer Agency of Canada Act; (disposition visant les consommateurs)

court means

(a) in the Province of Ontario, the Superior Court of Justice,

(b) in the Province of Quebec, the Superior Court of the Province,

(c) in the Provinces of Nova Scotia, British Columbia and Prince Edward Island, the Supreme Court of the Province,

(d) in the Provinces of New Brunswick, Manitoba, Saskatchewan and Alberta, the Court of Queen’s Bench for the Province,

(e) in the Province of Newfoundland and Labrador, the Trial Division of the Supreme Court of the Province, and

(f) in Yukon and the Northwest Territories, the Supreme Court, and in Nunavut, the Nunavut Court of Justice; (tribunal)

court of appeal means the court to which an appeal lies from a decision or order of a court; (cour d’appel)

creditor, in respect of a company that is a trust company pursuant to subsection 57(2), includes a person who has money deposited with the company as guaranteed trust money; (créancier)

debt obligation means a bond, debenture, note or other evidence of indebtedness of an entity, whether secured or unsecured; (titre de créance)

fédérale ou provinciale les personnes morales prorogées sous le même régime. (incorporated)

coopérative de crédit fédérale S’entend au sens de l’article 2 de la Loi sur les banques. (federal credit union)

cour d’appel La juridiction compétente pour juger les appels interjetés contre les décisions et ordonnances des tribunaux. (court of appeal)

créancier Dans le cas d’une société de fiducie au sens du paragraphe 57(2), est assimilée à un créancier la personne qui a des fonds déposés chez celle-ci en fiducie garantie. (creditor)

dépôt Dans le cas d’une société de fiducie au sens du paragraphe 57(2), les fonds reçus par elle en fiducie garantie. (deposit)

détenteur Soit l’actionnaire au sens de l’article 7, soit toute personne détenant un certificat de valeur mobilière délivré au porteur ou à son nom, ou endossé à son profit, ou encore en blanc. (holder)

dette Dans le cas d’une société de fiducie au sens du paragraphe 57(2), sont considérés comme une dette les fonds qu’elle a reçus en fiducie garantie. (deposit liabilities)

dirigeant Toute personne physique désignée à ce titre par règlement administratif ou résolution du conseil d’administration ou des membres d’une entité, notamment, dans le cas d’une personne morale, le premier dirigeant, le président, le vice-président, le secrétaire, le contrôleur financier ou le trésorier. (officer)

disposition visant les consommateurs S’entend d’une disposition visée aux alinéas d) ou d.1) de la définition de disposition visant les consommateurs à l’article 2 de la Loi sur l’Agence de la consommation en matière financière du Canada. (consumer provision)

émetteur L’entité qui émet ou a émis des valeurs mobilières. (issuer)

entité Personne morale, fiducie, société de personnes, fonds, toute organisation ou association non dotée de la personnalité morale, Sa Majesté du chef du Canada ou d’une province et ses organismes et le gouvernement d’un pays étranger ou de l’une de ses subdivisions politiques et ses organismes. (entity)

envoyer A également le sens de remettre. (send)

Current to February 11, 2020	3	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

deposit, in respect of money received by a company that is a trust company pursuant to subsection 57(2), means money received as guaranteed trust money; (dépôt)

deposit liabilities, in respect of a company that is a trust company pursuant to subsection 57(2), means liabilities of the company in respect of guaranteed trust money; (dette)

director means a natural person occupying the position of director, by whatever name called, of a body corporate, and board of directors or directors refers to the directors of a body corporate as a body; (administrateur, conseil d’administration ou conseil)

entity means a body corporate, trust, partnership, fund, an unincorporated association or organization, Her Majesty in right of Canada or of a province, an agency of Her Majesty in either of such rights and the government of a foreign country or any political subdivision thereof and any agency thereof; (entité)

equity, in respect of a company, means its equity as determined in accordance with the regulations; (capitaux propres)

federal credit union has the same meaning as in section 2 of the Bank Act; (coopérative de crédit fédérale)

federal financial institution means

(a) a company,

(b) a bank,

(c) an association to which the Cooperative Credit Associations Act applies, or

(d) an insurance company or a fraternal benefit society incorporated or formed under the Insurance Companies Act; (institution financière fédérale)

fiduciary means any person acting in a fiduciary capacity and includes a personal representative of a deceased person; (représentant)

financial institution means

(a) a company,

(b) a bank or an authorized foreign bank within the meaning of section 2 of the Bank Act,

(c) an association to which the Cooperative Credit Associations Act applies,

filiale Entité se trouvant dans la situation décrite à l’article 5. (subsidiary)

fondateur Toute personne qui a demandé la constitution de la société par lettres patentes. (incorporator)

fondé de pouvoir Personne nommée par procuration pour représenter l’actionnaire aux assemblées des actionnaires. (proxyholder)

fonds en fiducie garantie Fonds reçus en fiducie par une société de fiducie au sens du paragraphe 57(2) à des fins de placement contre la garantie du versement des intérêts ou du remboursement du principal, ou des deux. (guaranteed trust money)

formulaire de procuration Formulaire manuscrit, dactylographié ou imprimé qui, une fois rempli et signé par l’actionnaire ou pour son compte, constitue une procuration. (form of proxy)

garantie S’entend notamment d’une lettre de crédit. (guarantee)

groupe L’ensemble des entités visées à l’article 6. (affiliate)

immeuble résidentiel Bien immeuble consistant en bâtiments dont au moins la moitié de la superficie habitable sert ou doit servir à des fins privées d’habitation. (residential property)

institution étrangère Toute entité qui, n’étant pas constituée — avec ou sans la personnalité morale — sous le régime d’une loi fédérale ou provinciale, se livre à des activités bancaires, fiduciaires, de prêt ou d’assurance, ou fait office de société coopérative de crédit ou fait le commerce des valeurs mobilières, ou encore, de toute autre manière, a pour activité principale la prestation de services financiers. (foreign institution)

institution étrangère d’un non-membre de l’OMC Institution étrangère qui n’est pas contrôlée par un résident d’un membre de l’OMC. (non-WTO Member foreign institution)

institution financière Selon le cas :

a) une société;

b) une banque ou une banque étrangère autorisée, au sens de l’article 2 de la Loi sur les banques;

c) une association régie par la Loi sur les associations coopératives de crédit;

Current to February 11, 2020	4	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

(d) an insurance company or a fraternal benefit society incorporated or formed under the Insurance Companies Act,

(e) a trust, loan or insurance corporation incorporated by or under an Act of the legislature of a province,

(f) a cooperative credit society incorporated and regulated by or under an Act of the legislature of a province,

(g) an entity that is incorporated or formed by or under an Act of Parliament or of the legislature of a province and that is primarily engaged in dealing in securities, including portfolio management and investment counselling, and

(h) a foreign institution; (institution financière)

foreign institution means an entity that is

(a) engaged in the business of banking, the trust, loan or insurance business, the business of a cooperative credit society or the business of dealing in securities or is otherwise engaged primarily in the business of providing financial services, and

(b) incorporated or formed otherwise than by or under an Act of Parliament or of the legislature of a province; (institution étrangère)

former Act means the Trust Companies Act or the Loan Companies Act; (loi antérieure)

former-Act company means a body corporate referred to in paragraph 12(b) or (c); (société antérieure)

form of proxy means a written or printed form that, when completed and executed by or on behalf of a shareholder, constitutes a proxy; (formulaire de procuration)

going-private transaction means a going-private transaction as defined in the regulations; (transaction de fermeture)

guarantee includes a letter of credit; (garantie)

guaranteed trust money means money that is received in trust for investment by a company that is a trust company pursuant to subsection 57(2) and that is subject to a guarantee by the company in respect of the payment of interest or repayment of the principal or both; (fonds en fiducie garantie)

head office means the office required to be maintained by a company pursuant to section 242; (siège)

d) une société d’assurances ou une société de secours mutuel constituée ou formée sous le régime de la Loi sur les sociétés d’assurances;

e) une société de fiducie, de prêt ou d’assurance constituée en personne morale par une loi provinciale;

f) une société coopérative de crédit constituée en personne morale et régie par une loi provinciale;

g) une entité constituée en personne morale ou formée sous le régime d’une loi fédérale ou provinciale et dont l’activité est principalement le commerce des valeurs mobilières, y compris la gestion de portefeuille et la fourniture de conseils en placement;

h) une institution étrangère. (financial institution)

institution financière canadienne Institution financière constituée en personne morale ou formée sous le régime d’une loi fédérale ou provinciale. (Canadian financial institution)

institution financière fédérale Selon le cas :

a) société;

b) banque;

c) association régie par la Loi sur les associations coopératives de crédit;

d) société d’assurances ou société de secours mutuel constituée ou formée sous le régime de la Loi sur les sociétés d’assurances. (federal financial institution)

intérêt de groupe financier Intérêt déterminé conformément à l’article 10. (substantial investment)

intérêt substantiel Intérêt déterminé conformément à l’article 8. (significant interest)

lettres patentes Lettres patentes en la forme agréée par le surintendant et dont la présente loi autorise la délivrance. (letters patent)

loi antérieure La Loi sur les sociétés de prêt ou la Loi sur les sociétés de fiducie. (former Act)

mineur S’entend au sens des règles du droit provincial applicables ou, à défaut, au sens donné au mot « enfant » dans la Convention relative aux droits de l’enfant, adoptée par l’Assemblée générale des Nations Unies le 20 novembre 1989. (minor)

ministre Le ministre des Finances. (Minister)

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

holder means

(a) in respect of a security certificate, the person in possession of the certificate issued or endorsed to that person or to bearer or in blank, and

(b) in respect of the ownership of a share, the shareholder of the share within the meaning of section 7; (détenteur)

holding body corporate means a holding body corporate within the meaning of section 4; (société mère)

incorporated, when used with reference to a body corporate that is incorporated by or under an Act of Parliament or of the legislature of a province, also refers to a body corporate that is continued by or under any such Act; (constitué en personne morale)

incorporating instrument means the special Act, letters patent, instrument of continuance or other constating instrument by which a body corporate was incorporated or continued and includes any amendment to or restatement of the constating instrument; (acte constitutif)

incorporator, in relation to a company, means a person who applied for letters patent to incorporate the company; (fondateur)

insurance holding company means a body corporate that is incorporated or formed under Part XVII of the Insurance Companies Act; (société de portefeuille d’assurances)

issuer, in respect of a security, means the entity that issues or issued the security; (émetteur)

letters patent, in respect of an instrument authorized to be issued under this Act, means letters patent in a form approved by the Superintendent; (lettres patentes)

Minister means the Minister of Finance; (ministre)

minor has the same meaning as in the applicable provincial law and in the absence of any such law has the same meaning as the word “child” in the United Nations Convention on the Rights of the Child adopted in the United Nations General Assembly on November 20, 1989; (mineur)

non-WTO Member foreign institution means a foreign institution that is not controlled by a WTO Member resident; (institution étrangère d’un non-membre de l’OMC)

officer means

opération En matière de valeurs mobilières, toute aliénation à titre onéreux. (trade)

personne Personne physique, entité ou représentant personnel. (person)

personne morale Toute personne morale, indépendamment de son lieu ou mode de constitution. (body corporate)

plaignant En ce qui a trait à une société ou à toute question la concernant :

a) soit le détenteur inscrit ou le véritable propriétaire, ancien ou actuel, de valeurs mobilières de la société ou d’entités du même groupe;

b) soit tout administrateur ou dirigeant, ancien ou actuel, de la société ou d’entités du même groupe;

c) soit toute autre personne qui, d’après le tribunal, a qualité pour présenter les demandes visées aux articles 339, 343 ou 538. (complainant)

porteur La personne en possession d’un titre au porteur ou endossé en blanc. (bearer)

procuration Le formulaire de procuration rempli et signé par un actionnaire par lequel il nomme un fondé de pouvoir pour le représenter aux assemblées des actionnaires. (proxy)

rapport annuel Le rapport financier annuel d’une société visé à l’alinéa 313(1)a). (annual statement)

registre central des valeurs mobilières ou registre des valeurs mobilières Le registre visé à l’article 253. (central securities register or securities register)

représentant Toute personne agissant à ce titre, notamment le représentant personnel d’une personne décédée. (fiduciary)

représentant personnel Personne agissant en lieu et place d’une autre, notamment un fiduciaire, un exécuteur testamentaire, un administrateur, un comité, un tuteur, un curateur, un cessionnaire, un séquestre ou un mandataire. (personal representative)

résident canadien Selon le cas :

a) le citoyen canadien résidant habituellement au Canada;

b) le citoyen canadien qui ne réside pas habituellement au Canada, mais fait partie d’une catégorie de personnes prévue par règlement;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

(a) in relation to a body corporate, a chief executive officer, president, vice-president, secretary, controller, treasurer and any other natural person designated as an officer of the body corporate by by-law or by resolution of the directors of the body corporate, and

(b) in relation to any other entity, any natural person designated as an officer of the entity by by-law, by resolution of the members thereof or otherwise; (dirigeant)

order form, in respect of a security, means a security in order form as determined in accordance with subsection 86(3); (titre à ordre)

ordinary resolution means a resolution passed by a majority of the votes cast by or on behalf of the shareholders who voted in respect of that resolution; (résolution ordinaire)

person means a natural person, an entity or a personal representative; (personne)

personal representative means a person who stands in place of and represents another person and, without limiting the generality of the foregoing, includes, as the circumstances require, a trustee, an executor, an administrator, a committee, a guardian, a tutor, a curator, an assignee, a receiver, an agent or an attorney of any person; (représentant personnel)

prescribed means prescribed by regulation; (Version anglaise seulement)

property, in respect of a company that is a trust company pursuant to subsection 57(2), includes property held by the company in respect of guaranteed trust money; (biens)

proxy means a completed and executed form of proxy by means of which a shareholder appoints a proxyholder to attend and act on the shareholder’s behalf at a meeting of shareholders; (procuration)

proxyholder means the person appointed by proxy to attend and act on behalf of a shareholder at a meeting of shareholders; (fondé de pouvoir)

real property includes a leasehold interest in real property; (biens immeubles)

recorded address means

c) le résident permanent au sens du paragraphe 2(1) de la Loi sur l’immigration et la protection des réfugiés qui réside habituellement au Canada, à l’exclusion de celui qui y a résidé habituellement pour plus d’un an après la date à laquelle il est devenu admissible à la demande de la citoyenneté canadienne. (resident Canadian)

résident d’un membre de l’OMC Résident d’un membre de l’OMC au sens de l’article 11.1. (WTO Member resident)

résolution extraordinaire Résolution adoptée aux deux tiers au moins des voix exprimées ou signée de tous les actionnaires habiles à voter en l’occurrence. (special resolution)

résolution ordinaire Résolution adoptée à la majorité des voix exprimées. (ordinary resolution)

série Subdivision d’une catégorie d’actions. (series)

siège Bureau maintenu par la société en application de l’article 242. (head office)

société Toute personne morale régie par la présente loi. (company)

société antérieure Personne morale qui, avant l’entrée en vigueur de l’article 12, était régie par la Loi sur les sociétés de fiducie ou la Loi sur les sociétés de prêt. (former-Act company)

société de portefeuille bancaire Personne morale constituée ou formée sous le régime de la partie XV de la Loi sur les banques. (bank holding company)

société de portefeuille d’assurances Personne morale constituée ou formée sous le régime de la partie XVII de la Loi sur les sociétés d’assurances. (insurance holding company)

société mère S’entend au sens de l’article 4. (holding body corporate)

société n’ayant pas fait appel au public S’entend d’une société autre qu’une société ayant fait appel au public.

souscripteur à forfait La personne qui, pour son propre compte, accepte d’acheter des valeurs mobilières en vue d’une mise en circulation ou qui, à titre de mandataire d’une personne ou d’une personne morale, offre en vente ou vend des valeurs mobilières dans le cadre d’une mise en circulation. La présente définition vise aussi les personnes qui participent, directement ou indirectement,

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PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

(a) in relation to a person who is a shareholder of a company, the latest postal address of the person according to the central securities register of the company, and

(b) in relation to a person in any other respect, the latest postal address of the person according to the records of the branch concerned; (adresse enregistrée)

registered form, in respect of a security, means a security in registered form as determined in accordance with subsection 86(4); (titre nominatif)

regulatory capital, in respect of a company, has the meaning given that expression by the regulations; (capital réglementaire)

resident Canadian means a natural person who is

(a) a Canadian citizen ordinarily resident in Canada,

(b) a Canadian citizen not ordinarily resident in Canada who is a member of a prescribed class of persons, or

(c) a permanent resident within the meaning of subsection 2(1) of the Immigration and Refugee Protection Act and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which the individual first became eligible to apply for Canadian citizenship; (résident canadien)

residential property means real property consisting of buildings that are used, or are to be used, to the extent of at least one half of the floor space thereof, as one or more private dwellings; (immeuble résidentiel)

securities underwriter means a person who, as principal, agrees to purchase securities with a view to the distribution of the securities or who, as agent for a body corporate or other person, offers for sale or sells securities in connection with a distribution of the securities, and includes a person who participates, directly or indirectly, in a distribution of securities, other than a person whose interest in the distribution of securities is limited to receiving a distributor’s or seller’s commission payable by a securities underwriter; (souscripteur à forfait)

security means

(a) in relation to a body corporate, a share of any class of shares of the body corporate or a debt obligation of the body corporate, and includes a warrant of the body corporate, but does not include a deposit with a

à une telle mise en circulation, à l’exception de celles dont les intérêts se limitent à recevoir une commission de souscription ou de vente payable par le souscripteur à forfait. (securities underwriter)

sûreté Droit ou charge — notamment hypothèque, privilège ou nantissement — grevant des biens pour garantir au créancier ou à la caution soit le paiement de dettes soit l’exécution d’obligations. (security interest)

surintendant Le surintendant des institutions financières nommé en application de la Loi sur le Bureau du surintendant des institutions financières. (Superintendent)

titre ou valeur mobilière Dans le cas d’une personne morale, action de toute catégorie ou titre de créance sur cette dernière, ainsi que le bon de souscription correspondant, mais à l’exclusion des dépôts effectués auprès d’une institution financière ou des documents les attestant; dans le cas de toute autre entité, les titres de participation ou titres de créance y afférents. (security)

titre à ordre Titre de la nature précisée au paragraphe 86(3). (order form)

titre au porteur Titre de la nature précisée au paragraphe 86(2). (bearer form)

titre de créance Tout document attestant l’existence d’une créance sur une entité, avec ou sans sûreté, et notamment une obligation, une débenture ou un billet. (debt obligation)

titre nominatif Titre de la nature précisée au paragraphe 86(4). (registered form)

titre secondaire Titre de créance délivré par la société et prévoyant qu’en cas d’insolvabilité ou de liquidation de celle-ci, le paiement de la créance prend rang après celui de tous les dépôts effectués auprès de la société et celui de tous ses autres titres de créance, à l’exception de ceux dont le paiement, selon leurs propres termes, est de rang égal ou inférieur. (subordinated indebtedness)

transaction de fermeture S’entend au sens des règlements. (going-private transaction)

transaction d’éviction De la part d’une société n’ayant pas fait appel au public, transaction qui nécessite la modification des règlements administratifs visés au paragraphe 222(1) et qui a pour résultat direct ou indirect la suppression de l’intérêt d’un détenteur d’actions d’une catégorie, sans le consentement de celui-ci et sans substitution d’un intérêt de valeur équivalente dans des actions émises par la société et conférant des droits et

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PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Section 2	Article 2

financial institution or any instrument evidencing such a deposit, and

(b) in relation to any other entity, any ownership interest in or debt obligation of the entity; (titre ou valeur mobilière)

security interest means an interest in or charge on property by way of mortgage, lien, pledge or otherwise taken by a creditor or guarantor to secure the payment or performance of an obligation; (sûreté)

send includes deliver; (envoyer)

series, in respect of shares, means a division of a class of shares; (série)

significant interest means a significant interest determined in accordance with section 8; (intérêt substantiel)

special resolution means a resolution passed by a majority of not less than two thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution; (résolution extraordinaire)

squeeze-out transaction means a transaction by a company that is not a distributing company that requires an amendment to a by-law referred to in subsection 222(1) and that would directly or indirectly result in the interest of a holder of shares of a class of shares being terminated without their consent and without substituting an interest of equivalent value in shares issued by the company that have rights and privileges equal to or greater than those of the shares of the affected class; (transaction d’éviction)

subordinated indebtedness means an instrument evidencing an indebtedness of a company that by its terms provides that the indebtedness will, in the event of the insolvency or winding-up of the company, be subordinate in right of payment to all deposit liabilities of the company and all other liabilities of the company except those that, by their terms, rank equally with or are subordinate to such indebtedness; (titre secondaire)

subsidiary means an entity that is a subsidiary of another entity within the meaning of section 5; (filiale)

substantial investment means a substantial investment determined in accordance with section 10; (intérêt de groupe financier)

Superintendent means the Superintendent of Financial Institutions appointed pursuant to the Office of the privilèges égaux ou supérieurs à ceux attachés aux actions de cette catégorie. (squeeze-out transaction)

transfert Tout transfert de valeurs mobilières, y compris par effet de la loi. (transfer)

tribunal

a) La Cour supérieure de justice de l’Ontario;

b) la Cour supérieure du Québec;

c) la Cour suprême de la Nouvelle-Écosse, de la Colombie-Britannique ou de l’Île-du-Prince-Édouard;

d) la Cour du Banc de la Reine du Nouveau-Brunswick, du Manitoba, de la Saskatchewan ou de l’Alberta;

e) la Section de première instance de la Cour suprême de Terre-Neuve-et-Labrador;

f) la Cour suprême du Yukon, la Cour suprême des Territoires du Nord-Ouest ou la Cour de justice du Nunavut. (court)

vérificateur S’entend notamment d’un cabinet de comptables. (auditor)

véritable propriétaire Est considéré comme tel le propriétaire de valeurs mobilières inscrites au nom d’un ou de plusieurs intermédiaires, notamment d’un fiduciaire ou d’un mandataire; propriété effective s’entend du droit du véritable propriétaire. (beneficial ownership)

1991, ch. 45, art. 2, ch. 47, art. 753, ch. 48, art. 493; 1992, ch. 51, art. 66; 1998, ch. 30, art. 13(F) et 15(A); 1999, ch. 3, art. 84, ch. 28, art. 136; 2000, ch. 12, art. 298; 2001, ch. 9, art. 478, ch. 27, art. 272; 2002, ch. 7, art. 248(A); 2005, ch. 54, art. 368; 2010, ch. 12, art. 2123; 2012, ch. 5, art. 162; 2014, ch. 39, art. 301; 2015, ch. 3, art. 157.

Current to February 11, 2020	9	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART I Interpretation and Application	PARTIE I Définitions et application
Definitions	Définitions
Sections 2-2.3	Articles 2-2.3

Superintendent of Financial Institutions Act; (surintendant)

trade, in respect of securities, means any sale or disposition of securities for valuable consideration; (opération)

transfer, in respect of securities, includes a transmission by operation of law; (transfert)

voting share means a share of any class of shares of a body corporate carrying voting rights under all circumstances or by reason of an event that has occurred and is continuing or by reason of a condition that has been fulfilled; (action avec droit de vote)

WTO Member resident means a WTO Member resident within the meaning of section 11.1. (résident d’un membre de l’OMC)

1991, c. 45, s. 2, c. 47, s. 753, c. 48, s. 493; 1992, c. 51, s. 66; 1998, c. 30, ss. 13(F), 15(E); 1999, c. 3, s. 84, c. 28, s. 136; 2000, c. 12, s. 298; 2001, c. 9, s. 478, c. 27, s. 272; 2002, c. 7, s. 248(E); 2005, c. 54, s. 368; 2010, c. 12, s. 2123; 2012, c. 5, s. 162; 2014, c. 39, s. 301; 2015, c. 3, s. 157.

Interpretation

Major shareholder

2.1 For the purposes of this Act, a person is a major shareholder of a body corporate if

(a) the aggregate of the shares of any class of voting shares of the body corporate that are beneficially owned by the person and that are beneficially owned by any entities controlled by the person is more than 20 per cent of the outstanding shares of that class of voting shares of the body corporate; or

(b) the aggregate of the shares of any class of non-voting shares of the body corporate that are beneficially owned by the person and that are beneficially owned by any entities controlled by the person is more than 30 per cent of the outstanding shares of that class of non-voting shares of the body corporate.

2001, c. 9, s. 479.

Interprétation

Actionnaire important

2.1 Pour l’application de la présente loi, une personne est un actionnaire important d’une personne morale dans l’un ou l’autre des cas suivants :

a) le total des actions avec droit de vote d’une catégorie quelconque de la personne morale dont elle a la propriété effective et de celles dont les entités qu’elle contrôle ont la propriété effective représente plus de vingt pour cent des actions en circulation de cette catégorie;

b) le total des actions sans droit de vote d’une catégorie quelconque de la personne morale dont elle a la propriété effective et de celles dont les entités qu’elle contrôle ont la propriété effective représente plus de trente pour cent des actions en circulation de cette catégorie.

2001, ch. 9, art. 479.

Widely held

2.2 For the purposes of this Act, a body corporate is widely held if it has no major shareholder.

2001, c. 9, s. 479.

Participation multiple

2.2 Pour l’application de la présente loi, est à participation multiple la personne morale qui n’a aucun actionnaire important.

2001, ch. 9, art. 479.

Regulations — distributing company

2.3 (1) The Governor in Council may make regulations respecting the determination of what constitutes a distributing company for the purposes of this Act.

Règlements — société ayant fait appel au public

2.3 (1) Le gouverneur en conseil peut prendre des règlements concernant la détermination, pour l’application de la présente loi, de ce que constitue une société ayant fait appel au public.

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PART I Interpretation and Application	PARTIE I Définitions et application
Interpretation	Interprétation
Sections 2.3-3	Articles 2.3-3

Exemption — company

(2) On the application of a company, the Superintendent may determine that it is not or was not a distributing company if the Superintendent is satisfied that the determination would not prejudice any of its security holders.

Exemption

(2) Le surintendant peut, à la demande d’une société, établir que celle-ci n’est ou n’était pas une société ayant fait appel au public, s’il est convaincu que cela ne causera aucun préjudice aux détenteurs de ses valeurs mobilières.

Exemption — class of companies

(3) The Superintendent may determine that members of a class of companies are not or were not distributing companies if the Superintendent is satisfied that the determination would not prejudice any security holder of a member of the class.

2005, c. 54, s. 369.

Exemption par catégorie

(3) Le surintendant peut établir les catégories de sociétés qui ne sont ou n’étaient pas des sociétés ayant fait appel au public, s’il est convaincu que cela ne causera aucun préjudice aux détenteurs des valeurs mobilières des sociétés faisant partie des catégories en question.

2005, ch. 54, art. 369.

Control

3 (1) For the purposes of this Act,

(a) a person controls a body corporate if securities of the body corporate to which are attached more than 50 per cent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person and the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate;

(b) a person controls an unincorporated entity, other than a limited partnership, if more than 50 per cent of the ownership interests, however designated, into which the entity is divided are beneficially owned by that person and the person is able to direct the business and affairs of the entity;

(c) the general partner of a limited partnership controls the limited partnership; and

(d) a person controls an entity if the person has any direct or indirect influence that, if exercised, would result in control in fact of the entity.

Contrôle

3 (1) Pour l’application de la présente loi, a le contrôle d’une entité :

a) dans le cas d’une personne morale, la personne qui a la propriété effective de titres de celle-ci lui conférant plus de cinquante pour cent des droits de vote dont l’exercice lui permet d’élire la majorité des administrateurs de la personne morale;

b) dans le cas d’une entité non constituée en personne morale, à l’exception d’une société en commandite, la personne qui en détient, à titre de véritable propriétaire, plus de cinquante pour cent des titres de participation — quelle qu’en soit la désignation — et qui a la capacité d’en diriger tant l’activité commerciale que les affaires internes;

c) dans le cas d’une société en commandite, le commandité;

d) dans tous les cas, la personne dont l’influence directe ou indirecte auprès de l’entité est telle que son exercice aurait pour résultat le contrôle de fait de celle-ci.

Deemed control

(2) A person who controls an entity is deemed to control any entity that is controlled, or deemed to be controlled, by the entity.

Présomption de contrôle

(2) La personne qui contrôle une entité est réputée contrôler toute autre entité contrôlée ou réputée contrôlée par celle-ci.

Deemed control

(3) A person is deemed to control, within the meaning of paragraph (1)(a) or (b), an entity if the aggregate of

(a) any securities of the entity that are beneficially owned by that person, and

(b) any securities of the entity that are beneficially owned by any entity controlled by that person

Présomption de contrôle

(3) Pour l’application des alinéas (1)a) ou b), une personne est réputée avoir le contrôle d’une entité quand elle-même et les entités qu’elle contrôle détiennent la propriété effective d’un nombre de titres de la première tel que, si elle-même et les entités contrôlées étaient une seule personne, elle contrôlerait l’entité en question au sens de ces alinéas.

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PART I Interpretation and Application	PARTIE I Définitions et application
Interpretation	Interprétation
Sections 3-7	Articles 3-7

is such that, if that person and all of the entities referred to in paragraph (b) that beneficially own securities of the entity were one person, that person would control the entity.

Guidelines

(4) The Minister may, for any purpose of any provision of this Act that refers to control within the meaning of paragraph (1)(d), make guidelines respecting what constitutes such control, including guidelines describing the policy objectives that the guidelines and the relevant provisions of the Act are intended to achieve and, if any such guidelines are made, the reference to paragraph (1)(d) in that provision shall be interpreted in accordance with the guidelines.

1991, c. 45, s. 3; 2001, c. 9, s. 480.

Lignes directrices

(4) Le ministre peut, pour l’application de toute disposition de la présente loi qui mentionne le contrôle au sens de l’alinéa (1)d), donner des lignes directrices précisant en quoi consiste ce contrôle, notamment par la description des objectifs de politique que les lignes directrices et la disposition en cause visent; le cas échéant, la mention de l’alinéa (1)d) dans la disposition s’interprète selon les lignes directrices.

1991, ch. 45, art. 3; 2001, ch. 9, art. 480.

Holding body corporate

4 A body corporate is the holding body corporate of any entity that is its subsidiary.

1991, c. 45, s. 4; 2001, c. 9, s. 481.

Société mère

4 Est la société mère d’une entité la personne morale dont celle-ci est la filiale.

1991, ch. 45, art. 4; 2001, ch. 9, art. 481.

Subsidiary

5 An entity is a subsidiary of another entity if it is controlled by the other entity.

1991, c. 45, s. 5; 2001, c. 9, s. 481.

Filiale

5 Toute entité qui est contrôlée par une autre entité en est la filiale.

1991, ch. 45, art. 5; 2001, ch. 9, art. 481.

Affiliated entities

6 (1) One entity is affiliated with another entity if one of them is controlled by the other or both are controlled by the same person.

Groupe

6 (1) Sont du même groupe les entités dont l’une est contrôlée par l’autre ou les entités qui sont contrôlées par la même personne.

Affiliated entities

(2) Despite subsection (1), for the purposes of subsections 270(1) and 288(1), one entity is affiliated with another entity if one of them is controlled, determined without regard to paragraph 3(1)(d), by the other or both are controlled, determined without regard to paragraph 3(1)(d), by the same person.

1991, c. 45, s. 6; 2001, c. 9, s. 482.

Groupe

(2) Par dérogation au paragraphe (1) et pour l’application des paragraphes 270(1) et 288(1), sont du même groupe les entités dont l’une est contrôlée par l’autre ou les entités qui sont contrôlées par la même personne, abstraction faite de l’alinéa 3(1)d).

1991, ch. 45, art. 6; 2001, ch. 9, art. 482.

Shareholder

7 (1) For the purposes of this Act, a person is a shareholder of a body corporate when, according to the securities register of the body corporate, the person is the owner of one or more shares of the body corporate or is entitled to be entered in the securities register or like record of the body corporate as the owner of the share or shares.

Actionnaire

7 (1) Pour l’application de la présente loi, est actionnaire d’une personne morale toute personne qui, selon le registre des valeurs mobilières de celle-ci, est propriétaire d’une ou de plusieurs actions ou qui a le droit d’être inscrite dans ce registre, ou un autre document semblable de la personne morale, à titre de propriétaire de ces actions.

Holder of a share

(2) A reference in this Act to the holding of a share by or in the name of any person is a reference to the fact that the person is registered or is entitled to be registered in

Détenteurs d’actions

(2) Dans la présente loi, la mention qu’une action est détenue par une personne ou en son nom signifie que cette personne est inscrite ou a le droit d’être inscrite à

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the securities register or like record of the body corporate as the holder of that share.

titre d’actionnaire dans le registre des valeurs mobilières ou tout autre document semblable de la personne morale.

Significant interest

8 (1) A person has a significant interest in a class of shares of a company where the aggregate of

(a) any shares of that class beneficially owned by the person, and

(b) any shares of that class beneficially owned by entities controlled by the person exceeds 10 per cent of all of the outstanding shares of that class of shares of the company.

Intérêt substantiel

8 (1) Une personne a un intérêt substantiel dans une catégorie d’actions d’une société quand elle-même et les entités qu’elle contrôle détiennent la propriété effective de plus de dix pour cent de l’ensemble des actions en circulation de cette catégorie.

Increasing significant interest

(2) A person who has a significant interest in a class of shares of a company increases that significant interest in the class of shares where the person or any entity controlled by the person

(a) acquires beneficial ownership of additional shares of that class, or

(b) acquires control of any entity that beneficially owns shares of that class,

in such number as to increase the percentage of shares of that class that are beneficially owned by the person and by any entities controlled by the person.

Augmentation de l’intérêt substantiel

(2) La personne qui a un intérêt substantiel dans une catégorie d’actions d’une société augmente cet intérêt quand le pourcentage de telles actions dont elle-même et les entités qu’elle contrôle détiennent la propriété effective augmente du fait de l’acquisition par elle-même ou toute entité qu’elle contrôle :

a) soit d’actions de cette catégorie à titre de véritable propriétaire;

b) soit du contrôle d’une entité qui détient à titre de véritable propriétaire des actions de cette catégorie.

Acting in concert

9 (1) For the purposes of Part VII, if two or more persons have agreed, under any agreement, commitment or understanding, whether formal or informal, verbal or written, to act jointly or in concert in respect of

(a) shares of a company that they beneficially own,

(b) shares or ownership interests that they beneficially own of any entity that beneficially owns shares of a company, or

(c) shares or ownership interests that they beneficially own of any entity that controls any entity that beneficially owns shares of a company,

those persons shall be deemed to be a single person who is acquiring beneficial ownership of the aggregate number of shares of the company or shares or ownership interests of the entity that are beneficially owned by them.

Action concertée

9 (1) Pour l’application de la partie VII, sont réputées être une seule personne qui acquiert à titre de véritable propriétaire le nombre total des actions d’une société ou des actions ou titres de participation d’une entité dont elles ont la propriété effective les personnes qui, en vertu d’une entente, d’un accord ou d’un engagement — formel ou informel, oral ou écrit — conviennent d’agir ensemble ou de concert à l’égard :

a) soit d’actions de la société dont elles sont les véritables propriétaires;

b) soit d’actions ou de titres de participation — dans le cas de l’entité qui détient la propriété effective d’actions de la société — dont elles sont les véritables propriétaires;

c) soit d’actions ou de titres de participation — dans le cas d’une entité qui contrôle une entité qui détient la propriété effective d’actions de la société — dont elles sont les véritables propriétaires.

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Idem

(2) Without limiting the generality of subsection (1), any agreement, commitment or understanding by or between two or more persons who beneficially own shares of a company or shares or ownership interests of any entity referred to in paragraph (1)(b) or (c),

(a) whereby any of them or their nominees may veto any proposal put before the board of directors of the company, or

(b) pursuant to which no proposal put before the board of directors of the company may be approved except with the consent of any of them or their nominees,

shall be deemed to be an agreement, commitment or understanding referred to in subsection (1).

Idem

(2) Sans que soit limitée la portée générale du paragraphe (1), est réputé être un accord, une entente ou un engagement au sens de ce paragraphe tout accord, entente ou engagement permettant à chacune des personnes qui sont les véritables propriétaires d’actions d’une société ou d’actions ou titres de participation de l’entité visée aux alinéas (1)b) ou c) :

a) soit d’opposer — personnellement ou par délégué — son veto à une proposition soumise au conseil d’administration de la société;

b) soit d’empêcher l’approbation de toute proposition soumise au conseil d’administration de la société en l’absence de son consentement ou de celui de son délégué.

Exceptions

(3) For the purposes of this section, persons shall be presumed not to have agreed to act jointly or in concert solely by reason of the fact that

(a) one is the proxyholder of one or more of the others in respect of shares or ownership interests referred to in subsection (1); or

(b) they vote the voting rights attached to shares or ownership interests referred to in subsection (1) in the same manner.

Exceptions

(3) Pour l’application du présent article, les personnes sont présumées ne pas s’être entendues pour agir ensemble ou de concert uniquement du fait :

a) qu’une est le fondé de pouvoir d’une ou de plusieurs autres de ces personnes à l’égard des actions ou titres de participation visés au paragraphe (1);

b) qu’elles exercent les droits de vote attachés aux actions ou titres de participation visés au paragraphe (1) de la même façon.

Designation

(4) Where in the opinion of the Superintendent it is reasonable to conclude that an agreement, commitment or understanding referred to in subsections (1) and (2) exists by or among two or more persons, the Superintendent may designate those persons as persons who have agreed to act jointly or in concert.

Désignation

(4) Si, à son avis, il est raisonnable de conclure à l’existence d’une entente, d’un accord ou d’un engagement au sens des paragraphes (1) ou (2), le surintendant peut décider que les personnes en cause se sont entendues pour agir ensemble ou de concert.

Contravention

(5) A person contravenes a provision of Part VII if the person agrees to act jointly or in concert with one or more other persons in such a manner that a deemed single person contravenes the provision.

1991, c. 45, s. 9; 2001, c. 9, s. 483; 2007, c. 6, s. 337.

Contravention

(5) Toute personne contrevient à une disposition de la partie VII si elle convient d’agir avec d’autres personnes — ou de concert avec celles-ci — de sorte qu’une seule personne réputée telle contrevient à la disposition.

1991, ch. 45, art. 9; 2001, ch. 9, art. 483; 2007, ch. 6, art. 337.

Substantial investment in body corporate

10 (1) A person has a substantial investment in a body corporate where

(a) the voting rights attached to the aggregate of any voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person exceed 10 per cent of the voting rights attached

Intérêt de groupe financier dans une personne morale

10 (1) Une personne a un intérêt de groupe financier dans une personne morale quand elle-même et les entités qu’elle contrôle détiennent la propriété effective :

a) soit d’un nombre total d’actions comportant plus de dix pour cent des droits de vote attachés à l’ensemble des actions en circulation de celle-ci;

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to all of the outstanding voting shares of the body corporate; or

(b) the aggregate of any shares of the body corporate beneficially owned by the person and by any entities controlled by the person represents ownership of greater than 25 per cent of the shareholders’ equity of the body corporate.

b) soit d’un nombre total d’actions représentant plus de vingt-cinq pour cent de l’avoir des actionnaires de celle-ci.

Increasing substantial investment in body corporate

(2) A person who has a substantial investment in a body corporate pursuant to paragraph (1)(a) increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional voting shares of the body corporate in such number as to increase the percentage of voting rights attached to the aggregate of the voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns any voting shares of the body corporate in such number as to increase the percentage of voting rights attached to the aggregate of the voting shares of the body corporate beneficially owned by the person and by any entities controlled by the person.

Augmentation de l’intérêt de groupe financier — personne morale

(2) La personne qui détient le type d’intérêt de groupe financier visé à l’alinéa (1)a) l’augmente quand elle-même ou toute entité qu’elle contrôle :

a) soit acquiert à titre de véritable propriétaire un nombre d’actions de la personne morale qui augmente le pourcentage des droits de vote attachés à l’ensemble des actions qu’elles détiennent à titre de véritable propriétaire;

b) soit acquiert le contrôle d’une entité qui détient à titre de véritable propriétaire un nombre d’actions de la personne morale qui augmente le pourcentage des droits de vote attachés à l’ensemble des actions qu’elles détiennent à titre de véritable propriétaire.

Idem

(3) A person who has a substantial investment in a body corporate pursuant to paragraph (1)(b) increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional shares of the body corporate in such number as to increase the percentage of the shareholders’ equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns any shares of the body corporate in such number as to increase the percentage of the shareholders’ equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person.

Idem

(3) La personne qui détient le type d’intérêt de groupe financier visé à l’alinéa (1)b) l’augmente quand elle-même ou toute entité qu’elle contrôle :

a) soit acquiert à titre de véritable propriétaire un nombre d’actions de la personne morale qui augmente le pourcentage de l’avoir des actionnaires que représente le total des actions de celle-ci qu’elles détiennent à titre de véritable propriétaire;

b) soit acquiert le contrôle d’une entité qui détient à titre de véritable propriétaire un nombre d’actions de la personne morale qui augmente le pourcentage de l’avoir des actionnaires que représente le total des actions de celle-ci qu’elles détiennent à titre de véritable propriétaire.

New substantial investment

(4) For greater certainty,

Nouvel intérêt de groupe financier

(4) Il est entendu que les acquisitions suivantes sont réputées augmenter l’intérêt de groupe financier d’une personne dans une personne morale :

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(a) where a person has a substantial investment in a body corporate pursuant to paragraph (1)(a) and the person, or any entity controlled by the person,

(i) purchases or otherwise acquires beneficial ownership of shares of the body corporate, or

(ii) acquires control of any entity that beneficially owns shares of the body corporate,

in such number as to cause the shareholders’ equity of the body corporate represented by the aggregate of the shares of the body corporate beneficially owned by the person and by any entities controlled by the person to exceed 25 per cent of the shareholders’ equity of the body corporate, or

(b) where a person has a substantial investment in a body corporate pursuant to paragraph (1)(b) and the person or any entity controlled by the person

(i) purchases or otherwise acquires beneficial ownership of voting shares of the body corporate, or

(ii) acquires control of any entity that beneficially owns voting shares of the body corporate,

in such number as to cause the voting rights attached to the aggregate of the voting shares beneficially owned by the person and by any entities controlled by the person to exceed 10 per cent of the voting rights attached to all of the outstanding voting shares of the body corporate, the acquisition is deemed to cause the person to increase a substantial investment in the body corporate.

a) dans le cas où la personne a un intérêt de groupe financier dans la personne morale en vertu de l’alinéa (1)a), l’acquisition par cette personne, ou par une entité qu’elle contrôle, soit d’un nombre d’actions de la personne morale à titre de véritable propriétaire, soit du contrôle d’une entité détenant à ce titre de telles actions, qui augmente l’avoir des actionnaires que représente l’ensemble de ces actions détenues à titre de véritable propriétaire par cette personne et les entités qu’elle contrôle, à plus de vingt-cinq pour cent de l’avoir des actionnaires de la personne morale;

b) dans le cas où la personne a un intérêt de groupe financier dans la personne morale en vertu de l’alinéa (1)b), l’acquisition par cette personne, ou par une entité qu’elle contrôle, soit d’un nombre d’actions avec droit de vote de la personne morale à titre de véritable propriétaire, soit du contrôle d’une entité détenant à ce titre de telles actions, qui augmente les droits de vote attachés à l’ensemble de ces actions détenues en propriété effective par cette personne et les entités qu’elle contrôle, à plus de dix pour cent des droits de vote attachés à l’ensemble des actions en circulation de la personne morale.

Substantial investment in unincorporated entity

(5) A person has a substantial investment in an unincorporated entity where the aggregate of any ownership interests, however designated, into which the entity is divided, beneficially owned by the person and by any entities controlled by the person exceeds 25 per cent of all of the ownership interests into which the entity is divided.

Intérêt de groupe financier dans une entité non constituée en personne morale

(5) Une personne a un intérêt de groupe financier dans une entité non constituée en personne morale quand elle-même et les entités qu’elle contrôle détiennent la propriété effective de plus de vingt-cinq pour cent de l’ensemble des titres de participation de cette entité, quelle qu’en soit la désignation.

Increasing substantial investment in unincorporated entities

(6) A person who has a substantial investment in an unincorporated entity increases that substantial investment when the person or any entity controlled by the person

(a) acquires beneficial ownership of additional ownership interests in the unincorporated entity in such number as to increase the percentage of ownership interests in the unincorporated entity beneficially owned

Augmentation de l’intérêt de groupe financier dans une entité non constituée en personne morale

(6) La personne qui détient un intérêt de groupe financier dans une entité non constituée en personne morale l’augmente quand elle-même ou toute entité qu’elle contrôle :

a) soit acquiert à titre de véritable propriétaire un nombre de titres de participation de l’entité qui augmente le pourcentage des titres de participation de

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by the person and by any entities controlled by the person; or

(b) acquires control of any entity that beneficially owns ownership interests in the unincorporated entity in such number as to increase the percentage of ownership interests beneficially owned by the person and by any entities controlled by the person.

11 [Repealed, 2005, c. 54, s. 370]

celle-ci qu’elles détiennent à titre de véritable propriétaire;

b) soit acquiert le contrôle d’une autre entité détenant à titre de véritable propriétaire un nombre de titres de participation de la première qui augmente le pourcentage des titres de participation de celle-ci qu’elles détiennent à titre de véritable propriétaire.

11 [Abrogé, 2005, ch. 54, art. 370]

WTO Member resident

11.1 (1) For the purposes of this Act, a WTO Member resident is

(a) a natural person who is ordinarily resident in a country or territory that is a WTO Member as defined in subsection 2(1) of the World Trade Organization Agreement Implementation Act, other than Canada;

(b) a body corporate, association, partnership or other organization that is incorporated, formed or otherwise organized in a country or territory that is a WTO Member, as defined in subsection 2(1) of the World Trade Organization Agreement Implementation Act, other than Canada, and that is controlled,

(i) directly or indirectly, by one or more persons referred to in paragraph (a), or

(ii) by a government of a WTO Member, whether federal, state or local, or an agency of one of those governments;

(c) a trust established by one or more persons referred to in paragraph (a) or (b) or a trust in which one or more of those persons have more than 50 per cent of the beneficial interest; or

(d) a body corporate, association, partnership or other organization that is controlled, directly or indirectly, by a trust referred to in paragraph (c).

Définition de résident d’un membre de l’OMC

11.1 (1) Pour l’application de la présente loi, résident d’un membre de l’OMC s’entend de :

a) toute personne physique qui réside habituellement dans un pays ou territoire — autre que le Canada —membre de l’OMC, au sens du paragraphe 2(1) de la Loi de mise en œuvre de l’Accord sur l’Organisation mondiale du commerce;

b) toute personne morale, association, société de personnes ou tout autre organisme qui est constitué, formé ou autrement organisé dans un pays ou territoire — autre que le Canada — , membre de l’OMC, au sens du paragraphe 2(1) de la Loi de mise en œuvre de l’Accord sur l’Organisation mondiale du commerce, et qui est contrôlé, directement ou indirectement, par une ou plusieurs personnes visées à l’alinéa a) ou contrôlée par le gouvernement d’un membre de l’OMC ou par celui d’un de ses États ou d’une de ses administrations locales, ou par tout organisme d’un tel gouvernement;

c) toute fiducie soit établie par une ou plusieurs personnes visées aux alinéas a) ou b), soit dans laquelle celles-ci détiennent plus de la moitié de la propriété effective;

d) toute personne morale, association, société de personnes ou tout autre organisme qui est contrôlé, directement ou indirectement, par une fiducie visée à l’alinéa c).

Interpretation

(2) For the purposes of subsection (1),

(a) a body corporate is controlled by one or more persons if

(i) securities of the body corporate to which are attached more than 50 per cent of the votes that may be cast to elect directors of the body corporate are beneficially owned by the person or persons, and

Application

(2) Pour l’application du paragraphe (1) :

a) ont le contrôle d’une personne morale les personnes qui ont la propriété effective de titres de celle-ci leur conférant plus de cinquante pour cent des droits de vote dont l’exercice leur permet d’élire la majorité des administrateurs de la personne morale;

b) ont le contrôle d’une association, d’une société de personnes ou d’un autre organisme les personnes qui en détiennent, à titre de véritables propriétaires, plus

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(ii) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(b) an association, partnership or other organization is controlled by one or more persons if

(i) more than 50 per cent of the ownership interests, however designated, into which the association, partnership or other organization is divided are beneficially owned by the person or persons, and

(ii) the person or persons are able to direct the business and affairs of the association, partnership or other organization;

(c) a body corporate, association, partnership or other organization is controlled by one or more persons if the person or persons have, directly or indirectly, control in fact of the body corporate, association, partnership or other organization; and

(d) a body corporate, association, partnership or other organization that controls another body corporate, association, partnership or other organization is deemed to control any body corporate, association, partnership or other organization that is controlled or deemed to be controlled by the other body corporate, association, partnership or other organization.

1999, c. 28, s. 137.

de cinquante pour cent des titres de participation —quelle qu’en soit la désignation — et qui ont la capacité d’en diriger tant l’activité commerciale que les affaires internes;

c) ont le contrôle d’une personne morale, d’une association, d’une société de personnes ou d’un autre organisme les personnes qui ont, directement ou indirectement, le contrôle de fait de la personne morale, de l’association, de la société de personnes ou de l’autre organisme;

d) toute personne morale, association, société de personnes ou tout autre organisme qui en contrôle un autre est censé contrôler toutes les personnes morales, associations, sociétés de personnes ou tous les autres organismes contrôlés ou censés contrôlés par cette autre personne morale, association, société ou cet autre organisme.

1999, ch. 28, art. 137.

Application

Application of Act

12 This Act applies to every body corporate

(a) that is incorporated or continued under this Act,

(b) to which the Trust Companies Act applied immediately before the coming into force of this section, or

(c) to which the Loan Companies Act applied immediately before the coming into force of this section,

and that is not discontinued under this Act.

Application

Champ d’application

12 La présente loi s’applique aux personnes morales qui sont constituées ou prorogées sous son régime, ainsi qu’aux sociétés antérieures, auxquelles elle ne met pas fin.

Conflicting provisions

13 Where there is a conflict or inconsistency between a provision of this Act and a provision of the incorporating instrument of a former-Act company, the provision of this Act prevails.

Conflit

13 En cas de conflit ou d’incompatibilité avec l’acte constitutif d’une société antérieure, les dispositions de la présente loi prévalent.

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PART II

Status and Powers

Corporate powers

14 (1) A company has the capacity of a natural person and, subject to this Act, the rights, powers and privileges of a natural person.

PARTIE II

Pouvoirs

Pouvoirs

14 (1) La société a, sous réserve des autres dispositions de la présente loi, la capacité d’une personne physique.

Powers restricted

(2) A company shall not carry on any business or exercise any power that it is restricted by this Act from carrying on or exercising, or exercise any of its powers in a manner contrary to this Act.

Réserve

(2) La société ne peut exercer ses pouvoirs ou son activité commerciale en violation de la présente loi.

Business in Canada

(3) A company may carry on business throughout Cana-da.

Activité au Canada

(3) La société peut exercer son activité commerciale sur l’ensemble du territoire canadien.

Powers outside Canada

(4) Subject to this Act, a company has the capacity to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside Canada to the extent and in the manner that the laws of that jurisdiction permit.

Capacité extra-territoriale

(4) Sous réserve de la présente loi, la société jouit de la capacité extra-territoriale — tant pour ses affaires internes que pour ses pouvoirs et son activité commerciale — dans les limites des règles de droit applicables en l’espèce.

No invalidity

15 No act of a company, including any transfer of property to or by a company, is invalid by reason only that the act or transfer is contrary to the company’s incorporating instrument or this Act.

Survie des droits

15 Les faits de la société, notamment en matière de transfert de biens, ne sont pas nuls du seul motif qu’ils sont contraires à son acte constitutif ou à la présente loi.

By-law not necessary

16 It is not necessary for a company to pass a by-law in order to confer any particular power on the company or its directors.

Pouvoirs particuliers

16 Il n’est pas nécessaire de prendre un règlement administratif pour conférer un pouvoir particulier à la société ou à ses administrateurs.

No personal liability

17 The shareholders of a company are not, as shareholders, liable for any liability, act or default of the company except as otherwise provided by this Act.

Absence de responsabilité personnelle

17 Les actionnaires de la société ne sont pas responsables, en tant que tels, des dettes, actes ou défauts de celle-ci, sauf dans les cas prévus par la présente loi.

No constructive notice

18 No person is affected by or is deemed to have notice or knowledge of the contents of a document concerning a company by reason only that the document has been filed with the Superintendent or the Minister or is available for inspection at a branch of the company.

Absence de présomption de connaissance

18 Le seul fait qu’un document relatif à une société a été déposé auprès du surintendant ou du ministre, ou qu’il peut être consulté à un bureau de la société, est sans conséquence pour quiconque et n’implique pas qu’il y a connaissance de sa teneur.

Current to February 11, 2020	19	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART II Status and Powers	PARTIE II Pouvoirs
Sections 19-20	Articles 19-20

Authority of directors and officers

19 (1) No company and no guarantor of an obligation of a company may assert against a person dealing with the company or against a person who has acquired rights from the company that

(a) the company’s incorporating instrument or any by-laws of the company have not been complied with;

(b) the persons named as directors of the company in the most recent return sent to the Superintendent under section 499 are not the directors of the company;

(c) the place named in the incorporating instrument or by-laws of the company is not the place where the head office of the company is situated;

(d) a person held out by the company as a director, officer or representative of the company has not been duly appointed or has no authority to exercise the powers and perform the duties that are customary in the business of the company or usual for a director, officer or representative; or

(e) a document issued by any director, officer or representative of the company with actual or usual authority to issue the document is not valid or not genuine.

Prétentions interdites

19 (1) La société, ou ses cautions, ne peuvent opposer aux personnes qui ont traité avec elle ou à ses ayants droit ou ayants cause les prétentions suivantes :

a) son acte constitutif ou ses règlements administratifs n’ont pas été observés;

b) les personnes qui figurent comme administrateurs de la société dans le dernier relevé envoyé au surintendant aux termes de l’article 499 ne sont pas ses administrateurs;

c) son siège ne se trouve pas au lieu indiqué dans son acte constitutif ou ses règlements administratifs;

d) une personne qu’elle a présentée comme l’un de ses administrateurs, dirigeants ou mandataires n’a pas été régulièrement nommée ou n’est pas habilitée à exercer les attributions qui découlent normalement du poste ou de son activité commerciale;

e) un document émanant régulièrement de l’un de ses administrateurs, dirigeants ou mandataires n’est pas valable ou authentique.

Exception — knowledge

(2) Subsection (1) does not apply in respect of a person who has or ought to have knowledge of a situation described in that subsection by virtue of their relationship to the company.

1991, c. 45, s. 19; 2005, c. 54, s. 371.

Exception

(2) Le paragraphe (1) ne s’applique pas aux personnes qui connaissent ou devraient connaître une situation visée à ce paragraphe en raison de leur relation avec la société.

1991, ch. 45, art. 19; 2005, ch. 54, art. 371.

Sunset provision

20 (1) Subject to subsections (2) and (4), companies shall not carry on business after the fifth anniversary of the day on which the Budget Implementation Act, 2018, No. 1 receives royal assent.

Temporarisation

20 (1) Sous réserve des paragraphes (2) et (4), les sociétés ne peuvent exercer leurs activités après le cinquième anniversaire de la sanction de la Loi no 1 d’exécution du budget de 2018.

Extension

(2) The Governor in Council may, by order, extend by up to six months the time during which companies may continue to carry on business. No more than one order may be made under this subsection.

Prorogation

(2) Le gouverneur en conseil peut, par décret, proroger jusqu’à concurrence de six mois la période au cours de laquelle les sociétés peuvent exercer leurs activités. Un seul décret peut être pris aux termes du présent paragraphe.

Order not a regulation

(3) The order is not a regulation for the purposes of the Statutory Instruments Act. However, it shall be published in Part II of the Canada Gazette.

Loi sur les textes réglementaires

(3) Le décret n’est pas un règlement pour l’application de la Loi sur les textes réglementaires. Toutefois, il doit être publié dans la partie II de la Gazette du Canada.

Current to February 11, 2020	20	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART II Status and Powers	PARTIE II Pouvoirs
Sections 20-23	Articles 20-23

Exception — dissolution

(4) If Parliament dissolves on the fifth anniversary of the day on which the Budget Implementation Act, 2018, No. 1 receives royal assent or on any day within the six-month period before that anniversary or on any day within an extension ordered under subsection (2), companies may continue to carry on business until the end of the 180th day after the first day of the first session of the next Parliament.

1991, c. 45, s. 20; 1997, c. 15, s. 341; 2001, c. 9, s. 484; 2006, c. 4, s. 202; 2007, c. 6, s. 338; 2012, c. 5, s. 163; 2016, c. 7, s. 117; 2018, c. 12, s. 354.

Exception : dissolution

(4) En cas de dissolution du Parlement au cinquième anniversaire de la sanction de la Loi no 1 d’exécution du budget de 2018, ou au cours des six mois qui précèdent cet anniversaire, ou au cours de la période prévue au paragraphe (2), les sociétés peuvent exercer leurs activités jusqu’au cent quatre-vingtième jour suivant le premier jour de la première session de la législature suivante.

1991, ch. 45, art. 20; 1997, ch. 15, art. 341; 2001, ch. 9, art. 484; 2006, ch. 4, art. 202; 2007, ch. 6, art. 338; 2012, ch. 5, art. 163; 2016, ch. 7, art. 117; 2018, ch. 12, art. 354.

PART III

Incorporation, Continuance and Discontinuance

Formalities of Incorporation

Incorporation of company

21 On the application of one or more persons made in accordance with this Act, the Minister may, subject to this Part, issue letters patent incorporating a company.

PARTIE III

Constitution, prorogation et cessation

Formalités constitutives

Constitution

21 Sous réserve des autres dispositions de la présente partie, le ministre peut délivrer aux personnes qui lui en font la demande des lettres patentes pour la constitution d’une société.

Restrictions on incorporation

22 Letters patent incorporating a company may not be issued if the application therefor is made by or on behalf of

(a) Her Majesty in right of Canada or in right of a province, an agency of Her Majesty in either of those rights, or an entity controlled by Her Majesty in either of those rights;

(b) the government of a foreign country or any political subdivision thereof;

(c) an agency of the government of a foreign country or any political subdivision thereof; or

(d) an entity, other than a foreign institution or any subsidiary of a foreign institution, that is controlled by the government of a foreign country or any political subdivision thereof.

Restrictions

22 Est obligatoirement rejetée toute demande de constitution par lettres patentes lorsqu’elle est présentée par ou pour, selon le cas :

a) Sa Majesté du chef du Canada ou d’une province, un de ses organismes ou une entité contrôlée par elle;

b) le gouvernement d’un pays étranger ou d’une de ses subdivisions politiques;

c) un organisme du gouvernement d’un pays étranger ou d’une de ses subdivisions politiques;

d) une entité contrôlée par le gouvernement d’un pays étranger ou d’une de ses subdivisions politiques, à l’exception d’une institution étrangère ou d’une filiale d’une telle institution.

Subsidiary of foreign institution

23 If a proposed company would be a subsidiary of a foreign institution that is engaged in trust or loan business and the application for letters patent to incorporate the company is made by a non-WTO Member foreign institution, letters patent to incorporate the company may not be issued unless the Minister is satisfied that

Filiale d’institution étrangère

23 Il ne peut y avoir délivrance de lettres patentes dans le cas où la société ainsi constituée serait la filiale d’une institution étrangère qui exploite une entreprise de fiducie ou de prêt, sauf si le ministre est convaincu que, dans les cas où la demande est faite par une institution étrangère d’un non-membre de l’OMC, les sociétés régies

Current to February 11, 2020	21	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Formalities of Incorporation	Formalités constitutives
Sections 23-25	Articles 23-25

treatment as favourable for companies to which this Act applies exists or will be provided in the jurisdiction in which the foreign institution principally carries on business, either directly or through a subsidiary.

1991, c. 45, s. 23; 1999, c. 28, s. 138; 2001, c. 9, s. 485.

par la présente loi bénéficient ou bénéficieront d’un traitement aussi favorable sur le territoire où l’institution étrangère exerce principalement son activité, directement ou par l’intermédiaire d’une filiale.

1991, ch. 45, art. 23; 1999, ch. 28, art. 138; 2001, ch. 9, art. 485.

Application for incorporation

24 (1) An application for letters patent to incorporate a company setting out the names of the first directors of the company shall be filed with the Superintendent, together with such other information, material and evidence as the Superintendent may require.

Demande

24 (1) La demande de lettres patentes, qui doit indiquer les noms des premiers administrateurs de la société, est déposée au bureau du surintendant avec les autres renseignements, documents ou pièces justificatives que celui-ci peut exiger.

Publishing notice of intent

(2) Before filing an application referred to in subsection (1), the applicant or one of the applicants, as the case may be, shall, at least once a week for a period of four consecutive weeks, publish, in a form satisfactory to the Superintendent, a notice of intention to make the application in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of the company is to be situated.

Publicité

(2) Préalablement au dépôt de sa demande et au moins une fois par semaine pendant quatre semaines consécutives, l’intéressé publie, en la forme que le surintendant estime satisfaisante, un avis de son intention dans la Gazette du Canada et dans un journal à grand tirage paraissant au lieu prévu pour le siège de la société ou dans les environs.

Objections to incorporation

25 (1) Any person who objects to the proposed incorporation of a company may, within thirty days after the date of the last publication under subsection 24(2) in respect of the proposed company, submit the objection in writing to the Superintendent.

Avis d’opposition

25 (1) Toute personne qui s’oppose au projet de constitution peut, dans les trente jours suivant la dernière publication de l’avis d’intention, notifier par écrit son opposition au surintendant.

Minister to be informed

(2) On receipt of an objection under subsection (1), the Superintendent shall inform the Minister of the objection.

Information du ministre

(2) Dès réception, le surintendant porte à la connaissance du ministre l’opposition.

Inquiry into objection and report

(3) On receipt of an objection under subsection (1), and if the application for the issuance of the letters patent to which the objection relates has been received, the Superintendent shall, if satisfied that it is necessary and in the public interest to do so, hold or cause to be held a public inquiry into the objection as it relates to the application and, on completion of the inquiry, the Superintendent shall report the findings of the inquiry to the Minister.

Enquête et rapport

(3) Dès réception également et à condition qu’il ait aussi reçu la demande de lettres patentes, le surintendant, s’il est convaincu que cela est nécessaire et dans l’intérêt public, fait procéder à une enquête publique sur l’opposition dont il communique ensuite les conclusions au ministre.

Report to be made available

(4) Within thirty days after receiving a report under subsection (3), the Minister shall make the report available to the public.

Publicité du rapport

(4) Le ministre rend public le rapport du surintendant dans les trente jours de sa réception.

Current to February 11, 2020	22	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Formalities of Incorporation	Formalités constitutives
Sections 25-27	Articles 25-27

Rules governing proceedings

(5) Subject to the approval of the Governor in Council, the Superintendent may make rules governing the proceedings at public inquiries held under this section.

Procédure d’enquête

(5) Sous réserve de l’agrément du gouverneur en conseil, le surintendant peut établir des règles concernant la procédure à suivre pour les enquêtes publiques prévues au présent article.

Matters for consideration

26 Before issuing letters patent to incorporate a company, the Minister shall take into account all matters that the Minister considers relevant to the application, including

(a) the nature and sufficiency of the financial resources of the applicant or applicants as a source of continuing financial support for the company;

(b) the soundness and feasibility of the plans of the applicant or applicants for the future conduct and development of the business of the company;

(c) the business record and experience of the applicant or applicants;

(d) the character and integrity of the applicant or applicants or, if the applicant or any of the applicants is a body corporate, its reputation for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the businesses and operations of the applicant or applicants with those of the company on the conduct of those businesses and operations; and

(g) the best interests of the financial system in Cana-da.

1991, c. 45, s. 26; 2001, c. 9, s. 486.

Facteurs à prendre en compte

26 Avant de délivrer des lettres patentes, le ministre prend en compte tous les facteurs qu’il estime se rapporter à la demande, notamment :

a) la nature et l’importance des moyens financiers du ou des demandeurs pour le soutien financier continu de la société;

b) le sérieux et la faisabilité de leurs plans pour la conduite et l’expansion futures de l’activité de la société;

c) leur expérience et leur dossier professionnel;

d) leur moralité et leur intégrité et, s’agissant de personnes morales, leur réputation pour ce qui est de leur exploitation selon des normes élevées de moralité et d’intégrité;

e) la compétence et l’expérience des personnes devant exploiter la société, afin de déterminer si elles sont aptes à participer à l’exploitation d’une institution financière et à exploiter la société de manière responsable;

f) les conséquences de toute intégration des activités et des entreprises du ou des demandeurs et de celles de la société sur la conduite de ces activités et entreprises;

g) l’intérêt du système financier canadien.

1991, ch. 45, art. 26; 2001, ch. 9, art. 486.

Contents of letters patent

27 (1) There shall be set out in the letters patent incorporating a company

(a) the name of the company;

(b) the province in which the head office of the company is to be situated; and

(c) the date that the company came, or is to come, into existence.

Teneur

27 (1) Les lettres patentes d’une société doivent mentionner les éléments d’information suivants :

a) la dénomination sociale;

b) la province où se trouvera son siège;

c) la date de la constitution.

Current to February 11, 2020	23	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Formalities of Incorporation	Formalités constitutives
Sections 27-32	Articles 27-32

Provisions in letters patent

(2) The Minister may set out in the letters patent incorporating a company any provision not contrary to this Act that the Minister considers advisable in order to take into account the particular circumstances of the proposed company.

Dispositions particulières

(2) Les lettres patentes peuvent contenir toute disposition conforme à la présente loi que le ministre estime indiquée pour tenir compte de la situation particulière à la société projetée.

Terms and conditions

(3) The Minister may impose such terms and conditions in respect of the issuance of letters patent incorporating a company as the Minister considers necessary or appropriate.

1991, c. 45, s. 27; 2005, c. 54, s. 372.

Conditions

(3) Le ministre peut assujettir la délivrance des lettres patentes de la société aux conditions qu’il estime indiquées.

1991, ch. 45, art. 27; 2005, ch. 54, art. 372.

Notice of issue of letters patent

28 The Superintendent shall cause to be published in the Canada Gazette a notice of the issuance of letters patent incorporating a company.

Avis de délivrance

28 Le surintendant fait publier les avis de délivrance de lettres patentes dans la Gazette du Canada.

First directors

29 The first directors of a company are the directors named in the application for letters patent to incorporate the company.

Premiers administrateurs

29 Les premiers administrateurs d’une société sont ceux dont les noms figurent dans la demande de lettres patentes.

Effect of letters patent

30 A company comes into existence on the date provided therefor in its letters patent.

Effet des lettres patentes

30 La société est constituée à la date indiquée dans ses lettres patentes.

Continuance

Federal corporations

31 (1) A body corporate incorporated under the Canada Business Corporations Act or any other Act of Parliament, other than a federal credit union, may apply to the Minister for letters patent continuing the body corporate as a company under this Act.

Prorogation

Personnes morales fédérales

31 (1) Les personnes morales constituées aux termes de la Loi canadienne sur les sociétés par actions ou d’une autre loi fédérale, à l’exception d’une coopérative de crédit fédérale, peuvent demander au ministre des lettres patentes de prorogation sous le régime de la présente loi.

Other corporations

(2) A body corporate incorporated otherwise than by or under an Act of Parliament may, if so authorized by the laws of the jurisdiction where it is incorporated, apply to the Minister for letters patent continuing the body corporate as a company under this Act.

1991, c. 45, s. 31; 1994, c. 24, s. 34(F); 2010, c. 12, s. 2124.

Application for continuance

32 (1) Where a body corporate applies for letters patent under subsection 31(1) or (2), sections 22 to 26 apply in respect of the application, with such modifications as the circumstances require.

Autres personnes morales

(2) Les personnes morales non constituées sous le régime d’une loi fédérale peuvent, si les règles de droit en vigueur sur le territoire de leur constitution les y autorisent, demander au ministre des lettres patentes de prorogation sous le régime de la présente loi.

1991, ch. 45, art. 31; 1994, ch. 24, art. 34(F); 2010, ch. 12, art. 2124.

Demande de prorogation

32 (1) La demande de prorogation est, dans les deux cas, assujettie aux articles 22 à 26, compte tenu des modifications nécessaires.

Current to February 11, 2020	24	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Continuance	Prorogation
Sections 32-36	Articles 32-36

Special resolution approval

(2) Where a body corporate applies for letters patent under subsection 31(1) or (2), the application must be duly authorized by a special resolution.

Autorisation par résolution extraordinaire

(2) La demande de prorogation doit être auparavant dûment autorisée par résolution extraordinaire.

Copy of special resolution

(3) A copy of the special resolution referred to in subsection (2) shall be filed with the application.

Copie de la résolution

(3) Une copie de la résolution extraordinaire doit être jointe à la demande.

Power to issue letters patent

33 (1) On the application of a body corporate under subsection 31(1) or (2), the Minister may, subject to this Part, issue letters patent continuing the body corporate as a company under this Act.

Pouvoir de délivrance

33 (1) Le ministre peut, sous réserve des autres dispositions de la présente partie, délivrer des lettres patentes prorogeant comme société sous le régime de la présente loi la personne morale qui lui en fait la demande aux termes de l’article 31.

Issue of letters patent

(2) Where letters patent are issued to a body corporate under subsection (1), section 27 applies in respect of the issue of letters patent, with such modifications as the circumstances require.

Lettres patentes de prorogation

(2) L’article 27 s’applique, avec les adaptations de circonstance, lors de la délivrance de lettres patentes de prorogation.

Effect of letters patent

34 On the day set out in the letters patent continuing a body corporate as a company under subsection 33(1),

(a) the body corporate becomes a company as if it had been incorporated under this Act; and

(b) the letters patent are deemed to be the incorporating instrument of the continued company.

Effet

34 À la date indiquée dans les lettres patentes de prorogation :

a) la personne morale devient une société comme si elle avait été constituée sous le régime de la présente loi;

b) les lettres patentes sont réputées être l’acte constitutif de la société prorogée.

Copy of letters patent

35 (1) Where a body corporate is continued as a company under this Part, the Superintendent shall forthwith send a copy of the letters patent to the appropriate official or public body in the jurisdiction in which the body corporate was authorized to apply to be continued under this Act.

Notice of issuance of letters patent

(2) The Superintendent shall cause to be published in the Canada Gazette a notice of the issuance of letters patent continuing a body corporate as a company under this Act.

Transmission des lettres patentes

35 (1) Après toute prorogation accordée sous le régime de la présente partie, le surintendant adresse sans délai copie des lettres patentes au fonctionnaire ou à l’organisme public compétent du ressort dans lequel la demande a été autorisée.

Avis

(2) Le surintendant fait publier dans la Gazette du Canada un avis de délivrance de lettres patentes de prorogation.

Effects of continuance

36 Where a body corporate is continued as a company under this Part,

(a) the property of the body corporate continues to be the property of the company;

Effets de la prorogation

36 Les règles suivantes s’appliquent à toute personne morale prorogée comme société sous le régime de la présente partie :

a) les biens de la personne morale lui appartiennent;

Current to February 11, 2020	25	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Continuance	Prorogation
Sections 36-37	Articles 36-37

(b) the company continues to be liable for the obligations of the body corporate;

(c) an existing cause of action or claim by or against the body corporate or any liability of the body corporate to prosecution is unaffected;

(d) a civil, criminal or administrative action or proceeding pending by or against the body corporate may continue to be prosecuted by or against the company;

(e) a conviction against, or any ruling, order or judgment in favour of or against the body corporate may be enforced by or against the company;

(f) a person who, on the day the body corporate becomes a company, was the holder of a security issued by the body corporate is not deprived of any right or privilege available to the person at that time in respect of the security or relieved of any liability in respect thereof, but any such right or privilege may be exercised only in accordance with this Act; and

(g) the by-laws of the body corporate, except those that are in conflict with this Act, continue as the bylaws of the company.

b) elle assume les obligations de la personne morale;

c) aucune atteinte n’est portée aux causes d’action déjà nées à l’égard de la personne morale;

d) les procédures civiles, criminelles ou administratives engagées par ou contre la personne morale peuvent être continuées par ou contre la société;

e) toute décision judiciaire ou quasi judiciaire rendue en faveur de la personne morale ou contre elle est exécutoire à l’égard de la société;

f) les personnes qui, à la date de prorogation, détenaient des valeurs de la personne morale conservent tous les droits et privilèges qu’elles avaient à cette date — leur exercice étant dès lors assujetti à la présente loi — et continuent d’assumer les obligations qui en découlent;

g) les règlements administratifs de la personne morale deviennent, sous réserve de leur compatibilité avec la présente loi, ceux de la société.

Transitional

37 (1) Notwithstanding any other provision of this Act or the regulations, the Minister may, on the recommendation of the Superintendent, by order, grant to a company in respect of which letters patent were issued under subsection 33(1) permission to

(a) engage in a business activity specified in the order that a company is not otherwise permitted by this Act to engage in and that the body corporate continued as the company was engaging in at the time the application for the letters patent was made;

(b) continue to have issued and outstanding debt obligations the issue of which is not authorized by this Act if the debt obligations were outstanding at the time the application for the letters patent was made;

(c) [Repealed, 1994, c. 47, s. 202]

(d) hold assets that a company is not otherwise permitted by this Act to hold if the assets were held by the body corporate continued as the company at the time the application for the letters patent was made;

(e) acquire and hold assets that a company is not otherwise permitted by this Act to acquire or hold if the body corporate continued as the company was obliged, at the time the application for the letters patent was made, to acquire those assets; and

Disposition transitoire

37 (1) Par dérogation à toute autre disposition de la présente loi ou de ses règlements, le ministre peut, par arrêté pris sur recommandation du surintendant, autoriser la société à laquelle ont été délivrées des lettres patentes en vertu du paragraphe 33(1) à :

a) exercer toute activité précisée dans l’arrêté et interdite par ailleurs par la présente loi mais à laquelle la personne morale prorogée se livrait à la date du dépôt de la demande de lettres patentes;

b) maintenir en circulation des titres de créance dont la présente loi n’autorise pas l’émission, dans la mesure où ils étaient déjà en circulation à la date de la demande;

c) [Abrogé, 1994, ch. 47, art. 202]

d) détenir des éléments d’actif prohibés par la présente loi mais qui, à la date de la demande, appartenaient à la personne morale prorogée comme société;

e) acquérir et détenir des éléments d’actif prohibés par la présente loi, dans le cas où la personne morale prorogée comme société était obligée, à la date de la demande, de les acquérir;

Current to February 11, 2020	26	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Continuance	Prorogation
Section 37	Article 37

(f) maintain outside Canada any records or registers required by this Act to be maintained in Canada.

f) tenir à l’étranger les livres et registres dont la présente loi exige la tenue au Canada.

Duration

(2) The permission granted under subsection (1) shall be expressed to be granted for a period specified in the order not exceeding

(a) with respect to any activity described in paragraph (1)(a), thirty days after the date of issue of the letters patent or, where the activity is conducted pursuant to an agreement existing on the date of issue of the letters patent, the expiration of the agreement;

(b) with respect to any matter described in paragraph (1)(b), ten years; and

(c) with respect to any matter described in any of paragraph (1)(d) to (f), two years.

Durée des exceptions

(2) L’arrêté précise la période de validité de l’autorisation, qui ne peut excéder :

a) dans les cas visés à l’alinéa (1)a), trente jours à partir de la date de délivrance des lettres patentes ou, lorsque l’activité découle d’accords existant à cette date, la date d’expiration de ces accords;

b) dans les cas visés à l’alinéa (1)b), dix ans;

c) deux ans dans les autres cas.

Non-application

(2.1) Paragraph (2)(a) does not apply to a company if the body corporate continued as the company was, at any time before the coming into force of this subsection, engaged in any personal property leasing activity in which a financial leasing entity, as defined in subsection 449(1), is not permitted to engage.

Non-application

(2.1) L’alinéa (2)a) ne s’applique pas à la société si la personne morale qui a été prorogée en cette société a exercé, avant l’entrée en vigueur du présent paragraphe, toute activité de crédit-bail mobilier qu’une entité s’occupant de crédit-bail, au sens du paragraphe 449(1), n’est pas elle-même autorisée à exercer.

Renewal

(3) Subject to subsection (4), the Minister may, on the recommendation of the Superintendent, by order, renew a permission granted by order under subsection (1) with respect to any matter described in paragraphs (1)(b) to (e) for such further period or periods as the Minister considers necessary.

Renouvellement

(3) Sous réserve du paragraphe (4), le ministre peut sur recommandation du surintendant, dans les cas visés aux alinéas (1)b) à e), accorder, par arrêté, les renouvellements d’autorisation qu’il estime nécessaires.

Limitation

(4) The Minister shall not grant to a company any permission

(a) with respect to matters described in paragraph (1)(b), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business, unless the Minister is satisfied on the basis of evidence on oath provided by an officer of the company that the company will not be able at law to redeem at the end of the ten years the outstanding debt obligations to which the permission relates; and

(b) with respect to matters referred to in paragraphs (1)(d) and (e), that purports to be effective more than

Restriction

(4) Le ministre ne peut pas délivrer d’autorisation qui serait encore valable plus de dix ans après la date d’obtention par la société de l’agrément de fonctionnement dans les cas visés aux alinéas (1)d) et e); dans les cas visés à l’alinéa (1)b), il ne peut le faire que s’il est convaincu, sur la foi de la déposition sous serment d’un dirigeant de la société, que celle-ci sera dans l’incapacité juridique de racheter les titres de créance visés par l’autorisation encore en circulation à l’expiration de ce délai.

1991, ch. 45, art. 37; 1994, ch. 47, art. 202; 1997, ch. 15, art. 342; 1999, ch. 31, art. 213(F); 2007, ch. 6, art. 339; 2009, ch. 2, art. 288.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Continuance	Prorogation
Sections 37-38	Articles 37-38

ten years after the date of the approval for the company to commence and carry on business.

1991, c. 45, s. 37; 1994, c. 47, s. 202; 1997, c. 15, s. 342; 1999, c. 31, s. 213(F); 2007, c. 6, s. 339; 2009, c. 2, s. 288.

Discontinuance

Transferring to other federal Acts

38 (1) A company may

(a) apply, under the Bank Act, for letters patent continuing the company as a bank or a bank holding company under that Act, or amalgamating and continuing the company as a bank or a bank holding company under that Act;

(b) apply, with the approval in writing of the Minister, under the Canada Business Corporations Act, for a certificate of continuance as a corporation under that Act;

(c) apply, with the approval in writing of the Minister, under the Canada Cooperatives Act, for a certificate of continuance, or a certificate of continuance and a certificate of amalgamation, as a cooperative under that Act;

(d) apply, under the Cooperative Credit Associations Act, for letters patent continuing the company as an association under that Act, or amalgamating and continuing the company as an association under that Act; or

(e) apply, under the Insurance Companies Act, for letters patent continuing the company as a company (other than a mutual company) or an insurance holding company under that Act, or amalgamating and continuing the company as a company (other than a mutual company) or an insurance holding company under that Act.

Cessation

Prorogation sous le régime d’autres lois fédérales

38 (1) La société peut demander :

a) la délivrance de lettres patentes de prorogation en banque ou en société de portefeuille bancaire en vertu de la Loi sur les banques ou de lettres patentes de fusion et prorogation en banque ou en société de portefeuille bancaire en vertu de cette loi;

b) avec l’agrément écrit du ministre, la délivrance d’un certificat de prorogation en société en vertu de la Loi canadienne sur les sociétés par actions;

c) avec l’agrément écrit du ministre, la délivrance d’un certificat de prorogation en coopérative en vertu de la Loi canadienne sur les coopératives ou d’un certificat de prorogation et d’un certificat de fusion en coopérative en vertu de cette loi;

d) la délivrance de lettres patentes de prorogation en association en vertu de la Loi sur les associations coopératives de crédit ou de lettres patentes de fusion et prorogation en association en vertu de cette loi;

e) la délivrance de lettres patentes de prorogation en société — exception faite d’une société mutuelle — ou en société de portefeuille d’assurances aux termes de la Loi sur les sociétés d’assurances ou de lettres patentes de fusion et prorogation en société —exception faite d’une société mutuelle — ou en société de portefeuille d’assurances en vertu de cette loi.

Conditions for approval

(2) The approval referred to in paragraph (1)(b) or (c) may be given only if the Minister is satisfied that

(a) the company has published, once a week for four consecutive weeks in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of the company is situated, a notice of its intention to apply for the approval;

(b) the company is not carrying on any of the fiduciary activities referred to in section 412;

(c) unless the company is a subsidiary of another company and it uses the name of the other company in

Conditions préalables à l’agrément

(2) L’agrément visé aux alinéas (1)b) ou c) ne peut être donné que si le ministre est convaincu :

a) que la société a fait publier une fois par semaine pendant quatre semaines consécutives, dans la Gazette du Canada et dans un journal à grand tirage paraissant au lieu du siège de la société ou dans les environs, un préavis de son intention de faire la demande d’agrément;

b) qu’elle n’exerce pas les activités fiduciaires visées à l’article 412;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Discontinuance	Cessation
Sections 38-41	Articles 38-41

its name as permitted by section 48, the company will not use the word “fiduciaire”, “fiduciary”, “fiducie”, “loan”, “loanco”, “prêt”, “trust” or “trustco” in its name after the certificate referred to in that paragraph is issued;

(d) the company does not hold deposits, other than deposits that are made by a person who controls the company or by a person who has a significant interest in a class of shares of the company and that are not insured by the Canada Deposit Insurance Corporation; and

(e) the application has been authorized by a special resolution.

c) sauf si elle est une filiale d’une autre société et qu’elle utilise dans sa dénomination sociale celle de l’autre société en conformité avec l’article 48, qu’elle s’est engagée à ne pas utiliser les mots « fiduciaire », « fiduciary », « fiducie », « loan », « loanco », « prêt », « trust » ou « trustco » dans sa dénomination sociale après la délivrance du certificat visé à cet alinéa;

d) qu’elle ne détient pas de dépôts, à l’exception des dépôts qui sont faits par une personne qui la contrôle ou qui détient un intérêt substantiel dans une catégorie d’actions de la société et qui ne sont pas assurés par la Société d’assurance-dépôts du Canada;

e) que la demande a été autorisée par résolution extraordinaire.

Withdrawing application

(3) If a special resolution authorizing the application for the certificate or letters patent so states, the directors of the company may, without further approval of the shareholders, withdraw the application before it is acted on.

Retrait de la demande

(3) Les administrateurs de la société peuvent, si cette faculté leur est accordée par les actionnaires dans la résolution extraordinaire autorisant la demande de certificat ou de lettres patentes, retirer celle-ci avant qu’il n’y soit donné suite.

Restriction on other transfers

(4) A company may not apply to be continued, or to be amalgamated and continued, as the case may be, as a body corporate other than one referred to in subsection (1).

1991, c. 45, ss. 38, 559; 1994, c. 24, s. 34(F); 1997, c. 15, s. 343; 2001, c. 9, s. 487; 2007, c. 6, s. 340.

Restriction : prorogation en vertu d’autres régimes

(4) La société ne peut demander la prorogation ou la fusion et la prorogation, selon le cas, si ce n’est en conformité avec le paragraphe (1).

1991, ch. 45, art. 38 et 559; 1994, ch. 24, art. 34(F); 1997, ch. 15, art. 343; 2001, ch. 9, art. 487; 2007, ch. 6, art. 340.

Act ceases to apply

39 If a company applies for a certificate or letters patent referred to in section 38 in accordance with that section and the certificate is given or the letters patent are issued, this Act ceases to apply to the company as of the day the certificate or the letters patent take effect.

1991, c. 45, s. 39; 1994, c. 24, s. 34(F); 2007, c. 6, s. 340.

40 [Repealed, 2007, c. 6, s. 340]

Cessation

39 En cas de délivrance d’un certificat ou de lettres patentes par suite d’une demande faite par la société en vertu de l’article 38, la présente loi cesse de s’appliquer à celle-ci à la date de prise d’effet du certificat ou des lettres patentes.

1991, ch. 45, art. 39; 1994, ch. 24, art. 34(F); 2007, ch. 6, art. 340.

40 [Abrogé, 2007, ch. 6, art. 340]

Corporate Name

Prohibited names

41 (1) A company may not be incorporated under this Act with a name

(a) that is prohibited by an Act of Parliament;

(b) that is, in the opinion of the Superintendent, deceptively misdescriptive;

Dénomination sociale

Dénominations prohibées

41 (1) La société ne peut être constituée aux termes de la présente loi sous une dénomination sociale :

a) dont une loi fédérale interdit l’utilisation;

b) qui, selon le surintendant, est fausse ou trompeuse;

c) qui est identique à la marque de commerce, au nom commercial ou à la dénomination sociale d’une personne morale existant ou qui, selon le

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Corporate Name	Dénomination sociale
Sections 41-44	Articles 41-44

(c) that is the same as or, in the opinion of the Superintendent, substantially the same as or confusingly similar to, any existing

(i) trademark or trade name, or

(ii) corporate name of a body corporate,

except where the trademark or trade name is being changed or the body corporate is being dissolved or is changing its corporate name and consent to the use of the trademark, trade name or corporate name is signified to the Superintendent in such manner as the Superintendent may require;

(d) that is the same as or, in the opinion of the Superintendent, substantially the same as or confusingly similar to, the known name under or by which any entity carries on business or is identified; or

(e) that is reserved under section 45 for another company or a proposed company.

surintendant, est à peu près identique à ceux-ci ou leur est similaire au point de prêter à confusion, sauf si, d’une part, la dénomination, la marque ou le nom est en voie d’être changé ou la personne morale est en cours de dissolution et, d’autre part, le consentement de celle-ci à cet égard est signifié au surintendant selon les modalités qu’il peut exiger;

d) qui est identique au nom sous lequel une entité exerce son activité ou est connue, ou qui, selon le surintendant, est à peu près identique à celui-ci ou lui est similaire au point de prêter à confusion avec lui;

e) qui est réservée, en application de l’article 45, à une autre société existante ou projetée.

Exception

(2) Paragraph (1)(a) does not apply with respect to any former-Act company incorporated by or under an Act of Parliament that expressly authorizes the use of any name that would otherwise be prohibited.

1991, c. 45, s. 41; 1996, c. 6, s. 112; 1997, c. 15, s. 344; 2014, c. 20, s. 366(E).

Exception

(2) L’alinéa (1)a) ne s’applique pas à la société antérieure constituée en personne morale sous le régime d’une loi fédérale qui autorise expressément l’utilisation d’une dénomination qui serait autrement interdite.

1991, ch. 45, art. 41; 1996, ch. 6, art. 112; 1997, ch. 15, art. 344; 2014, ch. 20, art. 366(A).

Trust company

42 A company that is a trust company pursuant to subsection 57(2) must have the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trustco” included in its name.

Société de fiducie

42 La dénomination sociale d’une société de fiducie au sens du paragraphe 57(2) doit comporter l’un des mots suivants : « fiduciaire », « fiduciary », « fiducie », « trust » ou « trustco ».

Affiliated company

43 Despite section 41, a company that is affiliated with another entity may, with the consent of that entity, be incorporated with, or change its name to, substantially the same name as that of the affiliated entity.

1991, c. 45, s. 43; 1996, c. 6, s. 113; 2001, c. 9, s. 488; 2007, c. 6, s. 341.

Société faisant partie d’un groupe

43 Par dérogation à l’article 41, la société qui est du même groupe qu’une autre entité peut, une fois obtenu son consentement, adopter une dénomination sociale à peu près identique à celle de l’entité ou être constituée en personne morale sous une telle dénomination.

1991, ch. 45, art. 43; 1996, ch. 6, art. 113; 2001, ch. 9, art. 488; 2007, ch. 6, art. 341.

French or English form of name

44 (1) The name of a company may be set out in its letters patent in an English form, a French form, an English form and a French form or in a combined English and French form, and the company may use and be legally designated by any such form.

Français ou anglais

44 (1) Dans les lettres patentes, la dénomination sociale peut être énoncée sous l’une des formes suivantes, qui peut légalement désigner la société : français seul, anglais seul, français et anglais, ou combinaison de ces deux langues.

Alternate name

(2) A company may identify itself outside Canada by its name in any language and the company may use and be

Dénomination pour l’étranger

(2) La société peut, à l’étranger, énoncer sa dénomination sociale sous n’importe quelle forme

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Corporate Name	Dénomination sociale
Sections 44-47	Articles 44-47

legally designated by any such form of its name outside Canada.

linguistique, laquelle peut dès lors légalement désigner la société en dehors du Canada.

Other name

(3) Subject to subsection (4) and section 260, a company may carry on business under or identify itself by a name other than its corporate name.

Autre nom

(3) Sous réserve du paragraphe (4) et de l’article 260, la société peut exercer son activité commerciale ou s’identifier sous un nom autre que sa dénomination sociale.

Directions

(4) Where a company is carrying on business under or identifying itself by a name other than its corporate name, the Superintendent may, by order, direct the company not to use that other name if the Superintendent is of the opinion that that other name is a name referred to in any of paragraphs 41(1)(a) to (e).

1991, c. 45, s. 44; 1996, c. 6, s. 114.

Interdiction

(4) Dans le cas où la société exerce son activité commerciale ou s’identifie sous un autre nom que sa dénomination sociale, le surintendant peut, par ordonnance, lui interdire d’utiliser cet autre nom s’il est d’avis que celui-ci est visé à l’un des alinéas 41(1)a) à e).

1991, ch. 45, art. 44; 1996, ch. 6, art. 114.

Reserved name

45 The Superintendent may, on request, reserve for ninety days a name for a proposed company or for a company that intends to change its name.

Réservation de la dénomination

45 Le surintendant peut, sur demande, réserver pendant quatre-vingt-dix jours une dénomination sociale à l’intention d’une société sur le point de se constituer ou de changer sa dénomination sociale.

Directing change of name

46 (1) If through inadvertence or otherwise a company

(a) comes into existence or is continued with a name, or

(b) on an application to change its name, is granted a name

that is prohibited by section 41, the Superintendent may, by order, direct the company to change its name and the company shall comply with that direction.

Changement obligatoire

46 (1) Le surintendant peut, par ordonnance, forcer la société qui, notamment par inadvertance, a reçu une dénomination sociale interdite par l’article 41 à la changer sans délai.

Revoking name

(2) If a company has been directed under subsection (1) to change its name and has not, within sixty days after the service of the direction, changed its name to a name that is not prohibited by this Act, the Superintendent may revoke the name of the company and assign to it a name and, until changed in accordance with section 220 or 222, the name of the company is thereafter the name so assigned.

1991, c. 45, s. 46; 1996, c. 6, s. 115; 2001, c. 9, s. 489.

Invalidation

(2) Le surintendant peut invalider la dénomination sociale de la société qui ne se conforme pas à l’ordonnance dans les soixante jours qui suivent sa signification et lui attribuer une dénomination qui constituera, tant qu’elle ne sera pas changée conformément aux articles 220 ou 222, sa dénomination officielle.

1991, ch. 45, art. 46; 1996, ch. 6, art. 115; 2001, ch. 9, art. 489.

Restriction re trust company name

47 (1) No entity incorporated or formed by or under an Act of Parliament other than this Act shall use the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trustco” or any word or words of import equivalent to any of those words in its name.

Restrictions

47 (1) L’emploi, dans la dénomination sociale, des mots « fiduciaire », « fiduciary », « fiducie », « trust » ou « trustco » ou de tout autre mot ayant un sens équivalent est interdit à toute entité constituée en personne morale ou formée aux termes d’une autre loi fédérale.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Corporate Name	Dénomination sociale
Sections 47-48.1	Articles 47-48.1

Restriction re loan company name

(2) No entity incorporated or formed by or under any Act of Parliament other than this Act shall use the word “loan”, “loanco” or “prêt” or any word or words of import equivalent to any of those words in its name.

Autres restrictions

(2) L’emploi, dans la dénomination sociale, des mots « loan », « loanco » ou « prêt » ou de tout autre mot ayant un sens équivalent est interdit à toute entité constituée en personne morale ou formée aux termes d’une autre loi fédérale.

Exception

(3) Subsections (1) and (2) do not apply to

(a) an entity the business of which is not financial activities; or

(b) an entity that was, on the day immediately preceding the day on which

(i) subsection (1) comes into force, using the word “fiduciaire”, “fiduciary”, “fiducie”, “trust” or “trust-co” or any word or words of import equivalent to any of those words in its name, or

(ii) subsection (2) comes into force, using the word “loan”, “loanco” or “prêt” or any word or words of import equivalent to any of those words in its name.

1991, c. 45, s. 47; 1996, c. 6, s. 115.

Exception

(3) Les paragraphes (1) et (2) ne visent pas les entités :

a) soit qui n’ont pas pour objet une activité financière;

b) soit qui, à l’entrée en vigueur du paragraphe (1), utilisaient les mots « fiduciaire », « fiduciary », « fiducie », « trust » ou « trustco » ou tout autre mot ayant un sens équivalent, ou, à l’entrée en vigueur du paragraphe (2), utilisaient les mots « loan », « loanco » ou « prêt » ou tout autre mot ayant un sens équivalent.

1991, ch. 45, art. 47; 1996, ch. 6, art. 115.

Subsidiaries

48 Despite subsections 47(1) and (2), a subsidiary of a company may use the company’s name in its name.

1991, c. 45, s. 48; 1996, c. 6, s. 115; 2001, c. 9, s. 490.

Filiales

48 Par dérogation aux paragraphes 47(1) et (2), la filiale d’une société peut utiliser dans sa dénomination sociale celle de la société.

1991, ch. 45, art. 48; 1996, ch. 6, art. 115; 2001, ch. 9, art. 490.

Definition of reserved name

48.1 (1) In this section, reserved name means a name that includes as part thereof the word “assurance”, “assurances”, “insurance”, “lifeco”, “fiduciaire”, “fiduciary”, “fiducie”, “trust”, “trustco”, “loan”, “loanco” or “prêt” or any word or words of import equivalent to any of those words.

Définition de raison sociale prohibée

48.1 (1) Pour l’application du présent article, sont prohibées les raisons sociales qui utilisent les mots « assurance », « assurances », « insurance », « lifeco », « fiduciaire », « fiduciary », « fiducie », « trust », « trustco », « loan », « loanco » ou « prêt » ou tout autre mot ayant un sens équivalent.

Termination of control required in certain cases

(2) No person, other than a financial institution, who

(a) is carrying on business in Canada under a reserved name, and

(b) has control or acquires control of a company, shall control the company on the later of

(c) one year after this section comes into force, and

(d) one year after the date of acquisition of the control.

Fin du contrôle

(2) Quiconque exploite son entreprise au Canada sous une raison sociale prohibée, à l’exception d’une institution financière, doit cesser d’exercer le contrôle sur une société après l’année qui suit soit la prise de contrôle soit la date d’entrée en vigueur du présent article, la dernière en date étant retenue.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART III Incorporation, Continuance and Discontinuance	PARTIE III Constitution, prorogation et cessation
Corporate Name	Dénomination sociale
Sections 48.1-49	Articles 48.1-49

Prohibition

(3) No person, other than a financial institution, who

(a) controls an entity that is not a financial institution that carries on business in Canada under a reserved name, and

(b) has control or acquires control of a company, shall control the company on the later of

(c) one year after this section comes into force, and

(d) one year after the date of the acquisition of the control.

Fin du contrôle

(3) Quiconque, à l’exception d’une institution financière, contrôle une entité — autre qu’une institution financière — qui exploite une entreprise au Canada sous une raison sociale prohibée doit cesser d’exercer le contrôle sur une société après l’année qui suit soit la prise de contrôle de la société soit la date d’entrée en vigueur du présent article, la dernière en date étant retenue.

Continuing control prohibited

(4) Notwithstanding subsection (3), where a financial institution controls an entity that

(a) is not a financial institution,

(b) carries on business in Canada under a reserved name, and

(c) has control or acquires control of a company, the entity shall not control the company on the later of

(d) one year after this section comes into force, and

(e) one year after the date on which the entity acquires control of the company.

Fin du contrôle

(4) Malgré le paragraphe (3), si une institution financière contrôle une entité qui, sans être une institution financière, exploite une entreprise au Canada sous une raison sociale prohibée et contrôle une société ou en acquiert le contrôle, l’entité doit cesser d’exercer le contrôle sur la société après l’année qui suit soit la prise de contrôle de la société soit l’entrée en vigueur du présent article, la dernière en date étant retenue.

Exceptions

(5) Subsections (2) to (4) do not apply with respect to a person or entity that was carrying on business in Canada under a reserved name on the day immediately preceding the day on which those subsections come into force.

1996, c. 6, s. 115.

Exceptions

(5) Les paragraphes (2) à (4) ne s’appliquent pas à une personne ou entité qui, à leur entrée en vigueur, exploite une entreprise au Canada sous une raison sociale prohibée.

1996, ch. 6, art. 115.

PART IV

Organization and Commencement

Organization Meetings

First directors’ meeting

49 (1) After letters patent incorporating a company are issued, a meeting of the directors of the company shall be held at which the directors may, subject to this Part,

(a) make by-laws;

PARTIE IV

Organisation et fonctionnement

Réunions

Réunion constitutive

49 (1) Après la délivrance des lettres patentes constituant la société, le conseil d’administration tient une réunion au cours de laquelle il peut, sous réserve de la présente partie :

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PART IV Organization and Commencement	PARTIE IV Organisation et fonctionnement
Organization Meetings	Réunions
Sections 49-51	Articles 49-51

(b) adopt forms of share certificates and corporate records;

(c) authorize the issue of shares of the company;

(d) appoint officers;

(e) appoint an auditor to hold office until the first meeting of shareholders;

(f) make banking arrangements; and

(g) deal with any other matters necessary to organize the company.

a) prendre des règlements administratifs;

b) adopter les modèles des certificats d’actions et des livres ou registres sociaux;

c) autoriser l’émission d’actions;

d) nommer les dirigeants;

e) nommer un vérificateur dont le mandat expirera à la première assemblée des actionnaires;

f) conclure des conventions bancaires;

g) traiter de toute autre question d’organisation.

Calling directors’ meeting

(2) An incorporator or a director named in the application for letters patent may call the meeting referred to in subsection (1) by giving, subject to subsection 185(2), no fewer than five days notice of the purpose, time and place of the meeting to each director of the company.

Convocation de la réunion

(2) Le fondateur de la société — ou l’administrateur nommé dans la demande de lettres patentes — peut, sous réserve du paragraphe 185(2), convoquer la réunion prévue au paragraphe (1) en avisant chaque administrateur, au moins cinq jours à l’avance, des date, heure et lieu de celle-ci ainsi que de son objet.

Calling shareholders’ meeting

50 (1) If at least five million dollars, or any greater amount that the Minister may specify, has been received by a company in respect of which letters patent were issued under section 21 from the issue of its shares, the directors of the company shall without delay call a meeting of the shareholders of the company.

Convocation d’une assemblée des actionnaires

50 (1) Dès que le produit de l’émission d’actions atteint cinq millions de dollars ou le montant supérieur que le ministre peut exiger, les administrateurs de toute société ayant obtenu des lettres patentes en vertu de l’article 21 convoquent une assemblée des actionnaires.

Meeting of shareholders

(2) The shareholders of a company shall, by resolution at the meeting of shareholders called pursuant to subsection (1),

(a) approve, amend or reject any by-law made by the directors of the company;

(b) subject to section 172, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election; and

(c) appoint an auditor to hold office until the close of the first annual meeting of shareholders.

1991, c. 45, s. 50; 2001, c. 9, s. 491.

Assemblée des actionnaires

(2) Les actionnaires doivent, par résolution adoptée lors de leur première assemblée :

a) approuver, modifier ou rejeter tout règlement administratif pris par les administrateurs;

b) sous réserve de l’article 172, élire des administrateurs dont le mandat expirera au plus tard à la clôture de la troisième assemblée annuelle suivante;

c) nommer un vérificateur jusqu’à la clôture de la première assemblée annuelle.

1991, ch. 45, art. 50; 2001, ch. 9, art. 491.

Term of first directors

51 A director named in the application for letters patent to incorporate a company holds office until the election of directors at the meeting of shareholders called pursuant to subsection 50(1).

Mandat des premiers administrateurs

51 Le mandat des administrateurs désignés dans la demande de constitution expire à l’élection des administrateurs lors de la première assemblée des actionnaires.

Current to February 11, 2020	34	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IV Organization and Commencement	PARTIE IV Organisation et fonctionnement
Commencement and Carrying on of Business	Fonctionnement initial
Section 52	Article 52

Commencement and Carrying on of Business

Order to commence and carry on business

52 (1) A company shall not carry on any business until the Superintendent has, by order, approved the commencement and carrying on of business by the company.

Fonctionnement initial

Autorisation de fonctionnement

52 (1) La société ne peut commencer à fonctionner sans l’agrément du surintendant.

Former-Act companies — Loan Companies Act

(2) A licence that was issued to a company under section 76 of the Loan Companies Act and that is in effect immediately before the coming into force of this Part is deemed to be an order of the Superintendent of indeterminate duration under subsection 53(1) and the company remains subject to any and all other restrictions and conditions in the licence.

Sociétés antérieures Loi sur les sociétés de prêt

(2) Est assimilé à un agrément de durée indéterminée le permis qui a été délivré aux termes de l’article 76 de la Loi sur les sociétés de prêt et qui est encore valide à la date d’entrée en vigueur de la présente partie; les conditions et restrictions qui y sont énoncées demeurent en vigueur.

Former-Act companies

(3) A licence that was issued to a company under section 87 of the Trust Companies Act or under section 112 of the Loan Companies Act and that is in effect immediately before the coming into force of this Part is deemed to be an order of the Superintendent of indeterminate duration under subsection 53(1) containing the authorization referred to in subsection 57(1) or the designation referred to in subsection 57(3), as the case may be, and the company remains subject to any and all other restrictions and conditions contained in the licence.

Sociétés antérieures Loi sur les sociétés de fiducie

(3) Est assimilé à un agrément de durée indéterminée et assorti de l’autorisation prévue au paragraphe 57(1) ou de la désignation prévue au paragraphe 57(3) le permis qui a été délivré aux termes de l’article 87 de la Loi sur les sociétés de fiducie ou de l’article 112 de la Loi sur les sociétés de prêt et qui est encore valide à la date d’entrée en vigueur de la présente partie; les conditions et restrictions qui y sont énoncées demeurent en vigueur.

Continued company

(4) Except in respect of a body corporate that is continued as a company under this Act for the purposes of forthwith amalgamating with one or more bodies corporate and continuing as a company under this Act, where letters patent continuing a body corporate as a company under this Act are issued, the Superintendent shall make an order approving the commencement and carrying on of business by the company.

Sociétés prorogées

(4) Le surintendant délivre un agrément à toute personne morale prorogée comme société sous le régime de la présente loi, sauf dans le cas de celle qui est prorogée uniquement en vue d’une fusion immédiate avec une ou plusieurs autres.

Amalgamated company

(5) Where letters patent amalgamating and continuing two or more bodies corporate as a company under this Act are issued, the Superintendent shall make an order approving the commencement and carrying on of business by the company.

Société issue d’une fusion

(5) De même, il délivre un agrément à la société issue de la fusion et de la prorogation de personnes morales sous le régime de la présente loi.

Subsection 53(2) and section 56 do not apply

(6) For greater certainty, subsection 53(2) and section 56 do not apply in respect of a company referred to in sub-sections (4) and (5).

Non-application du paragraphe 53(2) et de l’article 56

(6) Il est entendu que le paragraphe 53(2) et l’article 56 ne s’appliquent pas aux sociétés visées aux paragraphes (4) et (5).

Current to February 11, 2020	35	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IV Organization and Commencement	PARTIE IV Organisation et fonctionnement
Commencement and Carrying on of Business	Fonctionnement initial
Sections 53-56	Articles 53-56

Authority to make order

53 (1) On application by a company, the Superintendent may make an order approving the commencement and carrying on of business by the company.

Ordonnance

53 (1) Sur demande de la société, le surintendant peut, par ordonnance, délivrer l’agrément.

Statement of payments

(2) An application by a company for an order under subsection (1) must contain a statement setting out the amounts paid or to be paid by the company in connection with its incorporation and organization.

État des dépenses

(2) La demande doit comporter un état des dépenses entraînées pour la société par sa constitution et son organisation.

No payments before order

54 Until an order approving the commencement and carrying on of business is made for a company, the company shall not make any payment on account of incorporation or organization expenses out of moneys received from the issue of the shares of the company and interest thereon, except reasonable sums

(a) for the remuneration of not more than two officers;

(b) for the payment of costs related to the issue of shares of the company; and

(c) for the payment of clerical assistance, legal services, accounting services, office accommodation at one location, office expenses, advertising, stationery, postage and travel expenses.

Interdiction de payer les frais avant l’agrément

54 Tant qu’elle n’a pas reçu l’agrément, il est interdit à la société de payer ses dépenses de constitution et d’organisation sur les fonds procurés par l’émission d’actions et les intérêts y afférents, sauf en ce qui concerne, et ce pour un montant raisonnable :

a) la rémunération de deux dirigeants au plus;

b) les frais d’émission d’actions;

c) les dépenses de secrétariat, de services juridiques, de comptabilité et d’aménagement — en un seul endroit — de bureaux, ainsi que les frais de bureau, de publicité, de papeterie, d’affranchissement et de déplacement.

Deposits and investments before order

55 Where a company comes into existence but no order approving the commencement and carrying on of business is made for the company, the company may only

(a) deposit, in Canada, paid-in capital of the company in another deposit-taking Canadian financial institution; or

(b) invest paid-in capital of the company in unencumbered securities of the Government of Canada or the government of any province.

Dépôts ou placements préalables

55 La société créée mais non encore agréée peut seulement soit déposer, au Canada, son capital versé dans une autre institution financière canadienne acceptant des dépôts, soit le placer dans des titres non grevés du gouvernement du Canada ou du gouvernement d’une province.

Conditions for order

56 (1) The Superintendent shall not make an order approving the commencement and carrying on of business by a company until it has been shown to the satisfaction of the Superintendent that

(a) the meeting of shareholders of the company referred to in subsection 50(1) has been duly held;

(b) the company has paid-in capital of at least five million dollars or any greater amount that is specified by the Minister under subsection 50(1);

Conditions

56 (1) Le surintendant ne délivre l’agrément à la société que si celle-ci a établi, à sa satisfaction, que :

a) l’assemblée des actionnaires prévue au paragraphe 50(1) s’est tenue en bonne et due forme;

b) le capital versé est égal à au moins cinq millions de dollars ou au montant supérieur précisé par le ministre en application du paragraphe 50(1);

Current to February 11, 2020	36	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IV Organization and Commencement	PARTIE IV Organisation et fonctionnement
Commencement and Carrying on of Business	Fonctionnement initial
Sections 56-58	Articles 56-58

(c) the expenses of incorporation and organization to be borne by the company are reasonable; and

(d) all other relevant requirements of this Act have been complied with.

c) ses dépenses de constitution et d’organisation ne sont pas excessives;

d) les autres conditions pertinentes imposées par la présente loi ont été remplies.

Time limit

(2) The Superintendent shall not make an order approving the commencement and carrying on of business by a company more than one year after the day on which the company comes into existence.

1991, c. 45, s. 56; 2001, c. 9, s. 492.

Délai de délivrance de l’agrément

(2) L’agrément ne peut être délivré que dans la première année d’existence de la société.

1991, ch. 45, art. 56; 2001, ch. 9, art. 492.

Authorization in order

57 (1) An order approving the commencement and carrying on of business by a company may, at the discretion of the Superintendent, contain the authorization for the company to carry on the activities referred to in section

412.

Autorisation spéciale

57 (1) Le surintendant peut, à sa discrétion, assortir l’ordonnance d’agrément d’une autorisation d’exercer les activités mentionnées à l’article 412.

Trust company

(2) Where an order approving the commencement and carrying on of business by a company contains the authorization referred to in subsection (1), subsection 52(3) or paragraph 58(1)(a), the company is a trust company under this Act.

Effet de l’autorisation

(2) Lorsque le surintendant lui délivre l’autorisation visée aux paragraphes (1) ou 52(3) ou à l’alinéa 58(1)a), la société est par le fait même réputée être une société de fiducie régie par la présente loi.

Mortgage investment company

(3) An order approving the commencement and carrying on of business by a company, other than a company that is a trust company pursuant to subsection (2), may, at the discretion of the Superintendent, contain a designation that the company is a mortgage investment company under this Act.

Société de crédit immobilier

(3) L’agrément peut, à l’appréciation du surintendant, désigner la société comme société de crédit immobilier au titre de la présente loi, sauf s’il s’agit d’une société de fiducie au titre du paragraphe (2).

Conditions of order

(4) An order approving the commencement and carrying on of business by a company may contain such conditions or limitations that are consistent with this Act and relate to the business of the company as the Superintendent deems expedient and necessary.

Conditions

(4) L’agrément peut aussi être assorti des conditions ou restrictions compatibles avec la présente loi que le surintendant juge utiles en ce qui a trait à l’activité commerciale de la société.

Variations

58 (1) In respect of the order approving the commencement and carrying on of business by a company, the Superintendent may at any time, by further order,

(a) add to the order the authorization for the company to carry on the activities referred to in section 412, or the designation referred to in subsection 57(3),

(b) make the order subject to such conditions or limitations that are consistent with this Act and that relate

Modification

58 (1) Le surintendant peut à tout moment, toujours par ordonnance, modifier l’agrément :

a) en y ajoutant l’autorisation d’exercer les activités mentionnées à l’article 412 ou la désignation visée au paragraphe 57(3);

b) en l’assortissant des conditions ou restrictions compatibles avec la présente loi qu’il estime nécessaires en ce qui a trait à l’activité commerciale de la société;

Current to February 11, 2020	37	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IV Organization and Commencement	PARTIE IV Organisation et fonctionnement
Commencement and Carrying on of Business	Fonctionnement initial
Sections 58-61	Articles 58-61

to the business of the company as the Superintendent deems expedient and necessary,

(c) amend or revoke any authorization contained in the order or any condition or limitation to which the order is subject, or

(d) revoke any designation contained in the order, but before making any such further order the Superintendent shall provide the company with an opportunity to make representations regarding that further order.

c) en modifiant ou annulant toute autorisation particulière qui y est prévue ou toute condition ou restriction y figurant;

d) en y annulant la désignation.

Il doit cependant auparavant donner à la société la possibilité de lui présenter ses observations à cet égard.

(2) to (6) [Repealed, 1996, c. 6, s. 116]

1991, c. 45, s. 58; 1996, c. 6, s. 116.

(2) à (6) [Abrogés, 1996, ch. 6, art. 116]

1991, ch. 45, art. 58; 1996, ch. 6, art. 116.

Public notice

59 (1) On the making of an order approving the commencement and carrying on of business by a company, the company shall publish a notice of the making of the order in a newspaper in general circulation at or near the place where the head office of the company is located.

Avis public

59 (1) La société est tenue de faire paraître un avis de l’ordonnance d’agrément dans un journal à grand tirage publié au lieu de son siège ou dans les environs.

Notice in Canada Gazette

(2) The Superintendent shall cause to be published in the Canada Gazette a notice of the making of an order approving the commencement and carrying on of business by a company.

Avis dans la Gazette du Canada

(2) Le surintendant fait publier un avis de l’ordonnance d’agrément dans la Gazette du Canada.

Non-application to former-Act company

(3) For greater certainty, this section does not apply to a company referred to in subsections 52(2) and (3).

Non-application aux sociétés antérieures

(3) Il est entendu que le présent article ne s’applique pas aux sociétés visées aux paragraphes 52(2) et (3).

Cessation of existence

60 Except for the sole purpose of winding up the company’s affairs, a company ceases to exist one year after the day on which its incorporating instrument became effective if it does not obtain an order approving the commencement and carrying on of business within that year.

Cessation d’existence

60 La société qui n’a pas reçu l’agrément dans l’année qui suit la date de prise d’effet de son acte constitutif n’a plus d’existence légale, sauf pour la liquidation de ses affaires internes.

Allowed disbursements

61 (1) Where an order approving the commencement and carrying on of business is not made for a company, no part of the moneys of the company shall be used for the payment of incorporation and organization expenses, other than remuneration and costs referred to in section 54, unless the payment has been approved by a special resolution.

Paiements autorisés

61 (1) À défaut d’agrément, les fonds de la société ne peuvent servir à régler les frais de constitution et d’organisation, autres que ceux visés à l’article 54, sauf résolution extraordinaire adoptée à cette fin.

Application to court to settle disbursements

(2) If the amount allowed by a special resolution for the payment of any incorporation and organization expenses referred to in subsection (1) is considered insufficient by the directors or if no special resolution for the payment of such expenses is passed, the directors may apply to

Saisine de juridiction

(2) Faute d’une telle résolution ou s’ils jugent insuffisant le montant alloué par celle-ci, les administrateurs peuvent demander à tout tribunal compétent au lieu du siège de statuer sur les montants à prélever sur les fonds de la société avant toute répartition aux actionnaires du

Current to February 11, 2020	38	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IV Organization and Commencement	PARTIE IV Organisation et fonctionnement
Commencement and Carrying on of Business	Fonctionnement initial
Sections 61-62	Articles 61-62

any court having jurisdiction in the place where the head office of the company is situated to settle and determine the amounts to be paid out of any moneys of the company before distribution of the balance to the shareholders or, where there are no shareholders, to the incorporators.

solde disponible ou, à défaut d’actionnaires, aux fondateurs.

Notice of application to court

(3) The directors shall, at least twenty-one days prior to the date fixed for the hearing of the application referred to in subsection (2), send to the shareholders or incorporators, as the case may be, a notice of the application, which notice shall contain a statement of the amounts that are proposed to be settled and determined by the court.

Préavis

(3) Les administrateurs envoient aux actionnaires ou aux fondateurs, selon le cas, un préavis de la demande au moins vingt et un jours avant la date d’audition de celle-ci, auquel ils joignent un état des frais sur lesquels le tribunal aura à statuer.

Ratio payable

(4) In order that the amounts paid and payable under this section may be equitably borne by the shareholders or incorporators, as the case may be, the directors shall, after the amounts of the payments have been approved by special resolution or settled and determined by a court, fix the proportionate part thereof chargeable to each shareholder or incorporator as the ratio of the amount paid in by the shareholder or incorporator to the aggregate of all the amounts paid in by the shareholders or incorporators.

Quote-part

(4) Après que les montants ont été approuvés par résolution extraordinaire ou fixés par le tribunal, les administrateurs, pour assurer une répartition équitable entre les actionnaires ou les fondateurs, selon le cas, des frais payables aux termes du présent article, déterminent la contribution de chacun d’eux au prorata de son apport.

Return of excess

(5) After the amounts referred to in this section have been paid, the directors shall pay, with any interest earned thereon, to the shareholders or incorporators, the respective balances of the moneys paid in by them, less the amount chargeable to each shareholder or incorporator under subsection (4).

Répartition du solde disponible

(5) Après le paiement des frais à acquitter aux termes du présent article, les administrateurs remboursent à chaque actionnaire ou fondateur le montant de son apport, intérêts créditeurs compris, moins sa contribution aux frais calculée conformément au paragraphe (4).

PART V

Capital Structure

Share Capital

Power to issue shares

62 (1) Subject to this Act and the by-laws of the company, shares of a company may be issued at such times and to such persons and for such consideration as the directors of the company may determine.

PARTIE V

Structure du capital

Capital-actions

Pouvoir d’émission

62 (1) Sous réserve de la présente loi et de ses propres règlements administratifs, la société peut émettre des actions aux dates, à l’intention des personnes et pour la contrepartie que les administrateurs déterminent.

Shares

(2) Shares of a company shall be in registered form and shall be without nominal or par value.

Actions

(2) Les actions sont nominatives sans valeur nominale.

Current to February 11, 2020	39	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 62-63	Articles 62-63

Shares of former-Act company

(3) Shares with nominal or par value of a former-Act company are deemed to be shares without nominal or par value.

Société antérieure

(3) Les actions à valeur nominale émises par une société antérieure sont réputées ne plus avoir de valeur nominale.

Shares of continued company

(4) Where a body corporate is continued as a company under this Act, shares with nominal or par value issued by the body corporate before it was so continued are deemed to be shares without nominal or par value.

Actions d’une société prorogée

(4) Les actions à valeur nominale émises par des personnes morales avant leur prorogation sous le régime de la présente loi sont réputées ne plus avoir de valeur nominale.

Deemed share conditions

(5) Where any right of a holder of a share with nominal or par value of a former-Act company or a body corporate continued as a company under this Act, other than a voting right, was stated or expressed in terms of the nominal or par value of the share immediately before the coming into force of this Part or the continuance under this Act, as the case may be, that right is thereafter deemed to be the same right stated or expressed without reference to the nominal or par value of the share.

Expression des droits des actionnaires

(5) Les droits de détenteurs d’actions à valeur nominale d’une société antérieure ou d’une personne morale prorogée sous le régime de la présente loi, à l’exception des droits de vote, sont réputés, après l’entrée en vigueur de la présente partie ou la prorogation, selon le cas, être inchangés, sauf en ce qui touche la valeur nominale.

Common shares

63 (1) A company shall have one class of shares, to be designated as “common shares”, which are non-redeemable and in which the rights of the holders thereof are equal in all respects, and those rights include

(a) the right to vote at all meetings of shareholders except where only holders of a specified class of shares are entitled to vote;

(b) the right to receive dividends declared on those shares; and

(c) the right to receive the remaining property of the company on dissolution.

Actions ordinaires

63 (1) La société doit avoir une catégorie d’actions non rachetables, dites « ordinaires », dont les détenteurs ont des droits égaux, notamment les suivants :

a) voter à toutes les assemblées, sauf celles auxquelles sont seuls habilités à voter les détenteurs d’actions d’une catégorie particulière;

b) recevoir les dividendes déclarés;

c) se partager le reliquat des biens de la société lors de sa dissolution.

Designations of shares

(2) No company shall designate more than one class of its shares as “common shares” or any variation of that term.

(3) [Repealed, 2012, c. 5, s. 164]

Désignation par « ordinaire »

(2) La société ne peut désigner les actions de plus d’une catégorie comme « ordinaires » ou par une variante de ce terme.

(3) [Abrogé, 2012, ch. 5, art. 164]

Continued company

(4) A body corporate continued as a company under this Act that is not in compliance with subsection (2) on the date letters patent continuing it as a company are issued shall, within twelve months after that date, redesignate its shares to comply with that subsection.

Non-conformité : société prorogée

(4) Les personnes morales prorogées comme sociétés en vertu de la présente loi disposent d’un délai de douze mois après la date de délivrance de leurs lettres patentes de prorogation pour se conformer au paragraphe (2).

Current to February 11, 2020	40	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 63-65	Articles 63-65

Exception

(5) Subsections (1) and (2) do not apply in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

1991, c. 45, s. 63; 2012, c. 5, s. 164.

Exception

(5) Les paragraphes (1) et (2) ne s’appliquent pas à la société antérieure dont les seuls actionnaires sont des entités constituées en personne morale ou formées sous le régime d’une loi fédérale ou provinciale et qui sont, de l’avis du conseil d’administration, exploitées à titre de caisses populaires ou d’associations coopératives.

1991, ch. 45, art. 63; 2012, ch. 5, art. 164.

Classes of shares

64 (1) The by-laws of a company may provide for more than one class of shares and, if they so provide, shall set out

(a) the rights, privileges, restrictions and conditions attaching to the shares of each class; and

(b) the maximum number, if any, of shares of any class that the company is authorized to issue.

Catégories d’actions et leurs droits

64 (1) Les règlements administratifs peuvent prévoir plusieurs catégories d’actions; le cas échéant, ils doivent préciser :

a) les droits, privilèges, conditions et restrictions qui s’y rattachent;

b) s’il y a lieu, le nombre maximal d’actions de toute catégorie que la société est autorisée à émettre.

Shareholder approval

(2) Where a by-law referred to in subsection (1) is made, the directors of the company shall submit the by-law to the shareholders at the next meeting of shareholders.

Approbation des actionnaires

(2) Les règlements visés au paragraphe (1) font l’objet d’un vote à l’assemblée générale suivante.

Effective date

(3) A by-law referred to in subsection (1) is not effective until it is confirmed or confirmed with amendments by special resolution of the shareholders at the meeting referred to in subsection (2).

1991, c. 45, s. 64; 2001, c. 9, s. 493.

Date d’entrée en vigueur

(3) La prise d’effet des règlements est subordonnée à leur confirmation, avec ou sans modifications, par résolution extraordinaire des actionnaires à l’assemblée visée au paragraphe (2).

1991, ch. 45, art. 64; 2001, ch. 9, art. 493.

Shares issued in series

65 (1) The by-laws of a company may, subject to any limitations set out in them, authorize the issue of any class of shares in one or more series and may

(a) fix the maximum number of shares in each series and determine the designation, rights, privileges, restrictions and conditions attaching to them; and

(b) authorize the directors to do anything referred to in paragraph (a).

Émission d’actions en série

65 (1) Les règlements administratifs peuvent autoriser, avec ou sans réserve, l’émission d’une catégorie d’actions en une ou plusieurs séries et peuvent :

a) fixer le nombre maximal des actions de chaque série, établir leur désignation et déterminer les droits, privilèges, conditions et restrictions dont elles sont assorties;

b) permettre aux administrateurs de le faire.

Series participation

(2) If any cumulative dividend or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series of the same class participate rateably in respect of accumulated dividends and return of capital.

Participation des séries

(2) Si les montants payables au titre des dividendes cumulatifs ou du remboursement du capital n’ont pas été intégralement versés à l’égard d’une série donnée, les actions de toutes les séries de la même catégorie participent proportionnellement à leur distribution.

Current to February 11, 2020	41	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 65-68	Articles 65-68

Voting rights

(3) Where voting rights are attached to any series of a class of shares, the shares of every other series of that class shall have the same voting rights.

Actions avec droit de vote

(3) Les actions de toutes les séries d’une même catégorie possèdent des droits de vote identiques.

Restriction on series

(4) No rights, privileges, restrictions or conditions attached to a series of shares authorized under this section confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Égalité de traitement

(4) Les droits, privilèges, conditions ou restrictions attachés à une série d’actions autorisée en vertu du présent article ne peuvent lui conférer, en matière de dividendes ou de remboursement de capital, un traitement préférentiel par rapport aux séries de la même catégorie déjà en circulation.

Material to Superintendent

(5) If the directors exercise their authority under paragraph (1)(b), the directors shall, before the issue of shares of the series, send to the Superintendent particulars of the series of shares and a copy of the by-law that granted the authority to the directors.

1991, c. 45, s. 65; 2005, c. 54, s. 373; 2007, c. 6, s. 342(E).

Documents à envoyer au surintendant

(5) Lorsqu’ils prennent les mesures autorisées en vertu de l’alinéa (1)b), les administrateurs doivent, avant d’émettre des actions d’une série, envoyer au surintendant un exemplaire du règlement administratif afférent et lui communiquer tous détails sur les séries qui seront émises.

1991, ch. 45, art. 65; 2005, ch. 54, art. 373; 2007, ch. 6, art. 342(A).

One share, one vote

66 (1) Where voting rights are attached to a share of a company, the voting rights may confer only one vote in respect of that share.

Droits de vote

66 (1) L’action avec droit de vote ne peut conférer qu’un vote et un seul à son détenteur.

Exception

(2) Subsection (1) does not apply in respect of

(a) a share of a former-Act company issued on or before September 27, 1990 that entitled the holder to more than one vote, or to a fraction of a vote, in respect of that share; and

(b) any share of a former-Act company that is issued after September 27, 1990 pursuant to the conversion of a security of the former-Act company that was issued with such a conversion privilege prior to that date.

Exception

(2) La règle énoncée au paragraphe (1) ne s’applique pas :

a) aux actions de sociétés antérieures émises avant le 28 septembre 1990, et conférant soit plus d’un vote, soit une fraction de vote, à leurs détenteurs;

b) aux actions de sociétés antérieures émises après le 27 septembre 1990 à la suite de la conversion de valeurs mobilières de celles-ci émises avec ce droit de conversion avant cette date.

Shares non-assessable

67 Shares issued by a company after the coming into force of this section are non-assessable and the shareholders are not liable to the company or to its creditors in respect thereof.

Limite de responsabilité

67 L’émission d’une action après l’entrée en vigueur du présent article est libératoire quant à l’apport exigible de son détenteur.

Consideration for share

68 (1) No share of any class of shares of a company shall be issued until it is fully paid for in money or, with the approval of the Superintendent, in property.

Contrepartie des actions

68 (1) L’émission par la société d’actions d’une catégorie quelconque est subordonnée à leur libération totale en argent ou, avec l’approbation du surintendant, en biens.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 68-69	Articles 68-69

Transitional

(2) Where any share of a company is not fully paid for on the day this Part comes into force, the provisions of the Trust Companies Act or the Loan Companies Act that applied to the company immediately prior to that day and that relate to

(a) the liability of holders of shares of a company that are not fully paid for and the enforcement of that liability,

(b) the forfeiture of the share, and

(c) the forfeiture of the right to vote the share continue to apply in respect of that share.

Disposition transitoire

(2) Les dispositions de la Loi sur les sociétés de fiducie ou de la Loi sur les sociétés de prêt qui régissaient à la date d’entrée en vigueur de la présente partie la responsabilité des détenteurs d’actions non libérées et l’exécution des obligations correspondantes, ainsi que la confiscation de telles actions et la déchéance des droits de vote afférents, continuent de s’appliquer à l’égard des actions qui ne sont pas entièrement libérées à cette date.

Other currencies

(3) When issuing shares, a company may provide that any aspect of the shares relating to money or involving the payment of or the liability to pay money be in a currency other than the currency of Canada.

Monnaie étrangère

(3) La société peut prévoir, lors de l’émission de ses actions, que toute disposition de celles-ci relative à une somme d’argent ou prévoyant soit le paiement d’une somme d’argent, soit l’obligation d’en payer une est exprimée en monnaie étrangère.

Stated capital account

69 (1) A company shall maintain a separate stated capital account for each class and series of shares it issues.

Compte capital déclaré

69 (1) La société tient un compte capital déclaré distinct pour chaque catégorie et chaque série d’actions.

Addition to stated capital account

(2) A company shall record in the appropriate stated capital account the full amount of any consideration it receives for any shares it issues.

Versements au compte capital déclaré

(2) La société verse au compte capital déclaré correspondant le montant total de l’apport reçu en contrepartie des actions qu’elle émet.

Exception

(2.1) Despite subsection (2), a company may, subject to subsection (2.2), record in the stated capital account maintained for the shares of a class or series any part of the consideration it receives in an exchange if it issues shares

(a) in exchange for

(i) property of a person who immediately before the exchange did not deal with the company at arm’s length within the meaning of that expression in the Income Tax Act,

(ii) shares of or another interest in a body corporate that immediately before the exchange or because of it did not deal with the company at arm’s length within the meaning of that expression in the Income Tax Act, or

(iii) property of a person who immediately before the exchange dealt with the company at arm’s

Exception

(2.1) Malgré le paragraphe (2), la société peut, sous réserve du paragraphe (2.2), verser au compte capital déclaré afférent à la catégorie ou à la série d’actions concernée une partie du montant de l’apport reçu en contrepartie d’actions émises :

a) en échange, selon le cas :

(i) de biens d’une personne avec laquelle elle avait, au moment de l’échange, un lien de dépendance au sens de la Loi de l’impôt sur le revenu,

(ii) d’actions d’une personne morale ou de droits ou d’intérêts sur celle-ci, lorsque la société avait avec elle, soit au moment de l’échange, soit en raison de celui-ci, un tel lien,

(iii) de biens d’une personne avec laquelle elle n’avait pas, au moment de l’échange, un tel lien, si la personne, la société et tous les détenteurs des

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Section 69	Article 69

length within the meaning of that expression in the Income Tax Act if the person, the company and all of the holders of shares in the class or series of shares so issued consent to the exchange;

(b) under an agreement referred to in subsection 229(1); or

(c) to shareholders of an amalgamating body corporate who receive the shares in addition to or instead of securities of the amalgamated company.

actions de la catégorie ou de la série d’actions ainsi émises consentent à l’échange;

b) aux termes d’une convention visée au paragraphe 229(1);

c) en faveur des actionnaires d’une personne morale fusionnante qui reçoivent les actions en plus ou à la place des valeurs mobilières de la société issue de la fusion.

Limit on addition to a stated capital account

(2.2) On the issuance of a share, a company shall not add to the stated capital account in respect of the share an amount greater than the amount of the consideration it receives for the share.

Limite

(2.2) Au moment de l’émission d’une action, la société ne peut porter au compte capital déclaré correspondant à l’action un montant supérieur à celui qu’elle a reçu en contrepartie de celle-ci.

Constraint on addition to a stated capital account

(2.3) Where a company that has issued any outstanding shares of more than one class or series proposes to add to a stated capital account that it maintains in respect of a class or series of shares an amount that was not received by the company as consideration for the issue of shares, the addition must be approved by special resolution unless all the issued and outstanding shares are of not more than two classes of convertible shares referred to in subsection 80(4).

Restriction

(2.3) Dans les cas où elle a en circulation plus d’une catégorie ou série d’actions, la société ne peut ajouter au compte capital déclaré pour une catégorie ou série d’actions donnée un montant qu’elle n’a pas reçu en contrepartie de l’émission d’actions que si cette mesure est approuvée par une résolution extraordinaire. La présente disposition ne s’applique pas si toutes les actions en circulation de la société appartiennent à au plus deux catégories d’actions convertibles visées au paragraphe 80(4).

Stated capital of former-Act company

(3) On the coming into force of this Part, a former-Act company shall record in the stated capital account maintained for each class and series of shares then outstanding an amount that is equal to the aggregate of

(a) the aggregate amount paid up on the shares of each class and series of shares immediately before the coming into force of this Part, and

(b) the amount of the contributed surplus of the company that is attributable to those shares.

Capital déclaré : société antérieure

(3) À l’entrée en vigueur de la présente partie, la société antérieure porte au compte capital déclaré pour chacune des catégories et séries d’actions alors en circulation un montant égal à la somme des éléments suivants :

a) le montant total versé à ce moment-là pour les actions de chaque catégorie ou série;

b) la part du surplus d’apport correspondant à ces actions.

Contributed surplus entry

(4) The amount of any contributed surplus recorded in the stated capital account pursuant to paragraph (3)(b) shall be deducted from the contributed surplus account of the company.

Débit correspondant

(4) Le compte surplus d’apport de la société est débité des sommes visées à l’alinéa (3)b).

Share issued before coming into force

(5) Any amount unpaid in respect of a share issued by a former-Act company before the coming into force of this Part and paid after the coming into force of this Part shall

Émission antérieure d’actions

(5) Les sommes qui sont payées seulement après l’entrée en vigueur de la présente partie à l’égard d’actions émises auparavant par une société antérieure sont portées au crédit du compte capital déclaré correspondant.

1991, ch. 45, art. 69; 1997, ch. 15, art. 345; 2005, ch. 54, art. 374.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 69-71	Articles 69-71

be recorded in the stated capital account maintained by the company for the shares of that class or series.

1991, c. 45, s. 69; 1997, c. 15, s. 345; 2005, c. 54, s. 374.

Stated capital of continued company

70 (1) Where a body corporate is continued as a company under this Act, the company shall record in the stated capital account maintained for each class and series of shares then outstanding an amount that is equal to the aggregate of

(a) the aggregate amount paid up on the shares of each class and series of shares immediately before the body corporate was so continued, and

(b) the amount of the contributed surplus of the company that is attributable to those shares.

Capital déclaré : société prorogée

70 (1) La personne morale prorogée comme société sous le régime de la présente loi porte au compte capital déclaré pour chacune des catégories et séries d’actions en circulation un montant égal à la somme des éléments suivants :

a) le montant total versé pour les actions de chaque catégorie ou série au moment de la prorogation;

b) la part du surplus d’apport correspondant à ces actions.

Contributed surplus entry

(2) The amount of any contributed surplus recorded in the stated capital account pursuant to paragraph (1)(b) shall be deducted from the contributed surplus account of the company.

Débit correspondant

(2) Le compte surplus d’apport de la société est débité des sommes visées à l’alinéa (1)b).

Shares issued before continuance

(3) Any amount unpaid in respect of a share issued by a body corporate before it was continued as a company under this Act and paid after it was so continued shall be recorded in the stated capital account maintained by the company for the shares of that class or series.

Émission antérieure

(3) Les sommes qui sont payées seulement après la prorogation à l’égard d’actions émises antérieurement sont portées au crédit du compte capital déclaré correspondant.

Pre-emptive right

71 (1) Where the by-laws of a company so provide, no shares of any class shall be issued unless the shares have first been offered to the shareholders holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class, at such price and on such terms as those shares are to be offered to others.

Droit de préemption

71 (1) Si les règlements administratifs le prévoient, les actionnaires détenant des actions d’une catégorie ont, au prorata du nombre de celles-ci, un droit de préemption pour souscrire, lors de toute nouvelle émission, des actions de cette catégorie, aux modalités et au prix auxquels elles sont offertes aux tiers.

Exception

(2) Notwithstanding the existence of a pre-emptive right, a shareholder of a company has no pre-emptive right in respect of shares of a class to be issued

(a) for a consideration other than money;

(b) as a share dividend; or

(c) pursuant to the exercise of conversion privileges, options or rights previously granted by the company.

Exception

(2) Le droit de préemption ne s’applique pas aux actions d’une catégorie émises :

a) moyennant un apport autre qu’en numéraire;

b) à titre de dividende;

c) pour l’exercice de privilèges de conversion, d’options ou de droits accordés antérieurement par la société.

Current to February 11, 2020	45	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 71-73	Articles 71-73

Idem

(3) Notwithstanding the existence of a pre-emptive right, a shareholder of a company has no pre-emptive right in respect of shares to be issued

(a) where the issue of shares to the shareholder is prohibited by this Act; or

(b) where, to the knowledge of the directors of the company, the offer of shares to a shareholder whose recorded address is in a country other than Canada ought not to be made unless the appropriate authority in that country is provided with information in addition to that submitted to the shareholders at the last annual meeting.

Idem

(3) Le droit de préemption ne s’applique pas, non plus, aux actions :

a) dont l’émission est interdite par la présente loi;

b) qui, à la connaissance des administrateurs, ne devraient pas être offertes à un actionnaire dont l’adresse enregistrée est dans un pays étranger, sauf s’il est fourni aux autorités compétentes de ce pays des renseignements autres que ceux présentés aux actionnaires à la dernière assemblée annuelle.

Conversion privileges

72 (1) A company may issue conversion privileges, options or rights to acquire securities of the company, and shall set out the conditions thereof

(a) in the documents that evidence the conversion privileges, options or rights; or

(b) in the securities to which the conversion privileges, options or rights are attached.

Privilèges de conversion

72 (1) La société peut octroyer des privilèges de conversion ainsi que des options ou droits d’acquérir ses valeurs mobilières; le cas échéant, elle en énonce les conditions soit dans le document qui en atteste l’existence soit sur les titres auxquels sont attachés ces privilèges, options ou droits.

Transferable rights

(2) Conversion privileges, options and rights to acquire securities of a company may be made transferable or non-transferable, and options and rights to acquire such securities may be made separable or inseparable from any securities to which they are attached.

Transmissibilité

(2) Ces privilèges, options ou droits peuvent être transmissibles ou non, les options ou droits pouvant en outre être séparés ou non des valeurs mobilières auxquelles ils sont attachés.

Reserved shares

(3) Where a company has granted privileges to convert any securities issued by the company into shares, or into shares of another class or series, or has issued or granted options or rights to acquire shares, if the by-laws limit the number of authorized shares, the company shall reserve and continue to reserve sufficient authorized shares to meet the exercise of such conversion privileges, options and rights.

Réserve d’actions

(3) La société dont les règlements administratifs limitent le nombre d’actions qu’elle est autorisée à émettre doit conserver un nombre suffisant d’actions pour assurer l’exercice des privilèges, options ou droits qu’elle octroie.

Holding of own shares

73 Except as provided in sections 74 to 77, or unless permitted by the regulations, a company shall not

(a) hold shares of the company or of any body corporate that controls the company;

(b) hold any ownership interests of any unincorporated entity that controls the company;

Détention par la société de ses propres actions

73 Sauf dans les cas prévus aux articles 74 à 77 ou sauf autorisation par les règlements, la société ne peut :

a) détenir ses actions ou les actions d’une personne morale qui la contrôle;

b) détenir des titres de participation dans une entité non constituée en personne morale qui la contrôle;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 73-75	Articles 73-75

(c) permit any of its subsidiaries to hold any shares of the company or of any body corporate that controls the company; or

(d) permit any of its subsidiaries to hold any ownership interests of any unincorporated entity that controls the company.

c) permettre à ses filiales de détenir de ses actions ou des actions d’une personne morale qui la contrôle;

d) permettre à ses filiales de détenir des titres de participation dans une entité non constituée en personne morale qui la contrôle.

Purchase and redemption of shares

74 (1) Subject to subsection (2) and to its by-laws, a company may, with the consent of the Superintendent, purchase, for the purpose of cancellation, any shares issued by it, or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof calculated according to a formula stated in its by-laws or the conditions attaching to the shares.

Rachat d’actions

74 (1) Sous réserve du paragraphe (2) et de ses propres règlements administratifs, la société peut, avec l’accord du surintendant, soit acheter, pour les annuler, les actions qu’elle a émises, soit les racheter à un prix n’excédant pas le prix calculé selon la formule prévue dans les règlements en question ou aux conditions qui y sont attachées.

Restrictions on purchase and redemption

(2) A company shall not make any payment to purchase or redeem any shares issued by it if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

Restriction

(2) La société ne peut toutefois faire aucun versement en vue d’acheter ou de racheter les actions qu’elle a émises, s’il existe des motifs valables de croire que ce faisant elle contrevient, ou contreviendra, aux règlements ou aux instructions visés à l’article 473.

Donated shares

(3) A company may accept from any shareholder a share of the company surrendered to it as a gift, but may not extinguish or reduce a liability in respect of an amount unpaid on any such share except in accordance with section 78.

Donation d’actions

(3) La société peut accepter toute donation d’actions, mais ne peut limiter ni supprimer l’obligation de les libérer autrement qu’en conformité avec l’article 78.

Holding as personal representative

75 (1) A company may, and may permit its subsidiaries to, hold, in the capacity of a personal representative, shares of the company or of any body corporate that controls the company or ownership interests in any unincorporated entity that controls the company, but only where the company or the subsidiary does not have a beneficial interest in the shares or ownership interests.

Exception — représentant personnel

75 (1) La société — ainsi que ses filiales si elle le leur permet — peut, en qualité de représentant personnel, mais à condition de ne pas en avoir la propriété effective, détenir soit des actions de la société ou d’une personne morale qui la contrôle, soit des titres de participation d’une entité non constituée en personne morale qui la contrôle.

Security interest

(2) A company may, and may permit its subsidiaries to, by way of a security interest

(a) hold shares of the company or of any body corporate that controls the company, or

(b) hold any ownership interests of any entity that controls the company,

where the security interest is nominal or immaterial when measured by criteria established by the company that have been approved in writing by the Superintendent.

Sûreté

(2) La société et ses filiales — si elle le leur permet —peuvent, à titre de sûreté, détenir soit des actions de la société ou d’une personne morale qui la contrôle, soit des titres de participation d’une entité qui la contrôle, pourvu que la sûreté ait une valeur peu importante selon les critères établis par la société et approuvés par écrit par le surintendant.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 75-77	Articles 75-77

Saving

(3) Nothing in subsection (2) precludes a former-Act company or any of its subsidiaries from holding any security interest held immediately prior to the coming into force of this Part.

1991, c. 45, s. 75; 2005, c. 54, s. 375(F).

Précision

(3) Le paragraphe (2) n’a pas pour effet d’empêcher une société antérieure ou l’une de ses filiales de continuer à détenir une sûreté qu’elle détenait à l’entrée en vigueur de la présente partie.

1991, ch. 45, art. 75; 2005, ch. 54, art. 375(F).

Exception — conditions before acquisition

75.1 (1) A company may permit any of its subsidiaries to acquire shares of the company through the issuance of those shares by the company to the subsidiary if the conditions prescribed for the purposes of this subsection are met before the subsidiary acquires the shares.

Exception — conditions préalables

75.1 (1) La société peut permettre à ses filiales d’acquérir ses actions par l’entremise d’une émission de celles-ci en leur faveur si, préalablement à l’acquisition, les conditions prévues par les règlements pour l’application du présent paragraphe sont remplies.

Conditions after acquisition

(2) After a subsidiary has acquired shares under the purported authority of subsection (1), the conditions prescribed for the purposes of this subsection must be met.

Conditions ultérieures

(2) Après l’acquisition d’actions effectivement ou censément autorisée par le paragraphe (1), les conditions prévues par les règlements pour l’application du présent paragraphe doivent être remplies.

Non-compliance with conditions

(3) If a company permits any of its subsidiaries to acquire shares of the company under the purported authority of subsection (1) and one or more of the conditions prescribed for the purposes of subsections (1) and (2) were not met, are not met or cease to be met, as the case may be, then, despite section 15 and subsection 69(2), the company must comply with the prescribed requirements.

2007, c. 6, s. 343.

Inobservation des conditions

(3) Malgré l’article 15 et le paragraphe 69(2), la société est tenue de se conformer aux obligations réglementaires si, d’une part, l’acquisition était effectivement ou censément autorisée par le paragraphe (1) et, d’autre part, une des conditions prévues par les règlements pour l’application des paragraphes (1) ou (2) n’est pas remplie ou cesse de l’être.

2007, ch. 6, art. 343.

Cancellation of shares

76 (1) Subject to subsection (2), where a company purchases shares of the company or fractions thereof or redeems or otherwise acquires shares of the company, the company shall cancel those shares.

Annulation des actions

76 (1) Sous réserve du paragraphe (2), la société est tenue, lorsqu’elle les acquiert — notamment par achat ou rachat — d’annuler les actions ou fractions d’actions émises par elle.

Requirement to sell

(2) Where a company or any of its subsidiaries, through the realization of security, acquires any shares of the company or of any body corporate that controls the company or any ownership interests in an unincorporated entity that controls the company, the company shall, or shall cause its subsidiaries to, as the case may be, within six months after the day of the realization, sell or otherwise dispose of the shares or ownership interests.

Obligation de vendre

(2) En cas d’acquisition par la société ou ses filiales — à la suite de la réalisation d’une sûreté — d’actions émises par elle ou par une personne morale qui la contrôle, ou de titres de participation d’une entité non constituée en personne morale qui la contrôle, la société doit s’en départir dans les six mois suivant la réalisation et veiller à ce que ses filiales fassent de même.

Subsidiary holding shares

77 Subject to the regulations, a former-Act company shall cause any subsidiary of the company that holds shares of the company, or of any body corporate that controls the company, or any ownership interests of any unincorporated entity that controls the company to sell or otherwise dispose of those shares or ownership

Filiale détentrice d’actions

77 Sous réserve des règlements, la société antérieure doit veiller à ce que sa filiale qui détient de ses actions, des actions d’une personne morale qui la contrôle ou des titres de participation d’une entité non constituée en personne morale qui la contrôle s’en départisse dans les six mois suivant l’entrée en vigueur du présent article.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 77-78	Articles 77-78

interests within six months after the day this section comes into force.

Reduction of capital

78 (1) The stated capital of a company may be reduced by special resolution.

Réduction de capital

78 (1) La société peut, par résolution extraordinaire, réduire son capital déclaré.

Limitation

(2) A company shall not reduce its stated capital by special resolution if there are reasonable grounds for believing that the company is, or the reduction would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

Limite

(2) La réduction est toutefois interdite s’il y a des motifs valables de croire que la société contrevient, ou contreviendra de ce fait, aux règlements ou aux instructions visés à l’article 473.

Contents of special resolution

(3) A special resolution to reduce the stated capital of a company shall specify the stated capital account or accounts from which the reduction of stated capital effected by the special resolution will be deducted.

Teneur de la résolution extraordinaire

(3) La résolution extraordinaire doit préciser les comptes capital déclaré faisant l’objet de la réduction.

Approval by Superintendent

(4) A special resolution to reduce the stated capital of a company has no effect until it is approved in writing by the Superintendent.

Agrément

(4) La prise d’effet de la résolution extraordinaire est subordonnée à l’agrément écrit du surintendant.

Exception

(4.1) Subsection (4) does not apply if

(a) the reduction in the stated capital is made solely as a result of changes made to the accounting principles referred to in subsection 313(4); and

(b) there is to be no return of capital to shareholders as a result of the reduction.

Exception

(4.1) Un tel agrément n’est pas nécessaire si, à la fois :

a) la réduction du capital déclaré est due uniquement à des changements apportés aux principes comptables visés au paragraphe 313(4);

b) aucun remboursement du capital n’est versé aux actionnaires du fait de la réduction.

Conditions for approval

(5) No approval to reduce the stated capital of a company may be given by the Superintendent unless application therefor is made within three months after the time of the passing of the special resolution and a copy of the special resolution, together with a notice of intention to apply for approval, has been published in the Canada Gazette.

Condition préalable

(5) Le surintendant ne peut approuver la résolution extraordinaire que si, d’une part, celle-ci lui a été présentée dans les trois mois qui suivent son adoption et, d’autre part, un exemplaire de la résolution et un avis d’intention de la demande d’agrément ont été publiés dans la Gazette du Canada.

Statements to be submitted

(6) In addition to evidence of the passing of a special resolution to reduce the stated capital of a company and of the publication thereof, statements showing

(a) the number of the company’s shares issued and outstanding,

Pièces justificatives

(6) La demande d’agrément est accompagnée des pièces prouvant l’adoption et la publication de la résolution extraordinaire et précisant :

a) le nombre d’actions émises et en circulation de la société;

b) le résultat du vote par catégories d’actions;

Current to February 11, 2020	49	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 78-80	Articles 78-80

(b) the results of the voting by class of shares of the company,

(c) the company’s assets and liabilities, and

(d) the reason why the company seeks the reduction of capital shall be submitted to the Superintendent at the time of the application for approval of the special resolution.

1991, c. 45, s. 78; 2007, c. 6, s. 344.

c) l’actif et le passif de la société;

d) les motifs de la réduction projetée.

1991, ch. 45, art. 78; 2007, ch. 6, art. 344.

Recovery by action

79 (1) Where any money or property was paid or distributed to a shareholder or other person as a consequence of a reduction of capital made contrary to section 78, a creditor of the company may apply to a court for an order compelling the shareholder or other person to pay the money or deliver the property to the company.

Action en recouvrement

79 (1) Tout créancier de la société peut demander au tribunal d’ordonner à un actionnaire ou une autre personne de restituer à la société les sommes ou biens reçus à la suite d’une réduction de capital non conforme à l’article 78.

Shares held by personal representative

(2) No person holding shares in the capacity of a personal representative and registered on the records of the company as a shareholder and therein described as the personal representative of a named person is personally liable under subsection (1), but the named person is subject to all the liabilities imposed by that subsection.

Responsabilité en tant que représentant personnel

(2) La personne qui détient des actions en qualité de représentant personnel et qui est enregistrée dans les livres de la société à la fois comme représentant personnel d’une personne désignée et comme actionnaire n’encourt aucune responsabilité personnelle du fait du paragraphe (1), celle-ci incombant intégralement à la personne désignée.

Limitation

(3) An action to enforce a liability imposed by subsection (1) may not be commenced more than two years after the date of the act complained of.

Prescription

(3) L’action en recouvrement se prescrit par deux ans à compter de l’acte en cause.

Remedy preserved

(4) This section does not affect any liability that arises under section 212.

Maintien des recours

(4) Le présent article ne limite en rien la responsabilité découlant de l’article 212.

Adjustment of stated capital account

80 (1) On a purchase, redemption or other acquisition by a company of shares or fractions thereof issued by it, other than shares acquired pursuant to section 75 or acquired through the realization of security and sold pursuant to subsection 76(2), the company shall deduct from the stated capital account maintained for the class or series of shares so purchased, redeemed or otherwise acquired an amount equal to the result obtained by multiplying the stated capital in respect of the shares of that class or series by the number of shares of that class or series so purchased, redeemed or otherwise acquired and dividing by the number of shares of that class or series outstanding immediately before the purchase, redemption or other acquisition.

Régularisation du compte capital déclaré

80 (1) La société qui acquiert, notamment par achat ou rachat, des actions ou fractions d’actions qu’elle a émises, à l’exception d’actions acquises conformément à l’article 75 ou à la suite de la réalisation d’une sûreté et vendues conformément au paragraphe 76(2), débite le compte capital déclaré afférent à la catégorie ou série concernée du produit de la somme moyenne reçue pour chacune d’elles lors de leur émission par le nombre d’actions ainsi acquises.

Current to February 11, 2020	50	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 80-81	Articles 80-81

Idem

(2) A company shall adjust its stated capital account or accounts in accordance with any special resolution referred to in section 78.

Idem

(2) De même, la société régularise ses comptes capital déclaré, conformément à la résolution extraordinaire visée à l’article 78.

Shares converted to another class

(3) On a conversion of outstanding shares of a company into shares of another class or series, or on a change of outstanding shares of the company into shares of another class or series, the company shall

(a) deduct from the stated capital account maintained for the class or series of shares converted or changed an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series converted or changed, and dividing by the number of outstanding shares of that class or series immediately before the conversion or change; and

(b) record the result obtained under paragraph (a) and any additional consideration received pursuant to the conversion or change in the stated capital account maintained or to be maintained for the class or series of shares into which the shares have been converted or changed.

Conversion d’actions

(3) La société doit, dès le passage d’actions déjà en circulation dans une catégorie ou série à la suite d’une conversion ou d’un changement :

a) débiter le compte capital déclaré tenu pour la catégorie ou série initiale du produit de la somme moyenne reçue pour chacune d’elles lors de leur émission par le nombre d’actions ayant fait l’objet de la conversion ou du changement;

b) inscrire au compte capital déclaré de la catégorie ou série des actions converties ou changées le produit visé à l’alinéa a) ainsi que tout apport supplémentaire reçu au titre de la conversion ou du changement.

Stated capital of convertible shares

(4) For the purposes of subsection (3) and subject to the company’s by-laws, where a company issues two classes of shares and there is attached to each class a right to convert a share of one class into a share of the other class and a share is so converted, the amount of stated capital attributable to a share in either class is the aggregate of the stated capital of both classes divided by the number of outstanding shares of both classes immediately before the conversion.

Capital déclaré d’actions réciproquement convertibles

(4) Pour l’application du paragraphe (3) et sous réserve des règlements administratifs, lorsqu’est exercé le droit de conversion réciproque dont sont assorties deux catégories d’actions émises par la société, le montant du capital déclaré attribuable à une action de l’une ou l’autre catégorie est égal au quotient du total du capital déclaré correspondant aux deux catégories par le nombre d’actions en circulation dans ces deux catégories avant la conversion.

Conversion or change of shares

(5) Shares issued by a company and converted into shares of another class or series, or changed under subsection 222(1) into shares of another class or series, become issued shares of the class or series of shares into which the shares have been converted or changed.

Effet de la conversion ou du changement

(5) Les actions ayant fait l’objet d’une conversion ou d’un changement effectué aux termes du paragraphe 222(1) sont réputées avoir été émises dans la nouvelle catégorie ou série.

Addition to stated capital account

81 On a conversion of any debt obligation of a company into shares of a class or series of shares, the company shall

(a) deduct from the liabilities of the company the nominal value of the debt obligation being converted; and

Inscription

81 La société doit, dès la conversion de ses titres de créance en actions d’une catégorie ou d’une série :

a) débiter son passif de la valeur nominale des titres de créance ainsi convertis;

b) inscrire au compte capital déclaré de la catégorie ou série d’actions pertinente la somme visée à l’alinéa

Current to February 11, 2020	51	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Share Capital	Capital-actions
Sections 81-83	Articles 81-83

(b) record the result obtained under paragraph (a) and any additional consideration received for the conversion in the stated capital account maintained or to be maintained for the class or series of shares into which the debt obligation has been converted.

a) ainsi que tout apport supplémentaire reçu au titre de la conversion.

Declaration of dividend

82 (1) The directors of a company may declare and a company may pay a dividend by issuing fully paid shares of the company or options or rights to acquire fully paid shares of the company and, subject to subsection (4), the directors of a company may declare and a company may pay a dividend in money or property, and where a dividend is to be paid in money, the dividend may be paid in a currency other than the currency of Canada.

Déclaration de dividende

82 (1) Les administrateurs de la société peuvent déclarer un dividende, qui peut être payé soit par l’émission d’actions entièrement libérées ou par l’octroi d’options ou de droits d’acquérir de telles actions, soit, sous réserve du paragraphe (4), en argent ou en biens; le dividende payable en argent peut être payé en monnaie étrangère.

Notice to Superintendent

(2) The directors of a company shall notify the Superintendent of the declaration of a dividend at least 15 days before the day fixed for its payment.

Avis au surintendant

(2) Les administrateurs notifient au surintendant la déclaration de dividendes au moins quinze jours avant la date fixée pour leur versement.

Share dividend

(3) If shares of a company are issued in payment of a dividend, the company shall record in the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend the declared amount of the dividend stated as an amount of money.

Dividendes-actions

(3) La société inscrit — en numéraire — au compte capital déclaré correspondant le montant déclaré des dividendes qu’elle verse sous forme d’actions.

When dividend not to be declared

(4) The directors of a company shall not declare and a company shall not pay a dividend if there are reasonable grounds for believing that the company is, or the payment would cause the company to be, in contravention of any regulation referred to in subsection 473(1) or (2) or any direction made pursuant to subsection 473(3).

(5) [Repealed, 2007, c. 6, s. 345]

1991, c. 45, s. 82; 2001, c. 9, s. 494; 2007, c. 6, s. 345.

Non-versement de dividendes

(4) Toute déclaration ou tout versement de dividendes est prohibé s’il existe des motifs valables de croire que, ce faisant, la société contrevient, ou contreviendra, aux règlements ou aux instructions visés à l’article 473.

(5) [Abrogé, 2007, ch. 6, art. 345]

1991, ch. 45, art. 82; 2001, ch. 9, art. 494; 2007, ch. 6, art. 345.

Subordinated Indebtedness

Restriction on subordinated indebtedness

83 (1) A company shall not issue subordinated indebtedness unless the subordinated indebtedness is fully paid for in money or, with the approval of the Superintendent, in property.

Titres secondaires

Restriction : titre secondaire

83 (1) Il est interdit à la société d’émettre un titre secondaire qui ne soit entièrement libéré en argent ou, avec l’approbation du surintendant, en biens.

References to subordinated indebtedness

(2) A person shall not in any prospectus, advertisement, correspondence or literature relating to any subordinated indebtedness issued or to be issued by a company refer to

Mention d’un titre secondaire

(2) Dans tout prospectus, annonce ou autre document relatif à un titre secondaire de la société, il ne peut en être fait mention sous une autre désignation.

Current to February 11, 2020	52	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Subordinated Indebtedness	Titres secondaires
Sections 83-84	Articles 83-84

the subordinated indebtedness otherwise than as subordinated indebtedness.

Deemed not to be a deposit

(3) Subordinated indebtedness issued by a company is deemed not to be a deposit.

Présomption

(3) Un titre secondaire est réputé ne pas être un dépôt.

Other currencies

(4) When issuing subordinated indebtedness, a company may provide that any aspect of the subordinated indebtedness relating to money or involving the payment of or the liability to pay money in relation thereto be in a currency other than that of Canada including, without restricting the generality of the foregoing, the payment of any interest thereon.

Monnaie étrangère

(4) La société peut prévoir, lors de l’émission de titres secondaires, que toute disposition de ceux-ci relative à une somme d’argent ou prévoyant soit le paiement d’une somme d’argent, soit l’obligation d’en payer une est exprimée en monnaie étrangère et que les intérêts afférents sont payables en une telle monnaie.

Security Certificates and Transfers

Certificats de valeurs mobilières et transferts

Definitions

84 In this section and sections 85 to 138,

adverse claim includes a claim that a transfer was or would be wrongful or that a particular adverse person is the owner of or has an interest in a security; (opposition)

bona fide purchaser means a purchaser for value in good faith and without notice of any adverse claim who takes delivery of a security in bearer form or order form or of a security in registered form issued to the purchaser or endorsed to the purchaser or endorsed in blank; (acheteur de bonne foi)

clearing agency means a person designated as a recognized clearing agency by the Superintendent; (agence de compensation et de dépôt)

delivery means voluntary transfer of possession; (livraison ou remise)

fungible, in respect of securities, means securities of which any unit is, by nature or usage of trade, the equivalent of any other like unit; (fongibles)

genuine means free of forgery or counterfeit; (authentique)

good faith means honesty in fact in the conduct of the transaction concerned; (bonne foi)

over-issue means the issue of securities in excess of any maximum number of securities that the issuer is authorized to issue; (émission excédentaire)

Définitions

84 Les définitions qui suivent s’appliquent au présent article et aux articles 85 à 138.

acheteur de bonne foi L’acquéreur contre valeur qui, non avisé de l’existence d’une opposition, prend livraison d’un titre au porteur ou à ordre ou d’un titre nominatif émis à son nom, endossé à son profit ou en blanc. (bona fide purchaser)

acquéreur La personne qui acquiert des droits sur une valeur mobilière, par voie d’achat, d’hypothèque, de gage, d’émission, de réémission, de don ou de toute autre opération consensuelle. (purchaser)

acte de fiducie S’entend au sens de l’article 299. (trust indenture)

agence de compensation et de dépôt La personne agréée à ce titre par le surintendant. (clearing agency)

authentique Ni falsifié ni contrefait. (genuine)

bonne foi Honnêteté de fait dans l’exécution d’une opération. (good faith)

courtier La personne qui se livre, exclusivement ou non, au commerce des valeurs mobilières et qui, entre autres, dans les opérations en cause, agit pour un client. (securities broker)

émission excédentaire Toute émission de valeurs mobilières dépassant le plafond autorisé. (over-issue)

Current to February 11, 2020	53	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 84-86	Articles 84-86

purchaser means a person who takes an interest in a security by sale, mortgage, pledge, issue, reissue, gift or any other voluntary transaction; (acquéreur)

securities broker means a person who is engaged for all or part of the person’s time in the business of buying and selling securities and who, in the transaction concerned, acts for, or buys a security from, or sells a security to, a customer; (courtier)

security or security certificate means an instrument issued by a company that is

(a) in bearer, order or registered form,

(b) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment,

(c) one of a class or series or by its terms divisible into a class or series of instruments, and

(d) evidence of a share, participation or other interest in or obligation of a company,

but does not include an instrument evidencing a deposit; (valeur mobilière ou certificat de valeur mobilière)

trust indenture has the meaning given that expression by section 299; (acte de fiducie)

unauthorized, in relation to a signature or an endorsement, means a signature or an endorsement made without actual, implied or apparent authority, and includes a forgery; (non autorisé)

uncertificated security means a security, not evidenced by a security certificate, the issue and any transfer of which is registered or recorded in records maintained for that purpose by or on behalf of a company; (valeur mobilière sans certificat)

valid means issued in accordance with the applicable law or validated under section 100. (valide)

fongibles Celles des valeurs mobilières qui ont cette qualité par nature ou en vertu des usages du commerce. (fungible)

livraison ou remise Le transfert volontaire de la possession. (delivery)

non autorisé Pour une signature ou un endossement, le fait d’être apposé ou effectué sans autorisation réelle, implicite ou apparente; s’entend également des faux. (unauthorized)

opposition Entre autres, le fait d’invoquer qu’un transfert est ou serait illégal ou qu’un opposant déterminé détient la propriété de valeurs mobilières ou un droit sur celles-ci. (adverse claim)

valeur mobilière ou certificat de valeur mobilière Tout titre émis par une société, qui, à la fois :

a) est au porteur, à ordre ou nominatif;

b) est d’un genre habituellement négocié aux bourses ou sur les marchés de valeurs mobilières ou reconnu comme placement dans tout endroit où il est émis ou négocié;

c) fait partie d’une catégorie ou série de titres ou est divisible selon ses propres modalités;

d) atteste l’existence soit d’une action ou d’une obligation de la société, soit de droits ou intérêts, notamment d’une participation, sur celle-ci.

Est exclu de la présente définition le document attestant un dépôt. (security or security certificate)

valeur mobilière sans certificat Valeur mobilière dont aucun certificat ne constate l’existence et dont l’émission ou le transfert est inscrit ou mentionné dans les registres tenus à cette fin par la société ou en son nom. (uncertificated security)

valide Soit émis légalement, soit validé en vertu de l’article 100. (valid)

Provisions governing transfers of securities

85 The transfer of a security is governed by sections 86 to 138.

Transferts

85 Les articles 86 à 138 régissent les transferts de valeurs mobilières.

Security a negotiable instrument

86 (1) A security is a negotiable instrument but, in the case of any inconsistency between the provisions of the Bills of Exchange Act and this Act, this Act prevails to the extent of the inconsistency.

Effets négociables

86 (1) Les valeurs mobilières sont des effets négociables; à cet égard, la présente loi l’emporte sur les dispositions incompatibles de la Loi sur les lettres de change.

Current to February 11, 2020	54	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 86-89	Articles 86-89

Bearer form

(2) A security is in bearer form if it is payable to bearer according to its terms and not by reason of any endorsement.

Titre au porteur

(2) Est au porteur le titre payable au porteur selon ses propres modalités et non du fait d’un endossement.

Order form

(3) A security is in order form where the security is not a share and, by its terms, it is payable to the order or assigns of any person therein specified with reasonable certainty or to the person or the person’s order.

Titre à ordre

(3) Est à ordre le titre, à l’exception de l’action, qui est soit payable à l’ordre d’une personne qui y est désignée d’une manière suffisamment identifiable, soit cédé à une telle personne.

Registered form

(4) A security is in registered form if

(a) it specifies a person entitled to the security or to the rights it evidences, and its transfer is capable of being recorded in a securities register; or

(b) it bears a statement that it is in registered form.

Titre nominatif

(4) Est nominatif le titre qui :

a) soit désigne nommément son titulaire — ou celui qui bénéficie des droits dont il atteste l’existence — et peut faire l’objet d’un transfert sur le registre des valeurs mobilières;

b) soit porte une mention à cet effet.

Status of guarantor

87 A guarantor for an issuer of a security is deemed to be an issuer to the extent of the guarantee, whether or not the guarantor’s obligation is noted on the security.

Caution d’un émetteur

87 La caution de l’émetteur d’une valeur mobilière est réputée, dans les limites de sa garantie, avoir la qualité d’émetteur, indépendamment de la mention de son obligation sur la valeur mobilière.

Rights of holder

88 (1) Subject to Part VII, every security holder is entitled at the holder’s option to a security certificate that complies with this Act or to a non-transferable written acknowledgement of the holder’s right to obtain a security certificate that complies with this Act from a company in respect of the securities of that company held by the security holder.

Droits du détenteur

88 (1) Sous réserve de la partie VII, les détenteurs de valeurs mobilières peuvent, à leur choix, exiger de la société soit des certificats de valeurs mobilières conformes à la présente loi, soit une reconnaissance écrite et incessible de ce droit.

Fee for security certificate

(2) A company may charge a fee, not exceeding a prescribed amount, for a security certificate issued in respect of a transfer.

Frais pour un certificat

(2) La société peut, pour un certificat de valeurs mobilières émis à l’occasion d’un transfert, imposer des droits n’excédant pas le montant réglementaire.

Joint holders

(3) A company is not required to issue more than one security certificate in respect of securities held jointly by several persons, and delivery of a security certificate to one of several joint holders is sufficient delivery to all joint holders of the security.

1991, c. 45, s. 88; 1999, c. 31, s. 214.

Codétenteurs

(3) En cas de détention conjointe d’une valeur mobilière, la remise du certificat à l’un des codétenteurs constitue délivrance suffisante pour tous.

1991, ch. 45, art. 88; 1999, ch. 31, art. 214.

Signatures

89 (1) A security certificate shall be signed by or bear the printed or otherwise mechanically reproduced signature of at least one of the following:

Signatures

89 (1) Les certificats de valeurs mobilières portent la signature — laquelle peut notamment être reproduite

Current to February 11, 2020	55	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 89-91	Articles 89-91

(a) a director or officer of the company;

(b) a registrar or transfer agent of the company or a branch transfer agent or a natural person on their behalf; or

(c) a trustee who certifies it in accordance with a trust indenture.

mécaniquement ou imprimée — d’au moins une des personnes suivantes :

a) tout administrateur ou dirigeant de la société;

b) tout agent d’inscription ou de transfert de la société, tout agent local des transferts ou une personne physique agissant pour leur compte;

c) tout fiduciaire qui les certifie conformes à l’acte de fiducie.

Continuation of validity of signature

(2) If a security certificate contains a person’s printed or mechanically reproduced signature, the company may issue the security certificate even if the person has ceased to be a director or officer of the company. The security certificate is as valid as if the person were a director or officer at the date of its issue.

1991, c. 45, s. 89; 2005, c. 54, s. 377.

Permanence de la validité de la signature

(2) La société peut valablement émettre des certificats de valeurs mobilières portant la signature, qui peut notamment être reproduite mécaniquement ou imprimée, d’administrateurs ou de dirigeants qui ont cessé d’occuper leur poste.

1991, ch. 45, art. 89; 2005, ch. 54, art. 377.

Contents of share certificate

90 There shall be stated on the face of each share certificate issued by a company after the coming into force of this section

(a) the name of the company;

(b) a statement that the company is subject to the Trust and Loan Companies Act;

(c) the name of the person to whom the share certificate is issued; and

(d) the number and class of shares and the designation of any series that the certificate represents.

Contenu du certificat d’action

90 Doivent figurer au recto de chaque certificat d’action émis après l’entrée en vigueur du présent article les éléments suivants :

a) le nom de la société émettrice;

b) la mention qu’elle est régie par la Loi sur les sociétés de fiducie et de prêt;

c) le nom du titulaire;

d) le nombre, la catégorie et la série d’actions représentés.

Restrictions and charges

91 (1) No charge in favour of a company and no restriction on transfer other than a constraint under Part VII is effective against a transferee of a security issued by the company if the transferee has no actual knowledge of the charge or restriction unless it or a reference to it is noted conspicuously on the security certificate.

Restrictions et charges

91 (1) Les restrictions en matière de transfert — autres que celles prévues à la partie VII — auxquelles sont assujetties les valeurs mobilières émises par une société, ainsi que les charges dont elles sont grevées en faveur de celle-ci, sont inopposables aux cessionnaires qui n’en ont pas eu effectivement connaissance, à moins qu’elles ne soient énoncées ou qu’il n’y soit fait référence de manière visible sur le certificat de valeurs mobilières.

No restriction

(2) If any of the issued shares of a distributing company remain outstanding and are held by more than one person, the company may not restrict the transfer or ownership of its shares except by way of a constraint under Part VII.

Restrictions interdites

(2) La société ayant fait appel au public dont des actions sont en circulation et détenues par plus d’une personne ne peut, sauf dans les cas prévus à la partie VII, soumettre à des restrictions le transfert ou le droit de propriété de ses actions.

Current to February 11, 2020	56	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 91-94	Articles 91-94

Continuance

(3) If a body corporate that is continued as a company under this Act has outstanding security certificates and the words “private company” or “private corporation” appear on the certificates, those words are deemed to be a notice of a charge or restriction for the purposes of subsection (1).

1991, c. 45, s. 91; 2005, c. 54, s. 378.

Prorogation

(3) L’expression « compagnie privée » ou « société privée » figurant sur les certificats de valeurs mobilières émis par une personne morale prorogée sous le régime de la présente loi vaut avis des restrictions et charges prévues au paragraphe (1).

1991, ch. 45, art. 91; 2005, ch. 54, art. 378.

Particulars of class

92 (1) There shall be stated legibly on a share certificate issued after the coming into force of this section by a company that is authorized to issue shares of more than one class or series

(a) the rights, privileges, restrictions and conditions attached to the shares of each class and series existing when the share certificate is issued; or

(b) that the class or series of shares that the certificate represents has rights, privileges, restrictions or conditions attached thereto and that the company will furnish a shareholder, on demand and without charge, with a full copy of

(i) the text of the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as those rights, privileges, restrictions and conditions have been fixed by the directors, and

(ii) the text of the authority of the directors, if the directors are so authorized, to fix the rights, privileges, restrictions and conditions of subsequent series of shares.

Détails

92 (1) Les certificats émis, après l’entrée en vigueur du présent article, par une société autorisée à émettre des actions de plusieurs catégories ou séries font état, de manière lisible :

a) soit des droits, privilèges, restrictions et conditions attachés aux actions de toutes les catégories et séries existantes au moment de leur émission;

b) soit du fait que la catégorie ou série d’actions qu’ils représentent comporte des droits, privilèges, restrictions ou conditions et que la société remettra à tout actionnaire, à sa demande et gratuitement, copie intégrale du texte :

(i) des droits, privilèges, restrictions et conditions attachés à chaque catégorie dont l’émission est autorisée et, dans la mesure fixée par les administrateurs, à chaque série,

(ii) de l’autorisation donnée aux administrateurs de fixer les droits, privilèges, restrictions et conditions des séries suivantes.

Duty

(2) Where a share certificate issued by a company contains the statement mentioned in paragraph (1)(b), the company shall provide a shareholder, on demand and without charge, with a full copy of the texts referred to in subparagraphs (1)(b)(i) and (ii).

Obligation

(2) La société qui émet les certificats visés à l’alinéa (1)b) doit, sur demande, fournir gratuitement aux actionnaires le texte prévu aux sous-alinéas (1)b)(i) et (ii).

Fractional share

93 A company may issue a certificate for a fractional share or may issue in place thereof a scrip certificate in bearer form that entitles the holder to receive a certificate for a full share by exchanging scrip certificates aggregating a full share.

Fraction d’action

93 La société peut émettre, pour chaque fraction d’action, soit un certificat, soit un certificat provisoire au porteur donnant droit à une action entière en échange de tous les certificats provisoires correspondants.

Scrip certificates

94 The directors of a company may attach conditions to any scrip certificate issued by the company, including conditions that

Certificat provisoire

94 Les administrateurs peuvent assortir les certificats provisoires de conditions prévoyant notamment :

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 94-96	Articles 94-96

(a) the scrip certificate becomes void if not exchanged for a share certificate representing a full share before a specified date; and

(b) any shares for which the scrip certificate is exchangeable may, notwithstanding any pre-emptive right, be issued by the company to any person and the proceeds thereof may be distributed rateably to the holders of all the scrip certificates.

a) que ceux-ci seront frappés de nullité s’ils ne sont pas échangés avant une date déterminée contre des certificats d’actions entières;

b) que les actions contre lesquelles ils sont échangeables peuvent, malgré tout droit de préemption, faire l’objet, au profit d’une personne donnée, d’une émission dont le produit est distribué, au prorata, aux détenteurs de tous les certificats provisoires.

Holders of fractional shares

95 (1) A holder of a fractional share issued by a company is not entitled to exercise voting rights or to receive a dividend in respect of the fractional share.

Détenteurs de fractions d’actions

95 (1) Les fractions d’actions émises par la société ne confèrent pas à leur détenteur le droit de voter ou de recevoir des dividendes.

Holders of scrip certificates

(2) A holder of a scrip certificate is not entitled to exercise voting rights or to receive a dividend in respect of the scrip certificate.

Détenteurs de certificats provisoires

(2) Les certificats provisoires émis par la société ne confèrent pas à leur détenteur le droit de voter ou de recevoir des dividendes.

Dealings with registered owner

96 (1) A company or a trustee within the meaning of section 299 may, subject to subsections 140(5) to (7) and sections 141 to 144 and 148, treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payment in respect of the security and to exercise all of the rights and powers of an owner of the security.

Relations avec le propriétaire inscrit

96 (1) La société ou le fiduciaire visé à l’article 299 peut, sous réserve des paragraphes 140(5) à (7) et des articles 141 à 144 et 148, considérer le propriétaire inscrit d’une valeur mobilière comme étant la seule personne ayant qualité pour voter, recevoir des avis ainsi que des intérêts, dividendes ou autres paiements et exercer tous les droits et pouvoirs du propriétaire de la valeur mobilière.

Constructive registered holder

(2) Notwithstanding subsection (1), a company may treat a person as a registered security holder entitled to exercise all of the rights of the security holder that the person represents, if that person provides the company with evidence as described in subsection 130(4) that the person is

(a) the heir or personal representative of a deceased security holder or the personal representative of the heirs of the deceased security holder;

(b) the personal representative of a registered security holder who is a minor, an incompetent person or a missing person; or

(c) a liquidator of, or a trustee in bankruptcy for, a registered security holder.

Présomption

(2) Malgré le paragraphe (1), la société peut considérer une personne comme habilitée à exercer les droits du détenteur inscrit d’une valeur mobilière qu’elle représente, dans la mesure où celle-ci peut lui fournir, conformément au paragraphe 130(4), la preuve qu’elle est :

a) l’héritier ou le représentant personnel d’un détenteur de valeurs mobilières décédé ou le représentant personnel des héritiers de ce dernier;

b) le représentant personnel d’un détenteur inscrit de valeurs mobilières mineur, incapable ou absent;

c) le liquidateur ou le syndic de faillite agissant pour un détenteur inscrit de valeurs mobilières.

Permissible registered holder

(3) If a person on whom the ownership of a security of a company devolves by operation of law, other than a person described in subsection (2), provides proof of that person’s authority to exercise rights or privileges in respect of a security of the company that is not registered

Idem

(3) La société doit, sous réserve des autres dispositions de la présente loi, considérer toute personne non visée au paragraphe (2) et à laquelle la propriété de valeurs mobilières est dévolue par l’effet de la loi comme habilitée à exercer, à l’égard des valeurs mobilières non

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 96-99	Articles 96-99

in the person’s name, the company shall, subject to this Act, treat that person as entitled to exercise those rights or privileges.

Immunity of company

(4) A company is not required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by a registered holder of any of its securities or by anyone whom it treats, as permitted or required by this Part, as the owner or registered holder thereof.

1991, c. 45, s. 96; 2005, c. 54, s. 379.

inscrites à son nom, les droits ou privilèges y afférents dans la mesure où la personne établit qu’elle a qualité pour les exercer.

Immunité de la société

(4) La société n’est pas tenue de vérifier si des obligations envers des tiers incombent au détenteur inscrit de l’une de ses valeurs mobilières ou à la personne considérée en vertu de la présente partie comme tel ou comme propriétaire, ni de veiller à leur exécution.

1991, ch. 45, art. 96; 2005, ch. 54, art. 379.

Minors

97 If a minor exercises any rights of ownership in the securities of a company, no subsequent repudiation or avoidance is effective against the company.

1991, c. 45, s. 97; 2005, c. 54, s. 380(E).

Joint shareholders

98 A company may treat as owners of a security the survivors of persons to whom the security was issued as joint holders, if the company receives proof satisfactory to it of the death of any of the joint holders.

Transmission of securities

99 (1) Subject to the provisions of Part VII and any applicable law relating to the collection of taxes, a person referred to in paragraph 96(2)(a) is entitled to become registered as the owner of a security, or to designate another person to be registered as the owner of a security, if the person referred to in paragraph 96(2)(a) delivers to the company or its transfer agent

(a) the original grant of probate or of letters of administration, or a copy thereof certified to be a true copy by

(i) the court that granted the probate or letters of administration,

(ii) a company that is a trust company pursuant to subsection 57(2) or a trust company incorporated by or under the laws of a province, or

(iii) a lawyer or notary acting on behalf of the person referred to in paragraph 96(2)(a), or

(b) in the case of transmission by notarial will in the Province of Quebec, a copy thereof authenticated pursuant to the laws of that Province,

together with

Mineurs

97 En cas d’exercice par un mineur de droits attachés à la propriété des valeurs mobilières de la société, aucun désaveu ultérieur n’a d’effet contre celle-ci.

1991, ch. 45, art. 97; 2005, ch. 54, art. 380(A).

Codétenteurs

98 La société peut, sur preuve satisfaisante du décès de l’un des codétenteurs de l’une de ses valeurs mobilières, considérer les autres codétenteurs comme propriétaires de celle-ci.

Transmission de valeurs mobilières

99 (1) Sous réserve de la partie VII et de toute loi fiscale applicable, la personne visée à l’alinéa 96(2)a) est habilitée à devenir détenteur inscrit, ou à désigner la personne qui le deviendra, sur remise à la société ou à son agent de transfert — avec les assurances que celle-ci peut exiger en vertu de l’article 130 — des documents suivants :

a) en cas de transmission par testament notarié dans la province de Québec, une copie certifiée authentique de ce testament conformément aux lois de cette province ou, dans les autres cas, l’original du jugement, soit d’homologation du testament, soit de nomination d’un exécuteur testamentaire ou d’un administrateur, ou d’une copie certifiée conforme par :

(i) le tribunal qui a prononcé le jugement d’homologation ou la nomination de l’exécuteur testamentaire ou de l’administrateur,

(ii) une société de fiducie au sens du paragraphe

57(2) ou une société de fiducie constituée sous le régime d’une loi provinciale,

(iii) un avocat ou un notaire agissant pour le compte de la personne visée à l’alinéa 96(2)a);

b) un affidavit ou une déclaration établi par elle et énonçant les conditions de la transmission;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 99-100	Articles 99-100

(c) an affidavit or declaration of transmission made by the person referred to in paragraph 96(2)(a) that states the particulars of the transmission, and

(d) the security certificate that was owned by the deceased holder

(i) in the case of a transfer to the person referred to in paragraph 96(2)(a), with or without the endorsement of that person, and

(ii) in the case of a transfer to any other person, endorsed in accordance with section 114,

and accompanied by any assurance the company may require under section 130.

c) le certificat de valeurs mobilières du détenteur décédé :

(i) dans le cas d’un transfert à elle-même, endossé ou non,

(ii) dans le cas d’un transfert à une autre personne, endossé en conformité de l’article 114.

Excepted transmissions

(2) Notwithstanding subsection (1), if the laws of the jurisdiction governing the transmission of a security of a deceased holder do not require a grant of probate or of letters of administration in respect of the transmission, a personal representative of the deceased holder is entitled, subject to Part VII and any applicable law relating to the collection of taxes, to become registered as the owner or to designate a person to be registered as the owner, if the personal representative delivers to the company or its transfer agent the following documents, namely,

(a) the security certificate that was owned by the deceased holder; and

(b) reasonable proof of the governing laws, of the deceased holder’s interest in the security and of the right of the personal representative or the designated person to become the registered shareholder.

Transmissions

(2) Malgré le paragraphe (1), le représentant personnel du détenteur décédé de valeurs mobilières dont la transmission est régie par une loi n’exigeant pas de jugement d’homologation du testament, ni de nomination d’un exécuteur testamentaire ou d’un administrateur, est habilité, sous réserve de la partie VII et de toute loi fiscale applicable, à en devenir le détenteur inscrit, ou à désigner celui-ci, sur remise à la société ou à son agent de transfert des pièces suivantes :

a) les certificats de valeurs mobilières du détenteur décédé;

b) une attestation suffisante des lois applicables, des droits du détenteur décédé sur ces valeurs mobilières et de son droit, ou de celui de la personne qu’il désigne, d’en devenir le détenteur inscrit.

Right of company to treat as owner

(3) Subject to Part VII, delivery of the documents referred to in this section empowers a company or its transfer agent to record in a securities register the transmission of a security from the deceased holder to a person referred to in paragraph 96(2)(a) or to such person as the person referred to in that paragraph may designate and, thereafter, to treat the person who becomes so registered as the owner of that security.

Over-issue

100 (1) The provisions of this Part that validate a security or compel its issue or reissue do not apply to the extent that a validation, issue or reissue would result in over-issue, but

(a) if a valid security similar in all respects to the security involved in the over-issue is reasonably available for purchase, the person entitled to the validation

Droit de la société

(3) Sous réserve de la partie VII, la remise des documents visés au présent article donne à la société ou à son agent de transfert le pouvoir de consigner au registre des valeurs mobilières la transmission de valeurs mobilières du détenteur décédé à la personne visée à l’alinéa 96(2)a), ou à la personne qu’elle peut désigner, et par la suite de considérer la personne qui en devient détenteur inscrit comme leur propriétaire.

Émission excédentaire

100 (1) L’application des dispositions de la présente partie validant des valeurs mobilières ou en imposant l’émission ou la réémission ne saurait entraîner une émission excédentaire; toutefois, les personnes habilitées à réclamer cette application peuvent, selon qu’il est ou non possible d’acquérir des valeurs mobilières identiques

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 100-102	Articles 100-102

or issue may compel the issuer to purchase and deliver such a security to that person against surrender of the security that the person holds; or

(b) if a valid security similar in all respects to the security involved in the over-issue is not reasonably available for purchase, the person entitled to the validation or issue may recover from the issuer an amount equal to the price the last purchaser for value paid for the invalid security.

à celles qui sont en cause dans l’émission excédentaire, respectivement :

a) contraindre l’émetteur à les acquérir et à les leur livrer en échange de celles qu’elles détiennent;

b) recouvrer de l’émetteur une somme égale au prix payé par le dernier acquéreur des valeurs mobilières non valides.

Retroactive validation

(2) Where an issuer is subsequently authorized to issue securities of a number equal to or exceeding the number of securities previously authorized plus the amount of the securities over-issued, the securities so over-issued are valid from the date of their issue.

Payment not a purchase or redemption

(3) A purchase or payment by an issuer under subsection (1) is not a purchase or payment in respect of which section 74 or 80 applies.

Burden of proof

101 In any action on a security,

(a) unless specifically denied in the pleadings, each signature on the security or in a necessary endorsement is admitted;

(b) a signature on the security is presumed to be genuine and authorized but, if the effectiveness of the signature is put in issue, the burden of establishing that it is genuine and authorized is on the party claiming under the signature;

(c) if a signature is admitted or established, production of the instrument entitles a holder to recover on it unless the defendant establishes a defence or a defect going to the validity of the security; and

(d) if the defendant establishes that a defence or defect exists, the plaintiff has the burden of establishing that the defence or defect is ineffective against the plaintiff or any person under whom the plaintiff claims.

Securities fungible

102 Unless otherwise agreed, and subject to any applicable law, regulation or stock exchange rule, a person required to deliver securities may deliver any security of the specified issue in bearer form or registered in the name of the transferee or endorsed to the transferee or in blank.

Validation rétroactive

(2) Les valeurs mobilières que l’émetteur est autorisé par la suite à émettre en excédent sont valides à compter de leur date d’émission.

Absence d’achat ou de rachat

(3) Les articles 74 ou 80 ne s’appliquent ni à l’acquisition ni au paiement qu’effectue l’émetteur aux termes du paragraphe (1).

Charge de la preuve

101 Dans tout procès portant sur des valeurs mobilières :

a) à défaut de contestation expresse dans les actes de procédure, les signatures figurant sur ces valeurs ou sur les endossements obligatoires sont admises sans autre preuve;

b) les signatures figurant sur ces valeurs mobilières sont présumées être authentiques et autorisées, à charge pour la partie qui s’en prévaut de l’établir en cas de contestation;

c) sur production des titres dont la signature est admise ou prouvée, leur détenteur obtient gain de cause, sauf si le défendeur soulève un moyen de défense ou l’existence d’un vice mettant en cause la validité de ces valeurs;

d) il incombe au demandeur de prouver l’inopposabilité, à lui-même ou aux personnes dont il invoque les droits, des moyens de défense ou du vice dont le défendeur établit l’existence.

Valeurs mobilières fongibles

102 Sauf convention à l’effet contraire et sous réserve de toute loi, de tout règlement ou de toute règle boursière applicable, la personne tenue de livrer des valeurs mobilières peut livrer n’importe quelles valeurs de l’émission spécifiée au porteur, enregistrées au nom du cessionnaire, endossées à son nom ou laissées en blanc.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 103-104	Articles 103-104

Notice of defect

103 (1) Even against a purchaser for value and without notice of a defect going to the validity of a security, the terms of the security include those stated on the security and those incorporated therein by reference to another instrument, statute, rule, regulation or order to the extent that the terms so referred to do not conflict with the stated terms, but such a reference is not of itself notice to a purchaser for value of a defect going to the validity of the security, notwithstanding that the security expressly states that a person accepting it admits the notice.

Purchaser for value

(2) A security is valid in the hands of a purchaser for value without notice of any defect going to its validity.

Lack of genuineness

(3) Except as provided in section 104, the fact that a security is not genuine is a complete defence even against a purchaser for value and without notice.

Ineffective defences

(4) All defences of an issuer, including non-delivery and conditional delivery of a security but not including lack of genuineness, are ineffective against a purchaser for value without notice of the particular defence.

Avis du vice

103 (1) Les modalités d’une valeur mobilière comprennent celles qui y sont énoncées et celles qui, dans la mesure où elles sont compatibles avec les précédentes, y sont incorporées par renvoi à tout autre acte, loi, règle, règlement, décret, arrêté ou ordonnance, ce renvoi ne constituant pas en lui-même pour l’acquéreur contre valeur l’avis de l’existence d’un vice mettant en cause la validité de la valeur, même si celle-ci énonce expressément que la personne qui l’accepte admet l’existence de cet avis.

Acheteur

(2) La valeur mobilière est valide entre les mains de tout acquéreur contre valeur qui ignore l’existence d’un vice mettant en cause sa validité.

Défaut d’authenticité

(3) Sous réserve de l’article 104, le défaut d’authenticité d’une valeur mobilière constitue un moyen de défense péremptoire, même envers l’acquéreur contre valeur qui l’ignore.

Défense irrecevable

(4) L’émetteur ne peut opposer aucun autre moyen de défense, y compris la non-livraison ou la livraison sous condition d’une valeur mobilière, à l’acquéreur contre valeur qui n’en a pas connaissance.

Staleness as defect notice

(5) After an event that creates a right to immediate performance of the principal obligation evidenced by a security, or that sets a date on or after which a security is to be presented or surrendered for redemption or exchange, a purchaser is deemed to have notice of any defect in its issue or of any defence of the issuer

(a) if the event requires the payment of money or the delivery of securities, or both, on presentation or surrender of the security, and the funds or securities are available on the date set for payment or exchange, and the purchaser takes the security more than one year after that date; or

(b) if the purchaser takes the security more than two years after the date set for presentation or surrender or the date on which the performance became due.

Unauthorized signature

104 An unauthorized signature on a security before or in the course of issue is ineffective, except that the signature is effective in favour of a purchaser for value and without notice of the lack of authority, if the signing has been done by

Présomption de connaissance d’un vice

(5) À la survenance de tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de valeurs mobilières pour rachat ou échange, sont présumés connaître tout défaut relatif à leur émission, ou tout moyen de défense opposé par l’émetteur, les acquéreurs qui les prennent, selon le cas :

a) plus d’un an après la date où, sur présentation ou remise des valeurs, les fonds à verser ou les valeurs à livrer en raison de la survenance de l’événement étaient disponibles;

b) plus de deux ans après la date de présentation, de livraison ou d’exécution prévue pour l’obligation principale.

Signature non autorisée

104 Les signatures non autorisées apposées sur les valeurs mobilières avant ou pendant une émission sont sans effet, sauf à l’égard de l’acquéreur contre valeur ignorant ce défaut et à condition que leur auteur soit :

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 104-107	Articles 104-107

(a) an authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, or of similar securities, or their immediate preparation for signing; or

(b) an employee of the issuer or of a person referred to in paragraph (a) who, in the ordinary course of the employee’s duties, handles the security.

a) une personne chargée soit, par l’émetteur, de signer ces valeurs ou des valeurs analogues ou d’en préparer directement la signature, soit d’en certifier l’authenticité, notamment un fiduciaire ou un agent d’inscription ou de transfert;

b) un agent de l’émetteur ou d’une personne visée à l’alinéa a) qui, dans le cadre normal de ses fonctions, a eu ou a ces valeurs en main.

Completion or alteration

105 (1) Where a security contains the signatures necessary to its issue or transfer but is incomplete in any other respect,

(a) any person may complete it by filling in the blanks in accordance with the person’s authority; and

(b) notwithstanding that the blanks are incorrectly filled in, the security as completed is enforceable by a purchaser who took it for value and without notice of the incorrectness.

Valeur mobilière à compléter

105 (1) Toute personne habilitée à cet effet peut remplir les blancs de valeurs mobilières revêtues des signatures requises pour leur émission ou leur transfert mais incomplètes par ailleurs; les titres ainsi complétés —même incorrectement — produisent leurs effets en faveur des acquéreurs contre valeur ignorant ce défaut.

Enforceability

(2) A completed security that has been improperly altered, even if fraudulently altered, remains enforceable, but only according to its original terms.

Warranties of agents

106 (1) A person signing a security, as authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, warrants to a purchaser for value without notice that

(a) the security is genuine;

(b) the person’s acts in connection with the issue of the security are within the person’s authority; and

(c) the person has reasonable grounds for believing that the security is in the form and within the amount the issuer is authorized to issue.

Limitation of liability

(2) Unless otherwise agreed, a person referred to in subsection (1) does not assume any further liability for the validity of a security.

Title of purchaser

107 (1) Subject to Part VII, on delivery of a security the purchaser acquires the rights in the security that the purchaser’s transferor had or had authority to convey, except that the position of a purchaser who has been a party to any fraud or illegality affecting the security or who as a

Force exécutoire

(2) Les valeurs mobilières qui sont irrégulièrement, voire frauduleusement, modifiées continuent à produire les effets prévus dans leurs modalités initiales.

Garanties des mandataires

106 (1) Les personnes chargées soit, par l’émetteur, de signer un titre, soit d’en certifier l’authenticité, notamment les fiduciaires ou les agents d’inscription ou de transfert, garantissent par leur signature à l’acquéreur contre valeur non avisé d’irrégularités en l’occurrence :

a) l’authenticité du titre;

b) leur pouvoir d’agir dans le cadre de l’émission du titre;

c) l’existence de raisons valables de croire que l’émetteur était autorisé à émettre sous cette forme un titre de ce montant.

Limite de responsabilité

(2) Sauf convention à l’effet contraire, les personnes visées au paragraphe (1) n’assument aucune autre responsabilité quant à la validité d’une valeur mobilière.

Titre de l’acquéreur

107 (1) Sous réserve de la partie VII, dès livraison d’une valeur mobilière, les droits transmissibles du cédant passent à l’acquéreur, mais le fait de détenir une valeur d’un acheteur de bonne foi ne saurait modifier la situation du cessionnaire qui a participé à une fraude ou

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 107-110	Articles 107-110

prior holder had notice of an adverse claim is not improved by taking from a later bona fide purchaser.

à un acte illégal mettant en cause la validité de cette valeur ou qui, en tant qu’ancien détenteur, connaissait l’existence d’une opposition.

Title of bona fide purchaser

(2) A bona fide purchaser, in addition to acquiring the rights of a purchaser, also acquires the security free from any adverse claim.

Limited interest purchaser

(3) A purchaser of a limited interest acquires rights only to the extent of the interest purchased.

Deemed notice of adverse claim

108 A purchaser of a security, or any securities broker for a seller or purchaser, is deemed to have notice of an adverse claim if

(a) the security, whether in bearer form or registered form, has been endorsed “for collection” or “for surrender” or for some other purpose not involving transfer; or

(b) the security is in bearer form and has on it a statement that it is the property of a person other than the transferor, except that the mere writing of a name on a security is not such a statement.

Titre de l’acheteur de bonne foi

(2) L’acheteur de bonne foi acquiert, outre les droits de l’acquéreur, la valeur mobilière libre de toute opposition.

Droits limités

(3) L’acquéreur n’acquiert de droits que dans les limites de son acquisition.

Présomption d’opposition

108 Sont réputés connaître l’existence d’oppositions les courtiers de valeurs mobilières ou les acquéreurs de titres :

a) endossés « pour recouvrement », « pour remise » ou à toute fin n’emportant pas transfert;

b) au porteur revêtus d’une mention, autre que la simple inscription d’un nom, selon laquelle l’auteur du transfert n’en est pas propriétaire.

Notice of fiduciary duty

109 Notwithstanding that a purchaser, or any securities broker for a seller or purchaser, has notice that a security is held for a third person by, or is registered in the name of or endorsed by, a fiduciary, neither the purchaser nor the securities broker has any duty to inquire into the rightfulness of the transfer or any notice of an adverse claim, except that if the purchaser or securities broker for the seller or purchaser knows that the consideration is to be used for, or that the transaction is for, the personal benefit of the fiduciary or is otherwise in breach of the fiduciary’s duty, the purchaser or securities broker is deemed to have notice of an adverse claim.

Staleness as notice

110 An event that creates a right to immediate performance of the principal obligation evidenced by a security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange is not of itself notice of an adverse claim, except in the case of a purchase

(a) made more than one year after any date set for such a presentation or surrender; or

(b) made more than six months after any date set for payment of money against such a presentation or

Avis du mandat d’un fiduciaire

109 L’acquéreur ou tout courtier de valeurs mobilières qui est avisé de la détention d’une valeur mobilière pour le compte d’un tiers, de son inscription au nom d’un représentant ou de son endossement par ce dernier n’est ni tenu de s’enquérir de la régularité du transfert, ni réputé connaître l’existence d’une opposition; cependant, l’acquéreur ou le courtier qui sait que le représentant contrevient à son mandat, notamment en utilisant la contrepartie ou en effectuant l’opération à des fins personnelles, est réputé avisé de l’existence de l’opposition.

Péremption valant avis d’opposition

110 Tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de ces valeurs pour rachat ou échange ne constitue pas en lui-même un avis de l’existence d’une opposition, sauf dans le cas d’une acquisition effectuée :

a) soit plus d’un an après cette date;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 110-111	Articles 110-111

surrender if funds are available for payment on that date.

b) soit plus de six mois après la date où les fonds, s’ils étaient disponibles, devaient être versés sur présentation ou remise des valeurs.

Warranties to issuer

111 (1) A person who presents a security for registration of transfer or for payment or exchange warrants to the issuer that the person is entitled to the registration, payment or exchange, except that a purchaser for value without notice of an adverse claim who receives a new, reissued or re-registered security on registration of transfer warrants only that the purchaser has no knowledge of any unauthorized signature in a necessary endorsement.

Warranties to purchaser

(2) A person by transferring a security to a purchaser for value warrants only that

(a) the transfer is effective and rightful;

(b) the security is genuine and has not been materially altered; and

(c) the person knows of nothing that might impair the validity of the security.

Warranties of intermediary

(3) Where a security is delivered by an intermediary known by the purchaser to be entrusted with delivery of the security on behalf of another or with collection of a draft or other claim to be collected against that delivery, the intermediary by that delivery warrants only the intermediary’s own good faith and authority even if the intermediary has purchased or made advances against the draft or other claim to be collected against the delivery.

Warranties of pledgee

(4) A pledgee or other holder for purposes of security who redelivers a security received, or after payment and on order of the debtor delivers that security to a third person, gives only the warranties of an intermediary under subsection (3).

Warranties of securities broker

(5) A securities broker gives to the broker’s customer, to the issuer and to a purchaser, as the case may be, the warranties provided in subsections (1) to (4) and has the rights and privileges of a purchaser under those subsections, and those warranties of and in favour of the broker acting as an agent are in addition to warranties given by the broker’s customer and warranties given in favour of the broker’s customer.

Garanties à l’émetteur

111 (1) La personne qui présente un titre pour inscription de son transfert, pour paiement ou pour échange garantit à l’émetteur le bien-fondé de sa demande; toutefois, l’acquéreur contre valeur qui ignore l’existence d’une opposition et qui reçoit un titre soit nouveau, soit réémis ou réinscrit, garantit seulement, dès l’inscription du transfert, l’inexistence, à sa connaissance, de signatures non autorisées lors d’endossements obligatoires.

Garanties à l’acquéreur

(2) La personne qui transfère le titre à l’acquéreur contre valeur garantit seulement :

a) la régularité et le caractère effectif de ce transfert;

b) l’authenticité du titre et l’absence de modifications importantes;

c) l’inexistence, à sa connaissance, de vices mettant en cause la validité du titre.

Garanties de l’intermédiaire

(3) L’intermédiaire qui, au su de l’acquéreur, est chargé de livrer une valeur mobilière pour le compte d’une autre personne ou de recouvrer une créance, notamment une traite, garantit, par la livraison, seulement sa propre bonne foi et sa qualité pour agir, même s’il a consenti ou souscrit des avances sur cette créance.

Garanties du créancier gagiste

(4) Le créancier gagiste ou tout autre détenteur pour sûreté qui, après paiement et sur ordre du débiteur, livre à un tiers la valeur mobilière qu’il a reçue ne donne que les garanties de l’intermédiaire prévues au paragraphe (3).

Garanties du courtier

(5) Le courtier de valeurs mobilières donne à son client, à l’émetteur ou à l’acquéreur les garanties prévues aux paragraphes (1) à (4) et jouit des droits et privilèges que ces paragraphes confèrent à l’acquéreur; les garanties que donne ou dont bénéficie le courtier agissant comme mandataire s’ajoutent aux garanties que donne ou dont bénéficie son client.

Current to February 11, 2020	65	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 112-114	Articles 112-114

Right to compel endorsement

112 Where a security in registered form is delivered to a purchaser without a necessary endorsement, the purchaser may become a bona fide purchaser only as of the time the endorsement is supplied, but against the transferor the transfer is complete on delivery and the purchaser has a specifically enforceable right to have any necessary endorsement supplied.

Droit d’exiger l’endossement

112 Le transfert d’un titre nominatif livré sans l’endossement obligatoire est parfait à l’égard du cédant dès la livraison, mais l’acquéreur ne devient acheteur de bonne foi qu’après l’endossement, qu’il peut formellement exiger.

Definition of appropriate person

113 (1) In this section, section 114, subsections 121(1), 124(4) and 129(1) and section 133, appropriate person means

(a) the person specified by the security or by special endorsement to be entitled to the security;

(b) if a person described in paragraph (a) is described as a fiduciary but is no longer serving in the described capacity, either that person or that person’s successor;

(c) if the security or endorsement mentioned in paragraph (a) specifies more than one person as fiduciaries and one or more of those persons are no longer serving in the described capacity, the remaining fiduciary or fiduciaries, whether or not a successor has been appointed;

(d) if a person described in paragraph (a) is a natural person and is without capacity to act by reason of death, incompetence, minority or other reason, the person’s fiduciary;

(e) if the security or endorsement mentioned in paragraph (a) specifies more than one person with right of survivorship and by reason of death not all of the persons can sign, the survivor or survivors;

(f) a person having power to sign under any applicable law or a power of attorney; or

(g) to the extent that a person described in any of paragraphs (a) to (f) may act through an agent, the person’s authorized agent.

Définition de personne compétente

113 (1) Pour l’application du présent article, de l’article 114, des paragraphes 121(1), 124(4) et 129(1) et de l’article 133, la personne compétente est, selon le cas :

a) le titulaire de la valeur mobilière, mentionné sur celle-ci ou dans un endossement nominatif;

b) la personne visée à l’alinéa a) désignée en qualité de représentant, mais qui n’agit plus en cette qualité, ou son successeur;

c) tout représentant dont le nom figure parmi ceux qui sont mentionnés sur la valeur mobilière ou l’endossement visés à l’alinéa a), indépendamment de la présence d’un successeur nommé ou agissant à la place de ceux qui n’ont plus qualité;

d) le représentant de la personne visée à l’alinéa a) si cette dernière est une personne physique décédée ou incapable, notamment parce qu’elle est mineure;

e) tout survivant parmi les bénéficiaires d’un gain de survie nommés sur la valeur mobilière ou l’endossement mentionnés à l’alinéa a);

f) la personne qui a le pouvoir de signer en vertu d’une loi applicable ou d’une procuration;

g) le mandataire autorisé des personnes visées aux alinéas a) à f) dans la mesure où elles peuvent agir par un mandataire.

Determining an appropriate person

(2) Whether the person signing is an appropriate person is determined as of the time of signing, and an endorsement by such a person does not become unauthorized for the purposes of this Part by reason of any subsequent change of circumstances.

Endorsement

114 (1) An endorsement of a security in registered form is made when an appropriate person signs, either on the

Appréciation de l’état de personne compétente

(2) La question de la compétence des signataires se détermine au moment de la signature et aucun endossement par eux ne cesse d’être autorisé au sens de la présente partie du fait d’une quelconque modification ultérieure des circonstances.

Endossement

114 (1) L’endossement d’un titre nominatif aux fins de cession ou de transfert se fait par l’apposition, soit à

Current to February 11, 2020	66	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 114-119	Articles 114-119

security or on a separate document, an assignment or transfer of the security or a power to assign or transfer it, or when the signature of an appropriate person is written without more on the back of the security.

l’endos sans autre formalité, soit sur un document distinct ou sur une procuration à cet effet, de la signature d’une personne compétente.

Special or blank

(2) An endorsement may be special or in blank.

Blank endorsement

(3) An endorsement in blank includes an endorsement to bearer.

Special endorsement

(4) A special endorsement specifies the person to whom the security is to be transferred, or who has power to transfer it.

Right of holder

(5) A holder may convert an endorsement in blank into a special endorsement.

Immunity of endorser

115 Unless otherwise agreed, the endorser by the endorsement assumes no obligation that the security will be honoured by the issuer.

Partial endorsement

116 An endorsement purporting to be an endorsement of only part of a security representing units intended by the issuer to be separately transferable is effective to the extent of the endorsement.

Effect of failure by fiduciary to comply

117 Failure of a fiduciary to comply with a controlling instrument or with the law of the jurisdiction governing the fiduciary relationship, including any law requiring the fiduciary to obtain court approval of a transfer, does not render the fiduciary’s endorsement unauthorized for the purposes of this Part.

Effect of endorsement without delivery

118 An endorsement of a security, whether special or in blank, does not constitute a transfer until delivery of the security on which it appears or, if the endorsement is on a separate document, until delivery of both the security and that document.

Endorsement in bearer form

119 An endorsement of a security in bearer form may give notice of an adverse claim under section 108 but does not otherwise affect any of the holder’s rights.

Endossement nominatif ou en blanc

(2) L’endossement peut être nominatif ou en blanc.

Endossement en blanc

(3) L’endossement au porteur est assimilé à l’endossement en blanc.

Endossement nominatif

(4) L’endossement nominatif désigne soit le cessionnaire, soit la personne qui a le pouvoir de transférer la valeur mobilière.

Droit du détenteur

(5) Le détenteur peut convertir l’endossement en blanc en endossement nominatif.

Absence de responsabilité de l’endosseur

115 Sauf convention à l’effet contraire, l’endosseur ne garantit pas que l’émetteur honorera la valeur mobilière.

Endossement partiel

116 L’endossement apparemment effectué pour une partie d’une valeur mobilière représentant des unités que l’émetteur avait l’intention de rendre transférables séparément n’a d’effet que dans cette mesure.

Manquements du représentant

117 L’endossement effectué par le représentant ne devient pas non autorisé au sens de la présente partie du fait d’un manquement par celui-ci à l’acte qui l’habilite ou aux lois régissant son statut, notamment la loi qui lui impose de faire approuver judiciairement le transfert.

Effet de l’endossement sans livraison

118 L’endossement d’une valeur mobilière n’emporte transfert que lors de la livraison de la valeur et, le cas échéant, du document distinct le constituant.

Endossement au porteur

119 L’endossement au porteur d’une valeur mobilière peut constituer l’avis de l’opposition prévue à l’article 108, mais ne porte pas autrement atteinte aux droits du détenteur.

Current to February 11, 2020	67	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 120-122	Articles 120-122

Effect of unauthorized endorsement

120 (1) The owner of a security may assert the ineffectiveness of an endorsement against the issuer or any purchaser, other than a purchaser for value and without notice of an adverse claim, who has in good faith received a new, reissued or re-registered security on registration of transfer, unless the owner

(a) has ratified an unauthorized endorsement of the security; or

(b) is otherwise precluded from impugning the effectiveness of an unauthorized endorsement.

Liability of issuer

(2) An issuer who registers the transfer of a security on an unauthorized endorsement is liable for improper registration.

Warranties of guarantor of signature

121 (1) A person who guarantees the signature of an endorser of a security warrants that, at the time of signing,

(a) the signature was genuine;

(b) the signer was an appropriate person to endorse; and

(c) the signer had legal capacity to sign.

Limitation of liability

(2) A person who guarantees the signature of an endorser does not otherwise warrant the rightfulness of the transfer to which the signature relates.

Warranties of guarantor of endorsement

(3) A person who guarantees the endorsement of a security warrants both the signature and the rightfulness, in all respects, of the transfer to which the signature relates, but an issuer may not require a guarantee of endorsement as a condition to registration of transfer.

Extent of warrantor’s liability

(4) The warranties referred to in subsections (1) to (3) are made to any person who, relying on the guarantee, takes or deals with the security, and the guarantor is liable to such a person for any loss resulting from breach of warranty.

Constructive delivery of a security

122 Delivery to a purchaser occurs when

Effet d’un endossement non autorisé

120 (1) Le propriétaire d’un titre peut opposer l’invalidité d’un endossement à l’émetteur ou à tout acquéreur — à l’exception de l’acquéreur contre valeur qui ignore l’existence d’oppositions et a reçu de bonne foi, lors d’un transfert, un titre soit nouveau, soit réémis ou réinscrit — sauf dans l’un des cas suivants :

a) il a ratifié un endossement non autorisé du titre en question;

b) il est par ailleurs privé du droit de contester la validité d’un endossement non autorisé.

Responsabilité de l’émetteur

(2) L’émetteur engage sa responsabilité en procédant à l’inscription du transfert d’une valeur mobilière à la suite d’un endossement non autorisé.

Garantie de la signature

121 (1) La personne qui garantit la signature de l’endosseur d’une valeur mobilière atteste, au moment où elle a été donnée :

a) son authenticité;

b) la qualité de « personne compétente » de l’endosseur;

c) la capacité juridique de l’endosseur.

Limite de responsabilité

(2) Le fait d’attester la signature de l’endosseur ne garantit pas la régularité du transfert.

Garant de l’endossement

(3) La personne qui garantit l’endossement d’une valeur mobilière atteste la régularité tant de la signature que du transfert; toutefois, l’émetteur ne peut exiger une garantie d’endossement comme condition de l’inscription du transfert.

Étendue de la responsabilité

(4) Les garanties visées aux paragraphes (1) à (3) sont données aux personnes qui négocient des valeurs mobilières sur la foi de telles garanties, le garant étant responsable des dommages causés par tout manquement en ce domaine.

Présomption de livraison

122 Il y a livraison des valeurs mobilières à l’acquéreur dès que, selon le cas :

Current to February 11, 2020	68	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 122-124	Articles 122-124

(a) the purchaser or a person designated by the purchaser acquires possession of a security;

(b) the purchaser’s securities broker acquires possession of a security specially endorsed to or issued in the name of the purchaser;

(c) the purchaser’s securities broker sends the purchaser confirmation of the purchase and the broker in the broker’s records identifies a specific security as belonging to the purchaser; or

(d) in respect of an identified security to be delivered while still in the possession of a third person, that person acknowledges that it is held for the purchaser.

a) lui-même ou la personne qu’il désigne en prend possession;

b) son courtier de valeurs mobilières en prend possession, qu’elles soient émises à son nom ou endossées nominativement à son profit;

c) son courtier de valeurs mobilières lui envoie confirmation de l’acquisition et les inscrit dans ses registres comme lui appartenant;

d) un tiers reconnaît qu’il détient pour livraison à l’acquéreur de telles valeurs.

Constructive ownership of security

123 (1) A purchaser is the owner of a security held for the purchaser by a securities broker, but a purchaser is not a holder except in the cases referred to in paragraphs 122(b) and (c).

Ownership of part of fungible bulk

(2) If a security is part of a fungible bulk, a purchaser of the security is the owner of the proportionate interest in the fungible bulk.

Notice to securities broker of adverse claim

(3) Notice of an adverse claim received by a securities broker or by a purchaser after the broker takes delivery as a holder for value is not effective against the broker or the purchaser, except that, as between the broker and the purchaser, the purchaser may demand delivery of an equivalent security in respect of which no notice of an adverse claim has been received.

Delivery of security

124 (1) Unless otherwise agreed, if a sale of a security is made on a stock exchange or otherwise through securities brokers,

(a) the selling customer fulfils the customer’s duty to deliver when the customer delivers the security to the selling securities broker or to a person designated by the selling securities broker or causes an acknowledgement to be made to the selling securities broker that it is held for the selling securities broker; and

(b) the selling securities broker, including a correspondent broker, acting for a selling customer fulfils the securities broker’s duty to deliver by delivering the security or a like security to the buying securities broker or to a person designated by the buying securities

Présomption de propriété

123 (1) L’acquéreur est propriétaire des valeurs mobilières que détient pour lui son courtier de valeurs mobilières, mais n’en est détenteur que dans les cas prévus aux alinéas 122b) et c).

Propriété d’une partie d’un ensemble fongible

(2) L’acquéreur d’une valeur mobilière faisant partie d’un ensemble fongible possède une participation proportionnelle dans cet ensemble.

Avis au courtier

(3) L’avis d’opposition n’est pas opposable au courtier de valeurs mobilières ou à l’acquéreur qui le reçoit après que le courtier a pris livraison de la valeur mobilière à titre onéreux; toutefois, l’acquéreur peut exiger du courtier la livraison d’une valeur mobilière équivalente n’ayant fait l’objet d’aucun avis d’opposition.

Livraison d’une valeur mobilière

124 (1) Sauf convention à l’effet contraire, en cas de vente d’une valeur mobilière par l’intermédiaire de courtiers de valeurs mobilières et notamment sur un marché boursier :

a) le vendeur satisfait à son obligation de livrer soit en livrant cette valeur au courtier vendeur ou à la personne qu’il désigne, soit en l’informant qu’elle est détenue pour son compte;

b) le courtier vendeur, y compris son correspondant, agissant pour le compte du vendeur, satisfait à son obligation de livrer soit en livrant cette valeur ou une valeur semblable au courtier acheteur ou à la personne que celui-ci désigne, soit en effectuant la compensation de la vente en conformité avec les règles du marché boursier en question.

Current to February 11, 2020	69	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Section 124	Article 124

broker or by effecting clearance of the sale in accordance with the rules of the exchange on which the transaction took place.

Duty to deliver

(2) Except as otherwise provided in this section and unless otherwise agreed, a transferor’s duty to deliver a security under a contract of purchase is not fulfilled until the transferor delivers the security in negotiable form to the purchaser or to a person designated by the purchaser, or causes an acknowledgement to be made to the purchaser that the security is held for the purchaser.

Delivery to securities broker

(3) A sale to a securities broker purchasing for the securities broker’s own account is subject to subsection (2) and not subsection (1), unless the sale is made on a stock exchange.

Obligation de livrer

(2) Sauf disposition du présent article ou convention à l’effet contraire, le cédant ne satisfait à l’obligation de livrer qui découle d’un contrat d’acquisition que soit en livrant la valeur sous forme négociable à l’acquéreur, ou à la personne qu’il désigne, soit en notifiant à celui-ci la détention de cette valeur pour son compte.

Livraison au courtier

(3) La vente à un courtier de valeurs mobilières pour son propre compte est assujettie au paragraphe (2) et non au paragraphe (1), sauf si elle est effectuée à une bourse de valeurs mobilières.

Transfer through clearing agency

(4) If a security shown in the records of a clearing agency is evidenced by

(a) a security certificate in the custody of the clearing agency or a custodian, or a nominee of either, subject to the instructions of the clearing agency, and is in bearer form or endorsed in blank by an appropriate person or registered in the name of the clearing agency or a custodian, or of a nominee of either, or

(b) an uncertificated security registered or recorded in records maintained by or on behalf of the company in the name of the clearing agency or a custodian, or of a nominee of either, subject to the instructions of the clearing agency, then, in addition to other methods, a transfer or pledge of the security or any interest therein may be effected by the making of an appropriate entry in the records of the clearing agency.

Transfert par l’entremise d’une société de compensation et de dépôt

(4) Le transfert ou le nantissement de la valeur mobilière figurant aux registres d’une agence de compensation et de dépôt, ou d’un droit s’y rattachant, peut notamment être effectué en procédant à l’inscription requise dans les registres de l’agence, à condition que l’existence de la valeur mobilière soit confirmée :

a) dans le cas d’une valeur mobilière au porteur ou endossée en blanc par une personne compétente, ou inscrite au nom de l’agence ou d’un dépositaire, ou de leur intermédiaire, par un certificat confié à l’agence, au dépositaire ou à l’intermédiaire, conformément aux directives de l’agence;

b) dans le cas d’une valeur mobilière sans certificat, par une inscription ou mention dans les registres tenus par la société ou pour son compte au nom de l’agence ou d’un dépositaire, ou de leur intermédiaire, conformément aux directives de l’agence.

Interest in fungible bulk

(5) Under subsections (4) to (10), entries may be in respect of like securities or interests therein as part of a fungible bulk and may refer merely to a quantity of a particular security without reference to the name of the registered owner, certificate or bond number or the like and, in appropriate cases, may be on a net basis taking into account other transfers or pledges of the same security.

Droits dans un ensemble fongible

(5) Aux termes des paragraphes (4) à (10), il peut être procédé à l’inscription de valeurs mobilières semblables ou de droits s’y rattachant qui font partie d’un ensemble fongible. Cette inscription peut être simplement une mention d’une quantité d’une valeur mobilière donnée sans que le nom du propriétaire inscrit, le numéro du certificat ou de l’obligation ou une autre mention y figurent. Dans les cas indiqués, il peut s’agir d’un chiffre net tenant compte des autres transferts ou nantissements de la même valeur mobilière.

Current to February 11, 2020	70	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 124-125	Articles 124-125

Constructive endorsement and delivery

(6) A transfer or pledge under subsections (4) to (10) has the effect of a delivery of a security in bearer form or duly endorsed in blank representing the amount of the obligation or the number of shares or rights transferred or pledged.

Idem

(7) If a pledge or the creation of a security interest is intended, the making of entries has the effect of a taking of delivery by the pledgee or a secured party and the pledgee or secured party shall be deemed to have taken possession for all purposes.

Holder

(8) A person depositing a security certificate or an uncertificated security with a clearing agency, or a transferee or pledgee of a security under subsections (4) to (10), is a holder of the security and shall be deemed to have possession of the security so deposited, transferred or pledged, as the case may be, for all purposes.

Endossement et livraison imputés

(6) Le transfert ou le nantissement prévu aux paragraphes (4) à (10) équivaut à la livraison d’une valeur mobilière au porteur ou dûment endossée en blanc et représente soit le montant de l’obligation, soit le nombre d’actions ou de droits transférés ou nantis.

Idem

(7) Si le nantissement ou la création d’une sûreté est envisagé, l’inscription équivaut à une acceptation de la livraison par le créancier gagiste ou le créancier garanti et ces derniers sont réputés, à toutes fins, en avoir pris possession.

Détenteur

(8) La personne qui dépose le certificat de valeur mobilière, ou qui procède à l’inscription d’une valeur mobilière sans certificat, auprès d’une agence de compensation et de dépôt, ainsi que le cessionnaire et le créancier gagiste de la valeur mobilière visés aux paragraphes (4) à (10) sont des détenteurs de la valeur mobilière et sont réputés, à toutes fins, en avoir la possession.

Not registration

(9) A transfer or pledge under subsections (4) to (10) does not constitute a registration of transfer under sections 129 to 136.

Error in records

(10) That entries made in the records of the clearing agency as provided in subsection (4) are not appropriate does not affect the validity or effect of the entries nor the liabilities or obligations of the clearing agency to any person adversely affected thereby.

Right to reclaim possession

125 (1) A person against whom the transfer of a security is wrongful for any reason, including the person’s incapacity, may, against anyone except a bona fide purchaser,

(a) reclaim possession of the security or obtain possession of any new security evidencing all or part of the same rights; or

(b) claim damages.

Recovery where unauthorized endorsement

(2) If the transfer of a security is wrongful by reason of an unauthorized endorsement, the owner may reclaim possession of the security or a new security even from a

Non-inscription

(9) Le transfert ou le nantissement effectué en vertu des paragraphes (4) à (10) ne constitue pas une inscription de transfert au sens des articles 129 à 136.

Erreur au registre

(10) Les inscriptions erronées effectuées aux registres de l’agence de compensation et de dépôt aux termes du paragraphe (4) n’affectent en rien la validité ou l’effet de ces inscriptions non plus que la responsabilité et les obligations de l’agence à l’égard des personnes lésées.

Droit de demander la remise en possession

125 (1) La personne à laquelle le transfert d’une valeur mobilière cause un préjudice, notamment en raison de son incapacité, peut réclamer, sauf à l’acheteur de bonne foi, soit des dommages-intérêts, soit la possession de cette valeur ou d’une nouvelle valeur attestant tout ou partie des mêmes droits.

Remise en possession en cas d’endossement non autorisé

(2) Le propriétaire d’une valeur mobilière à qui le transfert cause un préjudice, par suite d’un endossement non autorisé, peut réclamer la possession de cette valeur ou d’une nouvelle valeur, même à l’acheteur de bonne foi,

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 125-129	Articles 125-129

bona fide purchaser if the ineffectiveness of the purported endorsement is asserted against the purchaser under section 120.

si l’invalidité de l’endossement est opposée à ce dernier en vertu de l’article 120.

Remedies

(3) The right to reclaim possession of a security may be specially enforced, its transfer may be restrained and the security may be impounded pending litigation.

Right to requisites for registration

126 (1) Unless otherwise agreed, a transferor shall, on demand, supply a purchaser with proof of the transferor’s authority to transfer a security or with any other requisite that is necessary to obtain registration of the transfer of a security, but if the transfer is not for value, it is not necessary for a transferor to prove authority to transfer unless the purchaser pays the reasonable and necessary costs of the proof and transfer.

Rescission of transfer

(2) If a transferor fails to comply with a demand under subsection (1) within a reasonable time, the purchaser may reject or rescind the transfer.

Seizure of security

127 No seizure of a security or other interest evidenced thereby is effective until the person making the seizure obtains possession of the security.

No conversion if good faith delivery

128 An agent or bailee who in good faith, including observance of reasonable commercial standards if the agent or bailee is in the business of buying, selling or otherwise dealing with securities of a company, has received securities and sold, pledged or delivered them according to the instructions of the agent’s or bailee’s principal is not liable for conversion or for participation in breach of fiduciary duty even though the principal has no right to dispose of the securities.

Duty to register transfer

129 (1) Subject to Part VII, where a security in registered form is presented for transfer, the issuer shall register the transfer if

(a) the security is endorsed by an appropriate person;

(b) reasonable assurance is given that the endorsement is genuine and effective;

Recours

(3) Il est possible de demander l’exécution forcée du droit de mise en possession d’une valeur mobilière, de mettre obstacle à son transfert et de la mettre sous séquestre au cours d’un litige.

Droit d’obtenir les pièces nécessaires à l’inscription

126 (1) Sauf convention à l’effet contraire, le cédant est obligé, sur demande de l’acquéreur, de fournir à celui-ci la preuve qu’il a le pouvoir d’effectuer le transfert ou toute autre pièce nécessaire à l’inscription; si le transfert est à titre gratuit, le cédant est déchargé de cette obligation à moins que l’acquéreur n’en acquitte les frais nécessaires.

Rescision d’un transfert

(2) L’acquéreur peut refuser le transfert ou en demander la rescision si le cédant ne se conforme pas, dans un délai raisonnable, à toute demande faite en vertu du paragraphe (1).

Saisie d’une valeur mobilière

127 La saisie portant sur une valeur mobilière ou sur un droit qu’elle constate n’a d’effet que lorsque le saisissant en a obtenu la possession.

Non-responsabilité du mandataire ou dépositaire de bonne foi

128 Le mandataire ou dépositaire qui, de bonne foi —notamment en ayant respecté les normes commerciales raisonnables si, de par sa profession, il négocie les valeurs mobilières d’une société — a reçu, vendu, donné en gage ou livré ces valeurs mobilières conformément aux instructions de son mandant ne peut être tenu responsable de détournement ni de violation d’une obligation de représentant, même si le mandant n’avait pas le droit d’aliéner les valeurs mobilières en question.

Inscription obligatoire du transfert

129 (1) Sous réserve de la partie VII, l’émetteur doit procéder à l’inscription du transfert d’un titre nominatif si, à la fois :

a) le titre est endossé par une personne compétente;

b) des assurances suffisantes sur l’authenticité et la validité de cet endossement sont données;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 129-130	Articles 129-130

(c) the issuer has no duty to inquire into adverse claims or has discharged any such duty;

(d) all applicable laws relating to the collection of taxes have been complied with;

(e) the transfer is rightful or is to a bona fide purchaser; and

(f) the fee, if any, referred to in subsection 88(2) has been paid.

Liability for delay

(2) Where an issuer has a duty to register a transfer of a security, the issuer is liable to the person presenting it for registration for any loss resulting from any unreasonable delay in registration or from the failure or refusal to register the transfer.

Assurance of endorsements

130 (1) An issuer may require an assurance that each necessary endorsement on a security is genuine and effective by requiring a guarantee of the signature of the person endorsing the security and by requiring

(a) if the endorsement is by an agent, reasonable assurance of authority to sign;

(b) if the endorsement is by a fiduciary, evidence of appointment or incumbency;

(c) if there is more than one fiduciary, reasonable assurance that all who are required to sign have done so; and

(d) in any other case, assurance that corresponds as closely as practicable to the foregoing.

Definition of guarantee of the signature

(2) For the purposes of subsection (1), guarantee of the signature means a guarantee signed by or on behalf of a person whom the issuer believes, on reasonable grounds, to be a responsible person.

Standards

(3) An issuer may adopt reasonable standards to determine responsible persons for the purposes of subsection (2).

Definition of evidence of appointment or incumbency

(4) For the purposes of paragraph (1)(b), evidence of appointment or incumbency means

(a) in the case of a fiduciary appointed by a court and referred to in subsection 99(1), a copy of the certified

c) il n’est pas tenu de s’enquérir de l’existence d’oppositions ou il s’est déjà acquitté de cette obligation;

d) les lois fiscales applicables ont été respectées;

e) le transfert est régulier ou est effectué au profit d’un acheteur de bonne foi;

f) les droits prévus au paragraphe 88(2) ont été acquittés.

Responsabilité en cas de retard

(2) L’émetteur tenu de procéder à l’inscription du transfert d’une valeur mobilière est responsable, envers la personne qui la présente à cet effet, du préjudice causé par tout retard indu ou par tout défaut ou refus.

Garantie de l’effet juridique de l’endossement

130 (1) L’émetteur peut demander que lui soient données des assurances sur l’authenticité et la validité de chaque endossement obligatoire en exigeant la garantie de la signature de l’endosseur et, le cas échéant :

a) des assurances suffisantes sur l’autorisation de signature des mandataires;

b) la preuve de la nomination ou du mandat du représentant;

c) des assurances suffisantes que tous les représentants dont la signature est requise ont signé;

d) dans les autres cas, des assurances analogues à celles qui précèdent.

Définition de garantie de la signature

(2) Pour l’application du paragraphe (1), la garantie de la signature s’entend de la garantie signée par toute personne que l’émetteur a de bonnes raisons de croire digne de confiance ou au nom d’une telle personne.

Normes

(3) L’émetteur peut adopter des normes raisonnables pour déterminer les personnes dignes de confiance au sens du paragraphe (2).

Définition de preuve de la nomination ou du mandat

(4) Pour l’application de l’alinéa (1)b), la preuve de la nomination ou du mandat s’entend :

a) dans le cas du représentant nommé judiciairement et mentionné au paragraphe 99(1), de la copie certifiée

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 130-132	Articles 130-132

court order referred to in subsection 99(1) and dated not earlier than sixty days before the day a security is presented for transfer; or

(b) in the case of any other fiduciary, a copy of a document showing the appointment or other evidence believed by the issuer to be appropriate.

du jugement mentionné à ce paragraphe et rendu dans les soixante jours avant la présentation pour transfert de la valeur mobilière;

b) dans le cas de tout autre représentant, de la copie de tout document prouvant la nomination ou de toute autre preuve que l’émetteur estime suffisante.

Standards

(5) An issuer may adopt reasonable standards with respect to evidence referred to in paragraph (4)(b).

No notice to issuer

(6) An issuer is deemed not to have notice of the contents of any document referred to in subsection (4) that is obtained by the issuer except to the extent that the contents relate directly to appointment or incumbency.

Notice from additional documentation

131 If an issuer, in relation to a transfer, demands assurance other than an assurance specified in subsection 130(1) and obtains a copy of a will, trust or partnership agreement or a by-law or similar document, the issuer is deemed to have notice of all matters contained therein affecting the transfer.

Limited duty of inquiry

132 (1) An issuer to whom a security is presented for registration has a duty to inquire into adverse claims if

(a) the issuer receives written notice of an adverse claim at a time and in a manner that provides the issuer with a reasonable opportunity to act on it before the issue of a new, reissued or re-registered security and the notice discloses the name and address of the claimant, the registered owner and the issue of which the security is a part; or

(b) the issuer is deemed to have notice of an adverse claim from a document that it obtained under section 131.

Discharge of duty

(2) An issuer may discharge a duty of inquiry by any reasonable means, including notifying an adverse claimant by registered mail sent to the address provided by the adverse claimant or, if no such address has been provided, to the adverse claimant’s residence or regular place of business, that a security has been presented for registration of transfer by a named person and that the transfer will be registered unless, within thirty days after the date of mailing of the notice, either

(a) the issuer is served with a restraining order or other order of a court, or

Normes

(5) L’émetteur peut adopter des normes raisonnables en matière de preuve visée à l’alinéa (4)b).

Absence d’avis

(6) L’émetteur n’est réputé connaître le contenu des documents obtenus en application du paragraphe (4) que s’il se rattache directement à une nomination ou à un mandat.

Assurances supplémentaires

131 L’émetteur qui, à l’occasion d’un transfert, exige des assurances non prévues au paragraphe 130(1) et qui obtient copie de documents, tels que testaments, contrats de fiducie ou de société de personnes ou règlements administratifs, est réputé être avisé de tout ce qui, dans ces documents, concerne le transfert.

Obligation de s’informer

132 (1) L’émetteur auquel est présentée une valeur mobilière pour inscription est tenu, selon le cas, de s’informer de toute opposition :

a) dont il est avisé par écrit, à une date et d’une façon qui lui permettent normalement d’agir avant une émission, une réémission ou une réinscription, lorsque l’avis lui révèle le nom et l’adresse de l’opposant, l’identité du propriétaire inscrit et l’émission dont cette valeur fait partie;

b) dont il est réputé avoir eu connaissance par un document obtenu en vertu de l’article 131.

Exécution de l’obligation

(2) L’émetteur peut s’acquitter par tout moyen raisonnable de l’obligation de s’informer, notamment en avisant l’opposant, par courrier recommandé envoyé à l’adresse qu’il a donnée ou, à défaut, à sa résidence ou à tout lieu où il exerce normalement son activité, qu’il donnera suite à la demande d’inscription du transfert d’une valeur mobilière présentée par une personne nommément désignée, sauf si, dans les trente jours de l’envoi de cet avis :

a) soit une ordonnance judiciaire lui est signifiée;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 132-135	Articles 132-135

(b) the issuer is provided with an indemnity bond sufficient in the issuer’s judgment to protect the issuer and any registrar, transfer agent or other agent of the issuer from any loss that may be incurred by any of them as a result of complying with the adverse claim.

b) soit il reçoit un cautionnement qu’il estime suffisant pour le protéger, ainsi que ses mandataires —notamment les agents d’inscription ou de transfert — , du préjudice qu’ils pourraient subir pour avoir tenu compte de cette opposition.

Inquiry into adverse claims

133 Unless an issuer is deemed to have notice of an adverse claim from a document that it obtained under section 131 or has received notice of an adverse claim under subsection 132(1), if a security presented for registration is endorsed by the appropriate person, the issuer has no duty to inquire into adverse claims and, in particular,

(a) an issuer registering a security in the name of a person who is a fiduciary or who is described as a fiduciary is not bound to inquire into the existence, extent or correct description of the fiduciary relationship and thereafter the issuer may assume without inquiry that the newly registered owner continues to be the fiduciary until the issuer receives written notice that the fiduciary is no longer acting as such with respect to the particular security;

(b) an issuer registering a transfer on an endorsement by a fiduciary has no duty to inquire into whether the transfer is made in compliance with the document or with the law of the jurisdiction governing the fiduciary relationship; and

(c) an issuer is deemed not to have notice of the contents of any court record or any registered document even if the record or document is in the issuer’s possession and even if the transfer is made on the endorsement of a fiduciary to the fiduciary specifically or to the fiduciary’s nominee.

Duration of notice of adverse claim

134 A written notice of adverse claim received by an issuer is effective for twelve months after the day it was received unless the notice is renewed in writing.

Limitation on issuer’s liability

135 (1) Except as otherwise provided in any applicable law relating to the collection of taxes, an issuer is not liable to the owner or any other person who incurs a loss as a result of the registration of a transfer of a security if

(a) the necessary endorsements were on or with the security; and

(b) the issuer had no duty to inquire into adverse claims or had discharged any such duty.

Recherche des oppositions

133 L’émetteur qui n’est pas réputé avoir eu connaissance de l’existence d’une opposition soit par un document obtenu en vertu de l’article 131, soit sous le régime du paragraphe 132(1), et auquel est présentée pour inscription une valeur mobilière endossée par une personne compétente, n’est pas tenu de s’enquérir de l’existence d’oppositions; plus particulièrement l’émetteur :

a) qui procède à l’inscription d’une valeur au nom d’un représentant ou d’une personne désignée comme tel n’est pas tenu de s’informer de l’existence, de l’étendue ni de la nature exacte du statut de représentant et peut estimer que le détenteur nouvellement inscrit demeure représentant, tant qu’il n’a pas reçu d’avis écrit à l’effet contraire;

b) qui procède à l’inscription d’un transfert après endossement par un représentant n’est pas tenu de s’informer pour savoir si ce transfert a été effectué conformément au document ou à la loi régissant le statut du représentant;

c) est réputé ignorer le contenu d’un dossier judiciaire ou d’un document enregistré, même dans les cas où ceux-ci se trouvent en sa possession et où le transfert est effectué après endossement par un représentant, au profit de ce dernier ou à la personne qu’il désigne.

Durée de validité de l’avis

134 Sauf renouvellement par écrit, l’avis écrit d’une opposition n’est valide que pendant douze mois à compter de sa date de réception par l’émetteur.

Limites de responsabilité

135 (1) Sauf disposition contraire de toute loi fiscale applicable, l’émetteur n’est pas responsable du préjudice que cause, notamment au propriétaire de la valeur mobilière, l’inscription du transfert, si, à la fois :

a) la valeur est assortie des endossements requis;

b) il n’est pas tenu de s’enquérir de l’existence d’oppositions ou s’est acquitté de cette obligation.

Current to February 11, 2020	75	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 135-136	Articles 135-136

Duty of issuer on default

(2) If an issuer has registered a transfer of a security to a person not entitled to it, the issuer shall on demand deliver a like security to the owner unless

(a) the issuer is not liable by virtue of subsection (1);

(b) the owner is precluded by subsection 136(1) from asserting any claim; or

(c) the delivery would result in over-issue in respect of which section 100 applies.

Lost or stolen security

136 (1) Where a security has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the issuer of that fact by giving the issuer written notice of the owner’s adverse claim within a reasonable time after the owner knows of the loss, destruction or taking, then, if the issuer has registered a transfer of the security before receiving the notice, the owner is precluded from asserting against the issuer any claim to a new security.

Duty to issue new security

(2) Where the owner of a security claims that the security has been lost, destroyed or wrongfully taken, the issuer shall issue a new security in place of the original security if the owner

(a) so requests before the issuer has notice that the security has been acquired by a bona fide purchaser;

(b) provides the issuer with a sufficient indemnity bond; and

(c) satisfies any other reasonable requirements imposed by the issuer.

Duty to register transfer

(3) If, after the issue of a new security under subsection (2), a bona fide purchaser of the original security presents the original security for registration of transfer, the issuer shall register the transfer unless registration would result in over-issue in respect of which section 100 applies.

Right of issuer to recover

(4) In addition to the rights that an issuer has by reason of an indemnity bond, the issuer may recover the new security issued under subsection (2) from the person to whom it was issued or any person taking under that person other than a bona fide purchaser.

Faute de l’émetteur

(2) L’émetteur qui fait inscrire à tort le transfert d’une valeur mobilière doit, sur demande, livrer une valeur mobilière semblable au propriétaire, sauf si, selon le cas :

a) le paragraphe (1) s’applique;

b) le paragraphe 136(1) empêche le propriétaire de faire valoir ses droits;

c) la livraison entraîne une émission excédentaire régie par l’article 100.

Avis de perte ou vol

136 (1) Le propriétaire d’un titre qui omet d’aviser par écrit l’émetteur de son opposition dans un délai raisonnable après avoir pris connaissance de la perte, de la destruction apparente ou du vol du titre ne peut faire valoir contre l’émetteur, si celui-ci a déjà procédé à l’inscription du transfert, son droit d’obtenir un nouveau titre.

Émission d’un nouveau titre

(2) L’émetteur doit émettre un nouveau titre au profit du propriétaire qui fait une déclaration de perte, destruction ou vol dès lors que ce dernier :

a) lui en fait la demande avant qu’il n’ait eu connaissance de l’acquisition de cette valeur par un acheteur de bonne foi;

b) lui fournit un cautionnement suffisant;

c) satisfait aux autres exigences raisonnables qu’il lui impose.

Inscription du transfert

(3) Si après l’émission du nouveau titre, l’acheteur de bonne foi de la valeur initiale la présente pour inscription du transfert, l’émetteur doit y procéder, sauf s’il en résulte une émission excédentaire à laquelle s’appliquent les dispositions de l’article 100.

Droit de recouvrement

(4) Outre les droits résultant d’un cautionnement, l’émetteur peut recouvrer le nouveau titre des mains de la personne au profit de laquelle il a été émis ou de toute personne qui l’a reçu de celle-ci, à l’exception d’un acheteur de bonne foi.

Current to February 11, 2020	76	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART V Capital Structure	PARTIE V Structure du capital
Security Certificates and Transfers	Certificats de valeurs mobilières et transferts
Sections 137-139	Articles 137-139

Authenticating agent’s duty

137 An authenticating trustee, registrar, transfer agent or other agent of an issuer has, in respect of the issue, registration of transfer and cancellation of a security of the issuer,

(a) a duty to the issuer to exercise good faith and reasonable diligence; and

(b) the same obligations to the holder or owner of a security and the same rights, privileges and immunities as the issuer.

Notice to agent

138 Notice to an authenticating trustee, registrar, transfer agent or other agent of an issuer is notice to the issuer in respect of the functions performed by the agent.

Droits et obligations des mandataires

137 Les personnes chargées par l’émetteur de certifier l’authenticité des valeurs mobilières, notamment les fiduciaires et les agents d’inscription ou de transfert, ont, lors de l’émission, de l’inscription du transfert ou de l’annulation d’une valeur mobilière de l’émetteur :

a) l’obligation envers lui d’agir de bonne foi et avec une diligence raisonnable;

b) les mêmes obligations envers le détenteur ou le propriétaire de la valeur et les mêmes droits, privilèges et immunités que l’émetteur.

Avis au mandataire

138 L’avis adressé à l’une des personnes visées à l’article 137 vaut dans la même mesure pour l’émetteur.

PART VI

Corporate Governance

Shareholders

Place of meetings

139 (1) Meetings of shareholders of a company shall be held at the place within Canada provided for in the by-laws of the company or, in the absence of any such provision, at the place within Canada that the directors determine.

Participation by electronic means

(2) Unless the by-laws provide otherwise, any person who is entitled to attend a meeting of shareholders may participate in the meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting if the company makes one available. A person who is participating in a meeting by one of those means is deemed for the purposes of this Act to be present at the meeting.

Regulations

(3) The Governor in Council may make regulations respecting the manner of and conditions for participating in a meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting.

1991, c. 45, s. 139; 2005, c. 54, s. 381.

PARTIE VI

Administration de la société

Actionnaires

Lieu des assemblées

139 (1) Les assemblées d’actionnaires se tiennent au Canada, au lieu que prévoient les règlements administratifs ou, à défaut, que choisissent les administrateurs.

Participation aux assemblées par moyen de communication électronique

(2) Sauf disposition contraire des règlements administratifs, toute personne qui a le droit d’assister à une assemblée d’actionnaires peut y participer par moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux et mis à leur disposition par la société. Elle est alors réputée, pour l’application de la présente loi, avoir assisté à l’assemblée.

Règlements

(3) Le gouverneur en conseil peut prendre des règlements concernant la façon de participer aux assemblées par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer entre eux ainsi que les exigences à respecter dans le cadre de cette participation.

1991, ch. 45, art. 139; 2005, ch. 54, art. 381.

Current to February 11, 2020	77	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Shareholders	Actionnaires
Section 140	Article 140

Calling meetings

140 (1) The directors of a company

(a) shall, after the meeting called pursuant to subsection 50(1), call the first annual meeting of shareholders of the company, which meeting must be held not later than six months after the end of the first financial year of the company, and subsequently call an annual meeting of shareholders, which meeting must be held not later than six months after the end of each financial year; and

(b) may at any time call a special meeting of shareholders.

Convocation des assemblées

140 (1) Le conseil d’administration convoque les assemblées annuelles, lesquelles doivent se tenir dans les six mois qui suivent la fin de chaque exercice; il peut aussi à tout moment convoquer une assemblée extraordinaire.

Order to delay calling annual meeting

(2) Despite subsection (1), the company may apply to the court for an order extending the time for calling an annual meeting.

Obligation to notify Superintendent

(3) The company shall give notice of the application to the Superintendent before any hearing concerning the application and shall provide the Superintendent with a copy of any order that is issued.

Superintendent’s right to appear

(4) The Superintendent is entitled to appear and be heard in person or by counsel at any hearing concerning the application.

Authority to fix record date

(5) The directors may in advance fix a record date, that is within the prescribed period, for the determination of shareholders for any purpose, including for a determination of which shareholders are entitled to

(a) receive payment of a dividend;

(b) participate in a liquidation distribution;

(c) receive notice of a meeting of shareholders; or

(d) vote at a meeting of shareholders.

Prorogation de délai

(2) Malgré le paragraphe (1), la société peut demander au tribunal d’ordonner la prorogation du délai prévu pour convoquer l’assemblée annuelle.

Avis au surintendant

(3) Elle en avise le surintendant par écrit avant l’audition de la demande et, s’il y a lieu, lui envoie une copie de l’ordonnance du tribunal.

Comparution du surintendant

(4) Le surintendant peut comparaître en personne ou par ministère d’avocat lors de l’audition de la demande.

Date de référence

(5) Les administrateurs peuvent fixer d’avance une date ultime d’inscription, ci-après appelée « date de référence », laquelle est comprise dans le délai réglementaire, pour déterminer les actionnaires ayant tout droit ou ayant qualité à toute fin, notamment ceux qui, selon le cas :

a) ont le droit de recevoir les dividendes;

b) ont le droit de participer au partage consécutif à la liquidation;

c) ont le droit de recevoir avis d’une assemblée;

d) sont habiles à voter lors d’une assemblée.

Determination of record date

(6) If no record date is fixed,

(a) the record date for the determination of shareholders who are entitled to receive notice of a meeting of shareholders is

Absence de fixation de date de référence

(6) Faute d’avoir été ainsi fixée, la date de référence correspond, selon le cas :

a) en ce qui concerne les actionnaires ayant le droit de recevoir avis d’une assemblée :

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(i) at the close of business on the day immediately preceding the day on which the notice is given, or

(ii) if no notice is given, the day on which the meeting is held; and

(b) the record date for the determination of shareholders for any other purpose, other than to establish a shareholder’s right to vote, is at the close of business on the day on which the directors pass a resolution in respect of that purpose.

Notice of record date

(7) If a record date is fixed and unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day on which the directors fix the record date, notice of the record date shall be given within the prescribed period by

(a) advertisement in a newspaper in general circulation in the place where the company’s head office is situated and in each place in Canada where the company has a transfer agent or where a transfer of its shares may be recorded; and

(b) written notice to each stock exchange in Canada on which the company’s shares are listed for trading.

1991, c. 45, s. 140; 2005, c. 54, s. 382.

Notice of meeting

141 (1) Notice of the time and place of a meeting of shareholders of a company shall be sent within the prescribed period to

(a) each shareholder entitled to vote at the meeting;

(b) each director;

(c) the auditor of the company; and

(d) the Superintendent.

Exception

(1.01) In the case of a company that is not a distributing company, notice may be sent within any shorter period specified in its by-laws.

Publication in newspaper

(2) In addition to the notice required under subsection (1), where any class of shares of a company is publicly traded on a recognized stock exchange in Canada, notice of the time and place of a meeting of shareholders shall

(i) au jour précédant celui où cet avis est donné, à l’heure de fermeture des bureaux,

(ii) en l’absence d’avis, au jour de l’assemblée;

b) en ce qui concerne les actionnaires ayant qualité à toute autre fin, sauf en ce qui concerne le droit de vote, à la date d’adoption de la résolution à ce sujet par les administrateurs, à l’heure de fermeture des bureaux.

Cas où la date de référence est fixée

(7) Avis qu’une date de référence a été fixée est donné dans le délai réglementaire et de la manière prévue ci-après à moins que chacun des détenteurs d’actions de la catégorie ou série en cause dont le nom figure au registre des valeurs mobilières au moment de la fermeture des bureaux de la société le jour où la date de référence est fixée par les administrateurs renonce par écrit à cet avis :

a) d’une part, par insertion dans un journal à grand tirage paraissant au lieu du siège de la société et en chaque lieu au Canada où la société a un agent de transfert ou où il est possible d’inscrire tout transfert de ses actions;

b) d’autre part, par écrit, à chaque bourse de valeurs mobilières du Canada où les actions de la société sont cotées.

1991, ch. 45, art. 140; 2005, ch. 54, art. 382.

Avis des assemblées

141 (1) Avis des date, heure et lieu de l’assemblée doit être envoyé dans le délai réglementaire :

a) à chaque actionnaire habile à y voter;

b) à chaque administrateur;

c) au vérificateur;

d) au surintendant.

Exception

(1.01) Toutefois, dans le cas d’une société n’ayant pas fait appel au public, l’avis peut être envoyé dans le délai plus court prévu par ses règlements administratifs.

Publication dans un journal

(2) Dans le cas où une catégorie quelconque d’actions de la société est cotée dans une bourse de valeurs mobilières reconnue au Canada, avis des date, heure et lieu de l’assemblée doit également être publié une fois par

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be published once a week for at least four consecutive weeks before the date of the meeting in a newspaper in general circulation in the place where the head office of the company is situated and in each place in Canada where the company has a transfer agent or where a transfer of the company’s shares may be recorded.

1991, c. 45, s. 141; 2005, c. 54, s. 383.

semaine pendant au moins quatre semaines consécutives avant sa tenue dans un journal à grand tirage au lieu du siège de la société et en chaque lieu au Canada où soit elle a un agent de transfert, soit il est possible d’inscrire tout transfert de ses actions.

1991, ch. 45, art. 141; 2005, ch. 54, art. 383.

Notice not required

142 (1) Notice of a meeting is not required to be sent to shareholders who are not registered on the records of the company or the company’s transfer agent on the record date fixed under paragraph 140(5)(c) or determined under paragraph 140(6)(a).

Effect of default

(2) Failure to receive a notice of a meeting of shareholders does not deprive a shareholder of the right to vote at the meeting.

1991, c. 45, s. 142; 2005, c. 54, s. 384.

Notice of adjourned meeting

143 (1) If a meeting of shareholders is adjourned for less than thirty days, it is not necessary, unless the bylaws otherwise provide, to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

Notice of continuation of meeting

(2) If a meeting of shareholders is adjourned by one or more adjournments for a total of thirty days or more, notice of the continuation of the meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for a total of more than ninety days, subsection 160.04(1) does not apply.

1991, c. 45, s. 143; 1997, c. 15, s. 346.

Special business

144 (1) All matters dealt with at a special meeting of shareholders and all matters dealt with at an annual meeting of shareholders, except consideration of the financial statements, auditor’s report, election of directors, remuneration of directors and reappointment of the incumbent auditor, are deemed to be special business.

Notice of special business

(2) Notice of a meeting of shareholders at which special business is to be transacted must

(a) state the nature of the special business in sufficient detail to permit a shareholder to form a reasoned judgment thereon; and

Exception

142 (1) Il n’est pas nécessaire d’envoyer l’avis aux actionnaires non inscrits sur les registres de la société ou de son agent de transfert à la date de référence fixée au titre de l’alinéa 140(5)c) ou prévue à l’alinéa 140(6)a).

Conséquence du défaut

(2) Le défaut d’avis ne prive pas l’actionnaire de son droit de vote.

1991, ch. 45, art. 142; 2005, ch. 54, art. 384.

Ajournement

143 (1) Sauf disposition contraire des règlements administratifs, il suffit, pour donner avis de tout ajournement de moins de trente jours d’une assemblée, d’en faire l’annonce lors de l’assemblée en question.

Avis

(2) En cas d’ajournement, en une ou plusieurs fois, pour au moins trente jours, avis de la reprise de l’assemblée doit être donné comme pour une nouvelle assemblée; cependant le paragraphe 160.04(1) ne s’applique que lorsque l’ajournement excède quatre-vingt-dix jours.

1991, ch. 45, art. 143; 1997, ch. 15, art. 346.

Questions particulières

144 (1) Tous les points de l’ordre du jour des assemblées extraordinaires et annuelles sont réputés être des questions particulières; font exception à cette règle l’examen des états financiers et du rapport du vérificateur, le renouvellement de son mandat et l’élection et la rémunération des administrateurs, lors des assemblées annuelles.

Avis

(2) L’avis de l’assemblée à l’ordre du jour de laquelle figurent des questions particulières, doit, d’une part, préciser leur nature, avec suffisamment de détails pour permettre aux actionnaires de se former un jugement éclairé, d’autre part, reproduire le texte de toute résolution extraordinaire présentée à l’assemblée.

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(b) contain the text of any special resolution to be submitted to the meeting.

Waiver of notice

145 (1) A shareholder and any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders.

Idem

(2) Attendance at a meeting of shareholders is a waiver of notice of the meeting, except when a person attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

1991, c. 45, s. 145; 2001, c. 9, s. 495(F).

Proposals

146 (1) Subject to subsections (1.1) and (1.2), a registered holder or beneficial owner of shares that may be voted at an annual meeting of shareholders may

(a) submit to the company notice of any matter that they propose to raise at the meeting (in this section and section 147 referred to as a “proposal”); and

(b) discuss at the meeting any matter in respect of which they would have been entitled to submit a proposal.

Eligibility to submit proposal

(1.1) To be eligible to submit a proposal a person shall

(a) for at least the prescribed period be the registered holder or beneficial owner of at least the prescribed number of the company’s outstanding shares; or

(b) have the support of persons who, in the aggregate and including or not including the person who submits the proposal, have for at least the prescribed period been the registered holders or beneficial owners of at least the prescribed number of the company’s outstanding shares.

Information to be provided

(1.2) A proposal is to be accompanied by the following information:

(a) the name and address of the person submitting the proposal and the names and addresses of their supporters, if any; and

Renonciation à l’avis

145 (1) Les personnes habiles à assister à une assemblée, notamment les actionnaires, peuvent toujours, de quelque façon que ce soit, renoncer à l’avis de convocation.

Renonciation à l’avis

(2) La présence à l’assemblée équivaut à une renonciation de l’avis de convocation, sauf lorsque la personne y assiste spécialement pour s’opposer aux délibérations au motif que l’assemblée n’est pas régulièrement convoquée.

1991, ch. 45, art. 145; 2001, ch. 9, art. 495(F).

Propositions

146 (1) Sous réserve des paragraphes (1.1) et (1.2), le détenteur inscrit ou le véritable propriétaire d’actions qui confèrent le droit de vote à une assemblée annuelle peut :

a) donner avis à la société des questions qu’il se propose de soulever à l’assemblée, cet avis étant appelé « proposition » au présent article et à l’article 147;

b) discuter, au cours de l’assemblée, de toute question qui aurait pu faire l’objet d’une proposition de sa part.

Soumission des propositions

(1.1) Pour soumettre une proposition, une personne doit :

a) soit avoir été, pendant au moins la durée réglementaire, le détenteur inscrit ou le véritable propriétaire d’au moins le nombre réglementaire d’actions en circulation de la société;

b) soit avoir l’appui de personnes qui, pendant au moins la durée réglementaire, collectivement et avec ou sans elle, ont été les détenteurs inscrits ou les véritables propriétaires d’au moins le nombre réglementaire d’actions en circulation de la société.

Renseignements à fournir

(1.2) La proposition est accompagnée des renseignements suivants :

a) les nom et adresse de son auteur et des personnes qui l’appuient, s’il y a lieu;

b) le nombre d’actions dont celui-ci et les personnes qui l’appuient, s’il y a lieu, sont les détenteurs inscrits

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(b) the number of shares held or owned by the person and their supporters, if any, and the date that the shares were acquired.

ou les véritables propriétaires ainsi que leur date d’acquisition.

Information not part of proposal

(1.3) The information provided under subsection (1.2) does not form part of a proposal or of the supporting statement referred to in subsection (3) and is not to be included for the purpose of the prescribed maximum number of words referred to in subsection (3).

Proof may be required

(1.4) If the company requests within the prescribed period that a person provide proof that they are eligible to submit a proposal, the person shall within the prescribed period provide proof that they meet the requirements of subsection (1.1).

Management proxy

(2) A company that solicits proxies shall, in the management proxy circular required by subsection 160.05(1), set out any proposal of a shareholder submitted for consideration at a meeting of shareholders or attach the proposal to the management proxy circular.

Supporting statement

(3) At the request of the person who submits a proposal, the company shall set out in the management proxy circular or attach to it the person’s statement in support of the proposal and their name and address. The statement and proposal together are not to exceed the prescribed maximum number of words.

Nomination of directors

(4) A proposal may include nominations for the election of directors if it is signed by one or more registered holders or beneficial owners of shares representing in the aggregate not less than 5% of the shares of the company or

5% of the shares of a class of its shares entitled to vote at the meeting at which the proposal is to be presented.

Exemption

(5) A company is not required to comply with subsections (2) and (3) if

(a) the proposal is not submitted to the company at least the prescribed number of days before the anniversary date of the notice of meeting that was sent to shareholders in respect of the previous annual meeting of shareholders;

Renseignements non comptés

(1.3) Les renseignements prévus au paragraphe (1.2) ne font pas partie de la proposition ni de l’exposé visé au paragraphe (3) et n’entrent pas dans le calcul du nombre maximal réglementaire de mots dont il est question à ce paragraphe.

Charge de la preuve

(1.4) Sur demande de la société, présentée dans le délai réglementaire, l’auteur de la proposition est tenu d’établir, dans le délai réglementaire, que les conditions prévues au paragraphe (1.1) sont remplies.

Circulaire de la direction

(2) La société qui sollicite des procurations doit faire figurer les propositions des actionnaires à soumettre à l’assemblée dans la circulaire de la direction exigée au paragraphe 160.05(1) ou les y annexer.

Déclaration à l’appui de la proposition

(3) À la demande de l’auteur de la proposition, la société doit faire figurer, dans la circulaire de la direction sollicitant des procurations ou en annexe, l’exposé établi par celui-ci à l’appui de sa proposition, ainsi que ses nom et adresse. L’exposé et la proposition, combinés, ne comportent pas plus de mots que le nombre maximal prévu par règlement.

Présentation de candidatures d’administrateurs

(4) La proposition peut faire état de candidatures en vue de l’élection des administrateurs si elle est signée par une ou plusieurs personnes détenant — à titre de détenteurs inscrits ou de véritables propriétaires — au moins cinq pour cent des actions de la société ou des actions d’une de ses catégories d’actions permettant de voter à l’assemblée à laquelle la proposition sera présentée.

Exemptions

(5) La société n’est pas tenue de se conformer aux paragraphes (2) et (3) dans les cas suivants :

a) la proposition ne lui a pas été soumise avant le délai réglementaire précédant l’expiration d’un délai d’un an à compter de la date de l’avis de convocation de la dernière assemblée annuelle qui a été envoyé aux actionnaires;

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(b) it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the company or its directors, officers or security holders;

(b.1) it clearly appears that the proposal does not relate in a significant way to the business or affairs of the company;

(c) the person submitting the proposal failed within the prescribed period before the company receives their proposal to present, in person or by proxy, at a meeting of shareholders a proposal that at their request had been set out in or attached to a management proxy circular;

(d) substantially the same proposal was set out in or attached to a management proxy circular or dissident’s proxy circular relating to, and presented to shareholders at, a meeting of shareholders held within the prescribed period before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting; or

(e) the rights conferred by subsections (1) to (4) are being abused to secure publicity.

b) il apparaît nettement que la proposition a pour objet principal de faire valoir contre la société ou ses administrateurs, ses dirigeants ou les détenteurs de ses valeurs mobilières une réclamation personnelle ou d’obtenir d’eux la réparation d’un grief personnel;

b.1) il apparaît nettement que la proposition n’est pas liée de façon importante à l’activité commerciale ou aux affaires internes de la société;

c) au cours du délai réglementaire précédant la réception de sa proposition par la société, l’auteur de celle-ci ou son fondé de pouvoir a omis de présenter, à une assemblée, une proposition que la société avait fait figurer, à sa demande, dans une circulaire de la direction ou en annexe d’une telle circulaire;

d) une proposition à peu près identique figurant dans une circulaire de la direction ou d’un opposant sollicitant des procurations ou en annexe d’une telle circulaire a été présentée aux actionnaires à une assemblée tenue dans le délai réglementaire précédant la réception de la proposition et n’a pas reçu l’appui minimal prévu par les règlements;

e) il y a abus à des fins publicitaires des droits que confèrent les paragraphes (1) à (4).

Company may refuse to include proposal

(5.1) If a person who submits a proposal fails to continue to hold or own shares in accordance with paragraph (1.1)(a) or, as the case may be, does not continue to have the support of persons who are in the aggregate the registered holders or beneficial owners of the prescribed number of shares in accordance with paragraph (1.1)(b) until the end of the meeting, the company is not required to set out any proposal submitted by that person in or attach it to a management proxy circular for any meeting held within the prescribed period after the day of the meeting.

Immunity for proposal and statement

(6) No company or person acting on behalf of a company incurs any liability by reason only of circulating a proposal or statement in compliance with subsections (2) and (3).

1991, c. 45, s. 146; 1997, c. 15, s. 347; 2005, c. 54, s. 385.

Notice of refusal

147 (1) If a company refuses to include a proposal in a management proxy circular, it shall in writing notify the person submitting the proposal of its intention to omit the proposal from the management proxy circular and of the reasons for the refusal. It shall notify the person within the prescribed period after either the day on

Refus de prendre en compte la proposition

(5.1) Dans le cas où l’auteur de la proposition ne demeure pas le détenteur inscrit ou le véritable propriétaire des actions conformément à l’alinéa (1.1)a) ou, selon le cas, ne conserve pas le support de personnes qui sont collectivement les détenteurs inscrits ou les véritables propriétaires du nombre réglementaire d’actions conformément à l’alinéa (1.1)b), jusqu’à la fin de l’assemblée, la société peut, pendant le délai réglementaire qui suit la tenue de l’assemblée, refuser de faire figurer dans une circulaire de la direction ou en annexe toute proposition soumise par l’auteur.

Immunité

(6) La société ou ses mandataires n’engagent pas leur responsabilité en diffusant une proposition ou une déclaration en exécution des paragraphes (2) et (3).

1991, ch. 45, art. 146; 1997, ch. 15, art. 347; 2005, ch. 54, art. 385.

Avis de refus

147 (1) La société qui a l’intention de refuser de faire figurer une proposition dans la circulaire de la direction sollicitant des procurations ou en annexe en donne un avis écrit et motivé à son auteur avant l’expiration du délai réglementaire qui suit, selon le cas :

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which it receives the proposal or, if it has requested proof under subsection 146(1.4), the day on which it receives the proof.

a) la réception par la société de la proposition;

b) la réception par la société, le cas échéant, de la preuve exigée en vertu du paragraphe 146(1.4).

Application to court

(2) On the application of a person submitting a proposal who claims to be aggrieved by a company’s refusal under subsection (1), a court may restrain the holding of the meeting at which the proposal is sought to be presented and make any further order that it thinks fit.

Idem

(3) A company or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting the company to omit the proposal from the management proxy circular, and the court, if it is satisfied that subsection 146(5) applies, may make such order as it thinks fit.

Notice to Superintendent

(4) An applicant under subsection (2) or (3) shall give the Superintendent written notice of the application and the Superintendent may appear and be heard at the hearing of the application in person or by counsel.

1991, c. 45, s. 147; 2005, c. 54, s. 386.

List of shareholders entitled to notice

148 (1) A company shall prepare an alphabetical list of shareholders entitled to receive notice of a meeting showing the number of shares held by each shareholder

(a) if a record date is fixed under paragraph 140(5)(c), no later than 10 days after that date; and

(b) if no record date is fixed, on the record date determined under paragraph 140(6)(a).

Voting list

(2) The company shall prepare an alphabetical list of shareholders entitled to vote as of the record date showing the number of shares held by each shareholder

(a) if a record date is fixed under paragraph 140(5)(d), no later than 10 days after that date; and

(b) if no record date is fixed under paragraph 140(5)(d), no later than 10 days after a record date is fixed under paragraph 140(5)(c) or no later than the record date determined under paragraph 140(6)(a), as the case may be.

Demande au tribunal

(2) Sur demande de l’auteur de la proposition qui prétend avoir subi un préjudice par suite du refus de la société, le tribunal peut, par ordonnance, prendre toute mesure qu’il estime indiquée et notamment empêcher la tenue de l’assemblée à laquelle la proposition devait être présentée.

Demande de la société

(3) La société ou toute personne qui prétend qu’une proposition lui cause un préjudice peut demander au tribunal une ordonnance autorisant la société à ne pas la faire figurer à la circulaire de la direction sollicitant des procurations ou en annexe; le tribunal, s’il est convaincu que le paragraphe 146(5) s’applique, peut rendre en l’espèce la décision qu’il estime pertinente.

Avis au surintendant

(4) Dans les deux cas visés aux paragraphes (2) et (3), l’auteur de la demande doit en donner avis écrit au surintendant; celui-ci peut comparaître en personne ou par ministère d’avocat lors de l’audition de la demande.

1991, ch. 45, art. 147; 2005, ch. 54, art. 386.

Liste des actionnaires

148 (1) La société dresse la liste alphabétique des actionnaires qui ont le droit de recevoir avis d’une assemblée en y mentionnant le nombre d’actions détenues par chacun :

a) si la date de référence a été fixée en vertu de l’alinéa 140(5)c), dans les dix jours suivant cette date;

b) à défaut d’une telle fixation, à la date de référence prévue à l’alinéa 140(6)a).

Liste des actionnaires habiles à voter

(2) La société dresse la liste alphabétique des actionnaires habiles à voter à la date de référence en y mentionnant le nombre d’actions détenues par chacun :

a) si la date de référence a été fixée en vertu de l’alinéa 140(5)d), dans les dix jours suivant cette date;

b) si la date de référence n’a pas été fixée en vertu de l’alinéa 140(5)d), dans les dix jours suivant la date de référence fixée en vertu de l’alinéa 140(5)c) ou au plus tard à celle prévue à l’alinéa 140(6)a), selon le cas.

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Entitlement to vote

(3) A shareholder whose name appears on a list prepared under subsection (2) is entitled to vote the shares shown opposite their name.

Examination of list

(4) A shareholder may examine the list of shareholders

(a) during usual business hours at the head office of the company or at the place where its central securities register is maintained; and

(b) at the meeting of shareholders for which the list was prepared.

1991, c. 45, s. 148; 2001, c. 9, s. 496; 2005, c. 54, s. 387.

Quorum

149 (1) Unless the by-laws otherwise provide, a quorum of shareholders is present at a meeting of shareholders if the holders of a majority of the shares who are entitled to vote at the meeting are present in person or represented by proxyholders.

Idem

(2) If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Idem

(3) If a quorum is not present at the opening of a meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

One shareholder meeting

150 If a company has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or represented by a proxyholder constitutes a meeting of shareholders or a meeting of shareholders of that class or series.

One share — one vote

151 (1) Where a share of a company entitles the holder thereof to vote at a meeting of shareholders, that share entitles the shareholder to one vote at the meeting.

Exception

(2) Notwithstanding subsection (1), a share of a former-Act company issued

Habilité à voter

(3) Les actionnaires dont le nom figure sur la liste dressée en vertu du paragraphe (2) sont habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Examen de la liste

(4) Les actionnaires peuvent prendre connaissance de la liste :

a) au siège de la société ou au lieu où est tenu son registre central des valeurs mobilières, pendant les heures normales d’ouverture;

b) lors de l’assemblée pour laquelle elle a été dressée.

1991, ch. 45, art. 148; 2001, ch. 9, art. 496; 2005, ch. 54, art. 387.

Quorum

149 (1) Sauf disposition contraire des règlements administratifs, le quorum est atteint lorsque les détenteurs d’actions disposant de plus de cinquante pour cent des voix sont présents ou représentés.

Existence du quorum à l’ouverture

(2) Sauf disposition contraire des règlements administratifs, il suffit que le quorum soit atteint à l’ouverture de l’assemblée pour que les actionnaires puissent délibérer.

Ajournement

(3) À défaut de quorum à l’ouverture de l’assemblée, les actionnaires présents ne peuvent délibérer que sur son ajournement aux date, heure et lieu qu’ils fixent.

Assemblée à actionnaire unique

150 Une assemblée peut être tenue par la personne qui détient toutes les actions de la société, ou toutes les actions d’une seule catégorie ou série, ou par son fondé de pouvoir.

Une voix par action

151 (1) L’actionnaire dispose, lors de l’assemblée, d’une voix par action avec droit de vote.

Exception

(2) Par dérogation au paragraphe (1), les actions d’une société antérieure émises, soit avant le 28 septembre 1990 et qui conféraient chacune à leur détenteur plus d’une

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Shareholders	Actionnaires
Sections 151-154	Articles 151-154

(a) on or before September 27, 1990 that entitled the holder to more than one vote, or to a fraction of a vote, at a meeting of shareholders in respect of that share, or

(b) after September 27, 1990 pursuant to the conversion of a security of the former-Act company that was issued with such conversion privilege prior to that date continues to entitle that holder or any subsequent holder of the share to exercise such voting rights.

voix, ou une fraction de voix seulement, à une assemblée des actionnaires, soit après le 27 septembre 1990 à la suite de la conversion d’un titre de la société antérieure émis avec ce droit de conversion avant cette date, continuent de conférer à ce détenteur et à tout détenteur subséquent les mêmes droits de vote.

Representative shareholder

152 (1) If an entity is a shareholder of a company, the company shall recognize any natural person authorized by a resolution of the directors or governing body or similar authority of the entity to represent it at meetings of shareholders of the company.

Idem

(2) A natural person authorized under subsection (1) to represent an entity may exercise on behalf of the entity all the powers the entity could exercise if it were a natural person as well as a shareholder.

Joint shareholders

153 Unless the by-laws otherwise provide, if two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons who are present in person or represented by proxyholder vote, they shall vote as one on the shares jointly held by them.

Voting by hands or ballot

154 (1) Unless the by-laws otherwise provide, voting at a meeting of shareholders shall take place by show of hands except when a ballot is demanded by either a shareholder or proxyholder entitled to vote at the meeting.

Ballot

(2) A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands.

Electronic voting

(3) Despite subsection (1) and unless the by-laws provide otherwise, any vote referred to in that subsection may be held entirely by means of a telephonic, electronic or other communication facility if the company makes one available.

Représentant

152 (1) La société doit permettre à toute personne physique accréditée par résolution du conseil d’administration, ou de la direction d’une entité faisant partie de ses actionnaires, de représenter l’entité à ses assemblées.

Pouvoirs du représentant

(2) La personne physique accréditée en vertu du paragraphe (1) peut exercer, pour le compte de l’entité qu’elle représente, tous les pouvoirs d’une personne physique et d’un actionnaire.

Coactionnaires

153 Sauf disposition contraire des règlements administratifs, si plusieurs personnes détiennent des actions conjointement, le codétenteur présent à une assemblée peut, en l’absence des autres, exercer le droit de vote attaché aux actions; au cas où plusieurs codétenteurs sont présents ou représentés par fondé de pouvoir, ils votent comme un seul actionnaire.

Vote au scrutin secret ou à main levée

154 (1) Sauf disposition contraire des règlements administratifs, le vote lors d’une assemblée se fait à main levée ou, sur demande de tout actionnaire ou fondé de pouvoir habile à voter, au scrutin secret.

Scrutin secret

(2) Les actionnaires ou les fondés de pouvoir peuvent demander un vote au scrutin secret avant ou après tout vote à main levée.

Vote par moyen de communication électronique

(3) Malgré le paragraphe (1) et sauf disposition contraire des règlements administratifs, le vote mentionné à ce paragraphe peut être tenu entièrement par un moyen de communication téléphonique, électronique ou autre offert par la société.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Shareholders	Actionnaires
Sections 154-156	Articles 154-156

Voting while participating electronically

(4) Unless the by-laws provide otherwise, any person who is participating in a meeting of shareholders under subsection 139(2) and entitled to vote at that meeting may vote by means of the telephonic, electronic or other communication facility that the company has made available for that purpose.

Regulations

(5) The Governor in Council may make regulations respecting the manner of and conditions for voting at a meeting of shareholders by means of a telephonic, electronic or other communication facility.

1991, c. 45, s. 154; 2005, c. 54, s. 388.

Resolution in lieu of meeting

155 (1) Except where a written statement is submitted by a director under section 178 or by an auditor under subsection 326(1),

(a) a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b) a resolution in writing dealing with all matters required by this Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of this Act relating to meetings of shareholders.

Vote en cas de participation par moyen de communication électronique

(4) Sauf disposition contraire des règlements administratifs, toute personne participant à une assemblée des actionnaires de la manière prévue au paragraphe 139(2) et habile à y voter peut le faire par le moyen de communication téléphonique, électronique ou autre mis à sa disposition par la société à cette fin.

Règlements

(5) Le gouverneur en conseil peut prendre des règlements concernant la façon de voter par tout moyen de communication — téléphonique, électronique ou autre — lors d’une assemblée des actionnaires ainsi que les exigences à respecter dans le cadre du vote.

1991, ch. 45, art. 154; 2005, ch. 54, art. 388.

Résolution tenant lieu d’assemblée

155 (1) À l’exception de la déclaration écrite visée à l’article 178 ou au paragraphe 326(1), la résolution écrite, signée de tous les actionnaires habiles à voter en l’occurrence :

a) a la même valeur que si elle avait été adoptée lors d’une assemblée;

b) satisfait aux exigences de la présente loi concernant les assemblées, si elle porte sur toutes les questions devant légalement être examinées par celles-ci.

Filing resolution

(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the meetings of shareholders.

Evidence

(3) Unless a ballot is demanded, an entry in the minutes of a meeting that the chairperson declared a resolution to be carried or defeated is in the absence of evidence to the contrary proof of that fact without proof of the number or proportion of votes recorded in favour of or against the resolution.

1991, c. 45, s. 155; 2005, c. 54, s. 389.

Requisitioned meeting

156 (1) Shareholders who together hold not less than 5 per cent of the issued and outstanding shares of a company that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) doit être conservé avec les procès-verbaux des assemblées.

Preuve

(3) Sauf si un vote par scrutin est demandé, l’inscription au procès-verbal de l’assemblée précisant que le président a déclaré une résolution adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver le nombre ou la proportion des voix en faveur de cette résolution ou contre elle.

1991, ch. 45, art. 155; 2005, ch. 54, art. 389.

Demande de convocation

156 (1) Les détenteurs de cinq pour cent au moins des actions en circulation émises par la société et conférant le droit de vote à l’assemblée dont la tenue est demandée peuvent exiger des administrateurs la convocation d’une assemblée aux fins qu’ils précisent dans leur requête.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Shareholders	Actionnaires
Sections 156-157	Articles 156-157

Form

(2) A requisition referred to in subsection (1)

(a) must state the business to be transacted at the meeting and must be sent to each director and to the head office of the company; and

(b) may consist of several documents of like form, each signed by one or more shareholders.

Forme

(2) La requête, qui doit énoncer les points à inscrire à l’ordre du jour de la future assemblée et être envoyée à chaque administrateur ainsi qu’au siège de la société, peut consister en plusieurs documents de forme analogue signés par au moins un des actionnaires.

Directors calling meeting

(3) On receipt of a requisition referred to in subsection (1), the directors shall call a meeting of shareholders to transact the business stated in the requisition, unless

(a) a record date has been fixed under paragraph 140(5)(c) and notice of it has been given under subsection 140(7);

(b) the directors have called a meeting of shareholders and have given notice thereof under section 141; or

(c) the business of the meeting as stated in the requisition includes matters described in paragraphs 146(5)(b) to (e).

Shareholders’ power

(4) If the directors do not call a meeting within twenty-one days after receiving the requisition referred to in subsection (1), any shareholder who signed the requisition may call the meeting.

Procedure

(5) A meeting called under this section shall be called as nearly as possible in the manner in which meetings are to be called pursuant to the by-laws and this Act.

Reimbursement

(6) Unless the shareholders otherwise resolve at a meeting called under subsection (4), the company shall reimburse the shareholders for any expenses reasonably incurred by them in requisitioning, calling and holding the meeting.

1991, c. 45, s. 156; 2005, c. 54, s. 390.

Court may order meeting to be called

157 (1) A court may, on the application of a director, a shareholder who is entitled to vote at a meeting of shareholders or the Superintendent, order a meeting to be called, held or conducted in the manner that the court directs if

Convocation de l’assemblée par les administrateurs

(3) Dès réception de la requête, les administrateurs convoquent une assemblée pour délibérer des questions qui y sont énoncées, sauf dans l’un ou l’autre des cas suivants :

a) l’avis de la fixation d’une date de référence au titre de l’alinéa 140(5)c) a été donné conformément au paragraphe 140(7);

b) ils ont déjà convoqué une assemblée et envoyé l’avis prévu à l’article 141;

c) les questions énoncées dans la requête relèvent des cas visés aux alinéas 146(5)b) à e).

Convocation de l’assemblée par les actionnaires

(4) Faute par les administrateurs de convoquer l’assemblée dans les vingt et un jours suivant la réception de la requête, tout signataire de celle-ci peut le faire.

Procédure

(5) La procédure de convocation de l’assemblée prévue au présent article doit être, autant que possible, conforme aux règlements administratifs et à la présente loi.

Remboursement

(6) Sauf adoption par les actionnaires d’une résolution à l’effet contraire lors d’une assemblée convoquée conformément au paragraphe (4), la société rembourse aux actionnaires les dépenses entraînées par la requête, la convocation et la tenue de l’assemblée.

1991, ch. 45, art. 156; 2005, ch. 54, art. 390.

Convocation de l’assemblée par le tribunal

157 (1) S’il l’estime à propos, notamment lorsque la convocation régulière d’une assemblée ou la tenue de celle-ci conformément aux règlements administratifs et à la présente loi est pratiquement impossible, le tribunal peut, par ordonnance, à la demande d’un administrateur, d’un actionnaire habile à voter ou du surintendant,

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Shareholders	Actionnaires
Sections 157-159	Articles 157-159

(a) it is impracticable to call the meeting within the time or in the manner in which it is to be called;

(b) it is impracticable to conduct the meeting in the manner required by this Act or the by-laws; or

(c) the court thinks that the meeting ought to be called, held or conducted within the time or in the manner that it directs for any other reason.

prévoir la convocation ou la tenue d’une assemblée conformément à ses directives.

Varying quorum

(2) Without restricting the generality of subsection (1), a court may order that the quorum required by the by-laws or this Act be varied or dispensed with at a meeting called, held and conducted pursuant to this section.

Valid meeting

(3) A meeting called, held and conducted pursuant to this section is for all purposes a meeting of shareholders of the company duly called, held and conducted.

1991, c. 45, s. 157; 2005, c. 54, s. 391.

Court review of election

158 (1) A company or a shareholder or director of a company may apply to a court to resolve any dispute in respect of the election or appointment of a director or an auditor of the company.

Powers of court

(2) On an application under subsection (1), a court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a director or auditor whose election or appointment is challenged from acting pending determination of the dispute;

(b) an order declaring the result of the disputed election or appointment;

(c) an order requiring a new election or appointment, and including in the order directions for the management of the business and affairs of the company until a new election is held or the new appointment is made; and

(d) an order determining the voting rights of shareholders and of persons claiming to own shares.

Notice to Superintendent

159 (1) A person who makes an application under subsection 157(1) or 158(1) shall give notice of the application to the Superintendent before the hearing and shall

Modification du quorum

(2) Sans que soit limitée la portée générale du paragraphe (1), le tribunal peut, à l’occasion d’une assemblée convoquée et tenue en application du présent article, ordonner la modification ou la dispense du quorum exigé par les règlements administratifs ou la présente loi.

Validité de l’assemblée

(3) L’assemblée convoquée et tenue en application du présent article est, à toutes fins, régulière.

1991, ch. 45, art. 157; 2005, ch. 54, art. 391.

Révision d’une élection

158 (1) La société, ainsi que tout actionnaire ou administrateur, peut demander au tribunal de trancher tout différend relatif à l’élection ou nomination d’un administrateur ou à la nomination d’un vérificateur.

Pouvoirs du tribunal

(2) Saisi d’une telle demande, le tribunal peut, par ordonnance, prendre toute mesure qu’il estime indiquée, notamment :

a) enjoindre à l’administrateur ou au vérificateur dont l’élection ou la nomination est contestée, de s’abstenir d’agir jusqu’au règlement du litige;

b) proclamer le résultat de l’élection ou de la nomination litigieuse;

c) ordonner une nouvelle élection ou nomination en donnant des instructions pour la conduite, dans l’intervalle, de l’activité commerciale et des affaires internes de la société;

d) préciser les droits de vote des actionnaires et des personnes prétendant être propriétaires d’actions.

Avis au surintendant

159 (1) L’auteur de la demande prévue aux paragraphes 157(1) ou 158(1) en avise le surintendant avant l’audition

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Shareholders	Actionnaires
Sections 159-160.01	Articles 159-160.01

deliver a copy of the order of the court, if any, to the Superintendent.

Superintendent representation

(2) The Superintendent may appear and be heard in person or by counsel at the hearing of an application referred to in subsection (1).

Pooling agreement

160 A written agreement between two or more shareholders may provide that in exercising voting rights the shares held by them will be voted as provided in the agreement.

de celle-ci et, s’il y a lieu, lui envoie une copie de l’ordonnance du tribunal.

Comparution

(2) Le surintendant peut comparaître en personne ou par ministère d’avocat à l’audition de la demande en question.

Convention de vote

160 Des actionnaires peuvent conclure entre eux une convention écrite régissant l’exercice de leur droit de vote.

Proxies

Definitions

160.01 The definitions in this section apply in this section and in sections 160.02 to 160.08.

intermediary means a person who holds a security on behalf of another person who is not the registered holder of the security, and includes

(a) a securities broker or dealer required to be registered to trade or deal in securities under the laws of any jurisdiction;

(b) a securities depositary;

(c) a financial institution;

(d) in respect of a clearing agency, a securities dealer, trust company, association within the meaning of section 2 of the Cooperative Credit Associations Act, bank or other person, including another clearing agency, on whose behalf the clearing agency or its nominee holds securities of an issuer;

(e) a trustee or administrator of a self-administered retirement savings plan, retirement income fund or education savings plan or another similar self-administered savings or investment plan that is registered under the Income Tax Act;

(f) a nominee of a person referred to in any of paragraphs (a) to (e); and

(g) a person who performs functions similar to those performed by a person referred to in any of paragraphs (a) to (e) and holds a security registered in their name, or in the name of their nominee, on behalf of another person who is not the registered holder of the security. (intermédiaire)

Procurations

Définitions

160.01 Les définitions qui suivent s’appliquent au présent article et aux articles 160.02 à 160.08.

courtier agréé [Abrogée, 2005, ch. 54, art. 392]

intermédiaire Personne détenant des valeurs mobilières pour le compte d’une autre qui n’en est pas le détenteur inscrit, notamment :

a) le courtier ou le négociant en valeurs mobilières tenu d’être enregistré pour faire le commerce des valeurs mobilières en vertu de toute loi applicable;

b) le dépositaire de valeurs mobilières;

c) toute institution financière;

d) en ce qui concerne une agence de compensation et de dépôt, le négociant en valeurs mobilières, la société de fiducie, l’association au sens de l’article 2 de la Loi sur les associations coopératives de crédit, la banque ou toute autre personne — notamment une autre agence de compensation ou de dépôt — au nom duquel ou de laquelle l’agence ou la personne qu’elle désigne détient les titres d’un émetteur;

e) le fiduciaire ou l’administrateur d’un régime enregistré d’épargne-retraite, d’un fonds de revenu de retraite ou d’un régime d’épargne-études autogérés, ou de tout autre régime d’épargne ou de placement autogéré comparable, enregistré en vertu de la Loi de l’impôt sur le revenu;

f) toute personne désignée par la personne visée à l’un des alinéas a) à e);

g) toute personne qui exerce des fonctions comparables à celles exercées par la personne visée à

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Proxies	Procurations
Sections 160.01-160.02	Articles 160.01-160.02

registrant [Repealed, 2005, c. 54, s. 392]

solicit or solicitation includes

(a) a request for a proxy, whether or not accompanied by or included in a form of proxy,

(b) a request to execute or not to execute a form of proxy or to revoke a proxy,

(c) the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

(d) the sending of a form of proxy to a shareholder under section 160.04,

but does not include

(e) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

(f) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

(g) the sending by a registrant of the documents referred to in section 160.07, or

(h) a solicitation by a person in respect of shares of which that person is the beneficial owner. (sollicitation)

solicitation by or on behalf of the management of a company means a solicitation by any person pursuant to a resolution or instruction of, or with the acquiescence of, the directors or a committee of the directors of the company. (sollicitation effectuée par la direction d’une société ou pour son compte)

1997, c. 15, s. 348; 2005, c. 54, s. 392.

l’un des alinéas a) à e) et qui détient une valeur mobilière nominative, à son nom ou à celui de la personne qu’elle désigne, pour le compte d’une autre personne qui n’est pas le détenteur inscrit de cette valeur mobilière. (intermediary)

sollicitation Sont assimilés à la sollicitation :

a) la demande de procuration assortie ou non d’un formulaire de procuration;

b) la demande de signature ou de non-signature du formulaire de procuration ou de révocation de procuration;

c) l’envoi d’un formulaire de procuration ou de toute communication aux actionnaires, concerté en vue de l’obtention, du refus ou de la révocation d’une procuration;

d) l’envoi d’un formulaire de procuration aux actionnaires conformément à l’article 160.04.

Ne constituent pas une sollicitation :

e) l’envoi d’un formulaire de procuration en réponse à la demande spontanément faite par un actionnaire ou pour son compte;

f) l’accomplissement d’actes d’administration ou de services professionnels pour le compte d’une personne sollicitant une procuration;

g) l’envoi par un courtier agréé des documents visés à l’article 160.07;

h) la sollicitation faite par une personne pour des actions dont elle est le véritable propriétaire. (solicit or solicitation)

sollicitation effectuée par la direction d’une société ou pour son compte Sollicitation faite par toute personne, à la suite d’une résolution ou d’instructions ou avec l’approbation du conseil d’administration ou d’un comité de celui-ci. (solicitation by or on behalf of the management of a company)

1997, ch. 15, art. 348; 2005, ch. 54, art. 392.

Appointing proxyholder

160.02 (1) A shareholder who is entitled to vote at a meeting of shareholders may, by executing a form of proxy, appoint a proxyholder or one or more alternate proxyholders, who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

Nomination d’un fondé de pouvoir

160.02 (1) L’actionnaire habile à voter lors d’une assemblée peut, en remplissant un formulaire de procuration, nommer, parmi des personnes qui peuvent ne pas être actionnaires, un fondé de pouvoir, ainsi que plusieurs suppléants, aux fins d’assister à l’assemblée et d’y agir dans les limites prévues à la procuration.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Proxies	Procurations
Sections 160.02-160.03	Articles 160.02-160.03

Execution of proxy

(2) A form of proxy shall be executed by a shareholder or by a shareholder’s attorney authorized in writing to do so.

Limit on authority

(3) No appointment of a proxyholder provides authority for the proxyholder to act in respect of the appointment of an auditor or the election of a director unless a nominee proposed in good faith for the appointment or election is named in the form of proxy, a management proxy circular, a dissident’s proxy circular or a proposal under subsection 146(1).

Required information

(4) A form of proxy must indicate, in bold-face type, that the shareholder by whom or on whose behalf it is executed may appoint a proxyholder, other than a person designated in the form of proxy, to attend and act on the shareholder’s behalf at a meeting to which the proxy relates, and must contain instructions as to the manner in which the shareholder may do so.

Validity of proxy

(5) A proxy is valid only at the meeting in respect of which it is given or at a continuation of the meeting after an adjournment.

Revocation of proxy

(6) A shareholder may revoke a proxy

(a) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing to do so

(i) at the head office of the company at any time up to and including the last business day before the day of a meeting, or a continuation of the meeting after an adjournment, at which the proxy is to be used, or

(ii) with the chairperson of the meeting on the day of the meeting or a continuation of the meeting after an adjournment; or

(b) in any other manner permitted by law.

1997, c. 15, s. 348.

Signature du formulaire de procuration

(2) Le formulaire de procuration doit être rempli et signé par l’actionnaire ou son mandataire autorisé par écrit à cet effet.

Limitation

(3) La nomination du fondé de pouvoir ne l’autorise pas à participer à la nomination d’un vérificateur ni à l’élection d’un administrateur sauf si un candidat sérieux à ces postes est proposé dans le formulaire de procuration ou dans une circulaire émanant de la direction ou d’un opposant ou dans une proposition visée au paragraphe 146(1).

Renseignements à inclure

(4) Le formulaire de procuration doit préciser, en caractère gras, que l’actionnaire par lequel ou pour le compte duquel il est signé peut nommer un fondé de pouvoir autre que celui qui est désigné dans le formulaire pour assister et agir en son nom à l’assemblée visée par la procuration; il doit en outre préciser la façon dont cela se fait.

Validité de la procuration

(5) La procuration n’est valable que pour l’assemblée visée et toute reprise de celle-ci en cas d’ajournement.

Révocation de la procuration

(6) L’actionnaire peut révoquer la procuration :

a) en déposant un écrit signé par lui ou par son mandataire autorisé par écrit à cet effet :

(i) soit au siège de la société au plus tard le dernier jour ouvrable précédant l’assemblée en cause ou la date de reprise en cas d’ajournement,

(ii) soit auprès du président de l’assemblée à la date de son ouverture ou de sa reprise en cas d’ajournement;

b) de toute autre manière autorisée par la loi.

1997, ch. 15, art. 348.

Deposit of proxies

160.03 The directors may specify, in a notice calling a meeting of shareholders or a continuation of a meeting of shareholders after an adjournment, a time before which executed forms of proxy to be used at the meeting or the continued meeting must be deposited with the company

Remise des procurations

160.03 Le conseil d’administration peut, dans l’avis de convocation d’une assemblée ou de la reprise d’une assemblée en cas d’ajournement, préciser une date limite pour la remise des procurations à la société ou à son agent de transfert. La date limite ne peut être antérieure

Current to February 11, 2020	92	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Proxies	Procurations
Sections 160.03-160.05	Articles 160.03-160.05

or its transfer agent. The time specified must not be more than forty-eight hours, excluding Saturdays and holidays, before the meeting or the continued meeting.

1997, c. 15, s. 348.

Mandatory solicitation

160.04 (1) Subject to subsection 143(2) and subsection (2), the management of a company shall, concurrently with giving notice of a meeting of shareholders, send a form of proxy in prescribed form to each shareholder entitled to receive notice of the meeting.

Exception

(2) The management of a company is not required to send a form of proxy under subsection (1) if the company

(a) is not a distributing company; and

(b) has 50 or fewer shareholders who are entitled to vote at a meeting, two or more joint holders of a share being counted as one shareholder.

1997, c. 15, s. 348; 2005, c. 54, s. 393.

à la date de l’assemblée ou de sa reprise de plus de quarante-huit heures, non compris les samedis et les jours fériés.

1997, ch. 15, art. 348.

Sollicitation obligatoire

160.04 (1) Sous réserve du paragraphe (2) et du paragraphe 143(2), la direction de la société envoie, avec l’avis de l’assemblée des actionnaires, un formulaire de procuration en la forme réglementaire aux actionnaires qui ont le droit de recevoir l’avis.

Exception

(2) La direction de la société n’ayant pas fait appel au public et qui compte au plus cinquante actionnaires habiles à voter lors d’une assemblée, les codétenteurs d’une action étant comptés comme un seul actionnaire, n’est pas tenue d’envoyer le formulaire de procuration prévu au paragraphe (1).

1997, ch. 15, art. 348; 2005, ch. 54, art. 393.

Soliciting proxies

160.05 (1) A person shall not solicit proxies unless

(a) in the case of solicitation by or on behalf of the management of a company, a management proxy circular in prescribed form, either as an appendix to, or as a separate document accompanying, the notice of the meeting, is sent to the auditor of the company and to each shareholder whose proxy is solicited; and

(b) in the case of any other solicitation, a dissident’s proxy circular in prescribed form stating the purposes of the solicitation is sent to the auditor of the company, to each shareholder whose proxy is solicited and to the company.

Copy to Superintendent

(2) A person who sends a management proxy circular or dissident’s proxy circular shall at the same time file with the Superintendent

(a) in the case of a management proxy circular, a copy of it together with a copy of the notice of meeting, form of proxy and any other documents for use in connection with the meeting; and

(b) in the case of a dissident’s proxy circular, a copy of it together with a copy of the form of proxy and any other documents for use in connection with the meeting.

Sollicitation de procuration

160.05 (1) Les procurations ne peuvent être sollicitées qu’à l’aide de circulaires envoyées en la forme réglementaire :

a) sous forme d’annexe ou de document distinct de l’avis de l’assemblée, en cas de sollicitation effectuée par la direction de la société ou pour son compte;

b) dans les autres cas, par toute personne en désaccord qui doit y mentionner l’objet de la sollicitation.

Les circulaires sont adressées au vérificateur, aux actionnaires faisant l’objet de la sollicitation et, en cas d’application de l’alinéa b), à la société.

Copie au surintendant

(2) La personne qui envoie une circulaire de sollicitation, soit par la direction, soit par un opposant, doit en même temps adresser au surintendant :

a) dans le premier cas, un exemplaire de la circulaire, accompagné du formulaire de procuration, de l’avis de l’assemblée et de tout autre document utile à l’assemblée;

b) dans le second cas, un exemplaire de la circulaire, accompagné du formulaire de procuration et de tout autre document utile à l’assemblée.

Current to February 11, 2020	93	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Proxies	Procurations
Sections 160.05-160.06	Articles 160.05-160.06

Exemption by Superintendent

(3) On the application of an interested person, the Superintendent may, on any terms that the Superintendent thinks fit, exempt the person from any of the requirements of subsection (1) and section 160.04, and the exemption may be given retroactive effect.

Reporting exemptions

(4) The Superintendent shall set out in a periodical available to the public the particulars of each exemption granted under subsection (3) together with the reasons for the exemption.

1997, c. 15, s. 348.

Attendance at meeting

160.06 (1) A person who solicits a proxy and is appointed proxyholder shall attend in person or cause an alternate proxyholder to attend every meeting in respect of which the proxy is valid, and the proxyholder or alternate proxyholder shall comply with the directions of the shareholder who executed the form of proxy.

Rights of proxyholder

(2) A proxyholder or an alternate proxyholder has the same rights as the appointing shareholder to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a prox-yholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at the meeting in respect of any matter by way of a show of hands.

Vote by show of hands

(3) Despite subsections (1) and (2) and unless a shareholder or proxyholder demands a ballot, if the chairperson of a meeting of shareholders declares to the meeting that, if a ballot were conducted, the total number of votes attached to shares represented at the meeting by proxy required to be voted against what, to the knowledge of the chairperson, would be the decision of the meeting on a matter or group of matters is less than 5% of all the votes that might be cast by shareholders in person or by proxy,

(a) the chairperson may conduct the vote in respect of that matter or group of matters by way of a show of hands; and

(b) a proxyholder or alternate proxyholder may vote in respect of that matter or group of matters by way of a show of hands.

1997, c. 15, s. 348; 2005, c. 54, s. 395.

Dispense par le surintendant

(3) Le surintendant peut, selon les modalités qu’il estime utiles, dispenser, même rétroactivement, toute personne intéressée qui en fait la demande des conditions imposées par le paragraphe (1) et l’article 160.04.

Publication des dispenses

(4) Le surintendant expose dans un périodique accessible au public les motifs et les détails de chacune des dispenses accordées en vertu du paragraphe (3).

1997, ch. 15, art. 348.

Présence à l’assemblée

160.06 (1) La personne nommée fondé de pouvoir après avoir sollicité une procuration doit assister personnellement à chaque assemblée visée, ou s’y faire représenter par son suppléant, et se conformer aux instructions de l’actionnaire qui l’a nommée.

Droits du fondé de pouvoir

(2) Au cours d’une assemblée, le fondé de pouvoir ou son suppléant a, en ce qui concerne la participation aux délibérations et le vote par voie de scrutin, les mêmes droits que l’actionnaire qui l’a nommé; cependant, s’il a reçu des instructions contradictoires de ses mandants, il ne peut prendre part à un vote à main levée.

Vote à main levée

(3) Malgré les paragraphes (1) et (2), à moins qu’un actionnaire ou un fondé de pouvoir n’exige la tenue d’un scrutin, lorsque le président d’une assemblée déclare qu’en cas de scrutin, l’ensemble des voix exprimées par des fondés de pouvoir ayant reçu instruction de voter contre la solution qui, à sa connaissance, sera prise par l’assemblée sur une question ou un groupe de questions sera inférieur à cinq pour cent des voix qui peuvent être exprimées au cours de ce scrutin :

a) le vote peut avoir lieu à main levée;

b) les fondés de pouvoir et les suppléants peuvent y participer.

1997, ch. 15, art. 348; 2005, ch. 54, art. 395.

Current to February 11, 2020	94	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Proxies	Procurations
Section 160.07	Article 160.07

Duty of intermediary

160.07 (1) Shares of a company that are registered in the name of an intermediary or an intermediary’s nominee and not beneficially owned by the intermediary may not be voted unless the intermediary sends to the beneficial owner

(a) a copy of the notice of the meeting, annual statement, management proxy circular and dissident’s proxy circular and any other documents, other than the form of proxy, that were sent to shareholders by or on behalf of any person for use in connection with the meeting; and

(b) a written request for voting instructions except if the intermediary has already received written voting instructions from the beneficial owner.

When documents to be sent

(2) The intermediary shall send the documents referred to in subsection (1) without delay after they receive the documents referred to in paragraph (1)(a).

Restriction on voting

(3) An intermediary or a proxyholder appointed by them may not vote shares that the intermediary does not beneficially own and that are registered in the name of the intermediary or their nominee unless the intermediary or proxyholder, as the case may be, receives written voting instructions from the beneficial owner.

Copies

(4) A person by or on behalf of whom a solicitation is made shall on request and without delay provide the intermediary, at the person’s expense, with the necessary number of copies of the documents referred to in paragraph (1)(a).

Instructions to intermediary

(5) The intermediary shall vote or appoint a proxyholder to vote in accordance with any written voting instructions received from the beneficial owner.

Beneficial owner as proxyholder

(6) If a beneficial owner so requests and provides an intermediary with the appropriate documentation, the intermediary shall appoint the beneficial owner or a nominee of the beneficial owner as proxyholder.

Effect of intermediary’s failure to comply

(7) The failure of an intermediary to comply with any of subsections (1) to (6) does not render void any meeting of shareholders or any action taken at the meeting.

Devoir de l’intermédiaire

160.07 (1) L’intermédiaire qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui ne peut exercer les droits de vote dont elles sont assorties que sur envoi au véritable propriétaire :

a) d’un exemplaire de l’avis de l’assemblée, du rapport annuel, des circulaires de procuration émanant de la direction ou d’un opposant et de tous les autres documents, à l’exception du formulaire de procuration, envoyés par toute personne ou pour son compte, aux actionnaires en vue de l’assemblée;

b) d’une demande écrite d’instructions de vote s’il n’en a pas déjà reçu du véritable propriétaire.

Moment où les documents doivent être envoyés

(2) L’intermédiaire envoie sans délai les documents visés au paragraphe (1) après avoir reçu ceux visés à l’alinéa (1)a).

Restrictions relatives au vote

(3) L’intermédiaire, ou le fondé de pouvoir qu’il nomme, qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui de la personne qu’il désigne ne peut exercer les droits de vote dont elles sont assorties s’il n’a pas reçu du véritable propriétaire des instructions écrites relatives au vote.

Exemplaires

(4) Le sollicitant ou la personne mandatée à cet effet fournit dans les meilleurs délais et à ses propres frais à l’intermédiaire, sur demande, le nombre nécessaire d’exemplaires des documents visés à l’alinéa (1)a).

Instructions à l’intermédiaire

(5) Les droits de vote sont exercés par l’intermédiaire ou le fondé de pouvoir qu’il nomme à cette fin selon les instructions écrites du véritable propriétaire.

Véritable propriétaire nommé fondé de pouvoir

(6) Sur demande du véritable propriétaire accompagnée des documents appropriés, l’intermédiaire choisit ce dernier — ou la personne désignée par lui — à titre de fondé de pouvoir.

Validité

(7) L’inobservation de l’un des paragraphes (1) à (6) par l’intermédiaire n’annule ni l’assemblée ni les mesures qui y sont prises.

Current to February 11, 2020	95	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Proxies	Procurations
Sections 160.07-161	Articles 160.07-161

Intermediary may not vote

(8) Nothing in this Part gives an intermediary the right to vote shares that they are otherwise prohibited from voting.

1997, c. 15, s. 348; 2005, c. 54, s. 396.

Exemption

160.071 The Governor in Council may make regulations respecting the conditions under which a company is exempt from any of the requirements of sections 160.02 to

160.07.

2005, c. 54, s. 396.

Restraining order

160.08 (1) If a form of proxy, management proxy circular or dissident’s proxy circular contains an untrue statement of a material fact or omits to state a material fact that is required to be contained in it or that is necessary to make a statement contained in it not misleading in light of the circumstances in which the statement is made, an interested person or the Superintendent may apply to a court and the court may make any order it thinks fit, including

(a) an order restraining the solicitation or the holding of the meeting, or restraining any person from implementing or acting on a resolution passed at the meeting, to which the form of proxy, management proxy circular or dissident’s proxy circular relates;

(b) an order requiring correction of any form of proxy or proxy circular and a further solicitation; and

(c) an order adjourning the meeting.

Notice of application

(2) Where a person other than the Superintendent is an applicant under subsection (1), the applicant shall give notice of the application to the Superintendent and the Superintendent is entitled to appear and to be heard in person or by counsel.

1997, c. 15, s. 348.

Limitation

(8) La présente partie ne confère nullement à l’intermédiaire les droits de vote qui lui sont par ailleurs refusés.

1997, ch. 15, art. 348; 2005, ch. 54, art. 396.

Exemption réglementaire

160.071 Le gouverneur en conseil peut prendre des règlements concernant les conditions que doit remplir une société afin d’être soustraite à l’application de toute exigence énoncée aux articles 160.02 à 160.07.

2005, ch. 54, art. 396.

Ordonnance

160.08 (1) En cas de faux renseignements sur un fait important — ou d’omission d’un tel fait dont la divulgation était requise ou nécessaire pour éviter que la déclaration ne soit trompeuse eu égard aux circonstances — dans un formulaire de procuration ou dans une circulaire émanant de la direction ou d’un opposant, le tribunal peut, à la demande de tout intéressé ou du surintendant, prendre par ordonnance toute mesure qu’il juge utile, notamment pour :

a) interdire la sollicitation ou la tenue de l’assemblée ou empêcher qui que ce soit de donner suite aux résolutions adoptées à l’assemblée en cause;

b) exiger la correction des documents en cause et prévoir une nouvelle sollicitation;

c) ajourner l’assemblée.

Avis au surintendant

(2) L’intéressé auteur de la demande doit en aviser le surintendant; celui-ci peut comparaître en personne ou par ministère d’avocat.

1997, ch. 15, art. 348.

Directors and Officers

Duties

Duty to manage

161 (1) Subject to this Act, the directors of a company shall manage or supervise the management of the business and affairs of the company.

Administrateurs et dirigeants

Obligations

Obligation de gérer

161 (1) Sous réserve des autres dispositions de la présente loi, les administrateurs dirigent l’activité commerciale et les affaires internes de la société ou en surveillent la gestion.

Current to February 11, 2020	96	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Duties	Obligations
Sections 161-162	Articles 161-162

Specific duties

(2) Without limiting the generality of subsection (1), the directors of a company shall

(a) establish an audit committee to perform the duties referred to in subsections 198(3) and (4);

(b) establish a conduct review committee to perform the duties referred to in subsection 199(3);

(c) establish procedures to resolve conflicts of interest, including techniques for the identification of potential conflict situations and for restricting the use of confidential information;

(d) designate a committee of the board of directors to monitor the procedures referred to in paragraph (c);

(e) establish procedures to provide disclosure of information to customers of the company that is required to be disclosed by this Act and for dealing with complaints as required by subsection 441(1);

(f) designate a committee of the board of directors to monitor the procedures referred to in paragraph (e) and satisfy itself that they are being adhered to by the company; and

(g) establish investment and lending policies, standards and procedures in accordance with section 450.

Obligations précises

(2) Les administrateurs doivent en particulier :

a) constituer un comité de vérification chargé des fonctions décrites aux paragraphes 198(3) et (4);

b) constituer un comité de révision chargé des fonctions décrites au paragraphe 199(3);

c) instituer des mécanismes de résolution des conflits d’intérêt, notamment des mesures pour dépister les sources potentielles de tels conflits et restreindre l’utilisation de renseignements confidentiels;

d) désigner l’un des comités du conseil d’administration pour surveiller l’application des mécanismes visés à l’alinéa c);

e) instaurer des mécanismes de communication aux clients de la société des renseignements qui doivent être divulgués aux termes de la présente loi ainsi que des procédures d’examen des réclamations de ses clients qui doivent être instituées aux termes du paragraphe 441(1);

f) désigner l’un des comités du conseil d’administration pour surveiller l’application des mécanismes et procédures visés à l’alinéa e) et s’assurer que ces mécanismes et procédures soient respectés par la société;

g) élaborer, conformément à l’article 450, les politiques de placement et de prêt et les normes, mesures et formalités y afférentes.

Exception

(3) Paragraphs (2)(a) and (b) do not apply to the directors of a company if

(a) all the voting shares of the company, other than directors’ qualifying shares, if any, are beneficially owned by a Canadian financial institution described by any of paragraphs (a) to (d) of the definition “financial institution” in section 2; and

(b) the audit committee or the conduct review committee of the Canadian financial institution performs for and on behalf of the company all the functions that would otherwise be required to be performed by the audit committee or conduct review committee of the company under this Act.

1991, c. 45, s. 161; 1997, c. 15, s. 349; 2001, c. 9, s. 497(F).

Duty of care

162 (1) Every director and officer of a company in exercising any of the powers of a director or an officer and

Exceptions

(3) Les alinéas (2)a) et b) ne s’appliquent pas aux administrateurs de la société lorsque les conditions suivantes sont réunies :

a) toutes les actions avec droit de vote, à l’exception des actions d’éligibilité au conseil, sont la propriété effective d’une institution financière canadienne visée à l’un ou l’autre des alinéas a) à d) de la définition du terme « institution financière » à l’article 2;

b) le comité de vérification ou de révision de l’institution, selon le cas, exerce pour la société et en son nom, toutes les attributions qui incombent par ailleurs aux termes de la présente loi à celui de la société.

1991, ch. 45, art. 161; 1997, ch. 15, art. 349; 2001, ch. 9, art. 497(F).

Diligence

162 (1) Les administrateurs et les dirigeants doivent, dans l’exercice de leurs fonctions, agir :

Current to February 11, 2020	97	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Duties	Obligations
Sections 162-164	Articles 162-164

discharging any of the duties of a director or an officer shall

(a) act honestly and in good faith with a view to the best interests of the company; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

a) avec intégrité et de bonne foi au mieux des intérêts de la société;

b) avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente.

Duty to comply

(2) Every director, officer and employee of a company shall comply with this Act, the regulations, the company’s incorporating instrument and the by-laws of the company.

No exculpation

(3) No provision in any contract, in any resolution or in the by-laws of a company relieves any director, officer or employee of the company from the duty to act in accordance with this Act and the regulations or relieves a director, officer or employee from liability for a breach thereof.

Observation

(2) Les administrateurs, les dirigeants et les employés sont tenus d’observer la présente loi, ses règlements, les dispositions de l’acte constitutif et les règlements administratifs de la société.

Obligation d’observer la loi

(3) Aucune disposition d’un contrat, d’une résolution ou d’un règlement administratif ne peut libérer les administrateurs, les dirigeants ou les employés de l’obligation d’observer la présente loi et ses règlements ni des responsabilités en découlant.

Qualification and Number — Directors

Minimum number of directors

163 (1) A company shall have at least seven directors.

Residency requirement

(2) At least one half of the directors of a company that is a subsidiary of a foreign institution or of a prescribed holding body corporate of a foreign institution and a majority of the directors of any other company must be, at the time of each director’s election or appointment, resident Canadians.

1991, c. 45, s. 163; 2001, c. 9, s. 498; 2007, c. 6, s. 346.

Disqualified persons

164 The following persons are disqualified from being directors of a company:

(a) a person who is less than eighteen years of age;

(b) a person who is of unsound mind and has been so found by a court in Canada or elsewhere;

(c) a person who has the status of a bankrupt;

(d) a person who is not a natural person;

Administrateurs — Nombre et qualités requises

Nombre d’administrateurs

163 (1) Le nombre minimal d’administrateurs est de sept.

Résidence

(2) Au moins la moitié des administrateurs de la société qui est la filiale soit d’une institution étrangère, soit de la société mère — visée par règlement — d’une institution étrangère et la majorité des administrateurs de toute autre société doivent, au moment de leur élection ou nomination, être des résidents canadiens.

1991, ch. 45, art. 163; 2001, ch. 9, art. 498; 2007, ch. 6, art. 346.

Incapacité d’exercice

164 Ne peuvent être administrateurs les personnes :

a) âgées de moins de dix-huit ans;

b) dont les facultés mentales ont été jugées altérées par un tribunal, même étranger;

c) qui ont le statut de failli;

d) autres que les personnes physiques;

e) à qui les articles 386 ou 399 interdisent d’exercer des droits de vote attachés à des actions de la société;

Current to February 11, 2020	98	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Qualification and Number — Directors	Administrateurs — Nombre et qualités requises
Sections 164-166.1	Articles 164-166.1

(e) a person who is prohibited by section 386 or 399 from exercising voting rights attached to shares of the company;

(f) a person who is an officer, director or full time employee of an entity that is prohibited by section 386 or 399 from exercising voting rights attached to shares of the company;

(f.1) a person who is an officer, director, employee or agent of — or any other person acting on behalf of —an eligible agent within the meaning of section 374.1;

(g) [Repealed, 2013, c. 40, s. 160]

(h) a minister of Her Majesty in right of Canada or in right of a province; and

(i) a person who is an agent or employee of the government of a foreign country or any political subdivision thereof.

1991, c. 45, s. 164; 1994, c. 47, s. 203; 1997, c. 15, s. 350; 2012, c. 19, s. 326, c. 31, s. 99; 2013, c. 40, s. 160.

f) qui sont des administrateurs, dirigeants ou employés à temps plein d’une entité à laquelle les articles 386 ou 399 interdisent d’exercer des droits de vote attachés à des actions de la société;

f.1) qui sont des administrateurs, dirigeants, employés ou mandataires d’un mandataire admissible au sens de l’article 374.1 ou qui agissent au nom d’un tel mandataire;

g) [Abrogé, 2013, ch. 40, art. 160]

h) qui sont des ministres fédéraux ou provinciaux;

i) qui travaillent pour le gouvernement d’un pays étranger ou de l’une de ses subdivisions politiques ou en sont les mandataires.

1991, ch. 45, art. 164; 1994, ch. 47, art. 203; 1997, ch. 15, art. 350; 2012, ch. 19, art. 326, ch. 31, art. 99; 2013, ch. 40, art. 160.

No shareholder requirement

165 A director of a company is not required to hold shares of the company.

Affiliated person

166 The Governor in Council may make regulations specifying the circumstances under which a natural person is affiliated with a company for the purposes of this Act.

Affiliated director determination

166.1 (1) Notwithstanding section 166, the Superintendent may determine that a particular director is affiliated with a company for the purposes of this Act if, in the opinion of the Superintendent, the director has a significant or sufficient commercial, business or financial relationship with the company or with an affiliate of the company to the extent that the relationship can be construed as being material to the director and can reasonably be expected to affect the exercise of the director’s best judgment.

Qualité d’actionnaire non requise

165 La qualité d’actionnaire n’est pas requise pour être administrateur d’une société.

Groupe

166 Le gouverneur en conseil peut, par règlement, prévoir les cas où une personne physique fait partie du groupe d’une société pour l’application de la présente loi.

Même groupe

166.1 (1) Malgré l’article 166, le surintendant peut, lorsqu’il est d’avis qu’un certain administrateur a avec la société ou avec une entité du même groupe des liens d’affaires, commerciaux ou financiers, tels qu’ils peuvent être qualifiés d’importants pour lui et qu’ils sont probablement susceptibles d’influer sur son jugement, statuer qu’il fait partie du groupe de la société pour l’application de la présente loi.

Notification by Superintendent

(2) A determination by the Superintendent under subsection (1)

(a) becomes effective on the day of the next annual meeting of the shareholders unless a notice in writing by the Superintendent revoking the determination is received by the company prior to that day; and

Prise d’effet et révocation

(2) La décision du surintendant prend effet à la date de l’assemblée annuelle des actionnaires suivante à moins d’être révoquée par écrit avant cette date. Il peut également révoquer par un avis écrit la décision qui a déjà pris effet, auquel cas la révocation prend effet à la date de l’assemblée suivante.

1996, ch. 6, art. 117.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Qualification and Number — Directors	Administrateurs — Nombre et qualités requises
Sections 166.1-169	Articles 166.1-169

(b) ceases to be in effect on the day of the next annual meeting of the shareholders after a notice in writing by the Superintendent revoking the determination is received by the company.

1996, c. 6, s. 117.

Unaffiliated directors

167 (1) At the election of directors at each annual meeting of a company and at all times until the day of the next annual meeting, no more than two thirds of the directors may be persons affiliated with the company.

Exception

(2) Subsection (1) does not apply where all the voting shares of a company, other than directors’ qualifying shares, if any, are beneficially owned by a Canadian financial institution incorporated by or under an Act of Parliament.

Determination of affiliation

(3) For the purposes of subsection (1), whether or not a person is affiliated with a company shall be determined as at the day the notice of the annual meeting is sent to shareholders pursuant to section 141 and that determination becomes effective on the day of that meeting, and a person shall be deemed to continue to be affiliated or unaffiliated, as the case may be, until the next annual meeting of the shareholders.

Limit on directors

168 No more than 15 per cent of the directors of a company may, at each director’s election or appointment, be employees of the company or a subsidiary of the company, except that up to four persons who are employees of the company or a subsidiary of the company may be directors of the company if those directors constitute not more than one half of the directors of the company.

Restriction

167 (1) Ne peuvent être du groupe de la société, lors de leur élection à chaque assemblée annuelle et en tout temps jusqu’à la prochaine assemblée annuelle, plus des deux tiers des administrateurs.

Exception

(2) Le paragraphe (1) ne s’applique pas dans le cas d’une institution financière canadienne constituée sous le régime d’une loi fédérale lorsqu’elle détient la propriété effective de toutes les actions avec droit de vote de la société, à l’exception des actions d’éligibilité au conseil.

Appartenance au groupe

(3) Pour l’application du paragraphe (1), l’appartenance ou la non-appartenance d’une personne au groupe de la société est déterminée à la date d’envoi aux actionnaires de l’avis prévu à l’article 141; la personne est réputée appartenir ou non au groupe, selon le cas, jusqu’à la prochaine assemblée annuelle des actionnaires.

Restriction

168 Au plus quinze pour cent des administrateurs peuvent, au moment de leur élection ou nomination, être des employés de la société ou d’une de ses filiales; le nombre de ceux-ci peut toutefois atteindre quatre s’ils ne constituent pas ainsi plus de la moitié du nombre des administrateurs de la société.

Election and Tenure — Directors

Number of directors

169 (1) Subject to subsection 163(1) and sections 172 and 222, the directors of a company shall, by by-law, determine the number of directors or the minimum and maximum number of directors, but no by-law that decreases the number of directors shortens the term of an incumbent director.

Election at annual meeting

(2) A by-law made pursuant to subsection (1) that provides for a minimum and maximum number of directors

Administrateurs — Élections et fonctions

Nombre

169 (1) Sous réserve du paragraphe 163(1) et des articles 172 et 222, les administrateurs doivent, par règlement administratif, déterminer leur nombre fixe ou leur nombre minimal et maximal; toutefois, le règlement administratif qui réduit le nombre des administrateurs n’a pas pour effet de réduire la durée du mandat des administrateurs en fonction.

Élection à l’assemblée annuelle

(2) Le règlement administratif pris conformément au paragraphe (1) et déterminant le nombre minimal et

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Election and Tenure — Directors	Administrateurs — Élections et fonctions
Sections 169-170	Articles 169-170

may provide that the number of directors to be elected at any annual meeting of the shareholders be such number as is fixed by the directors prior to the annual meeting.

Election or appointment as director

169.1 The election or appointment of a person as a director is subject to the following:

(a) the person was present at the meeting when the election or appointment took place and did not refuse to hold office as a director; or

(b) the person was not present at the meeting when the election or appointment took place but

(i) consented in writing to hold office as a director before the election or appointment or within 10 days after it, or

(ii) acted as a director after the election or appointment.

2005, c. 54, s. 397.

maximal d’administrateurs peut prévoir que le nombre d’administrateurs à élire à l’assemblée annuelle est fixé au préalable par les administrateurs.

Consentement à l’élection ou à la nomination

169.1 L’élection ou la nomination d’une personne au poste d’administrateur n’a d’effet qu’aux conditions suivantes :

a) si la personne est présente à l’assemblée qui l’élit ou la nomme, elle ne refuse pas d’occuper ce poste;

b) si elle est absente, soit elle a donné par écrit son consentement à occuper ce poste avant son élection ou sa nomination ou dans les dix jours suivant l’assemblée, soit elle remplit les fonctions de ce poste après son élection ou sa nomination.

2005, ch. 54, art. 397.

Term of directors

170 (1) Except where this Act or the by-laws of a company provide for cumulative voting, a company may, by by-law, provide that the directors be elected for terms of one, two or three years.

Term of one, two or three years

(2) A director elected for a term of one, two or three years holds office until the close of the first, second or third annual meeting of shareholders, as the case may be, following the election of the director.

No stated term

(3) A director who is not elected for an expressly stated term of office ceases to hold office at the close of the next annual meeting of shareholders following the election of the director.

Tenure of office

(4) It is not necessary that all directors elected at a meeting of shareholders hold office for the same term.

Idem

(5) If a by-law of a company provides that the directors be elected for a term of two or three years, it may also provide that the term of office of each director be for the whole of that term, or that, as nearly as may be, one half of the directors retire each year if the term is two years, and that one third of the directors retire each year if the term is three years.

Durée du mandat

170 (1) Sauf dans le cas où la présente loi ou les règlements administratifs prévoient le vote cumulatif, la société peut, par règlement administratif, prévoir que les administrateurs sont élus pour un mandat de un, deux ou trois ans.

Mandat d’un, deux ou trois ans

(2) Les administrateurs élus pour un mandat d’un, deux ou trois ans occupent respectivement leur poste jusqu’à la clôture de la première, deuxième ou troisième assemblée annuelle suivant leur élection.

Durée non déterminée

(3) Le mandat d’un administrateur élu pour une durée non expressément déterminée prend fin à la clôture de l’assemblée annuelle suivante.

Nomination des administrateurs

(4) La durée du mandat des administrateurs élus lors de la même assemblée peut varier.

Idem

(5) Lorsqu’il prévoit un mandat de deux ou trois ans, le règlement administratif peut également prévoir soit que les administrateurs occupent leur poste pour toute la durée du mandat, soit que, dans toute la mesure du possible, la moitié ou un tiers d’entre eux quitteront leur poste chaque année selon que le mandat est de deux ou trois ans.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Election and Tenure —Directors	Administrateurs — Élections et fonctions
Sections 170-172	Articles 170-172

Composition requirements

(6) Where a director of a company is elected or appointed for a term of more than one year, the company shall comply with subsections 163(2) and 167(1) and section 168 at each annual meeting of shareholders during the director’s term of office as if that director were elected or appointed on that date.

Transitional

(7) Subsection (6) does not apply in respect of a former-Act company until the day of the third annual meeting of shareholders after the coming into force of this section.

Determining election of directors

171 (1) Except where this Act or the by-laws of a company provide for cumulative voting, the persons, to the number authorized to be elected, who receive the greatest number of votes at an election of directors of a company shall be the directors thereof.

Idem

(2) If, at any election of directors referred to in subsection (1), two or more persons receive an equal number of votes and there are not sufficient vacancies remaining to enable all the persons receiving an equal number of votes to be elected, the directors who receive a greater number of votes or the majority of them shall, in order to complete the full number of directors, determine which of the persons so receiving an equal number of votes are to be elected.

Exigences relatives au mandat

(6) Dans le cas où un administrateur est élu ou nommé pour un mandat de plus d’un an, la société doit se conformer aux paragraphes 163(2) et 167(1) et à l’article 168 à chaque assemblée annuelle des actionnaires pendant le mandat de l’administrateur comme s’il s’agissait de la date de son élection ou de sa nomination.

Disposition transitoire

(7) Le paragraphe (6) ne s’applique à l’égard d’une société antérieure qu’à compter de la date de la troisième assemblée annuelle de la société tenue après l’entrée en vigueur du présent article.

Élection des administrateurs

171 (1) Sauf si la présente loi ou les règlements administratifs de la société prévoient le vote cumulatif, les personnes qui reçoivent le plus grand nombre de voix lors de l’élection des administrateurs, sont élues administrateurs, jusqu’à concurrence du nombre autorisé.

Nombre égal de voix

(2) Si, lors de l’élection des administrateurs visés au paragraphe (1), deux personnes ou plus reçoivent un nombre de voix égal et qu’il n’y a pas un nombre de postes vacants suffisant pour que toutes ces personnes soient élues, les administrateurs qui ont reçu un plus grand nombre de voix ou la majorité de ceux-ci doivent, pour combler les postes vacants, déterminer lesquelles de ces personnes doivent être élues.

Cumulative voting

172 (1) Where this Act or the by-laws provide for cumulative voting,

(a) there shall be a stated number of directors fixed by by-law and not a minimum and maximum number of directors;

(b) each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the shareholder multiplied by the number of directors to be elected, and the shareholder may cast all such votes in favour of one candidate or distribute them among the candidates in any manner;

(c) a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single vote;

Vote cumulatif

172 (1) Dans le cas où la présente loi ou les règlements administratifs prévoient le vote cumulatif :

a) le nombre d’administrateurs prévu doit être fixe et précisé;

b) les actionnaires habiles à élire les administrateurs disposent d’un nombre de voix, égal à celui dont sont assorties leurs actions, multiplié par le nombre d’administrateurs à élire; ils peuvent les porter sur un ou plusieurs candidats;

c) chaque poste d’administrateur fait l’objet d’un vote distinct, sauf adoption à l’unanimité d’une résolution permettant à plusieurs personnes d’être élues par un seul vote;

d) l’actionnaire qui a voté pour plus d’un candidat, sans autres précisions, est réputé avoir réparti ses voix également entre les candidats;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Election and Tenure — Directors	Administrateurs — Élections et fonctions
Section 172	Article 172

(d) if a shareholder has voted for more than one candidate without specifying the distribution of the votes among the candidates, the shareholder is deemed to have distributed the votes equally among the candidates for whom the shareholder voted;

(e) if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled;

(f) each director ceases to hold office at the close of the next annual meeting of shareholders following the director’s election;

(g) a director may be removed from office only if the number of votes cast in favour of a motion to remove the director is greater than the product of the number of directors required by the by-laws and the number of votes cast against the motion; and

(h) the number of directors required by the by-laws may be decreased only if the number of votes cast in favour of a motion to decrease the number of directors is greater than the product of the number of directors required by the by-laws and the number of votes cast against the motion.

e) si le nombre de candidats en nomination est supérieur au nombre de postes à pourvoir, les candidats qui recueillent le plus petit nombre de voix sont éliminés jusqu’à ce que le nombre de candidats restants soit égal au nombre de postes à pourvoir;

f) le mandat de chaque administrateur prend fin à la clôture de l’assemblée annuelle suivant son élection;

g) la révocation d’un administrateur ne peut intervenir que si le nombre de voix en faveur de la motion visant la révocation dépasse le nombre de voix exprimées contre elle multiplié par le nombre fixe d’administrateurs prévu par les règlements administratifs;

h) la réduction, par motion, du nombre fixe d’administrateurs prévu par les règlements administratifs ne peut intervenir que si le nombre de voix en faveur de cette motion dépasse le nombre de voix exprimées contre elle multiplié par le nombre fixe d’administrateurs prévu par les règlements administratifs.

Mandatory cumulative voting

(2) Where the aggregate of the voting shares beneficially owned by a person and any entities controlled by the person carries more than 10 per cent of the voting rights attached to all the outstanding voting shares of a company, the directors shall be elected by cumulative voting.

Vote cumulatif obligatoire

(2) Les administrateurs doivent être élus par vote cumulatif lorsqu’une personne et les entités qu’elle contrôle détiennent la propriété effective de plus de dix pour cent de toutes les actions avec droit de vote en circulation de la société.

Exception

(3) Subsection (2) does not apply

(a) where all the voting shares of the company that are outstanding, other than directors’ qualifying shares, if any, are beneficially owned by

(i) one person,

(ii) one person and one or more entities controlled by that person,

(iii) one or more entities controlled by the same person; or

(b) in respect of a former-Act company whose shareholders are confined to entities incorporated or

Exception

(3) Le paragraphe (2) ne s’applique pas :

a) dans les cas où toutes les actions avec droit de vote en circulation de la société, à l’exception des actions d’éligibilité au conseil, sont détenues en propriété effective par :

(i) une personne,

(ii) une personne et une ou plusieurs entités qu’elle contrôle,

(iii) une ou plusieurs entités contrôlées par la même personne;

b) à la société antérieure dont les seuls actionnaires sont des entités constituées en personne morale ou formées sous le régime d’une loi fédérale ou provinciale et qui sont, de l’avis du conseil

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Election and Tenure — Directors	Administrateurs — Élections et fonctions
Sections 172-174	Articles 172-174

formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

d’administration, exploitées à titre de caisses populaires ou d’associations coopératives.

Transitional election

(4) Where this Act or the by-laws of a company provide for cumulative voting, the shareholders of the company shall,

(a) at the first annual meeting of shareholders held not earlier than ninety days following the date that cumulative voting is required under subsection (2) or provided for in the by-laws, and

(b) at each succeeding annual meeting, elect the stated number of directors to hold office until the close of the next annual meeting of shareholders following their election.

Élection transitoire

(4) Lorsque la présente loi ou les règlements administratifs prévoient le vote cumulatif, les actionnaires doivent élire le nombre requis d’administrateurs dont le mandat expire à la clôture de l’assemblée annuelle suivante :

a) d’une part, à la première assemblée annuelle tenue au plus tôt quatre-vingt-dix jours après la date à laquelle le vote cumulatif est prévu par le règlement administratif ou requis conformément au paragraphe (2);

b) d’autre part, à chaque assemblée annuelle subséquente.

Exception

(5) Nothing in this Act precludes the holders of any class or series of shares of a company from having an exclusive right to elect one or more directors.

1991, c. 45, s. 172; 1997, c. 15, s. 352; 2005, c. 54, s. 398.

Exception

(5) La présente loi n’a pas pour effet d’empêcher les détenteurs d’actions d’une catégorie ou série d’avoir le droit exclusif d’élire un ou plusieurs administrateurs.

1991, ch. 45, art. 172; 1997, ch. 15, art. 352; 2005, ch. 54, art. 398.

Re-election of directors

173 A director who has completed a term of office is, if otherwise qualified, eligible for re-election.

Renouvellement de mandat

173 L’administrateur qui a terminé son mandat peut, s’il a par ailleurs les qualités requises, recevoir un nouveau mandat.

Incomplete Elections and Director Vacancies

Void election or appointment

174 (1) If, immediately after the time of any purported election or appointment of directors, the board of directors would fail to comply with subsection 163(2) or 167(1) or section 168, the purported election or appointment of all persons purported to be elected or appointed at that time is void unless the directors, within forty-five days after the discovery of the non-compliance, develop a plan, approved by the Superintendent, to rectify the non-compliance.

Failure to elect minimum

(2) Where, at the close of a meeting of shareholders of a company, the shareholders have failed to elect the number or minimum number of directors required by this Act or the by-laws of a company, the purported election of directors at the meeting

Élections incomplètes et vacances d’administrateurs

Nullité de l’élection ou de la nomination

174 (1) Est nulle toute élection ou nomination d’administrateurs après laquelle la composition du conseil ne satisfait pas aux exigences des paragraphes 163(2) ou 167(1) ou de l’article 168 sauf si, dans les quarante-cinq jours qui suivent la découverte de l’inobservation, les administrateurs présentent un plan, approuvé par le surintendant, en vue de remédier au manquement.

Élection incomplète

(2) Si, à la clôture d’une assemblée des actionnaires, ceux-ci n’ont pas élu le nombre fixe ou minimal d’administrateurs requis par la présente loi ou les règlements administratifs de la société, l’élection des administrateurs est :

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Incomplete Elections and Director Vacancies	Élections incomplètes et vacances d’administrateurs
Sections 174-175	Articles 174-175

(a) is valid if the directors purported to be elected and those incumbent directors, if any, whose terms did not expire at the close of the meeting, together constitute a quorum; or

(b) is void if the directors purported to be elected and those incumbent directors, if any, whose terms did not expire at the close of the meeting, together do not constitute a quorum.

(3) and (4) [Repealed, 1997, c. 15, s. 353]

1991, c. 45, s. 174; 1997, c. 15, s. 353.

a) valide, si le nombre de ceux-ci et de ceux encore en fonction est suffisant pour former quorum;

b) nulle, dans le cas contraire.

(3) et (4) [Abrogés, 1997, ch. 15, art. 353]

1991, ch. 45, art. 174; 1997, ch. 15, art. 353.

Directors where elections incomplete or void

175 (1) Notwithstanding subsections 170(2) and (3) and paragraphs 172(1)(f) and 176(1)(a), where subsection 174(1) or (2) applies at the close of any meeting of shareholders of a company, the board of directors shall, until their successors are elected or appointed, consist solely of

(a) where paragraph 174(2)(a) applies, the directors referred to in that paragraph; or

(b) where subsection 174(1) or paragraph 174(2)(b) applies, the persons who were the incumbent directors immediately before the meeting.

Where there is no approved rectification plan

(2) Notwithstanding subsections 170(2) and (3) and paragraphs 172(1)(f) and 176(1)(a), where a plan to rectify the non-compliance referred to in subsection 174(1) has not been approved by the Superintendent by the end of the forty-five day period referred to in that subsection, the board of directors shall, until their successors are elected or appointed, consist solely of the persons who were the incumbent directors immediately before the meeting at which the purported election or appointment referred to in that subsection occurred.

Directors to call meeting

(3) Where subsection (1) or (2) applies, the board of directors referred to in that subsection shall without delay call a special meeting of shareholders to fill the vacancies, where paragraph 174(2)(a) applies, or elect a new board of directors, where subsection 174(1) or paragraph

174(2)(b) applies.

Shareholder may call meeting

(4) Where the directors fail to call a special meeting required by subsection (3), the meeting may be called by any shareholder.

1991, c. 45, s. 175; 1997, c. 15, s. 354.

Administrateurs en cas d’élection incomplète ou nulle

175 (1) Si, à la clôture d’une assemblée quelconque des actionnaires, les paragraphes 174(1) ou (2) s’appliquent, par dérogation aux paragraphes 170(2) et (3) et aux alinéas 172(1)f) et 176(1)a), le conseil d’administration se compose, jusqu’à l’élection ou la nomination des remplaçants :

a) dans les cas d’application de l’alinéa 174(2)a), des administrateurs mentionnés à cet alinéa;

b) dans les cas d’application du paragraphe 174(1) ou de l’alinéa 174(2)b), des administrateurs qui étaient en fonction avant l’assemblée.

Administrateurs en cas d’élection incomplète ou nulle

(2) Dans le cas où, à l’expiration du délai de quarante-cinq jours visé au paragraphe 174(1), le surintendant n’a approuvé aucun plan visant à remédier au manquement aux dispositions mentionnées à ce paragraphe, le conseil d’administration, par dérogation aux paragraphes 170(2) et (3) et aux alinéas 172(1)f) et 176(1)a), jusqu’à l’élection ou à la nomination des nouveaux administrateurs, est formé uniquement des administrateurs en fonction avant l’assemblée.

Convocation de l’assemblée par les administrateurs

(3) Le cas échéant, le conseil d’administration convoque sans délai une assemblée extraordinaire des actionnaires afin soit de pourvoir aux postes encore vacants dans les cas d’application de l’alinéa 174(2)a), soit d’élire un nouveau conseil d’administration dans les cas d’application du paragraphe 174(1) ou de l’alinéa

174(2)b).

Convocation de l’assemblée par les actionnaires

(4) Les actionnaires peuvent convoquer l’assemblée extraordinaire prévue par le paragraphe (3) si les administrateurs négligent de le faire.

1991, ch. 45, art. 175; 1997, ch. 15, art. 354.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Incomplete Elections and Director Vacancies	Élections incomplètes et vacances d’administrateurs
Sections 176-178	Articles 176-178

Ceasing to hold office

176 (1) A director ceases to hold office

(a) at the close of the annual meeting at which the director’s term of office expires;

(b) when the director dies or resigns;

(c) when the director becomes disqualified under section 164 or ineligible to hold office pursuant to subsection 208(2);

(d) when the director is removed under section 177; or

(e) when the director is removed from office under section 509.1 or 509.2.

Fin du mandat

176 (1) L’administrateur cesse d’occuper son poste dans les situations suivantes :

a) à la clôture de l’assemblée annuelle à laquelle son mandat prend fin;

b) à son décès ou à sa démission;

c) dans les cas d’incapacité ou d’inéligibilité prévus respectivement à l’article 164 ou au paragraphe 208(2);

d) dans le cas de révocation prévu par l’article 177;

e) dans les cas de destitution prévus aux articles 509.1 ou 509.2.

Date of resignation

(2) The resignation of a director of a company becomes effective at the time a written resignation is sent to the company by the director or at the time specified in the resignation, whichever is later.

1991, c. 45, s. 176; 2001, c. 9, s. 500.

Removal of director

177 (1) Subject to paragraph 172(1)(g), the shareholders of a company may by resolution at a special meeting remove any director or all the directors from office.

Exception

(2) Where the holders of any class or series of shares of a company have the exclusive right to elect one or more directors, a director so elected may be removed only by a resolution at a meeting of the shareholders of that class or series.

Vacancy by removal

(3) Subject to paragraphs 172(1)(b) to (e), a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled under section 181 or 182.

Date de la démission

(2) La démission d’un administrateur prend effet à la date de son envoi par écrit à la société ou à la date postérieure qui y est indiquée.

1991, ch. 45, art. 176; 2001, ch. 9, art. 500.

Révocation des administrateurs

177 (1) Sous réserve de l’alinéa 172(1)g), les actionnaires peuvent, par résolution votée à une assemblée extraordinaire, révoquer un, plusieurs ou tous les administrateurs.

Exception

(2) La résolution de révocation d’un administrateur ne peut toutefois être votée, s’il y a lieu, que par les actionnaires ayant le droit exclusif de l’élire.

Vacances

(3) Sous réserve des alinéas 172(1)b) à e), toute vacance découlant d’une révocation peut être comblée lors de l’assemblée qui a prononcé celle-ci ou, à défaut, conformément aux articles 181 ou 182.

Statement of director

178 (1) A director who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the director from office, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is

Déclaration de l’administrateur

178 (1) Peut, dans une déclaration écrite, exposer à la société les raisons de sa démission ou de son opposition aux mesures ou résolutions proposées l’administrateur qui :

a) soit démissionne;

b) soit apprend, notamment par avis, qu’une assemblée a été convoquée en vue de le révoquer;

Current to February 11, 2020	106	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Incomplete Elections and Director Vacancies	Élections incomplètes et vacances d’administrateurs
Sections 178-181	Articles 178-181

to be appointed or elected to fill the office of director, whether because of the director’s resignation or removal or because the director’s term of office has expired or is about to expire,

is entitled to submit to the company a written statement giving the reasons for the resignation or the reasons why the director opposes any proposed action or resolution.

c) soit apprend, notamment par avis, qu’une réunion du conseil d’administration ou une assemblée d’actionnaires ont été convoquées en vue de nommer ou d’élire son remplaçant, par suite de sa démission, de sa révocation ou de l’expiration de son mandat.

Statement re disagreement

(2) Where a director resigns as a result of a disagreement with the other directors or the officers of a company, the director shall submit to the company and the Superintendent a written statement setting out the nature of the disagreement.

Circulation of statement

179 (1) A company shall without delay on receipt of a director’s statement referred to in subsection 178(1) relating to a matter referred to in paragraph 178(1)(b) or (c), or a director’s statement referred to in subsection 178(2), send a copy of it to each shareholder entitled to receive a notice of meetings and to the Superintendent, unless the statement is included in or attached to a management proxy circular required by subsection 160.05(1).

Immunity for statement

(2) No company or person acting on its behalf incurs any liability by reason only of circulating a director’s statement in compliance with subsection (1).

1991, c. 45, s. 179; 1997, c. 15, s. 355.

Déclaration en cas de désaccord

(2) L’administrateur qui démissionne en raison d’un désaccord avec les autres administrateurs ou avec les dirigeants de la société doit, dans une déclaration écrite, exposer à la société et au surintendant la nature du désaccord.

Diffusion de la déclaration

179 (1) La société envoie sans délai, au surintendant et aux actionnaires qui doivent recevoir avis des assemblées, copie de la déclaration visée au paragraphe 178(1) concernant une question mentionnée aux alinéas 178(1)b) ou c) ou de la déclaration visée au paragraphe 178(2), sauf si elle figure dans une circulaire de sollicitation de procurations envoyée par la direction conformément au paragraphe 160.05(1).

Immunité

(2) La société ou ses mandataires n’engagent pas leur responsabilité en diffusant, conformément au paragraphe (1), la déclaration faite par un administrateur.

1991, ch. 45, art. 179; 1997, ch. 15, art. 355.

Shareholders filling vacancy

180 The by-laws of a company may provide that a vacancy among the directors is to be filled only

(a) by a vote of the shareholders; or

(b) by a vote of the holders of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by the holders of that class or series.

Directors filling vacancy

181 (1) Despite section 187 but subject to subsection (2) and sections 180 and 182, a quorum of directors may fill a vacancy among the directors except a vacancy resulting from a change in the by-laws by which the number or the minimum or maximum number of directors is increased or from a failure to elect the number or minimum number of directors provided for in the by-laws.

Élection par actionnaires

180 Les règlements administratifs peuvent prévoir que les vacances au sein du conseil d’administration seront comblées uniquement à la suite d’un vote :

a) soit de tous les actionnaires;

b) soit de ceux ayant le droit exclusif de le faire.

Manière de combler les vacances

181 (1) Malgré l’article 187, mais sous réserve du paragraphe (2) et des articles 180 et 182, les administrateurs peuvent, s’il y a quorum, combler les vacances survenues au sein du conseil, à l’exception de celles qui résultent soit de l’omission d’élire le nombre fixe ou minimal d’administrateurs prévu par les règlements administratifs, soit d’une augmentation du nombre fixe, minimal ou maximal d’administrateurs prévu par les règlements administratifs.

Current to February 11, 2020	107	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Incomplete Elections and Director Vacancies	Élections incomplètes et vacances d’administrateurs
Sections 181-183	Articles 181-183

Where composition fails

(2) Notwithstanding sections 180 and 187, where by reason of a vacancy the number of directors or the composition of the board of directors fails to meet any of the requirements of section 163, subsection 167(1) and section 168, the directors who, in the absence of any by-law, would be empowered to fill that vacancy shall do so forthwith.

1991, c. 45, s. 181; 2005, c. 54, s. 399.

Composition du conseil contraire à la loi

(2) Par dérogation aux articles 180 et 187 lorsque, par suite d’une vacance, le nombre des administrateurs ou la composition du conseil n’est pas conforme à l’article 163, au paragraphe 167(1) ou à l’article 168, la vacance doit être comblée sans délai par les administrateurs qui, à défaut d’un règlement administratif spécifique, seraient habilités à le faire.

1991, ch. 45, art. 181; 2005, ch. 54, art. 399.

Class vacancy

182 Notwithstanding section 187, where the holders of any class or series of shares of a company have an exclusive right to elect one or more directors and a vacancy occurs among those directors, then, subject to section 180,

(a) the remaining directors elected by the holders of that class or series of shares may fill the vacancy except one resulting from an increase in the number or the minimum or maximum number of directors for that class or series or from a failure to elect the number or minimum number of directors provided for in the by-laws for that class or series;

(b) if there are no such remaining directors and, by reason of the vacancy, the number of directors or the composition of the board of directors fails to meet any of the requirements of section 163, subsection 167(1) and section 168, the other directors may fill that vacancy; and

(c) if there are no such remaining directors and paragraph (b) does not apply, any holder of shares of that class or series may call a meeting of the holders thereof for the purpose of filling the vacancy.

1991, c. 45, s. 182; 2005, c. 54, s. 400.

Administrateurs élus pour une catégorie d’actions

182 Par dérogation à l’article 187, les vacances survenues parmi les administrateurs que les détenteurs d’une série ou d’une catégorie déterminée d’actions ont le droit exclusif d’élire peuvent, sous réserve de l’article 180, être comblées :

a) soit par les administrateurs en fonction élus par les détenteurs d’actions de cette catégorie ou série, à l’exception des vacances résultant de l’omission d’élire le nombre fixe ou minimal d’administrateurs prévu par les règlements administratifs ou résultant d’une augmentation du nombre fixe, minimal ou maximal d’administrateurs prévu par les règlements administratifs;

b) soit, si aucun de ces administrateurs n’est en fonctions et si, en raison de la vacance, le nombre d’administrateurs ou la composition du conseil d’administration n’est pas conforme à l’article 163, au paragraphe 167(1) ou à l’article 168, par les autres administrateurs en fonctions;

c) soit, si aucun de ces administrateurs n’est en fonctions et si l’alinéa b) ne s’applique pas, lors de l’assemblée que les détenteurs d’actions de cette catégorie ou série peuvent convoquer pour combler les vacances.

1991, ch. 45, art. 182; 2005, ch. 54, art. 400.

Unexpired term

183 (1) Unless the by-laws otherwise provide, a director elected or appointed to fill a vacancy holds office for the unexpired term of the director’s predecessor in office.

Affiliation

(2) Notwithstanding subsection 167(3), the affiliation of a person to be elected or appointed to fill a vacancy shall be determined as at the date of the person’s election or appointment and that person shall be deemed to continue to be affiliated or unaffiliated, as the case may be, until the next annual meeting of the shareholders.

Exercice du mandat

183 (1) Sauf disposition contraire des règlements administratifs, l’administrateur élu ou nommé pour combler une vacance reste en fonctions pendant la durée qui reste à courir du mandat de son prédécesseur.

Groupe

(2) Par dérogation au paragraphe 167(3), l’appartenance au groupe de la société d’une personne à élire ou nommer pour combler une vacance est déterminée à la date de son élection ou de sa nomination et la personne est réputée appartenir ou non au groupe, selon le cas, jusqu’à la prochaine réunion annuelle des actionnaires.

Current to February 11, 2020	108	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Incomplete Elections and Director Vacancies	Élections incomplètes et vacances d’administrateurs
Sections 183.1-185	Articles 183.1-185

Additional directors

183.1 (1) The directors may appoint one or more additional directors where the by-laws of the company allow them to do so and the by-laws determine the minimum and maximum numbers of directors.

Term of office

(2) A director appointed under subsection (1) holds office for a term expiring not later than the close of the next annual meeting of shareholders of the company.

Limit on number appointed

(3) The total number of directors appointed under subsection (1) may not exceed one third of the number of directors elected at the previous annual meeting of shareholders of the company.

1997, c. 15, s. 356.

Nominations entre les assemblées annuelles

183.1 (1) Les administrateurs peuvent nommer des administrateurs supplémentaires si les règlements administratifs en prévoient la possibilité et prévoient également un nombre minimal et maximal d’administrateurs.

Mandat

(2) Le mandat d’un administrateur ainsi nommé expire au plus tard à la clôture de l’assemblée annuelle qui suit.

Limite quant au nombre

(3) Le nombre total des administrateurs ainsi nommés ne peut dépasser le tiers du nombre des administrateurs en fonction à la clôture de la dernière assemblée annuelle.

1997, ch. 15, art. 356.

Meetings of the Board

Meetings required

184 (1) The directors shall meet at least four times during each financial year.

Place for meetings

(2) The directors may meet at any place unless the by-laws provide otherwise.

Notice for meetings

(3) The notice for the meetings must be given as required by the by-laws.

1991, c. 45, s. 184; 1997, c. 15, s. 357.

Notice of meeting

185 (1) A notice of a meeting of directors shall specify each matter referred to in section 202 that is to be dealt with at the meeting but, unless the by-laws otherwise provide, need not otherwise specify the purpose of or the business to be transacted at the meeting.

Waiver of notice

(2) A director may in any manner waive notice of a meeting of directors and the attendance of a director at a meeting of directors is a waiver of notice of that meeting except where the director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Réunions du conseil d’administration

Nombre minimal de réunions

184 (1) Les administrateurs doivent se réunir au moins quatre fois par exercice.

Lieu

(2) Les administrateurs peuvent, sauf disposition contraire des règlements administratifs, se réunir dans le lieu de leur choix.

Avis

(3) L’avis de convocation se donne conformément aux règlements administratifs.

1991, ch. 45, art. 184; 1997, ch. 15, art. 357.

Avis de la réunion

185 (1) L’avis de convocation mentionne obligatoirement les questions tombant sous le coup de l’article 202 qui seront discutées à la réunion, mais, sauf disposition contraire des règlements administratifs, n’a besoin de préciser ni l’objet ni l’ordre du jour de la réunion.

Renonciation

(2) Les administrateurs peuvent renoncer à l’avis de convocation; leur présence à la réunion équivaut à une telle renonciation, sauf lorsqu’ils y assistent spécialement pour s’opposer aux délibérations au motif que la réunion n’est pas régulièrement convoquée.

Current to February 11, 2020	109	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Meetings of the Board	Réunions du conseil d’administration
Sections 185-187	Articles 185-187

Adjourned meeting

(3) Notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting was announced at the original meeting.

Quorum

186 (1) Subject to section 187, the number of directors referred to in subsection (2) constitutes a quorum at any meeting of directors or a committee of directors and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Idem

(2) The number of directors constituting a quorum at any meeting of directors or a committee of directors shall be

(a) a majority of the minimum number of directors required by this Act for the board of directors or a committee of directors; or

(b) such greater number of directors than the number calculated pursuant to paragraph (a) as may be established by the by-laws of the company.

Ajournement

(3) Il n’est pas nécessaire de donner avis de l’ajournement d’une réunion si les date, heure et lieu de la reprise sont annoncés lors de la réunion initiale.

Quorum

186 (1) Sous réserve de l’article 187, le nombre d’administrateurs prévu au paragraphe (2) constitue le quorum pour les réunions du conseil d’administration ou d’un comité d’administrateurs; lorsque celui-ci est atteint, les administrateurs peuvent exercer leurs pouvoirs, malgré toute vacance en leur sein.

Idem

(2) La majorité du nombre minimal d’administrateurs prévu par la présente loi pour le conseil d’administration, ou un comité d’administrateurs, ou le nombre supérieur fixé par règlement administratif, constitue le quorum.

Director continues to be present

(3) A director who is present at a meeting of directors or of a committee of directors but is not, in accordance with subsection 208(1), present at any particular time during the meeting is considered to be present for the purposes of this section.

1991, c. 45, s. 186; 2005, c. 54, s. 401.

Resident Canadian majority

187 (1) The directors of a company shall not transact business at a meeting of directors unless

(a) in the case of a company that is the subsidiary of a foreign institution, at least one half of the directors present are resident Canadians; and

(b) in the case of any other company, a majority of the directors present are resident Canadians.

Exception

(2) Despite subsection (1), the directors of a company may transact business at a meeting of directors without the required proportion of directors who are resident Canadians if

Présence continue

(3) L’administrateur qui s’absente temporairement d’une réunion du conseil d’administration ou d’un de ses comités en conformité avec le paragraphe 208(1) est réputé être présent pour l’application du présent article.

1991, ch. 45, art. 186; 2005, ch. 54, art. 401.

Majorité de résidents canadiens

187 (1) Les administrateurs ne peuvent délibérer en conseil que si :

a) dans le cas de la filiale d’une institution étrangère, au moins la moitié des présents sont des résidents canadiens;

b) dans les autres cas, la majorité des présents sont des résidents canadiens.

Exception

(2) Il peut cependant y avoir dérogation au paragraphe (1), lorsque les deux conditions suivantes sont réunies :

a) parmi les administrateurs absents, un résident canadien approuve les délibérations par écrit, par communication téléphonique ou électronique ou par tout autre moyen de communication;

Current to February 11, 2020	110	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Meetings of the Board	Réunions du conseil d’administration
Sections 187-188.1	Articles 187-188.1

(a) a director who is a resident Canadian unable to be present approves, in writing or by telephonic, electronic or other communications facilities, the business transacted at the meeting; and

(b) there would have been present the required proportion of directors who are resident Canadians had that director been present at the meeting.

1991, c. 45, s. 187; 2013, c. 33, s. 104.

b) la présence de cet administrateur aurait permis d’atteindre le nombre d’administrateurs requis.

1991, ch. 45, art. 187; 2013, ch. 33, art. 104.

Presence of unaffiliated director

187.1 (1) The directors of a company shall not transact business at a meeting of directors unless at least one of the directors who is not affiliated with the company is present.

Exception

(2) Despite subsection (1), the directors of a company may transact business at a meeting of directors if a director who is not affiliated with the company and who is not able to be present approves, in writing or by telephonic, electronic or other communications facilities, the business transacted at the meeting.

Exception

(3) Subsection (1) does not apply if all the voting shares of the company, other than directors’ qualifying shares, if any, are beneficially owned by a Canadian financial institution incorporated by or under an Act of Parliament.

2001, c. 9, s. 501.

Electronic meeting

188 (1) Subject to the by-laws of a company, a meeting of directors or of a committee of directors may be held by means of such telephonic, electronic or other communications facilities as permit all persons participating in the meeting to communicate adequately with each other during the meeting.

Deemed present

(2) A director participating in a meeting by any means referred to in subsection (1) is deemed for the purposes of this Act to be present at that meeting.

Resolution outside board meeting

188.1 (1) A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors is as valid as if it had been passed at a meeting of directors.

Présence d’un administrateur qui n’est pas du groupe

187.1 (1) Les administrateurs ne peuvent délibérer en conseil que si au moins un administrateur qui n’est pas du groupe de la société est présent.

Exception

(2) Il peut cependant y avoir dérogation au paragraphe (1) si un administrateur absent qui n’est pas du groupe de la société approuve les délibérations par écrit, par communication téléphonique ou électronique ou par tout autre moyen de communication.

Exception

(3) Le paragraphe (1) ne s’applique pas dans le cas où une institution financière canadienne constituée sous le régime d’une loi fédérale détient la propriété effective de toutes les actions avec droit de vote de la société, à l’exception des actions d’éligibilité au conseil.

2001, ch. 9, art. 501.

Participation par téléphone

188 (1) Sous réserve des règlements administratifs, une réunion du conseil ou d’un de ses comités peut se tenir par tout moyen de communication téléphonique ou électronique ou par tout autre moyen permettant à tous les participants de communiquer adéquatement entre eux.

Présomption de présence

(2) Les administrateurs qui participent à une réunion selon les modes prévus au paragraphe (1) sont réputés, pour l’application de la présente loi, y être présents.

Résolution tenant lieu de réunion

188.1 (1) La résolution écrite, signée de tous les administrateurs habiles à voter en l’occurrence lors de la réunion, a la même valeur que si elle avait été adoptée lors de la réunion.

Current to February 11, 2020	111	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Meetings of the Board	Réunions du conseil d’administration
Sections 188.1-189	Articles 188.1-189

Filing directors’ resolution

(2) A copy of the resolution referred to in subsection (1) shall be kept with the minutes of the proceedings of the directors.

Resolution outside committee meeting

(3) A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of a committee of directors, other than a resolution of the audit committee in carrying out its duties under subsection 198(3) or a resolution of the conduct review committee in carrying out its duties under subsection 199(3), is as valid as if it had been passed at a meeting of that committee.

Filing committee resolution

(4) A copy of the resolution referred to in subsection (3) shall be kept with the minutes of the proceedings of that committee.

Evidence

(5) Unless a ballot is demanded, an entry in the minutes of a meeting that the chairperson declared a resolution to be carried or defeated is in the absence of evidence to the contrary proof of that fact without proof of the number or proportion of votes recorded in favour of or against the resolution.

1997, c. 15, s. 358; 2005, c. 54, s. 402.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) doit être conservé avec les procès-verbaux des réunions des administrateurs.

Résolution tenant lieu de réunion d’un comité

(3) La résolution écrite, signée de tous les administrateurs habiles à voter en l’occurrence lors de la réunion d’un comité du conseil d’administration — à l’exception d’une résolution du comité de vérification ou du comité de révision dans le cadre des paragraphes 198(3) ou 199(3) — , a la même valeur que si elle avait été adoptée lors de la réunion.

Dépôt de la résolution

(4) Un exemplaire des résolutions visées au paragraphe (3) doit être conservé avec les procès-verbaux des réunions du comité du conseil d’administration.

Preuve

(5) Sauf si un vote par scrutin est demandé, l’inscription au procès-verbal de la réunion précisant que le président a déclaré une résolution adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver le nombre ou la proportion des voix en faveur de cette résolution ou contre elle.

1997, ch. 15, art. 358; 2005, ch. 54, art. 402.

Dissent of director

189 (1) A director of a company who is present at a meeting of directors or a committee of directors is deemed to have consented to any resolution passed or action taken at that meeting unless

(a) the director requests that the director’s dissent be entered or the director’s dissent is entered in the minutes of the meeting;

(b) the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(c) the director sends the director’s dissent by registered mail or delivers it to the head office of the company immediately after the meeting is adjourned.

Loss of right to dissent

(2) A director of a company who votes for or consents to a resolution is not entitled to dissent under subsection (1).

Dissent of absent director

(3) A director of a company who is not present at a meeting at which a resolution is passed or action taken is

Désaccord

189 (1) L’administrateur présent à une réunion du conseil ou d’un comité de celui-ci est réputé avoir acquiescé à toutes les résolutions adoptées ou à toutes les mesures prises, sauf si, selon le cas :

a) son désaccord est consigné au procès-verbal ou il demande qu’il y soit consigné;

b) il a exprimé son désaccord dans un document envoyé au secrétaire de la réunion avant l’ajournement de celle-ci;

c) il exprime son désaccord dans un document qu’il remet ou envoie — par courrier recommandé — , au siège de la société, immédiatement après l’ajournement de la réunion.

Perte du droit au désaccord

(2) Le paragraphe (1) ne s’applique toutefois pas dans le cas où l’administrateur a approuvé — par vote ou acquiescement — l’adoption d’une résolution.

Désaccord d’un administrateur absent

(3) L’administrateur absent d’une réunion est réputé avoir acquiescé à toute résolution ou mesure adoptée à

Current to February 11, 2020	112	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Meetings of the Board	Réunions du conseil d’administration
Sections 189-192	Articles 189-192

deemed to have consented thereto unless, within seven days after the director becomes aware of the resolution, the director

(a) causes the director’s dissent to be placed with the minutes of the meeting; or

(b) sends the director’s dissent by registered mail or delivers it to the head office of the company.

Record of attendance

190 (1) A company shall keep a record of the attendance at each meeting of directors and each committee meeting of directors.

Statement to shareholders

(2) A company shall attach to the notice of each annual meeting it sends to its shareholders a statement showing, in respect of the financial year immediately preceding the meeting, the total number of directors’ meetings and directors’ committee meetings held during the financial year and the number of those meetings attended by each director.

1991, c. 45, s. 190; 1997, c. 15, s. 359.

Meeting required by Superintendent

191 (1) Where in the opinion of the Superintendent it is necessary, the Superintendent may, by notice in writing, require a company to hold a meeting of directors of the company to consider the matters set out in the notice.

Attendance of Superintendent

(2) The Superintendent may attend and be heard at a meeting referred to in subsection (1).

l’occasion de celle-ci, sauf si, dans les sept jours suivant la date où il a pris connaissance de cette résolution, il fait :

a) soit consigner son désaccord au procès-verbal de la réunion;

b) soit remettre ou envoyer — par courrier recommandé — au siège de la société le document dans lequel il exprime son désaccord.

Registre de présence

190 (1) La société doit tenir un registre de présence des administrateurs qui participent aux réunions du conseil d’administration ou de ses comités.

Envoi aux actionnaires

(2) La société joint à l’avis d’assemblée annuelle envoyé à chaque actionnaire un extrait du registre indiquant le nombre total des réunions du conseil d’administration ou de ses comités et le nombre auquel chaque administrateur a assisté au cours de l’exercice précédent.

1991, ch. 45, art. 190; 1997, ch. 15, art. 359.

Réunion convoquée par le surintendant

191 (1) Le surintendant peut, s’il l’estime nécessaire, exiger, par avis écrit, qu’une société tienne une réunion du conseil pour étudier les questions précisées dans l’avis.

Présence du surintendant

(2) Le surintendant a le droit d’assister à une telle réunion et d’y prendre la parole.

By-laws

By-laws

192 (1) Unless this Act otherwise provides, the directors of a company may by resolution make, amend or repeal any by-law that regulates the business or affairs of the company.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment to or a repeal of a by-law, that is made under subsection (1) to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the by-law, amendment or repeal.

Règlements administratifs

Règlements administratifs

192 (1) Sauf disposition contraire de la présente loi, les administrateurs peuvent, par résolution, prendre, modifier ou révoquer tout règlement administratif régissant tant l’activité commerciale que les affaires internes de la société.

Approbation des actionnaires

(2) Le cas échéant, les administrateurs soumettent les mesures prises, dès l’assemblée suivante, aux actionnaires, qui peuvent, par résolution, les confirmer ou les modifier.

Current to February 11, 2020	113	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
By-laws	Règlements administratifs
Sections 192-195	Articles 192-195

Effective date of by-law

(3) Unless this Act otherwise provides, a by-law, or an amendment to or a repeal of a by-law, is effective from the date of the resolution of the directors under subsection (1) until it is confirmed, confirmed as amended or rejected by the shareholders under subsection (2) or until it ceases to be effective under subsection (4) and, where the by-law is confirmed, or confirmed as amended, it continues in effect in the form in which it was so confirmed.

Date d’effet

(3) Sauf disposition contraire de la présente loi, les mesures prennent effet à compter de la date de la résolution des administrateurs. Après confirmation ou modification par les actionnaires, elles demeurent en vigueur dans leur version initiale ou modifiée, selon le cas; elles cessent d’avoir effet en cas d’application du paragraphe (4).

Effect where no shareholder approval

(4) If a by-law, or an amendment to or a repeal of a bylaw, is rejected by the shareholders, or is not submitted to the shareholders by the directors as required under subsection (2), the by-law, amendment or repeal ceases to be effective from the date of its rejection or the date of the next meeting of shareholders, as the case may be, and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed, or confirmed as amended, by the shareholders.

Idem

(4) Les mesures cessent d’avoir effet après leur rejet par les actionnaires ou, en cas d’inobservation du paragraphe (2) par les administrateurs, à compter de la date de l’assemblée des actionnaires suivante; toute résolution ultérieure des administrateurs, visant essentiellement le même but, ne peut entrer en vigueur qu’après sa confirmation ou sa modification par les actionnaires.

Shareholder proposal of by-law

193 A shareholder entitled to vote at an annual meeting of shareholders may, in accordance with sections 146 and 147, make a proposal to make, amend or repeal a by-law.

By-laws of former-Act company

194 Subject to section 195, where a by-law of a former-Act company is in effect on the coming into force of this section, the by-law continues in effect until amended or repealed, unless it is contrary to a provision of this Act.

By-laws re remuneration

195 (1) A by-law of a company respecting the remuneration of the directors of the company, as directors, that is in effect on the coming into force of this section ceases to have effect on the day on which the first annual meeting is held following the coming into force of this section.

Existing by-laws

(2) A by-law made by the directors of a company under section 29 of the Trust Companies Act or section 29 of the Loan Companies Act as that section read immediately before the coming into force of this section, and not confirmed by the shareholders of the company in accordance with that section on or before the coming into force of this section, continues to have effect, unless it is contrary to the provisions of this Act, until the first meeting of the shareholders following the coming into force of this section.

Proposition d’un actionnaire

193 Tout actionnaire habile à voter à une assemblée annuelle peut, conformément aux articles 146 et 147, proposer la prise, la modification ou la révocation d’un règlement administratif.

Règlements administratifs des sociétés antérieures

194 Sous réserve de l’article 195, tout règlement administratif d’une société antérieure applicable à l’entrée en vigueur du présent article continue de s’appliquer, dans la mesure où il est compatible avec la présente loi, tant qu’il n’est pas modifié ou révoqué.

Rémunération

195 (1) Tout règlement administratif relatif à la rémunération des administrateurs en tant que tels cesse d’avoir effet à compter de la date de la première assemblée annuelle qui suit l’entrée en vigueur du présent article.

Règlement administratif existant

(2) Tout règlement administratif pris par les administrateurs aux termes de l’article 29 de la Loi sur les sociétés de fiducie ou de l’article 29 de la Loi sur les sociétés de prêt, dans sa version précédant l’entrée en vigueur du présent article, et non encore confirmé par les actionnaires conformément à l’article 29 de l’une ou l’autre de ces lois à l’entrée en vigueur du présent article, demeure en vigueur, sauf incompatibilité avec la présente loi, jusqu’à la première assemblée des actionnaires qui suit.

Current to February 11, 2020	114	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
By-laws	Règlements administratifs
Sections 195-198	Articles 195-198

Shareholder approval

(3) A by-law referred to in subsection (2) shall be submitted to the shareholders at the first meeting of shareholders following the coming into force of this section.

Existing resolutions

(4) Where the remuneration of directors of a former-Act company was, immediately prior to the coming into force of this section, fixed by a resolution of the directors, that resolution continues to have effect, unless it is contrary to the provisions of this Act, until the first meeting of the shareholders following the coming into force of this section.

Application of ss. 192(3) and (4) and 193

(5) Subsections 192(3) and (4) and section 193 apply in respect of a by-law referred to in this section as if it were a by-law made under section 192.

Deemed by-laws

196 (1) Any matter provided for in the incorporating instrument of a former-Act company on the coming into force of this section or of a body corporate continued as a company under this Act at the time of continuance that, under this Act, would be provided for in the by-laws of a company is deemed to be provided for in the by-laws of the company.

By-law prevails

(2) Where a by-law of the company made in accordance with sections 192 and 193 amends or repeals any matter referred to in subsection (1), the by-law prevails.

Committees of the Board

Committees

197 The directors of a company may appoint from their number, in addition to the committees referred to in subsection 161(2), such other committees as they deem necessary and, subject to section 202, delegate to those committees such powers of the directors, and assign to those committees such duties, as the directors consider appropriate.

Audit committee

198 (1) The audit committee of a company shall consist of at least three directors.

Approbation des actionnaires

(3) Les règlements administratifs visés au paragraphe (2) doivent être soumis à l’approbation des actionnaires à leur première assemblée suivant l’entrée en vigueur du présent article.

Résolutions existantes

(4) En cas de fixation, avant l’entrée en vigueur du présent article, de la rémunération des administrateurs d’une société antérieure par résolution du conseil, celle-ci demeure en vigueur, sauf incompatibilité avec la présente loi, jusqu’à la première assemblée des actionnaires qui suit.

Application des paragraphes 192(3) et (4) et de l`article 193

(5) Les paragraphes 192(3) et (4) et l’article 193 s’appliquent aux règlements administratifs visés au présent article comme s’il s’agissait de règlements administratifs pris aux termes de l’article 192.

Présomption

196 (1) Les règlements administratifs de la société sont réputés prévoir les questions que, aux termes de la présente loi, ils devraient traiter et qui étaient prévues dans l’acte constitutif d’une société antérieure, à l’entrée en vigueur du présent article, ou d’une personne morale prorogée comme société en vertu de la présente loi, à la date de prorogation.

Abrogation ou modification

(2) En cas de modification ou d’abrogation de ces questions, par un règlement administratif de la société pris conformément aux articles 192 et 193, c’est ce dernier qui prévaut.

Comités du conseil d’administration

Comités

197 Outre les comités visés au paragraphe 161(2), les administrateurs peuvent, en tant que de besoin, constituer d’autres comités et, sous réserve de l’article 202, leur déléguer les pouvoirs ou fonctions qu’ils estiment appropriés.

Comité de vérification

198 (1) Le comité de vérification se compose d’au moins trois administrateurs.

Current to February 11, 2020	115	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Committees of the Board	Comités du conseil d’administration
Sections 198-199	Articles 198-199

Membership

(2) A majority of the members of the audit committee must consist of directors who are not persons affiliated with the company and none of the members of the audit committee may be officers or employees of the company or a subsidiary of the company.

Duties of audit committee

(3) The audit committee of a company shall

(a) review the annual statement of the company before the annual statement is approved by the directors;

(b) review such returns of the company as the Superintendent may specify;

(c) require the management of the company to implement and maintain appropriate internal control procedures;

(c.1) review, evaluate and approve those procedures;

(d) review such investments and transactions that could adversely affect the well-being of the company as the auditor or any officer of the company may bring to the attention of the committee;

(e) meet with the auditor to discuss the annual statement and the returns and transactions referred to in this subsection; and

(f) meet with the chief internal auditor of the company, or the officer or employee of the company acting in a similar capacity, and with management of the company, to discuss the effectiveness of the internal control procedures established for the company.

Composition

(2) La majorité des membres du comité de vérification doit être constituée d’administrateurs qui n’appartiennent pas au groupe de la société; aucun employé ou dirigeant de la société ou d’une filiale de celle-ci ne peut être membre du comité de vérification.

Fonctions du comité

(3) Le comité de vérification a pour tâche de :

a) passer en revue le rapport annuel de la société avant son approbation par les administrateurs;

b) revoir tout relevé de la société précisé par le surintendant;

c) requérir la direction de mettre en place des mécanismes appropriés de contrôle interne;

c.1) revoir, évaluer et approuver ces mécanismes;

d) vérifier tous placements et opérations susceptibles de nuire à la bonne situation financière de la société et portés à son attention par le vérificateur ou un dirigeant;

e) rencontrer le vérificateur pour discuter du rapport annuel, des relevés ou des opérations visés au présent paragraphe;

f) rencontrer le vérificateur en chef interne ou un dirigeant ou employé de la société exerçant des fonctions analogues, ainsi que la direction de la société, pour discuter de l’efficacité des mécanismes de contrôle interne mis en place par celle-ci.

Report

(4) In the case of the annual statement and returns of a company that under this Act must be approved by the directors of the company, the audit committee of the company shall report thereon to the directors before the approval is given.

Required meeting of directors

(5) The audit committee of a company may call a meeting of the directors of the company to consider any matter of concern to the committee.

1991, c. 45, s. 198; 1997, c. 15, s. 360.

Conduct review committee

199 (1) The conduct review committee of a company shall consist of at least three directors.

Rapport

(4) Le comité fait son rapport sur le rapport annuel et les relevés avant que ceux-ci ne soient approuvés par les administrateurs conformément à la présente loi.

Réunion des administrateurs

(5) Le comité de vérification peut convoquer une réunion des administrateurs afin d’étudier les questions qui l’intéressent.

1991, ch. 45, art. 198; 1997, ch. 15, art. 360.

Comité de révision

199 (1) Le comité de révision se compose d’au moins trois administrateurs.

Current to February 11, 2020	116	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Committees of the Board	Comités du conseil d’administration
Section 199	Article 199

Membership

(2) A majority of the members of the conduct review committee of a company must consist of directors who are not persons affiliated with the company and none of the members of the conduct review committee may be officers or employees of the company or a subsidiary of the company.

Composition

(2) La majorité des membres du comité de révision doit être constituée d’administrateurs qui n’appartiennent pas au groupe de la société; aucun employé ou dirigeant de la société ou d’une filiale de celle-ci ne peut être membre du comité de révision.

Duties of conduct review committee

(3) The conduct review committee of a company shall

(a) require the management of the company to establish procedures for complying with Part XI;

(b) review those procedures and their effectiveness in ensuring that the company is complying with Part XI;

(b.1) if a widely held bank holding company or a widely held insurance holding company has a significant interest in any class of shares of the company,

(i) establish policies for entering into transactions referred to in subsection 483.1(1), and

(ii) review transactions referred to in subsection 483.3(1); and

(c) review the practices of the company to ensure that any transactions with related parties of the company that may have a material effect on the stability or solvency of the company are identified.

Fonctions du comité

(3) Le comité de révision a pour tâche de :

a) requérir la direction de mettre en place des mécanismes visant à l’observation de la partie XI;

b) revoir ces mécanismes et leur efficacité pour le suivi de l’observation de la partie XI;

b.1) si une société de portefeuille bancaire ou une société de portefeuille d’assurances à participation multiple a un intérêt substantiel dans une catégorie d’actions de la société :

(i) établir des principes pour les opérations visées au paragraphe 483.1(1),

(ii) examiner les opérations visées au paragraphe 483.3(1);

c) revoir les pratiques de la société afin de s’assurer que les opérations effectuées avec des apparentés et susceptibles de porter atteinte à la solvabilité ou à la stabilité de cette dernière soient identifiées.

Company report to Superintendent

(4) A company shall report to the Superintendent on the mandate and responsibilities of the conduct review committee and the procedures referred to in paragraph (3)(a).

Committee report to directors

(5) After each meeting of the conduct review committee of a company, the committee shall report to the directors of the company on matters reviewed by the committee.

Directors’ report to Superintendent

(6) Within ninety days after the end of each financial year, the directors of a company shall report to the Superintendent on what the conduct review committee did during the year in carrying out its responsibilities under subsection (3).

1991, c. 45, s. 199; 1997, c. 15, s. 361; 2001, c. 9, s. 502.

Rapport au surintendant

(4) La société fait rapport au surintendant du mandat et des responsabilités du comité de révision, ainsi que des mécanismes visés à l’alinéa (3)a).

Rapport aux administrateurs

(5) Après chaque réunion, le comité de révision fait rapport aux administrateurs des questions étudiées par ce dernier.

Rapport des administrateurs au surintendant

(6) Dans les quatre-vingt-dix jours qui suivent la fin de chaque exercice, les administrateurs de la société font rapport au surintendant des activités du comité de révision au cours de l’exercice dans le cadre des tâches prévues au paragraphe (3).

1991, ch. 45, art. 199; 1997, ch. 15, art. 361; 2001, ch. 9, art. 502.

Current to February 11, 2020	117	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Directors and Officers — Authority	Mandat des administrateurs et dirigeants
Sections 200-202	Articles 200-202

Directors and Officers — Authority

Chief executive officer

200 (1) The directors of a company shall appoint from their number a chief executive officer who must be ordinarily resident in Canada and, subject to section 202, may delegate to that officer any of the powers of the directors.

Exception

(2) Subsection (1) does not apply in respect of a former-Act company whose shareholders are confined to entities incorporated or formed by or under an Act of Parliament or of the legislature of a province that are, in the opinion of the directors, operating as credit unions or cooperative associations.

Appointment of officers

201 (1) The directors of a company may, subject to the by-laws, designate the offices of the company, appoint officers thereto, specify the duties of those officers and delegate to them powers, subject to section 202, to manage the business and affairs of the company.

Directors as officers

(2) Subject to section 168, a director of a company may be appointed to any office of the company.

Two or more offices

(3) Two or more offices of a company may be held by the same person.

Mandat des administrateurs et dirigeants

Premier dirigeant

200 (1) Le conseil d’administration choisit en son sein un premier dirigeant, qui doit résider habituellement au Canada et à qui, sous réserve de l’article 202, il peut déléguer ses pouvoirs.

Exception

(2) Le paragraphe (1) ne s’applique pas à la société antérieure dont les seuls actionnaires sont des personnes morales ou des entités constituées en personne morale ou formées sous le régime d’une loi fédérale ou provinciale et qui sont de l’avis du conseil d’administration, exploitées à titre de caisses populaires ou d’associations coopératives.

Nomination des dirigeants

201 (1) Les administrateurs d’une société peuvent, sous réserve des règlements administratifs, créer les postes de direction, en nommer les titulaires, préciser les fonctions de ceux-ci et leur déléguer les pouvoirs nécessaires, sous réserve de l’article 202, pour gérer l’activité commerciale et les affaires internes de la société.

Administrateurs et dirigeants

(2) Sous réserve de l’article 168, un administrateur peut être nommé à n’importe quel poste de direction.

Cumul de postes

(3) La même personne peut occuper plusieurs postes de direction.

Limits on power to delegate

202 The directors of a company may not delegate any of the following powers, namely, the power to

(a) submit to the shareholders a question or matter requiring the approval of the shareholders;

(b) fill a vacancy among the directors, on a committee of directors or in the office of auditor, or appoint additional directors;

(c) issue or cause to be issued securities, including an issue of shares of a series that is authorized in accordance with section 65, except in accordance with any authorization made by the directors;

(d) declare a dividend;

Interdictions

202 Les administrateurs ne peuvent déléguer aucun des pouvoirs suivants :

a) soumettre à l’examen des actionnaires des questions qui requièrent l’approbation de ces derniers;

b) combler les vacances au sein du conseil d’administration ou d’un de ses comités, pourvoir le poste vacant de vérificateur ou nommer des administrateurs supplémentaires;

c) émettre ou faire émettre des valeurs mobilières, notamment des actions d’une série visée à l’article 65, sauf en conformité avec l’autorisation des administrateurs;

d) déclarer des dividendes;

Current to February 11, 2020	118	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Directors and Officers — Authority	Mandat des administrateurs et dirigeants
Sections 202-205	Articles 202-205

(e) authorize the redemption or other acquisition by the company pursuant to section 74 of shares issued by the company;

(f) authorize the payment of a commission on a share issue;

(g) approve a management proxy circular;

(h) except as provided in this Act, approve the annual statement of the company and any other financial statements issued by the company; or

(i) adopt, amend or repeal by-laws.

1991, c. 45, s. 202; 1997, c. 15, s. 362; 2005, c. 54, s. 403.

e) autoriser l’acquisition par la société en vertu de l’article 74, notamment par rachat, des actions émises par elle;

f) autoriser le versement d’une commission sur une émission d’actions;

g) approuver les circulaires de la direction sollicitant des procurations;

h) sauf disposition contraire de la présente loi, approuver le rapport annuel ou les autres états financiers de la société;

i) prendre, modifier ou révoquer des règlements administratifs.

1991, ch. 45, art. 202; 1997, ch. 15, art. 362; 2005, ch. 54, art. 403.

Exercise of trustee powers

203 (1) Where authorized to do so by a special resolution, the directors of a company that is a trust company pursuant to subsection 57(2) may delegate, with or without the power of sub-delegation, to the chief executive officer of the company, the exercise of all or any of the powers or authorities of the company, whether discretionary or otherwise, arising out of any will, trust, deed, contract or other instrument creating a trust.

Performance by company

(2) The exercise of any power or authority referred to in subsection (1) by the chief executive officer or that officer’s delegate, if any, constitutes an exercise of the power or authority by the company.

Remuneration of directors, officers and employees

204 (1) Subject to this section and the by-laws, the directors of a company may fix the remuneration of the directors, officers and employees of the company.

By-law required

(2) No remuneration shall be paid to a director as director until a by-law fixing the aggregate of all amounts that may be paid to all directors in respect of directors’ remuneration during a fixed period of time has been confirmed by special resolution.

1991, c. 45, s. 204; 1994, c. 26, s. 74.

Validity of acts

205 (1) An act of a director or an officer of a company is valid notwithstanding a defect in the director’s qualification or an irregularity in the director’s election or in the appointment of the director or officer.

Exercice des pouvoirs de fiduciaire

203 (1) Lorsqu’une résolution extraordinaire les y autorise, les administrateurs d’une société de fiducie au sens du paragraphe 57(2) peuvent déléguer au premier dirigeant de la société, avec ou sans pouvoir de sous-délégation, l’exercice total ou partiel des pouvoirs discrétionnaires ou autres de la société pouvant découler d’un testament, d’une fiducie, d’un contrat ou de tout autre acte juridique créant une fiducie.

Exécution

(2) L’exercice de ces pouvoirs par le premier dirigeant ou son délégué s’assimile à leur exercice par la société.

Rémunération

204 (1) Sous réserve des autres dispositions du présent article et des règlements administratifs, les administrateurs peuvent fixer leur propre rémunération ainsi que celle des dirigeants et des employés de la société.

Règlement administratif obligatoire

(2) Les administrateurs ne peuvent, en tant que tels, toucher aucune rémunération tant qu’un règlement administratif, fixant le montant global qui peut leur être versé à ce titre pour une période déterminée, n’a pas été approuvé par résolution extraordinaire.

1991, ch. 45, art. 204; 1994, ch. 26, art. 74.

Validité des actes

205 (1) Les actes des administrateurs ou des dirigeants sont valides malgré l’irrégularité de leur élection ou nomination, ou leur inhabilité.

Current to February 11, 2020	119	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Directors and Officers — Authority	Mandat des administrateurs et dirigeants
Sections 205-207	Articles 205-207

Idem

(2) An act of the board of directors of a company is valid notwithstanding a defect in the composition of the board or an irregularity in the election of the board or in the appointment of a member of the board.

Right to attend meetings

206 A director of a company is entitled to attend and to be heard at every meeting of shareholders.

Idem

(2) Les actes du conseil d’administration sont valides malgré l’irrégularité de sa composition ou de son élection ou de la nomination d’un de ses membres.

Présence aux assemblées

206 Les administrateurs ont le droit d’assister à toutes les assemblées des actionnaires et d’y prendre la parole.

Conflicts of Interest

Disclosure of interest

207 (1) A director or officer of a company shall disclose to the company, in writing or by requesting to have it entered in the minutes of a meeting of directors or a meeting of a committee of directors, the nature and extent of any interest they have in a material contract or material transaction with the company, whether entered into or proposed, if they

(a) are a party to the contract or transaction;

(b) are a director or officer of a party to the contract or transaction or a person acting in a similar capacity; or

(c) have a material interest in a party to the contract or transaction.

Conflits d’intérêts

Communication des intérêts

207 (1) L’administrateur ou le dirigeant communique par écrit à la société ou demande que soient consignées au procès-verbal d’une réunion du conseil d’administration ou d’un de ses comités la nature et l’étendue de son intérêt dans tout contrat ou opération d’importance avec elle, en cours ou projeté, dans l’un ou l’autre des cas suivants :

a) il est partie à ce contrat ou à cette opération;

b) il est l’administrateur ou le dirigeant — ou une personne qui agit en cette qualité — d’une partie à un tel contrat ou à une telle opération;

c) il possède un intérêt important dans une partie à un tel contrat ou à une telle opération.

Time of disclosure — director

(2) The disclosure shall be made in the case of a director

(a) at the meeting of directors, or of a committee of directors, at which the proposed contract or transaction is first considered;

(b) if at the time of the meeting referred to in paragraph (a) the director was not interested in the proposed contract or transaction, at the first one after they become interested in it;

(c) if the director becomes interested after a contract or transaction is entered into, at the first one after they become interested; or

(d) if a person who is interested in a contract or transaction becomes a director, at the first one after they become a director.

Time of disclosure — officer

(3) The disclosure shall be made in the case of an officer who is not a director

Moment de la communication : administrateur

(2) L’administrateur effectue la communication lors de la première réunion du conseil d’administration ou d’un de ses comités :

a) au cours de laquelle le projet de contrat ou d’opération est étudié;

b) qui suit le moment où il acquiert un intérêt dans le projet de contrat ou d’opération, s’il n’en avait pas lors de la réunion visée à l’alinéa a);

c) qui suit le moment où il acquiert un intérêt dans un contrat déjà conclu ou une opération déjà effectuée;

d) qui suit le moment où il devient administrateur, s’il le devient après l’acquisition de l’intérêt.

Moment de la communication : dirigeant

(3) Le dirigeant qui n’est pas administrateur effectue la communication immédiatement après qu’un des événements suivants se produit :

Current to February 11, 2020	120	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Conflicts of Interest	Conflits d’intérêts
Sections 207-208	Articles 207-208

(a) immediately after they become aware that the contract, transaction, proposed contract or proposed transaction is to be considered or has been considered at a meeting of directors or of a committee of directors;

(b) if they become interested after the contract or transaction is entered into, immediately after they become interested; or

(c) if a person who is interested in a contract or transaction becomes an officer, immediately after they become an officer.

a) il apprend que le contrat ou l’opération, en cours ou projeté, a été ou sera examiné lors d’une réunion du conseil d’administration ou d’un de ses comités;

b) il acquiert un intérêt dans un contrat déjà conclu ou une opération déjà effectuée;

c) il devient dirigeant après avoir acquis l’intérêt.

Time of disclosure — contract not requiring approval

(4) If the material contract or material transaction, whether entered into or proposed, is one that in the ordinary course of the company’s business would not require approval by the directors or shareholders, the director or officer shall disclose to the company, in writing or by requesting to have it entered in the minutes of a meeting of directors or of a committee of directors, the nature and extent of their interest immediately after they become aware of the contract or transaction.

1991, c. 45, s. 207; 2005, c. 54, s. 404.

Director to abstain

208 (1) A director who is required to make a disclosure under subsection 207(1) shall not be present at any meeting of directors, or of a committee of directors, while the contract or transaction is being considered or vote on any resolution to approve it unless the contract or transaction

(a) relates primarily to their remuneration as a director, officer, employee or agent of the company, an entity controlled by the company or an entity in which the company has a substantial investment;

(b) is for indemnity under section 217 or insurance under section 218; or

(c) is with an affiliate of the company.

Ineligibility

(2) Any director who knowingly contravenes subsection (1) ceases to hold office as director and is not eligible, for a period of five years after the date on which the contravention occurred, for election or appointment as a director of any financial institution that is incorporated or formed by or under an Act of Parliament.

Moment de la communication

(4) L’administrateur ou le dirigeant doit, dès qu’il a connaissance d’un contrat ou d’une opération d’importance, en cours ou projeté, qui, dans le cadre de l’activité commerciale normale de la société ne requiert l’approbation ni des administrateurs ni des actionnaires, communiquer par écrit à la société ou demander que soient consignées au procès-verbal d’une réunion du conseil d’administration ou d’un de ses comités la nature et l’étendue de son intérêt dans le contrat ou l’opération.

1991, ch. 45, art. 207; 2005, ch. 54, art. 404.

Vote

208 (1) L’administrateur visé au paragraphe 207(1) s’absente de la réunion du conseil d’administration ou d’un de ses comités pendant que le contrat ou l’opération est étudié et s’abstient de voter sur la résolution présentée pour les faire approuver, sauf s’il s’agit d’un contrat ou d’une opération :

a) portant essentiellement sur sa rémunération en qualité d’administrateur, de dirigeant, d’employé ou de mandataire de la société ou d’une entité contrôlée par la société ou dans laquelle elle détient un intérêt de groupe financier;

b) portant sur l’indemnité prévue à l’article 217 ou l’assurance prévue à l’article 218;

c) conclu avec une entité du groupe de la société.

Inéligibilité

(2) L’administrateur qui, sciemment, contrevient au paragraphe (1) cesse d’occuper son poste et devient inéligible à la charge d’administrateur d’une institution financière constituée en personne morale ou formée sous le régime d’une loi fédérale pendant les cinq ans qui suivent.

Current to February 11, 2020	121	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Conflicts of Interest	Conflits d’intérêts
Sections 208-210	Articles 208-210

Validity of acts

(3) An act of the board of directors of a company or of a committee of the board of directors is not invalid because a person acting as a director had ceased under subsection (2) to hold office as a director.

1991, c. 45, s. 208; 1997, c. 15, s. 363; 2005, c. 54, s. 405.

General notice

209 (1) For the purposes of subsection 207(1), a general notice to the directors declaring that a director or officer is to be regarded as interested for any of the following reasons in a contract or transaction entered into with a party is a sufficient declaration of interest in relation to any contract or transaction with that party:

(a) the director or officer is a director or officer of a party referred to in paragraph 207(1)(b) or (c) or a person acting in a similar capacity;

(b) the director or officer has a material interest in the party; or

(c) there has been a material change in the nature of the director’s or officer’s interest in the party.

Validité des actes de la société

(3) Les actes du conseil d’administration d’une société ou d’un comité de celui-ci ne sont pas nuls au seul motif que l’une des personnes agissant à titre d’administrateur a cessé, aux termes du paragraphe (2), d’occuper son poste.

1991, ch. 45, art. 208; 1997, ch. 15, art. 363; 2005, ch. 54, art. 405.

Avis général d’intérêt

209 (1) Pour l’application du paragraphe 207(1), constitue une communication suffisante de son intérêt dans un contrat ou une opération l’avis général que donne l’administrateur ou le dirigeant d’une société aux autres administrateurs et portant qu’il est administrateur ou dirigeant — ou qu’il agit en cette qualité — d’une partie visée aux alinéas 207(1)b) ou c), qu’il y possède un intérêt important ou qu’il y a eu un changement important de son intérêt dans celle-ci et qu’il doit être considéré comme ayant un intérêt dans tout contrat conclu avec elle ou opération effectuée avec elle.

Access to disclosures

(2) The shareholders of the company may examine the portions of any minutes of meetings of directors or committees of directors that contain disclosures under subsection 207(1), or the portions of any other documents that contain those disclosures, during the usual business hours of the company.

1991, c. 45, s. 209; 2005, c. 54, s. 406.

Avoidance standards

210 (1) A contract or transaction for which disclosure is required under subsection 207(1) is not invalid and a director or officer is not accountable to the company or its shareholders for any profit realized from it by reason only of the director’s or officer’s interest in the contract or transaction or the fact that the director was present or was counted to determine whether a quorum existed at the meeting of directors, or of a committee of directors, that considered it if

(a) the director or officer disclosed their interest in accordance with section 207 and subsection 209(1);

(b) the directors approved the contract or transaction; and

(c) the contract or transaction was reasonable and fair to the company at the time that it was approved.

Consultation

(2) Les actionnaires de la société peuvent consulter, pendant les heures normales d’ouverture de celle-ci, toute partie des procès-verbaux des réunions du conseil d’administration ou de ses comités ou de tout autre document dans lequel les intérêts d’un administrateur ou d’un dirigeant dans un contrat ou une opération sont communiqués en vertu du présent article.

1991, ch. 45, art. 209; 2005, ch. 54, art. 406.

Effet de la communication

210 (1) Le contrat ou l’opération assujetti à l’obligation de communication prévue au paragraphe 207(1) n’est pas entaché de nullité, et l’administrateur ou le dirigeant n’est pas tenu de rendre compte à la société ou ses actionnaires des bénéfices qu’il en a tirés, pour la seule raison qu’il a un intérêt dans le contrat ou l’opération ou que l’administrateur était présent à la réunion au cours de laquelle le contrat ou l’opération a été étudié ou que sa présence a permis d’en atteindre le quorum, si les conditions suivantes sont réunies :

a) l’administrateur ou le dirigeant a communiqué son intérêt conformément à l’article 207 et au paragraphe

209(1);

b) les administrateurs de la société ont approuvé le contrat ou l’opération;

Current to February 11, 2020	122	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Conflicts of Interest	Conflits d’intérêts
Sections 210-212	Articles 210-212

Confirmation by shareholders

(2) Even if the conditions set out in subsection (1) are not met, a director or officer acting honestly and in good faith is not accountable to the company or its shareholders for any profit realized from a contract or transaction for which disclosure was required and the contract or transaction is not invalid by reason only of the director’s or officer’s interest in it if

(a) the contract or transaction is approved or confirmed by special resolution at a meeting of shareholders;

(b) disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

(c) the contract or transaction was reasonable and fair to the company at the time that it was approved or confirmed.

1991, c. 45, s. 210; 2005, c. 54, s. 406.

c) au moment de son approbation, le contrat ou l’opération était équitable pour la société.

Confirmation par les actionnaires

(2) Même si les conditions visées au paragraphe (1) ne sont pas réunies, le contrat ou l’opération n’est pas entaché de nullité, et l’administrateur ou le dirigeant qui agit avec intégrité et bonne foi n’est pas tenu de rendre compte à la société ou ses actionnaires des bénéfices qu’il en a tirés, au seul motif qu’il a un intérêt dans le contrat ou l’opération, si les conditions suivantes sont réunies :

a) le contrat ou l’opération a été approuvé ou confirmé par résolution extraordinaire adoptée à une assemblée des actionnaires;

b) l’intérêt a été communiqué aux actionnaires de façon suffisamment claire pour en indiquer la nature et l’étendue avant l’approbation ou la confirmation du contrat ou de l’opération;

c) au moment de son approbation ou de sa confirmation, le contrat ou l’opération était équitable pour la société.

1991, ch. 45, art. 210; 2005, ch. 54, art. 406.

Court may set aside or require accounting

211 If a director or officer of a company fails to comply with any of sections 207 to 210, a court, on application of the company or any of its shareholders, may set aside the contract or transaction on any terms that the court thinks fit and may require the director or officer to account to the company for any profit or gain realized on it.

1991, c. 45, s. 211; 2005, c. 54, s. 406.

Liability, Exculpation and Indemnification

Director liability

212 (1) Directors of a company who vote for or consent to a resolution of the directors authorizing the issue of a share contrary to subsection 68(1) or the issue of subordinated indebtedness contrary to section 83 for a consideration other than money are jointly and severally, or sol-idarily, liable to the company to make good any amount by which the consideration received is less than the fair equivalent of the money that the company would have received if the share or subordinated indebtedness had been issued for money on the date of the resolution.

Further liability

(2) Directors of a company who vote for or consent to a resolution of the directors authorizing any of the

Ordonnance du tribunal

211 Le tribunal peut par ordonnance, sur demande de la société — ou d’un actionnaire de celle-ci — dont l’un des administrateurs ou dirigeants ne se conforme pas aux articles 207 à 210, annuler le contrat ou l’opération selon les modalités qu’il estime indiquées et enjoindre à l’administrateur ou au dirigeant de rendre compte à la société de tout bénéfice qu’il en a tiré.

1991, ch. 45, art. 211; 2005, ch. 54, art. 406.

Responsabilité, exonération et indemnisation

Responsabilité des administrateurs

212 (1) Les administrateurs qui, par vote ou acquiescement, approuvent l’adoption d’une résolution autorisant une émission d’actions contraire au paragraphe 68(1) ou une émission de titres secondaires contraire à l’article 83, en contrepartie d’un apport autre qu’en numéraire, sont solidairement tenus de verser à la société la différence entre la juste valeur de cet apport et celle de l’apport en numéraire qu’elle aurait dû recevoir à la date de la résolution.

Responsabilités supplémentaires

(2) Sont solidairement tenus de restituer à la société les sommes en cause non encore recouvrées et les sommes

Current to February 11, 2020	123	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Liability, Exculpation and Indemnification	Responsabilité, exonération et indemnisation
Sections 212-213	Articles 212-213

following are jointly and severally, or solidarily, liable to restore to the company any amounts so distributed or paid and not otherwise recovered by the company and any amounts in relation to any loss suffered by the company:

(a) a redemption or purchase of shares contrary to section 74;

(b) a reduction of capital contrary to section 78;

(c) a payment of a dividend contrary to section 82;

(d) a payment of an indemnity contrary to section 217; or

(e) any transaction contrary to Part XI.

1991, c. 45, s. 212; 2005, c. 54, s. 407(E).

perdues par elle les administrateurs qui ont, par vote ou acquiescement, approuvé l’adoption d’une résolution autorisant, selon le cas :

a) l’achat ou le rachat d’actions en violation de l’article 74;

b) la réduction du capital en violation de l’article 78;

c) le versement d’un dividende en violation de l’article

82;

d) le versement d’une indemnité en violation de l’article 217;

e) une opération contraire à la partie XI.

1991, ch. 45, art. 212; 2005, ch. 54, art. 407(A).

Contribution

213 (1) A director who has satisfied a judgment in relation to the director’s liability under section 212 is entitled to contribution from the other directors who voted for or consented to the unlawful act on which the judgment was founded.

Recovery

(2) A director who is liable under section 212 is entitled to apply to a court for an order compelling a shareholder or other person to pay or deliver to the director

(a) any money or property that was paid or distributed to the shareholder or other person contrary to section 74, 78, 82 or 217; or

(b) an amount equal to the value of the loss suffered by the company as a result of any transaction contrary to Part XI.

Répétition

213 (1) L’administrateur qui a satisfait au jugement rendu aux termes de l’article 212 peut répéter les parts des autres administrateurs qui ont, par vote ou acquiescement, approuvé l’adoption de la mesure illégale en cause.

Recours

(2) L’administrateur tenu responsable aux termes de l’article 212 a le droit de demander au tribunal une ordonnance obligeant toute personne, notamment un actionnaire, à lui remettre :

a) soit les fonds ou biens reçus en violation des articles 74, 78, 82 ou 217;

b) soit un montant égal à la valeur de la perte subie par la société et résultant de l’opération contraire à la partie XI.

Court order

(3) Where an application is made to a court under subsection (2), the court may, where it is satisfied that it is equitable to do so,

(a) order a shareholder or other person to pay or deliver to a director any money or property that was paid or distributed to the shareholder or other person contrary to section 74, 78, 82 or 217 or any amount referred to in paragraph (2)(b);

(b) order a company to return or issue shares to a person from whom the company has purchased, redeemed or otherwise acquired shares; or

(c) make any further order it thinks fit.

Ordonnance judiciaire

(3) Le tribunal peut, s’il est convaincu que cela est équitable :

a) ordonner aux personnes de remettre à l’administrateur les fonds ou biens reçus contrairement aux articles 74, 78, 82 ou 217 ou le montant visé à l’alinéa (2)b);

b) ordonner à la société de rétrocéder les actions à la personne de qui elle les a acquises, notamment par achat ou rachat, ou d’en émettre en sa faveur;

c) rendre toute autre ordonnance qu’il estime pertinente.

Current to February 11, 2020	124	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Liability, Exculpation and Indemnification	Responsabilité, exonération et indemnisation
Sections 214-215	Articles 214-215

Limitation

214 An action to enforce a liability imposed by section 212 may not be commenced after two years from the date of the resolution authorizing the action complained of.

Directors liable for wages

215 (1) Subject to subsections (2) and (3), the directors of a company are jointly and severally, or solidarily, liable to each employee of the company for all debts not exceeding six months wages payable to the employee for services performed for the company while they are directors.

Prescription

214 Les actions exercées relativement à la responsabilité prévue à l’article 212 se prescrivent par deux ans à compter de la date de la résolution autorisant l’acte incriminé.

Responsabilité des administrateurs envers les employés

215 (1) Sous réserve des paragraphes (2) et (3), les administrateurs sont solidairement responsables, envers chacun des employés de la société, des dettes liées aux services exécutés pour le compte de cette dernière pendant leur mandat, et ce jusqu’à concurrence de six mois de salaire.

Conditions precedent

(2) A director is not liable under subsection (1) unless

(a) the company has been sued for the debt within six months after it has become due and execution has been returned unsatisfied in whole or in part;

(b) the company has commenced liquidation and dissolution proceedings or has been dissolved and a claim for the debt has been proven within six months after the earlier of the date of commencement of the liquidation and dissolution proceedings and the date of dissolution; or

(c) a winding-up order has been issued in respect of the company under the Winding-up and Restructuring Act and a claim for the debt has been allowed or proven within six months after the issue of the winding-up order.

Conditions préalables

(2) La responsabilité définie au paragraphe (1) n’est toutefois engagée que dans l’un ou l’autre des cas suivants :

a) l’exécution n’a pu satisfaire au montant accordé par jugement, à la suite d’une action en recouvrement de la créance intentée contre la société dans les six mois de l’échéance;

b) l’existence de la créance est établie dans les six mois de la première des dates suivantes : celle du début des procédures de liquidation ou de dissolution de la société ou celle de sa dissolution;

c) l’existence de la créance est reconnue ou établie dans les six mois d’une ordonnance de liquidation frappant la société conformément à la Loi sur les liquidations et les restructurations.

Limitations

(3) A director is not liable under subsection (1) unless the director is sued for a debt referred to in that subsection while a director or within two years after the director has ceased to be a director.

Amount due after execution

(4) Where execution referred to in paragraph (2)(a) has issued, the amount recoverable from a director is the amount remaining unsatisfied after execution.

Subrogation of director

(5) Where a director of a company pays a debt referred to in subsection (1) that is proven in liquidation and dissolution or winding-up proceedings, the director is entitled to any preference that the employee would have been entitled to and, where a judgment has been obtained, the director is entitled to an assignment of the judgment.

Limite

(3) La responsabilité des administrateurs n’est engagée aux termes du paragraphe (1) que si l’action est intentée durant leur mandat ou dans les deux ans suivant la cessation de celui-ci.

Obligation après exécution

(4) Les administrateurs ne sont tenus que des sommes restant à recouvrer après l’exécution visée à l’alinéa (2)a).

Subrogation de l’administrateur

(5) L’administrateur qui acquitte les créances visées au paragraphe (1), dont l’existence est établie au cours d’une procédure de liquidation ou de dissolution, est subrogé aux titres de préférence de l’employé et, le cas échéant, aux droits constatés dans le jugement.

Current to February 11, 2020	125	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Liability, Exculpation and Indemnification	Responsabilité, exonération et indemnisation
Sections 215-217	Articles 215-217

Contribution entitlement

(6) A director of a company who has satisfied a claim under this section is entitled to a contribution from the other directors of the company who are liable for the claim.

1991, c. 45, s. 215; 1996, c. 6, s. 167; 2005, c. 54, s. 408(E).

Defence — due diligence

216 (1) A director, officer or employee of a company is not liable under section 212 or 215 or subsection 494(1) and has fulfilled their duty under subsection 162(2) if they exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the company that were represented to them by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of a person whose profession lends credibility to a statement made by them.

Répétition

(6) L’administrateur qui acquitte une créance conformément au présent article peut répéter les parts des administrateurs tenus également responsables.

1991, ch. 45, art. 215; 1996, ch. 6, art. 167; 2005, ch. 54, art. 408(A).

Défense de diligence raisonnable

216 (1) L’administrateur, le dirigeant ou l’employé n’engage pas sa responsabilité au titre des articles 212 ou 215 ou du paragraphe 494(1) et il s’est acquitté des devoirs imposés au paragraphe 162(2), s’il a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment en s’appuyant de bonne foi sur :

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent fidèlement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

Defence — good faith

(2) A director or officer of a company has fulfilled their duty under subsection 162(1) if they relied in good faith on

(a) financial statements of the company that were represented to them by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of a person whose profession lends credibility to a statement made by them.

1991, c. 45, s. 216; 2001, c. 9, s. 503; 2005, c. 54, s. 409.

Défense de bonne foi

(2) L’administrateur ou le dirigeant s’est acquitté des devoirs imposés au paragraphe 162(1), s’il s’appuie de bonne foi sur :

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent fidèlement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

1991, ch. 45, art. 216; 2001, ch. 9, art. 503; 2005, ch. 54, art. 409.

Indemnification

217 (1) A company may indemnify a director or officer of the company, a former director or officer of the company or another person who acts or acted, at the company’s request, as a director or officer of or in a similar capacity for another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of that association with the company or other entity.

Advances

(2) A company may advance amounts to the director, officer or other person for the costs, charges and expenses of a proceeding referred to in subsection (1). They shall repay the amounts if they do not fulfil the conditions set out in subsection (3).

Indemnisation

217 (1) La société peut indemniser ses administrateurs, ses dirigeants ou leurs prédécesseurs ainsi que les autres personnes qui, à sa demande, agissent ou ont agi à titre d’administrateur ou de dirigeant, ou en une qualité similaire, pour une autre entité, de tous leurs frais et dépenses raisonnables — y compris les sommes versées pour le règlement à l’amiable d’un procès ou l’exécution d’un jugement — entraînés par la tenue d’une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles ils étaient impliqués à ce titre.

Frais anticipés

(2) La société peut avancer des fonds pour permettre à toute personne visée au paragraphe (1) d’assumer les frais de sa participation à une procédure visée à ce paragraphe et les dépenses connexes, à charge de remboursement si les conditions énoncées au paragraphe (3) ne sont pas remplies.

Current to February 11, 2020	126	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Liability, Exculpation and Indemnification	Responsabilité, exonération et indemnisation
Section 217	Article 217

No indemnification

(3) A company may not indemnify a person under subsection (1) unless

(a) the person acted honestly and in good faith with a view to the best interests of, as the case may be, the company or the other entity for which they acted at the company’s request as a director or officer or in a similar capacity; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful.

Indemnification — derivative actions

(4) A company may with the approval of a court indemnify a person referred to in subsection (1) or advance amounts to them under subsection (2) — in respect of an action by or on behalf of the company or other entity to procure a judgment in its favour to which the person is made a party because of the association referred to in subsection (1) with the company or other entity —against all costs, charges and expenses reasonably incurred by them in connection with that action if they fulfil the conditions set out in subsection (3).

Right to indemnity

(5) Despite subsection (1), a person referred to in that subsection is entitled to be indemnified by the company in respect of all costs, charges and expenses reasonably incurred by them in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of the association referred to in subsection (1) with the company or other entity described in that subsection if the person

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that they ought to have done; and

(b) fulfils the conditions set out in subsection (3).

Heirs and personal representatives

(6) A company may, to the extent referred to in subsections (1) to (5) in respect of the person, indemnify the heirs or personal representatives of any person whom the company may indemnify under those subsections.

1991, c. 45, s. 217; 2001, c. 9, s. 504(F); 2005, c. 54, s. 409.

Limites

(3) La société ne peut indemniser une personne en vertu du paragraphe (1) que si celle-ci :

a) d’une part, a agi avec intégrité et bonne foi au mieux des intérêts de la société ou, selon le cas, de l’entité au sein de laquelle elle occupait les fonctions d’administrateur ou de dirigeant ou pour laquelle elle agissait en une qualité similaire à la demande de la société;

b) d’autre part, avait, dans le cas de poursuites pénales ou administratives aboutissant au paiement d’une amende, de bonnes raisons de croire que sa conduite était conforme à la loi.

Indemnisation lors d’actions indirectes

(4) Avec l’approbation du tribunal, la société peut, à l’égard des actions intentées par elle ou par l’entité ou pour leur compte en vue d’obtenir un jugement favorable, avancer à toute personne visée au paragraphe (1) les fonds visés au paragraphe (2) ou l’indemniser des frais et dépenses raisonnables entraînés par son implication dans ces actions en raison de ses fonctions auprès de la société ou l’entité, si elle remplit les conditions énoncées au paragraphe (3).

Droit à indemnisation

(5) Malgré le paragraphe (1), les personnes visées à ce paragraphe ont le droit d’être indemnisées par la société de leurs frais et dépenses raisonnables entraînés par la tenue d’une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles elles sont impliquées en raison de leurs fonctions auprès de la société ou l’entité, si :

a) d’une part, le tribunal ou toute autre autorité compétente n’a conclu à aucune faute de leur part, par acte ou omission;

b) d’autre part, elles remplissent les conditions énoncées au paragraphe (3).

Héritiers et représentants personnels

(6) La société peut, dans la mesure prévue aux paragraphes (1) à (5), indemniser les héritiers ou les représentants personnels de toute personne qu’elle peut indemniser en application de ces paragraphes.

1991, ch. 45, art. 217; 2001, ch. 9, art. 504(F); 2005, ch. 54, art. 409.

Current to February 11, 2020	127	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Directors and Officers	Administrateurs et dirigeants
Liability, Exculpation and Indemnification	Responsabilité, exonération et indemnisation
Sections 218-221	Articles 218-221

Directors’ and officers’ insurance

218 A company may purchase and maintain insurance for the benefit of any person referred to in section 217 against any liability incurred by the person

(a) in the capacity of a director or an officer of the company, except where the liability relates to a failure to act honestly and in good faith with a view to the best interests of the company; or

(b) in the capacity of a director or officer of another entity or while acting in a similar capacity for another entity, if they act or acted in that capacity at the company’s request, except if the liability relates to a failure to act honestly and in good faith with a view to the best interests of the entity.

1991, c. 45, s. 218; 2005, c. 54, s. 410.

Assurance des administrateurs et dirigeants

218 La société peut souscrire au profit des personnes visées à l’article 217 une assurance couvrant la responsabilité qu’elles encourent :

a) soit pour avoir agi en qualité d’administrateur ou de dirigeant, à l’exception de la responsabilité découlant du défaut d’agir avec intégrité et de bonne foi au mieux de ses intérêts;

b) soit pour avoir, à sa demande, agi à titre d’administrateur ou de dirigeant — ou en une qualité similaire — pour une autre entité, à l’exception de la responsabilité découlant de l’omission d’agir avec intégrité et bonne foi au mieux des intérêts de celle-ci.

1991, ch. 45, art. 218; 2005, ch. 54, art. 410.

Application to court for indemnification

219 (1) A company or a person referred to in section 217 may apply to a court for an order approving an indemnity under that section and the court may so order and make any further order it thinks fit.

Notice to Superintendent

(2) An applicant under subsection (1) shall give the Superintendent written notice of the application and the Superintendent is entitled to appear and to be heard at the hearing of the application in person or by counsel.

Other notice

(3) On an application under subsection (1), the court may order notice to be given to any interested person and that person is entitled to appear and to be heard in person or by counsel at the hearing of the application.

Demande au tribunal

219 (1) À la demande de la société ou de l’une des personnes visées à l’article 217, le tribunal peut, par ordonnance, approuver toute indemnisation prévue à cet article et prendre toute autre mesure qu’il estime indiquée.

Avis au surintendant

(2) L’auteur de la demande visée au paragraphe (1) doit en informer par écrit le surintendant; celui-ci peut comparaître en personne ou par ministère d’avocat lors de l’audition de la demande.

Autre avis

(3) Le tribunal saisi peut ordonner qu’avis soit donné à tout intéressé; celui-ci peut comparaître en personne ou par ministère d’avocat lors de l’audition de la demande.

Fundamental Changes

Amendments

Incorporating instrument

220 On the application of a company duly authorized by special resolution, the Minister may approve a proposal to add, change or remove any provision that is permitted by this Act to be set out in the incorporating instrument of the company.

1991, c. 45, s. 220; 2001, c. 9, s. 505.

Letters patent to amend

221 (1) On receipt of an application referred to in section 220, the Minister may issue letters patent to effect the proposal.

Modifications de structure

Modifications

Acte constitutif

220 Le ministre peut, sur demande de la société dûment autorisée par résolution extraordinaire, approuver toute proposition visant à ajouter, modifier ou supprimer dans l’acte constitutif, toute disposition pouvant y figurer aux termes de la présente loi.

1991, ch. 45, art. 220; 2001, ch. 9, art. 505.

Lettres patentes modificatives

221 (1) Sur réception de la demande visée à l’article 220, le ministre peut délivrer des lettres patentes mettant en œuvre la proposition.

Current to February 11, 2020	128	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amendments	Modifications
Sections 221-222	Articles 221-222

Effect of letters patent

(2) Letters patent issued pursuant to subsection (1) become effective on the day stated in the letters patent.

1991, c. 45, s. 221; 2001, c. 9, s. 506.

By-laws

222 (1) The directors of a company may make, amend or repeal any by-laws, in the manner set out in subsections (2) and (3) and sections 223 to 227, to

(a) change the maximum number, if any, of shares of any class that the company is authorized to issue;

(b) create new classes of shares;

(c) change the designation of any or all of the company’s shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of any or all of the company’s shares, whether issued or unissued;

(d) change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

(e) divide a class of shares, whether issued or unissued, into series and fix the maximum number of shares, if any, in each series and the rights, privileges, restrictions and conditions attached thereto;

(f) authorize the directors to divide any class of unissued shares into series and fix the maximum number of shares, if any, in each series and the rights, privileges, restrictions and conditions attached thereto;

(g) authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(h) revoke, diminish or enlarge any authority conferred under paragraphs (f) and (g);

(i) increase or decrease the number of directors or the minimum or maximum number of directors, subject to subsection 163(1) and section 172;

(i.1) change the name of the company; or

(j) change the province in which the head office of the company is situated.

Effet des lettres patentes

(2) Les lettres patentes prennent effet à la date indiquée.

1991, ch. 45, art. 221; 2001, ch. 9, art. 506.

Règlements administratifs

222 (1) Le conseil d’administration peut prendre, modifier ou révoquer les règlements administratifs de la façon prévue aux paragraphes (2) et (3) et aux articles 223 à 227 afin :

a) de modifier le nombre maximal, s’il en est, d’actions de toute catégorie que la société est autorisée à émettre;

b) de créer des catégories d’actions;

c) de modifier la désignation de tout ou partie de ses actions, et d’ajouter, de modifier ou de supprimer tous droits, privilèges, restrictions et conditions, y compris le droit à des dividendes accumulés, concernant tout ou partie de ses actions, émises ou non;

d) de modifier le nombre d’actions, émises ou non, d’une catégorie ou d’une série ou de les changer de catégorie ou de série;

e) de diviser en séries une catégorie d’actions, émises ou non, en indiquant le nombre maximal, s’il en est, d’actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

f) d’autoriser le conseil d’administration à diviser en séries une catégorie d’actions non émises, en indiquant le nombre maximal, s’il en est, d’actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

g) d’autoriser le conseil d’administration à modifier les droits, privilèges, restrictions et conditions dont sont assorties les actions non émises d’une série;

h) de révoquer, de limiter ou d’étendre les autorisations conférées en vertu des alinéas f) et g);

i) d’augmenter ou de diminuer le nombre fixe, minimal ou maximal d’administrateurs, sous réserve du paragraphe 163(1) et de l’article 172;

i.1) de changer la dénomination sociale de la société;

j) de changer la province où se trouve le siège de la société.

Current to February 11, 2020	129	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amendments	Modifications
Sections 222-223	Articles 222-223

Shareholder approval

(2) The directors shall submit a by-law, or an amendment to or a repeal of a by-law, that is made under subsection (1) to the shareholders, and the shareholders may, by special resolution, confirm, amend or reject the by-law, amendment or repeal.

Effective date of by-law

(3) A by-law, or an amendment to or a repeal of a by-law, made under subsection (1) is not effective until it is confirmed or confirmed as amended by the shareholders under subsection (2) and, in the case of by-laws respecting a change to the name of the company, approved by the Superintendent.

Letters patent

(4) If the name of a company or the province in Canada in which the head office of the company is situated is changed under this section, the Superintendent may issue letters patent to amend the company’s incorporating instrument accordingly.

Effect of letters patent

(5) Letters patent issued under subsection (4) become effective on the day stated in the letters patent.

1991, c. 45, s. 222; 2001, c. 9, s. 507; 2005, c. 54, s. 411; 2007, c. 6, s. 347.

Approbation des actionnaires

(2) Le conseil d’administration doit soumettre les règlements administratifs et leurs modifications ou révocations prévus au paragraphe (1) aux actionnaires, qui peuvent, par résolution extraordinaire, les confirmer, modifier ou rejeter.

Date d’entrée en vigueur

(3) L’entrée en vigueur des règlements administratifs ou de leurs modifications ou révocations est subordonnée à leur confirmation préalable par les actionnaires conformément au paragraphe (2) et, dans le cas d’un règlement administratif concernant le changement de la dénomination sociale de la société, à l’approbation du surintendant.

Lettres patentes

(4) En cas de changement de la dénomination sociale de la société, ou de la province, au Canada, où se trouve son siège, le surintendant peut délivrer des lettres patentes pour que l’acte constitutif soit modifié en conséquence.

Effet des lettres patentes

(5) Les lettres patentes prennent effet à la date indiquée.

1991, ch. 45, art. 222; 2001, ch. 9, art. 507; 2005, ch. 54, art. 411; 2007, ch. 6, art. 347.

Class vote

223 (1) The holders of shares of a class or, subject to subsection (2), of a series are, unless the by-laws otherwise provide in the case of an amendment to the by-laws referred to in paragraph (a), (b) or (e), entitled to vote separately as a class or series on a proposal to amend the by-laws to

(a) increase or decrease any maximum number of authorized shares of that class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of that class;

(b) effect an exchange, reclassification or cancellation of all or part of the shares of that class;

(c) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of that class and, without limiting the generality of the foregoing,

(i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

(ii) add, remove or change prejudicially redemption rights,

Vote par catégorie

223 (1) Sauf disposition contraire des règlements administratifs relative aux modifications visées aux alinéas a), b) ou e), les détenteurs d’actions d’une catégorie ou, sous réserve du paragraphe (2), d’une série, ont le droit de voter séparément sur les propositions de modification des règlements administratifs visant à :

a) changer le nombre maximal autorisé d’actions de cette catégorie ou à augmenter le nombre maximal d’actions autorisées d’une autre catégorie conférant des droits ou des privilèges égaux ou supérieurs;

b) faire échanger, reclasser ou annuler tout ou partie des actions de cette catégorie;

c) étendre, modifier ou supprimer les droits, privilèges, restrictions ou conditions dont sont assorties les actions de cette catégorie, notamment :

(i) en supprimant ou modifiant, de manière préjudiciable, le droit aux dividendes accumulés ou cumulatifs,

(ii) en étendant, supprimant ou modifiant, de manière préjudiciable, les droits de rachat,

Current to February 11, 2020	130	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amendments	Modifications
Sections 223-226	Articles 223-226

(iii) reduce or remove a dividend preference or a liquidation preference, or

(iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of the company, or sinking fund provisions;

(d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class;

(e) create a new class of shares equal or superior to the shares of that class;

(f) make any class of shares having rights or privileges inferior to the shares of that class equal or superior to the shares of that class; or

(g) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of that class.

(iii) en réduisant ou supprimant une préférence en matière de dividende ou de liquidation,

(iv) en étendant, supprimant ou modifiant, de manière préjudiciable, les privilèges de conversion, options, droits de vote, de transfert, de préemption ou d’acquisition de valeurs mobilières ou les dispositions relatives aux fonds d’amortissement;

d) accroître les droits ou privilèges des actions d’une autre catégorie, conférant des droits ou des privilèges égaux ou supérieurs à ceux de cette catégorie;

e) créer une catégorie d’actions égales ou supérieures à celles de cette catégorie;

f) rendre égales ou supérieures aux actions de cette catégorie, les actions d’une catégorie conférant des droits ou des privilèges inférieurs;

g) faire échanger, contre celles de cette catégorie, tout ou partie des actions d’une autre catégorie ou créer un droit à cette fin.

Right limited

(2) The holders of a series of shares of a class are entitled to vote separately as a series under subsection (1) if that series is affected by an addition or amendment to the by-laws in a manner different from other shares of the same class.

Limitation

(2) Les détenteurs d’actions d’une série n’ont toutefois le droit de voter séparément que sur les adjonctions ou les modifications visant la série et non l’ensemble de la catégorie.

Right to vote

(3) Subsections (1) and (2) apply whether or not the shares of a class otherwise carry the right to vote.

Droit de vote

(3) Les paragraphes (1) et (2) s’appliquent même si les actions d’une catégorie ne confèrent aucun droit de vote par ailleurs.

Separate resolutions

224 A proposed addition or amendment to the by-laws referred to in subsection 223(1) is adopted when the holders of the shares of each class or series entitled to vote separately thereon as a class or series have approved the addition or amendment by a special resolution.

Résolutions distinctes

224 L’adoption de toute proposition de modification ou d’adjonction visée au paragraphe 223(1) est subordonnée à l’approbation par voie de résolution extraordinaire votée séparément par les actionnaires de chaque catégorie ou série intéressée.

Revoking resolution

225 Where a special resolution referred to in subsection 222(2) so states, the directors may, without further approval of the shareholders, revoke the special resolution.

Annulation

225 Le conseil d’administration peut, si les actionnaires les y autorisent dans la résolution extraordinaire prévue au paragraphe 222(2), annuler la résolution.

Proposal to amend

226 (1) Subject to subsection (2), a director or a shareholder who is entitled to vote at an annual meeting of

Proposition de modification

226 (1) Sous réserve du paragraphe (2), tout administrateur ou tout actionnaire ayant le droit de voter à une assemblée annuelle peut, conformément aux articles 146 et 147, présenter une proposition de prise, de modification ou de révocation des règlements

Current to February 11, 2020	131	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amendments	Modifications
Sections 226-229	Articles 226-229

shareholders of a company may, in accordance with sections 146 and 147, make a proposal to make an application referred to in section 220 or to make, amend or repeal the by-laws referred to in subsection 222(1) of the company.

Notice of amendment

(2) Notice of a meeting of shareholders at which a proposal to amend the incorporating instrument or to make, amend or repeal the by-laws of a company is to be considered must set out the proposal.

1991, c. 45, s. 226; 2001, c. 9, s. 508.

Rights preserved

227 No amendment to the incorporating instrument or by-laws of a company affects an existing cause of action or claim or liability to prosecution in favour of or against the company or its directors or officers, or any civil, criminal or administrative action or proceeding to which the company or any of its directors or officers are a party.

administratifs de la société visés au paragraphe 222(1) ou de la demande visée à l’article 220.

Avis de modification

(2) La proposition de modification de l’acte constitutif ou de la prise, modification ou révocation d’un règlement administratif de la société doit figurer dans l’avis de convocation de l’assemblée où elle sera examinée.

1991, ch. 45, art. 226; 2001, ch. 9, art. 508.

Maintien des droits

227 Les modifications de l’acte constitutif ou des règlements administratifs ne portent pas atteinte aux causes d’actions déjà nées pouvant engager la société, ses administrateurs ou ses dirigeants, ni aux procédures civiles, pénales ou administratives auxquelles ils sont parties.

Amalgamation

Application to amalgamate

228 On the joint application of

(a) two or more companies,

(b) one or more companies and one or more bodies corporate that are incorporated by or under an Act of Parliament, other than a federal credit union, or

(c) two or more bodies corporate incorporated by or under an Act of Parliament, other than a federal credit union,

the Minister may issue letters patent amalgamating and continuing the applicants as one company.

1991, c. 45, s. 228; 2010, c. 12, s. 2125.

Fusion

Demande de fusion

228 Sur requête conjointe, soit de plusieurs sociétés, soit d’une ou plusieurs sociétés et d’une ou plusieurs personnes morales qui sont constituées sous le régime d’une loi fédérale, soit de plusieurs personnes morales ainsi constituées, à l’exclusion des coopératives de crédit fédérales, le ministre peut délivrer des lettres patentes les fusionnant et les prorogeant en une seule société.

1991, ch. 45, art. 228; 2010, ch. 12, art. 2125.

Amalgamation agreement

229 (1) Each applicant proposing to amalgamate shall enter into an amalgamation agreement.

Contents of agreement

(2) Every amalgamation agreement shall set out the terms and means of effecting the amalgamation and, in particular,

(a) the name of the amalgamated company and the province in which its head office is to be situated;

(b) the name and place of ordinary residence of each proposed director of the amalgamated company;

Convention de fusion

229 (1) Les requérants qui se proposent de fusionner doivent conclure une convention de fusion.

Contenu de la convention

(2) La convention énonce les modalités de la fusion et notamment :

a) la dénomination sociale et la province envisagée pour le siège de la société issue de la fusion;

b) le nom, le lieu de résidence habituelle des futurs administrateurs de la société issue de la fusion;

Current to February 11, 2020	132	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Sections 229-231	Articles 229-231

(c) the manner in which the shares of each applicant are to be converted into shares or other securities of the amalgamated company;

(d) if any shares of an applicant are not to be converted into shares or other securities of the amalgamated company, the amount of money or securities that the holders of those shares are to receive in addition to or in lieu of shares or other securities of the amalgamated company;

(e) the manner of payment of money in lieu of the issue of fractional shares of the amalgamated company or of any other body corporate that are to be issued in the amalgamation;

(f) the proposed by-laws of the amalgamated company;

(g) details of any other matter necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated company; and

(h) the proposed effective date of the amalgamation.

c) les modalités d’échange des actions de chaque requérant contre les actions ou autres valeurs mobilières de la société issue de la fusion;

d) au cas où des actions de l’un de ces requérants ne doivent pas être échangées contre des actions ou autres valeurs mobilières de la société issue de la fusion, la somme en numéraire ou les valeurs mobilières que les détenteurs de ces actions doivent recevoir en plus ou à la place des actions ou autres valeurs mobilières de la société issue de la fusion;

e) le mode de paiement en numéraire remplaçant l’émission de fractions d’actions de la société issue de la fusion ou de toute autre personne morale;

f) les futurs règlements administratifs de la société issue de la fusion;

g) les détails des autres dispositions nécessaires pour parfaire la fusion et pour assurer la gestion et l’exploitation de la société issue de la fusion;

h) la date à laquelle la fusion doit prendre effet.

Cross ownership of shares

(3) If shares of one of the applicants are held by or on behalf of another of the applicants, other than shares held in the capacity of a personal representative or by way of security, the amalgamation agreement must provide for the cancellation of those shares when the amalgamation becomes effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of those shares into shares of the amalgamated company.

1991, c. 45, s. 229; 2005, c. 54, s. 412.

Annulation des actions sans remboursement

(3) La convention de fusion doit prévoir, au moment de la fusion, l’annulation, sans remboursement du capital qu’elles représentent, des actions de l’un des requérants, détenues par un autre de ces requérants ou pour son compte, mais ne peut prévoir l’échange de ces actions contre celles de la société issue de la fusion. Sont exclues de l’application du présent article les actions détenues à titre de représentant personnel ou de sûreté.

1991, ch. 45, art. 229; 2005, ch. 54, art. 412.

Approval of agreement by Superintendent

230 An amalgamation agreement must be submitted to the Superintendent for approval and any approval of the agreement under subsection 231(4) by the holders of any class or series of shares of an applicant is invalid unless, before the date of the approval, the Superintendent has approved the agreement in writing.

1991, c. 45, s. 230; 2007, c. 6, s. 348.

Approbation du surintendant

230 L’approbation prévue au paragraphe 231(4) est sans effet si, au préalable, le surintendant n’a pas approuvé la convention de fusion par écrit.

1991, ch. 45, art. 230; 2007, ch. 6, art. 348.

Shareholder approval

231 (1) The directors of each applicant shall submit an amalgamation agreement for approval to a meeting of the holders of shares of the applicant company or body corporate of which they are directors and, subject to subsection (3), to the holders of each class or series of such shares.

Approbation des actionnaires

231 (1) Le conseil d’administration de chacune des sociétés ou personnes morales requérantes doit respectivement soumettre la convention de fusion, pour approbation, à l’assemblée des actionnaires de celle-ci et, sous réserve du paragraphe (3), aux détenteurs d’actions de chaque catégorie ou série.

Current to February 11, 2020	133	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Sections 231-232	Articles 231-232

Right to vote

(2) Each share of an applicant carries the right to vote in respect of an amalgamation agreement whether or not it otherwise carries the right to vote.

Droit de vote

(2) Chaque action des sociétés ou des personnes morales requérantes, assortie ou non du droit de vote, comporte par ailleurs un droit de vote quant à la convention de fusion.

Separate vote for class or series

(3) The holders of shares of a class or series of shares of each applicant are entitled to vote separately as a class or series in respect of an amalgamation agreement if the agreement contains a provision that, if it were contained in a proposed amendment to the by-laws or incorporating instrument of the applicant, would entitle those holders to vote separately as a class or series.

Vote par catégorie

(3) Les détenteurs d’actions d’une catégorie ou d’une série de chaque requérant ont le droit de voter séparément sur la convention de fusion si celle-ci contient une clause qui, dans une proposition de modification des règlements administratifs ou de l’acte constitutif du requérant, leur aurait conféré ce droit.

Special resolution

(4) Subject to subsection (3), an amalgamation agreement is approved when the shareholders of each applicant company or body corporate have approved the amalgamation by special resolution.

Résolution extraordinaire

(4) Sous réserve du paragraphe (3), l’adoption de la convention de fusion intervient lors de l’approbation par résolution extraordinaire des actionnaires de chaque société ou personne morale requérante.

Termination

(5) An amalgamation agreement may provide that, at any time before the issue of letters patent of amalgamation, the agreement may be terminated by the directors of an applicant notwithstanding that the agreement has been approved by the shareholders of all or any of the applicant companies or bodies corporate.

1991, c. 45, s. 231; 2005, c. 54, s. 413.

Annulation

(5) Le conseil d’administration de l’une des sociétés ou personnes morales requérantes peut annuler la convention de fusion, si elle comporte une disposition à cet effet, avant la délivrance des lettres patentes de fusion, malgré son approbation par les actionnaires de toutes les sociétés ou personnes morales requérantes ou de certaines d’entre elles.

1991, ch. 45, art. 231; 2005, ch. 54, art. 413.

Vertical short-form amalgamation

232 (1) A company may, without complying with sections 229 to 231, amalgamate with one or more bodies corporate that are incorporated by or under an Act of Parliament if the body or bodies corporate, as the case may be, are wholly-owned subsidiaries of the company and

(a) the amalgamation is approved by a resolution of the directors of the company and of each amalgamating subsidiary; and

(b) the resolutions provide that

(i) the shares of each amalgamating subsidiary will be cancelled without any repayment of capital in respect thereof,

(ii) the letters patent of amalgamation and the by-laws of the amalgamated company will be the same as the incorporating instrument and the by-laws of the amalgamating company that is the holding body corporate, and

Fusion verticale simplifiée

232 (1) La société peut, sans se conformer aux articles 229 à 231, fusionner avec une ou plusieurs personnes morales constituées sous le régime d’une loi fédérale, si ces personnes morales sont des filiales en propriété exclusive de la société et que les conditions suivantes sont réunies :

a) leur conseil d’administration respectif approuve la fusion par voie de résolution;

b) ces résolutions prévoient à la fois que :

(i) les actions des filiales fusionnantes seront annulées sans remboursement de capital,

(ii) les lettres patentes de fusion et les règlements administratifs de la société issue de la fusion seront identiques à l’acte constitutif et aux règlements administratifs de la société mère,

(iii) la société issue de la fusion n’émettra aucune valeur mobilière à cette occasion.

Current to February 11, 2020	134	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Sections 232-233	Articles 232-233

(iii) no securities will be issued by the amalgamated company in connection with the amalgamation.

Horizontal short-form amalgamation

(2) Two or more bodies corporate incorporated by or under an Act of Parliament may amalgamate and continue as one company without complying with sections 229 to 231 if

(a) at least one of the applicants is a company;

(b) the applicants are all wholly-owned subsidiaries of the same holding body corporate;

(c) the amalgamation is approved by a resolution of the directors of each of the applicants; and

(d) the resolutions provide that

(i) the shares of all applicants, except those of one of the applicants that is a company, will be cancelled without any repayment of capital in respect thereof,

(ii) the letters patent of amalgamation and the by-laws of the amalgamated company will be the same as the incorporating instrument and the by-laws of the amalgamating company whose shares are not cancelled, and

(iii) the stated capital of the amalgamating companies and bodies corporate whose shares are cancelled will be added to the stated capital of the amalgamating company whose shares are not cancelled.

Fusion horizontale simplifiée

(2) Plusieurs personnes morales constituées sous le régime d’une loi fédérale peuvent fusionner en une seule et même société sans se conformer aux articles 229 à 231 lorsque les conditions suivantes sont réunies :

a) au moins une des personnes morales requérantes est une société;

b) elles sont toutes des filiales en propriété exclusive d’une même société mère;

c) leur conseil d’administration respectif approuve la fusion par voie de résolution;

d) ces résolutions prévoient à la fois que :

(i) les actions de toutes les personnes morales requérantes, sauf celles de l’une d’entre elles qui est une société, seront annulées sans remboursement de capital,

(ii) les lettres patentes de fusion et les règlements administratifs de la société issue de la fusion seront identiques à l’acte constitutif et aux règlements administratifs de la société fusionnante dont les actions ne sont pas annulées,

(iii) le capital déclaré de toutes les filiales fusionnantes dont les actions sont annulées sera ajouté à celui de la société fusionnante dont les actions ne sont pas annulées.

Joint application to Minister

233 (1) Subject to subsection (2), unless an amalgamation agreement is terminated in accordance with subsection 231(5), the applicants shall, within three months after the approval of the agreement in accordance with subsection 231(4) or the approval of the directors in accordance with subsection 232(1) or (2), jointly apply to the Minister for letters patent of amalgamation continuing the applicants as one company.

Approbation de la convention par le ministre

233 (1) Sous réserve du paragraphe (2), sauf s’il y a annulation de la convention de fusion conformément au paragraphe 231(5), les requérants doivent, dans les trois mois suivant soit l’approbation de la convention prévue au paragraphe 231(4) soit l’approbation des conseils d’administration prévue à l’article 232, demander conjointement au ministre des lettres patentes fusionnant et prorogeant les requérants en une seule et même société.

Conditions precedent to application

(2) No application for the issue of letters patent under subsection (1) may be made unless

(a) notice of intention to make such an application has been published at least once a week for a period of four consecutive weeks in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of each applicant is situated; and

Conditions préalables

(2) La demande de lettres patentes ne peut être présentée que si :

a) d’une part, au moins une fois par semaine pendant quatre semaines consécutives, un avis d’intention a été publié dans la Gazette du Canada et dans un journal à grand tirage au lieu ou près du lieu du siège de chaque requérant;

Current to February 11, 2020	135	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Sections 233-234	Articles 233-234

(b) the application is supported by satisfactory evidence that the applicants have complied with the requirements of this Part relating to amalgamations.

b) d’autre part, les requérants peuvent démontrer de façon satisfaisante qu’ils se sont conformés aux exigences de la présente partie relatives à la fusion.

Application of sections 22 to 25

(3) If two or more bodies corporate, none of which is a company, apply for letters patent under subsection (1), sections 22 to 25 apply in respect of the application with any modifications that the circumstances require.

Application des articles 22 à 25

(3) Lorsque plusieurs personnes morales dont aucune n’est une société demandent l’émission de lettres patentes en vertu du paragraphe (1), les articles 22 à 25 s’appliquent, avec les adaptations nécessaires.

Matters for consideration

(4) Before issuing letters patent of amalgamation continuing the applicants as one company, the Minister shall take into account all matters that the Minister considers relevant to the application, including

(a) the sources of continuing financial support for the amalgamated company;

(b) the soundness and feasibility of the plans of the applicants for the future conduct and development of the business of the amalgamated company;

(c) the business record and experience of the applicants;

(d) the reputation of the applicants for being operated in a manner that is consistent with the standards of good character and integrity;

(e) whether the amalgamated company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

(f) the impact of any integration of the operations and businesses of the applicants on the conduct of those operations and businesses; and

(g) the best interests of the financial system in Canada.

1991, c. 45, s. 233; 2001, c. 9, s. 509.

Facteurs à prendre en compte

(4) Avant de délivrer des lettres patentes de fusion, le ministre prend en compte tous les facteurs qu’il estime se rapporter à la demande, notamment :

a) les moyens financiers des requérants pour le soutien financier continu de la société issue de la fusion;

b) le sérieux et la faisabilité de leurs plans pour la conduite et l’expansion futures de l’activité de la société issue de la fusion;

c) leur expérience et leur dossier professionnel;

d) leur réputation pour ce qui est de leur exploitation selon des normes élevées de moralité et d’intégrité;

e) la compétence et l’expérience des personnes devant exploiter la société issue de la fusion, afin de déterminer si elles sont aptes à participer à l’exploitation d’une institution financière et à exploiter la société de manière responsable;

f) les conséquences de l’intégration des activités et des entreprises des requérants sur la conduite de ces activités et entreprises;

g) l’intérêt du système financier canadien.

1991, ch. 45, art. 233; 2001, ch. 9, art. 509.

Issue of letters patent

234 (1) Where an application has been made to the Minister in accordance with section 233, the Minister may issue letters patent of amalgamation continuing the applicants as one company.

Lettres patentes de fusion

234 (1) Le ministre peut, sur demande présentée conformément à l’article 233, délivrer des lettres patentes fusionnant et prorogeant les requérants en une seule et même société.

Letters patent

(2) Where letters patent are issued pursuant to this section, section 27 applies with such modifications as the circumstances require in respect of the issue of the letters patent.

Lettres patentes

(2) L’article 27 s’applique, compte tenu des adaptations de circonstance, à la délivrance de lettres patentes de fusion visée au présent article.

Current to February 11, 2020	136	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Sections 234-235	Articles 234-235

Publication of notice

(3) The Superintendent shall cause to be published in the Canada Gazette notice of the issuance of letters patent pursuant to subsection (1).

Publication d’un avis

(3) Le surintendant fait publier dans la Gazette du Canada un avis de délivrance des lettres patentes.

Court enforcement

234.1 (1) If a company or any director, officer, employee or agent of a company is contravening or has failed to comply with any term or condition made in respect of the issuance of letters patent of amalgamation, the Minister may, in addition to any other action that may be taken under this Act, apply to a court for an order directing the company or the director, officer, employee or agent to comply with the term or condition, cease the contravention or do any thing that is required to be done, and on the application the court may so order and make any other order it thinks fit.

Ordonnance

234.1 (1) En cas de manquement aux conditions afférentes à la délivrance de lettres patentes de fusion, le ministre peut, en plus de toute autre mesure qu’il est déjà habilité à prendre sous le régime de la présente loi, demander à un tribunal de rendre une ordonnance obligeant la société ou ses administrateurs, dirigeants, employés ou mandataires en faute à mettre fin ou remédier au manquement, ou toute autre ordonnance qu’il juge indiquée en l’espèce. Le tribunal peut acquiescer à la demande et rendre toute autre ordonnance qu’il juge indiquée.

Appeal

(2) An appeal from an order of a court under this section lies in the same manner as, and to the same court to which, an appeal may be taken from any other order of the court.

2001, c. 9, s. 510.

Effect of letters patent

235 (1) On the day provided for in the letters patent issued under section 234

(a) the amalgamation of the applicants and their continuance as one company becomes effective;

(b) the property of each applicant continues to be the property of the amalgamated company;

(c) the amalgamated company continues to be liable for the obligations of each applicant;

(d) any existing cause of action, claim or liability to prosecution is unaffected;

(e) any civil, criminal or administrative action or proceeding pending by or against an applicant may be continued to be prosecuted by or against the amalgamated company;

(f) any conviction against, or ruling, order or judgment in favour of or against, an applicant may be enforced by or against the amalgamated company;

(g) if any director or officer of an applicant continues as a director or officer of the amalgamated company, any disclosure by that director or officer of a material interest in any contract made to the applicant shall be

Appel

(2) L’ordonnance peut être portée en appel de la même manière et devant la même juridiction que toute autre ordonnance rendue par le tribunal.

2001, ch. 9, art. 510.

Effet des lettres patentes

235 (1) À la date figurant sur les lettres patentes :

a) la fusion et prorogation des requérants en une seule et même société prend effet;

b) les biens de chaque requérant appartiennent à la société issue de la fusion;

c) la société issue de la fusion est responsable des obligations de chaque requérant;

d) aucune atteinte n’est portée aux causes d’actions déjà nées;

e) la société issue de la fusion remplace tout requérant dans les procédures civiles, pénales ou administratives engagées par ou contre celle-ci;

f) toute décision, judiciaire ou quasi judiciaire, rendue en faveur d’un requérant ou contre lui est exécutoire à l’égard de la société issue de la fusion;

g) dans le cas où un administrateur ou un dirigeant d’un requérant devient administrateur ou dirigeant de la société issue de la fusion, la déclaration d’intérêt important dans un contrat faite à un requérant, est réputée avoir été faite à la société issue de la fusion;

Current to February 11, 2020	137	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Sections 235-236	Articles 235-236

deemed to be disclosure to the amalgamated company; and

(h) the letters patent of amalgamation are the incorporating instrument of the amalgamated company.

h) les lettres patentes de fusion deviennent l’acte constitutif de la société issue de la fusion.

Minutes

(2) Any deemed disclosure under paragraph (1)(g) shall be recorded in the minutes of the first meeting of directors of the amalgamated company.

Procès-verbal

(2) La déclaration prévue à l’alinéa (1)g) doit être inscrite au procès-verbal de la première réunion du conseil d’administration de la société issue de la fusion.

Transitional

236 (1) Notwithstanding any other provision of this Act or the regulations, the Minister may, by order, on the recommendation of the Superintendent, grant to a company in respect of which letters patent were issued under subsection 234(1) permission to

(a) engage in a business activity specified in the order that a company is not otherwise permitted by this Act to engage in and that one or more of the amalgamating bodies corporate was engaging in at the time application for the letters patent was made;

(b) continue to have issued and outstanding debt obligations the issue of which is not authorized by this Act if the debt obligations were outstanding at the time the application for the letters patent was made;

(c) [Repealed, 1994, c. 47, s. 204]

(d) hold assets that a company is not otherwise permitted by this Act to hold if the assets were held by one or more of the amalgamating bodies corporate at the time the application for the letters patent was made;

(e) acquire and hold assets that a company is not otherwise permitted by this Act to acquire or hold if one or more of the amalgamating bodies corporate were obliged, at the time the application for the letters patent was made, to acquire those assets;

(f) maintain outside Canada any records or registers required by this Act to be maintained in Canada; and

(g) where one or more of the applicants that applied for the letters patent was a trust company pursuant to subsection 57(2) and the amalgamated company is not a trust company pursuant to subsection 57(2), hold guaranteed trust money that was held by the trust company or companies immediately prior to the amalgamation on condition that the amalgamated company

Disposition transitoire

236 (1) Malgré toute disposition contraire de la présente loi ou des règlements, le ministre peut, par arrêté pris sur recommandation du surintendant, autoriser la société ayant reçu les lettres patentes à :

a) exercer une activité commerciale précisée dans l’arrêté interdite par ailleurs par la présente loi mais qu’exerçaient à la date du dépôt de la demande de lettres patentes une ou plusieurs des personnes morales fusionnantes;

b) maintenir en circulation les titres de créance que la présente loi n’autorise pas la société à émettre, dans la mesure où ils étaient déjà en circulation à la date du dépôt de la demande de lettres patentes;

c) [Abrogé, 1994, ch. 47, art. 204]

d) détenir des éléments d’actif prohibés par la présente loi mais que détenaient, à la date du dépôt de la demande de lettres patentes, une ou plusieurs des personnes morales fusionnantes;

e) acquérir et détenir des éléments d’actif dont l’acquisition et la détention sont interdites à une société par la présente loi, si une ou plusieurs des personnes morales fusionnantes se trouvaient dans l’obligation, à la date du dépôt de la demande de lettres patentes, de les acquérir;

f) tenir à l’étranger les livres et registres dont la présente loi exige la tenue au Canada;

g) lorsqu’un ou plusieurs requérants étaient une société de fiducie au sens du paragraphe 57(2) et que la société issue de la fusion n’en est pas une, détenir des fonds en fiducie garantie détenus par cette ou ces sociétés de fiducie avant la fusion à condition que la société issue de la fusion :

(i) d’une part, rembourse ou verse à un compte de dépôts tous les fonds en fiducie garantie payables sur demande ou, après avis, dans le délai spécifié par décret du gouverneur en conseil après la fusion,

Current to February 11, 2020	138	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Amalgamation	Fusion
Section 236	Article 236

(i) repay, or transfer to deposit accounts with the amalgamated company, each deposit of guaranteed trust money that is payable on demand or after notice within such period after the amalgamation as may be specified in the order of the Governor in Council, and

(ii) not renew or extend the term of any guaranteed investment certificate for which the amalgamated company has assumed liability under this section.

(ii) d’autre part, ne renouvelle ni ne prolonge la période de validité de tout certificat de placement garanti dont elle a assumé le paiement aux termes du présent article.

Duration of exceptions

(2) The permission granted under any of paragraphs (1)(a) to (f) shall be expressed to be granted for a period specified in the order not exceeding

(a) with respect to any matter described in paragraph (1)(a), thirty days after the date of issue of the letters patent or, where the activity is conducted pursuant to an agreement existing on the date of issue of the letters patent, the expiration of the agreement;

(b) with respect to any matter described in paragraph (1)(b), ten years; and

(c) with respect to any matter described in any of paragraphs (1)(d) to (f), two years.

Durée des exceptions

(2) L’autorisation accordée en vertu de l’un des alinéas (1)a) à f) doit préciser la période de validité, laquelle ne peut excéder :

a) dans les cas visés à l’alinéa (1)a), trente jours à partir de la date de délivrance des lettres patentes ou, lorsque les activités découlent d’ententes existant à la date de délivrance des lettres patentes, la date d’expiration des ententes;

b) dans les cas visés à l’alinéa (1)b), dix ans;

c) deux ans dans les autres cas.

Renewal

(3) Subject to subsection (4), the Minister may, by order, on the recommendation of the Superintendent, renew a permission granted by order under subsection (1) with respect to any matter described in any of paragraphs (1)(b) to (e) for any further period or periods that the Minister considers necessary.

Renouvellement

(3) Sous réserve du paragraphe (4), le ministre peut, par arrêté pris sur recommandation du surintendant, accorder les renouvellements d’autorisation qu’il estime nécessaires en ce qui a trait aux questions visées aux alinéas (1)b) à e).

Limitation

(4) The Minister shall not grant to a company any permission

(a) with respect to matters described in paragraph (1)(b), that purports to be effective more than ten years after the date of the approval for the company to commence and carry on business, unless the Minister is satisfied on the basis of evidence on oath provided by an officer of the company that the company will not be able at law to redeem at the end of the ten years the outstanding debt obligations to which the permission relates; and

(b) with respect to matters described in paragraphs (1)(d) and (e), that purports to be effective more than ten years after the date of issue of the letters patent.

1991, c. 45, s. 236; 1994, c. 47, s. 204; 1997, c. 15, s. 364; 2007, c. 6, s. 349.

Réserve

(4) Le ministre ne peut accorder d’autorisation qui serait encore valable plus de dix ans :

a) après la date d’obtention par la société de l’agrément de fonctionnement dans les cas visés à l’alinéa (1)b), à moins qu’il n’estime, sur la foi d’une déposition sous serment d’un dirigeant de celle-ci, qu’il sera juridiquement impossible à la société de racheter les titres de créance encore en circulation à l’expiration de ce délai et qui font l’objet de l’autorisation;

b) après la date de délivrance des lettres patentes dans les cas visés aux alinéas (1)d) et e).

1991, ch. 45, art. 236; 1994, ch. 47, art. 204; 1997, ch. 15, art. 364; 2007, ch. 6, art. 349.

Current to February 11, 2020	139	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Transfer of Business	Ventes d’éléments d’actif
Sections 237-239	Articles 237-239

Transfer of Business

Sale by company

237 (1) A company may sell all or substantially all of its assets to a financial institution incorporated by or under an Act of Parliament or to an authorized foreign bank in respect of its business in Canada if the purchasing financial institution or authorized foreign bank assumes all or substantially all of the liabilities of the company.

Ventes d’éléments d’actif

Vente par la société

237 (1) La société peut vendre la totalité ou quasi-totalité de ses éléments d’actif à une institution financière constituée en personne morale sous le régime d’une loi fédérale ou à une banque étrangère autorisée dans le cadre des activités que celle-ci exerce au Canada à condition que l’institution ou la banque acheteuse assume la totalité ou quasi-totalité des dettes de la société.

Sale agreement

(2) An agreement of purchase and sale (in subsection (3), section 238, subsections 239(1) and (4) and section 241 referred to as a “sale agreement”) shall set out the terms of, and means of effecting, the sale of assets referred to in subsection (1).

Convention de vente

(2) Les modalités de la vente des éléments d’actif doivent être énoncées dans une convention d’achat et de vente (appelée au paragraphe (3), à l’article 238, aux paragraphes 239(1) et (4) et à l’article 241 « convention de vente »).

Consideration

(3) Notwithstanding anything in this Act, the consideration for a sale referred to in subsection (1) may be cash or fully paid securities of the purchasing financial institution or authorized foreign bank or in part cash and in part fully paid securities of the purchasing financial institution or authorized foreign bank or any other consideration that is provided for in the sale agreement.

Contrepartie

(3) Par dérogation aux autres dispositions de la présente loi, la contrepartie de la vente des éléments d’actif peut être versée en numéraire ou en titres entièrement libérés de l’institution financière ou de la banque étrangère autorisée acheteuse, ou à la fois en numéraire et en de tels titres ou encore de toute autre manière prévue dans la convention de vente.

Meaning of authorized foreign bank

(4) In this section, authorized foreign bank has the meaning assigned to that expression by section 2 of the Bank Act.

1991, c. 45, s. 237; 1999, c. 28, s. 139.

Définition de banque étrangère autorisée

(4) Au présent article, banque étrangère autorisée s’entend au sens de l’article 2 de la Loi sur les banques.

1991, ch. 45, art. 237; 1999, ch. 28, art. 139..

Agreement to Superintendent

238 A sale agreement must be submitted to the Superintendent before it is sent to shareholders of the selling company under subsection 239(1).

1991, c. 45, s. 238; 2007, c. 6, s. 350.

Envoi de convention au surintendant

238 La convention de vente doit être communiquée au surintendant avant d’être soumise aux actionnaires de la société vendeuse conformément au paragraphe 239(1).

1991, ch. 45, art. 238; 2007, ch. 6, art. 350.

Shareholder approval

239 (1) The directors of a selling company shall submit a sale agreement for approval to a meeting of the holders of shares of the company and, subject to subsection (3), to the holders of each class or series of shares of the company.

Approbation des actionnaires

239 (1) Le conseil d’administration de la société vendeuse doit soumettre la convention de vente, pour approbation, à l’assemblée des actionnaires et, sous réserve du paragraphe (3), aux détenteurs d’actions de chaque catégorie ou série.

Right to vote

(2) Each share of a selling company carries the right to vote in respect of a sale referred to in subsection 237(1) whether or not the share otherwise carries the right to vote.

Droit de vote

(2) Chaque action de la société vendeuse, assortie ou non du droit de vote, emporte droit de vote quant à la vente visée au paragraphe 237(1).

Current to February 11, 2020	140	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Transfer of Business	Ventes d’éléments d’actif
Sections 239-241	Articles 239-241

Class vote

(3) The holders of shares of a class or series of shares of a selling company are entitled to vote separately as a class or series in respect of a sale referred to in subsection 237(1) only if the shares of the class or series are affected by the sale in a manner different from the shares of another class or series.

Vote par catégorie

(3) Les détenteurs d’actions d’une catégorie ou d’une série ne sont habiles à voter séparément concernant la vente que si celle-ci a un effet particulier sur la catégorie ou série.

Special resolution

(4) A sale agreement is approved when the shareholders, and the holders of each class or series of shares entitled to vote separately as a class or series pursuant to subsection (3), of the selling company have approved the sale by special resolution.

Résolution extraordinaire

(4) La convention de vente est effectivement adoptée lorsque la vente est approuvée par résolution extraordinaire des actionnaires de la société vendeuse et des détenteurs d’actions de chaque catégorie ou série de celle-ci habiles à voter séparément conformément au paragraphe (3).

Abandoning sale

240 Where a special resolution approving a sale under subsection 239(4) so states, the directors of a selling company may, subject to the rights of third parties, abandon the sale without further approval of the shareholders.

Annulation

240 Sous réserve des droits des tiers, le conseil d’administration de la société vendeuse peut, après approbation de la vente par les actionnaires, y renoncer si ceux-ci l’y autorisent expressément dans la résolution extraordinaire visée au paragraphe 239(4).

Application to Minister

241 (1) Subject to subsection (2), unless a sale agreement is abandoned in accordance with section 240, the selling company shall, within three months after the approval of the sale agreement in accordance with subsection 239(4), apply to the Minister for approval of the sale agreement.

Demande au ministre

241 (1) Sous réserve du paragraphe (2), la société vendeuse doit, dans les trois mois suivant l’adoption prévue au paragraphe 239(4), soumettre la convention de vente à l’approbation du ministre sauf en cas d’annulation prévue par l’article 240.

Conditions precedent to application

(2) No application for approval under subsection (1) may be made unless

(a) notice of intention to make such an application has been published at least once a week for a period of four consecutive weeks in the Canada Gazette and in a newspaper in general circulation at or near the place where the head office of the selling company is situated;

(b) the application is supported by satisfactory evidence that the selling company has complied with the requirements of sections 237 to 240 and this section; and

(c) where the selling company is a trust company pursuant to subsection 57(2), the application is supported by satisfactory evidence that the selling company has made such arrangements as may be necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets

Conditions préalables

(2) La demande d’approbation visée au paragraphe (1) ne peut être présentée que si, à la fois :

a) au moins une fois par semaine pendant quatre semaines consécutives, un avis d’intention a été publié dans la Gazette du Canada et dans un journal à grand tirage au lieu ou près du lieu du siège de la société vendeuse;

b) les auteurs de la demande peuvent démontrer de façon satisfaisante que la société vendeuse s’est conformée aux exigences des articles 237 à 240 et du présent article;

c) dans le cas où la société vendeuse est une société de fiducie au sens du paragraphe 57(2), la demande est appuyée par une preuve établissant de manière satisfaisante que la société a conclu les ententes nécessaires pour effectuer le transfert, à une autre société de fiducie au sens du paragraphe 57(2), des fonds et autres éléments d’actif détenus en fiducie par

Current to February 11, 2020	141	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Fundamental Changes	Modifications de structure
Transfer of Business	Ventes d’éléments d’actif
Sections 241-243	Articles 241-243

held in trust by the selling company, other than assets held in respect of guaranteed trust money.

elle, à l’exception des éléments d’actif détenus à l’égard des fonds en fiducie garantie.

Approval by Minister

(3) A sale agreement has no force or effect until it has been approved by the Minister.

Agrément du ministre

(3) La convention de vente ne prend effet que si elle est agréée par le ministre.

Idem

(4) Where an application has been made to the Minister in accordance with subsections (1) and (2), the Minister may approve the sale agreement to which the application relates.

Idem

(4) Le ministre peut agréer la convention de vente si la demande lui en est faite conformément aux paragraphes (1) et (2).

Idem

(5) Where a selling company is a trust company pursuant to subsection 57(2), the Minister shall not approve the sale agreement until the Minister is satisfied that the selling company has made satisfactory arrangements for the protection of persons in relation to whom the selling company was acting in a fiduciary capacity.

Idem

(5) Dans le cas d’une société de fiducie au sens du paragraphe 57(2), le ministre ne peut agréer la convention de vente que s’il est convaincu que la société a conclu des ententes satisfaisantes pour assurer la protection des personnes pour lesquelles elle a agi en qualité de fiduciaire.

Corporate Records

Head Office and Corporate Records

Head office

242 (1) A company shall at all times have a head office in the province specified in its incorporating instrument or by-laws.

Change of head office

(2) The directors of a company may change the address of the head office within the province specified in the incorporating instrument or by-laws.

Livres et registres

Siège et livres

Siège

242 (1) La société maintient en permanence un siège dans la province indiquée dans son acte constitutif ou ses règlements administratifs.

Changement d’adresse

(2) Le conseil d’administration peut changer l’adresse du siège dans les limites de la province indiquée dans l’acte constitutif ou les règlements administratifs.

Notice of change of address

(3) A company shall send to the Superintendent, within fifteen days after any change of address of its head office, a notice of the change of address.

1991, c. 45, s. 242; 2005, c. 54, s. 414.

Avis de changement

(3) La société envoie dans les quinze jours un avis du changement d’adresse au surintendant.

1991, ch. 45, art. 242; 2005, ch. 54, art. 414.

Company records

243 (1) A company shall prepare and maintain records containing

(a) its incorporating instrument and the by-laws of the company and all amendments thereto;

(b) minutes of meetings and resolutions of shareholders;

(c) the information referred to in paragraphs 499(1)(a), (c) and (e) to (h) contained in all returns

Livres

243 (1) La société tient des livres où figurent :

a) l’acte constitutif, les règlements administratifs et leurs modifications;

b) les procès-verbaux des assemblées et les résolutions des actionnaires;

c) les renseignements visés aux alinéas 499(1)a), c) et e) à h) et figurant dans l’ensemble des relevés envoyés au surintendant conformément à l’article 499;

Current to February 11, 2020	142	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Head Office and Corporate Records	Siège et livres
Sections 243-244	Articles 243-244

provided to the Superintendent pursuant to section 499;

(d) particulars of any authorizations, designations, conditions and limitations established by the Superintendent under subsection 57(1), (3) or (4) or 58(1) that are from time to time applicable to the company; and

(e) particulars of exceptions granted under section 37 or 236 that are from time to time applicable to the company.

d) le détail des autorisations, désignations, restrictions et conditions visées aux paragraphes 57(1), (3), (4) ou 58(1) qui lui sont applicables;

e) le détail des dérogations dont elle bénéficie au titre des articles 37 ou 236.

Additional records

(2) In addition to the records described in subsection (1), a company shall prepare and maintain adequate

(a) corporate accounting records;

(b) records containing minutes of meetings and resolutions of the directors and any committee thereof;

(c) records relating to fiduciary activities of the company; and

(d) records showing, for each customer of the company, on a daily basis, particulars of the transactions between the company and that customer and the balance owing to or by the company in respect of that customer.

Autres livres

(2) Outre les livres mentionnés au paragraphe (1), la société tient de façon adéquate :

a) des livres comptables;

b) des livres contenant les procès-verbaux des réunions de son conseil d’administration et de ses comités ainsi que les résolutions qui y sont adoptées;

c) des livres concernant ses activités fiduciaires;

d) des livres où figurent, pour chaque client sur une base journalière, les renseignements relatifs aux opérations entre elle et celui-ci, ainsi que le solde créditeur ou débiteur du client.

Former-Act and continued companies

(3) For the purposes of paragraph (1)(b) and subsection (2),

(a) in the case of a body corporate continued as a company under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so continued;

(b) in the case of a body corporate amalgamated and continued as a company under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so amalgamated; and

(c) in the case of a former-Act company, “records” includes similar records required by law to be maintained by the company before the coming into force of this section.

1991, c. 45, s. 243; 1997, c. 15, s. 365(E); 2007, c. 6, s. 351(E).

Livre des sociétés prorogées et antérieures

(3) Pour l’application de l’alinéa (1)b) et du paragraphe (2), « livre » s’entend :

a) dans le cas des personnes morales prorogées comme société en vertu de la présente loi, des documents similaires qu’elles devaient légalement tenir avant leur prorogation;

b) dans le cas des personnes morales fusionnées et prorogées comme société en vertu de la présente loi, des documents similaires qu’elles devaient légalement tenir avant leur fusion;

c) dans le cas des sociétés antérieures, des documents similaires qu’elles devaient légalement tenir avant l’entrée en vigueur du présent article.

1991, ch. 45, art. 243; 1997, ch. 15, art. 365(A); 2007, ch. 6, art. 351(A).

Place of records

244 (1) The records described in section 243 shall be kept at the head office of the company or at such other place in Canada as the directors think fit.

Lieu de conservation

244 (1) Les livres sont conservés au siège de la société ou en tout lieu au Canada convenant au conseil.

Current to February 11, 2020	143	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Head Office and Corporate Records	Siège et livres
Sections 244-245	Articles 244-245

Notice of place of records

(2) Where any of the records described in section 243 are not kept at the head office of a company, the company shall notify the Superintendent of the place where the records are kept.

Avis

(2) Lorsque certains livres ne se trouvent pas au siège, la société envoie au surintendant un avis du lieu où ils sont conservés.

Exception

(3) Subsection (1) does not apply in respect of records of a branch of the company outside Canada or in respect of customers of such a branch.

Exception

(3) Le paragraphe (1) ne s’applique pas aux livres d’un bureau situé à l’étranger ou à l’égard de ses clients.

Inspection

(4) The records described in section 243, other than those described in paragraph 243(2)(d), shall at all reasonable times be open to inspection by the directors.

Consultation

(4) Les administrateurs doivent pouvoir consulter à tout moment opportun les livres visés à l’article 243, à l’exception de ceux mentionnés à l’alinéa 243(2)d).

Access to company records

(5) Shareholders and creditors of a company and their personal representatives may examine the records referred to in subsection 243(1) during the usual business hours of the company and may take extracts from them free of charge or have copies of them made on payment of a reasonable fee. If the company is a distributing company, any other person may on payment of a reasonable fee examine those records during the usual business hours of the company and take extracts from them or have copies of them made.

Consultation

(5) Les actionnaires et les créanciers de la société, ainsi que leurs représentants personnels, peuvent consulter les livres visés au paragraphe 243(1) pendant les heures normales d’ouverture des bureaux de la société et en reproduire gratuitement des extraits ou en obtenir des copies sur paiement de droits raisonnables; dans le cas d’une société ayant fait appel au public, cette faculté doit être accordée à toute autre personne, sur paiement d’un droit raisonnable.

Electronic access

(5.1) A company may make the information contained in records referred to in subsection 243(1) available to persons by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing the records in intelligible written form within a reasonable time.

Accès par voie électronique

(5.1) L’accès aux renseignements figurant dans les livres visés au paragraphe 243(1) peut être donné à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Copies of by-laws

(6) Every shareholder of a company is entitled, on request made not more frequently than once in each calendar year, to receive, free of charge, one copy of the by-laws of the company.

1991, c. 45, s. 244; 2001, c. 9, s. 511; 2005, c. 54, s. 415.

Exemplaires

(6) Les actionnaires peuvent sur demande et sans frais, une fois par année civile, obtenir un exemplaire des règlements administratifs de la société.

1991, ch. 45, art. 244; 2001, ch. 9, art. 511; 2005, ch. 54, art. 415.

Shareholder lists

245 (1) A person who is entitled to a basic list of shareholders of a company (in this section referred to as the “applicant”) may request the company to furnish the applicant with a basic list within ten days after receipt by the company of the affidavit referred to in subsection (2) and, on payment of a reasonable fee by the applicant, the company shall comply with the request.

Liste des actionnaires

245 (1) La personne qui a droit d’obtenir la liste principale des actionnaires (appelée « requérant » au présent article) peut demander à la société de la lui fournir dans les dix jours suivant la réception de la déclaration sous serment visée au paragraphe (2); sur paiement d’un droit raisonnable, la société doit satisfaire à la demande.

Current to February 11, 2020	144	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Head Office and Corporate Records	Siège et livres
Section 245	Article 245

Affidavit and contents

(2) A request under subsection (1) must be accompanied by an affidavit containing

(a) the name and address of the applicant,

(b) the name and address for service of the entity, if the applicant is an entity, and

(c) an undertaking that the basic list and any supplemental lists obtained pursuant to subsections (5) and (6) will not be used except as permitted under section 247,

Teneur de la déclaration

(2) La demande doit être accompagnée d’une déclaration sous serment énonçant :

a) les nom et adresse du requérant;

b) les nom et adresse, aux fins de signification, de l’entité éventuellement requérante;

c) l’engagement de n’utiliser que conformément à l’article 247 la liste principale des actionnaires et les listes supplétives obtenues en vertu des paragraphes (5) et (6).

and, if the applicant is an entity, the affidavit shall be made by a director or an officer of the entity, or any person acting in a similar capacity.

Dans le cas où le requérant est une entité, celle-ci fait établir la déclaration sous serment par un de ses administrateurs ou dirigeants ou par une personne exerçant des fonctions similaires.

Entitlement

(3) A shareholder or creditor of a company or their personal representative — or if the company is a distributing company, any person — is entitled to a basic list of shareholders of the company.

Liste des actionnaires

(3) Les actionnaires et les créanciers de la société, ainsi que leurs représentants personnels — et toute autre personne dans le cas d’une société ayant fait appel au public — peuvent obtenir la liste principale des actionnaires.

Basic list

(4) A basic list of shareholders of a company consists of a list of shareholders that is made up to a date not more than ten days before the receipt of the affidavit referred to in subsection (2) and that sets out

(a) the names of the shareholders of the company;

(b) the number of shares owned by each shareholder; and

(c) the address of each shareholder as shown in the records of the company.

Liste principale

(4) La liste principale des actionnaires mise à jour au moins dix jours avant la réception de la déclaration sous serment énonce :

a) les noms des actionnaires;

b) le nombre d’actions détenues par chaque actionnaire;

c) l’adresse de chaque actionnaire telle qu’elle figure dans les livres.

Supplemental lists

(5) A person requiring a company to supply a basic list of shareholders may, if the person states in the accompanying affidavit that supplemental lists are required, request the company or its agent, on payment of a reasonable fee, to provide supplemental lists of shareholders setting out any changes from the basic list in the names and addresses of the shareholders and the number of shares owned by each shareholder for each business day following the date to which the basic list is made up.

Listes supplétives

(5) La personne qui affirme dans la déclaration sous serment avoir besoin, outre la liste principale, de listes supplétives quotidiennes indiquant les modifications apportées à la liste principale peut, sur paiement d’un droit raisonnable, en demander la remise à la société ou à son mandataire.

When supplemental lists to be furnished

(6) A company or its agent shall provide a supplemental list of shareholders required under subsection (5)

Remise des listes supplétives

(6) La société ou son mandataire remet les listes supplétives :

Current to February 11, 2020	145	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Head Office and Corporate Records	Siège et livres
Sections 245-248	Articles 245-248

(a) within ten days following the date the basic list is provided, where the information relates to changes that took place prior to that date; and

(b) within ten days following the day to which the supplemental list relates, where the information relates to changes that took place on or after the date the basic list was provided.

1991, c. 45, s. 245; 2005, c. 54, s. 416; 2007, c. 6, ss. 352(E), 451(E).

a) dans les dix jours suivant la remise de la liste principale, si les modifications sont antérieures à la date de la remise;

b) sinon, dans les dix jours suivant la date indiquée dans la dernière liste supplétive.

1991, ch. 45, art. 245; 2005, ch. 54, art. 416; 2007, ch. 6, art. 352(A) et 451(A).

Option holders

246 A person requiring a company to supply a basic list or a supplemental list of shareholders may also require the company to include in that list the name and address of any known holder of an option or right to acquire shares of the company.

Détenteurs d’options

246 Il est possible de demander à la société de faire figurer sur la liste principale ou supplétive les nom et adresse des détenteurs connus d’option ou de droits d’acquérir des actions de cette société.

Use of shareholder list

247 A list of shareholders obtained under section 245 shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the company;

(b) an offer to acquire shares of the company; or

(c) any other matter relating to the affairs of the company.

Utilisation de la liste des actionnaires

247 La liste des actionnaires obtenue en vertu de l’article 245 ne peut être utilisée que dans le cadre :

a) soit de tentatives en vue d’influencer le vote des actionnaires de la société;

b) soit de l’offre d’acquérir des actions de la société;

c) soit de toute autre question concernant les affaires internes de la société.

Form of records

248 (1) A register or other record required or authorized by this Act to be prepared and maintained by a company

(a) may be in a bound or loose-leaf form or in a photographic film form; or

(b) may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

Forme des registres

248 (1) Les livres et registres exigés et autorisés par la présente loi peuvent être tenus :

a) soit dans une reliure, en feuillets mobiles ou sous forme de film;

b) soit à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Conversion of records

(2) Registers and records maintained in one form may be converted to any other form.

Conversion

(2) La société peut changer la forme de ses livres et registres.

Destruction of converted records

(3) Notwithstanding section 251, a company may destroy any register or other record referred to in subsection (1) at any time after the register or other record has been converted to another form.

Destruction

(3) Par dérogation à l’article 251, la société peut, lorsqu’elle change la forme de ses registres ou livres, détruire les précédents.

Current to February 11, 2020	146	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Head Office and Corporate Records	Siège et livres
Sections 249-251	Articles 249-251

Protection of records

249 A company and its agents shall take reasonable precautions to

(a) prevent loss or destruction of,

(b) prevent falsification of entries in,

(c) facilitate detection and correction of inaccuracies in, and

(d) ensure that unauthorized persons do not have access to or use of information in the registers and records required or authorized by this Act to be prepared and maintained.

Précautions

249 La société et ses mandataires prennent, à l’égard des registres et des autres livres exigés et autorisés par la présente loi, les mesures suffisantes pour :

a) en empêcher la perte ou la destruction;

b) empêcher la falsification des écritures;

c) faciliter la découverte et la rectification des erreurs;

d) faire en sorte qu’aucune personne non autorisée n’ait accès aux renseignements qui y sont contenus ou ne les utilise.

Requirement to maintain copies and process information in Canada

250 (1) If the Superintendent is of the opinion that it is incompatible with the fulfilment of the Superintendent’s responsibilities under this Act for a company to maintain, in another country, copies of records referred to in section 243 or of its central securities register or for a company to process, in another country, information or data relating to the preparation and maintenance of those records or of its central securities register — or if the Superintendent is advised by the Minister that, in the opinion of the Minister, it is not in the national interest for a company to do any of those activities in another country — the Superintendent shall direct the company to not maintain those copies, or to not process the information or data, as the case may be, in that other country or to maintain those copies or to process the information or data only in Canada.

Lieu de conservation et de traitement des données

250 (1) S’il estime que la conservation dans un pays étranger des exemplaires de livres visés à l’article 243 ou du registre central des valeurs mobilières de la société ou le fait de traiter dans un pays étranger les renseignements et données se rapportant à la tenue et à la conservation des livres ou du registre constitue un obstacle à l’exécution des fonctions qui lui sont conférées en vertu de la présente loi, ou s’il est avisé que cela n’est pas, selon le ministre, dans l’intérêt national, le surintendant ordonne à la société de s’abstenir de se livrer à ces activités dans ce pays ou de ne s’y livrer qu’au Canada.

Company to comply

(2) A company shall without delay comply with any direction issued under subsection (1).

1991, c. 45, s. 250; 2001, c. 9, s. 512; 2005, c. 54, s. 417; 2007, c. 6, s. 353.

Obligation de se conformer

(2) La société doit exécuter sans délai l’ordre visé au paragraphe (1).

1991, ch. 45, art. 250; 2001, ch. 9, art. 512; 2005, ch. 54, art. 417; 2007, ch. 6, art. 353.

Retention of records

251 (1) A company shall retain

(a) the records of the company referred to in subsection 243(1);

(b) any record of the company referred to in paragraph 243(2)(a) or (b); and

(c) the central securities register referred to in subsection 253(1).

Conservation des livres et registres

251 (1) La société est tenue de conserver :

a) les livres visés au paragraphe 243(1);

b) les livres visés aux alinéas 243(2)a) et b);

c) le registre central des valeurs mobilières visé au paragraphe 253(1).

Current to February 11, 2020	147	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Head Office and Corporate Records	Siège et livres
Sections 251-253	Articles 251-253

Idem

(2) A company shall retain all signature cards and signing authorities or copies thereof relating to any deposit or instrument in respect of which the company has paid an amount to the Bank of Canada pursuant to section 424 until the Bank of Canada notifies the company that they need no longer be retained.

Autres documents

(2) La société doit également conserver toutes les cartes et délégations de signature afférentes aux dépôts ou effets à l’égard desquels elle a versé des sommes à la Banque du Canada en application de l’article 424, ou leurs copies, jusqu’à ce que la Banque du Canada l’avise qu’elle ne sont plus requises.

Evidence

(3) Copies of the signature cards and signing authorities referred to in subsection (2) may be kept in any manner or form referred to in paragraphs 248(1)(a) and (b) and any such copies, or prints therefrom, are admissible in evidence in the same manner and to the same extent as the original signature cards and signing authorities.

Preuve

(3) Les copies visées au paragraphe (2) peuvent être conservées en la forme prévue aux alinéas 248(1)a) et b) et celles-ci et les imprimés qui en sont tirés sont admissibles en preuve et ont la même force probante que les originaux en l’occurence.

Relief

(4) Nothing in this section affects the operation of any statute of limitation or prescription or relieves the company from any obligation to the Bank of Canada in respect of any deposit or instrument in respect of which section 424 applies.

Obligation

(4) Le présent article ne fait pas obstacle à l’application des dispositions relatives aux délais et à la prescription ni ne libère la société de son obligation envers la Banque du Canada à l’égard des dépôts et effets visés par l’article

424.

Regulations

252 The Governor in Council may make regulations respecting the records, papers and documents to be retained by a company and the length of time those records, papers and documents are to be retained.

Règlements

252 Le gouverneur en conseil peut prendre des règlements concernant la durée de conservation et la nature des livres, registres ou autres documents à conserver par la société.

Securities Registers

Central securities register

253 (1) A company shall maintain a central securities register in which it shall record the securities, within the meaning of section 84, issued by it in registered form, showing in respect of each class or series of securities

(a) the names, alphabetically arranged, and latest known addresses of the persons who are security holders, and the names and latest known addresses of the persons who have been security holders;

(b) the number of securities held by each security holder; and

(c) the date and particulars of the issue and transfer of each security.

Registres des valeurs mobilières

Registre central des valeurs mobilières

253 (1) La société tient un registre central des valeurs mobilières, au sens de l’article 84, qu’elle a émises à titre nominatif, indiquant pour chaque catégorie ou série :

a) les noms, par ordre alphabétique, et la dernière adresse connue de leurs détenteurs et de leurs prédécesseurs;

b) le nombre des valeurs détenues par chacun des détenteurs;

c) la date et les conditions de l’émission et du transfert de chaque valeur.

Former-Act and continued companies

(2) For the purposes of subsection (1), “central securities register” includes similar registers required by law to be maintained by a former-Act company or by a body corporate continued, or amalgamated and continued, as a company under this Act before the continuance,

Assimilation

(2) Pour l’application du paragraphe (1), sont assimilés au registre central des valeurs mobilières les registres similaires que devaient légalement tenir les sociétés antérieures et les personnes morales prorogées, ou fusionnées et prorogées, comme sociétés sous le régime

Current to February 11, 2020	148	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Securities Registers	Registres des valeurs mobilières
Section 253	Article 253

amalgamation or coming into force of this section, as the case may be.

Access to central securities register

(3) Shareholders and creditors of a company and their personal representatives may examine the central securities register during the usual business hours of the company and may take extracts from it free of charge or have copies of it made on payment of a reasonable fee. If the company is a distributing company, any other person may on payment of a reasonable fee examine the central securities register during the usual business hours of the company and take extracts from it or have copies of it made.

Electronic access

(4) The company may make the information contained in the central securities register available by any mechanical or electronic data processing system or other information storage device that is capable of reproducing it in intelligible written form within a reasonable time.

Affidavit and undertaking

(5) A person who wishes to examine the central securities register, take extracts from it or have copies of it made shall provide the company with an affidavit containing their name and address — or if they are an entity, the name and address for service of the entity — and with an undertaking that the information contained in the register will not be used except in the same way as a list of shareholders may be used under section 247. In the case of an entity, the affidavit is to be sworn by a director or officer of the entity or a person acting in a similar capacity.

Supplementary information

(6) A person who wishes to examine a central securities register, take extracts from it or have copies of it made may on payment of a reasonable fee, if they state in the accompanying affidavit that supplementary information is required, request the company or its agent to provide supplementary information setting out any changes made to the register.

de la présente loi avant leur prorogation ou fusion ou l’entrée en vigueur du présent article, selon le cas.

Consultation

(3) Les actionnaires et les créanciers de la société, ainsi que leurs représentants personnels, peuvent consulter le registre des valeurs mobilières pendant les heures normales d’ouverture des bureaux de la société et en reproduire gratuitement des extraits ou en obtenir des copies sur paiement de droits raisonnables; dans le cas d’une société ayant fait appel au public, cette faculté doit être accordée à toute autre personne, sur paiement d’un droit raisonnable.

Accès par voie électronique

(4) L’accès aux renseignements figurant dans le registre des valeurs mobilières peut être donné à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de produire, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Déclaration

(5) La personne désireuse de consulter le registre des valeurs mobilières et d’en reproduire ou d’en obtenir des extraits transmet à la société une déclaration sous serment énonçant :

a) ses nom et adresse;

b) l’engagement d’utiliser les renseignements figurant au registre des valeurs mobilières conformément au cadre relatif à la liste des actionnaires qui est décrit à l’article 247;

c) si la demande émane d’une entité, ses nom et adresse aux fins de signification ainsi que la déclaration sous serment d’un de ses administrateurs ou dirigeants ou d’une personne qui agit en une qualité similaire selon laquelle elle souscrit à l’engagement prévu à l’alinéa b).

Renseignements supplémentaires

(6) La personne désireuse de consulter le registre des valeurs mobilières et d’en reproduire ou d’en obtenir des extraits qui affirme dans la déclaration sous serment avoir aussi besoin des renseignements supplémentaires indiquant les modifications apportées au registre des valeurs mobilières peut, sur paiement d’un droit raisonnable, en demander la remise à la société ou à son mandataire.

Current to February 11, 2020	149	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Securities Registers	Registres des valeurs mobilières
Sections 253-258	Articles 253-258

When supplementary information to be provided

(7) A company or its agent shall provide the supplementary information within

(a) 10 days after the day on which the central securities register is examined if the changes take place before that day; and

(b) 10 days after the day to which the supplementary information relates if the changes take place on or after the day on which the central securities register is examined.

1991, c. 45, s. 253; 2001, c. 9, s. 513; 2005, c. 54, s. 418.

Branch registers

254 A company may establish as many branch securities registers as it considers necessary.

Agents

255 A company may appoint an agent to maintain its central securities register and each of its branch securities registers.

Location of central securities register

256 (1) The central securities register of a company shall be maintained by the company at its head office or at any other place in Canada designated by the directors of the company.

Location of branch securities register

(2) A branch securities register of a company may be kept at any place in or outside Canada designated by the directors of the company.

Effect of registration

257 Registration of the issue or transfer of a security in the central securities register or in a branch securities register is complete and valid registration for all purposes.

Particulars in branch register

258 (1) A branch securities register shall only contain particulars of the securities issued or transferred at the branch for which that register is established.

Particulars in central register

(2) Particulars of each issue or transfer of a security registered in a branch securities register of a company shall also be kept in the central securities register of the company.

Remise

(7) La société ou son mandataire remet les renseignements supplémentaires :

a) dans les dix jours suivant le jour où la personne a consulté le registre des valeurs mobilières, si les modifications sont antérieures à ce jour;

b) sinon, dans les dix jours suivant la date des derniers renseignements supplémentaires.

1991, ch. 45, art. 253; 2001, ch. 9, art. 513; 2005, ch. 54, art. 418.

Registres locaux

254 La société peut créer autant de registres locaux qu’elle estime nécessaire.

Mandataires

255 La société peut charger un mandataire de tenir le registre central des valeurs mobilières et chacun des registres locaux.

Lieu de conservation

256 (1) La société tient le registre central des valeurs mobilières à son siège ou en tout autre lieu au Canada fixé par le conseil d’administration.

Idem

(2) Le conseil d’administration fixe également le lieu, au Canada ou à l’étranger, où les registres locaux peuvent être tenus.

Effet de l’enregistrement

257 Toute mention de l’émission ou du transfert d’une valeur mobilière sur l’un des registres en constitue un enregistrement complet et valide.

Conditions

258 (1) Les conditions mentionnées dans les registres locaux ne concernent que les valeurs mobilières émises ou transférées au bureau concerné.

Idem

(2) Les conditions des émissions ou transferts de valeurs mobilières mentionnées dans un registre local sont également portées au registre central.

Current to February 11, 2020	150	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Securities Registers	Registres des valeurs mobilières
Sections 259-270	Articles 259-270

Destruction of certificates

259 A company, its agent or a trustee within the meaning of section 299 is not required to produce

(a) a cancelled security certificate in registered form or an instrument referred to in subsection 72(1) that is cancelled or a like cancelled instrument in registered form after six years from the date of its cancellation;

(b) a cancelled security certificate in bearer form or an instrument referred to in subsection 72(1) that is cancelled or a like cancelled instrument in bearer form after the date of its cancellation; or

(c) an instrument referred to in subsection 72(1) or a like instrument, irrespective of its form, after the date of its expiration.

Destruction des certificats

259 La société, ses mandataires, ou le fiduciaire, au sens de l’article 299, ne sont pas tenus de produire :

a) plus de six ans après leur annulation, les certificats de valeurs mobilières nominatives, les titres visés au paragraphe 72(1) ou les titres nominatifs semblables;

b) après leur annulation, les certificats de valeurs mobilières au porteur, les titres visés au paragraphe 72(1) ou les titres au porteur semblables;

c) après l’expiration de leur délai de validité, les titres visés au paragraphe 72(1) ou les titres semblables quelle que soit leur forme.

Corporate Name and Seal

Publication of name

260 A company shall set out its name in legible characters in all contracts, invoices, negotiable instruments and other documents evidencing rights or obligations with respect to other parties that are issued or made by or on behalf of the company.

Corporate seal

261 (1) A company may adopt a corporate seal and change one that it adopted.

Validity of unsealed documents

(2) A document executed on behalf of a company is not invalid merely because a corporate seal is not affixed to it.

1991, c. 45, s. 261; 2005, c. 54, s. 419.

262 to 269 [Repealed, 1997, c. 15, s. 366]

Insiders

Definitions

270 (1) In this section and sections 271 to 277,

affiliate means a body corporate that is affiliated with another body corporate within the meaning of subsection 6(2); (groupe)

business combination means an acquisition of all or substantially all of the assets of one body corporate by another, an amalgamation of two or more bodies corporate or any similar reorganization between two or more bodies corporate; (regroupement d’entreprises)

Dénomination sociale et sceau

Publicité de la dénomination sociale

260 Le nom de la société doit figurer lisiblement sur tous les contrats, factures, effets négociables et autres documents, établis par elle ou en son nom, qui constatent des droits ou obligations à l’égard des tiers.

Sceau

261 (1) La société peut adopter un sceau et le modifier par la suite.

Absence de sceau

(2) L’absence du sceau de la société sur tout document signé en son nom ne le rend pas nul.

1991, ch. 45, art. 261; 2005, ch. 54, art. 419.

262 à 269 [Abrogés, 1997, ch. 15, art. 366]

Initiés

Définitions

270 (1) Les définitions qui suivent s’appliquent au présent article et aux articles 271 à 277.

action Action avec droit de vote, y compris :

a) la valeur mobilière immédiatement convertible en une telle action;

b) les options et droits susceptibles d’exercice immédiat permettant d’acquérir une telle action ou la valeur mobilière visée à l’alinéa a). (share)

Current to February 11, 2020	151	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Insiders	Initiés
Sections 270-271	Articles 270-271

call means an option, transferable by delivery, to demand delivery of a specified number or amount of shares at a fixed price within a specified time but does not include an option or right to acquire shares of the body corporate that granted the option or right to acquire; (option d’achat)

distributing company [Repealed, 2005, c. 54, s. 420]

insider [Repealed, 2005, c. 54, s. 420]

officer, in relation to a company, means

(a) an officer as defined in paragraph (a) of the definition “officer” in section 2, or

(b) any natural person who performs functions for the company similar to those performed by a person referred to in paragraph (a) of the definition “officer” in section 2; (dirigeant d’une société)

put means an option, transferable by delivery, to deliver a specified number or amount of shares at a fixed price within a specified time; (option de vente)

share means a voting share and includes

(a) a security currently convertible into a voting share, and

(b) a currently exercisable option or a right to acquire a voting share or a security referred to in paragraph (a). (action)

dirigeant d’une société Selon le cas :

a) la personne désignée à ce titre par règlement administratif ou résolution du conseil d’administration de la société, notamment le premier dirigeant, le président, le vice-président, le secrétaire, le contrôleur financier ou le trésorier;

b) la personne physique qui exécute pour la société des fonctions semblables à celles remplies par la personne visée à l’alinéa a). (officer)

groupe Sont du même groupe les personnes morales qui le sont au sens du paragraphe 6(2). (affiliate)

initié [Abrogée, 2005, ch. 54, art. 420]

option d’achat Option négociable par tradition ou transfert qui permet d’exiger la livraison d’un nombre précis d’actions à un prix et dans un délai déterminés. Est exclu de la présente définition l’option ou le droit d’acquérir des actions de la personne morale qui l’accorde. (call)

option de vente Option négociable par tradition ou transfert qui permet de livrer un nombre précis d’actions à un prix et dans un délai déterminés. (put)

regroupement d’entreprises Acquisition de la totalité ou de la quasi-totalité des éléments d’actif d’une personne morale par une autre ou fusion de personnes morales ou réorganisation semblable mettant en cause de telles personnes. (business combination)

société ayant fait appel au public [Abrogée, 2005, ch. 54, art. 420]

Control

(2) For the purposes of this section and sections 271 to 277, a person controls a body corporate when the person controls the body corporate within the meaning of section 3, determined without regard to paragraph 3(1)(d).

(3) and (4) [Repealed, 2005, c. 54, s. 420]

1991, c. 45, s. 270; 2005, c. 54, s. 420.

Contrôle

(2) Pour l’application du présent article et des articles 271 à 277, une personne contrôle une personne morale si elle la contrôle au sens de l’article 3, abstraction faite de l’alinéa 3(1)d).

(3) et (4) [Abrogés, 2005, ch. 54, art. 420]

1991, ch. 45, art. 270; 2005, ch. 54, art. 420.

Insider Reporting

Insider report

271 An insider shall submit an insider report in accordance with the regulations.

1991, c. 45, s. 271; 1997, c. 15, s. 367; 2005, c. 54, s. 421.

Rapport d’initié

Rapport d’initié

271 Un initié doit présenter un rapport d’initié conformément aux règlements.

1991, ch. 45, art. 271; 1997, ch. 15, art. 367; 2005, ch. 54, art. 421.

Current to February 11, 2020	152	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Insider Reporting	Rapport d’initié
Sections 272-275	Articles 272-275

Exemption by Superintendent

272 On application by an insider, the Superintendent may in writing and on any terms that the Superintendent thinks fit exempt the insider from any of the requirements of section 271. The exemption may be given retroactive effect and the Superintendent shall publish the particulars of the exemption and the reasons for it in a periodical available to the public.

1991, c. 45, s. 272; 2005, c. 54, s. 421.

Ordonnance de dispense

272 À la demande d’un initié, le surintendant peut, par écrit et aux conditions qu’il juge utiles, le dispenser, même rétroactivement, de toute exigence visée à l’article 271. Il fait alors publier dans un périodique accessible au public les modalités et raisons de la dispense.

1991, ch. 45, art. 272; 2005, ch. 54, art. 421.

272.1 [Repealed, 2005, c. 54, s. 421]

Regulations

273 The Governor in Council may make regulations for carrying out the purposes of sections 271 and 272, including

(a) defining “insider” for the purposes of sections 271 and section 272;

(b) respecting the form and content of an insider report; and

(c) respecting the submission or publication of an insider report.

1991, c. 45, s. 273; 2005, c. 54, s. 421.

272.1 [Abrogé, 2005, ch. 54, art. 421]

Règlements

273 Le gouverneur en conseil peut, par règlement, prendre toute mesure d’application des articles 271 et 272, notamment :

a) définir le terme « initié » pour l’application des articles 271 et 272;

b) fixer le contenu et la forme des rapports d’initié;

c) établir les règles à suivre concernant la présentation des rapports d’initié et la publicité dont ils font l’objet.

1991, ch. 45, art. 273; 2005, ch. 54, art. 421.

274 [Repealed, 2005, c. 54, s. 421]

Insider Trading

Meaning of insider

275 (1) In this section, insider means with respect to a distributing company

(a) a director or officer of the company;

(b) a director or officer of a subsidiary of the company;

(c) a director or officer of a body corporate that enters into a business combination with the company; or

(d) a person employed or retained by the company.

274 [Abrogé, 2005, ch. 54, art. 421]

Opérations d’initiés

Définition de initié

275 (1) Au présent article, initié désigne, relativement à une société ayant fait appel au public, l’une des personnes suivantes :

a) tout administrateur ou dirigeant de celle-ci;

b) tout administrateur ou dirigeant d’une filiale de celle-ci;

c) tout administrateur ou dirigeant d’une personne morale qui participe à un regroupement d’entreprises avec celle-ci;

d) toute personne à son emploi ou dont elle retient les services.

Prohibition — short sale

(2) No insider may knowingly sell, directly or indirectly, a security of a distributing company or of any of the distributing company’s affiliates if the insider does not own or has not fully paid for the security.

Interdiction de vente à découvert

(2) Les initiés ne peuvent sciemment vendre, même indirectement, les valeurs mobilières d’une société ayant fait appel au public ou d’une personne morale de son groupe, dont ils ne sont pas propriétaires ou qu’ils n’ont pas entièrement libérées.

Current to February 11, 2020	153	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Insider Trading	Opérations d’initiés
Sections 275-276	Articles 275-276

Exception

(3) Despite subsection (2), an insider may sell a security that they do not own if they own another security that is convertible into the security that was sold or they own an option or right to acquire the security that was sold, and if within 10 days after the sale they

(a) exercise the conversion privilege, option or right and deliver the security so acquired to the purchaser; or

(b) transfer the convertible security, option or right to the purchaser.

Prohibition — calls and puts

(4) No insider may knowingly, directly or indirectly, buy or sell a call or put in respect of a security of a company or of any of the company’s affiliates.

1991, c. 45, s. 275; 2005, c. 54, s. 422.

Exception

(3) Par dérogation au paragraphe (2), les initiés peuvent vendre les valeurs mobilières dont ils ne sont pas propriétaires qui résultent de la conversion de valeurs mobilières dont ils sont propriétaires ou vendre celles dont ils ne sont pas propriétaires qu’ils ont l’option ou le droit d’acquérir, si, dans les dix jours suivant la vente :

a) soit ils exercent leur privilège de conversion, leur option ou leur droit et livrent les valeurs mobilières à l’acheteur;

b) soit ils transfèrent à l’acheteur leurs valeurs mobilières convertibles, leur option ou leur droit.

Options d’achat ou de vente

(4) Les initiés ne peuvent sciemment, même indirectement, acheter ou vendre des options d’achat ou de vente portant sur les valeurs mobilières de la société ou des personnes morales de son groupe.

1991, ch. 45, art. 275; 2005, ch. 54, art. 422.

Civil Remedies

Extended meaning of insider

276 (1) In this section and sections 276.1 and 277, insider with respect to a company means

(a) the company;

(b) an affiliate of the company;

(c) a director or officer of the company or of any person described in paragraph (b), (d) or (f);

(d) a person who beneficially owns directly or indirectly, or who exercises control or direction over or has a combination of ownership, control and direction in respect of, shares of the company carrying more than the prescribed percentage of the voting rights attached to all of the company’s outstanding shares not including shares held by the person as underwriter while those shares are in the course of a distribution to the public;

(e) a person, other than a person described in paragraph (f), who is employed or retained by the company or by a person described in paragraph (f);

(f) a person who engages in or proposes to engage in any business or professional activity with or on behalf of the company;

Recours

Définition de initié

276 (1) Au présent article et aux articles 276.1 et 277, initié désigne, relativement à une société, les personnes suivantes :

a) la société elle-même;

b) les personnes morales de son groupe;

c) ses administrateurs et dirigeants ou ceux d’une personne visée aux alinéas b), d) ou f);

d) toute personne qui a la propriété effective —directement ou indirectement — d’actions émises par elle ou qui exerce le contrôle ou a la haute main sur de telles actions, ou qui possède une combinaison de ces éléments, ces actions comportant un pourcentage des voix attachées à l’ensemble des actions en circulation de la société supérieur au pourcentage réglementaire, à l’exclusion des actions que cette personne détient en qualité de placeur pendant qu’elles font l’objet d’une souscription publique;

e) toute personne — à l’exclusion de celle visée à l’alinéa f) — dont les services sont retenus ou qui est employée par elle ou par une personne visée à l’alinéa f);

f) toute personne qui exerce ou se propose d’exercer une activité commerciale ou professionnelle avec elle ou pour son compte;

Current to February 11, 2020	154	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Civil Remedies	Recours
Section 276	Article 276

(g) a person who received material confidential information concerning the company while they were a person described in any of paragraphs (a) to (f);

(h) a person who receives material confidential information from a person who is and who they know or ought reasonably to have known is a person described in this subsection, including in this paragraph, or subsection (3) or (4); or

(i) a prescribed person.

g) toute personne qui, pendant qu’elle était visée par un des alinéas a) à f), a reçu des renseignements confidentiels importants la concernant;

h) toute personne qui reçoit des renseignements confidentiels importants d’une personne visée par le présent paragraphe — notamment par le présent alinéa — ou par les paragraphes (3) ou (4) qu’elle sait ou aurait raisonnablement dû savoir qu’ils étaient donnés par une telle personne;

i) toute autre personne visée par les règlements.

Extended meaning of security

(2) For the purposes of this section, each of the following is deemed to be a security of a company:

(a) a put, call, option or other right or obligation to purchase or sell a security of the company; and

(b) a security of another entity, the market price of which varies materially with the market price of the securities of the company.

Présomption relative aux valeurs mobilières

(2) Pour l’application du présent article, sont réputées des valeurs mobilières de la société :

a) les options de vente ou d’achat, ainsi que les autres droits ou obligations visant l’achat ou la vente de ces valeurs mobilières;

b) les valeurs mobilières d’une autre entité dont le cours suit sensiblement celui des valeurs mobilières de la société.

Deemed insider — take-over bid or business combination

(3) For the purposes of this section and subsection 276.1(1), a person who proposes to make a take-over bid as defined in the regulations for securities of a company or to enter into a business combination with a company is an insider of the company with respect to material confidential information obtained from the company.

Présomption — offre d’achat visant à la mainmise

(3) Toute personne qui se propose de faire une offre d’achat visant à la mainmise — au sens des règlements —des valeurs mobilières d’une société ou qui se propose de participer à un regroupement d’entreprises avec une société est un initié de la société en ce qui a trait aux renseignements confidentiels importants obtenus de celle-ci, pour l’application du présent article et du paragraphe 276.1(1).

Deemed insider — affiliate or associate

(4) An insider of a person referred to in subsection (3), or the person’s affiliate or associate, is an insider of the company referred to in that subsection. Paragraphs (1)(b) to (i) apply in making this determination except that references to “company” are to be read as references to “person described in subsection (3)”.

Présomption — personne de même groupe et associé

(4) L’initié — au sens des alinéas (1)b) à i), la mention de « société » y valant mention d’une « personne visée au paragraphe (3) » — d’une personne visée au paragraphe (3), ainsi que la personne du même groupe que celle-ci ou son associé, est un initié de la société visée à ce paragraphe.

Meaning of associate

(5) In subsection (4), associate means with respect to a person

(a) a body corporate that the person directly or indirectly controls, determined without regard to paragraph 3(1)(d), or of which they beneficially own shares or securities currently convertible into shares carrying more than 10% of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing or a currently

Associé

(5) Au paragraphe (4), « associé » désigne, relativement à une personne :

a) la personne morale qu’elle contrôle, directement ou indirectement — abstraction faite de l’alinéa 3(1)d) —, ou dans laquelle elle a la propriété effective soit d’un certain nombre d’actions, ou de valeurs mobilières immédiatement convertibles en actions, conférant plus de dix pour cent des droits de vote en tout état de cause ou en raison de la survenance d’un fait qui

Current to February 11, 2020	155	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Civil Remedies	Recours
Sections 276-276.1	Articles 276-276.1

exercisable option or right to purchase the shares or convertible securities;

(b) a partner of the person acting on behalf of the partnership of which they are partners;

(c) a trust or estate in which the person has a substantial beneficial interest or in respect of which they serve as a trustee or a liquidator of the succession or in a similar capacity;

(d) a spouse or common-law partner of the person;

(e) a child of the person or of their spouse or common-law partner; or

(f) if that relative has the same residence as the person, a relative of the person or of their spouse or common-law partner.

demeure, soit d’une option ou d’un droit susceptibles d’exercice immédiat et permettant d’acquérir de telles actions ou valeurs mobilières;

b) son associé dans une société de personnes qui agit pour le compte de celle-ci;

c) la fiducie ou la succession dans lesquelles elle a un intérêt substantiel à titre de véritable propriétaire ou à l’égard desquelles elle remplit des fonctions de fiduciaire, d’exécuteur testamentaire ou des fonctions analogues;

d) son époux ou conjoint de fait;

e) ses enfants ou ceux de son époux ou conjoint de fait;

f) ses autres parents — ou ceux de son époux ou conjoint de fait — qui partagent sa résidence.

Insider trading — compensation to sellers and purchasers

(6) An insider of a company who purchases or sells a security of the company with knowledge of confidential information that if it were generally known might reasonably be expected to materially affect the value of any of the securities of the company is liable to compensate the seller or purchaser of the security, as the case may be, for any loss suffered by them as a result of the purchase or sale unless the insider establishes that

(a) the insider reasonably believed that the information had been generally disclosed;

(b) the information was known or ought reasonably to have been known by the seller or purchaser; or

(c) the purchase or sale of the security took place in the prescribed circumstances.

Responsabilité : opération effectuée par l’initié

(6) L’initié d’une société qui achète ou vend une valeur mobilière de la société tout en ayant connaissance d’un renseignement confidentiel qui, s’il était généralement connu, provoquerait vraisemblablement une modification sensible du prix des valeurs mobilières de la société est tenu d’indemniser le vendeur ou l’acheteur des dommages résultant de cette opération, sauf s’il établit l’un ou l’autre des éléments suivants :

a) il avait des motifs raisonnables de croire que le renseignement avait été préalablement diffusé;

b) le vendeur ou l’acheteur avait connaissance ou aurait raisonnablement dû avoir connaissance de ce renseignement;

c) l’achat ou la vente de la valeur mobilière a eu lieu dans les circonstances réglementaires.

Insider trading — compensation to company

(7) The insider is accountable to the company for any benefit or advantage received or receivable by the insider as a result of a purchase or sale described in subsection (6) unless they establish the circumstances described in paragraph (6)(a).

1991, c. 45, s. 276; 2005, c. 54, s. 422.

Responsabilité : opération effectuée par l’initié

(7) Il est également redevable envers la société des profits ou avantages qu’il tire ou a tirés de cette opération, sauf s’il établit l’élément visé à l’alinéa (6)a).

1991, ch. 45, art. 276; 2005, ch. 54, art. 422.

Tipping — compensation to sellers and purchasers

276.1 (1) An insider of a company who discloses confidential information with respect to the company that has not been generally disclosed and that if it were generally known might reasonably be expected to materially affect the value of any of the securities of the company is liable

Responsabilité : divulgation par l’initié

276.1 (1) L’initié d’une société qui divulgue à quiconque un renseignement confidentiel relatif à la société qui n’a pas été préalablement diffusé et qui, s’il était généralement connu, provoquerait vraisemblablement une modification sensible du prix des

Current to February 11, 2020	156	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Civil Remedies	Recours
Sections 276.1-277	Articles 276.1-277

to compensate any person who subsequently sells securities of the company to or purchases them from any person who received the information unless the insider establishes that

(a) the insider reasonably believed that the information had been generally disclosed;

(b) the information was known or ought reasonably to have been known by the person who alleges that they suffered the loss;

(c) if the insider is not a person described in subsection 276(3) or (4), the disclosure of the information was necessary in the course of their business; or

(d) if the insider is a person described in subsection 276(3) or (4), the disclosure of the information was necessary to effect the take-over bid or business combination.

valeurs mobilières de la société est tenu d’indemniser le vendeur ou l’acheteur de ces valeurs mobilières des dommages qu’il subit en raison d’une opération qu’il effectue avec une personne à qui le renseignement a été communiqué, sauf si l’initié établit l’un ou l’autre des éléments suivants :

a) il avait des motifs raisonnables de croire que le renseignement avait été préalablement diffusé;

b) la personne qui prétend avoir subi les dommages avait connaissance ou aurait raisonnablement dû avoir connaissance de ce renseignement;

c) il n’est pas un initié visé aux paragraphes 276(3) ou (4) et la divulgation du renseignement était nécessaire dans le cadre de ses activités commerciales;

d) il est un initié visé aux paragraphes 276(3) ou (4) et la divulgation du renseignement était nécessaire pour effectuer une offre d’achat visant à la mainmise ou un regroupement d’entreprises.

Tipping — compensation to company

(2) The insider is accountable to the company for any benefit or advantage received or receivable by them as a result of a disclosure of information as described in subsection (1) unless they establish the circumstances described in paragraph (1)(a), (c) or (d).

2005, c. 54, s. 422.

Avantages et profits

(2) Il est également redevable envers la société des profits ou avantages qu’il tire ou a tirés à la suite de cette divulgation, sauf s’il établit un des éléments visés aux alinéas (1)a), c) ou d).

2005, ch. 54, art. 422.

Measure of damages

277 (1) The court may assess damages under subsection 276(6) or 276.1(1) in accordance with any measure of damages that it considers relevant in the circumstances. However, in assessing damages in respect of a security of a distributing company, the court shall consider the following:

(a) if the plaintiff is a purchaser, the price that they paid for the security less the average market price of the security over the 20 trading days immediately following general disclosure of the information; and

(b) if the plaintiff is a seller, the average market price of the security over the 20 trading days immediately following general disclosure of the information, less the price that they received for the security.

Évaluation des dommages

277 (1) Le tribunal évalue les dommages visés aux paragraphes 276(6) ou 276.1(1) en utilisant les critères qu’il juge indiqués dans les circonstances. Toutefois, dans le cas où il s’agit d’une valeur mobilière d’une société ayant fait appel au public, il tient compte de ce qui suit :

a) si le demandeur en est l’acheteur, le prix de son acquisition, duquel est soustrait le cours moyen de celle-ci durant les vingt jours d’activité à la bourse de valeurs mobilières qui suivent la diffusion du renseignement;

b) si le demandeur en est le vendeur, le cours moyen de la valeur mobilière durant les vingt jours d’activité à la bourse de valeurs mobilières qui suivent la diffusion du renseignement, duquel est soustrait le prix reçu pour cette valeur mobilière.

Liability — more than one insider

(2) If more than one insider is liable under subsection 276(6) or 276.1(1) with respect to the same transaction or

Responsabilité solidaire

(2) Lorsqu’elle est partagée entre plusieurs initiés responsables au titre des paragraphes 276(6) ou 276.1(1)

Current to February 11, 2020	157	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Civil Remedies	Recours
Sections 277-279	Articles 277-279

series of transactions, their liability is joint and several, or solidary.

Limitation

(3) An action to enforce a right created by subsection 276(6) or (7) or section 276.1 may be commenced only within two years after discovery of the facts that gave rise to the cause of action.

1991, c. 45, s. 277; 2005, c. 54, s. 422.

à l’égard d’une même opération ou série d’opérations, la responsabilité est solidaire.

Prescription

(3) Toute action tendant à faire valoir un droit découlant des paragraphes 276(6) ou (7) ou de l’article 276.1 se prescrit par deux ans à compter de la découverte des faits qui y donnent lieu.

1991, ch. 45, art. 277; 2005, ch. 54, art. 422.

Prospectus

Distribution

278 (1) No person including a company shall distribute securities of a company except in accordance with the regulations made under subsection (2).

Prospectus

Mise en circulation

278 (1) Quiconque, y compris une société, met les valeurs mobilières d’une société en circulation doit le faire conformément aux règlements pris en vertu du paragraphe (2).

Regulations

(2) The Governor in Council may make regulations respecting the distribution of securities of a company, including

(a) respecting the information that is to be disclosed by a company before the distribution of any of its securities, including the information that is to be included in a prospectus;

(b) respecting the manner of disclosure and the form of the information that is to be disclosed; and

(c) exempting any class of distribution of securities from the application of subsection (1).

1991, c. 45, s. 278; 2005, c. 54, s. 422.

Règlements

(2) Le gouverneur en conseil peut prendre des règlements concernant la mise en circulation de valeurs mobilières d’une société, notamment des règlements :

a) concernant l’information qui doit être communiquée par une société avant la mise en circulation de ses valeurs mobilières, notamment l’information que doit contenir le prospectus;

b) concernant la communication et la forme de l’information qui doit être communiquée;

c) soustrayant toute catégorie de mise en circulation de valeurs mobilières à l’application du paragraphe (1).

1991, ch. 45, art. 278; 2005, ch. 54, art. 422.

Order of exemption

279 (1) On application by a company or any person proposing to make a distribution, the Superintendent may, by order, exempt that distribution from the application of any regulations made under subsection 278(2) if the Superintendent is satisfied that the company has disclosed or is about to disclose, in compliance with the laws of the relevant jurisdiction, information relating to the distribution that in form and content substantially complies with the requirements of those regulations.

Conditions

(2) An order under subsection (1) may contain any conditions or limitations that the Superintendent deems appropriate.

1991, c. 45, s. 279; 2005, c. 54, s. 422.

Dispense

279 (1) Le surintendant peut, sur demande et par ordonnance, dispenser de l’application des règlements pris en vertu du paragraphe 278(2) la société ou toute personne qui entend procéder à une mise en circulation et qui le convainc que la société a communiqué ou est sur le point de communiquer, conformément aux lois applicables, de l’information visant la mise en circulation dont la forme et le fond répondent pour l’essentiel aux exigences des règlements.

Conditions

(2) L’ordonnance peut énoncer les conditions et les restrictions que le surintendant juge utiles.

1991, ch. 45, art. 279; 2005, ch. 54, art. 422.

Current to February 11, 2020	158	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Going-private Transactions and Squeeze-out Transactions	Transactions de fermeture et transactions d’éviction
Sections 280-282	Articles 280-282

Going-private Transactions and Squeeze-out Transactions

Going-private transactions

280 A company may carry out a going-private transaction if it complies with any applicable provincial securities laws.

1991, c. 45, s. 280; 1994, c. 26, s. 75(F); 1999, c. 31, s. 215; 2005, c. 54, s. 422.

Transactions de fermeture et transactions d’éviction

Transactions de fermeture

280 Une société peut effectuer une transaction de fermeture si elle se conforme à la législation provinciale applicable en matière de valeurs mobilières.

1991, ch. 45, art. 280; 1994, ch. 26, art. 75(F); 1999, ch. 31, art. 215; 2005, ch. 54, art. 422.

Squeeze-out transactions

281 No company may carry out a squeeze-out transaction unless, in addition to any approval by holders of shares required by or under this Act or the company’s by-laws, the transaction is approved by ordinary resolution of the holders of each class of shares affected by the transaction, voting separately, whether or not the shares otherwise carry the right to vote. However, the following do not have the right to vote on the resolution:

(a) affiliates of the company; and

(b) holders of shares that following the squeeze-out transaction would be entitled to consideration of greater value or to superior rights or privileges than those available to other holders of shares of the same class.

1991, c. 45, s. 281; 1999, c. 31, s. 216; 2005, c. 54, s. 422.

Transactions d’éviction

281 Une société ne peut effectuer une transaction d’éviction que si elle reçoit, en plus de toute approbation exigée des détenteurs d’actions de la société par la présente loi ou les règlements administratifs, l’approbation des détenteurs d’actions de chaque catégorie visée, exprimée par résolution ordinaire votée séparément, même si les actions de cette catégorie ne confèrent aucun droit de vote, à l’exception des détenteurs suivants :

a) les personnes morales du même groupe que la société;

b) ceux qui, à la suite de la transaction d’éviction, auraient droit à une contrepartie ou à des droits ou privilèges supérieurs à ceux que pourraient recevoir les détenteurs des autres actions de la même catégorie.

1991, ch. 45, art. 281; 1999, ch. 31, art. 216; 2005, ch. 54, art. 422.

Right to dissent

282 (1) A holder of shares of a company may dissent if the company resolves to carry out a going-private transaction or squeeze-out transaction that affects those shares.

Droit de s’opposer

282 (1) Le détenteur d’actions d’une société visées par une transaction de fermeture ou une transaction d’éviction peut faire valoir son opposition.

Payment for shares

(2) In addition to any other right that the shareholder may have, but subject to subsection (25), a shareholder who complies with this section is, when the action approved by the resolution from which the shareholder dissents becomes effective, entitled to be paid by the company the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted by the shareholders.

Remboursement des actions

(2) Outre les autres droits qu’il peut avoir, mais sous réserve du paragraphe (25), l’actionnaire qui se conforme au présent article a le droit, à la prise d’effet des mesures approuvées par la résolution à l’égard de laquelle il a fait valoir son opposition, de se faire verser par la société la juste valeur des actions en cause fixée à l’heure de fermeture des bureaux la veille de l’adoption par les actionnaires de la résolution.

No partial dissent

(3) A dissenting shareholder may claim under this section only with respect to all of the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Opposition partielle interdite

(3) L’actionnaire opposant ne peut se prévaloir du présent article que pour la totalité des actions d’une catégorie qui sont inscrites à son nom mais détenues pour le compte d’un véritable propriétaire.

Current to February 11, 2020	159	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Going-private Transactions and Squeeze-out Transactions	Transactions de fermeture et transactions d’éviction
Section 282	Article 282

Objection

(4) A dissenting shareholder shall send to the company, at or before any meeting of shareholders at which a resolution referred to in subsection (2) is to be voted on by the shareholders, a written objection to the resolution unless the company did not give notice to the shareholder of the purpose of the meeting and their right to dissent.

Opposition

(4) L’actionnaire opposant envoie par écrit à la société, avant ou pendant l’assemblée d’actionnaires convoquée pour l’adoption par les actionnaires de la résolution visée au paragraphe (2), son opposition à celle-ci, sauf si la société ne lui a donné avis ni de l’objet de cette assemblée ni de son droit de s’opposer.

Notice that resolution was adopted

(5) The company shall within 10 days after the day on which the shareholders adopt the resolution send to each shareholder who sent an objection under subsection (4) notice that the resolution was adopted. If it is necessary for the Minister or Superintendent to approve the transaction within the meaning of subsection 527.2(1) before it becomes effective, the company shall send notice within 10 days after the approval. Notice is not required to be sent to a shareholder who voted for the resolution or one who has withdrawn their objection.

Avis de résolution

(5) La société, dans les dix jours suivant l’adoption par les actionnaires de la résolution visée au paragraphe (2) ou, le cas échéant, l’agrément, au sens du paragraphe 527.2(1), par le ministre ou le surintendant de la transaction concernée, en avise les actionnaires qui ont envoyé leur opposition conformément au paragraphe (4) et ont voté contre la résolution.

Demand for payment

(6) A dissenting shareholder shall within 20 days after receiving the notice referred to in subsection (5) — or, if they do not receive it, within 20 days after learning that the resolution was adopted by the shareholders — send to the company a written notice containing

(a) their name and address;

(b) the number and class of shares in respect of which they dissent; and

(c) a demand for payment of the fair value of those shares.

Demande de paiement

(6) L’actionnaire opposant, dans les vingt jours suivant la réception de l’avis prévu au paragraphe (5) ou, à défaut, suivant la date où il prend connaissance de l’adoption par les actionnaires de la résolution, envoie un avis écrit à la société indiquant :

a) ses nom et adresse;

b) le nombre et la catégorie des actions sur lesquelles porte son opposition;

c) une demande de versement de la juste valeur de ces actions.

Share certificates

(7) A dissenting shareholder shall within 30 days after sending a notice under subsection (6) send the certificates representing the shares in respect of which they dissent to the company or its transfer agent.

Forfeiture

(8) A dissenting shareholder who fails to comply with subsection (7) has no right to make a claim under this section.

Endorsing certificate

(9) A company or its transfer agent shall endorse on any share certificate received in accordance with subsection (7) a notice that the holder is a dissenting shareholder under this section and shall without delay return the share certificates to the dissenting shareholder.

Certificat d’actions

(7) L’actionnaire opposant, dans les trente jours suivant l’envoi de l’avis prévu au paragraphe (6), envoie à la société ou à son agent de transfert les certificats des actions sur lesquelles porte son opposition.

Déchéance

(8) L’actionnaire opposant qui ne se conforme pas au paragraphe (7) ne peut faire valoir le droit de s’opposer prévu au présent article.

Endossement du certificat

(9) La société ou son agent de transfert renvoie immédiatement à l’actionnaire opposant les certificats reçus en application du paragraphe (7) après y avoir inscrit une mention à l’endos attestant que l’actionnaire est un opposant au titre du présent article.

Current to February 11, 2020	160	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Going-private Transactions and Squeeze-out Transactions	Transactions de fermeture et transactions d’éviction
Section 282	Article 282

Suspension of rights

(10) On sending a notice under subsection (6), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section. However, the shareholder’s rights are reinstated as of the date the notice was sent if

(a) the shareholder withdraws the notice before the company makes an offer under subsection (11);

(b) the company fails to make an offer in accordance with subsection (11) and the shareholder withdraws the notice; or

(c) the directors revoke under section 225 the special resolution that was made in respect of the going-private transaction or squeeze-out transaction.

Suspension des droits

(10) Dès l’envoi de l’avis prévu au paragraphe (6), l’actionnaire opposant perd tous ses droits sauf celui de se faire rembourser la juste valeur de ses actions déterminée conformément au présent article; cependant, il recouvre ses droits rétroactivement à compter de la date d’envoi de l’avis si, selon le cas :

a) il retire l’avis avant que la société ne fasse l’offre visée au paragraphe (11);

b) la société n’ayant pas fait l’offre conformément au paragraphe (11), il retire son avis;

c) les administrateurs annulent aux termes de l’article 225 la résolution extraordinaire visant la transaction de fermeture ou la transaction d’éviction.

Offer to pay

(11) A company shall, no later than seven days after the later of the day on which the action approved by the resolution from which the shareholder dissents becomes effective and the day on which the company received the notice referred to in subsection (6), send to each dissenting shareholder who sent a notice

(a) a written offer to pay for their shares in an amount considered by the directors of the company to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (25) applies, a notice that it is unable to lawfully pay dissenting shareholders for their shares.

Offre de versement

(11) La société, dans les sept jours suivant la date de prise d’effet des mesures approuvées dans la résolution à l’égard de laquelle l’actionnaire fait valoir son opposition ou, si elle est postérieure, celle de la réception de l’avis prévu au paragraphe (6), envoie aux actionnaires opposants qui ont fait parvenir leur avis :

a) une offre écrite de remboursement de leurs actions à leur juste valeur, telle que déterminée par les administrateurs, avec une déclaration précisant le mode de calcul retenu;

b) en cas d’application du paragraphe (25), un avis les informant qu’il lui est légalement impossible d’effectuer le remboursement.

Same terms

(12) Every offer made under subsection (11) for shares of the same class or series is to be on the same terms.

Modalités identiques

(12) Les offres prévues au paragraphe (11) sont faites selon les mêmes modalités si elles visent des actions de la même catégorie ou série.

Payment

(13) Subject to subsection (25), a company shall pay for the shares of a dissenting shareholder within 10 days after the day on which an offer made under subsection (11) is accepted, but the offer lapses if the company does not receive an acceptance within 30 days after the day on which the offer is made.

Court may fix fair value

(14) If a company fails to make an offer under subsection (11) or if a dissenting shareholder fails to accept an offer, the company may, within 50 days after the day on which the action approved by the resolution from which the shareholder dissents becomes effective or within any

Remboursement

(13) Sous réserve du paragraphe (25), la société procède au remboursement dans les dix jours suivant l’acceptation de l’offre faite en vertu du paragraphe (11); si l’acceptation ne lui parvient pas dans les trente jours suivant le jour où l’offre est faite, celle-ci devient caduque.

Demande de la société au tribunal

(14) Faute par la société de faire l’offre prévue au paragraphe (11), ou par l’actionnaire opposant de l’accepter, la société peut, dans les cinquante jours suivant la date de prise d’effet des mesures approuvées dans la résolution à l’égard de laquelle l’actionnaire fait

Current to February 11, 2020	161	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Going-private Transactions and Squeeze-out Transactions	Transactions de fermeture et transactions d’éviction
Section 282	Article 282

further period that a court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

Shareholder application

(15) If a company fails to apply to a court under subsection (14), a dissenting shareholder may apply to a court for the same purpose within a further period of 20 days or within any further period that the court may allow.

valoir son opposition ou dans tout délai supplémentaire accordé par le tribunal, demander à celui-ci de fixer la juste valeur des actions.

Demande de l’actionnaire au tribunal

(15) Faute par la société de saisir le tribunal en vertu du paragraphe (14), celui-ci peut être saisi par l’actionnaire opposant qui bénéficie alors d’un délai supplémentaire de vingt jours ou de tout délai supplémentaire accordé par le tribunal.

Venue

(16) An application under subsection (14) or (15) is to be made to a court having jurisdiction where the company’s head office is situated or, if the company carries on business in the province in which the dissenting shareholder resides, in that province.

No security for costs

(17) A dissenting shareholder is not required to give security for costs in an application made under subsection (14) or (15).

Compétence territoriale

(16) La demande prévue aux paragraphes (14) ou (15) doit être présentée au tribunal du ressort du siège de la société ou de la résidence de l’actionnaire opposant, si celle-ci est située dans une province où la société exerce son activité commerciale.

Absence de cautionnement

(17) Dans le cadre d’une demande présentée en vertu des paragraphes (14) ou (15), l’actionnaire opposant n’est pas tenu de fournir de cautionnement pour les frais.

Parties

(18) On an application to a court under subsection (14) or (15),

(a) all dissenting shareholders whose shares have not been purchased by the company are to be joined as parties and are bound by the decision of the court;

(b) the company shall notify each of them of the date, place and consequences of the application and their right to appear and be heard in person or by counsel; and

(c) the company shall notify the Superintendent of the date and place of the application and the Superintendent may appear and be heard in person or by counsel.

Parties et surintendant

(18) Sur demande présentée en vertu des paragraphes (14) ou (15) :

a) tous les actionnaires opposants dont la société n’a pas acheté les actions sont mis en cause et sont liés par la décision du tribunal;

b) la société avise chacun d’eux de la date et du lieu de l’audition de la demande, des conséquences de celle-ci ainsi que de son droit de comparaître en personne ou par ministère d’avocat;

c) elle avise également le surintendant de la date et du lieu de l’audition de la demande et celui-ci peut comparaître en personne ou par ministère d’avocat.

Powers of court

(19) On an application to a court under subsection (14) or (15), the court may determine whether any other person is a dissenting shareholder and is to be joined as a party and the court shall then fix a fair value for the shares of all dissenting shareholders.

Appraisers

(20) The court may appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

Pouvoirs du tribunal

(19) Sur demande présentée en vertu des paragraphes (14) ou (15), le tribunal peut décider qu’il existe d’autres actionnaires opposants à mettre en cause et doit fixer la juste valeur des actions en question.

Experts

(20) Le tribunal peut charger des experts-estimateurs de l’aider à calculer la juste valeur des actions des actionnaires opposants.

Current to February 11, 2020	162	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Going-private Transactions and Squeeze-out Transactions	Transactions de fermeture et transactions d’éviction
Sections 282-287	Articles 282-287

Final order

(21) The final order of the court is to be rendered against the company in favour of each dissenting shareholder for the value of the shares as fixed by the court.

Interest

(22) The court may allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution from which the shareholder dissents becomes effective until the date of payment.

Ordonnance définitive

(21) L’ordonnance définitive est rendue contre la société en faveur de chaque actionnaire opposant et indique la valeur des actions fixée par le tribunal.

Intérêts

(22) Le tribunal peut accorder sur la somme versée à chaque actionnaire opposant des intérêts à un taux raisonnable pour la période comprise entre la date de prise d’effet des mesures approuvées dans la résolution à l’égard de laquelle l’actionnaire fait valoir son opposition et celle du versement.

Notice that s. (25) applies

(23) If subsection (25) applies, the company shall within 10 days after an order is made under subsection (21) notify each dissenting shareholder that it is unable to lawfully pay dissenting shareholders for their shares.

Effect of s. (25)

(24) If subsection (25) applies, a dissenting shareholder may by written notice delivered to the company within 30 days after receiving notice under subsection (23)

(a) withdraw their notice of dissent, in which case the company is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain their status as a claimant against the company, to be paid as soon as the company is able to lawfully pay them or, in a liquidation, to be ranked subordinate to the rights of the company’s creditors but in priority to its shareholders.

Avis d’application du par. (25)

(23) Dans les cas prévus au paragraphe (25), la société, dans les dix jours suivant le prononcé de l’ordonnance prévue au paragraphe (21), avise chaque actionnaire opposant qu’il lui est légalement impossible d’effectuer le remboursement.

Effet de l’application du par. (25)

(24) En cas d’application du paragraphe (25), l’actionnaire opposant peut, par avis écrit remis à la société dans les trente jours suivant la réception de l’avis prévu au paragraphe (23) :

a) soit retirer son avis d’opposition et recouvrer ses droits, la société étant réputée consentir à ce retrait;

b) soit conserver la qualité de créancier pour être remboursé par la société dès qu’elle sera légalement en mesure de le faire ou, en cas de liquidation, pour être colloqué après les autres créanciers mais par préférence aux actionnaires.

Limitation

(25) A company may not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that the company is or the payment would cause the company to be in contravention of a regulation referred to in subsection 473(1) or (2) or of an order made under subsection 473(3).

1991, c. 45, s. 282; 2005, c. 54, s. 422.

283 [Repealed, 2005, c. 54, s. 422]

284 [Repealed, 2005, c. 54, s. 422]

285 [Repealed, 2005, c. 54, s. 422]

286 [Repealed, 2005, c. 54, s. 422]

287 [Repealed, 2005, c. 54, s. 422]

Limitation

(25) La société ne peut effectuer aucun paiement aux actionnaires opposants en vertu du présent article s’il existe des motifs raisonnables de croire que, ce faisant, elle contrevient ou contreviendra aux règlements visés aux paragraphes 473(1) ou (2) ou aux ordonnances visées au paragraphe 473(3).

1991, ch. 45, art. 282; 2005, ch. 54, art. 422.

283 [Abrogé, 2005, ch. 54, art. 422]

284 [Abrogé, 2005, ch. 54, art. 422]

285 [Abrogé, 2005, ch. 54, art. 422]

286 [Abrogé, 2005, ch. 54, art. 422]

287 [Abrogé, 2005, ch. 54, art. 422]

Current to February 11, 2020	163	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Section 288	Article 288

Compulsory Acquisitions

Definitions

288 (1) In this section and sections 289 to 298,

affiliate means a body corporate that is affiliated with another body corporate within the meaning of subsection 6(2); (groupe)

associate of the offeror means

(a) a body corporate that an offeror, directly or indirectly, controls, determined without regard to paragraph 3(1)(d), or of which an offeror beneficially owns shares or securities currently convertible into shares carrying more than 10 per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase the shares or the convertible securities,

(b) a partner of the offeror acting on behalf of the partnership of which they are partners,

(c) a trust or estate in which the offeror has a substantial beneficial interest or in respect of which they serve as a trustee or a liquidator of the succession or in a similar capacity,

(d) a spouse or common-law partner of the offeror,

(e) a child of the offeror or of the offeror’s spouse or common-law partner, or

(f) a relative of the offeror or of the offeror’s spouse or common-law partner, if that relative has the same residence as the offeror; (associé du pollicitant)

dissenting offeree means a holder of a share who does not accept a take-over bid or a subsequent holder of the share who acquires it from the first-mentioned holder; (pollicité opposant)

exempt offer [Repealed, 2005, c. 54, s. 423]

offeree means a person to whom a take-over bid is made; (pollicité)

offeree company means a company the shares of which are the object of a take-over bid; (société pollicitée)

offeror means a person, other than an agent, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a) make take-over bids jointly or in concert, or

Offres publiques d’achat

Définitions

288 (1) Les définitions qui suivent s’appliquent au présent article et aux articles 289 à 298.

action Action conférant ou non un droit de vote. Y sont assimilés la valeur mobilière immédiatement convertible en une telle action et l’option ou le droit, susceptibles d’exercice immédiat, d’acquérir une telle action ou valeur mobilière. (share)

associé du pollicitant

a) La personne morale que le pollicitant contrôle, directement ou indirectement, — abstraction faite de l’alinéa 3(1)d) — ou dans laquelle il a la propriété effective soit d’un certain nombre d’actions, ou de valeurs mobilières immédiatement convertibles en actions, conférant plus de dix pour cent des droits de vote en tout état de cause ou en raison de la survenance d’un fait qui demeure, soit d’une option ou d’un droit susceptibles d’exercice immédiat et permettant d’acquérir de telles actions ou valeurs mobilières;

b) l’associé du pollicitant dans une société de personnes agissant pour le compte de celle-ci;

c) la fiducie ou la succession dans lesquelles le pollicitant a un intérêt substantiel à titre de véritable propriétaire ou à l’égard desquelles il remplit des fonctions de fiduciaire, d’exécuteur testamentaire ou des fonctions analogues;

d) l’époux ou conjoint de fait du pollicitant;

e) ses enfants ou ceux de son époux ou conjoint de fait;

f) ses autres parents — ou ceux de son époux ou conjoint de fait — qui partagent sa résidence. (associate of the offeror)

groupe Sont du même groupe les personnes morales qui le sont au sens du paragraphe 6(2). (affiliate)

offre d’achat visant à la mainmise L’offre qu’un pollicitant adresse à peu près au même moment à tous les actionnaires d’une société ayant fait appel au public pour acquérir toutes les actions d’une catégorie d’actions émises. Y est assimilée la pollicitation d’une telle société visant le rachat de toutes les actions d’une catégorie de ses actions. (take-over bid)

offre franche [Abrogée, 2005, ch. 54, art. 423]

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Sections 288-290	Articles 288-290

(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made; (pollicitant)

share means a share with or without voting rights and includes

(a) a security that is currently convertible into a share, and

(b) a currently exercisable option or right to acquire a share or a security referred to in paragraph (a); (action)

take-over bid means an offer made by an offeror at approximately the same time to all of the shareholders of a distributing company to acquire all of the shares of a class of issued shares, and includes an offer by a distributing company to repurchase all of the shares of a class. (offre d’achat visant à la mainmise)

offre publique d’achat [Abrogée, 2005, ch. 54, art. 423]

pollicitant Toute personne, à l’exception du mandataire, qui fait une offre d’achat visant à la mainmise et, en outre, les personnes qui conjointement ou de concert, même indirectement :

a) soit font une telle offre;

b) soit ont l’intention d’exercer les droits de vote dont sont assorties les actions faisant l’objet d’une telle offre. (offeror)

pollicité Toute personne à laquelle est faite une offre dans le cadre d’une offre d’achat visant à la mainmise. (offeree)

pollicité opposant Actionnaire pollicité qui refuse l’offre qui lui est faite dans le cadre de l’offre d’achat visant à la mainmise, ainsi que le détenteur subséquent des actions. (dissenting offeree)

société pollicitée Société dont les actions font l’objet d’une offre d’achat visant à la mainmise. (offeree company)

Control

(2) For the purposes of this section and sections 289 to 298, a person controls a body corporate when the person controls the body corporate within the meaning of section 3, determined without regard to paragraph 3(1)(d).

Contrôle

(2) Pour l’application du présent article et des articles 289 à 298, une personne contrôle une personne morale si elle la contrôle au sens de l’article 3, abstraction faite de l’alinéa 3(1)d).

Date of bid

(3) A take-over bid is deemed to be dated as of the date on which it is sent.

1991, c. 45, s. 288; 2000, c. 12, s. 299; 2005, c. 54, s. 423.

Date de l’offre

(3) L’offre d’achat visant à la mainmise est réputée être datée du jour de son envoi.

1991, ch. 45, art. 288; 2000, ch. 12, art. 299; 2005, ch. 54, art. 423.

Right to acquire shares

289 If, within one hundred and twenty days after the date of a take-over bid, the bid is accepted by the holders of not less than 90 per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offer-or, the offeror is entitled, on complying with sections 290 to 295, subsections 296(1) and (2) and section 297, to acquire the shares held by the dissenting offerees.

1991, c. 45, s. 289; 2005, c. 54, s. 424(F).

Droit d’acquérir des actions

289 Le pollicitant peut, en se conformant aux articles 290 à 295, aux paragraphes 296(1) et (2) et à l’article 297, acquérir les actions des pollicités opposants lorsque l’offre d’achat visant à la mainmise est, dans les cent vingt jours suivant la date où elle est faite, acceptée par les détenteurs d’au moins quatre-vingt-dix pour cent des actions de la catégorie en cause, sans qu’il soit tenu compte des actions détenues à la date de l’offre d’achat visant à la mainmise, même indirectement, par lui-même, les personnes morales de son groupe ou ses associés.

1991, ch. 45, art. 289; 2005, ch. 54, art. 424(F).

Offeror’s notice to dissenters

290 (1) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days after the date of termination of the take-over bid

Avis du pollicitant aux opposants

290 (1) Le pollicitant peut acquérir les actions des pollicités opposants en leur faisant parvenir ainsi qu’au surintendant, par courrier recommandé, dans les

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PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Sections 290-291	Articles 290-291

and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Superintendent stating that

(a) offerees holding not less than 90 per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offeror, have accepted the take-over bid;

(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c) a dissenting offeree is required to elect

(i) to transfer the dissenting offeree’s shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the dissenting offeree’s shares in accordance with sections 294 to 297 by notifying the offeror within twenty days after receipt of the offeror’s notice;

(d) a dissenting offeree who does not notify the offer-or in accordance with paragraph 291(b) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e) a dissenting offeree must send the dissenting of-feree’s shares to which the take-over bid relates to the offeree company within twenty days after the dissenting offeree receives the offeror’s notice.

soixante jours suivant la date d’expiration de l’offre d’achat visant à la mainmise et, en tout état de cause, dans les cent quatre-vingts jours suivant la date de l’offre d’achat visant à la mainmise, un avis précisant à la fois :

a) que les pollicités détenant quatre-vingt-dix pour cent au moins d’actions de la catégorie en cause, sans qu’il soit tenu compte des actions détenues à la date de l’offre, même indirectement, par lui-même, les personnes morales de son groupe ou ses associés, ont accepté l’offre;

b) qu’il est tenu de prendre livraison, contre paiement, des actions des pollicités acceptants, ou qu’il l’a déjà fait;

c) que les pollicités opposants doivent décider :

(i) soit de lui céder leurs actions selon les conditions offertes aux pollicités acceptants,

(ii) soit d’exiger, par notification faite dans les vingt jours qui suivent la réception de l’avis, le paiement de la juste valeur de leurs actions en conformité avec les articles 294 à 297;

d) que faute de donner avis conformément à l’alinéa 291b), ils sont réputés avoir choisi de lui céder leurs actions aux conditions faites aux pollicités acceptants;

e) qu’ils doivent envoyer les actions en cause à la société pollicitée dans les vingt jours de la réception de l’avis.

Notice of adverse claim

(2) Concurrently with sending the offeror’s notice under subsection (1), the offeror shall send to the offeree company a notice of adverse claim in accordance with subsection 132(1) with respect to each share held by a dissenting offeree.

1991, c. 45, s. 290; 2005, c. 54, s. 425.

Avis d’opposition

(2) Le pollicitant fait parvenir à la société pollicitée, simultanément, l’avis mentionné au paragraphe (1) et, pour chaque action détenue par un pollicité opposant, l’avis d’opposition visé au paragraphe 132(1).

1991, ch. 45, art. 290; 2005, ch. 54, art. 425.

Share certificates and election

291 A dissenting offeree to whom a notice is sent under subsection 290(1) shall within 20 days after receiving the notice

(a) send to the offeree company the share certificates representing the shares to which the take-over bid relates; and

Certificat d’action

291 Les pollicités opposants doivent, dans les vingt jours suivant la réception de l’avis visé au paragraphe 290(1) :

a) envoyer à la société pollicitée les certificats des actions en cause dans l’offre d’achat visant à la mainmise;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Sections 291-292.1	Articles 291-292.1

(b) elect to transfer the shares to the offeror on the same terms as those on which the offeror acquired shares from the offerees who accepted the take-over bid or to demand payment of the fair value of the shares in accordance with sections 294 to 297 by notifying the offeror.

1991, c. 45, s. 291; 2005, c. 54, s. 426.

b) soit céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants, soit exiger, en donnant avis au pollicitant, le paiement de la juste valeur de leurs actions en conformité avec les articles 294 à 297.

1991, ch. 45, art. 291; 2005, ch. 54, art. 426.

Deemed election

291.1 A dissenting offeree who does not notify the offer-or in accordance with paragraph 291(b) is deemed to have elected to transfer the shares to the offeror on the same terms as those on which the offeror acquired shares from the offerees who accepted the take-over bid.

2005, c. 54, s. 426.

Choix réputé

291.1 Faute par les pollicités opposants de donner avis conformément à l’alinéa 291b), ils sont réputés avoir choisi de céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants.

2005, ch. 54, art. 426.

Payment to offeree company

292 (1) Within 20 days after the offeror sends a notice under subsection 290(1), the offeror shall pay the money, or transfer the other consideration, to the offeree company that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to transfer their shares in accordance with paragraph 291(b).

Paiement à la société pollicitée

292 (1) Dans les vingt jours suivant l’envoi de l’avis visé au paragraphe 290(1), le pollicitant remet à la société pollicitée les fonds ou toute autre contrepartie qu’il aurait eu à remettre aux pollicités opposants s’ils avaient accepté de céder leurs actions conformément à l’alinéa 291b).

Consideration in trust

(2) An offeree company is deemed to hold in a fiduciary capacity for the dissenting offerees the money or other consideration it receives under subsection (1).

Contrepartie détenue en fiducie

(2) La société pollicitée est réputée détenir à titre de représentant, pour le compte des pollicités opposants, les fonds ou autre contrepartie reçus.

Deposit or custody

(3) An offeree company shall deposit the money received under subsection (1) in a separate account in another deposit-taking financial institution in Canada and the offer-ee company shall place any other consideration in the custody of another deposit-taking financial institution in Canada.

1991, c. 45, s. 292; 2005, c. 54, s. 427.

Dépôt ou garde

(3) La société pollicitée dépose les fonds reçus dans un compte distinct ouvert auprès d’une autre institution financière acceptant des dépôts au Canada et confie toute autre contrepartie à la garde d’une telle institution au Canada.

1991, ch. 45, art. 292; 2005, ch. 54, art. 427.

Fiduciary capacity of company

292.1 A company that is making a take-over bid to repurchase all of the shares of a class is deemed to hold in a fiduciary capacity for the dissenting shareholders the money that it would have had to pay, and the other consideration that it would have had to transfer, to a dissenting offeree if the dissenting offeree had elected to transfer their shares in accordance with paragraph 291(b). The company shall within 20 days after a notice is sent under subsection 290(1) deposit the money in a separate account in another deposit-taking financial institution in Canada and place any other consideration in the custody of another deposit-taking financial institution in Canada.

2005, c. 54, s. 428.

Contrepartie

292.1 Dans le cas où le pollicitant est une société qui vise à racheter toutes les actions d’une catégorie quelconque, il est réputé détenir à titre de représentant, pour le compte des pollicités opposants, les fonds ou toute autre contrepartie qu’il aurait eu à leur remettre s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa 291b). Il doit, dans les vingt jours suivant l’envoi de l’avis visé au paragraphe 290(1), déposer les fonds dans un compte distinct ouvert auprès d’une autre institution financière acceptant des dépôts au Canada et confier l’autre contrepartie à la garde d’une telle institution au Canada.

2005, ch. 54, art. 428.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Sections 293-294	Articles 293-294

Duty of offeree company

293 Within thirty days after an offeror sends an offeror’s notice under subsection 290(1), the offeree company shall

(a) if the payment or transfer required by subsection 292(1) is made, issue to the offeror a share certificate in respect of the shares that were held by the dissenting offerees;

(b) give to each dissenting offeree who elects to transfer shares under paragraph 291(b) and who sends the share certificates as required under paragraph 291(a) the money or other consideration to which they are entitled, disregarding fractional shares, which may be paid for in money; and

(c) if the payment or transfer required by subsection 292(1) is made and the money or other consideration is deposited as required by subsections 292(2) and (3) or section 292.1, send to each dissenting offeree who has not sent share certificates as required under paragraph 291(a) a notice stating that

(i) their shares have been cancelled,

(ii) the offeree company or its designated person holds in a fiduciary capacity for that offeree the money or other consideration to which they are entitled as payment for or in exchange for the shares, and

(iii) the offeree company will, subject to sections 294 to 297, send that money or other consideration to that offeree without delay after receiving the share certificates.

1991, c. 45, s. 293; 2005, c. 54, s. 429.

Obligation de la société pollicitée

293 Dans les trente jours de l’envoi de l’avis, la société pollicitée doit :

a) remettre au pollicitant les certificats des actions que détenaient les pollicités opposants s’il s’est conformé au paragraphe 292(1);

b) remettre à chaque pollicité opposant qui accepte de céder ses actions conformément à l’alinéa 291b) et envoie ses certificats d’actions en application de l’alinéa 291a) les fonds ou toute autre contrepartie auxquels il a droit, sans tenir compte des fractions d’actions, dont le règlement peut toujours se faire en numéraire;

c) si les fonds ou l’autre contrepartie exigés par le paragraphe 292(1) sont remis et, selon le cas, déposés ou confiés en application des paragraphes 292(2) et (3) ou de l’article 292.1, envoyer à chaque pollicité opposant qui ne s’est pas conformé à l’alinéa 291a) un avis l’informant que :

(i) ses actions ont été annulées,

(ii) elle-même ou toute autre personne désignée détient pour lui à titre de représentant les fonds ou l’autre contrepartie auxquels il a droit,

(iii) elle lui enverra, sous réserve des articles 294 à 297, les fonds ou l’autre contrepartie dès réception des certificats d’actions.

1991, ch. 45, art. 293; 2005, ch. 54, art. 429.

Court may fix fair value

294 (1) If a dissenting offeree has elected to demand payment of the fair value of their shares under paragraph 291(b), the offeror may, within 20 days after it has paid the money or transferred the other consideration under subsection 292(1), apply to a court to fix the fair value of the shares of that dissenting offeree.

Fixation de la juste valeur par le tribunal

294 (1) Le pollicitant peut, dans les vingt jours suivant la remise prévue au paragraphe 292(1), demander au tribunal de fixer la juste valeur des actions des pollicités opposants qui ont choisi de se la faire payer conformément à l’alinéa 291b).

Idem

(2) If an offeror fails to apply to a court under subsection (1), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.

Idem

(2) Faute par le pollicitant de saisir le tribunal, les pollicités opposants bénéficient d’un délai supplémentaire de vingt jours pour le faire.

Venue

(3) An application under subsection (1) or (2) shall be made to a court having jurisdiction in the place at which the head office of the company is situated or in the

Compétence territoriale

(3) La demande prévue aux paragraphes (1) et (2) est présentée au tribunal compétent du lieu du siège de la société ou de la résidence du pollicité opposant, si celle-ci

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PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Sections 294-296	Articles 294-296

province in which the dissenting offeree resides if the company carries on business in that province.

est fixée dans une province où la société exerce son activité commerciale.

No security for costs

(4) A dissenting offeree is not required to give security for costs in an application made under subsection (1) or (2).

1991, c. 45, s. 294; 2005, c. 54, s. 430.

Absence de caution pour frais

(4) Dans le cadre d’une demande visée aux paragraphes (1) et (2), les pollicités opposants ne sont pas tenus de fournir caution pour les frais.

1991, ch. 45, art. 294; 2005, ch. 54, art. 430.

Parties and notice

295 On an application under subsection 294(1) or (2),

(a) all dissenting offerees who have made elections to demand payment under paragraph 291(b) and whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each affected dissenting offeree of the date, place and consequences of the application and of the dissenting offeree’s right to appear and be heard in person or by counsel at the hearing of the application.

1991, c. 45, s. 295; 2005, c. 54, s. 431.

Parties et avis

295 Sur saisine du tribunal :

a) tous les pollicités opposants qui ont choisi d’exiger le paiement de la juste valeur de leurs actions en conformité avec l’alinéa 291b) et dont les actions n’ont pas été acquises par le pollicitant sont mis en cause et liés par la décision du tribunal;

b) le pollicitant avise chaque pollicité opposant concerné de la date, du lieu et des conséquences de la demande, ainsi que de son droit de comparaître en personne ou par ministère d’avocat lors de l’audition de celle-ci.

1991, ch. 45, art. 295; 2005, ch. 54, art. 431.

Powers of court

296 (1) On an application to a court under subsection 294(1) or (2), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Pouvoirs du tribunal

296 (1) Avant de fixer la juste valeur des actions de tous les pollicités opposants, le tribunal peut, sur demande présentée conformément aux paragraphes 294(1) ou (2), décider s’il existe d’autres pollicités opposants à mettre en cause.

Appraisers

(2) A court may in its discretion appoint one or more appraisers to assist the court in fixing a fair value for the shares of a dissenting offeree.

Experts

(2) Le tribunal peut charger des estimateurs experts de l’aider à fixer la juste valeur des actions des pollicités opposants.

Final order

(3) The final order of a court shall be made against the offeror in favour of each dissenting offeree and for the amount for each dissenting offeree’s shares as fixed by the court.

Ordonnance définitive

(3) L’ordonnance définitive du tribunal est rendue contre le pollicitant, en faveur de chaque pollicité opposant, et indique la valeur des actions fixée par le tribunal.

Additional powers of court

(4) In connection with proceedings under subsection 294(1) or (2), a court may make any order it thinks fit and, without limiting the generality of the foregoing, may

(a) fix the amount of money or other consideration that is deemed to be held in a fiduciary capacity under subsection 292(2) or section 292.1;

Pouvoirs supplémentaires

(4) À l’occasion de sa saisine, le tribunal peut rendre toute ordonnance qu’il estime indiquée, notamment pour :

a) fixer le montant en numéraire ou toute autre contrepartie réputés être détenus par la société à titre de représentant conformément au paragraphe 292(2) ou à l’article 292.1;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Compulsory Acquisitions	Offres publiques d’achat
Sections 296-298.1	Articles 296-298.1

(b) order that the money or other consideration is to be held in trust by a person other than the offeree company;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date the dissenting offeree sends the share certificates required under section 291 until the date of payment; or

(d) order that any money payable to a shareholder who cannot be found is to be paid to the Minister.

1991, c. 45, s. 296; 2005, c. 54, s. 432.

b) faire détenir en fiducie le montant en numéraire ou toute autre contrepartie par une personne autre que la société pollicitée;

c) allouer, sur la somme à payer à chaque pollicité opposant, des intérêts à un taux acceptable pour la période comprise entre la date d’envoi des certificats d’actions et celle du paiement;

d) prévoir le versement, au ministre, des fonds payables aux actionnaires introuvables.

1991, ch. 45, art. 296; 2005, ch. 54, art. 432.

Status of dissenter

297 Where no application is made to a court under subsection 294(2) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer the dissenting offeree’s shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Cas du pollicité opposant

297 Le pollicité opposant qui ne saisit pas le tribunal ou ne le fait pas dans le délai fixé est réputé avoir transféré ses actions au pollicitant aux mêmes conditions que celui-ci a acquis celles des pollicités acceptants.

Payment of unclaimed money

298 The Minister shall pay to the Bank of Canada any amounts paid to the Minister under subsection 296(4), and section 372 applies in respect thereof as if the amounts paid under subsection 296(4) had been paid under subsection 371(3).

Paiement des sommes non réclamées

298 Le ministre verse à la Banque du Canada les sommes qui lui sont payées au titre du paragraphe 296(4), et l’article 372 s’applique à cet égard comme s’il s’agissait de sommes versées en vertu du paragraphe 371(3).

Obligation to acquire shares

298.1 (1) If a shareholder who holds shares of an offer-ee company does not receive the notice referred to in subsection 290(1), the shareholder may require the offer-or to acquire the shares

(a) within 90 days after the date of termination of the take-over bid; or

(b) if the shareholder did not receive an offer under the take-over bid, within 90 days after the later of

(i) the date of termination of the take-over bid, and

(ii) the day on which the shareholder learned of the take-over bid.

Acquisition forcée à la demande d’un actionnaire

298.1 (1) L’actionnaire qui détient des actions d’une société pollicitée et qui n’a pas reçu l’avis prévu au paragraphe 290(1) peut obliger le pollicitant à acquérir ses actions :

a) soit dans les quatre-vingt-dix jours suivant la date d’expiration de l’offre d’achat visant à la mainmise;

b) soit, s’il n’a pas reçu d’offre dans le cadre de l’offre d’achat visant à la mainmise, dans le délai visé à l’alinéa a) ou dans les quatre-vingt-dix jours suivant la date où il a pris connaissance de l’offre d’achat visant à la mainmise, si ce délai est plus long.

Acquisition on same terms

(2) If the shareholder requires the offeror to acquire shares, the offeror shall acquire them on the same terms as those on which the offeror acquires shares from offer-ees who accept the take- over bid.

2005, c. 54, s. 433.

Conditions

(2) Le pollicitant est alors tenu d’acquérir les actions aux mêmes conditions que celles faites aux pollicités acceptants.

2005, ch. 54, art. 433.

Current to February 11, 2020	170	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Trust Indentures	Acte de fiducie
Sections 299-302	Articles 299-302

Trust Indentures

Definitions

299 In this section and sections 300 to 311,

event of default means, in relation to a trust indenture, an event specified in the trust indenture on the occurrence of which the principal, interest and other moneys payable thereunder become or may be declared to be payable before maturity, but the event is not an event of default until all the conditions set out in the trust indenture in connection with the giving of notice of the event have been satisfied or the period of time for giving the notice has elapsed; (cas de défaut)

issuer means a company that has issued, is about to issue or is in the process of issuing subordinated indebtedness; (émetteur)

trustee means any person appointed as trustee under the terms of a trust indenture to which a company is a party, and includes any successor trustee; (fiduciaire)

trust indenture means any deed, indenture or other instrument, including any supplement or amendment thereto, made by a company under which the company issues subordinated indebtedness and in which a person is appointed as trustee for the holders of the subordinated indebtedness issued thereunder. (acte de fiducie)

Acte de fiducie

Définitions

299 Les définitions qui suivent s’appliquent au présent article et aux articles 300 à 311.

acte de fiducie Instrument, ainsi que tout acte additif ou modificatif, établi par une société, en vertu duquel elle émet des titres secondaires et dans lequel est désigné un fiduciaire pour les détenteurs de ces titres. (trust indenture)

cas de défaut Événement précisé dans l’acte de fiducie, à la survenance duquel les sommes payables aux termes de cet acte, notamment le principal et l’intérêt, deviennent ou peuvent être déclarées exigibles avant l’échéance. L’événement ne constitue toutefois un cas de défaut que si se réalisent les conditions que prévoit l’acte en matière d’envoi d’avis ou de délai. (event of default)

émetteur La société qui a émis, s’apprête à émettre ou est en train d’émettre des titres secondaires. (issuer)

fiduciaire Toute personne, ainsi que ses remplaçants, nommée à ce titre dans un acte de fiducie auquel la société est partie. (trustee)

Application

300 Sections 301 to 311 apply in respect of a trust indenture if the subordinated indebtedness issued or to be issued under the trust indenture is part of a distribution to the public.

Champ d’application

300 Les articles 301 à 311 s’appliquent aux actes de fiducie prévoyant une émission de titres secondaires par voie de souscription publique.

Exemption

301 The Superintendent may, in writing, exempt a trust indenture from the application of sections 302 to 311 if, in the Superintendent’s opinion, the trust indenture and the subordinated indebtedness are subject to a law of a province or other jurisdiction, other than Canada, that is substantially equivalent to the provisions of this Act relating to trust indentures.

Dispense

301 Le surintendant peut, par écrit, dispenser les actes de fiducie de l’application des articles 302 à 311 s’il est d’avis que ces actes et les titres secondaires sont régis par une loi provinciale ou étrangère fondamentalement semblable aux dispositions de la présente loi relatives aux actes de fiducie.

Conflict of interest

302 (1) No person shall be appointed as trustee if at the time of the appointment there is a material conflict of interest between the person’s role as trustee and any other role of the person.

Conflits d’intérêts

302 (1) Nul ne peut être nommé fiduciaire quand la nomination crée un conflit d’intérêts sérieux.

Eliminating conflict of interest

(2) A trustee shall, within ninety days after the trustee becomes aware that a material conflict of interest exists,

Suppression du conflit d’intérêts

(2) Le fiduciaire qui découvre l’existence d’un conflit d’intérêts sérieux doit, dans les quatre-vingt-dix jours :

Current to February 11, 2020	171	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Trust Indentures	Acte de fiducie
Sections 302-306	Articles 302-306

(a) eliminate the conflict of interest; or

(b) resign from office.

a) soit y mettre fin;

b) soit se démettre de ses fonctions.

Validity despite conflict

303 A trust indenture and any subordinated indebtedness issued thereunder are valid notwithstanding a material conflict of interest of the trustee.

Validité

303 Les actes de fiducie et les titres secondaires émis restent valides malgré l’existence d’un conflit d’intérêts sérieux mettant en cause le fiduciaire.

Removal of trustee

304 If a trustee is appointed in contravention of subsection 302(1) or if a trustee contravenes subsection 302(2), any interested person may apply to a court for an order that the trustee be replaced, and the court may make an order on such terms as it thinks fit.

Révocation du fiduciaire

304 Le tribunal peut, à la demande de tout intéressé, ordonner, selon les modalités qu’il estime indiquées, le remplacement du fiduciaire qui a été nommé en contravention du paragraphe 302(1) ou qui contrevient au paragraphe 302(2).

Trustee qualifications

305 A trustee, or at least one of the trustees if more than one is appointed, must be

(a) a company that is a trust company pursuant to subsection 57(2); or

(b) a body corporate that is incorporated by or under an Act of the legislature of a province and authorized to carry on business as a trustee.

Qualités requises pour être fiduciaire

305 Au moins un des fiduciaires nommés doit être :

a) soit une société de fiducie au sens du paragraphe 57(2);

b) soit une personne morale constituée sous le régime d’une loi provinciale et autorisée à exercer l’activité d’un fiduciaire.

List of security holders

306 (1) A holder of subordinated indebtedness issued under a trust indenture may, on payment to the trustee of a reasonable fee and on delivery of a statutory declaration to the trustee, require the trustee to provide, within fifteen days after the delivery to the trustee of the statutory declaration, a list setting out

(a) the names and addresses of the registered holders of the outstanding subordinated indebtedness,

(b) the principal amount of outstanding subordinated indebtedness owned by each such holder, and

(c) the aggregate principal amount of subordinated indebtedness outstanding as shown on the records maintained by the trustee on the day the statutory declaration is delivered to that trustee.

Liste des détenteurs de valeurs mobilières

306 (1) Les détenteurs de titres secondaires émis peuvent demander au fiduciaire, sur paiement d’honoraires acceptables, de leur fournir, dans les quinze jours de la remise au fiduciaire d’une déclaration solennelle, une liste énonçant, à la date de la remise, pour les titres secondaires en circulation :

a) les noms et adresses des détenteurs inscrits;

b) le montant en principal des titres de chaque détenteur;

c) le montant total en principal de ces titres.

Duty of issuer

(2) On the demand of a trustee, the issuer of subordinated indebtedness shall provide the trustee with the information required to enable the trustee to comply with subsection (1).

Obligation de l’émetteur

(2) L’émetteur d’un titre secondaire fournit au fiduciaire, sur demande, les renseignements lui permettant de se conformer au paragraphe (1).

Current to February 11, 2020	172	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Trust Indentures	Acte de fiducie
Sections 306-307	Articles 306-307

Where applicant is entity

(3) Where the person requiring the trustee to provide a list under subsection (1) is an entity, the statutory declaration required under that subsection shall be made by a director or an officer of the entity or a person acting in a similar capacity.

Entité demanderesse

(3) L’un des administrateurs ou dirigeants de l’entité qui demande au fiduciaire de lui fournir la liste prévue au paragraphe (1), ou une personne exerçant des fonctions similaires, établit la déclaration visée à ce paragraphe.

Contents of statutory declaration

(4) The statutory declaration required under subsection (1) must state

(a) the name and address of the person requiring the trustee to provide the list and, if the person is an entity, the address for service thereof; and

(b) that the list will not be used except as permitted by subsection (5).

Teneur de la déclaration

(4) La déclaration solennelle exigée au paragraphe (1) énonce :

a) les nom et adresse de la personne qui demande la liste et, s’il s’agit d’une entité, l’adresse aux fins de signification;

b) l’engagement de n’utiliser cette liste que conformément au paragraphe (5).

Use of list

(5) No person shall use a list obtained under this section except in connection with

(a) an effort to influence the voting of the holders of subordinated indebtedness;

(b) an offer to acquire subordinated indebtedness; or

(c) any other matter relating to the subordinated indebtedness or the affairs of the issuer or guarantor thereof.

Utilisation de la liste

(5) La liste obtenue aux termes du présent article ne peut être utilisée que dans le cadre :

a) soit de tentatives en vue d’influencer le vote des détenteurs de titres secondaires;

b) soit de l’offre d’acquérir des titres secondaires;

c) soit d’une question concernant les titres secondaires ou les affaires internes de l’émetteur ou de la caution.

Compliance with trust indentures

307 (1) An issuer or a guarantor of subordinated indebtedness issued or to be issued under a trust indenture shall, before undertaking

(a) the issue, certification and delivery of subordinated indebtedness under the trust indenture, or

(b) the satisfaction and discharge of the trust indenture,

provide the trustee with evidence of compliance with the conditions in the trust indenture in respect thereof.

Preuve de l’observation

307 (1) L’émetteur ou la caution de titres secondaires émis ou à émettre en vertu d’un acte de fiducie doivent, avant d’entreprendre toute activité prévue aux alinéas a) ou b), prouver au fiduciaire qu’ils ont rempli les conditions imposées par l’acte de fiducie à l’égard :

a) soit de l’émission, de la certification ou de la livraison des titres;

b) soit de l’exécution de l’acte.

Compliance by issuer or guarantor

(2) On the demand of a trustee, the issuer or guarantor of subordinated indebtedness issued or to be issued under a trust indenture shall provide the trustee with evidence of compliance with the conditions in the trust indenture by the issuer or guarantor in respect of any act to be done by the trustee at the request of the issuer or guarantor.

Obligation de l’émetteur ou de la caution

(2) Sur demande du fiduciaire, l’émetteur ou la caution de titres secondaires émis ou à émettre doivent prouver au fiduciaire qu’ils ont rempli les conditions prévues à l’acte de fiducie avant de lui demander d’agir.

Current to February 11, 2020	173	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Trust Indentures	Acte de fiducie
Sections 307-308	Articles 307-308

Evidence of compliance

(3) The following documents constitute evidence of compliance for the purposes of subsections (1) and (2):

(a) a statutory declaration or certificate made by a director or an officer of the issuer or guarantor stating that the conditions referred to in subsections (1) and (2) have been complied with;

(b) an opinion of legal counsel that the conditions of the trust indenture requiring review by legal counsel have been complied with, if the trust indenture requires compliance with conditions that are subject to review by legal counsel; and

(c) an opinion or report of the auditors of the issuer or guarantor, or such other accountant as the trustee selects, that the conditions of the trust indenture have been complied with, if the trust indenture requires compliance with conditions that are subject to review by auditors.

Preuve de l’observation

(3) La preuve exigée aux paragraphes (1) et (2) consiste :

a) en une déclaration solennelle ou un certificat, établis par l’un des dirigeants ou administrateurs de l’émetteur ou de la caution et attestant l’observation des conditions prévues à ces paragraphes;

b) si l’acte de fiducie impose l’observation de conditions soumises à l’examen d’un conseiller juridique, en un avis juridique qui en atteste l’observation;

c) si l’acte de fiducie impose l’observation de conditions soumises à l’examen d’un vérificateur, en un avis ou un rapport du vérificateur de l’émetteur ou de la caution ou de tout comptable — que le fiduciaire peut choisir — qui en atteste l’observation.

Further evidence of compliance

(4) The evidence of compliance referred to in subsection (3) shall include a statement by the person giving the evidence

(a) declaring that the person has read and understands the conditions of the trust indenture referred to in subsections (1) and (2);

(b) describing the nature and scope of the examination or investigation on which the person based the certificate, statement or opinion; and

(c) declaring that the person has made such examination or investigation as the person believes necessary to enable the statements to be made or the opinions contained or expressed therein to be given.

Preuve supplémentaire

(4) Toute preuve présentée sous la forme prévue au paragraphe (3) doit être assortie d’une déclaration de son auteur :

a) faisant état de sa connaissance des conditions de l’acte de fiducie mentionnées aux paragraphes (1) et (2);

b) précisant la nature et l’étendue de l’examen ou des recherches effectués à l’appui du certificat, de la déclaration ou de l’avis;

c) certifiant qu’il a apporté à cet examen et à ces recherches toute l’attention qu’il a estimé nécessaire.

Trustee may require evidence

308 (1) On the request of a trustee, the issuer or guarantor of subordinated indebtedness issued under a trust indenture shall provide the trustee with evidence in such form as the trustee requires of compliance with any condition thereof relating to any action required or permitted to be taken by the issuer or guarantor under the trust indenture.

Présentation de la preuve au fiduciaire

308 (1) Sur demande du fiduciaire et en la forme qu’il exige, l’émetteur ou la caution de titres secondaires doivent prouver au fiduciaire qu’ils ont rempli les conditions requises avant d’agir en application de l’acte de fiducie.

Certificate of compliance

(2) At least once in each twelve month period beginning on the date of the trust indenture and at any other time on the demand of a trustee, the issuer or guarantor of subordinated indebtedness issued under a trust indenture shall provide the trustee with a certificate stating

Certificat de conformité

(2) L’émetteur ou la caution de titres secondaires fournissent au fiduciaire, sur demande et au moins une fois tous les douze mois à compter de la date de l’acte de fiducie, soit un certificat attestant qu’ils ont rempli toutes les conditions dont l’inobservation constituerait un cas

Current to February 11, 2020	174	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Corporate Records	Livres et registres
Trust Indentures	Acte de fiducie
Sections 308-312	Articles 308-312

that the issuer or guarantor has complied with all requirements contained in the trust indenture that, if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an event of default, or, if there has been failure to so comply, giving particulars thereof.

de défaut, notamment après remise d’un avis ou expiration d’un certain délai, soit, en cas d’inobservation de ces conditions, un certificat détaillé à ce sujet.

Notice of default

309 A trustee shall, within thirty days after the trustee becomes aware of the occurrence thereof, give to the holders of subordinated indebtedness issued under a trust indenture notice of every event of default arising under the trust indenture and continuing at the time the notice is given, unless the trustee believes on reasonable grounds that it is in the best interests of the holders of the subordinated indebtedness to withhold the notice and so informs the issuer and guarantor in writing.

Avis de défaut

309 Le fiduciaire donne aux détenteurs de titres secondaires avis de tous les cas de défaut existants, dans les trente jours après avoir pris connaissance de leur survenance, sauf s’il a de bonnes raisons de croire que l’absence d’avis sert au mieux les intérêts des détenteurs de ces titres secondaires et informe en conséquence par écrit l’émetteur et la caution.

Duty of care

310 (1) In exercising a trustee’s powers and discharging a trustee’s duties, the trustee shall

(a) act honestly and in good faith with a view to the best interests of the holders of the subordinated indebtedness issued under the trust indenture; and

(b) exercise the care, diligence and skill of a reasonably prudent trustee.

Obligations du fiduciaire

310 (1) Le fiduciaire remplit son mandat :

a) avec intégrité et de bonne foi, au mieux des intérêts des détenteurs de titres secondaires émis;

b) avec le soin, la diligence et la compétence d’un fiduciaire prudent.

Reliance on statements

(2) Notwithstanding subsection (1), a trustee is not liable if the trustee relies in good faith on statements contained in a statutory declaration, certificate, opinion or report that complies with this Act or the trust indenture.

Foi accordée aux déclarations

(2) Par dérogation au paragraphe (1), n’encourt aucune responsabilité le fiduciaire qui, de bonne foi, s’appuie sur des déclarations solennelles, des certificats, des avis ou des rapports conformes à la présente loi ou à l’acte de fiducie.

No exculpation

311 No term of a trust indenture or of any agreement between a trustee and the holders of subordinated indebtedness issued thereunder or between the trustee and the issuer or guarantor operates to relieve a trustee from the duties imposed on the trustee by sections 302, 306 and 309 and subsection 310(1).

Caractère impératif des obligations

311 Aucune disposition d’un acte de fiducie ou de tout accord intervenu entre le fiduciaire et soit les détenteurs de titres secondaires émis en vertu de cet acte, soit l’émetteur ou la caution, ne peut relever ce fiduciaire des obligations découlant des articles 302, 306 et 309 et du paragraphe 310(1).

Financial Statements and Auditors

Annual Financial Statement

Financial year

312 (1) The financial year of a company ends, at the election of the company in its by-laws, on the expiration of the thirty-first day of October or the thirty-first day of December in each year.

États financiers et vérificateurs

Rapport financier annuel

Exercice

312 (1) L’exercice d’une société se termine, selon la date choisie par cette dernière dans ses règlements administratifs, soit le 31 octobre, soit le 31 décembre de chaque année.

Current to February 11, 2020	175	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Annual Financial Statement	Rapport financier annuel
Sections 312-313	Articles 312-313

First financial year

(2) Where a company has, after the first day of July in any year, obtained an order approving the commencement and carrying on of business, the first financial year of the company ends, at the election of the company in its by-laws, on the expiration of the thirty-first day of October or the thirty-first day of December in the next calendar year.

Premier exercice

(2) Dans le cas où une société fait l’objet d’un agrément de fonctionnement après le premier juillet d’une année donnée, son premier exercice se termine, selon la date choisie par cette dernière dans ses règlements administratifs, soit le 31 octobre, soit le 31 décembre de l’année civile suivante.

Annual financial statement

313 (1) The directors of a company shall place before the shareholders at every annual meeting

(a) a comparative annual financial statement (in this Act referred to as an “annual statement”) relating separately to

(i) the financial year immediately preceding the meeting, and

(ii) the financial year, if any, immediately preceding the financial year referred to in subparagraph (i);

(b) the report of the auditor of the company; and

(c) any further information respecting the financial position of the company and the results of its operations required by the by-laws of the company to be placed before the shareholders at the annual meeting.

Rapport annuel

313 (1) Le conseil d’administration doit, à l’assemblée annuelle, présenter aux actionnaires :

a) un rapport financier annuel comparatif désigné dans la présente loi sous le nom de « rapport annuel », et couvrant séparément :

(i) l’exercice précédant l’assemblée,

(ii) le cas échéant, l’exercice précédant l’exercice visé au sous-alinéa (i);

b) le rapport du vérificateur de la société;

c) tous les autres renseignements sur la situation financière de la société et les résultats de ses opérations à présenter, selon ses règlements administratifs, aux actionnaires à l’assemblée annuelle.

Annual statement — contents

(2) With respect to each of the financial years to which it relates, the annual statement of a company must contain the prescribed statements and any information that is in the opinion of the directors necessary to present fairly, in accordance with the accounting principles referred to in subsection (4), the financial position of the company as at the end of the financial year to which it relates and the results of the operations and changes in the financial position of the company for that financial year.

Teneur du rapport annuel

(2) Le rapport annuel de la société pour chaque exercice contient les rapports prévus par règlement ainsi que les renseignements que le conseil d’administration juge nécessaires pour présenter fidèlement, selon les principes comptables visés au paragraphe (4), la situation financière de la société à la clôture de l’exercice ainsi que les résultats de ses opérations et les modifications survenues dans sa situation financière au cours de l’exercice.

Additional information

(3) A company shall include with its annual statement

(a) a list of the subsidiaries of the company, other than subsidiaries that are not required to be listed by the regulations and subsidiaries acquired pursuant to section 457 or pursuant to a realization of security in accordance with section 458 and which the company would not otherwise be permitted to hold, showing, with respect to each subsidiary,

(i) its name and the address of its head or principal office,

Renseignements additionnels

(3) La société joint à son rapport annuel :

a) la liste de ses filiales — autres que celles qui peuvent ne pas y figurer aux termes des règlements ou que celles qu’elle a acquises en vertu de l’article 457 ou en réalisant une sûreté conformément à l’article 458 et qu’elle ne serait pas par ailleurs autorisée à détenir —, avec indication, pour chacune d’elles, des renseignements suivants :

(i) sa dénomination sociale et l’adresse de son siège ou bureau principal,

Current to February 11, 2020	176	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Annual Financial Statement	Rapport financier annuel
Sections 313-314	Articles 313-314

(ii) the book value of the aggregate of any shares of the subsidiary beneficially owned by the company and by other subsidiaries of the company, and

(iii) the percentage of the voting rights attached to all the outstanding voting shares of the subsidiary that is carried by the aggregate of any voting shares of the subsidiary beneficially owned by the company and by other subsidiaries of the company; and

(b) such other information as the Governor in Council may, by order, require in such form as may be prescribed.

(ii) la valeur comptable de celles de ses actions, dont elle-même et ses autres filiales ont la propriété effective,

(iii) la part — exprimée en pourcentage — des droits de vote propres à l’ensemble des actions en circulation avec droit de vote de la filiale qui se rattache à celles de ses actions avec droit de vote dont la société et ses autres filiales ont la propriété effective;

b) les autres renseignements, en la forme réglementaire, que le gouverneur en conseil peut exiger par décret.

Accounting principles

(4) The financial statements referred to in subsection (1), paragraph (3)(b) and subsection 315(1) shall, except as otherwise specified by the Superintendent, be prepared in accordance with generally accepted accounting principles, the primary source of which is the Handbook of the Chartered Professional Accountants of Canada. A reference in any provision of this Act to the accounting principles referred to in this subsection shall be construed as a reference to those generally accepted accounting principles with any specifications so made.

Principes comptables

(4) Sauf spécification contraire du surintendant, les rapports et états financiers visés au paragraphe (1), à l’alinéa (3)b) et au paragraphe 315(1) sont établis selon les principes comptables généralement reconnus et principalement ceux qui sont énoncés dans le Manuel de Comptables professionnels agréés du Canada. La mention, dans les autres dispositions de la présente loi, des principes comptables visés au présent paragraphe vaut mention de ces principes, compte tenu de toute spécification faite par le surintendant.

Regulations

(5) The Governor in Council may make regulations respecting subsidiaries that are not required to be listed for the purposes of paragraph (3)(a).

1991, c. 45, s. 313; 1997, c. 15, s. 369; 2001, c. 9, s. 514; 2005, c. 54, s. 434; 2017, c. 26, s. 62.

Règlements

(5) Le gouverneur en conseil peut prendre des règlements concernant les filiales qui peuvent ne pas figurer sur la liste visée à l’alinéa (3)a).

1991, ch. 45, art. 313; 1997, ch. 15, art. 369; 2001, ch. 9, art. 514; 2005, ch. 54, art. 434; 2017, ch. 26, art. 62.

Annual statement — approval

314 (1) The directors of a company shall approve the annual statement and their approval shall be evidenced by the signature or a printed or otherwise mechanically reproduced facsimile of the signature of

(a) the chief executive officer or, in the event of that officer’s absence or inability to act, any other officer of the company authorized by the directors to sign in the stead of the chief executive officer; and

(b) one director, if the signature required by paragraph (a) is that of a director, or two directors if the signature required by that paragraph is that of an officer who is not a director.

Approbation

314 (1) Les administrateurs doivent approuver le rapport annuel; l’approbation est attestée par la signature — laquelle peut notamment être reproduite mécaniquement ou imprimée — des personnes suivantes :

a) d’une part, du premier dirigeant ou, en cas d’absence ou d’empêchement, d’un dirigeant de la société commis à cette fin par le conseil d’administration;

b) d’autre part, d’un administrateur, si la signature exigée en vertu de l’alinéa a) est celle d’un administrateur, ou de deux administrateurs, si la signature exigée en vertu de cet alinéa est celle d’un dirigeant qui n’est pas administrateur.

Current to February 11, 2020	177	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Annual Financial Statement	Rapport financier annuel
Sections 314-316	Articles 314-316

Condition precedent to publication

(2) A company shall not publish copies of an annual statement unless it is approved and signed in accordance with subsection (1).

1991, c. 45, s. 314; 2005, c. 54, s. 435.

Condition préalable à la publication

(2) La société ne peut publier le rapport annuel que s’il a été approuvé et signé conformément au paragraphe (1).

1991, ch. 45, art. 314; 2005, ch. 54, art. 435.

Statements: subsidiaries

315 (1) A company shall keep at its head office a copy of the current financial statements of each subsidiary of the company.

États financiers

315 (1) La société conserve à son siège un exemplaire des derniers états financiers de chacune de ses filiales.

Examination

(2) Subject to this section, the shareholders of a company and their personal representatives may, on request therefor, examine the statements referred to in subsection (1) during the usual business hours of the company and may take extracts therefrom free of charge.

Examen

(2) Sous réserve des autres dispositions du présent article, les actionnaires de la société, ainsi que leurs représentants personnels, peuvent, sur demande, examiner les états mentionnés au paragraphe (1) et en reproduire, gratuitement, des extraits pendant les heures normales d’ouverture des bureaux de la société.

Barring examination

(3) A company may refuse to permit an examination under subsection (2) by any person.

Interdiction

(3) La société peut toutefois refuser l’examen prévu au paragraphe (2).

Application for order

(4) Within fifteen days after a refusal under subsection (3), the company shall apply to a court for an order barring the right of the person concerned to make an examination under subsection (2) and the court shall either order the company to permit the examination or, if it is satisfied that the examination would be detrimental to the company or to any other body corporate the financial statements of which would be subject to examination, bar the right and make any further order it thinks fit.

Demande à un tribunal

(4) Le cas échéant, la société doit, dans les quinze jours qui suivent, demander à un tribunal de refuser le droit d’examen à la personne en cause; le tribunal peut lui enjoindre de permettre l’examen ou, s’il est convaincu que celui-ci serait préjudiciable à la société ou à toute autre personne morale dont les états financiers en feraient l’objet, l’interdire et rendre toute autre ordonnance qu’il juge utile.

Notice to Superintendent

(5) A company shall give the Superintendent and the person seeking to examine the statements referred to in subsection (1) notice of an application to a court under subsection (4), and the Superintendent and the person may appear and be heard in person or by counsel at the hearing of the application.

Avis au surintendant

(5) La société donne avis de la demande d’interdiction au surintendant et à la personne désirant examiner les états visés au paragraphe (1); ils peuvent comparaître en personne ou par ministère d’avocat lors de l’audition de la demande.

Annual statement — distribution

316 (1) A company shall, no later than 21 days before the date of each annual meeting or before the signing of a resolution under paragraph 155(1)(b) in lieu of the annual meeting, send to each shareholder a copy of the documents referred to in subsections 313(1) and (3) unless that time period is waived by the shareholder.

Exemplaire au surintendant

316 (1) Au moins vingt et un jours avant la date de chaque assemblée annuelle ou avant la signature de la résolution visée à l’alinéa 155(1)b), la société fait parvenir à tous les actionnaires qui n’ont pas renoncé à ce délai un exemplaire des documents visés aux paragraphes 313(1) et (3).

Current to February 11, 2020	178	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Annual Financial Statement	Rapport financier annuel
Sections 316-319	Articles 316-319

Exception

(2) A company is not required to comply with subsection (1) with respect to a shareholder who has informed the company, in writing, that the shareholder does not wish to receive the annual statement.

Exception

(2) La société n’est pas tenue de se conformer au paragraphe (1) à l’égard d’un actionnaire qui l’informe par écrit qu’il ne souhaite pas recevoir le rapport annuel.

Effect of default

(3) Where a company is required to comply with subsection (1) and the company does not comply with that subsection, the annual meeting at which the documents referred to in that subsection are to be considered shall be adjourned until that subsection has been complied with.

1991, c. 45, s. 316; 1997, c. 15, s. 370; 2005, c. 54, s. 436.

Ajournement de l’assemblée annuelle

(3) En cas d’inobservation de l’obligation prévue au paragraphe (1), l’assemblée est ajournée à une date postérieure à l’exécution de cette obligation.

1991, ch. 45, art. 316; 1997, ch. 15, art. 370; 2005, ch. 54, art. 436.

Copy to Superintendent

317 (1) Subject to subsection (2), a company shall send to the Superintendent a copy of the documents referred to in subsections 313(1) and (3) not later than twenty-one days before the date of each annual meeting of shareholders of the company.

Envoi au surintendant

317 (1) Sous réserve du paragraphe (2), la société fait parvenir au surintendant un exemplaire des documents visés aux paragraphes 313(1) et (3) au moins vingt et un jours avant la date de chaque assemblée annuelle.

Later filing

(2) If a company’s shareholders sign a resolution under paragraph 155(1)(b) in lieu of an annual meeting, the company shall send a copy of the documents referred to in subsections 313(1) and (3) to the Superintendent not later than thirty days after the signing of the resolution.

1991, c. 45, s. 317; 1997, c. 15, s. 371; 2001, c. 9, s. 515.

Envoi à une date postérieure

(2) Dans les cas où les actionnaires ont signé la résolution, visée à l’alinéa 155(1)b), qui tient lieu d’assemblée annuelle, la société envoie les documents dans les trente jours suivant la signature de la résolution.

1991, ch. 45, art. 317; 1997, ch. 15, art. 371; 2001, ch. 9, art. 515.

Auditor

Definitions

318 For the purposes of this section and sections 319 to 338,

firm of accountants means a partnership, the members of which are accountants engaged in the practice of accounting, or a body corporate that is incorporated by or under an Act of the legislature of a province and engaged in the practice of accounting; (cabinet de comptables)

member, in relation to a firm of accountants, means

(a) an accountant who is a partner in a partnership, the members of which are accountants engaged in the practice of accounting, or

(b) an accountant who is an employee of a firm of accountants. (membre)

Appointment of auditor

319 (1) The shareholders of a company shall, by ordinary resolution at the first meeting of shareholders and

Vérificateur

Définitions

318 Les définitions qui suivent s’appliquent au présent article et aux articles 319 à 338.

cabinet de comptables Société de personnes dont les membres sont des comptables exerçant leur profession ou personne morale constituée sous le régime d’une loi provinciale et qui fournit des services de comptabilité. (firm of accountants)

membre Par rapport à un cabinet de comptables :

a) le comptable associé d’une société de personnes dont les membres sont des comptables exerçant leur profession;

b) le comptable employé par un cabinet de comptables. (member)

Nomination du vérificateur

319 (1) Les actionnaires de la société doivent, par résolution ordinaire, à leur première assemblée et à chaque assemblée annuelle subséquente, nommer un

Current to February 11, 2020	179	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 319-320	Articles 319-320

at each succeeding annual meeting, appoint an auditor to hold office until the close of the next annual meeting.

vérificateur dont le mandat expire à la clôture de l’assemblée annuelle suivante.

Remuneration of auditor

(2) The remuneration of an auditor may be fixed by ordinary resolution of the shareholders but, if not so fixed, shall be fixed by the directors.

Rémunération du vérificateur

(2) La rémunération du vérificateur est fixée par résolution ordinaire des actionnaires ou, à défaut, par le conseil d’administration.

Qualification of auditor

320 (1) A natural person or firm of accountants is qualified to be an auditor of a company if

(a) in the case of a natural person, the person is an accountant who

(i) is a member in good standing of an institute or association of accountants incorporated by or under an Act of the legislature of a province,

(ii) has at least five years experience at a senior level in performing audits of a financial institution,

(iii) is ordinarily resident in Canada, and

(iv) is independent of the company; and

(b) in the case of a firm of accountants, the member of the firm jointly designated by the firm and the company to conduct the audit of the company on behalf of the firm is qualified in accordance with paragraph (a).

Conditions à remplir

320 (1) Peut être nommée vérificateur la personne physique qui est un comptable :

a) membre en règle d’un institut ou d’une association de comptables constitués en personne morale sous le régime d’une loi provinciale;

b) possédant cinq ans d’expérience au niveau supérieur dans l’exécution de la vérification d’institutions financières;

c) résidant habituellement au Canada;

d) indépendant de la société.

Remplit également les conditions de nomination le cabinet de comptables qui désigne pour la vérification, conjointement avec la société, un membre qui satisfait par ailleurs aux critères énumérés aux alinéas a) à d).

Independence

(2) For the purposes of subsection (1),

(a) independence is a question of fact; and

(b) a person is deemed not to be independent of a company if that person, a business partner of that person or a firm of accountants of which that person is a member

(i) is a business partner, director, officer or employee of the company or of any affiliate of the company or is a business partner of any director, officer or employee of the company or of any affiliate of the company,

(ii) beneficially owns or controls, directly or indirectly, a material interest in the shares of the company or of any affiliate of the company, or

(iii) has been a liquidator, trustee in bankruptcy, receiver or receiver and manager of any affiliate of the company within the two years immediately preceding the person’s proposed appointment as auditor of the company, other than an affiliate that is a

Indépendance

(2) Pour l’application du paragraphe (1) :

a) l’indépendance est une question de fait;

b) la personne est réputée ne pas être indépendante de la société si elle-même, son associé ou le cabinet de comptables dont elle est membre :

(i) soit est l’associé, l’administrateur, le dirigeant ou l’employé de la société ou d’une entité de son groupe ou est l’associé d’un des administrateurs, dirigeants ou employés de la société ou d’une entité de son groupe,

(ii) soit possède à titre de véritable propriétaire ou contrôle, directement ou indirectement, un intérêt important dans des actions de la société ou d’une entité de son groupe,

(iii) soit a été séquestre, séquestre-gérant, liquidateur ou syndic de faillite de toute entité du groupe dont fait partie la société dans les deux ans précédant la date de la proposition de sa nomination au poste de vérificateur, sauf si l’entité

Current to February 11, 2020	180	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 320-321	Articles 320-321

subsidiary of the company acquired pursuant to section 457 or through a realization of security pursuant to section 458.

Business partners

(2.1) For the purposes of subsection (2),

(a) in the case of the appointment of a natural person as the auditor of a company, a business partner of the person includes a shareholder of the business partner; and

(b) in the case of the appointment of a firm of accountants as the auditor of a company, a business partner of a member of the firm includes another member of the firm and a shareholder of the firm or of a business partner of the member.

est une filiale de la société acquise conformément à l’article 457 ou dont l’acquisition découle de la réalisation d’une sûreté en vertu de l’article 458.

Associé

(2.1) Pour l’application du paragraphe (2), est assimilé à l’associé de la personne :

a) dans le cas d’une personne physique qui est nommée vérificateur, l’actionnaire de l’associé;

b) dans le cas d’un cabinet de comptables qui est nommé vérificateur, l’autre membre ou l’actionnaire du cabinet de comptables ou l’actionnaire de l’associé du membre du cabinet de comptables.

Notice of designation

(3) Within fifteen days after the appointment of a firm of accountants as auditor of a company, the company and the firm of accountants shall jointly designate a member of the firm who meets the qualifications described in subsection (1) to conduct the audit of the company on behalf of the firm and the company shall forthwith notify the Superintendent in writing of the designation.

New designation

(4) Where for any reason a member of a firm of accountants designated pursuant to subsection (3) ceases to conduct the audit of the company, the company and the firm of accountants may jointly designate another member of the same firm of accountants who meets the qualifications described in subsection (1) to conduct the audit of the company and the company shall forthwith notify the Superintendent in writing of the designation.

Avis au surintendant

(3) Dans les quinze jours suivant la nomination d’un cabinet de comptables, la société et le cabinet désignent conjointement un membre qui remplit les conditions du paragraphe (1) pour effectuer la vérification au nom du cabinet; la société en avise sans délai par écrit le surintendant.

Remplacement d’un membre désigné

(4) Si, pour une raison quelconque, le membre désigné cesse de remplir ses fonctions, la société et le cabinet de comptables peuvent désigner conjointement un autre membre qui remplit les conditions du paragraphe (1); la société en avise sans délai par écrit le surintendant.

Deemed vacancy

(5) In any case where subsection (4) applies and a designation is not made pursuant to that subsection within thirty days after the designated member ceases to conduct the audit of the company, there shall be deemed to be a vacancy in the office of auditor of the company.

1991, c. 45, s. 320; 2001, c. 9, s. 516; 2005, c. 54, s. 437.

Poste déclaré vacant

(5) Dans le cas visé au paragraphe (4), faute de désignation dans les trente jours de la cessation des fonctions du membre, le poste de vérificateur est déclaré vacant.

1991, ch. 45, art. 320; 2001, ch. 9, art. 516; 2005, ch. 54, art. 437.

Duty to resign

321 (1) An auditor who ceases to be qualified under section 320 shall resign forthwith after the auditor, where the auditor is a natural person, or any member of the firm of accountants, where the auditor is a firm of accountants, becomes aware that the auditor or the firm has ceased to be so qualified.

Obligation de démissionner

321 (1) Le vérificateur doit se démettre dès qu’à sa connaissance, s’il s’agit d’une personne physique, ou à celle d’un de ses membres, s’il s’agit d’un cabinet, il ne remplit plus les conditions prévues à l’article 320.

Current to February 11, 2020	181	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 321-324	Articles 321-324

Disqualification order

(2) Any interested person may apply to a court for an order declaring that an auditor of a company has ceased to be qualified under section 320 and declaring the office of auditor to be vacant.

Destitution judiciaire

(2) Tout intéressé peut demander au tribunal de déclarer, par ordonnance, que le vérificateur de la société ne remplit plus les conditions prévues à l’article 320 et que son poste est vacant.

Revocation of appointment

322 (1) The shareholders of a company may, by ordinary resolution at a special meeting, revoke the appointment of an auditor.

Révocation

322 (1) Les actionnaires peuvent, par résolution ordinaire adoptée lors d’une assemblée extraordinaire, révoquer le vérificateur.

Idem

(2) The Superintendent may at any time revoke the appointment of an auditor made under subsection (3) or 319(1) or section 324 by notice in writing signed by the Superintendent and sent by registered mail to the auditor and to the company addressed to the usual place of business of the auditor and the company.

Idem

(2) Le surintendant peut à tout moment révoquer le vérificateur nommé conformément aux paragraphes (3) ou 319(1) ou à l’article 324 par avis écrit portant sa signature et envoyé par courrier recommandé à l’établissement habituel d’affaires du vérificateur et de la société.

Filling vacancy

(3) A vacancy created by the revocation of the appointment of an auditor under subsection (1) may be filled at the meeting at which the appointment was revoked and, if not so filled, shall be filled by the directors under section 324.

Vacance

(3) La vacance créée par la révocation du vérificateur conformément au paragraphe (1) peut être comblée lors de l’assemblée où celle-ci a eu lieu; à défaut, elle est comblée par le conseil d’administration en application de l’article 324.

Ceasing to hold office

323 (1) An auditor of a company ceases to hold office when

(a) the auditor resigns;

(b) the auditor, where the auditor is a natural person, dies; or

(c) the appointment of the auditor is revoked by the shareholders or the Superintendent.

Fin du mandat

323 (1) Le mandat du vérificateur prend fin à, selon le cas :

a) sa démission;

b) son décès;

c) sa révocation par les actionnaires ou le surintendant.

Effective date of resignation

(2) The resignation of an auditor becomes effective at the time a written resignation is sent to the company or at the time specified in the resignation, whichever is later.

Date d’effet de la démission

(2) La démission du vérificateur prend effet à la date de son envoi par écrit à la société ou, si elle est postérieure, à la date qui y est précisée.

Filling vacancy

324 (1) Subject to subsection 322(3), where a vacancy occurs in the office of auditor of a company, the directors shall forthwith fill the vacancy, and the auditor so appointed holds office for the unexpired term of office of the predecessor of that auditor.

Where Superintendent may fill vacancy

(2) Where the directors fail to fill a vacancy in accordance with subsection (1), the Superintendent may fill

Poste vacant comblé

324 (1) Sous réserve du paragraphe 322(3), le conseil d’administration pourvoit sans délai à toute vacance; le nouveau vérificateur est en poste jusqu’à l’expiration du mandat de son prédécesseur.

Vacance comblée par le surintendant

(2) À défaut de nomination par le conseil d’administration, le surintendant peut y procéder; le

Current to February 11, 2020	182	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 324-326	Articles 324-326

the vacancy and the auditor so appointed holds office for the unexpired term of office of the predecessor of that auditor.

Designation of member of firm

(3) Where the Superintendent has, pursuant to subsection (2), appointed a firm of accountants to fill a vacancy, the Superintendent shall designate the member of the firm who is to conduct the audit of the company on behalf of the firm.

nouveau vérificateur reste en poste jusqu’à l’expiration du mandat de son prédécesseur.

Désignation du membre du cabinet

(3) Le cas échéant, le surintendant, s’il a nommé un cabinet de comptables, désigne le membre du cabinet chargé d’effectuer la vérification au nom de celui-ci.

Right to attend meetings

325 (1) The auditor of a company is entitled to receive notice of every meeting of shareholders and, at the expense of the company, to attend and be heard thereat on matters relating to the duties of the auditor.

Duty to attend meeting

(2) If a director or shareholder of a company, whether or not the shareholder is entitled to vote at the meeting, gives written notice, not less than ten days before a meeting of shareholders, to an auditor or former auditor of the company that the director or shareholder wishes the auditor’s attendance at the meeting, the auditor or former auditor shall attend the meeting at the expense of the company and answer questions relating to the auditor’s or former auditor’s duties as auditor.

Droit d’assister à l’assemblée

325 (1) Le vérificateur de la société a le droit de recevoir avis de toute assemblée des actionnaires, d’y assister aux frais de la société et d’y être entendu sur toute question relevant de ses fonctions.

Obligation d’assister à l’assemblée

(2) Le vérificateur — ancien ou en exercice — à qui l’un des administrateurs ou un actionnaire habile ou non à voter donne avis écrit, au moins dix jours à l’avance, de la tenue d’une assemblée des actionnaires et de son désir de l’y voir présent, doit y assister aux frais de la société et répondre à toute question relevant de ses fonctions.

Notice to company

(3) A director or shareholder who gives notice under subsection (2) shall send concurrently a copy of the notice to the company and the company shall forthwith send a copy thereof to the Superintendent.

Superintendent may attend

(4) The Superintendent may attend and be heard at any meeting referred to in subsection (2).

Statement of auditor

326 (1) An auditor of a company who

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of revoking the appointment of the auditor, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed in the auditor’s stead, whether because of the auditor’s resignation or revocation of appointment or because the auditor’s term of office has expired or is about to expire,

Avis à la société

(3) L’administrateur ou l’actionnaire qui donne l’avis en fait parvenir simultanément un exemplaire à la société, laquelle en adresse sans délai copie au surintendant.

Droit d’assister à l’assemblée

(4) Le surintendant peut assister à l’assemblée et y être entendu.

Déclaration du vérificateur

326 (1) Est tenu de soumettre à la société et au surintendant une déclaration écrite exposant les motifs de sa démission ou de son opposition aux mesures envisagées le vérificateur de la société qui, selon le cas :

a) démissionne;

b) est informé, notamment par voie d’avis, de la convocation d’une assemblée des actionnaires ayant pour but de le révoquer;

c) est informé, notamment par voie d’avis, de la tenue d’une réunion du conseil d’administration ou d’une assemblée des actionnaires destinée à pourvoir le poste de vérificateur par suite de sa démission, de sa

Current to February 11, 2020	183	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 326-328	Articles 326-328

shall submit to the company and the Superintendent a written statement giving the reasons for the resignation or the reasons why the auditor opposes any proposed action.

Other statements

(1.1) In the case of a proposed replacement of an auditor whether because of removal or the expiry of their term, the company shall make a statement of the reasons for the proposed replacement and the proposed replacement auditor may make a statement in which they comment on those reasons.

révocation ou de l’expiration effective ou prochaine de son mandat.

Autres déclarations

(1.1) Dans le cas où la société se propose de remplacer le vérificateur pour cause de révocation ou d’expiration de son mandat, elle doit présenter une déclaration motivée et le nouveau vérificateur peut présenter une déclaration commentant ces motifs.

Statements to be sent

(2) The company shall send a copy of the statements referred to in subsections (1) and (1.1) without delay to every shareholder entitled to vote at the annual meeting of shareholders and to the Superintendent.

1991, c. 45, s. 326; 2005, c. 54, s. 438.

Duty of replacement auditor

327 (1) Where an auditor of a company has resigned or the appointment of an auditor has been revoked, no person or firm shall accept an appointment as auditor of the company or consent to be the auditor of the company until the person or firm has requested and received from the other auditor a written statement of the circumstances and reasons why the other auditor resigned or why, in the other auditor’s opinion, the other auditor’s appointment was revoked.

Diffusion des motifs

(2) La société envoie sans délai au surintendant et à tout actionnaire habile à voter à l’assemblée annuelle copie des déclarations visées aux paragraphes (1) et (1.1).

1991, ch. 45, art. 326; 2005, ch. 54, art. 438.

Remplaçant

327 (1) Nul ne peut accepter de remplacer le vérificateur qui a démissionné ou a été révoqué sans auparavant avoir demandé et obtenu de celui-ci une déclaration écrite exposant les circonstances justifiant sa démission, ou expliquant, selon lui, sa révocation.

Exception

(2) Notwithstanding subsection (1), a person or firm may accept an appointment or consent to be appointed as auditor of a company if, within fifteen days after a request under that subsection is made, no reply from the other auditor is received.

Effect of non-compliance

(3) Unless subsection (2) applies, an appointment as auditor of a company is void if subsection (1) has not been complied with.

Auditor’s examination

328 (1) The auditor of a company shall make such examination as the auditor considers necessary to enable the auditor to report on the annual statement and on other financial statements required by this Act to be placed before the shareholders, except such annual statements or parts thereof as relate to the period referred to in sub-paragraph 313(1)(a)(ii).

Exception

(2) Par dérogation au paragraphe (1), toute personne ou tout cabinet peut accepter d’être nommé vérificateur en l’absence de réponse dans les quinze jours à la demande de déclaration écrite.

Effet de l’inobservation

(3) Sauf dans le cas prévu au paragraphe (2), l’inobservation du paragraphe (1) entraîne la nullité de la nomination.

Examen

328 (1) Le vérificateur de la société procède à l’examen qu’il estime nécessaire pour faire rapport sur le rapport annuel et sur les autres états financiers qui doivent, aux termes de la présente loi, être présentés aux actionnaires, à l’exception des états financiers ou des parties d’états financiers se rapportant à la période visée au sous-alinéa 313(1)a)(ii).

Current to February 11, 2020	184	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 328-330	Articles 328-330

Auditing standards

(2) The auditor’s examination referred to in subsection (1) shall, except as otherwise specified by the Superintendent, be conducted in accordance with generally accepted auditing standards, the primary source of which is the Handbook of the Chartered Professional Accountants of Canada.

1991, c. 45, s. 328; 2017, c. 26, s. 62.

Right to information

329 (1) On the request of the auditor of a company, the present or former directors, officers, employees or agents of the company shall, to the extent that such persons are reasonably able to do so,

(a) permit access to such records, assets and security held by the company or any entity in which the company has a substantial investment, and

(b) provide such information and explanations

as are, in the opinion of the auditor, necessary to enable the auditor to perform the duties of auditor of the company.

Normes applicables

(2) Sauf spécification contraire du surintendant, le vérificateur applique les normes de vérification généralement reconnues et principalement celles qui sont énoncées dans le Manuel de Comptables professionnels agréés du Canada.

1991, ch. 45, art. 328; 2017, ch. 26, art. 62.

Droit à l’information

329 (1) Les administrateurs, dirigeants, employés ou mandataires de la société, ou leurs prédécesseurs, doivent, à la demande du vérificateur et dans la mesure où, d’une part, ils peuvent le faire et, d’autre part, ce dernier l’estime nécessaire à l’exercice de ses fonctions :

a) lui donner accès aux registres, éléments d’actif et sûretés détenus par la société ou par toute entité dans laquelle elle détient un intérêt de groupe financier;

b) lui fournir des renseignements ou éclaircissements.

Directors to provide information

(2) On the request of the auditor of a company, the directors of the company shall, to the extent that they are reasonably able to do so,

(a) obtain from the present or former directors, officers, employees and agents of any entity in which the company has a substantial investment the information and explanations that such persons are reasonably able to provide and that are, in the opinion of the auditor, necessary to enable the auditor to perform the duties of auditor of the company; and

(b) provide the auditor with the information and explanations so obtained.

No civil liability

(3) A person who in good faith makes an oral or written communication under subsection (1) or (2) shall not be liable in any civil action arising from having made the communication.

Obligation du conseil d’administration : information

(2) À la demande du vérificateur, le conseil d’administration de la société doit, dans la mesure du possible :

a) obtenir des administrateurs, dirigeants, employés et mandataires de toute entité dans laquelle la société détient un intérêt de groupe financier, ou de leurs prédécesseurs, les renseignements et éclaircissements que ces personnes sont en mesure de fournir et que le vérificateur estime nécessaires à l’exercice de ses fonctions;

b) lui fournir les renseignements et éclaircissements ainsi obtenus.

Non-responsabilité civile

(3) Nul n’encourt de responsabilité civile pour avoir fait, de bonne foi, une déclaration orale ou écrite en vertu des paragraphes (1) ou (2).

Auditor’s report and extended examination

330 (1) The Superintendent may, in writing, require that the auditor of a company report to the Superintendent on the extent of the auditor’s procedures in the examination of the annual statement and may, in writing, require that the auditor enlarge or extend the scope of that examination or direct that any other particular procedure be performed in any particular case, and the

Rapport du vérificateur au surintendant

330 (1) Le surintendant peut exiger, par écrit, que le vérificateur de la société lui fasse rapport sur le type de procédure utilisé lors de sa vérification du rapport annuel; il peut en outre lui demander, par écrit, d’étendre la portée de sa vérification et lui ordonner de mettre en œuvre, dans certains cas, d’autres types de procédure. Le

Current to February 11, 2020	185	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 330-331	Articles 330-331

auditor shall comply with any such requirement of the Superintendent and report to the Superintendent thereon.

Special examination

(2) The Superintendent may, in writing, require that the auditor of a company make a particular examination relating to the adequacy of the procedures adopted by the company for the safety of its creditors and shareholders, or any other examination as, in the Superintendent’s opinion, the public interest may require, and report to the Superintendent thereon.

Idem

(3) The Superintendent may direct that a special audit of a company be made if, in the opinion of the Superintendent, it is so required and may appoint for that purpose an accountant or a firm of accountants qualified pursuant to subsection 320(1) to be an auditor of the company.

vérificateur est tenu de se conformer aux demandes du surintendant et de lui faire rapport à ce sujet.

Vérification spéciale

(2) Le surintendant peut exiger, par écrit, que le vérificateur de la société procède à une vérification spéciale visant à déterminer si la méthode utilisée par la société pour sauvegarder les intérêts de ses créanciers et de ses actionnaires est adéquate, ainsi qu’à toute autre vérification rendue nécessaire, à son avis, par l’intérêt public, et lui fasse rapport à ce sujet.

Idem

(3) Le surintendant peut, s’il l’estime nécessaire, faire procéder à une vérification spéciale et nommer à cette fin un comptable ou un cabinet de comptables répondant aux exigences du paragraphe 320(1).

Expenses payable by company

(4) The expenses entailed by any examination or audit referred to in any of subsections (1) to (3) are payable by the company on being approved in writing by the Superintendent.

1991, c. 45, s. 330; 1999, c. 31, s. 217(F).

Auditor’s report

331 (1) The auditor shall, not less than twenty-one days before the date of the annual meeting of the shareholders of the company, make a report in writing to the shareholders on the annual statement referred to in subsection

313(1).

Audit for shareholders

(2) In each report required under subsection (1), the auditor shall state whether, in the auditor’s opinion, the annual statement presents fairly, in accordance with the accounting principles referred to in subsection 313(4), the financial position of the company as at the end of the financial year to which it relates and the results of the operations and changes in the financial position of the company for that financial year.

Dépenses

(4) Les dépenses engagées en application des paragraphes (1) à (3) sont, si elles sont autorisées par écrit par le surintendant, à la charge de la société.

1991, ch. 45, art. 330; 1999, ch. 31, art. 217(F).

Rapport du vérificateur

331 (1) Au moins vingt et un jours avant la date de l’assemblée annuelle, le vérificateur établit un rapport écrit à l’intention des actionnaires concernant le rapport annuel prévu au paragraphe 313(1).

Teneur du rapport

(2) Dans chacun des rapports prévus au paragraphe (1), le vérificateur déclare si, à son avis, le rapport annuel présente fidèlement, selon les principes comptables visés au paragraphe 313(4), la situation financière de la société à la clôture de l’exercice auquel il se rapporte ainsi que le résultat de ses opérations et les modifications survenues dans sa situation financière au cours de cet exercice.

Auditor’s remarks

(3) In each report referred to in subsection (2), the auditor shall include such remarks as the auditor considers necessary when

(a) the examination has not been made in accordance with the auditing standards referred to in subsection 328(2);

Observations

(3) Dans chacun des rapports, le vérificateur inclut les observations qu’il estime nécessaires dans les cas où :

a) l’examen n’a pas été effectué selon les normes de vérification visées au paragraphe 328(2);

b) le rapport annuel en question et celui de l’exercice précédent n’ont pas été établis sur la même base;

Current to February 11, 2020	186	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 331-333	Articles 331-333

(b) the annual statement has not been prepared on a basis consistent with that of the preceding financial year; or

(c) the annual statement does not present fairly, in accordance with the accounting principles referred to in subsection 313(4), the financial position of the company as at the end of the financial year to which it relates or the results of the operations or changes in the financial position of the company for that financial year.

c) le rapport annuel, compte tenu des principes comptables visés au paragraphe 313(4), ne reflète pas fidèlement soit la situation financière de la société à la clôture de l’exercice auquel il se rapporte, soit le résultat de ses opérations, soit les modifications survenues dans sa situation financière au cours de cet exercice.

Report on directors’ statement

332 (1) The auditor of a company shall, if required by the shareholders, audit and report to the shareholders on any financial statement submitted by the directors to the shareholders, and the report shall state whether, in the auditor’s opinion, the financial statement presents fairly the information required by the shareholders.

Making of report

(2) A report of the auditor made under subsection (1) shall be attached to the financial statement to which it relates and a copy of the statement and report shall be sent by the directors to every shareholder and to the Superintendent.

Report to officers

333 (1) It is the duty of the auditor of a company to report in writing to the chief executive officer and chief financial officer of the company any transactions or conditions that have come to the auditor’s attention affecting the well-being of the company that in the auditor’s opinion are not satisfactory and require rectification and, without restricting the generality of the foregoing, the auditor shall, as occasion requires, make a report to those officers in respect of

(a) transactions of the company that have come to the auditor’s attention and that in the auditor’s opinion have not been within the powers of the company, and

(b) loans owing to the company by any person the aggregate amount of which exceeds one half of one per cent of the regulatory capital of the company and in respect of which, in the auditor’s opinion, loss to the company is likely to occur, but when a report required under paragraph (b) has been made in respect of loans to any person, it is not necessary to report again in respect of loans to that person unless, in the opinion of the auditor, the amount of the loss likely to occur has increased.

Rapport aux actionnaires

332 (1) Si les actionnaires l’exigent, le vérificateur de la société vérifie tout état financier qui leur est soumis par le conseil d’administration; le rapport qu’il leur fait doit indiquer si, de l’avis du vérificateur, l’état financier présente fidèlement les renseignements demandés.

Idem

(2) Le rapport en question est annexé à l’état financier auquel il se rapporte; le conseil d’administration en fait parvenir un exemplaire, ainsi que de l’état, à chaque actionnaire et au surintendant.

Rapport aux dirigeants

333 (1) Le vérificateur de la société établit, à l’intention du premier dirigeant et du directeur financier, un rapport portant sur les opérations ou conditions portées à son attention et qui sont dommageables pour la bonne santé de la société et, selon lui, nécessitent redressement, notamment :

a) les opérations portées à son attention et qui, à son avis, outrepassent les pouvoirs de la société;

b) les prêts avancés par la société à une personne pour un total dépassant un demi de un pour cent du capital réglementaire de la société, s’il estime que ces prêts risquent de causer une perte à la société.

Toutefois, si un rapport a déjà été établi à l’égard des prêts avancés à une personne, il n’est pas nécessaire d’en faire un autre à l’égard des prêts avancés à cette même personne, à moins que, de l’avis du vérificateur, le montant de la perte ne soit susceptible de s’accroître.

Current to February 11, 2020	187	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 333-335	Articles 333-335

Transmission of report

(2) Where the auditor of a company makes a report under subsection (1),

(a) the auditor shall transmit the report, in writing, to the chief executive officer and chief financial officer of the company;

(b) the report shall be presented to the first meeting of the directors following its receipt;

(c) the report shall be incorporated in the minutes of that meeting; and

(d) the auditor shall, at the time of transmitting the report to the chief executive officer and chief financial officer, provide the audit committee of the company and the Superintendent with a copy.

1991, c. 45, s. 333; 2005, c. 54, s. 439.

Distribution du rapport

(2) Le vérificateur transmet son rapport au premier dirigeant et au directeur financier de la société et en fournit simultanément un exemplaire au comité de vérification et au surintendant; le rapport est en outre présenté à la réunion suivante du conseil d’administration et il fait partie du procès-verbal de cette réunion.

1991, ch. 45, art. 333; 2005, ch. 54, art. 439.

Auditor of subsidiaries

334 (1) A company shall take all necessary steps to ensure that its auditor is duly appointed as the auditor of each of its subsidiaries.

Subsidiary outside Canada

(2) Subsection (1) applies in the case of a subsidiary that carries on its operations in a country other than Canada unless the laws of that country do not permit the appointment of the auditor of the company as the auditor of that subsidiary.

Exception

(3) Subsection (1) does not apply in respect of any particular subsidiary where the company, after having consulted its auditor, is of the opinion that the total assets of the subsidiary are not a material part of the total assets of the company.

Auditor’s attendance

335 (1) The auditor of a company is entitled to receive notice of every meeting of the audit committee and the conduct review committee of the company and, at the expense of the company, to attend and be heard at that meeting.

Attendance

(2) If so requested by a member of the audit committee, the auditor shall attend every meeting of the audit committee held during the member’s term of office.

1991, c. 45, s. 335; 1993, c. 34, s. 125(F).

Vérification des filiales

334 (1) La société prend toutes les dispositions nécessaires pour que son vérificateur soit nommé vérificateur de ses filiales.

Filiale à l’étranger

(2) Le paragraphe (1) s’applique dans le cas d’une filiale qui exerce son activité dans un pays étranger sauf si les lois de ce pays ne le permettent pas.

Exception

(3) Dans le cas où la société, après consultation de son vérificateur, estime que l’actif total d’une de ses filiales ne représente pas une partie importante de son actif total, le paragraphe (1) ne s’applique pas à cette filiale.

Présence du vérificateur

335 (1) Le vérificateur a droit aux avis des réunions des comités de vérification et de révision de la société et peut y assister aux frais de celle-ci et y être entendu.

Idem

(2) À la demande de tout membre du comité de vérification, le vérificateur assiste à toutes réunions de ce comité tenues au cours du mandat de ce membre.

1991, ch. 45, art. 335; 1993, ch. 34, art. 125(F).

Current to February 11, 2020	188	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Auditor	Vérificateur
Sections 336-339	Articles 336-339

Calling meeting

336 (1) The auditor of a company or a member of the audit committee may call a meeting of the audit committee.

Right to interview

(2) The chief internal auditor of a company or any officer or employee of the company acting in a similar capacity shall, at the request of the auditor of the company and on receipt of reasonable notice, meet with the auditor.

Notice of errors

337 (1) A director or an officer of a company shall forthwith notify the audit committee and the auditor of the company of any error or misstatement of which the director or officer becomes aware in an annual statement or other financial statement on which the auditor or any former auditor has reported.

Error noted by auditor

(2) If the auditor or a former auditor of a company is notified or becomes aware of an error or misstatement in an annual statement or other financial statement on which the auditor reported and in the auditor’s opinion the error or misstatement is material, the auditor or former auditor shall inform each director of the company accordingly.

Duty of directors

(3) When under subsection (2) the auditor or a former auditor of a company informs the directors of an error or misstatement in an annual statement or other financial statement, the directors shall

(a) prepare and issue a revised annual statement or financial statement; or

(b) otherwise inform the shareholders and the Superintendent of the error or misstatement.

Qualified privilege for statements

338 Any oral or written statement or report made under this Act by the auditor or a former auditor of a company has qualified privilege.

Convocation d’une réunion

336 (1) Le comité de vérification peut être convoqué par l’un de ses membres ou par le vérificateur.

Rencontre demandée

(2) Le vérificateur en chef interne ou tout dirigeant ou employé de la société occupant des fonctions analogues doit rencontrer le vérificateur de la société si celui-ci lui en fait la demande et l’en avise en temps utile.

Avis des erreurs

337 (1) Tout administrateur ou dirigeant doit sans délai aviser le comité de vérification ainsi que le vérificateur des erreurs ou renseignements inexacts qu’il relève dans un rapport annuel ou tout autre état financier ayant fait l’objet d’un rapport de ce dernier ou de ses prédécesseurs.

Erreur dans les états financiers

(2) Le vérificateur ou celui de ses prédécesseurs qui prend connaissance d’une erreur ou d’un renseignement inexact et, à son avis, important dans le rapport annuel ou tout autre état financier sur lequel il a fait rapport doit en informer chaque administrateur.

Obligation du conseil d’administration

(3) Une fois mis au courant, le conseil d’administration fait établir et publier un rapport ou état révisé ou informe par tous autres moyens les actionnaires et le surintendant des erreurs ou renseignements inexacts qui lui ont été révélés.

Immunité (diffamation)

338 Le vérificateur et ses prédécesseurs jouissent d’une immunité relative en ce qui concerne les déclarations orales ou écrites et les rapports faits par eux aux termes de la présente loi.

Remedial Actions

Derivative action

339 (1) Subject to subsection (2), a complainant or the Superintendent may apply to a court for leave to bring an action under this Act in the name and on behalf of a company or any of its subsidiaries, or to intervene in an

Recours judiciaires

Recours similaire à l’action oblique

339 (1) Sous réserve du paragraphe (2), le plaignant ou le surintendant peut demander au tribunal l’autorisation soit d’intenter, aux termes de la présente loi, une action au nom et pour le compte d’une société ou de l’une de ses

Current to February 11, 2020	189	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Remedial Actions	Recours judiciaires
Sections 339-340	Articles 339-340

action under this Act to which the company or a subsidiary of the company is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the company or the subsidiary.

Conditions precedent

(2) No action may be brought and no intervention in an action may be made under subsection (1) by a complainant unless the court is satisfied that

(a) the complainant has, not less than 14 days before bringing the application or as otherwise ordered by the court, given notice to the directors of the company or the company’s subsidiary of the complainant’s intention to apply to the court under subsection (1) if the directors of the company or the company’s subsidiary do not bring, diligently prosecute or defend or discontinue the action;

(b) the complainant is acting in good faith; and

(c) it appears to be in the interests of the company or the subsidiary that the action be brought, prosecuted, defended or discontinued.

filiales, soit d’intervenir dans une action intentée aux termes de la présente loi et à laquelle est partie une telle société ou filiale, afin d’y mettre fin, de la poursuivre ou d’y présenter une défense pour le compte de cette société ou de sa filiale.

Conditions préalables

(2) L’action ou l’intervention ne sont recevables que si le tribunal est convaincu à la fois :

a) que le plaignant a donné avis de son intention de présenter la demande, au moins quatorze jours avant la présentation ou dans le délai que le tribunal estime indiqué, aux administrateurs de la société ou de sa filiale au cas où ils n’ont pas intenté l’action, n’ont pas agi avec diligence dans le cadre de celle-ci ou n’y ont pas mis fin;

b) que le plaignant agit de bonne foi;

c) qu’il semble être de l’intérêt de la société ou de sa filiale d’intenter l’action, de la poursuivre, d’y présenter une défense ou d’y mettre fin.

Notice to Superintendent

(3) A complainant under subsection (1) shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

1991, c. 45, s. 339; 2005, c. 54, s. 440.

Powers of court

340 (1) In connection with an action brought or intervened in under subsection 339(1), the court may at any time make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order authorizing the Superintendent, the complainant or any other person to control the conduct of the action;

(b) an order giving directions for the conduct of the action;

(c) an order directing that any amount adjudged payable by a defendant in the action be paid, in whole or in part, directly to former and present security holders of the company or of the subsidiary instead of to the company or to the subsidiary; and

(d) an order requiring the company or the subsidiary to pay reasonable legal fees incurred by the Superintendent or the complainant in connection with the action.

Avis au surintendant

(3) Le plaignant donne avis de sa demande au surintendant; celui-ci peut comparaître en personne ou par ministère d’avocat lors de l’audition de celle-ci.

1991, ch. 45, art. 339; 2005, ch. 54, art. 440.

Pouvoirs du tribunal

340 (1) Le tribunal saisi peut rendre l’ordonnance qu’il estime indiquée et, notamment :

a) autoriser le plaignant, le surintendant ou toute autre personne à assurer la conduite de l’action;

b) donner des instructions sur la conduite de l’action;

c) faire payer directement aux anciens ou actuels détenteurs de valeurs mobilières, et non à la société ou à sa filiale, en tout ou en partie, les sommes mises à la charge d’un défendeur;

d) obliger la société ou sa filiale à payer les frais de justice raisonnables supportés par le plaignant ou le surintendant dans le cadre de l’action.

Current to February 11, 2020	190	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Remedial Actions	Recours judiciaires
Sections 340-343	Articles 340-343

Jurisdiction

(2) Notwithstanding subsection (1), the court may not make any order in relation to any matter that would, under this Act, require the approval of the Minister or the Superintendent.

Compétence

(2) Le tribunal ne peut rendre l’ordonnance nécessitant, aux termes de la présente loi, l’agrément du ministre ou du surintendant.

Status of shareholder approval

341 (1) An application made or an action brought or intervened in under subsection 339(1) or section 343 need not be stayed or dismissed by reason only that it is shown that an alleged breach of a right or duty owed to the company or its subsidiary has been or might be approved by the shareholders of the company or subsidiary or both, but evidence of approval by the shareholders may be taken into account by the court in making an order under section 340.

Preuve de l’approbation des actionnaires non décisive

341 (1) Le fait qu’il est prouvé que les actionnaires ont approuvé, ou pourraient approuver, la prétendue inexécution d’obligations envers la société et sa filiale, ou l’une d’elles, ne constitue pas un motif suffisant pour suspendre ou rejeter les demandes, actions ou interventions visées au paragraphe 339(1) ou à l’article 343; le tribunal peut toutefois tenir compte de cette preuve en rendant son ordonnance.

Court approval to discontinue

(2) An application made or an action brought or intervened in under subsection 339(1) or section 343 shall not be stayed, discontinued, settled or dismissed for want of prosecution without the approval of the court given on such terms as the court thinks fit and, if the court determines that the interests of any complainant might be substantially affected by any stay, discontinuance, settlement or dismissal, the court may order any party to the application or action to give notice to the complainant.

Approbation de l’abandon des poursuites

(2) La suspension, l’abandon, le règlement ou le rejet des demandes, actions ou interventions visées au paragraphe 339(1) ou à l’article 343 pour cause de défaut de procédure utile est subordonné à son approbation par le tribunal selon les modalités qu’il estime indiquées; le tribunal peut également ordonner à toute partie d’en donner avis aux plaignants s’il conclut que leurs droits pourraient être sérieusement atteints.

No security for costs

342 (1) A complainant is not required to give security for costs in any application made or any action brought or intervened in under subsection 339(1) or section 343.

Absence de cautionnement

342 (1) Les plaignants ne sont pas tenus de fournir de cautionnement pour les frais.

Interim costs

(2) In an application made or an action brought or intervened in under subsection 339(1) or section 343, the court may at any time order the company or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable by the court for those interim costs on final disposition of the application or action.

1991, c. 45, s. 342; 2005, c. 54, s. 441(F).

Frais provisoires

(2) En donnant suite au recours, le tribunal peut ordonner à la société ou à sa filiale de verser au plaignant des frais et dépens provisoires, y compris les frais de justice et les débours, dont ils pourront être comptables devant le tribunal lors de l’adjudication définitive.

1991, ch. 45, art. 342; 2005, ch. 54, art. 441(F).

Application to rectify records

343 (1) If the name of a person is alleged to be or to have been wrongly entered or retained in, or wrongly deleted or omitted from, the securities register or any other record of a company, the company, a security holder of the company or any aggrieved person may apply to a court for an order that the securities register or record be rectified.

Demande de rectification

343 (1) La société — ainsi que tout détenteur de ses valeurs mobilières ou toute personne qui subit un préjudice — peut demander au tribunal de rectifier, par ordonnance, son registre des valeurs mobilières ou ses autres livres, si le nom d’une personne y a été inscrit, maintenu, supprimé ou omis prétendument à tort.

Current to February 11, 2020	191	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Remedial Actions	Recours judiciaires
Sections 343-346	Articles 343-346

Notice to Superintendent

(2) An applicant under this section shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Avis au surintendant

(2) Le demandeur doit donner avis de sa demande au surintendant, lequel peut comparaître en personne ou par ministère d’avocat lors de l’audition de celle-ci.

Powers of court

(3) In connection with an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order requiring the securities register or other record of the company to be rectified;

(b) an order restraining a company from calling or holding a meeting of shareholders or paying a dividend before the rectification;

(c) an order determining the right of a party to the proceedings to have the party’s name entered or retained in, or deleted or omitted from, the securities register or records of the company, whether the issue arises between two or more security holders or alleged security holders, or between the company and any security holder or alleged security holder; and

(d) an order compensating a party who has incurred a loss.

Pouvoirs du tribunal

(3) En donnant suite aux demandes visées au présent article, le tribunal peut rendre les ordonnances qu’il estime indiquées, notamment pour :

a) ordonner la rectification du registre des valeurs mobilières ou des autres livres de la société;

b) enjoindre à la société de ne pas convoquer ou tenir d’assemblée ni de verser de dividende avant la rectification;

c) déterminer le droit d’une partie à l’inscription, au maintien, à la suppression ou à l’omission de son nom dans le registre des valeurs mobilières ou autres livres de la société, que le litige survienne entre plusieurs détenteurs ou prétendus détenteurs de valeurs mobilières ou entre eux et la société;

d) indemniser toute partie qui a subi une perte.

Liquidation and Dissolution

Definition of “court”

344 For the purposes of subsections 351(1) and 352(1) and (2), sections 353 to 357, subsection 358(1), sections 360 and 362 to 364, subsections 368(3) and (4) and section 373, court means a court having jurisdiction in the place where the company has its head office.

Application of subsection (2) and sections 346 to 373

345 (1) Subsection (2) and sections 346 to 373 do not apply to a company that is insolvent within the meaning of the Winding-up and Restructuring Act.

Staying proceedings on insolvency

(2) Any proceedings taken under this Part to dissolve or to liquidate and dissolve a company shall be stayed if the company is at any time found to be insolvent within the meaning of the Winding-up and Restructuring Act.

1991, c. 45, s. 345; 1996, c. 6, s. 167.

Liquidation et dissolution

Définition de tribunal

344 Pour l’application des paragraphes 351(1) et 352(1) et (2), des articles 353 à 357, du paragraphe 358(1), des articles 360 et 362 à 364, des paragraphes 368(3) et (4) et de l’article 373, le tribunal est la juridiction compétente du ressort du siège de la société.

Application du paragraphe (2) et des articles 346 à 373

345 (1) Le paragraphe (2) et les articles 346 à 373 ne s’appliquent pas aux sociétés insolvables au sens de la Loi sur les liquidations et les restructurations.

Suspension des procédures

(2) Toute procédure soit de dissolution, soit de liquidation et de dissolution, engagée aux termes de la présente partie est suspendue dès la constatation de l’insolvabilité de la société, au sens de la Loi sur les liquidations et les restructurations.

1991, ch. 45, art. 345; 1996, ch. 6, art. 167.

Returns to Superintendent

346 A liquidator appointed under this Part to wind up the business of a company shall provide the

Relevés fournis au surintendant

346 Le liquidateur nommé conformément à la présente partie pour procéder à la liquidation des activités de la

Current to February 11, 2020	192	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Liquidation and Dissolution	Liquidation et dissolution
Sections 346-349	Articles 346-349

Superintendent with such information relating to the business and affairs of the company in such form as the Superintendent requires.

société doit fournir au surintendant, en la forme requise, les renseignements pertinents que celui-ci exige.

Simple Liquidation

No property and no liabilities

347 (1) A company that has no property and no liabilities may, if authorized by a special resolution of the shareholders or, if there are no shareholders, by a resolution of all the directors, apply to the Minister for letters patent dissolving the company.

Dissolution by letters patent

(2) Where the Minister has received an application under subsection (1) and is satisfied that all the circumstances so warrant, the Minister may issue letters patent dissolving the company.

Effect of letters patent

(3) A company in respect of which letters patent are issued under subsection (2) ceases to exist on the day stated in the letters patent.

Proposing liquidation

348 (1) The voluntary liquidation and dissolution of a company, other than a company referred to in subsection 347(1),

(a) may be proposed by its directors; or

(b) may be initiated by way of a proposal made by a shareholder who is entitled to vote at an annual meeting of shareholders in accordance with sections 146 and 147.

Terms must be set out

(2) A notice of any meeting of shareholders at which the voluntary liquidation and dissolution of a company is to be proposed shall set out the terms of the proposal.

Shareholders’ resolution

349 Where the voluntary liquidation and dissolution of a company is proposed, the company may apply to the Minister for letters patent dissolving the company if authorized by a special resolution of the shareholders or, where the company has issued more than one class of shares, by special resolution of each class of shareholders whether or not those shareholders are otherwise entitled to vote.

Liquidation simple

Dissolution en l’absence de biens et de dettes

347 (1) La société qui n’a ni biens ni dettes peut, avec l’autorisation soit par résolution extraordinaire des actionnaires, soit — si elle n’a pas d’actionnaires — par résolution de tous les administrateurs, demander au ministre de lui délivrer des lettres patentes de dissolution.

Dissolution par lettres patentes

(2) Après réception de la demande, le ministre peut délivrer des lettres patentes de dissolution, s’il est convaincu que les circonstances le justifient.

Date de dissolution

(3) La société cesse d’exister à la date figurant sur les lettres patentes de dissolution.

Proposition de liquidation et dissolution

348 (1) La liquidation et la dissolution volontaires d’une société autre que celle mentionnée au paragraphe 347(1) peuvent être proposées :

a) soit par son conseil d’administration;

b) soit par tout actionnaire ayant droit de vote à l’assemblée annuelle des actionnaires aux termes des articles 146 et 147.

Avis d’assemblée

(2) L’avis de convocation de l’assemblée qui doit statuer sur la proposition de liquidation et de dissolution volontaires de la société doit en exposer les modalités.

Résolution des actionnaires

349 La société visée à l’article 348 peut, si elle y est autorisée par résolution extraordinaire des actionnaires ou, lorsqu’elle a émis plusieurs catégories d’actions —assorties ou non du droit de vote — , par résolution extraordinaire des détenteurs de chacune d’elle, demander au ministre de lui délivrer des lettres patentes de dissolution.

Current to February 11, 2020	193	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Simple Liquidation	Liquidation simple
Section 350	Article 350

Approval of Minister required

350 (1) No action directed toward the voluntary liquidation and dissolution of a company shall be taken by a company, other than as provided in sections 348 and 349, until an application made by the company pursuant to section 349 has been approved by the Minister.

Approbation préalable du ministre

350 (1) La société en question ne peut prendre aucune mesure tendant à sa liquidation et à sa dissolution volontaires tant que la demande visée à l’article 349 n’a pas été agréée par le ministre.

Conditional approval

(2) Where the Minister is satisfied on the basis of an application made pursuant to section 349 that the circumstances warrant the voluntary liquidation and dissolution of a company, the Minister may, by order, approve the application.

Cas où le ministre approuve

(2) Le ministre peut, par arrêté, agréer la demande s’il est convaincu, en se fondant sur sa teneur, que les circonstances le justifient.

Effect of approval

(3) Where the Minister has approved an application made pursuant to section 349 with respect to a company, the company shall not carry on business except to the extent necessary to complete its voluntary liquidation.

Effets de l’approbation

(3) Une fois la demande agréée, la société ne peut poursuivre son activité que dans la mesure nécessaire pour mener à bonne fin sa liquidation volontaire.

Liquidation process

(4) Where the Minister has approved an application made pursuant to section 349 with respect to a company, the company shall

(a) cause notice of the approval to be sent to each known claimant against and creditor of the company;

(b) publish notice of the approval once a week for four consecutive weeks in the Canada Gazette and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company transacted any business within the preceding twelve months;

(c) proceed to collect its property, dispose of property that is not to be distributed in kind to its shareholders, discharge all its obligations and do all other acts required to liquidate its business;

(d) where the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money; and

(e) after giving the notice required under paragraphs (a) and (b) and adequately providing for the payment or discharge of all its obligations, distribute its remaining property, either in money or in kind, among its shareholders according to their respective rights.

Liquidation

(4) La société dont la demande est agréée doit :

a) faire parvenir un avis de l’agrément à chaque réclamant et chaque créancier connus;

b) faire insérer cet avis, une fois par semaine pendant quatre semaines consécutives, dans la Gazette du Canada et une fois par semaine pendant deux semaines consécutives dans un ou plusieurs journaux à grand tirage publiés dans chaque province où elle a exercé son activité au cours des douze derniers mois;

c) accomplir tous actes utiles à la dissolution, notamment recouvrer ses biens, disposer des biens non destinés à être répartis en nature entre les actionnaires et honorer ses obligations;

d) si elle est une société de fiducie au sens du paragraphe 57(2), faire tous les arrangements nécessaires pour transférer à une autre société de fiducie au sens de ce paragraphe tous les fonds ou autres éléments d’actif qu’elle détient en fiducie, à l’exception des éléments d’actif détenus à l’égard des fonds en fiducie garantie;

e) après avoir accompli les formalités imposées par les alinéas a) et b) et constitué une provision suffisante pour honorer ses obligations, répartir le reliquat de l’actif, en numéraire ou en nature, entre les actionnaires selon leurs droits respectifs.

Current to February 11, 2020	194	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Simple Liquidation	Liquidation simple
Sections 351-354	Articles 351-354

Dissolution instrument

351 (1) Unless a court has made an order in accordance with subsection 352(1), the Minister may, if satisfied that the company has complied with subsection 350(4) and that all the circumstances so warrant, issue letters patent dissolving the company.

Lettres patentes de dissolution

351 (1) Sauf dans les cas où le tribunal a rendu l’ordonnance visée au paragraphe 352(1), le ministre peut, s’il estime que la société satisfait à toutes les obligations énoncées au paragraphe 350(4) et que les circonstances le justifient, délivrer des lettres patentes de dissolution.

Company dissolved

(2) A company in respect of which letters patent are issued under subsection (1) is dissolved and ceases to exist on the day stated in the letters patent.

Dissolution de la société

(2) La société est dissoute et cesse d’exister à la date figurant sur les lettres patentes.

Court-supervised Liquidation

Surveillance judiciaire

Application for court supervision

352 (1) The Superintendent or any interested person may, at any time during the liquidation of a company, apply to a court for an order for the continuance of the voluntary liquidation under the supervision of the court in accordance with this section and sections 353 to 365 and on such application the court may so order and make any further order it thinks fit.

Surveillance judiciaire

352 (1) Sur demande présentée à cette fin au cours de la liquidation par le surintendant ou par tout intéressé, le tribunal peut, par ordonnance, décider que la liquidation sera poursuivie sous sa surveillance conformément au présent article et aux articles 353 à 365 et prendre toute autre mesure indiquée.

Idem

(2) An application under subsection (1) to a court to supervise a voluntary liquidation shall state the reasons, verified by an affidavit of the applicant, why the court should supervise the liquidation.

Idem

(2) La demande de surveillance doit être motivée, avec la déclaration sous serment du demandeur à l’appui.

Notice to Superintendent

(3) Where a person, other than the Superintendent, makes an application under subsection (1), the person shall give the Superintendent notice of the application and the Superintendent may appear and be heard in person or by counsel at the hearing of the application.

Avis au surintendant

(3) Le demandeur donne avis de sa demande au surintendant, lequel peut comparaître en personne ou par ministère d’avocat lors de l’audition de celle-ci.

Court supervision thereafter

353 (1) When a court makes an order under subsection 352(1), the liquidation of the company shall continue under the supervision of the court.

Surveillance

353 (1) La liquidation se poursuit sous la surveillance du tribunal une fois rendue l’ordonnance prévue au paragraphe 352(1).

Commencement of liquidation

(2) The supervision of the liquidation of a company by the court pursuant to an order made under subsection 352(1) commences on the day the order is made.

Début de la liquidation

(2) La surveillance judiciaire de la liquidation commence à la date du prononcé de l’ordonnance.

Powers of court

354 In connection with the liquidation and dissolution of a company, the court may, where it is satisfied

(a) that the company is able to pay or adequately provide for the discharge of all its obligations, and

Pouvoirs du tribunal

354 Dans le cadre de la dissolution et de la liquidation, le tribunal peut, s’il est convaincu de la capacité de la société d’acquitter ses obligations ou de constituer une provision pour les honorer et, dans le cas d’une société de fiducie au sens du paragraphe 57(2), de sa capacité de

Current to February 11, 2020	195	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Section 354	Article 354

(b) in the case of a company that is a trust company pursuant to subsection 57(2), that the company is able to make satisfactory arrangements for the protection of persons in relation to whom the company is acting in a fiduciary capacity, make any order it thinks fit including, without limiting the generality of the foregoing,

(c) an order to liquidate,

(d) an order appointing a liquidator, with or without security, fixing a liquidator’s remuneration and replacing a liquidator,

(e) an order appointing inspectors or referees, specifying their powers, fixing their remuneration and replacing inspectors or referees,

(f) an order determining the notice to be given to any interested person, or dispensing with notice to any person,

(g) an order determining the validity of any claims made against the company,

(h) an order, at any stage of the proceedings, restraining the directors and officers of the company from

(i) exercising any of their powers, or

(ii) collecting or receiving any debt or other property of the company, and from paying out or transferring any property of the company, except as permitted by the court,

(i) an order determining and enforcing the duty or liability of any present or former director, officer or shareholder

(i) to the company, or

(ii) for an obligation of the company,

(j) an order approving the payment, satisfaction or compromise of claims against the company and the retention of assets for that purpose, and determining the adequacy of provisions for the payment, discharge or transfer of any trust obligation or other obligation of the company, whether liquidated, unliquidated, future or contingent,

(k) with the concurrence of the Superintendent, an order providing for the disposal or destruction of the documents, records or registers of the company,

conclure des ententes satisfaisantes pour assurer la protection des personnes pour lesquelles elle agit à titre de représentant, prendre, par ordonnance, les mesures qu’il estime indiquées et, notamment :

a) ordonner la liquidation;

b) nommer un liquidateur en exigeant ou non un cautionnement, fixer sa rémunération et le remplacer;

c) nommer des inspecteurs ou des arbitres, préciser leurs pouvoirs, fixer leur rémunération et les remplacer;

d) fixer l’avis à donner aux intéressés ou accorder une dispense d’avis;

e) juger de la validité des réclamations faites contre la société;

f) interdire, à tout stade de la procédure, aux administrateurs et aux dirigeants :

(i) soit d’exercer tout ou partie de leurs pouvoirs,

(ii) soit de recouvrer ou de recevoir toute créance ou autre bien de la société ou de payer ou céder tout bien de celle-ci, sauf de la manière autorisée par le tribunal;

g) préciser et engager la responsabilité des administrateurs, dirigeants ou actionnaires ou de leurs prédécesseurs :

(i) soit envers la société,

(ii) soit envers les tiers pour les obligations de la société;

h) approuver, en ce qui concerne les dettes de la société, tout paiement, règlement, transaction ou rétention d’éléments d’actif, et juger si les provisions constituées suffisent à acquitter ou à céder les obligations — fiduciaires ou autres — de la société, qu’elles soient ou non liquidées, futures ou éventuelles;

i) fixer, en accord avec le surintendant, l’usage qui sera fait des documents, livres et registres de la société ou ordonner de les détruire;

j) sur demande d’un créancier, d’un inspecteur ou du liquidateur, donner des instructions sur toute question touchant à la liquidation;

k) sur avis à tous les intéressés, décharger le liquidateur de ses manquements, selon les modalités

Current to February 11, 2020	196	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Sections 354-355	Articles 354-355

(l) on the application of a creditor, an inspector or the liquidator, an order giving directions on any matter arising in the liquidation,

(m) after notice has been given to all interested parties, an order relieving the liquidator from any omission or default on such terms as the court thinks fit and confirming any act of the liquidator,

(n) subject to sections 361 to 363, an order approving any proposed, interim or final distribution to shareholders, if any, or incorporators, in money or in property,

(o) an order disposing of any property belonging to creditors, shareholders and incorporators who cannot be found,

(p) on the application of any director, officer, shareholder, incorporator, creditor or the liquidator,

(i) an order staying the liquidation proceedings on such terms and conditions as the court thinks fit,

(ii) an order continuing or discontinuing the liquidation proceedings, or

(iii) an order to the liquidator to restore to the company all of its remaining property, and

(q) after the liquidator has rendered the liquidator’s final account to the court, an order directing the company to apply to the Minister for letters patent dissolving the company.

1991, c. 45, s. 354; 2005, c. 54, s. 442(F).

que le tribunal estime indiquées, et confirmer ses actes;

l) sous réserve des articles 361 à 363, approuver tout projet de répartition provisoire ou définitive entre les actionnaires ou les fondateurs, en numéraire ou en biens;

m) fixer la destination des biens appartenant aux créanciers, actionnaires ou fondateurs introuvables;

n) sur demande de tout administrateur, dirigeant, actionnaire, fondateur, créancier ou liquidateur :

(i) surseoir à la liquidation, selon les modalités que le tribunal estime convenir,

(ii) poursuivre ou interrompre la procédure de liquidation,

(iii) enjoindre au liquidateur de restituer à la société le reliquat des biens de celle-ci;

o) après la reddition de compte définitive du liquidateur devant le tribunal, obliger la société à demander au ministre de lui délivrer des lettres patentes de dissolution.

1991, ch. 45, art. 354; 2005, ch. 54, art. 442(F).

Cessation of business and powers

355 (1) Where a court makes an order for the liquidation of a company,

(a) the company continues in existence but shall cease to carry on business, except the business that is, in the opinion of the liquidator, required for an orderly liquidation; and

(b) the powers of the directors and shareholders, if any, are vested in the liquidator and cease to be vested in the directors or shareholders, except as specifically authorized by the court.

Cessation d’activité et perte de pouvoirs

355 (1) Toute ordonnance de liquidation a pour la société les effets suivants :

a) tout en continuant à exister, elle cesse d’exercer son activité commerciale, à l’exception de celle que le liquidateur estime nécessaire au déroulement des opérations de la liquidation;

b) les pouvoirs de ses administrateurs et actionnaires sont dévolus au liquidateur, sauf indication contraire et expresse du tribunal.

Delegation by liquidator

(2) A liquidator may delegate any of the powers vested by paragraph (1)(b) to the directors or shareholders, if any.

Délégation par le liquidateur

(2) Le liquidateur peut déléguer aux administrateurs ou aux actionnaires la totalité ou une partie des pouvoirs qui lui sont dévolus en vertu de l’alinéa (1)b).

Current to February 11, 2020	197	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Sections 356-358	Articles 356-358

Appointment of liquidator

356 When making an order for the liquidation of a company or at any time thereafter, the court may appoint any person, including a director, an officer or a shareholder of the company or any other company, as liquidator of the company.

Nomination du liquidateur

356 Le tribunal peut nommer dans l’ordonnance, ou par la suite, en qualité de liquidateur toute personne et, notamment, l’un des administrateurs, dirigeants ou actionnaires de la société ou d’une autre société.

Vacancy in liquidator’s office

357 Where an order for the liquidation of a company has been made and the office of liquidator is or becomes vacant, the property of the company is under the control of the court until the office of liquidator is filled.

Vacance

357 Les biens de la société sont placés sous la garde du tribunal durant toute vacance du poste de liquidateur survenant après le prononcé de l’ordonnance.

Duties of liquidator

358 (1) A liquidator shall

(a) forthwith after appointment give notice thereof to the Superintendent and to each claimant and creditor of the company known to the liquidator;

(b) forthwith after appointment publish notice thereof once a week for four consecutive weeks in the Canada Gazette and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company has transacted any business within the preceding twelve months, requiring

(i) any person indebted to the company to render an account and pay to the liquidator at the time and place specified in the notice any amount owing,

(ii) any person possessing property of the company to deliver it to the liquidator at the time and place specified in the notice, and

(iii) any person having a claim against the company, whether liquidated, unliquidated, future or contingent, to present particulars thereof in writing to the liquidator not later than sixty days after the first publication of the notice;

(c) take into custody and control the property of the company;

(d) if the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money;

(e) open and maintain a trust account for the moneys received by the liquidator in the course of the liquidation of the company;

Obligations du liquidateur

358 (1) Les obligations à remplir par le liquidateur sont les suivantes :

a) donner avis, sans délai, de sa nomination au surintendant et aux réclamants et créanciers connus de lui;

b) insérer dès sa nomination, dans la Gazette du Canada, une fois par semaine pendant quatre semaines consécutives et une fois par semaine pendant deux semaines consécutives, dans un ou plusieurs journaux à grand tirage publiés dans chaque province où la société a exercé son activité pendant les douze mois précédents, un avis obligeant :

(i) les débiteurs de la société à lui rendre compte et à lui payer leurs dettes, aux date, heure et lieu précisés,

(ii) les personnes possédant des biens de la société à les lui remettre aux date, heure et lieu précisés,

(iii) les créanciers de la société à lui fournir par écrit un relevé détaillé de leur créance, qu’elle soit ou non liquidée, future ou éventuelle, dans les soixante jours de la première publication de l’avis;

c) prendre sous sa garde et sous son contrôle tous les biens de la société;

d) dans le cas d’une société de fiducie au sens du paragraphe 57(2), faire tous les arrangements nécessaires pour transférer à une autre société de fiducie au sens de ce paragraphe tous les fonds ou autres éléments d’actif qu’elle détient en fiducie, à l’exception des éléments d’actif détenus à l’égard des fonds en fiducie garantie;

e) ouvrir un compte de fiducie pour les fonds reçus dans le cadre de la liquidation de la société;

Current to February 11, 2020	198	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Section 358	Article 358

(f) keep accounts of the moneys received and paid out by the liquidator in the course of the liquidation of the company;

(g) maintain separate lists of each class of creditors, shareholders and other persons having claims against the company;

(h) if at any time the liquidator determines that the company is unable to pay or adequately provide for the discharge of its obligations, apply to the court for directions;

(i) deliver to the court and to the Superintendent, at least once in every twelve month period after the liquidator’s appointment or more often as the court requires, the annual statement of the company prepared in accordance with subsection 313(1) or prepared in such manner as the liquidator thinks proper or as the court requires; and

(j) after the final accounts are approved by the court, distribute any remaining property of the company among the shareholders, if any, or incorporators, according to their respective rights.

f) tenir une comptabilité des recettes et dépenses liées à la liquidation de la société;

g) tenir des listes distinctes de chaque catégorie de créanciers, actionnaires et autres réclamants;

h) demander des instructions au tribunal après constatation de l’incapacité de la société d’honorer ses obligations ou de constituer une provision suffisante à cette fin;

i) remettre au tribunal ainsi qu’au surintendant, au moins une fois par douze mois à compter de sa nomination et chaque fois que le tribunal l’ordonne, le rapport annuel de la société établi conformément au paragraphe 313(1) ou de toute autre façon qu’il juge appropriée ou que le tribunal exige;

j) après l’approbation par le tribunal de ses comptes définitifs, répartir le reliquat des biens de la société entre les actionnaires, ou entre les fondateurs, selon leurs droits respectifs.

Powers of liquidator

(2) A liquidator may

(a) retain lawyers, notaries, accountants, appraisers and other professional advisers;

(b) bring, defend or take part in any civil, criminal or administrative action or proceeding in the name and on behalf of the company;

(c) carry on the business of the company as required for an orderly liquidation;

(d) sell by public auction or private sale any property of the company;

(e) if the company is a trust company pursuant to subsection 57(2), make such arrangements as are necessary to transfer to another company that is a trust company pursuant to subsection 57(2) money or other assets held in trust by the company, other than assets held in respect of guaranteed trust money;

(f) do all acts and execute documents in the name and on behalf of the company;

(g) borrow money on the security of the property of the company;

(h) settle or compromise any claims by or against the company; and

Pouvoirs du liquidateur

(2) Le liquidateur peut exercer les pouvoirs suivants :

a) retenir les services de conseillers professionnels, notamment d’avocats, de notaires, de comptables et d’experts-estimateurs;

b) ester en justice, dans toute procédure civile, pénale ou administrative, pour le compte de la société;

c) exercer l’activité commerciale de la société dans la mesure nécessaire à la liquidation;

d) vendre aux enchères publiques ou de gré à gré tout bien de la société;

e) dans le cas d’une société de fiducie au sens du paragraphe 57(2), faire tous les arrangements nécessaires pour transférer à une autre société de fiducie au sens de ce paragraphe tous les fonds ou autres éléments d’actif qu’elle détient en fiducie, à l’exception des éléments d’actif détenus à l’égard des fonds en fiducie garantie;

f) agir et signer des documents au nom de la société;

g) contracter des emprunts garantis par les biens de la société;

h) transiger sur toutes réclamations mettant en cause la société ou les régler;

Current to February 11, 2020	199	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Sections 358-362	Articles 358-362

(i) do all other things necessary for the liquidation of the company and distribution of its property.

i) prendre toute autre mesure nécessaire à la liquidation et à la répartition des biens de la société.

Due diligence

359 A liquidator is not liable if they exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the company represented to the liquidator by an officer of the company or in a written report of the auditor of the company fairly to reflect the financial condition of the company; or

(b) a report of a person whose profession lends credibility to a statement made by them.

1991, c. 45, s. 359; 2005, c. 54, s. 443.

Défense de diligence raisonnable

359 N’est pas engagée la responsabilité du liquidateur qui a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment en s’appuyant de bonne foi sur les documents suivants :

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent fidèlement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

1991, ch. 45, art. 359; 2005, ch. 54, art. 443.

Examination of others

360 (1) Where a liquidator has reason to believe that any property of the company is in the possession or under the control of a person or that a person has concealed, withheld or misappropriated any such property, the liquidator may apply to the court for an order requiring that person to appear before the court at the time and place designated in the order and to be examined.

Demande d’interrogatoire

360 (1) Le liquidateur qui a de bonnes raisons de croire qu’une personne a en sa possession ou sous son contrôle ou a dissimulé, retenu ou détourné des biens de la société peut demander au tribunal d’obliger celle-ci, par ordonnance, à comparaître pour interrogatoire aux date, heure et lieu précisés.

Restoration and compensation

(2) Where an examination conducted pursuant to subsection (1) discloses that a person has concealed, withheld or misappropriated any property of the company, the court may order that person to restore the property or pay compensation to the liquidator.

Pouvoirs du tribunal

(2) Le tribunal peut ordonner à la personne dont l’interrogatoire révèle qu’elle a dissimulé, retenu ou détourné des biens de la société de les restituer au liquidateur ou de lui verser une compensation.

Costs of liquidation

361 A liquidator shall pay the costs of liquidation out of the property of the company and shall pay or make adequate provision for all claims against the company.

Frais de liquidation

361 Le liquidateur acquitte les frais de liquidation sur les biens de la société; il acquitte également toutes les dettes de la société ou constitue une provision suffisante à cette fin.

Final accounts

362 (1) Within one year after the appointment of a liquidator and after paying or making adequate provision for all claims against the company, the liquidator shall apply to the court

(a) for approval of the final accounts of the liquidator and for an order permitting the distribution, in money or in kind, of the remaining property of the company to its shareholders, if any, or to the incorporators, according to their respective rights; or

(b) for an extension of time, setting out the reasons therefor.

Comptes définitifs

362 (1) Dans l’année de sa nomination et après avoir acquitté toutes les dettes de la société ou constitué une provision suffisante à cette fin, le liquidateur demande au tribunal :

a) soit d’approuver ses comptes définitifs et de l’autoriser, par ordonnance, à répartir en numéraire ou en nature le reliquat des biens entre les actionnaires ou entre les fondateurs selon leurs droits respectifs;

b) soit, avec motifs à l’appui, de proroger son mandat.

Current to February 11, 2020	200	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Sections 362-364	Articles 362-364

Shareholder application

(2) If a liquidator fails to make the application required by subsection (1), a shareholder of the company or, if there are no shareholders of the company, an incorporator may apply to the court for an order for the liquidator to show cause why a final accounting and distribution should not be made.

Demande des actionnaires

(2) Tout actionnaire ou, à défaut, tout fondateur, peut demander au tribunal d’obliger, par ordonnance, le liquidateur qui ne présente pas la demande exigée par le paragraphe (1) à justifier pourquoi son compte définitif ne peut être dressé et une répartition effectuée.

Notification of final accounts

(3) A liquidator shall give notice of the liquidator’s intention to make an application under subsection (1) to the Superintendent, to each inspector appointed under section 354, to each shareholder of the company or, if there are no shareholders, to each incorporator and to any person who provided a security or fidelity bond for the liquidation.

Avis

(3) Le liquidateur doit donner avis de son intention de présenter la demande prévue au paragraphe (1) au surintendant, à chaque inspecteur nommé en vertu de l’article 354, à chaque actionnaire ou, à défaut, à chaque fondateur et aux personnes ayant fourni une sûreté ou une assurance détournement et vol pour les besoins de la liquidation.

Publication

(4) The liquidator shall publish the notice required under subsection (3) in the Canada Gazette and once a week for two consecutive weeks in one or more newspapers in general circulation in each province in which the company has transacted any business within the preceding twelve months or as otherwise directed by the court.

Publication

(4) Le liquidateur fait insérer l’avis visé au paragraphe (3) dans la Gazette du Canada et, une fois par semaine pendant deux semaines consécutives, dans un ou plusieurs journaux à grand tirage publiés dans chaque province où la société a exercé son activité pendant les douze mois précédents ou le fait connaître par tout autre moyen choisi par le tribunal.

Final order

363 (1) If the court approves the final accounts rendered by a liquidator, the court shall make an order

(a) directing the company to apply to the Minister for letters patent dissolving the company;

(b) directing the custody or disposal of the documents, records and registers of the company; and

(c) discharging the liquidator except in respect of the duty of a liquidator under subsection (2).

Ordonnance définitive

363 (1) Le tribunal, s’il approuve les comptes définitifs du liquidateur, doit, par ordonnance :

a) obliger la société à demander au ministre des lettres patentes de dissolution;

b) donner des instructions quant à la garde des documents, livres et registres de la société et à l’usage qui en sera fait;

c) sous réserve du paragraphe (2), le libérer.

Delivery of order

(2) The liquidator shall forthwith send a certified copy of the order referred to in subsection (1) to the Superintendent.

Copie

(2) Le liquidateur transmet sans délai au surintendant une copie certifiée de l’ordonnance.

Right to distribution of money

364 (1) If in the course of the liquidation of a company the shareholders resolve to, or the liquidator proposes to,

(a) exchange all or substantially all of the remaining property of the company for securities of another entity that are to be distributed to the shareholders or to the incorporators, or

Droit à la répartition en numéraire

364 (1) Au cours de la liquidation, les actionnaires peuvent décider, ou le liquidateur proposer :

a) soit d’échanger la totalité ou la quasi-totalité du reliquat des biens de la société contre des valeurs mobilières d’une autre entité à répartir entre les actionnaires ou les fondateurs;

Current to February 11, 2020	201	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
Court-supervised Liquidation	Surveillance judiciaire
Sections 364-366	Articles 364-366

(b) distribute all or part of the remaining property of the company to the shareholders or to the incorporators in kind,

a shareholder or incorporator may apply to the court for an order requiring the distribution of the remaining property of the company to be in money.

b) soit de répartir tout ou partie du reliquat des biens de la société, en nature, entre les actionnaires ou les fondateurs.

Le cas échéant, tout actionnaire ou fondateur peut demander au tribunal d’imposer, par ordonnance, la répartition en numéraire du reliquat des biens de la société.

Powers of court

(2) On an application under subsection (1), the court may order

(a) all of the remaining property of the company to be converted into and distributed in money; or

(b) the claim of any shareholder or incorporator applying under this section to be satisfied by a distribution in money.

Pouvoirs du tribunal

(2) Sur demande présentée en vertu du paragraphe (1), le tribunal peut ordonner :

a) soit la réalisation du reliquat des biens de la société et la répartition du produit;

b) soit le règlement en numéraire des réclamations des actionnaires ou des fondateurs qui en font la demande aux termes du présent article.

Order by court

(3) Where an order is made by a court under paragraph (2)(b), the court

(a) shall fix a fair value on the share of the property of the company attributable to the shareholder or incorporator;

(b) may in its discretion appoint one or more appraisers to assist the court in fixing a fair value in accordance with paragraph (a); and

(c) shall render a final order against the company in favour of the shareholder or incorporator for the amount of the share of the property of the company attributable to the shareholder or incorporator.

Ordonnance du tribunal

(3) Lorsqu’il rend l’ordonnance visée à l’alinéa (2)b), le tribunal :

a) doit fixer la juste valeur de la portion des biens de la société qui revient à l’actionnaire ou au fondateur;

b) peut, à sa discrétion, charger un ou plusieurs experts-estimateurs de l’aider à calculer la juste valeur visée à l’alinéa a);

c) doit rendre une ordonnance définitive contre la société en faveur de l’actionnaire ou du fondateur pour la valeur de la portion des biens de la société qui revient à celui-ci.

Dissolution by letters patent

365 (1) On an application made pursuant to an order under paragraph 363(1)(a), the Minister may issue letters patent dissolving the company.

Dissolution au moyen de lettres patentes

365 (1) Sur demande présentée en application de l’alinéa 363(1)a), le ministre peut délivrer des lettres patentes de dissolution.

Company dissolved

(2) A company in respect of which letters patent are issued under subsection (1) is dissolved and ceases to exist on the date of the issuance of the letters patent.

Date de dissolution

(2) La société est dissoute et cesse d’exister à la date de délivrance des lettres patentes de dissolution.

General

Dispositions générales

Definition of shareholder and incorporator

366 In sections 368 and 369, shareholder and incorporator include the heirs and personal representatives of a shareholder or incorporator.

Définitions de actionnaire et de fondateur

366 Pour l’application des articles 368 et 369, actionnaire et fondateur s’entendent également des héritiers et des représentants personnels de l’un ou l’autre.

Current to February 11, 2020	202	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
General	Dispositions générales
Sections 367-368	Articles 367-368

Continuation of actions

367 (1) Notwithstanding the dissolution of a company under this Part,

(a) a civil, criminal or administrative action or proceeding commenced by or against the company before its dissolution may be continued as if the company had not been dissolved;

(b) a civil, criminal or administrative action or proceeding may be brought against the company within two years after its dissolution as if the company had not been dissolved; and

(c) any property that would have been available to satisfy any judgment or order if the company had not been dissolved remains available for that purpose.

Continuation des actions

367 (1) Malgré la dissolution de la société prévue à la présente partie :

a) les procédures civiles, pénales ou administratives intentées pour ou contre elle avant sa dissolution peuvent être poursuivies comme si celle-ci n’avait pas eu lieu;

b) dans les deux ans qui suivent la dissolution, des procédures civiles, pénales ou administratives peuvent être intentées contre la société comme si la dissolution n’avait pas eu lieu;

c) les biens qui auraient servi à exécuter tout jugement ou ordonnance, à défaut de la dissolution, demeurent disponibles à cette fin.

Service on company

(2) Service of a document on a company after its dissolution may be effected by serving the document on a person shown as a director in the incorporating instrument of the company or, if applicable, in the latest return sent to the Superintendent under section 499.

1991, c. 45, s. 367; 1999, c. 31, s. 218.

Signification

(2) Après la dissolution, la signification des documents peut se faire à toute personne figurant comme administrateur dans l’acte constitutif de la société, ou, s’il y a lieu, dans le dernier relevé envoyé au surintendant aux termes de l’article 499.

1991, ch. 45, art. 367; 1999, ch. 31, art. 218.

Limitations on liability

368 (1) Notwithstanding the dissolution of a company, a shareholder or incorporator to whom any of its property has been distributed is liable to any person claiming under subsection 367(1) to the extent of the amount received by that shareholder or incorporator on the distribution.

Remboursement

368 (1) Malgré la dissolution de la société, les actionnaires ou les fondateurs entre lesquels ont été répartis ses biens engagent leur responsabilité, à concurrence de la somme reçue, envers toute personne invoquant le paragraphe 367(1).

Limitation

(2) An action to enforce liability under subsection (1) may not be commenced except within two years after the date of the dissolution of the company.

Prescription

(2) Les actions en responsabilité engagées aux termes du paragraphe (1) se prescrivent par deux ans à compter de la dissolution.

Action against class

(3) A court may order an action referred to in subsections (1) and (2) to be brought against the persons who were shareholders or incorporators as a class, subject to such conditions as the court thinks fit.

Action en justice collective

(3) Le tribunal peut ordonner que soit intentée collectivement, contre les anciens actionnaires ou les fondateurs, l’action visée aux paragraphes (1) ou (2), sous réserve des conditions qu’il juge indiquées.

Reference

(4) If the plaintiff establishes a claim in an action under subsection (3), the court may refer the proceedings to a referee or other officer of the court who may

(a) add as a party to the proceedings each person found by the plaintiff to have been a shareholder or incorporator;

Renvoi

(4) Si le demandeur établit le bien-fondé de sa demande, le tribunal peut renvoyer l’affaire devant un arbitre ou un autre officier de justice qui a le pouvoir :

a) de mettre en cause chaque ancien actionnaire ou fondateur retrouvé par le demandeur;

Current to February 11, 2020	203	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
General	Dispositions générales
Sections 368-371	Articles 368-371

(b) determine, subject to subsection (1), the amount that each person who was a shareholder or incorporator must contribute towards satisfaction of the plaintiff’s claim; and

(c) direct payment of the amounts so determined.

b) de déterminer, sous réserve du paragraphe (1), la part que chaque ancien actionnaire ou fondateur doit verser pour dédommager le demandeur;

c) d’ordonner le versement des sommes déterminées.

Where creditor cannot be found

369 Where a creditor, shareholder or incorporator to whom property is to be distributed on the dissolution of a company cannot be found, the portion of the property to be distributed to that creditor, shareholder or incorporator shall be converted into money and paid in accordance with section 371.

Créanciers inconnus

369 La partie des biens à remettre, par suite de la dissolution, à tout créancier, actionnaire ou fondateur introuvable doit être réalisée en numéraire et le produit versé en application de l’article 371.

Vesting in Crown

370 Subject to subsection 367(1) and sections 371 and 372, property of a company that has not been disposed of at the date of the dissolution of the company vests in Her Majesty in right of Canada.

Dévolution à la Couronne

370 Sous réserve du paragraphe 367(1) et des articles 371 et 372, les biens dont il n’a pas été disposé à la date de la dissolution d’une société sont dévolus à Sa Majesté du chef du Canada.

Unclaimed money on winding-up

371 (1) Notwithstanding the Winding-up and Restructuring Act, where the business of a company is being wound up, the liquidator or the company shall pay to the Minister on demand and in any event before the final winding-up of that business any amount that is payable by the liquidator or the company to a creditor, shareholder or incorporator of the company to whom payment thereof has not, for any reason, been made.

Fonds non réclamés

371 (1) Par dérogation à la Loi sur les liquidations et les restructurations, la société en cours de liquidation ou le liquidateur doit payer au ministre, sur demande et en tout état de cause avant la clôture de la liquidation, toute somme qui devait être payée par l’un ou l’autre à un créancier, à un actionnaire ou à un fondateur de la société et qui, pour une raison quelconque, ne l’a pas été.

Records

(2) Where a liquidator or a company makes a payment to the Minister under subsection (1) with respect to a creditor, shareholder or incorporator, the liquidator or company shall concurrently forward to the Minister all documents, records and registers in the possession of the liquidator or company that relate to the entitlement of the creditor, shareholder or incorporator.

Registres

(2) Le liquidateur ou la société qui effectue le paiement prévu au paragraphe (1) envoie en même temps au ministre tous les documents, livres et registres en leur possession concernant le droit au paiement du créancier, de l’actionnaire ou du fondateur, selon le cas.

Payment to Bank of Canada

(3) The Minister shall pay to the Bank of Canada all amounts paid to the Minister under subsection (1) and shall provide the Bank of Canada with any document, record or register received by the Minister under subsection (2).

Paiement à la Banque du Canada

(3) Le ministre verse à la Banque du Canada toutes les sommes reçues en application du paragraphe (1) et remet à celle-ci les documents, livres et registres qui lui ont été envoyés en application du paragraphe (2).

Liquidator and company discharged

(4) Payment by a liquidator or a company to the Minister under subsection (1) discharges the liquidator and the company in respect of which the payment is made from all liability for the amount so paid, and payment by the

Libération du liquidateur et de la société

(4) Le paiement fait par le liquidateur ou la société aux termes du paragraphe (1), ou par le ministre aux termes du paragraphe (3), les libère respectivement de toute responsabilité quant à la somme ainsi payée.

1991, ch. 45, art. 371; 1996, ch. 6, art. 167.

Current to February 11, 2020	204	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
General	Dispositions générales
Sections 371-374	Articles 371-374

Minister to the Bank of Canada under subsection (3) discharges the Minister from all liability for the amount so paid.

1991, c. 45, s. 371; 1996, c. 6, s. 167.

Liability of Bank of Canada

372 (1) Subject to section 22 of the Bank of Canada Act, where payment has been made to the Bank of Canada of an amount under subsection 371(3), the Bank of Canada, if payment is demanded by a person who, but for subsection 371(4), would be entitled to receive payment of that amount from the liquidator, the company or the Minister, is liable to pay to that person at its head office an amount equal to the amount so paid to it, with interest thereon for the period, not exceeding ten years, from the day on which the payment was received by the Bank of Canada until the date of payment to the person, at such rate and computed in such manner as the Minister determines.

Obligation de la Banque du Canada

372 (1) Sous réserve de l’article 22 de la Loi sur la Banque du Canada, la Banque du Canada, si une somme qui lui a été versée en application du paragraphe 371(3) est réclamée par une personne qui, abstraction faite du paragraphe 371(4), aurait droit de la recevoir du liquidateur, de la société ou du ministre, est tenue de verser à cette personne, à son siège, un montant égal, avec intérêts pour une période d’au plus dix ans commençant le jour où elle a reçu le versement et se terminant à la date du paiement à la personne, et calculés selon les modalités fixées par le ministre.

Enforcing liability

(2) The liability of the Bank of Canada under subsection (1) may be enforced by action against the Bank of Canada in the court in the province in which the debt or instrument was payable.

Exécution de l’obligation

(2) La Banque du Canada peut être actionnée en responsabilité quant à l’obligation prévue au paragraphe (1) devant le tribunal de la province où la dette ou l’effet est payable.

Custody of records after dissolution

373 A person who has been granted custody of the documents, records and registers of a dissolved company shall keep them available for production for six years following the date of the dissolution of the company or until the expiration of such shorter period as may be ordered by the court when it orders the dissolution.

Garde des documents

373 La personne qui s’est vu confier la garde des documents, livres et registres de la société dissoute doit s’assurer qu’ils puissent être produits au besoin pendant les six années qui suivent la date de la dissolution ou jusqu’à l’expiration de la période plus courte fixée par le tribunal dans son ordonnance de dissolution.

Insolvency

374 (1) In the case of the insolvency of a company,

(a) the payment of any amount due to Her Majesty in right of Canada, in trust or otherwise, except indebtedness evidenced by subordinated indebtedness, shall be a first charge on the assets of the company;

(b) the payment of any amount due to Her Majesty in right of a province, in trust or otherwise, except indebtedness evidenced by subordinated indebtedness, shall be a second charge on the assets of the company;

(c) the payment of the deposit liabilities of the company and all other liabilities of the company, except the liabilities referred to in paragraphs (d) and (e), shall be a third charge on the assets of the company;

(d) subordinated indebtedness of the company and all other liabilities that by their terms rank equally with or subordinate to such subordinated indebtedness

Collocation

374 (1) Le rang des créances qui doivent être payées en priorité sur l’actif d’une société déclarée insolvable est fixé comme suit :

a) au premier rang, les sommes dues à Sa Majesté du chef du Canada, en fiducie ou autrement, à l’exception des dettes constatées par titre secondaire;

b) au deuxième rang, les sommes dues à Sa Majesté du chef d’une province, en fiducie ou autrement, à l’exception des dettes constatées par titre secondaire;

c) au troisième rang, les dépôts de la société et les autres obligations de celle-ci, à l’exception de celles visées aux alinéas d) et e);

d) au quatrième rang, les titres secondaires de la société et toutes les autres obligations de celle-ci qui, de par leur nature, occupent un rang égal ou inférieur à ces titres;

Current to February 11, 2020	205	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
Financial Statements and Auditors	États financiers et vérificateurs
General	Dispositions générales
Sections 374-374.1	Articles 374-374.1

shall be a fourth charge on the assets of the company; and

(e) the payment of any fines and penalties for which the company is liable shall be a last charge on the assets of the company.

e) au dernier rang, les amendes ou pénalités que la société est tenue de verser.

Priority not affected

(2) Nothing in subsection (1) prejudices or affects the priority of any holder of any security interest in any property of a company.

Sans préjudice au rang

(2) Le paragraphe (1) ne porte nullement atteinte au droit de préférence du titulaire d’une sûreté sur des éléments d’actif d’une société.

Priorities

(3) Priorities within each of paragraphs (1)(a) to (e) shall be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities referred to therein.

1991, c. 45, s. 374; 2001, c. 9, s. 517.

Rang

(3) La priorité au sein de chacun des rangs établis est déterminée conformément au droit applicable en l’occurence et, s’il y a lieu, aux conditions ou modalités des titres de créance et obligations qui y sont mentionnées.

1991, ch. 45, art. 374; 2001, ch. 9, art. 517.

PART VII

PARTIE VII

Ownership

Propriété

DIVISION I

SECTION I

Interpretation

Définition

Definitions

374.1 The following definitions apply in this Part.

agent means

(a) in relation to Her Majesty in right of Canada or of a province, any agent of Her Majesty in either of those rights, and includes a municipal or public body empowered to perform a function of government in Canada or any entity empowered to perform a function or duty on behalf of Her Majesty in either of those rights, but does not include

(i) an official or entity performing a function or duty in connection with the administration or management of the estate or property of a natural person,

(ii) an official or entity performing a function or duty in connection with the administration, management or investment of a fund established to provide compensation, hospitalization, medical care, annuities, pensions or similar benefits to natural persons, or moneys derived from such a fund, or

Définitions

374.1 Les définitions qui suivent s’appliquent à la présente partie.

mandataire

a) À l’égard de Sa Majesté du chef du Canada ou d’une province, tout mandataire de Sa Majesté de l’un ou l’autre chef, et notamment les corps municipaux ou publics habilités à exercer une fonction exécutive au Canada, ainsi que les entités habilitées à exercer des attributions pour le compte de Sa Majesté du chef du Canada ou d’une province, à l’exclusion :

(i) des dirigeants ou entités exerçant des fonctions touchant à l’administration ou à la gestion de la succession ou des biens d’une personne physique,

(ii) des dirigeants ou entités exerçant des fonctions touchant à l’administration, à la gestion ou au placement soit d’un fonds établi pour procurer l’indemnisation, l’hospitalisation, les soins médicaux, la retraite, la pension ou des prestations analogues à des personnes physiques, soit de sommes provenant d’un tel fonds,

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PART VII Ownership	PARTIE VII Propriété
DIVISION I Interpretation	SECTION I Définition
Sections 374.1-374.2	Articles 374.1-374.2

(iii) the trustee of any trust for the administration of a fund to which Her Majesty in either of those rights contributes and of which an official or entity that is an agent of Her Majesty in either of those rights is a trustee; and

(b) in relation to the government of a foreign country or any political subdivision thereof, a person empowered to perform a function or duty on behalf of the government of the foreign country or political subdivision, other than a function or duty in connection with the administration or management of the estate or property of a natural person. (mandataire)

eligible agent means an agent or agency of Her Majesty in right of Canada or of a province or an agent or agency of a government of a foreign country or any political subdivision of a foreign country

(a) whose mandate is publicly available;

(b) that controls the assets of an investment fund in a manner intended to maximize long-term risk-adjusted returns and that fund is

(i) one to which, as the case may be, Her Majesty in right of Canada or of a province or the government of a foreign country or political subdivision contributes, or

(ii) established to provide compensation, hospitalization, medical care, annuities, pensions or similar benefits to natural persons; and

(c) whose decisions with respect to the assets of the fund referred to in paragraph (b) are not influenced in any significant way by, as the case may be, Her Majesty in right of Canada or of the province or the government of the foreign country or the political subdivision. (mandataire admissible)

1994, c. 47, s. 205; 2012, c. 19, s. 327.

(iii) des fiduciaires d’une fiducie créée pour gérer un fonds alimenté par Sa Majesté du chef du Canada ou d’une province dans le cas où l’un des fiduciaires — dirigeant ou entité — est le mandataire de Sa Majesté de l’un ou l’autre chef;

b) à l’égard du gouvernement d’un pays étranger ou d’une de ses subdivisions politiques, la personne habilitée, pour le compte de ce gouvernement, à exercer des attributions non reliées à l’administration ou à la gestion de la succession ou des biens d’une personne physique. (agent)

mandataire admissible Tout mandataire ou organisme de Sa Majesté du chef du Canada ou d’une province ou tout mandataire ou organisme d’un gouvernement d’un pays étranger ou d’une de ses subdivisions politiques qui remplit les critères suivants :

a) son mandat est accessible au public;

b) il contrôle les titres d’un fonds de placement de manière à maximiser le rendement corrigé du risque à long terme, si le fonds :

(i) soit bénéficie d’un apport de Sa Majesté du chef du Canada ou d’une province ou du gouvernement d’un pays étranger ou de la subdivision politique,

(ii) soit est établi pour procurer l’indemnisation, l’hospitalisation, les soins médicaux, la retraite, la pension ou des prestations analogues à des personnes physiques;

c) les décisions prises à l’égard des titres du fonds visé à l’alinéa b) ne sont influencées d’aucune façon importante par Sa Majesté du chef du Canada ou de la province ou du gouvernement du pays étranger ou de la subdivision politique. (eligible agent)

1994, ch. 47, art. 205; 2012, ch. 19, art. 327.

Associates

374.2 (1) For the purpose of determining ownership of a company by an eligible agent, where two persons, at least one of whom is an eligible agent, are associated with each other, those persons are deemed to be a single eligible agent who beneficially owns the aggregate number of shares of the company beneficially owned by them.

Associates

(2) For the purposes of subsection (1), a person is associated with another person if

Personnes liées

374.2 (1) Lorsque deux personnes, dont au moins une est un mandataire admissible, sont liées l’une à l’autre, elles sont réputées, dans le cas où il s’agit de déterminer qui détient la propriété d’une société par un mandataire admissible, n’être qu’un seul mandataire admissible détenant à titre de véritable propriétaire le nombre total des actions ainsi détenues par elles.

Personnes liées

(2) Pour l’application du paragraphe (1), une personne est liée à une autre personne lorsque, selon le cas :

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PART VII Ownership	PARTIE VII Propriété
DIVISION I Interpretation	SECTION I Définition
Sections 374.2-375	Articles 374.2-375

(a) each person is an agent or agency of Her Majesty in right of Canada;

(b) each person is an agent or agency of Her Majesty in right of the same province;

(c) each person is an agent or agency of a government of the same foreign country or a political subdivision of the same foreign country;

(d) one person is Her Majesty in right of Canada and the other person is an agent or agency of Her Majesty in that right;

(e) one person is Her Majesty in right of a province and the other person is an agent or agency of Her Majesty in right of that province; or

(f) one person is a government of a foreign country or any political subdivision of a foreign country and the other person is its agent or agency.

2012, c. 19, s. 327.

a) chacune d’elles est un mandataire ou organisme de Sa Majesté du chef du Canada;

b) chacune d’elles est un mandataire ou organisme de Sa Majesté du chef de la même province;

c) chacune d’elles est un mandataire ou organisme du gouvernement du même pays étranger ou d’une subdivision politique du même pays étranger;

d) l’une d’elles est Sa Majesté du chef du Canada et l’autre est son mandataire ou organisme;

e) l’une d’elles est Sa Majesté du chef d’une province et l’autre est son mandataire ou organisme;

f) l’une d’elles est le gouvernement d’un pays étranger ou d’une subdivision politique de celui-ci et l’autre est son mandataire ou organisme.

2012, ch. 19, art. 327.

DIVISION II

Constraints on Ownership

Constraining acquisition

375 (1) No person, or entity controlled by a person, shall, without the approval of the Minister, purchase or otherwise acquire any share of a company or purchase or otherwise acquire control of any entity that holds any share of a company if

(a) the acquisition would cause the person to have a significant interest in any class of shares of the company; or

(b) where the person has a significant interest in a class of shares of the company, the acquisition would increase the significant interest of the person in that class of shares.

Amalgamation, etc., constitutes acquisition

(2) If the entity that would result from an amalgamation, a merger or a reorganization would have a significant interest in a class of shares of a company, the entity is deemed to be acquiring a significant interest in that class of shares of the company through an acquisition for which the approval of the Minister is required under subsection (1).

SECTION II

Restrictions à la propriété

Restrictions à l’acquisition

375 (1) Il est interdit à une personne — ou à l’entité qu’elle contrôle — d’acquérir, sans l’agrément du ministre, des actions d’une société ou le contrôle d’une entité qui détient de telles actions si l’acquisition, selon le cas :

a) lui confère un intérêt substantiel dans une catégorie d’actions de la société en question;

b) augmente l’intérêt substantiel qu’elle détient déjà.

Assimilation

(2) Dans le cas où l’entité issue d’une fusion, d’un regroupement ou d’une réorganisation aurait un intérêt substantiel dans une catégorie d’actions d’une société, cette entité est réputée se voir conférer, dans le cadre d’une acquisition qui requiert l’agrément prévu au paragraphe (1), un intérêt substantiel dans cette catégorie d’actions.

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PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Sections 375-376.1	Articles 375-376.1

Exemption

(3) On application by a company, the Superintendent may exempt from the application of this section and section 376 any class of non-voting shares of the company if the aggregate book value of the shares of the class is not more than 30 per cent of the aggregate book value of all the outstanding shares of the company.

(4) and (5) [Repealed, 2001, c. 9, s. 518]

1991, c. 45, s. 375; 2001, c. 9, s. 518; 2007, c. 6, s. 354.

No acquisition of control without approval

375.1 (1) No person shall acquire control, within the meaning of paragraph 3(1)(d), of a company without the approval of the Minister.

Amalgamation, etc., constitutes acquisition

(2) If the entity that would result from an amalgamation, a merger or a reorganization would control, within the meaning of paragraph 3(1)(d), a company, the entity is deemed to be acquiring control, within the meaning of that paragraph, of the company through an acquisition for which the approval of the Minister is required under subsection (1).

1997, c. 15, s. 372; 2001, c. 9, s. 519; 2007, c. 6, s. 355.

Constraining registration

376 No company shall, unless the acquisition of the share has been approved by the Minister, record in its securities register a transfer or issue of any share of the company to any person or to any entity controlled by a person if

(a) the transfer or issue of the share would cause the person to have a significant interest in any class of shares of the company; or

(b) where the person has a significant interest in a class of shares of the company, the transfer or issue of the share would increase the significant interest of the person in that class of shares of the company.

Exception — small holdings

376.1 Despite section 376, if, as a result of a transfer or issue of shares of a class of shares of a company to a person, other than an eligible agent, the total number of shares of that class registered in the securities register of the company in the name of that person would not exceed 5,000 and would not exceed 0.1% of the outstanding shares of that class, the company is entitled to assume that no person is acquiring or increasing a significant interest in that class of shares of the company as a result of that issue or transfer of shares.

1994, c. 47, s. 206; 2012, c. 31, s. 100.

Exemption

(3) Sur demande d’une société, le surintendant peut soustraire à l’application du présent article et de l’article 376 toute catégorie d’actions sans droit de vote de la société dont la valeur comptable ne représente pas plus de trente pour cent de la valeur comptable des actions en circulation de la société.

(4) et (5) [Abrogés, 2001, ch. 9, art. 518]

1991, ch. 45, art. 375; 2001, ch. 9, art. 518; 2007, ch. 6, art. 354.

Interdiction d’acquérir sans l’agrément du ministre

375.1 (1) Il est interdit à une personne d’acquérir, sans l’agrément du ministre, le contrôle, au sens de l’alinéa 3(1)d), d’une société.

Assimilation

(2) Dans le cas où l’entité issue d’une fusion, d’un regroupement ou d’une réorganisation aurait le contrôle, au sens de l’alinéa 3(1)d), d’une société, cette entité est réputée en acquérir, dans le cadre d’une acquisition qui requiert l’agrément prévu au paragraphe (1), le contrôle au sens de cet alinéa.

1997, ch. 15, art. 372; 2001, ch. 9, art. 519; 2007, ch. 6, art. 355.

Restrictions en matière d’inscription

376 Il est interdit à la société, sauf si le ministre approuve l’acquisition des actions, d’inscrire dans son registre des valeurs mobilières le transfert ou l’émission d’actions — à une personne ou à une entité contrôlée par celle- ci — , qui soit confère à cette personne un intérêt substantiel dans une catégorie de ses actions, soit augmente l’intérêt substantiel qu’elle détient déjà.

Exception

376.1 Par dérogation à l’article 376, si, après transfert ou émission d’actions d’une catégorie donnée à une personne autre qu’un mandataire admissible, le nombre total d’actions de cette catégorie inscrites à son registre des valeurs mobilières au nom de cette personne n’excède pas cinq mille ni un dixième pour cent des actions en circulation de cette catégorie, la société est en droit de présumer qu’il n’y a ni acquisition ni augmentation d’intérêt substantiel dans cette catégorie d’actions du fait du transfert ou de l’émission.

1994, ch. 47, art. 206; 2012, ch. 31, art. 100.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Section 377	Article 377

Where approval not required

377 (1) Notwithstanding subsections 375(1) and (2) and section 376, approval of the Minister is not required where a person with a significant interest in a class of shares of a company or an entity controlled by a person with a significant interest in a class of shares of a company

(a) purchases or otherwise acquires shares of that class, or

(b) acquires control of any entity that holds any share of that class,

and the number of shares of that class purchased or otherwise acquired, or the acquisition of control of the entity, as the case may be, would not increase the significant interest of the person in that class of shares of the company to a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever is applicable.

Agrément non requis

377 (1) Par dérogation aux paragraphes 375(1) et (2) et à l’article 376, l’agrément du ministre n’est pas nécessaire dans le cas où une personne qui détient un intérêt substantiel dans une catégorie d’actions d’une société —ou une entité qu’elle contrôle — , acquiert des actions de cette catégorie ou acquiert le contrôle d’une entité qui détient de telles actions et que l’acquisition de ces actions ou du contrôle de l’entité ne porte pas son intérêt à un pourcentage supérieur à celui qui est précisé aux paragraphes (2) ou (3), selon le cas applicable.

Percentage

(2) Subject to subsection (3), for the purposes of subsection (1), the percentage is 5 percentage points in excess of the significant interest of the person in that class of shares of the company on the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(a) the person, or

(b) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister.

Pourcentage

(2) Sous réserve du paragraphe (3), le pourcentage applicable est cinq pour cent de plus que l’intérêt substantiel de la personne dans la catégorie d’actions de la société à la date d’entrée en vigueur de la présente partie ou, si elle est postérieure, à la date de la dernière acquisition — par celle-ci ou par une entité qu’elle contrôle, à l’exception de l’entité visée au paragraphe (1) dont elle acquiert le contrôle — soit d’actions de cette catégorie, soit du contrôle d’une entité détenant des actions de cette catégorie, à avoir reçu l’agrément du ministre.

Idem

(3) Where a person has a significant interest in a class of shares of a company and the person’s percentage of that class has decreased after the date of the most recent purchase or other acquisition by

(a) the person, or

(b) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister, the percentage for the purposes of subsection (1) is the percentage that is the lesser of

Idem

(3) Dans le cas où une personne détient un intérêt substantiel dans une catégorie d’actions d’une société et que son pourcentage de ces actions a diminué après la date de la dernière acquisition — par elle-même ou par une entité qu’elle contrôle, à l’exception de l’entité visée au paragraphe (1) dont elle acquiert le contrôle —d’actions de la société de cette catégorie, ou du contrôle d’une entité détenant des actions de cette catégorie, à avoir reçu l’agrément du ministre, le pourcentage applicable est le moindre des pourcentages suivants :

a) cinq pour cent de plus que l’intérêt substantiel de la personne dans les actions de la société de cette catégorie à la date d’entrée en vigueur de la présente partie ou, si elle est postérieure, à la date de la

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PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Section 377	Article 377

(c) 5 percentage points in excess of the significant interest of the person in that class of shares of the company on the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(i) the person, or

(ii) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister, and

(d) 10 percentage points in excess of the lowest significant interest of the person in that class of shares of the company at any time after the later of the day this Part comes into force and the day of the most recent purchase or other acquisition by

(i) the person, or

(ii) any entity controlled by the person, other than the entity referred to in paragraph (1)(b),

of shares of that class of shares of the company, or of control of an entity that held shares of that class of shares of the company, for which approval was given by the Minister.

dernière acquisition — par celle-ci ou par une entité qu’elle contrôle, à l’exception de l’entité visée au paragraphe (1) dont elle acquiert le contrôle —d’actions de la société de cette catégorie, ou du contrôle d’une entité détenant des actions de cette catégorie, à avoir reçu l’agrément du ministre;

b) dix pour cent de plus que l’intérêt substantiel le moins élevé détenu par la personne dans les actions de cette catégorie après la date d’entrée en vigueur de la présente partie ou, si elle est postérieure, après la date de la dernière acquisition — par celle-ci ou par une entité qu’elle contrôle, à l’exception de l’entité visée au paragraphe (1) dont elle acquiert le contrôle —d’actions de la société de cette catégorie, ou du contrôle d’une entité détenant des actions de cette catégorie, à avoir reçu l’agrément du ministre.

Exception — eligible agent

(3.1) If the person referred to in subsection (1) is an eligible agent or an entity controlled by an eligible agent, then the Minister may reduce the percentage referred to in subsection (2) or (3).

Exception : mandataire admissible

(3.1) Dans le cas où la personne visée au paragraphe (1) est un mandataire admissible ou une entité qu’il contrôle, le ministre peut réduire le pourcentage applicable visé aux paragraphes (2) ou (3).

Exception

(4) Subsection (1) does not apply if the purchase or other acquisition of shares or the acquisition of control referred to in that subsection would

(a) result in the acquisition of control of the company by the person referred to in that subsection;

(b) where the person controls the company but the voting rights attached to the aggregate of any voting shares of the company beneficially owned by the person and by entities controlled by the person do not exceed 50 per cent of the voting rights attached to all of the outstanding voting shares of the company, cause the voting rights attached to that aggregate to exceed 50 per cent of the voting rights attached to all of the outstanding voting shares of the company;

Exception

(4) Le paragraphe (1) ne s’applique pas dans le cas où l’acquisition d’actions ou du contrôle dont il traite :

a) aurait pour effet la prise de contrôle de la société par la personne;

b) si la personne contrôle déjà la société mais que les droits de vote attachés à l’ensemble des actions de la société qu’elle-même et les entités qu’elle contrôle détiennent à titre de véritable propriétaire n’excèdent pas cinquante pour cent des droits de vote attachés à la totalité des actions en circulation, aurait pour effet de porter les droits de vote attachés à l’ensemble de ces actions détenues par la personne et les entités à plus de cinquante pour cent des droits de vote attachés à la totalité des actions en circulation;

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PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Sections 377-378	Articles 377-378

(c) result in the acquisition of a significant interest in a class of shares of the company by an entity controlled by the person and the acquisition of that investment is not exempted by the regulations; or

(d) result in an increase in a significant interest in a class of shares of the company by an entity controlled by the person by a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever applies, and the increase is not exempted by the regulations.

c) aurait pour effet l’acquisition d’un intérêt substantiel dans une catégorie d’actions de la société par une entité contrôlée par la personne et que l’acquisition de cet intérêt n’est pas soustraite, par règlement, à l’application du présent alinéa;

d) aurait pour effet l’augmentation — dans un pourcentage supérieur à celui précisé aux paragraphes (2) ou (3), selon le cas applicable — de l’intérêt substantiel d’une entité contrôlée par la personne dans une catégorie d’actions de la société et que cette augmentation n’est pas soustraite, par règlement, à l’application du présent alinéa.

Regulations

(5) The Governor in Council may make regulations

(a) exempting from the application of paragraph (4)(c) the acquisition of a significant interest in a class of shares of the company by an entity controlled by the person; and

(b) exempting from the application of paragraph (4)(d) an increase in a significant interest in a class of shares of the company by an entity controlled by the person by a percentage that is greater than the percentage referred to in subsection (2) or (3), whichever applies.

1991, c. 45, s. 377; 1997, c. 15, s. 373; 2012, c. 31, s. 101.

Règlements

(5) Le gouverneur en conseil peut, par règlement :

a) soustraire à l’application de l’alinéa (4)c) l’acquisition d’un intérêt substantiel d’une catégorie d’actions de la société par une entité contrôlée par la personne;

b) soustraire à l’application de l’alinéa (4)d) l’augmentation — dans un pourcentage supérieur à celui précisé aux paragraphes (2) ou (3), selon le cas applicable — de l’intérêt substantiel d’une entité contrôlée par la personne dans une catégorie d’actions de la société.

1991, ch. 45, art. 377; 1997, ch. 15, art. 373; 2012, ch. 31, art. 101.

Where approval not required

378 (1) Despite sections 375 and 376, the approval of the Minister is not required if

(a) the Superintendent has, by order, directed the company to increase its capital and shares of the company are issued and acquired in accordance with such terms and conditions as may be specified in the order; or

(b) a person, other than an eligible agent, who controls, within the meaning of paragraph 3(1)(a), the company acquires additional shares of the company.

Agrément non requis

378 (1) Par dérogation aux articles 375 et 376, l’agrément du ministre n’est pas nécessaire dans les cas suivants :

a) le surintendant a, par ordonnance, imposé à la société une augmentation de capital et il y a eu émission et acquisition d’actions conformément aux modalités prévues dans l’ordonnance;

b) la personne, autre qu’un mandataire admissible, qui contrôle, au sens de l’alinéa 3(1)a), la société acquiert d’autres actions de celle-ci.

Pre-approval

(2) For the purposes of subsections 375(1) and (2) and section 376, the Minister may approve

(a) the purchase or other acquisition of such number or percentage of shares of a company as may be required in a particular transaction or series of transactions; or

Agrément préalable

(2) Pour l’application des paragraphes 375(1) et (2) et de l’article 376, le ministre peut approuver l’acquisition, soit du nombre ou pourcentage d’actions d’une société nécessaire pour une opération ou série d’opérations, soit du nombre ou pourcentage — à concurrence du plafond fixé — d’actions d’une société pendant une période déterminée.

1991, ch. 45, art. 378; 2001, ch. 9, art. 520; 2012, ch. 31, art. 102.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Sections 378-380	Articles 378-380

(b) the purchase or other acquisition of up to a specified number or percentage of shares of a company within a specified period.

1991, c. 45, s. 378; 2001, c. 9, s. 520; 2012, c. 31, s. 102.

Public holding requirement

379 (1) Every company shall, from and after the day determined under this section in respect of that company, have, and continue to have, voting shares that carry at least 35 per cent of the voting rights attached to all of the outstanding voting shares of the company and that are

(a) shares of one or more classes of shares that are listed and posted for trading on a recognized stock exchange in Canada; and

(b) shares none of which is beneficially owned by a person who is a major shareholder of the company in respect of the voting shares of the company or by any entity that is controlled by a person who is a major shareholder of the company in respect of such shares.

Obligation en matière de détention publique

379 (1) À compter de la date fixée à son égard conformément au présent article, chaque société doit avoir un nombre d’actions conférant au moins trente-cinq pour cent des droits de vote attachés à l’ensemble de ses actions en circulation, et qui :

a) d’une part, sont des actions d’une ou plusieurs catégories cotées et négociables dans une bourse reconnue au Canada;

b) d’autre part, sont des actions dont aucune personne qui est un actionnaire important à l’égard de ses actions avec droit de vote ni aucune entité contrôlée par une telle personne n’a la propriété effective.

Determination of day

(2) If the company has equity of two billion dollars or more on the day it comes into existence, the day referred to in subsection (1) is the day that is three years after that day and, in the case of any other company, the day referred to in subsection (1) is the day that is three years after the day of the first annual meeting of the shareholders of the company held after the equity of the company first reaches two billion dollars.

Détermination de la date

(2) Dans le cas d’une société dont les capitaux propres sont égaux ou supérieurs à deux milliards de dollars à la date de sa constitution, la date applicable se situe trois ans après cette date; dans les autres cas, la date applicable se situe trois ans après la première assemblée annuelle des actionnaires de la société suivant le moment où les capitaux propres de celle-ci ont atteint pour la première fois deux milliards de dollars.

Extension

(3) If general market conditions so warrant and the Minister is satisfied that a company has used its best efforts to be in compliance with this section on the day determined under subsection (2), the Minister may specify a later day as the day from and after which the company must comply with subsection (1).

1991, c. 45, s. 379; 2001, c. 9, s. 521; 2007, c. 6, s. 356.

Prolongation

(3) Le ministre peut, si les conditions générales du marché le justifient et s’il est convaincu que la société a fait de son mieux pour se conformer au présent article à la date fixée aux termes du paragraphe (2), reculer la date à compter de laquelle la société devra se conformer au paragraphe (1).

1991, ch. 45, art. 379; 2001, ch. 9, art. 521; 2007, ch. 6, art. 356.

Limit on assets

380 (1) Unless an exemption order with respect to the company is granted under section 382, if a company fails to comply with section 379 in any month, the Minister may, by order, require the company not to have, until it complies with that section, average total assets in any three month period ending on the last day of a subsequent month exceeding the company’s average total assets in the three month period ending on the last day of the month immediately before the month specified in the order.

Limites relatives à l’actif

380 (1) Tant qu’elle ne s’est pas conformée à l’article 379 pour un mois quelconque, sauf exemption prévue à l’article 382, le ministre peut, par arrêté, interdire à la société d’avoir un actif total moyen qui dépasse, au cours d’un trimestre dont le dernier mois est postérieur à l’arrêté, celui qu’elle avait durant le trimestre précédant le mois spécifié à l’arrêté.

Current to February 11, 2020	213	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Sections 380-382	Articles 380-382

Average total assets

(2) For the purposes of subsection (1), the average total assets of a company in a three month period shall be computed by adding the total assets of the company as calculated for the month end of each of the three months in the period and by dividing the sum by three.

Actif total moyen

(2) Pour l’application du paragraphe (1), l’actif total moyen au cours d’un trimestre est le résultat de la division par trois de la somme de l’actif total de la société à la fin de chaque mois d’un trimestre donné.

Definition of total assets

(3) For the purposes of subsections (1) and (2), total assets, in respect of a company, has the meaning given that expression by the regulations.

1991, c. 45, s. 380; 2001, c. 9, s. 522.

Calcul de l’actif total

(3) Pour l’application des paragraphes (1) et (2), actif total s’entend au sens des règlements.

1991, ch. 45, art. 380; 2001, ch. 9, art. 522.

Increase of capital

381 Where the Superintendent has, by order, directed a company to increase its capital and shares of the company are issued and acquired in accordance with such terms and conditions as may be specified in the order, section 379 shall not apply in respect of the company until such time as the Superintendent may, by order, specify.

Augmentation du capital

381 L’article 379 ne s’applique pas, pendant la période spécifiée par le surintendant, à la société à laquelle il a imposé, par ordonnance, une augmentation de capital s’il y a eu émission et acquisition d’actions selon les modalités prévues dans l’ordonnance.

Exemption by Minister

382 (1) On application by a company and subject to any terms that the Minister considers appropriate, the Minister may by order exempt the company from the requirements of section 379 if the Minister considers it appropriate to do so.

Demandes d’exemption

382 (1) Le ministre peut par arrêté, s’il le juge indiqué, exempter la société qui lui en fait la demande de l’application de l’article 379, sous réserve des modalités qu’il estime indiquées.

Compliance with s. 379

(2) The company shall comply with section 379 as of the day on which the exemption order expires.

Observation de l’art. 379

(2) La société doit se conformer à l’article 379 à compter de la date d’expiration de l’exemption prévue au présent article.

Limit on assets

(3) If a company fails to comply with section 379 on the day referred to in subsection (2), it shall not, until it complies with that section, have average total assets in any three month period ending on the last day of a subsequent month exceeding its average total assets in the three month period ending on the last day of the month immediately preceding the day referred to in subsection (2) or on any later day that the Minister may specify by order.

Limites relatives à l’actif

(3) Tant qu’elle ne s’est pas conformée à l’article 379, la société ne peut avoir un actif total moyen qui dépasse, au cours d’un trimestre dont le dernier mois est postérieur à la date visée au paragraphe (2), celui qu’elle avait durant les trois mois précédant cette date ou à la date ultérieure que le ministre peut fixer par arrêté.

Application of ss. 380(2) and (3)

(4) Subsections 380(2) and (3) apply for the purposes of subsection (3).

1991, c. 45, s. 382, c. 47, s. 753; 2001, c. 9, s. 523; 2005, c. 54, s. 444.

Application des par. 380(2) et (3)

(4) Les paragraphes 380(2) et (3) s’appliquent au paragraphe (3).

1991, ch. 45, art. 382, ch. 47, art. 753; 2001, ch. 9, art. 523; 2005, ch. 54, art. 444.

Current to February 11, 2020	214	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Sections 382.1-383	Articles 382.1-383

Continuation of exemption

382.1 (1) Despite subsection 382(2), if an exemption order that was granted in respect of a company under subsection 382(3) as it read before the day on which this section comes into force provides that it expires if the holding body corporate ceases to comply with section 379, the company is not required to comply with that section until six months after the day on which the holding body corporate ceased to comply with that section if the failure to comply is as a result of

(a) a distribution to the public of voting shares of the holding body corporate;

(b) a redemption or purchase of voting shares of the holding body corporate;

(c) the exercise of any option to acquire voting shares of the holding body corporate; or

(d) the conversion of any convertible securities into voting shares of the holding body corporate.

Exception

382.1 (1) Malgré le paragraphe 382(2), lorsqu’une société fait l’objet d’un arrêté pris par le ministre aux termes du paragraphe 382(3), dans sa version en vigueur à la veille du jour d’entrée en vigueur du présent article, et que cet arrêté précise qu’il cesse de s’appliquer lorsque la société mère ne se conforme pas à l’article 379, la société n’a pas à se conformer à l’article 379 avant l’expiration des six mois suivant la date du manquement à l’article 379 lorsque celui-ci découle :

a) soit d’une souscription publique des actions avec droit de vote de la société mère;

b) soit de l’achat ou du rachat de telles actions;

c) soit de l’exercice du droit d’acquérir de telles actions;

d) soit de la conversion de valeurs mobilières en de telles actions.

Shares acquiring voting rights

(2) Despite subsection 382(2), if as a result of an event that has occurred and is continuing shares of a holding body corporate referred to in subsection (1) acquire voting rights in such number as to cause the holding body corporate to no longer be in compliance with section 379, the company is not required to comply with that section until six months after the day on which the holding body corporate ceased to comply with that section or any later day that the Minister may by order specify.

2005, c. 54, s. 444.

Actions avec droit de vote

(2) Malgré le paragraphe 382(2), lorsque, en raison de la survenance d’un fait qui demeure, le nombre d’actions avec droit de vote de la société mère visée au paragraphe (1) devient tel que celle-ci ne se conforme plus à l’article 379, la société n’a pas à se conformer à l’article 379 avant l’expiration des six mois suivant la date du manquement à cet article ou la date ultérieure précisée par arrêté du ministre.

2005, ch. 54, art. 444.

Exception

383 (1) Where a company fails to comply with section 379 as the result of

(a) a distribution to the public of voting shares of the company,

(b) a redemption or purchase of voting shares of the company,

(c) the exercise of any option to acquire voting shares of the company, or

(d) the conversion of any convertible securities into voting shares of the company, section 380 shall not apply in respect of that company until the expiration of six months after the day the company failed to comply with section 379.

Exception

383 (1) L’article 380 ne s’applique à la société qu’à l’expiration des six mois suivant la date du manquement à l’article 379 lorsque celui-ci découle :

a) soit d’une souscription publique de ses actions avec droit de vote;

b) soit de l’achat ou du rachat de telles actions;

c) soit de l’exercice du droit d’acquérir de telles actions;

d) soit de la conversion de valeurs mobilières en de telles actions.

Current to February 11, 2020	215	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété société
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Sections 383-386	Articles 383-386

Shares acquiring voting rights

(2) Where, as the result of an event that has occurred and is continuing, shares of a company acquire voting rights in such number as to cause the company to no longer be in compliance with section 379, section 380 shall not apply in respect of that company until the expiration of six months after the day the company ceased to be in compliance with section 379 or such later day as the Minister may, by order, specify.

(3) and (4) [Repealed, 2005, c. 54, s. 445]

1991, c. 45, s. 383; 2005, c. 54, s. 445.

Actions dotées du droit de vote

(2) Dans le cas où, en raison de la survenance d’un fait qui demeure, le nombre des actions de la société à comporter le droit de vote devient tel que celle-ci ne se conforme plus à l’article 379, l’article 380 ne s’applique à elle qu’à l’expiration de six mois suivant le manquement ou qu’à la date ultérieure précisée par arrêté du ministre.

(3) et (4) [Abrogés, 2005, ch. 54, art. 445]

1991, ch. 45, art. 383; 2005, ch. 54, art. 445.

Acquisition of control permitted

384 (1) Subject to subsection (2) and sections 376 and 385, section 379 does not apply in respect of the company if a person acquires control of a company with equity of two billion dollars or more through the purchase or other acquisition of all or any number of the shares of the company by the person or by any entity controlled by the person.

Prise de contrôle

384 (1) Sous réserve du paragraphe (2) et des articles 376 et 385, l’article 379 ne s’applique pas à la société dont les capitaux propres sont égaux ou supérieurs à deux milliards de dollars et dont le contrôle est acquis, au moyen de l’acquisition de tout ou partie de ses actions, par une personne ou une entité que celle-ci contrôle.

Undertaking required

(2) Subsection (1) applies only if the person provides the Minister with an undertaking satisfactory to the Minister to do all things necessary so that, within three years after the acquisition, or any other period that the Minister may specify, the company has voting shares that carry at least 35 per cent of the voting rights attached to all of the outstanding voting shares of the company and that are

(a) shares of one or more classes of shares that are listed and posted for trading on a recognized stock exchange in Canada; and

(b) shares none of which is beneficially owned by a person who is a major shareholder of the company in respect of the voting shares of the company or by any entity that is controlled by a person who is a major shareholder of the company in respect of such shares.

1991, c. 45, s. 384; 2001, c. 9, s. 524; 2007, c. 6, s. 357.

Engagement préalable

(2) L’application du paragraphe (1) est toutefois subordonnée à l’engagement envers le ministre par la personne concernée de prendre toutes les mesures nécessaires pour que, dans les trois ans qui suivent l’acquisition de la société ou dans le délai fixé par le ministre, la société ait un nombre d’actions qui confèrent au moins trente-cinq pour cent des droits de vote attachés à l’ensemble de ses actions en circulation et qui :

a) d’une part, sont des actions d’une ou plusieurs catégories cotées et négociables dans une bourse reconnue au Canada;

b) d’autre part, sont des actions dont aucune personne qui est un actionnaire important à l’égard de ses actions avec droit de vote ni aucune entité contrôlée par une telle personne n’a la propriété effective.

1991, ch. 45, art. 384; 2001, ch. 9, art. 524; 2007, ch. 6, art. 357.

Application of section 379

385 At the expiration of the period for compliance with an undertaking referred to in subsection 384(2), section 379 shall apply in respect of the company to which the undertaking relates.

1991, c. 45, s. 385; 2001, c. 9, s. 524.

Application de l’article 379

385 L’article 379 s’applique à la société visée par l’engagement à compter de l’expiration du délai d’exécution de celui-ci.

1991, ch. 45, art. 385; 2001, ch. 9, art. 524.

Restriction on voting rights

386 (1) If, with respect to any company, a particular person contravenes section 375 or 375.1 or fails to comply with an undertaking referred to in subsection 384(2) or

Limites au droit de vote

386 (1) En cas de manquement aux articles 375 ou 375.1, à l’engagement visé au paragraphe 384(2) ou à des conditions ou modalités imposées dans le cadre de

Current to February 11, 2020	216	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 386-388	Articles 386-388

with any term or condition imposed under section 389, no person, and no entity controlled by the particular person, shall, in person or by proxy, exercise any voting rights

l’article 389, il est interdit à quiconque, et notamment à une entité contrôlée par l’auteur du manquement, d’exercer, personnellement ou par l’intermédiaire d’un fondé de pouvoir, les droits de vote :

(a) that are attached to shares of the company beneficially owned by the particular person or any entity controlled by the particular person; or	a) soit qui sont attachés aux actions de la société détenues à titre de véritable propriétaire par l’auteur du manquement ou par l’entité qu’il contrôle;

(b) that are subject to an agreement entered into by the particular person, or any entity controlled by the particular person, pertaining to the exercise of the voting rights.	b) soit dont l’exercice est régi aux termes d’une entente conclue par l’auteur du manquement ou par l’entité qu’il contrôle.

Subsection (1) ceases to apply	Cessation d’application du paragraphe (1)

(2) Subsection (1) ceases to apply in respect of a person when, as the case may be,	(2) Le paragraphe (1) cesse de s’appliquer si, selon le cas :

(a) the shares to which the contravention relates have been disposed of;	a) il y a eu aliénation des actions ayant donné lieu à la contravention;

(b) the person ceases to control the company within the meaning of paragraph 3(1)(d);	b) l’auteur du manquement cesse de contrôler la société, au sens de l’alinéa 3(1)d);

(c) if the person failed to comply with an undertaking referred to in subsection 384(2), the company complies with section 379; or	c) dans le cas où le manquement concerne l’engagement visé au paragraphe 384(2), la société se conforme à l’article 379;

(d) if the person failed to comply with a term or condition imposed under section 389, the person complies with the term or condition.	d) dans le cas où le manquement concerne les conditions ou modalités imposées dans le cadre de l’article 389, la personne se conforme à celles-ci.

1991, c. 45, s. 386; 1997, c. 15, s. 374; 2001, c. 9, s. 524.	1991, ch. 45, art. 386; 1997, ch. 15, art. 374; 2001, ch. 9, art. 524.

Approval Process	Procédure d’agrément

Application for approval	Demande d’agrément

387 (1) An application for an approval of the Minister required under this Part must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

387 (1) L’agrément requis aux termes de la présente partie fait l’objet d’une demande au ministre à déposer au bureau du surintendant, accompagnée des renseignements et documents que ce dernier peut exiger.

Applicant	Demandeur

(2) If, with respect to any particular transaction, this Part applies to more than one person, any one of those persons may make the application to the Minister for approval on behalf of all of those persons.

(2) L’une quelconque des personnes auxquelles s’applique, à l’égard d’une opération particulière, la présente partie peut présenter au ministre la demande d’agrément au nom de toutes les personnes.

1991, c. 45, s. 387; 2001, c. 9, s. 525.	1991, ch. 45, art. 387; 2001, ch. 9, art. 525.

Matters for consideration	Facteurs à considérer

388 (1) Subject to subsection (2), if an application for an approval under section 375 is made, the Minister, in determining whether or not to approve the transaction, shall take into account all matters that the Minister considers relevant to the application, including

388 (1) Pour décider s’il approuve ou non une opération nécessitant l’agrément aux termes de l’article 375, le ministre, sous réserve du paragraphe (2), prend en considération tous les facteurs qu’il estime indiqués, notamment :

Current to February 11, 2020	217	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 388-389	Articles 388-389

(a) the nature and sufficiency of the financial resources of the applicant or applicants as a source of continuing financial support for the company;	a) la nature et l’importance des moyens financiers du ou des demandeurs pour le soutien financier continu de la société;

(b) the soundness and feasibility of the plans of the applicant or applicants for the future conduct and development of the business of the company;	b) le sérieux et la faisabilité de leurs plans pour la conduite et l’expansion futures de l’activité de la société;

(c) the business record and experience of the applicant or applicants;	c) leur expérience et leur dossier professionnel;

(d) the character and integrity of the applicant or applicants or, if the applicant or any of the applicants is a body corporate, its reputation for being operated in a manner that is consistent with the standards of good character and integrity;

d) leur moralité et leur intégrité et, s’agissant de personnes morales, leur réputation pour ce qui est de leur exploitation selon des normes élevées de moralité et d’intégrité;

(e) whether the company will be operated responsibly by persons with the competence and experience suitable for involvement in the operation of a financial institution;

e) la compétence et l’expérience des personnes devant exploiter la société, afin de déterminer si elles sont aptes à participer à l’exploitation d’une institution financière et à exploiter la société de manière responsable;

(f) the impact of any integration of the businesses and operations of the applicant or applicants with those of the company on the conduct of those businesses and operations; and	f) les conséquences de toute intégration des activités et des entreprises du ou des demandeurs et de celles de la société sur la conduite de ces activités et entreprises;

(g) the best interests of the financial system in Canada.	g) l’intérêt du système financier canadien.

National treatment	Traitement national

(2) Where a transaction in respect of which subsection 375(1) or (2) applies would cause a company to become a subsidiary of a foreign institution that is engaged in the trust and loan business, that does not have any other company as its subsidiary and that is a non-WTO Member foreign institution, the Minister shall not approve the transaction unless the Minister is satisfied that treatment as favourable for companies to which this Act applies exists or will be provided in the jurisdiction in which the foreign institution principally carries on business, either directly or through a subsidiary.

(2) Lorsque l’opération a pour effet de faire d’une société une filiale d’une institution étrangère se livrant à des activités de fiducie ou de prêt dont aucune autre société n’est la filiale et qui est une institution étrangère d’un non-membre de l’OMC, le ministre ne peut l’approuver que s’il est convaincu que les sociétés régies par la présente loi bénéficient ou bénéficieront d’un traitement aussi favorable sur le territoire où l’institution étrangère exerce principalement son activité, directement ou par l’intermédiaire d’une filiale.

Part XII of the Bank Act	Partie XII de la Loi sur les banques

(3) Nothing in subsection (1) or (2) affects the operation of Part XII of the Bank Act.	(3) Les paragraphes (1) et (2) ne portent pas atteinte à l’application de la partie XII de la Loi sur les banques.

1991, c. 45, s. 388; 1999, c. 28, s. 140; 2001, c. 9, s. 526.	1991, ch. 45, art. 388; 1999, ch. 28, art. 140; 2001, ch. 9, art. 526.

Terms and conditions	Conditions d’agrément

389 The Minister may impose any terms and conditions in respect of an approval given under this Part that the Minister considers necessary to ensure compliance with any provision of this Act.	389 Le ministre peut assortir l’agrément des conditions ou modalités qu’il juge nécessaires pour assurer l’observation de la présente loi.

1991, c. 45, s. 389; 2001, c. 9, s. 527.	1991, ch. 45, art. 389; 2001, ch. 9, art. 527.

Current to February 11, 2020	218	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 390-391	Articles 390-391

Certifying receipt of application	Accusé de réception

390 (1) If, in the opinion of the Superintendent, an application filed under this Part contains all the required information, the Superintendent shall without delay refer the application to the Minister and send a receipt to the applicant certifying the date on which the completed application was received by the Superintendent.

390 (1) Lorsque, à son avis, la demande faite dans le cadre de la présente partie est complète, le surintendant la transmet sans délai au ministre et adresse au demandeur un accusé de réception précisant la date de celle-ci.

Incomplete application	Demande incomplètett

(2) If, in the opinion of the Superintendent, an application filed under this Part is incomplete, the Superintendent shall send a notice to the applicant specifying the information required by the Superintendent to complete the application.

(2) Dans le cas contraire, le surintendant envoie au demandeur un avis précisant les renseignements manquants à lui communiquer.

1991, c. 45, s. 390; 2001, c. 9, s. 528.	1991, ch. 45, art. 390; 2001, ch. 9, art. 528.

Notice of decision to applicant	Avis au demandeur

391 (1) Subject to subsections (2) and (3) and 392(1), the Minister shall, within a period of thirty days after the certified date referred to in subsection 390(1), send to the applicant	391 (1) Sous réserve des paragraphes (2), (3) et 392(1), le ministre envoie au demandeur, dans les trente jours suivant la date de réception :

(a) a notice approving the transaction to which the application relates; or	a) soit un avis d’agrément de l’opération;

(b) where the Minister is not satisfied that the transaction to which the application relates should be approved, a notice to that effect, advising the applicant of the right to make representations to the Minister in respect of the matter.

b) soit, s’il n’est pas convaincu que l’opération devrait être agréée, un avis de refus informant le demandeur de son droit de lui présenter des observations.

Notice of decision	Avis au demandeur

(2) Subject to subsections (4) and 392(2), the notice referred to in paragraph (1)(a) or (b) shall be sent by the Minister within a period of 45 days after the certified date referred to in subsection 390(1) in the following cases:

(2) Sous réserve des paragraphes (4) et 392(2), l’avis est à envoyer dans les quarante-cinq jours suivant la date prévue au paragraphe 390(1) dans les cas suivants :

(a) the application involves the acquisition of control of a company;	a) la demande d’agrément implique l’acquisition du contrôle d’une société;

(b) the application is made by an eligible agent or an entity controlled by an eligible agent; or	b) la demande d’agrément est faite par le mandataire admissible ou une entité qu’il contrôle;

(c) an application is made for the approval referred to in subsection 396(3).	c) une demande est présentée pour l’agrément visé au paragraphe 396(3).

Extension of period for notice	Prorogation

(3) Where the Minister is unable to complete the consideration of an application within the period referred to in subsection (1), the Minister shall,

(a) within that period, send a notice to that effect to the applicant; and

(3) Dans le cas où l’examen de la demande ne peut se faire dans le délai fixé au paragraphe (1), le ministre envoie, avant l’expiration de celui-ci, un avis informant en conséquence le demandeur, ainsi que, dans les trente jours qui suivent ou dans le délai supérieur convenu avec le demandeur, l’avis prévu aux alinéas (1)a) ou b).

Current to February 11, 2020	219	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 391-393	Articles 391-393

(b) within a further period of thirty days after the date of the sending of the notice referred to in paragraph (a) or within such other further period as may be agreed on by the applicant and the Minister, send a notice referred to in paragraph (1)(a) or (b) to the applicant.

Idem	Idem

(4) Where the Minister considers it appropriate to do so, the Minister may extend the period referred to in subsection (2) for one or more periods of forty-five days.	(4) Le ministre, s’il l’estime indiqué, peut proroger le délai visé au paragraphe (2) d’une ou plusieurs périodes de quarante-cinq jours.

1991, c. 45, s. 391; 2012, c. 31, s. 103.	1991, ch. 45, art. 391; 2012, ch. 31, art. 103.

Reasonable opportunity to make representations	Délai pour la présentation d’observations

392 (1) Where, after receipt of the notice referred to in paragraph 391(1)(b), the applicant advises the Minister that the applicant wishes to make representations, the Minister shall provide the applicant with a reasonable opportunity within a period of thirty days after the date of the notice, or within such further period as may be agreed on by the applicant and the Minister, to make representations in respect of the matter.

392 (1) Dans les trente jours qui suivent la date de l’avis prévu à l’alinéa 391(1)b) ou dans le délai supérieur convenu entre eux, le ministre donne la possibilité de présenter des observations au demandeur qui l’a informé de son désir en ce sens.

Reasonable opportunity to make representations	Idem

(2) If, after receipt of the notice sent in accordance with subsection 391(2) that the Minister is not satisfied that the transaction to which the application relates should be approved, the applicant advises the Minister that the applicant wishes to make representations, the Minister shall provide the applicant with a reasonable opportunity within a period of 45 days after the date of the notice, or within any further period that may be agreed on by the applicant and the Minister, to make representations in respect of the matter.

(2) Dans les quarante-cinq jours qui suivent la date de l’avis prévu au paragraphe 391(2) ou dans le délai supérieur convenu entre eux, le ministre donne la possibilité de présenter des observations au demandeur qui l’a informé de son désir en ce sens.

1991, c. 45, s. 392; 2012, c. 31, s. 104(E).	1991, ch. 45, art. 392; 2012, ch. 31, art. 104(A).

Notice of decision	Avis de la décision

393 (1) Within a period of thirty days after the expiration of the period for making representations referred to in subsection 392(1), the Minister shall, in the light of any such representations and having regard to the matters to be taken into account, send a notice to the applicant indicating whether or not the Minister approves the share transaction to which the application relates.

393 (1) Dans les trente jours suivant l’expiration du délai prévu au paragraphe 392(1), le ministre envoie au demandeur un avis lui faisant savoir que, à la lumière des observations présentées et eu égard aux facteurs à prendre en considération, il approuve ou non l’opération faisant l’objet de la demande.

Idem	Idem

(2) Within a period of forty-five days after the expiration of the period for making representations referred to in subsection 392(2), the Minister shall, in the light of any such representations and having regard to the matters to be taken into account, send a notice to the applicant indicating whether or not the Minister approves the share transaction to which the application relates.

(2) Dans les quarante-cinq jours suivant l’expiration du délai prévu au paragraphe 392(2), le ministre envoie au demandeur un avis lui faisant savoir que, à la lumière des observations présentées et eu égard aux facteurs à prendre en considération, il approuve ou non l’opération faisant l’objet de la demande.

Current to February 11, 2020	220	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 394-396	Articles 394-396

Deemed approval	Présomption

394 Where the Minister does not send a notice under subsection 391(1) or (3) or 393(1) within the period provided for in those subsections, the Minister is deemed to have approved the share transaction to which the application relates.

394 Le défaut, dans le délai imparti, des avis prévus aux paragraphes 391(1) ou (3) ou 393(1) vaut agrément de l’opération visée par la demande.

394.1 and 395 [Repealed, 1994, c. 47, s. 207]	394.1 et 395 [Abrogés, 1994, ch. 47, art. 207]

Constraining registration: Crown and foreign governments	Restriction : Couronne et États étrangers

396 (1) No company shall record in its securities register a transfer or issue of any share of the company to	396 (1) Il est interdit à la société d’inscrire dans son registre des valeurs mobilières le transfert ou l’émission d’actions aux entités suivantes:

(a) Her Majesty in right of Canada or of a province or any agent or agency of Her Majesty in either of those rights; or	a) Sa Majesté du chef du Canada ou d’une province ou l’un de ses mandataires ou organismes;

(b) the government of a foreign country or any political subdivision thereof, or any agent or agency thereof.	b) tout gouvernement d’un pays étranger ou d’une de ses subdivisions politiques ou tout mandataire ou organisme d’un tel gouvernement.

Exception	Exception

(2) Despite subsection (1), a company may record in its securities register a transfer or issue of any share of the company to a foreign institution that is controlled by the government of a foreign country or any political subdivision of a foreign country, or by any agent or agency of a foreign government, if the share that is transferred or issued is beneficially owned by the foreign institution or by an entity controlled by the foreign institution.

(2) Par dérogation au paragraphe (1), la société peut inscrire dans son registre des valeurs mobilières le transfert ou l’émission de ses actions à une institution étrangère contrôlée par le gouvernement d’un pays étranger ou d’une de ses subdivisions politiques ou un mandataire ou organisme d’un tel gouvernement si les actions sont la propriété effective de l’institution étrangère ou d’une entité contrôlée par celle-ci.

Exception	Réserve

(3) Despite subsection (1), a company may, with the Minister’s approval, record in its securities register the issue of any share of the company to an eligible agent.	(3) Par dérogation au paragraphe (1), la société peut, avec l’agrément du ministre, inscrire dans son registre des valeurs mobilières l’émission de ses actions à un mandataire admissible.

Application made jointly	Demande conjointe

(4) The application for the approval referred to in subsection (3) must be made jointly by the company and the eligible agent.	(4) La société et le mandataire admissible présentent conjointement la demande en vue d’obtenir l’agrément visé au paragraphe (3).

Matters for consideration	Facteurs à considérer

(5) The Minister, in determining whether to grant the approval referred to in subsection (3), shall take into account all matters that he or she considers relevant, including those set out in paragraphs 388(1)(a) to (g).

(5) Pour décider s’il accorde l’agrément visé au paragraphe (3), le ministre prend en considération tous les facteurs qu’il estime indiqués, notamment ceux visés aux alinéas 388(1)a) à g).

Consequence of revocation of approval	Conséquence de la révocation de l’agrément

(6) If an approval referred to in subsection (3) is revoked, the company shall delete any entry in its securities register in respect of the recording of the issuance of shares to the eligible agent.	(6) En cas de révocation de l’agrément visé au paragraphe (3), la société supprime de son registre des valeurs mobilières toute indication à l’égard de

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 396-399	Articles 396-399

l’inscription de l’émission des actions au mandataire admissible.

Disposition of shareholdings	Disposition des actions

(7) If a company or an eligible agent fails to comply with any undertaking or term or condition in relation to an approval referred to in subsection (3), or if an eligible agent ceases to be an eligible agent, the Minister may, if the Minister considers it to be in the public interest to do so, by order, direct the eligible agent or former eligible agent and any person controlled by the eligible agent or former eligible agent to dispose of any number of shares of the company beneficially owned by the eligible agent or former eligible agent or the persons controlled by the eligible agent or former eligible agent that the Minister specifies in the order, within the time specified in the order and in the proportion, if any, as between the eligible agent or former eligible agent and the persons controlled by the eligible agent or former eligible agent that is specified in the order.

(7) Si le mandataire admissible ou la société contrevient à tout engagement ou à toute condition ou modalité dont l’agrément visé au paragraphe (3) est assorti, ou si le mandataire admissible cesse d’être mandataire admissible, le ministre peut, s’il l’estime dans l’intérêt du public, par arrêté, imposer l’obligation au mandataire admissible ainsi qu’à toute personne que celui-ci contrôle ou à la personne qui cesse d’être mandataire admissible ainsi qu’à toute autre personne que celle-ci contrôle de se départir du nombre d’actions — précisé dans l’arrêté — de la société dont l’un ou plusieurs d’entre eux ont la propriété effective, dans le délai et selon la répartition qu’il établit.

Representations	Observations

(8) No direction shall be made under subsection (7) unless the Minister has provided each person to whom the direction relates and the company concerned with a reasonable opportunity to make representations in respect of the subject-matter of the direction.

(8) Le ministre est tenu de donner à chaque personne visée par l’arrêté et à la société en cause la possibilité de présenter leurs observations sur l’objet de l’arrêté qu’il envisage de prendre.

Appeal	Appel

(9) Any person with respect to whom a direction has been made under subsection (7) may, within 30 days after the date of the direction, appeal the matter in accordance with section 530.	(9) La personne visée par l’arrêté peut, dans les trente jours qui suivent sa prise, en appeler conformément à l’article 530.

1991, c. 45, s. 396; 2012, c. 5, s. 165, c. 19, s. 328, c. 31, s. 105.	1991, ch. 45, art. 396; 2012, ch. 5, art. 165, ch. 19, art. 328, ch. 31, art. 105.

397 and 398 [Repealed, 1994, c. 47, s. 208]	397 et 398 [Abrogés, 1994, ch. 47, art. 208]

399 (1) [Repealed, 1994, c. 47, s. 209]	399 (1) [Abrogé, 1994, ch. 47, art. 209]

Suspension of voting rights held by governments	Suspension des droits de vote des gouvernements

(2) Notwithstanding section 151, where any voting shares of a company are beneficially owned by	(2) Par dérogation à l’article 151, il est interdit, en personne ou par voie de fondé de pouvoir, d’exercer les droits de vote attachés aux actions qui sont détenues en propriété effective:

(a) Her Majesty in right of Canada or of a province or any agency of Her Majesty in either of those rights, or	a) soit par Sa Majesté du chef du Canada ou d’une province ou d’un organisme de celle-ci;

(b) the government of a foreign country or any political subdivision thereof, or any agency thereof, no person shall, in person or by proxy, exercise the voting rights attached to those shares.	b) soit par le gouvernement d’un pays étranger ou d’une de ses subdivisions politiques ou par un organisme d’un tel gouvernement.

Exception	Exception

(2.1) Subsection (2) does not apply to a foreign institution that is controlled by the government of a foreign	(2.1) Le paragraphe (2) ne s’applique pas à l’institution étrangère qui est contrôlée par le gouvernement d’un

Current to February 11, 2020	222	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION II Constraints on Ownership	SECTION II Restrictions à la propriété
Approval Process	Procédure d’agrément
Sections 399-401	Articles 399-401

country or any political subdivision of a foreign country, or by any agent or agency of a foreign government, if the shares referred to in subsection (1) are beneficially owned by the foreign institution or by an entity controlled by the foreign institution.

pays étranger ou d’une de ses subdivisions politiques ou un mandataire ou organisme d’un tel gouvernement si les actions visées à ce paragraphe sont la propriété effective de l’institution étrangère ou d’une entité contrôlée par celle-ci.

Transitional	Disposition transitoire

(3) Subsection (2) does not apply in respect of a government or agency referred to in that subsection that, on September 27, 1990, beneficially owned shares of a former-Act company where the exercise of the voting rights attached to those shares was not prohibited under subsection 41(2) of the Trust Companies Act or subsection 48(2) of the Loan Companies Act, as those subsections read immediately prior to June 1, 1992.

(3) Le paragraphe (2) ne s’applique pas dans le cas où, le 27 septembre 1990, le gouvernement ou l’organisme mentionné à ce paragraphe détenait la propriété effective d’actions d’une société antérieure et que le paragraphe 36(2) de la Loi sur les compagnies d’assurance canadiennes et britanniques, en son état au 31 mai 1992, n’interdisait pas l’exercice des droits de vote attachés à ces actions.

Transitional	Disposition transitoire

(4) Subsection (3) ceases to apply where a government or agency referred to in that subsection acquires beneficial ownership of any additional voting shares of the former-Act company in such number that the percentage of the voting rights attached to all of the voting shares of the former-Act company beneficially owned by the government or agency is greater than the percentage of the voting rights attached to all of the voting shares of the former-Act company that were beneficially owned by the government or agency on September 27, 1990.

(4) Le paragraphe (3) cesse de s’appliquer dans le cas où le gouvernement ou l’organisme qui y est mentionné acquiert la propriété effective d’un nombre d’actions avec droit de vote de la société antérieure qui augmente le pourcentage des droits de vote attachés à l’ensemble des actions de la société antérieure qu’elle détenait à titre de véritable propriétaire le 27 septembre 1990.

Exception – eligible agent	Réserve – mandataire admissible

(5) Subsection (2) does not apply in respect of the exercise of voting rights attached to any share referred to in subsection 396(3).	(5) Le paragraphe (2) ne s’applique pas à l’égard de l’exercice de droits de vote rattachés à des actions visées au paragraphe 396(3).

Consequence of suspension of approval	Conséquence de la suspension de l’agrément

(6) If an approval referred to in subsection 396(3) is suspended, the eligible agent shall not exercise, in person or by proxy, any voting rights attached to any share of the company that is beneficially owned by the eligible agent.

(6) En cas de suspension de l’agrément visé au paragraphe 396(3), le mandataire admissible ne peut, ni en personne ni par voie de fondé de pouvoir, exercer les droits de vote attachés aux actions de la société qu’il détient en propriété effective.

1991, c. 45, s. 399; 1994, c. 47, s. 209; 2012, c. 5, s. 166, c. 19, s. 329, c. 31, s. 106.	1991, ch. 45, art. 399; 1994, ch. 47, art. 209; 2012, ch. 5, art. 166, ch. 19, art. 329, ch. 31, art. 106.

400 and 400.1 [Repealed, 1994, c. 47, s. 210]	400 et 400.1 [Abrogés, 1994, ch. 47, art. 210]

DIVISION III	SECTION III

Directions	Arrêtés et ordonnances

Disposition of shareholdings	Disposition des actions

401 (1) If, with respect to any company, a person contravenes section 375 or 375.1 or fails to comply with an undertaking referred to in subsection 384(2) or with any terms and conditions imposed under section 389, the Minister may, if the Minister deems it in the public

401 (1) S’il l’estime dans l’intérêt public, le ministre peut, par arrêté, imposer à la personne qui, relativement à une société, contrevient aux articles 375 ou 375.1, à l’engagement visé au paragraphe 384(2) ou à des conditions ou modalités imposées dans le cadre de

Current to February 11, 2020	223	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION III Directions	SECTION III Arrêtés et ordonnances
General Provisions	Dispositions d’ordre général
Sections 401-403	Articles 401-403

interest to do so, by order, direct that person and any person controlled by that person to dispose of any number of shares of the company beneficially owned by any of those persons that the Minister specifies in the order, within the time specified in the order and in the proportion, if any, as between the person and the persons controlled by that person that is specified in the order.

l’article 389 ainsi qu’à toute autre personne qu’elle contrôle l’obligation de se départir du nombre d’actions – précisé dans l’arrêté – de la société dont elles ont la propriété effective, dans le délai qu’il fixe et selon la répartition entre elles qu’il précise.

Representations	Observations

(2) No direction shall be made under subsection (1) unless the Minister has provided each person to whom the direction relates and the company concerned with a reasonable opportunity to make representations in respect of the subject-matter of the direction.

(2) Le ministre est tenu auparavant de donner à chaque personne visée et à la société concernée la possibilité de présenter ses observations sur l’objet de l’arrêté qu’il envisage de prendre.

Appeal	Appel

(3) Any person with respect to whom a direction has been made under subsection (1) may, within thirty days after the date of the direction, appeal the matter in accordance with section 530.	(3) Les personnes visées par l’arrêté peuvent, dans les trente jours qui suivent sa prise, en appeler conformément à l’article 530.

(4) [Repealed, 2001, c. 9, s. 529]	(4) [Abrogé, 2001, ch. 9, art. 529]

1991, c. 45, s. 401; 1996, c. 6, s. 119; 2001, c. 9, s. 529.	1991, ch. 45, art. 401; 1996, ch. 6, art. 119; 2001, ch. 9, art. 529.

Application to court	Demande d’ordonnance judiciaire

402 (1) If a person fails to comply with a direction made under subsection 396(7) or 401(1), an application on behalf of the Minister may be made to a court for an order to enforce the direction.	402 (1) En cas d’inobservation de l’arrêté prévu aux paragraphes 396(7) ou 401(1), une ordonnance d’exécution peut, au nom du ministre, être requise d’un tribunal.

Court order	Ordonnance

(2) A court may, on an application under subsection (1), make such order as the circumstances require to give effect to the terms of the direction and may, without limiting the generality of the foregoing, require the company concerned to sell the shares that are the subject-matter of the direction.

(2) Le tribunal saisi de la requête peut rendre l’ordonnance nécessaire en l’espèce pour donner effet aux modalités de l’arrêté et enjoindre, notamment, à la société concernée de vendre les actions en cause.

Appeal	Appel

(3) An appeal from an order of a court under this section lies in the same manner as, and to the same court to which, an appeal may be taken from any other order of the court.	(3) L’ordonnance peut être portée en appel de la même manière et devant la même juridiction que toute autre ordonnance rendue par le tribunal.

1991, c. 45, s. 402; 2012, c. 31, s. 107.	1991, ch. 45, art. 402; 2012, ch. 31, art. 107.

General Provisions	Dispositions d’ordre général

Interest of securities underwriter	Titres acquis par un souscripteur

403 This Part does not apply to a securities underwriter in respect of shares of a body corporate or ownership interests in an unincorporated entity that are acquired by the underwriter in the course of a distribution to the public of those shares or ownership interests and that are

403 La présente partie ne s’applique pas au souscripteur à forfait dans le cas d’actions d’une personne morale ou de titres de participation d’une entité non constituée en personne morale acquis par ce dernier dans le cadre de leur souscription publique et détenus par lui pendant au plus six mois.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION III Directions	SECTION III Arrêtés et ordonnances
General Provisions	Dispositions d’ordre général
Sections 403-404	Articles 403-404

held by the underwriter for a period of not more than six months.

Arrangements to effect compliance	Application

404 (1) The directors of a company may make such arrangements as they deem necessary to carry out the intent of this Part and, in particular, but without limiting the generality of the foregoing, may	404 (1) Le conseil d’administration peut prendre toute mesure qu’il juge nécessaire pour réaliser l’objet de la présente partie et notamment:

(a) require any person in whose name a share of the company is held to submit a declaration setting out	a) exiger des personnes au nom desquelles sont détenues des actions de la société une déclaration mentionnant :

(i) the beneficial ownership of the share, and	(i) le véritable propriétaire des actions,

(ii) such other information as the directors deem relevant for the purposes of this Part;	(ii) tout autre renseignement qu’il juge utile pour l’application de la présente partie;

(b) require any person who wishes to have a transfer of a share registered in the name of, or to have a share issued to, that person to submit a declaration referred to in paragraph (a) as though the person were the holder of that share; and

b) exiger de toute personne sollicitant l’inscription d’un transfert d’actions ou une émission d’actions la déclaration visée à l’alinéa a) comme s’il s’agissait du détenteur des actions;

(c) determine the circumstances in which a declaration referred to in paragraph (a) is to be required, the form of the declaration and the times at which it is to be submitted.	c) fixer les cas où la déclaration visée à l’alinéa a) est obligatoire, ainsi que la forme et les délais dans lesquels elle doit être produite.

Order of Superintendent	Ordonnance du surintendant

(2) The Superintendent may, by order, direct a company to obtain from any person in whose name a share of the company is held a declaration setting out the name of every entity controlled by that person and containing information concerning

(2) Le surintendant peut, par ordonnance, enjoindre à la société d’obtenir de la personne au nom de laquelle est détenue une de ses actions une déclaration indiquant le nom de toutes les entités que contrôle cette dernière et contenant des renseignements sur la propriété ou la propriété effective de l’action, ainsi que sur toutes les autres questions connexes qu’il précise.

(a) the ownership or beneficial ownership of the share; and

(b) such other related matters as are specified by the Superintendent.

Compliance required	Exécution

(3) As soon as possible after receipt by a company of a direction under subsection (2),	(3) La société exécute l’ordonnance dans les meilleurs délais après sa réception, de même que toutes les personnes à qui elle a demandé de produire la déclaration visée aux paragraphes (1) ou (2).

(a) the company shall comply with the direction; and

(b) every person who is requested by the company to provide a declaration containing information referred to in subsection (1) or (2) shall comply with the request.

Outstanding declaration: effect	Défaut de déclaration

(4) Where, pursuant to this section, a declaration is required to be submitted by a shareholder or other person	(4) Dans tous les cas où la déclaration est obligatoire, la société peut subordonner l’émission d’une action ou

Current to February 11, 2020	225	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VII Ownership	PARTIE VII Propriété
DIVISION III Directions	SECTION III Arrêtés et ordonnances
General Provisions	Dispositions d’ordre général
Sections 404-409	Articles 404-409

in respect of the issue or transfer of any share, a company may refuse to issue the share or register the transfer unless the required declaration is submitted.	l’inscription du transfert d’une action à sa production par l’actionnaire ou une autre personne.

Reliance on information	Crédit accordé aux renseignements

405 A company and any person who is a director or an officer, employee or agent of the company may rely on any information contained in a declaration required by the directors pursuant to section 404 or on any information otherwise acquired in respect of any matter that might be the subject of such a declaration, and no action lies against the company or any such person for anything done or omitted to be done in good faith in reliance on any such information.

405 La société, ses administrateurs, dirigeants, employés ou mandataires peuvent se fonder sur tout renseignement soit contenu dans la déclaration prévue à l’article 404, soit obtenu de toute autre façon, concernant un point pouvant faire l’objet d’une telle déclaration, et sont en conséquence soustraits aux poursuites pour tout acte ou omission de bonne foi en résultant.

406 [Repealed, 1994, c. 47, s. 211]	406 [Abrogé, 1994, ch. 47, art. 211]

Exemption regulations	Règlement d’exemption

407 The Governor in Council may, by regulation, exempt from any of the provisions of this Part any share transaction or any class of share transactions involving the transfer of shares on the death of the beneficial owner thereof, or any arrangement made in contemplation of the death of the beneficial owner, to one or more members of the beneficial owner’s family, or to one or more trustees on their behalf.

407 Le gouverneur en conseil peut, par règlement, soustraire à l’application de la présente partie toute opération sur des actions ou catégories d’actions prévoyant leur transfert au décès de la personne qui en a la propriété effective ou conformément à une entente conclue en prévision du décès de cette personne, à un ou plusieurs membres de sa famille ou à un ou plusieurs fiduciaires pour leur compte.

Competition Act	Loi sur la concurrence

408 Nothing in, or done under the authority of, this Act affects the operation of the Competition Act.	408 La présente loi et les actes accomplis sous son régime ne portent pas atteinte à l’application de la Loi sur la concurrence.

PART VIII	PARTIE VIII

Business and Powers	Activité et pouvoirs

General Business	Activités générales

Main business	Activité principale

409 (1) Subject to this Act, a company shall not engage in or carry on any business other than such business generally as appertains to the business of providing financial services.	409 (1) Sous réserve des autres dispositions de la présente loi, l’activité de la société doit se rattacher à la prestation de services financiers.

Idem	Idem

(2) For greater certainty, a company may	(2) Il est entendu que la société peut :

(a) subject to section 412, act as a trustee;	a) sous réserve de l’article 412, agir à titre de fiduciaire;

(b) act as a financial agent, receiver, liquidator or sequestrator;	b) agir à titre d’agent financier, séquestre ou liquidateur;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 409-410	Articles 409-410

(c) provide investment counselling services and portfolio management services; and	c) fournir des services de conseil en placement et de gestion de portefeuille;

(d) issue payment, credit or charge cards and, in cooperation with others including other financial institutions, operate a payment, credit or charge card plan.	d) émettre des cartes de paiement, de crédit ou de débit et, conjointement avec d’autres établissements, y compris les institutions financières, exploiter un système de telles cartes.

1991, c. 45, s. 409; 2009, c. 2, s. 289(F).	1991, ch. 45, art. 409; 2009, ch. 2, art. 289(F).

Additional activities	Activités supplémentaires

410 (1) In addition, a company may	410 (1) La société peut en outre :

(a) act as an agent for vendors, purchasers, mortgagors, mortgagees, lessors or lessees of real property and provide consulting or appraisal services in respect of real property;

(b) hold, manage and otherwise deal with real property;

(c) outside Canada, or with the prior written approval of the Minister, in Canada, engage in any of the following activities, namely,

(i) collecting, manipulating and transmitting

(A) information that is primarily financial or economic in nature,

(B) information that relates to the business of a permitted entity, as defined in subsection 449(1), or

(C) any other information that the Minister may, by order, specify,

(ii) providing advisory or other services in the design, development or implementation of information management systems,

(iii) designing, developing or marketing computer software, and

(iv) designing, developing, manufacturing or selling, as an ancillary activity to any activity referred to in any of subparagraphs (i) to (iii) that the company is engaging in, computer equipment integral to the provision of information services related to the business of financial institutions or to the provision of financial services;

(c.1) with the prior written approval of the Minister, develop, design, hold, manage, manufacture, sell or otherwise deal with data transmission systems, information sites, communication devices or information platforms or portals that are used

a) agir en qualité de mandataire pour des acheteurs, des vendeurs, des créanciers ou débiteurs hypothécaires, des locataires ou des bailleurs de biens immeubles et fournir des services de consultation et d’évaluation en matière de biens immeubles;

b) détenir ou gérer des biens immeubles ou effectuer toutes opérations à leur égard;

c) à l’étranger ou, à la condition d’obtenir au préalable l’agrément écrit du ministre, au Canada, exercer les activités suivantes :

(i) la collecte, la manipulation et la transmission d’information principalement de nature financière ou économique ou relative à l’activité commerciale des entités admissibles, au sens du paragraphe 449(1), ou encore précisée par arrêté du ministre,

(ii) la prestation de services consultatifs ou autres en matière de conception, de développement ou de mise sur pied de systèmes de gestion de l’information,

(iii) la conception, le développement ou la commercialisation de logiciels,

(iv) accessoirement à toute activité visée aux sousalinéas (i) à (iii) qu’elle exerce, la conception, le développement, la fabrication ou la vente de matériel informatique indispensable à la prestation de services d’information liés à l’activité commerciale des institutions financières ou de services financiers;

c.1) à la condition d’obtenir au préalable l’agrément écrit du ministre, s’occuper, notamment en les concevant, les développant, les détenant, les gérant, les fabriquant ou les vendant, de systèmes de transmission de données, de sites d’information, de moyens de communication ou de plateformes informatiques ou portails d’information qui sont utilisés :

Current to February 11, 2020	227	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Section 410	Article 410

(i) to provide information that is primarily financial or economic in nature,	(i) soit pour la fourniture d’information principalement de nature financière ou économique,

(ii) to provide information that relates to the business of a permitted entity, as defined in subsection 449(1), or	(ii) soit pour la fourniture d’information relative à l’activité commerciale des entités admissibles, au sens du paragraphe 449(1),

(iii) for a prescribed purpose or in prescribed circumstances;	(iii) soit à une fin réglementaire ou dans des circonstances réglementaires;

(d) in Canada, engage in such activities referred to in paragraph (c) that the company was engaged in prior to June 1, 1992;	d) exercer au Canada toute activité visée à l’alinéa c) qu’elle exerçait avant le 1er juin 1992;

(d.1) engage, under prescribed terms and conditions, if any are prescribed, in specialized business management or advisory services;	d.1) fournir, aux conditions éventuellement fixées par règlement, des services spéciaux de gestion commerciale ou des services de consultation;

(e) promote merchandise and services to the holders of any payment, credit or charge card issued by the company;	e) faire la promotion d’articles et de services auprès des titulaires de cartes de paiement, de crédit ou de débit délivrées par elle;

(f) engage in the sale of	f) vendre des billets :

(i) tickets, including lottery tickets, on a non-profit public service basis in connection with special, temporary and infrequent non-commercial celebrations or projects that are of local, municipal, provincial or national interest,

(i) y compris de loterie, à titre de service public non lucratif pour des fêtes ou activités spéciales, temporaires, à caractère non commercial et d’intérêt local, municipal, provincial ou national,

(ii) urban transit tickets, and	(ii) de transport en commun urbain,

(iii) tickets in respect of a lottery sponsored by the federal government or a provincial or municipal government or an agency of any such government or governments;	(iii) d’une loterie parrainée par le gouvernement fédéral, un gouvernement provincial ou une administration municipale, ou encore par tout organisme de l’un ou l’autre;

(g) act as a custodian of property; and	g) faire fonction de gardien de biens;

(h) provide identification, authentication or verification services.	h) fournir des services d’identification, d’authentification ou de vérification.

Restriction	Interdiction

(2) Except as authorized by or under this Act, a company shall not deal in goods, wares or merchandise or engage in any trade or other business.

(2) Sauf autorisation prévue sous le régime de la présente loi, il est interdit à la société d’exercer quelque activité commerciale que ce soit et notamment de faire le commerce d’articles ou de marchandises.

Regulations	Règlements

(3) The Governor in Council may make regulations	(3) Le gouverneur en conseil peut, par règlement :

(a) respecting what a company may or may not do with respect to the carrying on of the activities referred to in paragraphs (1)(c), (c.1) and (d.1);	a) prévoir ce que la société peut ou ne peut pas faire dans le cadre de l’exercice des activités visées aux alinéas (1)c), c.1) ou d.1);

(b) imposing terms and conditions in respect of the provision of the services referred to in paragraphs

Current to February 11, 2020	228	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 410-413	Articles 410-413

(1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(c), (c.1) and (d.1); and	b) assortir de conditions cet exercice et la prestation des services financiers visés aux alinéas (1)a) et 409(2)c);

(c) respecting the circumstances in which companies may be exempted from the requirement to obtain the approval of the Minister before carrying on a particular activity referred to in paragraph (1)(c) or (c.1).

c) prévoir les circonstances dans lesquelles la société peut être exemptée de l’obligation d’obtenir au préalable l’agrément du ministre pour exercer une activité visée aux alinéas (1)c) ou c.1).

1991, c. 45, s. 410; 1993, c. 34, s. 126(F); 1997, c. 15, s. 375; 2001, c. 9, s. 530; 2018, c. 12, s. 310.	1991, ch. 45, art. 410; 1993, ch. 34, art. 126(F); 1997, ch. 15, art. 375; 2001, ch. 9, art. 530; 2018, ch. 12, art. 310.

Networking	Prestation de service

411 Subject to section 416, a company may	411 Sous réserve de l’article 416, la société peut :

(a) act as agent for any person in respect of the provision of any service that is provided by a financial institution, a permitted entity as defined in subsection 449(1) or a prescribed entity and may enter into an arrangement with any person in respect of the provision of that service; or

a) soit faire fonction de mandataire pour la prestation de tout service offert par une institution financière, par une entité admissible, au sens du paragraphe 449(1), ou par une entité visée par règlement et conclure une entente en vue de sa prestation;

(b) refer any person to any such financial institution or entity.	b) soit renvoyer toute personne à une telle institution financière ou entité.

1991, c. 45, s. 411; 2001, c. 9, s. 531.	1991, ch. 45, art. 411; 2001, ch. 9, art. 531.

Restriction on fiduciary activities	Restrictions : activités fiduciaires

412 No company, other than a company that is a trust company pursuant to subsection 57(2), shall act in Cana-da as

412 Il est interdit à la société, à l’exception de la société de fiducie au sens du paragraphe 57(2), d’agir au Canada soit comme fiduciaire, soit comme exécuteur testamentaire, administrateur, gardien officiel, gardien, tuteur, curateur ou conseil judiciaire d’un incapable.

(a) an executor, administrator or official guardian or a guardian, tutor, curator, judicial adviser or committee of a mentally incompetent person; or

(b) a trustee for a trust.

Restriction on deposit taking	Conditions pour accepter des dépôts

413 (1) A company shall not accept deposits in Canada unless	413 (1) Il est interdit à la société d’accepter des dépôts au Canada, sauf :

(a) it is a member institution, as defined in section 2 of the Canada Deposit Insurance Corporation Act;	a) si elle est une institution membre au sens de l’article 2 de la Loi sur la Société d’assurance-dépôts du Canada;

(b) it has been authorized under subsection 26.03(1) of that Act to accept deposits without being a member institution, as defined in section 2 of that Act; or	b) si, n’étant pas une institution membre au sens de cet article, elle est autorisée à le faire au titre du paragraphe 26.03(1) de cette loi;

(c) the order approving the commencement and carrying on of business in Canada by the company authorizes it to accept deposits solely in accordance with subsection (2).	c) si elle est autorisée, au titre de son agrément de fonctionnement, à accepter des dépôts uniquement en conformité avec le paragraphe (2).

Deposits that fall below $150,000	Obligation de la société

(2) A company referred to in paragraph (1)(b) or (c) shall ensure that, on each day that is at least 30 days after the	(2) La société visée aux alinéas (1)b) ou c) doit s’assurer que les dépôts payables au Canada qu’elle détient

Current to February 11, 2020	229	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 413-413.1	Articles 413-413.1

company receives the authorization referred to in that paragraph,	satisfont en tout temps, après le trentième jour suivant l’autorisation visée à cet alinéa, à l’équation suivante :

A/B ≤ 0.01	A/B ≤ 0,01

where	où :

A  is the sum of all amounts each of which is the sum of all the deposits held by the company at the end of a day in the preceding 30 days each of which deposits is less than $150,000 and payable in Canada; and

A représente le total de la somme de tous les dépôts de moins de 150 000 $, calculée sur une base quotidienne, détenus par cette société durant les trente derniers jours;

B is the sum of all amounts each of which is the sum of all deposits held by the company at the end of a day in those preceding 30 days and payable in Canada.	B le total de la somme de tous les dépôts détenus par cette société, calculée sur une base quotidienne, pour chacun de ces trente jours.

Exchange rate	Taux de change

(3) For the purpose of subsection (2), the rate of exchange to be applied on any day in determining the amount in Canadian dollars of a deposit in a currency of a country other than Canada is to be determined in accordance with rules prescribed under subsection 26.03(2) of the Canada Deposit Insurance Corporation Act.

(3) Pour l’application du paragraphe (2), le taux de change applicable pour la détermination du montant en dollars canadiens d’un dépôt fait en devises étrangères est déterminé conformément aux règles visées au paragraphe 26.03(2) de la Loi sur la Société d’assurance-dépôts du Canada.

Definition of deposit	Définition de dépôt

(4) For the purpose of subsection (2), deposit has the meaning that would be given to that term by the schedule to the Canada Deposit Insurance Corporation Act for the purposes of deposit insurance if that schedule were read without reference to subsections 2(2), (5) and (6) of that schedule, but does not include prescribed deposits.

(4) Pour l’application du paragraphe (2), dépôt s’entend au sens que lui donne, dans le cadre de l’assurance-dépôts, l’annexe de la Loi sur la Société d’assurance-dépôts du Canada, exception faite des paragraphes 2(2), (5) et (6) de cette annexe. Ne sont toutefois pas considérés comme des dépôts les dépôts prévus par les règlements.

Regulations	Règlements

(5) The Governor in Council may make regulations	(5) Le gouverneur en conseil peut, par règlement :

(a) prescribing the deposits referred to in subsection (4); and	a) prévoir les dépôts visés au paragraphe (4);

(b) prescribing terms and conditions with respect to the acceptance of those deposits.	b) prévoir les modalités et conditions relatives à l’acceptation de ces dépôts.

1991, c. 45, s. 413; 2007, c. 6, s. 358.	1991, ch. 45, art. 413; 2007, ch. 6, art. 358.

Notice before opening account or providing prescribed product	Avis de la société

413.1 (1) Before a company referred to in paragraph 413(1)(b) or (c) opens a deposit account in Canada or provides in Canada any prescribed product that relates to a deposit, the company shall, in the prescribed manner, give the person requesting the opening of the account or the provision of the product

413.1 (1) La société visée aux alinéas 413(1)b) ou c) doit, avant d’ouvrir un compte de dépôt — ou de fournir relativement à un dépôt un produit réglementaire — au Canada et selon les modalités réglementaires :

(a) a notice in writing that deposits to the deposit account, or that the deposit that relates to the prescribed product, as the case may be, will not be insured by the

a) aviser par écrit la personne qui en fait la demande du fait que ses dépôts dans le compte ou le dépôt relatif au produit réglementaire ne seront pas assurés par la Société d’assurance-dépôts du Canada ou, dans le cas où la demande est faite par téléphone, l’en aviser oralement;

Current to February 11, 2020	230	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 413.1-413.2	Articles 413.1-413.2

Canada Deposit Insurance Corporation or, if the request is made by telephone, a verbal notice to that effect; and	b) lui communiquer toute l’information réglementaire.

(b) any other information that may be prescribed.

Other notice	Avis publics

(2) A company referred to in paragraph 413(1)(b) or (c) shall, in accordance with any regulations that may be made,

(a) post notices at all of its branches, and at prescribed points of service, in Canada where deposits are accepted, and on all of its websites at which deposits are accepted in Canada, to inform the public that deposits with the company are not insured by the Canada Deposit Insurance Corporation; and

(b) include in its advertisements notices to inform the public that deposits with the company are not insured by the Canada Deposit Insurance Corporation.

(2) Elle doit également, afin d’informer le public, afficher, de la façon prévue par règlement, dans ses bureaux et dans ses points de service réglementaires au Canada où des dépôts sont acceptés et sur ceux de ses sites Web où des dépôts sont acceptés au Canada, des avis indiquant que les dépôts qu’elle détient ne sont pas assurés par la Société d’assurance-dépôts du Canada et faire paraître la même information dans sa publicité.

Regulations	Règlements

(3) The Governor in Council may make regulations	(3) Le gouverneur en conseil peut, par règlement :

(a) prescribing the manner in which notices referred to in subsection (1) are to be given and the additional information to be contained in the notices; and	a) prévoir la façon de donner les avis prévus au paragraphe (1) et préciser les renseignements supplémentaires qu’ils doivent contenir;

(b) respecting notices for the purpose of subsection (2).	b) régir les avis prévus au paragraphe (2).

2007, c. 6, s. 358.	2007, ch. 6, art. 358.

Deposits less than $150,000	Restriction

413.2 (1) Subject to the regulations, a company referred to in paragraph 413(1)(b) or (c) may not, in respect of its business in Canada, act as agent for any person in the taking of a deposit that is less than $150,000 and payable in Canada.

413.2 (1) Sous réserve des règlements, la société visée aux alinéas 413(1)b) ou c) ne peut, dans le cadre de l’exercice de ses activités au Canada, faire fonction de mandataire pour l’acceptation d’un dépôt de moins de 150 000 $ payable au Canada.

Definition of deposit	Définition de dépôt

(2) In this section, deposit has the meaning assigned by subsection 413(4).	(2) Pour l’application du présent article, dépôt s’entend au sens du paragraphe 413(4).

Regulations	Règlements

(3) The Governor in Council may make regulations respecting the circumstances in which, and the conditions under which, a company referred to in subsection (1) may act as agent for any person in the taking of a deposit that is less than $150,000 and payable in Canada.

(3) Le gouverneur en conseil peut, par règlement, régir les circonstances dans lesquelles une société visée par le paragraphe (1) peut faire fonction de mandataire pour l’acceptation d’un dépôt de moins de 150 000 $ payable au Canada et les modalités afférentes.

2007, c. 6, s. 358.	2007, ch. 6, art. 358.6

Current to February 11, 2020	231	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 413.3-414	Articles 413.3-414

Shared premises	Interdiction de partager des locaux

413.3 (1) Subject to the regulations, no company referred to in paragraph 413(1)(b) or (c) shall carry on business in Canada on premises that are shared with those of a member institution, within the meaning of section 2 of the Canada Deposit Insurance Corporation Act, that is affiliated with the company.

413.3 (1) Sous réserve des règlements, la société visée aux alinéas 413(1)b) ou c) ne peut exercer ses activités au Canada dans les mêmes locaux qu’une institution membre, au sens de l’article 2 de la Loi sur la Société d’assurance-dépôts du Canada, qui fait partie de son groupe.

Limitation	Exception

(2) Subsection (1) only applies in respect of premises or any portion of premises on which both the company and the member institution carry on business with the public and to which the public has access.

(2) Le paragraphe (1) ne s’applique qu’aux locaux ou parties de local dans lesquels la société et l’institution membre traitent avec le public et auxquels le public a accès.

Adjacent premises	Interdiction relative aux locaux adjacents

(3) Subject to the regulations, no company referred to in paragraph 413(1)(b) or (c) shall carry on business in Canada on premises that are adjacent to a branch or office of a member institution, within the meaning of section 2 of the Canada Deposit Insurance Corporation Act, that is affiliated with the company, unless the company clearly indicates to its customers that its business and the premises on which it is carried on are separate and distinct from the business and premises of the affiliated member institution.

(3) Sous réserve des règlements, la société visée aux alinéas 413(1)b) ou c) ne peut exercer ses activités au Canada dans des locaux adjacents à ceux d’un bureau ou d’une succursale d’une institution membre, au sens de l’article 2 de la Loi sur la Société d’assurance-dépôts du Canada, qui fait partie de son groupe que si elle indique clairement à ses clients que ses activités et les locaux où elle les exerce sont distincts de ceux de l’institution membre.

Regulations	Règlements

(4) The Governor in Council may make regulations	(4) Le gouverneur en conseil peut, par règlement :

(a) respecting the circumstances in which, and the conditions under which, a company referred to in paragraph 413(1)(b) or (c) may carry on business in Canada on premises that are shared with those of a member institution referred to in subsection (1); and

a) régir les circonstances dans lesquelles une société visée aux alinéas 413(1)b) ou c) peut exercer ses activités au Canada dans les mêmes locaux qu’une institution membre visée par le paragraphe (1) ainsi que les modalités afférentes;

(b) respecting the circumstances in which, and the conditions under which, a company referred to in paragraph 413(1)(b) or (c) may carry on business in Canada on premises that are adjacent to a branch or office of a member institution referred to in subsection (3).

b) régir les circonstances dans lesquelles une société visée aux alinéas 413(1)b) ou c) peut exercer ses activités au Canada dans des locaux adjacents à ceux d’un bureau ou d’une succursale d’une institution membre visée par le paragraphe (3) ainsi que les modalités afférentes.

2007, c. 6, s. 358.	2007, ch. 6, art. 358.

Restriction on guarantees	Restrictions : garanties

414 (1) A company shall not guarantee on behalf of any person the payment or repayment of any sum of money unless

414 (1) Il est interdit à la société de garantir le paiement ou le remboursement d’une somme d’argent, sauf si, d’une part, il s’agit d’une somme fixe avec ou sans intérêts et, d’autre part, la personne au nom de qui elle fournit la garantie s’est engagée inconditionnellement envers elle à lui en remettre le plein montant.

(a) the sum of money is a fixed sum of money with or without interest thereon; and

(b) the person on whose behalf the company has undertaken to guarantee the payment or repayment has an unqualified obligation to reimburse the company

Current to February 11, 2020	232	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 414-415.1	Articles 414-415.1

for the full amount of the payment or repayment to be guaranteed.

Exception	Exception

(2) Paragraph (1)(a) does not apply where the person on whose behalf the company has undertaken to guarantee a payment or repayment is a subsidiary of the company.	(2) Dans les cas où la personne visée au paragraphe (1) est une filiale de la société garante, celle-ci peut garantir une somme qui n’est pas fixe.

Idem	Idem

(3) Notwithstanding subsection (1), a company may guarantee repayment of the principal or payment of the interest, or both, of any moneys entrusted to the company for investment, on such terms and conditions as are agreed on.

(3) Par dérogation au paragraphe (1), la société peut garantir, selon les modalités convenues, le remboursement du principal ou le versement d’intérêts, ou les deux, à l’égard des fonds qui lui sont remis en fiducie pour placement.

Regulations	Règlements

(4) The Governor in Council may make regulations imposing terms and conditions in respect of guarantees permitted by this section.	(4) Le gouverneur en conseil peut, par règlement, imposer des conditions à l’égard des garanties autorisées au titre du paragraphe (1).

1991, c. 45, s. 414; 1997, c. 15, s. 376; 2001, c. 9, s. 532.	1991, ch. 45, art. 414; 1997, ch. 15, art. 376; 2001, ch. 9, art. 532.

Restriction on securities activities	Restriction : valeurs mobilières

415 A company shall not deal in Canada in securities to the extent prohibited or restricted by such regulations as the Governor in Council may make for the purposes of this section.

415 Il est interdit à la société, dans la mesure prévue par les règlements pris par le gouverneur en conseil pour l’application du présent article, de faire, au Canada, le commerce des valeurs mobilières.

Prohibition	Restriction : obligations sécurisées

415.1 (1) It is prohibited for a company to issue a debt obligation in relation to which the amounts of principal and interest owing are guaranteed to be paid from loans or other assets held by an entity that is created and organized for the principal purpose of holding those loans or other assets and with the intention of legally isolating those loans or other assets from the company, unless

415.1 (1) Il est interdit à la société d’émettre tout titre de créance dont le remboursement — en principal et en intérêts — est garanti par des prêts ou autres actifs détenus par une entité qui a été constituée principalement en vue de les détenir, et ce, dans le but de les isoler juridiquement de la société, sauf si les conditions ci-après sont réunies :

(a) the debt obligation is a covered bond as defined in section 21.5 of the National Housing Act;	a) le titre de créance est une obligation sécurisée au sens de l’article 21.5 de la Loi nationale sur l’habitation;

(b) the company is a registered issuer as defined in section 21.5 of that Act other than one whose right to issue covered bonds has been suspended; and	b) la société est un émetteur inscrit au sens de l’article 21.5 de cette loi et son droit d’émettre des obligations sécurisées ne fait pas l’objet d’une suspension;

(c) the debt obligation is issued under a registered program as defined in section 21.5 of that Act.	c) l’émission est faite dans le cadre d’un programme inscrit au sens de l’article 21.5 de cette loi.

Exception	Exception

(2) The Governor in Council may make regulations exempting any type of debt obligation from the application of subsection (1).	(2) Le gouverneur en conseil peut prendre des règlements exemptant tout type de titre de créance de l’application du paragraphe (1).

2012, c. 19, s. 361.	2012, ch. 19, art. 361.

Current to February 11, 2020	233	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Section 416	Article 416

Restriction on insurance business	Restriction : assurances

416 (1) A company shall not undertake the business of insurance except to the extent permitted by this Act or the regulations.	416 (1) Il est interdit à la société de se livrer au commerce de l’assurance, sauf dans la mesure permise par la présente loi ou les règlements.

Restriction on acting as agent	Restriction : mandataire

(2) A company shall not act in Canada as agent for any person in the placing of insurance and shall not lease or provide space in any branch in Canada of the company to any person engaged in the placing of insurance.

(2) Il est interdit à la société d’agir au Canada à titre d’agent pour la souscription d’assurance et de louer ou fournir des locaux dans ses bureaux au Canada à une personne se livrant au commerce de l’assurance.

Regulations	Règlements afférents

(3) The Governor in Council may make regulations respecting the matters referred to in subsection (1) and regulations respecting relations between companies and

(a) entities that undertake the business of insurance; or

(3) Le gouverneur en conseil peut, par règlement, régir les interdictions visées au paragraphe (1) ainsi que les relations des sociétés avec les entités se livrant au commerce de l’assurance ou avec les agents ou courtiers d’assurances.

(b) insurance agents or insurance brokers.

Saving	Précision

(4) Nothing in this section precludes a company from

(a) requiring insurance to be placed by a borrower for the security of the company; or

(b) obtaining group insurance for its employees or the employees of any bodies corporate in which it has a substantial investment pursuant to section 453.

(4) Le présent article n’empêche toutefois pas la société de faire souscrire par un emprunteur une assurance à son profit, ni d’obtenir une assurance collective pour ses employés ou ceux des personnes morales dans lesquelles elle a un intérêt de groupe financier en vertu de l’article 453.

No pressure	Interdiction d’exercer des pressions

(5) No company shall exercise pressure on a borrower to place insurance for the security of the company in any particular insurance company, but a company may require that an insurance company chosen by a borrower meet with its approval, which shall not be unreasonably withheld.

(5) La société ne peut exercer de pression sur un emprunteur pour lui faire souscrire, auprès d’une compagnie d’assurance donnée, une assurance à son profit; toutefois le présent paragraphe n’empêche pas la société d’exiger que l’assurance soit contractée auprès d’une compagnie d’assurance agréée par elle, la société ne pouvant refuser son agrément sans motif valable.

Definition of business of insurance	Définition de commerce de l’assurance

(6) In this section, business of insurance includes	(6) Pour l’application du présent article, le commerce de l’assurance vise notamment :

(a) the issuance of any annuity if the liability in respect of the annuity is contingent on the death of a person; and	a) la constitution d’une rente viagère;

(b) the issuance of any debt obligation, any of whose terms and conditions are established on the basis of mortality considerations, under which the issuer is obliged to make periodic payments.	b) l’émission d’un titre de créance qui est assorti de conditions établies en fonction de considérations liées à la mortalité et qui prévoit des versements périodiques de la part de l’émetteur.

1991, c. 45, s. 416; 2012, c. 19, s. 205.	1991, ch. 45, art. 416; 2012, ch. 19, art. 205.

Current to February 11, 2020	234	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Sections 417-418.1	Articles 417-418.1

Restriction on leasing	Restrictions : crédit-bail

417 A company shall not engage in Canada in any personal property leasing activity in which a financial leasing entity, within the meaning of subsection 449(1), is not permitted to engage.

417 Il est interdit à la société d’exercer au Canada toute activité de crédit-bail mobilier qu’une entité s’occupant de crédit-bail, au sens du paragraphe 449(1), n’est pas elle-même autorisée à exercer.

1991, c. 45, s. 417; 2001, c. 9, s. 533.	1991, ch. 45, art. 417; 2001, ch. 9, art. 533.

Restriction on residential mortgages	Restrictions : hypothèques

418 (1) A company shall not make a loan in Canada on the security of residential property in Canada for the purpose of purchasing, renovating or improving that property, or refinance such a loan, if the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, would exceed 80 per cent of the value of the property at the time of the loan.

418 (1) Il est interdit à la société de faire garantir par un immeuble résidentiel situé au Canada un prêt consenti au Canada pour l’achat, la rénovation ou l’amélioration de cet immeuble, ou de renouveler un tel prêt, si la somme de celui-ci et du solde impayé de toute hypothèque de rang égal ou supérieur excède quatre-vingts pour cent de la valeur de l’immeuble au moment du prêt.

Exception	Exception

(2) Subsection (1) does not apply in respect of	(2) Le paragraphe (1) ne s’applique pas :

(a) a loan made or guaranteed under the National Housing Act or any other Act of Parliament by or pursuant to which a different limit on the value of property on the security of which the company may make a loan is established;

(b) a loan if repayment of the amount of the loan that exceeds the maximum amount set out in subsection (1) is guaranteed or insured by a government agency or a private insurer approved by the Superintendent;

(c) the acquisition by the company from an entity of securities issued or guaranteed by the entity that are secured on any residential property, whether in favour of a trustee or otherwise, or the making of a loan by the company to the entity against the issue of such securities; or

(d) a loan secured by a mortgage where

(i) the mortgage is taken back by the company on a property disposed of by the company, including where the disposition is by way of a realization of a security interest, and

(ii) the mortgage secures payment of an amount payable to the company for the property.

a) au prêt consenti ou garanti en vertu de la Loi nationale sur l’habitation ou de toute autre loi fédérale aux termes de laquelle est fixée une limite différente sur la valeur de l’immeuble qui constitue l’objet de la garantie;

b) au prêt dont le remboursement, en ce qui touche le montant excédant le plafond fixé au paragraphe (1), est garanti ou assuré par un gouvernemental ou par un assureur privé agréé par le surintendant;

c) à l’acquisition par la société, d’une entité, de valeurs mobilières émises ou garanties par celle-ci et qui confèrent une sûreté sur un immeuble résidentiel soit en faveur d’un fiduciaire soit de toute autre manière, ou aux prêts consentis par la société à l’entité en contrepartie de l’émission des valeurs mobilières en question;

d) au prêt garanti par une hypothèque consentie à la société en garantie du paiement du prix de vente d’un bien qu’elle aliène, y compris par suite de l’exercice d’un droit hypothécaire. organisme

1991, c. 45, s. 418; 1997, c. 15, s. 377; 2007, c. 6, s. 359.	1991, ch. 45, art. 418; 1997, ch. 15, art. 377; 2007, ch. 6, art. 359.

Restriction on charges to borrowers	Restriction touchant les sommes exigées des emprunteurs

418.1 (1) Subject to any regulations made under subsection (2), a company that has obtained insurance or a guarantee against default on a loan made in Canada on the security of residential property shall not charge a

418.1 (1) Sous réserve des règlements pris en vertu du paragraphe (2), la société qui obtient une assurance ou une garantie pour se protéger contre le non-paiement d’un prêt consenti au Canada et garanti par un immeuble

Current to February 11, 2020	235	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
General Business	Activités générales
Section 418.1	Article 418.1

borrower an amount for the insurance or guarantee that exceeds the actual cost to the company of the insurance or guarantee.

résidentiel ne peut exiger de l’emprunteur, pour cette assurance ou cette garantie, une somme supérieure à leur coût réel pour elle.

Regulations

(2) The Governor in Council may make regulations

(a) respecting the determination of the actual cost to a company for the purposes of subsection (1);

(b) respecting the circumstances in which a company is exempt from the application of subsection (1);

(c) respecting, in relation to insurance or a guarantee against default on a loan made by a company in Cana-da on the security of residential property,

(i) the arrangements into which the company, its representatives and its employees may or may not enter, and

(ii) the payments or benefits that the company, its representatives and its employees may or may not accept from an insurer or the insurer’s affiliates; and

(d) respecting any other matters necessary to carry out the purposes of subsection (1).

Règlements

(2) Le gouverneur en conseil peut, par règlement :

a) prévoir, pour l’application du paragraphe (1), la détermination du coût réel pour la société;

b) prévoir les circonstances dans lesquelles la société est soustraite à l’application du paragraphe (1);

c) relativement à une assurance ou à une garantie contre le non-paiement d’un prêt consenti par une société au Canada et garanti par un immeuble résidentiel :

(i) prévoir les arrangements que peut ou ne peut pas conclure la société, ses employés ou ses représentants,

(ii) prévoir les paiements ou avantages que la société, ses employés ou ses représentants peuvent ou ne peuvent pas accepter de la part d’un assureur ou d’un membre du groupe de ce dernier;

d) prendre toute autre mesure nécessaire à l’application du paragraphe (1).

Regulations — disclosure

(3) The Governor in Council may make regulations respecting the disclosure by a company of information relating to insurance or a guarantee against default on a loan made by the company in Canada on the security of residential property, including regulations respecting

Règlements : communication de renseignements

(3) Le gouverneur en conseil peut prendre des règlements portant sur la communication de renseignements, par une société, relativement à une assurance ou à une garantie contre le non-paiement d’un prêt qu’elle consent au Canada et qui est garanti par un immeuble résidentiel, notamment des règlements concernant :

(a) the information that must be disclosed, including information relating to	a) les renseignements à communiquer, ayant trait notamment :

(i) the person who benefits from the insurance or guarantee,	(i) à la personne bénéficiant de l’assurance ou de la garantie,

(ii) the arrangements between the company, its representatives or its employees and the insurer or the insurer’s affiliates, and	(ii) aux arrangements entre la société, ses employés ou ses représentants et l’assureur ou un membre du groupe de ce dernier,

(iii) the payments and benefits that the company, its representatives and its employees accept from an insurer or the insurer’s affiliates;	(iii) aux paiements et aux avantages que la société, ses employés ou ses représentants acceptent de l’assureur ou d’un

(b) the time and place at which, the form and manner in which and the persons to whom information is to be disclosed; and	b) les modalités — de temps, lieu et forme — de la communication, ainsi que les destinataires de celle-ci;

Current to February 11, 2020	236	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VI Corporate Governance	PARTIE VI Administration de la société
General Business	Activités générales
Sections 418.1-421	Articles 418.1-421

(c) the circumstances under which a company is not required to disclose information.	c) les circonstances dans lesquelles la société n’est pas tenue de fournir les renseignements.

2009, c. 2, s. 290; 2012, c. 5, s. 167(E).	2009, ch. 2, art. 290; 2012, ch. 5, art. 167(A).

Policies re security interests	Principes en matière de sûretés

419 (1) The directors of a company shall establish and the company shall adhere to policies regarding the creation of security interests in property of the company to secure obligations of the company and the acquisition by the company of beneficial interests in property that is subject to security interests.

419 (1) La société est tenue de se conformer aux principes que son conseil d’administration a le devoir d’établir en ce qui concerne la constitution de sûretés pour garantir l’exécution de ses obligations et l’acquisition d’un droit de propriété effective sur des biens grevés d’une sûreté.

Order to amend policies	Ordonnance de modification

(2) The Superintendent may, by order, direct a company to amend its policies as specified in the order.	(2) Le surintendant peut, par ordonnance, enjoindre à la société de modifier ces principes selon les modalités qu’il précise dans l’ordonnance.

Compliance	Obligation de se conformer

(3) A company shall comply with an order made under subsection (2) within the time specified in the order.	(3) La société est tenue de se conformer à l’ordonnance visée au paragraphe (2) dans le délai que lui fixe le surintendant.

1991, c. 45, s. 419; 1999, c. 31, s. 219(E); 2001, c. 9, s. 534; 2007, c. 6, s. 360(F).	1991, ch. 45, art. 419; 1999, ch. 31, art. 219(A); 2001, ch. 9, art. 534; 2007, ch. 6, art. 360(F).

Regulations and guidelines	Règlements et lignes directrices

419.1 The Governor in Council may make regulations and the Superintendent may make guidelines respecting the creation by a company of security interests in its property to secure obligations of the company and the acquisition by the company of beneficial interests in property that is subject to security interests.

419.1 Le gouverneur en conseil peut prendre des règlements et le surintendant donner des lignes directrices concernant l’exigence formulée au paragraphe 419(1).

2001, c. 9, s. 534.	2001, ch. 9, art. 534.

Exception	Exception

419.2 Sections 419 and 419.1 do not apply in respect of a security interest created by a company to secure an obligation of the company to the Bank of Canada or the Canada Deposit Insurance Corporation.

419.2 Les articles 419 et 419.1 ne s’appliquent pas aux sûretés constituées par la société pour garantir l’exécution de ses obligations envers la Banque du Canada ou la Société d’assurance-dépôts du Canada.

2001, c. 9, s. 534.	2001, ch. 9, art. 534.

Restriction on receivers	Restrictions : séquestres

420 A company shall not grant to a person the right to appoint a receiver or a receiver and manager of the property or business of the company.	420 La société ne peut accorder à quelque personne que ce soit le droit de nommer un séquestre ou un séquestre-gérant en ce qui touche ses biens ou son activité.

Restriction on partnerships	Restrictions relatives aux sociétés de personnes

421 (1) Except with the approval of the Superintendent, a company may not be a general partner in a limited partnership or a partner in a general partnership.	421 (1) La société ne peut être le commandité d’une société en commandite ou l’associé d’une société de personnes que si le surintendant l’y autorise.

Current to February 11, 2020	237	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Fiduciary Activities	Activités fiduciaires
Sections 421-423	Articles 421-423

Meaning of general partnership	Sens de société de personnes

(2) For the purposes of subsection (1), general partnership means any partnership other than a limited partnership.	(2) Pour l’application du paragraphe (1), société de personnes s’entend de toute société de personnes autre qu’une société en commandite.

1991, c. 45, s. 421; 2001, c. 9, s. 535.	1991, ch. 45, art. 421; 2001, ch. 9, art. 535.

Fiduciary Activities	Activités fiduciaires

Separate and distinct	Séparation des fonds en fiducie

422 (1) A company shall keep money and other assets acquired or held in trust by the company separate and distinct from its own assets and shall keep a separate account for each trust.	422 (1) La société sépare de son propre actif tous les fonds et autres éléments d’actif qu’elle acquiert ou détient en fiducie et tient un compte distinct pour chaque fiducie.

Common trust fund	Fonds collectif

(2) Unless the instrument creating a trust otherwise provides, a company may invest money it holds in trust in one or more common trust funds.	(2) Sauf disposition contraire de l’acte créant une fiducie, la société peut placer l’argent qu’elle détient en fiducie dans un ou plusieurs fonds collectifs.

Deposit Acceptance	Dépôts

Deposit acceptance	Dépôts

423 (1) A company may, without the intervention of any other person,

423 (1) La société peut, sans aucune intervention extérieure, accepter un dépôt d’une personne ayant ou non la capacité juridique de contracter de même que payer, en tout ou en partie, le principal et les intérêts correspondants à cette personne ou à son ordre.

(a) accept a deposit from any person whether or not the person is qualified by law to enter into contracts; and

(b) pay all or part of the principal of the deposit and all or part of the interest thereon to or to the order of that person.

Exception	Exception

(2) Paragraph (1)(b) does not apply if, before payment, the money deposited in the company pursuant to paragraph (1)(a) is claimed by some other person

(2) Le paragraphe (1) ne s’applique pas en ce qui concerne le paiement qui y est prévu si, avant le paiement, les fonds déposés auprès de la société conformément à ce paragraphe sont réclamés par une autre personne :

(a) in any action or proceeding to which the company is a party and in respect of which service of a writ or other process originating that action or proceeding has been made on the company, or	a) soit dans le cadre d’une action ou autre procédure à laquelle la société est partie et à l’égard de laquelle un bref ou autre acte introductif d’instance lui a été signifié;

(b) in any other action or proceeding pursuant to which an injunction or order made by the court requiring the company not to make payment of that money or make payment thereof to some person other than the depositor has been served on the company,

b) soit dans le cadre de toute autre action ou procédure en vertu de laquelle une injonction ou ordonnance du tribunal enjoignant à la société de ne pas verser ces fonds ou de les verser à une autre personne que le déposant a été signifiée à la société.

and, in the case of any such claim so made, the money so deposited may be paid to the depositor with the consent of the claimant or to the claimant with the consent of the depositor.	Dans le cas d’une telle réclamation, les fonds ainsi déposés peuvent être versés soit au déposant avec le

Current to February 11, 2020	238	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Deposit Acceptance	Dépôts
Sections 423-424	Articles 423-424

consentement du réclamant, soit au réclamant avec le consentement du déposant.

Guaranteed trust money	Fonds en fiducie garantie

(3) A company that is a trust company pursuant to subsection 57(2) shall accept deposits only as guaranteed trust money.	(3) La société de fiducie au sens du paragraphe 57(2) ne peut accepter de dépôts qu’à titre de fonds en fiducie garantie.

Profit	Gains

(4) Notwithstanding subsection (3), a company that is a trust company pursuant to subsection 57(2) that accepts deposits may retain the interest and profit resulting from the investment thereof in excess of the amount of interest payable to its depositors in respect thereof.

(4) Par dérogation au paragraphe (3), la société de fiducie au sens du paragraphe 57(2) qui reçoit des dépôts peut conserver la part des intérêts et des gains résultant de leur placement qui excède le montant des intérêts payables aux déposants.

Assets to be identified	Éléments d’actif à conserver

(5) Where a company that is a trust company pursuant to subsection 57(2) accepts deposits, the company shall identify on its books assets to be held in respect thereof equal to the aggregate amount of the deposits.

(5) La société de fiducie au sens du paragraphe 57(2) qui reçoit des dépôts doit indiquer dans ses livres les éléments d’actif de valeur égale au total de ces dépôts à détenir à leur égard.

Execution of trust	Exécution d’une fiducie

(6) A company is not bound to see to the execution of any trust to which any deposit made under the authority of this Act is subject, other than a trust of which the company is a trustee.	(6) La société n’est pas tenue de veiller à l’exécution d’une fiducie à laquelle est assujetti un dépôt effectué sous le régime de la présente loi, sauf quand elle en est fiduciaire.

Payment when company has notice of trust	Application du paragraphe (6)

(7) Subsection (6) applies regardless of whether the trust is express or arises by the operation of law, and it applies even when the company has notice of the trust if it acts on the order of or under the authority of the holder or holders of the account into which the deposit is made.

(7) Le paragraphe (6) s’applique que la fiducie soit explicite ou d’origine juridique et s’applique même si la société en a été avisée si elle agit sur l’ordre ou sous l’autorité du ou des titulaires du compte dans lequel le dépôt est effectué.

1991, c. 45, s. 423; 2001, c. 9, s. 536.	1991, ch. 45, art. 423; 2001, ch. 9, art. 536.

Unclaimed Balances	Soldes non réclamés

Unclaimed balances	Versement à la Banque du Canada

424 (1) Where

424 (1) Au plus tard le 31 décembre de chaque année, la société verse à la Banque du Canada le montant du dépôt ou de l’effet en cause, plus éventuellement les intérêts calculés conformément aux modalités y afférentes, dans les situations suivantes :

(a) a deposit has been made in Canada that is payable in Canada in Canadian currency and in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor during a period of ten years

(i) in the case of a deposit made for a fixed period, from the day on which the fixed period terminated, and

(ii) in the case of any other deposit, from the day on which the last transaction took place or a statement of account was last requested or acknowledged by the creditor, whichever is later, or

a) un dépôt a été fait au Canada, est payable au Canada en monnaie canadienne et n’a fait l’objet, pendant une période de dix ans d’aucun mouvement — opération, demande ou accusé de réception d’un état de compte par le déposant — , et ce depuis l’échéance du terme dans le cas d’un dépôt à terme ou, dans le cas de tout autre dépôt, depuis la date de la dernière opération ou, si elle est postérieure, celle de la dernière demande ou du dernier accusé de réception d’un état de compte;

Current to February 11, 2020	239	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Unclaimed Balances	Soldes non réclamés
Section 424	Article 424

(b) a cheque, draft or bill of exchange (including any such instrument drawn by one branch of a company on another branch of the company but not including such an instrument issued in payment of a dividend on the capital of a company) payable in Canada in Canadian currency has been issued, certified or accepted by a company in Canada and no payment has been made in respect thereof for a period of ten years after the date of issue, certification, acceptance or maturity, whichever is later,

b) un chèque, une traite ou une lettre de change — y compris un tel effet tiré par un de ses bureaux sur un autre de ses bureaux mais à l’exclusion de l’effet émis en paiement d’un dividende sur son capital — payable au Canada en monnaie canadienne a été émis, visé ou accepté par elle au Canada et aucun paiement n’a été fait à cet égard pendant une période de dix ans depuis la dernière des dates suivantes : émission, visa, acceptation ou échéance.

the company shall pay to the Bank of Canada not later than December 31 in each year an amount equal to the principal amount of the deposit or instrument, plus interest, if any, calculated in accordance with the terms of the deposit or instrument, and payment accordingly discharges the company from all liability in respect of the deposit or instrument.

Le versement libère la société de toute responsabilité à l’égard du dépôt ou de l’effet.

Provision of information	Détails à fournir

(2) A company shall, on making a payment under subsection (1), provide the Bank of Canada, for each deposit or instrument in respect of which the payment is made, with the following information current as of the day the payment is made, in so far as it is known to the company:

(2) Lors du versement, la société est tenue, pour chaque dépôt ou effet, de fournir à la Banque du Canada, dans la mesure où elle en a connaissance, les renseignements mis à jour suivants :

(a) in the case of a deposit,	a) dans le cas d’un dépôt :

(i) the name of the depositor in whose name the deposit is held,	(i) le nom du titulaire du dépôt,

(ii) the recorded address of the depositor,	(ii) son adresse enregistrée,

(iii) the outstanding amount of the deposit, and	(iii) le solde du dépôt,

(iv) the branch of the company at which the last transaction took place in respect of the deposit, and the date of that last transaction; and	(iv) le bureau de la société dans lequel la dernière opération concernant le dépôt a eu lieu et la date de celle-ci;

(b) in the case of an instrument,	b) dans le cas d’un effet :

(i) the name of the person to whom or at whose request the instrument was issued, certified or accepted,	(i) le nom de la personne à qui ou à la demande de qui l’effet a été émis, visé ou accepté,

(ii) the recorded address of that person,	(ii) son adresse enregistrée,

(iii) the name of the payee of the instrument,	(iii) le nom du bénéficiaire de l’effet,

(iv) the amount and date of the instrument,	(iv) le montant et la date de l’effet,

(v) the name of the place where the instrument was payable, and	(v) le nom du lieu où l’effet était à payer,

(vi) the branch of the company at which the instrument was issued, certified or accepted.	(vi) le bureau de la société où l’effet a été émis, visé ou accepté.

Current to February 11, 2020	240	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Unclaimed Balances	Soldes non réclamés
Sections 424-425	Articles 424-425

Copies of signature cards and signing authorities	Cartes et délégations de signature

(2.1) A company shall, on written request by the Bank of Canada, provide the Bank of Canada with copies of signature cards and signing authorities relating to any deposit or instrument in respect of which it has made a payment under subsection (1). If it does not have any with respect to a deposit or instrument to which the request relates, it shall so inform the Bank of Canada.

(2.1) La société lui fournit, sur demande écrite de la Banque du Canada, des copies des cartes et délégations de signature afférentes pour chaque dépôt ou effet à l’égard duquel le versement a été fait. Si elle n’en possède pas pour un dépôt ou un effet relatif à la demande, elle en informe la Banque du Canada.

Payment to claimant	Paiement au réclamant

(3) Subject to section 22 of the Bank of Canada Act, where payment has been made to the Bank of Canada under subsection (1) in respect of any deposit or instrument, and if payment is demanded or the instrument is presented at the Bank of Canada by the person who, but for that section, would be entitled to receive payment of the deposit or instrument, the Bank of Canada is liable to pay, at its agency in the province in which the deposit or instrument was payable, an amount equal to the amount so paid to it together with interest, if interest was payable under the terms of the deposit or instrument,

(3) Sous réserve de l’article 22 de la Loi sur la Banque du Canada, quand elle a reçu un versement et si le dépôt lui est réclamé ou l’effet lui est présenté par la personne qui, abstraction faite de cet article, aurait droit au paiement correspondant, la Banque du Canada est tenue de lui payer, à son agence de la province dans laquelle le dépôt ou l’effet était payable, un montant égal à celui qui lui a été versé, avec les intérêts éventuellement payables, aux taux et selon le mode de calcul fixés par le ministre, pour la période — d’au plus dix ans — comprise entre le jour où elle a reçu le versement et la date du paiement.

(a) for a period not exceeding ten years from the day on which the payment was received by the Bank of Canada until the date of payment to the claimant; and

(b) at such rate and computed in such manner as the Minister determines.

Enforcing liability	Exécution de l’obligation

(4) The liability of the Bank of Canada under subsection (3) may be enforced by action against the Bank of Canada in the court in the province in which the deposit or instrument was payable.

(4) L’exécution de l’obligation imposée par le paragraphe (3) à la Banque du Canada peut être poursuivie par voie d’action intentée contre celle-ci devant un tribunal de la province dans laquelle le dépôt ou l’effet était payable.

Application of subsection (1)	Application du paragraphe (1)

(5) Subsection (1) applies only in respect of deposits made, and cheques, drafts and bills of exchange issued, certified or accepted after May 31, 1990.	(5) Le paragraphe (1) ne s’applique qu’aux dépôts faits, et aux chèques, traites et lettres de change émis, visés ou acceptés après le 31 mai 1990.

Application	Application

(6) This section shall not apply until the day that is eight years after the day on which this section comes into force.	(6) Le présent article ne s’applique qu’après huit ans suivant son entrée en vigueur.

1991, c. 45, s. 424; 1993, c. 34, s. 127; 2007, c. 6, s. 361.	1991, ch. 45, art. 424; 1993, ch. 34, art. 127; 2007, ch. 6, art. 361.

Notice of unpaid amount	Avis de non-paiement

425 (1) A company shall mail to each person, in so far as is known to the company, (a) to whom a deposit referred to in paragraph 424(1)(a) is payable, or

425 (1) Dans la mesure où elle en a connaissance, la société expédie par la poste un avis de non-paiement, à leur adresse enregistrée, aux personnes soit auxquelles le dépôt est payable, soit pour lesquelles ou à la demande desquelles l’effet a été émis, visé ou accepté.

Current to February 11, 2020	241	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Unclaimed Balances	Soldes non réclamés
Sections 425-425.1	Articles 425-425.1

(b) to whom or at whose request an instrument referred to in paragraph 424(1)(b) was issued, certified or accepted,

at the person’s recorded address, a notice stating that the deposit or instrument remains unpaid.

When notice to be given	Date d’exigibilité de l’avis

(2) A notice required by subsection (1) shall be given during the month of January next following the end of the first two year period, and also during the month of January next following the end of the first five year period,

(2) L’avis doit être donné au cours du mois de janvier qui suit la fin de la première période de deux ans, puis de cinq ans :

(a) in the case of a deposit made for a fixed period, after the fixed period has terminated;	a) postérieure à l’échéance, dans le cas d’un dépôt à terme fixe;

(b) in the case of any other deposit, in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor; and	b) pendant laquelle il n’y a eu aucune opération ni demande ou accusé de réception d’un état de compte par le déposant, dans le cas des autres dépôts;

(b) in the case of any other deposit, in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor; and	c) pendant laquelle l’effet est resté impayé, dans le cas d’un chèque, d’une traite ou d’une lettre de change.

(c) in the case of a cheque, draft or bill of exchange, in respect of which the instrument has remained unpaid.

When notice to be sent	Date d’exigibilité de l’avis

(3) The notice must be sent during the month of January next following the end of the first two-year period, during the month of January next following the end of the first five-year period and also during the month of January next following the end of the first nine-year period

(3) L’avis doit être envoyé au cours du mois de janvier qui suit la fin de la première période de deux ans, de cinq ans, puis de neuf ans :

(a) [Not in force]	a) [non en vigueur]

(b) in the case of any other deposit, in respect of which no transaction has taken place and no statement of account has been requested or acknowledged by the creditor; and	b) pendant laquelle il n’y a eu aucune opération ni demande ou accusé de réception d’un état de compte par le déposant, dans le cas des autres dépôts.

(c) [Not in force]	c) [non en vigueur]

1991, c. 45, s. 425; 2007, c. 6, s. 362.	1991, ch. 45, art. 425; 2007, ch. 6, art. 362.

Accounts	Comptes

Definitions	Définitions

425.1 The following definitions apply in this section and in sections 431 to 434, 444.1 and 444.3.	425.1 Les définitions qui suivent s’appliquent au présent article et aux articles 431 à 434, 444.1 et 444.3.

member company means a company that is a member institution as defined in section 2 of the Canada Deposit Insurance Corporation Act. (société membre)	compte de dépôt de détail Compte de dépôt personnel ouvert avec un dépôt inférieur à 150 000 $ ou au montant supérieur fixé par règlement. (retail deposit account)

personal deposit account means a deposit account in the name of one or more natural persons that is kept by that person or those persons for a purpose other than	compte de dépôt personnel Compte tenu au nom d’une ou de plusieurs personnes physiques à des fins non commerciales. (personal deposit account)

Current to February 11, 2020	242	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Accounts	Comptes
Sections 425.1-429	Articles 425.1-429

that of carrying on business. (compte de dépôt personnel)

retail deposit account means a personal deposit account that is opened with a deposit of less than $150,000 or any greater amount that may be prescribed. (compte de dépôt de détail)	société membre Société qui est une institution membre au sens de l’article 2 de la Loi sur la Société d’assurance-dépôts du Canada. (member company)

2001, c. 9, s. 538.	2001, ch. 9, art. 538.

Account charges	Frais de tenue de compte

426 A company shall not, directly or indirectly, charge or receive any sum for the keeping of an account unless the charge is made by express agreement between the company and a customer or by order of a court.

426 Pour la tenue d’un compte au Canada, la société ne peut prélever ou recevoir, directement ou indirectement, que les frais fixés soit par entente expresse entre elle et le client, soit par ordonnance judiciaire.

Disclosure on opening account	Déclaration à l’ouverture d’un compte

427 (1) A company shall not, after the day that is six months after the coming into force of this Part, open or maintain an interest-bearing deposit account in Canada in the name of any natural person unless the company discloses, in accordance with the regulations, to the person who requests the company to open the account, the rate of interest applicable to the account and how the amount of interest to be paid is to be calculated.

427 (1) Après l’expiration d’un délai de six mois suivant l’entrée en vigueur de la présente partie, la société ne peut ouvrir et maintenir, au Canada, un compte de dépôt portant intérêt au nom d’une personne physique sans faire savoir à la personne qui a demandé l’ouverture du compte, et conformément aux règlements, le taux d’intérêt applicable de même que son mode de calcul.

Exception	Exception
(2) Subsection (1) does not apply in respect of an interest-bearing deposit account that is opened with a deposit in excess of $150,000 or any greater amount that may be prescribed.	(2) Le paragraphe (1) ne s’applique pas aux comptes qui sont ouverts avec un dépôt excédant 150 000 $ ou le montant supérieur fixé par règlement.

1991, c. 45, s. 427; 2001, c. 9, s. 539.	1991, ch. 45, art. 427; 2001, ch. 9, art. 539.

Disclosure in advertisements	Divulgation dans la publicité

428 No person shall authorize the publication, issue or appearance of any advertisement in Canada that indicates the rate of interest offered by a company on an interest-bearing deposit or a debt obligation unless the advertisement discloses, in accordance with the regulations, how the amount of interest is to be calculated.

428 Nul ne peut autoriser la publication, la diffusion ou la parution au Canada d’une annonce publicitaire indiquant le taux d’intérêt offert par une société sur les dépôts portant intérêt ou les titres de créance sans qu’y soit divulgué, en conformité avec les règlements, le mode de calcul des intérêts.

Disclosure regulations	Règlements — Divulgation

429 The Governor in Council may make regulations respecting	429 Le gouverneur en conseil peut prendre des règlements concernant :

(a) the time and place at which and the form and manner in which disclosure is to be made by a company of	a) les modalités — notamment de temps, lieu et forme — de la communication :

(i) interest rates applicable to debts of the company and deposits with the company, and	(i) du taux d’intérêt applicable aux dettes de la société, notamment les dépôts qu’elle reçoit,

(ii) the manner in which the amount of interest paid is to be calculated;	(ii) du mode de calcul du montant des intérêts payés;

Current to February 11, 2020	243	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Accounts	Comptes
Sections 429-431	Articles 429-431

(b) the manner in which any charges for the keeping of an account are to be disclosed by a company to its customers and when the disclosure is to be made; and	b) la date et les modalités d’information des clients par la société au sujet des frais de tenue de leur compte;

(c) such other matters or things as may be necessary to carry out the requirements of sections 426 to 428.	c) toute autre mesure d’application des articles 426 à 428.

1991, c. 45, s. 429; 2012, c. 5, s. 168.	1991, ch. 45, art. 429; 2012, ch. 5, art. 168.

430 [Repealed, 2001, c. 9, s. 540]	430 [Abrogé, 2001, ch. 9, art. 540]

Disclosure required on opening a deposit account	Déclaration à l’ouverture d’un compte de dépôt

431 (1) Subject to subsections (2) to (4), a company shall not open a deposit account in the name of a customer unless, at or before the time the account is opened, the company provides in writing to the individual who requests the opening of the account

431 (1) Sous réserve des paragraphes (2) à (4), la société ne peut ouvrir un compte de dépôt au nom d’un client sauf si, avant l’ouverture du compte ou lors de celle-ci, elle fournit par écrit à la personne qui en demande l’ouverture :

(a) a copy of the account agreement with the company;	a) une copie de l’entente relative au compte;

(b) information about all charges applicable to the account;	b) les renseignements sur tous les frais liés au compte;

(c) information about how the customer will be notified of any increase in those charges and of any new charges applicable to the account;	c) les renseignements sur la notification de l’augmentation des frais ou de l’introduction de nouveaux frais;

(d) information about the company’s procedures relating to complaints about the application of any charge applicable to the account; and	d) les renseignements sur la procédure d’examen des réclamations relatives au traitement des frais à payer pour le compte;

(e) such other information as may be prescribed.	e) tous autres renseignements prévus par règlement.

Exception	Exception

(2) If a deposit account is not a personal deposit account and the amount of a charge applicable to the account cannot be established at or before the time the account is opened, the company shall, as soon as is practicable after the amount is established, provide the customer in whose name the account is kept with a notice in writing of the amount of the charge.

(2) Si le montant des frais liés à un compte de dépôt, autre qu’un compte de dépôt personnel, ne peut être déterminé avant son ouverture ou lors de celle-ci, la société avise par écrit le titulaire du compte dès que possible après que ce montant a été déterminé.

Exception	Exception

(3) If a company has a deposit account in the name of a customer and the customer by telephone requests the opening of another deposit account in the name of the customer and the company has not complied with subsection (1) in respect of the opening of that other account, the company shall not open the account unless it provides the customer orally with any information prescribed at or before the time the account is opened.

(3) Dans le cas où le client ayant déjà un compte de dépôt à la société à son nom demande par téléphone l’ouverture d’un autre compte de dépôt à son nom, la société ne peut, si elle ne se conforme pas au paragraphe (1) pour cet autre compte, l’ouvrir sans fournir au client verbalement, avant son ouverture ou lors de celle-ci, les renseignements prévus par règlement.

Disclosure in writing	Communication écrite

(4) If a company opens an account under subsection (3), it shall, not later than seven business days after the	(4) Dans les sept jours ouvrables suivant l’ouverture d’un compte au titre du paragraphe (3), la société fournit par

Current to February 11, 2020	244	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Accounts	Comptes
Sections 431-434	Articles 431-434

account is opened, provide to the customer in writing the agreement and information referred to in subsection (1).	écrit au client l’entente et les renseignements visés au paragraphe (1).

Right to close account	Droit de fermer le compte

(5) A customer may, within 14 business days after a deposit account is opened under subsection (3), close the account without charge and in such case is entitled to a refund of any charges related to the operation of the account, other than interest charges, incurred while the account was open.

(5) Le client peut fermer sans frais le compte ouvert au titre du paragraphe (3) dans les quatorze jours ouvrables suivant l’ouverture et peut être remboursé des frais relatifs au fonctionnement du compte — autres que ceux relatifs aux intérêts — entraînés pendant que le compte était ouvert.

Regulations	Règlements

(6) For the purposes of subsection (4), the Governor in Council may make regulations prescribing circumstances in which, and the time when, the agreement and information will be deemed to have been provided to the customer.

(6) Pour l’application du paragraphe (4), le gouverneur en conseil peut prendre des règlements prévoyant dans quels cas l’entente et les renseignements sont réputés avoir été fournis au client et quand ils sont réputés l’avoir été.

1991, c. 45, s. 431; 1997, c. 15, s. 378; 2001, c. 9, s. 541.	1991, ch. 45, art. 431; 1997, ch. 15, art. 378; 2001, ch. 9, art. 541.

Disclosure of charges	Communication des frais

432 A company shall disclose to its customers and to the public, at the prescribed time and place and in the prescribed form and manner, the charges applicable to deposit accounts with the company and the usual amount, if any, charged by the company for services normally provided by the company to its customers and to the public.

432 La société est tenue de communiquer à ses clients et au public, selon les modalités — notamment de temps, lieu et forme — réglementaires, les frais liés aux comptes de dépôt et, le cas échéant, les frais habituels liés aux services qu’elle leur offre normalement.

1991, c. 45, s. 432; 2012, c. 5, s. 169.	1991, ch. 45, art. 432; 2012, ch. 5, art. 169.

No increase or new charges without disclosure	Augmentations interdites

433 (1) A company shall not increase any charge applicable to a personal deposit account with the company or introduce any new charge applicable to a personal deposit account with the company unless the company discloses the charge at the prescribed time and place and in the prescribed form and manner to the customer in whose name the account is kept.

433 (1) La société ne peut augmenter les frais liés aux comptes de dépôt personnels ou en introduire de nouveaux que si elle les communique, selon les modalités — notamment de temps, lieu et forme — réglementaires, à chaque titulaire d’un tel compte.

Mandatory disclosure	Communication des frais

(2) With respect to prescribed services in relation to deposit accounts, other than personal deposit accounts, a company shall not increase any charge for any such service in relation to a deposit account with the company or introduce any new charge for any such service in relation to a deposit account with the company unless the company discloses the charge at the prescribed time and place and in the prescribed form and manner to the customer in whose name the account is kept.

(2) La société ne peut augmenter les frais pour les services — fixés par règlement — liés aux autres comptes de dépôt ou en introduire de nouveaux que si elle les communique, selon les modalités — notamment de temps, lieu et forme — réglementaires, à chaque titulaire d’un tel compte.

1991, c. 45, s. 433; 2012, c. 5, s. 169.	1991, ch. 45, art. 433; 2012, ch. 5, art. 169.

Application	Application

434 Sections 431 to 433 apply only in respect of charges applicable to deposit accounts with the company in Canada and services provided by the company in Canada.	434 Les articles 431 à 433 ne s’appliquent qu’aux frais afférents aux comptes de dépôt auprès d’une société au Canada et aux services fournis par celle-ci au Canada.

1991, c. 45, s. 434; 2001, c. 9, s. 542.	1991, ch. 45, art. 434; 2001, ch. 9, art. 542.

Current to February 11, 2020	245	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Registered Products	Registered Products
Sections 434.1-435	Articles 434.1-435

Registered Products	Produits enregistrés

Disclosure required concerning registered products	Déclaration concernant un produit enregistré

434.1 (1) Subject to subsection (2), a company shall not open an account that is or forms part of a registered product in the name of a customer, or enter into an agreement with a customer for a prescribed product or service that is or forms part of a registered product, unless the company provides, in the prescribed manner, to the individual requesting the account or the prescribed product or service

434.1 (1) Sous réserve du paragraphe (2), la société ne peut ouvrir un compte qui est un produit enregistré au nom d’un client ou en fait partie, ou conclure avec un client une entente relative à un produit ou service réglementaires qui est un produit enregistré ou en fait partie, sauf si elle fournit selon les modalités réglementaires au particulier qui demande l’ouverture du compte ou le produit ou service :

(a) information about all charges applicable to the registered product;	a) les renseignements sur tous les frais liés au produit enregistré;

(b) information about how the customer will be notified of any increase in those charges and of any new charges applicable to the registered product;	b) les renseignements sur la notification de l’augmentation de ces frais ou de l’introduction de nouveaux frais;

(c) information about the company’s procedures relating to complaints about the application of any charge applicable to the registered product; and	c) les renseignements sur la procédure d’examen des réclamations relatives au traitement des frais à payer pour le produit enregistré;

(d) any other information that may be prescribed.	d) tout autre renseignement prévu par règlement.

Regulations	Règlements

(2) The Governor in Council may make regulations specifying the circumstances under which a company need not provide the information.	(2) Le gouverneur en conseil peut prendre des règlements précisant les circonstances où la société n’est pas tenue de fournir les renseignements.

2007, c. 6, s. 363.	2007, ch. 6, art. 363.

Definition of registered product	Définition de produit enregistré

(3) In this section, registered product means a product that is defined to be a registered product by the regulations.	(3) Dans le présent article, produit enregistré s’entend au sens des règlements.

Borrowing Costs	Coût d’emprunt

Definition of cost of borrowing	Définition de coût d’emprunt

435 For the purposes of this section and sections 435.1 to 442, cost of borrowing means, in respect of a loan made by a company,	435 Pour l’application du présent article et des articles 435.1 à 442, coût d’emprunt s’entend, à l’égard d’un prêt consenti par la société :

(a) the interest or discount applicable to the loan;	a) des intérêts ou de l’escompte applicables;

(b) any amount charged in connection with the loan that is payable by the borrower to the company; and	b) des frais payables par l’emprunteur à la société;

(c) any charge prescribed to be included in the cost of borrowing.	c) des frais qui en font partie selon les règlements.

For those purposes, however, cost of borrowing does not include any charge prescribed to be excluded from the cost of borrowing.	Sont toutefois exclus du coût d’emprunt les frais qui en sont exclus selon les règlements.

1991, c. 45, s. 435; 1997, c. 15, s. 379; 2001, c. 9, s. 543.	1991, ch. 45, art. 435; 1997, ch. 15, art. 379; 2001, ch. 9, art.

Current to February 11, 2020	246	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Borrowing Costs	Coût d’emprunt
Sections 435.1-438	Articles 435.1-438

Rebate of borrowing costs	Diminution d’une partie du coût d’emprunt

435.1 (1) Where a company makes a loan in respect of which the disclosure requirements of section 436 apply and the loan is not secured by a mortgage on real property and is required to be repaid either on a fixed future date or by instalments, the company shall, if there is a prepayment of the loan, rebate to the borrower a portion of the charges included in the cost of borrowing in respect of the loan.

435.1 (1) La société qui consent un prêt à l’égard duquel l’article 436 s’applique, qui n’est pas garanti par une hypothèque immobilière et qui est remboursable à une date fixe ou en plusieurs versements doit, si le prêt est remboursé avant échéance, consentir une remise d’une partie des frais compris dans le coût d’emprunt.

1997, c. 15, s. 379.	1997, ch. 15, art. 379.

Exception	Exception

(2) The charges to be rebated do not include the interest or discount applicable to the loan.	(2) Ne sont pas compris parmi les frais qui doivent faire l’objet d’une remise les intérêts et l’escompte applicables au prêt.

Regulations	Règlements

(3) The Governor in Council may make regulations governing the rebate of charges under subsection (1). The rebate shall be made in accordance with those regulations.	(3) Le gouverneur en conseil peut, par règlement, régir les remises prévues au paragraphe (1). Le cas échéant, les remises doivent être consenties conformément aux règlements.

1997, c. 15, s. 379.	1997, ch. 15, art. 379.

Disclosing borrowing costs	Communication du coût d’emprunt

436 (1) A company shall not make a loan to a natural person that is repayable in Canada unless the cost of borrowing, as calculated and expressed in accordance with section 437, and other prescribed information have been disclosed by the company to the borrower at the prescribed time and place and in the prescribed form and manner.

436 (1) La société ne peut accorder à une personne physique de prêt remboursable au Canada sans lui communiquer, selon les modalités — notamment de temps, lieu et forme — réglementaires, le coût d’emprunt, calculé et exprimé en conformité avec l’article 437, et sans lui communiquer les autres renseignements prévus par règlement.

Non-application	Exceptions

(2) Subsection (1) does not apply in respect of a loan that is of a prescribed class of loans.	(2) Le paragraphe (1) ne s’applique pas aux catégories de prêts prévues par règlement.

1991, c. 45, s. 436; 1997, c. 15, s. 379; 2012, c. 5, s. 170.	1991, ch. 45, art. 436; 1997, ch. 15, art. 379; 2012, ch. 5, art. 170.

Calculating borrowing costs	Calcul du coût d’emprunt

437 The cost of borrowing shall be calculated, in the prescribed manner, on the basis that all obligations of the borrower are duly fulfilled and shall be expressed as a rate per annum and, in prescribed circumstances, as an amount in dollars and cents.

437 Le coût d’emprunt est calculé de la manière réglementaire, comme si l’emprunteur respectait scrupuleusement tous ses engagements, et exprimé sous forme d’un taux annuel avec indication, dans les circonstances prévues par règlement, d’un montanAutres renseignements à déclarer t en dollars et en cents.

Additional disclosure	Autres renseignements à déclarer

438 (1) Where a company makes a loan in respect of which the disclosure requirements of section 436 are applicable and the loan is required to be repaid either on a fixed future date or by instalments, the company shall disclose to the borrower, in accordance with the regulations,

438 (1) La société qui consent à une personne physique un prêt visé à l’article 436 remboursable à date fixe ou en plusieurs versements doit lui faire savoir, conformément aux règlements :

a) si elle peut rembourser le prêt avant échéance et, le cas échéant :

Current to February 11, 2020	247	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Borrowing Costs	Coût d’emprunt
Section 438	Article 438

(a) whether the borrower has the right to repay the amount borrowed before the maturity of the loan and, if applicable,

(i) any terms and conditions relating to that right, including the particulars of the circumstances in which the borrower may exercise that right, and	(i) les conditions d’exercice de ce droit, y compris des précisions sur les cas où peut se faire cet exercice,

(ii) whether, in the event that the borrower exercises the right, any portion of the cost of borrowing is to be rebated, the manner in which any such rebate is to be calculated or, if a charge or penalty will be imposed on the borrower, the manner in which the charge or penalty is to be calculated;

(ii) dans le cas d’un remboursement anticipé, la partie du coût d’emprunt qui peut être remise et le mode de calcul applicable, ou les frais ou la pénalité éventuellement imposés et le mode de calcul applicable;

(b) in the event that an amount borrowed is not repaid at maturity or, if applicable, an instalment is not paid on the day the instalment is due to be paid, particulars of the charges or penalties to be paid by the borrower because of the failure to repay or pay in accordance with the contract governing the loan;

b) les renseignements sur les frais ou pénalités imposés lorsque le prêt n’est pas remboursé à l’échéance ou un versement n’est pas fait à la date fixée;

(c) at the prescribed time and place and in the prescribed form and manner, any prescribed changes respecting the cost of borrowing or the loan agreement;	c) selon les modalités — notamment de temps, lieu et forme — réglementaires, les changements — dont la nature est prévue par règlement — apportés au coût d’emprunt ou à l’accord relatif au prêt;

(d) particulars of any other rights and obligations of the borrower; and	d) des précisions sur tous autres droits ou obligations de l’emprunteur;

(e) any other prescribed information, at the prescribed time and place and in the prescribed form and manner.	e) selon les modalités — notamment de temps, lieu et forme — réglementaires, les autres renseignements prévus par règlement.

Disclosure in credit card applications	Communication dans les demandes de carte de crédit

(1.1) A company shall, in accordance with the regulations, at the prescribed time and place and in the prescribed form and manner, provide prescribed information in any application forms or related documents that it prepares for the issuance of credit, payment or charge cards and provide prescribed information to any person applying to it for a credit, payment or charge card.

(1.1) La société fournit, conformément aux règlements et selon les modalités — notamment de temps, lieu et forme — réglementaires, les renseignements réglementaires dans les formulaires de demande et autres documents relatifs à l’émission de cartes de paiement, de crédit ou de débit et les renseignements réglementaires à toute personne qui lui demande une carte de paiement, de crédit ou de débit.

Disclosure re credit cards	Communication concernant les cartes de crédit

(2) Where a company issues or has issued a credit, payment or charge card to a natural person, the company shall, in addition to disclosing the costs of borrowing in respect of any loan obtained through the use of the card, disclose to the person, in accordance with the regulations,

(2) La société qui délivre ou a délivré une carte de paiement, de crédit ou de débit à une personne physique doit lui communiquer, outre le coût d’emprunt en ce qui concerne tout emprunt obtenu par elle au moyen de cette carte, l’information suivante, conformément aux règlements :

(a) any charges or penalties described in paragraph (1)(b);	a) les frais et pénalités visés à l’alinéa (1)b);

(b) particulars of the person’s rights and obligations;	b) les droits et obligations de l’emprunteur;

Current to February 11, 2020	248	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Borrowing Costs	Coût d’emprunt
Sections 438-439	Articles 438-439

(c) any charges for which the person becomes responsible by accepting or using the card;	c) les frais qui lui incombent pour l’acceptation ou l’utilisation de la carte;

(d) at the prescribed time and place and in the prescribed form and manner, any prescribed changes respecting the cost of borrowing or the loan agreement; and	d) selon les modalités — notamment de temps, lieu et forme — réglementaires, les changements — dont la nature est prévue par règlement — apportés au coût d’emprunt ou à l’accord relatif au prêt;

(e) any other prescribed information, at the prescribed time and place and in the prescribed form and manner.	e) selon les modalités — notamment de temps, lieu et forme — réglementaires, les autres renseignements prévus par règlement.

Additional disclosure re other loans	Autres formes de prêts

(3) Where a company enters into or has entered into an arrangement, including a line of credit, for the making of a loan in respect of which the disclosure requirements of section 436 apply and the loan is not a loan in respect of which subsection (1) or (2) applies, the company shall, in addition to disclosing the costs of borrowing, disclose to the person to whom the loan is made, in accordance with the regulations,

(3) La société qui conclut ou a conclu un arrangement, y compris l’ouverture d’une ligne de crédit, pour l’octroi d’un prêt à l’égard duquel l’article 436, mais non les paragraphes (1) et (2) du présent article, s’applique, doit communiquer à l’emprunteur, outre le coût d’emprunt, l’information suivante, conformément aux règlements :

(a) any charges or penalties described in paragraph (1)(b);	a) les frais ou pénalités visés à l’alinéa (1)b);

(b) particulars of the person’s rights and obligations;	b) les droits et obligations de l’emprunteur;

(c) any charges for which the person is responsible under the arrangement;	c) les frais qui incombent à l’emprunteur;

(d) at the prescribed time and place and in the prescribed form and manner, any prescribed changes respecting the cost of borrowing under the arrangement; and	d) selon les modalités — notamment de temps, lieu et forme — réglementaires, les changements — dont la nature est prévue par règlement — apportés au coût d’emprunt;

(e) any other prescribed information, at the prescribed time and place and in the prescribed form and manner.	e) selon les modalités — notamment de temps, lieu et forme — réglementaires, les autres renseignements prévus par règlement.

1991, c. 45, s. 438; 1997, c. 15, s. 380; 2012, c. 5, s. 171.	1991, ch. 45, art. 438; 1997, ch. 15, art. 380; 2012, ch. 5, art. 171.

Renewal statement	Renseignements concernant le renouvellement

438.1 If a company makes a loan in respect of which the disclosure requirements of section 436 apply and the loan is secured by a mortgage on real property, the company shall disclose to the borrower, at the prescribed time and place and in the prescribed form and manner, any information that is prescribed respecting the renewal of the loan.

438.1 La société doit, dans les cas où elle consent un prêt à l’égard duquel l’article 436 s’applique et qui est garanti par une hypothèque immobilière, communiquer à l’emprunteur, selon les modalités — notamment de temps, lieu et forme — réglementaires, les renseignements réglementaires concernant le renouvellement du prêt.

1997, c. 15, s. 381; 2012, c. 5, s. 172.	1997, ch. 15, art. 381; 2012, ch. 5, art. 172.

Disclosure in advertising	Communication dans la publicité

439 No person shall authorize the publication, issue or appearance of any advertisement in Canada relating to arrangements referred to in subsection 438(3), loans, credit cards, payment cards or charge cards, offered to natural persons by a company, and purporting to disclose

439 Nul ne peut autoriser la publication, la diffusion ou la parution au Canada d’une annonce publicitaire concernant les arrangements visés au paragraphe 438(3), les prêts ou les cartes de paiement, de crédit ou de débit offerts par la société aux personnes physiques et censée

Current to February 11, 2020	249	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Borrowing Costs	Coût d’emprunt
Sections 439-440	Articles 439-440

prescribed information about the cost of borrowing or about any other matter unless the advertisement discloses prescribed information at the prescribed time and place and in the prescribed form and manner.

donner des renseignements réglementaires sur le coût d’emprunt ou sur d’autres sujets si cette annonce ne donne pas les renseignements prévus par règlement selon les modalités — notamment de temps, lieu et forme — réglementaires.

1991, c. 45, s. 439; 1997, c. 15, s. 381; 2012, c. 5, s. 172.	1991, ch. 45, art. 439; 1997, ch. 15, art. 381; 2012, ch. 5, art. 172.

Regulations re borrowing costs	Règlements relatifs au coût d’emprunt

440 The Governor in Council may make regulations	440 Le gouverneur en conseil peut, par règlement :

(a) respecting the time and place at which, and the form and manner in which, a company is to disclose to a borrower	a) régir les modalités — notamment de temps, lieu et forme — applicables à la communication que doit faire une société à l’emprunteur :

(i) the cost of borrowing,	(i) du coût d’emprunt,

(ii) any rebate of the cost of borrowing, and	(ii) de toute remise éventuelle sur celui-ci,

(iii) any other information relating to a loan, arrangement, credit card, payment card or charge card referred to in section 438;	(iii) de tout autre renseignement relatif aux prêts, arrangements ou cartes de paiement, de crédit ou de débit visés à l’article 438;

(b) respecting the contents of any statement disclosing the cost of borrowing and other information required to be disclosed by a company to a borrower;	b) régir la teneur de toute déclaration destinée à communiquer le coût d’emprunt et les autres renseignements que la société est tenue de communiquer;

(c) respecting the manner of calculating the cost of borrowing;	c) régir le mode de calcul du coût d’emprunt;

(d) respecting the circumstances under which the cost of borrowing is to be expressed as an amount in dollars and cents;	d) prévoir les cas où le coût d’emprunt doit être exprimé sous forme d’un montant en dollars et en cents;

(e) specifying any class of loans that are not to be subject to section 435.1, subsection 436(1) or 438(1) or (3) or section 438.1 or 439 or the regulations or any specified provisions of the regulations;

e) prévoir les catégories de prêts soustraites à l’application de l’article 435.1, des paragraphes 436(1) ou 438(1) ou (3), des articles 438.1 ou 439 ou de tout ou partie des règlements;

(f) respecting the time and place at which, and the form and manner in which, any rights, obligations, charges or penalties referred to in sections 435.1 to 439 are to be disclosed;	f) régir les modalités — notamment de temps, lieu et forme — applicables à la communication des droits, obligations, frais ou pénalités visés aux articles 435.1 à 439;

(g) prohibiting the imposition of any charge or penalty referred to in section 438 or providing that the charge or penalty, if imposed, will not exceed a prescribed amount;	g) interdire les frais ou pénalités visés à l’article 438 ou en fixer le plafond;

(h) respecting the nature or amount of any charge or penalty referred to in paragraph 438(1)(b), (2)(a) or (3)(a) and the costs of the company that may be included or excluded in the determination of the charge or penalty;

h) régir la nature ou le montant des frais ou pénalités visés aux alinéas 438(1)b), (2)a) ou (3)a) et du coût supporté par la société qui peuvent être inclus ou exclus du calcul des frais ou pénalités;

(i) respecting the method of calculating the amount of rebate of the cost of borrowing, or the portion of the	i) régir le mode de calcul de la remise mentionnée au sous-alinéa 438(1)a)(ii);

j) régir les annonces que font les sociétés concernant les arrangements visés au paragraphe 438(3), les prêts ou les cartes de paiement, de crédit ou de débit;

Current to February 11, 2020	250	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Borrowing Costs	Coût d’emprunt
Sections 440-441	Articles 440-441

cost of borrowing referred to in subparagraph 438(1)(a)(ii);

(j) respecting advertisements made by a company regarding arrangements referred to in subsection 438(3), loans, credit cards, payment cards or charge cards;

(k) respecting the renewal of loans; and	k) régir le renouvellement des prêts;

(l) respecting such other matters or things as are necessary to carry out the purposes of sections 435.1 to 439.	l) prévoir toute autre mesure d’application des articles 435.1 à 439.

1991, c. 45, s. 440; 1997, c. 15, s. 381; 2012, c. 5, s. 173.	1991, ch. 45, art. 440; 1997, ch. 15, art. 381; 2012, ch. 5, art. 173.

Complaints	Réclamations

Procedures for dealing with complaints	Procédure d’examen des réclamations

441 (1) A company shall	441 (1) La société est tenue :

(a) establish procedures for dealing with complaints made by persons having requested or received products or services in Canada from the company;	a) d’établir une procédure d’examen des réclamations de personnes qui lui ont demandé ou qui ont obtenu d’elle des produits ou services au Canada;

(b) designate an officer or employee of the company to be responsible for implementing those procedures; and	b) de désigner un préposé — dirigeant ou autre agent — à la mise en œuvre de la procédure;

(c) designate one or more officers or employees of the company to receive and deal with those complaints.	c) de désigner un ou plusieurs autres préposés — dirigeant ou autre agent — aux réclamations.
Procedures to be filed with Commissioner	Dépôt

(2) A company shall file with the Commissioner a copy of its procedures established under paragraph (1)(a).	(2) La société dépose auprès du commissaire un double de la procédure.

How procedures to be made available	Mise à la disposition du public de la procédure

(3) A company shall make its procedures established under paragraph (1)(a) available	(3) La société met à la disposition du public la procédure à la fois :

(a) in the form of a brochure, at its branches where products or services are offered in Canada;	a) dans ses bureaux où sont offerts des produits ou services au Canada, sous forme de brochure;

(b) on its websites through which products or services are offered in Canada; and	b) sur ceux de ses sites Web où sont offerts des produits ou services au Canada;

(c) in written format to be sent to any person who requests them.	c) dans un document écrit à envoyer à quiconque lui en fait la demande.

Information on contacting Agency	Renseignements

(4) A company shall also make prescribed information on how to contact the Agency available whenever it makes its procedures established under paragraph (1)(a) available under subsection (3).	(4) La société doit accompagner la procédure qu’elle met à la disposition du public des renseignements — fixés par règlement — sur la façon de communiquer avec l’Agence.

1991, c. 45, s. 441; 1997, c. 15, s. 382; 2001, c. 9, s. 545; 2007, c. 6, s. 364.	1991, ch. 45, art. 441; 1997, ch. 15, art. 382; 2001, ch. 9, art. 545; 2007, ch. 6, art. 364.

Current to February 11, 2020	251	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
General Business	Activités générales
Complaints	Réclamations
Sections 441.1-442.1	Articles 441.1-442.1

Obligation to be member of complaints body	Obligation d’adhésion

441.1 In any province, if there is no law of the province that makes a company subject to the jurisdiction of an organization that deals with complaints made by persons having requested or received products or services in the province from a company, the company shall be a member of an organization that is not controlled by it and that deals with those complaints that have not been resolved to the satisfaction of the persons under procedures established by companies under paragraph 441(1)(a).

441.1 Si, dans une province, aucune règle de droit de cette province n’assujettit une société à l’autorité d’une organisation qui examine les réclamations de personnes qui ont demandé ou obtenu des produits ou services de sociétés dans cette province, elle est tenue de devenir membre d’une organisation qu’elle ne contrôle pas et qui examine de telles réclamations lorsque les personnes sont insatisfaites des conclusions de la procédure d’examen établie en application de l’alinéa 441(1)a).

2001, c. 9, s. 546.	2001, ch. 9, art. 546.

Information on contacting Agency	Renseignements

442 (1) A company shall, in accordance with the regulations, at the prescribed time and place and in the prescribed form and manner, provide a person requesting or receiving a product or service from it with prescribed information on how to contact the Agency if the person has a complaint about a deposit account, an arrangement referred to in subsection 438(3), a payment, credit or charge card, the disclosure of or manner of calculating the cost of borrowing in respect of a loan or about any other obligation of the company under a consumer provision.

442 (1) La société est tenue de remettre, conformément aux règlements et selon les modalités — notamment de temps, lieu et forme — réglementaires, aux personnes qui lui demandent des produits ou services ou à qui elle en fournit, les renseignements — fixés par règlement — sur la façon de communiquer avec l’Agence lorsqu’elles présentent des réclamations portant sur les comptes de dépôt, les arrangements visés au paragraphe 438(3), les cartes de crédit, de débit ou de paiement, la communication ou le mode de calcul du coût d’emprunt à l’égard d’un prêt ou sur les autres obligations de la société découlant d’une disposition visant les consommateurs.

Report	Rapport

(2) The Commissioner shall prepare a report, to be included in the report referred to in section 34 of the Financial Consumer Agency of Canada Act, respecting	(2) Le commissaire prépare un rapport, à inclure dans celui qui est prévu à l’article 34 de la Loi sur l’Agence de la consommation en matière financière du Canada, concernant :

(a) procedures for dealing with complaints established by companies pursuant to paragraph 441(1)(a); and	a) les procédures d’examen des réclamations établies par les sociétés en application de l’alinéa 441(1)a);

(b) the number and nature of complaints that have been brought to the attention of the Agency by persons who have requested or received a product or service from a company.

b) le nombre et la nature des réclamations qui ont été présentées à l’Agence par des personnes qui ont soit demandé des produits ou services à une société, soit obtenu des produits ou services d’une société.

1991, c. 45, s. 442; 1997, c. 15, s. 383; 2001, c. 9, s. 547; 2012, c. 5, s. 174.	1991, ch. 45, art. 442; 1997, ch. 15, art. 383; 2001, ch. 9, art. 547; 2012, ch. 5, art. 174.

Miscellaneous	Divers

Charges for prescribed products or services	Frais : fourniture de produits et services

442.1 A company shall not, directly or indirectly, charge or receive any sum for the provision of any prescribed products or services unless the charge is made by express agreement between it and a customer or by order of a court.

442.1 La société ne peut prélever ou recevoir, directement ou indirectement, pour la fourniture des produits et services prévus par règlement que les frais fixés soit par entente expresse entre elle et le client, soit par ordonnance judiciaire.

2007, c. 6, s. 365.	2007, ch. 6, art. 365.

Current to February 11, 2020	252	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Section 443	Article 443

Prepayment protected	Remboursement anticipé de prêts

443 (1) A company shall not make a loan to a natural person that is repayable in Canada, the terms of which prohibit prepayment of the money advanced or any instalment thereon before its due date.

443 (1) Il est interdit à la société de consentir aux personnes physiques des prêts remboursables au Canada qui seraient assortis de l’interdiction de faire quelque versement que ce soit, régulièrement ou non, avant la date d’échéance.

Minimum balance	Solde minimum

(2) Except by express agreement between the company and the borrower, the making in Canada of a loan or advance by a company to a borrower shall not be subject to a condition that the borrower maintain a minimum credit balance with the company.

(2) Sauf entente expresse entre la société et l’emprunteur, la société ne peut subordonner l’octroi, au Canada, d’un prêt ou d’une avance au maintien par l’emprunteur d’un solde créditeur minimum à la société.

Non-application of subsection (1)	Non-application du paragraphe (1)

(3) Subsection (1) does not apply in respect of a loan	(3) Le paragraphe (1) ne s’applique pas aux prêts :

(a) that is secured by a mortgage on real property; or	a) garantis par une hypothèque immobilière;

(b) that is made for business purposes and the principal amount of which is more than $100,000 or such other amount as may be prescribed.	b) consentis à des fins commerciales et dont le capital excède cent mille dollars ou tout autre montant fixé par règlement.

Government cheques	Absence de frais sur les chèques du gouvernement

(4) A company shall not make a charge	(4) La société ne peut réclamer de frais :

(a) for cashing a cheque or other instrument drawn on the Receiver General or on the Receiver General’s account in the Bank of Canada, in a company or in any other deposit-taking Canadian financial institution incorporated by or under an Act of Parliament;

a) pour l’encaissement d’un chèque ou autre effet tiré sur le receveur général ou sur son compte à la Banque du Canada, à une société ou à toute autre institution financière canadienne acceptant des dépôts constituée en personne morale sous le régime d’une loi fédérale;

(b) for cashing any other instrument issued as authority for the payment of money out of the Consolidated Revenue Fund; or	b) pour l’encaissement de tout autre effet émis à titre d’autorisation de paiement de fonds sur le Trésor public;

(c) in respect of any cheque or other instrument that is

c) pour les chèques ou autres effets tirés en faveur du receveur général, du gouvernement du Canada ou de l’un de ses ministères, ou d’un fonctionnaire en sa qualité officielle, et présentés pour dépôt au crédit du receveur général.

(i) drawn in favour of the Receiver General, the Government of Canada or any department thereof or any public officer acting in the capacity of a public officer, and

(ii) tendered for deposit to the credit of the Receiver General.

Deposits of Government of Canada	Dépôts du gouvernement du Canada

(5) Nothing in subsection (4) precludes any arrangement between the Government of Canada and a company concerning	(5) Le paragraphe (4) n’interdit pas les arrangements entre le gouvernement du Canada et la société concernant :

(a) compensation for services performed by the company for the Government of Canada; or	a) la rémunération à verser pour services fournis par celle-ci à celui-là;

Current to February 11, 2020	253	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 443-444	Articles 443-444

(b) interest to be paid on any or all deposits of the Government of Canada with the company.	b) les intérêts à payer sur tout ou partie des dépôts du gouvernement du Canada auprès de la société.

1991, c. 45, s. 443; 1997, c. 15, s. 384.	1991, ch. 45, art. 443; 1997, ch. 15, art. 384.

Regulations respecting the holding of funds	Règlements : retenue des fonds

443.1 The Governor in Council may make regulations respecting the maximum period during which a company may hold funds in respect of specified classes of cheques or other instruments that are deposited into an account at a branch or prescribed point of service in Canada before permitting the customer in whose name the account is kept to access the funds.

443.1 Le gouverneur en conseil peut prendre des règlements concernant la période maximale pendant laquelle la société peut, avant de permettre au titulaire du compte d’y avoir accès, retenir les fonds à l’égard des chèques ou autres effets qui appartiennent à des catégories qu’il précise et qui sont déposés à tout bureau ou point de service réglementaire au Canada.

2007, c. 6, s. 366.	2007, ch. 6, art. 366.

Regulations — activities	Règlements : portée des activités de la société

443.2 The Governor in Council may make regulations respecting any matters involving a company’s dealings, or its employees’ or representatives’ dealings, with customers or the public, including	443.2 Le gouverneur en conseil peut, par règlement, régir toute question relative aux relations d’une société ou à celles de ses employés ou représentants avec les clients ou le public, notamment :

(a) what a company may or may not do in carrying out any of the activities in which it is permitted to engage, or in providing any of the services that it may provide, under section 409 and any ancillary, related or incidental activities or services; and

a) prévoir ce que la société peut ou ne peut pas faire dans le cadre de l’exercice des activités visées à l’article 409 ou de la prestation des services visés à cet article et des activités et services accessoires, liés ou connexes;

(b) the time and place at which and the form and manner in which any of those activities are to be carried out or any of those services are to be provided.	b) fixer les modalités — notamment de temps, lieu et forme — d’exercice de ces activités ou de prestation de ces services.

2009, c. 2, s. 291; 2012, c. 5, s. 175.	2009, ch. 2, art. 291; 2012, ch. 5, art. 175.

Regulations re customer information	Règlements

444 The Governor in Council may make regulations	444 Le gouverneur en conseil peut, par règlement :

(a) requiring a company to establish procedures regarding the collection, retention, use and disclosure of any information about its customers or any class of customers;	a) obliger les sociétés à établir des règles concernant la collecte, la conservation, l’usage et la communication des renseignements sur leurs clients ou catégories de clients;

(b) requiring a company to establish procedures for dealing with complaints made by a customer about the collection, retention, use or disclosure of information about the customer;	b) obliger les sociétés à établir des règles sur la façon de traiter les plaintes d’un client quant à la collecte, la conservation, l’usage et la communication des renseignements le concernant;

(c) respecting the disclosure by a company of information relating to the procedures referred to in paragraphs (a) and (b);	c) régir la communication par les sociétés des renseignements sur les règles mentionnées aux alinéas a) et b);

(d) requiring a company to designate the officers and employees of the company who are responsible for

d) obliger les sociétés à désigner au sein de son personnel les responsables de la mise en œuvre des règles mentionnées à l’alinéa b), ainsi que de la réception et du traitement des plaintes mentionnées à cet alinéa;

e) obliger les sociétés à faire rapport des plaintes visées à l’alinéa b) et des mesures prises à leur égard;

(i) implementing the procedures referred to in paragraph (b), and
(ii) receiving and dealing with complaints made by a customer of the company about the collection,

Current to February 11, 2020	254	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 444-444.1	Articles 444-444.1

retention, use or disclosure of information about the customer;

(e) requiring a company to report information relating to

(i) complaints made by customers of the company about the collection, retention, use or disclosure of information, and

(ii) the actions taken by the company to deal with the complaints; and

(f) defining “information”, “collection” and “retention” for the purposes of paragraphs (a) to (e) and the regulations made under those paragraphs.	f) définir, pour l’application des alinéas a) à e) et de leurs règlements d’application, les termes « collecte », « conservation » et « renseignements ».

1991, c. 45, s. 444; 1997, c. 15, s. 385.	1991, ch. 45, art. 444; 1997, ch. 15, art. 385.

Notice of branch closure	Avis de fermeture de bureau

444.1 (1) Subject to regulations made under subsection (5), a member company with a branch in Canada at which it, through a natural person, opens retail deposit accounts and disburses cash to customers, shall give notice in accordance with those regulations before closing that branch or having it cease to carry on either of those activities.

444.1 (1) Sous réserve des règlements pris en vertu du paragraphe (5), la société membre qui a au Canada un bureau dans lequel elle ouvre des comptes de dépôt de détail et procède à la sortie de fonds pour ses clients par l’intermédiaire d’une personne physique donne un préavis — conforme à ces règlements — de la fermeture du bureau ou de la cessation de l’une ou l’autre de ces activités.

Pre-closure meeting	Réunion

(2) After notice is given but before the branch is closed or ceases to carry on the activities, the Commissioner shall, in prescribed situations, require the company to convene and hold a meeting between representatives of the company, representatives of the Agency and interested parties in the vicinity of the branch in order to exchange views about the closing or cessation of activities, including, but not limited to, alternative service delivery by the company and measures to help the branch’s customers adjust to the closing or cessation of activities.

(2) Après la remise du préavis, mais avant la fermeture du bureau ou la cessation d’activités, le commissaire doit, dans les cas prévus par règlement, exiger de la société qu’elle convoque et tienne une réunion de ses représentants et de ceux de l’Agence ainsi que de tout autre intéressé faisant partie de la collectivité locale en vue de discuter de la fermeture ou de la cessation d’activités visée, notamment des autres modes de prestation des services offerts par la société et des mesures visant à aider les clients du bureau à faire face à la fermeture ou à la cessation d’activités.

Meeting details	Règles de convocation

(3) The Commissioner may establish rules for convening a meeting referred to in subsection (2) and for its conduct.	(3) Le commissaire peut établir des règles en matière de convocation et de tenue d’une réunion visée au paragraphe (2).

Not statutory instruments	Statut des règles

(4) The Statutory Instruments Act does not apply in respect of rules established under subsection (3).	(4) La Loi sur les textes réglementaires ne s’applique pas aux règles établies en vertu du paragraphe (3).

Regulations	Règlements

(5) The Governor in Council may make regulations prescribing	(5) Le gouverneur en conseil peut, par règlement :

a) désigner le destinataire du préavis mentionné au paragraphe (1) et prévoir les renseignements qui

Current to February 11, 2020	255	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 444.1-444.2	Articles 444.1-444.2

(a) the time and place at which and the form and manner in which notice shall be given under subsection (1), the persons to whom it shall be given and the information to be included, the time, place, form and manner being permitted to vary according to circumstances specified in the regulations;

doivent y figurer, ainsi que les modalités —notamment de temps, lieu et forme — de la communication de cet avis, lesquelles peuvent varier dans les cas précisés par règlement;

(b) circumstances in which a member company is not required to give notice under subsection (1), circumstances in which the Commissioner may exempt a member company from the requirement to give notice under that subsection, and circumstances in which the Commissioner may vary the time and place at which and the form and manner in which notice is required to be given under any regulation made under paragraph (a); and

b) prévoir les cas où la société membre n’est pas tenue de donner le préavis visé au paragraphe (1) et les cas où le commissaire peut l’exempter de le donner, ainsi que ceux où le commissaire peut modifier les modalités — notamment de temps, lieu et forme — de la communication de l’avis prévues par règlement pris en vertu de l’alinéa a);

(c) circumstances in which a meeting may be convened under subsection (2).	c) prévoir, pour l’application du paragraphe (2), les cas où une réunion peut être convoquée.

2001, c. 9, s. 548; 2007, c. 6, s. 367; 2012, c. 5, s. 176.	2001, ch. 9, art. 548; 2007, ch. 6, art. 367; 2012, ch. 5, art. 176.

Public accountability statements	Déclaration annuelle

444.2 (1) A company with equity of $1 billion or more shall, in accordance with regulations made under subsection (4), annually publish a statement describing the contribution of the company and its prescribed affiliates to the Canadian economy and society.

444.2 (1) La société dont les capitaux propres sont égaux ou supérieurs à un milliard de dollars publie annuellement une déclaration, établie en conformité avec les règlements pris en vertu du paragraphe (4), faisant état de sa contribution et de celle des entités de son groupe précisées par règlement à l’économie et à la société canadiennes.

Filing	Dépôt

(2) A company shall, at the prescribed time and place and in the prescribed form and manner, file a copy of the statement with the Commissioner.	(2) La société dépose auprès du commissaire, selon les modalités — notamment de temps, lieu et forme — réglementaires, une copie de la déclaration.

Provision of statement to public	Communication de la déclaration

(3) A company shall, at the prescribed time and place and in the prescribed form and manner, disclose the statement to its customers and to the public.	(3) La société communique la déclaration à ses clients et au public, selon les modalités — notamment de temps, lieu et forme — réglementaires.

Regulations	Règlements

(4) The Governor in Council may make regulations prescribing	(4) Le gouverneur en conseil peut, par règlement :

(a) the name, contents and form of a statement referred to in subsection (1) and the time within which, the place at which and the manner in which it must be prepared;	a) établir la désignation de la déclaration visée au paragraphe (1), son contenu et sa forme, ainsi que les modalités — notamment de temps, lieu et forme — relatives à son élaboration;

(b) affiliates of a company referred to in subsection (1);	b) préciser les entités visées au paragraphe (1);

(c) the time and place at which and the form and manner in which a statement must be filed under subsection (2); and	c) fixer les modalités — notamment de temps, lieu et forme — du dépôt visé au paragraphe (2);

d) fixer les modalités — notamment de temps, lieu et forme — de la communication de la déclaration visée

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 444.2-446	Articles 444.2-446

(d) the time and place at which and the form and manner in which a statement mentioned in subsection (3) is to be disclosed, respectively, to a company’s customers and to the public.

2001, c. 9, s. 548; 2012, c. 5, s. 177.

au paragraphe (3), faite respectivement aux clients et au public. 2001, ch. 9, art. 548; 2012, ch. 5, art. 177.

Regulations re disclosure	Communication de renseignements

444.3 The Governor in Council may, subject to any other provisions of this Act relating to the disclosure of information, make regulations respecting the disclosure of information by companies or any prescribed class of companies, including regulations respecting

444.3 Le gouverneur en conseil peut, sous réserve des autres dispositions de la présente loi ayant trait à la communication de renseignements, prendre des règlements portant sur la communication de renseignements par les sociétés ou par des catégories réglementaires de celles-ci, notamment des règlements concernant :

(a) the information that must be disclosed, including information relating to	a) les renseignements à communiquer, ayant trait notamment :

(i) any product or service or prescribed class of products or services offered by them,	(i) à leurs produits ou services, ou catégories réglementaires de ceux-ci,

(ii) any of their policies, procedures or practices relating to the offer by them of any product or service or prescribed class of products or services,	(ii) à leurs règles de conduite, procédures et pratiques ayant trait à la fourniture de ces produits ou services, ou catégories réglementaires de ceux-ci,

(iii) anything they are required to do or to refrain from doing under a consumer provision, and	(iii) aux interdictions ou obligations qui leur sont imposées aux termes d’une disposition visant les consommateurs,

(iv) any other matter that may affect their dealings, or their employees’ or representatives’ dealings, with customers or the public;	(iv) à toute autre question en ce qui touche leurs relations ou celles de leurs employés ou représentants avec leurs clients ou le public;

(b) the time and place at which, the form and manner in which and the persons to whom information is to be disclosed; and	b) les modalités — notamment de temps, lieu et forme — de la communication, ainsi que le destinataire de celle-ci;

(c) the content and form of any advertisement by companies or any prescribed class of companies relating to any matter referred to in paragraph (a).	c) le contenu et la forme de la publicité relative aux questions visées à l’alinéa a).

2001, c. 9, s. 548; 2007, c. 6, s. 368; 2012, c. 5, s. 178.	2001, ch. 9, art. 548; 2007, ch. 6, art. 368; 2012, ch. 5, art. 178.

Bank Act security	Sûreté au titre de la Loi sur les banques

445 A bank that is continued as a company under this Act that, immediately before that continuance, held any outstanding security pursuant to section 426 or 427 of the Bank Act may continue to hold the security for the life of the loan to which the security relates and all the provisions of the Bank Act relating to the security and its enforcement continue to apply to the company as though it were a bank.

445 La banque prorogée comme société en vertu de la présente loi et qui, avant la prorogation, détenait une sûreté au titre des articles 426 ou 427 de la Loi sur les banques peut continuer de la détenir pendant toute la durée du prêt, et les dispositions de cette loi concernant la sûreté et sa réalisation continuent de s’appliquer à la société comme s’il s’agissait d’une banque.

1991, c. 45, ss. 445, 559.	1991, ch. 45, art. 445 et 559.

Transmission in case of death	Cession pour cause de décès

446 (1) Where the transmission of a debt owing by a company by reason of a deposit, of property held by a	446 (1) En cas de transmission pour cause de décès soit d’une somme que la société a reçue à titre de dépôt, soit

Current to February 11, 2020	257	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 446-447	Articles 446-447

company as security or for safe-keeping or of rights with respect to a safety deposit box and property deposited therein takes place because of the death of a person, the delivery to the company of	de biens qu’elle détient à titre de garantie ou pour en assurer la garde, soit de droits afférents à un coffre et aux biens qui y sont déposés, la remise à la société :

(a) an affidavit or declaration in writing in form satisfactory to the company signed by or on behalf of a person claiming by virtue of the transmission stating the nature and effect of the transmission, and

a) d’une part, d’un affidavit ou d’une déclaration écrite, en une forme satisfaisante pour la société, signée par un bénéficiaire de la transmission ou en son nom, et indiquant la nature et l’effet de celle-ci;

(b) one of the following documents, namely,	b) d’autre part, d’un des documents suivants :

(i) when the claim is based on a will or other testamentary instrument or on a grant of probate thereof or on such a grant and letters testamentary or other document of like import or on a grant of letters of administration or other document of like import, purporting to be issued by any court of authority in Canada or elsewhere, an authenticated copy or certificate thereof under the seal of the court or authority without proof of the authenticity of the seal or other proof, or

(i) si la réclamation est fondée sur un testament ou autre instrument testamentaire ou sur un acte d’homologation de ceux-ci ou sur un acte et l’ordonnance de nomination d’un exécuteur testamentaire ou autre document de portée semblable ou sur une ordonnance de nomination d’un administrateur ou autre document de portée semblable, présentés comme émanant d’un tribunal ou d’une autorité canadiens ou étrangers, une copie authentique ou un certificat authentique des documents en question sous le sceau du tribunal ou de l’autorité, sans autre preuve, notamment de l’authenticité du sceau,

(ii) when the claim is based on a notarial will, an authenticated copy thereof,	(ii) si la réclamation est fondée sur un testament notarié, une copie authentique de ce testament,

is sufficient justification and authority for giving effect to the transmission in accordance with the claim.	constitue une justification et une autorisation suffisantes pour donner effet à la transmission conformément à la réclamation.

Idem	Idem

(2) Nothing in subsection (1) shall be construed to prevent a company from refusing to give effect to a transmission until there has been delivered to the company such documentary or other evidence of or in connection with the transmission as it may deem requisite.

(2) Le paragraphe (1) n’a pas pour effet d’interdire à une société de refuser de donner effet à la transmission tant qu’elle n’a pas reçu les preuves écrites ou autres qu’elle juge nécessaires.

Branch of account with respect to deposits	Bureau de tenue de compte

447 (1) For the purposes of this Act, the branch of account with respect to a deposit account is	447 (1) Pour l’application de la présente loi, le bureau de tenue du compte en matière de compte de dépôt est :

(a) the branch the address or name of which appears on the specimen signature card or other signing authority signed by a depositor with respect to the deposit account or that is designated by agreement between the company and the depositor at the time of opening of the deposit account; or

a) celui dont le nom et l’adresse apparaissent sur un exemplaire de la fiche spécimen de signature ou d’une délégation de signature, portant la signature du titulaire du compte ou celui convenu d’un commun accord entre la société et le déposant lors de l’ouverture du compte;

(b) if no branch has been identified or agreed on as provided in paragraph (a), the branch that is designated as the branch of account with respect thereto by the company by notice in writing to the depositor.

b) à défaut d’indication du bureau ou de l’accord prévus à l’alinéa a), celui désigné dans l’avis écrit envoyé par la société au déposant.

Current to February 11, 2020	258	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 447-448	Articles 447-448

Where debt payable	Lieu du paiement de la dette

(2) The amount of any debt owing by a company by reason of a deposit in a deposit account in the company is payable to the person entitled thereto only at the branch of account and the person entitled thereto is not entitled to demand payment or to be paid at any other branch of the company.

(2) La dette de la société résultant du dépôt effectué à un compte de dépôt est payable à la personne qui y a droit, uniquement au bureau de tenue du compte; la personne n’a le droit ni d’exiger ni de recevoir le paiement à un autre bureau.

Idem	Idem

(3) Notwithstanding subsection (2), a company may permit, either occasionally or as a regular practice, the person to whom the company is indebted by reason of a deposit in a deposit account in the company to withdraw moneys owing by reason of that deposit at a branch of the company other than the branch of account or to draw cheques or other orders for the payment of such moneys at a branch other than the branch of account.

(3) Nonobstant le paragraphe (2), la société peut autoriser, d’une manière occasionnelle ou régulière, le déposant à effectuer des retraits ou à tirer des chèques et autres ordres de paiement à un bureau autre que celui de tenue du compte.

Situs of indebtedness	Lieu où la dette est contractée

(4) The indebtedness of a company by reason of a deposit in a deposit account in the company shall be deemed for all purposes to be situated at the place where the branch of account is situated.	(4) La dette de la société résultant du dépôt effectué à un compte de dépôt est réputée avoir été contractée au lieu où est situé le bureau de tenue du compte.

Effect of writ, etc.	Effet d’un bref

448 (1) Subject to subsections (3) and (4), the following documents are binding on property belonging to a person and in the possession of a company, or on money owing to a person by reason of a deposit account in a company, only if the document or a notice of it is served at the branch of the company that has possession of the property or that is the branch of account in respect of the deposit account, as the case may be:

448 (1) Sous réserve des paragraphes (3) et (4), les documents ci-après ne produisent leurs effets sur les biens appartenant à une personne ou sur les sommes dues en raison d’un compte de dépôt que si ceux-ci ou avis de ceux-ci sont signifiés, selon le cas, au bureau de la société ayant la possession des biens ou à celui de tenue du compte :

(a) a writ or process originating a legal proceeding or issued in or pursuant to a legal proceeding;	a) le bref ou l’acte qui introduit une instance ou qui est délivré dans le cadre d’une instance;

(b) an order or injunction made by a court;	b) l’ordonnance ou l’injonction du tribunal;

(c) an instrument purporting to assign, perfect or otherwise dispose of an interest in the property or the deposit account; or	c) le document ayant pour effet de céder ou de régulariser un droit sur un bien ou sur un compte de dépôt ou d’en disposer autrement;

(d) an enforcement notice in respect of a support order or support provision.	d) l’avis d’exécution relatif à l’ordonnance alimentaire ou à la disposition alimentaire.

Notices	Avis

(2) Any notification sent to a company with respect to a customer of the company, other than a document referred to in subsection (1) or (3), constitutes notice to the company and fixes the company with knowledge of its contents only if sent to and received at the branch of the company that is the branch of account of an account held in the name of that customer.

(2) À l’exception des documents visés aux paragraphes (1) ou (3), les avis envoyés à la société concernant un de ses clients ne constituent un avis valable dont le contenu est porté à la connaissance de la société que s’ils ont été envoyés au bureau où se trouve le compte du client et que si le bureau les a reçus.

Current to February 11, 2020	259	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Section 448	Article 448

Notices: Minister of National Revenue	Documents : ministre du Revenu national

(2.1) Despite subsections (1) and (2), a notice, demand, order or other document issued with respect to a customer of a company constitutes notice to the company and fixes the company with knowledge of its contents and, where applicable, is binding on property belonging to the customer and in the possession of the company or on money owing to the customer by reason of an account in the company, if it is sent to the branch of the company referred to in subsection (1) or (2), an office of the company referred to in paragraph (3)(a) or any other office agreed to by the company and the Minister of National Revenue and it relates to

(2.1) Toutefois, le simple envoi au bureau visé aux paragraphes (1) ou (2) ou à l’alinéa (3)a) ou à celui convenu entre la société et le ministre du Revenu national suffit, pour l’application de ces paragraphes, dans le cas de tout document — avis, demande formelle, ordonnance ou autre — délivré à l’égard du client dans le cadre de l’application :

(a) the administration of an Act of Parliament by the Minister of National Revenue; or	a) par ce ministre, d’une loi fédérale;

(b) the administration of an Act of the legislature of a province or legislation made by an aboriginal government, where the Minister or the Minister of National Revenue has entered into a tax collection agreement under an Act of Parliament with the government of the province or the aboriginal government.

b) d’une loi d’une province ou d’un texte législatif d’un gouvernement autochtone avec qui ce ministre, ou le ministre, a conclu, sous le régime d’une loi fédérale, un accord de perception fiscale.

Exception	Ordonnance alimentaire et disposition alimentaire

(3) Subsections (1) and (2) do not apply in respect of an enforcement notice in respect of a support order or support provision if	(3) Les paragraphes (1) et (2) ne s’appliquent pas à l’avis d’exécution relatif à l’ordonnance alimentaire ou à la disposition alimentaire si les conditions suivantes sont réunies :

(a) the enforcement notice, accompanied by a written statement containing the information required by the regulations, is served at an office of a company designated in accordance with the regulations in respect of a province; and

a) l’avis, accompagné d’une déclaration écrite contenant les renseignements réglementaires, est signifié au bureau d’une société désigné conformément aux règlements pour une province;

(b) the order or provision can be enforced under the laws of that province.	b) l’ordonnance ou la disposition est exécutoire sous le régime du droit de la province.

Time of application	Effet de la signification

(4) Subsection (3) does not apply in respect of an enforcement notice in respect of a support order or support provision until the second business day following the day of service referred to in that subsection.

(4) Le paragraphe (3) ne s’applique à l’avis d’exécution relatif à l’ordonnance alimentaire ou à la disposition alimentaire qu’à compter du deuxième jour ouvrable suivant celui de sa signification.

Regulations	Règlements

(5) The Governor in Council may make regulations	(5) Le gouverneur en conseil peut, par règlement :

(a) respecting the designation by a company of a place, for the purpose of subsection (3), in any province for the service of enforcement notices in respect of support orders and support provisions;

a) régir, pour l’application du paragraphe (3), la désignation, par une société, du lieu de signification, dans la province en cause, des avis d’exécution relatifs aux ordonnances alimentaires et aux dispositions alimentaires;

(b) prescribing the manner in which a company shall publicize the locations of designated offices of the company; and

Current to February 11, 2020	260	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART VIII Business and Powers	PARTIE VIII Activité et pouvoirs
Miscellaneous	Divers
Sections 448-449	Articles 448-449

(c) respecting the information that must accompany enforcement notices in respect of support orders and support provisions.	b) prévoir les modalités selon lesquelles la société doit faire connaître au public les lieux où sont situés ses bureaux désignés;

c) régir les renseignements devant accompagner les avis d’exécution relatifs aux ordonnances alimentaires et aux dispositions alimentaires.

Definitions	Définitions

(6) The following definitions apply in this section.	(6) Les définitions qui suivent s’appliquent au présent article.

designated office means a place designated in accordance with regulations made for the purpose of subsection (3). (bureau désigné)

avis d’excution Bref de saisie-arrêt ou autre document délivré sous le régime des lois d’une province pour l’exécution d’une ordonnance alimentaire ou d’une disposition alimentaire. (enforcement notice)

enforcement notice, in respect of a support order or support provision, means a garnishee summons or other instrument issued under the laws of a province for the enforcement of the support order or support provision. (avis d’exécution)

bureau désigné Bureau désigné conformément aux règlements d’application du paragraphe (3). (designated office)

support order means an order or judgment or interim order or judgment for family financial support. (ordonnance alimentaire)	disposition alimentaire Disposition d’une entente relative aux aliments. (support provision)

support provision means a provision of an agreement relating to the payment of maintenance or family financial support. (disposition alimentaire)	ordonnance alimentaire Ordonnance ou autre décision, définitive ou provisoire, en matière alimentaire. (support order)

1991, c. 45, s. 448; 2001, c. 9, s. 549; 2005, c. 19, s. 64.	1991, ch. 45, art. 448; 2001, ch. 9, art. 549; 2005, ch. 19, art. 64.

PART IX	PARTIE IX

Investments	Placements

Definitions and Application	Définitions et champ d’application

Definitions	Définitions

449 (1) The following definitions apply in this Part.	449 (1) Les définitions qui suivent s’appliquent à la présente partie.

business growth fund means Canadian Business Growth Fund (GP) Inc., a corporation incorporated under the Canada Business Corporations Act. (fonds de croissance des entreprises)	action participante Action d’une personne morale qui donne le droit de participer sans limite à ses bénéfices et à la répartition du reliquat de ses biens en cas de dissolution. (participating share)

closed-end fund means an entity whose activities are limited to investing the funds of the entity so as to provide investment diversification and professional investment management to the holders of its securities, and whose securities are courtier de fonds mutuels Entité dont la principale activité est celle d’un agent intermédiaire dans la vente de parts, d’actions ou d’autres intérêts d’un fonds mutuel et dans la perception des paiements y afférents, à condition que :

(a) fixed in number and distributed to the public in an offering under a preliminary prospectus, prospectus,	a) le produit de la vente soit versé au fonds, déduction faite de la commission de vente et des frais de service;

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Definitions and Application	Définitions et champ d’application
Section 449	Article 449

short-form prospectus or similar document in accor-dance with the laws of a province or a foreign jurisdiction;

(b) traded on an exchange or an over-the-counter market; and

(c) liquidated on a fixed future termination date, the proceeds of which are allocated to the holders of the securities on a proportional basis. (fonds d’investissement à capital fixe)

commercial loan means

(a) any loan made or acquired by a company, other than

(i) a loan to a natural person in an amount of two hundred and fifty thousand dollars or less,

(ii) a loan to the Government of Canada, the gov ernment of a province, a municipality, or to any agency thereof, or to the government of a foreign country or any political subdivision thereof, or any agency thereof, or to a prescribed international agency,

(iii) a loan that is guaranteed by, or fully secured by securities issued by, a government, a municipality or an agency referred to in subparagraph (ii),

(iv) a loan that is secured by a mortgage on real property, if

(A) the mortgage is on residential property and the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, does not exceed 80% of the value of the property at the time the loan is made or acquired, or

(B) the mortgage is on real property other than residential property and

(I) the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, does not exceed 80% of the value of the property at the time the loan is made or acquired, and

(II) at the time the loan is made or acquired, the property provides an annual income sufficient to pay all annual expenses related to the property, including the payments owing under the mortgage and the mortgages having an equal or prior claim against the property,

b) le fait que la vente comporte une commission et des frais de service soit porté à la connaissance de l’acquéreur avant l’achat. (mutual fund distribution entity)

entité admissible Entité dans laquelle la société est autorisée à acquérir un intérêt de groupe financier dans le cadre de l’article 453. (permitted entity)

entité s’occupant d’affacturage S’entend au sens des règlements. (factoring entity)

entité s’occupant de crédit-bail Entité dont l’activité est limitée au crédit-bail de biens meubles et aux activités connexes prévues aux règlements et est conforme à ceux-ci et qui, dans l’exercice de son activité au Canada, s’abstient :

a) de diriger ses clients, présents ou potentiels, vers des marchands donnés de tels biens;

b) de conclure des contrats de location portant sur des véhicules à moteur dont le poids brut, au sens des règlements, est inférieur à vingt et une tonnes;

c) de conclure avec des personnes physiques des contrats de location portant sur des meubles meublants, au sens des règlements. (financial leasing entity)

entité s’occupant de financement S’entend au sens des règlements. (finance entity)

entité s’occupant de financement spécial S’entend au sens des règlements. (specialized financing entity)

entité s’occupant de fonds mutuels Entité qui réunit les conditions suivantes :

a) son activité se limite au placement de ses fonds de façon à offrir des services de diversification de placements et de gestion professionnelle aux détenteurs de ses titres;

b) ses titres autorisent leurs détenteurs à recevoir, sur demande ou dans le délai spécifié après la demande, un montant calculé sur la base d’un droit proportionnel à tout ou partie des capitaux propres de l’émetteur, y compris tout fonds distinct ou compte en fiducie. (mutual fund entity)

filiale réglementaire La filiale qui fait partie d’une catégorie de filiales prévue par règlement. (prescribed subsidiary)

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Definitions and Application	Définitions et champ d’application
Section 449	Article 449

(v) a loan that is secured by a mortgage on real property, if

(A) the mortgage is on residential property and

(I) the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, exceeds 80% of the value of the property at the time the loan is made or acquired, and

(II) repayment of the amount of the loan that exceeds 80% of the value of the property is guaranteed or insured by a government agency or private insurer approved by the Superintendent,

(B) the mortgage is on real property other than residential property and

(I) the amount of the loan, together with the amount then outstanding of any mortgage having an equal or prior claim against the property, exceeds 80% of the value of the property at the time the loan is made or acquired,

(II) repayment of the amount of the loan that exceeds 80% of the value of the property is guaranteed or insured by a government agency or private insurer approved by the Superintendent, and

(III) at the time the loan is made or acquired, the property provides an annual income sufficient to pay all annual expenses related to the property, including the payments owing under the mortgage and the mortgages having an equal or prior claim against the property, or

(C) the loan is one referred to in paragraph 418(2)(d),

(vi) a loan that

(A) consists of a deposit made by the company with another financial institution,

(B) is fully secured by a deposit with any financial institution, including the company,

(C) is fully secured by debt obligations guaranteed by any financial institution other than the company, or fonds de croissance des entreprises Canadian Business Growth Fund (GP) Inc., société constituée en personne morale sous le régime de la Loi canadienne sur les sociétés par actions. (business growth fund)

fonds d’investissement à capital fixe Entité dont l’activité se limite au placement de ses fonds de façon à offrir des services de diversification de placements et de gestion professionnelle aux détenteurs de ses titres et dont les titres :

a) sont diffusés au public en nombre fixe dans le cadre d’une émission faite en vertu d’un prospectus provisoire, d’un prospectus, d’un prospectus simplifié ou d’un document de même nature, conformément aux lois d’une province ou d’un pays étranger;

b) sont négociés en bourse ou sur les marchés hors cote;

c) font l’objet, à une date d’échéance fixe, d’une liquidation dont le produit est réparti proportionnellement entre les détenteurs de titres. (closed-end fund)

prêt ou emprunt Tout arrangement pour obtenir des fonds ou du crédit, à l’exception des placements dans les valeurs mobilières; y sont assimilés notamment l’acceptation et l’endossement ou autre garantie ainsi que le dépôt, le crédit-bail, le contrat de vente conditionnelle et la convention de rachat. (loan)

prêt commercial Selon le cas :

a) prêt consenti ou acquis par une société, à l’exception du prêt :

(i) de deux cent cinquante mille dollars ou moins à une personne physique,

(ii) fait soit au gouvernement du Canada ou d’une province ou à une municipalité — ou à un de leurs organismes —, soit au gouvernement d’un pays étranger ou d’une de ses subdivisions politiques — ou à un de leurs organismes —, soit à un organisme international prévu par règlement,

(iii) soit garanti par un gouvernement, une municipalité ou un organisme visé au sous-alinéa (ii), soit pleinement garanti par des titres émis par eux,

(iv) garanti par une hypothèque immobilière :

(A) si la garantie consiste en une hypothèque sur un immeuble résidentiel et que la somme du montant du prêt et du solde à payer de tout autre

Current to February 11, 2020	263	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Definitions and Application	Définitions et champ d’application
Section 449	Article 449

(D) is fully secured by a guarantee of a financial institution other than the company, or

(vii) a loan to an entity controlled by the company;

(b) an investment in debt obligations, other than

(i) debt obligations that are

(A) guaranteed by any financial institution other than the company,

(B) fully secured by deposits with any financial institution, including the company, or

(C) fully secured by debt obligations that are guaranteed by any financial institution other than the company,

(ii) debt obligations issued by the Government of Canada, the government of a province, a municipality, or by any agency thereof, or by the government of a foreign country or any political subdivision thereof, or by any agency thereof, or by a prescribed international agency,

(iii) debt obligations that are guaranteed by, or fully secured by securities issued by, a government, a municipality or an agency referred to in subpara-graph (ii),

(iv) debt obligations that are widely distributed, as that expression is defined by the regulations, or

(v) debt obligations of an entity controlled by the company; and

(c) an investment in shares of a body corporate or ownership interests in an unincorporated entity, other than

(i) shares or ownership interests that are widely distributed, as that expression is defined by the regulations,

(ii) shares or ownership interests of an entity controlled by the company, or

(iii) participating shares. (prêt commercial)

factoring entity means a factoring entity as defined in the regulations. (entité s’occupant d’affacturage)

finance entity means a finance entity as defined in the regulations. (entité s’occupant de financement)

financial leasing entity means an entity

prêt garanti par hypothèque de rang égal ou supérieur sur l’immeuble ne dépasse pas quatre-vingts pour cent de la valeur de l’immeuble à la date de l’octroi ou de l’acquisition du prêt,

(B) si la garantie consiste en une hypothèque sur un immeuble autre que résidentiel et que :

(I) d’une part, la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l’immeuble ne dépasse pas quatre-vingts pour cent de la valeur de l’immeuble à la date de l’octroi ou de l’acquisition du prêt,

(II) d’autre part, à la date de l’octroi ou de l’acquisition du prêt, l’immeuble rapporte des revenus suffisants pour couvrir les dépenses annuelles y afférentes, notamment les paiements relatifs à l’hypothèque ou à toute autre hypothèque de rang égal ou supérieur,

(v) garanti par une hypothèque immobilière :

(A) si la garantie consiste en une hypothèque sur un immeuble résidentiel et que, d’une part, la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l’immeuble dépasse quatre-vingts pour cent de la valeur de l’immeuble à la date de l’octroi ou de l’acquisition du prêt et, d’autre part, le remboursement de la portion qui excède quatre-vingts pour cent est garanti ou assuré par un organisme gouvernemental ou un assureur privé agréés par le surintendant,

(B) si la garantie consiste en une hypothèque sur un immeuble autre que résidentiel et si les conditions suivantes sont réunies :

(I) la somme du montant du prêt et du solde à payer de tout autre prêt garanti par hypothèque de rang égal ou supérieur sur l’immeuble dépasse quatre-vingts pour cent de la valeur de l’immeuble à la date de l’octroi ou de l’acquisition du prêt,

(II) le remboursement de la portion qui excède quatre-vingts pour cent est garanti ou assuré par un organisme gouvernemental ou un assureur privé agréés par le surintendant,

(III) l’immeuble rapporte, à la date de l’octroi ou de l’acquisition du prêt, des revenus suffisants pour couvrir les dépenses annuelles y afférentes, notamment les paiements relatifs

Current to February 11, 2020	264	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Definitions and Application	Définitions et champ d’application
Section 449	Article 449

(a) the activities of which are limited to the financial leasing of personal property and such related activities as are prescribed and whose activities conform to such restrictions and limitations thereon as are prescribed; and

(b) that, in conducting the activities referred to in paragraph (a) in Canada, does not

(i) direct its customers or potential customers to particular dealers in the leased property or the property to be leased,

(ii) enter into lease agreements with persons in respect of any motor vehicle having a gross vehicle weight, as that expression is defined by the regulations, of less than twenty-one tonnes, or

(iii) enter into lease agreements with natural persons in respect of personal household property, as that expression is defined by the regulations. (entité s’occupant de crédit-bail)

loan includes an acceptance, endorsement or other guarantee, a deposit, a financial lease, a conditional sales contract, a repurchase agreement and any other similar arrangement for obtaining funds or credit but does not include investments in securities. (prêt ou emprunt)

motor vehicle means a motorized vehicle designed to be used primarily on a public highway for the transportation of persons or things, but does not include

(a) a fire-engine, bus, ambulance or utility truck; or

(b) any other special purpose motorized vehicle that contains significant special features that make it suitable for a specific purpose. (véhicule à moteur)

mutual fund distribution entity means an entity whose principal activity is acting as a selling agent of units, shares or other interests in a mutual fund and acting as a collecting agent in the collection of payments for any such interests if

(a) the proceeds of the sales of any such interests, less any sales commissions and service fees, are paid to the mutual fund; and

(b) the existence of a sales commission and service fee in respect of the sale of any such interest is disclosed to the purchaser of the interest before the purchase of the interest. (courtier de fonds mutuels)

mutual fund entity means an entity

à l’hypothèque ou à toute autre hypothèque de rang égal ou supérieur,

(C) si le prêt est visé à l’alinéa 418(2)d),

(vi) qui soit consiste en un dépôt par la société auprès d’une autre institution financière, soit est pleinement garanti par des dépôts auprès d’une institution financière, y compris la société, ou par des titres de créance garantis par une institution financière, sauf la société, ou par une garantie d’une institution financière autre que la société,

(vii) consenti à une entité que la société contrôle;

b) placement dans des titres de créance, à l’exception :

(i) des titres de créance garantis par une institution financière, sauf la société, ou pleinement garantis par des dépôts auprès d’une institution financière, y compris la société, ou par des titres de créance garantis par une institution financière, sauf la société,

(ii) des titres de créance émis par le gouvernement du Canada ou d’une province, une municipalité, un de leurs organismes, le gouvernement d’un pays étranger ou d’une de ses subdivisions politiques, un organisme d’un tel gouvernement ou un organisme international prévu par règlement,

(iii) des titres de créance garantis par un gouvernement, une municipalité ou un organisme visé au sous-alinéa (ii) ou pleinement garantis par des titres émis par eux,

(iv) des titres de créance qui sont largement distribués, au sens des règlements,

(v) des titres de créance d’une entité que la société contrôle;

c) placement dans des actions d’une personne morale ou des titres de participation d’une entité non constituée en personne morale, à l’exception :

(i) des actions et titres qui sont largement distribués au sens des règlements,

(ii) des actions ou titres de participation d’une entité contrôlée par la société,

(iii) des actions participantes. (commercial loan)

véhicule à moteur Véhicule motorisé conçu pour être utilisé principalement sur la voie publique pour le transport de personnes ou de choses, à l’exclusion des :

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Definitions and Application	Définitions et champ d’application
Section 449	Article 449

(a) whose activities are limited to the investing of the funds of the entity so as to provide investment diversification and professional investment management to the holders of its securities; and	a) autobus, ambulances, camions utilitaires ou voitures de pompiers;

(b) whose securities entitle their holders to receive, on demand, or within a specified period after demand, an amount computed by reference to the value of a proportionate interest in the whole or in a part of its net assets, including a separate fund or trust account of the entity. (entité s’occupant de fonds mutuels)

b) véhicules motorisés destinés à un usage particulier, qui comportent d’importants éléments spéciaux de nature à les rendre propres à un usage spécifique. (motor vehicle)

participating share means a share of a body corporate that carries the right to participate in the earnings of the body corporate to an unlimited degree and to participate in a distribution of the remaining property of the body corporate on dissolution. (action participante)

permitted entity means an entity in which a company is permitted to acquire a substantial investment under section 453. (entité admissible)

prescribed subsidiary means a subsidiary that is one of a prescribed class of subsidiaries. (filiale réglementaire)

specialized financing entity means a specialized financing entity as defined in the regulations. (entité s’occupant de financement spécial)

Members of a company’s group	Membre du groupe d’une société

(2) For the purpose of this Part, a member of a company’s group is any of the following:	(2) Pour l’application de la présente partie, est membre du groupe d’une société :

(a) an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company;	a) toute entité visée aux alinéas 453(1)a) à f) qui contrôle la société;

(b) a subsidiary of the company or of an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company;	b) une filiale de la société ou de toute entité visée à l’un ou l’autre des alinéas 453(1)a) à f) qui contrôle la société;

(c) an entity in which the company, or an entity referred to in any of paragraphs 453(1)(a) to (f) that controls the company, has a substantial investment; or	c) une entité dans laquelle la société ou toute entité visée à l’un ou l’autre des alinéas 453(1)a) à f) qui contrôle la société ont un intérêt de groupe financier;

(d) a prescribed entity in relation to the company.	d) une entité visée par règlement.

Non-application of Part	Non-application

(3) This Part does not apply in respect of	(3) La présente partie ne s’applique pas :

(a) money or other assets held in trust by a company, other than guaranteed trust money and assets held in respect thereof;	a) à l’argent ou aux autres éléments d’actif détenus par la société à titre de fiduciaire, à l’exception des fonds en fiducie garantie et des éléments d’actif détenus à leur égard;

Current to February 11, 2020	266	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Definitions and Application	Définitions et champ d’application
Sections 449-451	Articles 449-451

(b) the holding of a security interest in real property, unless the security interest is prescribed pursuant to paragraph 467(a) to be an interest in real property; or	b) à la détention d’une sûreté sur un bien immeuble, sauf si celle-ci est considérée comme un intérêt immobilier au titre de l’alinéa 467a);

(c) the holding of a security interest in securities of an entity.	c) à la détention d’une sûreté sur les titres d’une entité.

1991, c. 45, ss. 449, 560; 1993, c. 34, s. 128(F); 1997, c. 15, s. 386; 2001, c. 9, s. 550; 2007, c. 6, s. 369; 2008, c. 28, s. 163; 2018, c. 27, s. 135.	1991, ch. 45, art. 449 et 560; 1993, ch. 34, art. 128(F); 1997, ch. 15, art. 386; 2001, ch. 9, art. 550; 2007, ch. 6, art. 369; 2008, ch. 28, art. 163; 2018, ch. 27, art. 135.

General Constraints on Investments	Restrictions générales relatives aux placements

Investment standards	Normes en matière de placements

450 The directors of a company shall establish and the company shall adhere to investment and lending policies, standards and procedures that a reasonable and prudent person would apply in respect of a portfolio of investments and loans to avoid undue risk of loss and obtain a reasonable return.

450 La société est tenue de se conformer aux principes, normes et procédures que son conseil d’administration a le devoir d’établir sur le modèle de ceux qu’une personne prudente mettrait en œuvre dans la gestion d’un portefeuille de placements et de prêts afin, d’une part, d’éviter des risques de perte indus et, d’autre part, d’assurer un juste rendement.

1991, c. 45, s. 450; 2001, c. 9, s. 550.	1991, ch. 45, art. 450; 2001, ch. 9, art. 550.

Limit — business growth fund	Limite : fonds de croissance des entreprises

450.1 (1) The aggregate value of all ownership interests in the business growth fund and the entities that the business growth fund controls that a company and its subsidiaries hold must not exceed $200,000,000.

450.1 (1) La valeur totale des titres de participation dans le fonds de croissance des entreprises et dans les entités que ce fonds contrôle détenus par la société et ses filiales ne peut excéder deux cents millions de dollars.

Application	Application

(2) For the purposes of subsection (1), the value of an ownership interest is determined by the amount paid for it at the time of its issuance.	(2) Pour l’application du paragraphe (1), la valeur d’un titre de participation correspond à la somme payée pour ce titre au moment de son émission.

2018, c. 27, s. 136.	2018, ch. 27, art. 136.

Restriction on control and substantial investments	Intérêt de groupe financier et contrôle

451 (1) Subject to subsections (2) to (4.4), no company shall acquire control of, or hold, acquire or increase a substantial investment in, any entity other than a permitted entity.

451 (1) Sous réserve des paragraphes (2) à (4.4), il est interdit à la société d’acquérir le contrôle d’une entité autre qu’une entité admissible ou de détenir, d’acquérir ou d’augmenter un intérêt de groupe financier dans une telle entité.

Exception: indirect investments	Exception : placements indirects

(2) A company may, subject to Part XI, acquire control of, or acquire or increase a substantial investment in, an entity other than a permitted entity by way of

(2) La société peut, sous réserve de la partie XI, acquérir le contrôle d’une entité autre qu’une entité admissible, ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, par l’acquisition :

(a) an acquisition of control of an entity referred to in any of paragraphs 453(1)(a) to (j), or of a prescribed entity, that controls or has a substantial investment in the entity; or	a) soit du contrôle d’une entité visée à l’un ou l’autre des alinéas 453(1)a) à j), ou d’une entité visée par règlement, qui contrôle l’entité ou a un intérêt de groupe financier dans celle-ci;

(b) an acquisition of shares or ownership interests in the entity by	b) soit d’actions ou de titres de participation de l’entité par :

Current to February 11, 2020	267	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
General Constraints on Investments	Restrictions générales relatives aux placements
Section 451	Article 451

(i) an entity referred to in any of paragraphs 453(1)(a) to (j), or a prescribed entity, that is controlled by the company, or	(i) soit une entité visée à l’un ou l’autre des alinéas 453(1)a) à j), ou une entité visée par règlement, que contrôle la société,

(ii) an entity controlled by an entity referred to in any of paragraphs 453(1)(a) to (j), or a prescribed entity, that is controlled by the company.	(ii) soit une entité que contrôle une entité visée à l’un ou l’autre des alinéas 453(1)a) à j), ou une entité visée par règlement, que contrôle la société.

Exception: temporary investments, realizations and loan workouts	Exception : placements temporaires

(3) A company may, subject to Part XI, acquire control of, or acquire or increase a substantial investment in, an entity by way of	(3) La société peut, sous réserve de la partie XI, acquérir le contrôle d’une entité ou acquérir ou augmenter un intérêt de groupe financier dans une entité :

(a) a temporary investment permitted by section 456;	a) soit en raison d’un placement temporaire prévu à l’article 456;

(b) an acquisition of shares of a body corporate or of ownership interests in an unincorporated entity permitted by section 457; or	b) soit par l’acquisition d’actions d’une personne morale, ou de titres de participation d’une entité non constituée en personne morale, aux termes de l’article 457;

(c) a realization of security permitted by section 458.	c) soit par la réalisation d’une sûreté aux termes de l’article 458.

Exception: specialized financing regulations	Exception : règlements

(4) A company may, subject to Part XI, acquire control of, or hold, acquire or increase a substantial investment in, an entity other than a permitted entity if it does so in accordance with regulations made under paragraph 452(d) concerning specialized financing.

(4) La société peut, sous réserve de la partie XI, acquérir le contrôle d’une entité autre qu’une entité admissible ou détenir, acquérir ou augmenter un intérêt de groupe financier dans une telle entité à condition de le faire conformément aux règlements, pris en vertu de l’alinéa 452d), relatifs au financement spécial.

Business growth fund	Fonds de croissance des entreprises

(4.1) Subject to section 450.1, subsections (4.2) to (4.4) and Part XI, a company may hold, acquire or increase a substantial investment in the business growth fund or any entity that the business growth fund controls.

(4.1) La société peut, sous réserve de l’article 450.1, des paragraphes (4.2) à (4.4) et de la partie XI, détenir, acquérir ou augmenter un intérêt de groupe financier dans le fonds de croissance des entreprises ou dans toute entité que ce fonds contrôle.

For greater certainty	Précision

(4.2) For greater certainty, a company is prohibited from acquiring control of the business growth fund or any entity that the business growth fund controls.	(4.2) Il est entendu que la société ne peut acquérir le contrôle du fonds de croissance des entreprises ou de toute entité que ce fonds contrôle.

Prohibition — entity	Interdiction : entités

(4.3) A company is prohibited from holding or acquiring a substantial investment in the business growth fund or any entity that the business growth fund controls if the business growth fund or any entity that the business growth fund controls holds or acquires shares of, or other ownership interests in, any of the following entities, or in any entity that controls any of the following entities:

(4.3) Il est interdit à la société de détenir ou d’acquérir un intérêt de groupe financier dans le fonds de croissance des entreprises ou dans toute entité que ce fonds contrôle si le fonds ou toute entité que ce fonds contrôle détient ou acquière des actions ou d’autres titres de participation dans une des entités ci-après ou dans toute entité qui contrôle une des entités suivantes :

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
General Constraints on Investments	Restrictions générales relatives aux placements
Section 451	Article 451

(a) an entity referred to in any of paragraphs 453(1)(a) to (j);	a) une entité qui est visée à l’un ou l’autre des alinéas 453(1)a) à j);

(b) an entity that is primarily engaged in the leasing of motor vehicles in Canada for the purpose of extending credit to a customer or financing a customer’s acquisition of a motor vehicle;	b) une entité dont l’activité principale est le crédit-bail de véhicules à moteur au Canada dans le but de faire crédit à un client ou de financer l’acquisition d’un véhicule à moteur par un client;

(c) an entity that is primarily engaged in providing temporary possession of personal property, including motor vehicles, to customers in Canada for a purpose other than to finance the customer’s acquisition of the property;

c) une entité dont l’activité principale consiste à accorder provisoirement la possession de biens meubles, notamment des véhicules à moteur, à des clients au Canada dans un but autre que celui de financer l’acquisition par ceux-ci de ces biens;

(d) an entity that acts as an insurance broker or agent in Canada; or	d) une entité qui agit à titre de courtier ou d’agent d’assurances au Canada;

(e) an entity that is engaged in any prescribed activity.	e) une entité qui exerce les activités prévues par règlement.

Prohibition — capital and loans	Interdiction : capitaux et prêts

(4.4) A company is prohibited from holding or acquiring a substantial investment in the business growth fund or any entity that the business growth fund controls if the business growth fund or any entity that the business growth fund controls holds shares of, or other ownership interests in, an entity or holds a loan made to an entity and, in respect of that entity and its affiliates, the aggregate value of the following exceeds $100,000,000:

(4.4) Il est interdit à la société de détenir ou d’acquérir un intérêt de groupe financier dans le fonds de croissance des entreprises ou dans toute entité que ce fonds contrôle si ce fonds ou toute entité que ce fonds contrôle détient des actions ou d’autres titres de participation dans une entité, ou détient un prêt fait à une entité, et, qu’à l’égard de cette entité et des entités de son groupe, le total des éléments ci-après excède cent millions de dollars :

(a) all ownership interests that are held by the company, the company’s subsidiaries, the business growth fund or the entities that the business growth fund controls, the value of those ownership interests as determined by the amount paid for them at the time each was first acquired by any of those entities; and

a) les sommes payées pour l’acquisition des titres de participation détenus par la société, par ses affiliés, par le fonds de croissance des entreprises ou par toute entité que ce fonds contrôle au moment où chacun de ces titres a été acquis pour la première fois par l’un de ceux-ci;

(b) the outstanding principal of all loans held by the business growth fund or the entities that the business growth fund controls.	b) le principal impayé de tous les prêts détenus par le fonds de croissance ou par toute entité que ce fonds contrôle.

Exception: uncontrolled event	Exception : fait involontaire

(5) A company is deemed not to contravene subsection (1) if the company acquires control of, or acquires or increases a substantial investment in, an entity solely as the result of an event not within the control of the company.

(5) La société est réputée ne pas contrevenir au paragraphe (1) quand elle acquiert le contrôle d’une entité ou acquiert ou augmente un intérêt de groupe financier dans une entité en raison uniquement d’un événement dont elle n’est pas maître.

Non-application of subsection (2)	Non-application du paragraphe (2)

(5.1) No company shall, under subsection (2), acquire control of, or acquire or increase a substantial investment in, an entity referred to in paragraph 453(1)(j).

(5.1) Il est interdit à la société de se prévaloir du paragraphe (2) pour acquérir le contrôle d’une entité visée à l’alinéa 453(1)j) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

Current to February 11, 2020	269	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
General Constraints on Investments	Restrictions générales relatives aux placements
Sections 451-453	Articles 451-453

Holding	Détention

(5.2) If a company holds a substantial investment in an entity referred to in paragraph 453(1)(j) that it acquired or increased under subsection (2) before the coming into force of subsection (5.1), the company may continue to hold that substantial investment.

(5.2) La société qui détient un intérêt de groupe financier dans une entité visée à l’alinéa 453(1)j) et qui s’est prévalue du paragraphe (2) pour acquérir ou augmenter cet intérêt avant l’entrée en vigueur du paragraphe (5.1) peut continuer à le détenir.

Application of other provision	Application d’une autre disposition

(6) Despite having acquired control of, or a substantial investment in, an entity under a particular provision of this Part, a company may continue to control the entity or hold the substantial investment in the entity as though it had made the acquisition under another provision of this Part so long as the conditions of that other provision are met.

(6) Malgré l’acquisition par elle du contrôle d’une entité ou d’un intérêt de groupe financier dans une entité au titre d’une disposition de la présente partie, la société peut continuer à contrôler l’entité ou à détenir l’intérêt de groupe financier comme si elle avait procédé à l’acquisition au titre d’une autre disposition de la présente partie, pourvu que les conditions prévues par cette autre disposition soient respectées.

Timing of deemed acquisition	Assimilation

(7) If a company decides to exercise its right under subsection (6), the company is deemed to be acquiring the control or the substantial investment under the other provision.	(7) Si elle décide d’exercer le pouvoir prévu au paragraphe (6), la société est réputée acquérir le contrôle ou l’intérêt de groupe financier au titre de l’autre disposition.

1991, c. 45, s. 451; 1997, c. 15, s. 387; 2001, c. 9, s. 550; 2007, c. 6, s. 370; 2013, c. 40, s. 167; 2018, c. 27, s. 137.	1991, ch. 45, art. 451; 1997, ch. 15, art. 387; 2001, ch. 9, art. 550; 2007, ch. 6, art. 370; 2013, ch. 40, art. 167; 2018, ch. 27, art. 137.

Regulations	Règlements

452 The Governor in Council may make regulations	452 Le gouverneur en conseil peut, par règlement :

(a) respecting the determination of the amount or value of loans, investments and interests for the purposes of this Part;	a) régir la détermination du montant ou de la valeur des prêts, placements ou intérêts pour l’application de la présente partie;

(b) respecting the loans and investments, and the maximum aggregate amount of all loans and investments, that may be made or acquired by a company and its prescribed subsidiaries to or in a person and any persons connected with that person;

b) régir les prêts et placements, ainsi que le montant total maximal de tous les prêts à une personne et aux autres personnes qui y sont liées que la société et ses filiales réglementaires peuvent consentir ou acquérir et tous les placements qu’elles peuvent y effectuer;

(c) specifying the classes of persons who are connected with any person for the purposes of paragraph (b); and	c) préciser les catégories de personnes qui sont liées à une personne pour l’application de l’alinéa b);

(d) concerning specialized financing for the purposes of subsection 451(4).	d) régir le financement spécial pour l’application du paragraphe 451(4).

1991, c. 45, s. 452; 2001, c. 9, s. 550.	1991, ch. 45, art. 452; 2001, ch. 9, art. 550.

Subsidiaries and Equity Investments	Filiales et placements

Permitted investments	Placements autorisés

453 (1) Subject to subsections (4) to (6) and Part XI, a company may acquire control of, or acquire or increase a substantial investment in	453 (1) Sous réserve des paragraphes (4) à (6) et de la partie XI, la société peut acquérir le contrôle des entités ci-après ou acquérir ou augmenter un intérêt de groupe financier dans ces entités :

(a) a company;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

a) une société;

(b) a bank;	b) une banque;

(c) a bank holding company;	c) une société de portefeuille bancaire;

(d) an association to which the Cooperative Credit Associations Act applies;	d) une association régie par la Loi sur les associations coopératives de crédit;

(e) an insurance company or a fraternal benefit society incorporated or formed under the Insurance Companies Act;	e) une société d’assurances ou une société de secours mutuel constituée ou formée sous le régime de la Loi sur les sociétés d’assurances;

(f) an insurance holding company;	f) une société de portefeuille d’assurances;

(g) a trust, loan or insurance corporation incorporated or formed by or under an Act of the legislature of a province;	g) une société de fiducie, de prêt ou d’assurances constituée en personne morale ou formée sous le régime d’une loi provinciale;

(h) a cooperative credit society incorporated or formed, and regulated, by or under an Act of the legislature of a province;	h) une société coopérative de crédit constituée en personne morale ou formée et réglementée sous le régime d’une loi provinciale;

(i) an entity that is incorporated or formed by or under an Act of Parliament or of the legislature of a province and that is primarily engaged in dealing in securities; or	i) une entité constituée en personne morale ou formée sous le régime d’une loi fédérale ou provinciale et dont l’activité principale est le commerce des valeurs mobilières;

(j) an entity that is incorporated or formed, and regulated, otherwise than by or under an Act of Parliament or of the legislature of a province and that is primarily engaged outside Canada in a business that, if carried on in Canada, would be the business of banking, the business of a cooperative credit society, the business of insurance, the business of providing fiduciary services or the business of dealing in securities.

j) une entité qui est constituée en personne morale ou formée et réglementée autrement que sous le régime d’une loi fédérale ou provinciale et qui exerce principalement, à l’étranger, des activités commerciales qui, au Canada, seraient des opérations bancaires, l’activité d’une société coopérative de crédit, des opérations d’assurance, la prestation de services fiduciaires ou le commerce de valeurs mobilières.

Permitted investments	Placements autorisés

(2) Subject to subsections (3) to (6) and Part XI, a company may acquire control of, or acquire or increase a substantial investment in, an entity, other than an entity referred to in any of paragraphs (1)(a) to (j), whose business is limited to one or more of the following:

(2) Sous réserve des paragraphes (3) à (6) et de la partie XI, la société peut acquérir le contrôle d’une entité, autre qu’une entité visée aux alinéas (1)a) à j), dont l’activité commerciale se limite à une ou plusieurs des activités suivantes ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité :

(a) engaging in any financial service activity or in any other activity that a company is permitted to engage in under any of paragraphs 409(2)(b) to (d) or section 410 or 411;	a) la prestation de services financiers ou toute autre activité qu’une société est autorisée à exercer dans le cadre de l’un ou l’autre des alinéas 409(2)b) à d) ou des articles 410 ou 411;

(b) acquiring or holding shares of, or ownership interests in, entities in which a company is permitted under this Part to hold or acquire;

b) la détention et l’acquisition d’actions ou d’autres titres de participation dans des entités dans lesquelles une société est autorisée, dans le cadre de la présente partie, à acquérir ou détenir de tels actions ou titres;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

(c) engaging in the provision of any services exclusively to any or all of the following, so long as the entity is providing those services to the company or any member of the company’s group:	c) la prestation de services aux seules entités suivantes — à la condition qu’ils soient aussi fournis à la société elle-même ou à un membre de son groupe :

(i) the company,	(i) la société elle-même,

(ii) any member of the company’s group,	(ii) un membre de son groupe,

(iii) any entity that is primarily engaged in the business of providing financial services,	(iii) une entité dont l’activité commerciale principale consiste en la prestation de services financiers,

(iv) any permitted entity in which an entity referred to in subparagraph (iii) has a substantial investment, or	(iv) une entité admissible dans laquelle une entité visée au sous-alinéa (iii) a un intérêt de groupe financier,

(v) any prescribed person, if it is doing so under prescribed terms and conditions, if any are prescribed;	(v) une personne visée par règlement — pourvu que la prestation se fasse selon les modalités éventuellement fixées par règlement;

(d) engaging in any activity that a company is permitted to engage in, other than an activity referred to in paragraph (a) or (e), that relates to	d) toute activité qu’une société peut exercer, autre qu’une activité visée aux alinéas a) ou e), se rapportant :

(i) the promotion, sale, delivery or distribution of a financial product or financial service that is provided by the company or any member of the company’s group, or	(i) soit à la vente, la promotion, la livraison ou la distribution d’un service ou d’un produit financiers fournis par la société ou un membre de son groupe,

(ii) if a significant portion of the business of the entity involves an activity referred to in subparagraph (i), the promotion, sale, delivery or distribution of a financial product or financial service that is provided by any other entity that is primarily engaged in the business of providing financial services;

(ii) soit, si l’activité commerciale de l’entité consiste, en grande partie, en une activité visée au sous-alinéa (i), à la vente, la promotion, la livraison ou la distribution d’un service ou d’un produit financiers d’une entité dont l’activité commerciale principale consiste en la prestation de services financiers;

(e) engaging in the activities referred to in the definition closed-end fund, mutual fund distribution entity or mutual fund entity in subsection 449(1); and	e) les activités visées aux définitions de courtier de fonds mutuels, entité s’occupant de fonds mutuels ou fonds d’investissement à capital fixe au paragraphe 449(1);

(f) engaging in prescribed activities, under prescribed terms and conditions, if any are prescribed.	f) les activités prévues par règlement, pourvu qu’elles s’exercent selon les modalités éventuellement fixées par règlement.

Restriction	Restriction

(3) A company may not acquire control of, or acquire or increase a substantial investment in, an entity whose business includes any activity referred to in any of paragraphs (2)(a) to (e) if the entity engages in the business of accepting deposit liabilities or if the activities of the entity include

(3) La société ne peut acquérir le contrôle d’une entité dont l’activité commerciale comporte une activité visée aux alinéas (2)a) à e), ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, si l’entité accepte des dépôts dans le cadre de son activité commerciale ou si les activités de l’entité comportent :

(a) activities that a company is not permitted to engage in under any of sections 417 and 418;	a) des activités qu’une société est empêchée d’exercer par les articles 417 et 418;

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

(b) dealing in securities, except as may be permitted under paragraph (2)(e) or as may be permitted to a company under paragraph 409(2)(c);	b) le commerce des valeurs mobilières, sauf dans la mesure où elle peut le faire dans le cadre de l’alinéa (2)e) ou une société peut le faire dans le cadre de l’alinéa 409(2)c);

(c) acting as an executor, administrator or official guardian or as a guardian, tutor, curator, judicial adviser or committee of a mentally incompetent person;	c) le fait d’agir comme exécuteur testamentaire, administrateur, gardien officiel, gardien, tuteur, curateur ou conseil judiciaire d’un incapable;

(d) being a trustee for a trust;	d) le fait d’agir comme fiduciaire;

(e) activities that a company is not permitted to engage in under any regulation made under section 416 if the entity engages in the activities of a finance entity or of any other entity as may be prescribed;

e) dans les cas où l’entité exerce les activités d’une entité s’occupant de financement ou d’une autre entité visée par règlement, des activités qu’une société est empêchée d’exercer par tout règlement pris en vertu de l’article 416;

(f) acquiring control of or acquiring or holding a substantial investment in another entity unless	f) l’acquisition du contrôle d’une autre entité, ou l’acquisition ou la détention d’un intérêt de groupe financier dans celle-ci, sauf si :

(i) in the case of an entity that is controlled by the company, the company itself would be permitted under this Part to acquire a substantial investment in the other entity, or	(i) dans le cas où l’entité est contrôlée par la société, l’acquisition par la société elle-même d’un intérêt de groupe financier dans l’autre entité serait permise aux termes de la présente partie,

(ii) in the case of an entity that is not controlled by the company, the company itself would be permitted to acquire a substantial investment in the other entity under subsection (1) or (2) or 451(2), paragraph 451(3)(b) or (c) or subsection 451(4); or

(ii) dans le cas où l’entité n’est pas contrôlée par la société, l’acquisition par la société elle-même d’un intérêt de groupe financier dans l’autre entité serait permise aux termes des paragraphes (1) ou (2) ou 451(2), des alinéas 451(3)b) ou c) ou du paragraphe 451(4);

(g) any prescribed activity.	g) des activités prévues par règlement.

Exception	Exception

(3.1) Despite paragraph (3)(d), a company may acquire control of, or acquire or increase a substantial investment in, any entity that acts as a trustee for a trust if the entity has been permitted under the laws of a province to act as a trustee for a trust and the following conditions are satisfied:

(3.1) Malgré l’alinéa (3)d), la société peut acquérir le contrôle d’une entité qui exerce des activités de fiduciaire ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, si les lois provinciales applicables permettent à l’entité d’exercer de telles activités et que les conditions suivantes sont réunies :

(a) the entity acts as a trustee only with respect to a closed-end fund or mutual fund entity; and	a) l’entité exerce les activités de fiduciaire uniquement pour un fonds d’investissement à capital fixe ou pour une entité s’occupant de fonds mutuels;

(b) if the entity engages in other business, that business is limited to engaging in one or more of the following:	b) dans le cas où elle exerce d’autres activités commerciales, celles-ci sont limitées aux activités suivantes :

(i) the activities of a mutual fund distribution entity,	(i) les activités d’un courtier de fonds mutuels,

(ii) any activity that a company is permitted to engage in under paragraph 410(1)(d.1), and	(ii) les services qu’une société est autorisée à fournir dans le cadre de l’alinéa 410(1)d.1),

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

(iii) the provision of investment counselling services and portfolio management services.	(iii) la prestation de services de conseil en placement et de gestion de portefeuille.

Control	Contrôle

(4) Subject to subsection (8) and the regulations, a company may not acquire control of, or acquire or increase a substantial investment in,

(4) Sous réserve du paragraphe (8) et des règlements, les règles suivantes s’appliquent à l’acquisition par la société du contrôle des entités suivantes et à l’acquisition ou à l’augmentation par elle d’un intérêt de groupe financier dans ces entités :

(a) an entity referred to in any of paragraphs (1)(a) to (j), unless	a) s’agissant d’une entité visée aux alinéas (1)a) à j), elle ne peut le faire que si :

(i) the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity, or	(i) soit elle la contrôle ou en acquiert de la sorte le contrôle, au sens de l’alinéa 3(1)d),

(ii) the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment;	(ii) soit elle est autorisée par règlement pris en vertu de l’alinéa 459a) à acquérir ou augmenter l’intérêt;

(b) an entity whose business includes one or more of the activities referred to in paragraph (2)(a) and that engages, as part of its business, in any financial intermediary activity that exposes the entity to material market or credit risk, including a finance entity, a factoring entity and a financial leasing entity, unless

b) s’agissant d’une entité dont l’activité commerciale comporte une activité visée à l’alinéa (2)a) et qui exerce, dans le cadre de son activité commerciale, des activités d’intermédiaire financier comportant des risques importants de crédit ou de marché, notamment une entité s’occupant d’affacturage, une entité s’occupant de crédit-bail ou une entité s’occupant de financement, elle ne peut le faire que si :

(i) the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity, or	(i) soit elle la contrôle ou en acquiert de la sorte le contrôle, au sens de l’alinéa 3(1)d),

(ii) the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment; or	(ii) soit elle est autorisée par règlement pris en vertu de l’alinéa 459a) à acquérir ou à augmenter l’intérêt;

(c) an entity whose business includes an activity referred to in paragraph (2)(b), including a specialized financing entity, unless	c) s’agissant d’une entité dont l’activité commerciale comporte une activité visée à l’alinéa (2)b), y compris une entité s’occupant de financement spécial, elle ne peut le faire que si :

(i) the company controls, within the meaning of paragraph 3(1)(d), the entity, or would thereby acquire control, within the meaning of that paragraph, of the entity,	(i) soit elle la contrôle ou en acquiert de la sorte le contrôle, au sens de l’alinéa 3(1)d),

(ii) the company is permitted by regulations made under paragraph 459(a) to acquire or increase the substantial investment, or	(ii) soit elle est autorisée par règlement pris en vertu de l’alinéa 459a) à acquérir ou à augmenter l’intérêt,

(iii) subject to prescribed terms and conditions, if any are prescribed, the activities of the entity do not include the acquisition or holding of control of, or the acquisition or holding of shares or other ownership interests in, an entity referred to in paragraph (a) or (b) or an entity that is not a permitted entity.

(iii) soit, sous réserve des modalités éventuellement fixées par règlement, les activités de l’entité ne comportent pas l’acquisition ou la détention du contrôle d’une entité visée aux alinéas a) ou b) ou d’une entité qui n’est pas une entité admissible, ni d’actions ou de titres de participation dans celle-ci.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

Minister’s approval	Agrément du ministre

(5) Subject to the regulations, a company may not, without the prior written approval of the Minister,	(5) Sous réserve des règlements, la société ne peut, sans avoir obtenu au préalable l’agrément écrit du ministre :

(a) acquire control of an entity referred to in paragraphs (1)(g) to (i) from a person who is not a member of the company’s group;	a) acquérir auprès d’une personne qui n’est pas un membre de son groupe le contrôle d’une entité visée aux alinéas (1)g) à i);

(b) acquire control of an entity referred to in paragraph (1)(j) or (4)(b), other than an entity whose activities are limited to the activities of one or more of the following entities, if the control is acquired from an entity referred to in any of paragraphs (1)(a) to (f) that is not a member of the company’s group:

b) acquérir, auprès d’une entité visée aux alinéas (1)a) à f) qui n’est pas un membre de son groupe, le contrôle d’une entité visée à l’alinéa (1)j) ou (4)b), autre qu’une entité dont les activités se limitent aux activités qu’exercent les entités suivantes :

(i) a factoring entity, or	(i) une entité s’occupant d’affacturage,

(ii) a financial leasing entity;	(ii) une entité s’occupant de crédit-bail;

(b.1) acquire control of an entity referred to in paragraph (1)(j) if the company is a company with equity of two billion dollars or more and	b.1) acquérir le contrôle d’une entité visée à l’alinéa (1)j), si, d’une part, la société est dotée de capitaux propres égaux ou supérieurs à deux milliards de dollars et, d’autre part :

A + B > C	A + B > C

where	où :

A is the value of the entity’s consolidated assets, as it would have been reported in the entity’s annual financial statements if those statements had been prepared immediately before the acquisition,	A représente la valeur de l’actif consolidé de l’entité qui aurait été déclarée dans ses états financiers annuels s’ils avaient été établis à la date précédant l’acquisition,

B   is the aggregate of the values of the consolidated assets of all other entities referred to in paragraph (1)(j) that the company has acquired control of within the preceding 12 months, as the value for each entity would have been reported in its annual financial statements if those statements had been prepared immediately before the acquisition of control of that entity, and

B   la valeur totale de l’actif consolidé des autres entités visées à l’alinéa (1)j) dont la société a acquis le contrôle au cours des douze mois précédents qui aurait été déclarée dans leurs états financiers s’ils avaient été établis à la date précédant l’acquisition du contrôle de chacune d’elles,

C  is 10% of the value of the company’s consolidated assets, as shown in the company’s last annual statement that was prepared before its first acquisition of control of an entity referred to in paragraph (1)(j) within the preceding 12 months;

C  dix pour cent de la valeur de l’actif consolidé de la société figurant dans le dernier rapport annuel établi avant la première date où elle a acquis le contrôle d’une des entités visées à l’alinéa (1)j) au cours des douze mois précédents;

(c) acquire control of, or acquire or increase a substantial investment in, an entity whose business includes one or more of the activities referred to in paragraph (2)(d);	c) acquérir le contrôle d’une entité dont l’activité commerciale comporte des activités visées à l’alinéa (2)d) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

(d) acquire control of, or acquire or increase a substantial investment in, an entity that engages in Cana-da in an activity described in paragraph 410(1)(c);	d) acquérir le contrôle d’une entité qui exerce au Canada des activités visées à l’alinéa 410(1)c) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

(d.1) acquire control of, or acquire or increase a substantial investment in, an entity that engages in an activity described in paragraph 410(1)(c.1); or	d.1) acquérir le contrôle d’une entité qui exerce des activités visées à l’alinéa 410(1)c.1) ou acquérir ou

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

augmenter un intérêt de groupe financier dans une telle entité;

(e) acquire control of, or acquire or increase a substantial investment in, an entity engaging in an activity prescribed for the purposes of paragraph (2)(f).	e) acquérir le contrôle d’une entité qui exerce des activités prévues par règlement d’application de l’alinéa (2)f) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

Matters for consideration	Facteurs à prendre en compte

(5.1) In addition to any matters or conditions provided for in this Act that are relevant to the granting of an approval, the Minister may, in considering whether to grant the approval under paragraph (5)(b.1), take into account all matters that he or she considers relevant in the circumstances, including

(5.1) Outre les facteurs et conditions prévus par la présente loi qui sont liés à l’octroi d’un agrément, le ministre peut prendre en compte tous les facteurs qu’il estime pertinents dans les circonstances avant d’octroyer son agrément en vertu de l’alinéa (5)b.1), notamment :

(a) the stability of the financial system in Canada; and	a) la stabilité du système financier canadien;

(b) the best interests of the financial system in Cana-da.	b) l’intérêt du système financier canadien.

Superintendent’s approval	Agrément du surintendant

(6) Subject to subsection (7) and the regulations, a company may not acquire control of, or acquire or increase a substantial investment in, an entity referred to in any of paragraphs (1)(g) to (j) and (4)(b) and (c) unless the company obtains the approval of the Superintendent.

(6) Sous réserve du paragraphe (7) et des règlements, la société ne peut acquérir le contrôle d’une entité visée à l’un ou l’autre des alinéas (1)g) à j) et (4)b) et c) ni acquérir ou augmenter un intérêt de groupe financier dans une telle entité sans avoir obtenu l’agrément du surintendant.

Exception	Exception

(7) Subsection (6) does not apply in respect of a particular transaction if	(7) Le paragraphe (6) ne s’applique pas à une opération dans l’un ou l’autre des cas suivants :

(a) the company is acquiring control of an entity, other than a specialized financing entity, and the only reason for which the company would, but for this subsection, require approval for the acquisition is that the entity carries on activities referred to in paragraph (2)(b);

a) l’entité dont le contrôle est acquis n’est pas une entité s’occupant de financement spécial et le seul motif pour lequel l’agrément serait exigé, n’eût été le présent paragraphe, est l’exercice par elle d’une activité visée à l’alinéa (2)b);

(b) the company is acquiring control of an entity whose activities are limited to the activities of a factoring entity or a financial leasing entity;	b) les activités de l’entité dont le contrôle est acquis se limitent aux activités qu’exercent une entité s’occupant d’affacturage ou une entité s’occupant de crédit-bail;

(c) the Minister has approved the transaction under subsection (5) or is deemed to have approved it under subsection 454(1);	c) le ministre a agréé l’opération dans le cadre du paragraphe (5) ou il est réputé l’avoir agréée dans le cadre du paragraphe 454(1);

(d) subject to subsection (7.1), the company is acquiring control of an entity (referred to in this paragraph as the “target entity”) referred to in paragraph (4)(b) or (c) and	d) sous réserve du paragraphe (7.1), l’entité dont le contrôle est acquis (appelée « entité cible » au présent alinéa) est une entité visée à l’un ou l’autre des alinéas (4)b) et c) et :

A/B < C	A/B < C

where	où :

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

A  is the aggregate of the values, as they would have been reported in the company’s annual financial statements if those statements were prepared on the day of the acquisition of control of the target entity, of

A  représente la somme de la valeur des éléments ci-après qui aurait été déclarée dans les états financiers annuels de la société s’ils avaient été établis à la date d’acquisition du contrôle de l’entité cible :

(i) the target entity’s consolidated assets,

(ii) the assets of the company and of any subsidiary of the company that were acquired, at any time within the 12 months preceding the acquisition of control of the target entity, from any entity that, at that time, held any of the assets referred to in subparagraph (i), and

(i) l’actif consolidé de l’entité cible,

(ii) les actifs de la société et de toute filiale de celle-ci qui ont été acquis, au cours des douze mois précédant l’acquisition du contrôle de l’entité cible, auprès d’une entité qui, au même moment, détenait des actifs visés au sous-alinéa (i),

(iii) the consolidated assets of any entity referred to in paragraph (4)(b) or (c) the control of which is acquired by the company at the same time as the acquisition of control of the target entity — or within the 12 months preceding the acquisition of control of the target entity if, at any time within those 12 months, that entity and the target entity were affiliates — excluding any assets referred to in subparagraph (i) or (ii) and the consolidated assets of an entity in respect of which no approval of the Superintendent is required under any of paragraphs (a) to (c),

(iii) l’actif consolidé de toute entité visée à l’un ou l’autre des alinéas (4)b) et c) dont le contrôle est acquis par la société en même temps qu’est acquis le contrôle de l’entité cible, ou au cours des douze mois précédant l’acquisition du contrôle de l’entité cible, si, au cours de cette période, l’entité était du même groupe que l’entité cible, à l’exception des actifs visés aux sous-alinéas (i) ou (ii) et de l’actif consolidé d’une entité à l’égard de laquelle la société n’a pas à obtenir l’agrément du surintendant aux termes de l’un ou l’autre des alinéas a) à c),

B is the value of the company’s consolidated assets, as shown in its last annual statement prepared before the acquisition of control of the target entity, and	B la valeur de l’actif consolidé de la société figurant dans le dernier rapport annuel établi avant la date d’acquisition du contrôle de l’entité cible,

C is	C est égal :

(i) 0.01, in the case of a company with equity of 12 billion dollars or more, or	(i) à 0,01, dans le cas où la société est dotée de capitaux propres égaux ou supérieurs à douze milliards de dollars,

(ii) 0.02, in the case of any other company; or	(ii) à 0,02, dans les autres cas;

(e) the company is acquiring or increasing a substantial investment in an entity (referred to in this paragraph as the “target entity”) without acquiring control of it, and	e) l’acquisition ou l’augmentation d’un intérêt de groupe financier dans l’entité (appelée « entité cible » au présent alinéa), sans acquérir le contrôle de celle-ci, et :

A/B < C	A/B < C

where	où :

A  is the aggregate of the values, as they would have been reported in the company’s annual financial statements if those statements were prepared on the day of the acquisition or increase of the substantial investment in the target entity, of

A  représente la somme de la valeur des éléments ci-après qui aurait été déclarée dans les états financiers annuels de la société s’ils avaient été établis à la date d’acquisition ou d’augmentation de l’intérêt de groupe financier dans l’entité cible :

(i) the shares of, or other ownership interests in, the target entity that the company or a subsidiary of the company is acquiring in the transaction that results in the acquisition or increase of a substantial investment in the target entity, and the shares of, or other ownership

(i) les actions ou les autres titres de participation de l’entité cible acquis par la société ou sa filiale, et les actions ou les autres titres de participation de l’entité cible détenus par une entité dont le contrôle est acquis par la société, dans le cadre de l’opération qui résulte

Current to February 11, 2020	277	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Section 453	Article 453

interests in, the target entity that are held by an entity the control of which the company is acquiring in the transaction that results in the acquisition or increase of a substantial investment in the target entity, en l’acquisition ou l’augmentation de l’intérêt de groupe financier dans l’entité cible,

(ii) the shares of, or other ownership interests in, the target entity that are held by the company or a subsidiary of the company and that were acquired by the company or the subsidiary within the 12 months preceding the transaction referred to in subparagraph (i), and

(ii) les actions ou les autres titres de participation de l’entité cible détenus par la société ou sa filiale et acquis par la société ou sa filiale au cours des douze mois précédant l’opération visée au sous-alinéa (i),

(iii) the shares of, or other ownership interests in, the target entity that are held by a subsidiary of the company the control of which was acquired by the company within the 12 months preceding the transaction referred to in sub-paragraph (i), excluding any shares or other ownership interests referred to in subpara-graph (ii),

(iii) les actions ou les autres titres de participation de l’entité cible détenus par une filiale de la société dont le contrôle a été acquis par celle-ci au cours des douze mois précédant l’opération visée au sous-alinéa (i), à l’exception des actions ou des autres titres de participation visés au sous-alinéa (ii),

B   is the value of the company’s consolidated assets, as shown in its last annual statement prepared before the transaction that results in the acquisition or increase of the substantial investment in the target entity, and

B   la valeur de l’actif consolidé de la société figurant dans le dernier rapport annuel établi avant la date de l’opération qui résulte en l’acquisition ou l’augmentation de l’intérêt de groupe financier dans l’entité cible,

C is	C est égal :

(i) 0.005, in the case of a company with equity of 12 billion dollars or more, or	(i) à 0,005, dans le cas où la société est dotée de capitaux propres égaux ou supérieurs à douze milliards de dollars,

(ii) 0.01, in the case of any other company.	(ii) à 0,01, dans les autres cas.

No exception for deemed acquisition	Aucune exception pour les acquisitions réputées

(7.1) The exception in paragraph (7)(d) does not apply with respect to a deemed acquisition of control under subsection 451(7).	(7.1) L’exception prévue à l’alinéa (7)d) ne s’applique pas à l’égard de l’acquisition du contrôle réputée qui est visée au paragraphe 451(7).

Control not required	Contrôle non requis

(8) A company need not control an entity referred to in paragraph (1)(j), or an entity that is incorporated or formed otherwise than by or under an Act of Parliament or of the legislature of a province, if the laws or customary business practices of the country under the laws of which the entity was incorporated or formed do not permit the company to control the entity.

(8) Il n’est pas nécessaire que la société contrôle l’entité visée à l’alinéa (1)j) ou toute autre entité constituée à l’étranger si les lois ou les pratiques commerciales du pays sous le régime des lois duquel l’entité a été constituée lui interdisent d’en détenir le contrôle.

Prohibition on giving up control in fact	Abandon du contrôle de fait

(9) A company that, under subsection (4), controls an entity may not, without the prior written approval of the Minister, give up control, within the meaning of paragraph 3(1)(d), of the entity while it continues to control the entity.

(9) La société qui contrôle une entité en vertu du paragraphe (4) ne peut, sans l’agrément écrit du ministre, se départir du contrôle au sens de l’alinéa 3(1)d) tout en continuant de la contrôler d’une autre façon.

Current to February 11, 2020	278	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Sections 453-455	Articles 453-455

Giving up control	Aliénation d’actions

(10) A company that, under subsection (4), controls an entity may, with the prior written approval of the Superintendent, give up control of the entity while keeping a substantial investment in the entity if

(10) La société qui contrôle une entité en vertu du paragraphe (4) peut, avec l’agrément préalable du surintendant donné par écrit, se départir du contrôle tout en maintenant dans celle-ci un intérêt de groupe financier si :

(a) the company is permitted to do so by regulations made under paragraph 459(c); or	a) soit elle-même y est autorisée par règlement pris en vertu de l’alinéa 459c);

(b) the entity meets the conditions referred to in sub-paragraph (4)(c)(iii).	b) soit l’entité remplit les conditions visées au sous-alinéa (4)c)(iii).

Subsections do not apply	Présomption d’agrément

(11) If a company controls, within the meaning of paragraph 3(1)(a), (b) or (c), an entity, subsections (5) and (6) do not apply in respect of any subsequent increases by the company of its substantial investment in the entity so long as the company continues to control the entity.

(11) Si la société contrôle, au sens des alinéas 3(1)a), b) ou c), une entité, les paragraphes (5) et (6) ne s’appliquent pas aux augmentations postérieures par la société de son intérêt de groupe financier dans l’entité tant qu’elle continue de la contrôler.

1991, c. 45, s. 453; 1997, c. 15, s. 388; 1999, c. 28, s. 141; 2001, c. 9, s. 550; 2007, c. 6, s. 371; 2012, c. 5, s. 179; 2018, c. 27, s. 130.	1991, ch. 45, art. 453; 1997, ch. 15, art. 388; 1999, ch. 28, art. 141; 2001, ch. 9, art. 550; 2007, ch. 6, art. 371; 2012, ch. 5, art. 179; 2018, ch. 27, art. 130.

Approval for indirect investments	Agrément des intérêts indirects

454 (1) If a company obtains the approval of the Minister under subsection 453(5) to acquire control of, or to acquire or increase a substantial investment in, an entity and, through that acquisition or increase, the company indirectly acquires control of, or acquires or increases a substantial investment in, another entity that would require the approval of the Minister under subsection 453(5) or the Superintendent under subsection 453(6) and that indirect acquisition or increase is disclosed to the Minister in writing before the approval is obtained, the company is deemed to have obtained the approval of the Minister or the Superintendent for that indirect acquisition or increase.

454 (1) La société qui reçoit l’agrément du ministre dans le cadre du paragraphe 453(5) pour l’acquisition du contrôle d’une entité ou pour l’acquisition ou l’augmentation d’un intérêt de groupe financier dans une entité est réputée avoir reçu cet agrément pour l’acquisition du contrôle ou l’acquisition ou l’augmentation d’un intérêt de groupe financier qu’elle se trouve de ce fait à faire indirectement dans une autre entité pour laquelle l’agrément du ministre ou du surintendant serait requis dans le cadre des paragraphes 453(5) ou (6), à la condition d’avoir informé le ministre par écrit de cette acquisition ou augmentation indirecte avant d’obtenir l’agrément.

Approval for indirect investments	Agrément des intérêts indirects

(2) If a company obtains the approval of the Superintendent under subsection 453(6) to acquire control of, or to acquire or increase a substantial investment in, an entity and, through that acquisition or increase the company indirectly acquires control of, or acquires or increases a substantial investment in, another entity that would require the approval of the Superintendent under that subsection and that indirect acquisition or increase is disclosed to the Superintendent in writing before the approval is obtained, the company is deemed to have obtained the approval of the Superintendent for that indirect acquisition or increase.

(2) La société qui reçoit l’agrément du surintendant dans le cadre du paragraphe 453(6) pour l’acquisition du contrôle d’une entité ou l’acquisition ou l’augmentation d’un intérêt de groupe financier dans une entité est réputée avoir reçu cet agrément pour l’acquisition du contrôle ou l’acquisition ou l’augmentation d’un intérêt de groupe financier qu’elle se trouve de ce fait à faire indirectement dans une autre entité pour laquelle l’agrément du surintendant serait requis dans le cadre du paragraphe 453(6), à la condition d’avoir informé le surintendant par écrit de cette acquisition ou augmentation indirecte avant d’obtenir l’agrément.

1991, c. 45, s. 454; 2001, c. 9, s. 550.	1991, ch. 45, art. 454; 2001, ch. 9, art. 550.

Undertakings	Engagement

455 (1) If a company controls a permitted entity, other than an entity referred to in any of paragraphs 453(1)(a)	455 (1) La société qui contrôle une entité admissible, autre qu’une entité visée aux alinéas 453(1)a) à f), prend

Current to February 11, 2020	279	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Subsidiaries and Equity Investments	Filiales et placements
Sections 455-456	Articles 455-456

to (f), the company shall provide the Superintendent with any undertakings that the Superintendent may require regarding	auprès du surintendant les engagements que celui-ci peut exiger relativement :

(a) the activities of the entity; and	a) à l’activité de l’entité;

(b) access to information about the entity.	b) à l’accès à l’information la concernant.

Undertakings	Engagement

(2) If a company acquires control of an entity referred to in any of paragraphs 453(1)(g) to (j), the company shall provide the Superintendent with any undertakings concerning the entity that the Superintendent may require.

(2) La société qui acquiert le contrôle d’une entité visée à l’un ou l’autre des alinéas 453(1)g) à j) prend auprès du surintendant les engagements relatifs à l’entité qu’il peut exiger.

Agreements with other jurisdictions	Entente

(3) The Superintendent may enter into an agreement with the appropriate official or public body responsible for the supervision of an entity referred to in any of paragraphs 453(1)(g) to (j) in each province or in any other jurisdiction concerning any matters referred to in paragraphs (1)(a) and (b) or any other matter the Superintendent considers appropriate.

(3) Le surintendant peut conclure une entente avec la personne ou l’organisme chargé de la supervision des entités visées aux alinéas 453(1)g) à j) dans chaque province ou autre territoire concernant toute question visée aux alinéas (1)a) et b) ou toute autre question qu’il juge utile.

Access to records	Droit d’accès

(4) Despite any other provision of this Part, a company shall not control a permitted entity, other than an entity referred to in any of paragraphs 453(1)(a) to (f), unless, in the course of the acquisition of control or within a reasonable time after the control is acquired, the company obtains from the permitted entity an undertaking to provide the Superintendent with reasonable access to the records of the permitted entity.

(4) Par dérogation à toute autre disposition de la présente partie, la société ne peut contrôler une entité admissible, autre qu’une entité visée aux alinéas 453(1)a) à f), que si elle obtient de celle-ci, durant l’acquisition même ou dans un délai acceptable après celle-ci, l’engagement de donner au surintendant un accès suffisant à ses livres.

1991, c. 45, s. 455; 2001, c. 9, s. 550.	1991, ch. 45, art. 455; 2001, ch. 9, art. 550.

Exceptions and Exclusions	Exceptions et exclusions

Temporary investments in entity	Placements provisoires dans des entités

456 (1) Subject to subsection (4), a company may, by way of a temporary investment, acquire control of, or acquire or increase a substantial investment in, an entity but, within two years, or any other period that may be specified or approved by the Superintendent, after acquiring control or after acquiring or increasing the substantial investment, as the case may be, it shall do all things necessary to ensure that it no longer controls the entity or has a substantial investment in the entity.

456 (1) Sous réserve du paragraphe (4), la société peut, au moyen d’un placement provisoire, acquérir le contrôle d’une entité ou acquérir ou augmenter un intérêt de groupe financier dans une entité; elle doit toutefois prendre les mesures nécessaires pour assurer l’élimination du contrôle ou de cet intérêt dans les deux ans qui suivent l’acquisition du contrôle ou l’acquisition ou l’augmentation de l’intérêt, selon le cas, ou tout autre délai agréé ou spécifié par le surintendant.

Transitional	Disposition transitoire

(2) Despite subsection (1), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company subsequently increases that substantial investment by way of a temporary investment, the company

(2) Par dérogation au paragraphe (1), la société qui existait le 1er juin 1992 et détenait le 27 septembre 1990 un intérêt dans une entité constituant un intérêt de groupe financier au sens de l’article 10 et qui augmente par la suite cet intérêt au moyen d’un placement provisoire doit prendre les mesures nécessaires pour

Current to February 11, 2020	280	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Exceptions and Exclusions	Exceptions et exclusions
Sections 456-457	Articles 456-457

shall, within two years, or any other period that is specified or approved by the Superintendent, after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

annuler l’augmentation dans les deux ans qui suivent cette date ou tout autre délai agréé ou spécifié par le surintendant.

Extension	Prolongation

(3) The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of two years, or the other period specified or approved by the Superintendent, that is referred to in subsection (1) or (2) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

(3) Le surintendant peut, sur demande, accorder à une société une ou plusieurs prolongations des délais prévus aux paragraphes (1) ou (2) de la durée et aux conditions qu’il estime indiquées.

Temporary investment	Placement provisoire

(4) If a company, by way of temporary investment, acquires control of, or acquires or increases a substantial investment in, an entity for which the approval of the Minister would have been required under subsection 453(5) if the company had acquired the control, or acquired or increased the substantial investment, under section 453, the company must, within 90 days after acquiring control or after acquiring or increasing the substantial investment,

(4) La société qui, au moyen d’un placement provisoire, acquiert le contrôle ou acquiert ou augmente un intérêt de groupe financier dans un cas où l’agrément du ministre aurait été requis dans le cadre du paragraphe 453(5) si le contrôle avait été acquis ou l’intérêt de groupe financier acquis ou augmenté au titre de l’article 453 doit, dans les quatre-vingt-dix jours qui suivent l’acquisition :

(a) apply to the Minister for approval to retain control of the entity or to continue to hold the substantial investment in the entity for a period specified by the Minister or for an indeterminate period on any terms and conditions that the Minister considers appropriate; or

a) soit demander l’agrément du ministre pour continuer à détenir le contrôle ou l’intérêt pour la période précisée par le ministre ou pour une période indéterminée, aux conditions que celui-ci estime appropriées;

(b) do all things necessary to ensure that, on the expiry of the 90 days, it no longer controls the entity or does not have a substantial investment in the entity.	b) soit prendre les mesures nécessaires pour éliminer le contrôle ou ne plus détenir un intérêt de groupe financier à l’expiration des quatre-vingt-dix jours.

Indeterminate extension	Placement provisoire

(5) If a company, by way of temporary investment, acquires control of, or acquires or increases a substantial investment in, an entity for which the approval of the Superintendent would have been required under subsection 453(6) if the company had acquired the control, or acquired or increased the substantial investment, under section 453, the Superintendent may, on application, permit the company to retain control of the entity or to continue to hold the substantial investment in the entity for an indeterminate period, on any terms and conditions that the Superintendent considers appropriate.

(5) Si la société, au moyen d’un placement provisoire, acquiert le contrôle ou acquiert ou augmente un intérêt de groupe financier dans un cas où l’agrément du surintendant aurait été requis dans le cadre du paragraphe 453(6) si le contrôle avait été acquis ou l’intérêt de groupe financier acquis ou augmenté au titre de l’article 453, le surintendant peut, sur demande, autoriser la société à conserver le contrôle de l’entité ou l’intérêt de groupe financier pour une période indéterminée, aux conditions qu’il estime appropriées.

1991, c. 45, s. 456; 2001, c. 9, s. 550; 2007, c. 6, s. 372.	1991, ch. 45, art. 456; 2001, ch. 9, art. 550; 2007, ch. 6, art. 372.

Loan workouts	Défaut

457 (1) Despite anything in this Part, if a company or any of its subsidiaries has made a loan to an entity and, under the terms of the agreement between the company,	457 (1) Par dérogation aux autres dispositions de la présente partie, lorsqu’elle ou une de ses filiales ont consenti un prêt à une entité et que s’est produit un

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Exceptions and Exclusions	Exceptions et exclusions
Section 457	Article 457

or any of its subsidiaries, and the entity with respect to the loan and any other documents governing the terms of the loan, a default has occurred, the company may acquire	défaut prévu dans l’accord conclu entre la société ou sa filiale et l’entité relativement au prêt et aux autres documents en fixant les modalités, la société peut acquérir, selon le cas :

(a) if the entity is a body corporate, all or any of the shares of the body corporate;	a) si l’entité est une personne morale, tout ou partie de ses actions;

(b) if the entity is an unincorporated entity, all or any of the ownership interests in the entity;	b) si elle est une entité non constituée en personne morale, tout ou partie de ses titres de participation;

(c) all or any of the shares or all or any of the ownership interests in any entity that is an affiliate of the entity;	c) tout ou partie des actions ou des titres de participation des entités qui sont du même groupe — au sens de l’article 2 — que l’entité en question;

(d) all or any of the shares of a body corporate that is primarily engaged in holding shares of, ownership interests in or assets acquired from the entity or any of its affiliates; or

d) tout ou partie des actions de la personne morale dont l’activité principale est de détenir des actions ou des titres de participation de l’entité ou des entités de son groupe — au sens de l’article 2 — , ou des éléments d’actif acquis de ces dernières;

(e) all or any of the ownership interests in any entity that is primarily engaged in holding shares of, ownership interests in or assets acquired from the entity or any of its affiliates.

e) tout ou partie des titres de participation d’une entité dont l’activité principale consiste à détenir des actions ou des titres de participation de l’entité ou des entités de son groupe ou des éléments d’actif acquis de ces dernières.

Obligation of company	Obligation d’éliminer l’intérêt

(2) If a company acquires shares or ownership interests in an entity under subsection (1), the company shall, within five years after acquiring them do all things necessary to ensure that the company does not control the entity or have a substantial investment in the entity.

(2) La société doit cependant prendre les mesures nécessaires pour assurer l’élimination du contrôle ou de tout intérêt de groupe financier dans les entités visées au paragraphe (1) dans les cinq ans suivant l’acquisition des actions ou des titres de participation.

Transitional	Disposition transitoire

(3) Despite subsection (1), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company later increases that substantial investment by way of an investment made under subsection (1), the company shall, within five years after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

(3) Par dérogation au paragraphe (1), la société qui existait le 1er juin 1992 et détenait le 27 septembre 1990 un intérêt dans une entité constituant un intérêt de groupe financier au sens de l’article 10 et qui augmente par la suite cet intérêt au moyen d’un placement visé au paragraphe (1) doit prendre les mesures nécessaires pour annuler l’augmentation dans les cinq ans suivant cette date.

Extension	Prolongation

(4) The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of five years referred to in subsection (2) or (3) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

(4) Le surintendant peut, sur demande, accorder à une société une ou plusieurs prolongations du délai prévu aux paragraphes (2) ou (3) de la durée et aux conditions qu’il estime indiquées.

Current to February 11, 2020	282	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Exceptions and Exclusions	Exceptions et exclusions
Sections 457-458	Articles 457-458

Exception — entities controlled by foreign governments	Exception : entités contrôlées par un gouvernement étranger

(5) Despite anything in this Part, if a company has made a loan to, or holds a debt obligation of, the government of a foreign country or an entity controlled by the government of a foreign country and, under the terms of the agreement between the company and that government or the entity, as the case may be, and any other documents governing the terms of the loan or debt obligation, a default has occurred, the company may acquire all or any of the shares of, or ownership interests in, that entity or in any other entity designated by that government, if the acquisition is part of a debt restructuring program of that government.

(5) Par dérogation aux autres dispositions de la présente partie, lorsqu’elle a consenti un prêt à un gouvernement d’un pays étranger ou à une entité contrôlée par celui-ci, ou qu’elle détient un titre de créance d’un tel gouvernement ou d’une telle entité, et que s’est produit un défaut prévu dans l’accord conclu entre eux relativement au prêt ou au titre de créance et aux autres documents en fixant les modalités, la société peut acquérir tout ou partie des actions ou titres de participation de l’entité ou de toute autre entité désignée par ce gouvernement si l’acquisition fait partie d’un programme de réaménagement de la dette publique du même gouvernement.

Time for holding shares	Période de détention

(6) If a company acquires any shares or ownership interests under subsection (5), the company may, on any terms and conditions that the Superintendent considers appropriate, hold those shares or ownership interests for an indeterminate period or for any other period that the Superintendent may specify.

(6) La société peut, conformément aux modalités que le surintendant estime indiquées, détenir les actions ou titres de participation acquis en vertu du paragraphe (5) pendant une période indéterminée ou la période précisée par le surintendant.

Exception	Exception

(7) If, under subsection (1), a company acquires control of, or acquires or increases a substantial investment in, an entity that it would otherwise be permitted to acquire or increase under section 453, the company may retain control of the entity or continue to hold the substantial investment for an indeterminate period if the approval in writing of the Minister is obtained before the end of the period referred to in subsection (2) or (3), including any extension of it granted under subsection (4).

(7) La société qui, dans le cadre du paragraphe (1), acquiert le contrôle d’une entité qu’elle serait par ailleurs autorisée à acquérir en vertu de l’article 453 ou acquiert ou augmente un intérêt de groupe financier qu’elle serait par ailleurs autorisée à acquérir ou augmenter en vertu de cet article peut continuer à détenir le contrôle ou l’intérêt pour une période indéterminée si elle obtient l’agrément écrit du ministre avant l’expiration du délai prévu aux paragraphes (2) ou (3) et prolongé, le cas échéant, aux termes du paragraphe (4).

1991, c. 45, s. 457; 1997, c. 15, s. 389; 2001, c. 9, s. 550; 2007, c. 6, s. 373.	1991, ch. 45, art. 457; 1997, ch. 15, art. 389; 2001, ch. 9, art. 550; 2007, ch. 6, art. 373.

Realizations	Réalisation d’une sûreté

458 (1) Despite anything in this Act, a company may acquire	458 (1) Par dérogation aux autres dispositions de la présente loi, la société peut, s’ils découlent de la réalisation d’une sûreté détenue par elle ou une de ses filiales :

(a) an investment in a body corporate,	a) effectuer un placement dans une personne morale;

(b) an interest in an unincorporated entity, or	b) acquérir un intérêt dans une entité non constituée en personne morale;

(c) an interest in real property, if the investment or interest is acquired through the realization of a security interest held by the company or any of its subsidiaries.	c) acquérir un intérêt immobilier.

Disposition	Aliénation

(2) Subject to subsection 76(2), if a company acquires control of, or acquires a substantial investment in, an entity by way of the realization of a security interest held by	(2) Sous réserve du paragraphe 76(2), la société qui acquiert, du fait de la réalisation d’une sûreté qu’elle ou une de ses filiales détient, le contrôle d’une entité ou un

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Exceptions and Exclusions	Exceptions et exclusions
Sections 458-459	Articles 458-459

the company or any of its subsidiaries, the company shall, within five years after the day on which control or the substantial investment is acquired, do all things necessary, or cause its subsidiary to do all things necessary, as the case may be, to ensure that the company no longer controls the entity or has a substantial investment in the entity.

intérêt de groupe financier dans une entité doit prendre, ou faire prendre par sa filiale, selon le cas, les mesures nécessaires pour assurer l’élimination du contrôle ou de l’intérêt dans les cinq ans suivant son acquisition.

Transitional	Disposition transitoire

(3) Despite subsection (2), if a company that was in existence immediately before June 1, 1992 had an investment in an entity on September 27, 1990 that is a substantial investment within the meaning of section 10 and the company later increases that substantial investment by way of a realization of a security interest under subsection (1), the company shall, within five years after increasing the substantial investment, do all things necessary to ensure that its substantial investment in the entity is no greater than it was on September 27, 1990.

(3) Par dérogation au paragraphe (2), la société qui existait le 1er juin 1992 et détenait le 27 septembre 1990 un intérêt dans une entité constituant un intérêt de groupe financier au sens de l’article 10 et qui augmente par la suite cet intérêt du fait de la réalisation d’une sûreté doit prendre les mesures nécessaires pour annuler l’augmentation dans les cinq ans suivant cette date.

Extension	Prolongation

(4) The Superintendent may, in the case of any particular company that makes an application under this subsection, extend the period of five years referred to in subsection (2) or (3) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

(4) Le surintendant peut, sur demande, accorder à une société une ou plusieurs prolongations du délai de cinq ans visé aux paragraphes (2) ou (3) de la durée et aux conditions qu’il estime indiquées.

Exception	Exception

(5) If, under subsection (1), a company acquires control of, or acquires or increases a substantial investment in, an entity that it would otherwise be permitted to acquire or increase under section 453, the company may retain control of the entity or continue to hold the substantial investment for an indeterminate period if the approval in writing of the Minister is obtained before the end of the period referred to in subsection (2) or (3), including any extension of it granted under subsection (4).

(5) La société qui, dans le cadre du paragraphe (1), acquiert le contrôle d’une entité qu’elle serait par ailleurs autorisée à acquérir en vertu de l’article 453 ou acquiert ou augmente un intérêt de groupe financier qu’elle serait par ailleurs autorisée à acquérir ou augmenter en vertu de cet article peut continuer à détenir le contrôle ou l’intérêt pour une période indéterminée si elle obtient l’agrément écrit du ministre avant l’expiration du délai prévu aux paragraphes (2) ou (3) et prolongé, le cas échéant, aux termes du paragraphe (4).

1991, c. 45, s. 458; 1997, c. 15, s. 390; 2001, c. 9, s. 550.	1991, ch. 45, art. 458; 1997, ch. 15, art. 390; 2001, ch. 9, art. 550.

Regulations restricting ownership	Règlements limitant le droit de détenir des actions

459 The Governor in Council may make regulations	459 Le gouverneur en conseil peut, par règlement :

(a) for the purposes of subsection 453(4), permitting the acquisition of control or the acquisition or increase of substantial investments, or prescribing the circumstances under which that subsection does not apply or the companies or other entities in respect of which that subsection does not apply, including prescribing companies or other entities on the basis of the activities they engage in;

a) pour l’application du paragraphe 453(4), autoriser l’acquisition du contrôle ou l’acquisition ou l’augmentation des intérêts de groupe financier, ou préciser les circonstances dans lesquelles ce paragraphe ne s’applique pas ou préciser les sociétés ou autres entités, notamment selon les activités qu’elles exercent, auxquelles ce paragraphe ne s’applique pas;

(b) for the purposes of subsection 453(5) or (6), permitting the acquisition of control or the acquisition or	b) pour l’application des paragraphes 453(5) ou (6), autoriser l’acquisition du contrôle ou l’acquisition ou

Current to February 11, 2020	284	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Exceptions and Exclusions	Exceptions et exclusions
Sections 459-460	Articles 459-460

increase of substantial investments, or prescribing the circumstances under which either of those subsections does not apply or the companies or other entities in respect of which either of those subsections does not apply, including prescribing companies or other entities on the basis of the activities they engage in;

l’augmentation des intérêts de groupe financier, ou préciser les circonstances dans lesquelles l’un ou l’autre de ces paragraphes ne s’applique pas ou préciser les sociétés ou autres entités, notamment selon les activités qu’elles exercent, auxquelles l’un ou l’autre de ces paragraphes ne s’applique pas;

(c) for the purposes of subsection 453(10), permitting a company to give up control of an entity; and	c) autoriser une société à renoncer au contrôle pour l’application du paragraphe 453(10);

(d) restricting the ownership by a company of shares of a body corporate or of ownership interests in an unincorporated entity under sections 453 to 458 and imposing terms and conditions applicable to companies that own such shares or interests.

d) limiter, en application des articles 453 à 458, le droit de la société de posséder des actions d’une personne morale ou des titres de participation d’entités non constituées en personne morale et imposer des conditions à la société qui en possède.

1991, c. 45, s. 459; 1997, c. 15, s. 391; 2001, c. 9, s. 550.	1991, ch. 45, art. 459; 1997, ch. 15, art. 391; 2001, ch. 9, art. 550.

Portfolio Limits	Limites relatives aux placements

Exclusion from portfolio limits	Restriction

460 (1) Subject to subsection (3), the value of all loans, investments and interests acquired by a company and any of its prescribed subsidiaries under section 457 or as a result of a realization of a security interest is not to be included in calculating the value of loans, investments and interests of the company and its prescribed subsidiaries under sections 461 to 466

460 (1) Sous réserve du paragraphe (3), la valeur de l’ensemble des prêts et placements faits et des intérêts acquis par la société et ses filiales réglementaires soit par la réalisation d’une sûreté, soit en vertu de l’article 457, n’est pas prise en compte dans le calcul de la valeur des prêts, placements et intérêts de la société et de ses filiales réglementaires visés aux articles 461 à 466 :

(a) for a period of twelve years following the day on which the interest was acquired, in the case of an interest in real property; and	a) dans le cas d’un intérêt immobilier, pendant douze ans suivant la date de son acquisition;

(b) for a period of five years after the day on which the loan, investment or interest was acquired, in the case of a loan, investment or interest, other than an interest in real property.	b) dans le cas d’un prêt, d’un placement ou d’un autre intérêt, pendant cinq ans suivant la date où il a été fait ou acquis.

Extension	Prolongation

(2) The Superintendent may, in the case of any particular company, extend any period referred to in subsection (1) for any further period or periods, and on any terms and conditions, that the Superintendent considers necessary.

(2) Le surintendant peut accorder à une société une ou plusieurs prolongations du délai visé au paragraphe (1) de la durée et aux conditions qu’il estime indiquées.

Exception	Exceptions

(3) Subsection (1) does not apply to an investment or interest described in that subsection if the investment or interest is defined by a regulation made under section 467 to be an interest in real property and

(3) Le paragraphe (1) ne s’applique pas aux placements et intérêts qui, aux termes des règlements pris en vertu de l’article 467, sont considérés comme des intérêts immobiliers et que la société ou filiale :

(a) the company or the subsidiary acquired the investment or interest as a result of the realization of a security interest securing a loan that was defined by a regulation made under section 467 to be an interest in real property; or

a) soit a acquis du fait de la réalisation d’une sûreté garantissant des prêts qui, aux termes des règlements pris en vertu de l’article 467, sont considérés comme des intérêts immobiliers;

Current to February 11, 2020	285	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Portfolio Limits	Limites relatives aux placements
Sections 460-464	Articles 460-464

(b) the company or the subsidiary acquired the investment or interest under section 457 as a result of a default referred to in that section in respect of a loan that was defined by a regulation made under section 467 to be an interest in real property.

b) soit a acquis, dans le cadre de l’article 457, du fait de défauts visés à cet article à l’égard de prêts qui, aux termes des règlements pris en vertu de l’article 467, sont considérés comme des intérêts immobiliers.

1991, c. 45, s. 460; 1997, c. 15, s. 392; 2001, c. 9, s. 550.	1991, ch. 45, art. 460; 1997, ch. 15, art. 392; 2001, ch. 9, art. 550.

Commercial Loans	Prêts commerciaux

Lending limit: companies with regulatory capital of $25 million or less	Capital réglementaire de vingt-cinq millions ou moins

461 Subject to section 462, a company that has twenty-five million dollars or less of regulatory capital shall not, and shall not permit its prescribed subsidiaries to, make or acquire a commercial loan or acquire control of a permitted entity that holds commercial loans if the aggregate value of all commercial loans held by the company and its prescribed subsidiaries exceeds, or the making or acquisition of the commercial loan or acquisition of control of the entity would cause the aggregate value of all commercial loans held by the company and its prescribed subsidiaries to exceed, 5 per cent of the total assets of the company.

461 Sous réserve de l’article 462, il est interdit à la société dont le capital réglementaire est de vingt-cinq millions de dollars ou moins — et celle-ci doit l’interdire à ses filiales réglementaires — de consentir ou d’acquérir des prêts commerciaux ou d’acquérir le contrôle d’une entité admissible qui détient de tels prêts lorsque le total de la valeur des prêts commerciaux détenus par elle et ses filiales réglementaires excède — ou excéderait de ce fait — cinq pour cent de son actif total.

1991, c. 45, s. 461; 1999, c. 28, s. 142; 2001, c. 9, s. 550.	1991, ch. 45, art. 461; 1999, ch. 28, art. 142; 2001, ch. 9, art. 550.

Lending limit: regulatory capital over $25 million	Capital réglementaire supérieur à vingt-cinq millions

462 A company that has twenty-five million dollars or less of regulatory capital that is controlled by a financial institution that has the equivalent of more than twenty-five million dollars of regulatory capital or a company that has more than twenty-five million dollars of regulatory capital may make or acquire commercial loans or acquire control of a permitted entity that holds commercial loans if the aggregate value of all commercial loans held by the company and its prescribed subsidiaries would thereby exceed the limit set out in section 461 only with the prior approval in writing of the Superintendent and in accordance with any terms and conditions that the Superintendent may specify.

462 La société dont le capital réglementaire est de vingt-cinq millions de dollars ou moins et qui est contrôlée par une institution financière dont le capital réglementaire est équivalent à plus de vingt-cinq millions de dollars ou la société dont le capital réglementaire est supérieur à vingt-cinq millions de dollars peut consentir ou acquérir des prêts commerciaux ou acquérir le contrôle d’une entité admissible qui détient de tels prêts lorsque le total de la valeur des prêts commerciaux détenus par elle et ses filiales réglementaires excéderait de ce fait cinq pour cent de son actif total pourvu qu’elle obtienne l’autorisation préalable écrite du surintendant et se conforme aux conditions que celui-ci peut fixer.

1991, c. 45, s. 462; 1999, c. 28, s. 143; 2001, c. 9, s. 550.	1991, ch. 45, art. 462; 1999, ch. 28, art. 143; 2001, ch. 9, art. 550.

Meaning of total assets	Sens de actif total

463 For the purposes of sections 461 and 462, total assets, in respect of a company, has the meaning given to that expression by the regulations.	463 Pour l’application des articles 461 et 462, actif total s’entend, en ce qui a trait à une société, au sens prévu par les règlements.

1991, c. 45, s. 463; 2001, c. 9, s. 550.	1991, ch. 45, art. 463; 2001, ch. 9, art. 550.

Real Property	Placements immobiliers

Limit on total property interest	Limite relative aux intérêts immobiliers

464 A company shall not, and shall not permit its prescribed subsidiaries to, purchase or otherwise acquire an interest in real property or make an improvement to any	464 Il est interdit à la société — et celle-ci doit l’interdire à ses filiales réglementaires — soit d’acquérir un intérêt immobilier, soit de faire des améliorations à un bien

Current to February 11, 2020	286	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Real Property	Placements immobiliers
Sections 464-466	Articles 464-466

real property in which the company or any of its prescribed subsidiaries has an interest if the aggregate value of all interests of the company in real property exceeds, or the acquisition of the interest or the making of the improvement would cause that aggregate value to exceed the prescribed percentage of the regulatory capital of the company.

immeuble dans lequel elle-même ou l’une de ses filiales réglementaires a un intérêt, si la valeur globale de l’ensemble des intérêts immobiliers qu’elle détient excède — ou excéderait de ce fait — le pourcentage réglementaire du capital réglementaire de la société.

1991, c. 45, s. 464; 2001, c. 9, s. 550.	1991, ch. 45, art. 464; 2001, ch. 9, art. 550.

Equities	Capitaux propres

Limits on equity acquisitions	Limites relatives à l’acquisition d’actions

465 A company shall not, and shall not permit its prescribed subsidiaries to,

(a) purchase or otherwise acquire any participating shares of any body corporate or any ownership interests in any unincorporated entity, other than those of a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment, or

(b) acquire control of an entity that holds shares or ownership interests referred to in paragraph (a),

if the aggregate value of

(c) all participating shares, excluding participating shares of permitted entities in which the company has a substantial investment, and

(d) all ownership interests in unincorporated entities, other than ownership interests in permitted entities in which the company has a substantial investment,

beneficially owned by the company and its prescribed subsidiaries exceeds, or the purchase or acquisition would cause that aggregate value to exceed, the prescribed percentage of the regulatory capital of the company.

465 Il est interdit à la société — et celle-ci doit l’interdire à ses filiales réglementaires — de procéder aux opérations suivantes si la valeur globale des actions participantes, à l’exception des actions participantes des entités admissibles dans lesquelles elle détient un intérêt de groupe financier, et des titres de participation dans des entités non constituées en personne morale, à l’exception des titres de participation dans des entités admissibles dans lesquelles la société détient un intérêt de groupe financier, détenus par celle-ci et ses filiales réglementaires à titre de véritable propriétaire excède —ou excéderait de ce fait — le pourcentage réglementaire du capital réglementaire de la société :

a) acquisition des actions participantes d’une personne morale ou des titres de participation d’une entité non constituée en personne morale, à l’exception de l’entité admissible dans laquelle elle détient — ou détiendrait de ce fait — un intérêt de groupe financier;

b) prise de contrôle d’une entité qui détient des actions ou des titres de participation visés à l’alinéa a).

1991, c. 45, s. 465; 2001, c. 9, s. 550.	1991, ch. 45, art. 465; 2001, ch. 9, art. 550.

Aggregate Limit	Limite globale

Aggregate limit	Limite globale

466 A company shall not, and shall not permit its prescribed subsidiaries to,

(a) purchase or otherwise acquire

(i) participating shares of a body corporate, other than those of a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment,

466 Il est interdit à la société — et celle-ci doit l’interdire à ses filiales réglementaires — de procéder aux opérations suivantes si la valeur globale de l’ensemble des actions participantes et des titres de participation visés aux sous-alinéas a)(i) et (ii) que détiennent à titre de véritable propriétaire la société et ses filiales réglementaires ainsi que des intérêts immobiliers de la société visés au sous-alinéa a)(iii) excède — ou excéderait de ce fait — le pourcentage réglementaire du capital réglementaire de la société :

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Aggregate Limit	Limite globale
Sections 466-468	Articles 466-468

(ii) ownership interests in an unincorporated entity, other than ownership interests in a permitted entity in which the company has, or by virtue of the acquisition would have, a substantial investment, or

(iii) interests in real property, or

(b) make an improvement to real property in which the company or any of its prescribed subsidiaries has an interest if the aggregate value of

(c) all participating shares and ownership interests referred to in subparagraphs (a)(i) and (ii) that are beneficially owned by the company and its prescribed subsidiaries,

and

(d) all interests of the company in real property referred to in subparagraph (a)(iii)

exceeds, or the acquisition or the making of the improvement would cause that aggregate value to exceed, the prescribed percentage of the regulatory capital of the company.

a) acquisition :

(i) des actions participantes d’une personne morale, à l’exception de l’entité admissible dans laquelle elle détient — ou détiendrait de ce fait — un intérêt de groupe financier,

(ii) des titres de participation dans une entité non constituée en personne morale, à l’exception des titres de participation dans une entité admissible dans laquelle elle détient — ou détiendrait de ce fait — un intérêt de groupe financier,

(iii) des intérêts immobiliers;

b) améliorations d’un immeuble dans lequel elle-même ou l’une de ses filiales réglementaires a un intérêt.

1991, c. 45, s. 466; 1997, c. 15, s. 393; 2001, c. 9, s. 550.	1991, ch. 45, art. 466; 1997, ch. 15, art. 393; 2001, ch. 9, art. 550.

Miscellaneous	Divers

Regulations	Règlements

467 For the purposes of this Part, the Governor in Council may make regulations	467 Pour l’application de la présente partie, le gouverneur en conseil peut, par règlement :

(a) defining the interests of a company in real property;	a) définir les intérêts immobiliers de la société;

(b) determining the method of valuing those interests; or	b) déterminer le mode de calcul de la valeur de ces intérêts;

(c) exempting classes of companies from the application of sections 464, 465 and 466.	c) exempter certaines catégories de sociétés de l’application des articles 464, 465 et 466.

1991, c. 45, s. 467; 1997, c. 15, s. 394; 2001, c. 9, s. 550.	1991, ch. 45, art. 467; 1997, ch. 15, art. 394; 2001, ch. 9, art. 550.

Divestment order	Ordonnance de dessaisissement

468 (1) The Superintendent may, by order, direct a company to dispose of, within any period that the Superintendent considers reasonable, any loan, investment or interest made or acquired in contravention of this Part.

468 (1) Le surintendant peut, par ordonnance, exiger que la société se départisse, dans le délai qu’il estime convenable, de tout prêt ou placement effectué, ou intérêt acquis, en contravention avec la présente partie.

Divestment order	Ordonnance de dessaisissement

(2) If, in the opinion of the Superintendent, (a) an investment by a company or any entity it controls in shares of a body corporate or in ownership

(2) Le surintendant peut, par ordonnance, obliger la société à prendre, dans le délai qu’il juge acceptable, les mesures nécessaires pour qu’elle se départisse du contrôle d’une personne morale ou d’une entité non

Current to February 11, 2020	288	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Miscellaneous	Divers
Section 468	Article 468

interests in an unincorporated entity enables the company to control the body corporate or the unincorporated entity, or

(b) the company or any entity it controls has entered into an arrangement whereby it or its nominee may veto any proposal put before

(i) the board of directors of a body corporate, or

(ii) a similar group or committee of an unincorporated entity,

or whereby no proposal may be approved except with the consent of the company, the entity it controls or the nominee,

the Superintendent may, by order, require the company, within any period that the Superintendent considers reasonable, to do all things necessary to ensure that the company no longer controls the body corporate or unincorporated entity or has the ability to veto or otherwise defeat any proposal referred to in paragraph (b).

constituée en personne morale ou du droit de veto ou d’obstruction selon qu’il estime que, selon le cas :

a) le placement effectué par la société, ou une entité qu’elle contrôle, dans les actions d’une personne morale ou dans les titres de participation d’une entité non constituée en personne morale lui en confère le contrôle;

b) la société ou une entité qu’elle contrôle est partie à une entente permettant à elle ou à son délégué soit d’opposer son veto à toute proposition soumise au conseil d’administration d’une personne morale ou à un groupe similaire ou comité d’une entité non constituée en personne morale, soit d’en subordonner l’approbation à son propre consentement ou à celui de l’entité ou du délégué.

Divestment order

(3) If

(a) a company

(i) fails to provide or obtain within a reasonable time the undertakings referred to in subsection 455(1), (2) or (4), or

(ii) is in default of an undertaking referred to in subsection 455(1) or (2) and the default is not remedied within ninety days after the day of receipt by the company of a notice from the Superintendent of the default, or

(b) a permitted entity referred to in subsection 455(4) is in default of an undertaking referred to in that subsection and the default is not remedied within ninety days after the day of receipt by the company of a notice from the Superintendent of the default, the Superintendent may, by order, require the company, within any period that the Superintendent considers reasonable, to do all things necessary to ensure that the company no longer has a substantial investment in the entity to which the undertaking relates.

Ordonnance de dessaisissement

(3) Le surintendant peut, par ordonnance, obliger la société à prendre, dans le délai qu’il juge acceptable, les mesures nécessaires pour qu’elle se départisse de l’intérêt de groupe financier qu’elle détient dans une entité dans les cas suivants :

a) elle omet de donner ou d’obtenir dans un délai acceptable les engagements visés aux paragraphes 455(1), (2) ou (4);

b) elle ne se conforme pas aux engagements visés aux paragraphes 455(1) ou (2) et ne remédie pas à l’inobservation dans les quatre-vingt-dix jours de la date de réception de l’avis du surintendant relatif à l’inobservation;

c) une entité admissible visée au paragraphe 455(4) ne se conforme pas à l’engagement visé à ce paragraphe et ne remédie pas à l’inobservation dans les quatre-vingt-dix jours de la date de réception de l’avis du surintendant relatif à l’inobservation.

Exception	Exception

(4) Subsection (2) does not apply in respect of an entity in which a company has a substantial investment permitted by this Part.	(4) Le paragraphe (2) ne s’applique pas à l’entité dans laquelle la société détient un intérêt de groupe financier autorisé au titre de la présente partie.

1991, c. 45, s. 468; 2001, c. 9, s. 550.	1991, ch. 45, art. 468; 2001, ch. 9, art. 550.

Current to February 11, 2020	289	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART IX Investments	PARTIE IX Placements
Miscellaneous	Divers
Sections 469-470	Articles 469-470

Deemed temporary investment	Placements réputés provisoires

469 If a company controls or has a substantial investment in an entity as permitted by this Part and the company becomes aware of a change in the business or affairs of the entity that, if the change had taken place before the acquisition of control or of the substantial investment, would have caused the entity not to be a permitted entity or would have been such that approval for the acquisition would have been required under subsection 453(5) or (6), the company is deemed to have acquired, on the day the company becomes aware of the change, a temporary investment in respect of which section 456 applies.

469 Dans le cas où elle contrôle une entité ou détient un intérêt de groupe financier dans celle-ci en conformité avec la présente partie et qu’elle constate dans l’activité commerciale ou les affaires internes de l’entité un changement qui, s’il était survenu antérieurement à l’acquisition du contrôle ou de l’intérêt, aurait fait en sorte qu’un agrément aurait été nécessaire pour l’acquisition du contrôle ou de l’intérêt en vertu des paragraphes 453(5) ou (6) ou que l’entité aurait cessé d’être admissible, la société est réputée avoir effectué le placement provisoire auquel l’article 456 s’applique le jour même où elle apprend le changement.

1991, c. 45, s. 469; 1997, c. 15, s. 395; 2001, c. 9, s. 550.	1991, ch. 45, art. 469; 1997, ch. 15, art. 395; 2001, ch. 9, art. 550.

Asset transactions	Opérations sur l’actif

470 (1) A company shall not, and shall not permit its subsidiaries to, without the approval of the Superintendent, acquire assets from a person or transfer assets to a person if

470 (1) Il est interdit à la société — et celle-ci doit l’interdire à ses filiales — sans l’agrément du surintendant, d’acquérir des éléments d’actif auprès d’une personne ou de céder des éléments d’actif à une personne si :

A + B > C	A + B > C

where	où :

A is the value of the assets;	A représente la valeur des éléments d’actif;

B is the total value of all assets that the company and its subsidiaries acquired from or transferred to that person in the twelve months ending immediately before the acquisition or transfer; and

B   la valeur de tous les éléments d’actif que la société et ses filiales ont acquis auprès de cette personne ou cédés à celle-ci pendant la période de douze mois précédant la date d’acquisition ou de cession;

C is ten per cent of the total value of the assets of the company, as shown in the last annual statement of the company prepared before the acquisition or transfer.	C dix pour cent de la valeur totale de l’actif de la société figurant dans le dernier rapport annuel établi avant la date d’acquisition ou de cession.

Approval of series of transactions	Agrément dans le cadre d’une ou de plusieurs opérations

(1.1) The Superintendent may, for the purposes of subsection (1), approve a transaction or series of transactions relating to the acquisition or transfer of assets that may be entered into with a person, or with persons of any class of persons, regardless of whether those persons are known at the time of the granting of the approval or not.

(1.1) Le surintendant peut, pour l’application du paragraphe (1), agréer une opération ou une série d’opérations liée à l’acquisition ou à la cession d’éléments d’actif pouvant être conclue avec une personne ou avec plusieurs personnes faisant partie d’une catégorie déterminée, qu’elles soient connues ou non au moment de l’octroi de l’agrément.

Exceptions	Exceptions

(2) Subsection (1) does not apply in respect of	(2) Le paragraphe (1) ne s’applique pas :

(a) an asset that is a debt obligation referred to in sub-paragraphs (b)(i) to (v) of the definition commercial loan in subsection 449(1);	a) aux éléments d’actif qui consistent en titres de créance visés aux sous-alinéas b)(i) à (v) de la définition de prêt commercial au paragraphe 449(1);

(b) assets acquired or transferred under a transaction or series of transactions by the company with another financial institution as a result of the company’s	b) aux éléments d’actif acquis ou cédés dans le cadre d’une opération ou d’une série d’opérations intervenue entre la société et une autre institution financière à la

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PART IX Investments	PARTIE IX Placements
Miscellaneous	Divers
Section 470	Article 470

participation in one or more syndicated loans with that financial institution;

(c) assets purchased or sold under a sale agreement that is approved by the Minister under section 241;

(d) shares of, or ownership interests in, an entity for which the approval of the Minister under Part VII or subsection 453(5) is required or the approval of the Superintendent under subsection 453(6) is required;

(e) assets that are acquired or transferred under a transaction that has been approved by the Minister under subsection 678(1) of the Bank Act or subsection 715(1) of the Insurance Companies Act;

(f) assets, other than real property, acquired or disposed of under an arrangement that has been approved by the Superintendent under subsection 482(3); or

(g) assets acquired or disposed of with the approval of the Superintendent under subsection 482(4).

suite de la participation de la société et de l’institution à la syndication de prêts;

c) aux éléments d’actif achetés ou vendus dans le cadre d’une convention de vente approuvée par le ministre en vertu de l’article 241;

d) aux actions ou aux titres de participation d’une entité dans un cas où l’agrément du ministre est requis dans le cadre de la partie VII ou du paragraphe 453(5) ou dans un cas où l’agrément du surintendant est requis dans le cadre du paragraphe 453(6);

e) aux éléments d’actif acquis ou cédés dans le cadre d’une opération approuvée par le ministre en vertu du paragraphe 678(1) de la Loi sur les banques ou du paragraphe 715(1) de la Loi sur les sociétés d’assurances;

f) aux éléments d’actif, autres que des biens immeubles, acquis ou aliénés conformément à des arrangements approuvés par le surintendant dans le cadre du paragraphe 482(3);

g) aux éléments d’actif acquis ou aliénés avec l’agrément du surintendant dans le cadre du paragraphe 482(4).

(3) [Repealed, 2007, c. 6, s. 374]

Value of assets

(4) For the purposes of “A” in subsection (1), the value of the assets is

(a) in the case of assets that are acquired, the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which will be included in the annual statement of the company after the acquisition, the fair market value of the assets; and

(b) in the case of assets that are transferred, the value of the assets as reported in the last annual statement of the company prepared before the transfer or, if the value of the assets is not reported in that annual statement, the value of the assets as it would be reported in the annual statement of the company if the annual statement had been prepared, in accordance with the accounting principles referred to in subsection 313(4), immediately before the transfer.

(3) [Abrogé, 2007, ch. 6, art. 374]

Calcul de la valeur des éléments d’actif

(4) Pour le calcul de l’élément A de la formule figurant au paragraphe (1), la valeur des éléments d’actif est :

a) dans le cas où les éléments sont acquis, leur prix d’achat ou, s’il s’agit d’actions ou de titres de participation d’une entité dont les éléments d’actif figureront au rapport annuel de la société après l’acquisition, la juste valeur marchande de ces éléments d’actif;

b) dans le cas où les éléments sont cédés, la valeur des éléments qui est visée au dernier rapport annuel de la société établi avant la cession ou, si la valeur n’est pas visée à ce rapport, la valeur qui serait visée au dernier rapport si celui-ci avait été établi avant la cession selon les principes comptables visés au paragraphe 313(4).

Total value of all assets

(5) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has acquired during the period of twelve months referred to in subsection (1) is the purchase price of the assets or, if

Sens de valeur de tous les éléments d’actif

(5) Pour l’application du paragraphe (1), la valeur de tous les éléments d’actif acquis par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est leur prix d’achat ou, s’il s’agit d’actions

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PART IX Investments	PARTIE IX Placements
Miscellaneous	Divers
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the assets are shares of, or ownership interests in, an entity the assets of which immediately after the acquisition were included in the annual statement of the company, the fair market value of the assets of the entity at the date of the acquisition.

ou de titres de participation d’une entité dont les éléments d’actif figureront au rapport annuel de la société après l’acquisition, la juste valeur marchande de ces éléments d’actif à la date d’acquisition.

Total value of all assets

(6) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has transferred during the 12-month period referred to in subsection (1) is the total of the value of each of those assets as reported in the last annual statement of the company prepared before the transfer of the asset or, if the value of any of those assets is not reported in that annual statement, as it would be reported in the annual statement of the company if the annual statement had been prepared, in accordance with the accounting principles referred to in subsection 313(4), immediately before the transfer of the asset.

1991, c. 45, s. 470; 1997, c. 15, s. 396; 2001, c. 9, s. 550; 2007, c. 6, s. 374.

Valeur de tous les éléments d’actif

(6) Pour l’application du paragraphe (1), la valeur de tous les éléments d’actif cédés par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est le total de la valeur de chacun de ces éléments qui est visée au dernier rapport annuel de la société établi avant la cession de l’élément ou, si elle n’est pas visée à ce rapport, qui serait visée au dernier rapport si celui-ci avait été établi avant la cession selon les principes comptables visés au paragraphe
313(4).

1991, ch. 45, art. 470; 1997, ch. 15, art. 396; 2001, ch. 9, art. 550; 2007, ch. 6, art. 374.

Transitional

471 Nothing in this Part requires

(a) the termination of a loan made before February 7, 2001;

(b) the termination of a loan made after that date as a result of a commitment made before that date;

(c) the disposal of an investment made before that date; or

(d) the disposal of an investment made after that date as a result of a commitment made before that date.

But if the loan or investment would be precluded or limited by this Part, the amount of the loan or investment may not, except as provided in subsections 456(2), 457(3) and 458(3), be increased after that date.

1991, c. 45, s. 471; 2001, c. 9, s. 550.

Dispositions transitoires

471 La présente partie n’a pas pour effet d’entraîner :

a) l’annulation d’un prêt consenti avant le 7 février 2001;

b) l’annulation d’un prêt consenti après cette date mais résultant d’un engagement de prêt pris avant cette date;

c) l’obligation de disposer d’un placement fait avant cette date;

d) l’obligation de disposer d’un placement fait après cette date mais résultant d’un engagement pris avant cette date;

cependant, après cette date, le montant du prêt ou du placement qui se trouve être interdit ou limité par la présente partie ne peut être augmenté, sauf disposition contraire des paragraphes 456(2), 457(3) et 458(3).

1991, ch. 45, art. 471; 2001, ch. 9, art. 550.

Saving 472 A loan or investment referred to in section 471 is deemed not to be prohibited by the provisions of this Part.	Non-interdiction 472 Le prêt ou placement visé à l’article 471 est réputé ne pas être interdit par la présente partie.

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PART X Adequacy of Capital and Liquidity	PARTIE X Capital et liquidités
Section 473	Article 473

PART X Adequacy of Capital and Liquidity	PARTIE X Capital et liquidités

Adequacy of capital and liquidity

473 (1) A company shall, in relation to its operations, maintain

(a) adequate capital, and

(b) adequate and appropriate forms of liquidity,

and shall comply with any regulations in relation thereto.

Capital et liquidités suffisants

473 (1) La société est tenue de maintenir, pour son fonctionnement, un capital suffisant ainsi que des formes de liquidité suffisantes et appropriées, et de se conformer à tous les règlements relatifs à cette exigence.

Regulations and guidelines

(2) The Governor in Council may make regulations and the Superintendent may make guidelines respecting the maintenance by companies of adequate capital and adequate and appropriate forms of liquidity.

Règlements et lignes directrices (2) Le gouverneur en conseil peut prendre des règlements et le surintendant donner des lignes directrices concernant l’exigence formulée au paragraphe (1).

Directives

(3) Notwithstanding that a company is complying with regulations or guidelines made under subsection (2), the Superintendent may, by order, direct the company

(a) to increase its capital; or

(b) to provide additional liquidity in such forms and amounts as the Superintendent may require.

Ordonnance du surintendant

(3) Même si la société se conforme aux règlements et aux lignes directrices visés au paragraphe (2), le surintendant peut, par ordonnance, lui enjoindre d’augmenter son capital ou de prévoir les formes et montants supplémentaires de liquidité qu’il estime indiqués.

Compliance (4) A company shall comply with an order made under subsection (3) within such time as the Superintendent specifies therein.	Idem (4) La société est tenue de se conformer à l’ordonnance visée au paragraphe (3) dans le délai que lui fixe le surintendant.

Notice of value

(5) Where an appraisal of any asset held by a company or any of its subsidiaries has been made by the Superintendent and the value determined by the Superintendent to be the appropriate value of the asset varies materially from the value placed by the company or subsidiary on the asset, the Superintendent shall send to the company, the auditor of the company and the audit committee of the company a written notice of the appropriate value of the asset as determined by the Superintendent.

1991, c. 45, s. 473; 1996, c. 6, s. 120.

Avis de la juste valeur

(5) Lorsque la valeur qu’il a déterminée pour un élément de l’actif de la société ou de l’une de ses filiales comme étant sa juste valeur diffère de façon marquée de celle attribuée par la société ou la filiale, le surintendant la notifie par écrit à la société, à son vérificateur et à son comité de vérification.

1991, ch. 45, art. 473; 1996, ch. 6, art. 120.

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PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Sections 473.1-474	Articles 473.1-474

PART XI Self-dealing Interpretation and Application	PARTIE XI Opérations avec apparentés Interprétation et application

Definition of senior officer

473.1 For the purposes of this Part, a senior officer of a body corporate is a person who is

(a) a director of the body corporate who is a full-time employee of the body corporate;

(b) the chief executive officer, chief operating officer, president, secretary, treasurer, controller, chief financial officer, chief accountant, chief auditor or chief actuary of the body corporate;

(c) a natural person who performs functions for the body corporate similar to those performed by a person referred to in paragraph (b);

(d) the head of the strategic planning unit of the body corporate;

(e) the head of the unit of the body corporate that provides legal services or human resources services to the body corporate; or

(f) any other officer reporting directly to the body corporate’s board of directors, chief executive officer or chief operating officer.

1997, c. 15, s. 397.

Définition de cadre dirigeant

473.1 Pour l’application de la présente partie, cadre dirigeant d’une personne morale s’entend :

a) de l’administrateur de la personne morale qui est un employé de celle-ci;

b) de la personne exerçant les fonctions de premier dirigeant, de directeur de l’exploitation, de président, de secrétaire, de trésorier, de contrôleur, de directeur financier, de comptable en chef, de vérificateur en chef ou d’actuaire en chef de la personne morale;

c) de toute personne physique exerçant pour la personne morale des fonctions semblables à celles qui sont visées à l’alinéa b);

d) du chef du groupe de planification stratégique de la personne morale;

e) du chef du service juridique ou du service des ressources humaines de la personne morale;

f) de tout autre dirigeant relevant directement du conseil d’administration, du premier dirigeant ou du directeur de l’exploitation de la personne morale.

1997, ch. 15, art. 397.

Related party of company

474 (1) For the purposes of this Part, a person is a related party of a company where the person

(a) is a person who has a significant interest in a class of shares of the company;

(b) is a director or senior officer of the company or of a body corporate that controls the company or is acting in a similar capacity in respect of an unincorporated entity that controls the company;

(c) is the spouse or common-law partner, or a child who is less than eighteen years of age, of a person described in paragraph (a) or (b);

(d) is an entity that is controlled by a person referred to in any of paragraphs (a) to (c);

(e) is an entity in which a person who controls the company has a substantial investment;

Apparentés

474 (1) Pour l’application de la présente partie, est apparentée à la société la personne qui, selon le cas :

a) a un intérêt substantiel dans une catégorie d’actions de celle-ci;

b) est un administrateur ou un cadre dirigeant de la société, ou d’une personne morale qui la contrôle, ou exerce des fonctions similaires à l’égard d’une entité non constituée en personne morale qui contrôle la société;

c) est l’époux ou conjoint de fait — ou un enfant de moins de dix-huit ans — d’une des personnes visées aux alinéas a) et b);

d) est une entité contrôlée par une personne visée à l’un des alinéas a) à c);

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PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Interpretation and Application	Interprétation et application
Section 474	Article 474

(f) is an entity in which the spouse or common-law partner, or a child who is less than eighteen years of age, of a person who controls the company has a substantial investment; or

(g) is a person, or a member of a class of persons, designated under subsection (3) or (4) as, or deemed under subsection (5) to be, a related party of the company.

(h) [Repealed, 1997, c. 15, s. 398]

e) est une entité dans laquelle une personne qui contrôle la société a un intérêt de groupe financier;

f) est une entité dans laquelle l’époux ou conjoint de fait — ou un enfant de moins de dix-huit ans — d’une personne qui contrôle la société a un intérêt de groupe financier;

g) est une personne, ou appartient à une catégorie de personnes, désignée — au titre des paragraphes (3) ou (4) — ou considérée — au titre du paragraphe (5) — comme telle.

h) [Abrogé, 1997, ch. 15, art. 398]

Exception — subsidiaries and substantial investments of companies

(2) If an entity in which a company has a substantial investment would, but for this subsection, be a related party of the company only because a person who controls the company controls the entity or has a substantial investment in the entity, and the person does not control the entity or have a substantial investment in the entity otherwise than through the person’s controlling interest in the company, the entity is not a related party of the company.

Exception — filiales et sociétés avec intérêt de groupe financier

(2) L’entité dans laquelle une société a un intérêt de groupe financier n’est toutefois pas apparentée à la société du seul fait qu’une personne qui contrôle la société contrôle également l’entité ou a dans l’entité un intérêt de groupe financier, pourvu que cette personne n’exerce de contrôle ou n’ait un intérêt de groupe financier que parce qu’elle contrôle la société.

Designated related party

(3) For the purposes of this Part, the Superintendent may, with respect to a particular company, designate as a related party of the company

(a) any person or class of persons whose direct or indirect interest in or relationship with the company or a related party of the company might reasonably be expected to affect the exercise of the best judgment of the company in respect of a transaction; or

(b) any person who is a party to any agreement, commitment or understanding referred to in section 9 if the company referred to in that section is the particular company.

Désignation d’apparentés

(3) Pour l’application de la présente partie, le surintendant peut, à l’égard d’une société donnée, désigner comme apparentée :

a) toute personne ou catégorie de personnes dont l’intérêt direct ou indirect dans la société ou une partie qui lui est apparentée, ou la relation avec elles, est vraisemblablement de nature à influencer l’exercice du jugement de la société concernant une opération;

b) toute personne partie à l’entente, l’accord ou l’engagement prévu à l’article 9 si la société mentionnée à cet article est la société en question.

Idem

(4) Where a person is designated as a related party of a company pursuant to subsection (3), the Superintendent may also designate any entity in which the person has a substantial investment and any entity controlled by such an entity to be a related party of the company.

Idem

(4) Le surintendant peut aussi désigner comme apparentées toutes les entités dans lesquelles la personne qu’il a désignée comme apparentée a un intérêt de groupe financier, ainsi que toutes les entités qu’elles contrôlent.

Deemed related party (5) Where, in contemplation of a person becoming a related party of a company, the company enters into a transaction with the person, the person is deemed for the

Présomption

(5) La personne avec laquelle la société effectue une opération par laquelle elle lui deviendra apparentée est réputée, pour l’application de la présente partie, lui être apparentée en ce qui touche l’opération.

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Interpretation and Application	Interprétation et application
Sections 474-475	Articles 474-475

purposes of this Part to be a related party of the company in respect of that transaction.

Holders of exempted shares

(6) The Superintendent may, by order, designate a class of non-voting shares of a company for the purpose of this subsection. If a class of non-voting shares of a company is so designated, a person is deemed, notwithstanding paragraph (1)(a), not to be a related party of the company if the person would otherwise be a related party of the company only because the person has a significant interest in that class.

Exemption

(6) Le surintendant peut, par ordonnance, désigner une catégorie d’actions sans droit de vote pour l’application du présent paragraphe. Le cas échéant, une personne est réputée, par dérogation à l’alinéa (1)a), ne pas être apparentée à la société si elle lui est par ailleurs apparentée en raison uniquement du fait qu’elle détient un intérêt substantiel dans cette catégorie d’actions.

Determination of substantial investment

(7) For the purpose of determining whether an entity or a person has a substantial investment for the purposes of paragraph (1)(e) or (f), the references to “control” and “controlled” in section 10 shall be construed as references to “control, within the meaning of section 3, determined without regard to paragraph 3(1)(d)” and “controlled, within the meaning of section 3, determined without regard to paragraph 3(1)(d)”, respectively.

Intérêt de groupe financier

(7) Lorsqu’il s’agit de déterminer si une personne ou une entité détient un intérêt de groupe financier pour l’application des alinéas (1)e) ou f), la mention de « contrôle » à l’article 10 vaut mention de « contrôle », au sens de l’article 3, abstraction faite de l’alinéa 3(1)d).

Determination of control (8) For the purposes of paragraph (1)(d), “controlled” means “controlled, within the meaning of section 3, determined without regard to paragraph 3(1)(d)”.	Contrôle (8) Pour l’application de l’alinéa (1)d), « contrôlée » s’entend au sens de l’article 3, abstraction faite de l’alinéa 3(1)d).

1991, c. 45, s. 474; 1997, c. 15, s. 398; 2000, c. 12, s. 302.	1991, ch. 45, art. 474; 1997, ch. 15, art. 398; 2000, ch. 12, art. 302.

Non-application of Part

475 (1) This Part does not apply in respect of any transaction entered into prior to the coming into force of this Part but, after the coming into force of this Part, any modification of, addition to, or renewal or extension of a prior transaction is subject to this Part.

Cas de non-application

475 (1) La présente partie ne vise pas les opérations antérieures à son entrée en vigueur; elle s’applique toutefois à leurs modifications, adjonctions, renouvellements ou prorogations postérieures à celle-ci.

Idem (2) This Part does not apply in respect of	Idem (2) La présente partie ne s’applique pas :

(a) money or other assets held in trust, other than guaranteed trust money and assets held in respect thereof;	a) aux fonds ou autres éléments d’actif détenus en fiducie, à l’exception des fonds en fiducie garantie ou éléments d’actif détenus à leur égard;

(b) the issue of shares of any class of shares of a company when fully paid for in money or when issued	b) à l’émission par la société d’actions de toute catégorie si celles-ci ont été totalement libérées en numéraire ou si l’émission a été effectuée, selon le cas :

(i) in accordance with any provisions for the conversion of other issued and outstanding securities of the company into shares of that class of shares,	(i) conformément aux dispositions prévoyant la conversion d’autres valeurs mobilières émises et en circulation en actions de cette catégorie,

(ii) as a share dividend,	(ii) à titre de dividende,

(iii) in exchange for shares of a body corporate that has been continued as a company under Part III,

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Interpretation and Application	Interprétation et application
Section 475	Article 475

(iii) en échange d’actions d’une personne morale prorogée comme société sous le régime de la partie III,

(iv) in accordance with the terms of an amalgamation under Part VI,	(iv) conformément aux modalités d’une fusion réalisée dans le cadre de la partie VI,

(v) by way of consideration in accordance with the terms of a sale agreement under Part VI, or	(v) à titre de contrepartie, conformément aux conditions énoncées dans un contrat de vente conclu aux termes de la partie VI,

(vi) with the approval in writing of the Superintendent, in exchange for shares of another body corporate;	(vi) avec l’agrément écrit du surintendant, en échange d’actions d’une autre personne morale;

(c) the payment of dividends by a company;	c) au paiement de dividendes par la société;

(d) transactions that consist of the payment or provision by a company to persons who are related parties of the company of salaries, fees, stock options, pension benefits, incentive benefits or other benefits or remuneration in their capacity as directors, officers or employees of the company;

d) aux opérations consistant en le paiement ou la remise par la société à des apparentés de salaires, d’honoraires, de prestations de retraite, d’options de souscription à des actions, de primes d’encouragement ou de tout autre avantage ou rémunération à titre d’administrateurs, de dirigeants ou d’employés de la société;

(e) transactions approved by the Minister under subsection 678(1) of the Bank Act or subsection 715(1) of the Insurance Companies Act; or	e) aux opérations approuvées par le ministre dans le cadre du paragraphe 678(1) de la Loi sur les banques ou du paragraphe 715(1) de la Loi sur les sociétés d’assurances;

(f) if a company is controlled by a widely held bank holding company or a widely held insurance holding company, transactions approved by the Superintendent that are entered as part of, or in the course of, a restructuring of the holding company or of any entity controlled by it.

f) si la société est contrôlée par une société de portefeuille bancaire ou une société de portefeuille d’assurances à participation multiple, aux opérations approuvées par le surintendant qui sont conclues dans le cadre d’une restructuration de la société de portefeuille ou d’une entité qu’elle contrôle.

Exception (3) Nothing in paragraph (2)(d) exempts from the application of this Part the payment by a company of fees or other remuneration to a person for	Exception (3) L’alinéa (2)d) n’a pas pour effet de soustraire à l’application de la présente partie la rémunération :

(a) the provision of services referred to in paragraph 483(1)(a); or	a) pour la prestation de services dans le cas visé à l’alinéa 483(1)a);

(b) duties outside the ordinary course of business of the company.	b) pour les fonctions accomplies en dehors du cadre normal de l’activité commerciale de la société.

Exception for holding body corporate

(4) A holding body corporate of a company is not a related party of a company if the holding body corporate is a Canadian financial institution that is referred to in any of paragraphs (a) to (d) of the definition “financial institution” in section 2.

Société mère — exception

(4) La société mère de la société n’est pas apparentée à celle-ci si la société mère est une institution financière canadienne visée aux alinéas a) à d) de la définition de « institution financière » à l’article 2.

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PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Interpretation and Application	Interprétation et application
Sections 475-477	Articles 475-477

Substantial investment — related party exception

(5) Where a holding body corporate of a company is, because of subsection (4), not a related party of the company, any entity in which the holding body corporate has a substantial investment is not a related party of the company if no related party of the company has a substantial investment in the entity otherwise than through the control of the holding body corporate.

Exception

(5) Dans les cas où, en raison du paragraphe (4), une société mère n’est pas apparentée à la société, l’entité dans laquelle une société mère a un intérêt de groupe financier n’est pas apparentée à la société si aucun apparenté de la société n’a un intérêt de groupe financier dans l’entité autrement que par l’effet du contrôle de la société mère.

1991, c. 45, s. 475, c. 48, s. 493; 1997, c. 15, s. 399; 2001, c. 9, s. 551.	1991, ch. 45, art. 475, ch. 48, art. 493; 1997, ch. 15, art. 399; 2001, ch. 9, art. 551.

Meaning of “transaction” 476 (1) For the purposes of this Part, entering into a transaction with a related party of a company includes	Sens de opération 476 (1) Pour l’application de la présente partie, sont assimilés à une opération avec un apparenté :

(a) making a guarantee on behalf of the related party;	a) la garantie consentie en son nom;

(b) making an investment in any securities of the related party;	b) le placement effectué dans ses valeurs mobilières;

(c) taking an assignment of or otherwise acquiring a loan made by a third party to the related party; and	c) l’acquisition, notamment par cession, d’un prêt consenti à celui-ci par un tiers;

(d) taking a security interest in the securities of the related party.	d) la constitution d’une sûreté sur ses valeurs mobilières.

Interpretation

(2) For the purposes of this Part, the fulfilment of an obligation under the terms of any transaction, including the payment of interest on a loan or deposit, is part of the transaction, and not a separate transaction.

Interprétation

(2) Pour l’application de la présente partie, l’exécution d’une obligation liée à une opération, y compris le paiement d’intérêts sur un prêt ou un dépôt, fait partie de celle-ci et ne constitue pas une opération distincte.

Meaning of loan

(3) For the purposes of this Part, loan includes a deposit, a financial lease, a conditional sales contract, a repurchase agreement and any other similar arrangement for obtaining funds or credit, but does not include investments in securities or the making of an acceptance, endorsement or other guarantee.

Sens de prêt

(3) Pour l’application de la présente partie, sont assimilés à un prêt, le dépôt, le crédit-bail, le contrat de vente conditionnelle, la convention de rachat et toute autre entente similaire en vue d’obtenir des fonds ou du crédit, à l’exception du placement dans des valeurs mobilières et de la signature d’une acceptation, d’un endossement ou d’une autre garantie.

Security of a related party

(4) For the purposes of this Part, security of a related party includes an option, transferable by delivery, to demand delivery of a specified number or amount of shares of the related party at a fixed price within a specified time.

Titre ou valeur mobilière d’un apparenté

(4) Pour l’application de la présente partie, est assimilée à un titre ou à une valeur mobilière d’un apparenté une option négociable par tradition ou transfert qui permet d’exiger la livraison d’un nombre précis d’actions à un prix et dans un délai déterminés.

1991, c. 45, s. 476; 2007, c. 6, s. 375.	1991, ch. 45, art. 476; 2007, ch. 6, art. 375.

Prohibited Related Party Transactions	Opérations interdites

Prohibited transactions 477 (1) Except as provided in this Part, a company shall not, directly or indirectly, enter into any transaction with a related party of the company.	Opérations interdites 477 (1) Sauf disposition contraire de la présente partie, il est interdit à la société d’effectuer une opération avec un apparenté, que ce soit directement ou indirectement.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Prohibited Related Party Transactions	Opérations interdites
Sections 477-480	Articles 477-480

Transaction of entity

(2) Without limiting the generality of subsection (1), a company is deemed to have indirectly entered into a transaction in respect of which this Part applies where the transaction is entered into by an entity that is controlled by the company.

Présomption (2) Il est entendu que la société est réputée avoir indirectement effectué une opération régie par la présente partie si l’opération a été effectuée par une entité contrôlée par elle.

Exception

(3) Subsection (2) does not apply where an entity that is controlled by a company is a financial institution incorporated or formed under the laws of a province and is subject to regulation and supervision, satisfactory to the Minister, regarding transactions with related parties of the company.

Exception

(3) Le paragraphe (2) ne s’applique pas à l’entité, contrôlée par la société, qui est une institution financière constituée en personne morale ou formée sous le régime d’une loi provinciale et qui est assujettie à une réglementation et à une supervision, en matière d’opérations avec les apparentés, que le ministre juge satisfaisantes.

Idem

(4) Subsection (2) does not apply in respect of transactions entered into by an entity that is controlled by a company if the transaction is a prescribed transaction or is one of a class of prescribed transactions.

Idem (4) Le paragraphe (2) ne s’applique pas aux opérations qui sont prévues par règlement ou appartiennent à une catégorie réglementaire.

Permitted Related Party Transactions	Opérations permises

Nominal value transactions

478 Notwithstanding anything in this Part, a company may enter into a transaction with a related party of the company if the value of the transaction is nominal or immaterial to the company when measured by criteria that have been established by the conduct review committee of the company and approved in writing by the Superintendent.

Opérations à valeur peu importante

478 Par dérogation aux autres dispositions de la présente partie, est permise toute opération ayant une valeur peu importante selon les critères d’évaluation établis par le comité de révision de la société et agréés par écrit par le surintendant.

Secured loans 479 A company may make a loan to or a guarantee on behalf of a related party of the company or take an assignment of or otherwise acquire a loan to a related party of the company if	Prêts garantis 479 La société peut consentir un prêt à un apparenté ou acquérir un prêt, notamment par cession, consenti à ce dernier ou consentir une garantie en son nom, si :

(a) the loan or guarantee is fully secured by securities of or guaranteed by the Government of Canada or the government of a province; or	a) le prêt ou la garantie est entièrement garanti par soit des titres du gouvernement du Canada ou d’une province, soit des titres garantis par lui;

(b) the loan is a loan permitted by section 418 made to a related party who is a natural person on the security of a mortgage of the principal residence of that related party.	b) le prêt est autorisé au titre de l’article 418 et est consenti à un apparenté qui est une personne physique contre la garantie d’une hypothèque sur sa résidence principale.

Deposits

480 A company may enter into a transaction with a related party of the company if the transaction consists of a deposit by the company with a financial institution that is a direct clearer or a member of a clearing group under

Dépôts

480 Est également permise l’opération consistant en un dépôt effectué, pour compensation, par la société auprès d’une institution financière qui est un adhérent ou un membre d’un groupe de compensation aux termes des

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PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 480-482	Articles 480-482

the by-laws of the Canadian Payments Association and the deposit is made for clearing purposes.	règlements administratifs de l’Association canadienne des paiements.

Borrowing, etc., from related party 481 A company may borrow money from, take deposits from, or issue debt obligations to, a related party of the company.	Emprunt auprès d’un apparenté 481 La société peut emprunter de l’argent à un apparenté, en recevoir des dépôts ou lui émettre des titres de créance.

Acquisition of assets 482 (1) A company may purchase or otherwise acquire from a related party of the company

Acquisition d’éléments d’actif

482 (1) La société peut acquérir d’un apparenté des titres du gouvernement du Canada ou d’une province ou des titres garantis par lui, ou des éléments d’actif entièrement garantis par de tels titres, ou encore des produits utilisés dans le cadre normal de son activité commerciale.

(a) securities of, or securities guaranteed by, the Government of Canada or the government of a province;

(b) assets fully secured by securities of, or securities guaranteed by, the Government of Canada or the government of a province; or

(c) goods for use in the ordinary course of business.

Sale of assets (2) Subject to section 470, a company may sell any assets of the company to a related party of the company if	Vente d’éléments d’actif (2) Sous réserve de l’article 470, la société peut vendre des éléments d’actif à un apparenté dans les cas suivants :

(a) the consideration for the assets is fully paid in money; and	a) la contrepartie est entièrement payée en argent;

(b) there is an active market for those assets.	b) il existe pour ces éléments d’actif un marché actif.

Asset transactions with financial institutions

(3) Notwithstanding any of the provisions of subsections (1) and (2), a company may, in the normal course of business and pursuant to arrangements that have been approved by the Superintendent in writing, acquire or dispose of any assets, other than real property, from or to a related party of the company that is a financial institution.

Opérations effectuées avec des institutions financières

(3) La société peut, par dérogation aux paragraphes (1) et (2), dans le cadre normal de son activité commerciale et conformément à des arrangements approuvés par écrit par le surintendant, acquérir des éléments d’actif, autres que des biens immeubles, d’un apparenté qui est une institution financière ou les aliéner en sa faveur.

Asset transactions in restructuring

(4) Notwithstanding any of the provisions of subsections (1) and (2), a company may acquire any assets from, or dispose of any assets to, a related party of the company as part of, or in the course of, a restructuring, if the acquisition or disposition has been approved in writing by the Superintendent.

Opérations dans le cadre d’une restructuration

(4) Par dérogation aux paragraphes (1) et (2), dans le cadre d’une restructuration, la société peut, avec l’agrément écrit du surintendant, acquérir des éléments d’actif d’un apparenté ou les aliéner en sa faveur.

Goods or space for use in business (5) A company may lease assets	Location de produits ou locaux (5) Si la contrepartie est payée en argent, la société peut :

(a) from a related party of the company for use in the ordinary course of business of the company, or	a) soit prendre à bail d’un apparenté des éléments d’actif qu’elle utilise dans le cadre normal de son activité commerciale;

(b) to a related party of the company,

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 482-483	Articles 482-483

if the lease payments are made in money.	b) soit lui donner à bail des éléments d’actif.

Approval under section 241

(6) A company may acquire any assets from, or dispose of any assets to, a related party of the company under a sale agreement that is approved by the Minister under section 241.

Approbation : article 241

(6) Une société peut acquérir des éléments d’actif d’un apparenté ou les aliéner en sa faveur dans le cadre d’une convention de vente approuvée par le ministre en vertu de l’article 241.

1991, c. 45, s. 482; 2007, c. 6, s. 376.	1991, ch. 45, art. 482; 2007, ch. 6, art. 376.

Services 483 (1) A company may enter into a transaction with a related party of the company if the transaction	Services 483 (1) Est également permise toute opération entre la société et un apparenté qui consiste en :

(a) subject to subsection (2), consists of a written contract for the purchase by the company of services used in the ordinary course of business;	a) un contrat écrit pour l’achat par elle de services utilisés dans le cadre normal de son activité commerciale, sous réserve du paragraphe (2);

(b) subject to subsection (4), involves the provision by the company of services, other than loans or guarantees, normally offered to the public by the company in the ordinary course of business;

b) sous réserve du paragraphe (4), la prestation par elle de services, à l’exception des prêts ou garanties, habituellement offerts au public par la société dans le cadre normal de son activité commerciale;

(c) consists of a written contract with a financial institution or an entity in which the company is permitted to have a substantial investment pursuant to section 453 that is a related party of the company

c) un contrat écrit avec une institution financière ou une entité dans laquelle elle est autorisée à détenir un intérêt de groupe financier en vertu de l’article 453 en vue :

(i) for the networking of any services provided by the company or the financial institution or entity, or	(i) d’offrir le réseau des services fournis par la société ou l’institution financière ou l’entité,

(ii) for the referral of any person by the company to the financial institution or entity, or for the referral of any person by the financial institution or entity to the company;	(ii) du renvoi d’une personne soit par la société à l’institution financière ou à l’entité, soit par l’institution financière ou l’entité à la société;

(d) consists of a written contract for such pension or benefit plans or their management or administration as are incidental to directorships or to the employment of officers or employees of the company or its subsidiaries; or

d) un contrat écrit en vue de régimes de retraite ou d’autres avantages liés aux fonctions d’administrateur ou à l’emploi des dirigeants et employés de la société et de ses filiales, ainsi que leur gestion ou mise en œuvre;

(e) involves the provision by the company of management, advisory, accounting, information processing or other services in relation to any business of the related party.	e) la prestation de services par la société à l’égard de l’activité de l’apparenté, notamment de services de gestion, de conseil, de comptabilité ou de traitement des données.

Order concerning management by employees

(2) Where a company has entered into a contract pursuant to paragraph (1)(a) and the contract, when taken together with all other such contracts entered into by the company, results in all or substantially all of the management functions of the company being exercised by persons who are not employees of the company, the Superintendent may, by order, if the Superintendent considers

Ordonnance du surintendant concernant la gestion par les employés

(2) Si la société a conclu un contrat conformément à l’alinéa (1)a) et que le contrat a pour effet, compte tenu de tous les autres contrats conclus par elle, de confier la totalité ou quasi-totalité des responsabilités de gestion de la société à des personnes qui n’en sont pas des employés, le surintendant peut, par ordonnance, s’il juge la situation inacceptable, enjoindre à la société de

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 483-483.2	Articles 483-483.2

that result to be inappropriate, require the company, within such time as may be specified in the order, to take all steps necessary to ensure that management functions that are integral to the carrying on of business by the company are exercised by employees of the company to the extent specified in the order.

prendre, dans le délai et selon les modalités qui y sont prévus, toutes les mesures nécessaires pour que les responsabilités de gestion essentielles au fonctionnement de la société soient assumées par des employés de celle-ci.

Exception

(3) Despite subsection 477(2), a company is deemed not to have indirectly entered into a transaction in respect of which this Part applies if the transaction is entered into by an entity that is controlled by the company and the business of which is limited to the activity referred to in 453(2)(c) and the transaction is on terms and conditions at least as favourable to the company as market terms and conditions, as defined in subsection 489(2).

Exception

(3) Par dérogation au paragraphe 477(2), la société est réputée ne pas avoir effectué indirectement une opération visée par la présente partie si l’opération est effectuée par une entité qui est contrôlée par la société et dont l’activité commerciale se limite à l’activité visée à l’alinéa 453(2)c), et que l’opération a été effectuée à des conditions au moins aussi favorables pour la société que les conditions du marché, au sens du paragraphe 489(2).

Loans or guarantees not included (4) The provision of services, for the purposes of paragraph (1)(b), does not include the making of loans or guarantees.	Exceptions (4) Pour l’application de l’alinéa (1)b), sont exclues de la prestation de services les opérations de prêt ou de garantie.

1991, c. 45, s. 483; 1997, c. 15, s. 400; 2007, c. 6, s. 377.	1991, ch. 45, art. 483; 1997, ch. 15, art. 400; 2007, ch. 6, art. 377.

Transactions with holding companies

483.1 (1) Subject to subsection (2) and sections 483.2 and 483.3, if a widely held insurance holding company or a widely held bank holding company has a significant interest in any class of shares of a company, the company may enter into any transaction with the holding company or with any other related party of the company that is an entity in which the holding company has a substantial investment.

Opérations avec société de portefeuille

483.1 (1) Sous réserve du paragraphe (2) et des articles 483.2 et 483.3, la société dans les actions de laquelle une société de portefeuille d’assurances ou une société de portefeuille bancaire à participation multiple a un intérêt substantiel peut effectuer toute opération avec la société de portefeuille ou toute autre entité avec laquelle elle est apparentée et dans laquelle la société de portefeuille a un intérêt de groupe financier.

Policies and procedures (2) The company shall adhere to policies and procedures established under subsection 199(3) when entering into the transaction.	Principes et mécanismes (2) La société est tenue de se conformer aux principes et mécanismes établis conformément au paragraphe 199(3) en effectuant l’opération.

2001, c. 9, s. 552.	2001, ch. 9, art. 552.

Restriction

483.2 (1) If a company enters into a transaction with a related party of the company with whom the company may enter into transactions under subsection 483.1(1) and that is not a federal financial institution, the company shall not directly or indirectly make, take an assignment of or otherwise acquire a loan to the related party, make an acceptance, endorsement or other guarantee on behalf of the related party or make an investment in the securities of the related party if, immediately following the transaction, the aggregate financial exposure, as that expression is defined by the regulations, of the company would exceed

Restrictions

483.2 (1) Si l’apparenté avec lequel le paragraphe 483.1(1) l’autorise à effectuer une opération n’est pas une institution financière fédérale, la société ne peut, que ce soit directement ou indirectement, lui consentir ou en acquérir un prêt, notamment par cession, consentir une garantie en son nom, notamment une acceptation ou un endossement, ni effectuer un placement dans ses titres si l’opération a pour effet de porter le total des risques financiers, au sens des règlements, en ce qui la concerne :

a) pour ce qui est de toutes les opérations avec cet apparenté, à plus du pourcentage réglementaire, ou si aucun pourcentage n’est fixé par règlement, à plus de cinq pour cent, de son capital réglementaire;

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PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 483.2-483.3	Articles 483.2-483.3

(a) in respect of all transactions of the company with the related party, the prescribed percentage of the company’s regulatory capital or, if no percentage is prescribed, five per cent of the company’s regulatory capital; or

(b) in respect of all transactions of the company with such related parties of the company, the prescribed percentage of the company’s regulatory capital or, if no percentage is prescribed, ten per cent of the company’s regulatory capital.

b) pour ce qui est de toutes les opérations avec de tels apparentés, à plus du pourcentage réglementaire, ou si aucun pourcentage n’est fixé par règlement, à plus de dix pour cent, de son capital réglementaire.

Order (2) If the Superintendent is of the opinion that it is necessary for the protection of the interests of the depositors and creditors of a company, the Superintendent may, by order,	Ordonnance du surintendant (2) S’il l’estime nécessaire à la protection des intérêts des déposants et créanciers de la société, le surintendant peut, par ordonnance :

(a) reduce the limit in paragraph (1)(a) or (b) that would otherwise apply to the company; and	a) réduire les limites qui s’appliqueraient par ailleurs à la société dans le cadre des alinéas (1)a) et b);

(b) impose limits on transactions by the company with related parties with whom the company may enter into transactions under subsection 483.1(1) that are federal financial institutions.

b) imposer des limites pour les opérations effectuées par la société avec des apparentés avec lesquels le paragraphe 483.1(1) l’autorise à effectuer des opérations et qui sont des institutions financières fédérales.

Order

(3) The Superintendent may, by order, increase the limit in paragraph (1)(a) or (b) that would otherwise apply to a company on transactions by the company with related parties that are financial institutions that are regulated in a manner acceptable to the Superintendent.

Ordonnance du surintendant

(3) Le surintendant peut, par ordonnance, augmenter les limites par ailleurs applicables dans le cadre des alinéas (1)a) et b) en ce qui concerne les opérations effectuées avec des apparentés qui sont des institutions financières réglementées d’une façon qu’il juge acceptable.

2001, c. 9, s. 552.	2001, ch. 9, art. 552.

Assets transactions

483.3 (1) Despite subsection 482(3), a company shall not, without the approval of the Superintendent and its conduct review committee, directly or indirectly acquire assets from a related party of the company with whom the company may enter into transactions under subsection 483.1(1) that is not a federal financial institution, or directly or indirectly transfer assets to such a related party if

Opérations sur l’actif

483.3 (1) Malgré le paragraphe 482(3), il est interdit à la société, sans l’autorisation du surintendant et de son comité de révision, d’acquérir directement ou indirectement des éléments d’actif auprès d’un apparenté avec lequel le paragraphe 483.1(1) l’autorise à effectuer une opération mais qui n’est pas une institution financière fédérale ou de céder directement ou indirectement des éléments d’actif à cet apparenté si :

A + B > C	A + B > C

where	où :

A is the value of the assets;	A représente la valeur des éléments d’actif;

B   is the total value of all assets that the company directly or indirectly acquired from, or directly or indirectly transferred to, that related party in the 12 months ending immediately before the acquisition or transfer, other than assets acquired by or transferred to the company under transactions permitted by section 478; and

B   la valeur de tous les éléments d’actif que la société a acquis auprès de cet apparenté ou cédés à celui-ci pendant la période de douze mois précédant la date d’acquisition ou de cession, sauf ceux qu’elle a acquis ou qui lui ont été transférés dans le cadre de toute opération visée à l’article 478;

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PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Section 483.3	Article 483.3

C  is five per cent, or the percentage that may be prescribed, of the total value of the assets of the company, as shown in the last annual statement of the company prepared before the acquisition or transfer.

C  cinq pour cent — ou si un autre pourcentage est fixé par règlement, le pourcentage fixé par règlement —de la valeur totale de l’actif de la société figurant dans le dernier rapport annuel établi avant la date d’acquisition ou de cession.

Exception

(2) The prohibition in subsection (1) does not apply in respect of assets purchased or otherwise acquired under subsection 482(1), assets sold under subsection 482(2) or any other assets as may be prescribed.

Exception

(2) Cette interdiction ne s’applique toutefois pas aux éléments d’actif acquis dans le cadre du paragraphe 482(1) ou vendus dans le cadre du paragraphe 482(2) ou tous autres éléments d’actif prévus par règlement.

Exception (3) The approval of the Superintendent is not required if	Exception (3) L’agrément du surintendant n’est pas nécessaire dans l’un ou l’autre des cas suivants :

(a) the company purchases or sells assets under a sale agreement that is approved by the Minister under section 241; or	a) l’achat ou la vente des éléments d’actif se fait dans le cadre d’une convention de vente approuvée par le ministre en vertu de l’article 241;

(b) the company or its subsidiary acquires shares of, or ownership interests in, an entity for which the approval of the Minister under Part VII or subsection 453(5) is required or the approval of the Superintendent under subsection 453(6) is required.

b) la société ou l’une de ses filiales acquiert les actions ou des titres de participation d’une entité dans un cas où l’agrément du ministre est requis dans le cadre de la partie VII ou du paragraphe 453(5) ou dans un cas où l’agrément du surintendant est requis dans le cadre du paragraphe 453(6).

Value of assets (4) For the purposes of “A” in subsection (1), the value of the assets is	Calcul de la valeur des éléments d’actif (4) Pour le calcul de l’élément A de la formule figurant au paragraphe (1), la valeur des éléments d’actif est :

(a) in the case of assets that are acquired, the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which will be included in the annual statement of the company after the acquisition, the fair market value of the assets; and

a) dans le cas où les éléments sont acquis, leur prix d’achat ou, s’il s’agit d’actions ou de titres de participation d’une entité dont les éléments d’actif figureront au rapport annuel de la société après l’acquisition, la juste valeur marchande de ces éléments d’actif;

(b) in the case of assets that are transferred, the book value of the assets as stated in the last annual statement of the company prepared before the transfer or, if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets as stated in the annual statement.

b) dans le cas où les éléments sont cédés, la valeur comptable des éléments figurant au dernier rapport annuel de la société établi avant la date de cession ou, s’il s’agit d’actions ou de titres de participation d’une entité dont les éléments d’actif figuraient au dernier rapport annuel établi avant la date de cession, la valeur des éléments figurant dans le rapport annuel.

Total value of all assets

(5) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has acquired during the period of twelve months referred to in subsection (1) is the purchase price of the assets or, if the assets are shares of, or ownership interests in, an entity the assets of which immediately after the acquisition were included in the annual statement of the company,

Sens de valeur de tous les éléments d’actif

(5) Pour l’application du paragraphe (1), la valeur de tous les éléments d’actif acquis par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est leur prix d’achat ou, s’il s’agit d’actions ou de titres de participation d’une entité dont les éléments d’actif figureront au rapport annuel de la société après l’acquisition, la juste valeur marchande de ces éléments d’actif à la date d’acquisition.

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Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 483.3-484	Articles 483.3-484

the fair market value of the assets of the entity at the date of the acquisition.

Total value of all assets

(6) For the purposes of subsection (1), the total value of all assets that the company or any of its subsidiaries has transferred during the period of twelve months referred to in subsection (1) is the book value of the assets as stated in the last annual statement of the company prepared before the transfer or, if the assets are shares of, or ownership interests in, an entity the assets of which were included in the last annual statement of the company before the transfer, the value of the assets of the entity as stated in the annual statement.

Sens de valeur de tous les éléments d’actif

(6) Pour l’application du paragraphe (1), la valeur de tous les éléments d’actif cédés par une société et ses filiales au cours de la période de douze mois visée au paragraphe (1) est la valeur comptable des éléments figurant au dernier rapport annuel de la société établi avant la date de cession ou, s’il s’agit d’actions ou de titres de participation d’une entité dont les éléments d’actif figuraient au dernier rapport annuel établi avant la date de cession, la valeur des éléments de l’entité figurant dans le rapport annuel.

2001, c. 9, s. 552; 2007, c. 6, s. 378.	2001, ch. 9, art. 552; 2007, ch. 6, art. 378.

Directors and officers and their interests

484 (1) Subject to subsection (2) and sections 485 and 486, a company may enter into any transaction with a related party of the company if the related party is

Intérêts des administrateurs et des dirigeants

484 (1) Sous réserve du paragraphe (2) et des articles 485 et 486, est permise l’opération entre la société et un apparenté dans le cas où l’apparentement résulte uniquement du fait que :

(a) a natural person who is a related party of the company only because the person is	a) soit la personne physique en cause est :

(i) a director or senior officer of the company or of an entity that controls the company, or	(i) un administrateur ou un cadre dirigeant de la société ou d’une entité qui la contrôle,

(ii) the spouse or common-law partner, or a child who is less than eighteen years of age, of a director or senior officer of the company or of an entity that controls the company; or	(ii) l’époux ou conjoint de fait, ou un enfant de moins de dix-huit ans, d’un administrateur ou d’un cadre dirigeant de la société ou d’une entité qui la contrôle;

(b) an entity that is a related party of the company only because the entity is controlled by	b) soit l’entité en cause est contrôlée par :

(i) a director or senior officer of the company or of an entity that controls the company, or	(i) un administrateur ou un cadre dirigeant de la société ou d’une entité qui la contrôle,

(ii) the spouse or common-law partner, or a child who is less than eighteen years of age, of a director or senior officer referred to in subparagraph (i).	(ii) l’époux ou conjoint de fait, ou un enfant de moins de dix-huit ans, de cet administrateur ou de ce cadre dirigeant.

Loans to full-time senior officers

(2) A company may, with respect to a related party of the company referred to in subsection (1) who is a full-time senior officer of the company, make, take an assignment of or otherwise acquire a loan to the related party only if the aggregate principal amount of all outstanding loans to the related party that are held by the company and its subsidiaries, together with the principal amount of the proposed loan, does not exceed the greater of twice the annual salary of the related party and $100,000.

Prêt au cadre dirigeant

(2) Dans le cas où l’apparenté visé au paragraphe (1) est un cadre dirigeant à temps plein de la société, celle-ci ne peut lui consentir ou en acquérir un prêt, notamment par cession, que si le total du principal de tous les prêts qu’elle-même et ses filiales lui ont déjà consentis et du principal du prêt envisagé n’excède pas cent mille dollars ou, s’il est supérieur, le double du traitement annuel du cadre dirigeant.

Current to February 11, 2020	305	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Section 484	Article 484

Exception	Non-application

(3) Subsection (2) does not apply in respect of (a) loans referred to in paragraph 479(b), and (b) margin loans referred to in section 486,

(3) Le paragraphe (2) ne s’applique pas aux prêts visés à l’alinéa 479b) ni aux prêts sur marge visés à l’article 486 et le montant de ces prêts consentis par la société à des apparentés n’est pas pris en compte dans le calcul prévu au paragraphe (2) du total du principal de tous les prêts dont bénéficie déjà le dirigeant.

and the amount of any such loans to a related party of a company shall not be included in determining, for the purposes of subsection (2), the aggregate principal amount of all outstanding loans made by the company to the related party.

Preferred terms — loan to senior officer	Conditions plus favorables — prêt à un cadre dirigeant

(4) Notwithstanding section 489, a company may make a loan, other than a margin loan, to a senior officer of the company on terms and conditions more favourable to the officer than those offered to the public by the company if those terms and conditions have been approved by the conduct review committee of the company.

(4) Par dérogation à l’article 489, la société peut consentir un prêt — à l’exception du prêt sur marge — à un cadre dirigeant à des conditions plus favorables que celles du marché, pourvu qu’elles soient approuvées par son comité de révision.

Preferred terms — loan to spouse or common-law partner	Conditions plus favorables — prêt à l’époux ou conjoint de fait

(5) Notwithstanding section 489, a company may make a loan referred to in paragraph 479(b) to the spouse or common-law partner of a senior officer of the company on terms and conditions more favourable than those offered to the public by the company if those terms and conditions have been approved by the conduct review committee of the company.

(5) Par dérogation à l’article 489, la société peut consentir à l’époux ou conjoint de fait de l’un de ses cadres dirigeants le prêt visé à l’alinéa 479b) à des conditions plus favorables que celles du marché, pourvu qu’elles soient approuvées par son comité de révision.

Preferred terms — other financial services	Conditions plus favorables — autres services financiers

(6) Notwithstanding section 489, a company may offer financial services, other than loans or guarantees, to a senior officer of the company, or to the spouse or common-law partner, or a child who is less than eighteen years of age, of a senior officer of the company, on terms and conditions more favourable than those offered to the public by the company if

(6) Par dérogation à l’article 489, la société peut offrir des services financiers, à l’exception de prêts ou de garanties, à l’un de ses cadres dirigeants, ou à son époux ou conjoint de fait ou à son enfant de moins de dix-huit ans, à des conditions plus favorables que celles du marché si :

(a) the financial services are offered by the company to employees of the company on those favourable terms and conditions; and	a) d’une part, elle offre ces services à ses employés aux mêmes conditions;

(b) the conduct review committee of the company has approved the practice of making those financial services available on those favourable terms and conditions to senior officers of the company or to the spouses or common-law partners, or the children under eighteen years of age, of senior officers of the company.

b) d’autre part, son comité de révision a approuvé, de façon générale, la prestation de ces services à des cadres dirigeants, ou à leurs époux ou conjoints de fait ou à leurs enfants âgés de moins de dix-huit ans, à ces conditions.

1991, c. 45, s. 484; 1997, c. 15, s. 401; 2000, c. 12, ss. 300, 302.	1991, ch. 45, art. 484; 1997, ch. 15, art. 401; 2000, ch. 12, art. 300 et 302.

Current to February 11, 2020	306	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Section 485	Article 485

Board approval required

485 (1) Except with the concurrence of at least two thirds of the directors present at a meeting of the board of directors of the company, a company shall not, with respect to a related party of the company referred to in subsection 484(1),

Approbation du conseil

485 (1) Dans le cas d’un apparenté visé au paragraphe 484(1), la société ne peut, sauf approbation d’au moins les deux tiers des administrateurs présents à la réunion du conseil :

(a) make, take an assignment of or otherwise acquire a loan to the related party, including a margin loan referred to in section 486,	a) lui consentir ou en acquérir un prêt, notamment par cession, y compris le prêt sur marge visé à l’article 486,

(b) make a guarantee on behalf of the related party, or	b) consentir une garantie en son nom,

(c) make an investment in the securities of the related party	c) effectuer un placement dans ses titres,

if, immediately following the transaction, the aggregate of	si l’opération avait pour effet de porter à plus de deux pour cent de son capital réglementaire la somme des éléments suivants :

(d) the principal amount of all outstanding loans to the related party that are held by the company and its subsidiaries, other than

d) le principal de tous les prêts en cours qu’elle-même et ses filiales détiennent à l’égard de la personne concernée, à l’exception des prêts visés à l’alinéa 479b) et, dans le cas d’un cadre dirigeant à temps plein, au paragraphe 484(2);

(i) loans referred to in paragraph 479(b), and

(ii) if the related party is a full-time senior officer of the company, loans to the related party that are permitted by subsection 484(2),

(e) the sum of all outstanding amounts guaranteed by the company and its subsidiaries on behalf of the related party, and	e) l’ensemble des montants dus garantis par elle-même et ses filiales pour le compte de la personne;

(f) where the related party is an entity, the book value of all investments by the company and its subsidiaries in the securities of the entity	f) dans le cas où la personne est une entité, la valeur comptable de tous les placements effectués par elle-même et ses filiales dans les titres de celle-ci.

would exceed 2 per cent of the regulatory capital of the company.

Limit on transactions with directors, officers and their interests	Restrictions applicables aux opérations

(2) A company shall not, with respect to a related party of the company referred to in subsection 484(1),	(2) Dans le cas d’un apparenté visé au paragraphe 484(1), la société ne peut :

(a) make, take an assignment of or otherwise acquire a loan to the related party, including a margin loan referred to in section 486,	a) lui consentir ou en acquérir un prêt, notamment par cession, y compris le prêt sur marge visé à l’article 486,

(b) make a guarantee on behalf of the related party, or	b) consentir une garantie en son nom,

(c) make an investment in the securities of the related party	c) effectuer un placement dans ses titres,

if, immediately following the transaction, the aggregate of	si l’opération avait pour effet de porter à plus de cinquante pour cent de son capital réglementaire la somme des éléments suivants:

Current to February 11, 2020	307	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 485-487	Articles 485-487

(d) the principal amount of all outstanding loans to all related parties of the company referred to in subsection 484(1) that are held by the company and its subsidiaries, other than	d) le principal de tous les prêts en cours qu’elle-même et ses filiales détiennent à l’égard de ces personnes, à l’exception des prêts visés à l’article 479 et au paragraphe 484(2);

(i) loans referred to in section 479, and

(ii) loans permitted by subsection 484(2),

(e) the sum of all outstanding amounts guaranteed by the company and its subsidiaries on behalf of all related parties of the company referred to in subsection 484(1), and	e) l’ensemble des montants dus garantis par elle-même et ses filiales pour le compte de toutes les personnes visées au paragraphe 484(1);

(f) the book value of all investments by the company and its subsidiaries in the securities of all entities that are related parties of the company referred to in subsection 484(1)	f) la valeur comptable de tous les placements effectués par elle-même et ses filiales dans les titres d’entités qui sont des apparentés mentionnés au paragraphe 484(1).

would exceed 50 per cent of the regulatory capital of the company.

Exclusion of de minimis transactions	Exclusion

(3) Loans, guarantees and investments that are referred to in section 478 shall not be included in calculating the aggregate of loans, guarantees and investments referred to in subsections (1) and (2).

(3) Les prêts, garanties et placements visés à l’article 478 sont exclus du calcul du total de ceux qui sont visés aux paragraphes (1) et (2).

1991, c. 45, s. 485; 1997, c. 15, s. 402.	1991, ch. 45, art. 485; 1997, ch. 15, art. 402.

Margin loans 486 The Superintendent may establish terms and conditions with respect to the making by a company of margin loans to a director or senior officer of the company.	Prêts sur marge 486 Le surintendant peut fixer des conditions relativement aux prêts sur marge consentis par la société à ses administrateurs ou cadres dirigeants.

1991, c. 45, s. 486; 1997, c. 15, s. 403.	1991, ch. 45, art. 486; 1997, ch. 15, art. 403.

Exemption by order 487 (1) A company may enter into a transaction with a related party of the company if the Superintendent, by order, has exempted the transaction from the provisions of section 477.	Ordonnance d’exemption 487 (1) Est permise toute opération avec un apparenté si le surintendant a, par ordonnance, soustrait cette dernière à l’application de l’article 477.

Conditions for order

(2) The Superintendent shall not make an order referred to in subsection (1) unless the Superintendent is satisfied that the decision of the company to enter into the transaction has not been and is not likely to be influenced in any significant way by a related party of the company and does not involve in any significant way the interests of a related party of the company.

Conditions

(2) Pour prendre l’ordonnance, le surintendant doit être convaincu que l’opération n’aura pas d’effet important sur les intérêts de l’apparenté et que celui-ci n’a pas influé grandement sur la décision de la société d’y procéder et ne le fera sans doute pas.

1991, c. 45, s. 487; 1996, c. 6, s. 121.	1991, ch. 45, art. 487; 1996, ch. 6, art. 121.

Current to February 11, 2020	308	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Permitted Related Party Transactions	Opérations permises
Sections 488-490 and 491	Articles 488-490 et 491

Prescribed transactions 488 A company may enter into a transaction with a related party of the company if the transaction is a prescribed transaction or one of a class of prescribed transactions.	Opérations réglementaires 488 Est permise l’opération avec un apparenté si celle-ci est réglementaire ou appartient à une catégorie réglementaire.

Restrictions on Permitted Transactions	Restrictions applicables aux opérations permises

Market terms and conditions

489 (1) Except as provided in subsections 484(4) to (6), any transaction entered into with a related party of the company shall be on terms and conditions that are at least as favourable to the company as market terms and conditions.

Conditions du marché

489 (1) Sauf dans la mesure prévue aux paragraphes 484(4) à (6), les conditions des opérations permises doivent être au moins aussi favorables pour la société que celles du marché.

Meaning of market terms and conditions (2) For the purposes of subsection (1), market terms and conditions means	Définition de conditions du marché (2) Pour l’application du paragraphe (1), conditions du marché s’entend :

(a) in respect of a service or a loan facility or a deposit facility offered to the public by the company in the ordinary course of business, terms and conditions that are no more or less favourable than those offered to the public by the company in the ordinary course of business; and

a) concernant un service, un prêt ou un dépôt, de conditions aussi favorables que celles offertes au public par la société dans le cadre normal de son activité commerciale;

(b) in respect of any other transaction,	b) concernant toute autre opération :

(i) terms and conditions, including those relating to price, rent or interest rate, that might reasonably be expected to apply in a similar transaction in an open market under conditions requisite to a fair transaction between parties who are at arm’s length and who are acting prudently, knowledgeably and willingly, or

(i) des conditions — notamment en matière de prix, loyer ou taux d’intérêt — qui sont vraisemblablement de nature à s’appliquer à une opération semblable sur un marché libre dans les conditions nécessaires à une opération équitable entre des parties indépendantes qui traitent librement, prudemment et en toute connaissance de cause,

(ii) if the transaction is one that would not reasonably be expected to occur in an open market between parties who are at arm’s length, terms and conditions, including those relating to price, rent or interest rate, that would reasonably be expected to provide the company with fair value, having regard to all the circumstances of the transaction, and that would be consistent with the parties to the transaction acting prudently, knowledgeably and willingly.

(ii) si l’opération n’est vraisemblablement pas de nature à s’effectuer sur un marché libre entre des parties indépendantes, des conditions —notamment en matière de prix, loyer ou taux d’intérêt — qui permettraient vraisemblablement à la société d’en tirer une juste valeur, compte tenu des circonstances, et que des personnes qui traitent librement, prudemment et en toute connaissance de cause pourraient fixer.

1991, c. 45, s. 489; 2001, c. 9, s. 553.	1991, ch. 45, art. 489; 2001, ch. 9, art. 553.

490 and 491 [Repealed, 1997, c. 15, s. 404]	490 et 491 [Abrogés, 1997, ch. 15, art. 404]

Current to February 11, 2020	309	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Disclosure	Obligation d’information
Sections 492-494	Articles 492-494

Disclosure	Obligation d’information

Company obligation

492 (1) Where, in respect of any proposed transaction permitted by this Part, other than those referred to in section 478, a company has reason to believe that the other party to the transaction is a related party of the company, the company shall take all reasonable steps to obtain from the other party full disclosure, in writing, of any interest or relationship, direct or indirect, that would make the other party a related party of the company.

Divulgation par l’apparenté

492 (1) Dans le cas où elle a des raisons de croire que l’autre partie à un projet d’opération permise — autre que celle visée à l’article 478 — est apparentée, la société prend toutes les mesures utiles pour obtenir d’elle la communication entière, par écrit, de tous intérêts ou relations, directs ou indirects, qui feraient d’elle un apparenté.

Reliance on information

(2) A company and any person who is a director or an officer, employee or agent of the company may rely on any information contained in any disclosure received by the company pursuant to subsection (1) or any information otherwise acquired in respect of any matter that might be the subject of such a disclosure and no action lies against the company or any such person for anything done or omitted in good faith in reliance on any such information.

Fiabilité de l’information

(2) La société ou l’un de ses administrateurs, dirigeants, employés ou mandataires peut tenir pour avérés les renseignements contenus dans toute communication reçue en application du paragraphe (1) — ou obtenus sur toute question pouvant en faire l’objet — et n’encourt aucune responsabilité pour tout acte ou omission accompli de bonne foi sur le fondement de ces renseignements.

Notice to Superintendent

493 Where a company has entered into a transaction that the company is prohibited by this Part from entering into, or where a company has entered into a transaction for which approval is required under subsection 485(1) without having obtained the approval, the company shall, on becoming aware of that fact, notify the Superintendent without delay.

Avis au surintendant

493 La société qui effectue une opération interdite aux termes de la présente partie, ou qui n’a pas obtenu l’approbation prévue au paragraphe 485(1), est tenue, dès qu’elle prend connaissance de l’interdiction ou du défaut d’approbation, d’en aviser le surintendant.

1991, c. 45, s. 493; 1997, c. 15, s. 405.	1991, ch. 45, art. 493; 1997, ch. 15, art. 405.

Remedial Actions	Recours

Order to void contract or to grant other remedy

494 (1) If a company enters into a transaction that it is prohibited from entering into by this Part, the company or the Superintendent may apply to a court for an order setting aside the transaction or for any other appropriate remedy, including an order directing that the related party of the company involved in the transaction account to the company for any profit or gain realized or that any director or senior officer of the company who authorized the transaction compensate the company for any loss or damage incurred by the company.

Annulation de contrats ou autres mesures

494 (1) Si la société a effectué une opération interdite par la présente partie, elle-même ou le surintendant peuvent demander au tribunal de rendre une ordonnance annulant l’opération ou prévoyant toute autre mesure indiquée, notamment l’obligation pour l’apparenté de rembourser à la société tout gain ou profit réalisé ou pour tout administrateur ou cadre dirigeant qui a autorisé l’opération d’indemniser la société des pertes ou dommages subis.

Time limit

(2) An application under subsection (1) in respect of a particular transaction may only be made within the period of three months following the day the notice referred to in section 493 in respect of the transaction is given to

Délai de présentation

(2) La demande visée au paragraphe (1) doit être présentée dans les trois mois suivant la date d’envoi au surintendant de l’avis prévu à l’article 493 à l’égard de l’opération en cause ou, à défaut d’avis, suivant la date où le surintendant a pris connaissance de l’opération.

Current to February 11, 2020	310	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XI Self-dealing	PARTIE XI Opérations avec apparentés
Remedial Actions	Recours
Sections 494-499	Articles 494-499

the Superintendent or, if no such notice is given, the day the Superintendent becomes aware of the transaction.

Certificate

(3) For the purposes of subsection (2), a document purporting to have been issued by the Superintendent, certifying the day on which the Superintendent became aware of the transaction, shall, in the absence of evidence to the contrary, be received in evidence as conclusive proof of that fact without proof of the signature or of the official character of the person appearing to have signed the document and without further proof.

Certificat

(3) Pour l’application du paragraphe (2), le document apparemment délivré par le surintendant et attestant la date où il a pris connaissance de l’opération fait foi de façon concluante, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver l’authenticité de la signature qui y est apposée ou la qualité officielle du signataire.

1991, c. 45, s. 494; 2001, c. 9, s. 554.	1991, ch. 45, art. 494; 2001, ch. 9, art. 554.

PART XII	PARTIE XII

Regulation of Companies — Superintendent	Réglementation des sociétés : surintendant

Supervision	Surveillance

Returns	Relevés

Required information 495 A company shall provide the Superintendent with such information, at such times and in such form as the Superintendent may require.	Demande de renseignements 495 La société fournit au surintendant, aux dates et en la forme précisées, les renseignements qu’il exige.

496 [Repealed, 2007, c. 6, s. 379]	496 [Abrogé, 2007, ch. 6, art. 379]

497 [Repealed, 2007, c. 6, s. 379]	497 [Abrogé, 2007, ch. 6, art. 379]

498 [Repealed, 2007, c. 6, s. 379]	498 [Abrogé, 2007, ch. 6, art. 379]

Names of directors and auditors 499 (1) A company shall, within thirty days after each annual meeting of the company, provide the Superintendent with a return showing	Relevé des noms des administrateurs 499 (1) Dans les trente jours suivant chaque assemblée annuelle, la société fournit au surintendant un relevé indiquant :

(a) the name, residence and citizenship of each director holding office immediately following the meeting;	a) les noms, domicile et citoyenneté de chaque administrateur en fonction à la clôture de l’assemblée;

(b) the mailing address of each director holding office immediately following the meeting;	b) l’adresse postale de chaque administrateur en fonction à la clôture de l’assemblée;

(c) the bodies corporate of which each director referred to in paragraph (a) is an officer or director and the firms of which each director is a member;	c) les personnes morales dont chacun des administrateurs visés à l’alinéa a) est un dirigeant ou administrateur et les entreprises dont chacun d’entre eux est membre;

(d) the affiliation, within the meaning of section 166, with the company of each director referred to in paragraph (a);	d) l’appartenance au même groupe qu’elle, au sens de l’article 166, de chaque administrateur visé à l’alinéa a);

Current to February 11, 2020	311	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Returns	Relevés
Sections 499-501	Articles 499-501

(e) the names of the directors referred to in paragraph (a) who are officers or employees of the company or any affiliate of the company, and the positions they occupy;	e) le nom des administrateurs visés à l’alinéa a) qui sont des dirigeants ou employés de la société ou des entités de son groupe et le poste qu’ils occupent;

(f) the name of each committee of the company on which each director referred to in paragraph (a) serves;	f) le nom de chaque comité de la société dont fait partie un administrateur visé à l’alinéa a);

(g) the date of expiration of the term of each director referred to in paragraph (a); and	g) la date d’expiration du mandat de chaque administrateur visé à l’alinéa a);

(h) the name, address and date of appointment of the auditor of the company.	h) les nom, adresse et date de nomination du vérificateur de la société.

Changes	Avis des changements

(2) Where

(a) any information relating to a director or auditor of a company shown in the latest return made to the Superintendent under subsection (1), other than information referred to in paragraph (1)(c) or (d), becomes inaccurate or incomplete,

(2) Au cas où les renseignements concernant un administrateur ou le vérificateur, sauf en ce qui a trait aux alinéas (1)c) ou d), deviennent inexacts ou incomplets ou en cas de vacance ou de nomination soit au poste de vérificateur soit au sein du conseil d’administration, la société fournit sans délai au surintendant les renseignements nécessaires pour compléter le relevé ou en rétablir l’exactitude.

(b) a vacancy in the position of auditor of the company occurs or is filled by another person, or

(c) a vacancy on the board of directors of the company occurs or is filled,

the company shall forthwith provide the Superintendent with such information as is required to maintain the return in a complete and accurate form.

Copy of by-laws	Exemplaire des règlements administratifs

500 A company shall send to the Superintendent, within thirty days after the coming into effect of a by-law or an amendment to a by-law, a copy of the by-law or amendment.	500 La société transmet au surintendant, dans les trente jours de leur entrée en vigueur, un exemplaire de chaque règlement administratif ou de sa modification.

1991, c. 45, s. 500; 2001, c. 9, s. 556.	1991, ch. 45, art. 500; 2001, ch. 9, art. 556.

Register of companies	Registre des sociétés

501 (1) The Superintendent shall, in respect of each company for which an order approving the commencement and carrying on of business has been made, cause a register to be maintained containing a copy of

501 (1) Pour toute société à qui a été délivré un agrément de fonctionnement, le surintendant fait tenir un registre contenant :

(a) the incorporating instrument of the company; and	a) un exemplaire de l’acte constitutif de la société;

(b) the information referred to in paragraphs 499(1)(a), (c) and (e) to (h) contained in the latest return sent to the Superintendent under section 499.	b) les renseignements visés aux alinéas 499(1)a), c) et e) à h) du dernier relevé reçu au titre de l’article 499.

Form	Forme du registre

(2) The register may be maintained in	(2) Le registre peut être tenu :

Current to February 11, 2020	312	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Returns	Relevés
Sections 501-502	Articles 501-502

(a) a bound or loose-leaf form or in a photographic film form; or	a) soit dans une reliure, en feuillets mobiles ou sous forme de film;

(b) a system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

b) soit à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Access	Accès

(3) Persons are entitled to reasonable access to the register and may make copies of or take extracts from the information in it.	(3) Toute personne a un droit d’accès raisonnable au registre et peut le reproduire en tout ou en partie.

Evidence	Preuve

(4) A statement containing information in the register and purporting to be certified by the Superintendent is admissible in evidence in all courts as proof, in the absence of evidence to the contrary, of the facts stated in the statement without proof of the appointment or signature of the Superintendent.

(4) Le document censé signé par le surintendant, où il est fait état de renseignements figurant dans le registre, est admissible en preuve devant les tribunaux sans qu’il soit nécessaire de prouver l’authenticité de la signature qui y est apposée ou la qualité officielle du signataire et, sauf preuve contraire, il fait foi de son contenu.

1991, c. 45, s. 501; 2001, c. 9, s. 556.	1991, ch. 45, art. 501; 2001, ch. 9, art. 556.

Production of information and documents	Fourniture de renseignements

502 (1) The Superintendent may, by order, direct a person who controls a company or any entity that is affiliated with a company to provide the Superintendent with such information or documents as may be specified in the order where the Superintendent believes that the production of the information or documents is necessary in order to be satisfied that the provisions of this Act are being duly observed and that the company is in a sound financial condition.

502 (1) Le surintendant peut, par ordonnance, enjoindre à une personne qui contrôle la société ou à une entité qui appartient au groupe de celle-ci de lui fournir certains renseignements ou documents s’il croit en avoir besoin pour s’assurer que la présente loi est effectivement respectée et que la situation financière de la société est bien saine.

Time	Délai

(2) Any person to whom a direction has been issued under subsection (1) shall provide the information or documents specified in the order within the time specified in the order and, where the order does not specify a time, the person shall provide the information or documents within a reasonable time.

(2) La personne visée fournit les renseignements ou documents dans le délai prévu dans l’ordonnance ou, à défaut, dans un délai raisonnable.

Exemption	Exception

(3) Subsection (1) does not apply in respect of an entity that controls a company or is affiliated with a company where that entity is a financial institution regulated	(3) Le paragraphe (1) ne s’applique pas à l’entité qui contrôle une société ou qui fait partie de son groupe s’il s’agit d’une institution financière réglementée sous le régime :

(a) by or under an Act of Parliament; or	a) soit d’une loi fédérale;

(b) by or under an Act of the legislature of a province where the Superintendent has entered into an agreement with the appropriate official or public body responsible for the supervision of financial institutions

b) soit d’une loi provinciale, dans le cas où le surintendant a conclu une entente avec l’autorité ou l’organisme public responsable de la supervision des

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Returns	Relevés
Sections 502-504	Articles 502-504

in that province concerning the sharing of information on such financial institutions.	institutions financières dans la province en ce qui a trait au partage de l’information les concernant.

Confidential information	Caractère confidentiel des renseignements

503 (1) Subject to section 504.1, all information regarding the business or affairs of a company, or regarding a person dealing with a company, that is obtained by the Superintendent, or by any person acting under the direction of the Superintendent, as a result of the administration or enforcement of any Act of Parliament, and all information prepared from that information, is confidential and shall be treated accordingly.

503 (1) Sous réserve de l’article 504.1, sont confidentiels et doivent être traités comme tels les renseignements concernant l’activité commerciale et les affaires internes de la société ou concernant une personne faisant affaire avec elle et obtenus par le surintendant ou par toute autre personne agissant sous ses ordres, dans le cadre de l’application d’une loi fédérale, de même que ceux qui sont tirés de tels renseignements.

Disclosure permitted	Communication autorisée

(2) Nothing in subsection (1) prevents the Superintendent from disclosing any information	(2) S’il est convaincu que les renseignements seront considérés comme confidentiels par leur destinataire, le surintendant peut toutefois les communiquer :

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision,	a) à une agence ou à un organisme gouvernemental qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

(a.01) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision,	a.01) à une autre agence ou à un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

(a.1) to the Canada Deposit Insurance Corporation for purposes related to its operation; and	a.1) à la Société d’assurance-dépôts du Canada pour l’accomplissement de ses fonctions;

(b) to the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance or to the Governor of the Bank of Canada or any officer of the Bank of Cana-da authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions,

b) au sous-ministre des Finances, ou à tout fonctionnaire du ministère des Finances que celui-ci a délégué par écrit pour l’analyse de la politique en matière de la réglementation des institutions financières ou au gouverneur de la Banque du Canada, ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit pour cette même analyse.

if the Superintendent is satisfied that the information will be treated as confidential by the agency, body or person to whom it is disclosed.

1991, c. 45, s. 503; 1996, c. 6, s. 122; 1997, c. 15, s. 406; 2001, c. 9, s. 557; 2007, c. 6, s. 380.	1991, ch. 45, art. 503; 1996, ch. 6, art. 122; 1997, ch. 15, art. 406; 2001, ch. 9, art. 557; 2007, ch. 6, art. 380.

Regulations	Règlements

503.1 The Governor in Council may make regulations prohibiting, limiting or restricting the disclosure by companies of prescribed supervisory information.

503.1 Le gouverneur en conseil peut, par règlement, interdire ou restreindre la communication par les sociétés des renseignements relatifs à la supervision exercée par le surintendant qui sont précisés par règlement.

1999, c. 28, s. 144.	1999, ch. 28, art. 144.

Evidentiary privilege	Privilège relatif à la preuve

504 (1) Prescribed supervisory information shall not be used as evidence in any civil proceedings and is privileged for that purpose.	504 (1) Les renseignements relatifs à la supervision exercée par le surintendant qui sont précisés par règlement ne peuvent servir de preuve dans aucune procédure civile et sont protégés à cette fin.

Current to February 11, 2020	314	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Returns	Relevés
Sections 504-504.01	Articles 504-504.01

No testimony or production	Témoignage ou production

(2) No person shall by an order of any court, tribunal or other body be required in any civil proceedings to give oral testimony or to produce any document relating to any prescribed supervisory information.

(2) Nul ne peut être tenu, par ordonnance d’un tribunal ou d’un autre organisme, dans quelque procédure civile que ce soit, de faire une déposition orale ou de produire un document ayant trait aux renseignements visés au paragraphe (1).

Exceptions to subsection (1)	Exceptions au paragraphe (1)

(3) Despite subsection (1),	(3) Malgré le paragraphe (1) :

(a) the Minister, the Superintendent or the Attorney General of Canada may, in accordance with the regulations, if any, use prescribed supervisory information as evidence in any proceedings; and	a) le ministre, le surintendant ou le procureur général du Canada peut, conformément aux éventuels règlements, utiliser comme preuve les renseignements visés à ce paragraphe dans toute procédure;

(b) a company may, in accordance with the regulations, if any, use prescribed supervisory information as evidence in any proceedings in relation to the administration or enforcement of this Act or the Winding-up and Restructuring Act that are commenced by the company, the Minister, the Superintendent or the Attorney General of Canada.

b) la société peut, conformément aux éventuels règlements, les utiliser comme preuve dans toute procédure concernant l’application de la présente loi ou de la Loi sur les liquidations et les restructurations intentée par elle, le ministre, le surintendant ou le procureur général du Canada.

Exceptions to subsections (1) and (2)	Exceptions aux paragraphes (1) et (2)

(4) Despite subsections (1) and (2) and section 39.1 of the Office of the Superintendent of Financial Institutions Act, a court, tribunal or other body may, by order, require the Minister, the Superintendent or a company to give oral testimony or to produce any document relating to any prescribed supervisory information in any civil proceedings in relation to the administration or enforcement of this Act that are commenced by the Minister, the Superintendent, the Attorney General of Canada or the company.

(4) Malgré les paragraphes (1) et (2) et l’article 39.1 de la Loi sur le Bureau du surintendant des institutions financières, le ministre, le surintendant ou la société peut être tenu, par ordonnance d’un tribunal ou d’un autre organisme, dans quelque procédure civile que ce soit concernant l’application de la présente loi intentée par le ministre, le surintendant, le procureur général du Canada ou la société, de faire une déposition orale ou de produire un document ayant trait aux renseignements visés au paragraphe (1).

No waiver	Non-renonciation

(5) The disclosure of any prescribed supervisory information, other than under subsection (3) or (4), does not constitute a waiver of the privilege referred to in subsection (1).	(5) La communication, autrement que dans le cadre des paragraphes (3) ou (4), de renseignements visés au paragraphe (1) ne constitue pas une renonciation à la protection visée à ce paragraphe.

Regulations	Règlement

(6) The Governor in Council may, for the purposes of subsection (3), make regulations respecting the circumstances in which prescribed supervisory information may be used as evidence.

(6) Pour l’application du paragraphe (3), le gouverneur en conseil peut prendre des règlements concernant les circonstances dans lesquelles les renseignements visés au paragraphe (1) peuvent servir de preuve.

1991, c. 45, s. 504; 1996, c. 6, s. 123; 2007, c. 6, s. 381; 2015, c. 36, s. 232.	1991, ch. 45, art. 504; 1996, ch. 6, art. 123; 2007, ch. 6, art. 381; 2015, ch. 36, art. 232.

No waiver	Non-renonciation

504.01 (1) For greater certainty, the disclosure by a company — or by a person who controls a company or by an entity that is affiliated with a company — to the Superintendent of any information that is subject to a privilege under the law of evidence, solicitor-client privilege or the

504.01 (1) Il est entendu que la communication au surintendant par la société — ou par une personne qui contrôle la société ou par une entité qui appartient au groupe de celle-ci — de renseignements protégés par toute immunité reconnue par le droit de la preuve, par le

Current to February 11, 2020	315	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Returns	Relevés
Sections 504.01-504.2	Articles 504.01-504.2

professional secrecy of advocates and notaries or to litigation privilege does not constitute a waiver of any of those privileges or that secrecy.	secret professionnel de l’avocat ou du notaire ou par le privilège relatif au litige ne constitue pas une renonciation à l’immunité, au secret professionnel ou au privilège.

No disclosure	Aucune divulgation

(2) The Superintendent shall not disclose any information referred to in subsection (1) to any person whose powers, duties or functions include

(a) the investigation or prosecution of an offence under any Act of Parliament or of the legislature of a province; or

(2) Il est interdit au surintendant de communiquer un renseignement visé au paragraphe (1) à quiconque dont les attributions comprennent l’enquête et la poursuite relatives à une infraction ou à une violation sous le régime de toute loi fédérale ou provinciale.

(b) the investigation of, or conduct of proceedings in respect of, a violation under an Act referred to in paragraph (a).

2018, c. 27, s. 168.	2018, ch. 27, art. 168.

Disclosure by Superintendent	Divulgation du surintendant

504.1 (1) The Superintendent shall disclose at such times and in such manner as the Minister may determine, such information obtained by the Superintendent under this Act as the Minister considers ought to be disclosed for the purposes of the analysis of the financial condition of a company and that

(a) is contained in returns filed pursuant to the Superintendent’s financial regulatory reporting requirements in respect of companies; or

(b) has been obtained as a result of an industry-wide or sectoral survey conducted by the Superintendent in relation to an issue or circumstances that could have an impact on the financial condition of companies.

504.1 (1) Le surintendant rend publics, selon les modalités de forme et de temps fixées par le ministre, les renseignements recueillis en vertu de la présente loi que le ministre juge nécessaire de rendre publics pour l’analyse de l’état financier d’une société et qui sont contenus dans les déclarations que cette dernière doit fournir au surintendant ou qui ont été obtenus par ce dernier au moyen d’une enquête sur le milieu des services financiers ou sur un secteur d’activités en particulier motivée par une question ou des circonstances qui pourraient avoir une incidence sur l’état financier des sociétés.

Prior consultation required	Consultation préalable

(2) The Minister shall consult with the Superintendent before making any determination under subsection (1).	(2) Le ministre consulte le surintendant avant de prendre une décision au titre du paragraphe (1).

1996, c. 6, s. 124.	1996, ch. 6, art. 124.

Disclosure by a company	Divulgation de la société

504.2 (1) A company shall make available to the public such information concerning

(a) the compensation of its executives, as that expression is defined by the regulations, and

(b) its business and affairs for the purpose of the analysis of its financial condition,

504.2 (1) La société rend publiques les données concernant le traitement de ses dirigeants — au sens des règlements — ainsi que celles concernant ses activités commerciales et ses affaires internes qui sont nécessaires à l’analyse de son état financier, selon les modalités de forme et de temps fixées par règlement du gouverneur en conseil.

in such form and manner and at such times as may be required by or pursuant to such regulations as the Governor in Council may make for the purpose.

Current to February 11, 2020	316	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Returns	Relevés
Sections 504.2-505	Articles 504.2-505

Exemption by regulation	Exemption par règlement

(2) Paragraph (1)(a) does not apply to a company that is within such class or classes of companies as may be prescribed.	(2) L’obligation relative au traitement des dirigeants ne s’applique pas à la société qui fait partie d’une ou de plusieurs catégories prévues par règlement.

1996, c. 6, s. 124.	1996, ch. 6, art. 124.

Exceptions to disclosure	Exception

504.3 Subject to any regulations made under section 444, no information obtained by a company regarding any of its customers shall be disclosed or made available under subsection 504.1(1) or section 504.2.

504.3 Sous réserve des règlements pris en vertu de l’article 444, les renseignements que possède la société sur un client ne tombent pas sous le coup du paragraphe 504.1(1) ou de l’article 504.2.

1996, c. 6, s. 124.	1996, ch. 6, art. 124.

Report respecting disclosure	Rapport

504.4 The Superintendent shall prepare a report, to be included in the report referred to in section 40 of the Office of the Superintendent of Financial Institutions Act, respecting the disclosure of information by companies and describing the state of progress made in enhancing the disclosure of information in the financial services industry.

504.4 Le surintendant joint au rapport visé à l’article 40 de la Loi sur le Bureau du surintendant des institutions financières un rapport sur la divulgation des renseignements par les sociétés et faisant état du progrés accompli pour améliorer la divulgation des renseignements sur le milieu des services financiers.

1996, c. 6, s. 124; 2001, c. 9, s. 558.	1996, ch. 6, art. 124; 2001, ch. 9, art. 558.

Inspection of Companies	Enquête sur les sociétés

Examination of companies	Examen

505 (1) The Superintendent, from time to time, but at least once in each calendar year, shall make or cause to be made any examination and inquiry into the business and affairs of each company that the Superintendent considers to be necessary or expedient to determine whether the company is complying with the provisions of this Act and whether the company is in a sound financial condition and, after the conclusion of each examination and inquiry, shall report on it to the Minister.

505 (1) Afin de vérifier si la société se conforme à la présente loi et si elle est en bonne situation financière, le surintendant, au moins une fois par an, procède ou fait procéder à un examen et à une enquête portant sur l’activité commerciale et les affaires internes de la société et dont il fait rapport au ministre.

Access to records of company	Droit d’obtenir communication des pièces

(2) The Superintendent or a person acting under the Superintendent’s direction	(2) Le surintendant ou toute personne agissant sous ses ordres :

(a) has a right of access to any records, cash, assets and security held by or on behalf of a company; and	a) a accès aux livres, à la caisse, aux autres éléments d’actif et aux titres détenus par la société ou pour son compte;

(b) may require the directors, officers and auditor of a company to provide information and explanations, to the extent that they are reasonably able to do so, in respect of the condition and affairs of the company or any entity in which the company has a substantial investment.

b) peut exiger des administrateurs, dirigeants ou vérificateur qu’ils lui fournissent, dans la mesure du possible, les renseignements et éclaircissements qu’il réclame sur la situation et les affaires internes de la société ou de toute entité dans laquelle elle détient un intérêt de groupe financier.

1991, c. 45, s. 505; 2001, c. 9, s. 559; 2012, c. 5, s. 180.	1991, ch. 45, art. 505; 2001, ch. 9, art. 559; 2012, ch. 5, art. 180.

Current to February 11, 2020	317	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Supervision	Surveillance
Inspection of Companies	Enquête sur les sociétés
Sections 506-507	Articles 506-507

Power of Superintendent on inquiry	Pouvoirs du surintendant

506 The Superintendent has all the powers of a person appointed as a commissioner under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and may delegate those powers to any person acting under the Superintendent’s direction.

506 Le surintendant jouit des pouvoirs conférés aux commissaires en vertu de la partie II de la Loi sur les enquêtes pour la réception des dépositions sous serment; il peut les déléguer à une personne agissant sous ses ordres.

Remedial Powers	Réparation

Prudential Agreements	Accords prudentiels

Prudential agreement	Accord prudentiel

506.1 The Superintendent may enter into an agreement, called a “prudential agreement”, with a company for the purposes of implementing any measure designed to maintain or improve its safety and soundness.

506.1 Le surintendant peut conclure un accord, appelé « accord prudentiel », avec une société afin de mettre en œuvre des mesures visant à maintenir ou à améliorer sa santé financière.

2001, c. 9, s. 560.	2001, ch. 9, art. 560.

Directions of Compliance	Décisions

Superintendent’s directions to company	Décisions du surintendant

507 (1) Where, in the opinion of the Superintendent, a company, or a person with respect to a company, is committing, or is about to commit, an act that is an unsafe or unsound practice in conducting the business of the company, or is pursuing or is about to pursue any course of conduct that is an unsafe or unsound practice in conducting the business of the company, the Superintendent may direct the company or person to

507 (1) S’il est d’avis qu’une société ou une personne est en train ou sur le point, dans le cadre de la gestion de l’activité commerciale de la société, de commettre un acte ou d’adopter une attitude, contraires aux bonnes pratiques du commerce, le surintendant peut lui enjoindre de prendre les mesures suivantes ou l’une d’elles :

(a) cease or refrain from committing the act or pursuing the course of conduct; and	a) y mettre un terme ou s’en abstenir;

(b) perform such acts as in the opinion of the Superintendent are necessary to remedy the situation.	b) prendre les mesures qui, selon lui, s’imposent pour remédier à la situation.

Opportunity for representations	Observations

(2) Subject to subsection (3), no direction shall be issued to a company or person under subsection (1) unless the company or person is provided with a reasonable opportunity to make representations in respect of the matter.

(2) Sous réserve du paragraphe (3), le surintendant ne peut imposer l’obligation visée au paragraphe (1) sans donner la possibilité à la société ou à la personne de présenter ses observations à cet égard.

Temporary direction	Décision

(3) Where, in the opinion of the Superintendent, the length of time required for representations to be made under subsection (2) might be prejudicial to the public interest, the Superintendent may make a temporary direction with respect to the matters referred to in paragraphs (1)(a) and (b) having effect for a period of not more than fifteen days.

(3) Lorsqu’à son avis, le délai pour la présentation des observations pourrait être préjudiciable à l’intérêt public, le surintendant peut imposer les obligations visées aux alinéas (1)a) et b) pour une période d’au plus quinze jours.

Current to February 11, 2020	318	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Directions of Compliance	Décisions
Sections 507-509.1	Articles 507-509.1

Idem	Idem

(4) Subject to section 508, a temporary direction under subsection (3) continues to have effect after the expiration of the fifteen day period referred to in that subsection if no representations are made to the Superintendent within that period or, if representations have been made, the Superintendent notifies the company or person that the Superintendent is not satisfied that there are sufficient grounds for revoking the direction.

(4) Sous réserve de l’article 508, la décision ainsi prise reste en vigueur après l’expiration des quinze jours si aucune observation n’a été présentée dans ce délai ou si le surintendant avise la société ou la personne qu’il n’est pas convaincu que les observations présentées justifient la révocation de la décision.

508 [Repealed, 1996, c. 6, s. 125]	508 [Abrogé, 1996, ch. 6, art. 125]

Court enforcement	Exécution judiciaire

509 (1) Where a company or person

(a) is contravening or has failed to comply with a prudential agreement entered into under section 506.1 or a direction of the Superintendent issued to the company or person pursuant to subsection 507(1) or (3),

(b) is contravening this Act, or

(c) has omitted to do any thing under this Act that is required to be done by or on the part of the company or person,

509 (1) En cas de manquement soit à un accord prudentiel conclu en vertu de l’article 506.1, soit à une décision prise aux termes des paragraphes 507(1) ou (3), soit à une disposition de la présente loi — notamment une obligation — , le surintendant peut, en plus de toute autre mesure qu’il est déjà habilité à prendre sous le régime de celle-ci, demander à un tribunal de rendre une ordonnance obligeant la société ou personne en faute à mettre fin ou remédier au manquement, ou toute autre ordonnance qu’il juge indiquée en l’espèce.

the Superintendent may, in addition to any other action that may be taken under this Act, apply to a court for an order requiring the company or person to comply with the prudential agreement or direction, cease the contravention or do any thing that is required to be done, and on such application the court may so order and make any other order it thinks fit.

Appeal	Appel

(2) An appeal from a decision of a court under subsection (1) lies in the same manner, and to the same court, as an appeal from any other order of the court.	(2) L’ordonnance ainsi rendue peut être portée en appel, de la même façon, devant la juridiction compétente pour juger en appel toute autre ordonnance du tribunal.

1991, c. 45, s. 509; 2001, c. 9, s. 561.	1991, ch. 45, art. 509; 2001, ch. 9, art. 561.

Disqualification and Removal of Directors or Senior Officers	Rejet des candidatures et destitution

Meaning of senior officer	Définition de cadre dirigeant

509.01 In sections 509.1 and 509.2, senior officer means the chief executive officer, secretary, treasurer or controller of a company or any other officer reporting directly to the company’s board of directors or chief executive officer.

509.01 Pour l’application des articles 509.1 et 509.2, cadre dirigeant s’entend du premier dirigeant, du secrétaire, du trésorier ou du contrôleur d’une société ou de tout autre dirigeant relevant directement de son conseil d’administration ou de son premier dirigeant.

2001, c. 9, s. 562.	2001, ch. 9, art. 562.

Application	Application

509.1 (1) This section applies only in respect of a company	509.1 (1) Le présent article s’applique à la société :

Current to February 11, 2020	319	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Disqualification and Removal of Directors or Senior Officers	Rejet des candidatures et destitution
Section 509.1	Article 509.1

(a) that has been notified by the Superintendent that this section applies to it where the company is subject to measures designed to maintain or improve its safety and soundness, which measures

(i) have been specified by the Superintendent by way of conditions or limitations in respect of the order approving the commencement and carrying on of the company’s business, or

(ii) are contained in a prudential agreement entered into under section 506.1 or an undertaking given by the company to the Superintendent; or

a) soit avisée par le surintendant de son assujettissement au présent article dans les cas où elle est visée par des mesures prises pour maintenir ou améliorer sa santé financière, lesquelles mesures figurent dans un accord prudentiel conclu en vertu de l’article 506.1 ou dans un engagement qu’elle a donné au surintendant, ou prennent la forme de conditions ou restrictions accessoires à l’ordonnance d’agrément lui permettant de commencer à fonctionner;

(b) that is the subject of a direction made under section 507 or an order made under subsection 473(3).	b) soit visée par une décision prise aux termes de l’article 507 ou par une ordonnance prise en application du paragraphe 473(3).

Information to be provided	Renseignements à communiquer

(2) A company shall provide the Superintendent with the name of	(2) La société communique au surintendant le nom :

(a) each person who has been nominated for election or appointment as a member of its board of directors,	a) des candidats à une élection ou à une nomination au conseil d’administration;

(b) each person who has been selected by the company for appointment as a senior officer, and	b) des personnes qu’elle a choisies pour être nommées à un poste de cadre dirigeant;

(c) each person who is newly elected as a director of the company at a meeting of shareholders and who was not proposed for election by anyone involved in the management of the company,	c) de toute personne nouvellement élue au poste d’administrateur à une assemblée des actionnaires et dont la candidature n’avait pas été proposée par une personne occupant un poste de gestion.

together with such other information about the background, business record and experience of the person as the Superintendent may require.	Elle lui communique également les renseignements personnels qui les concernent et les renseignements sur leur expérience et leur dossier professionnel qu’il peut exiger.

When information to be provided	Préavis

(3) The information required by subsection (2) shall be provided to the Superintendent	(3) Les renseignements doivent parvenir au surintendant :

(a) at least thirty days prior to the date or proposed date of the election or appointment or within such shorter period as the Superintendent may allow; or	a) dans le cas d’une personne visée aux alinéas (2)a) ou b), au moins trente jours avant la date prévue pour l’élection ou la nomination ou dans le délai plus court fixé par le surintendant;

(b) in the case of a person referred to in paragraph (2)(c), within fifteen days after the date of the election of the person.	b) dans le cas d’une personne visée à l’alinéa (2)c), dans les quinze jours suivant la date de l’élection de celle-ci.

Disqualification or removal	Absence de qualification

(4) If the Superintendent is of the opinion that, on the basis of the competence, business record, experience, conduct or character of a person, he or she is not suitable to hold that position, the Superintendent may, by order

(4) Le surintendant peut par ordonnance, en se fondant sur la compétence, l’expérience, le dossier professionnel, la conduite, la personnalité ou la moralité des personnes en cause :

Current to February 11, 2020	320	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Disqualification and Removal of Directors or Senior Officers	Rejet des candidatures et destitution
Sections 509.1-509.2	Articles 509.1-509.2

(a) in the case of a person referred to in paragraph (2)(a) or (b), disqualify the person from being elected or appointed as a director of a company or from being appointed as a senior officer; or	a) dans les cas visés aux alinéas (2)a) ou b), écarter le nom de celles qui, à son avis, ne sont pas qualifiées pour occuper un poste d’administrateur ou de cadre dirigeant;

(b) in the case of a person referred to in paragraph (2)(c), remove the person from office as a director of the company.	b) dans le cas visé à l’alinéa (2)c), destituer du poste d’administrateur celles qu’il n’estime pas qualifiées.

Risk of prejudice	Risque de préjudice

(4.1) In forming an opinion under subsection (4), the Superintendent must consider whether the interests of the depositors and creditors of the company would likely be prejudiced if the person were to take office or continue to hold office, as the case may be.

(4.1) Dans l’exercice du pouvoir visé au paragraphe (4), le surintendant doit prendre en considération la question de savoir si l’entrée en fonctions de la personne ou le fait qu’elle continue d’occuper son poste nuira vraisemblablement aux intérêts des déposants et créanciers de la société.

Representations may be made	Observations

(5) The Superintendent must in writing notify the person concerned and the company of any action that the Superintendent proposes to take under subsection (4) and must afford them an opportunity within 15 days after the date of the notice, or within any longer period that the Superintendent allows, to make representations to the Superintendent in relation to the matter.

(5) Le surintendant donne un préavis écrit à la personne concernée et à la société relativement à toute mesure qu’il entend prendre aux termes du paragraphe (4) et leur donne l’occasion de présenter leurs observations dans les quinze jours suivant la date de ce préavis ou dans le délai supérieur qu’il peut fixer.

Prohibition	Interdiction

(6) Where an order has been made under subsection (4)	(6) Il est interdit :

(a) disqualifying a person from being elected or appointed to a position, the person shall not be, and the company shall not permit the person to be, elected or appointed to the position; or

a) aux personnes assujetties à une ordonnance prise en vertu de l’alinéa (4)a) de se faire élire ou nommer au poste pour lequel elles n’ont pas été jugées qualifiées et à la société de permettre qu’elles se fassent élire ou nommer;

(b) removing a director from office, the person shall not continue to hold, and the company shall not permit the person to continue to hold, office as a director.	b) aux personnes assujetties à une ordonnance prise en vertu de l’alinéa (4)b) de continuer à occuper le poste d’administrateur et à la société de les laisser continuer d’occuper le poste.

1996, c. 6, s. 126; 2001, c. 9, s. 563.	1996, ch. 6, art. 126; 2001, ch. 9, art. 563.

Removal of directors or senior officers	Destitution des administrateurs et des cadres dirigeants

509.2 (1) The Superintendent may, by order, remove a person from office as a director or senior officer of a company if the Superintendent is of the opinion that the person is not suitable to hold that office

509.2 (1) Le surintendant peut, par ordonnance, destituer une personne de son poste d’administrateur ou de cadre dirigeant d’une société s’il est d’avis, en se fondant sur un ou plusieurs des éléments ci-après, qu’elle n’est pas qualifiée pour occuper ce poste :

(a) on the basis of the competence, business record, experience, conduct or character of the person; or	a) sa compétence, son expérience, son dossier professionnel, sa conduite, sa personnalité ou sa moralité;

(b) because the person has contravened or, by action or negligence, has contributed to the contravention of	b) le fait qu’elle a contrevenu ou a contribué par son action ou sa négligence à contrevenir :

(i) this Act or the regulations made under it,

Current to February 11, 2020	321	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Disqualification and Removal of Directors or Senior Officers	Rejet des candidatures et destitution
Section 509.2	Article 509.2

(ii) a direction made under section 507,	(i) à la présente loi ou à ses règlements,

(iii) an order made under subsection 473(3),	(ii) à une décision prise aux termes de l’article 507,

(iv) a condition or limitation in respect of the order approving the commencement and carrying on the company’s business, or	(iii) à une ordonnance prise en vertu du paragraphe 473(3),(iv) aux conditions ou restrictions accessoires à l’ordonnance d’agrément permettant à la société de commencer à fonctionner,

(v) a prudential agreement entered into under section 506.1 or an undertaking given by the company to the Superintendent.	(v) à un accord prudentiel conclu en vertu de l’article 506.1 ou à un engagement que la société a donné au surintendant.

Risk of prejudice

(2) In forming an opinion under subsection (1), the Superintendent must consider whether the interests of the depositors and creditors of the company have been or are likely to be prejudiced by the person’s holding office as a director or senior officer.

Risque de préjudice

(2) Dans l’exercice du pouvoir visé au paragraphe (1), le surintendant doit prendre en considération la question de savoir si le fait que la personne occupe le poste a nui aux intérêts des déposants et créanciers de la société ou y nuira vraisemblablement.

Representations may be made

(3) The Superintendent must in writing notify the person concerned and the company of any removal order that the Superintendent proposes to make under subsection (1) and must afford them an opportunity within 15 days after the date of the notice, or within any longer period that the Superintendent allows, to make representations to the Superintendent in relation to the matter.

Observations

(3) Le surintendant donne un préavis écrit à la personne concernée et à la société relativement à l’ordonnance de destitution qu’il entend prendre en vertu du paragraphe (1) et leur donne l’occasion de présenter leurs observations dans les quinze jours suivant la date de ce préavis ou dans le délai supérieur qu’il peut fixer.

Suspension

(4) If the Superintendent is of the opinion that the public interest may be prejudiced by the director or senior officer continuing to exercise the powers or carry out the duties and functions of that office during the period for making representations, the Superintendent may make an order suspending the director or senior officer. The suspension may not extend beyond 10 days after the expiration of that period.

Suspension

(4) Lorsque, à son avis, le fait pour l’administrateur ou le cadre dirigeant d’exercer les attributions de son poste pendant le délai prévu pour la présentation des observations nuira vraisemblablement à l’intérêt public, le surintendant peut prendre une ordonnance ayant pour effet de suspendre celui-ci pour une période qui ne peut dépasser de plus de dix jours le délai prévu.

Notice of order (5) The Superintendent shall, without delay, notify the director or senior officer, as the case may be, and the company of a removal order or suspension order.	Avis (5) Le surintendant avise sans délai l’administrateur ou le cadre dirigeant, selon le cas, et la société de l’ordonnance de destitution ou de suspension.

Consequences of removal order (6) The director or senior officer, as the case may be, ceases to hold that office as of the date the removal order is made or any later date specified in the order.

Effet de l’ordonnance de destitution

(6) L’administrateur ou le cadre dirigeant, selon le cas, cesse d’occuper son poste dès la prise de l’ordonnance de destitution ou à la date postérieure qui y est précisée.

Appeal (7) The director or senior officer, as the case may be, or the company may, within 30 days after the date of receipt	Appel (7) L’administrateur ou le cadre dirigeant, selon le cas, ou la société peuvent interjeter appel à la Cour fédérale

Current to February 11, 2020	322	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Disqualification and Removal of Directors or Senior Officers	Rejet des candidatures et destitution
Sections 509.2-510	Articles 509.2-510

of notice of the removal order under subsection (5), or within any longer period that the Court allows, appeal the matter to the Federal Court.	de l’ordonnance de destitution, dans les trente jours suivant la date de réception de l’avis donné au titre du paragraphe (5) ou dans le délai supérieur que la Cour peut accorder.

Powers of Federal Court (8) The Federal Court, in the case of an appeal, may dismiss the appeal or set aside the removal order.	Pouvoirs de la Cour fédérale (8) La Cour fédérale statue sur l’appel soit par le rejet pur et simple de celui-ci, soit par l’annulation de l’ordonnance de destitution.

Order not stayed by appeal (9) A removal order is not stayed by an appeal.	Appel non suspensif (9) L’appel n’est pas suspensif.

2001, c. 9, s. 564.	2001, ch. 9, art. 564.

Supervisory Intervention	Surveillance et intervention

Superintendent may take control 510 (1) Subject to this Act, where any of the circumstances described in subsection (1.1) exist in respect of a company, the Superintendent may	Prise de contrôle 510 (1) Sous réserve des autres dispositions de la présente loi, le surintendant peut, dans les circonstances visées au paragraphe (1.1) :

(a) take control, for a period not exceeding sixteen days, of the assets of the company and the assets held in trust by or under the administration of the company; or	a) prendre le contrôle pendant au plus seize jours de l’actif d’une société ainsi que de l’actif qu’elle détient en fiducie ou qu’elle administre;

(b) unless the Minister advises the Superintendent that the Minister is of the opinion that it is not in the public interest to do so,

b) sauf avis contraire du ministre fondé sur l’intérêt public, en prendre le contrôle pour plus de seize jours, continuer d’en assumer le contrôle au-delà de ce terme ou prendre le contrôle de la société.

(i) take control, for a period exceeding sixteen days, of the assets of the company and the assets held in trust by or under the administration of the company,

(ii) where control of assets has been taken under paragraph (a), continue the control beyond the sixteen days referred to in that paragraph, or

(iii) take control of the company.

Circumstances for taking control	Circonstances permettant la prise de contrôle

(1.1) Control by the Superintendent under subsection (1) may be taken in respect of a company where	(1.1) Le surintendant peut prendre le contrôle visé au paragraphe (1) à l’égard de la société :

(a) the company has failed to pay its liabilities or, in the opinion of the Superintendent, will not be able to pay its liabilities as they become due and payable;	a) qui a omis de payer une dette exigible ou qui, à son avis, ne pourra payer ses dettes au fur et à mesure qu’elles deviendront exigibles;

(b) [Repealed, 2001, c. 9, s. 565]	b) [Abrogé, 2001, ch. 9, art. 565]

(c) the assets of the company are not, in the opinion of the Superintendent, sufficient to give adequate protection to the company’s depositors and creditors;	c) qui n’a pas un actif suffisant, à son avis, pour assurer une protection adéquate à ses déposants et créanciers;

Current to February 11, 2020	323	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Supervisory Intervention	Surveillance et intervention
Section 510	Article 510

(d) any asset appearing on the books or records of the company or held in trust by or under the administration of the company is not, in the opinion of the Superintendent, satisfactorily accounted for;

d) dont un élément d’actif figurant dans ses livres, détenu en fiducie ou qu’elle administre n’est pas, à son avis, correctement pris en compte;

(e) the regulatory capital of the company has, in the opinion of the Superintendent, reached a level or is eroding in a manner that may detrimentally affect the company’s depositors or creditors;	e) dont le capital réglementaire a, à son avis, atteint un seuil ou se dégrade au point où ses déposants ou ses créanciers risquent d’être lésés;

(f) the company has failed to comply with an order of the Superintendent under paragraph 473(3)(a);	f) qui n’a pas suivi l’ordonnance qu’il a prise en vertu du paragraphe 473(3) lui enjoignant d’augmenter son capital;

(g) the company’s deposit insurance has been terminated by the Canada Deposit Insurance Corporation; or	g) dont la police d’assurance-dépôts a été résiliée par la Société d’assurance-dépôts du Canada;

(h) in the opinion of the Superintendent, any other state of affairs exists in respect of the company that may be materially prejudicial to the interests of the company’s depositors or creditors or the beneficiaries of any trust under the company’s administration, including where proceedings under a law relating to bankruptcy or insolvency have been commenced in Canada or elsewhere in respect of the holding body corporate of the company.

h) où, à son avis, il existe une autre situation qui risque de porter un préjudice réel aux intérêts de ses déposants ou créanciers, ou aux bénéficiaires d’une fiducie qu’elle administre, y compris l’existence de procédures engagées, au Canada ou à l’étranger, à l’égard de sa société mère au titre du droit relatif à la faillite ou à l’insolvabilité.

Notice of proposed action

(1.2) The Superintendent must notify a company of any action proposed to be taken in respect of it under paragraph (1)(b) and of its right to make written representations to the Superintendent within the time specified in the notice not exceeding ten days after it receives the notice.

Avis

(1.2) Le surintendant avise la société avant de prendre la mesure visée à l’alinéa (1)b) et lui fait part de son droit de faire valoir ses observations par écrit dans le délai qu’il fixe ou, au plus tard, dix jours après réception de l’avis.

Objectives of Superintendent

(2) Where, pursuant to subsection (1), the Superintendent has control of the assets of a company referred to in that subsection, the Superintendent may do all things necessary or expedient to protect the rights and interests of the depositors and creditors of the company or the beneficiaries of any trust under the administration of the company.

Objectifs du surintendant

(2) Après avoir pris le contrôle de l’actif d’une société en vertu du paragraphe (1), le surintendant peut prendre toutes les mesures utiles pour protéger les droits et intérêts des déposants et créanciers de celle-ci ou des bénéficiaires des fiducies dont elle a l’administration.

Powers of Superintendent (3) Where, pursuant to subsection (1), the Superintendent has control of the assets of a company referred to in that subsection,	Pouvoirs du surintendant (3) Lorsque le surintendant a le contrôle de l’actif de la société visé au paragraphe (1) :

(a) the company shall not make, acquire or transfer any loan or make any purchase, sale or exchange of securities or any disbursement or transfer of cash of any kind without the prior approval of the Superintendent or a representative designated by the Superintendent; and

a) celle-ci ne peut consentir, acquérir ou céder de prêt, ni faire d’achat, de vente ou d’échange de valeurs mobilières, ni procéder à des sorties ou virements de fonds de quelque sorte que ce soit, sans l’approbation préalable du surintendant ou de son délégué;

Current to February 11, 2020	324	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Supervisory Intervention	Surveillance et intervention
Sections 510-515	Articles 510-515

(b) no director, officer or employee of the company shall have access to any cash or securities held by or under the administration of the company unless

(i) a representative of the Superintendent accompanies the director, officer or employee, or

(ii) the access is previously authorized by the Superintendent or the Superintendent’s representative.

b) aucun administrateur, dirigeant ou employé de la société n’a accès à l’encaisse ou aux valeurs mobilières détenues par la société ou dont elle a l’administration, à moins d’être accompagné d’un délégué du surintendant, ou d’y avoir été préalablement autorisé par le surintendant ou son délégué.

1991, c. 45, s. 510; 1996, c. 6, s. 127; 2001, c. 9, s. 565.	1991, ch. 45, art. 510; 1996, ch. 6, art. 127; 2001, ch. 9, art. 565.

511 to 513 [Repealed, 1996, c. 6, s. 128]	511 à 513 [Abrogés, 1996, ch. 6, art. 128]

Powers of directors and officers suspended

514 (1) Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the powers, duties, functions, rights and privileges of the directors of the company and of the officers of the company responsible for its management are suspended.

Suspension des pouvoirs et fonctions

514 (1) Lorsque le surintendant prend le contrôle de la société, les pouvoirs, fonctions, droits et privilèges des administrateurs et dirigeants responsables de sa gestion sont suspendus.

Superintendent to manage company

(2) Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the Superintendent shall manage the business and affairs of the company and in so doing the Superintendent

(a) may perform any of the duties and functions that the persons referred to in subsection (1) were performing prior to the taking of control; and

(b) has and may exercise any power, right or privilege that any such person had or could have exercised prior to the taking of control.

Gestion par le surintendant

(2) Le surintendant doit gérer les activités commerciales et les affaires internes de la société dont il a pris le contrôle; à cette fin, il est chargé des attributions antérieurement exercées par les personnes mentionnées au paragraphe (1) et se voit attribuer tous les droits et privilèges qui leur étaient alors dévolus.

Persons to assist

(3) Where the Superintendent takes control of a company pursuant to subparagraph 510(1)(b)(iii), the Superintendent may appoint one or more persons to assist in the management of the company.

Aide (3) Le cas échéant, le surintendant peut nommer une ou plusieurs personnes pour l’aider à la gérer.

1991, c. 45, s. 514; 1996, c. 6, s. 129.	1991, ch. 45, art. 514; 1996, ch. 6, art. 129.

Expiration of control

515 Control by the Superintendent under subsection 510(1) of a company or of the assets of a company and the assets held in trust by or under the administration of the company expires on the day on which a notice by the Superintendent is sent to the directors and officers who conducted the business and affairs of the company stating that the Superintendent is of the opinion that the circumstances leading to the taking of control by the Superintendent have been substantially rectified and that the company can resume control of its business and affairs.

Fin du contrôle

515 Le contrôle pris en vertu du paragraphe 510(1) se termine à la date d’expédition d’un avis du surintendant aux administrateurs et dirigeants en poste avant la prise de contrôle indiquant qu’il est d’avis que la situation motivant la prise de contrôle a été en grande partie corrigée et que la société peut reprendre le contrôle de ses activités commerciales et de ses affaires internes.

1991, c. 45, s. 515; 1996, c. 6, s. 129.	1991, ch. 45, art. 515; 1996, ch. 6, art. 129.

Current to February 11, 2020	325	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Supervisory Intervention	Surveillance et intervention
Sections 515.1-517	Articles 515.1-517

Superintendent may request winding-up

515.1 The Superintendent may, at any time before the receipt of a request under section 516 to relinquish control of a company or of the assets of a company and the assets held in trust by or under the administration of the company, request the Attorney General of Canada to apply for a winding-up order under section 10.1 of the Winding-up and Restructuring Act in respect of the company where

(a) the assets of the company and the assets held in trust by or under the administration of the company are under the control of the Superintendent pursuant to subparagraph 510(1)(b)(i) or (ii); or

(b) the company is under the control of the Superintendent pursuant to subparagraph 510(1)(b)(iii).

1996, c. 6, s. 129.

Liquidation

515.1 Le surintendant peut demander au procureur général du Canada de requérir l’ordonnance de mise en liquidation prévue à l’article 10.1 de la Loi sur les liquidations et les restructurations à l’égard :

a) soit d’une société dont l’actif ainsi que l’actif qu’elle détient en fiducie ou qu’elle administre sont sous son contrôle en vertu de l’alinéa 510(1)b);

b) soit d’une société sous son contrôle en vertu de cet alinéa.

1996, ch. 6, art. 129.

Requirement to relinquish control

516 Where no action has been taken by the Superintendent under section 515.1 and, after thirty days following the taking of control by the Superintendent under subsection 510(1) of a company or of the assets of a company and the assets held in trust by or under the administration of the company, the Superintendent receives from its board of directors a notice in writing requesting the Superintendent to relinquish control, the Superintendent must, not later than twelve days after receipt of the notice,

(a) comply with the request; or

(b) request the Attorney General of Canada to apply for a winding-up order under section 10.1 of the Winding-up and Restructuring Act in respect of the company.

1991, c. 45, s. 516; 1996, c. 6, s. 129.

Abandon du contrôle ou demande de mise en liquidation

516 S’il n’a pris aucune des mesures prévues à l’article 515.1, le surintendant doit, douze jours après réception de la requête écrite du conseil d’administration demandant la fin du contrôle et présentée au plus tôt trente jours après la prise de contrôle de la société ou de son actif ainsi que de l’actif qu’elle détient en fiducie ou qu’elle administre, soit abandonner le contrôle, soit demander au procureur général du Canada de requérir, à l’endroit de la société, l’ordonnance de mise en liquidation prévue à l’article 10.1 de la Loi sur les liquidations et les restructurations.

1991, ch. 45, art. 516; 1996, ch. 6, art. 129.

Advisory committee

517 The Superintendent may, from among the companies that are subject to an assessment under section 23 of the Office of the Superintendent of Financial Institutions Act and required to share in the expenses resulting from the taking of control of a company pursuant to subsection 510(1), appoint a committee of not more than six members to advise the Superintendent in respect of assets, management and all other matters pertinent to the duties and responsibilities of the Superintendent in exercising control of the company.

1991, c. 45, s. 517; 1996, c. 6, s. 129.

Comité consultatif

517 Le surintendant peut, parmi les sociétés qui sont assujetties à la cotisation prévue à l’article 23 de la Loi sur le Bureau du surintendant des institutions financières et doivent contribuer aux frais résultant de la prise de contrôle d’une société, former un comité d’au plus six membres pour le conseiller en ce qui concerne l’actif, la gestion ou toute autre question afférente à ses devoirs et responsabilités dans l’exercice d’un tel contrôle.

1991, ch. 45, art. 517; 1996, ch. 6, art. 129.

Current to February 11, 2020	326	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XII Regulation of Companies — Superintendent	PARTIE XII Réglementation des sociétés : surintendant
Remedial Powers	Réparation
Supervisory Intervention	Surveillance et intervention
Sections 518-520.1	Articles 518-520.1

Expenses payable by company

518 (1) Where the Superintendent has taken control of a company pursuant to subparagraph 510(1)(b)(iii) and the control expires or is relinquished pursuant to section 515 or paragraph 516(a), the Superintendent may direct that the company be liable for repayment of all or part of the expenses resulting from the taking of control of the company and assessed against and paid by other companies pursuant to section 23 of the Office of the Superintendent of Financial Institutions Act, together with such interest in respect thereof at such rate as is specified by the Superintendent.

Frais à la charge de la société

518 (1) S’il abandonne le contrôle d’une société ou que celui-ci prend fin aux termes de l’article 515 ou conformément à la requête du conseil d’administration, le surintendant peut ordonner que la société soit tenue de rembourser, en tout ou en partie, les frais résultant de la prise de contrôle qui ont fait l’objet de la cotisation et ont déjà été payés par d’autres sociétés en vertu de l’article 23 de la Loi sur le Bureau du surintendant des institutions financières, ainsi que l’intérêt afférent au taux fixé par lui.

Debt due to Her Majesty

(2) Where any direction is made under subsection (1), the amount for which the company is liable is a debt due to Her Majesty in right of Canada payable on demand and is recoverable in the Federal Court or any other court of competent jurisdiction.

1991, c. 45, s. 518; 1996, c. 6, s. 130.

Créance de Sa Majesté

(2) Le montant que la société est tenue de rembourser en vertu du paragraphe (1) constitue une créance de Sa Majesté du chef du Canada payable sur demande et est recouvrable à ce titre devant la Cour fédérale ou tout autre tribunal compétent.

1991, ch. 45, art. 518; 1996, ch. 6, art. 130.

Priority of claim in liquidation

519 In the case of the winding-up of a company, the expenses resulting from the taking of control of the company under subsection 510(1) and assessed against and paid by other companies pursuant to section 23 of the Office of the Superintendent of Financial Institutions Act, and interest in respect thereof at such rate as is specified by the Superintendent, constitute a claim of Her Majesty in right of Canada against the assets of the company that ranks after all other claims but prior to any claim in respect of the shares of the company.

1991, c. 45, s. 519; 1996, c. 6, s. 131(E).

Priorité de réclamation en cas de liquidation

519 En cas de liquidation de la société, les frais visés au paragraphe 518(1), ainsi que l’intérêt afférent au taux fixé par le surintendant, constituent, sur l’actif de la société, une créance de Sa Majesté du chef du Canada venant au dernier rang mais avant toute créance sur les actions de la société.

1991, ch. 45, art. 519; 1996, ch. 6, art. 131(A).

Application of assessment

520 Any amount recovered pursuant to section 518 or 519 shall be applied to reduce the total amount of expenses incurred for or in connection with the administration of this Act.

Réduction 520 Les montants recouvrés conformément aux articles 518 ou 519 sont défalqués du montant total des frais exposés dans le cadre de l’application de la présente loi.

PART XII.1

Regulation of Companies — Commissioner

Required information

520.1 A company shall provide the Commissioner with the information at the times and in the form that the Commissioner may require for the purposes of the administration of the Financial Consumer Agency of Cana-da Act and the consumer provisions.

2001, c. 9, s. 566.

PARTIE XII.1

Réglementation des sociétés : commissaire

Demande de renseignements

520.1 La société fournit au commissaire, aux dates et en la forme précisées, les renseignements qu’il exige pour l’application de la Loi sur l’Agence de la consommation en matière financière du Canada et des dispositions visant les consommateurs.

2001, ch. 9, art. 566.

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PART XII.1 Regulation of Companies — Commissioner	PARTIE XII.1 Réglementation des sociétés : commissaire
Sections 520.2-520.3	Articles 520.2-520.3

Confidential information

520.2 (1) Subject to subsection (2), information regarding the business or affairs of a company or regarding persons dealing with one that is obtained by the Commissioner or by any person acting under the direction of the Commissioner, in the course of the exercise or performance of powers, duties and functions referred to in subsection 5(1) of the Financial Consumer Agency of Canada Act, and any information prepared from that information, is confidential and shall be treated accordingly.

Caractère confidentiel des renseignements

520.2 (1) Sous réserve du paragraphe (2), sont confidentiels et doivent être traités comme tels les renseignements concernant l’activité commerciale et les affaires internes de la société ou concernant une personne faisant affaire avec elle — ainsi que les renseignements qui sont tirés de ceux-ci — , obtenus par le commissaire ou par toute autre personne exécutant ses directives, dans le cadre de l’exercice des attributions visées au paragraphe 5(1) de la Loi sur l’Agence de la consommation en matière financière du Canada.

Disclosure permitted

(2) If the Commissioner is satisfied that the information will be treated as confidential by the agency, body or person to whom it is disclosed, subsection (1) does not prevent the Commissioner from disclosing it

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(b) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(c) to the Canada Deposit Insurance Corporation for purposes related to its operation; and

(d) to the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance or to the Governor of the Bank of Canada or any officer of the Bank of Cana-da authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions.

2001, c. 9, s. 566.

Communication autorisée

(2) S’il est convaincu que les renseignements seront traités comme confidentiels par leur destinataire, le commissaire peut les communiquer :

a) à une agence ou à un organisme gouvernemental qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

b) à une autre agence ou à un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

c) à la Société d’assurance-dépôts du Canada pour l’accomplissement de ses fonctions;

d) au sous-ministre des Finances, ou à tout fonctionnaire du ministère des Finances que celui-ci a délégué par écrit, ou au gouverneur de la Banque du Canada, ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit, pour l’analyse de la politique en matière de réglementation des institutions financières.

2001, ch. 9, art. 566.

Examination

520.3 (1) The Commissioner, from time to time, but at least once in each calendar year, shall make or cause to be made any examination and inquiry that the Commissioner considers necessary for the purposes of satisfying the Commissioner that the applicable consumer provisions are being complied with and, after the conclusion of each examination and inquiry, shall report on it to the Minister.

Examen

520.3 (1) Afin de s’assurer que la société se conforme aux dispositions visant les consommateurs applicables, le commissaire, à l’occasion, mais au moins une fois par an, procède ou fait procéder à un examen et à une enquête dont il fait rapport au ministre.

Access to records of company

(2) The Commissioner or a person acting under the Commissioner’s direction in carrying out his or her duties under subsection (1)

(a) has a right of access to any records, including electronic records, of a company; and

Droit d’obtenir communication des pièces

(2) Pour l’application du paragraphe (1), le commissaire ou toute personne agissant sous ses ordres :

a) a accès aux documents, notamment sous forme électronique, de la société;

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(b) may require the directors or officers of a company to provide information and explanations, to the extent that they are reasonably able to do so, in respect of any matter subject to examination or inquiry under subsection (1).

2001, c. 9, s. 566.

b) peut exiger des administrateurs ou des dirigeants qu’ils lui fournissent, dans la mesure du possible, les renseignements et éclaircissements qu’il réclame pour examen ou enquête pour l’application du paragraphe (1).

2001, ch. 9, art. 566.

Power of Commissioner on inquiry

520.4 The Commissioner, in carrying out his or her duties in relation to consumer provisions, has all the powers of a person appointed as a commissioner under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and may delegate those powers to any person acting under the Commissioner’s direction.

2001, c. 9, s. 566.

Pouvoirs du commissaire

520.4 Le commissaire jouit, pour l’application des dispositions visant les consommateurs, des pouvoirs conférés aux commissaires en vertu de la partie II de la Loi sur les enquêtes pour la réception des dépositions sous serment; il peut les déléguer à une personne agissant sous ses ordres.

2001, ch. 9, art. 566.

Compliance agreement

520.5 The Commissioner may enter into an agreement, called a “compliance agreement”, with a company for the purposes of implementing any measure designed to further compliance by it with the consumer provisions.

2001, c. 9, s. 566.

Accord de conformité

520.5 Le commissaire peut conclure un accord, appelé « accord de conformité », avec une société afin de mettre en œuvre des mesures visant à favoriser le respect par celle-ci des dispositions visant les consommateurs.

2001, ch. 9, art. 566.

PART XIII

Administration

Notices and Other Documents

Execution of documents

520.6 Any by-law, notice, resolution, requisition, statement or other document required or permitted to be executed or signed by more than one person for the purposes of this Act may be executed or signed in several documents of like form, each of which is executed or signed by one or more of the persons. The documents if duly executed or signed by all persons required or permitted to sign them are deemed to constitute one document for the purposes of this Act.

2005, c. 54, s. 446.

PARTIE XIII

Application

Avis et autres documents

Présomption relative à la signature des documents

520.6 Les règlements administratifs, avis, résolutions, demandes, déclarations et autres documents qui doivent ou peuvent être signés par plusieurs personnes pour l’application de la présente loi peuvent être rédigés en plusieurs exemplaires de même forme, dont chacun est signé par une ou plusieurs de ces personnes. Ces exemplaires dûment signés sont réputés constituer un seul document pour l’application de la présente loi.

2005, ch. 54, art. 446.

Notice to directors and shareholders

521 A notice or document required by this Act or the regulations or by the incorporating instrument or by-laws of a company to be sent to a shareholder or director of a company may be sent by prepaid mail addressed to, or may be delivered personally to,

(a) the shareholder at the shareholder’s latest address as shown in the records of the company or its transfer agent; and

Avis aux administrateurs et aux actionnaires

521 Les avis ou documents dont la présente loi, ses règlements d’application, l’acte constitutif ou les règlements administratifs de la société exigent l’envoi aux actionnaires ou aux administrateurs peuvent être adressés sous pli pré-affranchi ou remis en personne :

a) aux actionnaires, à la dernière adresse figurant dans les livres de la société ou de son agent de transfert;

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PART XIII Administration	PARTIE XIII Application
Notices and Other Documents	Avis et autres documents
Sections 521-525	Articles 521-525

(b) the director at the director’s latest address as shown in the records of the company or in the latest return made under section 499.	b) aux administrateurs, à la dernière adresse figurant dans les livres de la société ou dans le plus récent des relevés visés à l’article 499.

Presumption from return

522 A director named in the latest return sent by a company to the Superintendent under section 499 is presumed for the purposes of this Act to be a director of the company referred to in the return.

Présomption

522 Les administrateurs nommés dans le dernier relevé reçu par le surintendant sont présumés, pour l’application de la présente loi, être administrateurs de la société qui y est mentionnée.

Presumption of receipt

523 (1) A notice or document sent by mail in accordance with section 521 to a shareholder or director is deemed to be received by the shareholder or director at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

Idem

523 (1) Les actionnaires ou administrateurs auxquels sont expédiés les avis ou documents obligatoires sont réputés, sauf s’il existe des motifs valables à l’effet contraire, les avoir reçus à la date normale de livraison par la poste.

Undelivered notices

(2) If a company sends a notice or document to a shareholder in accordance with section 521 and it is returned on two consecutive occasions because the shareholder cannot be found, the company is not required to send any further notices or documents to the shareholder until it is informed in writing of their new address.

1991, c. 45, s. 523; 2005, c. 54, s. 447.

Retours

(2) La société n’est pas tenue d’envoyer les avis ou documents qui lui sont retournés deux fois de suite parce que l’actionnaire est introuvable, sauf si elle est informée par écrit de sa nouvelle adresse.

1991, ch. 45, art. 523; 2005, ch. 54, art. 447.

Service on a company

524 A notice or document required by this Act to be sent to or served on a company may be sent by registered mail to the head office of the company and, if so sent, is deemed to be received or served at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the company did not receive the notice or document at that time or at all.

Avis et signification à une société

524 Les avis ou documents à envoyer ou signifier à une société en vertu de la présente loi peuvent l’être par courrier recommandé à son siège; leur réception ou signification est alors réputée, sauf s’il existe des motifs valables à l’effet contraire, avoir eu lieu à la date normale de livraison par la poste.

Certificate of company

525 (1) A certificate issued on behalf of a company stating any fact that is set out in the incorporating instrument, the by-laws, the minutes of the meetings of the directors, a committee of directors or the shareholders, or in a contract to which the company is a party, may be signed by a director or an officer of the company.

Certificat

525 (1) Le certificat délivré pour le compte d’une société et énonçant un fait figurant dans l’acte constitutif, les règlements administratifs, le procès-verbal d’une assemblée ou d’une réunion ainsi que dans les contrats auxquels la société est partie peut être signé par tout administrateur ou dirigeant de celle-ci.

Proof of certain cases

(2) When introduced as evidence in any civil, criminal or administrative action or proceeding,

(a) a fact stated in a certificate referred to in subsection (1),

(b) a certified extract from a securities register of a company, or

Preuve

(2) Dans les poursuites ou procédures civiles, pénales ou administratives, font foi de leur contenu sans qu’il soit nécessaire de prouver la signature ni la qualité officielle du signataire :

a) les faits énoncés dans le certificat visé au paragraphe (1);

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PART XIII Administration	PARTIE XIII Application
Notices and Other Documents	Avis et autres documents
Sections 525-527.1	Articles 525-527.1

(c) a certified copy of, or an extract from, minutes of a meeting of shareholders, directors or a committee of directors of a company	b) les extraits certifiés conformes du registre des valeurs mobilières;

is, in the absence of evidence to the contrary, proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate.	c) les copies ou extraits certifiés conformes des procès-verbaux des assemblées ou réunions.

Entry in securities register	Mentions au registre des valeurs mobilières

526 An entry in the securities register of, or on a security certificate issued by, a company is evidence that the person in whose name the security is registered is the owner of the securities described in the register or in the certificate.

526 Les mentions au registre des valeurs mobilières et sur les certificats de valeurs mobilières émis par la société établissent que les personnes au nom desquelles les valeurs mobilières sont inscrites sont propriétaires des valeurs mentionnées dans le registre ou sur les certificats.

1991, c. 45, s. 526; 2005, c. 54, s. 448(F).	1991, ch. 45, art. 526; 2005, ch. 54, art. 448(F).

Verification of documents or fact	Vérification d’un document ou d’un fait

527 (1) The Superintendent may require that a document or a fact stated in a document that is required by or under this Act to be sent to the Superintendent or to the Minister be verified in accordance with subsection (2).

527 (1) Le surintendant peut exiger que soit vérifiée l’authenticité de tout document à lui adresser — ou au ministre — sous le régime de la présente loi, ainsi que de l’exactitude de tout fait qui y est énoncé.

Form of proof	Forme de preuve

(2) A document or fact required by this Act or by the Superintendent to be verified may be verified by affidavit made under oath or by statutory declaration under the Canada Evidence Act before any commissioner for oaths or for taking affidavits.

(2) La vérification peut s’effectuer devant tout commissaire compétent, par voie d’affidavit ou de déclaration solennelle faite aux termes de la Loi sur la preuve au Canada.

Alternative means of publication	Autres modes de publicité

527.1 (1) Anything that is required by a provision of this Act to be published in the Canada Gazette or to be published in any other way may, instead of being published in that way, be published in any manner that may be prescribed for the purpose of that provision.

527.1 (1) Tout document dont une disposition de la présente loi prévoit la publication, notamment dans la Gazette du Canada, peut être publié selon tout autre mode prévu par règlement pour l’application de cette disposition.

Alternative means of publishing summaries	Autres modes de publication des résumés

(2) Anything that is required by a provision of this Act to be summarized in a publication may instead be summarized and published in any manner that may be prescribed for the purpose of that provision.

(2) Les renseignements qui, aux termes d’une disposition de la présente loi, doivent faire l’objet de résumés à publier dans le cadre d’une publication peuvent être résumés, et le résumé publié, selon le mode prévu par règlement pour l’application de cette disposition.

Publication conditions	Exigences de publication

(3) Any condition under a provision of this Act that something be published in the Canada Gazette or in any other way is satisfied if that thing is published instead in any manner that may be prescribed for the purpose of that provision.

(3) Toute exigence de publication, notamment dans la Gazette du Canada, prévue par une disposition de la présente loi est satisfaite par la publication selon le mode prévu par règlement pour l’application de cette disposition.

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PART XIII Administration	PARTIE XIII Application
Notices and Other Documents	Avis et autres documents
Sections 527.1-527.4	Articles 527.1-527.4

Other consequences	Autres conséquences

(4) Where a provision of this Act provides for consequences to follow the publication of something in the Canada Gazette or in any other manner, the same consequences follow the publication of that thing in any other manner that may be prescribed for the purpose of that provision.

(4) Toute conséquence, prévue par une disposition de la présente loi, découlant de la publication, notamment dans la Gazette du Canada, découle de la même façon du mode de publication prévu par règlement pour l’application de cette disposition.

1997, c. 15, s. 407.	1997, ch. 15, art. 407.

Approvals	Agréments

Definition of approval

527.2 In sections 527.3 to 527.8, approval includes any consent, designation, order, exemption, extension or other permission granted by the Minister or the Superintendent under this Act, and includes the issuance of letters patent.

Définition de agrément

527.2 Aux articles 527.3 à 527.8, agrément s’entend notamment de toute approbation, désignation, consentement, accord, arrêté, ordonnance, exemption, dispense, prorogation ou prolongation ou autre autorisation accordée sous le régime de la présente loi, par le ministre ou le surintendant, selon le cas; y est assimilée la délivrance de lettres patentes.

2001, c. 9, s. 567; 2007, c. 6, s. 382.	2001, ch. 9, art. 567; 2007, ch. 6, art. 382.

Matters to take into account — Minister	Facteurs : ministre

527.3 (1) In addition to any matters or conditions provided for in this Act that are relevant to the granting of an approval, the Minister may, in considering whether to grant the approval, take into account all matters that he or she considers relevant in the circumstances, including

527.3 (1) Outre les facteurs et conditions prévus par la présente loi qui sont liés à l’octroi d’un agrément, le ministre peut prendre en compte tous les facteurs qu’il estime pertinents dans les circonstances avant d’octroyer son agrément, notamment :

(a) national security; and	a) la sécurité nationale;

(b) Canada’s international relations and its international legal obligations.	b) les relations internationales du Canada et ses obligations juridiques internationales.

Matters to take into account — Superintendent	Facteurs : surintendant

(2) In addition to any matters or conditions provided for in this Act that are relevant to the granting of an approval and to any prudential considerations that the Superintendent considers relevant in the circumstances, the Superintendent may, in considering whether to grant the approval, take into account

(2) Outre les facteurs et conditions prévus par la présente loi qui sont liés à l’octroi d’un agrément et les considérations de prudence qu’il estime pertinentes dans les circonstances, le surintendant peut, avant d’octroyer son agrément, prendre en compte :

(a) national security; and	a) la sécurité nationale;

(b) Canada’s international relations and its international legal obligations.	b) les relations internationales du Canada et ses obligations juridiques internationales.

2007, c. 6, s. 382.	2007, ch. 6, art. 382.

Minister — terms, conditions and undertakings	Ministre : conditions et engagements

527.4 (1) In addition to any other action that may be taken under this Act, the Minister may, in granting an approval, impose any terms and conditions or require any undertaking that the Minister considers appropriate, including any terms, conditions or undertakings specified by the Superintendent to maintain or improve the

527.4 (1) Sans préjudice de toute autre mesure fondée sur la présente loi, le ministre peut subordonner l’octroi de son agrément à la réalisation des conditions et engagements qu’il estime appropriés, notamment ceux que précise le surintendant afin de mettre en œuvre des mesures visant à maintenir ou à améliorer la santé

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safety and soundness of any financial institution regulated under an Act of Parliament to which the approval relates or that might be affected by it.	financière de toute institution financière régie par une loi fédérale et visée par l’agrément ou susceptible d’être touchée par celui-ci.

Commissioner — supervision of terms, conditions and undertakings	Commissaire : conditions et engagements

(1.1) If the Minister specifies that the Commissioner is to supervise a company to determine if it is complying with any terms and conditions that are imposed, or undertakings that are required, by the Minister for the protection of the company’s customers, the Commissioner may take the same measures that the Commissioner could take if the terms and conditions or undertaking were a consumer provision.

(1.1) Lorsque le commissaire est tenu par le ministre de superviser une société pour s’assurer qu’elle se conforme à toute condition imposée par celui-ci ou à tout engagement exigé de sa part pour la protection de ses clients, il peut prendre les mêmes mesures que si la condition ou l’engagement était une disposition visant les consommateurs.

Superintendent — terms, conditions and undertakings	Surintendant : conditions et engagements

(2) In addition to any other action that may be taken under this Act, the Superintendent may, in granting an approval, impose any terms and conditions or require any undertaking that the Superintendent considers appropriate.

(2) Sans préjudice de toute autre mesure fondée sur la présente loi, le surintendant peut subordonner l’octroi de son agrément à la réalisation des conditions et engagements qu’il estime appropriés.

2007, c. 6, s. 382; 2010, c. 12, s. 1861.	2007, ch. 6, art. 382; 2010, ch. 12, art. 1861.

Revocation, suspension or amendment of approval — Minister	Révocation, suspension ou modification de l’agrément du ministre

527.5 (1) The Minister may revoke, suspend or amend any approval granted by the Minister if he or she considers it appropriate to do so. In deciding whether to take any of those actions, the Minister may take into account all matters that he or she considers relevant in the circumstances, including

527.5 (1) Le ministre peut révoquer, suspendre ou modifier son agrément s’il l’estime indiqué. Pour ce faire, il peut prendre en compte tous les facteurs qu’il estime pertinents dans les circonstances, notamment :

(a) national security; and	a) la sécurité nationale;

(b) Canada’s international relations and its international legal obligations.	b) les relations internationales du Canada et ses obligations juridiques internationales.

Revocation, suspension or amendment of approval — Superintendent	Révocation, suspension ou modification de l’agrément du surintendant

(2) The Superintendent may revoke, suspend or amend any approval granted by the Superintendent if he or she considers it appropriate to do so. In deciding whether to take any of those actions, the Superintendent may take into account any prudential considerations that he or she considers relevant in the circumstances and

(2) Le surintendant peut révoquer, suspendre ou modifier son agrément s’il l’estime indiqué. Pour ce faire, il peut prendre en compte les considérations de prudence qu’il estime pertinentes dans les circonstances et les éléments suivants :

(a) national security; and	a) la sécurité nationale;

(b) Canada’s international relations and its international legal obligations.	b) les relations internationales du Canada et ses obligations juridiques internationales.

Representations	Observations

(3) Before taking any action under this section, the Minister or the Superintendent, as the case may be, shall give	(3) Avant de prendre une mesure en application du présent article, le ministre ou le surintendant, selon le

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the person concerned a reasonable opportunity to make representations.	cas, accorde aux intéressés la possibilité de présenter des observations.

2007, c. 6, s. 382.	2007, ch. 6, art. 382.

Effect of non-compliance on approval	Effet de la non-réalisation des conditions ou engagements

527.6 (1) Unless otherwise expressly provided in this Act, a failure to comply with a term, condition or undertaking imposed or required under any provision of this Act does not invalidate the approval to which the term, condition or undertaking relates.

527.6 (1) Sauf disposition contraire expresse de la présente loi, la non-réalisation des conditions ou engagements auxquels l’agrément est subordonné aux termes d’une disposition quelconque de la présente loi ne rend pas celui-ci nul pour autant.

Non-compliance	Non-réalisation

(2) In addition to any other action that may be taken under this Act, in the case of non-compliance by a person with a term, condition or undertaking imposed or required under any provision of this Act, the Minister or the Superintendent, as the case may be, may

(2) Sans préjudice de toute autre mesure fondée sur la présente loi, en cas de non-réalisation par une personne des conditions ou engagements auxquels l’agrément est subordonné aux termes d’une disposition quelconque de la présente loi, le ministre ou le surintendant, selon le cas, peut :

(a) revoke, suspend or amend the approval to which the term, condition or undertaking relates; or	a) révoquer, suspendre ou modifier l’agrément;

(b) apply to a court for an order directing the person to comply with the term, condition or undertaking, and on such an application the court may make the order and any other order that it thinks fit.

b) demander au tribunal une ordonnance enjoignant à cette personne de se conformer aux conditions ou engagements, le tribunal pouvant alors acquiescer à la demande et rendre toute autre ordonnance qu’il juge opportune.

Representations	Observations

(3) Before taking any action under subsection (2), the Minister or the Superintendent, as the case may be, shall give the person concerned a reasonable opportunity to make representations.	(3) Avant de prendre une mesure en application du paragraphe (2), le ministre ou le surintendant, selon le cas, accorde aux intéressés la possibilité de présenter des observations.

Revocation, suspension or amendment	Révocation, suspension ou modification

(4) At the request of the person concerned, the Minister or the Superintendent, as the case may be, may revoke, suspend or amend any terms or conditions imposed by him or her and may revoke or suspend an undertaking given to him or her or approve its amendment.

(4) Sur demande des intéressés, le ministre ou le surintendant, selon le cas, peut révoquer, suspendre ou modifier les conditions qu’il a imposées, ou révoquer ou suspendre les engagements qu’il a exigés ou en approuver la modification.

2007, c. 6, s. 382.	2007, ch. 6, art. 382.

Multiple approval — other approvals	Autres agréments

527.7 The Minister or the Superintendent may grant more than one approval, other than letters patent, in a single instrument if he or she considers it appropriate to do so, and if the Minister or Superintendent does so, he or she may specify different effective dates for each of the approvals.

527.7 Le ministre ou le surintendant peut, s’il l’estime indiqué, accorder en un seul acte plusieurs agréments, à l’exception des lettres patentes. Le cas échéant, il peut préciser une date distincte pour la prise d’effet de chacun des agréments.

2007, c. 6, s. 382.	2007, ch. 6, art. 382.

Current to February 11, 2020	334	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Approvals	Agréments
Sections 527.8-527.9	Articles 527.8-527.9

Exemption in relation to notices of intention	Pouvoirs du surintendant à l’égard des avis d’intention

527.8 The Superintendent may, on application, exempt an applicant or applicants from the provisions of this Act respecting the publication of a notice of intention in respect of applications for approvals and impose any terms and conditions respecting the publication of the notice of intention that he or she considers appropriate.

527.8 Le surintendant peut, sur demande, soustraire l’auteur ou les auteurs d’une demande d’agrément aux dispositions de la présente loi relatives à la publication d’un avis d’intention concernant les demandes d’agrément et y substituer toute condition qu’il juge appropriée.

2007, c. 6, s. 382.	2007, ch. 6, art. 382.

Exceptions to Generally Accepted Accounting Principles	Exception aux principes comptables généralement reconnus

Calculations — generally accepted accounting principles	Calculs — principes comptables généralement reconnus

527.81 (1) If, as a result of a change to the accounting principles referred to in subsection 313(4) — whether the change is made before or after this section comes into force — the Superintendent considers, given any prudential considerations that he or she considers relevant, that any amount, calculation or valuation under this Act or the regulations is not appropriate, the Superintendent may specify the amount that is to be used or the calculation or valuation that is to be performed instead.

527.81 (1) Si, par suite d’un changement apporté avant ou après l’entrée en vigueur du présent article aux principes comptables mentionnés au paragraphe 313(4), il est d’avis, compte tenu des considérations de prudence qu’il estime pertinentes, qu’une somme, un calcul ou une évaluation visé par une disposition de la présente loi ou des règlements n’est pas approprié, le surintendant peut déterminer la somme à utiliser ou le calcul ou l’évaluation à effectuer.

Canada Gazette	Publication

(2) The Superintendent shall cause a notice of the specification to be published in the Canada Gazette within 60 days after the day on which the specification has effect.	(2) Le surintendant fait publier dans la Gazette du Canada un avis de la détermination visée au paragraphe (1) dans les soixante jours suivant la date où elle prend effet.

Five-year limit	Période de validité

(3) The specification ceases to have effect on the day indicated in the notice, which may be no later than five years after the day on which the specification is made.	(3) Les effets de la détermination cessent à la date précisée dans l’avis, qui ne peut être postérieure de plus de cinq ans à la date où elle a été faite.

2012, c. 5, s. 181.	2012, ch. 5, art. 181.

Orders to Exempt or Adapt	Exemption ou adaptation par décret

Order	Décret

527.9 (1) On the recommendation of the Minister, the Governor in Council may, by order,	527.9 (1) Sur recommandation du ministre, le gouverneur en conseil peut, par décret :

(a) provide that any provision of this Act or the regulations shall not apply to a company, to Her Majesty in right of Canada or an agent or agency of Her Majesty or to any other person otherwise subject to the provision; and

a) prévoir que telle disposition de la présente loi ou de ses règlements ne s’applique pas à une société, à Sa Majesté du chef du Canada ou à l’un de ses mandataires ou organismes ou à toute autre personne autrement assujettie à cette disposition;

(b) provide that any provision of this Act or the regulations applies to a company, to Her Majesty in right of Canada or Her Majesty’s agent or agency or to any other person subject to the provision only in the

b) prévoir que telle disposition de la présente loi ou de ses règlements ne s’applique à une société, à Sa Majesté du chef du Canada ou à l’un de ses mandataires ou organismes ou à toute autre personne

Current to February 11, 2020	335	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Orders to Exempt or Adapt	Exemption ou adaptation par décret
Section 527.9	Article 527.9

manner and to the extent provided for in the order, and adapt the provision for the purposes of that application.	assujettie à cette disposition que selon les modalités et dans la mesure prévues par le décret et adapter la disposition à cette application.

Minister’s recommendation	Recommandation du ministre

(2) The Minister may make a recommendation under subsection (1) only if the Minister	(2) Le ministre ne peut faire de recommandation en application du paragraphe (1) que s’il est d’avis :

(a) is of the opinion that the order would relate to	a) que le décret sera lié :

(i) the acquisition, holding, sale or other disposition of, or other dealing with, shares of a company by, or the transfer or issue of shares of a company to, Her Majesty in right of Canada or Her Majesty’s agent or agency, or

(i) soit à l’acquisition, à la détention ou à la vente ou toute autre forme de disposition d’actions d’une société par Sa Majesté du chef du Canada ou par l’un de ses mandataires ou organismes, à toute autre forme de commerce par l’un de ceux-ci relativement à de telles actions ou au transfert ou à l’émission de telles actions à l’un de ceux-ci,

(ii) the management of the business and affairs or the regulation and supervision of a company during the time that Her Majesty or Her Majesty’s agent or agency is acquiring, holding, selling or otherwise disposing of, or otherwise dealing with, shares of the company, or during the time that shares of the company are transferred or issued to Her Majesty or Her Majesty’s agent or agency; and

(ii) soit à la conduite de l’activité commerciale et des affaires internes ou à la réglementation et à la supervision d’une société alors que Sa Majesté du chef du Canada ou l’un de ses mandataires ou organismes acquiert, détient ou vend des actions de cette société, en dispose autrement, en fait autrement le commerce ou en obtient le transfert ou l’émission;

(b) is of the opinion — after considering measures other than an order under that subsection and after consulting with the Superintendent, the Governor of the Bank of Canada and the Chief Executive Officer of the Canada Deposit Insurance Corporation — that the order will promote the stability of the financial system in Canada.

b) après avoir envisagé de prendre d’autres mesures que celles prévues à ce paragraphe et consulté le surintendant, le gouverneur de la Banque du Canada et le premier dirigeant de la Société d’assurance-dépôts du Canada, que le décret favorisera la stabilité du système financier au Canada.

Terms and conditions	Conditions

(3) On the recommendation of the Minister, the Governor in Council may, by order, impose any terms and conditions relating to the acquisition of shares of a company by, or transfer or issue of shares of a company to, Her Majesty in right of Canada or Her Majesty’s agent or agency.

(3) Sur recommandation du ministre, le gouverneur en conseil peut, par décret, prévoir les conditions relatives à l’acquisition des actions d’une société par Sa Majesté du chef du Canada ou par l’un de ses mandataires ou organismes ou au transfert ou à l’émission de telles actions à l’un de ceux-ci.

Repeal of order under subsection (1)	Abrogation d’un décret pris en application du paragraphe (1)

(4) The Minister may recommend the repeal of an order made under subsection (1) without regard to subsection (2).	(4) Le ministre peut recommander l’abrogation d’un décret pris en application du paragraphe (1) sans égard au paragraphe (2).

Terms, conditions and undertakings	Conditions et engagements

(5) From the time that Her Majesty in right of Canada or an agent or agency of Her Majesty acquires shares of a company to the time that the shares are sold or otherwise disposed of, the Minister may, by order, impose any terms and conditions on — or require any undertaking from — the company that the Minister considers

(5) Lorsque Sa Majesté du chef du Canada ou l’un de ses mandataires ou organismes fait l’acquisition d’actions d’une société, le ministre peut, par arrêté, imposer à la société les conditions et les engagements qu’il estime indiqués, et ce, à compter du moment de l’acquisition et

Current to February 11, 2020	336	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Orders to Exempt or Adapt	Exemption ou adaptation par décret
Section 527.9	Article 527.9

appropriate, including any terms and conditions or undertakings relating to	jusqu’à celui de la vente ou autre disposition des actions, notamment à l’égard de ce qui suit :

(a) the remuneration of the company’s senior officers, as defined in section 509.01, and directors;	a) la rémunération de ses cadres dirigeants, au sens de l’article 509.01, et de ses administrateurs;

(b) the appointment or removal of the company’s senior officers, as defined in section 509.01, and directors;	b) la nomination ou la destitution de ses cadres dirigeants, au sens de l’article 509.01, et de ses administrateurs;

(c) the payment of dividends by the company; and	c) le versement de dividendes par la société;

(d) the company’s lending policies and practices.	d) les politiques et pratiques de la société relatives aux prêts.

Acquisition	Acquisition

(6) Despite Part X of the Financial Administration Act, the Minister or an agent or agency of Her Majesty in right of Canada may, on any terms and conditions imposed under subsection (3), acquire and hold shares of a company on behalf of or in trust for Her Majesty if, as a result of an order under subsection (1), the company may record in its securities register the transfer or issue of shares to Her Majesty or an agent or agency of Her Majesty.

(6) Malgré la partie X de la Loi sur la gestion des finances publiques, le ministre ou l’un des mandataires ou organismes de Sa Majesté du chef du Canada peut, selon les conditions fixées en application du paragraphe (3), acquérir et détenir au nom de Sa Majesté, ou en fiducie pour celle-ci, des actions d’une société si, en raison d’un décret pris en application du paragraphe (1), la société peut inscrire à son registre des valeurs mobilières le transfert ou l’émission d’actions à Sa Majesté ou à l’un de ses mandataires ou organismes.

Payment out of C.R.F.	Prélèvement sur le Trésor

(7) On the requisition of the Minister, there may be paid out of the Consolidated Revenue Fund the amount that the Minister or an agent or agency of Her Majesty in right of Canada is required to pay for the acquisition of shares under subsection (6) and any costs and expenses incurred in connection with the acquisition, holding, sale or other disposition of, or other dealing with, the shares.

(7) Sur demande du ministre, peuvent être prélevés sur le Trésor les sommes que le ministre ou que l’un des mandataires ou organismes de Sa Majesté du chef du Canada est tenu de payer pour l’acquisition d’actions conformément au paragraphe (6) et les frais entraînés par leur acquisition, détention, vente ou autre disposition ou commerce.

Registration of shares	Inscription des actions

(8) Shares acquired under subsection (6) by the Minister or an agent or agency of Her Majesty in right of Canada shall be registered in the name of the Minister, agent or agency, as the case may be, in the company’s securities register if they are capable of being registered in it, and the shares shall be held by the Minister, agent or agency, as the case may be, on behalf of or in trust for Her Majesty.

(8) Les actions acquises conformément au paragraphe (6) par le ministre ou par l’un des mandataires ou organismes de Sa Majesté du chef du Canada sont inscrites au registre des valeurs mobilières de la société au nom de l’acquéreur si elles peuvent faire l’objet d’une inscription sur ce registre et sont détenues par lui au nom de Sa Majesté, ou en fiducie pour celle-ci.

Disposition by Minister	Disposition par le ministre

(9) The Minister may, at any time, sell or otherwise dispose of shares acquired under subsection (6). The Surplus Crown Assets Act and section 61 of the Financial Administration Act do not apply to the sale or disposition.

(9) Le ministre peut, en tout temps, vendre des actions acquises conformément au paragraphe (6) ou en disposer autrement. La Loi sur les biens de surplus de la Couronne ainsi que l’article 61 de la Loi sur la gestion des finances publiques ne s’appliquent pas à une telle vente ou disposition.

Current to February 11, 2020	337	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Orders to Exempt or Adapt	Exemption ou adaptation par décret
Section 527.9	Article 527.9

Disposition by agent or agency	Disposition par l’un des mandataires ou organismes de Sa Majesté

(10) An agent or agency of Her Majesty in right of Canada — at the request of the Minister, which may be made at any time — shall sell or otherwise dispose of shares acquired under subsection (6). The Surplus Crown Assets Act and section 61 of the Financial Administration Act do not apply to the sale or disposition.

(10) À la demande du ministre, laquelle peut être faite en tout temps, l’un des mandataires ou organismes de Sa Majesté du chef du Canada vend des actions acquises conformément au paragraphe (6) ou en dispose autrement. La Loi sur les biens de surplus de la Couronne ainsi que l’article 61 de la Loi sur la gestion des finances publiques ne s’appliquent pas à une telle vente ou disposition.

Consideration by Minister	Effet de la détention d’actions

(11) If the Minister or an agent or agency of Her Majesty in right of Canada is holding shares of a company on behalf of or in trust for Her Majesty on the day that is two years after the day on which the shares were acquired, the Minister shall consider whether holding the shares continues to promote the stability of the financial system in Canada.

(11) Lorsque le ministre ou l’un des mandataires ou organismes de Sa Majesté du chef du Canada détient des actions d’une société au nom de Sa Majesté, ou en fiducie pour celle-ci, deux ans après leur acquisition, le ministre se penche sur la question de savoir si leur détention continue de favoriser la stabilité du système financier au Canada.

Mandatory disposition	Disposition obligatoire

(12) If the Minister, under subsection (11), considers that holding shares acquired under subsection (6) no longer continues to promote the stability of the financial system in Canada, the Minister — or, at the request of the Minister, the agent or agency of Her Majesty in right of Canada — shall take the measures that the Minister considers practicable in the circumstances to sell or otherwise dispose of the shares. The Surplus Crown Assets Act and section 61 of the Financial Administration Act do not apply to the sale or disposition.

(12) S’il estime, aux termes du paragraphe (11), que la détention d’actions acquises conformément au paragraphe (6) ne favorise plus la stabilité du système financier au Canada, le ministre — ou, à sa demande, l’un des mandataires ou organismes de Sa Majesté du chef du Canada — prend les mesures qu’il juge indiquées dans les circonstances pour vendre les actions ou en disposer autrement. La Loi sur les biens de surplus de la Couronne ainsi que l’article 61 de la Loi sur la gestion des finances publiques ne s’appliquent pas à une telle vente ou disposition.

Not a Crown corporation	Pas une société d’État

(13) Even if the acquisition of a company’s shares under subsection (6) would otherwise cause the company to be a Crown corporation, as defined in subsection 83(1) of the Financial Administration Act, the company is not a Crown corporation for the purposes of that Act.

(13) Si l’acquisition des actions d’une société conformément au paragraphe (6) en ferait par ailleurs une société d’État, au sens du paragraphe 83(1) de la Loi sur la gestion des finances publiques, cette société n’est pas une telle société pour l’application de cette loi.

Statutory Instruments Act	Loi sur les textes réglementaires

(14) The Statutory Instruments Act does not apply to an order made under this section.	(14) La Loi sur les textes réglementaires ne s’applique pas aux décrets ou aux arrêtés pris en application du présent article.

Definition of shares	Précision

(15) For the purposes of this section, shares includes any conversion or exchange privilege, option or right to acquire shares.	(15) Pour l’application du présent article, sont assimilés aux actions les privilèges de conversion ou d’échange et les options ou droits d’achat d’actions.

2009, c. 2, s. 292; 2016, c. 7, s. 174.	2009, ch. 2, art. 292; 2016, ch. 7, art. 174.

Current to February 11, 2020	338	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Orders and Directives	Arrêts, ordonnances et décisions
Sections 528-529.1	Articles 528-529.1

Orders and Directives	Arrêts, ordonnances et décisions

Not statutory instruments	Caractère non réglementaire

528 An instrument issued or made under this Act and directed to a single company or person, other than an order referred to in section 487, is not a statutory instrument for the purposes of the Statutory Instruments Act.

528 À l’exclusion de l’arrêté prévu à l’article 487, les actes pris sous le régime de la présente loi à l’endroit d’une seule société ou personne ne sont pas des textes réglementaires au sens de la Loi sur les textes réglementaires.

Form	Forme

529 The Superintendent may, by order, establish the form of any application to be made to the Minister or the Superintendent under this Act.	529 Le surintendant peut, par ordonnance, fixer la forme des demandes présentées au ministre ou à lui-même en vertu de la présente loi.

Applications to Superintendent	Demandes au surintendant

Content of applications	Demande d’approbation

529.1 (1) The following applications to the Superintendent must contain the information, material and evidence that the Superintendent may require:	529.1 (1) Doivent être accompagnées des renseignements et documents que peut exiger le surintendant les demandes suivantes qui lui sont présentées :

(a) applications for approval under subsection 68(1), 75(2), 78(4), 82(5), 83(1), 174(1), 222(3), 421(1), 453(6) or (10), 456(1) or (2) or 470(1), subparagraph 475(2)(b)(vi), section 478 or subsection 482(3) or (4) or 483.3(1);

a) les demandes d’agrément, d’approbation ou d’autorisation visées aux paragraphes 68(1), 75(2), 78(4), 82(5), 83(1), 174(1), 222(3), 421(1), 453(6) ou (10), 456(1) ou (2) ou 470(1), au sous-alinéa 475(2)b)(vi), à l’article 478 ou aux paragraphes 482(3) ou (4) ou
483.3(1);

(b) applications for consent under subsection 74(1);	b) les demandes d’accord visées au paragraphe 74(1);

(c) applications for exemptions under subsection 160.05(3); and	c) les demandes de dispense visées au paragraphe 160.05(3);

(d) applications for extensions of time under subsection 456(3) or (5), 457(4) or 458(4).	d) les demandes de prorogation visées aux paragraphes 456(3) ou (5), 457(4) ou 458(4).

Receipt	Accusé de réception

(2) Without delay after receiving the application, the Superintendent shall send a receipt to the applicant certifying the date on which it was received.	(2) Le surintendant adresse sans délai au demandeur un accusé de réception précisant la date de celle-ci.

Notice of decision to applicant	Avis au demandeur

(3) Subject to subsection (4), the Superintendent shall, within a period of thirty days after the receipt of the application, send to the applicant	(3) Sous réserve du paragraphe (4), le surintendant envoie au demandeur, dans les trente jours suivant la date de réception :

(a) a notice approving the application, subject to any terms and conditions that the Superintendent considers appropriate; or	a) soit un avis d’agrément de la demande, assorti éventuellement des conditions ou modalités qu’il juge utiles;

(b) if the Superintendent is not satisfied that it should be approved, a notice to that effect.	b) soit, s’il n’est pas convaincu que la demande devrait être agréée, un avis en ce sens.

Current to February 11, 2020	339	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Applications to Superintendent	Demandes au surintendant
Sections 529-529.2	Articles 529.1-529.2

Extension of period	Prorogation

(4) If the Superintendent is unable to complete the consideration of the application within the period referred to in subsection (3), the Superintendent shall, within that period, send a notice to the applicant informing the applicant that the Superintendent has extended the period for a further period set out in the notice.

(4) Dans le cas où l’examen de la demande ne peut se faire dans le délai fixé au paragraphe (3), le surintendant envoie, avant l’expiration de celui-ci, un avis en informant le demandeur et mentionne le nouveau délai.

Deemed approval	Présomption

(5) If the applicant does not receive the notice required by subsection (3) and, where applicable, subsection (4), within the required period, the Superintendent is deemed to have approved the application and granted the approval, consent, extension or exemption to which the application relates, regardless of whether the approval, consent, extension or exemption is to be in writing or not.

(5) Le défaut d’envoyer l’avis prévu au paragraphe (3) et, s’il y a lieu, celui prévu au paragraphe (4) dans le délai imparti vaut agrément de la demande et octroi de l’agrément, de l’approbation, de l’autorisation, de l’accord, de l’exemption, de la dispense ou de la prorogation de délai visés par la demande, même si ceux-ci doivent être donnés par écrit.

2001, c. 9, s. 568; 2007, c. 6, s. 383.	2001, ch. 9, art. 568; 2007, ch. 6, art. 383.

Applications for Certain Approvals	Demandes relatives à certains agréments

Application for certain approvals	Demandes relatives à certains agréments

529.2 (1) An application for the prior written approval of the Minister in respect of paragraph 410(1)(c) or (c.1) or 453(5)(b.1), (c), (d) or (d.1) must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

529.2 (1) Toute demande visant l’obtention de l’agrément écrit préalable du ministre faite dans le cadre de l’un ou l’autre des alinéas 410(1)c) et c.1) et 453(5)b.1), c), d) et d.1) est présentée au surintendant et contient les renseignements, documents et éléments de preuve pouvant être exigés par lui.

Certification of receipt of application	Accusé de réception

(2) If, in the opinion of the Superintendent, the application contains all the required information, the Superintendent must refer it to the Minister, together with his or her analysis in relation to the application, and send a receipt to the applicant certifying the date on which the application was referred to the Minister.

(2) S’il estime que la demande est complète, le surintendant la transmet, accompagnée de son analyse, au ministre et adresse au demandeur un accusé de réception précisant la date où elle a été transmise au ministre.

Incomplete application	Demande incomplète

(3) If, in the opinion of the Superintendent, the application is incomplete, the Superintendent must send a notice to the applicant specifying the information required by the Superintendent to complete it.

(3) Dans le cas contraire, le surintendant envoie au demandeur un avis précisant les renseignements manquants à lui communiquer.

Notice of decision	Avis au demandeur

(4) Subject to subsection (5), the Minister must, within 30 days after the certified date referred to in subsection (2), send to the applicant	(4) Sous réserve du paragraphe (5), le ministre envoie au demandeur, dans les trente jours suivant la date visée au paragraphe (2) :

(a) a notice approving the application; or	a) soit un avis d’agrément de la demande;

(b) if the Minister is not satisfied that the application should be approved, a notice to that effect.	b) soit, s’il n’est pas convaincu que la demande devrait être agréée, un avis de refus.

Current to February 11, 2020	340	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Applications for Certain Approvals	Demandes relatives à certains agréments
Sections 529.2-531	Articles 529.2-531

Extension of period	Prorogation

(5) If the Minister is unable to complete the consideration of an application within the 30-day period, the Minister must, within that period, send a notice to the applicant informing the applicant that the Minister has extended the period for a further period set out in the notice.

(5) Dans le cas où l’examen de la demande ne peut se faire dans le délai fixé au paragraphe (4), le ministre envoie, avant l’expiration de celui-ci, un avis en informant le demandeur et précisant le nouveau délai.

Deemed approval	Présomption

(6) If the Minister does not send the notice referred to in subsection (4) or, where applicable, subsection (5), within the required period, the Minister is deemed to have approved the application.	(6) Le ministre est réputé avoir agréé la demande s’il omet d’envoyer l’avis prévu au paragraphe (4) et, s’il y a lieu, celui prévu au paragraphe (5) dans le délai imparti.

2007, c. 6, s. 384; 2012, c. 5, s. 182.	2007, ch. 6, art. 384; 2012, ch. 5, art. 182.

Appeals	Appels

Appeal to Federal Court	Appel

530 (1) An appeal lies to the Federal Court from any direction of the Minister made under subsection 396(7) or 401(1).	530 (1) Est susceptible d’appel devant la Cour fédérale la décision du ministre prise aux termes des paragraphes 396(7) ou 401(1).

Powers	Pouvoirs

(2) The Federal Court may, in an appeal under subsection (1),	(2) La Cour fédérale statue sur l’appel en prenant au choix l’une des décisions suivantes :

(a) dismiss the appeal;	a) rejet pur et simple;

(b) set aside the direction or decision; or	b) annulation des mesures ou décisions en cause;

(c) set aside the direction or decision and refer the matter back for re-determination.	c) annulation des mesures ou décisions et renvoi de l’affaire pour réexamen.

Certificate	Certificat

(3) For the purposes of an appeal under subsection (1), the Minister shall, at the request of the company or person making the appeal, provide the company or person with a certificate in writing setting out the direction or decision appealed from and the reasons why the direction or decision was made.

(3) Sur demande, le ministre remet à la société ou à la personne qui interjette appel un certificat exposant les mesures ou la décision portées en appel ainsi que les raisons justifiant leur prise.

1991, c. 45, ss. 530, 540; 1996, c. 6, s. 132; 2012, c. 31, s. 108.	1991, ch. 45, art. 530 et 540; 1996, ch. 6, art. 132; 2012, ch. 31, art. 108.

Regulations	Règlements

Power to make regulations	Règlements

531 (1) The Governor in Council may make regulations	531 (1) Le gouverneur en conseil peut, par règlement :

(a) prescribing anything that is required or authorized by this Act to be prescribed;	a) prendre toute mesure d’ordre réglementaire prévue par la présente loi;

(a.1) prescribing the way in which anything that is required or authorized by this Act to be prescribed shall be determined;	a.1) préciser la façon de déterminer ce qui peut ou doit l’objet d’une mesure réglementaire;

Current to February 11, 2020	341	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Regulations	Règlements
Section 531	Article 531

(b) defining words and expressions to be defined for the purposes of this Act;	b) définir certains termes pour l’application de la présente loi;

(c) requiring the payment of a fee in respect of the filing, examining or issuing of any document or in respect of any action that the Superintendent is required or authorized to take under this Act, and fixing the amount thereof or the manner of determining the amount thereof;

c) exiger le paiement de droits pour le dépôt, l’examen ou la délivrance de documents, ou pour les mesures que peut ou doit prendre le surintendant aux termes de la présente loi, et en fixer soit le montant, soit les modalités de sa détermination;

(d) respecting the regulatory capital and total assets of a company;	d) régir le capital réglementaire et l’actif total de la société;

(e) respecting the retention, in Canada, of assets of a company;	e) régir la rétention, au Canada, de l’actif de la société;

(f) respecting the value of assets of a company to be held in Canada and the manner in which those assets are to be held;	f) prévoir la valeur de l’actif qui doit être détenu au Canada et les modalités de la détention;

(f.1) respecting, for any purpose of any provision of the Act, the determination of the equity of a company;	f.1) régir, pour l’application de toute disposition de la présente loi, la détermination des capitaux propres d’une société;

(g) respecting the protection and maintenance of assets of a company and assets held in trust by a company, including regulations respecting the bonding of directors, officers and employees of a company;

g) régir la protection et le maintien de l’actif de la société et de celui qu’elle détient en fiducie, y compris en ce qui touche le cautionnement de ses administrateurs, dirigeants et employés;

(h) respecting the holding of shares and ownership interests for the purposes of sections 73 and 77;	h) régir la détention d’actions et de titres de participation pour l’application des articles 73 et 77;

(i) respecting information, in addition to the information required by section 501, to be maintained in the register referred to in that section; and	i) prévoir l’information, en plus des documents visés à l’article 501, à conserver dans le registre mentionné à cet article;

(j) generally for carrying out the purposes and provisions of this Act.	j) prendre toute autre mesure d’application de la présente loi.

Incorporation by reference	Incorporation par renvoi

(2) The regulations may incorporate any material by reference regardless of its source and either as it exists on a particular date or as amended from time to time.	(2) Peut être incorporé par renvoi dans un règlement tout document — quelle que soit sa provenance —, soit dans sa version à une date donnée, soit avec ses modifications successives.

Incorporated material is not a regulation	Nature du document incorporé

(3) Material does not become a regulation for the purposes of the Statutory Instruments Act because it is incorporated by reference.	(3) L’incorporation par renvoi d’un document dans un règlement ne lui confère pas, pour l’application de la Loi sur les textes réglementaires, valeur de règlement.

1991, c. 45, s. 531; 1997, c. 15, s. 408; 1999, c. 31, s. 220(F); 2001, c. 9, s. 569; 2005, c. 54, s. 449.	1991, ch. 45, art. 531; 1997, ch. 15, art. 408; 1999, ch. 31, art. 220(F); 2001, ch. 9, art. 569; 2005, ch. 54, art. 449.

Current to February 11, 2020	342	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIII Administration	PARTIE XIII Application
Delegation	Délégation
Sections 532-534	Articles 532-534

Delegation	Délégation

Delegation	Délégation

532 The Minister may delegate any of the Minister’s powers, duties and functions under this Act to any Minister of State appointed pursuant to the Ministries and Ministers of State Act to assist the Minister.

532 Le ministre peut déléguer les attributions que lui confère la présente loi à tout ministre d’État nommé en application de la Loi sur les départements et ministres d’État.

PART XIV	PARTIE XIV

Sanctions	Peines

Offence	Infraction

533 (1) Every person who, without reasonable cause, contravenes any provision of this Act or the regulations is guilty of an offence.	533 (1) Commet une infraction quiconque contrevient sans motif valable à la présente loi ou à ses règlements.

False or misleading information	Renseignements faux ou trompeurs

(1.1) Every person who knowingly provides false or misleading information in relation to any matter under this Act or the regulations is guilty of an offence.	(1.1) Commet une infraction quiconque, relativement à toute question visée par la présente loi ou ses règlements, communique sciemment des renseignements faux ou trompeurs.

Undue preference to creditor	Préférence donnée à un créancier

(2) Every director, officer or employee of a company who wilfully gives or concurs in giving to any creditor of the company any fraudulent, undue or unfair preference over other creditors, by giving security to the creditor, by changing the nature of the creditor’s claim or otherwise, is guilty of an offence.

(2) Commet une infraction tout administrateur, dirigeant ou employé d’une société qui volontairement accorde, ou consent d’accorder, de manière frauduleuse, irrégulière ou injuste, à un créancier de la société une préférence sur d’autres créanciers, en lui donnant des garanties ou en changeant la nature de sa créance, ou de toute autre manière.

Failure to provide information	Défaut de fournir des renseignements

(3) Every person who, without reasonable cause, refuses or fails to comply with a requirement made under paragraph 505(2)(b) is guilty of an offence.	(3) Commet une infraction quiconque refuse ou omet, sans motif valable, de se conformer aux exigences prévues à l’alinéa 505(2)b).

Use of name	Utilisation du nom

(4) Except to the extent permitted by the regulations, every person who uses the name of a company in a prospectus, offering memorandum, takeover bid circular, advertisement for a transaction related to securities or in any other document in connection with a transaction related to securities is guilty of an offence.

(4) Sauf dans la mesure permise par les règlements, commet une infraction quiconque utilise le nom d’une société dans un prospectus, une offre, une circulaire d’offre publique d’achat, une annonce d’opération sur des valeurs mobilières ou tout autre document portant sur une telle opération.

1991, c. 45, s. 533; 2007, c. 6, s. 385.	1991, ch. 45, art. 533; 2007, ch. 6, art. 385.

Punishment	Infractions générales à la loi

534 (1) Every person who is guilty of an offence under any of subsections 533(1) to (4) is	534 (1) Quiconque commet une infraction prévue à l’article 533 est passible :

(a) in the case of a natural person, liable	a) s’il s’agit d’une personne physique :

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV Sanctions	PARTIE XIV Peines
Sections 534-535.1	Articles 534-535.1

(i) on summary conviction, to a fine not exceeding $100,000 or to imprisonment for a term not exceeding twelve months, or to both, or	(i) sur déclaration de culpabilité par procédure sommaire, d’une amende maximale de 100 000 $ et d’un emprisonnement maximal de un an, ou de l’une de ces peines,

(ii) on conviction on indictment, to a fine not exceeding $1,000,000 or to imprisonment for a term not exceeding five years, or to both; and	(ii) sur déclaration de culpabilité par mise en accusation, d’une amende maximale de 1 000 000 $ et d’un emprisonnement maximal de cinq ans, ou de l’une de ces peines;

(b) in the case of an entity, liable	b) s’il s’agit d’une entité :

(i) on summary conviction, to a fine not exceeding $500,000, or	(i) sur déclaration de culpabilité par procédure sommaire, d’une amende maximale de 500 000 $,

(ii) on conviction on indictment, to a fine not exceeding $5,000,000.	(ii) par mise en accusation, d’une amende maximale de 5 000 000 $.

Order to comply	Ordonnance visant au respect de la loi

(2) Where a person has been convicted of an offence under this Act, the court may, in addition to any punishment it may otherwise impose, order the person to comply with the provisions of this Act or the regulations in respect of which the person was convicted.

(2) Le tribunal peut, en sus de toute autre peine qu’il a le pouvoir d’infliger, ordonner à l’auteur d’une infraction à la présente loi de se conformer aux dispositions enfreintes.

Additional fine	Amende supplémentaire

(3) If a person has been convicted of an offence under this Act, the court may, if it is satisfied that as a result of the commission of the offence the convicted person acquired any monetary benefits or that monetary benefits accrued to the convicted person or their spouse, common-law partner or other dependant, order the convicted person to pay, despite the maximum amount of any fine that may otherwise be imposed under this Act, an additional fine in an amount equal to three times the court’s estimation of the amount of those monetary benefits.

(3) Le tribunal peut également, s’il est convaincu que le coupable, son époux, son conjoint de fait ou une autre personne à sa charge a tiré des avantages financiers de l’infraction, infliger au contrevenant malgré le plafond fixé pour l’infraction une amende supplémentaire équivalente à ce qu’il juge être le triple du montant de l’avantage tiré.

1991, c. 45, s. 534; 1997, c. 15, s. 409; 2000, c. 12, s. 301; 2005, c. 54, s. 450.	1991, ch. 45, art. 534; 1997, ch. 15, art. 409; 2000, ch. 12, art. 301; 2005, ch. 54, art. 450.

Liability of officers, directors, etc.	Responsabilité pénale

535 Where an entity commits an offence under this Act, any officer, director or agent of the entity who directed, authorized, assented to, acquiesced in or participated in the commission of the offence is a party to and guilty of the offence and liable on summary conviction or on conviction on indictment to the punishment provided under paragraph 534(1)(a) for the offence whether or not the entity has been prosecuted or convicted.

535 En cas de perpétration par une entité d’une infraction à la présente loi, ceux de ses administrateurs, dirigeants ou mandataires qui l’ont ordonnée ou autorisée, ou qui y ont consenti ou participé, sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire ou par mise en accusation, la peine prévue à l’alinéa 534(1)a), que l’entité ait été ou non poursuivie ou déclarée coupable.

1991, c. 45, s. 535; 1997, c. 15, s. 410.	1991, ch. 45, art. 535; 1997, ch. 15, art. 410.

Limitation period	Prescription

535.1 (1) Proceedings by way of summary conviction in respect of an offence under a provision of this Act may be commenced at any time within, but not later than, two years after the day on which the subject-matter of the

535.1 (1) Les poursuites visant une infraction à la présente loi punissable sur déclaration de culpabilité par procédure sommaire se prescrivent par deux ans à compter de la date où le surintendant ou, dans le cas de

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV Sanctions	PARTIE XIV Peines
Sections 535.1-538	Articles 535.1-538

proceedings became known, in the case of an offence under a consumer provision, to the Commissioner and, in any other case, to the Superintendent.	dispositions visant les consommateurs, le commissaire, a eu connaissance des éléments constitutifs de l’infraction.

Certificate of Superintendent or Commissioner	Certificat du surintendant ou du commissaire

(2) A document appearing to have been issued by the Superintendent or Commissioner, as the case may be, certifying the day on which the subject-matter of any proceedings became known to the Superintendent or Commissioner is admissible in evidence without proof of the signature or official character of the person appearing to have signed it and is, in the absence of evidence to the contrary, proof of the matter asserted in it.

(2) Tout document apparemment délivré par le surintendant ou le commissaire et attestant la date où ces éléments sont parvenus à sa connaissance fait foi de cette date, en l’absence de preuve contraire, sans qu’il soit nécessaire de prouver l’authenticité de la signature qui y est apposée ou la qualité officielle du signataire.

2001, c. 9, s. 570.	2001, ch. 9, art. 570.

Effect of offence on contracts	Contrats

536 Unless otherwise expressly provided in this Act, a contravention of any provision of this Act or the regulations does not invalidate any contract entered into in contravention of the provision.	536 Sauf disposition contraire expresse de la présente loi, le contrat conclu en contravention d’une disposition de celle-ci ou de ses règlements n’est pas nul pour autant.

Restraining or compliance order	Ordonnance

537 (1) If a company or any director, officer, employee or agent of a company does not comply with any provision of this Act or the regulations other than a consumer provision, or of the incorporating instrument or any bylaw of the company, the Superintendent, any complainant or any creditor of the company may, in addition to any other right that person has, apply to a court for an order directing the company, director, officer, employee or agent to comply with — or restraining the company, director, officer, employee or agent from acting in breach of — the provision and, on the application, the court may so order and make any further order it thinks fit.

537 (1) Le surintendant, le plaignant ou le créancier de la société peut, en plus de tous ses autres droits, demander au tribunal une ordonnance enjoignant à celle-ci ou à ceux de ses administrateurs, dirigeants, employés ou mandataires qui ne respectent pas la présente loi ou ses règlements d’application — sauf les dispositions visant les consommateurs — , l’acte constitutif ou les règlements administratifs de s’y conformer, ou leur interdisant d’y contrevenir; le tribunal peut acquiescer à la demande et rendre toute autre ordonnance qu’il juge indiquée.

Compliance or restraining order — consumer provisions	Dispositions visant les consommateurs

(2) If a company or any director, officer, employee or agent of a company does not comply with any applicable consumer provision, the Commissioner or any complainant may, in addition to any other right that person has, apply to a court for an order directing the company, director, officer, employee or agent to comply with — or restraining the company, director, officer, employee or agent from acting in breach of — the consumer provision and, on the application, the court may so order and make any further order it thinks fit.

(2) Le commissaire ou un plaignant peut, en plus de tous ses autres droits, demander au tribunal une ordonnance enjoignant à la société ou à ceux de ses administrateurs, dirigeants, employés ou mandataires qui ne respectent pas les dispositions visant les consommateurs applicables de s’y conformer, ou leur interdisant d’y contrevenir; le tribunal peut acquiescer à la demande et rendre toute autre ordonnance qu’il juge indiquée.

1991, c. 45, s. 537; 2001, c. 9, s. 571.	1991, ch. 45, art. 537; 2001, ch. 9, art. 571.

Appeal of final order	Appel

538 (1) An appeal lies to the court of appeal of a province from any final order made by a court of that province under this Act.	538 (1) Toute ordonnance définitive d’un tribunal rendue en vertu de la présente loi est susceptible d’appel devant la cour d’appel de la province.

Current to February 11, 2020	345	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV Sanctions	PARTIE XIV Peines
Sections 538-539.03	Articles 538-539.03

Appeal with leave	Permission d’en appeler

(2) An appeal lies to the court of appeal of a province from any order, other than a final order made by a court of that province, only with leave of the court of appeal in accordance with the rules applicable to that court.

(2) Toute autre ordonnance d’un tribunal n’est susceptible d’appel que sur permission de la cour d’appel de la province conformément aux règles applicables à celle-ci.

1991, c. 45, s. 538; 2005, c. 54, s. 451.	1991, ch. 45, art. 538; 2005, ch. 54, art. 451.

Recovery and application of fines	Recouvrement et affectation des amendes

539 All fines payable under this Act are recoverable and enforceable, with costs, at the suit of Her Majesty in right of Canada, instituted by the Attorney General of Canada, and, when recovered, belong to Her Majesty in right of Canada.

539 Toutes les amendes payables sous la présente loi sont imposables et recouvrables avec dépens, à la diligence de Sa Majesté du chef du Canada, par le procureur général du Canada; une fois recouvrées, elles deviennent la propriété de Sa Majesté du chef du Canada.

PART XIV.1	PARTIE XIV.1

Documents in Electronic or Other Form	Documents sous forme électronique ou autre

Definitions	Définitions

539.01 The following definitions apply in this Part.	539.01 Les définitions qui suivent s’appliquent à la présente partie.

electronic document means, except in section 539.1, any form of representation of information or concepts that is fixed in any medium in or by electronic, optical or other similar means and that can be read or perceived by a person or by any means. (document électronique)

document électronique Sauf à l’article 539.1, s’entend de toute forme de représentation d’information ou de notions fixée sur quelque support que ce soit par des moyens électroniques ou optiques ou d’autres moyens semblables et qui peut être lue ou perçue par une personne ou par tout moyen. (electronic document)

information system means a system used to generate, send, receive, store or otherwise process an electronic document. (système de traitement de l’information)	système de traitement de l’information Système utilisé pour créer, transmettre, recevoir, mettre en mémoire ou traiter de toute autre manière des documents électroniques. (information system)

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Application	Application

539.02 This Part other than sections 539.13 and 539.14 does not apply in respect of any notice, document or other information that under this Act or the regulations is sent to or issued by the Minister, the Superintendent, the Commissioner or the Bank of Canada or any prescribed notice, document or information.

539.02 La présente partie, à l’exception des articles 539.13 et 539.14, ne s’applique pas aux avis, documents et autre information que le ministre, le surintendant, le commissaire ou la Banque du Canada envoie ou reçoit en vertu de la présente loi ou de ses règlements, ni à ceux exemptés par règlement.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Use not mandatory	Utilisation non obligatoire

539.03 Nothing in this Act or the regulations requires a person to create or provide an electronic document.	539.03 La présente loi et ses règlements n’obligent personne à créer ou transmettre un document électronique.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV.1 Documents in Electronic or Other Form	PARTIE XIV.1 Documents sous forme électronique ou autre
Sections 539.04-539.06	Articles 539.04-539.06

Consent and other requirements	Consentement et autres exigences

539.04 (1) Despite anything in this Part, a requirement under this Act or the regulations to provide a notice, document or other information is not satisfied by providing an electronic document unless

539.04 (1) Malgré toute autre disposition de la présente partie, dans les cas où une disposition de la présente loi ou de ses règlements exige la fourniture d’un avis, document ou autre information, la transmission d’un document électronique ne satisfait à l’obligation que si :

(a) the addressee consents and designates an information system for the receipt of the electronic document;	a) le destinataire a donné son consentement et désigné un système de traitement de l’information pour sa réception;

(b) the electronic document is, unless otherwise prescribed, provided to the designated information system; and	b) le document électronique est transmis au système de traitement de l’information ainsi désigné, sauf disposition réglementaire à l’effet contraire;

(c) the prescribed requirements are complied with.	c) les exigences réglementaires sont observées.

Consent and notice in electronic form	Consentement et avis par voie électronique

(1.1) Despite subsection (1), the requirements referred to in paragraph (1)(c) may provide that the consent referred to in paragraph (1)(a) and any notice related to that consent may be provided in electronic form.

(1.1) Malgré le paragraphe (1), les exigences réglementaires visées à l’alinéa (1)c) peuvent prévoir que le consentement visé à l’alinéa (1)a) et tout avis relatif à ce consentement peuvent être donnés par voie électronique.

Regulations — revocation of consent	Règlements — révocation du consentement

(2) The Governor in Council may make regulations respecting the revocation of the consent referred to in paragraph (1)(a).	(2) Le gouverneur en conseil peut prendre des règlements concernant la révocation du consentement.

2005, c. 54, s. 452; 2018, c. 27, s. 152.	2005, ch. 54, art. 452; 2018, ch. 27, art. 152.

Creation or provision of information	Création et fourniture d’information

539.05 A requirement under this Act or the regulations to create or provide a notice, document or other information is satisfied by creating or providing an electronic document if

539.05 Dans les cas où une disposition de la présente loi ou de ses règlements exige la création ou la fourniture d’un avis, document ou autre information, la création ou la transmission d’un document électronique satisfait à l’obligation si :

(a) the incorporating instrument or by-laws of the company do not provide otherwise; and	a) l’acte constitutif ou les règlements administratifs de la société qui doit créer ou à qui doit être fourni l’avis, le document ou l’autre information ne s’y opposent pas;

(b) the prescribed requirements are complied with.	b) les exigences réglementaires sont observées.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Creation of information in writing	Création d’information écrite

539.06 A requirement under this Act or the regulations to create a notice, document or other information in writing is satisfied by creating an electronic document if in addition to the conditions set out in section 539.05

539.06 Dans le cas où une disposition de la présente loi ou de ses règlements exige qu’un avis, document ou autre information soit créé par écrit, la création d’un document électronique satisfait à l’obligation si, outre celles prévues à l’article 539.05, les conditions suivantes sont réunies :

(a) the information in the electronic document is accessible so as to be usable for subsequent reference; and

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV.1 Documents in Electronic or Other Form	PARTIE XIV.1 Documents sous forme électronique ou autre
Sections 539.06-539.1	Articles 539.06-539.1

(b) the prescribed requirements are complied with.	a) l’information qu’il contient est accessible pour consultation ultérieure;

2005, c. 54, s. 452.	b) les exigences réglementaires sont observées.

2005, ch. 54, art. 452.

Provision of information in writing	Fourniture d’information sous forme écrite

539.07 A requirement under this Act or the regulations to provide a notice, document or other information in writing is satisfied by providing an electronic document if in addition to the conditions set out in section 539.05

539.07 Dans le cas où une disposition de la présente loi ou de ses règlements exige qu’un avis, document ou autre information soit fourni par écrit, la transmission d’un document électronique satisfait à l’obligation si, outre celles prévues à l’article 539.05, les conditions suivantes sont réunies :

(a) the information in the electronic document is accessible by the addressee and capable of being retained by them so as to be usable for subsequent reference; and	a) l’information qu’il contient peut être conservée par le destinataire et lui est accessible pour consultation ultérieure;

(b) the prescribed requirements are complied with.	b) les exigences réglementaires sont observées.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Multiple copies	Exemplaires

539.08 A requirement under this Act or the regulations to provide two or more copies of a document at the same time to one addressee is satisfied by providing one copy of the electronic document.

539.08 Dans le cas où une disposition de la présente loi ou de ses règlements exige la fourniture de plusieurs exemplaires d’un document au destinataire dans le même envoi, la transmission d’un seul exemplaire du document électronique satisfait à l’obligation.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Registered mail	Courrier recommandé

539.09 A requirement under this Act or the regulations to provide a document by registered mail is not satisfied by providing an electronic document except in the prescribed circumstances.

539.09 Dans le cas où une disposition de la présente loi ou de ses règlements exige la transmission d’un document par courrier recommandé, l’obligation ne peut être satisfaite par la transmission d’un document électronique que dans les circonstances prévues par règlement.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Statutory declarations and affidavits	Déclaration solennelle ou sous serment

539.1 (1) A statutory declaration or affidavit required under this Act or the regulations may be created or provided in an electronic document if

539.1 (1) Dans le cas où une disposition de la présente loi ou de ses règlements exige une déclaration solennelle ou sous serment, celle-ci peut être créée ou fournie dans un document électronique si les conditions suivantes sont réunies :

(a) the person who makes the statutory declaration or affidavit signs it with their secure electronic signature;	a) son auteur y appose sa signature électronique sécurisée;

(b) the authorized person before whom the statutory declaration or affidavit is made signs it with their secure electronic signature; and	b) la personne autorisée devant qui elle a été faite y appose sa signature électronique sécurisée;

(c) the requirements of sections 539.03 to 539.09 are complied with.	c) les conditions visées aux articles 539.03 à 539.09 ont été observées.

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Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV.1 Documents in Electronic or Other Form	PARTIE XIV.1 Documents sous forme électronique ou autre
Sections 539.1-539.13	Articles 539.1-539.13

Definitions	Définitions

(2) For the purposes of this section, electronic document and secure electronic signature have the same meaning as in subsection 31(1) of the Personal Information Protection and Electronic Documents Act.

(2) Pour l’application du présent article, document électronique et signature électronique sécurisée s’entendent au sens du paragraphe 31(1) de la Loi sur la protection des renseignements personnels et les documents électroniques.

References to “electronic document”	Précision

(3) For the purpose of complying with paragraph (1)(c), references to “electronic document” in sections 539.03 to 539.09 are to be read as references to “electronic document within the meaning of subsection 31(1) of the Personal Information Protection and Electronic Documents Act”.

(3) Pour l’application de l’alinéa (1)c), « document électronique », aux articles 539.03 à 539.09, vaut mention d’un document électronique au sens du paragraphe 31(1) de la Loi sur la protection des renseignements personnels et les documents électroniques.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Signatures	Signatures

539.11 A requirement under this Act or the regulations for a signature or for a document to be executed, except in respect of a statutory declaration or affidavit, is satisfied in respect of an electronic document if the prescribed requirements are complied with and the signature results from the application by the person of a technology or process that permits the following to be proved:

539.11 Dans le cas où une disposition de la présente loi ou de ses règlements exige une signature, autre que celle exigée pour la déclaration visée à l’article 539.1, la signature qui résulte de l’utilisation d’une technologie ou d’un procédé satisfait à l’obligation en ce qui concerne un document électronique si les exigences réglementaires visant l’application du présent article sont observées et que la technologie ou le procédé permet d’établir ce qui suit :

(a) the signature resulting from the use by the person of the technology or process is unique to the person;	a) la signature est propre à l’utilisateur;

(b) the technology or process is used by the person to incorporate their signature into, attach it to or associate it with the electronic document; and	b) la technologie ou le procédé est utilisé pour l’incorporation, l’adjonction ou l’association de la signature de cet utilisateur au document électronique;

(c) the technology or process can be used to identify the person using the technology or process.	c) la technologie ou le procédé permet d’identifier l’utilisateur.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Regulations — provision and receipt of documents	Règlements

539.12 The Governor in Council may make regulations respecting the time and place at which and the circumstances under which an electronic document is considered to be provided or received.

539.12 Le gouverneur en conseil peut prendre des règlements concernant les délais et les circonstances dans lesquels un document électronique est présumé avoir été transmis ou reçu, ainsi que le lieu où il est présumé l’avoir été.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Content and form of notices and documents	Mode de présentation des avis et documents

539.13 The Minister, Superintendent, Commissioner or Bank of Canada may establish the requirements for the content and fix the form, including electronic and other forms, of notices and documents sent to or issued by each of them under this Act or the regulations, including

539.13 Le ministre, le surintendant, le commissaire et la Banque du Canada peuvent établir le mode de présentation — sous forme électronique ou autre — et la teneur des avis et documents qu’ils envoient ou reçoivent en vertu de la présente loi ou de ses règlements, et notamment déterminer :

(a) the notices and documents that may be sent in electronic or other form;

Current to February 11, 2020	349	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XIV.1 Documents in Electronic or Other Form	PARTIE XIV.1 Documents sous forme électronique ou autre
Sections 539.13-561 and 562	Articles 539.13-561 et 562

(b) the persons or classes of persons who may send notices and documents;	a) les avis et documents qui peuvent être envoyés sous forme électronique ou autre;

(c) their signature in electronic or other form or their execution, adoption or authorization in a manner that is to have the same effect for the purposes of this Act as their signature;	b) les personnes ou catégories de personnes qui peuvent en effectuer l’envoi;

(d) the time and place at which and the circumstances under which electronic documents are considered to be sent or received; and	c) les modalités de signature, sous forme électronique ou autre, de ceux-ci, y compris ce qui peut tenir lieu de signature;

(e) any matter necessary for the purposes of the application of this section.

d) les délais et les circonstances dans lesquels les documents électroniques sont présumés avoir été envoyés ou reçus, ainsi que le lieu où ils sont présumés avoir été envoyés ou reçus;

e) tout ce qui est utile à l’application du présent article.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

Exemption	Dispense

539.14 In the prescribed circumstances, the Minister, the Superintendent, the Commissioner or the Bank of Canada may, on any conditions that they consider appropriate, exempt from the application of any provision of this Act requiring a notice or document to be sent to them any notice or document, or class of notice or document, containing information similar to that contained in a notice or document required to be made public under any other Act of Parliament or any Act of the legislature of a province.

539.14 Par dérogation aux autres dispositions de la présente loi, dans les circonstances réglementaires, le ministre, le surintendant, le commissaire et la Banque du Canada peuvent, selon les modalités qu’ils estiment appropriées, prévoir qu’il n’est pas nécessaire de leur envoyer tels avis ou documents ou catégories d’avis ou de documents si l’information y figurant est semblable à celle qui figure dans des avis ou documents devant être rendus publics aux termes d’une autre loi fédérale ou d’une loi provinciale.

2005, c. 54, s. 452.	2005, ch. 54, art. 452.

PART XV	PARTIE XV

General	Dispositions générales

Transitional	Dispositions transitoires

540 [Amendments]	540 [Modifications]

Consequential Amendments	Modifications corrélatives

541 to 560 [Amendments]	541 à 560 [Modifications]

Repeals	Abrogations

561 and 562 [Repeals]	561 et 562 [Abrogations]

Current to February 11, 2020	350	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
PART XV General	PARTIE XV Dispositions générales
Coming into Force	Entrée en vigueur
Section 563	Article 563

Coming into Force	Entrée en vigueur

Coming into force	Entrée en vigueur

*563 (1) Subject to subsection (2), this Act or any provision thereof shall come into force on a day or days to be fixed by order of the Governor in Council.	*563 (1) Sous réserve du paragraphe (2), la présente loi ou telle de ses dispositions entre en vigueur à la date ou aux dates fixées par décret du gouverneur en conseil.

* [Note: Act, except subsections 250(1) and (2), in force June 1, 1992, see SI/92-89.]	* [Note : Loi, sauf paragraphes 250(1) et (2), en vigueur le 1er juin 1992, voir TR/92-89.]

Idem	Idem

(2) Subsections 250(1) and (2) shall come into force on the day that is six months after the coming into force of subsections 243(1) and (2).	(2) Les paragraphes 250(1) et (2) entrent en vigueur six mois après la date d’entrée en vigueur des paragraphes 243(1) et (2).

Current to February 11, 2020	351	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
RELATED PROVISIONS	DISPOSITIONS CONNEXES

RELATED PROVISIONS	DISPOSITIONS CONNEXES

— 2015, c. 36, s. 239	— 2015, ch. 36, art. 239

Retroactivity — section 504 of Trust and Loan Companies Act	Rétroactivité : article 504 de la Loi sur les sociétés de fiducie et de prêt

239 Section 504 of the Trust and Loan Companies Act applies to information referred to in that section that has been used or in relation to which oral testimony has been given or a document has been produced, before the day on which this Division comes into force, in any civil proceedings in respect of which a final decision has not been made before that day.

239 L’article 504 de la Loi sur les sociétés de fiducie et de prêt s’applique aux renseignements visés à cet article qui ont été utilisés ou à l’égard desquels une déposition orale a été faite ou un document a été produit, avant la date d’entrée en vigueur de la présente section, dans une procédure civile à l’égard de laquelle aucune décision finale n’a été rendue avant cette date.

— 2015, c. 36, s. 246	— 2015, ch. 36, art. 246

Regulations apply — section 504 of Trust and Loan Companies Act	Application des règlements : article 504 de la Loi sur les sociétés de fiducie et de prêt

246 The regulations made under paragraph 531(1)(a) of the Trust and Loan Companies Act that prescribe supervisory information for the purposes of section 503.1 of that Act apply for the purposes of section 504 of that Act until regulations made under that paragraph for the purposes of that section 504 are in force.

246 Les règlements précisant les renseignements relatifs à la supervision exercée par le surintendant qui sont pris en vertu de l’alinéa 531(1)a) de la Loi sur les sociétés de fiducie et de prêt pour l’application de l’article 503.1 de cette loi s’appliquent à l’article 504 de cette loi jusqu’à ce que des règlements pris en vertu de cet alinéa pour l’application de cet article 504 soient en vigueur.

Current to February 11, 2020	352	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

— 2005, c. 54, s. 392 (2)	— 2005, ch. 54, par. 392 (2)

1997, c. 15, s. 348.	1997, ch. 15, art. 348.

392 (2) The definition solicit or solicitation in section 160.01 of the Act is replaced by the following:	392 (2) La définition de sollicitation, à l’article 160.01 de la même loi, est remplacée par ce qui suit :

solicitation	sollicitation

(a) includes	a) Sont considérés comme de la sollicitation :

(i) a request for a proxy whether or not accompanied by a form of proxy,	(i) la demande de procuration assortie ou non d’un formulaire de procuration,

(ii) a request to execute or not to execute a form of proxy or to revoke a proxy,	(ii) la demande de signature ou de non-signature du formulaire de procuration ou de révocation de procuration,

(iii) the sending of a form of proxy or other communication to a shareholder under circumstances reasonably calculated to result in the procurement, withholding or revocation of a proxy, and	(iii) l’envoi d’un formulaire de procuration ou de toute communication aux actionnaires, concerté en vue de l’obtention, du refus ou de la révocation d’une procuration,

(iv) the sending of a form of proxy to a shareholder under subsection 160.04(1); but	(iv) l’envoi d’un formulaire de procuration aux actionnaires conformément au paragraphe 160.04(1);

(b) does not include	b) sont toutefois exclus :

(i) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,	(i) l’envoi d’un formulaire de procuration en réponse à la demande spontanément faite par un actionnaire ou pour son compte,

(ii) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,	(ii) l’accomplissement d’actes d’administration ou de services professionnels pour le compte d’une personne sollicitant une procuration,

(iii) the sending by an intermediary of the documents referred to in subsection 160.07(1),	(iii) l’envoi par un intermédiaire des documents visés au paragraphe 160.07(1),

(iv) a solicitation by a person in respect of shares of which they are the beneficial owner,	(iv) la sollicitation faite par une personne pour des actions dont elle est le véritable propriétaire,

(v) a prescribed public announcement by a shareholder of how they intend to vote and the reasons for that decision,	(v) l’annonce publique — au sens des règlements —par l’actionnaire de ses intentions de vote, motifs à l’appui,

(vi) a communication for the purpose of obtaining the support of persons in accordance with paragraph 146(1.1)(b), or	(vi) toute communication en vue d’obtenir l’appui de personnes conformément à l’alinéa 146(1.1)b),

(vii) a communication, other than a solicitation by or on behalf of the management of a company, that is made to shareholders in the prescribed circumstances. (sollicitation)	(vii) toute communication, autre qu’une sollicitation effectuée par la direction d’une société ou pour son compte, faite aux actionnaires dans les circonstances réglementaires. (solicitation)

Current to February 11, 2020	353	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

— Subsections 425 (1) and (2), as enacted by 2007, c. 6, s. 362	— Les paragraphes 425 (1) et (2), édictés par 2007, ch. 6, art. 362

Notice of unpaid amount	Avis de non-paiement

425 (1) A company shall send to each person to whom a deposit referred to in paragraph 424(1)(a) is payable, and to each person to whom or at whose request an instrument referred to in paragraph 424(1)(b) was issued, certified or accepted, a notice stating that the deposit or instrument remains unpaid.

425 (1) La société envoie un avis de non-paiement à chacune des personnes soit à qui le dépôt est à payer, soit pour qui ou à la demande de qui l’effet a été émis, visé ou accepté.

Where notice to be sent	Adresse d’expédition

(2) The notice is to be sent to the person’s recorded address and, if the person has designated an information system for the receipt of electronic documents, to that designated information system.	(2) L’avis est envoyé à l’adresse enregistrée de la personne et, si celle-ci a désigné un système de traitement de l’information pour la réception de documents électroniques, à un tel système.

— Paragraph 425 (3) (a), as enacted by 2007, c. 6, s. 362	— L’alinéa 425 (3)a), édicté par 2007, ch. 6, art. 362

(a) in the case of a deposit made for a fixed period, after the fixed period has terminated;	a) postérieure à l’échéance, dans le cas d’un dépôt à terme fixe;

— Paragraph 425 (3) (c), as enacted by 2007, c. 6, s. 362	— L’alinéa 425 (3)c), édicté par 2007, ch. 6, art. 362

(c) in the case of a cheque, draft or bill of exchange, in respect of which the instrument has remained unpaid.	c) pendant laquelle l’effet est resté impayé, dans le cas d’un chèque, d’une traite ou d’une lettre de change.

— Subsection 425 (4), as enacted by 2007, c. 6, s. 362	— Le paragraphe 425 (4), édicté par 2007, ch. 6, art. 362

Notification of transfer to the Bank of Canada	Notification de transfert à la Banque du Canada

(4) The notice to be sent during the month of January next following the end of the first nine-year period determined under paragraphs (3)(a) to (c), as the case may be, must also	(4) L’avis envoyé au cours du mois de janvier qui suit la fin de la première période de neuf ans déterminée en application des alinéas (3)a) à c), selon le cas, doit en outre :

(a) indicate that in the month of January in the next year the unpaid amounts will be transferred to the Bank of Canada; and	a) indiquer qu’au cours du mois de janvier de l’année suivante, les sommes impayées seront transférées à la Banque du Canada;

(b) include the mailing address and websites where information can be obtained on how to claim the unpaid deposit or instrument.	b) donner l’adresse postale et les sites Web où peut être obtenue l’information concernant la présentation d’une demande de paiement du dépôt ou de l’effet impayé.

— 2018, c. 12, s. 310 (1)	— 2018, ch. 12, par. 310 (1)

310 (1) Paragraphs 410(1)(c) and (c.1) of the Trust and Loan Companies Act are replaced by the following:	310 (1) Les alinéas 410(1)c) et c.1) de la Loi sur les sociétés de fiducie et de prêt sont remplacés par ce qui suit :

Current to February 11, 2020	354	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(b.1) subject to sections 416 and 417 and the regulations, engage in any activity that relates to the provision of financial services by the company or any of its affiliates;	b.1) sous réserve des articles 416 et 417 et des règlements, exercer toute activité relative aux services financiers qu’elle-même ou toute entité de son groupe offre;

(c) subject to the regulations, engage in any of the following activities:	c) exercer, sous réserve des règlements, les activités suivantes :

(i) collecting, manipulating and transmitting information, and	(i) la collecte, la manipulation et la transmission d’information,

(ii) designing, developing, manufacturing, selling and otherwise dealing with technology, if those activities relate to

(ii) la conception, le développement, la fabrication et la vente de technologies, ou toute autre manière de s’occuper de technologies, si ces activités sont relatives à toute autre activité prévue au présent paragraphe qui est exercée par la société ou toute entité de son groupe ou lorsque ces activités sont relatives à la prestation de services financiers par toute autre entité;

(A) an activity referred to in this subsection that is engaged in by the company or any of its affiliates, or
(B) the provision of financial services by any other entity,

— 2018, c. 12, ss. 310 (3) to (5)	— 2018, ch. 12, par. 310 (3) à (5)

310 (3) Paragraph 410(3)(a) of the Act is replaced by the following:	310 (3) L’alinéa 410(3)a) de la même loi est remplacé par ce qui suit :

(a) respecting what a company may or may not do with respect to the carrying on of the activities referred to in paragraphs (1)(b.1), (c) and (d.1);	a) prévoir ce que la société peut ou ne peut pas faire dans le cadre de l’exercice des activités visées aux alinéas (1)b.1), c) ou d.1);

(4) Paragraph 410(3)(b) of the English version of the Act is replaced by the following:	(4) L’alinéa 410(3)b) de la version anglaise de la même loi est remplacé par ce qui suit :

(b) imposing terms and conditions in respect of the provision of the services referred to in paragraphs (1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(b.1), (c) and (d.1); and

(b) imposing terms and conditions in respect of the provision of the services referred to in paragraphs (1)(a) and 409(2)(c) and the carrying on of the activities referred to in paragraphs (1)(b.1), (c) and (d.1); and

(5) Paragraph 410(3)(c) of the Act is replaced by the following:	(5) L’alinéa 410(3)c) de la même loi est remplacé par ce qui suit :

(c) respecting the circumstances in which a company may engage in an activity referred to in paragraphs (1)(b.1) and (c), including the circumstances in which it may collect, manipulate and transmit information under subparagraph (1)(c)(i).

c) prévoir les circonstances dans lesquelles la société peut exercer les activités visées aux alinéas (1)b.1) et c), notamment en ce qui a trait à la collecte, la manipulation et la transmission d’information en vertu du sous-alinéa (1)c)(i).

— 2018, c. 12, s. 311	— 2018, ch. 12, art. 311

311 Section 411 of the Act is replaced by the following:	311 L’article 411 de la même loi est remplacé par ce qui suit :

Networking	Prestation de service

411 (1) Subject to section 416 and the regulations, a companymay	411 (1) Sous réserve de l’article 416 et des règlements, la société peut :

(a) act as agent for any person in respect of	a) faire fonction de mandataire en ce qui a trait :

Current to February 11, 2020	355	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(i) the carrying on of any activity referred to in subsection 410(1) that is engaged in by a financial institution, by a permitted entity as defined in subsection 449(1), if that definition were read without reference to the requirements of subsections 453(4) to (6), or by a prescribed entity, and

(i) à l’exercice de toute activité visée au paragraphe 410(1) qui est exercée par une institution financière, par une entité admissible, au sens du paragraphe 449(1), sans tenir compte des exigences prévues aux paragraphes 453(4) à (6), ou par une entité visée par règlement,

(ii) the provision of any service that relates to financial services and that is provided by an institution or entity referred to in subparagraph (i);	(ii) à la prestation de tout service qui est relatif aux services financiers et qui est offert par une telle institution financière, entité admissible ou entité visée par règlement;

(a.1) enter into an arrangement with any person in respect of the carrying on of an activity referred to in subparagraph (a)(i) or the provision of a service referred to in subparagraph (a)(ii); and	a.1) conclure une entente en vue de l’exercice d’une activité visée au sous-alinéa a)(i) ou de la prestation d’un service visé au sous-alinéa a)(ii);

(b) refer any person to another person.	b) renvoyer ou recommander toute personne à toute autre personne.

Regulations	Règlements

(2) The Governor in Council may make regulations	(2) Le gouverneur en conseil peut, par règlement :

(a) respecting the circumstances in which a company may act as an agent, enter into an arrangement or refer a person under subsection (1); and	a) prévoir les circonstances dans lesquelles la société peut faire fonction de mandataire, conclure une entente ou renvoyer ou recommander une personne à une autre personne en vertu du paragraphe (1);

(b) imposing terms and conditions in respect of the carrying on of activities under that subsection.	b) fixer les conditions d’exercice de toute activité qu’une société peut exercer en vertu de ce paragraphe.

Regulations	Règlements

411.1 The Governor in Council may, for the purposes of section 409 and subsection 411(1), make regulations respecting what a company is prohibited from doing when acting as an agent or when making referrals.

411.1 Pour l’application de l’article 409 et du paragraphe 411(1), le gouverneur en conseil peut, par règlement, prévoir ce qu’il est interdit à une société de faire lorsqu’elle agit comme mandataire ou effectue un renvoi ou une recommandation.

— 2018, c. 12, s. 312	— 2018, ch. 12, art. 312

312 (1) Section 453 of the Act is amended by adding the following after subsection (2):	312 (1) L’article 453 de la même loi est modifié par adjonction, après le paragraphe (2), de ce qui suit :

Permitted investments	Placements autorisés

(2.1) Subject to subsections (3) to (6), Part XI and the regulations made under paragraphs (2.2)(b) and (c), a company may acquire control of, or acquire or increase a substantial investment in, an entity, other than an entity referred to in any of paragraphs (1)(a) to (j), if a majority, as defined in the regulations, of the entity’s business consists of financial service activities or any other activity that a company is permitted to engage in under paragraphs 409(2)(b) to (d).

(2.1) Sous réserve des paragraphes (3) à (6), de la partie XI et des règlements pris en vertu des alinéas (2.2)b) et c), la société peut acquérir le contrôle d’une entité, autre qu’une entité visée aux alinéas (1)a) à j), ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité si la majeure partie, au sens des règlements, de l’activité commerciale de l’entité comporte des services financiers ou toute autre activité qu’une société est autorisée à exercer dans le cadre des alinéas 409(2)b) à d).

Regulations	Règlements

(2.2) The Governor in Council may make regulations	(2.2) Le gouverneur en conseil peut, par règlement :

Current to February 11, 2020	356	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(a) defining, for the purposes of subsection (2.1), the word “majority”;	a) définir, pour l’application du paragraphe (2.1), le terme « majeure partie »;

(b) imposing terms and conditions in respect of the acquisition of control of, or acquisition or increase of a substantial investment in, an entity that a company may acquire control of, or acquire or increase a substantial investment in, under subsection (2.1); and

b) fixer les conditions selon lesquelles la société peut, en vertu du paragraphe (2.1), acquérir le contrôle d’une entité ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité;

(c) respecting the circumstances in which a company may acquire control of, or acquire or increase a substantial investment in, an entity under subsection (2.1).

c) prévoir les circonstances dans lesquelles la société peut, en vertu du paragraphe (2.1), acquérir le contrôle d’une entité ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

(2) Subparagraph 453(3)(f)(ii) of the Act is replaced by the following:	(2) Le sous-alinéa 453(3)f)(ii) de la même loi est remplacé par ce qui suit :

(ii) in the case of an entity that is not controlled by the company, the company itself would be permitted to acquire a substantial investment in the other entity under subsection (1), (2) or (2.1) or 451(2), paragraph 451(3)(b) or (c) or subsection 451(4); or

(ii) dans le cas où l’entité n’est pas contrôlée par la société, l’acquisition par la société elle-même d’un intérêt de groupe financier dans l’autre entité serait permise aux termes des paragraphes (1), (2) ou (2.1) ou 451(2), des alinéas 451(3)b) ou c) ou du paragraphe 451(4);

(3) Subsection 453(5) of the Act is amended by adding “or” at the end of paragraph (c) and by repealing paragraphs (5)(d) and (d.1).	(3) Les alinéas 453(5)d) et d.1) de la même loi sont abrogés.

(4) Paragraph 453(7)(a) of the Act is replaced by the following:	(4) L’alinéa 453(7)a) de la même loi est remplacé par ce qui suit :

(a) the company is acquiring control of an entity, other than a specialized financing entity, under subsection (2) or (2.1) and the only reason for which the company would, but for this subsection, require approval for the acquisition is that the entity carries on activities referred to in paragraph (2)(b);

a) l’entité dont le contrôle est acquis en vertu des paragraphes (2) ou (2.1) n’est pas une entité s’occupant de financement spécial et le seul motif pour lequel l’agrément serait exigé, n’eût été le présent paragraphe, est l’exercice par elle d’une activité visée à l’alinéa (2)b);

— 2018, c. 12, s. 313	— 2018, ch. 12, art. 313

313 The Act is amended by adding the following after section 453:	313 La même loi est modifiée par adjonction, après l’article 453, de ce qui suit :

Regulations	Règlements

453.1 The Governor in Council may make regulations	453.1 Le gouverneur en conseil peut, par règlement :

(a) respecting the circumstances in which a company may acquire control of, or acquire or increase a substantial investment in, an entity that engages in activities that a company is permitted to engage in under paragraph 410(1)(b.1) or (c), including the circumstances in which a company is prohibited from doing so; and

a) prévoir les circonstances dans lesquelles la société peut acquérir le contrôle d’une entité qui exerce des activités qu’une société est autorisée à exercer dans le cadre des alinéas 410(1)b.1) et c) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité, notamment dans quelles circonstances une telle acquisition ou augmentation est interdite;

(b) imposing terms and conditions in respect of the acquisition of control of, or acquisition or increase of a substantial investment in, an entity referred to in paragraph (a).	b) fixer les conditions selon lesquelles la société peut acquérir le contrôle d’une entité visée à l’alinéa a) ou acquérir ou augmenter un intérêt de groupe financier dans une telle entité.

Current to February 11, 2020	357	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Trust and Loan Companies	Sociétés de fiducie et de prêt
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

— 2018, c. 12, s. 314	— 2018, ch. 12, art. 314

314 Paragraph 483(1)(c) of the Act is replaced by the following:	314 L’alinéa 483(1)c) de la même loi est remplacé par ce qui suit :

(c) consists of a written contract with the related party for the purpose of having either one of them act as an agent or make referrals;	c) un contrat écrit avec l’apparenté dans le but que l’un ou l’autre de ceux-ci agisse comme mandataire ou effectue des renvois d’affaires ou des recommandations;

— 2018, c. 12, s. 315	— 2018, ch. 12, art. 315

315 Subsection 529.2(1) of the Act is replaced by the following:	315 Le paragraphe 529.2(1) de la même loi est remplacé par ce qui suit :

Application for certain approvals	Demandes relatives à certains agréments

529.2 (1) An application for the prior written approval of the Minister in respect of paragraph 453(5)(b.1) or (c) must be filed with the Superintendent and contain the information, material and evidence that the Superintendent may require.

529.2 (1) Toute demande visant l’obtention de l’agrément écrit préalable du ministre faite dans le cadre de l’alinéa 453(5)b.1) ou c) est déposée auprès du surintendant et contient les renseignements, documents et éléments de preuve que celui-ci peut exiger.

Current to February 11, 2020	358	À jour au 11 février 2020

Last amended on June 17, 2019		Dernière modification le 17 juin 2019

Exhibit 8(c)

CANADA

CONSOLIDATION	CODIFICATION

Canada Deposit Insurance Corporation Act	Loi sur la Société d’assurance-dépôts du Canada

R.S.C., 1985, c. C-3	L.R.C. (1985), ch. C-3

Current to February 11, 2020	À jour au 11 février 2020

Last amended on May 10, 2019	Dernière modification le 10 mai 2019

Published by the Minister of Justice at the following address: http://laws-lois.justice.gc.ca	Publié par le ministre de la Justice à l’adresse suivante : http://lois-laws.justice.gc.ca

OFFICIAL STATUS

OF CONSOLIDATIONS

Subsections 31(1) and (2) of the Legislation Revision and Consolidation Act, in force on June 1, 2009, provide as follows:

CARACTÈRE OFFICIEL

DES CODIFICATIONS

Les paragraphes 31(1) et (2) de la Loi sur la révision et la codification des textes législatifs, en vigueur le 1er juin 2009, prévoient ce qui suit :

Published consolidation is evidence

31 (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.

Inconsistencies in Acts

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of the Parliaments under the Publication of Statutes Act, the original statute or amendment prevails to the extent of the inconsistency.

Codifications comme élément de preuve

31 (1) Tout exemplaire d’une loi codifiée ou d’un règlement codifié, publié par le ministre en vertu de la présente loi sur support papier ou sur support électronique, fait foi de cette loi ou de ce règlement et de son contenu. Tout exemplaire donné comme publié par le ministre est réputé avoir été ainsi publié, sauf preuve contraire.

Incompatibilité — lois

(2) Les dispositions de la loi d’origine avec ses modifications subséquentes par le greffier des Parlements en vertu de la Loi sur la publication des lois l’emportent sur les dispositions incompatibles de la loi codifiée publiée par le ministre en vertu de la présente loi.

LAYOUT

The notes that appeared in the left or right margins are now in boldface text directly above the provisions to which they relate. They form no part of the enactment, but are inserted for convenience of reference only.

MISE EN PAGE

Les notes apparaissant auparavant dans les marges de droite ou de gauche se retrouvent maintenant en caractères gras juste au-dessus de la disposition à laquelle elles se rattachent. Elles ne font pas partie du texte, n’y figurant qu’à titre de repère ou d’information.

NOTE

This consolidation is current to February 11, 2020. The last amendments came into force on May 10, 2019. Any amendments that were not in force as of February 11, 2020 are set out at the end of this document under the heading “Amendments Not in Force”.

NOTE

Cette codification est à jour au 11 février 2020. Les dernières modifications sont entrées en vigueur le 10 mai 2019. Toutes modifications qui n’étaient pas en vigueur au 11 février 2020 sont énoncées à la fin de ce document sous le titre « Modifications non en vigueur ».

Current to February 11, 2020	À jour au 11 février 2020

Last amended on May 10, 2019	Dernière modification le 10 mai 2019

TABLE OF PROVISIONS

An Act to establish the Canada Deposit Insurance
Corporation

Short Title

1	Short title

Interpretation

2	Definitions

Her Majesty

2.1	Binding on Her Majesty

Powers, Etc., of Minister

2.2	Delegation

Constitution of the Corporation

3	Corporation established

4	Head office

5	Board of Directors

6	Chairperson

Objects, Powers and Duties

7	Objects

7.1	Power of Governor in Council

7.2	Coming into force

7.3	Recovery of loss

8	Federal institutions

9	Provincial institutions

10	Powers of Corporation

10.01	Exemption — shares of member institution

10.1	Loans to Corporation

11	Powers of directors

11.1	Minister’s direction

11.2	Statutory Instruments Act

11.3	Recovery of loss

TABLE ANALYTIQUE

Loi constituant la Société d’assurance-dépôts du
Canada

Titre abrégé

1	Titre abrégé

Définitions

2	Définitions

Sa Majesté

2.1	Obligation de Sa Majesté

Pouvoirs du ministre

2.2	Délégation

Constitution et fonctionnement de la société

3	Constitution

4	Siège social

5	Conseil d’administration

6	Président du conseil

Mission et pouvoirs

7	Objet

7.1	Pouvoir du gouverneur en conseil

7.2	Entrée en vigueur

7.3	Recouvrement des pertes

8	Institutions fédérales

9	Institutions provinciales

10	Pouvoirs de la Société

10.01	Exemption — actions d’une institution membre

10.1	Prêt consenti à la Société

11	Pouvoirs des administrateurs

11.1	Instructions du ministre

11.2	Non-application de la Loi sur les textes réglementaires

11.3	Recouvrement des pertes

Current to February 11, 2020	iii	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Deposit Insurance

12	Duty to insure

12.1	Definitions

13	Deposits with amalgamating institutions

14	Obligation regarding insured amount

14.01	Payment to the Bank of Canada

14.1	Sale of information to liquidator

15	Premiums recoverable

17	Insurance of federal institutions

17.1	Insurance of provincial institutions

17.2	Policy of deposit insurance

18	Form of application for deposit insurance

20	Funds

21	Assessment and collection of premiums

22	Returns

23	Calculation of first premium

24	Where premiums payable

24.1	No set-off on premium payment

25	Overdue charges

25.1	Premium surcharge

25.2	Non-application to special premium

25.3	By-laws — special premium

Federal Institutions Without Deposit Insurance

26.01	Interpretation

26.02	Application

26.03	Granting of application

26.04	Minister and Superintendent to be informed

26.05	Fees by-law

26.06	Deposits not insured

Inspection of Member Institutions

27	Annual inspections

28	Provincial member institutions

28.1	Costs may be charged back

29	Examination considerations

29.1	Review of returns

29.2	Certain reports to be provided to Corporation

Assurance-dépôts

12	Dépôts assurables

12.1	Définitions

13	Cas de fusion

14	Obligation concernant la partie assurée du dépôt

14.01	Versement à la Banque du Canada

14.1	Vente de renseignements

15	Primes recouvrables

17	Assurance des institutions fédérales

17.1	Assurance des institutions provinciales

17.2	Police d’assurance-dépôts

18	Demande d’assurance-dépôts : forme

20	Fonds

21	Fixation et recouvrement des primes

22	Déclarations

23	Calcul de la première prime

24	Primes payables au siège social de la Société

24.1	Pas de compensation

25	Arrérages de frais

25.1	Augmentation de prime

25.2	Non-application aux primes spéciales

25.3	Règlements administratifs — primes spéciales

Institutions fédérales sans assurance-dépôts

26.01	Sens de dépôt

26.02	Demande à la Société

26.03	Conditions préalables à l’autorisation

26.04	Avis au ministre et au surintendant

26.05	Frais réglementaires

26.06	Dépôts non assurés

Inspection des institutions membres

27	Examens annuels

28	Institutions provinciales membres

28.1	Frais d’examen

29	Buts de l’examen

29.1	Vérification des déclarations

29.2	Envoi de certains rapports

Current to February 11, 2020	iv	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

30	Reporting breaches

Termination and Cancellation of Insurance

31	Notice of termination

31.1	Acceleration of termination of policy of deposit insurance

32	Termination of policy by provincial member institution

33	Cancellation

34	Effect of termination or cancellation

35	Creditor remedies available

36	Removal of references to deposit insurance

Provincial Insuring Arrangements

37	Provincial deposit insurance

38	Agreements for examination of provincial institutions

39	Short term loans to insuring agents

Restructuring of Federal Member Institutions

Resolution Plans

39.01	Submission of plan

Vesting in Corporation and Appointing Corporation as Receiver

39.1	Report of Superintendent

39.11	Request of Corporation

39.12	Recommendation of Minister

39.13	Order

39.14	Powers of Corporation

39.15	Stay of proceedings

39.151	Stay of proceedings — bridge institution

39.152	Assignments — bridge institution or third party

39.16	Exemption

39.17	Leave of court

39.18	Termination

Non-application of Certain Legislative Provisions

39.181	Not agent or Crown corporation

39.19	Part VII of Bank Act, etc., inapplicable

39.191	Provisions do not apply

30	Indications des violations

Résiliation et annulation de l’assurance

31	Avis de résiliation

31.1	Résiliation anticipée de la police d’assurance-dépôts

32	Résiliation par une institution provinciale membre

33	Annulation

34	Effet de l’annulation ou de la résiliation

35	Droits aux recours ouverts aux créanciers

36	Suppression de toute mention d’assurance-dépôts

Arrangements avec les provinces

37	Assurance-dépôts provinciale

38	Accords en vue de l’examen des institutions provinciales

39	Prêts à court terme aux mandataires assureurs

Restructuration des institutions fédérales membres

Plans de règlement

39.01	Soumission des plans

Dévolution à la Société et nomination de la Société comme séquestre

39.1	Rapport du surintendant

39.11	Demande de la Société

39.12	Recommandation du ministre

39.13	Décret

39.14	Transfert des pouvoirs à la Société

39.15	Suspension des procédures

39.151	Suspension des procédures — institution-relais

39.152	Cession — institution-relais ou tiers

39.16	Exemption

39.17	Autorisation judiciaire

39.18	Durée d’application

Non-application de certaines dispositions législatives

39.181	Ni mandataire ni société d’État

39.19	Non-application de la partie VII de la Loi sur les banques,etc.

39.191	Dispositions inapplicables

Current to February 11, 2020	v	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

39.192	Regulation to exempt or adapt

39.193	Office of Superintendent of Financial Institutions

Restructuring Transactions

39.2	Restructuring transactions

39.201	Terms and conditions of transactions

39.202	Deposit liabilities assumed

39.203	Liquidator bound

39.21	Right transferable

39.22	Winding-up

Compensation

39.23	Amount of compensation

39.24	Decision conclusive

39.25	Discharge of liability

39.26	Appointment of assessor

39.27	Sittings and hearings

39.28	Regulations

Creation and Operation of Bridge Institutions

39.371	Incorporation

39.3711	Duration

39.3713	Financial assistance

39.3714	Shares held by Corporation

39.3715	Termination of designation

39.3716	Mandatory dissolution of bridge institution

39.3717	Winding-up of federal member institution

39.3718	Power of the Corporation

39.3719	Remuneration and benefits

39.372	Non-liability with respect to employees

39.3721	Corporation’s directions

39.3722	By-laws — Corporation

Restructuring of Provincial Member Institutions

39.38	Federal-provincial agreements

Financial

40	Financial year

41	Deposit accounts

42	Interest may be paid

43	Auditor

39.192	Exemption ou adaptation par règlement

39.193	Bureau du surintendant des institutions financières

Opérations de restructuration

39.2	Opérations de restructuration

39.201	Conditions des opérations

39.202	Dépôts

39.203	Liquidateur lié

39.21	Droit transférable

39.22	Liquidation

Indemnité

39.23	Montant de l’indemnité

39.24	Décisions définitives

39.25	Caractère libératoire

39.26	Nomination d’un évaluateur

39.27	Séances et auditions

39.28	Règlements

Constitution et fonctionnement des institutions-relais

39.371	Constitution

39.3711	Durée

39.3713	Aide financière

39.3714	Actions détenues par la Société

39.3715	Perte du statut

39.3716	Dissolution obligatoire de l’institution-relais

39.3717	Liquidation de l’institution fédérale membre

39.3718	Pouvoir de la Société

39.3719	Rémunération et avantages

39.372	Employés

39.3721	Instructions de la Société

39.3722	Règlements administratifs — pouvoir de la Société

Restructuration des institutions provinciales membres

39.38	Accords fédéraux-provinciaux

Dispositions financières

40	Exercice

41	Compte de dépôts

42	Versement d’intérêts

43	Vérificateur

Current to February 11, 2020	vi	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
TABLE OF PROVISIONS	TABLE ANALYTIQUE

Staff

44	Employment of staff

45	Public Service Superannuation Act

No Liability

45.1	No liability for acts in good faith

45.11	Directors and officers of institutions

45.12	Foreign relief — no recognition or enforcement

Confidentiality

45.2	Confidentiality

45.3	Disclosures prohibited

Winding-up

46	Insolvency and winding-up

Enforcement Provisions

47	False statements

48	Failure to make report known

49	Failure to provide information, etc.

50	General offence

50.1	Punishment

51	Court may order compliance

52	Additional monetary punishment

53	Appeals

54	Recovery and application of fines

SCHEDULE

Personnel

44	Engagement du personnel

45	Loi sur la pension de la fonction publique

Immunité

45.1	Absence de responsabilité en cas de bonne foi

45.11	Administrateurs et dirigeants d’institutions

45.12	Non-reconnaissance ou exécution de redressement étranger

Confidentialité

45.2	Confidentialité

45.3	Communication interdite

Liquidation

46	Insolvabilité et liquidation

Infractions et peines

47	Fausses déclarations

48	Omission de faire connaître le rapport

49	Contravention en matière de publicité

50	Infraction

50.1	Sanction

51	Ordonnance du tribunal

52	Sanction pécuniaire additionnelle

53	Appel

54	Recouvrement des amendes

ANNEXE

Current to February 11, 2020	vii	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

R.S.C., 1985, c. C-3

An Act to establish the Canada Deposit Insurance Corporation

Short Title

Short title

1 This Act may be cited as the Canada Deposit Insurance Corporation Act.

R.S., c. C-3, s. 1.

L.R.C., 1985, ch. C-3

Loi constituant la Société d’assurance-dépôts du Canada

Titre abrégé

Titre abrégé

1 Loi sur la Société d’assurance-dépôts du Canada.

S.R., ch. C-3, art. 1.

Interpretation

Definitions

2 In this Act,

affairs, with respect to a member institution, means its business and the relationships among the member institution and its affiliates and the shareholders, directors and officers of the member institution and its affiliates; (affaires internes)

affiliate, in respect of a member institution that is

(a) a bank, means an entity that is affiliated with the bank within the meaning of the Bank Act, or

(b) other than a bank, means an entity that would be affiliated with the member institution within the meaning of the Bank Act if the member institution were a bank to which that Act applies; (groupe)

appropriate provincial minister, in relation to a provincial institution, means the minister of the Crown of the province of incorporation of the institution responsible for the supervision of the provincial institution; (ministre provincial compétent)

bank means a bank listed in Schedule I or II to the Bank Act; (banque)

Board means the Board of Directors of the Corporation; (conseil)

Définitions

Définitions

2 Les définitions qui suivent s’appliquent à la présente loi.

action Sont assimilés à une action :

a) le privilège de conversion ou d’échange, octroyé par une institution membre, convertible en tout temps en une action;

b) l’option ou le droit, octroyé par une telle institution, d’acquérir une action ou le privilège visé à l’alinéa a);

c) la part sociale au sens de l’article 2 de la Loi sur les banques. (share)

actionnaire S’entend notamment du détenteur d’une part sociale d’une coopérative de crédit fédérale. (shareholder)

affaires Les activités commerciales de l’institution membre ainsi que les relations entre celle-ci, les entités de son groupe et leurs associés, actionnaires, administrateurs et dirigeants. (affairs)

affaires internes [Abrogée, 2016, ch. 7, art. 126]

assurance-dépôts L’assurance visée à l’alinéa 7a). (deposit insurance)

Current to February 11, 2020	1	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Interpretation	Définitions
Section 2	Article 2

bridge institution means a federal institution that is designated as a bridge institution by an order made under paragraph 39.13(1)(c); (institution-relais)

by-laws means the by-laws of the Corporation; (règlements administratifs)

Chairman [Repealed, 1996, c. 6, s. 21]

Chairperson means the Chairperson of the Board; (président)

Corporation means the Canada Deposit Insurance Corporation established by section 3; (Société)

deposit and depositor mean respectively a deposit and a depositor as defined in the schedule; (dépôt et déposant)

deposit insurance means the insurance referred to in paragraph 7(a); (assurance-dépôts)

domestic systemically important bank has the same meaning as in section 2 of the Bank Act; (banque d’importance systémique nationale)

federal credit union has the same meaning as in section 2 of the Bank Act; (coopérative de crédit fédérale)

federal institution means a bank, company or association referred to in section 8; (institution fédérale)

federal member institution means a federal institution that is a member institution; (institution fédérale membre)

local cooperative credit society has the same meaning as in section 2 of the Bank Act; (société coopérative de crédit locale)

member institution means a corporation that has deposit insurance under this Act; (institution membre)

Minister means the Minister of Finance; (ministre)

policy of deposit insurance or policy means the instrument evidencing the deposit insurance of a member institution; (police d’assurance-dépôts ou police)

premium year means, in relation to the calculation and payment of premiums pursuant to this Act, the period beginning on May 1 in one year and ending on April 30 in the next year; (exercice comptable des primes)

provincial institution means a company referred to in section 9; (institution provinciale)

banque Banque figurant aux annexes I ou II de la Loi sur les banques. (bank)

banque d’importance systémique nationale S’entend au sens de l’article 2 de la Loi sur les banques. (domestic systemically important bank)

conseil Le conseil d’administration de la Société. (Board)

contrôleur provincial Le fonctionnaire qui, auprès de la province sous l’autorité de laquelle une institution provinciale donnée a reçu la personnalité morale, voit à la surveillance des activités de l’institution. (provincial supervisor)

coopérative de crédit fédérale S’entend au sens de l’article 2 de la Loi sur les banques. (federal credit union)

déclaration Déclaration orale ou écrite. Sont assimilés à une déclaration les marques, signes ou annonces ou marques de commerce. (representation)

dépôt et déposant Ont le sens que leur donne l’annexe. (deposit and depositor)

dette subordonnée Dette d’une institution membre dont le remboursement, aux termes du titre qui en fait foi, est subordonné, advenant l’insolvabilité ou la liquidation de celle-ci, au paiement de tous les dépôts auprès d’elle et de toutes ses autres dettes, à l’exception de celles qui, aux termes des titres qui en font foi, sont de rang égal ou inférieur à la dette en question. Sont inclus dans la présente définition :

a) le privilège de conversion ou d’échange, octroyé par une institution membre, convertible en tout temps en une dette subordonnée;

b) l’option ou le droit, octroyé par une telle institution, d’acquérir une dette subordonnée ou le privilège visé à l’alinéa a). (subordinated debt)

exercice comptable des primes La période commençant le 1er mai et se terminant le 30 avril de l’année suivante, utilisée pour le calcul et le paiement des primes. (premium year)

groupe Ensemble des entités qui font partie du groupe d’une institution membre; dans le cas d’une banque, ce terme s’entend au sens de la Loi sur les banques, dans les autres cas, le sens donné par cette loi s’applique avec les adaptations nécessaires. (affiliate)

Current to February 11, 2020	2	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Interpretation	Définitions
Section 2	Article 2

provincial member institution means a provincial institution that is a member institution; (institution provinciale membre)

provincial supervisor, in relation to a provincial institution, means the official of the province of incorporation of the provincial institution who supervises the affairs of the provincial institution; (contrôleur provincial)

receiver includes a receiver-manager and a sequestrator; (séquestre)

representation means any oral or written statement and includes any advertisement and any mark, sign, trade name or other device; (déclaration)

returned payment means any portion of a payment made by the Corporation under subsection 14(2) or (2.1) that is either returned to the Corporation or that otherwise remains under its control; (paiement retourné)

share includes

(a) a conversion or exchange privilege, issued by a member institution, that is convertible at any time into a share,

(b) an option or a right, issued by a member institution, to acquire a share or a privilege referred to in paragraph (a), and

(c) a membership share within the meaning of section 2 of the Bank Act; (action)

shareholder includes the holder of a membership share of a federal credit union; (actionnaire)

subordinated debt means debt of a member institution that, by the terms of any instrument evidencing the debt, will, in the event of the insolvency or winding-up of the member institution, be subordinate in right of payment to all deposit liabilities of the member institution and all other liabilities of the member institution except those that, by their terms, rank equally with or are subordinate to that debt and includes

(a) a conversion or exchange privilege that is convertible at any time into subordinated debt, and

(b) an option or a right to acquire subordinated debt or a privilege referred to in paragraph (a)

issued by a member institution; (dette subordonnée)

Superintendent means the Superintendent of Financial Institutions appointed pursuant to subsection 5(1) of the institution fédérale Banque, société ou association mentionnée à l’article 8. (federal institution)

institution fédérale membre Institution fédérale qui est une institution membre. (federal member institution)

institution membre Personne morale qui bénéficie de l’assurance-dépôts dans le cadre de la présente loi. (member institution)

institution provinciale Personne morale mentionnée à l’article 9. (provincial institution)

institution provinciale membre Institution provinciale qui est une institution membre. (provincial member institution)

institution-relais Institution fédérale qui est dotée du statut d’institution-relais par décret pris en vertu de l’alinéa 39.13(1)c). (bridge institution)

ministre Le ministre des Finances. (Minister)

ministre provincial compétent Le ministre provincial chargé, dans la province sous l’autorité de laquelle une institution provinciale donnée a obtenu la personnalité morale, de voir à la surveillance de cette institution. (appropriate provincial minister)

paiement retourné Toute partie du paiement effectué par la Société au titre des paragraphes 14(2) ou (2.1) qui lui est retournée ou demeure autrement sous son contrôle. (returned payment)

police d’assurance-dépôts ou police Le document qui fait foi de l’assurance-dépôts d’une institution membre. (policy of deposit insurance or policy)

président Le président du conseil. (Chairperson)

règlements administratifs Les règlements administratifs de la Société. (by-laws)

séquestre S’entend en outre d’un séquestre-gérant. (receiver)

Société La Société d’assurance-dépôts du Canada constituée par l’article 3. (Corporation)

société coopérative de crédit locale S’entend au sens de l’article 2 de la Loi sur les banques. (local cooperative credit society)

surintendant Le surintendant des institutions financières, nommé aux termes du paragraphe 5(1) de la

Current to February 11, 2020	3	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Interpretation	Définitions
Sections 2-5	Articles 2-5

Office of the Superintendent of Financial Institutions Act. (surintendant)

R.S., 1985, c. C-3, s. 2; R.S., 1985, c. 18 (3rd Supp.), s. 47; 1992, c. 1, s. 142, c. 26, s. 1; 1996, c. 6, s. 21; 1999, c. 28, s. 98; 2001, c. 9, s. 203; 2009, c. 2, s. 233; 2010, c. 12, s. 2094; 2012, c. 5, s. 185; 2016, c. 7, s. 126.

Loi sur le Bureau du surintendant des institutions financières. (Superintendent)

L.R. (1985), ch. C-3, art. 2; L.R. (1985), ch. 18 (3e suppl.), art. 47; 1992, ch. 1, art. 142, ch. 26, art. 1; 1996, ch. 6, art. 21; 1999, ch. 28, art. 98; 2001, ch. 9, art. 203; 2009, ch. 2, art. 233; 2010, ch. 12, art. 2094; 2012, ch. 5, art. 185; 2016, ch. 7, art. 126.

Her Majesty

Binding on Her Majesty

2.1 This Act is binding on Her Majesty in right of Canada or a province.

1992, c. 26, s. 2.

Sa Majesté

Obligation de Sa Majesté

2.1 La présente loi lie Sa Majesté du chef du Canada ou d’une province.

1992, ch. 26, art. 2.

Powers, Etc., of Minister

Delegation

2.2 The Minister may delegate any of the Minister’s powers, duties and functions under this Act to any Minister of State appointed pursuant to the Ministries and Ministers of State Act to assist the Minister.

1996, c. 6, s. 21.1.

Pouvoirs du ministre

Délégation

2.2 Le ministre peut déléguer des pouvoirs et fonctions que lui confère la présente loi à tout ministre d’État nommé pour lui prêter son concours aux termes de la Loi sur les départements et ministres d’État.

1996, ch. 6, art. 21.1.

Constitution of the Corporation

Corporation established

3 (1) There is hereby established a corporation, to be called the Canada Deposit Insurance Corporation.

Constitution et fonctionnement de la société

Constitution

3 (1) Est constituée la Société d’assurance-dépôts du Canada, dotée de la personnalité morale.

Agent of Her Majesty

(2) The Corporation is, for all purposes of this Act, an agent of Her Majesty in right of Canada.

R.S., c. C-3, s. 3; 1984, c. 31, s. 14.

Qualité de mandataire de Sa Majesté

(2) La Société est, pour l’application de la présente loi, mandataire de Sa Majesté du chef du Canada.

S.R., ch. C-3, art. 3; 1984, ch. 31, art. 14.

Head office

4 (1) The head office of the Corporation shall be at the city of Ottawa.

Siège social

4 (1) Le siège social de la Société est fixé à Ottawa.

Offices and agents

(2) The Corporation may establish offices or employ agents in any part of Canada.

R.S., c. C-3, s. 4.

Bureaux et mandataires

(2) La Société peut constituer des bureaux et nommer des mandataires sur tout le territoire canadien.

S.R., ch. C-3, art. 4.

Board of Directors

5 (1) There shall be a Board of Directors of the Corporation consisting of

Conseil d’administration

5 (1) Le conseil d’administration de la Société se compose des personnes suivantes :

(a) the person appointed as the Chairperson;

(b) the persons who for the time being hold the offices of the Governor of the Bank of Canada, the Deputy Minister of Finance, the Superintendent of Financial

a) le président; b) le gouverneur de la Banque du Canada, le sous-ministre des Finances, le surintendant des institutions

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Constitution of the Corporation	Constitution et fonctionnement de la société
Section 5	Article 5

Institutions and the Commissioner of the Financial Consumer Agency of Canada;

(b.1) a Deputy Superintendent of Financial Institutions, or an officer of the Office of the Superintendent of Financial Institutions, appointed by the Minister; and

(c) not more than five other members appointed by the Minister with the approval of the Governor in Council.

financières et le commissaire de l’Agence de la consommation en matière financière du Canada;

b.1) un surintendant adjoint des institutions financières, ou un fonctionnaire du Bureau du surintendant des institutions financières, nommé par le ministre;

c) au plus cinq autres administrateurs nommés par le ministre avec l’agrément du gouverneur en conseil.

Disqualifications

(1.1) A person is not eligible to be appointed under paragraph (1)(c) or, having been appointed under that paragraph, to continue as a member of the Board, if the person is

(a) employed in any capacity in the federal public administration or holds any office or position for which any salary or other remuneration is payable out of public moneys;

(b) a member of the Senate or House of Commons of Canada or a member of a provincial legislature; or

(c) a director, officer or employee of a federal institution, a provincial institution or a local cooperative credit society.

Inhabilité

(1.1) Ne peut occuper le poste d’administrateur dans le cadre de l’alinéa (1)c) la personne qui :

a) occupe un emploi au sein de l’administration publique fédérale ou un poste rémunéré avec des fonds publics;

b) est membre du Sénat ou de la Chambre des communes, ou d’une législature provinciale;

c) est administrateur, dirigeant ou employé d’une institution fédérale ou provinciale ou d’une société coopérative de crédit locale.

Alternate director

(2) A director referred to in paragraph (1)(b) may, from time to time with the approval of the Minister, designate in writing an alternate to attend in the director’s absence at any meeting of the Board of Directors, and the alternate shall be deemed to be a member of the Board while so attending a meeting of the Board.

Substitut

(2) L’administrateur visé à l’alinéa (1)b) peut, avec l’approbation du ministre, désigner par écrit un substitut pour assister en son absence aux réunions du conseil d’administration; ce substitut est réputé être un membre du conseil lorsqu’il assiste à ces réunions.

Vacancy

(3) A vacancy on the Board does not impair the right of the remaining directors to act.

Vacance

(3) Une vacance au sein du conseil n’entrave pas son fonctionnement.

Acting chairperson

(4) Where the office of Chairperson is vacant, the Minister may appoint, for a period not exceeding ninety days, an acting Chairperson who shall, while so acting, be a member of the Board and have all the powers of the Chairperson.

Président suppléant

(4) En cas de vacance du poste de président, le ministre peut nommer un intérimaire pour une période maximale de quatre-vingt-dix jours; l’intérimaire est membre du conseil et assume l’exercice de la présidence.

Expenses of directors

(5) A director shall be paid by the Corporation reasonable travel and living expenses incurred by the director while absent from his or her ordinary place of residence

Indemnités

(5) Les administrateurs de la Société ont droit aux frais de déplacement et de séjour entraînés par l’accomplissement de leurs fonctions hors de leur lieu ordinaire de résidence. Les administrateurs visés à

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Constitution of the Corporation	Constitution et fonctionnement de la société
Sections 5-6	Articles 5-6

in the course of his or her duties as a director but no director referred to in paragraph (1)(b) shall receive any other remuneration for his or her services on the Board.

l’alinéa (1)b) n’ont toutefois droit à aucune autre rémunération pour leurs services à ce titre.

Remuneration of certain directors

(5.1) A director referred to in paragraph (1)(c) shall be paid by the Corporation for attendance at meetings of the Board such remuneration as may be fixed by the Governor in Council.

R.S., 1985, c. C-3, s. 5; R.S., 1985, c. 18 (2nd Supp.), s. 1, c. 18 (3rd Supp.), s. 48; 1996, c. 6, s. 47(E); 2001, c. 9, s. 204; 2003, c. 22, s. 224(E); 2010, c. 12, s. 2095; 2012, c. 5, s. 206(E).

Rémunération de certains administrateurs

(5.1) Les administrateurs visés à l’alinéa (1)c) reçoivent de la Société pour leur présence aux réunions du conseil d’administration la rémunération fixée par le gouverneur en conseil.

L.R. (1985), ch. C-3, art. 5; L.R. (1985), ch. 18 (2e suppl.), art. 1, ch. 18 (3e suppl.), art. 48; 1996, ch. 6, art. 47(A); 2001, ch. 9, art. 204; 2003, ch. 22, art. 224(A); 2010, ch. 12, art. 2095; 2012, ch. 5, art. 206(A).

Chairperson

6 (1) The Governor in Council shall appoint a person of proven financial ability to be Chairperson of the Board.

Term of office

(2) Notwithstanding subsection 105(5) of the Financial Administration Act, the Chairperson shall be appointed to hold office during good behaviour for such term as the Governor in Council deems appropriate but may be reappointed on the expiration of his or her term of office and may be removed at any time by the Governor in Council for cause.

Disqualification

(3) No person is eligible to be appointed or to continue as Chairperson who

(a) is not a Canadian citizen ordinarily resident in Canada;

(b) is a member of the Senate or House of Commons or a member of a provincial legislature; or

(c) is a director, officer or employee of a federal institution, a provincial institution or a local cooperative credit society.

(d) [Repealed, 2007, c. 6, s. 402]

Presiding at meetings

(4) The Chairperson shall preside at all meetings of the Board but where at any meeting the Chairperson is absent, one of the directors present thereat who is chosen so to act by the directors present shall preside and have all the powers of the Chairperson.

Président du conseil

6 (1) Le gouverneur en conseil nomme le président du conseil parmi les personnalités à compétence financière reconnue.

Mandat

(2) Par dérogation au paragraphe 105(5) de la Loi sur la gestion des finances publiques, le président est nommé à titre inamovible pour le mandat que fixe le gouverneur en conseil et il peut recevoir un nouveau mandat; toutefois, il peut faire l’objet d’une révocation motivée de la part du gouverneur en conseil.

Incompatibilités

(3) Pour occuper le poste de président, il faut :

a) être citoyen canadien et résider habituellement au Canada;

b) ne pas être membre du Sénat ou de la Chambre des communes, ou d’une législature provinciale;

c) ne pas être administrateur, dirigeant ou employé d’une institution fédérale ou provinciale ou d’une société coopérative de crédit locale.

d) [Abrogé, 2007, ch. 6, art. 402]

Présidence des réunions

(4) Le président préside les réunions du conseil; en cas d’absence de celui-ci, les administrateurs présents choisissent l’un d’entre eux pour présider la réunion et exercer les pouvoirs du président.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Constitution of the Corporation	Constitution et fonctionnement de la société
Sections 6-7.1	Articles 6-7.1

Remuneration of Chairperson

(5) The Chairperson shall be paid by the Corporation such remuneration as may be fixed by the Governor in Council.

R.S., 1985, c. C-3, s. 6; 1996, c. 6, s. 47(E); 2007, c. 6, s. 402; 2010, c. 12, s. 2096; 2012, c. 5, s. 206(E).

Rémunération du président

(5) Le président reçoit de la Société la rémunération fixée par le gouverneur en conseil.

L.R. (1985), ch. C-3, art. 6; 1996, ch. 6, art. 47(A); 2007, ch. 6, art. 402; 2010, ch. 12, art. 2096; 2012, ch. 5, art. 206(A).

Objects, Powers and Duties

Objects

7 The objects of the Corporation are

(a) to provide insurance against the loss of part or all of deposits;

(b) to promote and otherwise contribute to the stability of the financial system in Canada;

(c) to pursue the objects set out in paragraphs (a) and (b) for the benefit of persons having deposits with member institutions and in such manner as will minimize the exposure of the Corporation to loss; and

(d) to act as the resolution authority for its members.

R.S., 1985, c. C-3, s. 7; R.S., 1985, c. 18 (3rd Supp.), s. 49; 1996, c. 6, s. 22; 2005, c. 30, s. 98; 2017, c. 20, s. 108.

Mission et pouvoirs

Objet

7 La Société a pour mission :

a) de fournir une assurance contre les risques de perte totale ou partielle de dépôts;

b) d’encourager la stabilité du système financier au Canada;

c) de poursuivre les fins visées aux alinéas a) et b) à l’avantage des personnes qui détiennent des dépôts auprès d’institutions membres et de manière à minimiser les possibilités de perte pour elle-même;

d) d’agir à titre d’autorité de règlement pour ses institutions membres.

L.R. (1985), ch. C-3, art. 7; L.R. (1985), ch. 18 (3e suppl.), art. 49; 1996, ch. 6, art. 22; 2005, ch. 30, art. 98; 2017, ch. 20, art. 108.

Power of Governor in Council

7.1 (1) The Governor in Council may, by order, exempt the Corporation from the requirement that it pursue its objects in a manner that will minimize its exposure to loss when it takes any action to address a situation that is specified in the order.

Pouvoir du gouverneur en conseil

7.1 (1) Le gouverneur en conseil peut, par décret, soustraire la Société à l’exigence d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même lorsqu’elle prend des mesures visant à remédier à la situation précisée dans le décret.

Condition precedent

(2) The Governor in Council may make the order only if the Minister is of the opinion, after consultation with the Board, the Governor of the Bank of Canada and the Superintendent, that the requirement that the Corporation pursue its objects in a manner that will minimize its exposure to loss, in respect of a situation that will be specified in the order, might have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

Condition préalable

(2) Le gouverneur en conseil ne peut prendre le décret que si le ministre est d’avis, après avoir consulté le conseil, le gouverneur de la Banque du Canada et le surintendant, que l’exigence imposée à la Société d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même pourrait, en ce qui a trait à la situation qui sera précisée dans le décret, être préjudiciable à la stabilité du système financier au Canada ou à la confiance du public en cette stabilité.

Repeal

(3) The Governor in Council may repeal the order only if the Minister is of the opinion that the requirement that the Corporation pursue its objects in a manner that will minimize its exposure to loss, in respect of the situation specified in the order, will no longer have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

2009, c. 2, s. 234.

Abrogation

(3) Le gouverneur en conseil ne peut abroger le décret que si le ministre est d’avis que d’assujettir à nouveau la Société à l’exigence d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même ne serait, en ce qui a trait à la situation en cause, préjudiciable ni à la stabilité du système financier au Canada ni à la confiance du public en cette stabilité.

2009, ch. 2, art. 234.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 7.2-9	Articles 7.2-9

Coming into force

7.2 (1) An order made under subsection 7.1(1) has effect from the time that it is made.

Entrée en vigueur

7.2 (1) Le décret pris en vertu du paragraphe 7.1(1) prend effet dès sa prise.

Statutory Instruments Act

(2) The Statutory Instruments Act does not apply to the order.

Non-application de la Loi sur les textes réglementaires

(2) La Loi sur les textes réglementaires ne s’applique pas au décret.

Publication

(3) The Minister shall cause a notice to be published in the Canada Gazette that the order has been made or repealed as soon as the Minister is of the opinion that the publication of the notice will not have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

2009, c. 2, s. 234.

Publication

(3) Le ministre fait publier un avis dans la Gazette du Canada portant que le décret a été pris ou abrogé dès qu’il estime que la publication ne sera préjudiciable ni à la stabilité du système financier au Canada ni à la confiance du public en cette stabilité.

2009, ch. 2, art. 234.

Recovery of loss

7.3 After the publication of a notice in the Canada Gazette that an order was made under subsection 7.1(1), the Corporation shall, in accordance with its by-laws, collect a special premium from member institutions or any class of member institutions in order to recover the loss that the Corporation determines it incurred as a result of pursuing its objects without regard to the requirement that it do so in a manner that minimizes its exposure to loss.

2009, c. 2, s. 234.

Recouvrement des pertes

7.3 Après la publication dans la Gazette du Canada de l’avis énonçant qu’un décret a été pris, la Société perçoit, conformément aux règlements administratifs, auprès d’institutions membres ou de toute catégorie d’institutions membres, une prime spéciale afin de recouvrer les pertes qu’elle a, selon ses calculs, subies, en raison de l’accomplissement de sa mission sans égard à l’exigence de minimiser les possibilités de perte pour elle-même.

2009, ch. 2, art. 234.

Federal institutions

8 For the purposes of this Act, the following are federal institutions:

(a) a bank;

(b) a company to which the Trust and Loan Companies Act applies; and

(c) a retail association within the meaning of regulations made under the Cooperative Credit Associations Act.

R.S., 1985, c. C-3, s. 8; 1991, c. 45, s. 541; 1999, c. 28, s. 99; 2001, c. 9, s. 205; 2005, c. 30, s. 99.

Institutions fédérales

8 Ont qualité d’institutions fédérales dans le cadre de la présente loi :

a) toute banque;

b) toute société régie par la Loi sur les sociétés de fiducie et de prêt;

c) toute association de détail, au sens des règlements pris sous le régime de la Loi sur les associations coopératives de crédit.

L.R. (1985), ch. C-3, art. 8; 1991, ch. 45, art. 541; 1999, ch. 28, art. 99; 2001, ch. 9, art. 205; 2005, ch. 30, art. 99.

Provincial institutions

9 For the purposes of this Act, an incorporated company that carries on, under an Act of the legislature of a province or a constating instrument under provincial jurisdiction, a business substantially similar to the business of a company to which the Trust and Loan Companies Act applies and that is authorized by or under an Act of the legislature of a province to accept deposits from the public is a provincial institution.

R.S., 1985, c. C-3, s. 9; 1991, c. 45, s. 542.

Institutions provinciales

9 Pour l’application de la présente loi, une compagnie constituée en personne morale qui exploite, en vertu d’une loi provinciale ou d’un acte constitutif relevant de la compétence provinciale, une entreprise sensiblement comparable à l’entreprise d’une société régie par la Loi sur les sociétés de fiducie et de prêt et qui, aux termes d’une loi provinciale, est autorisée à accepter des dépôts du public est une institution provinciale.

L.R. (1985), ch. C-3, art. 9; 1991, ch. 45, art. 542.

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 10	Article 10

Powers of Corporation

10 (1) The Corporation may do all things necessary or incidental to the objects of the Corporation and in particular, but without limiting the generality of the foregoing, the Corporation may, in furtherance of its objects,

(a) acquire assets from a member institution;

(a.1) make or guarantee loans or advances, with or without security, to a member institution;

(a.11) make or guarantee a deposit with a member institution;

(a.12) assume liabilities of a member institution;

(a.2) enter into an agreement with the government of a province, or an agent of the government of a province, respecting any matter relating to the insurance of deposits with provincial institutions in that province;

(b) make any investment and enter into any transaction necessary or desirable for the financial management of the Corporation;

(c) act as liquidator, receiver or inspector of a member institution or a subsidiary thereof, when duly appointed as such and appoint qualified and competent persons, whether employees of the Corporation or not, to carry out any or all of the functions of the Corporation under the appointment of the Corporation;

(d) assume the costs of a winding-up of a member institution when the Corporation is appointed to act as a liquidator in the winding-up, or assume the costs of the receiver when the Corporation is appointed to act as such;

(e) guarantee the payment of the fees of, and the costs incurred by any person as, the liquidator or receiver of a member institution when that person is appointed as such;

(f) acquire assets and assume liabilities of a member institution from its liquidator or receiver;

(f.1) acquire, by way of security or otherwise, shares and subordinated debt of a member institution and to hold and dispose of those shares and subordinated debt;

(g) make an advance for the purpose of paying a claim, against a member institution for which the Corporation is acting as receiver or liquidator, in respect of any insured deposit and of becoming subrogated as an unsecured creditor for the amount of the advance;

Pouvoirs de la Société

10 (1) La Société peut exercer les pouvoirs utiles à la réalisation de sa mission; elle peut notamment :

a) acquérir des éléments d’actif d’une institution membre;

a.1) contre la fourniture d’une sûreté ou non, octroyer des prêts ou des avances à une institution membre ou garantir des prêts ou des avances consentis à celle-ci;

a.11) verser un dépôt à une institution membre ou garantir un dépôt qui y a été effectué;

a.12) prendre en charge des éléments du passif d’une institution membre;

a.2) conclure un accord avec le gouvernement d’une province ou avec le mandataire d’un tel gouvernement sur les questions se rapportant à l’assurance des dépôts faits auprès des institutions provinciales dans la province en question;

b) faire les investissements et les transactions nécessaires ou souhaitables pour la gestion financière de la Société;

c) exercer, lorsqu’elles lui sont confiées, les attributions de liquidateur, séquestre ou inspecteur d’une institution membre ou d’une filiale d’une telle institution et déléguer, dans ce cadre, tout ou partie de ces attributions à des personnes qualifiées et compétentes, qu’elles fassent ou non partie de son personnel;

d) lorsqu’elle est nommée liquidateur ou séquestre, prendre en charge les frais de liquidation ou de séquestre, selon le cas;

e) garantir le paiement des honoraires et des frais du liquidateur ou du séquestre d’une institution membre;

f) acquérir des éléments d’actif d’une institution membre auprès de son liquidateur ou séquestre et prendre en charge des éléments du passif de cette institution détenus par son liquidateur ou séquestre;

f.1) acquérir, notamment à titre de sûreté, les actions et les dettes subordonnées d’une institution membre, les détenir et les aliéner;

g) consentir une avance en vue du règlement d’une créance relative à un dépôt assuré contre une institution membre pour laquelle la Société agit en qualité de liquidateur ou séquestre et être subrogée à titre de créancier non garanti pour le montant de l’avance;

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 10	Article 10

(h) make or cause to be made such inspections of a member institution as may be authorized under this Act or a policy of deposit insurance;

(i) acquire, hold and alienate real and personal property;

(i.1) settle or compromise any claim by or against the Corporation; and

(j) do all such other things as may be necessary for the exercising of any power of the Corporation.

h) procéder ou faire procéder auprès d’une institution membre aux examens qui sont autorisés en vertu de la présente loi ou de la police d’assurance-dépôts applicable;

i) acquérir, détenir et aliéner des biens meubles ou immeubles;

i.1) transiger sur toutes réclamations mettant en cause la Société ou les régler;

j) prendre toutes les autres mesures qui sont nécessaires à l’exercice de ses pouvoirs.

Subsidiary corporations

(2) For the purposes of facilitating the acquisition, management or disposal of real property or other assets of a member institution that the Corporation may acquire as the result of its operations, the Corporation may, when authorized by order of the Governor in Council,

(a) procure the incorporation of a corporation, all the shares of which, on incorporation, would be held by, on behalf of or in trust for the Corporation; or

(b) acquire all of the shares of a corporation that, on acquisition, would be held by, on behalf of or in trust for the Corporation.

Filiales

(2) Afin de favoriser l’acquisition, la gestion ou l’usage des immeubles et autres éléments d’actif d’une institution membre qu’elle acquiert dans le cours de ses activités, la Société peut, si elle y est autorisée par le gouverneur en conseil :

a) faire constituer une personne morale dont l’ensemble des actions seront, au moment de la constitution, détenues par elle-même ou en son nom, ou par une fiducie à son bénéfice;

b) acquérir l’ensemble des actions d’une personne morale, lesquelles seront, lors de l’acquisition, détenues par elle-même ou en son nom ou par une fiducie à son bénéfice.

Subsidiary not an agent

(3) A corporation described in paragraph (2)(a) or (b) is deemed not to be an agent of the Corporation or of Her Majesty in right of Canada.

Assets and liabilities

(3.1) A corporation described in paragraph (2)(a) or (b) may acquire assets and assume liabilities of a member institution from that institution or from its liquidator or receiver.

Conditions applicable to the exercise of certain powers

(4) The Corporation shall, in exercising its powers under paragraph (1)(b), comply with such directions of general application as the Minister may, in writing, give to the Corporation.

R.S., 1985, c. C-3, s. 10; R.S., 1985, c. 18 (3rd Supp.), s. 50; 1992, c. 26, s. 3; 1996, c. 6, s. 23; 2001, c. 9, s. 206; 2016, c. 7, s. 127; 2018, c. 27, s. 157.

Filiale n’est pas mandataire

(3) La personne morale visée aux alinéas (2)a) et b) n’est pas mandataire de la Société ni de Sa Majesté du chef du Canada.

Éléments d’actif et du passif

(3.1) La personne morale visée aux alinéas (2)a) et b) peut acquérir des éléments d’actif d’une institution membre auprès de celle-ci ou auprès de son liquidateur ou séquestre et elle peut prendre en charge des éléments du passif de l’institution membre détenus par celle-ci ou par son liquidateur ou séquestre.

Conditions d’exercice

(4) La Société doit, dans l’exercice des pouvoirs prévus à l’alinéa (1)b), se conformer aux instructions écrites d’application générale données par le ministre.

L.R. (1985), ch. C-3, art. 10; L.R. (1985), ch. 18 (3e suppl.), art. 50; 1992, ch. 26, art. 3; 1996, ch. 6, art. 23; 2001, ch. 9, art. 206; 2016, ch. 7, art. 127; 2018, ch. 27, art. 157.

Current to February 11, 2020	10	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 10.01-10.1	Articles 10.01-10.1

Exemption — shares of member institution

10.01 (1) To enable the Corporation to acquire, hold or dispose of shares under paragraph 10(1)(f.1), the Minister may, by order, exempt any person or share specified in the order from any of the following provisions:

(a) sections 47.03, 47.04, 47.06, 47.09, 47.11, 47.15, 47.17, 47.18 and 60.1, subsection 79.2(1) and sections 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2 379, 382.1, 385, 401.11, 401.2 and 401.3 of the Bank Act;

(b) sections 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 and 430 of the Insurance Companies Act; and

(c) sections 375, 375.1, 376, 379, 396 and 399 of the Trust and Loan Companies Act.

Exemption — actions d’une institution membre

10.01 (1) Afin que la Société puisse, en vertu de l’alinéa 10(1)f.1), acquérir, détenir et aliéner des actions d’une institution membre, le ministre peut, par arrêté, exempter de l’application de toute disposition ci-après toute personne ou action que l’arrêté précise :

a) les articles 47.03, 47.04, 47.06, 47.09, 47.11, 47.15, 47.17, 47.18 et 60.1, le paragraphe 79.2(1) et les articles 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2, 379, 382.1, 385, 401.11, 401.2 et 401.3 de la Loi sur les banques;

b) les articles 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 et 430 de la Loi sur les sociétés d’assurances;

c) les articles 375, 375.1, 376, 379, 396 et 399 de la Loi sur les sociétés de fiducie et de prêt.

Conditions

(2) The exemption may be subject to conditions.

Duration of exemption

(3) The exemption ceases to have effect five years after the day on which it comes into force.

Extension

(4) The Minister may, by order, extend the duration of the exemption if general market conditions so warrant.

Conditions

(2) L’exemption peut être assortie de conditions.

Durée de validité

(3) Elle cesse d’avoir effet cinq ans après son entrée en vigueur.

Prorogation

(4) Le ministre peut, par arrêté, proroger la durée de l’exemption si les conditions générales du marché le justifient.

Statutory Instruments Act

(5) The Statutory Instruments Act does not apply to an order made under this section.

2009, c. 2, s. 235; 2010, c. 12, s. 2097.

Loans to Corporation

10.1 (1) At the request of the Corporation, the Minister may, out of the Consolidated Revenue Fund, lend money to the Corporation on such terms and conditions as the Minister may establish.

Other borrowing

(2) The Corporation may borrow money otherwise than under subsection (1) and may borrow by any means, including the issuance and sale of bonds, debentures, notes or any other evidence of indebtedness.

Total indebtedness

(3) The total principal indebtedness outstanding at any time in respect of borrowings by the Corporation under

Non-application de la Loi sur les textes réglementaires

(5) La Loi sur les textes réglementaires ne s’applique pas aux arrêtés pris en vertu du présent article.

2009, ch. 2, art. 235; 2010, ch. 12, art. 2097.

Prêt consenti à la Société

10.1 (1) À la demande de la Société, le ministre peut lui consentir, aux conditions qu’il fixe, des prêts sur le Trésor.

Pouvoir d’emprunter

(2) Elle peut contracter des emprunts par tout moyen, entre autres par l’émission et la vente de ses titres de créances — obligations, débentures, billets ou tout autre document attestant l’existence d’une créance.

Plafond

(3) Le passif réel de la Société résultant des prêts qui lui ont été consentis sous le régime des paragraphes (1) et

Current to February 11, 2020	11	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 10.1	Article 10.1

subsections (1) and (2), excluding the borrowings under paragraph 60.2(2)(c) of the Financial Administration Act, shall not exceed

(a) $15,000,000,000 or, if it is greater, the amount determined in accordance with subsections (3.1) to (3.5); or

(b) such greater amount as may be authorized for the purposes of this subsection by Parliament under an appropriation Act.

(2) — à l’exclusion des prêts qui lui ont été consentis sous le régime de l’alinéa 60.2(2)c) de la Loi sur la gestion des finances publiques — ne peut, pour le principal, dépasser 15 000 000 000 $ ou la somme supérieure calculée en application des paragraphes (3.1) à (3.5), cette somme pouvant toutefois être augmentée par une loi de crédits.

Increase

(3.1) Subject to subsections (3.3) and (3.4), the amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed is increased each year to the amount determined by the formula

A + (A × B)

where

A	is $15,000,000,000; and

B	is the rate determined by the formula set out in subsection (3.2).

Rate

(3.2) The rate referred to in the description of B in subsection (3.1) is determined by the formula

(C – D) / D

where

C	is the total amount of deposits insured by the Corporation on April 30 of the current year; and

D	is the total amount of deposits insured by the Corporation on April 30, 2008.

Rounding

(3.3) The amount determined under subsection (3.1) shall be rounded to the nearest billion dollars or, if the amount is equidistant from two consecutive multiples of one billion dollars, it shall be rounded to the higher of those two multiples.

No change

(3.4) The amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed does not change if the amount determined under subsection (3.1) for the current year is less than the amount published under subsection (3.6) for the previous year.

Augmentation

(3.1) Sous réserve des paragraphes (3.3) et (3.4), le montant maximal du passif réel de la Société résultant du principal des prêts qui lui ont été consentis sous le régime des paragraphes (1) et (2) augmente chaque année pour atteindre le résultat du calcul suivant :

A + (A × B)

où :

A	représente un montant de 15 000 000 000 $;

B	le taux calculé selon le paragraphe (3.2).

Taux

(3.2) Le taux est calculé selon la formule suivante :

(C – D) / D

où :

C	représente le montant total des dépôts assurés par la Société au 30 avril de l’année en cours;

D	le montant total des dépôts assurés par la Société au 30 avril 2008.

Arrondissement

(3.3) Le montant calculé selon le paragraphe (3.1) est arrondi au milliard le plus proche ou, s’il comporte un demi-milliard, au milliard supérieur.

Pas de modification

(3.4) Le montant maximal n’est pas modifié si le montant calculé selon le paragraphe (3.1) pour l’année en cours est inférieur à celui publié en application du paragraphe (3.6) pour l’année précédente.

Current to February 11, 2020	12	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 10.1-11	Articles 10.1-11

Date effective

(3.5) The new amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed comes into effect on December 31 of the current year.

Publication

(3.6) The Corporation shall publish the new amount that the total principal indebtedness outstanding at any time in respect of borrowings under subsections (1) and (2) shall not exceed in its annual report following the day on which the new amount comes into effect.

Fees for borrowing

(4) The Minister may fix a fee to be paid by the Corporation to the Receiver General in respect of any borrowings by the Corporation and the Minister shall notify the Corporation in writing of any such fee.

1996, c. 6, s. 24; 1997, c. 15, s. 111(E); 2009, c. 2, s. 236; 2012, c. 5, s. 186; 2018, c. 27, s. 158.

Entrée en vigueur

(3.5) Le nouveau montant maximal entre en vigueur le 31 décembre de l’année en cours.

Publication

(3.6) La Société publie le nouveau montant maximal dans son rapport annuel suivant l’entrée en vigueur de celui-ci.

Droits

(4) Le ministre peut imposer à la Société des droits, payables au receveur général du Canada, pour les emprunts effectués. Il en avise la Société par écrit.

1996, ch. 6, art. 24; 1997, ch. 15, art. 111(A); 2009, ch. 2, art. 236; 2012, ch. 5, art. 186; 2018, ch. 27, art. 158.

Powers of directors

11 (1) The Board shall administer the affairs of the Corporation in all things and make, or cause to be made, for the Corporation any description of contract that the Corporation may by law enter into.

By-laws

(2) The Board may make by-laws,

(a) for the administration, management and control of the property and affairs of the Corporation;

(b) governing the functions, duties and remuneration of all officers, agents and employees of the Corporation;

(b.1) concerning conflicts of interest and post-employment matters relating to conflicts of interest in respect of directors, officers and employees of the Corporation;

(c) governing the appointment and activities of any special committees created for the purposes of the Corporation;

(d) governing the time and place for the holding of meetings of the directors, and the quorum and procedure in all things at those meetings;

(e) respecting the development, submission and maintenance of resolution plans by domestic systemically important banks, including specifying the contents of those plans;

Pouvoirs des administrateurs

11 (1) Le conseil administre la Société à toutes fins et est autorisé à passer ou faire passer les contrats que celleci a le droit de conclure.

Règlements administratifs

(2) Le conseil peut, par règlement administratif :

a) régir la gestion et le contrôle des biens et affaires de la Société;

b) définir les tâches et responsabilités des dirigeants, mandataires et employés de la Société, et fixer leur rémunération;

b.1) régir, en ce qui concerne les administrateurs, dirigeants et employés de la Société, la question des conflits d’intérêts pour la période de l’emploi et par la suite;

c) régir la nomination et les fonctions des comités spéciaux créés dans le cadre des activités de la Société;

d) fixer les dates, heures et lieux de ses réunions, ainsi que le quorum de celles-ci, et régir leur déroulement;

e) régir l’élaboration, la soumission et la tenue à jour de plans de règlement par les banques d’importance systémique nationale, notamment prévoir le contenu de ces plans;

f) régir les déclarations des institutions membres ou de quiconque sur ce qui constitue ou non un dépôt ou

Current to February 11, 2020	13	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Section 11	Article 11

(f) respecting representations by member institutions and other persons with respect to

(i) what constitutes, or does not constitute, a deposit,

(ii) what constitutes, or does not constitute, a deposit that is insured by the Corporation, and

(iii) who is a member institution;

(f.1) for the purpose of facilitating the Corporation’s exercise of its functions either under section 14 or in the event that an order is made under subsection 39.13(1), respecting the information that the Corporation can require from member institutions with respect to their deposit liabilities and the time within and manner in which it is to be provided to the Corporation;

(f.2) respecting the capabilities that the Corporation can require member institutions to have to facilitate the Corporation’s exercise of its functions either under section 14 or in the event that an order is made under subsection 39.13(1), including the capability to

(i) identify their deposit liabilities, and

(ii) temporarily prevent withdrawals of deposit liabilities;

(g) prescribing anything that, by virtue of any provision of this Act, is to be prescribed by the by-laws;

(h) prescribing the form and manner in which payments under this Act are to be made by the Corporation; and

(i) governing the conduct in all other particulars of the affairs of the Corporation.

un dépôt qui est assuré par la Société et relativement à la qualité d’institution membre;

f.1) afin d’aider la Société à exercer ses attributions soit en vertu de l’article 14 soit advenant la prise d’un décret en vertu du paragraphe 39.13(1), régir les renseignements que celle-ci peut exiger des institutions membres relativement aux obligations sous forme de dépôts qu’elles détiennent et prévoir les modalités — de temps et autre — selon lesquelles elles doivent les lui fournir;

f.2) régir la capacité que la Société peut exiger des institutions membres afin de l’aider à exercer ses attributions soit en vertu de l’article 14 soit advenant la prise d’un décret en vertu du paragraphe 39.13(1), notamment la capacité :

(i) d’identifier les obligations sous forme de dépôts qu’elles détiennent,

(ii) d’empêcher temporairement le retrait de telles obligations;

g) prendre toute mesure de l’ordre des règlements administratifs prévue par la présente loi;

h) fixer les modalités relatives aux paiements à faire par la Société aux termes de la présente loi;

i) régir la conduite, à tous autres égards, des affaires de la Société.

Ministerial approval

(2.01) A by-law made under paragraph (2)(e) is not effective unless it has been approved in writing by the Minister.

Deposit liabilities

(2.1) For the purposes of paragraphs (2)(f.1) and (f.2), deposit liabilities include deposits referred to in paragraphs 12(a) to (c) and liabilities referred to in subsections 2(2), (5) and (6) of the schedule.

Subsection 5(1) of the Statutory Instruments Act

(2.2) If a by-law requires approval in writing by the Minister under this Act in order to be effective, then, for the purposes of subsection 5(1) of the Statutory Instruments

Agrément du ministre

(2.01) L’agrément écrit du ministre est un préalable à la prise d’effet du règlement administratif pris en vertu de l’alinéa (2)e).

Sens de obligations sous forme de dépôts

(2.1) Pour l’application des alinéas (2)f.1) et f.2), obligations sous forme de dépôts s’entend notamment des dépôts visés aux alinéas 12a) à c) et des obligations visées aux paragraphes 2(2), (5) et (6) de l’annexe.

Paragraphe 5(1) de la Loi sur les textes réglementaires

(2.2) Lorsqu’en vertu de la présente loi l’agrément écrit du ministre est un préalable à la prise d’effet d’un règlement administratif, celui-ci est réputé avoir été pris,

Current to February 11, 2020	14	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 11-11.2	Articles 11-11.2

Act, the by-law is deemed to be made on the day on which the Corporation receives that approval.

pour l’application du paragraphe 5(1) de la Loi sur les textes réglementaires, le jour où la Société obtient cet agrément.

Inspection powers

(3) In carrying out any inspection authorized by this Act or by a policy of deposit insurance, the directors of the Corporation have all the powers conferred on commissioners appointed under Part II of the Inquiries Act for the purpose of obtaining evidence under oath, and the directors may delegate those powers as occasion requires.

R.S., 1985, c. C-3, s. 11; R.S., 1985, c. 18 (2nd Supp.), s. 2, c. 18 (3rd Supp.), s. 51; 1992, c. 26, s. 4; 2005, c. 30, s. 100; 2010, c. 12, ss. 1886, 1887; 2012, c. 5, s. 187; 2017, c. 20, s. 109.

Pouvoirs d’inspection

(3) Dans le cadre des inspections qu’autorisent la présente loi ou les polices d’assurance-dépôts, les administrateurs de la Société sont investis, pour recueillir des dépositions sous serment, des pouvoirs conférés aux commissaires nommés en vertu de la partie II de la Loi sur les enquêtes; ils peuvent déléguer ces pouvoirs en tant que de besoin.

L.R. (1985), ch. C-3, art. 11; L.R. (1985), ch. 18 (2e suppl.), art. 2, ch. 18 (3e suppl.), art. 51; 1992, ch. 26, art. 4; 2005, ch. 30, art. 100; 2010, ch. 12, art. 1886 et 1887; 2012, ch. 5, art. 187; 2017, ch. 20, art. 109.

Minister’s direction

11.1 (1) The Minister may, after consultation with the Board, the Governor of the Bank of Canada and the Superintendent, give a written direction to the Corporation if the Minister is of the opinion that not giving the direction might have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

Instructions du ministre

11.1 (1) Après avoir consulté le conseil, le gouverneur de la Banque du Canada et le surintendant, le ministre peut donner des instructions écrites à la Société, s’il est d’avis que l’absence d’instructions pourrait être préjudiciable à la stabilité du système financier au Canada ou à la confiance du public en cette stabilité.

Compliance without regard to minimizing loss

(2) The Corporation shall comply with the direction without regard to the requirement referred to in paragraph 7(c) that it pursue its objects in a manner that will minimize its exposure to loss.

Pertes pour la Société

(2) La Société se conforme aux instructions sans égard à l’exigence, prévue à l’alinéa 7c), d’accomplir sa mission de manière à minimiser les possibilités de perte pour elle-même.

Implementation

(3) The Corporation’s directors shall ensure that the direction is implemented in a prompt and efficient manner and, if in so doing they act in accordance with section 115 of the Financial Administration Act, they are not accountable for any consequences arising from the implementation of the direction.

Mise en œuvre

(3) Les administrateurs de la Société veillent à la mise en œuvre rapide et efficace des instructions, mais ils ne peuvent être tenus pour responsables des conséquences en découlant si, ce faisant, ils observent l’article 115 de la Loi sur la gestion des finances publiques.

Notification of implementation

(4) After implementing the direction, the Corporation shall notify the Minister without delay that the direction has been implemented.

Avis de mise en œuvre

(4) La Société avise sans délai le ministre que les instructions ont été mises en œuvre.

Best interests

(5) The Corporation’s compliance with a direction is deemed to be in its best interests.

2009, c. 2, s. 237.

Intérêts de la Société

(5) La Société est présumée agir au mieux de ses intérêts lorsqu’elle se conforme aux instructions.

2009, ch. 2, art. 237.

Statutory Instruments Act

11.2 (1) The Statutory Instruments Act does not apply to a direction given under subsection 11.1(1).

Non-application de la Loi sur les textes réglementaires

11.2 (1) La Loi sur les textes réglementaires ne s’applique pas aux instructions données en vertu du paragraphe 11.1(1).

Current to February 11, 2020	15	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Objects, Powers and Duties	Mission et pouvoirs
Sections 11.2-12.1	Articles 11.2-12.1

Publication

(2) The Minister shall cause a notice to be published in the Canada Gazette that a direction was given under subsection 11.1(1) as soon as the Minister is of the opinion that the publication of the notice will not have an adverse effect on the stability of the financial system in Canada or public confidence in that stability.

2009, c. 2, s. 237.

Publication

(2) Le ministre fait publier un avis dans la Gazette du Canada portant que les instructions ont été données dès qu’il estime que la publication ne sera préjudiciable ni à la stabilité du système financier au Canada ni à la confiance du public en cette stabilité.

2009, ch. 2, art. 237.

Recovery of loss

11.3 After the publication of a notice in the Canada Gazette that a direction was given under subsection 11.1(1), the Corporation shall, in accordance with its bylaws, collect a special premium from member institutions or any class of member institutions in order to recover the loss that the Corporation determines it incurred as a result of complying with the direction.

2009, c. 2, s. 237.

Recouvrement des pertes

11.3 Après la publication de l’avis dans la Gazette du Canada, la Société perçoit, conformément aux règlements administratifs, auprès d’institutions membres ou de toute catégorie d’institutions membres, une prime spéciale afin de recouvrer les pertes qu’elle a, selon ses calculs, subies parce qu’elle s’est conformée aux instructions.

2009, ch. 2, art. 237.

Deposit Insurance

Duty to insure

12 The Corporation shall insure each deposit with a member institution except

(a) a deposit that is not payable in Canada or in Canadian currency;

(b) a deposit in respect of which Her Majesty in right of Canada would be a preferred claimant; and

(c) so much of any one deposit as exceeds one hundred thousand dollars.

R.S., 1985, c. C-3, s. 12; 2005, c. 30, s. 101.

Assurance-dépôts

Dépôts assurables

12 La Société assure tous les dépôts faits à une institution membre, sauf :

a) les dépôts payables à l’étranger ou en devises étrangères;

b) les dépôts dont Sa Majesté du chef du Canada serait créancier privilégié;

c) la fraction d’un dépôt qui excède cent mille dollars.

L.R. (1985), ch. C-3, art. 12; 2005, ch. 30, art. 101.

Definitions

12.1 (1) The following definitions apply in this section.

continuation day, in respect of a local cooperative credit society continued as a federal credit union, means the day set out in the federal credit union’s letters patent continuing the local cooperative credit society as a federal credit union. (date de prorogation)

pre-existing deposit means a deposit that was made with a local cooperative credit society before it is continued as a federal credit union and that remains outstanding on the continuation day. (dépôt préexistant)

transition period, in respect of a pre-existing deposit, means

Définitions

12.1 (1) Les définitions qui suivent s’appliquent au présent article.

date de prorogation Date indiquée dans les lettres patentes prorogeant une société coopérative de crédit locale comme coopérative de crédit fédérale. (continuation day)

dépôt préexistant Dépôt fait à une société coopérative de crédit locale avant sa prorogation comme coopérative de crédit fédérale et qui affiche un solde positif à la date de prorogation. (pre-existing deposit)

période transitoire Dans le cas d’un dépôt préexistant à terme fixe, la période entre la date de prorogation et la fin du terme, et dans le cas de tout autre dépôt préexistant, la période de 180 jours suivant la date de prorogation. (transition period)

Current to February 11, 2020	16	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 12.1-13	Articles 12.1-13

(a) in the case of a pre-existing deposit that is to be repaid on a fixed day, the period that begins on the continuation day and ends on that fixed day; and

(b) in the case of any other pre-existing deposit, the period that begins on the continuation day and ends on the day that is 180 days after the continuation day. (période transitoire)

Duty to insure certain pre-existing deposits

(2) Despite paragraph 12(c) and subsection 3(1.1) of the schedule, but subject to the other provisions of this Act, if a pre-existing deposit is held by a federal credit union that is a member institution and all or a portion of the pre-existing deposit would have been guaranteed or insured under the law of a province if the local cooperative credit society had not been continued as a federal credit union, the Corporation shall insure the pre-existing deposit during the transition period up to the amount that would have been guaranteed or insured under the law of that province.

Obligation d’assurer certains dépôts préexistants

(2) Malgré l’alinéa 12c) et le paragraphe 3(1.1) de l’annexe, mais sous réserve des autres dispositions de la présente loi, lorsque, en vertu d’une loi provinciale, des dépôts préexistants auraient fait, en tout ou en partie, l’objet d’une garantie ou auraient été assurés s’il n’y avait pas eu prorogation de la société coopérative de crédit locale en coopérative de crédit fédérale, la Société assure ces dépôts jusqu’à concurrence du montant assuré par la loi provinciale visée, pendant la période transitoire, s’ils sont détenus par une coopérative de crédit fédérale qui est une institution membre.

Duty to insure certain pre-existing deposits repayable on a fixed day

(3) Despite paragraph 2(2)(a) of the schedule, the Corporation shall insure a pre-existing deposit during the transition period if the deposit is held by a federal credit union that is a member institution and

(a) is repayable on a fixed day that is more than five years after the deposit was made with the local cooperative credit society that was continued as a federal credit union; and

(b) would have been guaranteed or insured under the law of a province if the local cooperative credit society had not been continued as a federal credit union.

Obligation d’assurer certains dépôts préexistants à terme fixe

(3) Malgré l’alinéa 2(2)a) de l’annexe, les dépôts préexistants ayant un terme de plus de cinq ans avec la société coopérative de crédit locale prorogée comme coopérative de crédit fédérale qui, en vertu d’une loi provinciale, auraient fait l’objet d’une garantie ou auraient été assurés s’il n’y avait pas eu prorogation de la société coopérative de crédit locale en coopérative de crédit fédérale, sont assurés par la Société pendant la période transitoire, s’il sont détenus par une coopérative de crédit fédérale qui est une institution membre.

Deemed separate deposit

(4) During the transition period, a pre-existing deposit, less any withdrawals from the pre-existing deposit, is deemed, for the purposes of deposit insurance with the Corporation, to be a deposit separate from any deposit made on or after the continuation day.

Dépôt réputé distinct

(4) Pendant la période de transition, un dépôt préexistant, déduction faite des retraits, est réputé être un dépôt distinct de tout autre dépôt effectué à compter de la date de prorogation en ce qui concerne l’assurance-dépôts auprès de la Société.

Deemed withdrawal from pre-existing deposit

(5) During the transition period, any withdrawal — up to the amount of the pre-existing deposit — is deemed, for the purposes of deposit insurance with the Corporation, to be withdrawn from the pre-existing deposit.

2010, c. 12, s. 2098; 2018, c. 27, s. 159.

Retraits réputés du dépôt pré-existant

(5) Pendant la période transitoire, toute somme retirée est, en ce qui concerne l’assurance-dépôts auprès de la Société, réputée l’être du dépôt préexistant et ce, jusqu’à concurrence du solde du dépôt préexistant.

2010, ch. 12, art. 2098; 2018, ch. 27, art. 159.

Deposits with amalgamating institutions 13 (1) When a person has deposits with two or more member institutions that amalgamate and continue in	Cas de fusion 13 (1) En cas de fusion d’institutions membres, les dépôts qu’une même personne détenait au moment de la

Current to February 11, 2020	17	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 13	Article 13

operation as one member institution, in this section referred to as the “amalgamated institution”, a deposit of that person with an amalgamating institution on the day on which the amalgamated institution is formed, less any withdrawals from the deposit, shall, for the purposes of deposit insurance with the Corporation, be deemed to be and continue to be separate from any deposit of that person on that day with the other amalgamating institution or institutions that become part of the amalgamated institution for a period of two years or, in the case of a term deposit with a remaining term exceeding two years, to the maturity of the term deposit.

fusion dans deux ou plusieurs des parties à la fusion, déduction faite des retraits, continuent d’être réputés des dépôts distincts dans le cadre de l’assurance-dépôts, et ce pour une période de deux ans ou, s’il s’agit d’un dépôt à terme dont le terme à courir dépasse deux ans, jusqu’à son exigibilité.

Deposits with amalgamated institution

(2) A deposit made by a person referred to in subsection (1) with an amalgamated institution after the day on which the amalgamated institution is formed shall be insured by the Corporation only to the extent that the aggregate of that person’s deposits with the amalgamated institution, exclusive of the deposit in respect of which the calculation is made, is less than one hundred thousand dollars.

Dépôts postérieurs à la fusion

(2) Tout dépôt effectué par la personne visée au paragraphe (1) dans l’institution née de la fusion, après la date de celle-ci, n’est assuré par la Société que dans la mesure où le total de ses dépôts dans cette institution, compte non tenu du dépôt qui fait l’objet du calcul, est inférieur à cent mille dollars.

Exception

(2.1) A deposit that is insured under subsection 12.1(2) is not to be taken into account when calculating the aggregate of a person’s deposits under subsection (2).

Exception

(2.1) Il n’est pas tenu compte des dépôts mentionnés au paragraphe 12.1(2), lorsqu’on détermine le total des dépôts visé au paragraphe (2).

Where assets acquired

(3) For the purpose of deposit insurance with the Corporation, if a member institution assumes deposit liabilities of another member institution, those member institutions are deemed to be amalgamating institutions and subsections (1) to (2.1) apply if a person has deposits with both institutions.

Acquisition de l’actif

(3) Les paragraphes (1) à (2.1) s’appliquent en outre aux cas où une institution membre prend en charge les dépôts d’une autre institution membre, ces institutions étant, à cette fin, réputées être parties à une fusion.

Deemed deposits

(4) Where a member institution assumes deposit liabilities of another member institution, the deposits in respect of those liabilities are, for the purposes of sections 21, 23 and 25.1, deemed to be deposited with the member institution that assumes them as of the day on which they are assumed.

Deemed withdrawal from deposit

(5) During the period referred to in subsection (1), any withdrawal by a person — up to the total amount, on the day on which the amalgamated institution is formed, of that person’s deposits with the two or more member institutions that amalgamate — shall, for the purposes of deposit insurance with the Corporation, be deemed to be withdrawn from those deposits.

R.S., 1985, c. C-3, s. 13; 1992, c. 26, s. 5; 1996, c. 6, s. 25; 2005, c. 30, s. 102; 2010, c. 12, s. 2099; 2018, c. 27, s. 160.

Dépôts

(4) Les dépôts ainsi pris en charge sont, pour l’application des articles 21, 23 et 25.1 réputés être les dépôts de l’institution membre à partir de la date où elle en prend charge.

Retraits des dépôts

(5) Pendant la période mentionnée au paragraphe (1), toute somme retirée est, dans le cadre de l’assurance-dépôts, réputée l’être des dépôts que la personne détenait au moment de la fusion dans deux ou plusieurs des parties à la fusion, et ce jusqu’à concurrence du solde de ces dépôts.

L.R. (1985), ch. C-3, art. 13; 1992, ch. 26, art. 5; 1996, ch. 6, art. 25; 2005, ch. 30, art. 102; 2010, ch. 12, art. 2099; 2018, ch. 27, art. 160.

Current to February 11, 2020	18	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

Obligation regarding insured amount

14 (1) As soon as possible after the Corporation is obliged to make payment in respect of a deposit insured by deposit insurance, it shall make available to the person that in its opinion appears to be entitled to be paid in respect of the deposit an amount of money equal to so much of the person’s deposit as is insured by the Corporation.

Obligation concernant la partie assurée du dépôt

14 (1) Dès que possible après la naissance de son obligation de faire un paiement relatif à un dépôt couvert par l’assurance-dépôts, la Société paie à la personne qui, selon elle, y a droit une somme égale à la partie assurée du dépôt.

How amount to be made available

(1.1) The amount is to be made available by making a monetary payment to the person or a deposit to the credit of the person at another member institution, whether or not the person has an account at that institution. The Corporation may make the amount available in more than one instalment if, in its opinion, it is appropriate to do so.

Mode de paiement

(1.1) La Société s’acquitte de son obligation soit sous forme de paiement monétaire fait à la personne, soit sous forme de dépôt effectué à une autre institution membre et porté au crédit de la personne, que celle-ci ait ou non un compte dans cette institution. Si elle l’estime approprié, elle peut s’acquitter de son obligation en plusieurs versements.

Obligatory payment

(2) The Corporation shall, in the manner described in subsection (1.1), make payment in respect of any deposit insured by deposit insurance if a winding-up order has been made in respect of the member institution that holds the deposit.

Paiement obligatoire

(2) Elle est tenue d’effectuer, conformément au paragraphe (1.1), les paiements relatifs aux dépôts couverts par l’assurance-dépôts dans les cas où l’institution membre qui détient le dépôt a fait l’objet d’une ordonnance de liquidation.

Discretionary payment

(2.1) The Corporation may, in the manner described in subsection (1.1), make payment in respect of any deposit insured by deposit insurance if

(a) the member institution that holds the deposit is unable, by reason of an order of a court or of any action taken by a supervisory or regulatory body, to make any payment in respect of the deposit;

(b) the policy of deposit insurance of the member institution that holds the deposit is terminated or cancelled; or

(c) an order is made in respect of the federal member institution under subsection 39.13(1).

Paiement discrétionnaire

(2.1) La Société peut, conformément au paragraphe (1.1), effectuer des paiements relatifs aux dépôts couverts par l’assurance-dépôts dans les cas suivants :

a) l’institution membre qui détient le dépôt est sous le coup d’une ordonnance d’un tribunal ou d’une mesure d’un organisme de contrôle ou de réglementation l’empêchant d’effectuer un paiement au titre du dépôt;

b) la police d’assurance-dépôts de l’institution membre qui détient le dépôt est résiliée ou annulée;

c) l’institution fédérale membre est visée par le décret pris en application du paragraphe 39.13(1).

(2.2) [Repealed, 1996, c. 6, s. 26]

How interest on deposit to be calculated

(2.3) For the purpose of calculating the payment of the Corporation in respect of any deposit insured by deposit insurance where a winding-up order has been made in respect of the member institution that holds the deposit, the interest accruing and payable in relation to the deposit shall be included only to the date of the commencement of the winding-up.

(2.2) [Abrogé, 1996, ch. 6, art. 26]

Calcul des intérêts sur les dépôts

(2.3) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts dans les cas où l’institution membre qui détient celui-ci a fait l’objet d’une ordonnance de liquidation, ne sont pris en compte que les intérêts courus et payables à la date du commencement de la liquidation.

Current to February 11, 2020	19	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

Corporation may pay interest

(2.4) Where the Corporation makes a payment pursuant to subsection (2), the Corporation may pay, in addition to the amount the Corporation is obliged to pay, interest on that amount at a rate determined in accordance with rules prescribed by the by-laws for the period commencing on the date of the commencement of the winding-up in respect of the member institution that holds the deposit and ending on the date of the making of the payment in respect of the deposit, but the aggregate of the payments made under this subsection and subsection (2) in relation to the deposit shall in no case exceed one hundred thousand dollars.

Paiement d’intérêts discrétionnaire

(2.4) Dans les cas où elle effectue un paiement conformément au paragraphe (2), la Société peut, en sus de toute autre somme qu’elle est tenue de payer, verser, pour la période commençant à la date du commencement de la liquidation et se terminant à la date du paiement, des intérêts à un taux fixé conformément à des règles prévues par les règlements administratifs; le total des paiements effectués conformément au présent paragraphe et au paragraphe (2) à l’égard du dépôt en question ne peut toutefois dépasser cent mille dollars.

How interest and deposit to be calculated

(2.5) For the purpose of calculating the payment of the Corporation in respect of any deposit insured by deposit insurance where the Corporation makes a payment pursuant to subsection (2.1),

(a) subject to paragraph (b), the interest accruing and payable in relation to the deposit shall be included only to the date of the payment by the Corporation; or

(b) if a proceeding for the winding-up of the member institution that holds the deposit has been commenced before the date of the payment by the Corporation but a winding-up order has not yet been made, the interest accruing and payable in relation to the deposit shall be included only to the date of the commencement of the winding-up.

Calcul du dépôt et des intérêts

(2.5) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts dans les cas où ce paiement s’effectue conformément au paragraphe (2.1), ne sont pris en compte :

a) sous réserve de l’alinéa b), que les intérêts courus et payables à la date du paiement;

b) si, avant la date de ce paiement, des procédures de mise en liquidation de l’institution membre qui détient les dépôts ont commencé, mais qu’aucune ordonnance n’a été rendue, que les intérêts courus et payables à la date du commencement de la liquidation.

Interest on index-linked deposits

(2.51) The interest referred to in subsection (2.3) or (2.5) in relation to a deposit held by a member institution shall be determined in accordance with rules prescribed by the by-laws if a payment to be made by the member institution in respect of the deposit is to be determined, in whole or in part, by reference in any way to

(a) the market price of a security, commodity or financial instrument;

(b) the exchange rate between any two currencies;

(c) a reference rate determined by reference to any one or more of those prices or rates; or

(d) any other kind of variable index or reference point that may be described in rules prescribed by the bylaws.

Intérêts payables sur les dépôts

(2.51) Les intérêts visés aux paragraphes (2.3) et (2.5) sont déterminés, le cas échéant, en conformité avec les règles prévues par les règlements administratifs lorsque l’obligation de l’institution membre est fonction, en tout ou en partie, soit de la valeur marchande d’une valeur mobilière, d’une denrée ou d’un instrument financier, soit du taux de change applicable entre deux devises, soit d’un taux établi en fonction de cette valeur ou de ce taux de change, soit d’un indice ou d’une valeur de référence prévus par ces règles.

Current to February 11, 2020	20	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

Exception

(2.6) Where a winding-up order is made in respect of a member institution, subsection (2) does not apply to any deposit in respect of which payment was made pursuant to subsection (2.1).

Exception

(2.6) Dans les cas où une ordonnance de liquidation est rendue à l’égard d’une institution membre, le paragraphe (2) ne s’applique pas aux dépôts à l’égard desquels un paiement a été effectué conformément au paragraphe (2.1).

Preparatory examination

(2.7) If the Corporation believes that it would be in the best interests of both the depositors with the member institution and the Corporation that preparations be made to make a payment under this Act in respect of a deposit held by a member institution, the Corporation may make or cause to be made by any person designated by the Corporation, an examination of the books, records and accounts of the member institution relating to its deposit liabilities. For the purposes of the examination, the Corporation and the person designated by it have a right of access to those books, records and accounts and are entitled to require the member institution’s directors, officers, auditors and any receiver or liquidator of the member institution to furnish any information and explanations regarding the deposits held by the member institution that the Corporation or person may require.

Examen préparatoire

(2.7) Si elle est d’avis qu’elle-même et les déposants auprès d’une institution membre auraient intérêt à ce que des préparatifs soient entrepris pour qu’un paiement prévu à la présente loi à l’égard d’un dépôt détenu par l’institution soit effectué, la Société peut soit faire elle-même, soit faire faire par une personne qu’elle désigne, un examen des livres, comptes et registres de l’institution en rapport avec les obligations de cette dernière sous forme de dépôts. Dans le cadre de cet examen, la Société et la personne qu’elle désigne ont droit d’accès à ces livres, comptes et registres et peuvent exiger tant des administrateurs, des dirigeants et des vérificateurs de l’institution que d’un séquestre ou d’un liquidateur de cette dernière qu’ils leur fournissent les renseignements et explications qu’elles jugent utiles à l’égard des dépôts détenus par cette institution.

Costs of examination

(2.8) The costs incurred by the Corporation in carrying out an examination in respect of a member institution under subsection (2.7) shall be paid by the member institution and may be recovered by the Corporation as a debt due and payable to the Corporation.

Frais

(2.8) Les dépenses engagées par la Société pour l’examen lui sont remboursées par l’institution membre concernée et peuvent être recouvrées comme une créance.

Date of computing liability

(2.9) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit insured by deposit insurance, the amount of the deposit shall be determined, where the Corporation makes a payment pursuant to

(a) subsection (2), as of the date of the commencement of the winding-up;

(b) subsection (2.1) in the winding-up circumstances described in paragraph (2.5)(b), as of the date of the commencement of the winding-up; or

(c) subsection (2.1), otherwise than in the winding-up circumstances described in paragraph (2.5)(b), as of the date on which any of the circumstances described in subsection (2.1) first occurs in respect of the member institution concerned.

Calcul du montant

(2.9) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts, le montant du dépôt pris en compte est :

a) si le paiement est fait en vertu du paragraphe (2), le montant à la date du commencement de la liquidation;

b) s’il est fait en vertu du paragraphe (2.1) dans les circonstances visées à l’alinéa (2.5)b), le montant à la date du commencement de la liquidation;

c) s’il est fait en vertu du paragraphe (2.1) dans des circonstances autres que celles visées à l’alinéa (2.5)b), le montant à la date où survient un des cas prévus à ce paragraphe à l’égard du dépôt détenu par l’institution membre.

Current to February 11, 2020	21	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Section 14	Article 14

Posting requirement

(2.91) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit insured by deposit insurance, the deposit, other than accrued interest, must be posted in the member institution’s records in accordance with the member institution’s regular transaction posting process as of the applicable date referred to in subsection (2.9).

Obligation de reporter le dépôt

(2.91) Dans le calcul du paiement de la Société à l’égard d’un dépôt couvert par l’assurance-dépôts, le dépôt — exception faite des intérêts afférents — doit être reporté dans les registres de l’institution membre conformément au processus habituel de report des opérations à la date applicable visée au paragraphe (2.9).

Discharge of liability

(3) Payment under this section by the Corporation in respect of any deposit insured by deposit insurance discharges the Corporation from all liability to the extent of the amount of the payment made in respect of that deposit, and in no case is the Corporation under any obligation to see to the proper application in any way of the payment so made.

Extinction de la responsabilité

(3) Tout paiement effectué par la Société en application du présent article pour un dépôt couvert par l’assurance-dépôts la dégage de toute responsabilité jusqu’à concurrence du montant de ce paiement; celle-ci n’est en aucun cas tenue de veiller à l’affectation du montant payé.

Subrogation

(4) Where the Corporation makes a payment under this section in respect of any deposit with a member institution, the Corporation is subrogated, to the extent of the amount of the payment made, to all the rights and interests of the depositor and may maintain an action in respect of those rights and interests in the name of the depositor or in the name of the Corporation.

Subrogation

(4) En effectuant un paiement en application du présent article, la Société est subrogée, jusqu’à concurrence du montant du paiement, dans les droits du déposant; elle peut, pour faire valoir ces droits, ester en justice sous son propre nom ou celui du déposant.

Subrogation — returned payment

(4.01) In the case of a returned payment, at the expiry of one year from the applicable date referred to in subsection (2.9), the Corporation is subrogated, to the extent of the amount of the returned payment, to all the rights and interests of the depositor and may maintain an action in respect of those rights and interests in the name of the depositor or in the name of the Corporation.

Subrogation : paiement retourné

(4.01) Dans les cas d’un paiement retourné, la Société est subrogée dans les droits du déposant, à compter d’un an après la date applicable visée au paragraphe (2.9), jusqu’à concurrence du montant du paiement retourné. Elle peut, pour faire valoir ces droits, ester en justice sous son propre nom ou celui du déposant.

Priority

(4.1) If the Corporation is subrogated to the rights and interests of a depositor under subsection (4) or (4.01) in respect of any deposit with a member institution that is being wound up, the Corporation ranks,

(a) to the extent that the payment was made under subsection (2) or (2.1), including in the case of a returned payment, equally with the depositor in respect of their deposit; and

(b) to the extent that the payment includes any interest paid under subsection (2.4), equally with the depositor in respect of interest accruing and payable on their deposit after the date of the making of the winding-up order.

Priorité

(4.1) Lorsque la Société est subrogée dans les droits du déposant en vertu des paragraphes (4) ou (4.01) à l’égard d’un dépôt détenu par une institution membre qui fait l’objet d’une liquidation, la Société prend rang :

a) également avec le déposant à l’égard de son dépôt, si le paiement a eu lieu conformément aux paragraphes (2) ou (2.1), notamment dans le cas d’un paiement retourné;

b) également avec le déposant à l’égard des intérêts courus et à payer en rapport avec son dépôt après la date à laquelle est rendue l’ordonnance de liquidation, si le paiement comprend des intérêts payés conformément au paragraphe (2.4).

Current to February 11, 2020	22	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 14-14.01	Articles 14-14.01

No set-off or compensation

(4.2) Despite section 73 of the Winding-up and Restructuring Act, if the Corporation makes a payment under this section in respect of any deposit with a member institution, the law of set-off or compensation does not apply to a claim by the Corporation on the estate of the member institution in respect of that payment.

Aucune compensation

(4.2) Malgré l’article 73 de la Loi sur les liquidations et les restructurations, les règles de la compensation ne s’appliquent pas aux réclamations de la Société sur l’actif d’une institution membre mise en liquidation relatives à des paiements effectués par la Société en vertu du présent article à l’égard de dépôts détenus par cette institution membre.

Assignment

(5) Where the Corporation deems it advisable, it may withhold payment in respect of any deposit with a member institution until it has received an assignment in writing of all the rights and interests of the depositor in relation to the deposit.

Cession

(5) La Société peut, si elle le juge utile, exiger du déposant, avant de faire le paiement relatif au dépôt, la cession par écrit de tous les droits que celui-ci peut faire valoir relativement à ce dépôt.

Time limitation for claims

(6) No action may be taken against the Corporation in respect of the obligation of the Corporation to make a payment in relation to a deposit held by a member institution that is being wound up unless the action is commenced within ten years after the date of the commencement of the winding-up.

Délai de réclamation

(6) Se prescrivent par dix ans après le commencement de la liquidation les recours pour forcer la Société à effectuer le paiement relatif au dépôt d’une institution membre mise en liquidation.

Interpretation

(7) In this section, commencement of the winding-up means the time a winding-up is deemed to commence pursuant to section 5 of the Winding-up and Restructuring Act.

R.S., 1985, c. C-3, s. 14; R.S., 1985, c. 18 (3rd Supp.), s. 52; 1992, c. 26, s. 6; 1996, c. 6, s. 26; 1997, c. 15, s. 112; 2005, c. 30, s. 103; 2007, c. 6, s. 403; 2009, c. 2, s. 238; 2012, c. 5, s. 188; 2018, c. 27, s. 161.

Définition de commencement de la liquidation

(7) Pour l’application du présent article, le commencement de la liquidation s’entend au sens de l’article 5 de la Loi sur les liquidations et les restructurations.

L.R. (1985), ch. C-3, art. 14; L.R. (1985), ch. 18 (3e suppl.), art. 52; 1992, ch. 26, art. 6; 1996, ch. 6, art. 26; 1997, ch. 15, art. 112; 2005, ch. 30, art. 103; 2007, ch. 6, art. 403; 2009, ch. 2, art. 238; 2012, ch. 5, art. 188; 2018, ch. 27, art. 161.

Payment to the Bank of Canada

14.01 (1) The Corporation shall pay to the Bank of Canada an amount equal to a returned payment within three months after the expiry of a 10-year period from the applicable date referred to in subsection 14(2.9), and payment to the Bank of Canada accordingly discharges the Corporation from all liability in respect of the returned payment.

Versement à la Banque du Canada

14.01 (1) La Société verse à la Banque du Canada une somme égale au paiement retourné, au plus tard trois mois après l’expiration de la période de dix ans qui suit la date applicable visée au paragraphe 14(2.9), le versement libérant la Société de toute responsabilité à cet égard.

Notice

(2) The Corporation shall mail to each person to whom a returned payment remains payable, at the person’s address in so far as the address is known to the Corporation, a notice that the returned payment remains unpaid and that payment of an amount equal to the returned payment will be paid by the Corporation to the Bank of Canada. The notice must be sent at least six months before the date by which payment is to be made by the Corporation to the Bank of Canada and must also include the mailing address and websites where information can be obtained on how to claim the returned payment from the

Avis

(2) Dans la mesure où elle connaît leur adresse, la Société expédie par la poste aux personnes auxquelles le paiement retourné demeure à payer un avis précisant qu’une somme équivalente sera versée à la Banque du Canada; l’avis est envoyé au moins six mois avant le versement à la Banque du Canada et donne l’adresse postale et les sites Web où peuvent être obtenus des renseignements concernant la procédure de demande de paiement à la Société préalablement au versement à la Banque du Canada.

Current to February 11, 2020	23	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 14.01-14.1	Articles 14.01-14.1

Corporation before payment is made by the Corporation to the Bank of Canada.

Provision of information

(3) The Corporation shall, on making a payment under subsection (1), provide to the Bank of Canada the amount of the returned payment and, in so far as it is known to the Corporation, any information that the Bank of Canada determines is necessary to verify the identity of the depositor who is entitled to the returned payment, including

(a) the depositor’s name;

(b) the depositor’s address;

(c) information relating to the depositor’s pieces of identification; and

(d) information relating to another person’s authority to act on behalf of the depositor.

Détails à fournir

(3) Lors du versement à la Banque du Canada, la Société est tenue de fournir à celle-ci le montant du paiement retourné et, dans la mesure où elle les connaît, les renseignements que la Banque du Canada estime nécessaires à l’identification du déposant y ayant droit, notamment :

a) le nom du déposant;

b) son adresse;

c) les renseignements concernant ses pièces d’identité;

d) ceux concernant l’habilitation en vertu de laquelle une autre personne peut agir en son nom.

Payment to claimant

(4) Subject to section 22 of the Bank of Canada Act, if payment has been made to the Bank of Canada under subsection (1) in respect of any returned payment, and if payment is demanded from the Bank of Canada by the person who, but for that subsection, would be entitled to receive the returned payment, the Bank of Canada is liable to pay an amount equal to the amount so paid to it to the claimant.

Paiement au réclamant

(4) Sous réserve de l’article 22 de la Loi sur la Banque du Canada, lorsqu’elle a reçu un versement au titre du paragraphe (1) en ce qui touche un paiement retourné et qu’un paiement lui est réclamé par la personne qui, n’était ce paragraphe, aurait droit au paiement retourné, la Banque du Canada est tenue de lui payer une somme égale à celle qui lui a été versée.

Enforcing liability

(5) The liability of the Bank of Canada under subsection (4) may be enforced by action or other civil proceeding against the Bank of Canada in any court of competent jurisdiction.

2012, c. 5, s. 189.

Exécution de l’obligation

(5) La Banque du Canada peut être poursuivie, quant à l’obligation prévue au paragraphe (4), par voie d’action ou autre procédure civile intentée devant tout tribunal compétent.

2012, ch. 5, art. 189.

Sale of information to liquidator

14.1 (1) The Corporation may sell to the liquidator of a member institution appointed under the Winding-up and Restructuring Act any information that was gathered or produced at the expense of the Corporation, if that expense is not one that may be recovered by the Corporation from the member institution under subsection 14(2.8).

Vente de renseignements

14.1 (1) La Société peut vendre au liquidateur d’une institution membre nommé en vertu de la Loi sur les liquidations et les restructurations l’information collectée ou produite à ses frais lorsque ceux-ci ne sont pas recouvrables auprès de l’institution membre au titre du paragraphe 14(2.8).

Payment part of winding-up costs

(2) Any amount paid by the liquidator for that information is deemed for the purpose of section 94 of the Winding-up and Restructuring Act to be a cost incurred in the winding-up of the member institution.

1997, c. 15, s. 113.

Coûts de liquidation

(2) Le montant payé par le liquidateur fait partie des frais de liquidation d’une institution membre pour l’application de l’article 94 de cette loi.

1997, ch. 15, art. 113.

Current to February 11, 2020	24	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 15-17	Articles 15-17

Premiums recoverable

15 A premium assessed by the Corporation against a member institution for the purposes of this Act constitutes a debt owing to Her Majesty in right of Canada and the amount thereof together with any interest levied by the Corporation as an overdue charge is recoverable by action in any court of competent jurisdiction.

R.S., 1985, c. C-3, s. 15; R.S., 1985, c. 18 (2nd Supp.), s. 3, c. 18 (3rd Supp.), s. 53.

16 [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 53]

Primes recouvrables

15 La prime exigible d’une institution membre aux termes de la présente loi constitue une créance de Sa Majesté du chef du Canada; son recouvrement, ainsi que celui des intérêts exigés par la Société sur les arrérages, peut être poursuivi devant tout tribunal compétent.

L.R. (1985), ch. C-3, art. 15; L.R. (1985), ch. 18 (2e suppl.), art. 3, ch. 18 (3e suppl.), art. 53.

16 [Abrogé, L.R. (1985), ch. 18 (3e suppl.), art. 53]

Insurance of federal institutions

17 (1) The Corporation shall, in the manner and to the extent provided in this Act and the by-laws, insure the deposits held by a federal institution in respect of which an order approving the commencement and carrying on of business has been made by the Superintendent unless

(a) that order prohibits the institution from accepting deposits in Canada;

(b) that order authorizes the institution to accept deposits in Canada solely in accordance with subsection 413(3) of the Bank Act, subsection 378.1(2) of the Cooperative Credit Associations Act or subsection 413(2) of the Trust and Loan Companies Act;

(c) the institution has been authorized under section 26.03 to accept deposits payable in Canada while no longer being a member institution; or

(d) the institution’s policy of deposit insurance has been terminated under section 31 or cancelled under section 33.

Assurance des institutions fédérales

17 (1) La Société assure, selon les modalités prévues par la présente loi et les règlements administratifs, les dépôts détenus par toute institution fédérale à l’égard de laquelle un agrément de fonctionnement a été délivré par le surintendant, sauf dans les cas suivants :

a) l’agrément de fonctionnement interdit à l’institution d’accepter des dépôts au Canada;

b) il ne l’autorise à accepter des dépôts au Canada qu’en conformité avec le paragraphe 413(3) de la Loi sur les banques, le paragraphe 378.1(2) de la Loi sur les associations coopératives de crédit ou le paragraphe 413(2) de la Loi sur les sociétés de fiducie et de prêt;

c) l’institution a été autorisée en vertu de l’article 26.03 à accepter des dépôts payables au Canada alors qu’elle n’avait plus la qualité d’institution membre;

d) la police d’assurance-dépôts de l’institution a été résiliée au titre de l’article 31 ou annulée au titre de l’article 33.

Effect of amendment to order

(2) If the order approving the commencement and carrying on of business by a federal institution is at any time amended so as to not contain the prohibition or restriction referred to in paragraphs (1)(a) and (b), respectively,

(a) on the day on which the amendment takes effect, any authorization under section 26.03 that permits the institution to accept deposits payable in Canada while no longer being a member institution is revoked;

(b) on the day on which the amendment takes effect, any existing cancellation of the institution’s policy of deposit insurance under paragraph 33(1)(b) or (c) or subsection 33(2) is revoked; and

(c) as of the day on which the amendment takes effect, the Corporation shall insure the deposits held by the institution under subsection (1).

Effet de la modification de l’agrément de fonctionnement

(2) Si l’agrément de fonctionnement est modifié de manière qu’il ne contienne pas l’interdiction ou la restriction visées aux alinéas (1)a) et b), la modification produit les effets suivants :

a) toute autorisation qui a été accordée à l’institution fédérale en vertu de l’article 26.03 au titre de laquelle elle peut accepter des dépôts payables au Canada sans avoir la qualité d’institution membre est révoquée à la date de prise d’effet de la modification;

b) toute annulation de la police d’assurance-dépôts de l’institution effectuée en vertu des alinéas 33(1)b) ou c) ou du paragraphe 33(2) est révoquée à la date de prise d’effet de la modification;

Current to February 11, 2020	25	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 17-17.1	Articles 17-17.1

c) la Société est tenue d’assurer les dépôts détenus par l’institution en conformité avec le paragraphe (1) à compter de la date de prise d’effet de la modification.

Exception

(3) Subsection (2) does not apply in respect of a federal institution whose policy of deposit insurance has been terminated under section 31 or cancelled under paragraph 33(1)(a).

Exception

(3) Le paragraphe (2) ne s’applique pas à l’institution fédérale dont la police d’assurance-dépôts a été résiliée au titre de l’article 31 ou annulée au titre de l’alinéa 33(1)a).

Notice to Corporation

(4) The Superintendent shall notify the Corporation of

(a) every application to incorporate a federal institution, or to continue a corporation as a federal institution, in respect of which the Superintendent is likely to make an order approving the commencement and carrying on of business that does not contain the prohibition or restriction referred to in paragraphs (1)(a) and (b), respectively; and

(b) every application by a federal institution to have its order approving the commencement and carrying on of business amended so as to not contain the prohibition or restriction referred to in paragraphs (1)(a) and (b), respectively.

R.S., 1985, c. C-3, s. 17; R.S., 1985, c. 18 (3rd Supp.), s. 54; 1991, c. 45, s. 543; 2005, c. 30, s. 104; 2007, c. 6, s. 404; 2012, c. 5, s. 190.

Notification

(4) Le surintendant notifie à la Société :

a) toute demande de constitution en personne morale d’une institution fédérale — ou de prorogation d’une personne morale en institution fédérale — à l’égard de laquelle il est susceptible de délivrer un agrément de fonctionnement qui ne contient pas l’interdiction ou la restriction visées aux alinéas (1)a) et b);

b) toute demande présentée par une institution fédérale en vue de faire modifier son agrément de fonctionnement de manière qu’il ne contienne pas l’interdiction ou la restriction visées aux alinéas (1)a) et b).

L.R. (1985), ch. C-3, art. 17; L.R. (1985), ch. 18 (3e suppl.), art. 54; 1991, ch. 45, art. 543; 2005, ch. 30, art. 104; 2007, ch. 6, art. 404; 2012, ch. 5, art. 190.

Insurance of provincial institutions

17.1 On the application of a provincial institution, the Corporation may insure the deposits held by the institution in the manner and to the extent provided in this Act and the by-laws, if

(a) the Corporation approves the institution for deposit insurance;

(b) the institution is authorized by the province of its incorporation to apply for deposit insurance;

(c) the institution agrees, in carrying on its business, not to exercise powers substantially different from the powers exercisable by a company to which the Trust and Loan Companies Act applies; and

(d) the Corporation is satisfied that at all times the Corporation will have adequate access to information regarding the institution.

2007, c. 6, s. 404.

Assurance des institutions provinciales

17.1 À la demande d’une institution provinciale, la Société peut, selon les modalités prévues par la présente loi et les règlements administratifs, assurer les dépôts détenus par une telle institution, si les conditions suivantes sont réunies :

a) la Société agrée l’institution;

b) l’institution est autorisée à demander une police d’assurance-dépôts par la province où elle a été constituée;

c) l’institution consent à ne pas exercer, dans l’exploitation de son entreprise, des pouvoirs notablement différents de ceux que peut exercer une société régie par la Loi sur les sociétés de fiducie et de prêt;

d) la Société est convaincue qu’elle aura continuellement accès à tout renseignement se rapportant à l’institution.

2007, ch. 6, art. 404.

Current to February 11, 2020	26	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 17.2-21	Articles 17.2-21

Policy of deposit insurance

17.2 Every member institution is deemed to have obtained a policy of deposit insurance on the day on which it became a member institution.

2007, c. 6, s. 404.

Police d’assurance-dépôts

17.2 L’institution membre est réputée avoir obtenu une police d’assurance-dépôts à la date où elle est devenue une telle institution.

2007, ch. 6, art. 404.

Form of application for deposit insurance

18 (1) An application for deposit insurance shall be in the form, and accompanied by a fee of the amount and type, that may be prescribed by the by-laws.

(2) [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 55]

Demande d’assurance-dépôts : forme

18 (1) La demande d’assurance-dépôts se fait selon la forme prévue aux règlements administratifs et doit être accompagnée du paiement des droits dont le montant ou la nature sont fixés par ceux-ci.

(2) [Abrogé, L.R. (1985), ch. 18 (3e suppl.), art. 55]

Contents of policy

(3) The policy of deposit insurance shall consist of the provisions that may be prescribed by the by-laws.

Clauses de la police

(3) La police d’assurance-dépôts comporte les clauses prévues par règlement administratif.

Policies deemed to be amended

(4) If a by-law respecting the content of the policy of deposit insurance is amended, or revoked and replaced, every policy of deposit insurance is deemed to be amended or replaced accordingly.

R.S., 1985, c. C-3, s. 18; R.S., 1985, c. 18 (3rd Supp.), s. 55; 1992, c. 26, s. 7; 1999, c. 28, s. 100; 2007, c. 6, s. 405.

19 [Repealed, R.S., 1985, c. 18 (3rd Supp.), s. 56]

Présomption

(4) En cas de modification ou de remplacement d’un règlement administratif régissant leur contenu, les polices d’assurance-dépôts sont réputées être modifiées ou remplacées en conséquence.

L.R. (1985), ch. C-3, art. 18; L.R. (1985), ch. 18 (3e suppl.), art. 55; 1992, ch. 26, art. 7; 1999, ch. 28, art. 100; 2007, ch. 6, art. 405.

19 [Abrogé, L.R. (1985), ch. 18 (3e suppl.), art. 56]

Funds

20 The Corporation shall maintain funds for the purpose of carrying out its objects.

R.S., 1985, c. C-3, s. 20; 2018, c. 27, s. 162.

Fonds

20 La Société constitue des fonds en vue de l’accomplissement de sa mission.

L.R. (1985), ch. C-3, art. 20; 2018, ch. 27, art. 162.

Assessment and collection of premiums

21 (1) The Corporation shall, for each premium year, assess and collect from each member institution an annual premium in an amount equal to the lesser of

(a) the annual premium for that member institution determined under the by-laws, and

(b) the maximum annual premium.

Fixation et recouvrement des primes

21 (1) La Société perçoit auprès de chaque institution membre la prime annuelle maximale ou, si le montant en est inférieur, la prime fixée par règlement administratif.

By-laws re premiums

(2) The Board may make by-laws respecting the determination of annual premiums for member institutions and, without restricting the generality of the foregoing, may make by-laws

(a) for the establishment of a system of classifying member institutions in different categories;

(b) respecting the criteria or factors to be taken into account or procedures to be followed by the

Règlements administratifs

(2) Le conseil peut, par règlement administratif :

a) établir un système pour regrouper les institutions membres en catégories;

b) prévoir les critères, les facteurs et la procédure à suivre par la Société pour déterminer l’appartenance à chaque catégorie;

Current to February 11, 2020	27	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 21-22	Articles 21-22

Corporation in determining the category in which a member institution is classified; and

(c) fixing the amount of, or providing for the manner of determining the amount of, the annual premium applicable to each category.

c) fixer la prime annuelle pour chaque catégorie ou prévoir la méthode pour ce faire.

When by-law not effective

(3) A by-law made under subsection (2) is not effective unless it has been approved in writing by the Minister.

Agrément nécessaire

(3) L’agrément écrit du ministre est un préalable à la prise d’effet du règlement administratif.

Maximum annual premium

(4) In this section, maximum annual premium means, in respect of a member institution, the greater of

(a) $5,000, and

(b) one third of one per cent, or such smaller proportion of one per cent as may be fixed in respect of the premium year by the Governor in Council, of an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of April 30 in the immediately preceding premium year.

Primes annuelles maximales

(4) Pour l’application du présent article, la prime annuelle maximale payable par une institution membre est de 5 000 $ ou, si le montant en est supérieur, du tiers pour cent ou toute fraction moindre fixée par le gouverneur en conseil pour l’exercice du total des dépôts ou parties de dépôt que la Société estime assurés et qui sont détenus par l’institution membre le 30 avril de l’exercice comptable des primes précédent.

Calculation of deposits

(5) For the purposes of this section, a member institution may use any method approved by the Corporation for that premium year to determine or estimate the aggregate amount of its deposits that are considered to be insured by the Corporation.

R.S., 1985, c. C-3, s. 21; R.S., 1985, c. 18 (3rd Supp.), s. 57; 1996, c. 6, s. 27; 2007, c. 6, s. 406; 2018, c. 27, s. 163.

Calcul des dépôts

(5) Dans le cadre du calcul mentionné au paragraphe (1), l’institution membre peut déterminer ou estimer le montant total des dépôts que la Société estime assurés selon toute méthode approuvée par celle-ci pour l’exercice comptable des primes en cause.

L.R. (1985), ch. C-3, art. 21; L.R. (1985), ch. 18 (3e suppl.), art. 57; 1996, ch. 6, art. 27; 2007, ch. 6, art. 406; 2018, ch. 27, art. 163.

Returns

22 (1) The premium payable by a member institution shall be based on returns to be certified by the institution and submitted in such form and at such time as the Corporation may require.

Déclarations

22 (1) La détermination du montant de la prime payable par l’institution membre se fait à partir des déclarations que celle-ci, après en avoir attesté l’exactitude, transmet à la Société, en la forme et au moment fixés par celle-ci.

Payable in instalments

(2) One half of the premium payable by a member institution shall be paid to the Corporation on or before July 15 in the premium year for which the premium is payable and the remainder shall be paid to the Corporation, without interest, on or before December 15 in that premium year.

R.S., 1985, c. C-3, s. 22; 1996, c. 6, s. 28.

Versements échelonnés

(2) La moitié de la prime payable par l’institution membre est versée à la Société au plus tard le 15 juillet de l’exercice comptable des primes courant et le solde est versé, sans intérêt, au plus tard le 15 décembre de cet exercice.

L.R. (1985), ch. C-3, art. 22; 1996, ch. 6, art. 28.

Current to February 11, 2020	28	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 23-24.1	Articles 23-24.1

Calculation of first premium

23 (1) The premium payable by a member institution in respect of the premium year in which it becomes a member institution shall be the same proportion of the lesser of

(a) the annual premium for that member determined by by-law made under subsection 21(2) based on an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of the end of the month in which it becomes a member institution, and

(b) the greater of

(i) $5,000, and

(ii) one third of one per cent, or such smaller proportion of one per cent as may be fixed in respect of the premium year by the Governor in Council, of an amount equal to the sum of so much of the deposits as are considered to be insured by the Corporation and deposited with the member institution as of the end of the month in which it becomes a member institution, as the number of days in which any of the deposits with that member institution are insured by the Corporation in that premium year is of 365.

Calcul de la première prime

23 (1) La prime payable par l’institution membre pour l’exercice comptable des primes au cours duquel elle le devient est égale aux n/365 — où n est le nombre de jours pendant lesquels les dépôts sont assurés par la Société au cours de cet exercice — du moins élevé des montants suivants :

a) la prime fixée dans le cadre des règlements administratifs prévus au paragraphe 21(2) en fonction du total des dépôts ou parties de dépôt que la Société estime assurés et détenus par l’institution au dernier jour du mois où elle devient une institution membre;

b) le montant le plus élevé de 5 000 $ et du tiers pour cent — ou la fraction moindre fixée par le gouverneur en conseil pour l’exercice — du total des dépôts ou parties de dépôt que la Société estime assurés et détenus par l’institution au dernier jour du mois où elle devient une institution membre.

Payment of first premium

(2) Despite subsection 22(2), the premium payable by a member institution under subsection (1) must be paid to the Corporation, without interest, within 30 days after the end of the month in which the member institution becomes a member institution.

R.S., 1985, c. C-3, s. 23; R.S., 1985, c. 18 (3rd Supp.), s. 58; 1996, c. 6, s. 29; 2001, c. 9, s. 207; 2007, c. 6, s. 407.

Paiement de la première prime

(2) Malgré le paragraphe 22(2), la prime payable par l’institution membre conformément au paragraphe (1) est versée à la Société, sans intérêt, dans les trente jours suivant la fin du mois au cours duquel l’institution devient membre.

L.R. (1985), ch. C-3, art. 23; L.R. (1985), ch. 18 (3e suppl.), art. 58; 1996, ch. 6, art. 29; 2001, ch. 9, art. 207; 2007, ch. 6, art. 407.

Where premiums payable

24 All premiums payable shall be paid to the Corporation at its head office.

R.S., 1985, c. C-3, s. 24; R.S., 1985, c. 18 (3rd Supp.), s. 58; 2009, c. 2, s. 239.

Primes payables au siège social de la Société

24 Les primes à payer sont versées à la Société au siège social de cette dernière.

L.R. (1985), ch. C-3, art. 24; L.R. (1985), ch. 18 (3e suppl.), art. 58; 2009, ch. 2, art. 239.

No set-off on premium payment

24.1 No member institution shall, without the prior agreement of the Corporation, reduce or extinguish a premium payment, interest or other payment to be made to the Corporation by reason of a set-off or claim by the member institution against the Corporation.

1996, c. 6, s. 30; 2001, c. 9, s. 208.

Pas de compensation

24.1 L’institution membre ne peut, sans le consentement de la Société, invoquer la compensation ou l’existence d’une créance contre la Société pour réduire ou supprimer le paiement notamment d’une prime ou de l’intérêt.

1996, ch. 6, art. 30; 2001, ch. 9, art. 208.

Current to February 11, 2020	29	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 25-25.2	Articles 25-25.2

Overdue charges

25 Notwithstanding anything in sections 21 to 23, the Corporation may charge interest at a rate equal to the rate prescribed pursuant to subsection 161(1) of the Income Tax Act plus two per cent on the unpaid amount of any premium instalment not paid on or before the due date of that instalment.

R.S., 1985, c. C-3, s. 25; R.S., 1985, c. 18 (3rd Supp.), s. 58.

Arrérages de frais

25 Malgré les articles 21 à 23, la Société peut percevoir un intérêt de retard, à un taux égal à celui qui est prescrit conformément au paragraphe 161(1) de la Loi de l’impôt sur le revenu, majoré de deux pour cent, sur le montant impayé de tout versement de prime non effectué à la date d’échéance.

L.R. (1985), ch. C-3, art. 25; L.R. (1985), ch. 18 (3e suppl.), art. 58.

Premium surcharge

25.1 (1) Notwithstanding sections 21 to 25, where, in the opinion of the Corporation, a member institution is engaging in such practice as may be prescribed in the bylaws as warranting a premium surcharge, the Corporation, after

(a) consultation with the Superintendent or the provincial supervisor, as the case may be, and

(b) giving the member institution an opportunity to make written representations,

may assess and collect from the member institution a premium surcharge in respect of the premium year or any part thereof.

Augmentation de prime

25.1 (1) Malgré les articles 21 à 25, la Société peut augmenter la prime d’une institution membre à l’égard de l’exercice comptable des primes en cours ou de toute partie de celui-ci, dans les cas où elle est d’avis que l’institution se livre à une pratique dont il est prévu aux règlements administratifs qu’elle justifie l’augmentation. Avant de ce faire, elle :

a) consulte le surintendant ou le contrôleur provincial, selon le cas;

b) donne à l’institution la possibilité de présenter ses observations par écrit.

Amount of premium surcharge

(2) The amount of the premium surcharge that may be assessed against and collected from a member institution under subsection (1) in respect of any premium year shall be such amount as the Corporation may determine to be fair in the circumstances and in no case shall exceed an amount equal to one sixth of one per cent of so much of each deposit as is considered to be insured by the Corporation and deposited with the member institution as of April 30 in the immediately preceding premium year.

Montant de l’augmentation de prime

(2) Le montant de l’augmentation à l’égard d’un exercice comptable des primes est celui que la Société estime justifié dans les circonstances; il ne peut en aucun cas dépasser un sixième pour cent de la partie de chaque dépôt que la Société estime assuré, dans le cas d’un dépôt détenu par l’institution le 30 avril de l’exercice comptable des primes précédent.

Application of sections 21 to 25

(3) The provisions of sections 21 to 25 that are not inconsistent with subsections (1) and (2) apply, with such modifications as the circumstances require, in respect of any premium surcharge assessed under subsection (1).

R.S., 1985, c. 18 (2nd Supp.), s. 4, c. 18 (3rd Supp.), s. 59; 1996, c. 6, s. 31; 2007, c. 6, s. 408.

Non-application to special premium

25.2 Section 21, subsection 22(2), section 23 and subsection 37(5) do not apply to a special premium.

2009, c. 2, s. 240.

Application des articles 21 à 25

(3) Les dispositions des articles 21 à 25 qui ne sont pas incompatibles avec les paragraphes (1) et (2) s’appliquent, compte tenu des adaptations de circonstance, à l’égard de toute augmentation de prime visée au paragraphe (1).

L.R. (1985), ch. 18 (2e suppl.), art. 4, ch. 18 (3e suppl.), art. 59; 1996, ch. 6, art. 31; 2007, ch. 6, art. 408.

Non-application aux primes spéciales

25.2 L’article 21, le paragraphe 22(2), l’article 23 et le paragraphe 37(5) ne s’appliquent pas aux primes spéciales.

2009, ch. 2, art. 240.

Current to February 11, 2020	30	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Deposit Insurance	Assurance-dépôts
Sections 25.3-26.01	Articles 25.3-26.01

By-laws — special premium

25.3 (1) In respect of each order made under subsection 7.1(1) or each direction given under subsection 11.1(1), the Board may make by-laws respecting the recovery from member institutions or any class of member institutions of the loss referred to in section 7.3 or 11.3, as the case may be, including by-laws

(a) fixing the special premium payable by member institutions or any class of member institutions or providing for the manner of fixing the special premium;

(b) establishing a system of classifying member institutions in different classes;

(c) establishing the criteria or factors to be taken into account or procedures to be followed by the Corporation in determining the class in which a member institution is classified; or

(d) respecting the time and manner in which a special premium shall be paid.

Règlements administratifs — primes spéciales

25.3 (1) À l’égard de chacun des décrets pris en vertu du paragraphe 7.1(1) et de chacune des instructions données en vertu du paragraphe 11.1(1), le conseil peut prendre des règlements administratifs concernant le recouvrement, auprès d’institutions membres ou de toute catégorie d’institutions membres, des pertes visées aux articles 7.3 ou 11.3, notamment des règlements administratifs :

a) fixant la prime spéciale à payer par les institutions membres ou par toute catégorie d’institutions membres ou prévoyant la méthode pour la fixer;

b) établissant un système pour regrouper les institutions membres en catégories;

c) prévoyant les critères, les facteurs et la procédure à suivre par la Société pour déterminer l’appartenance à chaque catégorie;

d) régissant les modalités de paiement de la prime spéciale.

When by-law not effective

(2) A by-law made under subsection (1) is not effective unless it has been approved in writing by the Minister.

2009, c. 2, s. 240.

Agrément nécessaire

(2) L’agrément écrit du ministre est un préalable à la prise d’effet de ces règlements administratifs.

2009, ch. 2, art. 240.

26 (1) [Repealed, 2018, c. 27, s. 164]

(2) [Repealed, 1996, c. 6, s. 32]

26 (1) [Abrogé, 2018, ch. 27, art. 164]

(2) [Abrogé, 1996, ch. 6, art. 32]

Federal Institutions Without Deposit Insurance

Interpretation

26.01 (1) Subject to subsections (2) and (3), for the purposes of sections 26.02 to 26.06, deposit has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, if the schedule were read without reference to subsections 2(2), (5) and (6) of the schedule.

Institutions fédérales sans assurance-dépôts

Sens de dépôt

26.01 (1) Dans les articles 26.02 à 26.06 et sous réserve des paragraphes (2) et (3), dépôt s’entend au sens que lui donne l’annexe, dans le cadre de l’assurance-dépôts, exception faite des paragraphes 2(2), (5) et (6) de celle-ci.

Exception

(2) For the purposes of subparagraph 26.03(1)(c)(iii) and paragraph 26.03(1)(d), deposit has the meaning that would be given to it by the schedule, for the purposes of deposit insurance, but does not include deposits not payable in Canada or in Canadian currency.

Exception

(2) Pour l’application du sous-alinéa 26.03(1)c)(iii) et de l’alinéa 26.03(1)d), dépôt s’entend au sens que lui donne l’annexe, dans le cadre de l’assurance-dépôts, à l’exclusion toutefois des dépôts payables à l’étranger ou en devises étrangères.

Exception

(3) For the purposes of paragraph 26.03(1)(b) and subsection 26.03(2), deposit has the meaning that would be

Exception

(3) Pour l’application de l’alinéa 26.03(1)b) et du paragraphe 26.03(2), dépôt s’entend au sens que lui

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Federal Institutions Without Deposit Insurance	Institutions fédérales sans assurance-dépôts
Sections 26.01-26.03	Articles 26.01-26.03

given to it by the schedule, for the purposes of deposit insurance, if the schedule were read without reference to subsections 2(2), (5) and (6) of the schedule, but does not include deposits prescribed by the by-laws.

donne l’annexe, dans le cadre de l’assurance-dépôts, exception faite des paragraphes 2(2), (5) et (6) de celle-ci, à l’exclusion toutefois des dépôts prévus par les règlements administratifs.

By-laws

(4) The Board may make by-laws

(a) prescribing the deposits referred to in subsection (3); and

(b) prescribing terms and conditions with respect to the acceptance of those deposits.

1997, c. 15, s. 114; 1999, c. 28, s. 101.

Règlements administratifs

(4) Le conseil peut, par règlement administratif :

a) prévoir les dépôts visés au paragraphe (3);

b) prévoir les modalités et conditions relatives à l’acceptation de ces dépôts.

1997, ch. 15, art. 114; 1999, ch. 28, art. 101.

Application

26.02 If a federal member institution intends to accept deposits payable in Canada while no longer being a member institution, it must apply to the Corporation for an authorization to do so. The application must be in a form that is acceptable to the Corporation and must contain the information that the Corporation may require.

1997, c. 15, s. 114; 2007, c. 6, s. 410.

Demande à la Société

26.02 L’institution fédérale membre qui envisage d’accepter des dépôts payables au Canada alors qu’elle n’a plus la qualité d’institution membre doit demander à la Société, d’une manière qui agrée à celle-ci, l’autorisation d’accepter de tels dépôts.

1997, ch. 15, art. 114; 2007, ch. 6, art. 410.

Granting of application

26.03 (1) Subject to section 26.04, the Corporation may give that authorization if

(a) [Repealed, 2001, c. 9, s. 209]

(b) the sum of all the deposits held by the federal member institution that are less than $150,000 and payable in Canada is less than one per cent of the sum of all the deposits held by the institution that are payable in Canada;

(c) the institution has informed all its depositors, in accordance with any rules that may be prescribed by the by-laws,

(i) that the institution has applied to become authorized to accept deposits while no longer being a member institution,

(ii) that after the institution receives that authorization, no deposit with the institution will be insured in whole or in part by the Corporation, and

(iii) that the institution’s obligation to repay the deposit to the depositor will be assumed by a member institution if an option referred to in subparagraph (d)(i) or (ii) is not exercised;

(d) in respect of each deposit that is held by the institution, the institution has

Conditions préalables à l’autorisation

26.03 (1) Sous réserve de l’article 26.04, la Société peut donner l’autorisation si les conditions suivantes sont réunies :

a) [Abrogé, 2001, ch. 9, art. 209]

b) la somme des dépôts de moins de 150 000 $ payables au Canada représente moins de un pour cent de la somme de tous les dépôts payables au Canada détenus par l’institution fédérale membre;

c) l’institution a informé chaque déposant, en conformité avec les règles prévues par les règlements administratifs :

(i) qu’elle a présenté la demande prévue à l’article 26.02,

(ii) que les dépôts ne seront pas, une fois l’autorisation obtenue, assurés par la Société,

(iii) qu’une autre institution membre aura l’obligation de lui rembourser ses dépôts, faute par lui d’exercer une des options prévues aux sous-alinéas d)(i) ou (ii);

d) l’institution a, à l’égard de tous les dépôts d’un déposant :

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Federal Institutions Without Deposit Insurance	Institutions fédérales sans assurance-dépôts
Sections 26.03-26.04	Articles 26.03-26.04

(i) obtained from the depositor an acknowledgement in writing that the deposit will no longer be insured in whole or in part by the Corporation after the institution receives authorization to accept deposits without being a member institution,

(ii) at the request in writing of the depositor, paid to the depositor the principal amount of the deposit and interest determined in accordance with rules prescribed by the by-laws and has not charged any fee or penalty in connection with the payment, or

(iii) obtained from a member institution an agreement in writing to assume the institution’s liability in relation to the deposit on the same terms and conditions; and

(e) the institution has paid to the Corporation a fee determined in accordance with rules prescribed by the by-laws.

(i) soit obtenu une reconnaissance écrite de sa part selon laquelle ses dépôts ne seront pas, une fois l’institution autorisée, assurés par la Société,

(ii) soit payé au déposant, à la demande présentée par écrit par ce dernier, une somme représentant le principal et les intérêts afférents au dépôt calculés en conformité avec les règles prévues par les règlements administratifs sans avoir exigé de droit ou de pénalité à l’égard du paiement,

(iii) soit obtenu d’une autre institution membre l’engagement écrit de prendre en charge tous ses dépôts aux mêmes conditions;

e) l’institution a versé les droits prévus par les règlements administratifs.

Exchange rate

(2) For the purpose of subsection (1), the rate of exchange that shall be applied on any day in determining the amount in Canadian dollars of a deposit in a currency of a country other than Canada shall be determined in accordance with rules prescribed by the by-laws.

1997, c. 15, s. 114; 1999, c. 28, s. 102; 2001, c. 9, s. 209; 2007, c. 6, s. 411.

Taux de change

(2) Le taux de change applicable pour déterminer le montant en dollars canadiens d’un dépôt fait en devises étrangères est déterminé conformément aux règles prévues par les règlements administratifs.

1997, ch. 15, art. 114; 1999, ch. 28, art. 102; 2001, ch. 9, art. 209; 2007, ch. 6, art. 411.

Minister and Superintendent to be informed

26.04 (1) Before giving an authorization under subsection 26.03(1), the Corporation must inform the Minister and the Superintendent that it proposes to give the authorization.

Avis au ministre et au surintendant

26.04 (1) La Société doit, avant d’agréer la demande d’une institution fédérale membre, informer le ministre et le surintendant de ses intentions.

Minister may prevent authorization

(2) If the Minister is of the opinion that giving the authorization would not be in the public interest, the Minister may, within thirty days after being informed about the proposal to give the authorization, direct the Corporation not to give the authorization.

Veto du ministre

(2) S’il croit l’autorisation contraire à l’intérêt public, le ministre peut, dans les trente jours après en avoir été informé par la Société, ordonner à celle-ci de ne rien faire.

Authorization after 30 days

(3) If the Minister does not issue that direction within those 30 days, the Corporation may then give the authorization under subsection 26.03(1). The giving of the authorization cancels the policy of deposit insurance of the federal member institution to which the authorization is given.

Autorisation automatique

(3) Faute par le ministre de se prononcer dans les trente jours, la Société peut procéder à l’autorisation. L’octroi de l’autorisation a pour effet d’annuler la police d’assurance-dépôts de l’institution en cause.

Amendment of order

(4) If the Corporation gives the authorization under subsection 26.03(1), the Superintendent must, under paragraph 54(1)(a) of the Bank Act, paragraph 62(1)(a) of the

Modification de l’agrément de fonctionnement

(4) Si la Société donne son autorisation, le surintendant modifie en conséquence l’agrément de fonctionnement de l’institution en cause en conformité avec le paragraphe

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Federal Institutions Without Deposit Insurance	Institutions fédérales sans assurance-dépôts
Sections 26.04-28	Articles 26.04-28

Cooperative Credit Associations Act or paragraph 58(1)(b) of the Trust and Loan Companies Act, as the case may be, amend the federal member institution’s order approving the commencement and carrying on of business accordingly.

1997, c. 15, s. 114; 1999, c. 28, s. 103; 2007, c. 6, s. 412.

54(1)a) de la Loi sur les banques, le paragraphe 62(1) de la Loi sur les associations coopératives de crédit ou l’alinéa 58(1)b) de la Loi sur les sociétés de fiducie et de prêt, selon le cas.

1997, ch. 15, art. 114; 1999, ch. 28, art. 103; 2007, ch. 6, art. 412.

Fees by-law

26.05 A by-law prescribing rules for the purpose of paragraph 26.03(1)(e) is not effective unless it has been approved in writing by the Minister.

1997, c. 15, s. 114.

Frais réglementaires

26.05 L’agrément écrit du ministre est un préalable à la prise d’effet de tout règlement administratif prescrivant des droits pour l’application de l’alinéa 26.03(1)e).

1997, ch. 15, art. 114.

Deposits not insured

26.06 After a federal member institution has been given authorization under subsection 26.03(1), no deposit with the institution is insured in whole or in part by the Corporation.

1997, c. 15, s. 114; 2007, c. 6, s. 413.

Dépôts non assurés

26.06 Les dépôts faits auprès d’une institution fédérale membre autorisée au titre du paragraphe 26.03(1) ne sont pas assurés par la Société.

1997, ch. 15, art. 114; 2007, ch. 6, art. 413.

Inspection of Member Institutions

Annual inspections

27 (1) The Superintendent shall, notwithstanding any other Act of Parliament, examine on behalf of the Corporation the affairs of each federal member institution once in each year and at the times that the Corporation may require for a specified purpose.

Inspection des institutions membres

Examens annuels

27 (1) Malgré toute autre loi fédérale, le surintendant procède, au moins une fois l’an et aux moments fixés par la Société pour un motif déterminé, à l’examen, au nom de la Société, des affaires de chaque institution fédérale membre.

Costs

(2) Where an examination under subsection (1) is made for a specified purpose, such costs incurred in relation thereto as in the opinion of the Superintendent are extraordinary shall be borne by the Corporation.

R.S., 1985, c. C-3, s. 27; R.S., 1985, c. 18 (3rd Supp.), s. 60; 1991, c. 45, s. 544; 1999, c. 28, s. 104.

Frais

(2) Dans les cas où un examen a lieu pour un motif déterminé, les frais qui en découlent et que le surintendant estime être extraordinaires sont imputés à la Société.

L.R. (1985), ch. C-3, art. 27; L.R. (1985), ch. 18 (3e suppl.), art. 60; 1991, ch. 45, art. 544; 1999, ch. 28, art. 104.

Provincial member institutions

28 It is a condition of the policy of deposit insurance of a provincial member institution that

(a) the Corporation or a person designated by the Corporation may, at least once in each year and at such other times as the Corporation deems appropriate, make or cause to be made such inspections of the affairs of the provincial member institution as the Corporation or that person may deem to be necessary or expedient;

Institutions provinciales membres

28 Font partie des conditions de la police d’assurance-dépôts d’une institution provinciale membre:

a) la possibilité pour la Société ou la personne qu’elle désigne de procéder ou faire procéder, au moins une fois par année et chaque fois que la Société l’estime indiqué, à tout examen des affaires de l’institution qu’elle-même ou cette personne estime utile;

b) le droit, pour la Société et la personne qu’elle désigne d’avoir, aux fins visées à l’alinéa a), accès aux registres de l’institution;

c) l’obligation pour l’institution de voir à ce que ses dirigeants et vérificateurs fournissent les

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Inspection of Member Institutions	Inspection des institutions membres
Sections 28-29	Articles 28-29

(b) the Corporation and the person designated by the Corporation have, for the purposes referred to in paragraph (a), a right of access to the records of the member institution; and

(c) the member institution will cause its officers and auditors to furnish such information and explanations pertaining to its affairs as the Corporation or the person designated by the Corporation may require.

R.S., 1985, c. C-3, s. 28; R.S., 1985, c. 18 (3rd Supp.), s. 60.

renseignements et explications relatifs aux affaires de l’institution que la Société ou la personne désignée exige.

L.R. (1985), ch. C-3, art. 28; L.R. (1985), ch. 18 (3e suppl.), art. 60.

Costs may be charged back

28.1 Where an examination or an inspection is carried out other than once in each year, the Corporation may

(a) pay the costs of the examination or inspection;

(b) charge the costs to the member institution in respect of which they were incurred; and

(c) recover the costs from the member institution as a debt due and payable to the Corporation.

1996, c. 6, s. 33; 1999, c. 28, s. 105.

Frais d’examen

28.1 Les dépenses occasionnées par tout examen supplémentaire durant la même année peuvent être payées par la Société et recouvrées auprès de l’institution membre concernée comme une créance de la Société.

1996, ch. 6, art. 33; 1999, ch. 28, art. 105.

Examination considerations

29 (1) The person who conducts an examination under section 27 or an inspection under section 28 in respect of a member institution shall make all examinations or inspections that the person considers necessary to

(a) provide, by way of a rating or any other means, an assessment of the safety and soundness of the member institution, including its financial condition;

(b) comment on the operations of the member institution;

(b.1) if the member institution is a domestic systemically important bank, provide an assessment of its capacity to absorb losses that it is required to maintain under section 485 of the Bank Act; and

(c) if the member institution is a provincial institution and the Corporation and the person agree, comment on whether the provisions of the statutes governing the provincial institution are being complied with.

Buts de l’examen

29 (1) Le responsable de l’examen prévu aux articles 27 et 28 doit faire tous les examens qu’il estime nécessaires :

a) pour fournir une évaluation de la fiabilité et de la solidité de l’institution, y compris sa situation financière, en lui donnant une cote ou d’une autre manière;

b) pour donner son avis sur le fonctionnement de l’institution;

b.1) s’agissant d’une institution membre qui est une banque d’importance systémique nationale, pour fournir une évaluation de la capacité de l’institution à absorber des pertes qu’elle est tenue de maintenir aux termes de l’article 485 de la Loi sur les banques;

c) s’agissant d’une institution membre qui est une institution provinciale, pour donner son avis, sous réserve de l’accord entre la Société et lui-même, sur l’observation par celle-ci des dispositions législatives qui la régissent.

Reports

(2) The person shall provide written reports to the Corporation on the matters referred to in paragraphs (1)(a) to (c) in a timely manner.

Rapport

(2) Le responsable de l’examen transmet des rapports sur les questions visées aux alinéas (1)a) à c) à la Société, par écrit et dans les meilleurs délais.

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Inspection of Member Institutions	Inspection des institutions membres
Sections 29-30	Articles 29-30

Right of Corporation to information

(3) The Corporation is entitled to all information obtained by or produced by or for the person, whether in the course of conducting the examination or inspection or otherwise, regarding the affairs of the member institution or any of its affiliates or of any person dealing with the member institution or any of its affiliates.

Droit de la Société aux renseignements

(3) La Société a droit à tous les renseignements recueillis par le responsable d’un examen ou produits par ou pour lui, dans le cadre de l’examen ou d’une autre manière, relatifs aux affaires de l’institution membre, d’une entité de son groupe ou de toute personne traitant avec celles-ci.

Obligation to provide other information

(4) Without limiting subsection (3), the person shall provide the Corporation with any information that the person considers relevant to any matter referred to in any of paragraphs (1)(a) to (c) or to any report provided under subsection (2).

Obligation de fournir les renseignements

(4) Sans que soit limitée la portée du paragraphe (3), le responsable de l’examen est tenu de fournir à la Société les renseignements qu’il estime utiles à l’examen de toute question visée aux alinéas (1)a) à c) ou à tout rapport transmis dans le cadre du paragraphe (2).

Obligation to inform

(5) The person shall without delay inform the Corporation if, at any time, whether in the course of conducting an examination or inspection or otherwise, there comes to the attention of the person any change in the circumstances of the member institution that might materially affect the position of the Corporation as an insurer.

R.S., 1985, c. C-3, s. 29; R.S., 1985, c. 18 (3rd Supp.), s. 61; 1992, c. 26, s. 8(E); 1996, c. 6, s. 34; 1999, c. 28, s. 106; 2001, c. 9, s. 210; 2005, c. 30, s. 105; 2016, c. 7, s. 128.

Obligation d’informer

(5) Le responsable de l’examen est tenu d’informer sans délai la Société si à un moment quelconque, au cours d’un examen ou d’une autre manière, il constate que des changements survenus dans la situation de l’institution membre peuvent avoir un effet important sur la situation de la Société, en sa qualité d’assureur.

L.R. (1985), ch. C-3, art. 29; L.R. (1985), ch. 18 (3e suppl.), art. 61; 1992, ch. 26, art. 8(A); 1996, ch. 6, art. 34; 1999, ch. 28, art. 106; 2001, ch. 9, art. 210; 2005, ch. 30, art. 105; 2016, ch. 7, art. 128.

Review of returns

29.1 If requested to do so by the Corporation, the person who conducts an examination under section 27 or an inspection under section 28 in respect of a member institution shall review, or cause another person to review on the person’s behalf, within the time specified by the Corporation, the correctness of the returns made by the member institution on which its premiums are based and through which its premium classification is in part determined.

2001, c. 9, s. 210.

Vérification des déclarations

29.1 Sur demande de la Société, le responsable de l’examen dont a fait l’objet une institution membre doit, dans le délai précisé par la Société, assurer ou faire assurer en son nom la vérification de l’exactitude des déclarations de l’institution à partir desquelles est déterminé le montant de la prime payable par elle et qui sert à déterminer, en partie, sa catégorie de prime.

2001, ch. 9, art. 210.

Certain reports to be provided to Corporation

29.2 When a report is sent by the Superintendent to the Minister under section 643 of the Bank Act, section 505 of the Trust and Loan Companies Act or section 437 of the Cooperative Credit Associations Act, a copy of the report shall be sent by the Superintendent at the same time to the Corporation.

2001, c. 9, s. 210.

Envoi de certains rapports

29.2 Le surintendant fait parvenir sans délai à la Société une copie des rapports qu’il envoie au ministre en vertu de l’article 643 de la Loi sur les banques, de l’article 505 de la Loi sur les sociétés de fiducie et de prêt ou de l’article 437 de la Loi sur les associations coopératives de crédit.

2001, ch. 9, art. 210.

Reporting breaches

30 (1) If, in the Corporation’s opinion, a member institution is in breach of a provision of this Act or the regulations, a by-law of the Corporation or a condition of its policy of deposit insurance, the Corporation may send a report of the facts to the chief executive officer or chairperson of the board of directors of the member

Indications des violations

30 (1) Si elle est d’avis qu’une institution membre contrevient à une disposition de la présente loi ou d’un règlement, à un règlement administratif ou à une condition de sa police d’assurance-dépôts, la Société peut, dans un rapport, signaler les faits en question au premier dirigeant, ou au président du conseil

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institution. The report may be sent by registered mail or delivered by hand and a copy of it must be provided to the Minister.

d’administration, de l’institution. Le rapport peut être expédié par courrier recommandé ou remis personnellement et copie de celui-ci est envoyée au ministre.

Presentation of report to directors

(2) The chief executive officer or chairperson of the board of directors of a member institution to whom a report has been sent or delivered under subsection (1) shall, within 15 days after the receipt of the report, cause

(a) the report to be presented to a meeting of the board of directors of the member institution and to be incorporated in the minutes of the meeting; and

(b) a certified copy of that portion of the minutes of the meeting that relates to the presentation of the report to be sent by registered mail to the chief executive officer of the Corporation at its head office.

R.S., 1985, c. C-3, s. 30; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1992, c. 26, s. 9(E); 1996, c. 6, s. 35; 2005, c. 30, s. 106; 2012, c. 5, s. 193(E); 2016, c. 7, s. 129.

Présentation du rapport aux administrateurs

(2) Dans les quinze jours suivant la réception du rapport visé au paragraphe (1), le premier dirigeant, ou le président du conseil d’administration, de l’institution membre veille :

a) à ce que le rapport soit présenté au conseil d’administration lors d’une réunion de celui-ci et incorporé au procès-verbal de la réunion;

b) à ce qu’une copie certifiée conforme de la partie du procès-verbal de la réunion se rapportant à l’étude du rapport soit envoyée au premier dirigeant de la Société au siège social de cette dernière.

L.R. (1985), ch. C-3, art. 30; L.R. (1985), ch. 18 (3e suppl.), art. 62; 1992, ch. 26, art. 9(A); 1996, ch. 6, art. 35; 2005, ch. 30, art. 106; 2012, ch. 5, art. 193(A); 2016, ch. 7, art. 129.

Termination and Cancellation of Insurance

Notice of termination

31 (1) Where a report has been sent or delivered under subsection 30(1) and the progress made by the member institution in remedying the breach is not satisfactory to the Corporation, the Corporation shall, by notice,

(a) where the member institution is a federal member institution, so inform the institution and the Minister; and

(b) where the member institution is a provincial member institution, give the institution not less than thirty days notice of the termination of its policy of deposit insurance.

Résiliation et annulation de l’assurance

Avis de résiliation

31 (1) Si, après avoir transmis le rapport visé au paragraphe 30(1), elle estime que les mesures prises par l’institution pour faire cesser la contravention ne sont pas satisfaisantes, la Société :

a) avise en ce sens l’institution et le ministre, s’il s’agit d’une institution fédérale membre;

b) donne un préavis d’au moins trente jours de résiliation de la police d’assurance-dépôts, dans le cas d’une institution provinciale membre.

Copy to provincial Minister

(2) Where a notice of termination is given to a provincial member institution under subsection (1), the Corporation shall forthwith send a copy thereof to the appropriate provincial Minister.

Copie au ministre provincial compétent

(2) La Société expédie sans délai au ministre provincial compétent une copie de tout préavis de résiliation donné à une institution provinciale membre conformément au paragraphe (1).

Termination of policy

(3) The policy of deposit insurance of a provincial member institution shall terminate on the expiration of the period specified in the notice given under subsection (1) unless, before the expiration of that period,

Résiliation de la police d’assurance-dépôts

(3) La police d’assurance-dépôts d’une institution provinciale membre est résiliée dès l’expiration du délai prévu au préavis donné conformément au paragraphe (1), sauf si, entre-temps :

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Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 31-31.1	Articles 31-31.1

(a) the Corporation is satisfied that the member institution is taking the necessary action to remedy the breach to which the notice relates; or

(b) the appropriate provincial Minister requests an extension of the period to enable the necessary remedial action to be taken, in which case the termination may be deferred by the Corporation for a further period not exceeding sixty days.

a) ou bien la Société est convaincue que l’institution prend les mesures nécessaires pour faire cesser la contravention;

b) ou bien le ministre provincial compétent demande une prolongation du délai afin que les mesures nécessaires soient prises, la résiliation pouvant alors être différée pour une période supplémentaire d’au plus soixante jours.

Where report on federal member institution

(4) Where a report has been sent or delivered under subsection 30(1) in respect of a federal member institution and the member institution and the Minister have been informed in accordance with subsection (1) by the Corporation that the Corporation is not satisfied with the member institution’s progress in remedying the breach to which the report relates, the Corporation may, unless the Minister advises the Corporation that the Minister is of the opinion that it is not in the public interest to do so, give the member institution not less than thirty days notice of the termination of its policy of deposit insurance.

Rapport concernant une institution fédérale membre

(4) Dans les cas où le rapport prévu au paragraphe 30(1) vise une institution fédérale membre et où elle a informé celle-ci et le ministre qu’elle n’est pas satisfaite des mesures prises par l’institution pour faire cesser la contravention, la Société peut, à moins d’avis contraire du ministre fondé sur l’intérêt public, donner à l’institution un préavis d’au moins trente jours de la résiliation de sa police d’assurance-dépôts.

Termination of policy

(5) The policy of deposit insurance of a federal member institution shall terminate on the expiration of the period specified in the notice given under subsection (4) or such later period not exceeding sixty days as the Corporation may determine unless, before the expiration of that period, the Corporation is satisfied that the member institution is taking the necessary action to remedy the breach to which the notice relates.

Résiliation de la police

(5) La police d’assurance-dépôts d’une institution fédérale membre est résiliée dès l’expiration soit du délai indiqué au préavis, soit de toute prorogation d’un maximum de soixante jours que peut prévoir la Société sauf si, entre-temps, la Société est convaincue que l’institution prend les mesures nécessaires pour faire cesser la contravention.

Conditions of extension

(5.1) The Corporation may impose conditions on a federal member institution in connection with any extension of the period referred to in subsection (5) and failure by the federal member institution to comply with any such condition constitutes a termination of the extension.

Prorogation

(5.1) La Société peut, à l’égard de l’institution fédérale membre, assujettir la prorogation à certaines conditions. Faire défaut à ces conditions emporte résiliation de la prorogation.

Revoking notice

(6) Where, at any time after a notice of termination has been given to a member institution under subsection 31(1) or (4), the Corporation is satisfied that as the result of any action by the member institution, or any other person, the risk to depositors or to the Corporation has been averted or substantially reduced, the Corporation may revoke its notice of termination.

R.S., 1985, c. C-3, s. 31; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1992, c. 26, s. 10(E); 1996, c. 6, s. 36; 2005, c. 30, s. 107.

Annulation du préavis

(6) La Société peut annuler le préavis donné en vertu du paragraphe 31(1) ou (4) dans tous les cas où elle est convaincue que les mesures prises par l’institution membre en cause ou par toute autre personne ont pour effet d’écarter ou de sensiblement diminuer le risque couru par les déposants ou par elle-même.

L.R. (1985), ch. C-3, art. 31; L.R. (1985), ch. 18 (3e suppl.), art. 62; 1992, ch. 26, art. 10(A); 1996, ch. 6, art. 36; 2005, ch. 30, art. 107.

Acceleration of termination of policy of deposit insurance

31.1 (1) Despite any other provision of this Act, if, at any time after a notice of termination has been given to a

Résiliation anticipée de la police d’assurance-dépôts

31.1 (1) Malgré les autres dispositions de la présente loi, la Société est tenue de donner à l’institution

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 31.1-32	Articles 31.1-32

provincial member institution under subsection 31(1), the Corporation concludes that

(a) the financial condition of the provincial member institution has deteriorated since the giving of the notice, and

(b) the interests of depositors will be adversely affected by any further delay in terminating the provincial member institution’s policy of deposit insurance,

the Corporation shall without delay send a notice by registered mail, or deliver a notice by hand, to the provincial member institution and to the appropriate provincial Minister, to the effect that the policy of deposit insurance of the institution will be terminated on the expiration of a period of five days after the receipt of the notice by the institution.

provinciale membre à qui elle a transmis le préavis de résiliation prévu au paragraphe 31(1) et au ministre provincial compétent un nouveau préavis portant que la police d’assurance-dépôts de l’institution sera résiliée à l’expiration des cinq jours suivant la réception de celui-ci par l’institution, si elle est convaincue :

a) d’une part, que la situation financière de l’institution s’est détériorée depuis le premier préavis;

b) d’autre part, que les intérêts des déposants seront lésés si la police n’est pas résiliée sans délai.

Le préavis peut être transmis par courrier recommandé ou remis personnellement.

Revocation

(2) The Board of Directors of the Corporation or one of its committees established for the purpose may, before the expiry of the period specified in the notice, revoke the notice if, after considering any written representations made by the provincial member institution, it is satisfied that it is appropriate to do so.

(3) [Repealed, 2007, c. 6, s. 414]

Annulation du préavis

(2) Le conseil d’administration de la Société, ou un de ses comités établi à cette fin, peut, s’il l’estime indiqué, avant l’expiration du délai prévu dans le préavis, annuler celui-ci après avoir pris en considération toute observation écrite présentée par l’institution provinciale membre.

(3) [Abrogé, 2007, ch. 6, art. 414]

Revocation

(4) The Corporation shall revoke a notice sent or delivered under subsection (1) where the appropriate provincial Minister or provincial supervisor, as the case may be, has taken control of the provincial member institution or its assets.

Annulation du préavis

(4) La Société annule le préavis prévu au paragraphe (1) dans les cas où soit le ministre provincial compétent, soit le contrôleur provincial, a pris le contrôle de l’institution provinciale membre ou des éléments d’actif de celle-ci.

Termination of policy

(5) Unless a notice sent or delivered under subsection (1) is revoked under subsection (3) or (4), the policy of deposit insurance of the provincial member institution to which the notice was sent or delivered shall terminate on the expiration of the period specified in the notice.

Résiliation de la police

(5) Sauf cas d’annulation du préavis prévus aux paragraphes (3) ou (4), la police d’assurance-dépôts de l’institution provinciale membre à qui le préavis prévu au paragraphe (1) a été transmis est résiliée dès l’expiration du délai qui y est mentionné.

Effect of revocation

(6) The revocation of a notice under subsection (3) or (4) does not revoke a notice given under subsection 31(1).

R.S., 1985, c. 18 (3rd Supp.), s. 62; 1996, c. 6, s. 37; 2007, c. 6, s. 414.

Effet de l’annulation

(6) L’annulation du préavis prévu aux paragraphes (3) ou (4) n’entraîne pas l’annulation de celui qui a été donné en application du paragraphe 31(1).

L.R. (1985), ch. 18 (3e suppl.), art. 62; 1996, ch. 6, art. 37; 2007, ch. 6, art. 414.

Termination of policy by provincial member institution

32 (1) A provincial member institution may terminate a policy of deposit insurance by giving such notice of termination as may be required by the policy.

Résiliation par une institution provinciale membre

32 (1) Une institution provinciale membre peut résilier sa police d’assurance-dépôts en donnant l’avis de résiliation prévu par celle-ci.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 32-34	Articles 32-34

Effect of termination

(2) Unless the policy of deposit insurance of a provincial member institution otherwise provides, section 34 applies in respect of deposits with the institution on the termination of the policy by the institution.

R.S., 1985, c. C-3, s. 32; R.S., 1985, c. 18 (3rd Supp.), s. 62.

Effet de la résiliation

(2) Sauf disposition contraire de la police d’assurance-dépôts de l’institution provinciale membre, l’article 34 s’applique aux dépôts que celle-ci détient au moment de la résiliation.

L.R. (1985), ch. C-3, art. 32; L.R. (1985), ch. 18 (3e suppl.), art. 62.

Cancellation

33 (1) Subject to subsection (3), the policy of deposit insurance of a member institution may be cancelled by the Corporation if, in the opinion of the Corporation, the member institution

(a) is or is about to become insolvent;

(b) has ceased to accept deposits; or

(c) has not begun to accept deposits within a period of two years beginning on the day on which it became a member institution.

Annulation

33 (1) Sous réserve du paragraphe (3), la police d’assurance-dépôts d’une institution membre peut être annulée par la Société si, à son avis, l’institution :

a) soit est insolvable ou est sur le point de le devenir;

b) soit a cessé d’accepter des dépôts;

c) soit n’a pas commencé à accepter des dépôts au cours de la période de deux ans débutant le jour où elle est devenue une institution membre.

Cancellation

(2) If a member institution intends to cease to accept deposits, it must notify the Corporation and the institution’s policy of deposit insurance may, subject to subsection (3), be cancelled by the Corporation.

Annulation

(2) Si elle envisage de cesser d’accepter des dépôts, l’institution membre en informe la Société. Le cas échéant, la police d’assurances-dépôts peut, sous réserve du paragraphe (3), être annulée par la Société.

No cancellation in certain cases

(3) The Corporation shall notify the Minister and the Superintendent of the action it is proposing to take under subsection (1) or (2) and it shall not take the action if it is advised by the Minister that in the opinion of the Minister taking the action would not be in the public interest.

R.S., 1985, c. C-3, s. 33; R.S., 1985, c. 18 (3rd Supp.), s. 62; 1996, c. 6, s. 38; 2007, c. 6, s. 415; 2012, c. 5, s. 194.

Annulation contraire à l’intérêt public

(3) La Société avise le ministre et le surintendant de sa décision, mais elle ne peut la mettre à exécution si, de l’avis du ministre, elle est contraire à l’intérêt public.

L.R. (1985), ch. C-3, art. 33; L.R. (1985), ch. 18 (3e suppl.), art. 62; 1996, ch. 6, art. 38; 2007, ch. 6, art. 415; 2012, ch. 5, art. 194.

Effect of termination or cancellation

34 (1) If the policy of deposit insurance of a member institution is terminated or cancelled by the Corporation, the deposits with the institution on the day the termination or cancellation takes effect, less any withdrawals from those deposits, continue to be insured under the terminated or cancelled policy of deposit insurance for a period of two years or, in the case of a term deposit with a remaining term exceeding two years, to the maturity of the term deposit.

Effet de l’annulation ou de la résiliation

34 (1) Malgré l’annulation de la police d’assurance-dépôts ou sa résiliation, les dépôts détenus par l’institution membre à la date de prise d’effet de l’annulation ou de la résiliation, défalcation faite des retraits opérés sur ces dépôts, continuent d’être couverts par la police d’assurance-dépôts pour une période de deux ans ou, s’il s’agit d’un dépôt à terme dont le terme à courir dépasse deux ans, jusqu’à son exigibilité.

Non-application of continued coverage

(2) Subsection (1) does not apply in respect of a deposit with

(a) a member institution if the deposit has been assumed by another member institution; or

Couverture interrompue

(2) Le paragraphe (1) ne s’applique pas :

a) au dépôt détenu par une institution membre qui a été pris en charge par une autre;

b) au dépôt effectué auprès d’une ancienne institution membre qui a été autorisée à accepter des dépôts

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 34-35	Articles 34-35

(b) a former member institution that has received authorization to accept deposits payable in Canada without being a member institution and the policy of deposit insurance of which has been cancelled.

payables au Canada sans avoir la qualité d’institution membre et dont la police d’assurance-dépôts a été annulée.

Corporations not member institutions

(3) A corporation is not considered to be a member institution by reason only that its deposits continue to be insured under subsection (1).

Précision

(3) Une personne morale ne conserve pas la qualité d’institution membre du seul fait que ses dépôts continuent d’être assurés en vertu du paragraphe (1).

Continuing obligations

(4) Termination or cancellation of a policy of deposit insurance does not relieve a former member institution from obligations and liabilities to the Corporation that have accrued before the termination or cancellation.

Obligations ou dettes envers la Société

(4) L’annulation de l’assurance-dépôts ou la résiliation de la police n’ont pas pour effet de soustraire l’ancienne institution membre aux obligations ou aux dettes que celle-ci a contractées auprès de la Société avant qu’elles ne surviennent.

Amendment of order

(5) If the policy of deposit insurance of a federal member institution is cancelled by the Corporation under paragraph 33(1)(b) or (c) or subsection 33(2), the Superintendent must, under paragraph 54(1)(a) of the Bank Act, paragraph 62(1)(a) of the Cooperative Credit Associations Act or paragraph 58(1)(b) of the Trust and Loan Companies Act, as the case may be, amend the federal member institution’s order approving the commencement and carrying on of business to prohibit the institution from accepting deposits in Canada.

R.S., 1985, c. C-3, s. 34; 1996, c. 6, s. 39; 1999, c. 28, s. 107; 2007, c. 6, s. 416; 2012, c. 5, s. 195.

Modification de l’agrément de fonctionnement

(5) En cas d’annulation de la police d’assurance-dépôts d’une institution fédérale membre au titre des alinéas 33(1)b) ou c) ou du paragraphe 33(2), le surintendant modifie en conséquence son agrément de fonctionnement en conformité avec l’alinéa 54(1)a) de la Loi sur les banques, le paragraphe 62(1) de la Loi sur les associations coopératives de crédit ou l’alinéa 58(1)b) de la Loi sur les sociétés de fiducie et de prêt, selon le cas, pour lui interdire d’accepter des dépôts au Canada.

L.R. (1985), ch. C-3, art. 34; 1996, ch. 6, art. 39; 1999, ch. 28, art. 107; 2007, ch. 6, art. 416; 2012, ch. 5, art. 195.

Creditor remedies available

35 (1) Where in the opinion of the Corporation a member institution is or is about to become insolvent, the Corporation is deemed to be a creditor of the member institution and the Corporation may initiate and take any measures or proceedings that a creditor of the member institution may initiate or take under law to preserve the assets of the member institution or to have it wound up or liquidated.

Droits aux recours ouverts aux créanciers

35 (1) Si elle estime qu’une institution membre est insolvable ou sur le point de le devenir, la Société est réputée être un créancier de cette institution et elle peut recourir aux mesures ou procédures que le droit met à la portée des créanciers de l’institution pour en protéger l’actif ou en provoquer la liquidation.

No measures to be taken in certain cases

(1.1) The Corporation shall notify the Minister of the action it is proposing to take under subsection (1) and shall not take the action if it is advised by the Minister that in the opinion of the Minister taking the action would not be in the public interest.

Mesures spéciales

(1.1) La Société avise le ministre des mesures qu’elle se propose de prendre aux termes du paragraphe (1). Elle ne peut exécuter celles qui, de l’avis du ministre, sont contraires à l’intérêt public.

Presumption

(2) For the purposes of this section, the Corporation is deemed to be a creditor of a member institution despite the termination or cancellation of the institution’s policy of deposit insurance.

R.S., 1985, c. C-3, s. 35; R.S., 1985, c. 18 (3rd Supp.), s. 63; 1992, c. 27, s. 90; 1993, c. 34, s. 14; 1996, c. 6, s. 40; 2007, c. 6, s. 417.

Assimilation

(2) Pour l’application du présent article, la Société est réputée être créancière d’une institution membre malgré la résiliation ou l’annulation de la police d’assurance-dépôts de celle-ci.

L.R. (1985), ch. C-3, art. 35; L.R. (1985), ch. 18 (3e suppl.), art. 63; 1992, ch. 27, art. 90; 1993, ch. 34, art. 14; 1996, ch. 6, art. 40; 2007, ch. 6, art. 417.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Termination and Cancellation of Insurance	Résiliation et annulation de l’assurance
Sections 36-37	Articles 36-37

Removal of references to deposit insurance

36 (1) If the policy of deposit insurance of a member institution is terminated or cancelled, the member institution shall notify its depositors of that fact and shall remove all references to deposit insurance under this Act from all forms of advertising by the institution.

Suppression de toute mention d’assurance-dépôts

36 (1) L’institution membre dont la police d’assurance-dépôts a été annulée ou résiliée, selon le cas, est tenue de révéler ce fait à ses déposants et de retrancher, de tous ses textes publicitaires, toute mention relative à l’assurance-dépôts prévue par la présente loi.

Public notice

(2) The Corporation may, in the manner and through any news media that it considers appropriate, give public notice of the termination or cancellation of the policy of deposit insurance of a member institution if, in the opinion of the Corporation, the public interest requires that such notice be given.

R.S., 1985, c. C-3, s. 36; 2007, c. 6, s. 418.

Avis public

(2) La Société peut, selon les modalités et par les moyens d’information qu’elle juge appropriés, donner un avis public de l’annulation ou de la résiliation de la police d’assurance-dépôts d’une institution membre, si elle estime que l’intérêt public justifie cette mesure.

L.R. (1985), ch. C-3, art. 36; 2007, ch. 6, art. 418.

Provincial Insuring Arrangements

Provincial deposit insurance

37 (1) If under the law of any province the government of the province or an agent of that government guarantees or insures any of the deposits with a provincial institution operating within the province, the Corporation, subject to section 17.1 and any agreement entered into under subsection (3), may

(a) insure some or all of the deposits with the institution; or

(b) amend the institution’s policy of deposit insurance, to exclude from the policy any of the deposits with the institution.

(2) [Repealed, 2007, c. 6, s. 419]

Arrangements avec les provinces

Assurance-dépôts provinciale

37 (1) Si le gouvernement d’une province ou un mandataire de celui-ci garantit ou assure, aux termes de la législation provinciale, certains dépôts détenus par une institution provinciale exerçant ses activités dans la province, la Société, sous réserve de l’article 17.1 et de tout accord conclu en vertu du paragraphe (3), peut, en ce qui concerne cette institution :

a) assurer tout ou partie des dépôts qu’elle détient;

b) modifier, pour en exclure certains dépôts, sa police d’assurance-dépôts.

(2) [Abrogé, 2007, ch. 6, art. 419]

Agreement with province

(3) The Corporation may, with the approval of the Governor in Council, enter into an agreement with the government, or an agent of the government, of a province referred to in subsection (1), to provide for reciprocal arrangements relating to the administration or operation of the law of that province and of this Act.

Accords avec une province

(3) La Société peut, avec l’approbation du gouverneur en conseil, conclure avec le gouvernement ou le mandataire visés au paragraphe (1) un accord prévoyant des arrangements réciproques quant à l’application de la législation de cette province et à celle de la présente loi.

Regulations

(4) For the purpose of enabling the Corporation to carry out an insuring arrangement referred to in subsection (1) or provided for in an agreement under subsection (3), the Governor in Council may, by regulation, make provision for any matter or thing arising from the insuring arrangement or agreement.

Règlements

(4) Le gouverneur en conseil peut, par règlement, prendre toute mesure utile à la mise en œuvre par la Société des arrangements ou accords prévus aux paragraphes (1) et (3).

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Provincial Insuring Arrangements	Arrangements avec les provinces
Sections 37-39	Articles 37-39

Refund of premiums

(5) Where the Corporation during any premium year ceases to insure any of the deposits held by a member institution that is a provincial institution, by reason of the fact that such deposits are guaranteed or insured pursuant to the law of a province, the Corporation may refund to that provincial institution the proportion of the premium paid by the provincial institution to the Corporation for that premium year in respect of those deposits that bears the same relation to the premium for the full premium year in respect of those deposits that the unexpired part of the premium year bears to the full premium year, but in no case shall a refund be made that will reduce the premium paid by the provincial institution to the Corporation for the premium year to less than five thousand dollars.

Remboursement des primes

(5) Si elle cesse d’assurer des dépôts détenus par une institution provinciale membre du fait que ceux-ci sont garantis ou assurés aux termes de la législation provinciale, la Société peut rembourser à cette institution, sur la prime que celle-ci a versée à l’égard de ces dépôts pour l’exercice comptable des primes en cours, la partie de la prime correspondant à ces dépôts, au prorata de la fraction non écoulée de cet exercice; elle ne peut toutefois ramener à moins de cinq mille dollars le montant de la prime à verser par l’institution pour cet exercice comptable des primes.

Saving

(6) Nothing in this section shall be construed as authorizing the Corporation to insure deposits contrary to section 12.

Réserve

(6) Le présent article n’a pas pour effet d’autoriser la Société à assurer les dépôts visés à l’article 12.

Definition of deposits

(7) In this section, deposits includes a part of a deposit.

R.S., 1985, c. C-3, s. 37; R.S., 1985, c. 18 (3rd Supp.), s. 64; 2007, c. 6, s. 419.

Définition de dépôts

(7) Au présent article, dépôts s’entend en outre d’une partie d’un dépôt.

L.R. (1985), ch. C-3, art. 37; L.R. (1985), ch. 18 (3e suppl.), art. 64; 2007, ch. 6, art. 419.

Agreements for examination of provincial institutions

38 (1) Notwithstanding section 28, the Corporation may enter into an agreement with the government, or an agent of the government, of a province referred to in subsection 37(1) to provide for

(a) the exchange between the Corporation and that government or agent of information that is obtained by any examination of provincial institutions required by this Act or the law of that province; and

(b) special examinations, by representatives of both parties to the agreement and at the request of either party, of any of the provincial institutions that are member institutions operating in that province.

Accords en vue de l’examen des institutions provinciales

38 (1) Malgré l’article 28, la Société peut conclure avec le gouvernement ou le mandataire visés au paragraphe 37(1) un accord prévoyant :

a) l’échange entre les parties de renseignements provenant de l’examen des institutions provinciales requis par la présente loi ou la législation provinciale;

b) le recours à des examens spéciaux d’institutions provinciales membres exerçant leur activité dans la province à effectuer par des représentants des deux parties, sur demande de l’une d’elles.

In lieu of examination

(2) The Corporation may accept information received from an exchange of information referred to in paragraph (1)(a) in lieu of any examination required by this Act.

R.S., c. C-3, s. 32.

Assimilation à l’examen

(2) La Société peut considérer les renseignements reçus à la suite de l’échange visé à l’alinéa (1)a) comme tenant lieu de tout examen requis par la présente loi.

S.R., ch. C-3, art. 32.

Short term loans to insuring agents

39 The Corporation may, with the approval of the Governor in Council and on such terms and conditions as the

Prêts à court terme aux mandataires assureurs

39 La Société peut, avec l’approbation du gouverneur en conseil et selon les modalités qu’il fixe, conclure, avec un

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Provincial Insuring Arrangements	Arrangements avec les provinces
Sections 39-39.1	Articles 39-39.1

Governor in Council may prescribe, enter into an agreement with an agent of the government of a province that guarantees or insures deposits with provincial institutions in that province, to extend to that agent short term loans, secured by such security as the Corporation deems adequate, to enable that agent to meet short term requirements for liquid funds arising from its operations.

R.S., c. C-3, s. 33.

mandataire du gouvernement d’une province qui garantit ou assure les dépôts détenus par des institutions provinciales dans la province, un accord en vue de lui consentir des prêts à court terme, garantis par les sûretés qu’elle estime suffisantes, afin de lui permettre de faire face à ses besoins de liquidités à court terme dans le cadre de ses activités.

S.R., ch. C-3, art. 33.

Restructuring of Federal Member Institutions

Resolution Plans

Submission of plan

39.01 A domestic systemically important bank shall, on the request of the Corporation, develop and maintain a resolution plan that meets the requirements referred to in paragraph 11(2)(e) and shall submit that plan to the Corporation.

2017, c. 20, s. 110.

Restructuration des institutions fédérales membres

Plans de règlement

Soumission des plans

39.01 La banque d’importance systémique nationale doit, à la demande de la Société, élaborer et tenir à jour un plan de règlement qui est conforme aux exigences visées à l’alinéa 11(2)e) et soumettre ce plan à la Société.

2017, ch. 20, art. 110.

Vesting in Corporation and Appointing Corporation as Receiver

Report of Superintendent

39.1 (1) Where the Superintendent is of the opinion that

(a) a federal member institution has ceased, or is about to cease, to be viable, and

(b) the viability of the federal member institution cannot be restored or preserved by the exercise of the Superintendent’s powers under the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act,

the Superintendent, after providing the federal member institution with a reasonable opportunity to make representations, shall, in writing, report thereon to the Corporation.

Dévolution à la Société et nomination de la Société comme séquestre

Rapport du surintendant

39.1 (1) Le surintendant doit, après avoir donné à l’institution l’occasion de présenter ses observations, signaler dans un rapport écrit, à la Société, tout cas où, selon lui, une institution fédérale membre a cessé d’être viable ou est sur le point de ne plus l’être, d’une part, et ne peut le redevenir ou le rester même s’il exerçait les pouvoirs prévus à la Loi sur les banques, à la Loi sur les sociétés de fiducie et de prêt ou à la Loi sur les associations coopératives de crédit, d’autre part.

Forming opinion

(2) For the purposes of subsection (1), the Superintendent may take into account all matters the Superintendent considers relevant, but in all cases the Superintendent shall have regard to whether, in the opinion of the Superintendent,

(a) the federal member institution is dependent to an excessive extent on loans, advances, guarantees or other financial assistance to sustain its operations;

Facteurs à prendre en compte

(2) Pour l’application du paragraphe (1), le surintendant prend en compte tous les facteurs qu’il juge pertinents; il doit notamment déterminer si, à son avis :

a) le maintien des opérations de l’institution fédérale membre dépend dans une trop grande mesure de prêts, d’avances, de garanties ou d’une autre aide financière;

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver Sections 39.1-39.11	Dévolution à la Société et nomination de la Sociétécomme séquestre Articles 39.1-39.11

(b) the federal member institution has lost the confidence of depositors and the public;

(c) the federal member institution’s regulatory capital, within the meaning assigned to that expression by the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act, whichever is applicable, is or is about to become substantially deficient; or

(d) the federal member institution has failed to pay any liability that has become due and payable or will not be able to pay its liabilities as they become due and payable.

b) l’institution fédérale membre a perdu la confiance des déposants et du public;

c) son capital réglementaire, au sens de la Loi sur les banques, de la Loi sur les sociétés de fiducie et de prêt ou de la Loi sur les associations coopératives de crédit, selon le cas, est nettement insuffisant ou sur le point de l’être;

d) elle n’a pas acquitté une créance ou ne pourra faire face à ses obligations au fur et à mesure qu’elles deviendront exigibles.

Report by Superintendent on winding-up circumstances

(3) Where the Superintendent is of the opinion that

(a) circumstances exist in respect of a federal member institution that would allow the Superintendent to take control of the federal member institution under the Bank Act, the Trust and Loan Companies Act or the Cooperative Credit Associations Act, and

(b) if such control were taken, grounds would exist for the making of a winding-up order in respect of the federal member institution,

the Superintendent, after providing the federal member institution with a reasonable opportunity to make representations, shall, in writing, report thereon to the Corporation.

Rapport du surintendant

(3) Lorsqu’il est d’avis qu’une institution fédérale membre est dans une situation qui l’autorise, au titre de la Loi sur les banques, de la Loi sur les sociétés de fiducie et de prêt ou de la Loi sur les associations coopératives de crédit, à en prendre le contrôle et qu’il y aurait lieu, le cas échéant, de demander sa mise en liquidation, le surintendant lui donne l’occasion de présenter ses observations et fait un rapport écrit à la Société.

Urgency

(4) Despite subsections (1) and (3), the Superintendent may report to the Corporation orally if he or she is of the opinion that the federal member institution’s circumstances must be considered without delay.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 211; 2009, c. 2, s. 242.

Urgence

(4) Malgré les paragraphes (1) et (3), le surintendant peut faire rapport verbalement si, à son avis, l’institution fédérale membre est dans une situation qui doit être étudiée sans délai.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2001, ch. 9, art. 211; 2009, ch. 2, art. 242.

Request of Corporation

39.11 On receipt of a report made by the Superintendent under section 39.1, the Corporation may

(a) after determining that a transaction referred to in section 39.2 is reasonably likely to be expeditiously carried out after the making of the order, request the Minister to recommend that one or more orders be made under subsection 39.13(1); or

(b) in the case of a domestic systemically important bank, request the Minister to recommend that one or more orders be made under subsection 39.13(1) and that an order be made under subsection 39.13(1.3).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 1999, c. 31, s. 28(F); 2016, c. 7, s. 130.

Demande de la Société

39.11 Sur réception du rapport du surintendant, la Société peut :

a) après avoir déterminé qu’une opération visée à l’article 39.2 sera probablement effectuée rapidement après la prise du décret, demander au ministre de recommander la prise d’un ou de plusieurs décrets en application du paragraphe 39.13(1);

b) dans le cas d’une banque d’importance systémique nationale, demander au ministre de recommander la prise d’un ou de plusieurs décrets en application du

Current to February 11, 2020	45	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.11-39.13	Articles 39.11-39.13

paragraphe 39.13(1) et d’un décret en application du paragraphe 39.13(1.3).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 1999, ch. 31, art. 28(F); 2016, ch. 7, art. 130.

Recommendation of Minister

39.12 If a request referred to in section 39.11 is made by the Corporation, the Minister may, if he or she is of the opinion that it is in the public interest to do so, recommend to the Governor in Council that one or more orders be made under subsection 39.13(1) in respect of the federal member institution and, in the case of a domestic systemically important bank, that an order be made under subsection 39.13(1.3) in respect of that institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 130.

Order

39.13 (1) The Governor in Council may, on the recommendation of the Minister made under section 39.12, by order,

Recommandation du ministre

39.12 En cas de demande de la Société en ce sens et s’il est d’avis qu’il est dans l’intérêt public de le faire, le ministre peut recommander au gouverneur en conseil la prise, à l’égard de l’institution fédérale membre, d’un ou de plusieurs décrets en application du paragraphe 39.13(1) et, dans le cas d’une banque d’importance systémique nationale, d’un décret en application du paragraphe 39.13(1.3).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 130.

Décret

39.13 (1) Sur recommandation du ministre, le gouverneur en conseil peut prendre un décret :

(a) vest in the Corporation the shares and subordinated debt of the federal member institution that are specified in the order;

(b) appoint the Corporation as receiver in respect of the federal member institution;

(c) direct the Minister to incorporate a federal institution designated in the order as a bridge institution and specify the date and time as of which the federal member institution’s deposit liabilities are assumed; or

(d) direct the Corporation to carry out a conversion under subsection 39.2(2.3).

a) portant dévolution à la Société des actions et des dettes subordonnées de l’institution fédérale membre qui sont précisées dans le décret;

b) la nommant séquestre de celle-ci;

c) ordonnant au ministre de constituer une institution fédérale, conférant à celle-ci le statut d’institution-relais et précisant le moment à compter duquel les obligations sous forme de dépôts de l’institution fédérale membre sont prises en charge;

d) ordonnant à la Société d’effectuer la conversion visée au paragraphe 39.2(2.3).

Condition precedent

(1.1) The making of an order, under paragraph (1)(b), appointing the Corporation as receiver of the federal member institution is a condition precedent to the making of an order under paragraph (1)(c) in respect of the federal member institution.

Conditions for conversion

(1.2) An order may be made under paragraph (1)(d) in respect of the federal member institution only if the institution is a domestic systemically important bank and an order has also been made under paragraph (1)(a) or (b) in respect of the institution.

Order — longer period

(1.3) The Governor in Council may, on the recommendation of the Minister made under section 39.12, by order, require the Corporation to apply for a winding-up order in respect of the federal member institution in accordance with subsection 39.22(1.1).

Condition préalable

(1.1) La prise d’un décret qui nomme, en vertu de l’alinéa (1)b), la Société séquestre d’une institution fédérale membre constitue une condition préalable à la prise d’un décret au titre de l’alinéa (1)c) à l’égard de cette institution.

Conditions relatives à la conversion

(1.2) Un décret ne peut être pris en vertu de l’alinéa (1)d) à l’égard de l’institution fédérale membre que si elle est une banque d’importance systémique nationale et qu’un décret a aussi été pris au titre des alinéas (1)a) ou b) à son égard.

Décret : période plus longue

(1.3) Sur la recommandation du ministre faite au titre de l’article 39.12, le gouverneur en conseil peut prendre un décret exigeant que la Société demande, à l’égard de l’institution fédérale membre, une ordonnance de liquidation conformément au paragraphe 39.22(1.1).

Current to February 11, 2020	46	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

Effects of vesting order

(2) An order made under paragraph (1)(a)

(a) vests in the Corporation the shares and subordinated debt that are subject to the order, free from any adverse claim, including any claim that a transfer was wrongful or that a particular adverse person was the owner of or had an interest or right in respect of the shares or subordinated debt, even though the Corporation knows of the adverse claim;

(b) extinguishes any such adverse claim to the extent that the claim is a claim that a person other than the Corporation is the owner of or has an interest or right in respect of the shares or subordinated debt;

(c) does not extinguish any such adverse claim to the extent that the claim is a personal claim against a person other than the Corporation or a person claiming under it;

(d) does not prevent a secured creditor or assignee or successor in interest of the person who was the holder of the shares or subordinated debt immediately before the making of the order from being entitled to receive compensation under section 39.23; and

(e) gives the Corporation the right to recover, out of the assets of the federal member institution and in priority to all other claims, all the costs, charges and expenses properly incurred by the Corporation in furtherance of the order, including those related to its operation of the institution.

But du décret portant dévolution

(2) Le décret pris au titre de l’alinéa (1)a) :

a) porte dévolution à la Société des actions et des dettes subordonnées visées par le décret, libres de toute opposition, notamment toute allégation soit d’illégalité du transfert, soit d’un droit ou d’un intérêt de l’opposant sur ces dernières, entre autres à titre de propriétaire, même si la Société en connaissait l’existence;

b) éteint toute opposition dans la mesure où celle-ci est fondée sur le droit ou l’intérêt d’une autre personne que la Société sur les actions ou dettes, entre autres à titre de propriétaire;

c) ne l’éteint pas dans la mesure où il s’agit d’une opposition personnelle à l’encontre d’une autre personne que la Société ou un ayant cause de celle-ci;

d) ne porte pas atteinte au droit du créancier garanti ou de l’ayant cause de la personne qui détenait des actions ou des dettes subordonnées au moment de la prise du décret de recevoir l’indemnité visée à l’article 39.23;

e) donne à la Société le droit de recouvrer, sur l’actif de l’institution fédérale membre et en priorité sur toutes les autres créances contre celle-ci, les dépenses, charges et frais légitimes qu’elle a engagés pour la réalisation de l’objet du décret, notamment ceux liés au fonctionnement de l’institution.

Federal credit union

(2.1) In addition to subsection (2), if an order made under paragraph (1)(a) is in respect of a federal credit union, the Corporation has the powers, rights and privileges it would have if it were a member of the federal credit union and the federal credit union is exempt from any requirement to have a minimum number of members for so long as the shares are vested in the Corporation.

Coopérative de crédit fédérale

(2.1) En outre, si le décret portant dévolution est pris à l’égard d’une coopérative de crédit fédérale, la Société détient les pouvoirs, droits et privilèges conférés à un membre de la coopérative de crédit fédérale et celle-ci est soustraite à l’obligation de maintenir un nombre minimal de membres tant que ses actions sont dévolues à la Société.

Effects of receivership order

(3) An order made under paragraph (1)(b)

(a) constitutes the Corporation as the exclusive receiver of the assets and undertaking of the federal member institution or of such part thereof as may be specified in the order;

Décret nommant séquestre

(3) Le décret pris en vertu de l’alinéa (1)b) fait de la Société le séquestre unique de tout ou partie de l’actif et de l’entreprise de l’institution fédérale membre, selon les termes du décret, et lui donne le pouvoir, entre autres :

a) de prendre possession de l’actif et de forcer toute personne, notamment un autre séquestre ou un créancier, à céder la possession et le contrôle de l’actif et à rendre compte;

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

(b) gives the Corporation, as receiver, in respect of the assets and undertaking of the federal member institution or such part thereof as may be specified in the order, the power to

(i) enter the federal member institution and take possession and control of the assets and require any person therein to account for and deliver up to the Corporation possession and control of the assets,

(ii) subject to subparagraph (iii), sell or otherwise dispose of the assets and undertaking by private or public sale or in such other manner and on such terms and conditions as the Corporation deems appropriate,

(iii) sell or otherwise dispose of any asset that is subject to an agreement creating a security interest to any person who agrees to assume the obligation secured by the security interest,

(iv) arrange for the assumption by any person of all or any part of the federal member institution’s liabilities,

(v) carry on the business of the federal member institution to the extent that the Corporation deems is necessary or beneficial to the receivership,

(vi) sue for, defend, compromise and settle, in the name of the federal member institution, any claim made by or against it,

(vii) in the name of the federal member institution, do all acts and execute all receipts and other documents and for that purpose, when necessary, use its seal, and

(viii) do all such other things as may be necessary or incidental to the exercise of the Corporation’s rights, powers, privileges and immunities as receiver; and

(c) gives the Corporation the right to recover, out of the assets of the federal member institution and in priority to all other claims, all the costs, charges and expenses properly incurred by the Corporation in furtherance of the order, including those related to its operation of the institution.

b) sous réserve de l’alinéa c), d’aliéner les éléments d’actif et l’entreprise, notamment par vente publique ou privée de la façon et suivant les conditions jugées utiles par la Société;

c) d’aliéner les éléments d’actif visés par un accord créant une sûreté en faveur de la personne qui prend en charge l’obligation qui en est l’objet;

d) de faire les arrangements nécessaires pour qu’une personne prenne en charge le passif de l’institution fédérale membre;

e) d’exploiter l’entreprise de l’institution fédérale membre dans la mesure où elle l’estime nécessaire ou avantageux dans le cadre de la mise sous séquestre;

f) d’intenter ou de contester, au nom d’une institution fédérale membre, toute action relative à des créances ou dettes de celle-ci et, dans le cadre de ces actions, de transiger ou de faire des compromis, en son nom;

g) de faire tous actes, passer et signer tous contrats, reçus et autres documents au nom de l’institution fédérale membre, et employer à cette fin, si nécessaire, le sceau de l’institution;

h) de faire tout acte nécessaire à l’exercice de ses attributions à titre de séquestre.

Le décret lui donne également le droit de recouvrer, sur l’actif de l’institution fédérale membre et en priorité sur toutes les autres créances contre celle-ci, les dépenses, charges et frais légitimes qu’elle a engagés pour la réalisation de l’objet du décret, notamment ceux liés au fonctionnement de l’institution.

For greater certainty — bankruptcy

(4) For greater certainty, shares and subordinated debt that are subject to an order made under paragraph (1)(a) and that, immediately before the making of the order, are vested in a trustee in bankruptcy under the Bankruptcy and Insolvency Act are vested in the Corporation.

Précision : faillite

(4) Il est entendu que les actions et les dettes subordonnées visées par le décret pris au titre de l’alinéa (1)a), qui, au moment de la prise du décret, étaient dévolues à un syndic de faillite en vertu de la Loi sur la

Current to February 11, 2020	48	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

faillite et l’insolvabilité, sont dévolues par le décret à la Société.

For greater certainty — exercising rights

(4.1) For greater certainty, an order made under paragraph (1)(a) or (b) prevents any person, other than the Corporation, who is the holder of shares or subordinated debt or other debts or liabilities of the federal member institution or who is a party to or a beneficiary of a contract with the institution, and any secured creditor or assignee or successor in interest of such a person, from exercising any voting or other rights arising from the person’s status in any manner that could defeat or interfere with the rights, powers, privileges and immunities of the Corporation as holder of shares or subordinated debt or as receiver, as the case may be.

Précision : exercice de droits

(4.1) Il est entendu que le décret pris au titre des alinéas (1)a) ou b) empêche toute personne, sauf la Société, détentrice d’actions ou de dettes subordonnées ou d’autres dettes ou d’éléments du passif de l’institution fédérale membre ou partie à un contrat avec l’institution ou bénéficiaire de celui-ci, et tout créancier garanti ou ayant cause de cette personne d’exercer quelque droit, notamment un droit de vote, rattaché à son statut d’une façon qui pourrait porter préjudice aux attributions de la Société en tant que détenteur d’actions ou de dettes subordonnées ou en tant que séquestre, selon le cas.

Receiver order dealings

(5) Where an order is made under paragraph (1)(b),

(a) the Corporation, as receiver, may exercise its powers, rights, privileges and immunities without leave, approval or other intervention of a court, but may seek the assistance of a superior court in order to give effect to those powers, rights, privileges and immunities,

(b) an asset of the federal member institution that is acquired from the Corporation, as receiver, shall, except to the extent that it is an asset referred to in sub-paragraph (3)(b)(iii), be acquired free of any adverse claim of the federal member institution or any other person, and

(c) the Corporation, as receiver, may cause or refrain from causing any obligation of the federal member institution to be performed and may cause the federal member institution to incur an obligation or do so on its behalf, and the Corporation shall not, by reason of its appointment as receiver or any action taken by it, be held to have assumed or incurred any obligation of the federal member institution for its own account.

Pouvoirs du séquestre

(5) Le décret nommant la Société séquestre n’a pas pour effet de la rendre responsable des obligations de l’institution fédérale membre ni de ses actes posés en qualité de séquestre. Il a toutefois pour effet :

a) de lui permettre, à ce titre, d’exercer ses attributions sans l’autorisation d’une cour supérieure, quoiqu’elle puisse y recourir pour faire respecter ses décisions;

b) d’immuniser les biens d’une institution fédérale membre, autres que ceux visés à l’alinéa (3)c), acquis de la Société en sa qualité de séquestre, contre les recours en réclamation, y compris ceux de l’institution fédérale membre;

c) de lui permettre soit d’empêcher l’exécution d’une obligation de l’institution fédérale membre, soit d’autoriser celle-ci à s’obliger, soit de s’obliger pour elle.

Non-liability — environmental matters

(5.1) Without limiting the generality of subsection (5) and despite anything in federal or provincial law, the Corporation, as receiver, is not liable in that capacity for any environmental condition that arose or environmental damage that occurred

(a) before the Corporation’s appointment as receiver; or

(b) after the Corporation’s appointment as receiver unless it is established that the condition arose or the

Non-responsabilité : questions environnementales

(5.1) Sans que soit limitée la portée du paragraphe (5) et par dérogation au droit fédéral et provincial, la Société, en tant que séquestre, est dégagée de toute responsabilité découlant de tout fait ou dommage affectant l’environnement survenu :

a) avant sa nomination à ce titre;

b) après sa nomination, à moins qu’il ne soit établi que le fait ou le dommage résulte de sa négligence

Current to February 11, 2020	49	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.13	Article 39.13

damage occurred as a result of the Corporation’s gross negligence or wilful misconduct or, in Quebec, the Corporation’s gross or intentional fault.

grave ou de son inconduite volontaire ou, au Québec, de sa faute lourde ou intentionnelle.

Reports, etc., still required

(5.2) Nothing in subsection (5.1) exempts the Corporation, as receiver, from any duty to report or make disclosure imposed by a law referred to in that subsection.

Rapports et autres toujours requis

(5.2) Le paragraphe (5.1) ne dispense pas la Société, en tant que séquestre, de l’obligation de faire rapport ou de communiquer des renseignements prévue par le droit applicable en l’espèce.

Non-liability — certain orders

(5.3) Without limiting the generality of subsection (5) and despite anything in federal or provincial law but subject to subsection (5.2), if an order is made that has the effect of requiring the Corporation, as receiver, to remedy any environmental condition or environmental damage affecting property involved in the receivership, the Corporation, as receiver, is not liable for failure to comply with the order, and is not liable for any costs that are or would be incurred by any person in carrying out the terms of the order,

(a) if, within the time that is specified in the order, or within 10 days after the appointment of the Corporation as receiver if the order is in effect when the Corporation is appointed as receiver, the Corporation, as receiver,

(i) complies with the order, or

(ii) on notice to the person who issued the order, abandons, disposes of or otherwise releases any interest in any real property, or any right in any immovable, affected by the condition or damage; or

(b) if the Corporation, as receiver, had, before the order was made, abandoned, disposed of or otherwise released any interest in any real property, or any right in any immovable, affected by the condition or damage.

Non-responsabilité : certains décrets

(5.3) Sans que soit limitée la portée du paragraphe (5) et par dérogation au droit fédéral et provincial mais sous réserve du paragraphe (5.2), lorsqu’un décret a pour effet d’obliger la Société, en tant que séquestre, à réparer le fait ou le dommage affectant l’environnement et touchant une propriété visée par une mise sous séquestre, elle est, à ce titre, dégagée de toute responsabilité découlant du non-respect du décret et de toute responsabilité relativement aux frais engagés ou pouvant l’être par toute personne lors de l’exécution des modalités du décret dans les cas suivants :

a) la Société, en tant que séquestre, dans le délai précisé dans le décret ou, si le décret est en vigueur au moment de sa nomination, dans les dix jours suivant sa nomination, selon le cas :

(i) se conforme au décret,

(ii) sur avis à la personne qui a pris le décret, abandonne tout droit sur l’immeuble en cause ou tout intérêt sur le bien réel en cause, en dispose ou s’en déssaisit;

b) la Société, en tant que séquestre, avait, avant la prise du décret, abandonné tout droit sur l’immeuble en cause ou tout intérêt sur le bien réel en cause, en avait disposé ou s’en était dessaisi.

Non-liability — employees

(5.4) Without limiting the generality of subsection (5) and despite anything in federal or provincial law, the Corporation, as receiver, is not liable in respect of a liability, including one as a successor employer,

(a) that is in respect of the employees or former employees of the federal member institution or a predecessor of the federal member institution or in respect of a pension plan for the benefit of those employees or former employees; and

Non responsabilité : employés

(5.4) Sans que soit limitée la portée du paragraphe (5) et par dérogation au droit fédéral et provincial, la Société, en tant que séquestre, n’est aucunement responsable des obligations, y compris celles d’employeur successeur, qui, à la fois :

a) ont trait aux employés ou aux anciens employés de l’institution fédérale membre ou d’un de ses prédécesseurs ou à un régime de retraite pour le bénéfice de ces employés ou anciens employés;

Current to February 11, 2020	50	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.13-39.14	Articles 39.13-39.14

(b) that existed before the Corporation is appointed as receiver or that is calculated by reference to a period before the Corporation’s appointment.

b) existaient avant sa nomination en tant que séquestre ou sont calculées en fonction d’une période antérieure à celle-ci.

Liability of other successor employers

(5.5) Subsection (5.4) does not affect the liability of a successor employer other than the Corporation, as receiver.

Obligations d’un employeur successeur

(5.5) Le paragraphe (5.4) ne dégage de sa responsabilité aucun employeur successeur autre que la Société en tant que séquestre.

Order conclusive

(6) An order made under this section and any action taken or decision made in furtherance of such an order are for all purposes final and conclusive and shall not be questioned or reviewed in any court.

1992, c. 26, ss. 11, 16; 1996, c. 6, s. 41; 2009, c. 2, s. 243; 2010, c. 12, ss. 1888, 2100; 2012, c. 5, s. 196; 2016, c. 7, s. 131.

39.131 [Repealed, 2016, c. 7, s. 132]

39.132 [Repealed, 2016, c. 7, s. 132]

Caractère définitif

(6) Le décret pris au titre du présent article ainsi que toute action ou décision prise pour la réalisation de son objet sont, à tous égards, définitifs et ne sont susceptibles d’aucun recours judiciaire.

1992, ch. 26, art. 11 et 16; 1996, ch. 6, art. 41; 2009, ch. 2, art. 243; 2010, ch. 12, art. 1888 et 2100; 2012, ch. 5, art. 196; 2016, ch. 7, art. 131.

39.131 [Abrogé, 2016, ch. 7, art. 132]

39.132 [Abrogé, 2016, ch. 7, art. 132]

Powers of Corporation

39.14 (1) If an order is made under paragraph 39.13(1)(a) or (b) in respect of a federal member institution, the powers, duties, functions, rights and privileges of the directors of the federal member institution and those of its officers who are responsible for its management are suspended except to the extent that is specified in writing by the Corporation. The Corporation may exercise those powers, rights and privileges and perform those duties and functions.

Transfert des pouvoirs à la Société

39.14 (1) Le décret pris au titre des alinéas 39.13(1)a) ou b) à l’égard d’une institution fédérale membre suspend, sauf dans la mesure prévue par écrit par la Société, les attributions des administrateurs de l’institution et des dirigeants qui sont chargés de sa gestion et les confère à la Société.

Suspension of powers, rights, etc.

(1.1) In addition to subsection (1), if an order made under paragraph 39.13(1)(a) or (b) is in respect of a federal credit union, the powers, rights and privileges of its members are suspended, but nothing in this subsection affects the powers, rights and privileges of the Corporation under subsection 39.13(2.1).

Suspension des pouvoirs, droits et privilèges des membres

(1.1) En outre, lorsque le décret portant dévolution ou le décret nommant la Société séquestre est pris à l’égard d’une coopérative de crédit fédérale, il suspend les pouvoirs, droits et privilèges de ses membres. Toutefois, il ne suspend pas ceux qui sont conférés à la Société en vertu du paragraphe 39.13(2.1).

Shareholders

(1.2) If an order is made under paragraph 39.13(1)(a) or (b) in respect of a federal member institution, the powers, rights and privileges of its shareholders to vote or give approvals are suspended and the Corporation may exercise those powers, rights and privileges.

Actionnaires

(1.2) Le décret pris au titre des alinéas 39.13(1)a) ou b) à l’égard d’une institution fédérale membre suspend les pouvoirs, droits et privilèges des actionnaires de l’institution de voter ou d’accorder leur approbation et les confère à la Société.

Persons to assist

(2) The Corporation may appoint one or more persons to assist it in the management of any federal member institution or in carrying out the Corporation’s functions as holder of shares or subordinated debt or as receiver and may delegate to those persons any of the powers, duties,

Assistance

(2) La Société peut nommer une ou plusieurs personnes pour l’aider à gérer l’institution fédérale membre ou à exercer ses fonctions de détenteur d’actions ou de dettes subordonnées ou de séquestre et leur déléguer les attributions des administrateurs et dirigeants de l’institution fédérale membre.

Current to February 11, 2020	51	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.14-39.15	Articles 39.14-39.15

functions, rights or privileges of the directors and officers of the federal member institution.

(3) [Repealed, 2016, c. 7, s. 133]

(3) [Abrogé, 2016, ch. 7, art. 133]

Power to appoint and remove

(4) If an order is made under paragraph 39.13(1)(b) in respect of a federal member institution, the Corporation may appoint or remove any director of the federal member institution.

Pouvoir de nommer et de révoquer

(4) Lorsqu’un décret est pris au titre de l’alinéa 39.13(1)b) à l’égard d’une institution fédérale membre, la Société peut nommer ou révoquer tout administrateur de l’institution.

Corporation’s directions

(5) If an order is made under paragraph 39.13(1)(a) or (b) in respect of a federal member institution, the Corporation may give directions to the board of directors of the federal member institution, including to make, amend or repeal any by-law of the institution.

Instructions de la Société

(5) Lorsqu’un décret est pris au titre des alinéas 39.13(1)a) ou b) à l’égard d’une institution fédérale membre, la Société peut donner des instructions au conseil d’administration de l’institution. Elle peut lui donner instruction notamment de prendre, de modifier ou d’abroger tout règlement administratif de l’institution.

Implementation

(6) The board of directors of the federal member institution shall ensure that a direction given under subsection (5) is implemented in a prompt and efficient manner and shall, after implementing a direction, notify the Corporation without delay that it has been implemented.

Mise en œuvre

(6) Le conseil d’administration de l’institution fédérale membre veille à la mise en œuvre rapide et efficace des instructions données au titre du paragraphe (5) et avise sans délai la Société qu’elles ont été mises en œuvre.

By-laws — board of directors

(7) The board of directors of the federal member institution may, with the prior approval of the Corporation, make, amend or repeal any by-law of the institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2010, c. 12, s. 2101; 2016, c. 7, s. 133.

Règlements administratifs : conseil d’administration

(7) Le conseil d’administration de l’institution fédérale membre peut, avec l’approbation préalable de la Société, prendre, modifier ou abroger tout règlement administratif de l’institution.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2010, ch. 12, art. 2101; 2016, ch. 7, art. 133.

Stay of proceedings

39.15 (1) Where an order is made under subsection 39.13(1),

(a) no action or other civil proceeding before a judicial or quasi-judicial body and no arbitration may be commenced or continued against the federal member institution or in respect of its assets other than a proceeding under the Winding-up and Restructuring Act commenced by the Corporation or the Attorney General of Canada;

(b) no attachment, garnishment, execution or other method of enforcement of a judgment or order against the federal member institution or its assets may take place or continue;

(c) no creditor of the federal member institution has any remedy against the federal member institution or its assets;

Suspension des procédures

39.15 (1) Le décret pris en application de l’article 39.13 a pour effet de suspendre :

a) toutes les actions ou autres procédures civiles dans les instances engagées devant un organisme judiciaire ou quasi judiciaire contre l’institution visée ou son actif et toutes les procédures arbitrales, à l’exception toutefois de celles intentées par la Société ou le procureur général du Canada en vertu de la Loi sur les liquidations et les restructurations;

b) toute saisie ou autre mesure d’exécution d’un jugement ou d’une ordonnance à l’encontre de l’institution ou de son actif;

c) les recours des créanciers à son encontre ou à l’encontre de son actif;

d) sauf dans le cadre normal des processus de règlement et de compensation, notamment la consolidation des comptes à l’égard de tels processus

Current to February 11, 2020	52	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Articles 39.15

(d) except in the normal course of clearing and settlement processes, including the consolidation of accounts in respect of those processes or the services referred to in paragraph (5)(c), no creditor has any right of set-off or compensation against the federal member institution;

(e) no person may terminate or amend any agreement with the federal member institution or claim an accelerated payment, or forfeiture of the term, under such an agreement by reason only of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the agreement,

(iii) a monetary default, before the order was made, under the agreement by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made,

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(v) the assignment or assumption of the agreement to or by a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities; and

(f) no person may terminate the federal member institution’s membership in an organization by reason only of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of ou de services visés à l’alinéa (5)c), le droit des créanciers d’opérer compensation à son égard;

e) la résiliation ou la modification de tout contrat conclu avec l’institution fédérale membre ou l’exercice de toute clause de déchéance du terme comprise dans un tel contrat en raison uniquement, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue au contrat,

(iii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue au contrat auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(iv) de la prise du décret ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(v) de la cession du contrat à une institution-relais ou à un tiers ou de la prise en charge du contrat par une institution-relais ou un tiers,

(vi) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif;

f) la perte, par l’institution fédérale membre, de sa qualité de membre d’une organisation en raison uniquement, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans les règles de l’organisation,

Current to February 11, 2020	53	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Articles 39.15

its affiliates in the performance of obligations under the rules of the organization,

(iii) a monetary default, before the order was made, under the rules of the organization by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made,

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(v) the transfer of the federal member institution’s membership to a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

(iii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans les règles de l’organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(iv) de la prise du décret ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe,

(v) de la transmission par l’institution fédérale membre de sa qualité de membre d’une organisation à une institution-relais ou à un tiers,

(vi) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Agreements overridden

(2) Where an order is made under subsection 39.13(1), any stipulation in an agreement is of no force or effect if it

(a) has the effect of providing for, or permitting, anything that, in substance, is contrary to paragraph (1)(e) or 39.13(3)(b); or

(b) provides, in substance, that the federal member institution ceases to have the rights — or, in the case of a bridge institution, does not have the rights — to use or deal with assets that the federal member institution or bridge institution would otherwise have, on

Incompatibilité

(2) Si un décret est pris aux termes du paragraphe 39.13(1), est inopérante toute disposition d’un contrat qui :

a) soit est incompatible avec les alinéas (1)e) ou

39.13(3)b);

b) soit prévoit, pour l’essentiel, que l’institution fédérale membre est déchue des droits ou, dans le cas de l’institution-relais, n’a pas les droits que l’une ou l’autre aurait normalement de se servir des biens visés ou de faire d’autres opérations à leur égard, si l’une ou l’autre des situations suivantes survient :

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the agreement,

(iii) a monetary default, before the order was made, under the agreement by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made,

(i) l’insolvabilité ou la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue au contrat,

(iii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue au contrat auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

Current to February 11, 2020	54	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(v) the assignment or assumption of the agreement to or by a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

(iv) la prise du décret ou un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(v) la cession du contrat à une institution-relais ou à un tiers ou la prise en charge du contrat par une institution-relais ou un tiers,

(vi) le transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Organization’s rules — no force or effect

(2.1) If an order is made under subsection 39.13(1), any stipulation in the rules of an organization is of no force or effect if it

(a) has the effect of providing for or permitting anything that, in substance, is contrary to paragraph (1)(f) or 39.13(3)(b); or

(b) provides, in substance, that the federal member institution ceases to have the rights — or, in the case of the bridge institution, does not have the rights — of a member of the organization, that the federal member institution or the bridge institution would otherwise have, on

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the rules of the organization,

(iii) a monetary default, before the order was made, under the rules of the organization by the federal member institution or any of its affiliates that is remedied by the institution within 60 days after the day on which the order is made,

(iv) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

Incompatibilité — règles d’une organisation

(2.1) Si un décret est pris en vertu du paragraphe 39.13(1), est inopérante toute disposition des règles d’une organisation qui :

a) soit est incompatible avec les alinéas (1)f) ou 39.13(3)b);

b) soit prévoit, pour l’essentiel, que l’institution fédérale membre est déchue des droits ou, dans le cas de l’institution-relais, n’a pas les droits que l’une ou l’autre aurait normalement en tant que membre de l’organisation, si l’une ou l’autre des situations suivantes survient :

(i) l’insolvabilité ou la détérioration de la situation financière de l’institution fédérale membre, de toute une entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans les règles de l’organisation,

(iii) le défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans les règles de l’organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(iv) la prise du décret ou un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

Current to February 11, 2020	55	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(v) the transfer of the federal member institution’s membership to a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

(v) la transmission par l’institution fédérale membre de sa qualité de membre de l’organisation à une institution-relais ou à un tiers,

(vi) le transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(viii) la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Clearing arrangements

(3) Subsections (1) to (2.1) do not apply so as to prevent a member of the Canadian Payments Association from acting or ceasing to act as a clearing agent for a federal member institution in accordance with the Canadian Payments Act and the by-laws and rules of that Association.

Accords de compensation

(3) Les paragraphes (1) à (2.1) n’ont pas pour effet d’empêcher un membre de l’Association canadienne des paiements d’agir ou de cesser d’agir à titre d’agent de compensation pour le compte de l’institution fédérale membre conformément à la Loi canadienne sur les paiements et aux règles et règlements administratifs de l’Association.

Exception

(3.1) Despite subsection (3), if a clearing agent that is a member of the Canadian Payments Association acts in that capacity for a federal member institution at the time an order is made under subsection 39.13(1) in respect of the institution, the clearing agent shall continue to act in that capacity for the institution after the order is made, if the Corporation has given an undertaking to provide the financial assistance that the institution needs in order to discharge its obligations to the clearing agent as they become due.

Exception

(3.1) Malgré le paragraphe (3), lorsqu’un agent de compensation qui est membre de l’Association canadienne des paiements agit à ce titre, au moment de la prise d’un décret au titre du paragraphe 39.13(1), pour le compte d’une institution fédérale membre à l’égard de laquelle le décret est pris, l’agent est tenu de continuer d’agir à ce titre après la prise du décret, si la Société s’est engagée à fournir à l’institution l’aide financière dont elle a besoin pour s’acquitter de ses obligations envers lui, au fur et à mesure qu’elles deviennent exigibles.

Clearing house

(3.2) Subsections (1) to (2.1) do not apply so as to prevent a clearing house

(a) from acting or ceasing to act in that capacity for a federal member institution; or

(b) from exercising its rights under its settlement rules, as defined in subsection 8(5) of the Payment Clearing and Settlement Act.

Chambre de compensation

(3.2) Les paragraphes (1) à (2.1) n’ont pas pour effet d’empêcher une chambre de compensation :

a) d’agir ou de cesser d’agir à ce titre, pour le compte de l’institution fédérale membre;

b) d’exercer ses droits en vertu des règles applicables au règlement, au sens du paragraphe 8(5) de la Loi sur la compensation et le règlement des paiements.

Exception

(3.3) Despite subsection (3.2), a clearing house that acts in that capacity for a federal member institution at the time an order is made under subsection 39.13(1) in respect of the institution shall continue to act in that capacity for the institution and subsections (1) to (2.1) apply in

Exception

(3.3) Malgré le paragraphe (3.2), lorsqu’une chambre de compensation agit à ce titre, au moment de la prise d’un décret au titre du paragraphe 39.13(1), pour le compte d’une institution fédérale membre à l’égard de laquelle le décret est pris, la chambre, si la Société s’est engagée à

Current to February 11, 2020	56	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

respect of the clearing house, if the Corporation has given an undertaking to provide the financial assistance that the institution needs in order to discharge its obligations to the clearing house as they become due.

fournir à l’institution l’aide financière dont elle a besoin pour s’acquitter de ses obligations envers la chambre, au fur et à mesure qu’elles deviennent exigibles, est tenue de continuer d’agir à ce titre et les paragraphes (1) à (2.1) s’appliquent à l’égard de la chambre.

Rights subject to set-off or compensation

(4) A federal member institution in respect of which an order is made under subsection 39.13(1) may not enforce against a person a right to receive an amount against which the person, but for paragraph (1)(d), would have a right of set-off or compensation.

Réserve

(4) L’institution fédérale membre visée par le décret pris en application de l’article 39.13 ne peut faire valoir son droit de recevoir un montant à l’encontre duquel un tiers, en l’absence de l’alinéa (1)d), aurait un droit de compensation.

Further supplies and advances

(5) Nothing in subsection (1) or (2) shall be construed

(a) as prohibiting a person from requiring payments to be made in cash for goods, services, use of leased or licensed property or other valuable consideration provided after the making of the order;

(b) as requiring the advance to a federal member institution in respect of which an order is made under subsection 39.13(1) of money or credit after the making of the order; or

(c) as requiring the provision to a federal member institution in respect of which an order is made under subsection 39.13(1) of any of the following services where to do so would be likely, in the reasonable opinion of the person providing the service, to result in that person advancing money or credit to the federal member institution after the making of the order or to give rise, after the making of the order, to a claim of that person against the federal member institution, namely,

(i) cash management services,

(ii) services related to the redemption of debt instruments,

(iii) services related to the issuance of letters of credit or guarantees,

(iv) cheque certification services,

(v) currency supply services,

(vi) funds transfer services and remittance order services,

(vii) securities delivery and settlement services,

(viii) charge, credit, debit and payment card services,

Fourniture de biens et avances

(5) Les paragraphes (1) et (2) n’ont pas pour effet :

a) d’empêcher quiconque d’exiger un paiement en argent pour la fourniture de biens ou services ou l’utilisation de biens loués ou sous licence après la prise du décret;

b) de rendre obligatoire le versement d’une avance en argent ou sous forme de crédit après la prise du décret à l’institution fédérale membre visée par le décret;

c) de rendre obligatoire la prestation par une personne à l’institution fédérale membre visée par le décret des services suivants si cela devait vraisemblablement, selon ce que la personne peut raisonnablement en penser, entraîner après la prise du décret l’avance par celle-ci d’argent ou de crédit à l’institution ou la formation d’une réclamation à son encontre :

(i) la gestion de trésorerie,

(ii) les services afférents au remboursement des titres d’emprunt,

(iii) les services afférents à l’émission de lettres de crédit ou de garanties,

(iv) la certification de chèques,

(v) l’approvisionnement en numéraire,

(vi) les virements de fonds et les ordres de paiement,

(vii) la livraison de titres et le règlement,

(viii) les services afférents aux cartes de crédit, de débit ou de paiement,

(ix) les guichets automatiques bancaires et les services de compensation intraréseau,

Current to February 11, 2020	57	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(ix) automated banking and teller machine services,

(x) electronic funds transfer at point of sale services,

(xi) consignment cheque services,

(xii) other services similar to those referred to in subparagraphs (i) to (xi),

(xiii) any service of a kind prescribed by the regulations, and

(xiv) a guarantee of liabilities in respect of any of the services referred to in subparagraphs (i) to (xi-ii).

(x) les virements de fonds électroniques aux lieux de services de vente,

(xi) les services de chèques en consignation,

(xii) les autres services semblables à ceux visés aux sous-alinéas (i) à (xi),

(xiii) les services du type prévu par règlement,

(xiv) la garantie des obligations relatives aux services mentionnés aux sous-alinéas (i) à (xiii).

Security agreements, assignments and transfers

(6) Paragraphs (1)(b) to (e) and subsection (2) do not apply in respect of a remedy under, or a stipulation of, a security agreement creating a security interest in assets of a federal member institution or an agreement assigning or transferring the institution’s right, title or interest in any real property or immovable situated in Canada, including any mortgage or hypothec on that real property or immovable, if

(a) an obligation secured by the agreement is to the Bank of Canada or the Corporation; or

(b) the Superintendent, on the application of the federal member institution, exempted the agreement from the application of those paragraphs and that subsection before the making of an order under subsection 39.13(1) and the Corporation does not undertake

(i) to ensure that the obligations secured by the security interest or the assignment or transfer will be assumed by a bridge institution or a third party, or

(ii) to provide the federal member institution with the financial assistance that it needs to discharge the obligations secured by the security interest or the assignment or transfer as they become due.

Contrats de garantie ou prévoyant la cession ou le transfert

(6) Les alinéas (1)b) à e) et le paragraphe (2) ne s’appliquent pas aux dispositions d’un contrat de garantie créant une sûreté sur les biens d’une institution fédérale membre ou à celles d’un contrat cédant ou transférant les droits, les titres ou les intérêts de l’institution relatifs à des immeubles ou biens réels situés au Canada, notamment des hypothèques sur ces immeubles ou biens réels, ni aux recours que prévoit le contrat, si :

a) soit l’obligation que garantit le contrat a été contractée à l’égard de la Banque du Canada ou de la Société;

b) soit le surintendant a, sur demande de l’institution, soustrait le contrat à l’application de ces alinéas et de ce paragraphe avant la prise d’un décret au titre du paragraphe 39.13(1) et, la Société ne s’engage :

(i) ni à veiller à ce que l’obligation garantie par la sûreté ou la cession ou le transfert soit prise en charge par une institution-relais ou un tiers,

(ii) ni à fournir à l’institution l’aide financière dont elle a besoin pour s’acquitter d’obligations garanties par la sûreté ou la cession ou le transfert au fur et à mesure qu’elles deviennent exigibles.

Eligible financial contracts

(7) Nothing in subsection (1), (2) or (2.1) prevents the following actions from being taken in accordance with the provisions of an eligible financial contract:

(a) the termination or amendment of the contract;

Contrats financiers admissibles

(7) Les paragraphes (1), (2) et (2.1) n’ont pas pour effet d’empêcher l’accomplissement, conformément au contrat financier admissible, des opérations suivantes :

a) la résiliation ou la modification du contrat;

Current to February 11, 2020	58	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(b) the accelerated payment or forfeiture of the term under the contract;

(c) the exercise of remedies for a failure to satisfy an obligation under or in connection with the contract, including the payment of an amount payable — or the delivery of property deliverable — under or in connection with the contract;

(d) the netting or setting off or compensation of an amount payable under or in connection with the contract;

(e) any dealing with financial collateral

(i) to satisfy an amount payable — or the delivery of property deliverable — under or in connection with the contract,

(ii) for the purpose of calculating an amount payable under or in connection with the contract by way of netting, setting off or compensation of the financial collateral or application of the proceeds or value of the financial collateral, or

(iii) as a remedy for a failure described in paragraph (c); or

(f) any dealing with financial collateral, other than a dealing set out in paragraph (e).

b) l’exercice de toute clause de déchéance du terme comprise dans le contrat;

c) l’exercice de recours en cas de défaut d’exécution de toute obligation en vertu du contrat ou à son égard, notamment le défaut de verser toute somme due ou de livrer tout bien à livrer en vertu du contrat ou à son égard;

d) la compensation relativement à toute somme due en vertu du contrat ou à son égard;

e) toute opération, à l’égard de la garantie financière afférente qui vise :

(i) soit l’exécution de toute obligation de verser toute somme due ou de livrer tout bien à livrer en vertu du contrat ou à son égard,

(ii) soit le calcul des sommes dues en vertu du contrat ou à son égard à titre de compensation de la garantie financière ou d’affectation de son produit ou de sa valeur,

(iii) soit l’exercice d’un recours pour un défaut visé à l’alinéa c);

f) toute opération, à l’égard de la garantie financière afférente, autre que celle visée à l’alinéa e).

Interpretation

(7.01) For the purposes of paragraphs (7)(e) and (f), dealings with financial collateral include

(a) the sale or foreclosure or, in Quebec, the surrender of financial collateral; and

(b) the netting, setting off or compensation of financial collateral or the application of the proceeds or value of financial collateral.

(7.02) and (7.03) [Repealed, 2016, c. 7, s. 134]

Application

(7.01) Pour l’application des alinéas (7)e) et f), une opération à l’égard de la garantie financière comprend notamment :

a) la vente, la demande en forclusion ou, au Québec, la demande en délaissement;

b) la compensation ou l’affectation de son produit ou de sa valeur.

(7.02) et (7.03) [Abrogés, 2016, ch. 7, art. 134]

Stay — eligible financial contracts

(7.1) If an order is made under subsection 39.13(1), the actions referred to in paragraphs (7)(a), (b) and (f) are not to be taken by reason only of

(a) the insolvency or deteriorated financial condition of the federal member institution, any of its affiliates or any of its providers of credit support or guarantors in respect of the institution’s obligations under the eligible financial contract;

Suspension : contrats financiers admissibles

(7.1) Si un décret est pris au titre du paragraphe 39.13(1), les opérations visées aux alinéas (7)a), b) et f) ne peuvent être accomplies en raison uniquement, selon le cas :

a) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe ou de quiconque lui offre un soutien au crédit à l’égard de ses obligations prévues au contrat financier admissible ou garantit ces obligations;

Current to February 11, 2020	59	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

(b) the assignment or assumption of the eligible financial contract to or by a bridge institution or a third party;

(c) the making of the order or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order;

(d) a conversion under subsection 39.2(2.3) in respect of the federal member institution; or

(e) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

b) de la cession du contrat financier admissible à une institution-relais ou à un tiers ou de la prise en charge du contrat par une institution-relais ou un tiers;

c) de la prise du décret ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret;

d) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution;

e) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif.

Stay terminated — notice

(7.101) If the Corporation considers that all or substantially all of the federal member institution’s assets will be transferred to a third party and that an eligible financial contract of that institution will not be assigned to a third party, it may give notice to that effect to the parties to that contract, in which case paragraphs (7.1)(a) and (c) cease to apply in respect of that contract at the date and time the notice is issued.

Cessation de la suspension : avis

(7.101) Si elle estime que tous ou presque tous les éléments d’actif de l’institution fédérale membre seront transférés à un tiers et qu’un contrat financier admissible de l’institution ne sera pas cédé à un tiers, la Société peut envoyer un avis à cet effet aux parties à ce contrat, auquel cas les alinéas (7.1)a) et c) cessent de s’appliquer au contrat, à la date et à l’heure où l’avis est donné.

Stay terminated

(7.102) Paragraph (7.1)(a) and, if the order made under subsection 39.13(1) directs the incorporation of a bridge institution, paragraph (7.1)(c) cease to apply to an eligible financial contract at 5:00 p.m. at the location of the Corporation’s head office on the second business day after the day on which the order is made under subsection 39.13(1), unless the Corporation has undertaken, before that time, to assign the contract to a bridge institution.

Cessation de la suspension

(7.102) L’alinéa (7.1)a) et, si un décret ordonnant la constitution d’une institution-relais est pris au titre du paragraphe 39.13(1), l’alinéa (7.1)c) cessent de s’appliquer aux contrats financiers admissibles à compter de dix-sept heures, heure du lieu où se trouve le siège social de la Société, le deuxième jour ouvrable suivant la date de la prise du décret au titre du paragraphe 39.13(1), sauf à ceux que la Société s’est engagée, avant ce moment, à céder à une institution-relais.

Interpretation

(7.103) For greater certainty, paragraph (7.1)(a) and, if applicable, paragraph (7.1)(c) cease to apply in respect of an eligible financial contract to which both subsection (7.101) and (7.102) apply on the earlier of the date and time that a notice is issued under subsection (7.101) and the date and time set out in subsection (7.102).

Précision

(7.103) Il est entendu que l’alinéa (7.1)a) et, le cas échéant, l’alinéa (7.1)c) cessent de s’appliquer aux contrats financiers admissibles auxquels s’appliquent les paragraphes (7.101) et (7.102), selon le premier des moments ci-après à arriver :

a) à la date et à l’heure où l’avis visé au paragraphe (7.101) est donné;

b) à la date et à l’heure prévues au paragraphe (7.102).

Insolvency or deteriorated financial condition (7.104) Despite subsections (7.101) and (7.102), an action set out in paragraph (7)(a), (b) or (f) may only be

Insolvabilité ou détérioration de la situation financière

(7.104) Malgré les paragraphes (7.101) et (7.102), les opérations visées aux alinéas (7)a), b) et f) ne peuvent être accomplies en raison de l’insolvabilité ou de la détérioration de la situation financière visée à l’alinéa

Current to February 11, 2020	60	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

taken by reason of the insolvency or deteriorated financial condition described in paragraph (7.1)(a) if that insolvency or deteriorated financial condition exists on the date and time paragraph (7.1)(a) ceases to apply.

(7.1)a) que si cette insolvabilité ou détérioration existe au moment où l’alinéa (7.1)a) cesse de s’appliquer.

Evidence

(7.105) Nothing in paragraphs (7.1)(b) to (e) prevents a person from relying on the facts that led to the making of an order under subsection 39.13(1) as evidence of the insolvency or deteriorated financial condition described in paragraph (7.1)(a).

Preuve

(7.105) Les alinéas (7.1)b) à e) n’ont pas pour effet d’empêcher quiconque d’invoquer les faits qui ont mené à la prise d’un décret au titre du paragraphe 39.13(1) comme preuve de l’insolvabilité ou de la détérioration financière visée à l’alinéa (7.1)a).

Agreements overridden

(7.11) Any stipulation in an eligible financial contract is of no force or effect if it

(a) has the effect of providing for or permitting anything that, in substance, is contrary to subsection (7.1); or

(b) provides, in substance, that, by reason of the occurrence of any circumstance described in paragraphs (7.1)(a) to (e), the federal member institution ceases to have the rights — or, in the case of a bridge institution, does not have the rights — to use or deal with assets that the federal member institution or bridge institution would otherwise have.

Incompatibilité

(7.11) Est inopérante toute disposition d’un contrat financier admissible, selon le cas :

a) dont l’effet est de prévoir ou d’autoriser quoi que ce soit qui, pour l’essentiel, est incompatible avec le paragraphe (7.1);

b) qui prévoit, pour l’essentiel, que, en raison de la survenance de l’une ou l’autre des situations visées aux alinéas (7.1)a) à e), l’institution fédérale membre est déchue des droits — ou, dans le cas de l’institution-relais, n’a pas les droits — qu’elle aurait normalement de se servir des biens visés ou de faire d’autres opérations à leur égard.

Exception

(7.12) Subsection (7.1) does not apply in respect of an eligible financial contract between the federal member institution and a clearing house unless the Corporation has given the undertaking referred to in subsection (3.3) in respect of the institution.

Exception

(7.12) Le paragraphe (7.1) ne s’applique pas aux contrats financiers admissibles conclus entre l’institution fédérale membre et une chambre de compensation, sauf si la Société a pris un engagement au titre du paragraphe (3.3) à l’égard de l’institution.

Assignment of eligible financial contracts

(7.2) Subject to subsection (7.21), the Corporation may assign to a bridge institution or a third party eligible financial contracts — including any claim under such contracts — that are between a federal member institution and an entity or any of the following entities if the Corporation assigns all of those eligible financial contracts to the bridge institution or the third party:

(a) another entity that is controlled — directly or indirectly — by the entity;

(b) another entity that controls — directly or indirectly — the entity; or

(c) another entity that is controlled — directly or indirectly — by the entity referred to in paragraph (b).

Cession des contrats financiers admissibles

(7.2) Sous réserve du paragraphe (7.21), s’agissant de contrats financiers admissibles, y compris les créances exigibles au titre de ceux-ci, conclus entre une institution fédérale membre et l’entité en cause ou toute autre entité ci-après, la Société ne peut les céder à une institution-relais ou à un tiers que si elle les lui cède tous :

a) toute entitée contrôlée — directement ou indirectement — par l’entité en cause;

b) toute entité contrôlant — directement ou indirectement — l’entité en cause;

c) toute autre entité contrôlée — directement ou indirectement — par l’entité visée à l’alinéa b).

Current to February 11, 2020	61	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.15	Article 39.15

Eligible third parties

(7.21) The Corporation may assign eligible financial contracts to a third party under subsection (7.2) if the third party has met any condition that may be prescribed in the by-laws and has certified in writing that

(a) it maintains all material licences and registrations that are required for the continued operation of its business and, if applicable, that it is in good standing in respect of those licences and registrations;

(b) it has, on its balance sheet, assets that exceed its liabilities;

(c) it is able to discharge its obligations in respect of the assigned eligible financial contracts as they become due; and

(d) its creditworthiness, taking into account any credit support or guarantee in respect of its obligations under the assigned contracts, is at least as good as the federal member institution’s creditworthiness was immediately before the order was made under subsection 39.13(1), taking into account any credit support or guarantee in respect of the federal member institution’s obligations under those contracts.

Tiers admissibles

(7.21) La Société ne peut céder un contrat financier admissible à un tiers au titre du paragraphe (7.2) que si celui-ci a rempli toute condition prévue par les règlements administratifs et a attesté par écrit :

a) qu’il détient tous les permis et inscriptions importants qui sont essentiels à l’exécution continue de ses affaires et, le cas échéant, qu’il est en règle à l’égard de ces permis et inscriptions;

b) qu’il possède un bilan où les actifs excèdent les passifs;

c) qu’il est en mesure de s’acquitter de ses obligations à l’égard des contrats financiers admissibles cédés, au fur et à mesure qu’elles deviennent exigibles;

d) que la qualité de son crédit — compte tenu de tout soutien au crédit ou de toute garantie à l’égard de ses obligations en vertu des contrats cédés — est au moins équivalente à celle de l’institution fédérale membre au moment de la prise du décret au titre du paragraphe 39.13(1) compte tenu de tout soutien au crédit ou de toute garantie à l’égard des obligations de l’institution en vertu de ces contrats.

Effects of assignment of eligible financial contracts

(7.3) If any of the eligible financial contracts are assigned to or assumed by a bridge institution or a third party,

(a) the Corporation shall assign all of the federal member institution’s obligations arising from the eligible financial contracts, and the bridge institution or the third party shall assume those obligations; and

(b) the federal member institution’s interest or right in property that secures its obligations under the eligible financial contracts is transferred to the bridge institution or the third party.

Effets de la cession des contrats financiers admissibles

(7.3) Si des contrats financiers admissibles sont cédés à une institution-relais ou à un tiers ou pris en charge par une institution-relais ou un tiers :

a) la Société cède toutes les obligations de l’institution fédérale membre résultant de ces contrats et l’institution-relais ou le tiers prend en charge ces obligations;

b) les intérêts ou les droits de l’institution fédérale membre sur les biens garantissant l’exécution de ses obligations prévues à ces contrats sont transférés à l’institution-relais ou au tiers.

Regulations

(8) The Governor in Council may make regulations prescribing

(a) kinds of services for the purposes of subparagraph (5)(c)(xiii); and

(b) kinds of agreements for the purposes of the definition eligible financial contract in subsection (9).

Règlements

(8) Le gouverneur en conseil peut, par règlement, prévoir des types de services pour l’application du sous-alinéa (5)c)(xiii) et des catégories de contrats pour l’application de la définition de contrat financier admissible au paragraphe (9).

Current to February 11, 2020	62	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.15-39.151	Articles 39.15-39.151

Definitions

(9) The following definitions apply in this section.

business day means a day, other than a Saturday or a holiday at the location of the head office of the federal member institution. (jour ouvrable)

clearing agent has the same meaning as in section 1 of the Canadian Payments Association By-law No. 3 — Payment Items and Automated Clearing Settlement System. (agent de compensation)

clearing house means

(a) a clearing house, as defined in section 2 of the Payment Clearing and Settlement Act, that provides clearing and settlement services for a clearing and settlement system designated under section 4 of that Act; or

(b) a securities and derivatives clearing house, as defined in subsection 13.1(3) of the Payment Clearing and Settlement Act. (chambre de compensation)

eligible financial contract means an agreement of a prescribed kind. (contrat financier admissible)

financial collateral has the same meaning as in subsection 13(2) of the Payment Clearing and Settlement Act. (garantie financière)

title transfer credit support agreement means an agreement under which title to property has been provided for the purpose of securing the payment or performance of an obligation in respect of an eligible financial contract. (accord de transfert de titres pour obtention de crédit)

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 212; 2007, c. 29, s. 103; 2009, c. 2, s. 245; 2010, c. 12, ss. 1889, 1890; 2012, c. 5, s. 198, c. 31, s. 166; 2016, c. 7, s. 134; 2017, c. 33, ss. 180, 186.

Définitions

(9) Les définitions qui suivent s’appliquent au présent article.

accord de transfert de titres pour obtention de crédit Accord aux termes duquel la propriété d’un bien est transférée en vue de garantir le paiement d’une somme ou l’exécution d’une obligation relativement à un contrat financier admissible. (title transfer credit support agreement)

agent de compensation S’entend au sens de l’article 1 du Règlement administratif no 3 de l’Association canadienne des paiements — instruments de paiement et système automatisé de compensation et de règlement. (clearing agent)

chambre de compensation S’entend, selon le cas :

a) d’une chambre de compensation, au sens de l’article 2 de la Loi sur la compensation et le règlement des paiements, qui offre des services de compensation et de règlement pour un système de compensation et de règlement qui, aux termes de l’article 4 de cette loi, est assujetti par désignation à la partie I de celle-ci;

b) d’une chambre spécialisée au sens du paragraphe 13.1(3) de la même loi. (clearing house)

contrat financier admissible Contrat d’une catégorie prévue par règlement. (eligible financial contract)

garantie financière S’entend au sens du paragraphe 13(2) de la Loi sur la compensation et le règlement des paiements. (financial collateral)

jour ouvrable Jour qui, au lieu où se trouve le siège social de l’institution fédérale membre, n’est ni un samedi ni un jour férié. (business day)

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2001, ch. 9, art. 212; 2007, ch. 29, art. 103; 2009, ch. 2, art. 245; 2010, ch. 12, art. 1889 et 1890; 2012, ch. 5, art. 198, ch. 31, art. 166; 2016, ch. 7, art. 134; 2017, ch. 33, art. 180 et 186.

Stay of proceedings — bridge institution

39.151 (1) Any action or other civil proceeding before a judicial or quasi-judicial body and any arbitration, to which a bridge institution may become a party by virtue of acquiring an asset or assuming a liability of the federal member institution shall be stayed for a period of 90 days from the day on which the bridge institution acquires the asset or assumes the liability.

Suspension des procédures — institution-relais

39.151 (1) Toutes les actions ou autres procédures civiles dans les instances engagées devant un organisme judiciaire ou quasi judiciaire et toutes les procédures arbitrales, auxquelles l’institution-relais peut devenir partie du fait qu’elle acquiert tout actif de l’institution fédérale membre ou du fait qu’elle prend en charge toute dette de celle-ci sont suspendues pour une période de quatre-vingt-dix jours; pour chacun des actifs ou des dettes, la période débute le jour de son acquisition ou de sa prise en charge.

Current to February 11, 2020	63	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.151-39.152	Articles 39.151-39.152

Waiver

(2) The bridge institution may waive the stay referred to in subsection (1).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 246; 2012, c. 5, s. 199.

Renonciation

(2) L’institution-relais peut renoncer à la suspension des actions ou procédures visées au paragraphe (1).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 246; 2012, ch. 5, art. 199.

Assignments — bridge institution or third party

39.152 (1) Subject to subsection (2), if an agreement with a federal member institution is assigned to or assumed by a bridge institution or a third party,

(a) a person is prohibited from terminating or amending the agreement, or claiming an accelerated payment or forfeiture of the term under the agreement, by reason only of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) the making of an order under subsection 39.13(1) or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(iii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the agreement,

(iv) a monetary default, before the order was made, under the agreement by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the agreement is assigned or assumed,

(v) the assignment or assumption of the agreement to or by a bridge institution or a third party,

(vi) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates,

(vii) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(viii) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities; and

(b) any stipulation in the agreement that has the effect of providing for or permitting anything that, in substance, is contrary to any of subparagraphs (a)(i) to (viii) or provides, in substance, that the bridge institution or the third party does not have the rights to use or deal with assets that the bridge institution or

Cession — institution-relais ou tiers

39.152 (1) Sous réserve du paragraphe (2), si un contrat conclu avec une institution fédérale membre est cédé à une institution-relais ou à un tiers ou pris en charge par une institution-relais ou un tiers :

a) il ne peut être résilié ou modifié et aucune clause de déchéance du terme comprise dans un tel contrat ne peut être exercée en raison uniquement, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) de la prise d’un décret au titre du paragraphe 39.13(1) ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(iii) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue au contrat,

(iv) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue au contrat auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la cession ou de la prise en charge du contrat,

(v) de la cession du contrat à une institution-relais ou à un tiers ou de la prise en charge du contrat par une institution-relais ou un tiers,

(vi) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe,

(vii) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution fédérale membre,

(viii) de la conversion de toute action ou tout élément du passif de l’institution fédérale membre conformément aux termes du contrat assorti à ces actions ou éléments du passif;

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Section 39.152	Article 39.152

the third party would otherwise have by reason of the occurrence of any circumstance described in those subparagraphs, is of no force or effect.

b) toute disposition du contrat qui, pour l’essentiel, est contraire à l’une ou l’autre des mesures prévues aux sous-alinéas a)(i) à (viii) ou prévoit que l’institution-relais ou le tiers n’a pas les droits qu’il aurait normalement de se servir des biens visés ou de faire d’autres opérations à leur égard en raison de l’une ou l’autre de ces mesures est inopérante.

Exception

(2) Subparagraphs (1)(a)(iii) and (iv) do not apply to an eligible financial contract, as defined in subsection

39.15(9).

Membership in organization

(3) If a bridge institution or a third party becomes a member of an organization in place of a federal member institution, it is prohibited for the organization to terminate the membership of the bridge institution or of the third party by reason only of

(a) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors;

(b) the making of an order under subsection 39.13(1) or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order;

(c) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under the rules of the organization;

(d) a monetary default, before the order was made, under the rules of the organization by the federal member institution or any of its affiliates that is remedied within 60 days after the day on which the order is made;

(e) the transfer of the federal member institution’s membership to a bridge institution or a third party;

(f) the transfer to a third party of all or part of the assets or liabilities of the federal member institution or any of its affiliates;

(g) a conversion under subsection 39.2(2.3) in respect of the federal member institution; or

(h) a conversion of any of the federal member institution’s shares or liabilities in accordance with the contractual terms of those shares or liabilities.

2012, c. 5, s. 199; 2016, c. 7, s. 135.

Exception

(2) Les sous-alinéas (1)a)(iii) et (iv) ne s’appliquent pas au contrat financier admissible au sens du paragraphe 39.15(9).

Adhésion à une organisation

(3) Si une institution-relais ou un tiers devient membre d’une organisation à la place d’une institution fédérale membre, l’organisation ne peut mettre fin à son adhésion en raison uniquement, selon le cas :

a) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit;

b) de la prise d’un décret au titre du paragraphe 39.13(1) ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret;

c) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans les règles de l’organisation;

d) du défaut par l’institution fédérale membre ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans les règles de l’organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret;

e) de la transmission par l’institution fédérale membre de sa qualité de membre de l’organisation à une institution-relais ou à un tiers;

f) du transfert à un tiers de tout ou partie des éléments de l’actif ou du passif de l’institution fédérale membre ou d’une entité de son groupe;

g) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution fédérale membre;

h) de la conversion de toute action ou tout élément du passif de l’institution fédérale membre conformément

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.152-39.18	Articles 39.152-39.18

aux termes du contrat assorti à ces actions ou éléments du passif.

2012, ch. 5, art. 199; 2016, ch. 7, art. 135.

Exemption

39.16 The Governor in Council may, in an order made under subsection 39.13(1), provide that subsection 39.15(1) or (2) or any portion thereof does not apply in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41.

Exemption

39.16 Le gouverneur en conseil peut prévoir dans le décret pris en vertu de l’article 39.13 que les paragraphes 39.15(1) ou (2) ou une partie de ceux-ci ne s’appliquent pas à l’institution fédérale membre qui en fait l’objet.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41.

Leave of court

39.17 (1) A superior court may, on any terms that it considers proper, grant leave to a person to do anything that the person would otherwise be prevented from doing by section 39.15 or lift, or reduce the length of, a stay under section 39.151 if the court is satisfied

(a) that the person is likely to be materially prejudiced if leave is not granted; or

(b) that it is equitable on other grounds to grant leave.

Autorisation judiciaire

39.17 (1) Une cour supérieure peut, aux conditions qu’elle estime indiquées, soit autoriser une personne à accomplir un acte qui lui serait par ailleurs interdit aux termes de l’article 39.15, soit lever la suspension visée à l’article 39.151 ou en réduire la durée, si elle est convaincue que :

a) soit cette personne subirait un préjudice grave si l’autorisation lui était refusée;

b) soit il est juste pour d’autres raisons de lui accorder celle-ci.

Corporation to be made party

(2) The Corporation must be joined as a respondent in any application under subsection (1) and is entitled to such notice of the application as the court considers proper.

Société partie à la demande

(2) La Société est partie à la demande visée au paragraphe (1) à titre de défenderesse et a droit de recevoir avis de celle-ci de la façon que la cour estime indiquée.

Orders of national effect

(3) An order of a superior court of a province under subsection (1) may, if the order so provides, have effect in all or a part of Canada outside the province.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2012, c. 5, s. 200.

Ordonnance à l’échelle nationale

(3) Si elle le prévoit, l’ordonnance de la cour supérieure s’applique, dans tout ou partie du Canada, à l’extérieur de la province concernée.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2012, ch. 5, art. 200.

Termination

39.18 (1) Subject to subsection (2), sections 39.14 and 39.15 cease to apply in respect of a federal member institution

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution; or

(b) on the date that a winding-up order is made in respect of the federal member institution.

Durée d’application

39.18 (1) Sous réserve du paragraphe (2), les articles 39.14 et 39.15 cessent de s’appliquer à l’institution fédérale membre :

a) soit à la date précisée à son égard dans l’avis prévu au paragraphe 39.2(3);

b) soit à la date du prononcé à son égard d’une ordonnance de liquidation.

Exceptions

(2) If a notice referred to in paragraph (1)(a) has been published but an order described in paragraph (1)(b) has not been made,

Exceptions

(2) Si l’avis visé à l’alinéa (1)a) a été publié mais que l’ordonnance visée à l’alinéa (1)b) n’a pas été prononcée :

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Vesting in Corporation and Appointing Corporation as Receiver	Dévolution à la Société et nomination de la Société comme séquestre
Sections 39.18-39.181	Articles 39.18-39.181

(a) paragraph 39.15(1)(e) or (f) or subsection 39.15(2) or (2.1) continues to apply to the extent that it produced its effects by reason of

(i) the insolvency or deteriorated financial condition of the federal member institution or any of its affiliates, providers of credit support or guarantors,

(ii) the making of the order under subsection 39.13(1) or any change of control or ownership of the federal member institution or any of its affiliates that is related to the making of the order,

(iii) a non-monetary default, before the order was made, by the federal member institution or any of its affiliates in the performance of obligations under an agreement or the rules of an organization,

(iv) a monetary default, before the order was made, under an agreement or the rules of an organization by the federal member institution or any of its affiliates that was remedied within 60 days after the day on which the order was made,

(v) a conversion under subsection 39.2(2.3) in respect of the federal member institution, or

(vi) a conversion of any of the federal member institution’s shares or liabilities in accordance with contractual terms of those shares or liabilities; and

(b) subsections 39.15(7.1) to (7.3) continue to apply.

a) les alinéas 39.15(1)e) ou f) ou les paragraphes 39.15(2) ou (2.1) continuent de s’appliquer dans la mesure où ils ont produit leurs effets en raison, selon le cas :

(i) de l’insolvabilité ou de la détérioration de la situation financière de l’institution fédérale membre, de toute entité de son groupe, de son garant ou de quiconque lui offre un soutien au crédit,

(ii) de la prise du décret au titre du paragraphe 39.13(1) ou d’un changement de contrôle ou de propriété de l’institution ou d’une entité de son groupe lié à la prise du décret,

(iii) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation non pécuniaire prévue dans un contrat ou dans les règles d’une organisation,

(iv) du défaut par l’institution ou une entité de son groupe, avant la prise du décret, de se conformer à une obligation pécuniaire prévue dans un contrat ou dans les règles d’une organisation auquel l’institution ou l’entité a remédié dans les soixante jours suivant la date de la prise du décret,

(v) de la conversion effectuée au titre du paragraphe 39.2(2.3) à l’égard de l’institution,

(vi) de la conversion de toute action ou tout élément du passif de l’institution conformément aux termes du contrat assorti à ces actions ou éléments du passif;

b) les paragraphes 39.15(7.1) à (7.3) continuent de s’appliquer.

Stay terminated by order

(3) The Governor in Council may, by order, declare that paragraph (2)(a) ceases to apply in respect of the federal member institution if the Governor in Council considers that all or substantially all of the institution’s assets have been transferred to a bridge institution or a third party.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2012, c. 31, s. 167; 2016, c. 7, s. 136; 2017, c. 33, s. 181.

Cessation de la suspension par décret

(3) Le gouverneur en conseil peut, par décret, déclarer que l’alinéa (2)a) cesse de s’appliquer à l’institution fédérale membre s’il est d’avis que tous ou presque tous les éléments d’actif de celle-ci ont été transférés à une institution-relais ou à un tiers.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2012, ch. 31, art. 167; 2016, ch. 7, art. 136; 2017, ch. 33, art. 181.

Non-application of Certain Legislative Provisions

Not agent or Crown corporation

39.181 (1) A federal member institution that is a subsidiary of the Corporation as a result of an order made under paragraph 39.13(1)(a) or (b), a bridge institution or

Non-application de certaines dispositions législatives

Ni mandataire ni société d’État

39.181 (1) L’institution fédérale membre qui est une filiale de la Société en raison d’un décret pris au titre des alinéas 39.13(1)a) ou b), une institution-relais et les

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Sections 39.181-39.19	Articles 39.181-39.19

a subsidiary of either of those institutions is not an agent of the Corporation or Her Majesty in right of Canada and, despite Part X of the Financial Administration Act, is not a parent Crown corporation, or a wholly-owned subsidiary, within the meaning of section 83 of that Act. Their respective directors, officers and employees are not part of the federal public administration.

Exception

(2) Despite subsection (1), Division V of Part X of the Financial Administration Act and the regulations made under that Division apply to the federal member institution, the bridge institution or a subsidiary of either of those institutions as if it were a Crown corporation within the meaning of section 83 of that Act.

2016, c. 7, s. 137.

filiales de l’une ou l’autre de ces institutions ne sont pas mandataires de la Société ni de Sa Majesté du chef du Canada, ni d’une société d’État mère ou d’une filiale à cent pour cent d’une telle société, au sens de l’article 83 de la Loi sur la gestion des finances publiques, malgré la partie X de cette loi. Leurs administrateurs, dirigeants et employés ne font pas partie de l’administration publique fédérale.

Exception

(2) Malgré le paragraphe (1), la section V de la partie X de la Loi sur la gestion des finances publiques et ses règlements d’application s’appliquent à l’institution fédérale membre, à l’institution-relais ou à toute filiale de celles-ci comme s’il s’agissait d’une société d’État, au sens de l’article 83 de cette loi.

2016, ch. 7, art. 137.

Part VII of Bank Act, etc., inapplicable

39.19 (1) The following enactments do not apply in respect of shares of a federal member institution that are vested in the Corporation by an order made under paragraph 39.13(1)(a):

(a) section 12.1, paragraph 28(1)(a.1), section 35.1, paragraphs 40(f) and (g), sections 40.1, 47.03, 47.04, 47.06, 47.11, 47.12, 47.15, 47.17 and 47.18, subsection 53(2), paragraph 54(1)(b), section 60.1, subsections 79.2(1) and (2) and sections 159.1, 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2, 379, 382.1, 385, 401.11, 401.2 and 401.3 of the Bank Act;

(b) sections 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 and 430 of the Insurance Companies Act; and

(c) sections 375, 375.1, 376, 379 and 396 and subsection 399(2) of the Trust and Loan Companies Act.

Non-application de la partie VII de la Loi sur les banques, etc.

39.19 (1) Les dispositions suivantes ne s’appliquent pas aux actions d’une institution fédérale membre qui ont été dévolues à la Société par le décret visé à l’article 39.13 :

a) l’article 12.1, l’alinéa 28(1)a.1), l’article 35.1, les alinéas 40f) et g), les articles 40.1, 47.03, 47.04, 47.06, 47.11, 47.12, 47.15, 47.17 et 47.18, le paragraphe 53(2), l’alinéa 54(1)b), l’article 60.1, les paragraphes 79.2(1) et (2) et les articles 159.1, 372, 373, 374, 375, 376, 376.1, 376.2, 377, 377.1, 377.2, 379, 382.1, 385, 401.11, 401.2 et 401.3 de la Loi sur les banques;

b) les articles 407, 407.01, 407.02, 407.03, 407.1, 407.2, 408, 411, 428 et 430 de la Loi sur les sociétés d’assurances;

c) les articles 375, 375.1, 376, 379 et 396 et le paragraphe 399(2) de la Loi sur les sociétés de fiducie et de prêt.

Public holding requirement re parent

(2) An exemption from the application of section 385 of the Bank Act, section 411 of the Insurance Companies Act or section 379 of the Trust and Loan Companies Act that is granted under section 388 of the Bank Act, section 414 of the Insurance Companies Act or section 382 of the

Trust and Loan Companies Act continues in force notwithstanding that the entity that controls the bank, insurance company, trust company or loan company is a federal member institution the shares of which are vested in the Corporation by an order made under paragraph

39.13(1)(a).

Maintien en vigueur de l’exemption

(2) L’exemption de l’application de l’article 385 de la Loi sur les banques, de l’article 411 de la Loi sur les sociétés d’assurances ou de l’article 379 de la Loi sur les sociétés de fiducie et de prêt accordée en vertu de l’article 388 de la Loi sur les banques, de l’article 414 de la Loi sur les sociétés d’assurances ou de l’article 382 de la Loi sur les sociétés de fiducie et de prêt demeure en vigueur même si l’entité qui contrôle la banque, la société d’assurances, la société de fiducie ou la société de prêt est une institution fédérale membre dont les actions ont été dévolues à la Société par le décret visé à l’article 39.13.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Sections 39.19-39.192	Articles 39.19-39.192

Termination

(3) Subsections (1) and (2) cease to apply in respect of a federal member institution on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2001, c. 9, s. 213; 2010, c. 12, s. 2102.

Cessation d’effet

(3) Les paragraphes (1) et (2) cessent de s’appliquer à l’institution fédérale membre à la date indiquée dans l’avis prévu au paragraphe 39.2(3).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2001, ch. 9, art. 213; 2010, ch. 12, art. 2102.

Provisions do not apply

39.191 (1) Section 12.1, paragraph 28(1)(a.1), section 35.1, paragraphs 40(f) and (g), section 40.1, 47.11, 47.12, 47.15 and 47.18, subsection 53(2), paragraph 54(1)(b) and section 159.1 of the Bank Act do not apply if the Corporation is appointed as receiver of a federal member institution that is a federal credit union by an order made under paragraph 39.13(1)(b).

Termination

(2) Subsection (1) ceases to apply in respect of a federal member institution on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution.

2010, c. 12, s. 2103.

Dispositions inapplicables

39.191 (1) L’article 12.1, l’alinéa 28(1)a.1), l’article 35.1, les alinéas 40f) et g), les articles 40.1, 47.11, 47.12, 47.15 et 47.18, le paragraphe 53(2), l’alinéa 54(1)b) et l’article 159.1 de la Loi sur les banques ne s’appliquent pas si la Société est nommée, en vertu d’un décret visé à l’article 39.13, séquestre d’une institution fédérale membre qui est une coopérative de crédit fédérale.

Cessation d’effet

(2) Le paragraphe (1) cesse de s’appliquer à l’institution fédérale membre à la date indiquée dans l’avis prévu au paragraphe 39.2(3).

2010, ch. 12, art. 2103.

Regulation to exempt or adapt

39.192 (1) The Governor in Council may, by regulation,

(a) exempt federal member institutions in respect of which an order is made under subsection 39.13(1), bridge institutions or affiliates of either of those institutions, or any class of those institutions or class of their affiliates, or any other person from the application of any provision of this Act or the regulations or of the following Acts or the regulations made under them:

(i) the Bank Act,

(ii) the Canadian Payments Act,

(iii) the Cooperative Credit Associations Act,

(iv) the Financial Consumer Agency of Canada Act,

(v) the Insurance Companies Act,

(vi) the Office of the Superintendent of Financial Institutions Act,

(vii) the Trust and Loan Companies Act, and

(viii) the Winding-up and Restructuring Act; or

(b) provide that any provision of this Act or the regulations or of the Acts referred to in paragraph (a) or the regulations made under them applies to federal

Exemption ou adaptation par règlement

39.192 (1) Le gouverneur en conseil peut, par règlement :

a) soustraire les institutions fédérales membres à l’égard desquelles un décret est pris au titre du paragraphe 39.13(1), les institutions-relais, les entités du groupe de l’une ou l’autre de ces institutions — ou toute catégorie de telles institutions ou de telles entités — ou toutes autres personnes, à l’application de toute disposition de la présente loi, de la Loi sur les banques, de la Loi canadienne sur les paiements, de la Loi sur les associations coopératives de crédit, de la Loi sur l’Agence de la consommation en matière financière du Canada, de la Loi sur les sociétés d’assurances, de la Loi sur le Bureau du surintendant des institutions financières, de la Loi sur les sociétés de fiducie et de prêt et de la Loi sur les liquidations et les restructurations ou de leurs règlements;

b) prévoir que toute disposition de ces lois ou de leurs règlements ne s’applique aux institutions fédérales membres à l’égard desquelles un décret est pris au titre du paragraphe 39.13(1), aux institutions-relais, aux entités du groupe de l’une ou l’autre de ces institutions — ou à toute catégorie de telles institutions ou de telles entités — ou à toutes autres personnes que selon les modalités et dans la mesure prévues par le règlement pris en vertu du présent paragraphe, et adapter ces dispositions à cette application.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Section 39.192	Article 39.192

member institutions in respect of which an order is made under subsection 39.13(1), bridge institutions or affiliates of either of those institutions, or any class of those institutions or class of their affiliates, or any other person but only in the manner and to the extent provided for in the regulation made under this subsection, and adapt that provision for the purpose of that application.

Order directed at a given federal member institution

(2) The Governor in Council or the Minister may, by order, do anything that may be done by regulation under subsection (1) in respect of a federal member institution in respect of which an order is made under subsection 39.13(1), a bridge institution, an affiliate of either of those institutions or any other person.

Scope or conditions

(3) An exemption made under paragraph (1)(a) or subsection (2) may be limited in scope or duration or subject to conditions.

Décret ou arrêté à l’égard d’une institution fédérale membre donnée

(2) Le gouverneur en conseil peut, par décret, et le ministre peut, par arrêté, prendre à l’égard d’une institution fédérale membre à l’égard de laquelle un décret est pris au titre du paragraphe 39.13(1), d’une institution-relais, de toute entité du groupe de celles-ci ou de toute autre personne toute mesure visée au paragraphe (1) qu’il peut prendre par règlement.

Portée et conditions

(3) L’exemption visée à l’alinéa (1)a) et au paragraphe (2) peut être de portée ou de durée limitées ou assortie de conditions.

Coming into force

(4) An order made by the Minister does not take effect before the later of the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution and the day on which an order made by the Governor in Council under subsection (2) expires.

Expiry

(5) An order made by the Minister expires one year after the day on which the order comes into force or any shorter period specified in the order.

Extension

(6) The Minister may, by order, grant one or more extensions of the applicable period set out in subsection (5) — of up to one year each — but the last extension must expire not later than five years after the date specified in the notice described in subsection 39.2(3).

Entrée en vigueur de l’arrêté

(4) L’arrêté ne peut prendre effet avant la date précisée dans l’avis prévu au paragraphe 39.2(3) à l’égard de l’institution fédérale membre ou, si elle est postérieure, la date où le décret pris au titre du paragraphe (2) cesse d’avoir effet.

Cessation d’effet de l’arrêté

(5) L’arrêté du ministre cesse d’avoir effet un an — ou la période plus courte précisée dans l’arrêté — après la date de son entrée en vigueur.

Prorogations

(6) Le ministre peut, par arrêté, accorder une ou plusieurs prorogations — d’au plus un an chacune — du délai applicable visé au paragraphe (5), sans que la durée totale de celui-ci, y compris ses prorogations, puisse excéder cinq ans à compter de la date précisée dans l’avis prévu au paragraphe 39.2(3).

Statutory Instruments Act

(7) The Statutory Instruments Act does not apply to an order made under subsection (2).

Publication

(8) The Minister shall cause an order made under subsection (2) to be published in the Canada Gazette as soon as he or she considers it appropriate to do so.

2016, c. 7, s. 138.

Loi sur les textes réglementaires

(7) La Loi sur les textes réglementaires ne s’applique pas au décret ni à l’arrêté.

Publication

(8) Le ministre fait publier le décret ou l’arrêté, selon le cas, dans la Gazette du Canada dès qu’il le juge opportun.

2016, ch. 7, art. 138.

Current to February 11, 2020	70	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Non-application of Certain Legislative Provisions	Non-application de certaines dispositions législatives
Sections 39.193-39.2	Articles 39.193-39.2

Office of Superintendent of Financial Institutions

39.193 (1) Despite subsection 4(2) of the Office of the Superintendent of Financial Institutions Act, if an order is made under subsection 39.13(1) in respect of a federal member institution, the objects of the Office of the Superintendent of Financial Institutions, in respect of the institution or, in the case of an order made under paragraph 39.13(1)(c), a bridge institution, are

(a) to monitor the institution in order to assess its financial condition and determine whether it is complying with its governing statute law and supervisory requirements under that law; and

(b) to report the Office’s findings to the Minister and the Corporation.

Bureau du surintendant des institutions financières

39.193 (1) Malgré le paragraphe 4(2) de la Loi sur le Bureau du surintendant des institutions financières, si un décret est pris au titre du paragraphe 39.13(1) à l’égard d’une institution fédérale membre, le Bureau du surintendant des institutions financières poursuit à l’égard de l’institution ou, dans le cas d’un décret pris au titre de l’alinéa 39.13(1)c), à l’égard de l’institution-relais, les objectifs suivants :

a) surveiller l’institution afin d’évaluer la situation financière de celle-ci et de vérifier si elle se conforme aux lois qui la régissent et aux exigences découlant de l’application de ces lois;

b) communiquer ses conclusions au ministre et à la Société.

Application

(2) Subsection (1) applies during the period that begins on the day on which the order is made and ends

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution; or

(b) on the day on which the bridge institution ceases to be designated as such.

2016, c. 7, s. 138.

Durée d’application

(2) Le paragraphe (1) s’applique durant la période commençant à la date de la prise du décret et se terminant :

a) soit à la date précisée à l’égard de l’institution fédérale membre dans l’avis prévu au paragraphe 39.2(3);

b) soit à la date à laquelle l’institution-relais perd son statut d’institution-relais.

2016, ch. 7, art. 138.

Restructuring Transactions

Restructuring transactions

39.2 (1) If an order is made under paragraph 39.13(1)(a), the Corporation may, in addition to any other of its rights and powers, carry out, or cause the federal member institution to carry out,

(a) a transaction or series of transactions that involves the sale of all or part of the shares or subordinated debt of the federal member institution;

(b) a transaction that involves the amalgamation of the federal member institution;

(c) a transaction or series of transactions that involves the sale or other disposition by the federal member institution of all or part of its assets or the assumption by another person of all or part of its liabilities, or both; and

(d) any other transaction or series of transactions the purpose of which is to restructure the business of the federal member institution.

Opérations de restructuration

Opérations de restructuration

39.2 (1) En cas de prise d’un décret au titre de l’alinéa 39.13(1)a), la Société peut, en plus de ses autres attributions, effectuer ou faire effectuer par l’institution fédérale membre les opérations suivantes :

a) la vente, en bloc ou par tranches, en tout ou en partie, des actions ou des dettes subordonnées de l’institution fédérale membre;

b) la fusion de celle-ci avec une autre institution;

c) la disposition par l’institution fédérale membre, en bloc ou par tranches, notamment par vente, de tout ou partie de son actif et la prise en charge, en bloc ou par tranches, de son passif, en tout ou en partie, ou une de ces opérations;

d) toute autre opération, en bloc ou par tranches, visant la restructuration de l’activité de l’institution fédérale membre.

Current to February 11, 2020	71	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Section 39.2	Article 39.2

Transactions for disposition of assets or restructuring

(2) If an order is made under paragraph 39.13(1)(b), the Corporation, as receiver, may, in addition to any other of its rights and powers, carry out

(a) a transaction or series of transactions that involves the sale or other disposition of all or part of the assets of the federal member institution or the assumption by another person of all or part of its liabilities, or both; and

(b) any other transaction or series of transactions the purpose of which is to restructure the business of the federal member institution.

Opérations pour disposer de l’actif ou restructurer l’activité

(2) En cas de prise d’un décret au titre de l’alinéa 39.13(1)b), la Société, en sa qualité de séquestre, peut en outre effectuer les opérations suivantes :

a) la disposition, en bloc ou par tranches, notamment par vente, de tout ou partie de l’actif de l’institution fédérale membre et la prise en charge, en bloc ou par tranches, de son passif, en tout ou en partie, ou une de ces opérations;

b) toute autre opération, en bloc ou par tranches, visant la restructuration de l’activité de l’institution fédérale membre.

No approval required — transaction with bridge institution

(2.1) If a transaction referred to in subsection (1) or (2) between the Corporation, as receiver for a federal member institution, and a bridge institution requires the approval of the Minister or the Superintendent under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act, that approval is not required despite those Acts.

Approbation non requise : institution-relais

(2.1) L’opération visée aux paragraphes (1) ou (2) conclue entre la Société, en sa qualité de séquestre de l’institution fédérale membre, et l’institution-relais n’est pas subordonnée à l’approbation du ministre ou du surintendant sous le régime de la Loi sur les banques, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt, malgré ce que prévoient ces lois.

Approval by Minister

(2.2) If a transaction referred to in subsection (1) or (2), other than one described in subsection (2.1), requires the approval of the Superintendent under the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act, that approval is not required despite those Acts but the transaction has no force or effect until the Minister approves it after consultation with the Superintendent.

Approbation du ministre

(2.2) Pour toute opération visée aux paragraphes (1) ou (2), autre que celle visée au paragraphe (2.1), subordonnée à l’approbation du surintendant au titre de la Loi sur les banques, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt, l’approbation n’est pas nécessaire, malgré ce que prévoient ces lois, mais l’opération n’a d’effet qu’une fois approuvée par le ministre, après consultation du surintendant.

Conversion

(2.3) An order made under paragraph 39.13(1)(d) gives the Corporation the power to convert, or cause the federal member institution to convert, in whole or in part — by means of a transaction or series of transactions and in one or more steps — the institution’s shares and liabilities that are prescribed by the regulations made under subsection (10) into common shares of that institution or of any of its affiliates.

Conversion

(2.3) Le décret pris au titre de l’alinéa 39.13(1)d) donne à la Société le pouvoir de convertir ou de faire convertir par l’institution fédérale membre en tout ou en partie — par l’entremise d’une opération, en bloc ou par tranches et en une ou plusieurs étapes — les actions et éléments du passif de l’institution qui sont visés par un règlement pris en vertu du paragraphe (10) en actions ordinaires de l’institution ou de toute entité de son groupe.

Terms and conditions

(2.4) Subject to any regulations made under subsection (10) and any by-laws made under subsection (12), the

Conditions

(2.4) Sous réserve des règlements pris en vertu du paragraphe (10) et des règlements administratifs pris en

Current to February 11, 2020	72	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Section 39.2	Article 39.2

Corporation shall set the terms and conditions of the conversion, including its timing.

vertu du paragraphe (12), la Société fixe les conditions de la conversion, notamment l’échéance de celle-ci.

Publication

(2.5) As soon as feasible after the conversion, the Corporation shall cause a notice of it to be published in the Canada Gazette and on the federal member institution’s website.

Publication

(2.5) Dès que possible après la conversion, la Société en fait publier un avis dans la Gazette du Canada et sur le site Web de l’institution fédérale membre.

Completion of transaction

(3) If the Corporation considers that a transaction or series of transactions referred to in this section has been substantially completed and that no other such transactions are expected in respect of the federal member institution, it shall cause a notice to that effect to be published in the Canada Gazette and on the institution’s website. The notice must specify the date on which the notice is to take effect.

Fin de l’opération

(3) Si elle estime qu’une opération, en bloc ou par tranches, visée au présent article est, pour l’essentiel, terminée et qu’aucune autre opération qui y est visée n’est prévue à l’égard de l’institution fédérale membre, la Société en fait publier un avis dans la Gazette du Canada et sur le site Web de l’institution indiquant la date de la prise d’effet de celui-ci.

Negative pledges inapplicable

(4) No restriction on the rights of the federal member institution, including the right to amalgamate, to sell or otherwise dispose of any of its assets or to provide for the assumption of any of its liabilities, other than a restriction provided for in an Act of Parliament, applies so as to prevent the Corporation, the federal member institution or any other person from carrying out a transaction referred to in this section.

(5) [Repealed, 2016, c. 7, s. 139]

Restrictions non applicables

(4) Les restrictions relatives aux droits de l’institution fédérale membre, y compris le droit de fusionner, de disposer, notamment par la vente, des éléments de son actif ou de prévoir la prise en charge d’éléments de son passif, à l’exception des restrictions prévues par une loi fédérale, n’ont pas pour effet d’empêcher l’institution, la Société ou toute autre personne d’effectuer une opération visée au présent article.

(5) [Abrogé, 2016, ch. 7, art. 139]

Novation

(6) Any person who assumes a liability of the federal member institution under a transaction referred to in subsection (1) or (2) becomes liable — instead of the federal member institution — to discharge the liability, on approval of the transaction by the Minister or as soon as the person assumes the liability if the transaction does not require the Minister’s approval.

Transfert des obligations

(6) La personne qui prend en charge toute obligation de l’institution fédérale membre en vertu de l’opération visée aux paragraphes (1) ou (2) devient responsable à la place de celle-ci de leur exécution dès l’approbation par le ministre de l’opération ou dès la prise en charge des obligations, dans le cas d’une opération qui ne requiert pas cette approbation.

Exception

(7) Subsection (6) does not apply to the bridge institution’s assumption of any portion of the federal member institution’s liability that is not insured by the Corporation.

Exception

(7) Le paragraphe (6) ne s’applique pas à la prise en charge par l’institution-relais d’une fraction d’une dette de l’institution fédérale membre qui n’est pas un dépôt assuré par la Société.

Novation — trust

(8) A trust company within the meaning of subsection 57(2) of the Trust and Loan Companies Act that is designated as a bridge institution may become a trustee in substitution for the federal member institution without formality or the consent of any beneficiary of the trust.

Transfert des obligations — fiducie

(8) La société de fiducie au sens du paragraphe 57(2) de la Loi sur les sociétés de fiducie et de prêt qui est dotée du statut d’institution-relais peut devenir fiduciaire, en remplacement de l’institution fédérale membre, sans le consentement du bénéficiaire ni formalité.

Current to February 11, 2020	73	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Section 39.2	Article 39.2

Effects of conversion

(9) The conversion of shares or liabilities under subsection (2.3)

(a) subject to paragraphs (b) and (c), extinguishes any claim, interest or right in respect of the shares or liabilities, or part of them, that were converted;

(b) does not extinguish any claim to the extent that the claim is a personal claim against a person other than the Corporation, the federal member institution or a person claiming under the Corporation or the federal member institution; and

(c) does not prevent a secured creditor or an assignee or successor in interest of the person who was the holder of the shares or liabilities immediately before the conversion from being entitled to receive compensation under section 39.23.

Effets de la conversion

(9) La conversion des actions ou des éléments du passif au titre du paragraphe (2.3) a les effets suivants :

a) sous réserve des alinéas b) et c), elle éteint les créances, droits ou intérêts qui existaient à l’égard de ces actions ou éléments du passif, ou partie de ceux-ci, qui ont été convertis;

b) elle n’éteint pas les créances dans la mesure où il s’agit de créances personnelles à l’encontre d’une personne autre que la Société, l’institution fédérale membre ou un ayant cause de la Société ou de l’institution;

c) elle ne porte pas atteinte au droit du créancier garanti ou de l’ayant cause de la personne qui détenait des actions ou des éléments du passif au moment de la conversion de recevoir l’indemnité visée à l’article 39.23.

Regulations

(10) The Governor in Council may make regulations respecting conversion for the purposes of this section.

Règlements

(10) Le gouverneur en conseil peut prendre des règlements concernant la conversion pour l’application du présent article.

Regulations — application

(11) Regulations made under subsection (10) may, if they so provide, apply in respect of shares and liabilities

(a) that were issued or that originated before the day on which the first regulation made under that subsection comes into force if, on or after that day, they are amended or, in the case of liabilities, their term is extended; or

(b) that are issued or that originate on or after that day.

Règlement : application

(11) Les règlements pris en vertu du paragraphe (10) peuvent, s’ils comportent une disposition en ce sens, s’appliquer aux actions et aux éléments du passif :

a) qui ont été émis ou créés avant la date d’entrée en vigueur du premier règlement pris en vertu de ce paragraphe s’ils ont été modifiés ou, dans le cas d’éléments du passif, si la durée de leur terme a été prolongée à cette date ou postérieurement;

b) qui sont émis ou créés à cette date ou postérieurement.

By-laws

(12) The Corporation may make by-laws respecting conversion for the purposes of this section, including by-laws that prescribe, for the purposes of subsection (2.3), the interim instruments into which shares and liabilities may be converted before they are converted into common shares.

Règlements administratifs

(12) La Société peut prendre des règlements administratifs concernant la conversion pour l’application du présent article, notamment des règlements administratifs fixant, pour l’application du paragraphe (2.3), dans quels titres intérimaires les actions et les éléments du passif peuvent être convertis avant d’être convertis en actions ordinaires.

Inconsistency

(13) In the event of any inconsistency between the regulations made under subsection (10) and the by-laws made under subsection (12), the regulations prevail to the extent of the inconsistency.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 247; 2016, c. 7, s. 139.

Incompatibilité

(13) Les dispositions des règlements pris en vertu du paragraphe (10) l’emportent sur les dispositions incompatibles des règlements administratifs pris en vertu du paragraphe (12).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 247; 2016, ch. 7, art. 139.

Current to February 11, 2020	74	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.201-39.202	Articles 39.201-39.202

Terms and conditions of transactions

39.201 (1) If the Corporation as receiver for a federal member institution carries out a transaction with a bridge institution, the Corporation shall establish the terms and conditions of the transaction, including

(a) which assets the bridge institution shall acquire and the consideration to be paid for the assets acquired; and

(b) which liabilities the bridge institution shall assume and the consideration to be paid for the liabilities assumed.

Conditions des opérations

39.201 (1) Si la Société, en sa qualité de séquestre d’une institution fédérale membre, conclut toute opération avec l’institution-relais, elle fixe toutes les conditions de l’opération, notamment :

a) quels actifs l’institution-relais acquiert et la contrepartie à verser;

b) quelles dettes l’institution-relais prend en charge et la contrepartie à verser.

Reasonable consideration

(2) The consideration referred to in paragraph (1)(a) shall be reasonable in the circumstances.

(3) [Repealed, 2016, c. 7, s. 140]

2009, c. 2, s. 248; 2016, c. 7, s. 140.

Contrepartie raisonnable

(2) La contrepartie visée à l’alinéa (1)a) doit être raisonnable eu égard aux circonstances.

(3) [Abrogé, 2016, ch. 7, art. 140]

2009, ch. 2, art. 248; 2016, ch. 7, art. 140.

Deposit liabilities assumed

39.202 (1) A bridge institution shall assume a federal member institution’s deposit liabilities that are both insured by the Corporation and posted in the federal member institution’s records as of the date and time specified in the order referred to in paragraph 39.13(1)(c).

Dépôts

39.202 (1) L’institution-relais prend en charge les dépôts auprès de l’institution fédérale membre qui, à la fois, sont assurés par la Société et, au moment prévu dans le décret pris en vertu de l’alinéa 39.13(1)c), sont reportés dans les registres de l’institution fédérale membre.

Interest

(1.1) Any interest accrued on the deposit liabilities referred to in subsection (1) is assumed by the bridge institution.

Intérêts

(1.1) L’institution-relais prend en charge les intérêts courus sur les dépôts visés au paragraphe (1).

Deeming deposits or withdrawals not entered

(1.2) Any deposit or withdrawal that is made on or before that date and time but is not posted in the records of the federal member institution as of that date and time, and any deposit or withdrawal made after that date and time, are deemed to be deposited with or withdrawn from, as the case may be, the bridge institution.

Dépôts et retraits réputés

(1.2) Les dépôts et les retraits faits jusqu’au moment visé au paragraphe (1), mais non reportés dans les registres de l’institution fédérale membre, ainsi que ceux faits après ce moment, sont réputés être des dépôts et des retraits faits auprès de l’institution-relais.

Interest

(1.3) Any interest accruing on the deposits referred to in subsection (1.2) is owed by the bridge institution.

Subrogation

(2) If the bridge institution assumes any portion of a federal member institution’s liability that is not insured by the Corporation, the bridge institution is subrogated to all the rights and interests of the creditor against the federal member institution in relation to the entire liability and may maintain an action in respect of those rights and interests in its own name or in the name of the creditor.

Intérêts

(1.3) L’institution-relais est responsable des intérêts courus sur les dépôts visés au paragraphe (1.2).

Subrogation

(2) L’institution-relais qui prend en charge une fraction d’une dette de l’institution fédérale membre qui n’est pas un dépôt assuré par la Société est subrogée dans les droits et intérêts du créancier contre l’institution fédérale membre à l’égard de la totalité de la créance en cause. Elle peut, pour faire valoir ces droits et intérêts, ester en justice sous son propre nom ou celui du créancier.

Current to February 11, 2020	75	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.202-39.22	Articles 39.202-39.22

Creditor’s rights and interests

(3) As soon as the bridge institution receives an amount equal to the liabilities that are not insured by the Corporation that it assumed, the rights and interests in respect of the balance remaining revert to the creditor.

2009, c. 2, s. 248; 2010, c. 12, s. 1891.

Droits et intérêts du créancier

(3) Dès que l’institution-relais reçoit une somme égale à celle qu’elle a prise en charge en ce qui a trait aux créances qui ne sont pas des dépôts assurés par la Société, les droits et intérêts à l’égard du solde non recouvré sont rétrocédés au créancier.

2009, ch. 2, art. 248; 2010, ch. 12, art. 1891.

Liquidator bound

39.203 (1) The liquidator of a federal member institution appointed under the Winding-up and Restructuring Act is bound by the terms and conditions of any transaction that involves the sale or other disposition of the federal member institution’s assets or the assumption by a bridge institution of any portion of the federal member institution’s liabilities and shall carry out those transactions or cause them to be carried out.

Liquidateur lié

39.203 (1) Le liquidateur de l’institution fédérale membre nommé en vertu de la Loi sur les liquidations et les restructurations est lié par les conditions de toute opération comportant soit la disposition d’actifs de celle-ci, soit la prise en charge de dettes de celle-ci par l’institution-relais. Il lui incombe d’effectuer ou de faire effectuer l’opération.

Expenses

(2) All costs, charges and expenses properly incurred by the liquidator in complying with the terms and conditions of any transaction referred to in subsection (1), including the liquidator’s remuneration, are payable by the bridge institution.

2009, c. 2, s. 248.

Dépenses

(2) L’institution-relais paie au liquidateur les dépenses, charges et frais légitimes, y compris sa rémunération, qu’il supporte afin de respecter les conditions de l’opération.

2009, ch. 2, art. 248.

Right transferable

39.21 If the assets that are sold under a transaction described in section 39.2 or by a bank designated as a bridge institution include any outstanding security under section 426 or 427 of the Bank Act, the buyer of the assets may hold the security for the life of the loan to which the security relates and all the provisions of that Act relating to the security and its enforcement continue to apply to the buyer as though the buyer were a bank.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 249.

Droit transférable

39.21 Dans le cas où un des éléments de l’actif vendu par la Société ou l’institution fédérale membre conformément à l’article 39.2 ou par une banque dotée du statut d’institution-relais est la sûreté visée aux articles 426 ou 427 de la Loi sur les banques, l’acheteur peut la détenir pendant toute la durée du prêt qu’elle garantit et les dispositions de cette loi relatives à cette sûreté et à sa réalisation continuent de s’appliquer à l’acheteur comme s’il était la banque.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 249.

Winding-up

39.22 (1) The Corporation shall apply for a winding-up order in respect of a federal member institution under the Winding-up and Restructuring Act if a notice has not been published under subsection 39.2(3) in respect of the institution on or before

(a) the 60th day after the day on which the order is made under subsection 39.13(1); or

(b) the day on which any extension of that period ends.

Liquidation

39.22 (1) La Société demande l’ordonnance de liquidation prévue par la Loi sur les liquidations et les restructurations à l’égard de l’institution fédérale membre si aucun avis n’a été publié au titre du paragraphe 39.2(3) à l’égard de celle-ci au plus tard :

a) soit le soixantième jour suivant la date de la prise du décret au titre du paragraphe 39.13(1);

b) soit à l’expiration de toute prorogation de ce délai.

Winding-up — certain cases

(1.1) Despite subsection (1), if an order is made under paragraph 39.13(1)(d) or subsection 39.13(1.3) in respect

Liquidation : cas particuliers

(1.1) Malgré le paragraphe (1), si un décret est pris au titre de l’alinéa 39.13(1)d) ou du paragraphe 39.13(1.3) à

Current to February 11, 2020	76	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Restructuring Transactions	Opérations de restructuration
Sections 39.22-39.23	Articles 39.22-39.23

of the institution, the Corporation shall apply for a winding-up order in respect of the institution under the Winding-up and Restructuring Act if a notice has not been published under subsection 39.2(3) in respect of the institution on or before

(a) the day that is one year after the day on which the order is made under subsection 39.13(1) or any shorter period specified in the order made under paragraph 39.13(1)(d) or subsection 39.13(1.3), as the case may be; or

(b) the day on which any extension of the applicable period ends.

l’égard de l’institution, la Société demande l’ordonnance de liquidation prévue par la Loi sur les liquidations et les restructurations à l’égard de l’institution si aucun avis n’a été publié au titre du paragraphe 39.2(3) à l’égard de celle-ci au plus tard :

a) soit un an après la date de la prise du décret au titre du paragraphe 39.13(1) ou tout autre délai plus court précisé dans le décret pris au titre de l’alinéa 39.13(1)d) ou du paragraphe 39.13(1.3), selon le cas;

b) soit à l’expiration de toute prorogation du délai applicable.

Deeming

(2) For the purposes of the Winding-up and Restructuring Act, the Corporation is deemed to be a creditor of the federal member institution.

Extension

(3) The Governor in Council may, by order made on the recommendation of the Minister, grant one or more extensions of the period set out in subsection (1) — of up to 30 days each — but the last extension must expire not later than 180 days after the day on which the order is made under subsection 39.13(1).

Présomption

(2) Pour l’application de la Loi sur les liquidations et les restructurations, la Société est réputée être un créancier de l’institution fédérale membre.

Prorogations

(3) Le gouverneur en conseil peut, par décret pris sur recommandation du ministre, accorder une ou plusieurs prorogations — d’au plus trente jours chacune — du délai visé au paragraphe (1), sans que la durée totale de celui-ci, y compris ses prorogations, puisse excéder cent quatre-vingts jours.

Extension — certain cases

(4) The Governor in Council may, by order made on the recommendation of the Minister, grant one or more extensions of the applicable period set out in subsection (1.1) — of up to one year each — but the last extension must expire not later than five years after the day on which the order is made under subsection 39.13(1).

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 141.

Prorogations : cas particuliers

(4) Le gouverneur en conseil peut, par décret pris sur recommandation du ministre, accorder une ou plusieurs prorogations — d’au plus un an chacune — du délai applicable visé au paragraphe (1.1), sans que la durée totale de celui-ci, y compris ses prorogations, puisse excéder cinq ans.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 141.

Compensation

Amount of compensation

39.23 (1) If an order is made under subsection 39.13(1), the Corporation shall, in accordance with the regulations and the by-laws, determine the amount of compensation, if any, to be paid to a prescribed person.

Indemnité

Montant de l’indemnité

39.23 (1) Si un décret est pris au titre du paragraphe 39.13(1), la Société décide, en conformité avec les règlements et les règlements administratifs, du montant de l’indemnité à verser, le cas échéant, aux personnes visées par règlement.

Persons entitled to compensation

(2) Only a prescribed person who is in a worse financial position than they would have been had the federal member institution been liquidated under the Winding-up and Restructuring Act is entitled to be paid compensation.

Personnes qui ont droit à une indemnité

(2) Seules les personnes visées par règlement qui se trouvent dans une situation financière plus défavorable que celle dans laquelle elles auraient été si l’institution fédérale membre avait été liquidée en vertu de la Loi sur les liquidations et les restructurations peuvent recevoir une indemnité.

Current to February 11, 2020	77	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Compensation	Indemnité
Sections 39.23-39.27	Articles 39.23-39.27

Duty to pay compensation

(3) The Corporation shall pay the compensation and shall decide whether to pay it wholly or partly in cash or wholly or partly in any other form, including shares, that the Corporation considers appropriate.

Obligation de verser l’indemnité

(3) La Société verse l’indemnité et décide de le faire en argent, en tout ou en partie, ou sous toute autre forme, en tout ou en partie, notamment en actions, qu’elle estime indiquée.

Determining amount — no comparison with others

(4) In determining the amount of compensation to which a person is entitled, the following shall not be taken into account:

(a) any shares or other interest or right received by another person as a result of an order made under subsection 39.13(1) or retained by another person; and

(b) any common shares received by another person as a result of a conversion of shares or liabilities in accordance with the contractual terms of those shares or liabilities.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Détermination du montant : aucune comparaison avec autrui

(4) Afin de déterminer le montant de l’indemnité auquel une personne a droit, il n’est pas tenu compte :

a) des actions ou d’autres droits ou intérêts qu’une autre personne reçoit en raison d’un décret pris au titre du paragraphe 39.13(1) ou conserve;

b) des actions ordinaires reçues par une autre personne en raison de la conversion d’actions ou d’éléments du passif conformément aux termes du contrat qui est assorti à ces actions ou éléments du passif.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Decision conclusive

39.24 Except as otherwise provided in this Act, a decision made by the Corporation under section 39.23 or by an assessor appointed under section 39.26 is for all purposes final and conclusive and shall not be questioned or reviewed in any court.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2009, c. 2, s. 250; 2016, c. 7, s. 142.

39.241 [Repealed, 1996, c. 6, s. 41]

Décisions définitives

39.24 Sauf disposition contraire de la présente loi, les décisions prises par la Société au titre de l’article 39.23 et celles prises par l’évaluateur nommé en vertu de l’article 39.26 sont, à tous égards, définitives et ne sont susceptibles d’aucun recours judiciaire.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2009, ch. 2, art. 250; 2016, ch. 7, art. 142.

39.241 [Abrogé, 2016, ch. 7, art. 142]

Discharge of liability

39.25 Payment of the compensation by the Corporation under section 39.23 discharges the Corporation from its obligations under that section and in no case is the Corporation under any obligation to see to the proper application in any way of any such payment.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Caractère libératoire

39.25 Le versement par la Société de l’indemnité en application de l’article 39.23 dégage celle-ci de toute obligation découlant de cet article et la Société n’est en aucun cas tenue de veiller à l’affectation de la somme versée.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Appointment of assessor

39.26 In the circumstances prescribed by the regulations, the Governor in Council shall, by order, appoint as assessor a judge who is in receipt of a salary under the Judges Act to review a decision made by the Corporation under subsection 39.23(1) and determine the amount of compensation, if any, to be paid to a prescribed person.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Nomination d’un évaluateur

39.26 Dans les circonstances prévues par règlement, le gouverneur en conseil nomme, par décret, à titre d’évaluateur un juge qui reçoit un traitement en vertu de la Loi sur les juges pour réviser la décision de la Société prise au titre du paragraphe 39.23(1) et décider du montant de l’indemnité à verser, le cas échéant, aux personnes visées par règlement.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Sittings and hearings 39.27 (1) An assessor may sit at any place and shall arrange for the sittings and hearings that may be required.	Séances et auditions 39.27 (1) L’évaluateur peut siéger en tout lieu et prendre les mesures nécessaires à cet effet.

Current to February 11, 2020	78	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Compensation	Indemnité
Sections 39.27-39.28	Articles 39.27-39.28

Powers of assessor

(2) The assessor has all the powers conferred on a commissioner appointed under Part II of the Inquiries Act for the purpose of obtaining evidence under oath.

Pouvoirs de l’évaluateur

(2) L’évaluateur jouit des pouvoirs conférés aux commissaires en vertu de la partie II de la Loi sur les enquêtes pour la réception des dépositions sous serment.

Persons to assist

(3) An assessor may appoint a person to assist him or her in performing his or her functions.

Assistance

(3) L’évaluateur peut s’adjoindre toute personne pour l’aider à exécuter ses attributions.

Payment

(4) Fees and disbursements payable to the person may be included by the assessor in an amount awarded in respect of costs under subsection (5) or (6).

Honoraires

(4) L’évaluateur peut inclure les honoraires et déboursés auxquels a droit la personne visée au paragraphe (3) dans le montant des frais déterminés conformément aux paragraphes (5) ou (6).

Costs of prescribed person

(5) If the assessor determines that it is just and reasonable that costs in the proceeding before the assessor be awarded to a prescribed person and against the Corporation, the amount that the assessor determines to be just and reasonable to award in respect of those costs is payable by the Corporation to the prescribed person.

Frais des personnes visées

(5) Dans le cas où l’évaluateur estime justifié qu’il soit accordé à la personne visée par règlement des frais afférents à l’instance dont il est saisi, lesquels sont à verser par la Société, celle-ci est tenue de verser le montant qu’il estime justifié d’accorder à l’égard de ces frais.

Costs of Corporation

(6) If the assessor determines that it is just and reasonable that costs in the proceeding before the assessor be awarded to the Corporation and against a prescribed person, the amount that the assessor determines to be just and reasonable to award in respect of those costs constitutes a debt payable by the prescribed person to the Corporation and may be recovered as such in any court of competent jurisdiction.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Frais de la Société

(6) Dans le cas où l’évaluateur estime justifié qu’il soit accordé à la Société des frais afférents à l’instance dont il est saisi, lesquels sont à verser par toute personne visée par règlement, le montant qu’il estime justifié d’accorder à l’égard de ces frais constitue une créance de la Société qu’elle peut recouvrer à ce titre devant tout tribunal compétent.

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

Regulations

39.28 (1) The Governor in Council may make regulations respecting compensation for the purposes of sections 39.23 to 39.27, including regulations

(a) prescribing persons referred to in subsection 39.23(1);

(b) respecting the factors that the Corporation shall or shall not consider in making a decision under subsection 39.23(1);

(c) respecting the circumstances in which an assessor must be appointed under section 39.26;

(d) respecting the factors that an assessor shall or shall not consider in making a decision; and

(e) respecting procedural requirements.

Règlements

39.28 (1) Le gouverneur en conseil peut prendre des règlements concernant les indemnités, pour l’application des articles 39.23 à 39.27, notamment des règlements :

a) précisant les personnes visées au paragraphe 39.23(1);

b) concernant les facteurs dont la Société doit tenir compte ou pas dans les décisions prises au titre du paragraphe 39.23(1);

c) concernant les circonstances dans lesquelles il est tenu de nommer un évaluateur pour l’application de l’article 39.26;

d) concernant les facteurs dont l’évaluateur doit tenir compte ou pas dans ses décisions;

e) concernant les exigences procédurales.

Current to February 11, 2020	79	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Compensation	Indemnité
Sections 39.28-39.371	Articles 39.28-39.371

By-laws

(2) The Corporation may make by-laws respecting compensation for the purposes of section 39.23.

Règlements administratifs

(2) La Société peut prendre des règlements administratifs concernant les indemnités pour l’application de l’article 39.23.

Inconsistency

(3) In the event of any inconsistency between the regulations made under subsection (1) and the by-laws made under subsection (2), the regulations prevail to the extent of the inconsistency.

1992, c. 26, s. 11; 1996, c. 6, s. 41; 2016, c. 7, s. 142.

Incompatibilité

(3) Les dispositions des règlements pris en vertu du paragraphe (1) l’emportent sur les dispositions incompatibles des règlements administratifs pris en vertu du paragraphe (2).

1992, ch. 26, art. 11; 1996, ch. 6, art. 41; 2016, ch. 7, art. 142.

39.29 [Repealed, 2016, c. 7, s. 142]

39.3 [Repealed, 2016, c. 7, s. 142]

39.31 [Repealed, 2016, c. 7, s. 142]

39.32 [Repealed, 2016, c. 7, s. 142]

39.33 [Repealed, 2016, c. 7, s. 142]

39.34 [Repealed, 2016, c. 7, s. 142]

39.35 [Repealed, 2016, c. 7, s. 142]

39.36 [Repealed, 2016, c. 7, s. 142]

39.361 [Repealed, 2016, c. 7, s. 142]

39.37 [Repealed, 2016, c. 7, s. 142]

39.29 [Abrogé, 2016, ch. 7, art. 142]

39.3 [Abrogé, 2016, ch. 7, art. 142]

39.31 [Abrogé, 2016, ch. 7, art. 142]

39.32 [Abrogé, 2016, ch. 7, art. 142]

39.33 [Abrogé, 2016, ch. 7, art. 142]

39.34 [Abrogé, 2016, ch. 7, art. 142]

39.35 [Abrogé, 2016, ch. 7, art. 142]

39.36 [Abrogé, 2016, ch. 7, art. 142]

39.361 [Abrogé, 2016, ch. 7, art. 142]

39.37 [Abrogé, 2016, ch. 7, art. 142]

Creation and Operation of Bridge Institutions

Incorporation

39.371 (1) The Minister shall, without delay after an order is made under paragraph 39.13(1)(c), issue letters patent incorporating a federal institution.

Constitution et fonctionnement des institutions-relais

Constitution

39.371 (1) Le ministre, sans délai après la prise d’un décret au titre de l’alinéa 39.13(1)c), délivre des lettres patentes pour la constitution d’une institution fédérale.

Incorporating Act

(2) The letters patent are issued under whichever of the following Acts regulates the federal member institution that is the subject of the Superintendent’s report under subsection 39.1(1) or (3):

(a) the Bank Act;

(b) the Cooperative Credit Associations Act; or

(c) the Trust and Loan Companies Act.

Loi constitutive

(2) Les lettres patentes sont délivrées en vertu de celle des lois ci-après qui régit l’institution fédérale membre visée par le rapport du surintendant fait en application des paragraphes 39.1(1) ou (3) :

a) la Loi sur les banques;

b) la Loi sur les associations coopératives de crédit;

c) la Loi sur les sociétés de fiducie et de prêt.

Current to February 11, 2020	80	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.371-39.3715	Articles 39.371-39.3715

Order to commence and carry on business

(3) The Superintendent shall, without delay after the letters patent are issued, make an order approving the commencement and carrying on of business by the federal institution referred to in subsection (1).

Agrément de fonctionnement

(3) Sans délai après la délivrance des lettres patentes, le surintendant délivre à l’institution fédérale nouvellement constituée un agrément de fonctionnement.

Content of Superintendent’s order — limitation

(4) The Superintendent’s order shall not prohibit the federal institution, during the period that it is designated as a bridge institution, from accepting deposits in Canada and shall not make the federal institution, during that period, subject to subsection 413(3) of the Bank Act, subsection 378.1(2) of the Cooperative Credit Associations Act or subsection 413(2) of the Trust and Loan Companies Act.

2009, c. 2, s. 251.

Contenu de l’agrément de fonctionnement — limitations

(4) L’agrément de fonctionnement ne peut, durant la période où l’institution fédérale est dotée du statut d’institution-relais, lui interdire d’accepter des dépôts au Canada ni l’assujettir au paragraphe 413(3) de la Loi sur les banques, au paragraphe 378.1(2) de la Loi sur les associations coopératives de crédit ou au paragraphe 413(2) de la Loi sur les sociétés de fiducie et de prêt.

2009, ch. 2, art. 251.

Duration

39.3711 (1) Subject to section 39.3715, the federal institution referred to in subsection 39.371(1) is designated as a bridge institution for a period of two years.

Durée

39.3711 (1) Sous réserve de l’article 39.3715, l’institution fédérale visée au paragraphe 39.371(1) conserve le statut d’institution-relais pour une période de deux ans.

Extensions

(2) The Governor in Council may, by order, on the recommendation of the Minister, grant up to three extensions — of one year each — of the period referred to in subsection (1).

2009, c. 2, s. 251.

39.3712 [Repealed, 2016, c. 7, s. 143]

Prorogations

(2) Sur recommandation du ministre, le gouverneur en conseil peut accorder, par décret, jusqu’à trois prorogations — d’une période d’un an chacune — de ce statut.

2009, ch. 2, art. 251.

39.3712 [Abrogé, 2016, ch. 7, art. 143]

Financial assistance

39.3713 The Corporation shall provide the financial assistance that a bridge institution needs in order to discharge its obligations, except for its obligations to the Corporation, as they become due.

2009, c. 2, s. 251.

Aide financière

39.3713 La Société fournit à l’institution-relais l’aide financière dont celle-ci a besoin pour s’acquitter de ses obligations — à l’exception de ses obligations envers la Société — au fur et à mesure qu’elles deviennent exigibles.

2009, ch. 2, art. 251.

Shares held by Corporation

39.3714 The Corporation may hold shares in a bridge institution only if the Corporation is the sole shareholder.

2009, c. 2, s. 251.

Actions détenues par la Société

39.3714 La Société ne peut détenir des actions de l’institution-relais que si elle en est l’actionnaire unique.

2009, ch. 2, art. 251.

Termination of designation

39.3715 A federal institution’s designation as a bridge institution terminates if

(a) the Corporation is no longer the sole shareholder; or

Perte du statut

39.3715 L’institution fédérale perd le statut d’institution-relais dès que survient l’une ou l’autre des situations suivantes :

a) la Société n’est plus l’actionnaire unique;

Current to February 11, 2020	81	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.3715-39.3718	Articles 39.3715-39.3718

(b) the federal institution is amalgamated with a body corporate that is not a bridge institution.

2009, c. 2, s. 251.

b) l’institution fédérale fusionne avec une personne morale qui n’est pas une institution-relais.

2009, ch. 2, art. 251.

Mandatory dissolution of bridge institution

39.3716 If a bridge institution’s designation has not terminated under section 39.3715, the federal institution’s board of directors shall take all necessary steps to dissolve the federal institution if

(a) all or substantially all of the federal institution’s assets have been sold or otherwise disposed of; and

(b) all or substantially all of its liabilities have been assumed or discharged.

2009, c. 2, s. 251.

Dissolution obligatoire de l’institution-relais

39.3716 Le conseil d’administration de l’institution fédérale dotée du statut d’institution-relais qui n’a pas perdu ce statut en application de l’article 39.3715 prend les mesures utiles à sa dissolution si :

a) d’une part, celle-ci a disposé de tous ou presque tous ses éléments d’actif;

b) d’autre part, toutes ou presque toutes ses dettes ont été prises en charge ou acquittées.

2009, ch. 2, art. 251.

Winding-up of federal member institution

39.3717 (1) If the Corporation considers that substantially all of the transfers of assets and liabilities of a federal member institution to a bridge institution have been substantially completed, the Corporation shall apply for a winding-up order under the Winding-up and Restructuring Act in respect of the federal member institution.

Liquidation de l’institution fédérale membre

39.3717 (1) La Société présente la demande d’ordonnance de mise en liquidation prévue par la Loi sur les liquidations et les restructurations à l’égard de l’institution fédérale membre si, de l’avis de la Société, presque tous les transferts des actifs et des dettes de celle-ci à l’institution-relais sont pour l’essentiel terminés.

Creditor

(2) For the purposes of the Winding-up and Restructuring Act, the Corporation is deemed to be a creditor of the federal member institution.

Créancier

(2) Pour l’application de la Loi sur les liquidations et les restructurations, la Société est réputée être un créancier de l’institution fédérale membre.

Exception

(3) If the Superintendent has taken control of the federal member institution or its assets and has requested the Attorney General of Canada to apply for a winding-up order or informs the Corporation that he or she intends to request that the Attorney General of Canada apply for that order, the Corporation is not required to apply for a winding-up order.

2009, c. 2, s. 251.

Exception

(3) Dans le cas où le surintendant a pris le contrôle de l’institution fédérale membre ou de son actif, la Société n’est pas tenue de présenter la demande d’ordonnance de mise en liquidation si le surintendant a demandé au procureur général du Canada de le faire ou informe la Société qu’il a l’intention de demander à celui-ci de le faire.

2009, ch. 2, art. 251.

Power of the Corporation

39.3718 (1) The Corporation may hold any federal institution’s shares that the Corporation acquires in the course of a sale or other disposition of its shares of the bridge institution or that a bridge institution acquires in the course of a sale or other disposition of its assets.

Pouvoir de la Société

39.3718 (1) La Société peut détenir des actions de toute institution fédérale qu’elle a acquises dans le cadre de la disposition de ses actions de l’institution-relais ou que l’institution-relais a acquises dans le cadre de la disposition de ses actifs.

Maximum period

(2) The Corporation may hold the shares for a period of no more than five years from the day on which they are acquired and may dispose of them.

Période maximale

(2) Elle peut les détenir pour une période maximale de cinq ans à compter de l’acquisition et en disposer.

Current to February 11, 2020	82	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.3718-39.3721	Articles 39.3718-39.3721

Extension

(3) The Minister may, by order, extend the period referred to in subsection (2) if general market conditions so warrant.

Prorogation

(3) Le ministre peut, par arrêté, proroger ce délai si les conditions générales du marché le justifient.

Provisions inapplicable

(4) The following provisions do not apply with respect to the shares referred to in subsection (1):

(a) sections 401.2 and 401.3 of the Bank Act;

(b) sections 428 and 430 of the Insurance Companies Act; and

(c) sections 396 and 399 of the Trust and Loan Companies Act.

2009, c. 2, s. 251.

Non-application

(4) Les dispositions ci-après ne s’appliquent pas à l’égard des actions visées au paragraphe (1) :

a) les articles 401.2 et 401.3 de la Loi sur les banques;

b) les articles 428 et 430 de la Loi sur les sociétés d’assurances;

c) les articles 396 et 399 de la Loi sur les sociétés de fiducie et de prêt.

2009, ch. 2, art. 251.

Remuneration and benefits

39.3719 An employee or officer of the Corporation shall not receive remuneration or benefits from a bridge institution for being a director or officer of that institution.

2009, c. 2, s. 251.

Rémunération et avantages

39.3719 L’employé ou le dirigeant de la Société ne reçoit aucune rémunération ni avantage de l’institution-relais pour l’exercice de ses fonctions d’administrateur ou de dirigeant de cette dernière.

2009, ch. 2, art. 251.

Non-liability with respect to employees

39.372 (1) If a bridge institution becomes the employer of employees of a federal member institution, the bridge institution is not liable in respect of a liability, including one as a successor employer,

(a) that is in respect of the employees or former employees of the federal member institution or a predecessor of the federal member institution or in respect of a pension plan for the benefit of those employees or former employees; and

(b) that exists before the bridge institution becomes the employer or that is calculated by reference to a period before the bridge institution becomes the employer.

Employés

39.372 (1) Du fait qu’elle devient l’employeur d’employés de l’institution fédérale membre, l’institution-relais n’est aucunement responsable des obligations, y compris des obligations d’employeur successeur, qui, à la fois :

a) ont trait aux employés ou aux anciens employés de l’institution fédérale membre ou d’un de ses prédécesseurs ou à un régime de retraite pour le bénéfice de ces employés ou anciens employés;

b) existaient avant qu’elle devienne l’employeur ou sont calculées en fonction d’une période antérieure à celle où elle l’est devenue.

Liability of other successor employers

(2) Subsection (1) does not affect the liability of a successor employer other than the bridge institution.

2009, c. 2, s. 251; 2012, c. 5, s. 201.

Obligations d’un employeur successeur

(2) Le paragraphe (1) ne dégage de sa responsabilité aucun employeur successeur autre que l’institution-relais.

2009, ch. 2, art. 251; 2012, ch. 5, art. 201.

Corporation’s directions

39.3721 (1) The Corporation may give directions to the board of directors of a bridge institution.

Instructions de la Société

39.3721 (1) La Société peut donner des instructions au conseil d’administration de l’institution-relais.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Restructuring of Federal Member Institutions	Restructuration des institutions fédérales membres
Creation and Operation of Bridge Institutions	Constitution et fonctionnement des institutions-relais
Sections 39.3721-39.38	Articles 39.3721-39.38

Implementation

(2) The board of directors of the bridge institution shall ensure that the directions are implemented in a prompt and efficient manner and shall, after implementing a direction, notify the Corporation without delay that it has been implemented.

2009, c. 2, s. 251; 2016, c. 7, s. 144.

Mise en œuvre

(2) Le conseil d’administration de l’institution-relais veille à la mise en œuvre rapide et efficace des instructions de la Société et avise sans délai celle-ci qu’elles ont été mises en œuvre.

2009, ch. 2, art. 251; 2016, ch. 7, art. 144.

By-laws — Corporation

39.3722 (1) The Corporation may give directions to the board of directors of a bridge institution to make, amend or repeal any by-law.

Règlements administratifs — pouvoir de la Société

39.3722 (1) La Société peut donner instruction au conseil d’administration de l’institution-relais de prendre, de modifier ou d’abroger tout règlement administratif.

By-laws — board of directors

(2) The board of directors of a bridge institution may, with the prior approval of the Corporation, make, amend or repeal any by-law.

Pouvoir du conseil d’administration

(2) Le conseil d’administration de l’institution-relais peut, avec l’approbation préalable de la Société, prendre, modifier ou abroger tout règlement administratif.

Meaning of by-law

(3) For the purposes of subsections (1) and (2), by-law means a by-law of the bridge institution.

2009, c. 2, s. 251; 2016, c. 7, s. 145.

Sens de règlement administratif

(3) Aux paragraphes (1) et (2), règlement administratif s’entend de tout règlement administratif de l’institution-relais.

2009, ch. 2, art. 251; 2016, ch. 7, art. 145.

39.3723 [Repealed, 2016, c. 7, s. 146]

39.3723 [Abrogé, 2016, ch. 7, art. 146]

Restructuring of Provincial Member Institutions

Federal-provincial agreements

39.38 (1) The Minister may, with the approval of the Governor in Council, enter into an agreement with an appropriate provincial minister providing for the application of any of sections 39.1 to 39.28 to provincial member institutions incorporated under the laws of that province.

Restructuration des institutions provinciales membres

Accords fédéraux-provinciaux

39.38 (1) Le ministre peut, avec l’agrément du gouverneur en conseil, conclure avec le ministre provincial compétent un accord prévoyant l’application de tout ou partie des articles 39.1 à 39.28 aux institutions provinciales membres instituées en personne morale sous le régime des lois de la province en question.

Orders

(2) If an agreement has been entered into with an appropriate provincial minister, the Governor in Council may make orders, which are to be consistent with the agreement, providing for the application of any of sections 39.1 to 39.28 to provincial member institutions incorporated under the laws of that province and adapting any of the provisions of those sections in their application to those provincial member institutions.

1996, c. 6, s. 41; 2016, c. 7, s. 147.

Décrets

(2) Une fois l’accord conclu, le gouverneur en conseil peut prendre les décrets d’application correspondants, dans la mesure où ils sont compatibles avec l’accord, y compris en ce qui touche l’adaptation des nouvelles dispositions à ces institutions.

1996, ch. 6, art. 41; 2016, ch. 7, art. 147.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Financial	Dispositions financières
Sections 40-44	Articles 40-44

Financial

Financial year

40 The financial year of the Corporation shall end on December 31 in each year unless the Governor in Council otherwise directs.

R.S., c. C-3, s. 34; 1984, c. 31, s. 14.

Dispositions financières

Exercice

40 Sauf instruction contraire du gouverneur en conseil, l’exercice de la Société coïncide avec l’année civile.

S.R., ch. C-3, art. 34; 1984, ch. 31, art. 14.

Deposit accounts

41 The Corporation may maintain in its own name one or more accounts

(a) with the Bank of Canada;

(b) with any member institution; and

(c) with the approval of the Minister, with any financial institution outside Canada.

R.S., 1985, c. C-3, s. 41; R.S., 1985, c. 18 (3rd Supp.), s. 65.

Compte de dépôts

41 La Société peut, en son propre nom, détenir un ou plusieurs comptes :

a) auprès de la Banque du Canada;

b) auprès des institutions membres;

c) avec l’approbation du ministre, auprès de toute institution financière établie à l’étranger.

L.R. (1985), ch. C-3, art. 41; L.R. (1985), ch. 18 (3e suppl.), art. 65.

Interest may be paid

42 The Bank of Canada may pay interest on any money that the Corporation deposits with it.

R.S., 1985, c. C-3, s. 42; 1985, c. 18 (3rd Supp.), s. 66; 1992, c. 26, s. 12; 1996, c. 6, s. 42; 2014, c. 20, s. 109.

Auditor

43 The Auditor General of Canada is the auditor of the Corporation.

R.S., c. C-3, s. 38; 1976-77, c. 34, s. 30(F); 1984, c. 31, s. 14.

Versement d’intérêts

42 La Banque du Canada peut verser des intérêts sur les fonds déposés auprès d’elle par la Société.

L.R. (1985), ch. C-3, art. 42; 1985, ch. 18 (3e suppl.), art. 66; 1992, ch. 26, art. 12; 1996, ch. 6, art. 42; 2014, ch. 20, art. 109.

Vérificateur

43 Le vérificateur général du Canada est le vérificateur de la Société.

S.R., ch. C-3, art. 38; 1976-77, ch. 34, art. 30(F); 1984, ch. 31, art. 14.

Staff

Employment of staff

44 (1) The Corporation may, notwithstanding any other Act, employ such officers, agents and employees as are necessary for the purposes of the Corporation and, subject to section 45, the officers, agents and employees of the Corporation shall be deemed not to be employed in the federal public administration.

Oath of fidelity and secrecy

(2) Each officer, agent or employee of the Corporation shall, before entering on his or her duties with the Corporation, take an oath of fidelity and secrecy in the form prescribed by the by-laws.

Use of departmental facilities

(3) In carrying out its functions under this Act, the Corporation may, with the approval of the Minister, make use of the personnel, facilities and services of the Office of the Superintendent of Financial Institutions and the Department of Finance to any extent not incompatible, in

Personnel

Engagement du personnel

44 (1) La Société peut, malgré toute autre loi, engager le personnel et les mandataires nécessaires à ses activités; sous réserve de l’article 45, ce personnel et ces mandataires n’appartiennent pas à l’administration publique fédérale.

Serment de fidélité et de secret professionnel

(2) Avant d’entrer en fonctions, les membres du personnel et les mandataires de la Société doivent prêter le serment de fidélité et de secret professionnel prévu aux règlements administratifs.

Accord de prestation de services

(3) La Société peut, avec l’approbation du ministre, faire usage, dans le cadre de ses activités, du personnel, des installations et des services du Bureau du surintendant des institutions financières et du ministère des Finances dans la mesure où cet usage n’est pas, de l’avis du

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Staff	Personnel
Sections 44-45.1	Articles 44-45.1

the opinion of the Minister, with the administration of that Office or Department.

R.S., 1985, c. C-3, s. 44; R.S., 1985, c. 18 (3rd Supp.), s. 67; 2003, c. 22, s. 224(E); 2012, c. 5, s. 206(E).

ministre, incompatible avec le fonctionnement du Bureau ou du ministère.

L.R. (1985), ch. C-3, art. 44; L.R. (1985), ch. 18 (3e suppl.), art. 67; 2003, ch. 22, art. 224(A); 2012, ch. 5, art. 206(A).

Public Service Superannuation Act

45 (1) The officers and employees of the Corporation shall be deemed to be employed in the public service for the purposes of the Public Service Superannuation Act and the Corporation shall be deemed to be a Public Service corporation for the purposes of section 37 of that Act.

Loi sur la pension de la fonction publique

45 (1) Les membres du personnel de la Société sont réputés appartenir à la fonction publique pour l’application de la Loi sur la pension de la fonction publique et la Société est réputée être un organisme de la fonction publique pour l’application de l’article 37 de cette loi.

Application of other Acts

(2) For the purposes of the Government Employees Compensation Act and any regulation made pursuant to section 9 of the Aeronautics Act, the Chairperson and employees of the Corporation shall be deemed to be employees in the federal public administration.

Superannuation

(3) The Public Service Superannuation Act does not apply to the Chairperson, unless the Governor in Council otherwise directs, or to the director of the Corporation who holds the office of Governor of the Bank of Canada.

R.S., 1985, c. C-3, s. 45; 1996, c. 6, s. 47(E); 2003, c. 22, ss. 224(E), 225(E).

Application d’autres lois

(2) Pour l’application de la Loi sur l’indemnisation des agents de l’État et des règlements pris en vertu de l’article 9 de la Loi sur l’aéronautique, le président et les employés de la Société sont réputés appartenir à l’administration publique fédérale.

Pension

(3) La Loi sur la pension de la fonction publique ne s’applique au président que si le gouverneur en conseil l’ordonne et ne s’applique pas à l’administrateur de la Société qui occupe le poste de gouverneur de la Banque du Canada.

L.R. (1985), ch. C-3, art. 45; 1996, ch. 6, art. 47(A); 2003, ch. 22, art. 224(A) et 225(A).

No Liability

No liability for acts in good faith

45.1 (1) Her Majesty in right of Canada, any servant or agent of Her Majesty, the Corporation, its directors, officers and employees and any person acting on behalf of the Corporation are not liable to any member institution, depositor with, or creditor or shareholder of, any member institution, or to any other person, for any damages, payment, compensation, contribution or indemnity that any such member institution, depositor, creditor, shareholder or other person may suffer or claim by reason of anything done or omitted to be done, in good faith, in the exercise, execution or performance — or the purported exercise, execution or performance — of any powers, duties and functions under this Act.

Immunité

Absence de responsabilité en cas de bonne foi

45.1 (1) Sa Majesté du chef du Canada et ses préposés ou mandataires et la Société, ses administrateurs, dirigeants et employés, de même que toute personne qui agit en son nom, sont déchargés de toute responsabilité envers les institutions membres, leurs déposants, créanciers ou actionnaires, ou toute autre personne, pour les dommages-intérêts, paiements, dédommagements, contributions et indemnités que ceux-ci pourraient exiger en raison d’actes ou d’omissions qui se font, de bonne foi, dans l’exercice effectif ou censé tel des pouvoirs et fonctions au titre de la présente loi.

Obligation remains

(2) Nothing in subsection (1) shall be construed to relieve the Corporation from the obligation to make payment in respect of a deposit insured under this Act or to pay compensation under section 39.23.

R.S., 1985, c. 18 (3rd Supp.), s. 68; 2016, c. 7, s. 148.

Obligation de la Société

(2) Le paragraphe (1) n’a pas pour effet de soustraire la Société à l’obligation d’effectuer un paiement se rapportant à un dépôt assuré conformément à la présente loi ou de verser l’indemnité visée à l’article 39.23.

L.R. (1985), ch. 18 (3e suppl.), art. 68; 2016, ch. 7, art. 148.

Current to February 11, 2020	86	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
No Liability	Immunité
Sections 45.11-45.12	Articles 45.11-45.12

Directors and officers of institutions

45.11 (1) Directors and officers of a federal member institution in respect of which an order is made under paragraph 39.13(1)(a) or (b) or of a bridge institution are not liable for any damages, payment, compensation, contribution or indemnity that any person may suffer or claim by reason of anything done or omitted to be done during the period set out in subsection (3), in good faith, in the exercise, execution or performance of any powers, duties and functions as directors or officers of the institution.

Administrateurs et dirigeants d’institutions

45.11 (1) Les administrateurs et les dirigeants d’une institution fédérale membre à l’égard de laquelle un décret est pris au titre des alinéas 39.13(1)a) ou b) ou d’une institution-relais sont déchargés de toute responsabilité pour les dommages-intérêts, paiements, dédommagements, contributions et indemnités que toute personne pourrait exiger en raison d’actes ou d’omissions qu’ils font, de bonne foi, durant la période visée au paragraphe (3), dans l’exercice de leurs attributions.

Indemnification

(2) Section 119 of the Financial Administration Act and the regulations made under that section apply to the directors and officers referred to in subsection (1) in respect of anything done or omitted to be done in the exercise, execution or performance of their powers, duties and functions during the period set out in subsection (3), as if the federal member institution or the bridge institution were a Crown corporation within the meaning of section 83 of that Act.

Indemnisation

(2) L’article 119 de la Loi sur la gestion des finances publiques et ses règlements d’application s’appliquent aux administrateurs et dirigeants visés au paragraphe (1) à l’égard d’actes ou d’omissions qu’ils font dans l’exercice de leurs attributions durant la période visée au paragraphe (3) comme si l’institution fédérale membre ou l’institution-relais était une société d’État, au sens de l’article 83 de cette loi.

Time period

(3) The period referred to in subsections (1) and (2) begins on the day on which the order is made under subsection 39.13(1) and ends

(a) on the date specified in a notice described in subsection 39.2(3) in respect of the federal member institution;

(b) on the day on which the bridge institution ceases to be designated as such; or

(c) on the day on which a winding-up order is made in respect of the federal member institution or the bridge institution.

2009, c. 2, s. 252; 2016, c. 7, s. 149.

Période

(3) La période visée aux paragraphes (1) et (2) commence à la date de la prise du décret au titre du paragraphe 39.13(1) et se termine :

a) soit à la date précisée à l’égard de l’institution fédérale membre dans l’avis prévu au paragraphe 39.2(3);

b) soit à la date à laquelle l’institution-relais perd son statut d’institution-relais;

c) soit à la date de la prise de l’ordonnance de liquidation à l’égard de l’institution fédérale membre ou de l’institution-relais.

2009, ch. 2, art. 252; 2016, ch. 7, art. 149.

Foreign relief — no recognition or enforcement

45.12 (1) Except with the consent of the Attorney General of Canada, no judgment, order or other relief given in a proceeding outside Canada in respect of an order made under subsection 39.13(1) shall be recognized or enforceable in any manner in Canada.

No proceedings

(2) Except with the consent of the Attorney General of Canada, no proceedings shall be commenced in any court

Non-reconnaissance ou exécution de redressement étranger

45.12 (1) Aucun jugement ou ordonnance rendu ou autre mesure de redressement accordée lors d’une procédure engagée à l’étranger et se rapportant à un décret pris au titre du paragraphe 39.13(1) ne sera reconnu ni exécuté au Canada sans le consentement du procureur général du Canada.

Aucune procédure

(2) Aucune procédure ne peut être intentée auprès d’un tribunal au Canada à l’égard du jugement, de l’ordonnance ou de la mesure de redressement rendu ou

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
No Liability	Immunité
Sections 45.12-45.3	Articles 45.12-45.3

in Canada in respect of the judgment, order or other relief given outside Canada.

2016, c. 7, s. 149.

accordée à l’étranger sans le consentement du procureur général du Canada.

2016, ch. 7, art. 149.

Confidentiality

Confidentiality

45.2 (1) All information regarding the affairs of a federal institution, provincial institution or local cooperative credit society, or of any person dealing with one, that is obtained or produced by or for the Corporation is confidential and shall be treated accordingly.

Confidentialité

Confidentialité

45.2 (1) Les renseignements recueillis par la Société, ou produits par ou pour elle, sur les affaires d’une institution fédérale, d’une institution provinciale ou d’une société coopérative de crédit locale, ou d’une personne effectuant des opérations avec celles-ci sont confidentiels et sont traités en conséquence.

Information from the Superintendent

(2) The Corporation may, if it is satisfied that the information will be treated as confidential by the recipient and after consultation with the Superintendent, disclose any information obtained from the Superintendent regarding the affairs of a federal member institution

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(b) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision; or

(c) to any deposit insurer or any compensation association for purposes related to its operation.

R.S., 1985, c. 18 (3rd Supp.), s. 68; 1996, c. 6, s. 43; 2001, c. 9, s. 214; 2010, c. 12, s. 2104; 2012, c. 5, ss. 203, 223.

Renseignements provenant du surintendant

(2) Après avoir consulté le surintendant, la Société peut communiquer aux entités mentionnées ci-après les renseignements obtenus de celui-ci concernant les affaires d’une institution fédérale membre si elle est convaincue qu’ils seront traités de façon confidentielle par le destinataire :

a) une agence ou un organisme public qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

b) une autre agence ou un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

c) tout assureur-dépôts ou association d’indemnisation, pour l’accomplissement de leurs fonctions.

L.R. (1985), ch. 18 (3e suppl.), art. 68; 1996, ch. 6, art. 43; 2001, ch. 9, art. 214; 2010, ch. 12, art. 2104; 2012, ch. 5, art. 203 et 223.

Disclosures prohibited

45.3 (1) Subject to subsection 12(1) of the Privacy Act, any information with respect to the affairs of a federal member institution in respect of which an order is made under paragraph 39.13(1)(a) or (b), a bridge institution, a subsidiary of either of those institutions or any person dealing with such an institution or subsidiary is confidential, shall be treated accordingly and shall not be disclosed.

Communication interdite

45.3 (1) Sous réserve du paragraphe 12(1) de la Loi sur la protection des renseignements personnels, les renseignements sur les affaires d’une institution fédérale membre à l’égard de laquelle un décret est pris au titre des alinéas 39.13(1)a) ou b), d’une institution-relais, d’une filiale de celles-ci ou d’une personne effectuant des opérations avec une telle institution ou filiale sont confidentiels, sont traités en conséquence et ne peuvent être communiqués.

Duration of prohibition

(2) The prohibition applies only during the period set out in subsection 45.11(3).

Exception — entity or person

(3) The prohibition does not apply if the information is disclosed

Durée de l’interdiction

(2) L’interdiction ne s’applique que durant la période visée au paragraphe 45.11(3).

Exceptions — personnes et entités

(3) L’interdiction ne s’applique pas si la communication est faite :

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Confidentiality	Confidentialité
Section 45.3	Article 45.3

(a) to any government agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(b) to any other agency or body that regulates or supervises financial institutions, for purposes related to that regulation or supervision;

(c) to the Financial Transactions and Reports Analysis Centre of Canada established by section 41 of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, for the purpose of complying with that Act;

(d) to the Corporation for the purposes of fulfilling its functions under this Act or as a shareholder of the federal member institution or the bridge institution;

(e) to the Minister of Finance, the Deputy Minister of Finance or any officer of the Department of Finance authorized in writing by the Deputy Minister of Finance;

(f) to the Governor of the Bank of Canada or any officer of the Bank of Canada authorized in writing by the Governor of the Bank of Canada, for the purposes of policy analysis related to the regulation of financial institutions;

(g) to the Canada Revenue Agency solely for the purpose of the Income Tax Act or the Excise Tax Act; or

(h) to any other entity or person that is prescribed by regulation, in any circumstance or condition prescribed by regulation.

a) à une agence ou à un organisme public qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

b) à une autre agence ou à un autre organisme qui réglemente ou supervise des institutions financières, à des fins liées à la réglementation ou à la supervision;

c) au Centre d’analyse des opérations et déclarations financières du Canada, constitué par l’article 41 de la Loi sur le recyclage des produits de la criminalité et le financement des activités terroristes, dans le but d’assurer l’observation de cette loi;

d) à la Société, pour l’accomplissement de ses fonctions sous le régime de la présente loi ou parce qu’elle est actionnaire de l’institution fédérale membre ou de l’institution-relais;

e) au ministre des Finances, au sous-ministre des Finances, ou à tout fonctionnaire du ministère des Finances que celui-ci a délégué par écrit;

f) au gouverneur de la Banque du Canada ou à tout fonctionnaire de la Banque du Canada que celui-ci a délégué par écrit, pour l’analyse de la politique en matière de réglementation des institutions financières;

g) à l’Agence du revenu du Canada, uniquement pour l’administration de la Loi de l’impôt sur le revenu ou de la Loi sur la taxe d’accise;

h) à toute autre entité ou personne précisée par règlement, dans toute circonstance et selon toute condition réglementaires.

Other exceptions

(4) The prohibition does not apply if the information is disclosed

(a) in the normal conduct of the business of the federal member institution, the bridge institution or a subsidiary of either of those institutions;

(b) for the purposes of selling the shares or assets of the federal member institution, the bridge institution or a subsidiary of either of those institutions;

(c) for the purpose of any legal proceedings;

(d) for the purpose of preparing the Corporation’s annual report and its corporate plan or if the information is disclosed in those documents;

(e) in any circumstance that is prescribed by regulation; or

Autres exceptions

(4) L’interdiction ne s’applique pas si la communication est faite :

a) dans l’exercice des activités habituelles de l’institution fédérale membre, de l’institution-relais ou d’une filiale de celles-ci;

b) dans le but de faciliter la vente d’actions ou d’actifs de l’institution fédérale membre, de l’institution-relais ou d’une filiale de celles-ci;

c) dans le cadre de poursuites judiciaires;

d) dans le rapport annuel ou le plan d’entreprise de la Société ou dans le cadre de leur établissement;

e) dans toute circonstance prévue par règlement;

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Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
Confidentiality	Confidentialité
Sections 45.3-48	Articles 45.3-48

(f) in any other circumstance that the board of directors of the federal member institution, the bridge institution or a subsidiary of either of those institutions considers necessary.

f) dans toute autre circonstance où le conseil d’administration de l’institution fédérale membre, de l’institution-relais ou d’une filiale de celles-ci juge nécessaire de la faire.

Regulations

(5) The Governor in Council may make regulations

(a) specifying the circumstances in which the prohibition does not apply; or

(b) specifying, for the purpose of paragraph (3)(h), the entity to which or person to whom information may be disclosed and the circumstances and conditions under which the information may be disclosed to that entity or person.

2009, c. 2, s. 253; 2016, c. 7, s. 150.

Règlements

(5) Le gouverneur en conseil peut, par règlement :

a) prévoir les circonstances où l’interdiction ne s’applique pas;

b) prévoir, pour l’application de l’alinéa (3)h), l’entité ou la personne à qui la communication peut être faite, les circonstances dans lesquelles elle peut être faite à cette entité ou cette personne et les conditions auxquelles elle est assujettie.

2009, ch. 2, art. 253; 2016, ch. 7, art. 150.

Winding-up

Insolvency and winding-up

46 No statute relating to the insolvency or winding-up of any corporation applies to the Corporation and in no case shall the affairs of the Corporation be wound up unless Parliament so provides.

R.S., 1985, c. C-3, s. 46; 2007, c. 6, s. 420(E).

Liquidation

Insolvabilité et liquidation

46 La Société est soustraite à l’application des lois concernant l’insolvabilité ou la liquidation des personnes morales, et seul le Parlement peut décider sa liquidation.

L.R. (1985), ch. C-3, art. 46; 2007, ch. 6, art. 420(A).

Enforcement Provisions

False statements

47 A person is guilty of an offence if the person prepares, signs, approves or concurs in any account, statement, return, report or other document required to be submitted to the Corporation under the provisions of this Act, the regulations or the by-laws or under an application to become a member institution or a policy of deposit insurance that

(a) contains any false or deceptive information; or

(b) fails to present fairly information required to be submitted to the Corporation.

R.S., 1985, c. C-3, s. 47; 1996, c. 6, s. 45; 2001, c. 9, s. 215; 2016, c. 7, s. 151.

Infractions et peines

Fausses déclarations

47 Commet une infraction la personne qui rédige, signe, approuve ou ratifie un compte, un état, une déclaration, un rapport ou autre document exigés par la Société en application des dispositions de la présente loi, des règlements ou des règlements administratifs ou aux termes d’un formulaire pour devenir une institution membre ou une police d’assurance-dépôts contenant des renseignements faux ou trompeurs ou n’indiquant pas fidèlement les renseignements exigés par la Société.

L.R. (1985), ch. C-3, art. 47; 1996, ch. 6, art. 45; 2001, ch. 9, art. 215; 2016, ch. 7, art. 151.

Failure to make report known

48 A person who, being a chief executive officer or chairperson of the board of directors of a member institution, fails or neglects to present, as required by section 30, a report of the Corporation made under that section is guilty of an offence and, if the directors fail or neglect to incorporate that report in the minutes of a meeting of the directors as required by that section, each director

Omission de faire connaître le rapport

48 Le premier dirigeant, ou le président du conseil d’administration, d’une institution membre qui contrevient à l’article 30 en omettant ou négligeant de présenter le rapport de la Société qui y est visé commet une infraction; si les administrateurs omettent ou négligent d’incorporer le rapport au procès-verbal de la réunion des administrateurs, chaque administrateur présent et qui a ordonné ou autorisé cette omission ou

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Enforcement Provisions	Infractions et peines
Sections 48-51	Articles 48-51

present at that meeting who directed, authorized, assented to, acquiesced in or participated in the failure or neglect, is guilty of an offence.

R.S., 1985, c. C-3, s. 48; R.S., 1985, c. 18 (3rd Supp.), s. 69; 1996, c. 6, s. 45.

cette négligence, ou encore qui y a consenti ou participé, commet une infraction.

L.R. (1985), ch. C-3, art. 48; L.R. (1985), ch. 18 (3e suppl.), art. 69; 1996, ch. 6, art. 45.

Failure to provide information, etc.

49 A member institution is guilty of an offence if it fails or neglects

(a) within the time limited for so doing, to provide the Corporation with any account, statement, return, report or other document respecting the affairs of the member institution that is required to be submitted to the Corporation under the provisions of this Act, the regulations or the by-laws or under the policy of deposit insurance of the member institution; or

(b) to respond, within a reasonable time, to a request for information or explanations respecting the member institution made by or on behalf of the Corporation under the provisions of this Act, the regulations or the by-laws or under the policy of deposit insurance of the member institution.

R.S., 1985, c. C-3, s. 49; 1996, c. 6, s. 45; 2016, c. 7, s. 152.

Contravention en matière de publicité

49 Commet une infraction l’institution membre qui néglige ou omet :

a) dans le temps qui lui est imparti, de faire parvenir à la Société un compte, un état, une déclaration, un rapport ou autre document relatif à ses affaires et exigé par la Société aux termes des dispositions de la présente loi, des règlements ou des règlements administratifs ou aux termes de sa police d’assurance-dépôts;

b) de répondre, dans un délai raisonnable, à une demande de renseignements ou d’explications de la Société ou faite en son nom en application des dispositions de la présente loi, des règlements ou des règlements administratifs ou aux termes de sa police d’assurance-dépôts.

L.R. (1985), ch. C-3, art. 49; 1996, ch. 6, art. 45; 2016, ch. 7, art. 152.

General offence

50 A member institution or other person is guilty of an offence if they, without reasonable cause, contravene a provision of this Act, other than section 47, 48 or 49, or a provision of the regulations or the by-laws.

R.S., 1985, c. C-3, s. 50; R.S., 1985, c. 18 (3rd Supp.), s. 70; 1996, c. 6, s. 45; 2016, c. 7, s. 153.

Infraction

50 Commet une infraction l’institution membre ou toute autre personne qui, sans motif raisonnable, contrevient à une disposition de la présente loi, sauf les articles 47, 48 et 49, ou à une disposition d’un règlement ou d’un règlement administratif.

L.R. (1985), ch. C-3, art. 50; L.R. (1985), ch. 18 (3e suppl.), art. 70; 1996, ch. 6, art. 45; 2016, ch. 7, art. 153.

Punishment

50.1 Every member institution or other person who commits an offence under this Act is liable on summary conviction

(a) in the case of a natural person, to a fine not exceeding $100,000 or to imprisonment for a term not exceeding twelve months, or to both; or

(b) in any other case, to a fine not exceeding $500,000.

1996, c. 6, s. 45.

Sanction

50.1 L’institution membre ou la personne qui commet une infraction à la présente loi est passible, sur déclaration de culpabilité par procédure sommaire :

a) dans le cas d’une personne physique, d’une amende maximale de 100 000 $ et d’un emprisonnement maximal de douze mois, ou de l’une de ces peines;

(b) dans tous les autres cas, d’une amende maximale de 500 000 $.

1996, ch. 6, art. 45.

Court may order compliance

51 If a member institution or other person has been convicted of an offence under this Act, the court may, in addition to any fine or term of imprisonment that may be imposed, order the member institution or person to rectify the contravention of a provision of this Act, the regulations or the by-laws or the policy of deposit insurance in

Ordonnance du tribunal

51 Le tribunal peut, outre toute amende ou peine d’emprisonnement qui peut être infligée, ordonner à l’institution membre ou à la personne condamnée pour une infraction à la présente loi de remédier au manquement à une disposition de la présente loi, des

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Enforcement Provisions	Infractions et peines
Sections 51-54	Articles 51-54

respect of which the member institution or person was convicted.

R.S., 1985, c. C-3, s. 51; R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45; 2016, c. 7, s. 154.

règlements ou des règlements administratifs ou à la police d’assurance-dépôts.

L.R. (1985), ch. C-3, art. 51; L.R. (1985), ch. 18 (3e suppl.), art. 71; 1996, ch. 6, art. 45; 2016, ch. 7, art. 154.

Additional monetary punishment

52 (1) Where a member institution or other person has been convicted of an offence under this Act, the court may, where it is satisfied that as a result of the commission of the offence the convicted member institution or person acquired a monetary benefit or that a monetary benefit accrued to the benefit of the member institution or person, order the convicted member institution or person to pay, notwithstanding the maximum amount of any fine that may otherwise be imposed under this Act, an additional fine in an amount equal to the court’s estimation of the amount of the monetary benefit.

Sanction pécuniaire additionnelle

52 (1) Le tribunal peut également, s’il est convaincu que l’institution membre ou la personne condamnée pour l’infraction a tiré des avantages financiers de l’infraction, lui ordonner de payer, malgré toute disposition de la présente loi établissant un plafond à cet égard, une amende supplémentaire jusqu’à concurrence de ces avantages.

Restraining or compliance order

(2) If a member institution or other person does not comply with any provision of this Act, the regulations or the by-laws or the policy of deposit insurance that applies in respect of the member institution or person, the Corporation may apply to a superior court for an order directing the member institution or person to comply with or restraining the member institution or person from acting in breach of the provision or the policy and, on the application, the court may so order and make any further order that it thinks fit.

R.S., 1985, c. C-3, s. 52; R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45; 2016, c. 7, s. 155.

Injonction

(2) La Société peut demander à une cour supérieure soit d’enjoindre à l’institution membre ou à la personne de se conformer à une disposition de la présente loi, des règlements ou des règlements administratifs ou à la police d’assurance-dépôts, soit de l’empêcher de commettre une infraction à leur égard. La cour peut rendre toute autre ordonnance qu’elle juge indiquée.

L.R. (1985), ch. C-3, art. 52; L.R. (1985), ch. 18 (3e suppl.), art. 71; 1996, ch. 6, art. 45; 2016, ch. 7, art. 155.

Appeals

53 Any decision or order of a court that tries an issue under this Act may be appealed to the court having jurisdiction to hear appeals from that trial court.

R.S., 1985, c. 18 (3rd Supp.), s. 71; 1996, c. 6, s. 45.

Appel

53 Il peut en être appelé des décisions rendues par le tribunal de première instance sur toute question soulevée par l’application de la présente loi à la juridiction d’appel compétente.

L.R. (1985), ch. 18 (3e suppl.), art. 71; 1996, ch. 6, art. 45.

Recovery and application of fines

54 All fines payable under this Act are recoverable and enforceable, with costs, at the suit of Her Majesty in right of Canada, instituted by the Attorney General of Canada and, when recovered, belong to Her Majesty in right of Canada.

1996, c. 6, s. 45.

Recouvrement des amendes

54 Les amendes imposées en application de la présente loi ainsi que les dépens afférents peuvent être recouvrés en justice par le procureur général du Canada au nom de Sa Majesté, à qui appartient ces sommes.

1996, ch. 6, art. 45.

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SCHEDULE	ANNEXE

SCHEDULE

(Sections 2 and 26.01 and subsections 11(2.1), 12.1(2) and (3))

ANNEXE

(articles 2 et 26.01 et paragraphes 11(2.1), 12.1(2) et (3))

Definitions

1 In this schedule,

date of deposit means, with respect to any moneys constituting a deposit, the day on which credit for the moneys is given to the account of the depositor or the day on which an instrument is issued for the moneys by the institution, as the case may be; (date du dépôt)

depositor means a person whose account has been or is to be credited in respect of moneys constituting a deposit or part of a deposit or a person to whom a member institution is liable in respect of an instrument issued for moneys constituting a deposit or part of a deposit; (déposant)

loan company means a member institution to which the Trust and Loan Companies Act applies and that is not a trust company pursuant to subsection 57(2) of that Act; (société de prêt)

patronage allocation has the same meaning as in section 2 of the Bank Act; (ristourne)

person includes an association of persons and a government; (personne)

subordinated note [Repealed, 2007, c. 6, s. 421]

subordinated shareholder loan [Repealed, 2007, c. 6, s. 421]

trust company means a member institution to which the Trust and Loan Companies Act applies and that is a trust company pursuant to subsection 57(2) of that Act. (société de fiducie)

Définitions

1 Les définitions qui suivent s’appliquent à la présente annexe.

date du dépôt Date à laquelle les sommes constituant le dépôt soit sont portées au crédit du compte du déposant, soit font l’objet de l’émission d’un document par l’institution. (date of deposit)

déposant La personne titulaire du compte crédité des sommes constituant un dépôt ou une partie de dépôt ou envers laquelle une institution membre engage sa responsabilité aux termes du document délivré relativement à ces sommes. (depositor)

effet de second rang [Abrogée, 2007, ch. 6, art. 421]

personne Y sont assimilés les associations de personnes et les gouvernements. (person)

prêt de dernier rang [Abrogée, 2007, ch. 6, art. 421]

ristourne S’entend au sens de l’article 2 de la Loi sur les banques. (patronage allocation)

société de fiducie Institution membre régie par la Loi sur les sociétés de fiducie et de prêt qui est une société de fiducie au sens du paragraphe 57(2) de cette loi. (trust company)

société de prêt Institution membre régie par la Loi sur les sociétés de fiducie et de prêt qui n’est pas une société de fiducie au sens du paragraphe 57(2) de cette loi. (loan company)

Definition of deposit

2 (1) Subject to subsection (2), for the purposes of this Act and the by-laws of the Canada Deposit Insurance Corporation, deposit means the unpaid balance of the aggregate of moneys received or held by a federal institution, provincial institution or local cooperative credit society, from or on behalf of a person in the usual course of the deposit-taking business of the institution, for which the institution

(a) has given or is obligated to give credit to that person’s account or has issued or is obligated to issue a receipt, certificate, debenture (other than a debenture issued by a bank to which the Bank Act applies), transferable instrument, draft, certified draft or cheque, traveller’s cheque, prepaid letter of credit, money order or other instrument in respect of which the institution is primarily liable, and

Définition de dépôt

2 (1) Pour l’application de la présente loi et des règlements administratifs de la Société d’assurance-dépôts du Canada, dépôt s’entend, sous réserve du paragraphe (2), du solde impayé de l’ensemble des sommes reçues d’une personne ou détenues au nom de celle-ci par une institution fédérale, par une institution provinciale ou par une société coopérative de crédit locale dans le cadre normal de ses activités en matière de prise de dépôts, celle-ci étant tenue :

a) d’une part, de le porter au crédit du compte de cette personne ou de délivrer un document — notamment reçu, certificat, débenture (à l’exclusion de celle émise par une banque régie par la Loi sur les banques), effet négociable, traite, traite ou chèque visés, chèque de voyage, lettre de crédit payée

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(b) is obligated to repay the moneys on a fixed day, on demand by that person or within a specified period of time following demand by that person,

including any interest accrued or payable to that person.

d’avance ou mandat — aux termes duquel elle est le principal obligé;

b) d’autre part, de rembourser les sommes, sur demande du déposant, à échéance ou dans un délai déterminé suivant une demande à cet effet.

Les intérêts afférents à ces sommes font partie du dépôt.

Included moneys

(1.1) For greater certainty, an unpaid balance of moneys received or held by an institution from or on behalf of a mortgagor in respect of realty taxes on mortgaged property is a deposit. The moneys are considered to be repayable on the earlier of the due date of the taxes or the date the mortgage is discharged.

Précision

(1.1) Il est entendu que le solde impayé de sommes détenues par une institution au nom du débiteur hypothécaire à l’égard des impôts fonciers sur le bien hypothéqué constitue un dépôt. Les sommes sont considérées remboursables à la date où ces impôts sont exigibles ou, si elle est antérieure, à la date ou l’hypothèque est annulée.

Excluding moneys

(2) The following moneys are excluded from the moneys referred to in subsection (1):

(a) moneys received or held by the institution if the date of deposit is or was on or after April 17, 1967 unless the institution is or was obligated, or may by the demand of that person become obligated, to repay the moneys on or before the expiration of five years after the date of the deposit; and

(b) moneys held by the institution that were received by it when it was not a federal institution, a provincial institution or a local cooperative credit society.

Exclusion

(2) Pour l’application du paragraphe (1) :

a) les sommes reçues ou détenues par l’institution et dont la date de dépôt est postérieure au 16 avril 1967 ne constituent des dépôts que si l’institution est obligée ou peut, sur demande du déposant, devenir obligée de rembourser les sommes dans les cinq ans suivant la date du dépôt;

b) les sommes détenues par l’institution et reçues alors qu’elle n’était pas une institution fédérale, une institution provinciale ni une société coopérative de crédit locale ne constituent pas des dépôts.

Where more than one repayment day

(2.1) For the purposes of subsection (2), where an institution is, in respect of deposit moneys received or held by it, obligated to repay the moneys to a person on a fixed day and also is or may become obligated to repay the moneys

(a) on an earlier date by virtue of a right of withdrawal, reinvestment or other right afforded to the person by the terms under which the moneys were solicited or received or are held, only the fixed day shall be considered, or

(b) on a later date by virtue of a right afforded to any person to extend the term of the deposit at a rate or rates of interest determined at the time the moneys were solicited or received, the later date is deemed to be the fixed day in determining whether the institution is or may become obligated to repay the moneys on or before the expiration of five years after the date of the deposit, whether or not the right is exercised.

Précision

(2.1) Les règles suivantes s’appliquent quand il s’agit de déterminer si la date de remboursement de sommes reçues ou détenues par l’institution tombe dans les cinq ans visés au paragraphe (2) :

a) si l’institution est obligée de rembourser à une date déterminée mais est ou peut devenir obligée de le faire à une date antérieure en raison du droit de retirer les sommes ou de les réinvestir accordé au déposant aux termes de l’opération en vertu de laquelle les sommes ont été sollicitées, reçues ou détenues, la date déterminée est prise en compte, que le droit ait été exercé ou non;

b) si l’institution est obligée de rembourser à une date déterminée mais est ou peut devenir obligée de le faire à une date ultérieure en raison du droit accordé au déposant de prolonger la durée du dépôt aux taux d’intérêts fixés au moment où les sommes ont été sollicitées ou reçues, la date ultérieure est prise en compte, que le droit ait été exercé ou non.

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Right to extend

(2.2) For greater certainty, a right referred to in paragraph (2.1)(b) does not include a right to renew or reinvest a deposit at a rate or rates of interest prevailing on the date of renewal or reinvestment.

Prolongation

(2.2) Il est entendu que le droit visé à l’alinéa (2.1) b) ne comprend pas celui de renouveler ou de réinvestir les sommes aux taux en vigueur au moment du renouvellement ou du réinvestissement.

Obligation deemed

(3) For the purposes of subsection (1), if a trust company has deposited moneys in its own guaranteed trust fund on behalf of itself as trustee, it shall be deemed to be obligated to repay the moneys to the same extent as it would have been obligated to repay the moneys had the moneys been deposited by a trustee other than itself.

(4) [Repealed, 2001, c. 9, s. 216]

Présomption

(3) Pour l’application du paragraphe (1), les sociétés de fiducie qui déposent des sommes dans leur propre fonds en fiducie garanti, en leur qualité de fiduciaire, sont réputées être obligées de les rembourser comme si elles avaient été déposées par d’autres fiduciaires.

(4) [Abrogé, 2001, ch. 9, art. 216]

Idem

(5) Notwithstanding subsection (1), for the purposes of deposit insurance with the Corporation, where moneys are or were received by a member institution on or after April 1, 1977 for which the institution has issued or is obligated to issue an instrument evidencing a deposit, other than a draft, certified draft or cheque, traveller’s cheque, prepaid letter of credit or money order,

(a) the moneys do not constitute a deposit unless the instrument and records of the institution specify the person entitled, at the date of issue of the instrument, to the repayment of the moneys evidenced thereby;

(b) the person referred to in paragraph (a) shall be deemed to be the depositor in respect of the moneys unless particulars of a transfer of the instrument are entered in the records of the institution, in which case the most recent transferee shown in the records shall be deemed to be the depositor; and

(c) the entry of a transfer in the records of a member institution is ineffective for the purposes of paragraph (b), if the entry is made subsequent to the termination or cancellation of the policy of deposit insurance of the member institution.

Idem

(5) Malgré le paragraphe (1), les règles suivantes s’appliquent, dans le cadre de l’assurance-dépôts, aux sommes reçues par une institution membre le 1er avril 1977 ou par la suite et relativement auxquelles elle a délivré ou est obligée de délivrer un document faisant foi d’un dépôt autre qu’une traite, une traite ou un chèque visés, un chèque de voyage, une lettre de crédit payée d’avance ou un mandat :

a) ces sommes ne constituent un dépôt que si le document et les registres de l’institution mentionnent expressément la personne ayant droit, à la date de délivrance de celui-ci, à leur remboursement;

b) la personne visée à l’alinéa a) est réputée être le déposant des sommes sauf si les détails de la cession du document ont été consignés dans les registres de l’institution; dans ce cas, c’est le dernier cessionnaire figurant sur les registres qui est réputé être le déposant;

c) toute consignation d’une cession postérieure à l’annulation de l’assurance-dépôts de l’institution ou à la résiliation de sa police est sans effet.

Idem

(6) Notwithstanding subsection (1), moneys received by a member institution on or after January 1, 1977, for which the institution has issued or is obligated to issue an instrument of indebtedness, other than a draft, certified draft or cheque, traveller’s cheque, prepaid letter of credit or money order, do not constitute a deposit where the instrument is payable outside Canada or in a currency other than Canadian currency.

Idem

(6) Malgré le paragraphe (1), ne constituent pas un dépôt les sommes reçues par une institution membre le 1er janvier 1977 ou par la suite et relativement auxquelles elle a délivré ou est obligée de délivrer un document —autre qu’une traite, une traite ou un chèque visés, un chèque de voyage, une lettre de crédit payée d’avance ou un mandat — qui est payable à l’étranger ou en devises étrangères.

Patronage allocation

(7) A patronage allocation does not constitute a deposit.

Ristournes

(7) Les ristournes ne constituent pas un dépôt.

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Joint or trust deposit

3 (1) Where a member institution is obligated to repay moneys to a depositor who is acting as trustee for another or as joint owner with another, if the trusteeship or joint interest is disclosed on the records of the institution, the deposit of the depositor acting as trustee or as joint owner with another shall be deemed for the purposes of deposit insurance with the Corporation to be a deposit separate from any deposit of the depositor acting in their own right or acting in another joint or trust capacity with the institution.

Cas de copropriété ou de plusieurs fiducies

3 (1) Si, d’après les registres de l’institution membre, un déposant agit en qualité de fiduciaire ou copropriétaire d’un dépôt, tout dépôt qu’il effectue pour une autre fiducie, en copropriété avec une autre personne ou en son propre nom, est, dans le cadre de l’assurance-dépôts, réputé constituer un dépôt distinct.

Joint owners

(1.1) For greater certainty, where two or more persons are joint owners of two or more deposits, the aggregate of those deposits shall be insured to a maximum of one hundred thousand dollars.

Dépôt en propriété conjointe

(1.1) Dans les cas où plusieurs personnes sont copropriétaires de plusieurs dépôts, l’assurance maximale applicable au total de ces dépôts est de cent mille dollars.

Trust deposit separate

(2) Where a member institution is obligated to repay moneys to a depositor who is acting as trustee for a beneficiary, if the trusteeship is disclosed on the records of the institution, the interest of the beneficiary in the deposit shall be deemed for the purposes of deposit insurance with the Corporation to be a deposit separate from any deposit of the beneficiary made with the institution in their own right for their own use and separate from any interest of the beneficiary in respect of any other trust deposit of which the beneficiary is a beneficiary.

Dépôt distinct

(2) Si, d’après les registres de l’institution membre, un déposant agit en qualité de fiduciaire, le dépôt en cause est, quant au bénéficiaire, réputé, dans le cadre de l’assurance-dépôts, constituer un dépôt distinct des dépôts qu’il effectue en son propre nom ou des autres dépôts dont il est le bénéficiaire.

Deposit of beneficiary

(3) Where a member institution is obligated to repay moneys to a depositor who is acting as trustee for two or more beneficiaries, if the interest of each beneficiary in the deposit is disclosed on the records of the member institution, the interest of each beneficiary in the deposit shall be deemed for the purposes of deposit insurance with the corporation to be a separate deposit.

Dépôt d’un fiduciaire

(3) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour plusieurs bénéficiaires, le droit de chaque bénéficiaire sur le dépôt est, en ce qui concerne l’assurance-dépôts auprès de la Société, réputé être un dépôt distinct à condition d’être indiqué dans les registres de l’institution.

Trust arrangements

(3.01) A deposit held by a member institution for a depositor who is acting as trustee under a trust is deemed not to be a separate deposit if, in the opinion of the Corporation, the trust exists primarily for the purpose of obtaining or increasing deposit insurance under this Act.

Arrangements fiduciaires

(3.01) Le dépôt d’une personne agissant à titre fiduciaire détenu par une institution membre est réputé ne pas être un dépôt séparé si, de l’avis de la Société, la fiducie vise d’abord l’obtention d’une assurance-dépôts ou son augmentation.

By-laws

(3.1) For the purposes of subsections (1) to (3), the Board of Directors may make by-laws prescribing the time by which and the form and manner in which a joint interest, a trusteeship or the interest of a beneficiary in a deposit is to be disclosed on the records of a member institution.

Règlements administratifs

(3.1) Pour l’application des paragraphes (1) à (3), le conseil d’administration peut prendre des règlements administratifs prévoyant le moment où doivent être indiqués dans les registres de l’institution l’existence d’une fiducie ou d’un droit de copropriété ou le droit d’un bénéficiaire, de même que les modalités relatives à cette indication.

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Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
SCHEDULE	ANNEXE

Not part of deposit

(4) Where a member institution is obligated to repay to a person any moneys that are received or held by the institution, the amount of the moneys shall be deemed not to constitute part of a deposit for the purposes of deposit insurance with the Corporation if the date on which the person acquires their interest in the moneys is a date subsequent to the date on which the policy of deposit insurance of the institution is terminated or cancelled.

Exclusion du dépôt

(4) Les sommes qu’une institution membre a reçues ou détient et qu’elle est tenue de rembourser sont réputées ne pas faire partie d’un dépôt assurable si la date d’acquisition des droits sur ces sommes est postérieure à celle de l’annulation de l’assurance-dépôts ou de la résiliation de la police.

Registered retirement savings plan deposits

(5) Notwithstanding subsection (2), for the purposes of deposit insurance with the Corporation, where moneys received by a member institution from a depositor pursuant to a registered retirement savings plan, within the meaning given that expression for the purposes of the Income Tax Act, constitute a deposit or part of a deposit by or for the benefit of an individual, the aggregate of those moneys and any other moneys received from the same depositor pursuant to any other registered retirement savings plan and that constitutes a deposit or part of a deposit by or for the benefit of the same individual shall be deemed to be a single deposit separate from any other deposit of or for the benefit of that individual.

Dépôts faits en vertu d’un régime enregistré d’épargne-retraite

(5) Malgré le paragraphe (2), les sommes qu’une institution membre reçoit du même déposant, aux termes de plusieurs régimes enregistrés d’épargne-retraite au sens de la Loi de l’impôt sur le revenu et qui constituent un dépôt ou partie d’un dépôt fait par le même particulier ou pour son compte, sont, avec les autres sommes reçues du même déposant aux termes de tout autre régime enregistré d’épargne-retraite et constituant un dépôt ou partie d’un dépôt fait par ce particulier ou pour son compte, réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué par ce particulier ou pour son compte.

Registered retirement income fund

(6) Notwithstanding subsection (2), for the purposes of deposit insurance with the Corporation, where moneys received by a member institution from a depositor pursuant to a registered retirement income fund, within the meaning given that expression under the Income Tax Act, constitute a deposit or part of a deposit by or for the benefit of an individual, the aggregate of those moneys and any other moneys received from the same depositor pursuant to any other registered retirement income fund and that constitutes a deposit or part of a deposit by or for the benefit of the same individual, is deemed to be a single deposit separate from any other deposit of or for the benefit of that individual.

Fonds enregistré de revenu de retraite

(6) Malgré le paragraphe (2), dans le cadre de l’assurance-dépôts, les sommes reçues d’un déposant par une institution membre, conformément à un fonds enregistré de revenu de retraite, au sens de la Loi de l’impôt sur le revenu et constituant, en tout ou en partie, un dépôt fait par un individu ou pour son compte, et toute autre somme reçue du même déposant conformément à un autre fonds enregistré de revenu de retraite et constituant, en tout ou en partie, un dépôt fait par cet individu ou pour son compte sont réputées constituer un seul dépôt distinct de tout autre dépôt fait par cet individu ou pour son compte.

Tax-free savings account

(6.1) Despite subsection (2), for the purposes of deposit insurance with the Corporation, if moneys received by a member institution from a depositor in accordance with a tax-free savings account, within the meaning assigned by section 146.2 of the Income Tax Act, constitute a deposit or part of a deposit by or for the benefit of an individual, the aggregate of those moneys and any other moneys received from the same depositor in accordance with any other tax-free savings account that constitute a deposit or part of a deposit by or for the benefit of the same individual is deemed to be a single deposit separate from any other deposit of or for the benefit of that individual.

Compte d’épargne libre d’impôt

(6.1) Malgré le paragraphe (2), les sommes qu’une institution membre reçoit d’un déposant aux termes d’un compte d’épargne libre d’impôt — au sens de l’article 146.2 de la Loi de l’impôt sur le revenu — et qui constituent un dépôt ou partie d’un dépôt fait par un particulier ou pour son compte sont, avec les autres sommes reçues du même déposant aux termes de tout autre compte d’épargne libre d’impôt et constituant un dépôt ou partie d’un dépôt fait par ce particulier ou pour son compte, réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué par ce particulier ou pour son compte.

Current to February 11, 2020	97	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
SCHEDULE	ANNEXE

Realty taxes on mortgaged property

(7) An unpaid balance of money referred to in subsection 2(1.1) is deemed, for the purposes of deposit insurance with the Corporation, to be a deposit separate from any other deposit of that depositor with the member institution.

Impôts fonciers

(7) Le dépôt visé au paragraphe 2(1.1) est réputé constituer un dépôt distinct de tout autre dépôt effectué par le déposant auprès de l’institution.

R.S., 1985, c. C-3, Sch.; R.S., 1985, c. 18 (3rd Supp.), ss. 72, 73; 1991, c. 45, s. 545; 1996, c. 6, ss. 45.1, 46; 1999, c. 28, ss. 108, 109; 2001, c. 9, s. 216; 2005, c. 30, s. 108; 2007, c. 6, s. 421; 2009, c. 2, s. 254; 2010, c. 12, ss. 1892, 2105 to 2107; 2012, c. 5, ss. 204(E), 205(E).

L.R. (1985), ch. C-3, ann.; L.R. (1985), ch. 18 (3e suppl.), art. 72 et 73; 1991, ch. 45, art. 545; 1996, ch. 6, art. 45.1 et 46; 1999, ch. 28, art. 108 et 109; 2001, ch. 9, art. 216; 2005, ch. 30, art. 108; 2007, ch. 6, art. 421; 2009, ch. 2, art. 254; 2010, ch. 12, art. 1892 et 2105 à 2107; 2012, ch. 5, art. 204(A) et 205(A).

Current to February 11, 2020	98	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
RELATED PROVISIONS	DISPOSITIONS CONNEXES

RELATED PROVISIONS

— 1992, c. 26, s. 14

DISPOSITIONS CONNEXES

— 1992, ch. 26, art. 14

Existing security interests

14 Paragraphs 39.15(1)(b) to (d) and subsection 39.15(2) of the said Act do not apply in respect of a remedy under, or a stipulation of, a security agreement creating a security interest in property of a federal member institution if the security interest

Sûretés existantes

14 Les alinéas 39.15(1)b) à d) et le paragraphe 39.15(2) de la même loi ne s’appliquent pas aux contrats de garantie créant une sûreté sur un bien d’une institution fédérale membre ni aux recours prévus par ces derniers si, à la fois, la sûreté :

(a) was created before the later of

(i) the coming into force of subsection 419(1) of the Trust and Loan Companies Act, in the case of a federal member institution that is a company to which that Act applies, or of subsection 419(1) of the Bank Act, chapter 46 of the Statutes of Canada, 1991, in the case of a federal member institution that is a bank, and

(ii) the coming into force of section 11 of this Act; and

(b) is exempted by the Superintendent from the application of those paragraphs and that subsection.

— 1996, c. 6, s. 45. 1 (2)

a) a été créée avant la dernière des dates suivantes :

(i) la date d’entrée en vigueur soit du paragraphe 419(1) de la Loi sur les sociétés de fiducie et de prêt, dans le cas où l’institution est une société régie par cette loi, soit du paragraphe 419(1) de la Loi sur les banques, chapitre 46 des Lois du Canada (1991), dans le cas où l’institution est une banque,

(ii) la date d’entrée en vigueur de l’article 11 de la présente loi;

b) a été exemptée par le surintendant de l’application de ces alinéas et de ce paragraphe.

— 1996, ch. 6, par. 45. 1 (2)

(2) Subsection (1) applies only in respect of deposit moneys received by an institution after that subsection comes into force.

— 2007, c. 29, s. 118

(2) Le paragraphe (1) ne s’applique qu’aux sommes reçues par les institutions après son entrée en vigueur.

— 2007, ch. 29, art. 118

Canada Deposit Insurance Corporation Act

118 The amendment to the Canada Deposit Insurance Corporation Act made by section 103 of this Act applies only to a federal member institution in respect of which an order under subsection 39.13(1) of that Act is made on or after the day on which the amendment comes into force.

Loi sur la Société d’assurance-dépôts du Canada

118 Toute modification apportée à la Loi sur la Société d’assurance-dépôts du Canada par l’article 103 ne s’applique qu’à l’institution fédérale membre à l’égard de laquelle est pris un décret en vertu du paragraphe 39.13(1) de cette loi à la date d’entrée en vigueur de la modification ou par la suite.

Current to February 11, 2020	99	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

AMENDMENTS NOT IN FORCE

— 2014, c. 39, s. 268

MODIFICATIONS NON EN VIGUEUR

— 2014, ch. 39, art. 268

268 Section 39 of the Canada Deposit Insurance Corporation Act is repealed.

— 2018, c. 12, s. 202

268 L’article 39 de la Loi sur la Société d’assurance-dépôts du Canada est abrogé.

— 2018, ch. 12, art. 202

202 Section 2 of the Canada Deposit Insurance Corporation Act is amended by adding the following in alphabetical order:

nominee broker means a person who is a party to an agreement or arrangement with a member institution in order to make deposits as a nominee on behalf of another person. (courtier-fiduciaire)

nominee broker deposit means a deposit made at a member institution by a nominee broker acting as a nominee on behalf of another person. (dépôt de courtier-fiduciaire)

professional trustee means any of the following who is not a nominee broker:

202 L’article 2 de la Loi sur la Société d’assurance-dépôts du Canada est modifié par adjonction, selon l’ordre alphabétique, de ce qui suit :

courtier-fiduciaire Personne qui est partie à une entente ou à un arrangement avec une institution membre afin de déposer des sommes en tant que fiduciaire pour le compte d’une autre personne. (nominee broker)

dépôt de courtier-fiduciaire Dépôt effectué auprès d’une institution membre par un courtier-fiduciaire qui agit en tant que fiduciaire pour le compte d’une autre personne. (nominee broker deposit)

fiduciaire professionnel S’entend, à l’exception des courtiers-fiduciaires :

(a) the public trustee of a province or a similar public official whose duties involve holding moneys in trust for others;

(b) a federal, provincial or municipal government, or a department or agency of such a government;

a) du curateur public d’une province ou du fonctionnaire semblable qui est chargé de détenir en fiducie ou en fidéicommis des sommes pour autrui;

b) des administrations fédérales, provinciales ou municipales, et des ministères ou organismes de ces administrations;

(c) a lawyer or partnership of lawyers, a law corporation, or a notary or partnership of notaries in the province of Quebec, when they act in that capacity as a trustee of moneys for others;

c) de l’avocat ou de l’étude d’avocats constituée en société de personnes ou en société, ou du notaire de la province de Québec ou de l’étude de notaires constituée en société de personnes, qui agit en cette qualité comme fiduciaire ou fidéicommissaire de sommes pour autrui;

(d) a person who is acting as a trustee of moneys for others in the course of business and is required by or under a statute to hold the deposit in trust;

d) de la personne qui agit comme fiduciaire ou fidéicommissaire de sommes pour autrui dans le cadre de ses activités et qui est tenue par la loi de détenir le dépôt en fiducie ou en fidéicommis;

(e) a person who is acting as a trustee of moneys for others in the course of business and is subject to the rules of a securities commission, stock exchange or other regulatory or self-regulating organization that audits compliance with those rules; or

e) de la personne qui agit comme fiduciaire ou fidéicommissaire de sommes pour autrui dans le cadre de ses activités et qui est assujettie aux règles d’une commission de valeurs mobilières, d’une bourse ou d’un autre organisme de réglementation ou d’auto-réglementation qui vérifie la conformité à ces règles;

(f) a regulated federal or provincial trust company acting in the capacity of a depositor. (fiduciaire professionnel)

f) de la société de fiducie provinciale ou fédérale réglementée qui agit au nom du déposant. (professional trustee)

Current to February 11, 2020	100	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

— 2018, c. 12, s. 203

— 2018, ch. 12, art. 203

203 Paragraph 12(a) of the Act is replaced by the following:

(a) a deposit that is not payable in Canada;

203 L’alinéa 12a) de la même loi est remplacé par ce qui

suit :

a) les dépôts payables à l’étranger;

— 2018, c. 12, s. 204

— 2018, ch. 12, art. 204

204 (1) Section 14 of the Act is amended by adding the following after subsection (1):

204 (1) L’article 14 de la même loi est modifié par adjonction, après le paragraphe (1), de ce qui suit :

Inability to form opinion

(1.01) The Corporation shall not make any money available under subsection (1) to a nominee broker or a professional trustee in relation to a trust deposit if information that the Corporation has requested under paragraph 7(1)(b) of the schedule or paragraph 11(b) of the schedule, as the case may be, has not been provided in relation to that deposit.

Impossibilité d’estimer le droit au paiement

(1.01) La Société ne fait pas le paiement visé au paragraphe (1) à un courtier-fiduciaire ou à un fiduciaire professionnel relativement à un dépôt en fiducie si les renseignements visés à l’alinéa 7(1)b) de l’annexe ou à l’alinéa 11b) de l’annexe, selon le cas, n’ont pas été fournis relativement à ce dépôt.

(2) Section 14 of the Act is amended by adding the following after subsection (2.91):

(2) L’article 14 de la même loi est modifié par adjonction, après le paragraphe (2.91), de ce qui suit :

Foreign currency exchange

(2.92) For the purposes of calculating the payment to be made by the Corporation in respect of any deposit payable in a foreign currency that is insured by deposit insurance, the amount of the deposit must be determined in Canadian currency in accordance with the Bank of Canada’s published exchange rate on the applicable date referred to in subsection (2.9) or, if there is no such published rate, the last exchange rate published by the member institution before that applicable date.

— 2018, c. 12, s. 205

Devises étrangères

(2.92) Dans le calcul du paiement de la Société à l’égard d’un dépôt payable en devises étrangères couvert par l’assurance-dépôts, le montant du dépôt est calculé en devises canadiennes conformément au taux de change publié par la Banque du Canada à la date applicable visée au paragraphe (2.9) ou, dans le cas où un taux n’est pas publié, au dernier taux publié par l’institution membre avant cette date.

— 2018, ch. 12, art. 205

205 The Act is amended by adding the following after section 25.3:

Interpretation

25.4 For the purposes of sections 21 to 25.3, the deposits that are considered to be insured by the Corporation include the total amount of all deposits held in accounts that are identified as professional trustee accounts in accordance with section 9 of the schedule.

— 2018, c. 12, s. 206

205 La même loi est modifiée par adjonction, après l’article 25.3, de ce qui suit :

Interprétation

25.4 Pour l’application des articles 21 à 25.3, les dépôts que la Société estime assurés comprennent le montant total des dépôts détenus dans un compte assimilé à un compte de fiduciaire professionnel en application de l’article 9 de l’annexe.

— 2018, ch. 12, art. 206

206 Subsection 26.01(2) of the Act is replaced by the following:

206 Le paragraphe 26.01(2) de la même loi est remplacé par ce qui suit :

Exception (2) For the purposes of subparagraph 26.03(1)(c)(iii) and paragraph 26.03(1)(d), deposit has the meaning that	Exception (2) Pour l’application du sous-alinéa 26.03(1)c)(iii) et de l’alinéa 26.03(1)d), dépôt s’entend au sens que lui donne

Current to February 11, 2020	101	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

would be given to it by the schedule, for the purposes of deposit insurance, but does not include deposits not payable in Canada.

— 2018, c. 12, s. 207

l’annexe, dans le cadre de l’assurance-dépôts, à l’exclusion toutefois des dépôts payables à l’étranger.

— 2018, ch. 12, art. 207

207 The Act is amended by adding the following after subsection 45.2(2):

Information respecting nominee brokers

(3) The Corporation may, if it is satisfied that the information will be treated as confidential by the recipient, disclose information that is obtained by it — or is produced by or for it — respecting the non-compliance of a nominee broker with section 7 of the schedule to

(a) any government agency or body that regulates or supervises nominee brokers, for purposes related to that regulation or supervision; or

(b) any other agency or body that regulates or supervises nominee brokers, for purposes related to that regulation or supervision.

207 L’article 45.2 de la même loi est modifié par adjonction, après le paragraphe (2), de ce qui suit :

Renseignements — courtiers-fiduciaires

(3) La Société peut, si elle est convaincue qu’ils seront traités de façon confidentielle par le destinataire, communiquer aux entités mentionnées ci-après les renseignements recueillis par elle, ou produits par ou pour elle, concernant la non-conformité d’un courtier-fiduciaire à l’article 7 de l’annexe :

a) l’agence publique ou l’organisme public qui réglemente ou supervise des courtiers-fiduciaires, à des fins liées à la réglementation ou à la supervision;

b) toute autre agence ou tout autre organisme qui réglemente ou supervise des courtiers-fiduciaires, à des fins liées à la réglementation ou à la supervision.

Making information public

(4) Despite subsection (1), for the purpose of protecting the interests and rights of beneficiaries of nominee broker deposits, the Corporation may make information referred to in subsection (3) available to the public in a manner that it considers advisable.

— 2018, c. 12, s. 208

Publication des renseignements

(4) Malgré le paragraphe (1), la Société peut rendre public les renseignements visés au paragraphe (3) de la manière qui lui paraît opportune afin de protéger les droits et les intérêts des bénéficiaires des dépôts d’un courtier-fiduciaire.

— 2018, ch. 12, art. 208

208 The schedule to the Act is amended by replacing the section references after the heading “SCHEDULE” with the following:

(Section 2, subsections 11(2.1), 12.1(2) and (3) and 14(1.01), sections 25.4 and 26.01 and subsection 45.2(3))

— 2018, c. 12, s. 209

208 Les renvois qui suivent le titre « ANNEXE », à l’annexe de la même loi, sont remplacés par ce qui suit :

(article 2, paragraphes 11(2.1), 12.1(2) et (3) et 14(1.01), articles

25.4 et 26.01 et paragraphe 45.2(3))

— 2018, ch. 12, art. 209

209 The schedule to the Act is amended by adding the following before section 1:

Interpretation

— 2018, c. 12, s. 210

209 L’annexe de la même loi est modifiée par adjonction, avant l’article 1, de ce qui suit :

Définitions et interprétation

— 2018, ch. 12, art. 210

210 Section 1 of the schedule to the Act is amended by adding the following in alphabetical order:

registered education savings plan has the same meaning as in subsection 146.1(1) of the Income Tax Act. (régime enregistré d’épargne-études)

210 L’article 1 de l’annexe de la même loi est modifié par adjonction, selon l’ordre alphabétique, de ce qui suit :

régime enregistré d’épargne-études S’entend au sens du paragraphe 146.1(1) de la Loi de l’impôt sur le revenu. (registered education savings plan)

Current to February 11, 2020	102	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

registered disability savings plan has the same meaning as in subsection 146.4(1) of the Income Tax Act. (régime enregistré d’épargne-invalidité)

— 2018, c. 12, s. 211

211 (1) Paragraph 2(1)(a) of the schedule to the Act is replaced with the following:

(a) has given or is obligated to give credit to that person’s account or has issued or is obligated to issue a receipt, certificate, debenture (other than a debenture issued by a bank to which the Bank Act applies), transferable instrument, draft, certified draft or cheque, prepaid letter of credit, money order or other instrument in respect of which the institution is primarily liable, and

régime enregistré d’épargne-invalidité S’entend au sens du paragraphe 146.4(1) de la Loi de l’impôt sur le revenu. (registered disability savings plan)

— 2018, ch. 12, art. 211

211 (1) L’alinéa 2(1)a) de l’annexe de la même loi est remplacé par ce qui suit :

a) d’une part, de le porter au crédit du compte de cette personne ou de délivrer un document —notamment reçu, certificat, débenture (à l’exclusion de celle émise par une banque régie par la Loi sur les banques), effet négociable, traite, traite ou chèque visés, lettre de crédit payée d’avance ou mandat — aux termes duquel elle est le principal obligé;

(2) Section 2 of the schedule to the Act is amended by adding the following after subsection (1.1):

Included moneys

(1.2) For greater certainty, moneys are considered to be a deposit or part of a deposit if they are paid in respect of a deposit that is held in a registered education savings plan or registered disability savings plan under or because of

(a) the Canada Education Savings Act or a designated provincial program as defined in subsection 146.1(1) of the Income Tax Act;

(b) any other program that has a similar purpose to a designated provincial program referred to in paragraph (a) and that is funded, directly or indirectly, by a province;

(c) the Canada Disability Savings Act or a designated provincial program as defined in subsection 146.4(1) of the Income Tax Act; or

(d) any other program that has a similar purpose to a designated provincial program referred to in paragraph (c) and that is funded, directly or indirectly, by a province.

(2) L’article 2 de l’annexe de la même loi est modifié par adjonction, après le paragraphe (1.1), de ce qui suit :

Précision

(1.2) Il est entendu que sont réputées être un dépôt ou partie d’un dépôt les sommes versées au titre d’un régime enregistré d’épargne-études ou d’un régime enregistré d’épargne-invalidité en vertu ou par l’effet, selon le cas :

a) de la Loi canadienne sur l’épargne-études ou d’un programme provincial désigné au sens du paragraphe 146.1(1) de la Loi de l’impôt sur le revenu;

b) de tout autre programme dont l’objet est semblable à celui d’un programme provincial désigné visé à l’alinéa a) et qui est financé, directement ou indirectement, par une province;

c) de la Loi canadienne sur l’épargne-invalidité ou d’un programme provincial désigné au sens du paragraphe 146.4(1) de la Loi de l’impôt sur le revenu;

d) de tout autre programme dont l’objet est semblable à celui d’un programme provincial désigné visé à l’alinéa c) et qui est financé, directement ou indirectement, par une province.

(3) Subsections 2(2) to (2.2) of the schedule to the Act are replaced with the following:

Excluded moneys

(2) Moneys held by the institution that were received by it when it was not a federal institution, a provincial institution or a local cooperative credit society are excluded from the moneys referred to in subsection (1).

(3) Les paragraphes 2(2) à (2.2) de l’annexe de la même loi sont remplacés par ce qui suit :

Exclusion

(2) Pour l’application du paragraphe (1), ne constituent pas des dépôts les sommes détenues par l’institution et reçues alors qu’elle n’était pas une institution fédérale, une institution provinciale ni une société coopérative de crédit locale.

Current to February 11, 2020	103	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(4) The schedule to the Act is amended by replacing the portion of subsection 2(5) before paragraph (a) by the following:

(4) Le passage du paragraphe 2(5) de l’annexe de la même loi précédant l’alinéa a) est remplacé par ce qui suit :

Moneys received on or after April 1, 1977

(5) Despite subsection (1), for the purposes of deposit insurance with the Corporation, if moneys are or were received by a member institution on or after April 1, 1977 for which the institution has issued or is obligated to issue an instrument evidencing a deposit, other than a draft, certified draft or cheque, prepaid letter of credit or money order,

Sommes reçues le 1er avril 1977 ou par la suite

(5) Malgré le paragraphe (1), les règles suivantes s’appliquent, dans le cadre de l’assurance-dépôts, aux sommes reçues par une institution membre le 1er avril 1977 ou par la suite et relativement auxquelles elle a délivré ou est obligée de délivrer un document faisant foi d’un dépôt autre qu’une traite, une traite ou un chèque visés, une lettre de crédit payée d’avance ou un mandat :

(5) The schedule to the Act is amended by replacing subsection 2(6) with the following:

(5) Le paragraphe 2(6) de l’annexe de la même loi est remplacé par ce qui suit :

Moneys received on or after January 1, 1977

(6) Despite subsection (1), moneys received by a member institution on or after January 1, 1977, for which the institution has issued or is obligated to issue an instrument of indebtedness, other than a draft, certified draft or cheque, prepaid letter of credit or money order, do not constitute a deposit where the instrument is payable outside Canada.

— 2018, c. 12, s. 212

Sommes reçues le 1er janvier 1977 ou par la suite

(6) Malgré le paragraphe (1), ne constituent pas un dépôt les sommes reçues par une institution membre le 1er janvier 1977 ou par la suite et relativement auxquelles elle a délivré ou est obligée de délivrer un document — autre qu’une traite, une traite ou un chèque visés, une lettre de crédit payée d’avance ou un mandat — qui est payable à l’étranger.

— 2018, ch. 12, art. 212

212 Section 3 of the schedule to the Act is replaced by the following:

Not part of deposit

3 If a member institution is obligated to repay to a person any moneys that are received or held by the institution and the date on which the person acquires their interest or right in the moneys is a date subsequent to the date on which the policy of deposit insurance of the member institution is terminated or cancelled, the amount of the moneys is considered not to constitute part of a deposit for the purposes of deposit insurance with the Corporation.

212 L’article 3 de l’annexe de la même loi est remplacé par ce qui suit :

Exclusion du dépôt

3 Les sommes qu’une institution membre a reçues ou détient et qu’elle est tenue de rembourser sont réputées ne pas faire partie d’un dépôt assurable si la date d’acquisition des droits ou intérêts sur ces sommes est postérieure à celle de l’annulation de l’assurance-dépôts ou de la résiliation de la police.

Co-ownership of Deposits

Co-owned deposits

4 (1) If a member institution is obligated to repay moneys to a depositor who is acting as a co-owner with another person and the co-ownership is disclosed on the records of the member institution, in accordance with the by-laws, the deposit of the depositor is, for the purposes of deposit insurance with the Corporation, considered to be a deposit separate from any deposit of the depositor acting in their own right, in a trust capacity or in another co-ownership capacity with the member institution.

Dépôts en copropriété

Cas de copropriété

4 (1) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de copropriétaire avec une autre personne, le dépôt du déposant est, en ce qui concerne l’assurance-dépôts, réputé être un dépôt distinct de tout dépôt effectué par le déposant qui agit en son propre nom, en qualité de fiduciaire pour une autre fiducie ou en qualité de copropriétaire d’un dépôt à condition d’être inscrit dans les registres de l’institution conformément aux règlements administratifs.

Current to February 11, 2020	104	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Co-ownership

(2) For greater certainty, if two or more persons are co-owners of two or more deposits, the aggregate of those deposits shall be insured to a maximum of one hundred thousand dollars.

Propriété conjointe

(2) Il est entendu que dans les cas où deux personnes ou plus sont copropriétaires de plusieurs dépôts, l’assurance maximale applicable au total de ces dépôts est de cent mille dollars.

Deferred or Other Special Income Arrangements

Régime de participation différée et autres arrangements spéciaux

Registered retirement savings plans

5 (1) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor in accordance with a registered retirement savings plan, as defined in subsection 146(1) of the Income Tax Act, and the plan is for the benefit of an individual, then the aggregate of those moneys and any other moneys received from that depositor in accordance with any other registered retirement savings plan that constitute a deposit or part of a deposit for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Dépôts effectués au titre d’un régime enregistré d’épargne-retraite

5 (1) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un même déposant, au titre d’un régime enregistré d’épargne-retraite au sens du paragraphe 146(1) de la Loi de l’impôt sur le revenu établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour le même particulier sont, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre régime enregistré d’épargne-retraite établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

Registered retirement income funds

(2) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a registered retirement income fund, as defined in subsection 146.3(1) of the Income Tax Act, and the plan is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from that depositor under any other registered retirement income fund that is for the benefit of that individual, is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Fonds enregistré de revenu de retraite

(2) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un fonds enregistré de revenu de retraite, au sens du paragraphe 146.3(1) de la Loi de l’impôt sur le revenu établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un individu, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre fonds enregistré de revenu de retraite établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour cet individu, sont réputées constituer, dans le cadre de l’assurance-dépôts, un seul dépôt distinct de tout autre dépôt fait pour cet individu.

Tax-free savings accounts

(3) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a tax-free savings account, within the meaning assigned by section 146.2 of the Income Tax Act, and the account is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from that depositor under any other tax-free savings account that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Compte d’épargne libre d’impôt

(3) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un compte d’épargne libre d’impôt — visé à l’article 146.2 de la Loi de l’impôt sur le revenu — établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un particulier, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre compte d’épargne libre d’impôt établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier conformément aux règlements administratifs.

Current to February 11, 2020	105	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Registered education savings plans

(4) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit or part of a deposit are received by a member institution from a depositor under a registered education savings plan that is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit received from that depositor under any other registered education savings plan that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Régime enregistré d’épargne-études

(4) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un régime enregistré d’épargne-études établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un particulier, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre régime enregistré d’épargne-études établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

Registered disability savings plans

(5) Despite subsection 6(2), for the purposes of deposit insurance with the Corporation, if moneys that constitute a deposit are received by a member institution from a depositor under a registered disability savings plan that is for the benefit of an individual, then the aggregate of those moneys and any other moneys that constitute a deposit or part of a deposit received from the same depositor under any other registered disability savings plan that is for the benefit of that individual is considered to be a single deposit separate from any other deposit for the benefit of that individual.

Régime enregistré d’épargne-invalidité

(5) Malgré le paragraphe 6(2), les sommes qu’une institution membre reçoit d’un déposant au titre d’un régime enregistré d’épargne-invalidité établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour un particulier, ainsi que les autres sommes qui sont reçues du même déposant au titre de tout autre régime enregistré d’épargne-invalidité établi pour un particulier et qui constituent un dépôt ou partie d’un dépôt effectué pour ce particulier, sont réputées constituer, dans le cadre de l’assurance-dépôts, un dépôt unique, distinct de tout autre dépôt effectué pour ce particulier.

Government moneys

(6) For the purposes of subsections (4) and (5) moneys received by a member institution from a depositor in accordance with a registered education savings plan or a registered disability savings plan are considered to include moneys received from the government of Canada or the government of a province under that plan.

Sommes reçues d’un gouvernement

(6) Pour l’application des paragraphes (4) et (5), les sommes qu’une institution membre reçoit d’un déposant au titre d’un régime enregistré d’épargne-études ou d’un régime enregistré d’épargne-invalidité sont réputées inclure les sommes reçues du gouvernement du Canada ou du gouvernement d’une province au titre de ce régime.

Trust Deposits

General

Trust deposits

6 (1) If a member institution is obligated to repay moneys to a depositor who is acting as a trustee for another person and the trusteeship is disclosed on the records of the member institution, in accordance with the by-laws, the deposit of the depositor is, for the purposes of deposit insurance with the Corporation, considered to be a deposit separate from any deposit of the depositor acting in their own right, in a co-ownership capacity or acting in a trust capacity for another person with the member institution.

Dépôts en fiducie

Dispositions générales

Dépôts en fiducie

6 (1) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour une autre personne, et si la fiducie est inscrite dans les registres de l’institution, y compris les renseignements inscrits conformément aux règlements administratifs, le dépôt qu’il effectue en fiducie pour une autre personne est, dans le cadre de l’assurance-dépôts, réputé constituer un dépôt distinct de tout dépôt effectué par le déposant qui agit en son propre nom en qualité de fiduciaire du dépôt ou en qualité de copropriétaire d’un dépôt.

Current to February 11, 2020	106	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Separate trust deposit

(2) If a member institution is obligated to repay moneys to a depositor who is acting as trustee for a beneficiary and the trusteeship is disclosed on the records of the member institution, in accordance with the by-laws, the interest or right of the beneficiary in the deposit is, for the purposes of deposit insurance with the Corporation, considered to be a deposit separate from any deposit of the beneficiary made with the member institution in their own right for their own use and separate from any interest or right of the beneficiary in respect of any other trust deposit made by another depositor of which the beneficiary is a beneficiary.

Dépôt distinct

(2) En cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour un bénéficiaire, et si la fiducie est inscrite dans les registres de l’institution, y compris les renseignements inscrits conformément aux règlements administratifs, le droit ou l’intérêt du bénéficiaire du dépôt en cause est réputé, quant au bénéficiaire, dans le cadre de l’assurance-dépôts, constituer un dépôt distinct des dépôts qu’il effectue en son propre nom ou des dépôts en fiducie effectués par un autre déposant dont il est le bénéficiaire.

Deposit of beneficiary

(3) Subject to section 10, if a member institution is obligated to repay moneys to a depositor who is acting as trustee for two or more beneficiaries and the interest or right of a beneficiary in the deposit is disclosed on the records of the member institution, in accordance with the by-laws, the interest or right of that beneficiary in the deposit is, for the purposes of deposit insurance with the Corporation, considered to be a separate deposit.

Dépôt d’un bénéficiaire

(3) Sous réserve de l’article 10, en cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit en qualité de fiduciaire pour plusieurs bénéficiaires, le droit ou l’intérêt d’un bénéficiaire sur le dépôt est réputé, dans le cadre de l’assurance-dépôts, être un dépôt distinct, à condition d’être inscrit dans les registres de l’institution conformément aux règlements administratifs.

Multiple deposits

(4) For greater certainty, if a member institution is obligated to repay moneys to a depositor who is acting as trustee for two or more trusteeships under which the same beneficiary is a beneficiary, the aggregate of the interest or right of that beneficiary in those deposits shall be insured to a maximum of one hundred thousand dollars.

Dépôts multiples — précision

(4) Il est entendu qu’en cas d’obligation pour une institution membre de rembourser des sommes à un déposant qui agit comme fiduciaire dans le cadre de deux ou de plusieurs fiducies pour un même bénéficiaire, l’assurance maximale applicable au total des droits ou intérêts de celui-ci dans les dépôts qu’il détient est de cent mille dollars.

Notice to trustees

(5) The Corporation may, in accordance with the bylaws, require a member institution who is obligated to repay moneys to a depositor who is acting as a trustee for another person to provide the trustee with the information specified by the Corporation.

Avis au fiduciaire

(5) La Société peut, conformément aux règlements administratifs, exiger d’une institution membre, si celle-ci a l’obligation de rembourser des sommes à un déposant qui agit comme fiduciaire pour une autre personne, qu’elle fournisse au fiduciaire les renseignements spécifiés par la Société.

Nominee Broker Deposits

Additional conditions

7 (1) The following conditions apply to nominee broker deposits in addition to those set out in section 6:

(a) at the time the deposit is made and each time a change is made to the deposit, the nominee broker must provide the following information to the member institution for it to disclose on its records

(i) the fact that the deposit is made by a nominee broker,

Dépôts de courtiers-fiduciaires

Conditions supplémentaires

7 (1) Les conditions ci-après s’appliquent aux dépôts de courtiers-fiduciaires, en plus de celles qui sont visées à l’article 6 :

a) au moment du dépôt et chaque fois que ce dépôt est modifié, le courtier-fiduciaire fournit à l’institution membre les renseignements ci-après afin qu’ils soient inscrits aux registres de celle-ci :

(i) le fait que le dépôt est effectué par un courtier-fiduciaire,

Current to February 11, 2020	107	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(ii) the unique alphanumeric code for each beneficiary of the deposit, assigned in accordance with the by-laws,

(iii) the amount or percentage of the interest or right of the beneficiary associated with that code, and

(iv) any other information specified in the by-laws; and

(b) the nominee broker must provide, in accordance with the by-laws, the following to the Corporation, within three business days after the day on which a request is made by the Corporation:

(i) each unique alphanumeric code provided under subparagraph (a)(ii),

(ii) the current name and address of the beneficiary associated with that code, and

(iii) any other information specified in the by-laws respecting the deposit.

(ii) le code alphanumérique distinct de chaque bénéficiaire du dépôt, attribué conformément aux règlements administratifs,

(iii) la somme ou le pourcentage représentant le droit ou l’intérêt du bénéficiaire associé à ce code,

(iv) tout autre renseignement prévu dans les règlements administratifs;

b) le courtier-fiduciaire doit, conformément aux règlements administratifs, fournir à la Société dans les trois jours ouvrables suivant la demande de celle-ci :

(i) un code alphanumérique distinct, fourni au titre du sous-alinéa a)(ii),

(ii) les nom et adresse à jour du bénéficiaire associé à ce code,

(iii) tout autre renseignement réglementaire concernant les dépôts.

Co-ownership

(2) If two or more persons are co-owners of a deposit, they are, for the purposes of assigning a unique alphanumeric code, considered to be a single beneficiary, separate from any of the persons as a beneficiary — in their own right, in a trust capacity or in another co-ownership capacity — of a deposit made by the same nominee broker with the same member institution.

Propriété conjointe

(2) Si plusieurs personnes sont copropriétaires d’un dépôt, elles sont, en ce qui concerne l’attribution du code alphanumérique distinct, réputées être un seul bénéficiaire, distinct de toute personne qui agit comme bénéficiaire — en leur propre intérêt, en qualité de fiduciaire ou en qualité de copropriétaire — d’un dépôt effectué par le même courtier-fiduciaire auprès de l’institution membre.

Member institution requirements — agreements and arrangements

8 (1) If a member institution enters into an agreement or arrangement respecting nominee broker deposits, the member institution must ensure that the agreement or arrangement includes provisions that require the nominee broker

(a) to provide information to the Corporation in accordance with paragraph 7(1)(b);

(b) to make an initial attestation to the Corporation and updated attestations in accordance with the bylaws that state whether the nominee broker is, or is not, capable of fullfilling the obligations set out in paragraph 7(1)(b); and

(c) to provide and update contact information in accordance with the by-laws to the member institution.

Exigences de l’institution membre — ententes ou arrangements

8 (1) L’institution membre inscrit des clauses imposant au courtier-fiduciaire les obligations ci-après dans toute entente ou tout arrangement visant des dépôts de courtier-fiduciaire :

a) fournir à la Société les renseignements, conformément aux règlements administratifs;

b) fournir à la Société une attestation et des mises à jour périodiques de celle-ci conformément aux règlements administratifs, indiquant s’il peut ou non s’acquitter des obligations visées à l’alinéa 7(1)b);

c) fournir à l’institution membre ses coordonnées visées aux règlements administratifs ainsi que leur mise à jour.

Updates

(2) The member institution must ask the depositor to make an updated attestation under paragraph (1)(b) and

Mises à jour

(2) L’institution membre demande au déposant de fournir la mise à jour de l’attestation visée à l’alinéa (1)b)

Current to February 11, 2020	108	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

to provide updated contact information under paragraph (1)(c) each April.

et de la mise à jour visée à l’alinéa (1)c), chaque mois d’avril.

Notice

(3) If a member institution enters into an agreement or arrangement respecting nominee broker deposits, the member institution must notify the Corporation in accordance with the by-laws.

Avis

(3) Si une institution membre conclut une entente ou un arrangement visant les dépôts d’un courtier-fiduciaire, l’institution membre en avise la Société conformément aux règlements administratifs.

Notice — end of agreement or arrangement

(4) If a member institution that has entered into an agreement or arrangement respecting nominee broker deposits is no longer a party to that agreement or arrangement, the member institution must notify the Corporation in accordance with the by-laws.

Avis — fin de l’entente ou de l’arrangement

(4) Si une institution membre qui a conclu une entente ou un arrangement visant les dépôts d’un courtier-fiduciaire n’est plus partie à cette entente ou à cet arrangement, elle en avise la Société conformément aux règlements administratifs.

Failure to comply with paragraph 7(1)(a)

(5) If the member institution receives moneys from or holds moneys in a nominee broker deposit and the nominee broker fails to comply with paragraph 7(1)(a), the member institution must, as soon as possible after the failure, provide the nominee broker with the information specified in the by-laws.

Défaut de se conformer — alinéa 7(1)a)

(5) Une institution membre qui reçoit des sommes lors d’un dépôt d’un courtier-fiduciaire au nom d’un individu ou qui détient des sommes pour le courtier-fiduciaire doit, dès que possible après le défaut de celui-ci de se conformer à l’alinéa 7(1)a), lui fournir les renseignements prévus dans les règlements administratifs.

Professional Trustee Accounts

Comptes de fiduciaire professionnel

Professional trustee account

9 A member institution must identify an account as a professional trustee account if the depositor

(a) makes an attestation, in accordance with the bylaws, stating that they are a professional trustee;

(b) provides contact information in accordance with the by-laws; and

(c) requests that the account to be identified as a professional trustee account.

Comptes de fiduciaire professionnel

9 L’institution membre considère un compte comme un compte de fiduciaire professionnel si le déposant :

a) atteste, conformément aux règlements administratifs, qu’il est un fiduciaire professionnel;

b) fournit les coordonnées conformément aux règlements administratifs;

c) demande que le compte soit considéré comme un compte de fiduciaire professionnel.

Deposit of beneficiary

10 If a deposit referred to in subsection 6(3) is held in an account identified as a professional trustee account, the interest or right of each beneficiary in the deposit does not have to be disclosed on the records of the member institution. However, the interest or right of each beneficiary in the deposit is not, for the purposes of deposit insurance with the Corporation, considered to be a separate deposit unless the depositor meets the conditions set out in section 11.

Dépôt d’un bénéficiaire

10 Dans le cas où un dépôt visé au paragraphe 6(3) est détenu dans un compte considéré comme un compte de fiduciaire professionnel, le droit ou l’intérêt de chaque bénéficiaire sur le dépôt n’a pas à être inscrit dans les registres de l’institution membre. Toutefois, le droit de chaque bénéficiaire sur le dépôt, dans le cadre de l’assurance-dépôts, n’est pas réputé être un dépôt distinct, à moins que le déposant remplisse les conditions visées à l’article 11.

Additional conditions

11 In respect of a deposit held in an account identified as a professional trustee account, the following conditions apply in addition to those set out in subsections

6(1) and (2):

Exigences supplémentaires

11 Les exigences ci-après s’appliquent au dépôt détenu dans un compte considéré comme un compte de fiduciaire professionnel, en plus de celles prévues aux paragraphes 6(1) et (2) :

Current to February 11, 2020	109	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(a) the depositor must, in accordance with the bylaws, maintain a record that sets out the current name and address of each beneficiary of a deposit in the account and the amount or percentage of the interest or right of each beneficiary;

(b) the depositor must provide, in accordance with the by-laws, information respecting deposits in the account to the Corporation if a request is made by the Corporation; and

(c) each April, the depositor must provide the member institution with

(i) an attestation, in accordance with the by-laws, stating that they continue to be a professional trustee,

(ii) confirmation that the account is to continue to be identified as a professional trustee account, and

(iii) updated contact information in accordance with the by-laws.

a) le déposant doit, conformément aux règlements administratifs, conserver des registres dans lesquels sont inscrits les nom et adresse à jour de chaque bénéficiaire d’un dépôt effectué dans ce compte ainsi que la somme ou le pourcentage représentant le droit ou l’intérêt de chacun de ces bénéficiaires;

b) le déposant doit, conformément aux règlements administratifs, fournir les renseignements concernant les dépôts dans ce compte à la Société, à la demande de celle-ci;

c) le déposant fournit à l’institution membre, en avril de chaque année :

(i) conformément aux règlements administratifs, une attestation indiquant qu’il est encore un fiduciaire professionnel,

(ii) la confirmation que le compte continue d’être considéré comme un compte d’un fiduciaire professionnel,

(iii) une mise à jour de ses coordonnées conformément aux règlements administratifs.

Updates

12 (1) A member institution that has identified an account as a professional trustee account must ask the depositor to carry out the actions referred to in paragraph 11(c) each March.

Mises à jour

12 (1) L’institution membre qui a considéré un compte comme un compte de fiduciaire professionnel demande au déposant, chaque mois de mars, de fournir les renseignements visés à l’alinéa 11c).

Change of status

(2) A depositor who has requested that the account to be identified as a professional trustee account and who is no longer a professional trustee, must notify the member institution that they are no longer a professional trustee and request that the designation be removed.

Changement de condition

(2) Un déposant — dont le compte est considéré comme un compte de fiduciaire professionnel — qui n’est plus un fiduciaire professionnel doit aviser l’institution membre qu’il n’est plus un fiduciaire professionnel et demander que sa désignation soit supprimée.

Designation removed

(3) A member institution must remove the designation of an account identified as a professional trustee account if

(a) the depositor requests that the designation be removed; or

(b) the depositor fails to carry out the actions referred to in paragraph 11(c) by April 30.

Désignation supprimée

(3) Une institution membre supprime la désignation d’un compte comme compte de fiduciaire professionnel dans les cas suivants :

a) le déposant demande que la désignation soit supprimée;

b) le déposant a omis de fournir les renseignements visés à l’alinéa 11c) au plus tard le 30 avril.

Information privileged

13 For greater certainty, the provision by a depositor to the Corporation of information respecting deposits held in an account identified as a professional trustee account that is subject to solicitor-client privilege or the professional secrecy of advocates and notaries does not constitute a waiver of the privilege or secrecy.

Renseignements protégés — précision

13 Il est entendu que la communication par un déposant à la Société de renseignements relativement à des dépôts dans un compte considéré comme un compte de fiduciaire professionnel qui sont protégés par le secret professionnel qui lie un avocat à son client ne constitue pas une renonciation à cette protection.

Current to February 11, 2020	110	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Canada Deposit Insurance Corporation	Société d’assurance-dépôts du Canada
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

By-laws

By-laws

14 For the purposes of the provisions of this schedule, the Board may make by-laws

(a) respecting information that is to be disclosed on the records of a member institution in respect of a co-ownership interest, a trusteeship or the interest or right of a beneficiary in a deposit;

(b) respecting the assignment of unique alphanumeric codes for beneficiaries of nominee broker deposits;

(c) specifying information that is to be disclosed on the records of a member institution in respect of a nominee broker deposit;

(d) specifying the information a nominee broker is to provide, and the form and manner in which it is to be provided, under paragraph 7(1)(b);

(e) respecting attestations by nominee brokers and professional trustees;

(f) respecting contact information referred to in paragraph 8(1)(c) and 9(b) and subparagraph 11(c)(iii);

(g) respecting notification requirements for agreements or arrangements respecting nominee broker deposits;

(h) specifying information for the purposes of subsection 8(4);

(i) respecting records to be maintained under paragraph 11(a);

(j) specifying the information a professional trustee is to provide, and the form and manner in which it is to be provided, under paragraph 11(b); and

(k) respecting the provision of information to trustees under subsection 6(5).

Règlements administratifs

Règlements administratifs

14 Pour l’application de la présente annexe, le conseil peut prendre des règlements administratifs :

a) concernant les renseignements qui doivent être inscrits dans les registres d’une institution membre relativement à un droit ou un intérêt dans une copropriété, à une fiducie ou au droit ou à l’intérêt d’un bénéficiaire dans un dépôt;

b) concernant l’attribution de codes alphanumériques distincts pour chaque bénéficiaire d’un dépôt de courtier-fiduciaire;

c) prévoyant les renseignements qui doivent être inscrits dans les registres d’une institution membre relativement à un dépôt de courtier-fiduciaire;

d) prévoyant les renseignements qu’un courtier-fiduciaire doit fournir, et les modalités selon lesquelles les renseignements sont fournis, au titre de l’alinéa 7(1)b);

e) concernant l’attestation fournie par un courtier-fiduciaire et un fiduciaire professionnel;

f) concernant les renseignements sur les coordonnées visés aux alinéas 8(1)c) et 9b) et au sous-alinéa 11c)(iii);

g) concernant les exigences en matière d’avis pour les ententes ou les arrangements visant les dépôts d’un courtier-fiduciaire;

h) prévoyant les renseignements pour l’application du paragraphe 8(4);

i) concernant les registres à conserver au titre de l’alinéa 11a);

j) prévoyant les renseignements qu’un fiduciaire professionnel doit fournir, et les modalités selon lesquelles les renseignements sont fournis, au titre de l’alinéa 11b);

k) concernant la fourniture de renseignements aux fiduciaires au titre du paragraphe 6(5).

Current to February 11, 2020	111	À jour au 11 février 2020

Last amended on May 10, 2019		Dernière modification le 10 mai 2019

Exhibit 8(d)

CANADA

CONSOLIDATION	CODIFICATION

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

R.S.C., 1985, c. C-44	L.R.C. (1985), ch. C-44

Current to February 11, 2020	À jour au 11 février 2020

Last amended on January 1, 2020	Dernière modification le 1 janvier 2020

Published by the Minister of Justice at the following address:	Publié par le ministre de la Justice à l’adresse suivante :
http://laws-lois.justice.gc.ca	http://lois-laws.justice.gc.ca

OFFICIAL STATUS

OF CONSOLIDATIONS

Subsections 31(1) and (2) of the Legislation Revision and Consolidation Act, in force on June 1, 2009, provide as follows:

Published consolidation is evidence

31 (1) Every copy of a consolidated statute or consolidated regulation published by the Minister under this Act in either print or electronic form is evidence of that statute or regulation and of its contents and every copy purporting to be published by the Minister is deemed to be so published, unless the contrary is shown.

Inconsistencies in Acts

(2) In the event of an inconsistency between a consolidated statute published by the Minister under this Act and the original statute or a subsequent amendment as certified by the Clerk of the Parliaments under the Publication of Statutes Act, the original statute or amendment prevails to the extent of the inconsistency.

LAYOUT

The notes that appeared in the left or right margins are now in boldface text directly above the provisions to which they relate. They form no part of the enactment, but are inserted for convenience of reference only.

NOTE

This consolidation is current to February 11, 2020. The last amendments came into force on January 1, 2020. Any amendments that were not in force as of February 11, 2020 are set out at the end of this document under the heading “Amendments Not in Force”.

CARACTÈRE OFFICIEL

DES CODIFICATIONS

Les paragraphes 31(1) et (2) de la Loi sur la révision et la codification des textes législatifs, en vigueur le 1er juin 2009, prévoient ce qui suit :

Codifications comme élément de preuve

31 (1) Tout exemplaire d’une loi codifiée ou d’un règlement codifié, publié par le ministre en vertu de la présente loi sur support papier ou sur support électronique, fait foi de cette loi ou de ce règlement et de son contenu. Tout exemplaire donné comme publié par le ministre est réputé avoir été ainsi publié, sauf preuve contraire.

Incompatibilité — lois

(2) Les dispositions de la loi d’origine avec ses modifications subséquentes par le greffier des Parlements en vertu de la Loi sur la publication des lois l’emportent sur les dispositions incompatibles de la loi codifiée publiée par le ministre en vertu de la présente loi.

MISE EN PAGE

Les notes apparaissant auparavant dans les marges de droite ou de gauche se retrouvent maintenant en caractères gras juste au-dessus de la disposition à laquelle elles se rattachent. Elles ne font pas partie du texte, n’y figurant qu’à titre de repère ou d’information.

NOTE

Cette codification est à jour au 11 février 2020. Les dernières modifications sont entrées en vigueur le 1 janvier 2020. Toutes modifications qui n’étaient pas en vigueur au 11 février 2020 sont énoncées à la fin de ce document sous le titre « Modifications non en vigueur ».

Current to February 11, 2020	À jour au 11 février 2020

Last amended on January 1, 2020	Dernière modification le 1 janvier 2020

TABLE OF PROVISIONS

An Act respecting Canadian business corporations

Short Title

1	Short title

PART I

Interpretation and Application

Interpretation

2	Definitions

2.1	Individual with significant control

Application

3	Application of Act

Purposes of Act

4	Purposes

PART II

Incorporation

5	Incorporators

6	Articles of incorporation

7	Delivery of articles of incorporation

8	Certificate of incorporation

9	Effect of certificate

10	Name of corporation

11	Reserving name

12	Prohibited names

13	Certificate of amendment

14	Personal liability

PART III

Capacity and Powers

15	Capacity of a corporation

16	Powers of a corporation

17	No constructive notice

18	Authority of directors, officers and agents

TABLE ANALYTIQUE

Loi régissant les sociétés par actions de régime fédéral

Titre abrégé

1	Titre abrégé

PARTIE I

Définitions et application

Définitions

2	Définitions

2.1	Particulier ayant un contrôle important

Champ d’application

3	Application de la loi

Objet

4	Objet

PARTIE II

Constitution

5	Fondateurs

6	Statuts constitutifs

7	Envoi des statuts constitutifs

8	Certificat

9	Effet du certificat

10	Dénomination sociale

11	Réservation

12	Dénominations sociales prohibées

13	Certificat de modification

14	Obligation personnelle

PARTIE III

Capacité et pouvoirs

15	Capacité

16	Pouvoirs

17	Absence de présomption de connaissance

18	Prétentions interdites

Current to February 11, 2020	iii	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

PART IV

Registered Office and Records

19	Registered office

20	Corporate records

21	Access to corporate records

21.1	Register

21.2	Inability to identify individuals

21.3	Disclosure to Director

21.31	Disclosure to investigative bodies

21.32	Record

21.4	Offence – contravention of subsection 21.1(1) or 21.31(1)

22	Form of records

23	Corporate seal

PART V

Corporate Finance

24	Shares

25	Issue of shares

26	Stated capital account

27	Shares in series

28	Pre-emptive right

29	Options and rights

29.1	Restriction regarding bearer shares

30	Corporation holding its own shares

31	Exception

32	Exception relating to Canadian ownership

33	Voting shares

34	Acquisition of corporation’s own shares

35	Alternative acquisition of corporation’s own shares

36	Redemption of shares

37	Gift or legacy of shares

38	Other reduction of stated capital

39	Adjustment of stated capital account

40	Enforcement of contract to buy shares

41	Commission for sale of shares

42	Dividends

43	Form of dividend

45	Shareholder immunity

PARTIE IV

Siège social et livres

19	Siège social et livres

20	Livres

21	Consultation

21.1	Registre

21.2	Incapacité d’identifier

21.3	Communication au directeur

21.31	Communication aux organismes d’enquête

21.32	Registre

21.4	Infraction : contravention aux paragraphes 21.1(1) ou 21.31(1)

22	Forme des registres

23	Sceau

PARTIE V

Financement

24	Actions

25	Émission d’actions

26	Compte capital déclaré

27	Émission d’actions en série

28	Droit de préemption

29	Options et droits

29.1	Aucune émission au porteur

30	Détention par la société de ses propres actions

31	Exception

32	Exception relative à la participation canadienne

33	Actions avec droit de vote

34	Acquisition par la société de ses propres actions

35	Acquisition par la société de ses propres actions

36	Rachat des actions

37	Donation et legs d’actions

38	Autre réduction du capital déclaré

39	Capital déclaré

40	Exécution des contrats

41	Commission sur vente d’actions

42	Dividendes

43	Forme du dividende

45	Immunité des actionnaires

Current to February 11, 2020	iv	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

PART VI

Sale of Constrained Shares

46	Sale of constrained shares by corporation

47	Proceeds of sale to be trust fund

PART VII

Security Certificates, Registers and Transfers

Interpretation and General

48	Application of Part

49	Rights of holder

50	Securities records

51	Dealings with registered holder

52	Overissue

53	Burden of proof

54	Securities fungible

Issue — Issuer

55	Notice of defect

56	Staleness as notice of defect

57	Unauthorized signature

58	Completion or alteration

59	Warranties of agents

Purchase

60	Title of purchaser

61	Deemed notice of adverse claim

62	Staleness as notice of adverse claim

63	Warranties to issuer

64	Right to compel endorsement

65	Definition of appropriate person

66	Effect of endorsement without delivery

67	Endorsement in bearer form

68	Effect of unauthorized endorsement

69	Warranties of guarantor of signature

70	Constructive delivery of a security

71	Delivery of security

72	Right to reclaim possession

73	Right to requisites for registration

PARTIE VI

Vente d’actions faisant l’objet de restrictions

46	Vente par la société d’actions faisant l’objet de restrictions

47	Constitution d’un fonds en fiducie

PARTIE VII

Certificats de valeurs mobilières, registres et transferts

Définitions et dispositions générales

48	Champ d’application

49	Droits du détenteur

50	Registres des valeurs mobilières

51	Relations avec le détenteur inscrit

52	Émission excédentaire

53	Charge de la preuve

54	Valeurs mobilières fongibles

Émission — Émetteur

55	Avis du vice

56	Présomption de connaissance d’un vice

57	Signature non autorisée

58	Valeur mobilière à compléter

59	Garanties des mandataires

Acquisition

60	Titre de l’acquéreur

61	Présomption d’opposition

62	Péremption valant avis d’opposition

63	Garanties à l’émetteur

64	Droit d’exiger l’endossement

65	Définition de personne compétente

66	Effet de l’endossement sans livraison

67	Endossement au porteur

68	Effet d’un endossement non autorisé

69	Garantie de la signature

70	Présomption de livraison

71	Livraison d’une valeur mobilière

72	Droit de demander la remise en possession

73	Droit d’obtenir les pièces nécessaires à l’inscription

Current to February 11, 2020	v	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

74	Seizure of security

75	No liability for acts in good faith

Registration

76	Duty to register transfer

77	Assurance that endorsement effective

78	Limited duty of inquiry

79	Limitation of issuer’s liability

80	Notice of lost or stolen security

81	Rights and obligations

PART VIII

Trust Indentures

82	Definitions

83	Conflict of interest

84	Qualification of trustee

85	List of security holders

86	Evidence of compliance

87	Contents of declaration, etc.

88	Further evidence of compliance

89	Trustee may require evidence of compliance

90	Notice of default

91	Duty of care

92	Reliance on statements

93	No exculpation

PART IX

Receivers, Receiver-managers and Sequestrators

94	Functions of receiver or sequestrator

95	Functions of receiver-manager

96	Directors’ powers cease

97	Duty to act

98	Duty under instrument or act

99	Duty of care

100	Directions given by court

101	Duties of receiver, receiver-manager or sequestrator

74	Saisie d’une valeur mobilière

75	Absence de responsabilité en cas de bonne foi

Inscription

76	Inscription obligatoire

77	Garantie de l’effet juridique de l’endossement

78	Limites de l’obligation de s’informer

79	Limites de la responsabilité

80	Avis de la perte ou du vol d’une valeur mobilière

81	Droits et obligations

PARTIE VIII

Acte de fiducie

82	Définitions

83	Conflit d’intérêts

84	Qualités requises pour être fiduciaire

85	Liste des détenteurs de valeurs mobilières

86	Preuve de l’observation

87	Teneur de la déclaration, etc.

88	Preuve supplémentaire

89	Présentation de la preuve au fiduciaire

90	Avis du défaut

91	Obligations du fiduciaire

92	Foi accordée aux déclarations

93	Caractère impératif des obligations

PARTIE IX

Séquestres et séquestres-gérants

94	Fonctions du séquestre

95	Fonctions du séquestre-gérant

96	Suspension des pouvoirs des administrateurs

97	Obligation

98	Obligations prévues dans un acte

99	Obligation de diligence

100	Directives du tribunal

101	Obligations du séquestre et du séquestre-gérant

Current to February 11, 2020	vi	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

PART X

Directors and Officers

102	Duty to manage or supervise management

103	By-laws

104	Organization meeting

105	Qualifications of directors

106	Notice of directors

107	Cumulative voting

108	Ceasing to hold office

109	Removal of directors

110	Attendance at meeting

111	Filling vacancy

112	Number of directors

113	Notice of change of director or director’s address

114	Meeting of directors

115	Delegation

116	Validity of acts of directors and officers

117	Resolution in lieu of meeting

118	Directors’ liability

119	Liability of directors for wages

120	Disclosure of interest

121	Officers

122	Duty of care of directors and officers

123	Dissent

124	Indemnification

125	Remuneration

PART XI

Insider Trading

126	Definitions

130	Prohibition of short sale

131	Definitions

PART XII

Shareholders

132	Place of meetings

133	Calling annual meetings

134	Fixing record date

135	Notice of meeting

PARTIE X

Administrateurs et dirigeants

102	Fonctions des administrateurs

103	Règlements administratifs

104	Réunion

105	Incapacités

106	Liste des administrateurs

107	Vote cumulatif

108	Fin du mandat

109	Révocation des administrateurs

110	Présence à l’assemblée

111	Manière de combler les vacances

112	Nombre des administrateurs

113	Avis de changement

114	Réunion du conseil

115	Délégation

116	Validité des actes des administrateurs et des dirigeants

117	Résolution tenant lieu d’assemblée

118	Responsabilité des administrateurs

119	Responsabilité des administrateurs envers les employés

120	Communication des intérêts

121	Dirigeants

122	Devoir des administrateurs et dirigeants

123	Dissidence

124	Indemnisation

125	Rémunération

PARTIE XI

Transactions d’initiés

126	Définitions

130	Interdiction de la vente à découvert

131	Définition de initié

PARTIE XII

Actionnaires

132	Lieu des assemblées

133	Convocation de l’assemblée annuelle

134	Date de référence

135	Avis de l’assemblée

Current to February 11, 2020	vii	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

136	Waiver of notice

137	Proposals

138	List of shareholders entitled to receive notice

139	Quorum

140	Right to vote

141	Voting

142	Resolution in lieu of meeting

143	Requisition of meeting

144	Meeting called by court

145	Court review of election

145.1	Pooling agreement

146	Unanimous shareholder agreement

PART XIII

Proxies

147	Definitions

148	Appointing proxyholder

149	Mandatory solicitation

150	Soliciting proxies

151	Exemption

152	Attendance at meeting

153	Duty of intermediary

154	Restraining order

PART XIV

Financial Disclosure

155	Annual financial statements

156	Application for exemption

157	Consolidated statements

158	Approval of financial statements

159	Copies to shareholders

160	Copies to Director

161	Qualification of auditor

162	Appointment of auditor

163	Dispensing with auditor

164	Ceasing to hold office

165	Removal of auditor

166	Filling vacancy

136	Renonciation à l’avis

137	Propositions

138	Liste des actionnaires : avis d’une assemblée

139	Quorum

140	Droit de vote

141	Vote

142	Résolution tenant lieu d’assemblée

143	Demande de convocation

144	Convocation de l’assemblée par le tribunal

145	Révision d’une élection par le tribunal

145.1	Convention de vote

146	Convention unanime des actionnaires

PARTIE XIII

Procurations

147	Définitions

148	Nomination d’un fondé de pouvoir

149	Sollicitation obligatoire

150	Sollicitation de procuration

151	Dispense

152	Présence à l’assemblée

153	Devoir de l’intermédiaire

154	Ordonnance

PARTIE XIV

Présentation de renseignements d’ordre financier

155	États financiers annuels

156	Demande de dispense

157	États financiers consolidés

158	Approbation des états financiers

159	Copies aux actionnaires

160	Copies au directeur

161	Qualités requises pour être vérificateur

162	Nomination du vérificateur

163	Dispense

164	Fin du mandat

165	Révocation

166	Manière de combler une vacance

Current to February 11, 2020	viii	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

167	Court appointed auditor

168	Right to attend meeting

169	Examination

170	Right to information

171	Audit committee

172	Qualified privilege (defamation)

PART XIV.1

Disclosure Relating to Diversity

172.1	Diversity in corporations

PART XV

Fundamental Changes

173	Amendment of articles

174	Constraints on shares

175	Proposal to amend

176	Class vote

177	Delivery of articles

178	Certificate of amendment

179	Effect of certificate

180	Restated articles

181	Amalgamation

182	Amalgamation agreement

183	Shareholder approval

184	Vertical short-form amalgamation

185	Sending of articles

186	Effect of certificate

186.1	Amalgamation under other federal Acts

187	Continuance (import)

188	Continuance — other jurisdictions

189	Borrowing powers

190	Right to dissent

191	Definition of reorganization

192	Definition of arrangement

PART XVI

Going-private Transactions and Squeeze-out Transactions

193	Going-private transactions

167	Nomination judiciaire

168	Droit d’assister à l’assemblée

169	Examen

170	Droit à l’information

171	Comité de vérification

172	Immunité (diffamation)

PARTIE XIV.1

Présentation de renseignements relatifs à la diversité

172.1	Diversité dans les sociétés

PARTIE XV

Modifications de structure

173	Modification des statuts

174	Restrictions concernant les actions

175	Proposition de modification

176	Vote par catégorie

177	Remise des statuts

178	Certificat de modification

179	Effet du certificat

180	Mise à jour des statuts

181	Fusion

182	Convention de fusion

183	Approbation des actionnaires

184	Fusion verticale simplifiée

185	Remise des statuts

186	Effet du certificat

186.1	Fusion : société et autres personnes morales

187	Prorogation (importation)

188	Prorogation (exportation)

189	Pouvoir d’emprunt

190	Droit à la dissidence

191	Définition de réorganisation

192	Définition de arrangement

PARTIE XVI

Opérations de fermeture et d’éviction

193	Opérations de fermeture

Current to February 11, 2020	ix	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

194	Squeeze-out transactions

PART XVII

Compulsory and Compelled Acquisitions

206	Definitions

206.1	Obligation to acquire shares

PART XVIII

Liquidation and Dissolution

207	Definition of court

208	Application of Part

209	Revival

210	Dissolution before commencing business

211	Proposing liquidation and dissolution

212	Dissolution by Director

213	Grounds for dissolution

214	Further grounds

215	Application for supervision

216	Application to court

217	Powers of court

218	Effect of order

219	Cessation of business and powers

220	Appointment of liquidator

221	Duties of liquidator

222	Powers of liquidator

223	Costs of liquidation

224	Right to distribution in money

225	Custody of records

226	Definition of shareholder

227	Unknown claimants

228	Vesting in Crown

PART XIX

Investigation

229	Investigation

230	Powers of court

231	Power of inspector

232	Hearing in camera

194	Opérations d’éviction

PARTIE XVII

Acquisitions forcées

206	Définitions

206.1	Acquisition forcée à la demande d’un actionnaire

PARTIE XVIII

Liquidation et dissolution

207	Définition de tribunal

208	Application de la présente partie

209	Reconstitution

210	Dissolution avant le début des opérations

211	Proposition de liquidation et dissolution

212	Dissolution par le directeur

213	Motifs de dissolution

214	Autres motifs

215	Demande de surveillance

216	Demande au tribunal

217	Pouvoirs du tribunal

218	Effet de l’ordonnance

219	Cessation d’activité et perte de pouvoirs

220	Nomination du liquidateur

221	Obligations du liquidateur

222	Pouvoirs du liquidateur

223	Frais de liquidation

224	Droit à la répartition en numéraire

225	Garde des documents

226	Définition de actionnaire

227	Créanciers inconnus

228	Dévolution à la Couronne

PARTIE XIX

Enquêtes

229	Enquête

230	Pouvoirs du tribunal

231	Pouvoirs de l’inspecteur

232	Audition à huis clos

Current to February 11, 2020	x	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

233	Criminating statements

234	Absolute privilege (defamation)

235	Information respecting ownership and control

236	Solicitor-client privilege or professional secrecy

237	Inquiries

PART XIX.1

Apportioning Award of Damages

Interpretation and Application

237.1	Definitions

237.2	Application of Part

Apportionment of Damages

237.3	Degree of responsibility

237.4	Exception — fraud

Joint and Several, or Solidary, Liability

237.5	Individual or personal body corporate

237.6	Equitable grounds

237.7	Value of security

237.8	Court determines value

237.9	Application to determine value

PART XX

Remedies, Offences and Punishment

238	Definitions

239	Commencing derivative action

240	Powers of court

241	Application to court re oppression

242	Evidence of shareholder approval not decisive

243	Application to court to rectify records

244	Application for directions

245	Notice of refusal by Director

246	Appeal from Director’s decision

247	Restraining or compliance order

248	Summary application to court

249	Appeal of final order

250	Offences with respect to reports

251	Offence

252	Order to comply

233	Incrimination

234	Immunité absolue (diffamation)

235	Renseignements concernant la propriété et le contrôle des valeurs mobilières

236	Secret professionnel

237	Enquêtes

PARTIE XIX.1

Répartition de l’indemnité

Définitions et champ d’application

237.1	Définitions

237.2	Champ d’application

Répartition de l’indemnité

237.3	Degré de responsabilité

237.4	Fraude

Responsabilité solidaire

237.5	Particulier ou personne morale privée

237.6	Tribunal

237.7	Valeur mobilière

237.8	Discrétion du tribunal

237.9	Requête

PARTIE XX

Recours, infractions et peines

238	Définitions

239	Recours similaire à l’action oblique

240	Pouvoirs du tribunal

241	Demande en cas d’abus

242	Preuve de l’approbation des actionnaires non décisive

243	Demande de rectification au tribunal

244	Demande d’instructions

245	Avis de refus du directeur

246	Appel

247	Ordonnances

248	Demande sommaire

249	Appel

250	Infractions

251	Infraction

252	Ordre de se conformer à la loi

Current to February 11, 2020	xi	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Loi canadienne sur les sociétés par actions
TABLE OF PROVISIONS	TABLE ANALYTIQUE

PART XX.1

Documents in Electronic or Other Form

252.1	Definitions

252.2	Application

252.3	Use not mandatory

252.4	Creation and provision of information

252.5	Creation of information in writing

252.6	Statutory declarations and affidavits

252.7	Signatures

PART XXI

General

253	Notice to directors and shareholders

254	Notice to and service on a corporation

255	Waiver of notice

256	Certificate of Director

257	Certificate of corporation

258	Copies

258.1	Content and form of documents

258.2	Exemption

259	Proof required by Director

260	Appointment of Director

261	Regulations

261.1	Payment of fees

262	Definition of statement

262.1	Signature

262.2	Publication

263	Annual return

263.1	Certificate

264	Alteration

265	Corrections at request of Director

265.1	Cancellation of articles by Director

266	Inspection

267	Records of Director

267.1	Form of publication

268	Definition of charter

PARTIE XX.1

Documents sous forme électronique ou autre

252.1	Définitions

252.2	Application

252.3	Utilisation non obligatoire

252.4	Création et fourniture d’information

252.5	Création d’information écrite

252.6	Déclaration solennelle ou sous serment

252.7	Signatures

PARTIE XXI

Dispositions générales

253	Avis aux administrateurs et aux actionnaires

254	Avis et signification à une société

255	Renonciation

256	Certificat du directeur

257	Certificat

258	Photocopies

258.1	Présentation et teneur des documents

258.2	Dispense

259	Preuve

260	Nomination du directeur

261	Règlements

261.1	Acquittement des droits

262	Définition de déclaration

262.1	Signature

262.2	Publicité

263	Rapport annuel

263.1	Certificat

264	Modification

265	Rectifications à la demande du directeur

265.1	Annulation à la demande du directeur

266	Consultation

267	Livres du directeur

267.1	Traitement de l’information

268	Définition de charte

Current to February 11, 2020	xii	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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TABLE OF PROVISIONS	TABLE ANALYTIQUE

SCHEDULE

Offences

ANNEXE

Infractions

Current to February 11, 2020	xiii	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

R.S.C., 1985, c. C-44

An Act respecting Canadian business corporations

Short Title

Short title

1 This Act may be cited as the Canada Business Corporations Act.

R.S., 1985, c. C-44, s. 1; 1994, c. 24, s. 1(F).

PART I

Interpretation and Application

Interpretation

Definitions

2 (1) In this Act,

affairs means the relationships among a corporation, its affiliates and the shareholders, directors and officers of such bodies corporate but does not include the business carried on by such bodies corporate; (affaires internes)

affiliate means an affiliated body corporate within the meaning of subsection (2); (groupe)

articles means the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of continuance, articles of reorganization, articles of arrangement, articles of dissolution, articles of revival and includes any amendments thereto; (statuts)

associate, in respect of a relationship with a person, means

(a) a body corporate of which that person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten per cent of the voting rights under all circumstances or by reason of the occurrence of an event that

L.R.C., 1985, ch. C-44

Loi régissant les sociétés par actions de régime fédéral

Titre abrégé

Titre abrégé

1 Loi canadienne sur les sociétés par actions.

L.R. (1985), ch. C-44, art. 1; 1994, ch. 24, art. 1(F).

PARTIE I

Définitions et application

Définitions

Définitions

2 (1) Les définitions qui suivent s’appliquent à la présente loi.

action rachetable Action que la société émettrice, selon le cas:

a) peut acheter ou racheter unilatéralement;

b) est tenue, par ses statuts, d’acheter ou de racheter à une date déterminée ou à la demande d’un actionnaire. (redeemable share)

administrateur Indépendamment de son titre, le titulaire de ce poste; conseil d’administration s’entend notamment de l’administrateur unique. (director, directors and board of directors)

affaires internes Les relations, autres que d’entreprise, entre la société, les personnes morales appartenant au même groupe et leurs actionnaires, administrateurs et dirigeants. (affairs)

assemblée Assemblée d’actionnaires. (French version only)

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Section 2	Article 2

has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities,

(b) a partner of that person acting on behalf of the partnership of which they are partners,

(c) a trust or estate or succession in which that person has a substantial beneficial interest or in respect of which that person serves as a trustee or liquidator of the succession or in a similar capacity,

(d) a spouse of that person or an individual who is cohabiting with that person in a conjugal relationship, having so cohabited for a period of at least one year,

(e) a child of that person or of the spouse or individual referred to in paragraph (d), and

(f) a relative of that person or of the spouse or individual referred to in paragraph (d), if that relative has the same residence as that person; (liens)

auditor includes a partnership of auditors or an auditor that is incorporated; (vérificateur)

beneficial interest means an interest arising out of the beneficial ownership of securities; (véritable propriétaire et propriété effective)

beneficial ownership includes ownership through any trustee, legal representative, agent or mandatary, or other intermediary; (véritable propriétaire et propriété effective)

body corporate includes a company or other body corporate wherever or however incorporated; (personne morale)

call means an option transferable by delivery to demand delivery of a specified number or amount of securities at a fixed price within a specified time but does not include an option or right to acquire securities of the corporation that granted the option or right to acquire; (option d’achat)

corporation means a body corporate incorporated or continued under this Act and not discontinued under this Act; (société par actions ou société)

court means

(a) in the Province of Newfoundland and Labrador, the Trial Division of the Supreme Court of the Province,

convention unanime des actionnaires Convention visée au paragraphe 146(1) ou déclaration d’un actionnaire visée au paragraphe 146(2). (unanimous shareholder agreement)

Cour d’appel La cour compétente pour juger les appels interjetés contre les décisions des tribunaux. (court of appeal)

directeur Personne nommée à ce titre en vertu de l’article 260. (Director)

dirigeant Particulier qui occupe le poste de président du conseil d’administration, président, vice-président, secrétaire, trésorier, contrôleur, chef du contentieux, directeur général ou administrateur délégué d’une société ou qui exerce pour celle-ci des fonctions semblables à celles qu’exerce habituellement un particulier occupant un tel poste ainsi que tout autre particulier nommé à titre de dirigeant en application de l’article 121. (officer)

entité S’entend d’une personne morale, d’une société de personnes, d’une fiducie, d’une coentreprise ou d’une organisation ou association non dotée de la personnalité morale. (entity)

envoyer A également le sens de remettre. (send)

fondateur Tout signataire des statuts constitutifs d’une société. (incorporator)

groupe L’ensemble des personnes morales visées au paragraphe (2). (affiliate)

incapable S’entend du particulier qui, sous le régime des lois d’une province, est reconnu comme étant incapable — sauf en raison de sa minorité — d’administrer ses biens ou qui fait l’objet d’une déclaration par un tribunal étranger d’une telle incapacité. (incapable)

législation antérieure S’entend des diverses lois fédérales qui étaient en vigueur avant l’entrée en vigueur de la présente loi et qui s’appliquaient à la constitution de personnes morales de régime fédéral en vertu de ces lois, à l’exception de toute institution financière au sens de l’article 2 de la Loi sur les banques. (prior legislation)

liens Relations entre une personne et:

a) la personne morale dont elle a, soit directement, soit indirectement, la propriété effective ou le contrôle d’un certain nombre d’actions ou de valeurs mobilières immédiatement convertibles en actions,

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PART I Interpretation and Application	PARTIE I Définitions et application
Interpretation	Définitions
Section 2	Article 2

(a.1) in the Province of Ontario, the Superior Court of Justice,

(b) in the Provinces of Nova Scotia, British Columbia and Prince Edward Island, the Supreme Court of the Province,

(c) in the Provinces of Manitoba, Saskatchewan, Al-berta and New Brunswick, the Court of Queen’s Bench for the Province,

(d) in the Province of Quebec, the Superior Court of the Province, and

(e) the Supreme Court of Yukon, the Supreme Court of the Northwest Territories and the Nunavut Court of Justice; (tribunal)

court of appeal means the court to which an appeal lies from an order of a court; (Cour d’appel)

debt obligation means a bond, debenture, note or other evidence of indebtedness or guarantee of a corporation, whether secured or unsecured; (titre de créance)

Director means the Director appointed under section 260; (directeur)

director means a person occupying the position of director by whatever name called and directors and board of directors includes a single director; (administrateur et conseil d’administration)

distributing corporation means, subject to subsections (6) and (7), a distributing corporation as defined in the regulations; (société ayant fait appel au public)

entity means a body corporate, a partnership, a trust, a joint venture or an unincorporated association or organization; (entité)

going-private transaction means a going-private transaction as defined in the regulations; (opération de fermeture)

incapable, in respect of an individual, means that the individual is found, under the laws of a province, to be unable, other than by reason of minority, to manage their property or is declared to be incapable by any court in a jurisdiction outside Canada; (incapable)

incorporator means a person who signs articles of incorporation; (fondateur)

individual means a natural person; (particulier)

conférant plus de dix pour cent des droits de vote en tout état de cause ou en raison soit de la réalisation continue d’une condition, soit d’une option ou d’un droit d’achat immédiat portant sur lesdites actions ou valeurs mobilières convertibles;

b) son associé dans une société de personnes, agissant pour le compte de celle-ci;

c) la fiducie ou la succession sur lesquelles elle a un droit découlant des droits du véritable propriétaire ou à l’égard desquelles elle remplit les fonctions de fiduciaire, d’exécuteur testamentaire, de liquidateur de la succession ou des fonctions analogues;

d) son époux ou la personne qui vit avec elle dans une relation conjugale depuis au moins un an;

e) ses enfants ou ceux des personnes visées à l’alinéa d);

f) ses autres parents — ou ceux des personnes visées à l’alinéa d) — qui partagent sa résidence. (associate)

mandataire Au Québec, s’entend notamment de l’ayant cause. (mandatary)

ministre Le membre du Conseil privé de la Reine pour le Canada chargé par le gouverneur en conseil de l’application de la présente loi. (Minister)

opération d’éviction Opération exécutée par une société — qui n’est pas une société ayant fait appel au public — et exigeant une modification de ses statuts qui a, directement ou indirectement, pour résultat la suppression de l’intérêt d’un détenteur d’actions d’une catégorie, sans le consentement de celui-ci et sans substitution d’un intérêt de valeur équivalente dans des actions émises par la société conférant des droits et privilèges égaux ou supérieurs à ceux attachés aux actions de cette catégorie. (squeeze-out transaction)

opération de fermeture S’entend au sens des règlements. (going-private transaction)

option d’achat Option négociable par livraison qui permet d’exiger que soit livré un nombre précis de valeurs mobilières à un prix et dans un délai déterminés. Est exclu de la présente définition l’option ou le droit d’acquérir des valeurs mobilières de la société qui l’a accordé. (call)

option de vente Option négociable par livraison qui permet de livrer un nombre précis de valeurs mobilières à un prix et dans un délai déterminés. (put)

particulier A le sens de personne physique. (individual)

Current to February 11, 2020	3	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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PART I Interpretation and Application	PARTIE I Définitions et application
Interpretation	Définitions
Section 2	Article 2

liability includes a debt of a corporation arising under section 40, subsection 190(25) and paragraphs 241(3)(f) and (g); (passif)

mandatary, in Quebec, includes a successor; (mandataire)

Minister means such member of the Queen’s Privy Council for Canada as is designated by the Governor in Council as the Minister for the purposes of this Act; (ministre)

officer means an individual appointed as an officer under section 121, the chairperson of the board of directors, the president, a vice-president, the secretary, the treasurer, the comptroller, the general counsel, the general manager, a managing director, of a corporation, or any other individual who performs functions for a corporation similar to those normally performed by an individual occupying any of those offices; (dirigeant)

ordinary resolution means a resolution passed by a majority of the votes cast by the shareholders who voted in respect of that resolution; (résolution ordinaire)

person means an individual, partnership, association, body corporate, or personal representative; (personne)

personal representative means a person who stands in place of and represents another person including, but not limited to, a trustee, an executor, an administrator, a liquidator of a succession, an administrator of the property of others, a guardian or tutor, a curator, a receiver or sequestrator, an agent or mandatary or an attorney; (représentant personnel)

prescribed means prescribed by the regulations; (prescrit ou réglementaire)

prior legislation means the various Acts of Parliament that were in force prior to the coming into force of this Act and that applied to the incorporation of federal companies under those Acts, other than any financial institution as defined in section 2 of the Bank Act; (législation antérieure)

put means an option transferable by delivery to deliver a specified number or amount of securities at a fixed price within a specified time; (option de vente)

redeemable share means a share issued by a corporation

(a) that the corporation may purchase or redeem on the demand of the corporation, or passif Sont assimilées au passif les dettes résultant de l’application de l’article 40, du paragraphe 190(25) ou des alinéas 241(3)f) et g). (liability)

personne Particulier, société de personnes, association, personne morale ou représentant personnel. (person)

personne morale Toute personne morale, y compris une compagnie, indépendamment de son lieu ou mode de constitution. (body corporate)

prescrit ou réglementaire Prescrit ou prévu par règlement. (prescribed)

représentant personnel Personne agissant en lieu et place d’une autre, notamment le fiduciaire, l’exécuteur testamentaire, l’administrateur successoral, le liquidateur de succession, l’administrateur du bien d’autrui, le tuteur, le curateur, le séquestre, le mandataire et le fondé de pouvoir. (personal representative)

résident canadien Selon le cas:

a) le citoyen canadien résidant habituellement au Canada;

b) le citoyen canadien qui ne réside pas habituellement au Canada, mais fait partie d’une catégorie prescrite de personnes;

c) le résident permanent au sens du paragraphe 2(1) de la Loi sur l’immigration et la protection des réfugiés qui réside habituellement au Canada, à l’exclusion de celui qui y a résidé de façon habituelle pendant plus d’un an après avoir acquis pour la première fois le droit de demander la citoyenneté canadienne. (resident Canadian)

résolution ordinaire Résolution adoptée à la majorité des voix exprimées. (ordinary resolution)

résolution spéciale Résolution adoptée aux deux tiers au moins des voix exprimées ou signée de tous les actionnaires habiles à voter en l’occurrence. (special resolution)

réunion Réunion du conseil d’administration ou de l’un de ses comités. (French version only)

série Subdivision d’une catégorie d’actions. (series)

société ayant fait appel au public Sous réserve des paragraphes (6) et (7), s’entend au sens des règlements. (distributing corporation)

Current to February 11, 2020	4	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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PART I Interpretation and Application	PARTIE I Définitions et application
Interpretation	Définitions
Section 2	Article 2

(b) that the corporation is required by its articles to purchase or redeem at a specified time or on the demand of a shareholder; (action rachetable)

resident Canadian means an individual who is

(a) a Canadian citizen ordinarily resident in Canada,

(b) a Canadian citizen not ordinarily resident in Cana-da who is a member of a prescribed class of persons, or

(c) a permanent resident within the meaning of subsection 2(1) of the Immigration and Refugee Protection Act and ordinarily resident in Canada, except a permanent resident who has been ordinarily resident in Canada for more than one year after the time at which he or she first became eligible to apply for Canadian citizenship; (résident canadien)

security means a share of any class or series of shares or a debt obligation of a corporation and includes a certificate evidencing such a share or debt obligation; (valeur mobilière)

security interest means an interest or right in or charge on property of a corporation to secure payment of a debt or performance of any other obligation of the corporation; (sûreté)

send includes deliver; (envoyer)

series, in relation to shares, means a division of a class of shares; (série)

special resolution means a resolution passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution; (résolution spéciale)

squeeze-out transaction means a transaction by a corporation that is not a distributing corporation that would require an amendment to its articles and would, directly or indirectly, result in the interest of a holder of shares of a class of the corporation being terminated without the consent of the holder, and without substituting an interest of equivalent value in shares issued by the corporation, which shares have equal or greater rights and privileges than the shares of the affected class; (opération d’éviction)

unanimous shareholder agreement means an agreement described in subsection 146(1) or a declaration of a shareholder described in subsection 146(2). (convention unanime des actionnaires)

société de personnes [Abrogée, 1994, ch. 24, art. 2]

société par actions ou société Personne morale constituée ou prorogée sous le régime de la présente loi. (corporation)

statuts Les clauses, initiales ou mises à jour, réglementant la constitution ainsi que toute modification, fusion, prorogation, réorganisation, dissolution, reconstitution ou tout arrangement de la société. (articles)

sûreté Droit, intérêt ou charge grevant les biens d’une société pour garantir le paiement de ses dettes ou l’exécution de ses obligations. (security interest)

titre de créance Toute preuve d’une créance sur la société ou d’une garantie donnée par elle, avec ou sans sûreté, et notamment une obligation, une débenture ou un billet. (debt obligation)

tribunal

a) La Section de première instance de la Cour suprême de Terre-Neuve-et-Labrador;

a.1) la Cour supérieure de justice de l’Ontario;

b) la Cour suprême de la Nouvelle-Écosse, de la Colombie-Britannique et de l’Île-du-Prince-Édouard;

c) la Cour du Banc de la Reine du Manitoba, de la Saskatchewan, de l’Alberta ou du Nouveau-Brunswick;

d) la Cour supérieure du Québec;

e) la Cour suprême du Yukon, la Cour suprême des Territoires du Nord-Ouest ou la Cour de justice du Nunavut. (court)

valeur mobilière Action de toute catégorie ou série ou titre de créance sur une société, y compris le certificat en attestant l’existence. (security)

vérificateur S’entend notamment des vérificateurs constitués en société de personnes ou en personne morale. (auditor)

véritable propriétaire S’entend notamment du propriétaire de valeurs mobilières inscrites au nom d’un intermédiaire, notamment d’un fiduciaire ou d’un mandataire; et propriété effective s’entend du droit du véritable propriétaire. (beneficial ownershipbeneficial interest)

Current to February 11, 2020	5	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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PART I Interpretation and Application	PARTIE I Définitions et application
Interpretation	Définitions
Section 2	Article 2

Affiliated bodies corporate

(2) For the purposes of this Act,

(a) one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(b) if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

Control

(3) For the purposes of this Act, a body corporate is controlled by a person or by two or more bodies corporate if

(a) securities of the body corporate to which are attached more than fifty per cent of the votes that may be cast to elect directors of the body corporate are held, other than by way of security only, by or for the benefit of that person or by or for the benefit of those bodies corporate; and

(b) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate.

Holding body corporate

(4) A body corporate is the holding body corporate of another if that other body corporate is its subsidiary.

Subsidiary body corporate

(5) A body corporate is a subsidiary of another body corporate if

(a) it is controlled by

(i) that other body corporate,

(ii) that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or

(iii) two or more bodies corporate each of which is controlled by that other body corporate; or

(b) it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

Exemptions — on application by corporation

(6) On the application of a corporation, the Director may determine that the corporation is not or was not a distributing corporation if the Director is satisfied that the determination would not be prejudicial to the public interest.

Groupements

(2) Pour l’application de la présente loi:

a) appartiennent au même groupe deux personnes morales dont l’une est filiale de l’autre ou qui sont sous le contrôle de la même personne;

b) sont réputées appartenir au même groupe deux personnes morales dont chacune appartient au groupe d’une même personne morale.

Contrôle

(3) Pour l’application de la présente loi, ont le contrôle d’une personne morale la personne ou les personnes morales :

a) qui détiennent — ou en sont bénéficiaires —, autrement qu’à titre de garantie seulement, des valeurs mobilières conférant plus de cinquante pour cent du maximum possible des voix à l’élection des administrateurs de la personne morale;

b) dont lesdites valeurs mobilières confèrent un droit de vote dont l’exercice permet d’élire la majorité des administrateurs de la personne morale.

Personne morale mère

(4) Est la personne morale mère d’une personne morale celle qui la contrôle.

Filiales

(5) Une personne morale est la filiale d’une autre personne morale dans chacun des cas suivants:

a) elle est contrôlée:

(i) soit par l’autre personne morale,

(ii) soit par l’autre personne morale et une ou plusieurs personnes morales elles-mêmes contrôlées par cette autre personne morale,

(iii) soit par des personnes morales elles-mêmes contrôlées par l’autre personne morale;

b) elle est la filiale d’une filiale de l’autre personne morale.

Exemption : décision individuelle

(6) Le directeur peut, à la demande de la société, décider que celle-ci n’est ou n’était pas une société ayant fait appel au public, s’il est convaincu que cette décision ne porte pas atteinte à l’intérêt public.

Current to February 11, 2020	6	À jour au 11 février 2020

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Interpretation	Définitions
Sections 2-2.1	Articles 2-2.1

Exemptions — classes of corporations

(7) The Director may determine that a class of corporations are not or were not distributing corporations if the Director is satisfied that the determination would not be prejudicial to the public interest.

Infants

(8) For the purposes of this Act, the word infant has the same meaning as in the applicable provincial law and, in the absence of any such law, has the same meaning as the word child in the United Nations Convention on the Rights of the Child, adopted in the United Nations General Assembly on November 20, 1989.

R.S., 1985, c. C-44, s. 2; R.S., 1985, c. 27 (2nd Supp.), s. 10; 1990, c. 17, s. 6; 1992, c. 51, s. 30; 1994, c. 24, s. 2; 1998, c. 30, ss. 13(F), 15(E); 1999, c. 3, s. 16; 2000, c. 12, s. 27; 2001, c. 14, ss. 1, 135(E), c. 27, s. 209; 2002, c. 7, s. 88(E); 2011, c. 21, s. 13; 2015, c. 3, s. 12; 2018, c. 8, s. 1.

Individual with significant control

2.1 (1) For the purposes of this Act, any of the following individuals is an individual with significant control over a corporation:

(a) an individual who has any of the following interests or rights, or any combination of them, in respect of a significant number of shares of the corporation:

(i) the individual is the registered holder of them,

(ii) the individual is the beneficial owner of them, or

(iii) the individual has direct or indirect control or direction over them;

(b) an individual who has any direct or indirect influence that, if exercised, would result in control in fact of the corporation; or

(c) an individual to whom prescribed circumstances apply.

Joint ownership or control

(2) Two or more individuals are each considered to be an individual with significant control over a corporation if, in respect of a significant number of shares of the corporation,

(a) an interest or right, or a combination of interests or rights, referred to in paragraph (1)(a) is held jointly by those individuals; or

(b) a right, or combination of rights, referred to in paragraph (1)(a) is subject to any agreement or arrangement under which the right or rights are to be exercised jointly or in concert by those individuals.

Exemption par catégorie

(7) Le directeur peut déterminer les catégories de sociétés qui ne sont ou n’étaient pas des sociétés ayant fait appel au public, s’il est convaincu que cette décision ne porte pas atteinte à l’intérêt public.

Minorité

(8) Pour l’application de la présente loi, mineur s’entend au sens des règles du droit provincial applicables. En l’absence de telles règles, ce terme s’entend au sens donné au mot enfant dans la Convention internationale des droits de l’enfant, adoptée par l’Assemblée générale des Nations Unies le 20 novembre 1989.

L.R. (1985), ch. C-44, art. 2; L.R. (1985), ch. 27 (2e suppl.), art. 10; 1990, ch. 17, art. 6; 1992, ch. 51, art. 30; 1994, ch. 24, art. 2; 1998, ch. 30, art. 13(F) et 15(A); 1999, ch. 3, art. 16; 2000, ch. 12, art. 27; 2001, ch. 14, art. 1 et 135(A), ch. 27, art. 209; 2002, ch. 7, art. 88(A); 2011, ch. 21, art. 13; 2015, ch. 3, art. 12; 2018, ch. 8, art. 1.

Particulier ayant un contrôle important

2.1 (1) Pour l’application de la présente loi, est un particulier ayant un contrôle important d’une société le particulier, selon le cas :

a) qui a l’un ou l’autre des droits ou intérêts ci-après, ou toute combinaison de ceux-ci, relativement à un nombre important d’actions :

(i) il en est le détenteur inscrit,

(ii) il en a la propriété effective,

(iii) le cas échéant, il exerce un contrôle direct ou indirect ou a la haute main sur celui-ci;

b) qui exerce, le cas échéant, une influence directe ou indirecte ayant pour résultat le contrôle de fait de la société;

c) à qui les circonstances réglementaires s’appliquent.

Codétenteurs

(2) Si, relativement à un nombre important d’actions, un droit ou un intérêt mentionné à l’alinéa (1)a), ou toute combinaison de ceux-ci, est détenu conjointement par des particuliers ou que l’un de ces droits, ou toute combinaison de ceux-ci, fait l’objet d’un accord ou d’une entente prévoyant qu’il sera exercé conjointement ou de concert par plusieurs particuliers, chacun de ces particuliers est considéré être un particulier ayant un contrôle important.

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Significant number of shares

(3) For the purposes of this section, a significant number of shares of a corporation is

(a) any number of shares that carry 25% or more of the voting rights attached to all of the corporation’s outstanding voting shares; or

(b) any number of shares that is equal to 25% or more of all of the corporation’s outstanding shares measured by fair market value.

2018, c. 27, s. 182.

Application

Application of Act

3 (1) This Act applies to every corporation incorporated and every body corporate continued as a corporation under this Act that has not been discontinued under this Act.

(2) [Repealed, 1991, c. 45, s. 551]

Certain Acts do not apply

(3) The following do not apply to a corporation:

(a) [Repealed, 2009, c. 23, s. 344]

(a.1) the Canada Not-for-profit Corporations Act;

(b) the Winding-up and Restructuring Act; and

(c) the provisions of a Special Act, as defined in section 87 of the Canada Transportation Act, that are inconsistent with this Act.

Limitations on business that may be carried on

(4) No corporation shall carry on the business of

(a) a bank;

(a.1) an association to which the Cooperative Credit Associations Act applies;

(b) a company or society to which the Insurance Companies Act applies; or

(c) a company to which the Trust and Loan Companies Act applies.

Limitations on business that may be carried on

(5) No corporation shall carry on business as a degree-granting educational institution unless expressly

Nombre important d’actions

(3) Pour l’application du présent article, est un nombre important d’actions :

a) tout nombre d’actions conférant vingt-cinq pour cent ou plus des droits de vote attachés à l’ensemble des actions avec droit de vote en circulation de la société;

b) tout nombre d’actions équivalant à vingt-cinq pour cent ou plus de la juste valeur marchande de l’ensemble des actions en circulation de la société.

2018, ch. 27, art. 182.

Champ d’application

Application de la loi

3 (1) La présente loi s’applique à toute société constituée sous son régime et à toute personne morale prorogée en société sous son régime et qui n’est pas passée sous le régime d’une autre autorité législative.

(2) [Abrogé, 1991, ch. 45, art. 551]

Non-application de certaines lois

(3) Les lois suivantes ne s’appliquent pas à une société :

a) [Abrogé, 2009, ch. 23, art. 344]

a.1) la Loi canadienne sur les organisations à but non lucratif;

b) la Loi sur les liquidations et les restructurations;

c) les dispositions de toute loi spéciale au sens de l’article 87 de la Loi sur les transports au Canada qui sont incompatibles avec la présente loi.

Restrictions aux activités commerciales

(4) Les sociétés ne peuvent se livrer :

a) à l’activité des banques;

a.1) aux activités d’une association régie par la Loi sur les associations coopératives de crédit;

b) aux activités d’une société ou d’une société de secours régie par la Loi sur les sociétés d’assurances;

c) aux activités d’une société régie par la Loi sur les sociétés de fiducie et de prêt.

Activité : établissement d’enseignement

(5) La société ne peut exercer l’activité d’un établissement d’enseignement ayant le pouvoir de

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authorized to do so by a federal or provincial agent that by law has the power to confer degree-granting authority on an educational institution.

R.S., 1985, c. C-44, s. 3; 1991, c. 45, s. 551, c. 46, s. 595, c. 47, s. 719; 1992, c. 1, s. 142; 1994, c. 24, s. 3; 1996, c. 6, s. 167, c. 10, s. 212; 1999, c. 31, s. 63; 2001, c. 14, s. 2(F); 2007, c. 6, s. 399; 2009, c. 23, ss. 309, 344.

Purposes of Act

Purposes

4 The purposes of this Act are to revise and reform the law applicable to business corporations incorporated to carry on business throughout Canada, to advance the cause of uniformity of business corporation law in Cana-da and to provide a means of allowing an orderly transferance of certain federal companies incorporated under various Acts of Parliament to this Act.

1974-75-76, c. 33, s. 4; 1978-79, c. 9, s. 1(F).

PART II

Incorporation

Incorporators

5 (1) One or more individuals or bodies corporate may incorporate a corporation by signing articles of incorporation and complying with section 7.

Individuals

(2) An individual may incorporate a corporation only if that individual

(a) is not less than 18 years of age;

(b) is not incapable; or

(c) does not have the status of bankrupt.

R.S., 1985, c. C-44, s. 5; 2018, c. 8, s. 2.

Articles of incorporation

6 (1) Articles of incorporation shall follow the form that the Director fixes and shall set out, in respect of the proposed corporation,

(a) the name of the corporation;

(b) the province in Canada where the registered office is to be situated;

(c) the classes and any maximum number of shares that the corporation is authorized to issue, and

délivrer des diplômes universitaires que si elle est expressément autorisée par un agent fédéral ou provincial habilité par la loi à conférer ce pouvoir à de tels établissements.

L.R. (1985), ch. C-44, art. 3; 1991, ch. 45, art. 551, ch. 46, art. 595, ch. 47, art. 719; 1992, ch. 1, art. 142; 1994, ch. 24, art. 3; 1996, ch. 6, art. 167, ch. 10, art. 212; 1999, ch. 31, art. 63; 2001, ch. 14, art. 2(F); 2007, ch. 6, art. 399; 2009, ch. 23, art. 309 et 344.

Objet

Objet

4 La présente loi a pour objet de refondre et de réformer le droit applicable aux sociétés par actions constituées en vue d’exercer leur activité dans tout le Canada, de promouvoir l’uniformisation du droit des sociétés par actions au Canada et de faciliter le passage sous son autorité de certaines personnes morales de régime fédéral constituées en vertu de diverses lois fédérales.

1974-75-76, ch. 33, art. 4; 1978-79, ch. 9, art. 1(F).

PARTIE II

Constitution

Fondateurs

5 (1) La constitution d’une société est subordonnée à la signature de statuts constitutifs et à l’observation de l’article 7 par un ou plusieurs particuliers ou personnes morales.

Particuliers

(2) S’agissant de particuliers:

a) ils ont au moins dix-huit ans;

b) ils ne sont pas incapables;

c) ils n’ont pas le statut de failli.

L.R. (1985), ch. C-44, art. 5; 2018, ch. 8, art. 2.

Statuts constitutifs

6 (1) Les statuts constitutifs de la société projetée sont dressés en la forme établie par le directeur et indiquent:

a) sa dénomination sociale;

b) la province où se trouve son siège social;

c) les catégories et, éventuellement, le nombre maximal d’actions qu’elle est autorisée à émettre et:

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(i) if there will be two or more classes of shares, the rights, privileges, restrictions and conditions attaching to each class of shares, and

(ii) if a class of shares may be issued in series, the authority given to the directors to fix the number of shares in, and to determine the designation of, and the rights, privileges, restrictions and conditions attaching to, the shares of each series;

(d) if the issue, transfer or ownership of shares of the corporation is to be restricted, a statement to that effect and a statement as to the nature of such restrictions;

(e) the number of directors or, subject to paragraph 107(a), the minimum and maximum number of directors of the corporation; and

(f) any restrictions on the businesses that the corporation may carry on.

Additional provisions in articles

(2) The articles may set out any provisions permitted by this Act or by law to be set out in the by-laws of the corporation.

Special majorities

(3) Subject to subsection (4), if the articles or a unanimous shareholder agreement require a greater number of votes of directors or shareholders than that required by this Act to effect any action, the provisions of the articles or of the unanimous shareholder agreement prevail.

Idem

(4) The articles may not require a greater number of votes of shareholders to remove a director than the number required by section 109.

R.S., 1985, c. C-44, s. 6; 1994, c. 24, s. 4(F); 2001, c. 14, ss. 3, 134(F).

Delivery of articles of incorporation

7 An incorporator shall send to the Director articles of incorporation and the documents required by sections 19 and 106.

1974-75-76, c. 33, s. 7; 1978-79, c. 9, s. 1(F).

Certificate of incorporation

8 (1) Subject to subsection (2), on receipt of articles of incorporation, the Director shall issue a certificate of incorporation in accordance with section 262.

(i) en cas de pluralité des catégories, les droits, privilèges, conditions et restrictions dont est assortie chacune d’elles,

(ii) en cas d’émission d’une catégorie d’actions par séries, l’autorisation accordée aux administrateurs tant de fixer le nombre et la désignation des actions de chaque série que de déterminer les droits, privilèges, conditions et restrictions dont les actions sont assorties;

d) éventuellement les restrictions imposées à l’émission, au transfert ou au droit de propriété de ses actions;

e) le nombre précis ou, sous réserve de l’alinéa 107a), les nombres minimal et maximal de ses administrateurs;

f) les limites imposées à son activité commerciale.

Dispositions supplémentaires spéciales

(2) Les statuts peuvent contenir toute disposition que la présente loi ou toute autre règle de droit autorise à insérer dans les règlements administratifs de la société.

Majorités spéciales

(3) Par dérogation à la présente loi et sous réserve du paragraphe (4), les statuts ou les conventions unanimes des actionnaires peuvent augmenter le nombre de voix nécessaires à l’adoption de certaines mesures par les administrateurs ou par les actionnaires.

Idem

(4) Les statuts ne peuvent, pour la révocation d’un administrateur, exiger un nombre de voix plus élevé que celui prévu à l’article 109.

L.R. (1985), ch. C-44, art. 6; 1994, ch. 24, art. 4(F); 2001, ch. 14, art. 3 et 134(F).

Envoi des statuts constitutifs

7 Les statuts constitutifs et les documents exigés aux articles 19 et 106 sont envoyés au directeur par l’un des fondateurs.

1974-75-76, ch. 33, art. 7; 1978-79, ch. 9, art. 1(F).

Certificat

8 (1) Sous réserve du paragraphe (2), dès réception des statuts constitutifs, le directeur délivre un certificat de constitution conformément à l’article 262.

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Exception — failure to comply with Act

(2) The Director may refuse to issue the certificate if a notice that is required to be sent under subsection 19(2) or 106(1) indicates that the corporation, if it came into existence, would not be in compliance with this Act.

R.S., 1985, c. C-44, s. 8; 2001, c. 14, s. 4.

Effect of certificate

9 A corporation comes into existence on the date shown in the certificate of incorporation.

1974-75-76, c. 33, s. 9; 1978-79, c. 9, s. 1(F).

Name of corporation

10 (1) The word or expression “Limited”, “Limitée”, “Incorporated”, “Incorporée”, “Corporation” or “Société par actions de régime fédéral” or the corresponding abbreviation “Ltd.”, “Ltée”, “Inc.”, “Corp.” or “S.A.R.F.” shall be part, other than only in a figurative or descriptive sense, of the name of every corporation, but a corporation may use and be legally designated by either the full or the corresponding abbreviated form.

Saving for “S.C.C.”

(1.1) Subsection (1) does not apply to a corporation that has a corporate name that, immediately before the day on which this subsection comes into force, included, other than only in a figurative or descriptive sense, the expression “Société commerciale canadienne” or the abbreviation “S.C.C.”, and any such corporation may use and be legally designated by either that expression or that abbreviation.

Exemption

(2) The Director may exempt a body corporate continued as a corporation under this Act from the provisions of subsection (1).

Alternate name

(3) Subject to subsection 12(1), the name of a corporation may be set out in its articles in an English form, a French form, an English form and a French form, or a combined English and French form, so long as the combined form meets the prescribed criteria. The corporation may use and may be legally designated by any such form.

Alternative name outside Canada

(4) Subject to subsection 12(1), a corporation may, for use outside Canada, set out its name in its articles in any

Exception : manquement

(2) Le directeur peut refuser de délivrer le certificat si l’avis ou la liste exigés respectivement aux paragraphes 19(2) ou 106(1) indiquent que la société, une fois constituée, serait en contravention avec la présente loi.

L.R. (1985), ch. C-44, art. 8; 2001, ch. 14, art. 4.

Effet du certificat

9 La société existe à compter de la date figurant sur le certificat de constitution.

1974-75-76, ch. 33, art. 9; 1978-79, ch. 9, art. 1(F).

Dénomination sociale

10 (1) Les termes « Limitée », « Limited », « Incorporée », « Incorporated », « Société par actions de régime fédéral » ou « Corporation », ou les abréviations correspondantes « Ltée », « Ltd. », « Inc. », « S.A.R.F. » ou « Corp. » doivent faire partie, autrement que dans un sens figuratif ou descriptif, de la dénomination sociale de toute société; la société peut aussi bien utiliser les termes que les abréviations correspondantes et être légalement désignée de cette façon.

Exception

(1.1) Le paragraphe (1) ne s’applique pas à la société dont la dénomination sociale comportait, avant la date d’entrée en vigueur du présent paragraphe, autrement que dans un sens figuratif ou descriptif, le terme « Société commerciale canadienne » ou l’abréviation « S.C.C. ». Cette société peut, même après cette date, aussi bien utiliser le terme que l’abréviation et être légalement désignée de cette façon.

Dispense

(2) Le directeur peut dispenser de l’application du paragraphe (1) toute personne morale prorogée sous forme de société régie par la présente loi.

Choix de la dénomination sociale

(3) Sous réserve du paragraphe 12(1), la société peut, dans ses statuts, adopter une dénomination sociale anglaise, française, dans ces deux langues ou dans une forme combinée de ces deux langues, pourvu que la forme combinée soit conforme aux critères réglementaires; elle peut utiliser l’une ou l’autre des dénominations adoptées et être légalement désignée sous l’une ou l’autre de celles-ci.

Dénomination sociale pour l’étranger

(4) Sous réserve du paragraphe 12(1), la société peut, dans ses statuts, adopter et utiliser en n’importe quelle

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language form and it may use and may be legally designated by any such form outside Canada.

Publication of name

(5) A corporation shall set out its name in legible characters in all contracts, invoices, negotiable instruments and orders for goods or services issued or made by or on behalf of the corporation.

Other name

(6) Subject to subsections (5) and 12(1), a corporation may carry on business under or identify itself by a name other than its corporate name if that other name does not contain, other than in a figurative or descriptive sense, either the word or expression “Limited”, “Limitée”, “Incorporated”, “Incorporée”, “Corporation” or “Société par actions de régime fédéral” or the corresponding abbreviation.

R.S., 1985, c. C-44, s. 10; 1992, c. 1, s. 53; 1994, c. 24, s. 5; 2001, c. 14, s. 5.

Reserving name

11 (1) The Director may, on request, reserve for ninety days a name for an intended corporation or for a corporation about to change its name.

Designating number

(2) If requested to do so by the incorporators or a corporation, the Director shall assign to the corporation as its name a designating number followed by the word “Cana-da” and a word or expression, or the corresponding abbreviation, referred to in subsection 10(1).

R.S., 1985, c. C-44, s. 11; 1994, c. 24, s. 6.

Prohibited names

12 (1) A corporation shall not be incorporated or continued as a corporation under this Act with, have, carry on business under or identify itself by a name

(a) that is, as prescribed, prohibited or deceptively misdescriptive; or

(b) that is reserved for another corporation or intended corporation under section 11.

Directing change of name

(2) If, through inadvertence or otherwise, a corporation

(a) comes into existence or is continued with a name, or

(b) on an application to change its name, is granted a name

langue, pour ses activités à l’étranger, un nom sous lequel elle peut y être légalement désignée.

Publicité de la dénomination sociale

(5) La dénomination sociale de la société doit être lisiblement indiquée sur tous ses effets de commerce, contrats, factures et commandes de marchandises ou de services.

Autre nom

(6) Sous réserve des paragraphes (5) et 12(1), la société peut exercer une activité commerciale ou s’identifier sous un nom autre que sa dénomination sociale si ce nom ne comprend pas, sauf dans un sens figuratif ou descriptif, les termes « Limitée », « Limited », « Incorporée », « Incorporated », « Société par actions de régime fédéral » ou « Corporation » ou l’abréviation correspondante.

L.R. (1985), ch. C-44, art. 10; 1992, ch. 1, art. 53; 1994, ch. 24, art. 5; 2001, ch. 14, art. 5.

Réservation

11 (1) Le directeur peut, sur demande, réserver pendant quatre-vingt-dix jours une dénomination sociale à la société dont la création est envisagée ou qui est sur le point de changer de dénomination sociale.

Numéro matricule

(2) Le directeur assigne à la société, à sa demande ou à celle des fondateurs, un numéro matricule en guise de dénomination sociale, suivi du mot « Canada » et d’un des termes ou abréviations correspondantes mentionnés au paragraphe 10(1).

L.R. (1985), ch. C-44, art. 11; 1994, ch. 24, art. 6.

Dénominations sociales prohibées

12 (1) La société ne peut être constituée, être prorogée, exercer une activité commerciale ni s’identifier sous une dénomination sociale :

a) soit prohibée ou trompeuse au sens des règlements;

b) soit réservée conformément à l’article 11.

Ordre de changement de dénomination sociale

(2) Le directeur peut ordonner à la société qui, notamment par inadvertance, reçoit :

a) soit lors de sa création ou de sa prorogation sous le régime de la présente loi;

b) soit sur demande en changement de dénomination sociale,

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that contravenes this section, the Director may direct the corporation to change its name in accordance with section 173.

(3) [Repealed, 1994, c. 24, s. 7]

Idem

(4) If a corporation has a designating number as its name, the Director may direct the corporation to change its name to a name other than a designating number in accordance with section 173.

Undertaking to change name

(4.1) Where a corporation acquires a name as a result of a person undertaking to dissolve or to change names, and the undertaking is not honoured, the Director may direct the corporation to change its name in accordance with section 173, unless the undertaking is honoured within the period specified in subsection (5).

Revoking name

(5) Where a corporation has been directed under subsection (2), (4) or (4.1) to change its name and has not within sixty days after the service of the directive to that effect changed its name to a name that complies with this Act, the Director may revoke the name of the corporation and assign a name to it and, until changed in accordance with section 173, the name of the corporation is thereafter the name so assigned.

R.S., 1985, c. C-44, s. 12; 1994, c. 24, s. 7.

Certificate of amendment

13 (1) When a corporation has had its name revoked and a name assigned to it under subsection 12(5), the Director shall issue a certificate of amendment showing the new name of the corporation and shall give notice of the change of name as soon as practicable in a publication generally available to the public.

Effect of certificate

(2) The articles of the corporation are amended accordingly on the date shown in the certificate of amendment.

R.S., 1985, c. C-44, s. 13; 2001, c. 14, s. 6; 2018, c. 8, s. 5(F).

Personal liability

14 (1) Subject to this section, a person who enters into, or purports to enter into, a written contract in the name of or on behalf of a corporation before it comes into existence is personally bound by the contract and is entitled to its benefits.

une dénomination sociale non conforme aux dispositions du présent article de la changer conformément à l’article 173.

(3) [Abrogé, 1994, ch. 24, art. 7]

Idem

(4) Le directeur peut ordonner aux sociétés ayant un numéro matricule d’adopter, conformément à l’article 173, une autre dénomination sociale.

Engagement de changer de nom

(4.1) Dans le cas où une société reçoit une dénomination sociale en raison de l’engagement d’une personne de se dissoudre ou de changer de nom et qu’il n’est pas donné suite à l’engagement, le directeur peut ordonner à la société de changer sa dénomination sociale conformément à l’article 173, sauf s’il est donné suite à l’engagement dans le délai prévu au paragraphe (5).

Annulation de la dénomination sociale

(5) Le directeur peut annuler la dénomination sociale de la société qui n’a pas obtempéré aux directives données conformément aux paragraphes (2), (4) ou (4.1) dans les soixante jours suivant leur signification et lui en attribuer d’office une autre; celle-ci demeure la dénomination sociale de la société tant qu’elle n’a pas été changée conformément à l’article 173.

L.R. (1985), ch. C-44, art. 12; 1994, ch. 24, art. 7.

Certificat de modification

13 (1) En cas de changement de dénomination sociale au titre du paragraphe 12(5), le directeur délivre un certificat de modification indiquant la nouvelle dénomination sociale et publie, dans les meilleurs délais, un avis du changement dans une publication destinée au grand public.

Effet du certificat

(2) Les statuts de la société sont modifiés en conséquence à compter de la date précisée dans le certificat de modification.

L.R. (1985), ch. C-44, art. 13; 2001, ch. 14, art. 6; 2018, ch. 8, art. 5(F).

Obligation personnelle

14 (1) Sous réserve des autres dispositions du présent article, la personne qui conclut ou est censée conclure un contrat écrit au nom ou pour le compte d’une société avant sa constitution est liée personnellement par ce contrat et peut en tirer parti.

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Pre-incorporation and pre-amalgamation contracts

(2) A corporation may, within a reasonable time after it comes into existence, by any action or conduct signifying its intention to be bound thereby, adopt a written contract made before it came into existence in its name or on its behalf, and on such adoption

(a) the corporation is bound by the contract and is entitled to the benefits thereof as if the corporation had been in existence at the date of the contract and had been a party thereto; and

(b) a person who purported to act in the name of or on behalf of the corporation ceases, except as provided in subsection (3), to be bound by or entitled to the benefits of the contract.

Application to court

(3) Subject to subsection (4), whether or not a written contract made before the coming into existence of a corporation is adopted by the corporation, a party to the contract may apply to a court for an order respecting the nature and extent of the obligations and liability under the contract of the corporation and the person who entered into, or purported to enter into, the contract in the name of or on behalf of the corporation. On the application, the court may make any order it thinks fit.

Exemption from personal liability

(4) If expressly so provided in the written contract, a person who purported to act in the name of or on behalf of the corporation before it came into existence is not in any event bound by the contract or entitled to the benefits thereof.

R.S., 1985, c. C-44, s. 14; 2001, c. 14, s. 7.

PART III

Capacity and Powers

Capacity of a corporation

15 (1) A corporation has the capacity and, subject to this Act, the rights, powers and privileges of a natural person.

Idem

(2) A corporation may carry on business throughout Canada.

Contrats antérieurs à la constitution

(2) Tout contrat conclu conformément au paragraphe (1) qui est ratifié, même tacitement, par la société dans un délai raisonnable après sa constitution:

a) lie la société à compter de sa date de conclusion et elle peut en tirer parti;

b) sous réserve des dispositions du paragraphe (3), libère la personne qui s’est engagée pour elle et l’empêche d’en tirer parti.

Requête au tribunal

(3) Sous réserve du paragraphe (4), le tribunal peut notamment, à la demande de toute partie à un contrat écrit conclu avant la constitution de la société, indépendamment de sa ratification ultérieure, rendre une ordonnance au sujet de la nature et de l’étendue des obligations et de la responsabilité découlant du contrat attribuable à la société et à la personne qui a conclu ou est censée avoir conclu le contrat pour elle.

Exemption de toute responsabilité personnelle

(4) La personne visée au paragraphe (1) n’est pas liée par un contrat écrit s’il contient une clause expresse à cet effet et ne peut en tirer parti.

L.R. (1985), ch. C-44, art. 14; 2001, ch. 14, art. 7.

PARTIE III

Capacité et pouvoirs

Capacité

15 (1) La société a, sous réserve des autres dispositions de la présente loi, la capacité d’une personne physique et les droits, pouvoirs et privilèges de celle-ci.

Idem

(2) La société peut exercer ses activités commerciales partout au Canada.

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Sections 15-18	Articles 15-18

Extra-territorial capacity

(3) A corporation has the capacity to carry on its business, conduct its affairs and exercise its powers in any jurisdiction outside Canada to the extent that the laws of such jurisdiction permit.

R.S., 1985, c. C-44, s. 15; 2011, c. 21, s. 14(F).

Powers of a corporation

16 (1) It is not necessary for a by-law to be passed in order to confer any particular power on the corporation or its directors.

Restricted business or powers

(2) A corporation shall not carry on any business or exercise any power that it is restricted by its articles from carrying on or exercising, nor shall the corporation exercise any of its powers in a manner contrary to its articles.

Rights preserved

(3) No act of a corporation, including any transfer of property to or by a corporation, is invalid by reason only that the act or transfer is contrary to its articles or this Act.

1974-75-76, c. 33, s. 16; 1978-79, c. 9, s. 1(F).

No constructive notice

17 No person is affected by or is deemed to have notice or knowledge of the contents of a document concerning a corporation by reason only that the document has been filed by the Director or is available for inspection at an office of the corporation.

1974-75-76, c. 33, s. 17; 1978-79, c. 9, s. 1(F).

Authority of directors, officers and agents

18 (1) No corporation and no guarantor of an obligation of a corporation may assert against a person dealing with the corporation or against a person who acquired rights from the corporation that

(a) the articles, by-laws and any unanimous shareholder agreement have not been complied with;

(b) the persons named in the most recent notice sent to the Director under section 106 or 113 are not the directors of the corporation;

(c) the place named in the most recent notice sent to the Director under section 19 is not the registered office of the corporation;

(d) a person held out by a corporation as a director, officer, agent or mandatary of the corporation has not been duly appointed or has no authority to exercise the powers and perform the duties that are customary

Capacité extra-territoriale

(3) La société possède la capacité de conduire ses affaires internes et d’exercer son activité commerciale et ses pouvoirs à l’étranger, dans les limites des lois applicables en l’espèce.

L.R. (1985), ch. C-44, art. 15; 2011, ch. 21, art. 14(F).

Pouvoirs

16 (1) La prise d’un règlement administratif n’est pas nécessaire pour conférer un pouvoir particulier à la société ou à ses administrateurs.

Réserves

(2) La société ne peut exercer ni pouvoirs ni activités commerciales en violation de ses statuts.

Survie des droits

(3) Les actes de la société, y compris les transferts de biens, ne sont pas nuls du seul fait qu’ils sont contraires à ses statuts ou à la présente loi.

1974-75-76, ch. 33, art. 16; 1978-79, ch. 9, art. 1(F).

Absence de présomption de connaissance

17 Le seul fait de l’enregistrement par le directeur d’un document relatif à la société ou la possibilité de le consulter dans les locaux de celle-ci, ne peut causer de préjudice à quiconque; nul n’est censé avoir reçu avis ni avoir eu connaissance d’un tel document.

1974-75-76, ch. 33, art. 17; 1978-79, ch. 9, art. 1(F).

Prétentions interdites

18 (1) La société, ou ses cautions, ne peuvent opposer aux personnes qui ont traité avec elle ou à ses ayants droit ou ayants cause les prétentions suivantes:

a) les statuts, règlements administratifs et conventions unanimes des actionnaires n’ont pas été observés;

b) les personnes nommées dans la dernière liste ou le dernier avis envoyé au directeur respectivement aux termes des articles 106 ou 113 ne sont pas ses administrateurs;

c) son siège social ne se trouve pas au lieu indiqué dans le dernier avis envoyé au directeur conformément à l’article 19;

d) la personne qu’elle a présentée comme l’un de ses administrateurs, dirigeants ou mandataires n’a pas été régulièrement nommée ou n’a pas l’autorité nécessaire

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PART III Capacity and Powers	PARTIE III Capacité et pouvoirs
Sections 18-20	Articles 18-20

in the business of the corporation or usual for a director, officer, agent or mandatary;

(e) a document issued by any director, officer, agent or mandatary of a corporation with actual or usual authority to issue the document is not valid or genuine; or

(f) a sale, lease or exchange of property referred to in subsection 189(3) was not authorized.

Exception

(2) Subsection (1) does not apply in respect of a person who has, or ought to have, knowledge of a situation described in that subsection by virtue of their relationship to the corporation.

R.S., 1985, c. C-44, s. 18; 2001, c. 14, s. 8; 2011, c. 21, s. 15(E).

PART IV

Registered Office and Records

Registered office

19 (1) A corporation shall at all times have a registered office in the province in Canada specified in its articles.

Notice of registered office

(2) A notice of registered office in the form that the Director fixes shall be sent to the Director together with any articles that designate or change the province where the registered office of the corporation is located.

Change of address

(3) The directors of a corporation may change the place and address of the registered office within the province specified in the articles.

Notice of change of address

(4) A corporation shall send to the Director, within fifteen days of any change of address of its registered office, a notice in the form that the Director fixes and the Director shall file it.

R.S., 1985, c. C-44, s. 19; 2001, c. 14, s. 9; 2018, c. 8, s. 6(F).

Corporate records

20 (1) A corporation shall prepare and maintain, at its registered office or at any other place in Canada designated by the directors, records containing

(a) the articles and the by-laws, and all amendments thereto, and a copy of any unanimous shareholder agreement;

pour exercer les attributions découlant normalement soit du poste, soit de l’activité commerciale de la société;

e) un document émanant régulièrement de l’un de ses administrateurs, dirigeants ou mandataires n’est ni valable ni authentique;

f) les opérations visées au paragraphe 189(3) n’ont pas été autorisées.

Exception

(2) Le paragraphe (1) ne s’applique pas aux personnes qui connaissent ou devraient connaître la situation réelle en raison de leur relation avec la société.

L.R. (1985), ch. C-44, art. 18; 2001, ch. 14, art. 8; 2011, ch. 21, art. 15(A).

PARTIE IV

Siège social et livres

Siège social et livres

19 (1) La société maintient en permanence un siège social au Canada, dans la province indiquée dans ses statuts.

Avis

(2) Avis du lieu où est maintenu le siège social est envoyé au directeur, en la forme établie par lui, avec les clauses pertinentes des statuts désignant ou modifiant la province où le siège social est situé.

Changement d’adresse

(3) Les administrateurs peuvent changer le lieu et l’adresse du siège social, dans les limites de la province indiquée dans les statuts.

Avis

(4) La société envoie au directeur, dans les quinze jours et en la forme établie par lui, avis de tout changement d’adresse du siège social pour enregistrement.

L.R. (1985), ch. C-44, art. 19; 2001, ch. 14, art. 9; 2018, ch. 8, art. 6(F).

Livres

20 (1) La société tient, à son siège social ou en tout autre lieu au Canada que désignent les administrateurs, des livres où figurent:

a) les statuts, les règlements administratifs, leurs modifications, ainsi qu’un exemplaire des conventions unanimes des actionnaires;

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Section 20	Article 20

(b) minutes of meetings and resolutions of shareholders;

(c) copies of all notices required by section 106 or 113; and

(d) a securities register that complies with section 50.

Directors records

(2) In addition to the records described in subsection (1), a corporation shall prepare and maintain adequate accounting records and records containing minutes of meetings and resolutions of the directors and any committee thereof.

Retention of accounting records

(2.1) Subject to any other Act of Parliament and to any Act of the legislature of a province that provides for a longer retention period, a corporation shall retain the accounting records referred to in subsection (2) for a period of six years after the end of the financial year to which the records relate.

Records of continued corporations

(3) For the purposes of paragraph (1)(b) and subsection (2), where a body corporate is continued under this Act, “records” includes similar records required by law to be maintained by the body corporate before it was so continued.

Place of directors records

(4) The records described in subsection (2) shall be kept at the registered office of the corporation or at such other place as the directors think fit and shall at all reasonable times be open to inspection by the directors.

Records in Canada

(5) If accounting records of a corporation are kept outside Canada, accounting records adequate to enable the directors to ascertain the financial position of the corporation with reasonable accuracy on a quarterly basis shall be kept at the registered office or any other place in Canada designated by the directors.

When records or registers kept outside Canada

(5.1) Despite subsections (1) and (5), but subject to the Income Tax Act, the Excise Tax Act, the Customs Act and any other Act administered by the Minister of National Revenue, a corporation may keep all or any of its corporate records and accounting records referred to in subsection (1) or (2) at a place outside Canada, if

b) les procès-verbaux des assemblées et les résolutions des actionnaires;

c) un exemplaire des listes et avis exigés à l’article 106 ou 113;

d) le registre des valeurs mobilières, conforme à l’article 50.

Procès-verbaux

(2) Outre les livres mentionnés au paragraphe (1), la société tient des livres comptables adéquats et des livres où figurent les procès-verbaux tant des réunions que des résolutions du conseil d’administration et de ses comités.

Conservation des livres comptables

(2.1) Sous réserve de toute autre loi fédérale, ou de toute loi provinciale, prévoyant une période de rétention plus longue, la société est tenue de conserver les livres comptables visés au paragraphe (2) pendant une période de six ans suivant la fin de l’exercice auquel ils se rapportent.

Livre des sociétés prorogées

(3) Pour l’application de l’alinéa (1)b) et du paragraphe (2), le terme « livre » désigne également les livres de même nature que les personnes morales prorogées sous le régime de la présente loi devaient tenir avant leur prorogation.

Lieu de conservation

(4) Les livres visés au paragraphe (2) sont conservés au siège social de la société ou en tout lieu convenant aux administrateurs qui peuvent les consulter à tout moment opportun.

Livres comptables

(5) Dans le cas où la comptabilité d’une société est tenue à l’étranger, il est conservé à son siège social ou dans tout autre lieu au Canada désigné par les administrateurs, des livres permettant à ceux-ci d’en vérifier la situation financière tous les trimestres, avec une précision suffisante.

Livres conservés à l’étranger

(5.1) Malgré les paragraphes (1) et (5), mais sous réserve de la Loi de l’impôt sur le revenu, de la Loi sur la taxe d’accise, de la Loi sur les douanes et de toute autre loi relevant du ministre du Revenu national, la société peut conserver à l’étranger la totalité ou une partie de ses livres dont la tenue est exigée par les paragraphes (1) ou (2) si les conditions suivantes sont réunies:

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Sections 20-21	Articles 20-21

(a) the records are available for inspection, by means of a computer terminal or other technology, during regular office hours at the registered office or any other place in Canada designated by the directors; and

(b) the corporation provides the technical assistance to facilitate an inspection referred to in paragraph (a).

Offence

(6) A corporation that, without reasonable cause, fails to comply with this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

R.S., 1985, c. C-44, s. 20; 1994, c. 24, s. 8; 2001, c. 14, s. 10.

Access to corporate records

21 (1) Subject to subsection (1.1), shareholders and creditors of a corporation, their personal representatives and the Director may examine the records described in subsection 20(1) during the usual business hours of the corporation, and may take extracts from the records, free of charge, and, if the corporation is a distributing corporation, any other person may do so on payment of a reasonable fee.

Requirement for affidavit — securities register

(1.1) Any person described in subsection (1) who wishes to examine the securities register of a distributing corporation must first make a request to the corporation or its agent or mandatary, accompanied by an affidavit referred to in subsection (7). On receipt of the affidavit, the corporation or its agent or mandatary shall allow the applicant access to the securities register during the corporation’s usual business hours, and, on payment of a reasonable fee, provide the applicant with an extract from the securities register.

Copies of corporate records

(2) A shareholder of a corporation is entitled on request and without charge to one copy of the articles and bylaws and of any unanimous shareholder agreement.

Shareholder lists

(3) Shareholders and creditors of a corporation, their personal representatives, the Director and, if the corporation is a distributing corporation, any other person, on payment of a reasonable fee and on sending to a corporation or its agent or mandatary the affidavit referred to in subsection (7), may on application require the corporation or its agent or mandatary to provide within 10 days after the receipt of the affidavit a list (in this section

a) les livres sont accessibles pour consultation, au moyen d’un terminal d’ordinateur ou d’un autre moyen technologique, durant les heures normales d’ouverture au siège social de la société ou en tout autre lieu au Canada désigné par les administrateurs;

b) la société fournit l’aide technique nécessaire à une telle consultation.

Infraction

(6) Toute société qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

L.R. (1985), ch. C-44, art. 20; 1994, ch. 24, art. 8; 2001, ch. 14, art. 10.

Consultation

21 (1) Sous réserve du paragraphe (1.1), les actionnaires et les créanciers de la société, leurs représentants personnels, ainsi que le directeur, peuvent consulter les livres visés au paragraphe 20(1) pendant les heures normales d’ouverture des bureaux de la société et en faire gratuitement des extraits; cette faculté peut être accordée à toute autre personne, sur paiement d’un droit raisonnable, lorsqu’il s’agit d’une société ayant fait appel au public.

Affidavit

(1.1) Toute personne visée au paragraphe (1) qui désire consulter le registre des valeurs mobilières d’une société ayant fait appel au public est tenue d’en faire la demande à la société ou à son mandataire et de lui faire parvenir l’affidavit visé au paragraphe (7). Sur réception de l’affidavit, la société ou son mandataire permet la consultation du registre pendant les heures normales d’ouverture des bureaux de la société et, sur paiement d’un droit raisonnable, en permet l’obtention d’extraits.

Copies

(2) Les actionnaires peuvent, sur demande et sans frais, obtenir une copie des statuts, des règlements administratifs et des conventions unanimes des actionnaires.

Liste des actionnaires

(3) Les actionnaires et les créanciers de la société, leurs représentants personnels, le directeur et, lorsqu’il s’agit d’une société ayant fait appel au public, toute autre personne, sur paiement d’un droit raisonnable et sur envoi à la société ou à son mandataire de l’affidavit visé au paragraphe (7), peuvent demander à la société ou à son mandataire, la remise, dans les dix jours suivant la réception de l’affidavit, d’une liste, appelée au présent

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Section 21	Article 21

referred to as the “basic list”) made up to a date not more than 10 days before the date of receipt of the affidavit setting out the names of the shareholders of the corporation, the number of shares owned by each shareholder and the address of each shareholder as shown on the records of the corporation.

Supplemental lists

(4) A person requiring a corporation to provide a basic list may, by stating in the affidavit referred to in subsection (3) that they require supplemental lists, require the corporation or its agent or mandatary on payment of a reasonable fee to provide supplemental lists setting out any changes from the basic list in the names or addresses of the shareholders and the number of shares owned by each shareholder for each business day following the date the basic list is made up to.

When supplemental lists to be provided

(5) The corporation or its agent or mandatary shall provide a supplemental list required under subsection (4)

(a) on the date the basic list is furnished, where the information relates to changes that took place prior to that date; and

(b) on the business day following the day to which the supplemental list relates, where the information relates to changes that take place on or after the date the basic list is furnished.

Holders of options

(6) A person requiring a corporation to furnish a basic list or a supplemental list may also require the corporation to include in that list the name and address of any known holder of an option or right to acquire shares of the corporation.

Contents of affidavit

(7) The affidavit required under subsection (1.1) or (3) shall state

(a) the name and address of the applicant;

(b) the name and address for service of the body corporate, if the applicant is a body corporate; and

(c) that the basic list and any supplemental lists obtained pursuant to subsection (4) or the information contained in the securities register obtained pursuant to subsection (1.1), as the case may be, will not be used except as permitted under subsection (9).

article la « liste principale », mise à jour au plus dix jours avant la date de réception, énonçant les nom, nombre d’actions et adresse de chaque actionnaire, tels qu’ils figurent sur les livres.

Listes supplétives

(4) La personne qui déclare, dans l’affidavit visé au paragraphe (3), avoir besoin, outre la liste principale, de listes supplétives quotidiennes énonçant les modifications apportées à la liste principale peut, sur paiement d’un droit raisonnable, en demander la remise à la société ou à ses mandataires.

Remise des listes supplétives

(5) La société ou son mandataire remet les listes supplétives visées au paragraphe (4) :

a) en même temps que la liste principale, si les modifications sont antérieures à la date de la remise;

b) sinon, le jour ouvrable suivant la date indiquée dans la dernière liste supplétive.

Détenteurs d’options

(6) Il est possible de demander à la société de faire figurer sur la liste principale ou supplétive les noms et adresses des détenteurs connus de l’option ou du droit d’acquérir des actions de cette société.

Teneur de l’affidavit

(7) L’affidavit exigé aux paragraphes (1.1) ou (3) énonce :

a) les nom et adresse du requérant;

b) les noms et adresse, à des fins de signification, de la personne morale éventuellement requérante;

c) l’engagement de n’utiliser que conformément au paragraphe (9) la liste principale et les listes obtenues en vertu du paragraphe (4), ou les renseignements contenus dans le registre des valeurs mobilières et obtenus en vertu du paragraphe (1.1), selon le cas.

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21-21.1	Articles 21-21.1

Idem

(8) If the applicant is a body corporate, the affidavit shall be made by a director or officer of the body corporate.

Use of information or shareholder list

(9) A list of shareholders or information from a securities register obtained under this section shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the corporation;

(b) an offer to acquire securities of the corporation; or

(c) any other matter relating to the affairs of the corporation.

Offence

(10) A person who, without reasonable cause, contravenes this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 21; 2001, c. 14, ss. 11, 135(E); 2011, c. 21, s. 16(E).

Register

21.1 (1) The corporation shall prepare and maintain, at its registered office or at any other place in Canada designated by the directors, a register of individuals with significant control over the corporation that contains

(a) the names, the dates of birth and the latest known address of each individual with significant control;

(b) the jurisdiction of residence for tax purposes of each individual with significant control;

(c) the day on which each individual became or ceased to be an individual with significant control, as the case may be;

(d) a description of how each individual is an individual with significant control over the corporation, including, as applicable, a description of their interests and rights in respect of shares of the corporation;

(e) any other prescribed information; and

(f) a description of each step taken in accordance with subsection (2).

Cas où le requérant est une personne morale

(8) La personne morale requérante fait établir l’affidavit par un de ses administrateurs ou dirigeants.

Utilisation des renseignements ou des listes

(9) Les renseignements du registre des valeurs mobilières et les listes obtenus en vertu du présent article ne peuvent être utilisés que dans le cadre :

a) soit des tentatives en vue d’influencer le vote des actionnaires de la société;

b) soit de l’offre d’acquérir des valeurs mobilières de la société;

c) soit de toute autre question concernant les affaires internes de la société.

Infraction

(10) Toute personne qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 21; 2001, ch. 14, art. 11 et 135(A); 2011, ch. 21, art. 16(A).

Registre

21.1 (1) La société tient à son siège social ou en tout autre lieu au Canada que désignent les administrateurs, un registre des particuliers ayant un contrôle important où figurent :

a) les nom, date de naissance et dernière adresse connue de chacun d’eux;

b) la juridiction de résidence, à des fins fiscales, de chacun d’eux;

c) la date à laquelle chacun d’eux est devenu un particulier ayant un contrôle important de la société et, le cas échéant, celle où il a cessé d’avoir cette qualité;

d) une description de la manière dont chacun d’eux est un particulier ayant un contrôle important de la société, notamment, s’il y a lieu, une description de leurs droits ou intérêts relativement aux actions de la société;

e) tout autre renseignement réglementaire;

f) une description de chaque mesure prise en application du paragraphe (2).

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Section 21.1	Article 21.1

Updating of information

(2) At least once during each financial year of the corporation, the corporation shall take reasonable steps to ensure that it has identified all individuals with significant control over the corporation and that the information in the register is accurate, complete and up-to-date.

Recording of information

(3) If the corporation becomes aware of any information referred to in paragraphs (1)(a) to (e) as a result of steps taken in accordance with subsection (2) or through any other means, the corporation shall record that information in the register within 15 days of becoming aware of it.

Information from shareholders

(4) If the corporation requests information referred to in any of paragraphs (1)(a) to (e) from one of its shareholders, the shareholder shall, to the best of their knowledge, reply accurately and completely as soon as feasible.

Disposal of personal information

(5) Within one year after the sixth anniversary of the day on which an individual ceases to be an individual with significant control over the corporation, the corporation shall — subject to any other Act of Parliament and to any Act of the legislature of a province that provides for a longer retention period — dispose of any of that individual’s personal information, as defined in subsection 2(1) of the Personal Information Protection and Electronic Documents Act, that is recorded in the register.

Offence

(6) A corporation that, without reasonable cause, contravenes this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

Non-application

(7) This section does not apply to a corporation that

(a) is a reporting issuer or an émetteur assujetti under an Act of the legislature of a province relating to the regulation of securities;

(b) is listed on a designated stock exchange, as defined in subsection 248(1) of the Income Tax Act; or

(c) is a member of a prescribed class.

2018, c. 27, s. 183.

Mise à jour des renseignements

(2) Au moins une fois au cours de chaque exercice, la société prend des mesures raisonnables afin de s’assurer d’identifier tous les particuliers ayant un contrôle important de la société et s’assure que les renseignements inscrits au registre sont exacts, exhaustifs et à jour.

Inscription des renseignements

(3) La société inscrit au registre, dans les quinze jours après en avoir pris connaissance, les renseignements mentionnés aux alinéas (1)a) à e) dont elle a pris connaissance à la suite des mesures prises en application du paragraphe (2) ou autrement.

Renseignements communiqués par les actionnaires

(4) Sur demande de la société, les actionnaires lui communiquent, au meilleur de leur connaissance, dès que possible et de façon précise et complète, tout renseignement mentionné aux alinéas (1)a) à e).

Retrait des renseignements personnels

(5) Sous réserve de toute autre loi fédérale ou de toute loi provinciale prévoyant une période de rétention plus longue et au plus tard un an après le sixième anniversaire de la date où un particulier ayant un contrôle important a cessé d’avoir cette qualité, la société procède au retrait des renseignements personnels, au sens du paragraphe 2(1) de la Loi sur les renseignements personnels et les documents électroniques, de ce particulier inscrits au registre.

Infraction

(6) Toute société qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Limite

(7) Le présent article ne s’applique pas à la société qui, selon le cas:

a) est un émetteur assujetti ou un reporting issuer au titre d’une loi provinciale relative à la réglementation des valeurs mobilières;

b) est inscrite comme bourse de valeur désignée, au sens du paragraphe 248(1) de la Loi de l’impôt sur le revenu;

c) appartient à une catégorie réglementaire.

2018, ch. 27, art. 183.

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Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.2-21.3	Articles 21.2-21.3

Inability to identify individuals

21.2 A corporation to which section 21.1 applies shall take prescribed steps if it is unable to identify any individuals with significant control over the corporation.

2018, c. 27, s. 183.

Disclosure to Director

21.3 (1) A corporation to which section 21.1 applies shall disclose to the Director, on request, any information in its register of individuals with significant control.

Access — affidavit

(2) Shareholders and creditors of the corporation or their personal representatives, on sending to the corporation or its agent or mandatary the affidavit referred to in subsection (3), may on application require the corporation or its agent or mandatary to allow the applicant access to the register of the corporation referred to in subsection 21.1(1) during the usual business hours of the corporation and, on payment of a reasonable fee, provide the applicant with an extract from that register.

Affidavit

(3) The affidavit required under subsection (2) shall contain

(a) the name and address of the applicant;

(b) the name and address for service of the body corporate, if the applicant is a body corporate; and

(c) a statement that any information obtained under subsection (2) will not be used except as permitted under subsection (5).

Application by body corporate

(4) If the applicant is a body corporate, the affidavit shall be made by a director or officer of the body corporate.

Use of information

(5) Information obtained under subsection (2) shall not be used by any person except in connection with

(a) an effort to influence the voting of shareholders of the corporation;

(b) an offer to acquire securities of the corporation; or

(c) any other matter relating to the affairs of the corporation.

Incapacité d’identifier

21.2 La société assujettie à l’article 21.1 prend les mesures prescrites si elle est incapable d’identifier un particulier ayant un contrôle important.

2018, ch. 27, art. 183.

Communication au directeur

21.3 (1) La société assujettie à l’article 21.1 communique au directeur, à sa demande, tout renseignement figurant dans son registre des particuliers ayant un contrôle important.

Consultation : affidavit

(2) Les actionnaires et les créanciers de la société ainsi que leurs représentants personnels peuvent, sur demande, consulter le registre mentionné au paragraphe 21.1(1) en faisant parvenir l’affidavit visé au paragraphe (3) à la société ou à son mandataire. Sur réception de l’affidavit, la société ou son mandataire permet la consultation du registre pendant les heures normales d’ouverture des bureaux de la société et, sur paiement d’un droit raisonnable, en permet l’obtention d’extraits.

Teneur de l’affidavit

(3) L’affidavit contient ce qui suit:

a) les nom et adresse du requérant;

b) les noms et adresse, à des fins de signification, de la personne morale requérante, le cas échéant;

c) une déclaration selon laquelle les renseignements obtenus ne seront utilisés qu’aux fins prévues au paragraphe (5).

Requérant — personne morale

(4) La personne morale requérante fait établir l’affidavit par l’un de ses administrateurs ou dirigeants.

Utilisation des renseignements

(5) Les renseignements obtenus au titre du paragraphe (2) ne peuvent être utilisés que dans le cadre, le cas échéant:

a) des tentatives en vue d’influencer le vote des actionnaires de la société;

b) de l’offre d’acquérir des valeurs mobilières de la société;

c) de toute autre question concernant les affaires internes de la société.

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Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.3-21.31	Articles 21.3-21.31

Offence

(6) A person who, without reasonable cause, contravenes subsection (5) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months, or to both.

2018, c. 27, s. 183; 2019, c. 29, s. 98(F).

Disclosure to investigative bodies

21.31 (1) On request by an investigative body referred to in subsection (2), a corporation to which section 21.1 applies shall, as soon as feasible after the request is served on the corporation or deemed to be received by it, and in the manner specified by the investigative body,

(a) provide the investigative body with a copy of the corporation’s register of individuals with significant control; or

(b) disclose to the investigative body any information specified by the investigative body that is in the corporation’s register of individuals with significant control.

Investigative bodies

(2) The investigative bodies for the purpose of this section are

(a) any police force;

(b) the Canada Revenue Agency and any provincial body that has responsibilities similar to those of the Canada Revenue Agency; and

(c) any prescribed body that has investigative powers in relation to offences referred to in the schedule.

Requirement

(3) An investigative body may make a request only if it has reasonable grounds to suspect that the copy of the register or the specified information would be relevant to investigating an offence referred to in the schedule and it also has reasonable grounds to suspect that

(a) the corporation that is the subject of the request committed the offence or was used to

(i) commit the offence,

(ii) facilitate the commission of the offence, or

Infraction

(6) Toute personne qui, sans motif raisonnable, contrevient au paragraphe (5) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

2018, ch. 27, art. 183; 2019, ch. 29, art. 98(F).

Communication aux organismes d’enquête

21.31 (1) À la demande d’un organisme d’enquête visé au paragraphe (2), une société assujettie à l’article 21.1 est tenue, selon les modalités précisées par l’organisme d’enquête et dès que possible suivant la date à laquelle elle a reçu signification de la demande ou est réputée l’avoir reçue:

a) soit de fournir à l’organisme d’enquête une copie de son registre des particuliers ayant un contrôle important;

b) soit de communiquer à l’organisme d’enquête tout renseignement précisé par cet organisme qui figure dans son registre des particuliers ayant un contrôle important.

Organismes d’enquête

(2) Pour l’application du présent article, sont des organismes d’enquête:

a) les forces policières;

b) l’Agence du revenu du Canada et tout organisme provincial ayant des responsabilités semblables à l’Agence;

c) les organismes réglementaires investis de pouvoirs d’enquête relativement aux infractions mentionnées à l’annexe.

Condition

(3) Un organisme d’enquête ne peut faire de demande que s’il a des motifs raisonnables de soupçonner, d’une part, que la copie du registre ou les renseignements précisés par l’organisme seraient utiles aux fins d’enquête d’une infraction mentionnée à l’annexe et, d’autre part:

a) soit que la société visée par la demande a perpétré l’infraction, ou a été utilisée afin:

(i) de perpétrer l’infraction,

(ii) de faciliter la perpétration de l’infraction,

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.31-21.32	Articles 21.31-21.32

(iii) protect from detection or punishment a person who has committed the offence;

(b) an individual with significant control over the corporation that is the subject of the request is also an individual with significant control over a corporation that committed the offence or was used to do anything referred to in any of subparagraphs (a)(i) to (iii); or

(c) an individual with significant control over the corporation that is the subject of the request is also an individual who, directly or indirectly, influences the affairs of an entity, other than a corporation, that committed the offence or was used to do anything referred to in any of subparagraphs (a)(i) to (iii).

Service or sending of request

(4) The request must be served on the corporation by leaving the request at the corporation’s registered office as shown in the last notice filed under section 19 or sent to the corporation by registered mail to that registered office and, if so sent, is deemed to be received at the time it would be delivered in the ordinary course of mail, unless there are reasonable grounds for believing that the corporation did not receive the request at that time or at all.

Offence

(5) A corporation that, without reasonable cause, contravenes subsection (1) is guilty of an offence and liable on summary conviction to a fine of not more than $5,000.

Amendment to schedule

(6) The Governor in Council may, by order, amend the schedule by adding or deleting a reference to an offence.

2019, c. 29, s. 99.

Record

21.32 (1) Every investigative body that makes a request under subsection 21.31(1) shall keep a record setting out the following:

(a) the name of the corporation that was the subject of the request;

(b) the reasonable grounds on which the request was based;

(c) information respecting what was requested;

(iii) d’empêcher la découverte d’une personne qui a perpétré l’infraction ou l’imposition d’une peine à cette personne;

b) soit qu’un particulier ayant un contrôle important sur la société visée par la demande est également un particulier ayant un contrôle important sur une société qui a perpétré l’infraction ou qui a été utilisée pour accomplir l’une ou l’autre des actions visées aux sous-alinéas a)(i) à (iii);

c) soit qu’un particulier ayant un contrôle important sur la société visée par la demande est également un particulier exerçant une influence directe ou indirecte sur les affaires d’une entité, autre qu’une société, qui a perpétré l’infraction ou qui a été utilisée pour accomplir l’une ou l’autre des actions visées aux sous-alinéas a)(i) à (iii).

Signification ou envoi de la demande

(4) La demande est signifiée à la société par remise de la demande au siège social indiqué dans le dernier avis déposé en vertu de l’article 19, ou est envoyée à la société par courrier recommandé à ce siège social; dans ce dernier cas, la société est réputée l’avoir reçue à la date normale de livraison par la poste, sauf s’il existe des motifs raisonnables à l’effet contraire.

Infraction

(5) Toute société qui, sans motif raisonnable, contrevient au paragraphe (1) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Modification de l’annexe

(6) Le gouverneur en conseil peut, par décret, modifier l’annexe pour y ajouter ou en retrancher un renvoi à une infraction.

2019, ch. 29, art. 99.

Registre

21.32 (1) Tout organisme d’enquête qui fait une demande au titre du paragraphe 21.31(1) tient un registre où figurent:

a) le nom de la société visée par la demande;

b) les motifs raisonnables sur lesquels se fonde la demande;

c) tout renseignement concernant l’objet de la demande;

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.32-21.4	Articles 21.32-21.4

(d) the date the request was served or deemed to have been received;

(e) information respecting the service or the sending of the request;

(f) all information received from the corporation in response to the request; and

(g) any prescribed information.

Report

(2) Every investigative body that makes a request under subsection 21.31(1) shall, within 90 days after the end the calendar year in which the request was made, provide the Director with a report setting out the total number of requests made by it in that year and, in the case of the Royal Canadian Mounted Police and the Canada Revenue Agency, the number of requests made in each province.

Non-application

(3) Section 251 does not apply in respect of a contravention of subsection (1) or (2).

2019, c. 29, s. 99.

Offence — contravention of subsection 21.1(1) or 21.31(1)

21.4 (1) Every director or officer of a corporation who knowingly authorizes, permits or acquiesces in the contravention of subsection 21.1(1) or 21.31(1) by that corporation commits an offence, whether or not the corporation has been prosecuted or convicted.

Offence — recording of false or misleading information

(2) Every director or officer of a corporation who knowingly records or knowingly authorizes, permits or acquiesces in the recording of false or misleading information in the register of the corporation referred to in subsection 21.1(1) commits an offence.

Offence — provision of false or misleading information

(3) Every director or officer of a corporation who knowingly provides or knowingly authorizes, permits or acquiesces in the provision to any person or entity of false or misleading information in relation to the register of the corporation referred to in subsection 21.1(1) commits an offence.

d) la date à laquelle la demande a été signifiée ou est réputée avoir été reçue;

e) tout renseignement concernant la signification ou l’envoi de la demande;

f) tout renseignement fourni par la société en réponse à la demande;

g) tout renseignement réglementaire.

Rapport

(2) Tout organisme d’enquête qui fait une demande au titre du paragraphe 21.31(1) fournit au directeur, dans les quatre-vingt-dix jours suivant la fin de l’année civile au cours de laquelle la demande a été faite, un rapport indiquant le nombre de demandes qu’il a faites au cours de cette année et, dans le cas de la Gendarmerie royale du Canada et de l’Agence du revenu du Canada, le nombre de demandes faites dans chaque province.

Non-application

(3) L’article 251 ne s’applique pas dans le cas d’une contravention aux paragraphes (1) ou (2).

2019, ch. 29, art. 99.

Infraction: contravention aux paragraphes 21.1(1) ou 21.31(1)

21.4 (1) Commet une infraction l’administrateur ou le dirigeant d’une société qui, sciemment, autorise ou permet que la société contrevienne aux paragraphes 21.1(1) ou 21.31(1) ou consent à ce qu’elle y contrevienne, que la société soit ou non poursuivie ou déclarée coupable.

Infraction: inscription de renseignements faux ou trompeurs

(2) Commet une infraction l’administrateur ou le dirigeant d’une société qui, sciemment, inscrit ou autorise ou permet que soient inscrits au registre de la société, mentionné au paragraphe 21.1(1), des renseignements faux ou trompeurs ou consent à ce que de tels renseignements soient inscrits au registre.

Infraction: fourniture de renseignements faux ou trompeurs

(3) Commet une infraction l’administrateur ou le dirigeant d’une société qui, sciemment, fournit ou autorise ou permet que soient fournis à toute personne ou entité, relativement au registre de la société, mentionné au paragraphe 21.1(1), des renseignements faux ou trompeurs ou consent à ce que de tels renseignements soient fournis.

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 21.4-23	Articles 21.4-23

Offence — subsection 21.1(4)

(4) Every shareholder who knowingly contravenes subsection 21.1(4) commits an offence.

Penalty

(5) A person who commits an offence under any of subsections (1) to (4) is liable on summary conviction to a fine not exceeding $200,000 or to imprisonment for a term not exceeding six months, or to both.

2018, c. 27, s. 183; 2019, c. 29, s. 100.

Form of records

22 (1) All registers and other records required by this Act to be prepared and maintained may be in a bound or loose-leaf form or in a photographic film form, or may be entered or recorded by any system of mechanical or electronic data processing or any other information storage device that is capable of reproducing any required information in intelligible written form within a reasonable time.

Precautions

(2) A corporation or its agents or mandataries shall take reasonable precautions to

(a) prevent loss or destruction of,

(b) prevent falsification of entries in, and

(c) facilitate detection and correction of inaccuracies in the registers and other records required by this Act to be prepared and maintained.

Offence

(3) A person who, without reasonable cause, contravenes this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 22; 2011, c. 21, s. 17(E).

Corporate seal

23 (1) A corporation may, but need not, adopt a corporate seal, and may change a corporate seal that is adopted.

Infraction: paragraphe 21.1(4)

(4) Commet une infraction tout actionnaire qui contrevient sciemment au paragraphe 21.1(4).

Peine

(5) Toute personne qui commet l’une ou l’autre des infractions prévues aux paragraphes (1) à (4) encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de deux cent mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

2018, ch. 27, art. 183; 2019, ch. 29, art. 100.

Forme des registres

22 (1) Tous les livres, notamment les registres dont la présente loi requiert la tenue, peuvent être reliés ou conservés, soit sous forme de feuillets mobiles ou de films, soit à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme écrite compréhensible.

Précautions

(2) La société et ses mandataires prennent, à l’égard des registres et autres livres exigés par la présente loi, les mesures raisonnables pour:

a) en empêcher la perte ou la destruction;

b) empêcher la falsification des écritures;

c) faciliter la découverte et la rectification des erreurs.

Infraction

(3) Toute personne qui, sans motif raisonnable, contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 22; 2011, ch. 21, art. 17(A).

Sceau

23 (1) La société peut adopter un sceau, mais n’y est pas tenue, et elle peut le modifier par la suite.

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PART IV Registered Office and Records	PARTIE IV Siège social et livres
Sections 23-25	Articles 23-25

Validity of unsealed documents

(2) A document executed or, in Quebec, signed on behalf of a corporation is not invalid merely because a corporate seal is not affixed to it.

R.S., 1985, c. C-44, s. 23; 2001, c. 14, s. 12; 2011, c. 21, s. 18(E).

PART V

Corporate Finance

Shares

24 (1) Shares of a corporation shall be in registered form and shall be without nominal or par value.

Transitional

(2) When a body corporate is continued under this Act, a share with nominal or par value issued by the body corporate before it was so continued is, for the purpose of subsection (1), deemed to be a share without nominal or par value.

Rights attached to shares

(3) Where a corporation has only one class of shares, the rights of the holders thereof are equal in all respects and include the rights

(a) to vote at any meeting of shareholders of the corporation;

(b) to receive any dividend declared by the corporation; and

(c) to receive the remaining property of the corporation on dissolution.

Rights to classes of shares

(4) The articles may provide for more than one class of shares and, if they so provide,

(a) the rights, privileges, restrictions and conditions attaching to the shares of each class shall be set out therein; and

(b) the rights set out in subsection (3) shall be attached to at least one class of shares but all such rights are not required to be attached to one class.

R.S., 1985, c. C-44, s. 24; R.S., 1985, c. 1 (4th Supp.), s. 45(F).

Issue of shares

25 (1) Subject to the articles, the by-laws and any unanimous shareholder agreement and to section 28, shares

Absence de sceau

(2) L’absence de sceau de la société sur tout document signé en son nom ne le rend pas nul.

L.R. (1985), ch. C-44, art. 23; 2001, ch. 14, art. 12; 2011, ch. 21, art. 18(A).

PARTIE V

Financement

Actions

24 (1) Les actions d’une société sont nominatives sans valeur au pair ni nominale.

Dispositions transitoires

(2) Les actions émises par les personnes morales avant leur prorogation sous le régime de la présente loi sont réputées, pour l’application du paragraphe (1), être sans valeur au pair ni nominale.

Actions et leurs droits

(3) Tous les détenteurs d’actions d’une société, dont le capital social est formé d’une seule catégorie d’actions, détiennent des droits égaux incluant ceux:

a) de voter à toute assemblée;

b) de recevoir tout dividende déclaré par la société;

c) de se partager le reliquat des biens lors de la dissolution de la société.

Catégories d’actions et leurs droits

(4) Les statuts peuvent prévoir plusieurs catégories d’actions, auquel cas:

a) les droits, privilèges, conditions et restrictions qui se rattachent aux actions de chaque catégorie doivent y être énoncés;

b) chacun des droits énoncés au paragraphe (3) doit se rattacher à au moins une catégorie d’actions, mais tous ces droits n’ont pas à être rattachés à une seule catégorie.

L.R. (1985), ch. C-44, art. 24; L.R. (1985), ch. 1 (4e suppl.), art. 45(F).

Émission d’actions

25 (1) Sous réserve des statuts, des règlements administratifs et de toute convention unanime des actionnaires et de l’article 28, les administrateurs

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PART V Corporate Finance	PARTIE V Financement
Sections 25-26	Articles 25-26

may be issued at such times and to such persons and for such consideration as the directors may determine.

Shares non-assessable

(2) Shares issued by a corporation are non-assessable and the holders are not liable to the corporation or to its creditors in respect thereof.

Consideration

(3) A share shall not be issued until the consideration for the share is fully paid in money or in property or past services that are not less in value than the fair equivalent of the money that the corporation would have received if the share had been issued for money.

Consideration other than money

(4) In determining whether property or past services are the fair equivalent of a money consideration, the directors may take into account reasonable charges and expenses of organization and reorganization and payments for property and past services reasonably expected to benefit the corporation.

Definition of property

(5) For the purposes of this section, property does not include a promissory note, or a promise to pay, that is made by a person to whom a share is issued, or a person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act, with a person to whom a share is issued.

R.S., 1985, c. C-44, s. 25; 2001, c. 14, s. 13.

Stated capital account

26 (1) A corporation shall maintain a separate stated capital account for each class and series of shares it issues.

Entries in stated capital account

(2) A corporation shall add to the appropriate stated capital account the full amount of any consideration it receives for any shares it issues.

Exception for non-arm’s length transactions

(3) Despite subsection (2), a corporation may, subject to subsection (4), add to the stated capital accounts maintained for the shares of classes or series the whole or any part of the amount of the consideration that it receives in an exchange if the corporation issues shares

(a) in exchange for

peuvent déterminer la date des émissions d’actions, les personnes qui peuvent souscrire et l’apport qu’elles doivent fournir.

Limite de responsabilité

(2) L’émission d’une action est libératoire quant à l’apport exigible de son détenteur.

Contrepartie

(3) Les actions ne peuvent être émises avant d’avoir été entièrement libérées soit en numéraire, soit en biens ou en services rendus dont la juste valeur ne peut être inférieure à la somme d’argent que la société recevrait si la libération devait se faire en numéraire.

Idem

(4) Pour établir la juste équivalence entre un apport en biens ou en services rendus et un apport en numéraire, les administrateurs peuvent tenir compte des frais normaux de constitution et de réorganisation, ainsi que des bénéfices qu’entend normalement en tirer la société.

Définition de biens

(5) Pour l’application du présent article, biens ne vise pas le billet à ordre ni la promesse de paiement d’une personne à qui des actions sont émises ou d’une personne qui a un lien de dépendance, au sens de la Loi de l’impôt sur le revenu, avec une telle personne.

L.R. (1985), ch. C-44, art. 25; 2001, ch. 14, art. 13.

Compte capital déclaré

26 (1) La société tient un compte capital déclaré distinct pour chaque catégorie et chaque série d’actions.

Versements au compte capital déclaré

(2) La société verse au compte capital déclaré pertinent le montant total de l’apport reçu en contrepartie des actions qu’elle émet.

Exception visant les opérations en cas d’existence d’un lien de dépendance

(3) Malgré le paragraphe (2), peut, sous réserve du paragraphe (4), verser aux comptes capital déclaré afférents à la catégorie ou à la série d’actions émises, tout ou partie de la contrepartie qu’elle a reçue dans l’échange, la société qui émet des actions:

a) soit en échange, selon le cas:

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Section 26	Article 26

(i) property of a person who immediately before the exchange did not deal with the corporation at arm’s length within the meaning of that expression in the Income Tax Act,

(ii) shares of, or another interest or right in, a body corporate that immediately before the exchange, or that because of the exchange, did not deal with the corporation at arm’s length within the meaning of that expression in the Income Tax Act, or

(iii) property of a person who, immediately before the exchange, dealt with the corporation at arm’s length within the meaning of that expression in the Income Tax Act, if the person, the corporation and all the holders of shares in the class or series of shares so issued consent to the exchange; or

(b) pursuant to an agreement referred to in subsection 182(1) or an arrangement referred to in paragraph 192(1)(b) or (c) or to shareholders of an amalgamating body corporate who receive the shares in addition to or instead of securities of the amalgamated body corporate.

Limit on addition to a stated capital account

(4) On the issue of a share a corporation shall not add to a stated capital account in respect of the share it issues an amount greater than the amount of the consideration it received for the share.

Constraint on addition to a stated capital account

(5) Where a corporation proposes to add any amount to a stated capital account it maintains in respect of a class or series of shares, if

(a) the amount to be added was not received by the corporation as consideration for the issue of shares, and

(b) the corporation has issued any outstanding shares of more than one class or series,

the addition to the stated capital account must be approved by special resolution unless all the issued and outstanding shares are shares of not more than two classes of convertible shares referred to in subsection 39(5).

Other additions to stated capital

(6) When a body corporate is continued under this Act, it may add to a stated capital account any consideration received by it for a share it issued and a corporation at any time may, subject to subsection (5), add to a stated capital account any amount it credited to a retained earnings or other surplus account.

(i) de biens d’une personne avec laquelle elle avait, au moment de l’échange, un lien de dépendance au sens de la Loi de l’impôt sur le revenu,

(ii) d’actions d’une personne morale ou de droits ou d’intérêts dans celle-ci, lorsque la société avait avec elle, soit au moment de l’échange, soit en raison de celui-ci, un tel lien,

(iii) de biens d’une personne avec laquelle elle n’avait pas, au moment de l’échange, un tel lien, si la personne, la société et tous les détenteurs des actions de la catégorie ou de la série d’actions ainsi émises consentent à l’échange;

b) soit en conformité avec une convention visée au paragraphe 182(1) ou avec un arrangement visé aux alinéas 192(1)b) ou c), ou à des actionnaires d’une personne morale fusionnante qui reçoivent ces actions en plus ou en remplacement de valeurs mobilières de la personne morale issue de la fusion.

Limite des versements à un compte capital déclaré

(4) À l’émission d’une action, la société ne peut verser à un compte capital déclaré un montant supérieur à la contrepartie reçue pour cette action.

Restrictions visant les versements à un compte capital déclaré

(5) Le montant que la société se propose de verser à un compte capital déclaré afférent à une catégorie ou à une série d’actions doit, sauf si la totalité des actions émises et en circulation appartient au plus à deux catégories d’actions convertibles visées au paragraphe 39(5), être approuvé par résolution spéciale lorsque les conditions suivantes sont réunies :

a) le montant ne représente pas la contrepartie d’une émission d’actions;

b) la société a plusieurs catégories ou séries d’actions en circulation.

Autres versements à un compte capital déclaré

(6) La personne morale prorogée en vertu de la présente loi peut verser à un compte capital déclaré toute contrepartie qu’elle reçoit pour les actions qu’elle a émises. Sous réserve du paragraphe (5), une société peut, à n’importe quel moment, virer à un compte capital déclaré les sommes qu’elle avait versées au crédit d’un

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Transitional

(7) When a body corporate is continued under this Act, subsection (2) does not apply to the consideration received by it before it was so continued unless the share in respect of which the consideration is received is issued after the corporation is so continued.

Idem

(8) When a body corporate is continued under this Act, any amount unpaid in respect of a share issued by the body corporate before it was so continued and paid after it was so continued shall be added to the stated capital account maintained for the shares of that class or series.

Transitional

(9) For the purposes of subsection 34(2), sections 38 and 42, and paragraph 185(2)(a), when a body corporate is continued under this Act its stated capital is deemed to include the amount that would have been included in stated capital if the body corporate had been incorporated under this Act.

Restriction

(10) A corporation shall not reduce its stated capital or any stated capital account except in the manner provided in this Act.

Exception for an open-end mutual fund

(11) Subsections (1) to (10) and any other provisions of this Act relating to stated capital do not apply to an open-end mutual fund.

Definition of open-end mutual fund

(12) For the purposes of this section, open-end mutual fund means a distributing corporation that carries on only the business of investing the consideration it receives for the shares it issues, and all or substantially all of those shares are redeemable on the demand of a shareholder.

R.S., 1985, c. C-44, s. 26; 2001, c. 14, s. 14; 2011, c. 21, s. 19(E).

Shares in series

27 (1) The articles may authorize, subject to any limitations set out in them, the issue of any class of shares in one or more series and may do either or both of the following:

compte de bénéfices non répartis ou d’un autre compte de surplus.

Disposition transitoire

(7) Le paragraphe (2) ne s’applique pas à la contrepartie reçue avant sa prorogation par la personne morale prorogée en vertu de la présente loi, sauf si l’émission de l’action pour laquelle la contrepartie est reçue intervient après la prorogation.

Idem

(8) Les sommes payées à une personne morale, après sa prorogation sous le régime de la présente loi, pour des actions qu’elle a émises avant sa prorogation sont portées au crédit du compte capital déclaré pertinent.

Disposition transitoire

(9) Pour l’application du paragraphe 34(2), des articles 38 et 42 et de l’alinéa 185(2)a), le capital déclaré de la personne morale prorogée sous le régime de la présente loi est réputé comprendre les sommes qui y auraient figuré si elle avait été constituée en vertu de celle-ci.

Condition

(10) Toute réduction par une société de son capital déclaré ou d’un compte de capital déclaré doit se faire de la manière prévue à la présente loi.

Exception pour sociétés d’investissement à capital variable

(11) Les paragraphes (1) à (10) ainsi que toute autre disposition de la présente loi relative au capital déclaré ne s’appliquent pas aux sociétés d’investissement à capital variable.

Définition de société d’investissement à capital variable

(12) Pour l’application du présent article, société d’investissement à capital variable s’entend d’une société ayant fait appel au public, qui a pour unique objet de placer les apports des actionnaires et qui, jusqu’à concurrence de la totalité ou de la quasi-totalité des actions émises, est tenue, sur demande d’un actionnaire, de racheter les actions que celui-ci détient.

L.R. (1985), ch. C-44, art. 26; 2001, ch. 14, art. 14; 2011, ch. 21, art. 19(A).

Émission d’actions en série

27 (1) Les statuts peuvent autoriser, avec ou sans réserve, l’émission d’une catégorie d’actions en une ou plusieurs séries et peuvent :

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(a) fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series; or

(b) authorize the directors to fix the number of shares in, and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of, each series.

Series participation

(2) If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series of the same class participate rateably in respect of accumulated dividends and return of capital.

Restrictions on series

(3) No rights, privileges, restrictions or conditions attached to a series of shares authorized under this section shall confer on a series a priority in respect of dividends or return of capital over any other series of shares of the same class that are then outstanding.

Amendment of articles

(4) If the directors exercise their authority under paragraph (1)(b), they shall, before the issue of shares of the series, send, in the form that the Director fixes, articles of amendment to the Director to designate a series of shares.

Certificate of amendment

(5) On receipt of articles of amendment designating a series of shares, the Director shall issue a certificate of amendment in accordance with section 262.

Effect of certificate

(6) The articles of the corporation are amended accordingly on the date shown in the certificate of amendment.

R.S., 1985, c. C-44, s. 27; 2001, c. 14, s. 15.

Pre-emptive right

28 (1) If the articles so provide, no shares of a class shall be issued unless the shares have first been offered to the shareholders holding shares of that class, and those shareholders have a pre-emptive right to acquire the offered shares in proportion to their holdings of the shares of that class, at such price and on such terms as those shares are to be offered to others.

Exception

(2) Notwithstanding that the articles provide the preemptive right referred to in subsection (1), shareholders

a) fixer le nombre d’actions de chaque série, établir leur désignation et déterminer les droits, privilèges, conditions et restrictions dont elles sont assorties;

b) permettre aux administrateurs de le faire.

Participation des séries

(2) Les actions de toutes les séries d’une catégorie participent au prorata au paiement des dividendes cumulatifs et au remboursement du capital, si ces opérations n’ont pas été intégralement effectuées pour une série donnée.

Limites relatives aux séries

(3) Les droits, privilèges, conditions ou restrictions attachés à une série d’actions dont l’émission est autorisée en vertu du présent article ne peuvent lui conférer, en matière de dividendes ou de remboursement de capital, un traitement préférentiel par rapport aux séries de la même catégorie déjà en circulation.

Modification des statuts

(4) Lorsqu’ils prennent les mesures autorisées en vertu de l’alinéa (1)b), les administrateurs doivent, avant d’émettre des actions d’une série, envoyer au directeur les modifications aux statuts, en la forme établie par lui, donnant la description de cette série.

Certificat de modification

(5) Sur réception des modifications mentionnées au paragraphe (4), le directeur délivre un certificat de modification en conformité avec l’article 262.

Effet du certificat

(6) Les statuts de la société sont modifiés en conséquence dès la date indiquée sur le certificat de modification.

L.R. (1985), ch. C-44, art. 27; 2001, ch. 14, art. 15.

Droit de préemption

28 (1) Si les statuts le prévoient, les actionnaires détenant des actions d’une catégorie ont, au prorata du nombre de celles-ci, un droit de préemption pour souscrire, lors de toute nouvelle émission, des actions de cette catégorie, au prix et selon les modalités auxquels elles sont offertes aux tiers.

Exception

(2) Le droit de préemption visé au paragraphe (1) ne s’applique pas aux actions émises :

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have no pre-emptive right in respect of shares to be issued

(a) for a consideration other than money;

(b) as a share dividend; or

(c) pursuant to the exercise of conversion privileges, options or rights previously granted by the corporation.

1974-75-76, c. 33, s. 28; 1978-79, c. 9, s. 1(F).

Options and rights

29 (1) A corporation may issue certificates, warrants or other evidences of conversion privileges, options or rights to acquire securities of the corporation, and shall set out the conditions thereof

(a) in the certificates, warrants or other evidences; or

(b) in certificates evidencing the securities to which the conversion privileges, options or rights are attached.

Transferable rights

(2) Conversion privileges, options and rights to acquire securities of a corporation may be made transferable or non-transferable, and options and rights to acquire may be made separable or inseparable from any securities to which they are attached.

Reserved shares

(3) Where a corporation has granted privileges to convert any securities issued by the corporation into shares, or into shares of another class or series, or has issued or granted options or rights to acquire shares, if the articles limit the number of authorized shares, the corporation shall reserve and continue to reserve sufficient authorized shares to meet the exercise of such conversion privileges, options and rights.

R.S., 1985, c. C-44, s. 29; 2001, c. 14, s. 16(F).

Restriction regarding bearer shares

29.1 (1) Despite section 29, a corporation shall not issue, in bearer form, a certificate, warrant or other evidence of a conversion privilege, option or right to acquire a share of the corporation.

Replacement

(2) A corporation shall, on the request of a holder of a certificate, warrant or other evidence of a conversion privilege, option or right to acquire a share of the corporation that is in bearer form and that was issued before the coming into force of this section, issue in exchange to

a) moyennant un apport autre qu’en numéraire;

b) à titre de dividende;

c) pour l’exercice de privilèges de conversion, d’options ou de droits accordés antérieurement par la société.

1974-75-76, ch. 33, art. 28; 1978-79, ch. 9, art. 1(F).

Options et droits

29 (1) La société peut émettre des titres, notamment des certificats, constatant des privilèges de conversion, ainsi que des options ou des droits d’acquérir des valeurs mobilières de celle-ci, aux conditions qu’elle énonce:

a) dans ces titres;

b) dans les certificats des valeurs mobilières assorties de ces privilèges de conversion, options ou droits.

Droits négociables

(2) Les privilèges de conversion sont négociables ou non négociables, ainsi que l’option et le droit d’acquérir des valeurs mobilières d’une société, qui peuvent être séparés ou non des valeurs mobilières auxquelles ils sont attachés.

Réserve

(3) La société dont les statuts limitent le nombre d’actions qu’elle est autorisée à émettre doit conserver un nombre suffisant d’actions pour assurer l’exercice tant des privilèges de conversion ou des droits qu’elle accorde que des options qu’elle émet.

L.R. (1985), ch. C-44, art. 29; 2001, ch. 14, art. 16(F).

Aucune émission au porteur

29.1 (1) Malgré l’article 29, la société ne peut émettre des titres, notamment des certificats, constatant des privilèges de conversion, ainsi que des options ou des droits d’acquérir des actions qui sont au porteur.

Remplacement

(2) À la demande du détenteur d’un titre constatant des privilèges de conversion ou des options ou des droits d’acquérir des actions qui sont au porteur et émis avant l’entrée en vigueur du présent article, la société lui délivre en échange un titre constatant des privilèges de

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that holder, in registered form, a certificate, warrant or other evidence, as the case may be.

2018, c. 8, s. 7.

Corporation holding its own shares

30 (1) Subject to subsection (2) and sections 31 to 36, a corporation

(a) shall not hold shares in itself or in its holding body corporate; and

(b) shall not permit any of its subsidiary bodies corporate to acquire shares of the corporation.

Subsidiary holding shares of its parent

(2) Subject to section 31, a corporation shall cause a subsidiary body corporate of the corporation that holds shares of the corporation to sell or otherwise dispose of those shares within five years from the date

(a) the body corporate became a subsidiary of the corporation; or

(b) the corporation was continued under this Act.

R.S., 1985, c. C-44, s. 30; 2001, c. 14, s. 17; 2011, c. 21, s. 20(F).

Exception

31 (1) A corporation may in the capacity of a personal representative hold shares in itself or in its holding body corporate unless it or the holding body corporate or a subsidiary of either of them has a beneficial interest in the shares.

Idem

(2) A corporation may hold shares in itself or in its holding body corporate by way of security for the purposes of a transaction entered into by it in the ordinary course of a business that includes the lending of money.

Exception — subsidiary acquiring shares

(3) A corporation may permit any of its subsidiary bodies corporate to acquire shares of the corporation

(a) in the subsidiary’s capacity as a personal representative, unless the subsidiary would have a beneficial interest in the shares; or

(b) by way of security for the purposes of a transaction entered into by the subsidiary in the ordinary course of a business that includes the lending of money.

Exception — conditions precedent

(4) A corporation may permit any of its subsidiary bodies corporate to acquire shares of the corporation conversion ou des options ou des droits d’acquérir des actions qui sont nominatifs, selon le cas.

2018, ch. 8, art. 7.

Détention par la société de ses propres actions

30 (1) Sous réserve du paragraphe (2) et des articles 31 à 36, la société ne peut:

a) ni détenir ses propres actions ni celles de sa personne morale mère;

b) ni permettre que ses actions soient acquises par ses filiales dotées de la personnalité morale.

Détention par la filiale des actions d’une société

(2) Sous réserve de l’article 31, au cas où une personne morale, filiale d’une société, détient des actions de la société, celle-ci doit l’obliger à disposer de ces actions, notamment par vente, au cours des cinq ans suivant la date, selon le cas:

a) où la personne morale est devenue sa filiale;

b) de sa prorogation en vertu de la présente loi.

L.R. (1985), ch. C-44, art. 30; 2001, ch. 14, art. 17; 2011, ch. 21, art. 20(F).

Exception

31 (1) La société peut, en qualité de représentant personnel, détenir ses propres actions ou des actions de sa personne morale mère, à l’exception de celles dont l’une ou l’autre d’entre elles ou leurs filiales ont la propriété effective.

Exception

(2) La société peut détenir ses propres actions, ou des actions de sa personne morale mère, à titre de garantie dans le cadre d’opérations conclues dans le cours ordinaire d’une activité commerciale comprenant le prêt d’argent.

Exception

(3) La société peut permettre à ses filiales dotées de la personnalité morale d’acquérir ses actions:

a) en qualité de représentant personnel, à l’exception de celles sur lesquelles les filiales auraient la propriété effective;

b) à titre de garantie dans le cadre d’opérations conclues dans le cours ordinaire d’une activité commerciale comprenant le prêt d’argent.

Exception — conditions préalables

(4) La société peut permettre à ses filiales d’acquérir ses actions par l’entremise d’une émission de celles-ci en leur

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through the issuance of those shares by the corporation to the subsidiary body corporate if, before the acquisition takes place, the conditions prescribed for the purposes of this subsection are met.

Conditions subsequent

(5) After an acquisition has taken place under the purported authority of subsection (4), the conditions prescribed for the purposes of this subsection must be met.

Non-compliance with conditions

(6) If

(a) a corporation permits a subsidiary body corporate to acquire shares of the corporation under the purported authority of subsection (4), and

(b) either

(i) one or more of the conditions prescribed for the purposes of subsection (4) were not met, or

(ii) one or more of the conditions prescribed for the purposes of subsection (5) are not met or cease to be met,

then, notwithstanding subsections 16(3) and 26(2), the prescribed consequences apply in respect of the acquisition of the shares and their issuance.

R.S., 1985, c. C-44, s. 31; 2001, c. 14, s. 18; 2011, c. 21, s. 21.

Exception relating to Canadian ownership

32 (1) Subject to subsection 39(8), a corporation may, for the purpose of assisting the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control, hold shares in itself that

(a) are not constrained for the purpose of assisting the corporation or any of its affiliates or associates to so qualify; or

(b) are shares into which shares held under paragraph (a) were converted by the corporation that are constrained for the purpose of assisting the corporation to so qualify and that were not previously held by the corporation.

Prohibited transfers

(2) A corporation shall not transfer shares held under subsection (1) to any person unless the corporation is satisfied, on reasonable grounds, that the ownership of faveur si, préalablement à l’acquisition, les conditions prévues par les règlements pour l’application du présent paragraphe sont remplies.

Conditions ultérieures

(5) Après l’acquisition d’actions effectivement ou censément autorisée par le paragraphe (4), les conditions prévues par les règlements pour l’application du présent paragraphe doivent être remplies.

Inobservation des conditions

(6) Malgré les paragraphes 16(3) et 26(2), les conséquences prévues par les règlements s’appliquent à l’égard de l’émission et de l’acquisition des actions lorsque, à la fois:

a) l’acquisition était effectivement ou censément autorisée par le paragraphe (4);

b) une des conditions prévues par les règlements pour l’application des paragraphes (4) ou (5) n’est pas remplie ou, dans le cas du paragraphe 5, cesse de l’être.

L.R. (1985), ch. C-44, art. 31; 2001, ch. 14, art. 18; 2011, ch. 21, art. 21.

Exception relative à la participation canadienne

32 (1) Sous réserve du paragraphe 39(8), la société peut détenir ses propres actions si la détention a pour objet de la rendre, ou de rendre les sociétés de son groupe ou celles qui ont un lien avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements, pourvu toutefois que se réalise l’une des deux conditions suivantes:

a) ces actions ne font pas l’objet de restrictions destinées à atteindre cet objectif;

b) ces actions proviennent de la conversion d’actions visées à l’alinéa a), font l’objet de restrictions destinées à atteindre cet objectif, mais n’ont pas appartenu à la société.

Transferts interdits

(2) La société ne peut transférer les actions qu’elle détient en vertu du paragraphe (1) que si des considérations raisonnables la convainquent que le

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the shares as a result of the transfer would assist the corporation or any of its affiliates or associates to achieve the purpose set out in subsection (1).

Offence

(3) A corporation that, without reasonable cause, fails to comply with subsection (2) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

Directors of corporation

(4) Where a corporation commits an offence under subsection (3), any director of the corporation who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the corporation has been prosecuted or convicted.

Where shares are transferred

(5) Where shares held under subsection (1) are transferred by a corporation, subsections 25(1), (3), (4) and (5), paragraph 115(3)(c) and subsection 118(1) apply, with such modifications as the circumstances require, in respect of the transfer as if the transfer were an issue.

Transfer not void, voidable or null

(6) No transfer of shares by a corporation shall be void, voidable or, in Quebec, null solely because the transfer is in contravention of subsection (2).

R.S., 1985, c. C-44, s. 32; 2011, c. 21, s. 22.

Voting shares

33 (1) A corporation holding shares in itself or in its holding body corporate shall not vote or permit those shares to be voted unless the corporation

(a) holds the shares in the capacity of a personal representative; and

(b) has complied with section 153.

Subsidiary body corporate

(2) A corporation shall not permit any of its subsidiary bodies corporate holding shares in the corporation to vote, or permit those shares to be voted, unless the subsidiary body corporate satisfies the requirements of subsection (1).

R.S., 1985, c. C-44, s. 33; 2001, c. 14, s. 19; 2011, c. 21, s. 23.

transfert des actions aurait pour résultat de la rendre, ou de rendre les sociétés de son groupe ou celles qui ont un lien avec elle, mieux à même d’atteindre l’objectif visé au paragraphe (1).

Infraction

(3) La société qui, sans motif raisonnable, contrevient au paragraphe (2) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Administrateurs de la société

(4) En cas de perpétration par la société d’une infraction visée au paragraphe (3), ceux de ses administrateurs qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la société ait été ou non poursuivie ou déclarée coupable.

Cas de transfert d’actions

(5) En cas de transfert par la société d’actions détenues conformément au paragraphe (1), les paragraphes 25(1), (3), (4) et (5), l’alinéa 115(3)c) ainsi que le paragraphe 118(1) s’appliquent, compte tenu des adaptations de circonstance, comme s’il s’agissait d’une émission.

Transfert non entaché de nullité ni annulable

(6) Le transfert d’actions d’une société effectué en contravention avec le paragraphe (2) n’est pas entaché de nullité ni annulable pour ce seul motif.

L.R. (1985), ch. C-44, art. 32; 2011, ch. 21, art. 22.

Actions avec droit de vote

33 (1) La société qui détient ses propres actions ou des actions de sa personne morale mère doit, pour exercer — ou permettre que soit exercé — le droit de vote attaché à ces actions:

a) d’une part, les détenir en qualité de représentant personnel;

b) d’autre part, se conformer à l’article 153.

Actions avec droit de vote : filiale

(2) Si une personne morale, filiale d’une société, détient des actions de cette dernière, la société ne peut lui permettre d’exercer — ou permettre que soit exercé — le droit de vote attaché à ces actions que si elle remplit les conditions prévues au paragraphe (1).

L.R. (1985), ch. C-44, art. 33; 2001, ch. 14, art. 19; 2011, ch. 21, art. 23.

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Acquisition of corporation’s own shares

34 (1) Subject to subsection (2) and to its articles, a corporation may purchase or otherwise acquire shares issued by it.

Limitation

(2) A corporation shall not make any payment to purchase or otherwise acquire shares issued by it if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would after the payment be less than the aggregate of its liabilities and stated capital of all classes.

R.S., 1985, c. C-44, s. 34; 2001, c. 14, s. 20(F).

Alternative acquisition of corporation’s own shares

35 (1) Notwithstanding subsection 34(2), but subject to subsection (3) and to its articles, a corporation may purchase or otherwise acquire shares issued by it to

(a) settle or compromise a debt or claim asserted by or against the corporation;

(b) eliminate fractional shares; or

(c) fulfil the terms of a non-assignable agreement under which the corporation has an option or is obliged to purchase shares owned by a director, an officer or an employee of the corporation.

Idem

(2) Notwithstanding subsection 34(2), a corporation may purchase or otherwise acquire shares issued by it to

(a) satisfy the claim of a shareholder who dissents under section 190; or

(b) comply with an order under section 241.

Limitation

(3) A corporation shall not make any payment to purchase or acquire under subsection (1) shares issued by it if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would after the payment be less than the aggregate of

Acquisition par la société de ses propres actions

34 (1) Sous réserve du paragraphe (2) et de ses statuts, la société peut acheter ou autrement acquérir des actions qu’elle a émises.

Exception

(2) La société ne peut faire aucun paiement en vue d’acheter ou d’acquérir autrement des actions qu’elle a émises s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total de son passif et de son capital déclaré.

L.R. (1985), ch. C-44, art. 34; 2001, ch. 14, art. 20(F).

Acquisition par la société de ses propres actions

35 (1) Nonobstant le paragraphe 34(2), mais sous réserve du paragraphe (3) et de ses statuts, la société peut acheter ou autrement acquérir des actions qu’elle a émises, afin:

a) soit de réaliser un règlement ou de transiger, en matière de créance;

b) soit d’éliminer le fractionnement de ses actions;

c) soit d’exécuter un contrat incessible aux termes duquel elle a l’option ou l’obligation d’acheter des actions appartenant à l’un de ses administrateurs, dirigeants ou employés.

Idem

(2) Nonobstant le paragraphe 34(2), la société peut acheter ou autrement acquérir des actions qu’elle a émises:

a) soit pour faire droit à la réclamation d’un actionnaire dissident aux termes de l’article 190;

b) soit pour obtempérer à une ordonnance rendue en vertu de l’article 241.

Exception

(3) La société ne peut faire aucun paiement en vue d’acheter ou d’acquérir autrement, conformément au paragraphe (1), des actions qu’elle a émises s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

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(i) its liabilities, and

(ii) the amount required for payment on a redemption or in a liquidation of all shares the holders of which have the right to be paid before the holders of the shares to be purchased or acquired, to the extent that the amount has not been included in its liabilities.

R.S., 1985, c. C-44, s. 35; 2001, c. 14, s. 21.

Redemption of shares

36 (1) Notwithstanding subsection 34(2) or 35(3), but subject to subsection (2) and to its articles, a corporation may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price thereof stated in the articles or calculated according to a formula stated in the articles.

Limitation

(2) A corporation shall not make any payment to purchase or redeem any redeemable shares issued by it if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would after the payment be less than the aggregate of

(i) its liabilities, and

(ii) the amount that would be required to pay the holders of shares that have a right to be paid, on a redemption or in a liquidation, rateably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

R.S., 1985, c. C-44, s. 36; 2001, c. 14, s. 22.

Gift or legacy of shares

37 A corporation may accept from any shareholder a share of the corporation surrendered to it as a gift including, in Quebec, a legacy but may not extinguish or reduce a liability in respect of an amount unpaid on any such share except in accordance with section 38.

R.S., 1985, c. C-44, s. 37; 2011, c. 21, s. 24.

Other reduction of stated capital

38 (1) Subject to subsection (3), a corporation may by special resolution reduce its stated capital for any purpose including, without limiting the generality of the foregoing, for the purpose of

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total:

(i) de son passif,

(ii) des sommes nécessaires au paiement, en cas de rachat ou de liquidation, des actions payables par préférence, déduction faite de toute partie de ces sommes déjà inscrite au passif.

L.R. (1985), ch. C-44, art. 35; 2001, ch. 14, art. 21.

Rachat des actions

36 (1) Malgré les paragraphes 34(2) ou 35(3), mais sous réserve du paragraphe (2) et de ses statuts, la société peut acheter ou racheter des actions rachetables qu’elle a émises à un prix ne dépassant pas le prix de rachat fixé par les statuts ou calculé en conformité avec ces derniers.

Exception

(2) La société ne peut faire aucun paiement en vue d’acheter ou de racheter des actions rachetables qu’elle a émises s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total:

(i) de son passif,

(ii) des sommes nécessaires, en cas de rachat ou de liquidation, à désintéresser les actionnaires qui, par rapport aux détenteurs des actions à acheter ou à racheter, doivent être payés par préférence ou concurremment, déduction faite de toute partie de ces sommes déjà inscrite au passif.

L.R. (1985), ch. C-44, art. 36; 2001, ch. 14, art. 22.

Donation et legs d’actions

37 La société peut accepter d’un actionnaire toute donation d’actions, y compris, au Québec, un legs d’actions, mais ne peut limiter ou supprimer l’obligation de les libérer intégralement qu’en conformité avec l’article 38.

L.R. (1985), ch. C-44, art. 37; 2011, ch. 21, art. 24.

Autre réduction du capital déclaré

38 (1) Sous réserve du paragraphe (3), la société peut, par résolution spéciale, réduire son capital déclaré à toutes fins, et notamment aux fins de:

a) limiter ou supprimer l’obligation de libérer intégralement des actions;

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(a) extinguishing or reducing a liability in respect of an amount unpaid on any share;

(b) distributing to the holder of an issued share of any class or series of shares an amount not exceeding the stated capital of the class or series; and

(c) declaring its stated capital to be reduced by an amount that is not represented by realizable assets.

Contents of special resolution

(2) A special resolution under this section shall specify the stated capital account or accounts from which the reduction of stated capital effected by the special resolution will be deducted.

Limitation

(3) A corporation shall not reduce its stated capital for any purpose other than the purpose mentioned in paragraph (1)(c) if there are reasonable grounds for believing that

(a) the corporation is, or would after the reduction be, unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Recovery

(4) A creditor of a corporation is entitled to apply to a court for an order compelling a shareholder or other recipient

(a) to pay to the corporation an amount equal to any liability of the shareholder that was extinguished or reduced contrary to this section; or

(b) to pay or deliver to the corporation any money or property that was paid or distributed to the shareholder or other recipient as a consequence of a reduction of capital made contrary to this section.

Limitation

(5) An action to enforce a liability imposed by this section may not be commenced after two years from the date of the act complained of.

(6) [Repealed, 2001, c. 14, s. 23]

R.S., 1985, c. C-44, s. 38; 2001, c. 14, s. 23.

Adjustment of stated capital account

39 (1) On a purchase, redemption or other acquisition by a corporation under section 34, 35, 36, 45 or 190 or paragraph 241(3)(f), of shares or fractions thereof issued

b) verser au détenteur d’une action émise de n’importe quelle catégorie ou série, une somme ne dépassant pas le capital déclaré afférent à cette catégorie ou série;

c) soustraire de son capital déclaré tout montant non représenté par des éléments d’actifs réalisables.

Contenu de la résolution spéciale

(2) La résolution spéciale prévue au présent article doit indiquer les comptes capital déclaré au débit desquels sont portées les réductions.

Exception

(3) La société ne peut réduire son capital déclaré pour des motifs autres que ceux visés à l’alinéa (1)c), s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure à son passif.

Recouvrement

(4) Tout créancier de la société peut demander au tribunal d’ordonner au profit de celle-ci que le bénéficiaire, actionnaire ou autre:

a) soit paye une somme égale au montant de toute obligation de l’actionnaire, réduite ou supprimée en contravention au présent article;

b) soit restitue les sommes versées ou les biens remis à la suite d’une réduction de capital non conforme au présent article.

Prescription

(5) L’action en recouvrement prévue au présent article se prescrit par deux ans à compter de l’acte en cause.

(6) [Abrogé, 2001, ch. 14, art. 23]

L.R. (1985), ch. C-44, art. 38; 2001, ch. 14, art. 23.

Capital déclaré

39 (1) La société qui acquiert, notamment par achat ou rachat, conformément aux articles 34, 35, 36, 45 ou 190 ou à l’alinéa 241(3)f), des actions ou fractions d’actions

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by it, the corporation shall deduct from the stated capital account maintained for the class or series of shares of which the shares purchased, redeemed or otherwise acquired form a part an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series or fractions thereof purchased, redeemed or otherwise acquired, divided by the number of issued shares of that class or series immediately before the purchase, redemption or other acquisition.

Idem

(2) A corporation shall deduct the amount of a payment made by the corporation to a shareholder under paragraph 241(3)(g) from the stated capital account maintained for the class or series of shares in respect of which the payment was made.

Idem

(3) A corporation shall adjust its stated capital account or accounts in accordance with any special resolution referred to in subsection 38(2).

Idem

(4) On a conversion of issued shares of a corporation into shares of another class or series or a change under section 173, 191 or 241 of issued shares of a corporation into shares of another class or series, the corporation shall

(a) deduct from the stated capital account maintained for the class or series of shares converted or changed an amount equal to the result obtained by multiplying the stated capital of the shares of that class or series by the number of shares of that class or series converted or changed, divided by the number of issued shares of that class or series immediately before the conversion or change; and

(b) add the result obtained under paragraph (a) and any additional consideration received pursuant to the conversion or change to the stated capital account maintained or to be maintained for the class or series of shares into which the shares have been converted or changed.

Stated capital of interconvertible shares

(5) For the purposes of subsection (4) and subject to its articles, where a corporation issues two classes of shares and there is attached to each such class a right to convert a share of the one class into a share of the other class, if a share of one class is converted into a share of the other class, the amount of stated capital attributable to a share in either class is the aggregate of the stated capital of qu’elle a émises doit débiter le compte capital déclaré, tenu pour la catégorie ou série dont elles relèvent, du produit des éléments suivants: le capital déclaré relatif aux actions de cette catégorie ou série et la fraction dont les numérateur et dénominateur sont respectivement le nombre d’actions, ou fractions d’actions, de cette catégorie ou série ainsi acquises et le nombre d’actions de la même catégorie ou série émises immédiatement avant l’acquisition.

Idem

(2) La société doit débiter le compte capital déclaré pertinent de tout paiement effectué à un actionnaire en vertu de l’alinéa 241(3)g).

Idem

(3) La société doit rectifier ses comptes capital déclaré, conformément aux résolutions spéciales visées au paragraphe 38(2).

Idem

(4) La société doit, dès le passage d’actions émises d’une catégorie ou d’une série à une autre, soit par voie de conversion, soit par voie d’un changement effectué en vertu des articles 173, 191 ou 241:

a) d’une part, débiter le compte capital déclaré, tenu pour la catégorie ou série initiale d’actions, du produit des éléments suivants: le capital déclaré à l’égard de ces actions et la fraction dont les numérateur et dénominateur sont respectivement le nombre d’actions ayant fait l’objet de la conversion ou du changement et le nombre d’actions de la même catégorie ou série émises immédiatement avant la conversion ou le changement;

b) d’autre part, créditer le compte capital déclaré de la catégorie ou de la série nouvelle de la somme débitée en vertu de l’alinéa a) ainsi que de tout apport supplémentaire reçu au titre de la conversion ou du changement.

Capital déclaré d’actions avec droit de conversion réciproque

(5) Pour l’application du paragraphe (4) et sous réserve de ses statuts, lorsque la société émet deux catégories d’actions assorties du droit de conversion réciproque, et qu’il y a, à l’égard d’une action, exercice de ce droit, le montant du capital déclaré attribuable à une action de l’une ou l’autre catégorie est égal au montant total du capital déclaré correspondant aux deux catégories divisé

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both classes divided by the number of issued shares of both classes immediately before the conversion.

Cancellation or restoration of shares

(6) Shares or fractions thereof of any class or series of shares issued by a corporation and purchased, redeemed or otherwise acquired by it shall be cancelled or, if the articles limit the number of authorized shares, may be restored to the status of authorized but unissued shares of the class.

Exception

(7) For the purposes of this section, a corporation holding shares in itself as permitted by subsections 31(1) and (2) is deemed not to have purchased, redeemed or otherwise acquired such shares.

Idem

(8) For the purposes of this section, a corporation holding shares in itself as permitted by paragraph 32(1)(a) is deemed not to have purchased, redeemed or otherwise acquired the shares at the time they were acquired, but

(a) any of those shares that are held by the corporation at the expiration of two years, and

(b) any shares into which any of those shares were converted by the corporation and held under paragraph 32(1)(b) that are held by the corporation at the expiration of two years after the shares from which they were converted were acquired are deemed to have been acquired at the expiration of the two years.

Conversion or change of shares

(9) Shares issued by a corporation and converted into shares of another class or series or changed under section 173, 191 or 241 into shares of another class or series shall become issued shares of the class or series of shares into which the shares have been converted or changed.

Effect of change of shares on number of unissued shares

(10) Where the articles limit the number of authorized shares of a class of shares of a corporation and issued shares of that class or of a series of shares of that class have become, pursuant to subsection (9), issued shares of another class or series, the number of unissued shares of the first-mentioned class shall, unless the articles otherwise provide, be increased by the number of shares that, pursuant to subsection (9), became shares of another class or series.

par le nombre d’actions émises dans ces deux catégories avant la conversion.

Annulation ou retour au statut d’actions non émises

(6) Les actions ou fractions d’actions de toute catégorie ou série de la société émettrice acquises par elle, notamment par achat ou rachat, sont annulées; elles peuvent reprendre le statut d’actions autorisées non émises de la catégorie dont elles relèvent, au cas où les statuts limitent le nombre d’actions autorisées.

Exception

(7) La détention par la société de ses propres actions conformément aux paragraphes 31(1) et (2) est réputée ne pas être une acquisition, notamment par achat ou rachat, au sens du présent article.

Idem

(8) Pour l’application du présent article, la société qui détient ses propres actions conformément à l’alinéa 32(1)a) est réputée ne les avoir ni achetées ni rachetées ni autrement acquises au moment de leur acquisition; toutefois:

a) lesdites actions, qu’elle détient encore à l’expiration d’un délai de deux ans;

b) les actions provenant de la conversion desdites actions et visées à l’alinéa 32(1)b), qu’elle détient encore à l’expiration d’un délai de deux ans après l’acquisition des actions ayant fait l’objet de la conversion, sont réputées avoir été acquises à l’expiration de ce délai.

Conversion ou changement

(9) Les actions émises qui sont passées d’une catégorie ou d’une série à une autre, soit par voie de conversion, soit par voie d’un changement effectué en vertu des articles 173, 191 ou 241, deviennent des actions émises de la nouvelle catégorie ou série.

Effet du changement sur le nombre des actions non émises

(10) Sont des actions non émises d’une catégorie ou d’une série dont le nombre d’actions autorisées est limité par les statuts de la société, sauf clause des statuts à l’effet contraire, les actions émises qui n’appartiennent plus à cette catégorie ou à une série de cette catégorie par suite d’une conversion ou d’un changement visé au paragraphe (9).

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Sections 39-42	Articles 39-42

Repayment

(11) Debt obligations issued, pledged, hypothecated or deposited by a corporation are not redeemed by reason only that the indebtedness evidenced by the debt obligations or in respect of which the debt obligations are issued, pledged, hypothecated or deposited is repaid.

Acquisition and reissue of debt obligations

(12) Debt obligations issued by a corporation and purchased, redeemed or otherwise acquired by it may be cancelled or, subject to any applicable trust indenture or other agreement, may be reissued, pledged or hypothecated to secure any obligation of the corporation then existing or thereafter incurred, and any such acquisition and reissue, pledge or hypothecation is not a cancellation of the debt obligations.

R.S., 1985, c. C-44, s. 39; 1994, c. 24, s. 9(F); 2001, c. 14, s. 24(F); 2011, c. 21, s. 25(F).

Enforcement of contract to buy shares

40 (1) A corporation shall fulfil its obligations under a contract to buy shares of the corporation, except if the corporation can prove that enforcement of the contract would put it in breach of any of sections 34 to 36.

Status of contracting party

(2) Until the corporation has fulfilled all its obligations under a contract referred to in subsection (1), the other party retains the status of claimant entitled to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors and to the rights of holders of any class of shares whose rights were in priority to the rights given to the holders of the class of shares being purchased, but in priority to the rights of other shareholders.

R.S., 1985, c. C-44, s. 40; 2001, c. 14, s. 25.

Commission for sale of shares

41 The directors may authorize the corporation to pay a reasonable commission to any person in consideration of the person’s purchasing or agreeing to purchase shares of the corporation from the corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

R.S., 1985, c. C-44, s. 41; 2001, c. 14, s. 135(E).

Dividends

42 A corporation shall not declare or pay a dividend if there are reasonable grounds for believing that

(a) the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or

Acquittement

(11) Les titres de créance émis, donnés en garantie conformément au paragraphe (12) ou déposés par la société ne sont pas rachetés du seul fait de l’acquittement de la dette en cause.

Acquisition et réémission de titres de créance

(12) La société qui acquiert ses titres de créance peut soit les annuler, soit, sous réserve de tout acte de fiducie ou convention applicable, les réémettre ou les donner en garantie de l’exécution de ses obligations existantes ou futures, sous forme d’hypothèque mobilière, de gage ou de nantissement; l’acquisition, la réémission ou le fait de les donner en garantie ne constitue pas l’annulation de ces titres.

L.R. (1985), ch. C-44, art. 39; 1994, ch. 24, art. 9(F); 2001, ch. 14, art. 24(F); 2011, ch. 21, art. 25(F).

Exécution des contrats

40 (1) La société est tenue d’exécuter les contrats qu’elle a conclus en vue de l’achat de ses actions, sauf si elle peut prouver que ce faisant elle contrevient à l’un des articles 34 à 36.

Situation du cocontractant

(2) Jusqu’à l’exécution complète par la société de tout contrat visé au paragraphe (1), le cocontractant a le droit d’être payé dès que la société peut légalement le faire ou, lors d’une liquidation, à être colloqué après les droits des créanciers et les droits des actionnaires détenant des actions de toute catégorie dont les droits ont préséance sur ceux des actionnaires détenant des actions de la catégorie d’actions qui sont acquises, mais avant les autres actionnaires.

L.R. (1985), ch. C-44, art. 40; 2001, ch. 14, art. 25.

Commission sur vente d’actions

41 Les administrateurs peuvent autoriser la société à verser une commission raisonnable à toute personne qui achète, ou s’engage à acheter ou à faire acheter, des actions de celle-ci.

L.R. (1985), ch. C-44, art. 41; 2001, ch. 14, art. 135(A).

Dividendes

42 La société ne peut déclarer ni verser de dividende s’il existe des motifs raisonnables de croire que:

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

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Sections 42-46	Articles 42-46

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

1974-75-76, c. 33, s. 40; 1978-79, c. 9, s. 1(F).

Form of dividend

43 (1) A corporation may pay a dividend by issuing fully paid shares of the corporation and, subject to section 42, a corporation may pay a dividend in money or property.

Adjustment of stated capital account

(2) If shares of a corporation are issued in payment of a dividend, the declared amount of the dividend stated as an amount of money shall be added to the stated capital account maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

1974-75-76, c. 33, s. 41; 1978-79, c. 9, ss. 1(F), 16.

44 [Repealed, 2001, c. 14, s. 26]

Shareholder immunity

45 (1) The shareholders of a corporation are not, as shareholders, liable for any liability, act or default of the corporation except under subsection 38(4), 118(4) or (5), 146(5) or 226(4) or (5).

Lien or hypothec on shares

(2) Subject to subsection 49(8), the articles may provide that the corporation has a lien or hypothec on a share registered in the name of a shareholder or the shareholder’s personal representative for a debt of that shareholder to the corporation, including an amount unpaid in respect of a share issued by a body corporate on the date it was continued under this Act.

Enforcement of lien or hypothec

(3) A corporation may enforce a lien or hypothec referred to in subsection (2) in accordance with its by-laws.

R.S., 1985, c. C-44, s. 45; 2001, c. 14, s. 27; 2011, c. 21, s. 26.

PART VI

Sale of Constrained Shares

Sale of constrained shares by corporation

46 (1) A corporation that has constraints on the issue, transfer or ownership of its shares of any class or series may, for any of the purposes referred to in paragraphs (a) to (c), sell, under the conditions and after giving the

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure au total de son passif et de son capital déclaré.

1974-75-76, ch. 33, art. 40; 1978-79, ch. 9, art. 1(F).

Forme du dividende

43 (1) La société peut verser un dividende soit sous forme d’actions entièrement libérées, soit, sous réserve de l’article 42, en numéraire ou en biens.

Rectification du compte capital déclaré

(2) Le montant déclaré en numéraire des dividendes versés par la société sous forme d’actions est porté au compte capital déclaré pertinent.

1974-75-76, ch. 33, art. 41; 1978-79, ch. 9, art. 1(F) et 16.

44 [Abrogé, 2001, ch. 14, art. 26]

Immunité des actionnaires

45 (1) Les actionnaires de la société ne sont pas, à ce titre, responsables de ses obligations, actes ou fautes, sauf dans les cas prévus aux paragraphes 38(4), 146(5), 118(4) ou (5) ou 226(4) ou (5).

Actions grevées d’une hypothèque ou d’un privilège

(2) Sous réserve du paragraphe 49(8), les statuts peuvent prévoir qu’une hypothèque ou un privilège en faveur de la société grève les actions inscrites au nom d’un actionnaire débiteur, ou de son représentant personnel, y compris celui qui n’a pas entièrement libéré des actions émises par une personne morale avant sa prorogation sous le régime de la présente loi.

Exécution de l’hypothèque ou du privilège

(3) La société peut faire valoir l’hypothèque ou le privilège visé au paragraphe (2) dans les conditions prévues par ses règlements administratifs.

L.R. (1985), ch. C-44, art. 45; 2001, ch. 14, art. 27; 2011, ch. 21, art. 26.

PARTIE VI

Vente d’actions faisant l’objet de restrictions

Vente par la société d’actions faisant l’objet de restrictions

46 (1) La société dont les actions d’une catégorie ou d’une série font l’objet de restrictions quant à leur émission, leur transfert ou leur propriété peut, afin de devenir elle-même et de rendre les sociétés de son

Current to February 11, 2020	42	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VI Sale of Constrained Shares	PARTIE VI Vente d’actions faisant l’objet de restrictions
Section 46	Article 46

notice that may be prescribed, as if it were the owner of the shares, any of those constrained shares that are owned, or that the directors determine in the manner that may be prescribed may be owned, contrary to the constraints in order to

(a) assist the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control;

(b) assist the corporation to comply with any prescribed law; or

(c) attain or maintain a level of Canadian ownership specified in its articles.

Obligations of directors in sale

(2) Where shares are to be sold by a corporation under subsection (1), the directors of the corporation shall select the shares for sale in good faith and in a manner that is not unfairly prejudicial to, and does not unfairly disregard the interests of, the holders of the shares in the constrained class or series taken as a whole.

Effect of sale

(3) If shares are sold by a corporation under subsection (1), the owner of the shares immediately before the sale shall by that sale be divested of their interest or right in the shares, and the person who, but for the sale, would be the registered owner of the shares or a person who satisfies the corporation that, but for the sale, they could properly be treated as the registered owner or registered holder of the shares under section 51 shall, from the time of the sale, be entitled to receive only the net proceeds of the sale, together with any income earned on the proceeds from the beginning of the month next following the date of the receipt by the corporation of the proceeds of the sale, less any taxes on the proceeds and any costs of administration of a trust fund constituted under subsection 47(1) in relation to the constitution of the fund.

Subsections 51(4) to (6) apply

(4) Subsections 51(4) to (6) apply in respect of the person who is entitled under subsection (3) to receive the proceeds of a sale of shares under subsection (1) as if the proceeds were a security and the person were a registered holder or owner of the security.

R.S., 1985, c. C-44, s. 46; 1991, c. 45, s. 552, c. 47, s. 720; 2001, c. 14, ss. 28, 135(E); 2011, c. 21, s. 27.

groupe, ou celles qui ont un lien avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements, afin de se conformer aux lois prescrites ou afin de remplir les conditions de participation ou de contrôle canadiens qui sont précisées à ses statuts, vendre ces actions comme si elle en avait la propriété et pour atteindre cet objectif lorsque leurs propriétaires les détiennent, ou que les administrateurs estiment, selon les critères réglementaires, que ceux-ci les détiennent, en dépit de ces restrictions. Cette vente se fait selon les conditions prescrites, après préavis réglementaire.

Devoir des administrateurs

(2) Les administrateurs doivent choisir les actions à vendre en vertu du paragraphe (1) de bonne foi et de manière à ne pas se montrer injuste à l’égard des autres détenteurs d’actions de la catégorie ou de la série soit en leur portant préjudice soit en ne tenant pas compte de leurs intérêts.

Effet de la vente

(3) La personne qui était propriétaire des actions vendues par la société conformément au paragraphe (1) perd tout droit ou intérêt sur ces actions. Celle qui en était le propriétaire inscrit ou qui convainc les administrateurs qu’elle aurait pu être considérée comme en étant le propriétaire ou détenteur inscrit aux termes de l’article 51 a, à compter de la vente, droit uniquement au produit net de la vente majoré du revenu perçu sur ce produit à compter du début du mois suivant la date de réception du produit par la société mais diminué des taxes qui y sont afférentes et des frais de gestion relatifs à la constitution d’un fonds en fiducie conformément au paragraphe 47(1).

Application des par. 51(4) à (6)

(4) Les paragraphes 51(4) à (6) s’appliquent à la personne qui a droit, en vertu du paragraphe (3), de recevoir le produit de la vente des actions visée au paragraphe (1), cette personne étant assimilée au détenteur ou propriétaire inscrit et le produit de la vente, à une valeur mobilière.

L.R. (1985), ch. C-44, art. 46; 1991, ch. 45, art. 552, ch. 47, art. 720; 2001, ch. 14, art. 28 et 135(A); 2011, ch. 21, art. 27.

Current to February 11, 2020	43	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VI Sale of Constrained Shares	PARTIE VI Vente d’actions faisant l’objet de restrictions
Section 47	Article 47

Proceeds of sale to be trust fund

47 (1) The proceeds of a sale by a corporation under subsection 46(1) constitute a trust fund in the hands of the corporation for the benefit of the person entitled under subsection 46(3) to receive the proceeds of the sale, and any such trust fund may be commingled by the corporation with other such trust funds and shall be invested in such manner as may be prescribed.

Costs of administration

(2) Reasonable costs of administration of a trust fund referred to in subsection (1) may be deducted from the trust fund and any income earned thereon.

Appointment of trust company

(3) Subject to this section, a corporation may transfer any trust fund referred to in subsection (1), and the administration thereof, to a trust company in Canada registered as such under the laws of Canada or a province, and the corporation is thereupon discharged of all further liability in respect of the trust fund.

Discharge of corporation and trust company

(4) A receipt signed by a person entitled under subsection 46(3) to receive the proceeds of a sale that constitute a trust fund under subsection (1) shall be a complete discharge of the corporation and of any trust company to which a trust fund is transferred under subsection (3), in respect of the trust fund and income earned thereon paid to such person.

Vesting in Crown

(5) A trust fund described in subsection (1), together with any income earned thereon, less any taxes thereon and costs of administration, that has not been claimed by a person entitled under subsection 46(3) to receive the proceeds of a sale that constitute the trust fund for a period of ten years after the date of the sale vests in Her Majesty in right of Canada.

Escheats Act applies

(6) Sections 3 to 5 of the Escheats Act apply in respect of a trust fund that vests in Her Majesty in right of Canada under subsection (5).

1980-81-82-83, c. 115, s. 4.

Constitution d’un fonds en fiducie

47 (1) Le produit de la vente effectuée par une société en vertu du paragraphe 46(1) constitue un fonds en fiducie au profit de la personne qui a droit au produit de la vente conformément au paragraphe 46(3); ce fonds, qui peut être confondu avec des fonds similaires, est investi de la façon réglementaire.

Frais de gestion

(2) Des frais de gestion raisonnables peuvent être déduits du fonds en fiducie visé au paragraphe (1) et du revenu qui en découle.

Transfert à une société de fiducie

(3) Sous réserve des autres dispositions du présent article, la société peut transférer le fonds en fiducie visé au paragraphe (1) et en confier l’administration à une société de fiducie inscrite à ce titre sous le régime des lois fédérales ou provinciales; le cas échéant, la société est relevée de toute responsabilité ultérieure à l’égard du fonds.

Libération de la société et de la société de fiducie

(4) Le reçu signé par une personne qui a droit, aux termes du paragraphe 46(3), de recevoir le produit de la vente qui constitue un fonds en fiducie en vertu du paragraphe (1) libère définitivement la société ainsi que toute société de fiducie à qui le fonds a été transféré en vertu du paragraphe (3), des paiements à faire sur ce fonds et sur le revenu qui en découle.

Dévolution à Sa Majesté

(5) Le fonds en fiducie visé au paragraphe (1) et le revenu qui en découle, déduits des taxes qui y sont afférentes et des frais de gestion, sont dévolus à Sa Majesté du chef du Canada s’ils ne sont pas réclamés par une personne qui a droit au produit de la vente constituant le fonds en vertu du paragraphe 46(3) dans les dix ans qui suivent la date de la vente.

Application de la Loi sur les biens en déshérence

(6) Les articles 3 à 5 de la Loi sur les biens en déshérence s’appliquent au fonds en fiducie qui est dévolu à Sa Majesté du chef du Canada en vertu du paragraphe (5).

1980-81-82-83, ch. 115, art. 4.

Current to February 11, 2020	44	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Section 48	Article 48

PART VII

Security Certificates, Registers and Transfers

Interpretation and General

Application of Part

48 (1) The transfer or transmission of a security shall be governed by this Part.

Definitions

(2) In this Part,

adverse claim includes a claim that a transfer was or would be wrongful or that a particular adverse person is the owner of or has an interest or right in the security; (opposition)

bearer means the person in possession of a security payable to bearer or endorsed in blank; (porteur)

bona fide purchaser means a purchaser for value in good faith and without notice of any adverse claim who takes delivery of a security in bearer form or order form or of a security in registered form issued or endorsed to the purchaser or endorsed in blank; (acheteur de bonne foi)

broker means a person who is engaged, whether or not exclusively, in the business of buying and selling securities and who, in the transaction concerned, acts for, or buys a security from, or sells a security to a customer; (courtier)

delivery means voluntary transfer of possession; (livraison ou remise)

fiduciary means any person who acts in a fiduciary capacity or as the administrator of the property of others and includes a personal representative of a deceased person; (représentant)

fungible, in relation to securities, means securities of which any unit is, by nature or usage of trade, the equivalent of any other like unit; (fongibles)

genuine means free of forgery or counterfeiting; (authentique)

good faith means honesty in fact in the conduct of the transaction concerned; (bonne foi)

PARTIE VII

Certificats de valeurs mobilières, registres et transferts

Définitions et dispositions générales

Champ d’application

48 (1) La présente partie régit le transfert des valeurs mobilières.

Définitions

(2) Les définitions qui suivent s’appliquent à la présente partie.

acheteur de bonne foi L’acquéreur contre valeur qui, non avisé de l’existence d’oppositions, prend livraison d’une valeur mobilière au porteur ou à ordre ou d’une valeur mobilière nominative émise à son nom, endossée à son profit ou en blanc. (bona fide purchaser)

acquéreur Personne qui acquiert des droits ou intérêts sur une valeur mobilière, par achat, hypothèque, gage, émission, réémission, donation ou toute autre opération consensuelle. (purchaser)

acte de fiducie Répond à la définition donnée à l’article 82. (trust indenture)

authentique Ni falsifié ni contrefait. (genuine)

bonne foi L’honnêteté manifestée au cours de l’opération en cause. (good faith)

courtier Personne qui se livre exclusivement ou non au commerce des valeurs mobilières et qui, entre autres, dans les opérations en cause, agit pour un client. (broker)

détenteur Personne en possession d’une valeur mobilière au porteur ou d’une valeur mobilière nominative émise à son nom, endossée à son profit ou en blanc. (holder)

émetteur Est assimilée à l’émetteur la société qui, selon le cas:

a) doit, aux termes de la présente loi, tenir un registre de valeurs mobilières;

b) au Québec, émet des valeurs mobilières conférant chacune, même indirectement, des droits sur ses biens;

Current to February 11, 2020	45	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 48	Article 48

holder means a person in possession of a security issued or endorsed to the person or the bearer or in blank; (détenteur)

issuer includes a corporation

(a) that is required by this Act to maintain a securities register,

(b) that, in Quebec, issues securities that confer directly or indirectly rights in its property, or

(c) that, elsewhere in Canada, directly or indirectly creates fractional interests in its rights or property and that issues securities as evidence of the fractional interests; (émetteur)

overissue means the issue of securities in excess of any maximum number of securities that the issuer is authorized by its articles or a trust indenture to issue; (émission excédentaire)

purchaser means a person who takes an interest or right in a security by sale, mortgage, hypothec, pledge, issue, reissue, gift or any other voluntary transaction; (acquéreur)

security or security certificate means an instrument issued by a corporation that is

(a) in bearer, order or registered form,

(b) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment,

(c) one of a class or series or by its terms divisible into a class or series of instruments, and

(d) evidence of a share, participation or other interest or right in or obligation of a corporation; (valeur mobilière ou certificat de valeur mobilière)

transfer includes transmission by operation of law; (transfert)

trust indenture means a trust indenture as defined in section 82; (acte de fiducie)

unauthorized, in relation to a signature or an endorsement, means one made without actual, implied or apparent authority and includes a forgery; (non autorisé)

valid means issued in accordance with the applicable law and the articles of the issuer, or validated under section 52. (valide)

c) ailleurs au Canada, crée, même indirectement, une fraction d’intérêt sur ses droits ou ses biens et émet des valeurs mobilières constatant ces fractions d’intérêt. (issuer)

émission excédentaire Toute émission de valeurs mobilières en excédent du nombre autorisé par les statuts de l’émetteur ou par un acte de fiducie. (overissue)

fongibles Se dit des valeurs mobilières qui ont cette qualité par nature ou en vertu des usages du commerce. (fungible)

livraison ou remise Transfert volontaire de la possession. (delivery)

signature ou endossement non autorisé Signature apposée ou endossement effectué sans autorisation réelle, implicite ou apparente, y compris les faux. (unauthorized)

opposition Est assimilé à l’opposition le fait d’invoquer qu’un transfert est ou serait illégal ou qu’un opposant déterminé détient la propriété ou un droit ou intérêt sur les valeurs mobilières en cause. (adverse claim)

porteur Personne en possession d’une valeur mobilière au porteur ou endossée en blanc. (bearer)

représentant L’administrateur du bien d’autrui ou la personne qui agit à titre fiducial, notamment le représentant personnel d’une personne décédée. (fiduciary)

transfert Est assimilée au transfert la transmission par effet de la loi. (transfer)

valeur mobilière ou certificat de valeur mobilière Tout titre émis par une société, qui, à la fois:

a) est au porteur, à ordre ou nominatif;

b) est d’un genre habituellement négocié aux bourses ou sur les marchés de valeurs mobilières ou reconnu comme placement sur la place où il est émis ou négocié;

c) fait partie d’une catégorie ou d’une série de titres ou est divisible selon ses propres modalités;

d) atteste l’existence soit d’une action ou d’une obligation de la société, soit de droits ou intérêts, notamment une participation dans celle-ci. (security or security certificate)

Current to February 11, 2020	46	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 48-49	Articles 48-49

Negotiable instruments

(3) Except where its transfer is restricted and noted on a security in accordance with subsection 49(8), a security is a negotiable instrument.

Registered form

(4) A security is in registered form if

(a) it specifies a person entitled to the security or to the rights it evidences, and its transfer is capable of being recorded in a securities register; or

(b) it bears a statement that it is in registered form.

Order form

(5) A debt obligation is in order form where, by its terms, it is payable to the order or assigns of any person therein specified with reasonable certainty or to that person’s order.

Bearer form

(6) A security is in bearer form if it is payable to bearer according to its terms and not by reason of any endorsement.

Guarantor for issuer

(7) A guarantor for an issuer is deemed to be an issuer to the extent of the guarantee whether or not the obligation is noted on the security.

R.S., 1985, c. C-44, s. 48; 2001, c. 14, ss. 29, 135(E); 2011, c. 21, s. 28.

Rights of holder

49 (1) Every security holder is entitled at their option to a security certificate that complies with this Act or a non-transferable written acknowledgment of their right to obtain such a security certificate from a corporation in respect of the securities of that corporation held by them.

Maximum fee for certificate by regulation

(2) A corporation may charge a fee, not exceeding the prescribed amount, for a security certificate issued in respect of a transfer.

Joint holders

(3) A corporation is not required to issue more than one security certificate in respect of securities held jointly by valide Soit émis légalement et conformément aux statuts de la société, soit validé en vertu de l’article 52. (valid)

Effets négociables

(3) Les valeurs mobilières sont des effets négociables sauf si leur transfert fait l’objet de restrictions indiquées conformément au paragraphe 49(8).

Valeur mobilière nominative

(4) Est nominative la valeur mobilière qui:

a) ou bien désigne nommément son titulaire, ou celui des droits dont elle atteste l’existence, et peut faire l’objet d’un transfert sur le registre des valeurs mobilières;

b) ou bien porte une mention à cet effet.

Titre à ordre

(5) Le titre de créance est à ordre si, d’après son libellé, il est payable à l’ordre d’une personne suffisamment désignée dans le titre ou cédé à une telle personne.

Valeur mobilière au porteur

(6) Est au porteur la valeur mobilière payable au porteur selon ses propres modalités et non en raison d’un endossement.

Caution d’un émetteur

(7) La caution d’un émetteur est réputée, dans les limites de sa garantie, avoir la qualité d’émetteur, indépendamment de la mention de son obligation sur la valeur mobilière.

L.R. (1985), ch. C-44, art. 48; 2001, ch. 14, art. 29 et 135(A); 2011, ch. 21, art. 28.

Droits du détenteur

49 (1) Les détenteurs de valeurs mobilières peuvent, à leur choix, exiger de la société, soit des certificats de valeurs mobilières conformes à la présente loi, soit une reconnaissance écrite et incessible de ce droit.

Droit exigible

(2) La société peut prélever un droit — qui ne peut dépasser le montant réglementaire — par certificat de valeur mobilière émis à l’occasion d’un transfert.

Codétenteurs

(3) En cas de détention conjointe d’une valeur mobilière, la remise du certificat à l’un des codétenteurs constitue délivrance suffisante pour tous.

Current to February 11, 2020	47	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 49	Article 49

several persons, and delivery of a certificate to one of several joint holders is sufficient delivery to all.

Signatures

(4) A security certificate shall be signed by at least one of the following persons, or the signature shall be printed or otherwise mechanically reproduced on the certificate:

(a) a director or officer of the corporation;

(b) a registrar, transfer agent or branch transfer agent of the corporation, or an individual on their behalf; and

(c) a trustee who certifies it in accordance with a trust indenture.

(5) [Repealed, 2001, c. 14, s. 30]

Continuation of signature

(6) If a security certificate contains a printed or mechanically reproduced signature of a person, the corporation may issue the security certificate, notwithstanding that the person has ceased to be a director or an officer of the corporation, and the security certificate is as valid as if the person were a director or an officer at the date of its issue.

Contents of share certificate

(7) There shall be stated on the face of each share certificate issued by a corporation

(a) the name of the corporation;

(b) the words “Incorporated under the Canada Business Corporations Act” or “subject to the Canada Business Corporations Act”;

(c) the name of the person to whom it was issued; and

(d) the number and class of shares and the designation of any series that the certificate represents.

Restrictions

(8) No restriction, charge, lien, hypothec, agreement or endorsement described in the following paragraphs is effective against a transferee of a security, issued by a corporation or by a body corporate before the body corporate was continued under this Act, who has no actual knowledge of the restriction, charge, lien, hypothec, agreement or endorsement unless it or a reference to it is noted conspicuously on the security certificate:

Signatures

(4) Les certificats de valeurs mobilières doivent être signés par au moins l’une des personnes suivantes:

a) un administrateur ou dirigeant de la société;

b) un agent d’inscription ou de transfert de la société ou un particulier agissant pour son compte;

c) un fiduciaire qui les certifie conformes à l’acte de fiducie.

Toute signature requise peut cependant être reproduite mécaniquement, notamment sous forme d’imprimé.

(5) [Abrogé, 2001, ch. 14, art. 30]

Permanence de la validité de la signature

(6) La société peut émettre valablement tout certificat de valeurs mobilières portant la signature, imprimée ou reproduite mécaniquement, d’administrateurs ou dirigeants même s’ils ont cessé d’occuper ces fonctions.

Contenu du certificat d’action

(7) Doivent être énoncés au recto de chaque certificat d’action :

a) le nom de la société émettrice;

b) la mention « constituée sous l’autorité de la Loi canadienne sur les sociétés par actions » ou « assujettie à la Loi canadienne sur les sociétés par actions »;

c) le nom du titulaire;

d) le nombre, la catégorie et la série d’actions qu’il représente.

Restrictions

(8) Les certificats de valeurs mobilières émis par la société ou par une personne morale avant sa prorogation sous le régime de la présente loi qui sont assujettis aux restrictions, charges, hypothèques, privilèges, conventions ou endossements ci-après doivent porter une mention ou un renvoi bien visibles à leur égard pour qu’ils soient opposables à tout cessionnaire de cette valeur mobilière qui n’en a pas eu effectivement connaissance:

Current to February 11, 2020	48	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 49	Article 49

(a) a restriction on transfer other than a constraint under section 174;

(b) a charge, lien or hypothec in favour of the corporation;

(c) a unanimous shareholder agreement; or

(d) an endorsement under subsection 190(10).

Limit on restriction

(9) A distributing corporation, any of the issued shares of which remain outstanding and are held by more than one person, shall not have a restriction on the transfer or ownership of its shares of any class or series except by way of a constraint permitted under section 174.

Notation of constraint

(10) Where the articles of a corporation constrain the issue, transfer or ownership of shares of any class or series in order to assist

(a) the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control, or

(b) the corporation to comply with any prescribed law,

the constraint, or a reference to it, shall be conspicuously noted on every security certificate of the corporation evidencing a share that is subject to the constraint where the security certificate is issued after the day on which the share becomes subject to the constraint under this Act.

Failure to note

(11) The failure to note a constraint or a reference to it pursuant to subsection (10) shall not invalidate any share or security certificate and shall not render a constraint ineffective against an owner, holder or transferee of the share or security certificate.

Transitional

(12) If a body corporate continued under this Act has outstanding security certificates, and if the words “private company” appear on the certificates, those words are deemed to be a notice of a restriction, lien, hypothec, agreement or endorsement for the purpose of subsection (8).

a) des restrictions en matière de transfert non prévues à l’article 174;

b) des charges, hypothèques ou privilèges en faveur de la société;

c) une convention unanime des actionnaires;

d) un endossement prévu au paragraphe 190(10).

Limitation

(9) La société ayant fait appel au public dont des actions en circulation sont détenues par plusieurs personnes ne peut restreindre le transfert ou le droit de propriété de ses actions, sauf si la restriction est permise en vertu de l’article 174.

Mention des restrictions

(10) Dans les cas où les statuts de la société restreignent l’émission, le transfert ou la propriété d’actions d’une catégorie ou d’une série en vue de rendre la société, les sociétés de son groupe ou celles qui ont des liens avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements ou de se conformer aux lois prescrites relativement à ces conditions de participation ou de contrôle canadiens, la restriction doit être indiquée ostensiblement, par description ou référence, sur les certificats de valeurs mobilières émis pour ces actions après que celles-ci ont fait l’objet de ces restrictions en vertu de la présente loi.

Absence de mention

(11) Le défaut d’indiquer une restriction, par description ou référence, comme l’exige le paragraphe (10) n’invalide pas une action ou un certificat de valeurs mobilières et ne rend pas la restriction sans effet à l’égard du propriétaire, détenteur ou cessionnaire de l’action ou du certificat.

Dispositions transitoires

(12) L’expression « compagnie privée » figurant sur les certificats de valeurs mobilières émis par une personne morale prorogée sous le régime de la présente loi est réputée constituer l’avis des restrictions, hypothèques, privilèges, conventions ou endossements prévus au paragraphe (8).

Current to February 11, 2020	49	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 49	Article 49

Particulars of class

(13) There shall be stated legibly on a share certificate issued by a corporation that is authorized to issue shares of more than one class or series

(a) the rights, privileges, restrictions and conditions attached to the shares of each class and series that exists when the share certificate is issued; or

(b) that the class or series of shares that it represents has rights, privileges, restrictions or conditions attached thereto and that the corporation will furnish a shareholder, on demand and without charge, with a full copy of the text of

(i) the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as the same have been fixed by the directors, and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

Duty

(14) Where a share certificate issued by a corporation contains the statement mentioned in paragraph (13)(b), the corporation shall furnish a shareholder, on demand and without charge, with a full copy of the text of

(a) the rights, privileges, restrictions and conditions attached to each class authorized to be issued and to each series in so far as the same have been fixed by the directors; and

(b) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series.

Fractional share

(15) A corporation may issue for each fractional share, a certificate in registered form or scrip certificates in registered form that entitle the holder to receive a certificate for a full share in exchange for scrip certificates equalling a full share.

Replacement

(15.1) On the request of a holder of a certificate for a fractional share or of a scrip certificate, a corporation shall, if the certificate is in bearer form and was issued before the coming into force of this subsection, issue in exchange to that holder, in registered form, a certificate for a fractional share or a scrip certificate, as the case may be.

Détails

(13) Les certificats émis par une société autorisée à émettre des actions de plusieurs catégories ou séries prévoient, de manière lisible:

a) soit les droits, privilèges, conditions et restrictions dont sont assorties les actions de chaque catégorie et série existant lors de l’émission des certificats;

b) soit que la catégorie ou la série d’actions qu’ils représentent est assortie de droits, privilèges, conditions et restrictions et que la société remettra gratuitement à tout actionnaire qui en fait la demande le texte intégral:

(i) des droits, privilèges, conditions et restrictions attachés à chaque catégorie dont l’émission est autorisée et, dans la mesure fixée par les administrateurs, à chaque série,

(ii) de l’autorisation donnée aux administrateurs de fixer les droits, privilèges, conditions et restrictions des séries suivantes.

Obligation

(14) La société, qui émet des certificats d’actions contenant les dispositions prévues à l’alinéa (13)b), doit fournir gratuitement aux actionnaires qui en font la demande le texte intégral:

a) des droits, privilèges, conditions et restrictions attachés à chaque catégorie dont l’émission est autorisée et, dans la mesure fixée par les administrateurs, à chaque série;

b) de l’autorisation donnée aux administrateurs de fixer les droits, privilèges, conditions et restrictions des séries suivantes.

Fraction d’action

(15) La société peut émettre, pour chaque fraction d’action, soit un certificat nominatif, soit des scrips nominatifs donnant droit à une action entière en échange de tous les scrips correspondants.

Remplacement

(15.1) À la demande du détenteur d’un certificat pour une fraction d’action ou de scrips pour une fraction d’action émis au porteur avant l’entrée en vigueur du présent paragraphe, la société lui délivre en échange, pour la fraction d’action, un certificat nominatif ou des scrips nominatifs, selon le cas.

Current to February 11, 2020	50	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 49-50	Articles 49-50

Scrip certificates

(16) The directors may attach conditions to any scrip certificates issued by a corporation, including conditions that

(a) the scrip certificates become void or, in Quebec, null if not exchanged for a share certificate representing a full share before a specified date; and

(b) any shares for which such scrip certificates are exchangeable may, notwithstanding any pre-emptive right, be issued by the corporation to any person and the proceeds thereof distributed rateably to the holders of the scrip certificates.

Holder of fractional share

(17) A holder of a fractional share issued by a corporation is not entitled to exercise voting rights or to receive a dividend in respect of the fractional share, unless

(a) the fractional share results from a consolidation of shares; or

(b) the articles of the corporation otherwise provide.

Holder of scrip certificate

(18) A holder of a scrip certificate is not entitled to exercise voting rights or to receive a dividend in respect of the scrip certificate.

R.S., 1985, c. C-44, s. 49; 1991, c. 45, s. 553, c. 47, s. 721; 1994, c. 24, s. 34(F); 2001, c. 14, ss. 30, 135(E); 2011, c. 21, s. 29; 2018, c. 8, s. 8.

Securities records

50 (1) A corporation shall maintain a securities register in which it records the securities issued by it in registered form, showing with respect to each class or series of securities

(a) the names, alphabetically arranged, and the latest known address of each person who is or has been a security holder;

(b) the number of securities held by each security holder; and

(c) the date and particulars of the issue and transfer of each security.

Central and branch registers

(2) A corporation may appoint an agent or mandatary to maintain a central securities register and branch securities registers.

Scrips

(16) Les administrateurs peuvent assortir les scrips de conditions, notamment les suivantes:

a) ils sont frappés de nullité s’ils ne sont pas échangés avant une date déterminée contre les certificats représentant les actions entières;

b) les actions contre lesquelles ils sont échangeables peuvent, nonobstant tout droit de préemption, faire l’objet, au profit de toute personne, d’une émission dont le produit est distribué, au prorata, aux détenteurs de ces scrips.

Détenteur d’une fraction d’action

(17) Les détenteurs de fractions d’actions émises par la société ne peuvent voter ni recevoir de dividendes que dans l’un ou l’autre des cas suivants:

a) le fractionnement est consécutif à un regroupement d’actions;

b) les statuts de la société le permettent.

Détenteurs de scrips

(18) Les détenteurs de scrips ne peuvent, à ce titre, voter ni recevoir de dividendes.

L.R. (1985), ch. C-44, art. 49; 1991, ch. 45, art. 553, ch. 47, art. 721; 1994, ch. 24, art. 34(F); 2001, ch. 14, art. 30 et 135(A); 2011, ch. 21, art. 29; 2018, ch. 8, art. 8.

Registres des valeurs mobilières

50 (1) La société tient un registre des valeurs mobilières nominatives qu’elle a émises, indiquant pour chaque catégorie ou série:

a) les noms, par ordre alphabétique, et la dernière adresse connue des détenteurs de ces valeurs ou de leurs prédécesseurs;

b) le nombre des valeurs de chaque détenteur;

c) la date et les conditions de l’émission et du transfert de chaque valeur.

Registres central et locaux

(2) La société peut charger un mandataire de tenir, pour les valeurs mobilières, un registre central et des registres locaux.

Current to February 11, 2020	51	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 50-51	Articles 50-51

Place of register

(3) A central securities register shall be maintained by a corporation at its registered office or at any other place in Canada designated by the directors, and any branch securities registers may be kept at any place in or out of Canada designated by the directors.

Effect of registration

(4) Registration of the issue or transfer of a security in the central securities register or in a branch securities register is complete and valid registration for all purposes.

Branch register

(5) A branch securities register shall only contain particulars of securities issued or transferred at that branch.

Central register

(6) Particulars of each issue or transfer of a security registered in a branch securities register shall also be kept in the corresponding central securities register.

Destruction of certificates

(7) A corporation, its agent or mandatary, or a trustee as defined in subsection 82(1) is not required to produce

(a) a cancelled security certificate in registered form, an instrument referred to in subsection 29(1) that is cancelled or a like cancelled instrument in registered form six years after the date of its cancellation;

(b) a cancelled security certificate in bearer form or an instrument referred to in subsection 29(1) that is cancelled or a like cancelled instrument in bearer form after the date of its cancellation; or

(c) an instrument referred to in subsection 29(1) or a like instrument, irrespective of its form, after the date of its expiration.

R.S., 1985, c. C-44, s. 50; 2011, c. 21, s. 30(E).

Dealings with registered holder

51 (1) A corporation or a trustee defined in subsection 82(1) may, subject to sections 134, 135 and 138, treat the registered owner of a security as the person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of an owner of the security.

Constructive registered holder

(2) Notwithstanding subsection (1), a corporation whose articles restrict the right to transfer its securities shall,

Lieu de tenue des registres

(3) La société tient le registre central à son siège social ou en tout autre lieu au Canada choisi par les administrateurs qui désignent également le lieu, au Canada ou à l’étranger, où les registres locaux peuvent être tenus.

Effet

(4) Toute mention de l’émission ou du transfert d’une valeur mobilière sur l’un des registres en constitue une inscription complète et valide.

Registres locaux

(5) Les conditions mentionnées dans les registres locaux ne concernent que les valeurs mobilières émises ou transférées à l’endroit en question.

Registre central

(6) Les conditions des émissions ou transferts de valeurs mobilières mentionnées dans un registre local sont également portées au registre central.

Destruction des certificats

(7) La société, ses mandataires ou le fiduciaire visé au paragraphe 82(1) ne sont pas tenus de produire:

a) six ans après leur annulation, les certificats de valeurs mobilières nominatives, les titres visés au paragraphe 29(1) ou les titres nominatifs semblables;

b) après leur annulation, les certificats de valeurs mobilières au porteur, les titres visés au paragraphe 29(1) ou les titres au porteur semblables;

c) après l’expiration de leur délai de validité, les titres visés au paragraphe 29(1) ou les titres semblables quelle que soit leur forme.

L.R. (1985), ch. C-44, art. 50; 2011, ch. 21, art. 30(A).

Relations avec le détenteur inscrit

51 (1) La société ou le fiduciaire visé au paragraphe 82(1) peut, sous réserve des articles 134, 135 et 138, considérer le propriétaire inscrit d’une valeur mobilière comme la seule personne ayant qualité pour voter, recevoir des avis, des intérêts, dividendes ou autres paiements et pour exercer tous les droits et pouvoirs de propriétaire de valeurs mobilières.

Présomption

(2) Nonobstant le paragraphe (1), toute société peut, et celle dont les statuts restreignent le transfert de ses

Current to February 11, 2020	52	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 51	Article 51

and any other corporation may, treat a person as a registered security holder entitled to exercise all the rights of the security holder that the person represents, if the person furnishes the corporation with evidence as described in subsection 77(4) that the person is

(a) the heir of a deceased security holder, or the personal representative of the heirs, or the personal representative of the estate or succession of a deceased security holder;

(b) a personal representative of a registered security holder who is an infant, an incapable person or a missing person; or

(c) a liquidator of, or a trustee in bankruptcy for, a registered security holder.

Permissible registered holder

(3) If a person on whom the ownership of a security devolves by operation of law, other than a person described in subsection (2), furnishes proof of the person’s authority to exercise rights or privileges in respect of a security of the corporation that is not registered in the person’s name, the corporation shall treat the person as entitled to exercise those rights or privileges.

Immunity of corporation

(4) A corporation is not required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by a registered holder of any of its securities or by anyone whom it treats, as permitted or required by this section, as the owner or registered holder thereof.

Persons less than 18 years of age

(5) If a person who is less than 18 years of age exercises any rights of ownership in the securities of a corporation, no subsequent repudiation or avoidance or, in Quebec, annulment or reduction of obligations is effective against the corporation.

Joint holders

(6) A corporation may treat as owner of a security the survivors of persons to whom the security was issued as joint holders, if it receives proof satisfactory to it of the death of any such joint holder.

Transmission of securities

(7) Subject to any applicable law relating to the collection of taxes, a person referred to in paragraph (2)(a) is entitled to become a registered holder, or to designate a valeurs mobilières doit, considérer comme fondés à exercer les droits du détenteur inscrit d’une valeur mobilière qu’ils représentent, dans la mesure où la preuve prévue au paragraphe 77(4) lui est fournie:

a) l’héritier ou le représentant personnel de la succession d’un détenteur de valeurs mobilières décédé ou le représentant personnel des héritiers de ce dernier;

b) le représentant personnel d’un détenteur inscrit de valeurs mobilières mineur, incapable ou absent;

c) le liquidateur ou le syndic de faillite agissant pour un détenteur inscrit de valeurs mobilières.

Idem

(3) La société doit considérer toute personne non visée au paragraphe (2), à laquelle la propriété de valeurs mobilières est dévolue par l’effet de la loi, comme fondée à exercer, à l’égard des valeurs mobilières de cette société non inscrites à son nom, les droits ou privilèges dans la mesure où elle établit qu’elle a qualité pour les exercer.

Immunité de la société

(4) La société n’est tenue ni de rechercher s’il existe, à la charge soit du détenteur inscrit, soit de la personne considérée en vertu du présent article comme tel ou comme propriétaire de l’une de ses valeurs mobilières, des obligations envers les tiers, ni de veiller à leur exécution.

Mineurs

(5) L’annulation, la réduction des obligations ou la répudiation ultérieure de l’exercice par un particulier de moins de dix-huit ans des droits attachés à la propriété de valeurs mobilières d’une société n’ont pas d’effet contre cette dernière.

Codétenteurs

(6) Lorsqu’une valeur mobilière a été émise au profit de codétenteurs avec gain de survie, la société peut, sur preuve satisfaisante du décès de l’un d’entre eux, considérer les autres comme propriétaires de ladite valeur mobilière.

Transferts de valeurs mobilières

(7) Sous réserve de toute loi fiscale applicable, les personnes visées à l’alinéa (2)a) sont fondées à devenir détenteurs inscrits, ou à les désigner, sur remise à la société ou à son agent de transfert, avec les assurances

Current to February 11, 2020	53	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Section 51	Article 51

registered holder, if the person deposits with the corporation or its transfer agent

(a) the original grant of probate, of letters of administration or, in Quebec, of the probate of the will or of the notarial minutes of the probate, or a copy certified to be a true copy of one of those documents by

(i) the court that granted the probate or letters of administration, or the notary who prepared the minutes of the probate,

(ii) a trust company incorporated under the laws of Canada or a province, or

(iii) a lawyer or notary acting on behalf of the person referred to in paragraph (2)(a), or

(b) in the case of transmission by notarial will in Quebec, an authentic copy established in accordance with the laws of that province,

together with

(c) an affidavit or declaration of transmission made by a person referred to in paragraph (2)(a), stating the particulars of the transmission, and

(d) the security certificate that was owned by the deceased holder

(i) in case of a transfer to a person referred to in paragraph (2)(a), with or without the endorsement of that person, and

(ii) in case of a transfer to any other person, endorsed in accordance with section 65,

and accompanied by any assurance the corporation may require under section 77.

Excepted transmissions

(8) Despite subsection (7), if the laws of the jurisdiction governing the transmission of a security of a deceased holder do not require a grant of probate or of letters of administration or the probate of the will or the notarial minutes of the probate in respect of the transmission, a personal representative of the deceased holder is entitled, subject to any applicable law relating to the collection of taxes, to become a registered holder or to designate a registered holder, if the personal representative deposits with the corporation or its transfer agent

(a) the security certificate that was owned by the deceased holder; and

que la société peut exiger en vertu de l’article 77, des documents suivants:

a) l’original, au Québec, du jugement en vérification de testament ou du procès-verbal notarié de vérification, ou, ailleurs qu’au Québec, des lettres d’homologation ou des lettres d’administration, ou une copie certifiée conforme de l’un de ces documents par:

(i) soit le tribunal qui a prononcé le jugement ou délivré les lettres d’homologation ou d’administration ou le notaire qui a dressé le procès-verbal,

(ii) soit une société de fiducie constituée en vertu des lois fédérales ou provinciales,

(iii) soit un avocat ou un notaire agissant pour le compte de la personne visée à l’alinéa (2)a);

b) en cas de transmission par testament notarié au Québec, une copie authentique de ce testament établie conformément aux lois de cette province;

c) un affidavit ou une déclaration, établi par l’une des personnes visées à l’alinéa (2)a) et énonçant les conditions de la transmission;

d) les certificats de valeurs mobilières du détenteur décédé:

(i) dans le cas d’un transfert à l’une des personnes visées à l’alinéa (2)a), endossés ou non par cette personne,

(ii) dans le cas d’un transfert à une autre personne, endossés en conformité avec l’article 65.

Transmissions

(8) Malgré le paragraphe (7), le représentant personnel du détenteur décédé de valeurs mobilières dont la transmission est régie par une loi n’exigeant pas de jugement en vérification de testament, de procès-verbal notarié de vérification ou de lettres d’homologation ou d’administration, est fondé, sous réserve de toute loi fiscale applicable, à devenir détenteur inscrit, ou à le désigner, sur remise à la société ou à son agent de transfert des documents suivants:

a) les certificats de valeurs mobilières du détenteur décédé;

b) une preuve raisonnable des lois applicables, des droits ou intérêts du détenteur décédé sur ces valeurs

Current to February 11, 2020	54	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 51-53	Articles 51-53

(b) reasonable proof of the governing laws, of the deceased holder’s interest or right in the security and of the right of the personal representative or the person designated by the personal representative to become the registered holder.

Right of corporation

(9) Deposit of the documents required by subsection (7) or (8) empowers a corporation or its transfer agent to record in a securities register the transmission of a security from the deceased holder to a person referred to in paragraph (2)(a) or to such person as the person referred to in that paragraph may designate and, thereafter, to treat the person who thus becomes a registered holder as the owner of those securities.

R.S., 1985, c. C-44, s. 51; 2001, c. 14, ss. 31, 135(E); 2011, c. 21, s. 31; 2018, c. 8, s. 9(E).

Overissue

52 (1) The provisions of this Part that validate a security or compel its issue or reissue do not apply to the extent that validation, issue or reissue would result in overissue, but

(a) if a valid security, similar in all respects to the security involved in the overissue, is reasonably available for purchase, the person entitled to the validation or issue may compel the issuer to purchase and deliver such a security against surrender of the security that the person holds;

(b) if a valid security, similar in all respects to the security involved in the overissue, is not reasonably available for purchase, the person entitled to the validation or issue may recover from the issuer an amount equal to the price the last purchaser for value paid for the invalid security.

Retroactive validation

(2) When an issuer amends its articles or a trust indenture to which it is a party to increase its authorized securities to a number equal to or in excess of the number of securities previously authorized plus the amount of the securities overissued, the securities so overissued are valid from the date of their issue.

Payment not a purchase or redemption

(3) A purchase or payment by an issuer under subsection (1) is not a purchase or payment to which section 34, 35, 36 or 39 applies.

R.S., 1985, c. C-44, s. 52; 2001, c. 14, s. 135(E).

Burden of proof

53 In an action on a security,

mobilières et du droit du représentant personnel ou de la personne qu’il désigne d’en devenir le détenteur inscrit.

Droit de la société

(9) Le dépôt des documents exigés aux paragraphes (7) ou (8) donne, à la société ou à son agent de transfert, le pouvoir de mentionner au registre des valeurs mobilières la transmission de valeurs mobilières du détenteur décédé à l’une des personnes visées à l’alinéa (2)a) ou à la personne qu’elles peuvent désigner et, par la suite, de considérer la personne qui en devient détenteur inscrit comme leur propriétaire.

L.R. (1985), ch. C-44, art. 51; 2001, ch. 14, art. 31 et 135(A); 2011, ch. 21, art. 31; 2018, ch. 8, art. 9(A).

Émission excédentaire

52 (1) L’application des dispositions de la présente partie validant des valeurs mobilières ou en imposant l’émission ou la réémission ne saurait engendrer une émission excédentaire; toutefois, les personnes habiles à réclamer cette application peuvent, selon qu’il est possible ou non d’acquérir des valeurs mobilières identiques à celles qui sont en cause dans l’émission excédentaire, respectivement:

a) contraindre l’émetteur à les acquérir et à les lui livrer sur remise de celles qu’elles détiennent;

b) recouvrer de l’émetteur une somme égale au prix payé par le dernier acquéreur contre valeur des valeurs mobilières non valides.

Validation rétroactive

(2) Les valeurs mobilières émises en excédent sont valides et autorisées à compter de la date d’émission, si l’émetteur modifie en conséquence ses statuts ou tout acte de fiducie auquel il est partie.

Absence d’achat et de rachat

(3) Les articles 34, 35, 36 ou 39 ne s’appliquent ni à l’acquisition ni au paiement qu’effectue un émetteur en vertu du paragraphe (1).

L.R. (1985), ch. C-44, art. 52; 2001, ch. 14, art. 135(A).

Charge de la preuve

53 Dans tout procès portant sur des valeurs mobilières:

Current to February 11, 2020	55	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Interpretation and General	Définitions et dispositions générales
Sections 53-55	Articles 53-55

(a) unless specifically denied in the pleadings, each signature on the security or in a necessary endorsement is admitted;

(b) a signature on the security is presumed to be genuine and authorized but, if the effectiveness of the signature is put in issue, the burden of establishing that it is genuine and authorized is on the party claiming under the signature;

(c) if a signature is admitted or established, production of the instrument entitles a holder to recover on it unless the defendant establishes a defence or a defect going to the validity of the security; and

(d) if the defendant establishes that a defence or defect exists, the plaintiff has the burden of establishing that the defence or defect is ineffective against the plaintiff or some person under whom the plaintiff claims.

R.S., 1985, c. C-44, s. 53; 2001, c. 14, s. 135(E).

Securities fungible

54 Unless otherwise agreed and subject to the provisions of this Act, of any other applicable Act of Parliament, of any applicable Act of the legislature of a province or of any applicable regulation made under any such Act or to any applicable stock exchange rule, a person required to deliver securities may deliver any security of the specified issue.

R.S., 1985, c. C-44, s. 54; 2001, c. 14, s. 135(E); 2018, c. 8, s. 10.

Issue — Issuer

Notice of defect

55 (1) Even against a purchaser for value without notice of a defect going to the validity of a security, the terms of the security include those stated on the security and those incorporated in it by reference to another instrument or act, statute, rule, regulation or order to the extent that the terms so incorporated do not conflict with the stated terms, but such a reference is not of itself notice to a purchaser for value of a defect going to the validity of the security, even though the security expressly states that a person accepting it admits the notice.

Purchaser for value

(2) A security is valid in the hands of a purchaser for value without notice of any defect going to its validity.

a) à défaut de contestation expresse dans les actes de procédure, les signatures figurant sur ces valeurs ou les endossements obligatoires sont admises sans autre preuve;

b) les signatures figurant sur ces valeurs mobilières sont présumées être authentiques et autorisées, à charge pour la partie qui s’en prévaut de l’établir en cas de contestation;

c) sur production des titres dont la signature est admise ou prouvée, leur détenteur obtient gain de cause, sauf si le défendeur soulève un moyen de défense ou l’existence d’un vice mettant en cause la validité de ces valeurs;

d) il incombe au demandeur de prouver l’inopposabilité, à lui-même ou aux personnes dont il invoque les droits, des moyens de défense ou du vice dont le défendeur établit l’existence.

L.R. (1985), ch. C-44, art. 53; 2001, ch. 14, art. 135(A).

Valeurs mobilières fongibles

54 Sauf convention à l’effet contraire et sous réserve de toute disposition de la présente loi, de toute autre loi fédérale, de toute loi provinciale ou de tout règlement pris en vertu de telles lois ou de toute règle d’une bourse qui s’applique, la personne tenue de livrer des valeurs mobilières peut livrer n’importe quelles valeurs de l’émission spécifiée.

L.R. (1985), ch. C-44, art. 54; 2001, ch. 14, art. 135(A); 2018, ch. 8, art. 10.

Émission — Émetteur

Avis du vice

55 (1) Les modalités d’une valeur mobilière comprennent celles qui y sont énoncées et celles qui, dans la mesure où elles sont compatibles avec les précédentes, y sont rattachées par renvoi à tout autre acte, loi, règle, règlement ou ordonnance, ce renvoi ne constituant pas en lui-même pour l’acquéreur contre valeur l’avis de l’existence d’un vice mettant en cause la validité de la valeur, même si celle-ci énonce expressément que la personne qui l’accepte admet l’existence de cet avis.

Acheteur

(2) La valeur mobilière est valide entre les mains de tout acquéreur contre valeur, non avisé de l’existence d’un vice mettant en cause sa validité.

Current to February 11, 2020	56	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Issue — Issuer	Émission — Émetteur
Sections 55-58	Articles 55-58

Lack of genuineness

(3) Subject to section 57, the fact that a security is not genuine is a complete defence even against a purchaser for value without notice.

Ineffective defences

(4) All other defences of an issuer, including non-delivery and conditional delivery of a security, are ineffective against a purchaser for value without notice of the particular defence.

R.S., 1985, c. C-44, s. 55; 2011, c. 21, s. 32(E).

Staleness as notice of defect

56 After an event that creates a right to immediate performance of the principal obligation evidenced by a security, or that sets a date on or after which a security is to be presented or surrendered for redemption or exchange, a purchaser is deemed to have notice of any defect in its issue or of any defence of the issuer,

(a) if the event requires the payment of money or the delivery of securities, or both, on presentation or surrender of the security, and such money or securities are available on the date set for payment or exchange, and the purchaser takes the security more than one year after that date; or

(b) if the purchaser takes the security more than two years after the date set for presentation or surrender or the date on which such performance became due.

R.S., 1985, c. C-44, s. 56; 2001, c. 14, s. 135(E).

Unauthorized signature

57 An unauthorized signature on a security before or in the course of its issue is ineffective, except that the signature is effective in favour of a purchaser for value and without notice of the lack of authority, if the signing has been done by

(a) an authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security, or of similar securities, or their immediate preparation for signing; or

(b) an employee of the issuer or of a person referred to in paragraph (a) who in the ordinary course of their duties handles the security.

R.S., 1985, c. C-44, s. 57; 2001, c. 14, s. 135(E).

Completion or alteration

58 (1) Where a security contains the signatures necessary for its issue or transfer but is incomplete in any other respect,

Défaut d’authenticité

(3) Sous réserve de l’article 57, le défaut d’authenticité d’une valeur mobilière constitue un moyen de défense péremptoire, même contre l’acquéreur contre valeur, non avisé.

Défenses irrecevables

(4) L’émetteur ne peut opposer à l’acquéreur contre valeur, non avisé, aucun autre moyen de défense, y compris l’absence de livraison ou la livraison sous condition d’une valeur mobilière.

L.R. (1985), ch. C-44, art. 55; 2011, ch. 21, art. 32(A).

Présomption de connaissance d’un vice

56 À la survenance de tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de valeurs mobilières pour rachat ou échange, sont présumés connaître tout défaut relatif à leur émission ou tout moyen de défense opposé par l’émetteur, les acquéreurs qui prennent ces valeurs:

a) plus d’un an après la date où, sur présentation ou remise de ces valeurs, les fonds à verser ou les valeurs à livrer en raison de la survenance de l’événement sont disponibles;

b) plus de deux ans après la date, soit de présentation ou de livraison, soit d’exécution prévue pour l’obligation principale.

L.R. (1985), ch. C-44, art. 56; 2001, ch. 14, art. 135(A).

Signature non autorisée

57 Les signatures non autorisées apposées sur les valeurs mobilières avant ou pendant une émission sont sans effet sauf à l’égard de l’acquéreur contre valeur, non avisé de ce défaut, si elles émanent:

a) d’une personne chargée, soit, par l’émetteur, de signer ces valeurs ou des valeurs analogues ou d’en préparer directement la signature, soit d’en reconnaître l’authenticité, notamment un fiduciaire ou un agent d’inscription ou de transfert;

b) d’un employé de l’émetteur ou d’une personne visée à l’alinéa a) qui, dans le cadre normal de ses fonctions, a eu ou a cette valeur en main.

L.R. (1985), ch. C-44, art. 57; 2001, ch. 14, art. 135(A).

Valeur mobilière à compléter

58 (1) Les valeurs mobilières revêtues des signatures requises pour leur émission ou leur transfert, mais ne portant pas d’autres mentions nécessaires:

Current to February 11, 2020	57	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Issue — Issuer	Émission — Émetteur
Sections 58-60	Articles 58-60

(a) any person may complete it by filling in the blanks in accordance with their authority; and

(b) notwithstanding that the blanks are incorrectly filled in, the security as completed is enforceable by a purchaser who took it for value and without notice of such incorrectness.

Enforceability

(2) A completed security that has been improperly altered, even if fraudulently altered, remains enforceable but only according to its original terms.

R.S., 1985, c. C-44, s. 58; 2001, c. 14, s. 135(E).

Warranties of agents

59 (1) A person signing a security as authenticating trustee, registrar, transfer agent or other person entrusted by the issuer with the signing of the security warrants to a purchaser for value without notice that

(a) the security is genuine;

(b) the person’s acts in connection with the issue of the security are within their authority; and

(c) the person has reasonable grounds for believing that the security is in the form and within the amount the issuer is authorized to issue.

Limitation of liability

(2) Unless otherwise agreed, a person referred to in subsection (1) does not assume any further liability for the validity of a security.

R.S., 1985, c. C-44, s. 59; 2001, c. 14, s. 135(E).

Purchase

Title of purchaser

60 (1) On delivery of a security the purchaser acquires the rights in the security that the transferor had or had authority to convey, except that a purchaser who has been a party to any fraud or illegality affecting the security or who as a prior holder had notice of an adverse claim does not improve their position by taking from a later bona fide purchaser.

Title of bona fide purchaser

(2) A bona fide purchaser, in addition to acquiring the rights of a purchaser, also acquires the security free from any adverse claim.

a) peuvent être complétées par toute personne qui a le pouvoir d’en remplir les blancs;

b) même si les blancs sont mal remplis, produisent leurs effets en faveur des acquéreurs contre valeur, non avisés de ce défaut.

Force exécutoire

(2) Les valeurs mobilières, irrégulièrement voire frauduleusement modifiées, ne peuvent produire leurs effets que conformément à leurs modalités initiales.

L.R. (1985), ch. C-44, art. 58; 2001, ch. 14, art. 135(A).

Garanties des mandataires

59 (1) Les personnes chargées, soit, par l’émetteur, de signer une valeur mobilière, soit d’en reconnaître l’authenticité, notamment les fiduciaires ou les agents d’inscription ou de transfert, garantissent, par leur signature:

a) l’authenticité de cette valeur;

b) leur pouvoir d’agir dans le cadre de l’émission de cette valeur;

c) l’existence de bonnes raisons de croire que l’émetteur était autorisé à émettre sous cette forme une valeur de ce montant,

à l’acquéreur contre valeur, non avisé d’irrégularités à ce sujet.

Limite de la responsabilité

(2) Sauf convention à l’effet contraire, les personnes visées au paragraphe (1) n’assument aucune autre responsabilité quant à la validité d’une valeur mobilière.

L.R. (1985), ch. C-44, art. 59; 2001, ch. 14, art. 135(A).

Acquisition

Titre de l’acquéreur

60 (1) Dès livraison de la valeur mobilière, les droits transmissibles du cédant passent à l’acquéreur, mais le fait de détenir une valeur d’un acheteur de bonne foi ne saurait modifier la situation du cessionnaire qui a participé à une fraude ou à un acte illégal mettant en cause la validité de cette valeur ou qui, en tant qu’ancien détenteur, connaissait l’existence d’une opposition.

Titre de l’acheteur de bonne foi

(2) L’acheteur de bonne foi acquiert, outre les droits de l’acquéreur, la valeur mobilière libre de toute opposition.

Current to February 11, 2020	58	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 60-63	Articles 60-63

Limitation of the purchase

(3) A purchaser acquires rights only to the extent of the interest or right purchased.

R.S., 1985, c. C-44, s. 60; 2001, c. 14, s. 135(E); 2011, c. 21, s. 33(E).

Deemed notice of adverse claim

61 (1) A purchaser of a security, or any broker for a seller or purchaser, is deemed to have notice of an adverse claim if

(a) the security, whether in bearer or registered form, has been endorsed “for collection” or “for surrender” or for some other purpose not involving transfer; or

(b) the security is in bearer form and has on it a statement that it is the property of a person other than the transferor, except that the mere writing of a name on a security is not such a statement.

Notice of fiduciary duty

(2) Notwithstanding that a purchaser, or any broker for a seller or purchaser, has notice that a security is held for a third person or is registered in the name of or endorsed by a fiduciary, they have no duty to inquire into the rightfulness of the transfer and have no notice of an adverse claim, except that where they know that the consideration is to be used for, or that the transaction is for, the personal benefit of the fiduciary or is otherwise in breach of the fiduciary’s duty, the purchaser or broker is deemed to have notice of an adverse claim.

R.S., 1985, c. C-44, s. 61; 2001, c. 14, s. 135(E).

Staleness as notice of adverse claim

62 An event that creates a right to immediate performance of the principal obligation evidenced by a security or that sets a date on or after which the security is to be presented or surrendered for redemption or exchange is not of itself notice of an adverse claim, except in the case of a purchase

(a) after one year from any date set for such presentation or surrender for redemption or exchange; or

(b) after six months from any date set for payment of money against presentation or surrender of the security if funds are available for payment on that date.

1974-75-76, c. 33, s. 58; 1978-79, c. 9, s. 1(F).

Warranties to issuer

63 (1) A person who presents a security for registration of transfer or for payment or exchange warrants to the issuer that the person is entitled to the registration, payment or exchange, except that a purchaser for value without notice of an adverse claim who receives a new, reissued or re-registered security on registration of

Droits limités

(3) L’acquéreur n’acquiert de droits que dans les limites de son acquisition.

L.R. (1985), ch. C-44, art. 60; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 33(A).

Présomption d’opposition

61 (1) Sont réputés avisés de l’existence d’oppositions les courtiers ou acquéreurs des valeurs mobilières:

a) endossées « pour recouvrement », « pour remise » ou à toute fin n’emportant pas transfert;

b) au porteur revêtues d’une mention, autre que la simple inscription d’un nom, selon laquelle l’auteur du transfert n’en est pas propriétaire.

Avis du mandat d’un représentant

(2) L’acquéreur ou le courtier, avisé de la détention d’une valeur mobilière pour le compte d’un tiers, de son inscription au nom d’un représentant ou de son endossement par ce dernier, n’est ni tenu de s’enquérir de la régularité du transfert ni réputé être avisé de l’existence d’une opposition; cependant l’acquéreur qui sait que le représentant agit en violation de son mandat, notamment en utilisant la contrepartie ou en effectuant l’opération, à des fins personnelles, est réputé avisé de l’existence d’une opposition.

L.R. (1985), ch. C-44, art. 61; 2001, ch. 14, art. 135(A).

Péremption valant avis d’opposition

62 Tout événement ouvrant droit à l’exécution immédiate des obligations principales attestées dans des valeurs mobilières ou permettant de fixer la date de présentation ou de remise de ces valeurs pour rachat ou échange ne constitue pas en lui-même l’avis de l’existence d’une opposition, sauf dans le cas d’une acquisition effectuée:

a) soit plus d’un an après cette date;

b) soit plus de six mois après la date où les fonds, s’ils sont disponibles, doivent être versés sur présentation ou remise de ces valeurs.

1974-75-76, ch. 33, art. 58; 1978-79, ch. 9, art. 1(F).

Garanties à l’émetteur

63 (1) La personne qui présente une valeur mobilière pour inscription de son transfert, pour paiement ou pour échange garantit à l’émetteur le bien-fondé de sa demande; toutefois, l’acquéreur contre valeur, non avisé de l’existence d’une opposition, qui reçoit une valeur mobilière soit nouvelle, soit réémise ou réinscrite,

Current to February 11, 2020	59	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 63-64	Articles 63-64

transfer warrants only that the purchaser has no knowledge of any unauthorized signature in a necessary endorsement.

Warranties to purchaser

(2) A person by transferring a security to a purchaser for value warrants only that

(a) the transfer is effective and rightful;

(b) the security is genuine and has not been materially altered; and

(c) the person knows of nothing that might impair the validity of the security.

Warranties of intermediary

(3) Where a security is delivered by an intermediary known by the purchaser to be entrusted with delivery of the security on behalf of another or with collection of a draft or other claim to be collected against such delivery, the intermediary by such delivery warrants only the intermediary’s good faith and authority even if the intermediary has purchased or made advances against the draft or other claim to be collected against the delivery.

Warranties of pledgee

(4) A pledgee or other holder for purposes of security who redelivers a security received, or after payment and on order of the debtor delivers that security to a third person, gives only the warranties of an intermediary under subsection (3).

Warranties of broker

(5) A broker gives to a customer, to the issuer or to a purchaser, as the case may be, the warranties provided in this section and has the rights and privileges of a purchaser under this section, and those warranties of and in favour of the broker acting as an agent or mandatary are in addition to warranties given by the customer and warranties given in favour of the customer.

R.S., 1985, c. C-44, s. 63; 2001, c. 14, s. 135(E); 2011, c. 21, s. 34(E).

Right to compel endorsement

64 When a security in registered form is delivered to a purchaser without a necessary endorsement, the purchaser may become a bona fide purchaser only as of the time the endorsement is supplied, but against the transferor the transfer is complete on delivery and the purchaser has a specifically enforceable right to have any necessary endorsement supplied.

R.S., 1985, c. C-44, s. 64; 2001, c. 14, s. 135(E).

garantit seulement, dès l’inscription du transfert, l’inexistence, à sa connaissance, de signatures non autorisées lors d’endossements obligatoires.

Garanties à l’acquéreur contre valeur

(2) La personne qui transfère la valeur mobilière à l’acquéreur contre valeur garantit seulement:

a) la régularité et le caractère effectif de ce transfert;

b) l’authenticité de la valeur mobilière et l’absence d’altérations importantes;

c) l’inexistence, à sa connaissance, de vices mettant en cause la validité de cette valeur.

Garanties de l’intermédiaire

(3) L’intermédiaire qui, au su de l’acquéreur, est chargé de livrer une valeur mobilière pour le compte d’une autre personne ou en recouvrement d’une créance, notamment une traite, garantit, par la livraison, seulement sa propre bonne foi et sa qualité pour agir, même s’il a consenti ou souscrit des avances sur cette créance.

Garanties du créancier gagiste

(4) Le détenteur à titre de garantie, y compris le créancier gagiste, qui, après paiement et sur ordre du débiteur, livre à un tiers la valeur mobilière qu’il a reçue, ne donne que les garanties de l’intermédiaire, prévues au paragraphe (3).

Garanties du courtier

(5) Le courtier donne à son client, à l’émetteur ou à l’acquéreur les garanties prévues au présent article et jouit des droits et privilèges que ledit article confère à l’acquéreur; les garanties que donne ou dont bénéficie le courtier agissant comme mandataire s’ajoutent aux garanties que donne ou dont bénéficie son client.

L.R. (1985), ch. C-44, art. 63; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 34(A).

Droit d’exiger l’endossement

64 Le transfert d’une valeur mobilière nominative livrée sans l’endossement obligatoire est parfait à l’égard du cédant dès la livraison, mais l’acquéreur ne devient acheteur de bonne foi qu’après l’endossement qu’il peut formellement exiger.

L.R. (1985), ch. C-44, art. 64; 2001, ch. 14, art. 135(A).

Current to February 11, 2020	60	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Section 65	Article 65

Definition of appropriate person

65 (1) In this section, appropriate person means

(a) the person specified by the security or by special endorsement to be entitled to the security;

(b) if a person described in paragraph (a) is described as a fiduciary but is no longer serving in the described capacity, either that person or the person’s successor;

(c) if the security or endorsement mentioned in paragraph (a) specifies more than one person as fiduciaries and one or more are no longer serving in the described capacity, the remaining fiduciary or fiduciaries, whether or not a successor has been appointed or qualified;

(d) if a person described in paragraph (a) is an individual and is without capacity to act by reason of death, minority or incapability, the person’s fiduciary;

(e) if the security or endorsement mentioned in paragraph (a) specifies more than one person with right of survivorship and by reason of death all cannot sign, the survivor or survivors;

(f) a person having power to sign under applicable law or a power of attorney; or

(g) to the extent that a person described in paragraphs (a) to (f) may act through an agent or mandatary, the authorized agent or mandatary.

Determining appropriate person

(2) Whether the person signing is an appropriate person is determined as of the time of signing and an endorsement by such a person does not become unauthorized for the purposes of this Part by reason of any subsequent change of circumstances.

Endorsement

(3) An endorsement of a security in registered form is made when an appropriate person signs, either on the security or on a separate document, an assignment or transfer of the security or a power to assign or transfer it, or when the signature of an appropriate person is written without more on the back of the security.

Special or blank

(4) An endorsement may be special or in blank.

Blank endorsement

(5) An endorsement in blank includes an endorsement to bearer.

Définition de personne compétente

65 (1) Au présent article, personne compétente désigne:

a) le titulaire de la valeur mobilière, mentionné dans celle-ci ou dans un endossement nominatif;

b) la personne visée à l’alinéa a) désignée en qualité de représentant, mais qui n’agit plus en cette qualité ou son successeur;

c) tout représentant dont le nom figure parmi ceux qui sont mentionnés sur la valeur mobilière ou l’endossement visé à l’alinéa a), indépendamment de la présence d’un successeur nommé ou agissant à la place de ceux qui n’ont plus qualité;

d) le représentant de la personne visée à l’alinéa a) si celle-ci est un particulier décédé, mineur ou incapable;

e) tout survivant parmi les bénéficiaires avec gain de survie nommés dans la valeur mobilière ou l’endossement mentionné à l’alinéa a);

f) la personne qui a le pouvoir de signer en vertu de la loi applicable ou d’une procuration;

g) le mandataire autorisé des personnes visées aux alinéas a) à f) dans la mesure où elles ont qualité de désigner un mandataire.

Appréciation de l’état de personne compétente

(2) La question de la compétence des signataires se règle au moment de la signature et aucune modification des circonstances ne peut rendre un endossement non autorisé au sens de la présente partie.

Endossement

(3) L’endossement d’une valeur mobilière nominative aux fins de cession ou de transfert se fait par l’apposition, soit à l’endos de cette valeur sans autre formalité, soit sur un document distinct ou sur une procuration à cet effet, de la signature d’une personne compétente.

Endossement nominatif ou en blanc

(4) L’endossement peut être nominatif ou en blanc.

Endossement en blanc

(5) L’endossement au porteur est assimilé à l’endossement en blanc.

Current to February 11, 2020	61	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 65-68	Articles 65-68

Special endorsement

(6) A special endorsement specifies the person to whom the security is to be transferred, or who has power to transfer it.

Right of holder

(7) A holder may convert an endorsement in blank into a special endorsement.

Immunity of endorser

(8) Unless otherwise agreed, the endorser assumes no obligation that the security will be honoured by the issuer.

Partial endorsement

(9) An endorsement purporting to be only of part of a security representing units intended by the issuer to be separately transferable is effective to the extent of the endorsement.

Failure of fiduciary to comply

(10) Failure of a fiduciary to comply with a controlling instrument or act or with the law of the jurisdiction governing the fiduciary relationship, including any law requiring the fiduciary to obtain court approval of a transfer, does not render the fiduciary’s endorsement unauthorized for the purposes of this Part.

R.S., 1985, c. C-44, s. 65; 2001, c. 14, ss. 32(E), 135(E); 2011, c. 21, s. 35(E); 2018, c. 8, s. 11.

Effect of endorsement without delivery

66 An endorsement of a security whether special or in blank does not constitute a transfer until delivery of the security on which it appears or, if the endorsement is on a separate document, until delivery of both the security and that document.

1974-75-76, c. 33, s. 62; 1978-79, c. 9, s. 1(F).

Endorsement in bearer form

67 An endorsement of a security in bearer form may give notice of an adverse claim under section 61 but does not otherwise affect any right to registration that the holder has.

1974-75-76, c. 33, s. 63; 1978-79, c. 9, s. 1(F).

Effect of unauthorized endorsement

68 (1) The owner of a security may assert the ineffectiveness of an endorsement against the issuer or any purchaser, other than a purchaser for value without notice of an adverse claim who has in good faith received a new, reissued or re-registered security on registration of transfer, unless the owner

Endossement nominatif

(6) L’endossement nominatif désigne soit le cessionnaire, soit la personne qui a le pouvoir de transférer la valeur mobilière.

Droit du détenteur

(7) Le détenteur peut convertir l’endossement en blanc en endossement nominatif.

Absence de responsabilité de l’endosseur

(8) Sauf convention à l’effet contraire, l’endosseur ne garantit pas que l’émetteur honorera la valeur mobilière.

Endossement partiel

(9) L’endossement apparemment effectué pour une partie d’une valeur mobilière représentant des unités que l’émetteur avait l’intention de rendre transférables séparément n’a d’effet que dans cette mesure.

Fautes du représentant

(10) Ne constitue pas un endossement non autorisé au sens de la présente partie celui qu’effectue le représentant qui ne se conforme pas à l’acte qui l’habilite ou aux lois régissant son statut de représentant, notamment la loi qui lui impose de faire approuver judiciairement le transfert.

L.R. (1985), ch. C-44, art. 65; 2001, ch. 14, art. 32(A) et 135(A); 2011, ch. 21, art. 35(A); 2018, ch. 8, art. 11.

Effet de l’endossement sans livraison

66 L’endossement d’une valeur mobilière n’emporte son transfert que lors de la livraison de cette valeur et, le cas échéant, du document distinct le constatant.

1974-75-76, ch. 33, art. 62; 1978-79, ch. 9, art. 1(F).

Endossement au porteur

67 L’endossement au porteur d’une valeur mobilière peut constituer l’avis de l’opposition prévue à l’article 61, mais ne porte pas autrement atteinte aux droits du détenteur à l’inscription.

1974-75-76, ch. 33, art. 63; 1978-79, ch. 9, art. 1(F).

Effet d’un endossement non autorisé

68 (1) Le propriétaire d’une valeur mobilière peut opposer l’invalidité d’un endossement à l’émetteur ou à tout acquéreur, à l’exception de l’acquéreur contre valeur, non avisé de l’existence d’oppositions, qui a reçu de bonne foi, lors d’un transfert, une valeur mobilière soit nouvelle, soit réémise ou réinscrite, sauf:

Current to February 11, 2020	62	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 68-70	Articles 68-70

(a) has ratified an unauthorized endorsement of the security; or

(b) is otherwise precluded from impugning the effectiveness of an unauthorized endorsement.

Liability of issuer

(2) An issuer who registers the transfer of a security on an unauthorized endorsement is liable for improper registration.

1974-75-76, c. 33, s. 64; 1978-79, c. 9, s. 1(F).

Warranties of guarantor of signature

69 (1) A person who guarantees a signature of an endorser of a security warrants that at the time of signing

(a) the signature was genuine;

(b) the signer was an appropriate person as defined in section 65 to endorse; and

(c) the signer had legal capacity to sign.

Limitation of liability

(2) A person who guarantees a signature of an endorser does not otherwise warrant the rightfulness of the particular transfer.

Warranties of guarantor of endorsement

(3) A person who guarantees an endorsement of a security warrants both the signature and the rightfulness of the transfer in all respects, but an issuer may not require a guarantee of endorsement as a condition to registration of transfer.

Extent of liability

(4) The warranties referred to in this section are made to any person taking or dealing with the security relying on the guarantee and the guarantor is liable to such person for any loss resulting from breach of warranty.

1974-75-76, c. 33, s. 65; 1978-79, c. 9, s. 1(F).

Constructive delivery of a security

70 (1) Delivery to a purchaser occurs when

(a) the purchaser or a person designated by the purchaser acquires possession of a security;

(b) the broker of the purchaser acquires possession of a security specially endorsed to or issued in the name of the purchaser;

(c) the broker of the purchaser sends the purchaser confirmation of the purchase and identifies in a record a specific security as belonging to the purchaser; or

a) s’il a ratifié un endossement non autorisé de cette valeur;

b) s’il est par ailleurs privé du droit de contester la validité d’un endossement non autorisé.

Responsabilité de l’émetteur

(2) L’émetteur engage sa responsabilité en procédant à l’inscription du transfert d’une valeur mobilière à la suite d’un endossement non autorisé.

1974-75-76, ch. 33, art. 64; 1978-79, ch. 9, art. 1(F).

Garantie de la signature

69 (1) La personne qui garantit la signature de l’endosseur d’une valeur mobilière atteste, au moment où elle a été donnée:

a) son authenticité;

b) la compétence du signataire, au sens de l’article 65;

c) la capacité juridique du signataire.

Limite de la responsabilité

(2) La personne qui atteste la signature de l’endosseur ne garantit pas la régularité du transfert.

Garantie de l’endossement

(3) La personne qui garantit l’endossement d’une valeur mobilière atteste la régularité tant de la signature que du transfert; toutefois, l’émetteur ne peut exiger une garantie d’endossement comme condition de l’inscription du transfert.

Étendue de la responsabilité

(4) Les garanties visées au présent article sont données aux personnes qui négocient des valeurs mobilières sur la foi de garanties, le garant étant responsable des dommages causés par tout manquement en ce domaine.

1974-75-76, ch. 33, art. 65; 1978-79, ch. 9, art. 1(F).

Présomption de livraison

70 (1) Il y a livraison des valeurs mobilières à l’acquéreur dès que, selon le cas:

a) lui-même ou la personne qu’il désigne en prend possession;

b) son courtier en prend possession, qu’elles soient émises au nom de l’acquéreur ou endossées nominativement à son profit;

Current to February 11, 2020	63	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 70-71	Articles 70-71

(d) with respect to an identified security to be delivered while still in the possession of a third person, that person acknowledges holding it for the purchaser.

Constructive ownership

(2) A purchaser is the owner of a security that a broker holds for the purchaser, but is not a holder except in the cases referred to in paragraphs (1)(b) and (c).

Ownership of part of fungible bulk

(3) If a security is part of a fungible bulk, a purchaser of the security is the owner of a proportionate share in the fungible bulk.

Notice to broker

(4) Notice of an adverse claim received by a broker or by a purchaser after the broker takes delivery as a holder for value is not effective against the broker or the purchaser, except that, as between the broker and the purchaser, the purchaser may demand delivery of an equivalent security as to which no notice of an adverse claim has been received.

R.S., 1985, c. C-44, s. 70; 2001, c. 14, s. 135(E); 2011, c. 21, s. 36(E).

Delivery of security

71 (1) Unless otherwise agreed, if a sale of a security is made on an exchange or otherwise through brokers,

(a) the selling customer fulfils their duty to deliver by delivering the security to the selling broker or to a person designated by the selling broker or by causing an acknowledgment to be made to the selling broker that it is held for the selling broker; and

(b) the selling broker, including a correspondent broker, acting for a selling customer fulfils their duty to deliver by delivering the security or a like security to the buying broker or to a person designated by the buying broker or by effecting clearance of the sale in accordance with the rules of the exchange on which the transaction took place.

Duty to deliver

(2) Subject to this section and unless otherwise agreed, a transferor’s duty to deliver a security under a contract of purchase is not fulfilled until the transferor delivers the security in negotiable form to the purchaser or to a person designated by the purchaser, or causes an acknowledgment to be made to the purchaser that the security is held for the purchaser.

c) son courtier lui envoie confirmation de l’acquisition et les identifie, dans ses registres, comme appartenant à l’acquéreur;

d) un tiers reconnaît qu’il détient pour l’acquéreur ces valeurs identifiées et à livrer.

Présomption de propriété

(2) L’acquéreur est propriétaire des valeurs mobilières que détient pour lui son courtier, mais n’en est détenteur que dans les cas prévus aux alinéas (1)b) et c).

Propriété d’une partie d’un ensemble fongible

(3) L’acquéreur d’une valeur mobilière faisant partie d’un ensemble fongible prend une participation proportionnelle dans cet ensemble.

Avis au courtier

(4) L’avis d’opposition n’est pas opposable à l’acquéreur ou au courtier qui le reçoit après que le courtier a pris livraison de la valeur mobilière à titre onéreux; toutefois, l’acquéreur peut exiger du courtier la livraison d’une valeur mobilière équivalente qui n’a fait l’objet d’aucun avis d’opposition.

L.R. (1985), ch. C-44, art. 70; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 36(A).

Livraison d’une valeur mobilière

71 (1) Sauf convention à l’effet contraire, en cas de vente d’une valeur mobilière par l’intermédiaire de courtiers et notamment sur un marché boursier:

a) le vendeur satisfait à son obligation de livrer soit en livrant cette valeur au courtier vendeur ou à la personne qu’il désigne, soit en l’informant qu’elle est détenue pour son compte;

b) le courtier vendeur, y compris son correspondant, agissant pour le compte du vendeur, satisfait à son obligation de livrer soit en livrant cette valeur ou une valeur semblable au courtier acheteur ou à la personne que celui-ci désigne, soit en effectuant la compensation de la vente en conformité avec les règles de la place.

Obligation de livrer

(2) Sauf disposition contraire du présent article ou d’une convention, le cédant ne satisfait à son obligation de livrer, découlant d’un contrat d’acquisition, que sur livraison de la valeur mobilière sous forme négociable soit à l’acquéreur, soit à la personne qu’il désigne, soit sur avertissement donné à l’acquéreur de la détention de cette valeur pour son compte.

Current to February 11, 2020	64	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 71-74	Articles 71-74

Delivery to broker

(3) A sale to a broker purchasing for the broker’s own account is subject to subsection (2) and not subsection (1), unless the sale is made on a stock exchange.

R.S., 1985, c. C-44, s. 71; 2001, c. 14, s. 135(E).

Right to reclaim possession

72 (1) A person against whom the transfer of a security is wrongful for any reason, including incapacity, may against anyone except a bona fide purchaser reclaim possession of the security or obtain possession of any new security evidencing all or part of the same rights or claim damages.

Recovery if unauthorized endorsement

(2) If the transfer of a security is wrongful by reason of an unauthorized endorsement, the owner may reclaim possession of the security or a new security even from a bona fide purchaser if the ineffectiveness of the purported endorsement may be asserted against such purchaser under section 68.

Remedies

(3) The right to reclaim possession of a security may be specifically enforced, its transfer may be restrained and the security may be impounded or, in Quebec, sequestrated pending litigation.

R.S., 1985, c. C-44, s. 72; 2001, c. 14, s. 135(E); 2011, c. 21, s. 37(E).

Right to requisites for registration

73 (1) Unless otherwise agreed, a transferor shall on demand supply a purchaser with proof of authority to transfer or with any other requisite that is necessary to obtain registration of the transfer of a security, but if the transfer is not for value a transferor need not do so unless the purchaser pays the reasonable and necessary costs of the proof and transfer.

Rescission of transfer

(2) If the transferor fails to comply with a demand under subsection (1) within a reasonable time, the purchaser may reject or rescind the transfer.

R.S., 1985, c. C-44, s. 73; 2001, c. 14, s. 135(E).

Seizure of security

74 No seizure of a security or other interest or right evidenced by the security is effective until the person making the seizure obtains possession of the security.

R.S., 1985, c. C-44, s. 74; 2011, c. 21, s. 38.

Livraison au courtier

(3) La vente à un courtier pour son propre compte est assujettie au paragraphe (2) et non au paragraphe (1), sauf si elle est effectuée à une bourse.

L.R. (1985), ch. C-44, art. 71; 2001, ch. 14, art. 135(A).

Droit de demander la remise en possession

72 (1) La personne à laquelle le transfert d’une valeur mobilière cause un préjudice, notamment en raison de son incapacité, peut réclamer, sauf à l’acheteur de bonne foi, soit la possession de cette valeur ou d’une nouvelle valeur attestant tout ou partie des mêmes droits, soit des dommages-intérêts.

Remise en possession en cas d’endossement non autorisé

(2) Le propriétaire d’une valeur mobilière à qui le transfert cause un préjudice, par suite d’un endossement non autorisé, peut réclamer la possession de cette valeur ou d’une nouvelle valeur, même à l’acheteur de bonne foi, si l’invalidité de l’endossement est opposable à ce dernier en vertu de l’article 68.

Recours

(3) Il est possible de demander l’exécution forcée du droit de mise en possession d’une valeur mobilière, de mettre obstacle à son transfert et de la mettre sous séquestre en cours d’un litige.

L.R. (1985), ch. C-44, art. 72; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 37(A).

Droit d’obtenir les pièces nécessaires à l’inscription

73 (1) Sauf convention à l’effet contraire, le cédant est obligé, sur demande de l’acquéreur, de fournir à celui-ci la preuve qu’il a le pouvoir d’effectuer le transfert ou toute autre pièce nécessaire à l’inscription; si le transfert est à titre gratuit, le cédant est déchargé de cette obligation à moins que l’acquéreur n’en acquitte les frais raisonnables et nécessaires.

Rescision du transfert

(2) L’acquéreur peut refuser le transfert ou en demander la rescision, si le cédant ne se conforme pas, dans un délai raisonnable, à toute demande faite en vertu du paragraphe (1).

L.R. (1985), ch. C-44, art. 73; 2001, ch. 14, art. 135(A).

Saisie d’une valeur mobilière

74 La saisie portant sur une valeur mobilière ou sur un droit ou intérêt qu’elle constate n’a d’effet que lorsque le saisissant en a obtenu la possession.

L.R. (1985), ch. C-44, art. 74; 2011, ch. 21, art. 38.

Current to February 11, 2020	65	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Purchase	Acquisition
Sections 75-77	Articles 75-77

No liability for acts in good faith

75 An agent or mandatary or a bailee who in good faith, including observance of reasonable commercial standards if the agent or mandatary or the bailee is in the business of buying, selling or otherwise dealing with securities of a corporation has received securities and sold, pledged or delivered them, according to the instructions of their principal or mandator, is not liable for conversion or for participation in breach of fiduciary duty although the principal has no right to dispose of them.

R.S., 1985, c. C-44, s. 75; 2001, c. 14, ss. 33(F), 135(E); 2011, c. 21, s. 38.

Registration

Duty to register transfer

76 (1) Where a security in registered form is presented for transfer, the issuer shall register the transfer if

(a) the security is endorsed by an appropriate person as defined in section 65;

(b) reasonable assurance is given that that endorsement is genuine and effective;

(c) the issuer has no duty to inquire into adverse claims or has discharged any such duty;

(d) any applicable law relating to the collection of taxes has been complied with;

(e) the transfer is rightful or is to a bona fide purchaser; and

(f) any fee referred to in subsection 49(2) has been paid.

Liability for delay

(2) Where an issuer has a duty to register a transfer of a security, the issuer is liable to the person presenting it for registration for loss resulting from any unreasonable delay in registration or from failure or refusal to register the transfer.

1974-75-76, c. 33, s. 71; 1978-79, c. 9, s. 1(F).

Assurance that endorsement effective

77 (1) An issuer may require an assurance that each necessary endorsement on a security is genuine and effective by requiring a guarantee of the signature of the person endorsing, and by requiring

(a) if the endorsement is by an agent or mandatary, reasonable assurance of authority to sign;

Absence de responsabilité en cas de bonne foi

75 Le mandataire ou le baillaire — ayant respecté les normes commerciales raisonnables si, de par sa profession, il négocie les valeurs mobilières d’une société — qui, de bonne foi, a reçu, vendu, donné en gage ou livré ces valeurs mobilières conformément aux instructions de son mandant, ne peut être tenu responsable de détournement ni de violation d’une obligation de représentant, même si le mandant n’avait pas le droit d’aliéner ces valeurs mobilières.

L.R. (1985), ch. C-44, art. 75; 2001, ch. 14, art. 33(F) et 135(A); 2011, ch. 21, art. 38.

Inscription

Inscription obligatoire

76 (1) L’émetteur doit procéder à l’inscription du transfert d’une valeur mobilière nominative lorsque les conditions suivantes sont réunies:

a) la valeur mobilière est endossée par une personne compétente au sens de l’article 65;

b) des assurances suffisantes sur l’authenticité et la validité de cet endossement sont données;

c) il n’est pas tenu de s’enquérir de l’existence d’oppositions ou il s’est acquitté de cette obligation;

d) les lois relatives à la perception de droits ont été respectées;

e) le transfert est régulier ou est effectué au profit d’un acheteur de bonne foi;

f) les droits prévus au paragraphe 49(2) ont été acquittés.

Responsabilité

(2) L’émetteur tenu de procéder à l’inscription du transfert d’une valeur mobilière est responsable, envers la personne qui la présente à cet effet, du préjudice causé par tout retard indu ou par tout défaut ou refus.

1974-75-76, ch. 33, art. 71; 1978-79, ch. 9, art. 1(F).

Garantie de l’effet juridique de l’endossement

77 (1) L’émetteur peut demander que lui soient données des assurances sur l’authenticité et la validité de chaque endossement obligatoire, en exigeant la garantie de la signature de l’endosseur et, le cas échéant:

a) des assurances suffisantes sur la compétence de signer des mandataires;

Current to February 11, 2020	66	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Section 77	Article 77

(b) if the endorsement is by a fiduciary, evidence of appointment or incumbency;

(c) if there is more than one fiduciary, reasonable assurance that all who are required to sign have done so; and

(d) in any other case, assurance that corresponds as closely as practicable to the foregoing.

Definition of guarantee of the signature

(2) For the purposes of subsection (1), a guarantee of the signature means a guarantee signed by or on behalf of a person reasonably believed by the issuer to be responsible.

Standards

(3) An issuer may adopt reasonable standards to determine responsible persons for the purpose of subsection (2).

Definition of evidence of appointment or incumbency

(4) In paragraph (1)(b), evidence of appointment or incumbency means

(a) in the case of a fiduciary appointed by a court, a copy of the order certified in accordance with subsection 51(7), and dated not earlier than sixty days before the date a security is presented for transfer; or

(b) in any other case, a copy of a document showing the appointment or other evidence believed by the issuer to be appropriate.

Standards

(5) An issuer may adopt reasonable standards with respect to evidence for the purposes of paragraph (4)(b).

No notice to issuer

(6) An issuer is deemed not to have notice of the contents of any document referred to in subsection (4) except to the extent that the contents relate directly to appointment or incumbency.

Notice from excess documentation

(7) If an issuer demands assurance additional to that specified in this section for a purpose other than that specified in subsection (4) and obtains a copy of a will, trust or partnership agreement, by-law or similar document, the issuer is deemed to have notice of all matters contained therein affecting the transfer.

R.S., 1985, c. C-44, s. 77; 2011, c. 21, s. 39(E).

b) la preuve de la nomination ou du mandat du représentant;

c) des assurances suffisantes que tous les représentants dont la signature est requise ont signé;

d) dans les autres cas, des assurances analogues à celles qui précèdent.

Définition de garantie de la signature

(2) Pour l’application du paragraphe (1), garantie de la signature s’entend de la garantie signée par toute personne que l’émetteur a de bonnes raisons de croire digne de confiance ou pour le compte de cette personne.

Normes

(3) L’émetteur peut adopter des normes raisonnables pour déterminer les personnes dignes de confiance au sens du paragraphe (2).

Définition de preuve de la nomination ou du mandat

(4) À l’alinéa (1)b), preuve de la nomination ou du mandat s’entend:

a) dans le cas d’un représentant nommé judiciairement, de la copie de l’ordonnance certifiée conformément au paragraphe 51(7) et rendue moins de soixante jours avant la présentation pour transfert de la valeur mobilière;

b) dans tout autre cas, de la copie de tout document prouvant la nomination ou de toute autre preuve que l’émetteur estime suffisante.

Normes

(5) L’émetteur peut adopter des normes raisonnables en matière de preuve pour l’application de l’alinéa (4)b).

Absence d’avis

(6) L’émetteur n’est réputé connaître le contenu des documents obtenus en application du paragraphe (4) que si le contenu se rattache directement à une nomination ou à un mandat.

Assurances supplémentaires

(7) L’émetteur qui exige des assurances non prévues au présent article pour des fins non visées au paragraphe (4) et qui obtient copie de documents, tels que testaments, contrats de fiducie ou de société de personnes ou règlements administratifs, est réputé avoir reçu avis de tout ce qui, dans ces documents, concerne le transfert.

L.R. (1985), ch. C-44, art. 77; 2011, ch. 21, art. 39(A).

Current to February 11, 2020	67	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Section 78	Article 78

Limited duty of inquiry

78 (1) An issuer to whom a security is presented for registration has a duty to inquire into adverse claims if

(a) written notice of an adverse claim has been received at a time and in a manner that affords the issuer a reasonable opportunity to act on it before the issue of a new, reissued or re-registered security and the notice discloses the name and address of the claimant, the registered owner and the issue of which the security is a part; or

(b) the issuer is deemed to have notice of an adverse claim from a document that it obtained under subsection 77(7).

Discharge of duty

(2) An issuer may discharge a duty of inquiry by any reasonable means, including notifying an adverse claimant by registered mail sent to the address furnished by the claimant or, if no such address has been furnished, to the claimant’s residence or regular place of business, that a security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notice either

(a) the issuer is served with a restraining order or other order of a court; or

(b) the issuer is provided with an indemnity bond sufficient in the issuer’s judgment to protect the issuer and any registrar, transfer agent or other agent or mandatary of the issuer from any loss that may be incurred by any of them as a result of complying with the adverse claim.

Inquiry into adverse claims

(3) Unless an issuer is deemed to have notice of an adverse claim from a document that it obtained under subsection 77(7) or has received notice of an adverse claim under subsection (1), if a security presented for registration is endorsed by the appropriate person as defined in section 65, the issuer has no duty to inquire into adverse claims, and in particular,

(a) an issuer registering a security in the name of a person who is a fiduciary or who is described as a fiduciary is not bound to inquire into the existence, extent or correct description of the fiduciary relationship and thereafter the issuer may assume without inquiry that the newly registered owner continues to be the fiduciary until the issuer receives written notice that the fiduciary is no longer acting as such with respect to the particular security;

Limites de l’obligation de s’informer

78 (1) L’émetteur auquel est présentée une valeur mobilière pour inscription est tenu de s’informer sur toute opposition:

a) dont il est avisé par écrit, à une date et d’une façon qui lui permettent normalement d’agir avant une émission ou une réémission ou réinscription, lorsque sont révélés les nom et adresse de l’opposant, du propriétaire inscrit et l’émission dont cette valeur fait partie;

b) dont il est réputé avoir été avisé au moyen d’un document obtenu en vertu du paragraphe 77(7).

Modes d’exécution de l’obligation

(2) L’émetteur peut s’acquitter par tout moyen raisonnable de l’obligation de s’informer, notamment en avisant l’opposant, par courrier recommandé envoyé à son adresse ou, à défaut, à sa résidence ou à tout lieu où il exerce normalement son activité, de la demande d’inscription du transfert d’une valeur mobilière présentée par une personne nommément désignée, sauf si, dans les trente jours de l’envoi de cet avis, il reçoit:

a) soit signification de l’ordonnance d’un tribunal;

b) soit un cautionnement qu’il estime suffisant pour le protéger, ainsi que ses mandataires, notamment les agents d’inscription ou de transfert, du préjudice qu’ils pourraient subir pour avoir tenu compte de cette opposition.

Recherche des oppositions

(3) L’émetteur qui n’est pas réputé avoir été avisé de l’existence d’une opposition soit au moyen d’un document obtenu en vertu du paragraphe 77(7), soit en vertu du paragraphe (1), et auquel est présentée pour inscription une valeur mobilière endossée par une personne compétente au sens de l’article 65, n’est pas tenu de s’enquérir de l’existence d’oppositions et, en particulier, l’émetteur:

a) qui procède à l’inscription d’une valeur au nom d’un représentant ou d’une personne désignée comme tel n’est pas tenu de s’informer de l’existence, de l’étendue ni de la description exacte du statut de représentant et peut estimer que le propriétaire nouvellement inscrit demeure représentant, tant qu’il n’a pas reçu d’avis écrit à l’effet contraire;

Current to February 11, 2020	68	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Sections 78-80	Articles 78-80

(b) an issuer registering transfer on an endorsement by a fiduciary has no duty to inquire whether the transfer is made in compliance with the document or with the law of the jurisdiction governing the fiduciary relationship; and

(c) an issuer is deemed not to have notice of the contents of any court record or any registered document even if the record or document is in the issuer’s possession and even if the transfer is made on the endorsement of a fiduciary to the fiduciary or the fiduciary’s nominee.

Duration of notice

(4) A written notice of adverse claim received by an issuer is effective for twelve months from the date when it was received unless the notice is renewed in writing.

R.S., 1985, c. C-44, s. 78; 2001, c. 14, s. 135(E); 2011, c. 21, s. 40(E).

Limitation of issuer’s liability

79 (1) Subject to any applicable law relating to the collection of taxes, the issuer is not liable to the owner or any other person who incurs a loss as a result of the registration of a transfer of a security if

(a) the necessary endorsements were on or with the security; and

(b) the issuer had no duty to inquire into adverse claims or had discharged any such duty.

Duty of issuer in default

(2) If an issuer has registered a transfer of a security to a person not entitled to it, the issuer shall on demand deliver a like security to the owner unless

(a) subsection (1) applies;

(b) the owner is precluded by subsection 80(1) from asserting any claim; or

(c) the delivery would result in overissue, in which case the issuer’s liability is governed by section 52.

1974-75-76, c. 33, s. 74; 1978-79, c. 9, s. 1(F).

Notice of lost or stolen security

80 (1) Where a security has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the issuer of that fact by giving the issuer written notice of an adverse claim within a reasonable time after discovering the loss, destruction or taking and if the issuer has registered a transfer of the security before receiving such notice, the owner is precluded from asserting against the issuer any claim to a new security.

b) qui procède à l’inscription d’un transfert après endossement par un représentant n’est pas tenu de s’informer pour savoir si ce transfert a été effectué conformément au document ou à la loi régissant le statut de représentant;

c) est réputé ignorer le contenu d’un dossier judiciaire ou d’un document enregistré, même dans les cas où ceux-ci se trouvent en sa possession et où le transfert est effectué après endossement par un représentant, au profit de ce dernier ou à la personne qu’il désigne.

Durée de validité de l’avis

(4) L’avis écrit d’une opposition est valide douze mois à compter de sa date de réception par l’émetteur, sauf s’il est renouvelé par écrit.

L.R. (1985), ch. C-44, art. 78; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 40(A).

Limites de la responsabilité

79 (1) Sauf disposition contraire de toute loi applicable, relative à la perception de droits, l’émetteur n’est pas responsable du préjudice que cause, notamment au propriétaire de la valeur mobilière, l’inscription du transfert lorsque les conditions suivantes sont réunies:

a) la valeur est assortie des endossements requis;

b) il n’est pas tenu de s’enquérir de l’existence d’oppositions ou s’est acquitté de cette obligation.

Faute de la société

(2) L’émetteur qui fait inscrire à tort le transfert d’une valeur mobilière doit, sur demande, livrer une valeur mobilière semblable au propriétaire, sauf si, selon le cas:

a) le paragraphe (1) s’applique;

b) le propriétaire ne peut, en vertu du paragraphe 80(1), faire valoir ses droits;

c) cette livraison entraîne une émission excédentaire, l’article 52 régissant alors sa responsabilité.

1974-75-76, ch. 33, art. 74; 1978-79, ch. 9, art. 1(F).

Avis de la perte ou du vol d’une valeur mobilière

80 (1) Le propriétaire d’une valeur mobilière qui omet d’aviser par écrit l’émetteur de son opposition dans un délai raisonnable après avoir pris connaissance de la perte, de la destruction apparente ou du vol de cette valeur, ne peut faire valoir, contre celui-ci s’il a déjà procédé à l’inscription du transfert de cette valeur, son droit d’obtenir une nouvelle valeur mobilière.

Current to February 11, 2020	69	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VII Security Certificates, Registers and Transfers	PARTIE VII Certificats de valeurs mobilières, registres et transferts
Registration	Inscription
Sections 80-81	Articles 80-81

Duty of issuer to issue a new security

(2) Where the owner of a security claims that the security has been lost, destroyed or wrongfully taken, the issuer shall issue a new security in place of the original security if the owner

(a) so requests before the issuer has notice that the security has been acquired by a bona fide purchaser;

(b) furnishes the issuer with a sufficient indemnity bond; and

(c) satisfies any other reasonable requirements imposed by the issuer.

Duty to register transfer

(3) If, after the issue of a new security under subsection (2), a bona fide purchaser of the original security presents the original security for registration of transfer, the issuer shall register the transfer unless registration would result in overissue, in which case the issuer’s liability is governed by section 52.

Right of issuer to recover

(4) In addition to any rights on an indemnity bond, the issuer may recover a new security issued under subsection (2) from the person to whom it was issued or anyone taking under the person other than a bona fide purchaser.

R.S., 1985, c. C-44, s. 80; 2001, c. 14, s. 135(E).

Rights and obligations

81 (1) An authenticating trustee, registrar, transfer agent or other agent or mandatary of an issuer has, in respect of the issue, registration of transfer and cancellation of a security of the issuer,

(a) a duty to the issuer to exercise good faith and reasonable diligence; and

(b) the same obligations to the holder or owner of a security and the same rights, privileges and immunities as the issuer.

Notice to agent or mandatary

(2) Notice to an authenticating trustee, registrar, transfer agent or other agent or mandatary of an issuer is notice to the issuer with respect to the functions performed by the agent or mandatary.

R.S., 1985, c. C-44, s. 81; 2011, c. 21, s. 41.

Émission d’une nouvelle valeur mobilière

(2) L’émetteur doit émettre une nouvelle valeur mobilière au profit du propriétaire qui fait valoir la perte, la destruction ou le vol de l’une de ses valeurs et qui, à la fois:

a) l’en requiert avant d’être avisé de l’acquisition de cette valeur par un acheteur de bonne foi;

b) lui fournit un cautionnement suffisant;

c) satisfait aux autres exigences raisonnables qu’il lui impose.

Inscription du transfert

(3) Après l’émission d’une nouvelle valeur mobilière conformément au paragraphe (2), l’émetteur doit procéder à l’inscription du transfert de la valeur initiale présentée à cet effet par tout acheteur de bonne foi, sauf s’il en résulte une émission excédentaire, l’article 52 régissant alors sa responsabilité.

Droit de l’émetteur de recouvrer

(4) Outre les droits résultant d’un cautionnement, l’émetteur peut recouvrer une nouvelle valeur mobilière des mains de la personne au profit de laquelle elle a été émise conformément au paragraphe (2) ou de toute personne qui l’a reçue de celle-ci, à l’exception d’un acheteur de bonne foi.

L.R. (1985), ch. C-44, art. 80; 2001, ch. 14, art. 135(A).

Droits et obligations

81 (1) Les personnes chargées par l’émetteur de reconnaître l’authenticité des valeurs mobilières, notamment les mandataires, les agents d’inscription ou de transfert et les fiduciaires, ont, lors de l’émission, de l’inscription du transfert et de l’annulation d’une valeur mobilière de l’émetteur:

a) l’obligation envers lui d’agir de bonne foi et avec une diligence raisonnable;

b) les mêmes obligations envers le détenteur ou le propriétaire de la valeur et les mêmes droits que l’émetteur.

Avis au mandataire

(2) L’avis adressé à une personne chargée par l’émetteur de reconnaître l’authenticité d’une valeur mobilière vaut dans la même mesure pour l’émetteur.

L.R. (1985), ch. C-44, art. 81; 2011, ch. 21, art. 41.

Current to February 11, 2020	70	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 82-83	Articles 82-83

PART VIII

Trust Indentures

Definitions

82 (1) In this Part,

event of default means an event specified in a trust indenture on the occurrence of which

(a) a security interest constituted by the trust indenture becomes enforceable, or

(b) the principal, interest and other moneys payable thereunder become or may be declared to be payable before maturity,

but the event is not an event of default until all conditions prescribed by the trust indenture in connection with such event for the giving of notice or the lapse of time or otherwise have been satisfied; (cas de défaut)

trustee means any person appointed as trustee, including the administrator of the property of others, under the terms of a trust indenture to which a corporation is a party and includes any successor trustee; (fiduciaire)

trust indenture means any deed, indenture or other instrument or act, including any supplement or amendment, made by a corporation after its incorporation or continuance under this Act, under which the corporation issues debt obligations and in which a person is appointed as trustee for the holders of the debt obligations. (acte de fiducie)

Application

(2) This Part applies to a trust indenture if the debt obligations issued or to be issued under the trust indenture are part of a distribution to the public.

Exemption

(3) The Director may exempt a trust indenture from this Part if the trust indenture, the debt obligations issued thereunder and the security interest effected thereby are subject to a law of a province or a country other than Canada that is substantially equivalent to this Part.

R.S., 1985, c. C-44, s. 82; 2001, c. 14, s. 34(F); 2011, c. 21, s. 42.

Conflict of interest

83 (1) No person shall be appointed as trustee if there is a material conflict of interest between their role as trustee and their role in any other capacity.

PARTIE VIII

Acte de fiducie

Définitions

82 (1) Les définitions qui suivent s’appliquent à la présente partie.

acte de fiducie Acte — y compris tout acte additif ou modificatif — établi par une société après sa constitution ou sa prorogation sous le régime de la présente loi, en vertu duquel elle émet des titres de créance et dans lequel est désigné un fiduciaire pour les détenteurs de ces titres. (trust indenture)

cas de défaut Événement précisé dans l’acte de fiducie, à la survenance duquel:

a) ou bien la sûreté constituée aux termes de cet acte devient réalisable;

b) ou bien les sommes payables aux termes de cet acte, notamment le principal et l’intérêt, deviennent ou peuvent être déclarées exigibles avant l’échéance,

si se réalisent les conditions que prévoit l’acte en l’espèce, notamment en matière d’envoi d’avis ou de délai. (event of default)

fiduciaire Toute personne, y compris ses remplaçants et l’administrateur du bien d’autrui, nommée à ce titre dans un acte de fiducie auquel la société est partie. (trustee)

Champ d’application

(2) La présente partie s’applique aux actes de fiducie prévoyant une émission de titres de créances par voie d’un appel public à l’épargne.

Dispense

(3) Le directeur peut dispenser de l’application de la présente partie les actes de fiducie, les titres de créance émis en vertu de ceux-ci et les sûretés réelles afférentes, régis par une loi provinciale ou étrangère fondamentalement semblable à la présente partie.

L.R. (1985), ch. C-44, art. 82; 2001, ch. 14, art. 34(F); 2011, ch. 21, art. 42.

Conflit d’intérêts

83 (1) En cas de conflit d’intérêts sérieux, une personne ne peut être nommée fiduciaire.

Current to February 11, 2020	71	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 83-85	Articles 83-85

Eliminating conflict of interest

(2) A trustee shall, within ninety days after becoming aware that a material conflict of interest exists

(a) eliminate such conflict of interest; or

(b) resign from office.

Validity

(3) A trust indenture, any debt obligations issued there-under and a security interest effected thereby are valid notwithstanding a material conflict of interest of the trustee.

Removal of trustee

(4) If a trustee contravenes subsection (1) or (2), any interested person may apply to a court for an order that the trustee be replaced, and the court may make an order on such terms as it thinks fit.

R.S., 1985, c. C-44, s. 83; 2001, c. 14, s. 135(E).

Qualification of trustee

84 A trustee, or at least one of the trustees if more than one is appointed, shall be a body corporate incorporated under the laws of Canada or a province and authorized to carry on the business of a trust company.

1974-75-76, c. 33, s. 79; 1978-79, c. 9, s. 1(F).

List of security holders

85 (1) A holder of debt obligations issued under a trust indenture may, on payment to the trustee of a reasonable fee, require the trustee to furnish, within fifteen days after delivering to the trustee the statutory declaration referred to in subsection (4), a list setting out

(a) the names and addresses of the registered holders of the outstanding debt obligations,

(b) the principal amount of outstanding debt obligations owned by each such holder, and

(c) the aggregate principal amount of debt obligations outstanding as shown on the records maintained by the trustee on the day that the statutory declaration is delivered to that trustee.

Duty of issuer

(2) On the demand of a trustee, the issuer of debt obligations shall furnish the trustee with the information required to enable the trustee to comply with subsection (1).

Suppression du conflit d’intérêts

(2) Le fiduciaire qui apprend l’existence d’un conflit d’intérêts sérieux doit, dans les quatre-vingt-dix jours:

a) soit y mettre fin;

b) soit se démettre de ses fonctions.

Validité

(3) Les actes de fiducie, les titres de créance émis en vertu de ceux-ci et les sûretés qu’ils prévoient sont valides nonobstant l’existence d’un conflit d’intérêts sérieux mettant en cause le fiduciaire.

Révocation du fiduciaire

(4) Le tribunal peut, à la demande de tout intéressé, ordonner, selon les modalités qu’il estime pertinentes, le remplacement du fiduciaire qui contrevient aux paragraphes (1) ou (2).

L.R. (1985), ch. C-44, art. 83; 2001, ch. 14, art. 135(A).

Qualités requises pour être fiduciaire

84 Au moins un des fiduciaires nommés doit être une personne morale constituée en vertu des lois fédérales ou provinciales et autorisée à exercer l’activité d’une compagnie de fiducie.

1974-75-76, ch. 33, art. 79; 1978-79, ch. 9, art. 1(F).

Liste des détenteurs de valeurs mobilières

85 (1) Les détenteurs de titres de créance émis en vertu d’un acte de fiducie peuvent demander au fiduciaire, sur paiement d’honoraires raisonnables, de leur fournir, dans les quinze jours de la remise de la déclaration solennelle visée au paragraphe (4), une liste énonçant, à la date de la remise, pour les titres de créance en circulation:

a) les noms et adresses des détenteurs inscrits;

b) le montant en principal des titres de chaque détenteur;

c) le montant total en principal de ces titres.

Obligation de l’émetteur

(2) L’émetteur d’un titre de créance fournit au fiduciaire, sur demande, les renseignements lui permettant de se conformer au paragraphe (1).

Current to February 11, 2020	72	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 85-86	Articles 85-86

Corporate applicant

(3) If the person requiring the trustee to furnish a list under subsection (1) is a body corporate, the statutory declaration required under that subsection shall be made by a director or officer of the body corporate.

Contents of statutory declaration

(4) The statutory declaration required under subsection (1) shall state

(a) the name and address of the person requiring the trustee to furnish the list and, if the person is a body corporate, the address for service thereof; and

(b) that the list will not be used except as permitted under subsection (5).

Use of list

(5) A list obtained under this section shall not be used by any person except in connection with

(a) an effort to influence the voting of the holders of debt obligations;

(b) an offer to acquire debt obligations; or

(c) any other matter relating to the debt obligations or the affairs of the issuer or guarantor thereof.

Offence

(6) A person who, without reasonable cause, contravenes subsection (5) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

1974-75-76, c. 33, s. 80; 1978-79, c. 9, s. 1(F).

Evidence of compliance

86 (1) An issuer or a guarantor of debt obligations issued or to be issued under a trust indenture shall, before doing any act under paragraph (a), (b) or (c), furnish the trustee with evidence of compliance with the conditions in the trust indenture relating to

(a) the issue, certification and delivery of debt obligations under the trust indenture;

(b) the release or release and substitution of property subject to a security interest constituted by the trust indenture; or

(c) the satisfaction and discharge of the trust indenture.

Personne morale demanderesse

(3) L’un des administrateurs ou dirigeants de la personne morale, qui demande au fiduciaire de lui fournir la liste prévue au paragraphe (1), établit la déclaration visée à ce paragraphe.

Teneur de la déclaration

(4) La déclaration solennelle exigée au paragraphe (1) énonce:

a) les nom et adresse de la personne qui demande la liste et, s’il s’agit d’une personne morale, l’adresse aux fins de signification;

b) l’obligation de n’utiliser cette liste que conformément au paragraphe (5).

Utilisation de la liste

(5) La liste obtenue en vertu du présent article ne peut être utilisée que dans le cadre:

a) de tentatives en vue d’influencer le vote des détenteurs de titres de créance;

b) de l’offre d’acquérir des titres de créance;

c) d’une question concernant les titres de créance ou les affaires internes de l’émetteur ou de la caution.

Infraction

(6) Toute personne qui contrevient, sans motif raisonnable, au paragraphe (5) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

1974-75-76, ch. 33, art. 80; 1978-79, ch. 9, art. 1(F).

Preuve de l’observation

86 (1) L’émetteur ou la caution de titres de créance émis ou à émettre en vertu d’un acte de fiducie doivent prouver au fiduciaire qu’ils ont rempli les conditions imposées en l’occurrence par l’acte, avant:

a) d’émettre, de certifier ou de livrer les titres;

b) de libérer ou de remplacer les biens grevés de toute sûreté constituée par l’acte;

c) d’exécuter l’acte.

Current to February 11, 2020	73	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 86-89	Articles 86-89

Duty of issuer or guarantor

(2) On the demand of a trustee, the issuer or guarantor of debt obligations issued or to be issued under a trust indenture shall furnish the trustee with evidence of compliance with the trust indenture by the issuer or guarantor in respect of any act to be done by the trustee at the request of the issuer or guarantor.

1974-75-76, c. 33, s. 81; 1978-79, c. 9, s. 1(F).

Contents of declaration, etc.

87 Evidence of compliance as required by section 86 shall consist of

(a) a statutory declaration or certificate made by a director or an officer of the issuer or guarantor stating that the conditions referred to in that section have been complied with; and

(b) where the trust indenture requires compliance with conditions that are subject to review

(i) by legal counsel, an opinion of legal counsel that such conditions have been complied with, and

(ii) by an auditor or accountant, an opinion or report of the auditor of the issuer or guarantor, or such other accountant as the trustee may select, that such conditions have been complied with.

1974-75-76, c. 33, s. 82; 1978-79, c. 9, s. 1(F).

Further evidence of compliance

88 The evidence of compliance referred to in section 87 shall include a statement by the person giving the evidence

(a) declaring that they have read and understand the conditions of the trust indenture described in section 86;

(b) describing the nature and scope of the examination or investigation on which the certificate, statement or opinion is based; and

(c) declaring that they have made the examination or investigation that they believe necessary to enable them to make their statements or give their opinions.

R.S., 1985, c. C-44, s. 88; 2001, c. 14, s. 135(E).

Trustee may require evidence of compliance

89 (1) On the demand of a trustee, the issuer or guarantor of debt obligations issued under a trust indenture shall furnish the trustee with evidence in such form as the trustee may require as to compliance with any condition thereto relating to any action required or permitted

Obligation de l’émetteur ou de la caution

(2) Sur demande du fiduciaire, l’émetteur ou la caution de titres de créance émis ou à émettre en vertu d’un acte de fiducie doivent prouver au fiduciaire qu’ils ont rempli les conditions prévues à l’acte avant de lui demander d’agir.

1974-75-76, ch. 33, art. 81; 1978-79, ch. 9, art. 1(F).

Teneur de la déclaration, etc.

87 La preuve exigée à l’article 86 consiste:

a) d’une part, en une déclaration solennelle ou un certificat établi par l’un des dirigeants ou administrateurs de l’émetteur ou de la caution et attestant l’observation des conditions prévues à cet article;

b) d’autre part, si l’acte de fiducie impose l’observation de conditions soumises à l’examen:

(i) d’un conseiller juridique, en une opinion qui en atteste l’observation,

(ii) d’un vérificateur ou d’un comptable, en une opinion ou un rapport du vérificateur de l’émetteur ou de la caution ou de tout comptable — que le fiduciaire peut choisir —, qui en atteste l’observation.

1974-75-76, ch. 33, art. 82; 1978-79, ch. 9, art. 1(F).

Preuve supplémentaire

88 Toute preuve présentée sous la forme prévue à l’article 87 doit être assortie d’une déclaration de son auteur précisant:

a) sa connaissance des conditions de l’acte de fiducie mentionnées à l’article 86;

b) la nature et l’étendue de l’examen ou des recherches effectués à l’appui du certificat, de la déclaration ou de l’opinion;

c) toute l’attention qu’il a estimé nécessaire d’apporter à l’examen ou aux recherches.

L.R. (1985), ch. C-44, art. 88; 2001, ch. 14, art. 135(A).

Présentation de la preuve au fiduciaire

89 (1) Sur demande du fiduciaire et en la forme qu’il peut exiger, l’émetteur ou la caution de titres de créance émis en vertu d’un acte de fiducie doivent prouver au fiduciaire qu’ils ont rempli les conditions requises avant d’agir en application de cet acte.

Current to February 11, 2020	74	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART VIII Trust Indentures	PARTIE VIII Acte de fiducie
Sections 89-93	Articles 89-93

to be taken by the issuer or guarantor under the trust indenture.

Certificate of compliance

(2) At least once in each twelve month period beginning on the date of the trust indenture and at any other time on the demand of a trustee, the issuer or guarantor of debt obligations issued under a trust indenture shall furnish the trustee with a certificate that the issuer or guarantor has complied with all requirements contained in the trust indenture that, if not complied with, would, with the giving of notice, lapse of time or otherwise, constitute an event of default, or, if there has been failure to so comply, giving particulars thereof.

1974-75-76, c. 33, s. 84; 1978-79, c. 9, s. 1(F).

Notice of default

90 The trustee shall give to the holders of debt obligations issued under a trust indenture, within thirty days after the trustee becomes aware of the occurrence thereof, notice of every event of default arising under the trust indenture and continuing at the time the notice is given, unless the trustee reasonably believes that it is in the best interests of the holders of the debt obligations to withhold such notice and so informs the issuer and guarantor in writing.

1974-75-76, c. 33, s. 85; 1978-79, c. 9, s. 1(F).

Duty of care

91 A trustee in exercising their powers and discharging their duties shall

(a) act honestly and in good faith with a view to the best interests of the holders of the debt obligations issued under the trust indenture; and

(b) exercise the care, diligence and skill of a reasonably prudent trustee.

R.S., 1985, c. C-44, s. 91; 2001, c. 14, s. 135(E).

Reliance on statements

92 Notwithstanding section 91, a trustee is not liable if they rely in good faith on statements contained in a statutory declaration, certificate, opinion or report that complies with this Act or the trust indenture.

R.S., 1985, c. C-44, s. 92; 2001, c. 14, s. 135(E).

No exculpation

93 No term of a trust indenture or of any agreement between a trustee and the holders of debt obligations issued thereunder or between the trustee and the issuer or guarantor shall operate so as to relieve a trustee from the duties imposed on the trustee by section 91.

R.S., 1985, c. C-44, s. 93; 2001, c. 14, s. 135(E).

Certificat de conformité

(2) L’émetteur ou la caution de titres de créance émis en vertu d’un acte de fiducie fournissent au fiduciaire, sur demande et au moins une fois tous les douze mois à compter de la date de l’acte, soit un certificat attestant qu’ils ont rempli les conditions de l’acte, dont l’inobservation constituerait un cas de défaut notamment après remise d’un avis ou expiration d’un certain délai, soit, en cas d’inobservation de ces conditions, un certificat détaillé à ce sujet.

1974-75-76, ch. 33, art. 84; 1978-79, ch. 9, art. 1(F).

Avis du défaut

90 Le fiduciaire donne aux détenteurs de titres de créance émis en vertu d’un acte de fiducie avis de tous les cas de défaut existants, dans les trente jours après avoir pris connaissance de leur survenance, sauf s’il informe par écrit l’émetteur et la caution de ses bonnes raisons de croire qu’il est au mieux des intérêts des détenteurs de ces titres de ne pas donner cet avis.

1974-75-76, ch. 33, art. 85; 1978-79, ch. 9, art. 1(F).

Obligations du fiduciaire

91 Le fiduciaire remplit son mandat:

a) avec intégrité et de bonne foi, au mieux des intérêts des détenteurs des titres de créance émis en vertu de l’acte de fiducie;

b) avec le soin, la diligence et la compétence d’un bon fiduciaire.

L.R. (1985), ch. C-44, art. 91; 2001, ch. 14, art. 135(A).

Foi accordée aux déclarations

92 Nonobstant l’article 91, n’encourt aucune responsabilité le fiduciaire qui, de bonne foi, fait état de déclarations solennelles, de certificats, d’opinions ou de rapports conformes à la présente loi ou à l’acte de fiducie.

L.R. (1985), ch. C-44, art. 92; 2001, ch. 14, art. 135(A).

Caractère impératif des obligations

93 Aucune disposition d’un acte de fiducie ou de tout accord intervenu entre le fiduciaire et, soit les détenteurs de titres de créance émis en vertu de cet acte, soit l’émetteur ou la caution, ne peut relever ce fiduciaire des obligations découlant de l’article 91.

L.R. (1985), ch. C-44, art. 93; 2001, ch. 14, art. 135(A).

Current to February 11, 2020	75	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART IX Receivers, Receiver-managers and Sequestrators	PARTIE IX Séquestres et séquestres-gérants
Sections 94-99	Articles 94-99

PART IX

Receivers, Receiver-managers and Sequestrators

Functions of receiver or sequestrator

94 A receiver or sequestrator of any property of a corporation may, subject to the rights of secured creditors, receive the income from the property, pay the liabilities connected with the property and realize the security interest of those on behalf of whom the receiver or sequestrator is appointed, but, except to the extent permitted by a court, the receiver or sequestrator may not carry on the business of the corporation.

R.S., 1985, c. C-44, s. 94; 2001, c. 14, s. 135(E); 2011, c. 21, s. 44(E).

Functions of receiver-manager

95 A receiver-manager of the corporation may carry on any business of the corporation to protect the security interest of those on behalf of whom the receiver-manager is appointed.

R.S., 1985, c. C-44, s. 95; 2001, c. 14, s. 135(E); 2011, c. 21, s. 45.

Directors’ powers cease

96 If a receiver-manager or sequestrator is appointed by a court or under an instrument or act, the powers of the directors of the corporation that the receiver-manager or sequestrator is authorized to exercise may not be exercised by the directors until the receiver-manager or sequestrator is discharged.

R.S., 1985, c. C-44, s. 96; 2011, c. 21, s. 45.

Duty to act

97 A receiver, receiver-manager or sequestrator appointed by a court shall act in accordance with the directions of the court.

R.S., 1985, c. C-44, s. 97; 2011, c. 21, s. 46(E).

Duty under instrument or act

98 A receiver, receiver-manager or sequestrator appointed under an instrument or act shall act in accordance with that instrument or act and any direction of a court made under section 100.

R.S., 1985, c. C-44, s. 98; 2011, c. 21, s. 46(E).

Duty of care

99 A receiver, receiver-manager or sequestrator of a corporation appointed under an instrument or act shall

(a) act honestly and in good faith; and

PARTIE IX

Séquestres et séquestres-gérants

Fonctions du séquestre

94 Sous réserve des droits des créanciers garantis, le séquestre des biens d’une société peut en recevoir les revenus, en acquitter les dettes, réaliser les sûretés de ceux pour le compte desquels il est nommé et, dans les limites permises par le tribunal, en exploiter l’entreprise.

L.R. (1985), ch. C-44, art. 94; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 44(A).

Fonctions du séquestre-gérant

95 Le séquestre-gérant peut exploiter l’entreprise de la société afin de protéger les sûretés de ceux pour le compte desquels il est nommé.

L.R. (1985), ch. C-44, art. 95; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 45.

Suspension des pouvoirs des administrateurs

96 Les administrateurs ne peuvent exercer les pouvoirs conférés, au Québec, au séquestre ou, ailleurs au Canada, au séquestre-gérant nommés par le tribunal ou en vertu d’un acte.

L.R. (1985), ch. C-44, art. 96; 2011, ch. 21, art. 45.

Obligation

97 Le séquestre ou le séquestre-gérant nommé par le tribunal doit agir en conformité avec les directives de celui-ci.

L.R. (1985), ch. C-44, art. 97; 2011, ch. 21, art. 46(A).

Obligations prévues dans un acte

98 Le séquestre ou le séquestre-gérant nommé en vertu d’un acte doit agir en se conformant à cet acte et aux directives que lui donne le tribunal en vertu de l’article 100.

L.R. (1985), ch. C-44, art. 98; 2011, ch. 21, art. 46(A).

Obligation de diligence

99 Le séquestre ou le séquestre-gérant d’une société, nommé en vertu d’un acte, doit:

a) agir en toute honnêteté et bonne foi;

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(b) deal with any property of the corporation in their possession or control in a commercially reasonable manner.

R.S., 1985, c. C-44, s. 99; 2001, c. 14, s. 135(E); 2011, c. 21, s. 47(E).

Directions given by court

100 On an application by a receiver, receiver-manager or sequestrator, whether appointed by a court or under an instrument or act, or on an application by any interested person, a court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order appointing, replacing or discharging a receiver, receiver-manager or sequestrator and approving their accounts;

(b) an order determining the notice to be given to any person or dispensing with notice to any person;

(c) an order fixing the remuneration of the receiver, receiver-manager or sequestrator;

(d) an order requiring the receiver, receiver-manager or sequestrator, or a person by or on behalf of whom the receiver, receiver-manager or sequestrator is appointed, to make good any default in connection with the receiver’s, receiver-manager’s or sequestrator’s custody or management of the property and business of the corporation, or to relieve any such person from any default on any terms that the court thinks fit, and to confirm any act of the receiver, receiver-manager or sequestrator; and

(e) an order giving directions on any matter relating to the duties of the receiver, receiver-manager or sequestrator.

R.S., 1985, c. C-44, s. 100; 2001, c. 14, s. 135(E); 2011, c. 21, s. 48(E).

Duties of receiver, receiver-manager or sequestrator

101 A receiver, receiver-manager or sequestrator shall

(a) immediately notify the Director of their appointment and discharge;

(b) take into their custody and control the property of the corporation in accordance with the court order or instrument or act under which they are appointed;

(c) open and maintain a bank account in their name as receiver, receiver-manager or sequestrator of the corporation for the moneys of the corporation coming under their control;

(d) keep detailed accounts of all transactions carried out as receiver, receiver-manager or sequestrator;

b) gérer conformément aux pratiques commerciales raisonnables les biens de la société qui se trouvent en sa possession ou sous son contrôle.

L.R. (1985), ch. C-44, art. 99; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 47(A).

Directives du tribunal

100 À la demande du séquestre ou du séquestre-gérant, conventionnel ou judiciaire, ou de tout intéressé, le tribunal peut, par ordonnance, prendre les mesures qu’il estime pertinentes et notamment:

a) nommer, remplacer ou décharger de leurs fonctions le séquestre ou le séquestre-gérant et approuver leurs comptes;

b) dispenser de donner avis ou préciser les avis à donner;

c) fixer la rémunération du séquestre ou du séquestre-gérant;

d) enjoindre au séquestre, au séquestre-gérant ainsi qu’aux personnes qui les ont nommés ou pour le compte desquelles ils l’ont été, de réparer leurs fautes ou les en dispenser, notamment en matière de garde des biens ou de gestion de la société, selon les modalités qu’il estime pertinentes, et d’entériner les actes du séquestre ou séquestre-gérant;

e) donner des directives concernant les fonctions du séquestre ou du séquestre-gérant.

L.R. (1985), ch. C-44, art. 100; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 48(A).

Obligations du séquestre et du séquestre-gérant

101 Le séquestre ou le séquestre-gérant doit:

a) aviser immédiatement le directeur tant de sa nomination que de la fin de son mandat;

b) prendre sous sa garde et sous son contrôle les biens de la société conformément à l’ordonnance ou à l’acte de nomination;

c) avoir, à son nom et en cette qualité, un compte bancaire pour tous les fonds de la société assujettis à son contrôle;

d) tenir une comptabilité détaillée de toutes les opérations qu’il effectue en cette qualité;

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(e) keep accounts of their administration that shall be available during usual business hours for inspection by the directors of the corporation;

(f) prepare at least once in every six month period after the date of their appointment financial statements of their administration as far as is practicable in the form required by section 155; and

(g) on completion of their duties, render a final account of their administration in the form adopted for interim accounts under paragraph (f).

R.S., 1985, c. C-44, s. 101; 2001, c. 14, s. 135(E); 2011, c. 21, s. 49(E).

PART X

Directors and Officers

Duty to manage or supervise management

102 (1) Subject to any unanimous shareholder agreement, the directors shall manage, or supervise the management of, the business and affairs of a corporation.

Number of directors

(2) A corporation shall have one or more directors but a distributing corporation, any of the issued securities of which remain outstanding and are held by more than one person, shall have not fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

R.S., 1985, c. C-44, s. 102; 2001, c. 14, s. 35.

By-laws

103 (1) Unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation.

Shareholder approval

(2) The directors shall submit a by-law, or an amendment or a repeal of a by-law, made under subsection (1) to the shareholders at the next meeting of shareholders, and the shareholders may, by ordinary resolution, confirm, reject or amend the by-law, amendment or repeal.

Effective date

(3) A by-law, or an amendment or a repeal of a by-law, is effective from the date of the resolution of the directors under subsection (1) until it is confirmed, confirmed as

e) tenir une comptabilité de sa gestion et permettre, pendant les heures normales d’ouverture, aux administrateurs de la consulter;

f) dresser, au moins une fois tous les six mois à compter de sa nomination, les états financiers concernant sa gestion et, si possible, en la forme que requiert l’article 155;

g) après l’exécution de son mandat, rendre compte de sa gestion en la forme mentionnée à l’alinéa f).

L.R. (1985), ch. C-44, art. 101; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 49(A).

PARTIE X

Administrateurs et dirigeants

Fonctions des administrateurs

102 (1) Sous réserve de toute convention unanime des actionnaires, les administrateurs gèrent les activités commerciales et les affaires internes de la société ou en surveillent la gestion.

Nombre

(2) Le conseil d’administration se compose d’un ou de plusieurs administrateurs; au cas où des valeurs mobilières en circulation de la société ayant fait appel au public sont détenues par plusieurs personnes, il compte au moins trois administrateurs dont deux ne font partie ni des dirigeants ni des employés de celle-ci ou des personnes morales de son groupe.

L.R. (1985), ch. C-44, art. 102; 2001, ch. 14, art. 35.

Règlements administratifs

103 (1) Sauf disposition contraire des statuts, des règlements administratifs ou de conventions unanimes des actionnaires, les administrateurs peuvent, par résolution, prendre, modifier ou révoquer tout règlement administratif portant sur les activités commerciales ou les affaires internes de la société.

Approbation des actionnaires

(2) Les administrateurs doivent soumettre les mesures prises en vertu du paragraphe (1), dès l’assemblée suivante, aux actionnaires qui peuvent, par résolution ordinaire, les confirmer, les rejeter ou les modifier.

Date d’effet

(3) Les mesures prises conformément au paragraphe (1) prennent effet à compter de la date de la résolution des administrateurs; après confirmation ou modification par

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amended or rejected by the shareholders under subsection (2) or until it ceases to be effective under subsection (4) and, where the by-law is confirmed or confirmed as amended, it continues in effect in the form in which it was so confirmed.

Idem

(4) If a by-law, an amendment or a repeal is rejected by the shareholders, or if the directors do not submit a by-law, an amendment or a repeal to the shareholders as required under subsection (2), the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.

Shareholder proposal

(5) A shareholder entitled to vote at an annual meeting of shareholders may, in accordance with section 137, make a proposal to make, amend or repeal a by-law.

R.S., 1985, c. C-44, s. 103; 2001, c. 14, s. 36(F).

Organization meeting

104 (1) After issue of the certificate of incorporation, a meeting of the directors of the corporation shall be held at which the directors may

(a) make by-laws;

(b) adopt forms of security certificates and corporate records;

(c) authorize the issue of securities;

(d) appoint officers;

(e) appoint an auditor to hold office until the first annual meeting of shareholders;

(f) make banking arrangements; and

(g) transact any other business.

Exception

(2) Subsection (1) does not apply to a body corporate to which a certificate of amalgamation has been issued under subsection 185(4) or to which a certificate of continuance has been issued under subsection 187(4).

Calling meeting

(3) An incorporator or a director may call the meeting of directors referred to in subsection (1) by giving not less les actionnaires, elles demeurent en vigueur dans leur teneur initiale ou modifiée selon le cas; elles cessent d’avoir effet après leur rejet conformément au paragraphe (2) ou en cas d’application du paragraphe (4).

Idem

(4) Les mesures prises conformément au paragraphe (1) cessent d’avoir effet après leur rejet par les actionnaires ou en cas d’inobservation du paragraphe (2) par les administrateurs; toute résolution ultérieure des administrateurs, visant essentiellement le même but, ne peut entrer en vigueur qu’après sa confirmation ou sa modification par les actionnaires.

Proposition d’un actionnaire

(5) Tout actionnaire, ayant qualité pour voter à une assemblée annuelle, peut, conformément à l’article 137, proposer la prise, la modification ou la révocation d’un règlement administratif.

L.R. (1985), ch. C-44, art. 103; 2001, ch. 14, art. 36(F).

Réunion

104 (1) Après la délivrance du certificat de constitution, le conseil d’administration tient une réunion au cours de laquelle il peut:

a) prendre des règlements administratifs;

b) adopter les modèles des certificats de valeurs mobilières et la forme des registres sociaux;

c) autoriser l’émission de valeurs mobilières;

d) nommer les dirigeants;

e) nommer un vérificateur dont le mandat expirera à la première assemblée annuelle;

f) prendre avec les banques toutes les mesures nécessaires;

g) traiter toute autre question.

Limitation

(2) Le paragraphe (1) ne s’applique pas à la personne morale qui obtient le certificat de fusion visé au paragraphe 185(4), ou le certificat de prorogation visé au paragraphe 187(4).

Convocation de la réunion

(3) Tout fondateur ou administrateur peut convoquer la réunion visée au paragraphe (1) en avisant par la poste

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than five days notice thereof by mail to each director, stating the time and place of the meeting.

1974-75-76, c. 33, s. 99; 1978-79, c. 9, ss. 1(F), 28.

Qualifications of directors

105 (1) The following persons are disqualified from being a director of a corporation:

(a) anyone who is less than eighteen years of age;

(b) anyone who is incapable;

(c) a person who is not an individual; or

(d) a person who has the status of bankrupt.

Further qualifications

(2) Unless the articles otherwise provide, a director of a corporation is not required to hold shares issued by the corporation.

Residency

(3) Subject to subsection (3.1), at least twenty-five per cent of the directors of a corporation must be resident Canadians. However, if a corporation has less than four directors, at least one director must be a resident Canadian.

Exception — Canadian ownership or control

(3.1) If a corporation engages in an activity in Canada in a prescribed business sector or if a corporation, by an Act of Parliament or by a regulation made under an Act of Parliament, is required, either individually or in order to engage in an activity in Canada in a particular business sector, to attain or maintain a specified level of Canadian ownership or control, or to restrict, or to comply with a restriction in relation to, the number of voting shares that any one shareholder may hold, own or control, then a majority of the directors of the corporation must be resident Canadians.

Clarification

(3.2) Nothing in subsection (3.1) shall be construed as reducing any requirement for a specified number or percentage of resident Canadian directors that otherwise applies to a corporation referred to in that subsection.

If only one or two directors

(3.3) If a corporation referred to in subsection (3.1) has only one or two directors, that director or one of the two directors, as the case may be, must be a resident Canadian.

chaque administrateur, au moins cinq jours à l’avance, des date, heure et lieu de cette réunion.

1974-75-76, ch. 33, art. 99; 1978-79, ch. 9, art. 1(F) et 28.

Incapacités

105 (1) Ne peuvent être administrateurs:

a) les particuliers de moins de dix-huit ans;

b) les particuliers incapables;

c) les personnes autres que les particuliers;

d) les personnes qui ont le statut de failli.

Autres qualités requises

(2) Sauf disposition contraire des statuts, la qualité d’actionnaire n’est pas requise pour être administrateur d’une société.

Résidence

(3) Sous réserve du paragraphe (3.1), le conseil d’administration doit se composer d’au moins vingt-cinq pour cent de résidents canadiens. Toutefois, si la société compte moins de quatre administrateurs, au moins l’un d’entre eux ou l’administrateur unique, selon le cas, doit être résident canadien.

Exception: conditions de participation ou de contrôle canadiens

(3.1) Si la société exerce au Canada une activité dans un secteur commercial réglementaire donné ou si elle est tenue sous le régime d’une loi fédérale, individuellement ou en vue d’exercer au Canada une activité dans un secteur commercial donné, soit de remplir des conditions de participation ou de contrôle canadiens soit d’imposer ou de respecter des restrictions sur le nombre d’actions avec droit de vote que tout actionnaire peut détenir ou contrôler ou dont il peut avoir la propriété, le conseil d’administration doit se composer en majorité de résidents canadiens.

Précision

(3.2) Le paragraphe (3.1) ne porte toutefois pas atteinte aux exigences relatives au nombre ou pourcentage d’administrateurs résidents canadiens autrement applicables à une société visée à ce paragraphe.

Moins de trois administrateurs

(3.3) Toutefois, si la société visée au paragraphe (3.1) ne compte qu’un ou deux administrateurs, l’un d’entre eux ou l’administrateur unique, selon le cas, doit être résident canadien.

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Exception for holding corporation

(4) Despite subsection (3.1), not more than one third of the directors of a holding corporation referred to in that subsection need be resident Canadians if the holding corporation earns in Canada directly or through its subsidiaries less than five per cent of the gross revenues of the holding corporation and all of its subsidiary bodies corporate together as shown in

(a) the most recent consolidated financial statements of the holding corporation referred to in section 157; or

(b) the most recent financial statements of the holding corporation and its subsidiary bodies corporate as at the end of the last completed financial year of the holding corporation.

R.S., 1985, c. C-44, s. 105; 2001, c. 14, s. 37; 2018, c. 8, s. 12.

Notice of directors

106 (1) At the time of sending articles of incorporation, the incorporators shall send to the Director a notice of directors in the form that the Director fixes, and the Director shall file the notice.

Term of office

(2) Each director named in the notice referred to in subsection (1) holds office from the issue of the certificate of incorporation until the first meeting of shareholders.

Election of directors

(3) Subject to paragraph 107(b), shareholders of a corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term expiring not later than the close of the third annual meeting of shareholders following the election.

Staggered terms

(4) It is not necessary that all directors elected at a meeting of shareholders hold office for the same term.

No stated terms

(5) A director not elected for an expressly stated term ceases to hold office at the close of the first annual meeting of shareholders following the director’s election.

Exception

(4) Malgré le paragraphe (3.1), il suffit que soient résidents canadiens un tiers des administrateurs d’une société mère visée par ce paragraphe lorsque celle-ci et ses filiales gagnent au Canada moins de cinq pour cent de leurs revenus bruts:

a) soit d’après les derniers états financiers consolidés de la société mère visés à l’article 157;

b) soit d’après leurs derniers états financiers tels qu’ils s’établissaient à la fin du dernier exercice complet de la société mère.

L.R. (1985), ch. C-44, art. 105; 2001, ch. 14, art. 37; 2018, ch. 8, art. 12.

Liste des administrateurs

106 (1) Les fondateurs doivent envoyer au directeur, en même temps que les statuts constitutifs et en la forme établie par lui, une liste des administrateurs pour enregistrement.

Durée du mandat

(2) Le mandat des administrateurs dont le nom figure sur la liste visée au paragraphe (1) commence à la date du certificat de constitution et se termine à la première assemblée des actionnaires.

Élection des administrateurs

(3) Sous réserve de l’alinéa 107b), les actionnaires doivent, à leur première assemblée et, s’il y a lieu, à toute assemblée annuelle subséquente, élire, par résolution ordinaire, les administrateurs dont le mandat expirera au plus tard à la clôture de la troisième assemblée annuelle suivante.

Durée des mandats

(4) Il n’est pas nécessaire que le mandat de tous les administrateurs élus lors d’une assemblée ait la même durée.

Durée non déterminée

(5) Le mandat d’un administrateur élu pour une durée non expressément déterminée prend fin à la clôture de la première assemblée annuelle suivante.

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Incumbent directors

(6) Notwithstanding subsections (2), (3) and (5), if directors are not elected at a meeting of shareholders the incumbent directors continue in office until their successors are elected.

Vacancy among candidates

(7) If a meeting of shareholders fails to elect the number or the minimum number of directors required by the articles by reason of the lack of consent, disqualification, incapacity or death of any candidates, the directors elected at that meeting may exercise all the powers of the directors if the number of directors so elected constitutes a quorum.

Appointment of directors

(8) The directors may, if the articles of the corporation so provide, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Election or appointment as director

(9) An individual who is elected or appointed to hold office as a director is not a director and is deemed not to have been elected or appointed to hold office as a director unless

(a) he or she was present at the meeting when the election or appointment took place and he or she did not refuse to hold office as a director; or

(b) he or she was not present at the meeting when the election or appointment took place and

(i) he or she consented to hold office as a director in writing before the election or appointment or within ten days after it, or

(ii) he or she has acted as a director pursuant to the election or appointment.

R.S., 1985, c. C-44, s. 106; 1994, c. 24, s. 11; 2001, c. 14, ss. 38, 135(E).

Cumulative voting

107 Where the articles provide for cumulative voting,

(a) the articles shall require a fixed number and not a minimum and maximum number of directors;

(b) each shareholder entitled to vote at an election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by

Poursuite du mandat

(6) Nonobstant les paragraphes (2), (3) et (5), le mandat des administrateurs, à défaut d’élections de nouveaux administrateurs par une assemblée des actionnaires, se poursuit jusqu’à l’élection de leurs remplaçants.

Vacances

(7) Les administrateurs, élus lors d’une assemblée qui —compte tenu de l’absence de consentement, de l’inhabilité, de l’incapacité ou du décès de certains candidats — ne peut élire le nombre fixe ou minimal d’administrateurs requis par les statuts, peuvent exercer tous les pouvoirs des administrateurs s’ils constituent le quorum au sein du conseil d’administration.

Nominations entre les assemblées annuelles

(8) Dans les cas où les statuts le prévoient, les administrateurs peuvent nommer un ou plusieurs administrateurs supplémentaires dont le mandat expire au plus tard à la clôture de la prochaine assemblée annuelle, à condition que le nombre total des administrateurs ainsi nommés n’excède pas le tiers du nombre des administrateurs élus à la dernière assemblée annuelle.

Consentement à l’élection ou la nomination

(9) L’élection ou la nomination d’un particulier au poste d’administrateur est subordonnée:

a) s’il était présent à l’assemblée qui l’élit ou le nomme administrateur, à ce qu’il ne refuse pas d’occuper ce poste;

b) s’il était absent, soit à son consentement à occuper ce poste, donné par écrit avant son élection ou sa nomination ou dans les dix jours suivants, soit au fait de remplir les fonctions de ce poste après son élection ou sa nomination.

L.R. (1985), ch. C-44, art. 106; 1994, ch. 24, art. 11; 2001, ch. 14, art. 38 et 135(A).

Vote cumulatif

107 Lorsque les statuts prévoient le vote cumulatif:

a) ils doivent exiger que soit élu un nombre fixed’administrateurs;

b) les actionnaires habiles à choisir les administrateurs disposent d’un nombre de voix, égal à celui dont sont assorties leurs actions, multiplié par le

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the shareholder multiplied by the number of directors to be elected, and may cast all of those votes in favour of one candidate or distribute them among the candidates in any manner;

(c) a separate vote of shareholders shall be taken with respect to each candidate nominated for director unless a resolution is passed unanimously permitting two or more persons to be elected by a single resolution;

(d) if a shareholder has voted for more than one candidate without specifying the distribution of votes, the shareholder is deemed to have distributed the votes equally among those candidates;

(e) if the number of candidates nominated for director exceeds the number of positions to be filled, the candidates who receive the least number of votes shall be eliminated until the number of candidates remaining equals the number of positions to be filled;

(f) each director ceases to hold office at the close of the first annual meeting of shareholders following the director’s election;

(g) a director may be removed from office only if the number of votes cast in favour of the director’s removal is greater than the product of the number of directors required by the articles and the number of votes cast against the motion; and

(h) the number of directors required by the articles may be decreased only if the votes cast in favour of the motion to decrease the number of directors is greater than the product of the number of directors required by the articles and the number of votes cast against the motion.

R.S., 1985, c. C-44, s. 107; 2001, c. 14, ss. 39(E), 135(E).

Ceasing to hold office

108 (1) A director of a corporation ceases to hold office when the director

(a) dies or resigns;

(b) is removed in accordance with section 109; or

(c) becomes disqualified under subsection 105(1).

Effective date of resignation

(2) A resignation of a director becomes effective at the time a written resignation is sent to the corporation, or at the time specified in the resignation, whichever is later.

R.S., 1985, c. C-44, s. 108; 2001, c. 14, s. 135(E).

nombre d’administrateurs à élire; ils peuvent les porter sur un ou plusieurs candidats;

c) chaque poste d’administrateur fait l’objet d’un vote distinct, sauf adoption à l’unanimité d’une résolution permettant à deux personnes ou plus d’être élues par la même résolution;

d) l’actionnaire qui a voté pour plus d’un candidat, sans autres précisions, est réputé avoir réparti ses voix également entre les candidats;

e) les candidats qui recueillent le plus grand nombre de voix sont élus administrateurs, dans la limite des postes à pourvoir;

f) le mandat de chaque administrateur prend fin à la clôture de la première assemblée annuelle suivant son élection;

g) la révocation d’un administrateur ne peut intervenir que si le nombre de voix en faveur de cette mesure dépasse le nombre de voix exprimées contre elle, multiplié par le nombre fixe d’administrateurs prévu par les statuts;

h) la réduction, par motion, du nombre fixe d’administrateurs prévu par les statuts ne peut intervenir que si le nombre de voix en faveur de cette motion dépasse le nombre de voix exprimées contre elle, multiplié par le nombre fixe d’administrateurs prévu par les statuts.

L.R. (1985), ch. C-44, art. 107; 2001, ch. 14, art. 39(A) et 135(A).

Fin du mandat

108 (1) Le mandat d’un administrateur prend fin en raison:

a) de son décès ou de sa démission;

b) de sa révocation aux termes de l’article 109;

c) de son inhabilité à l’exercer, aux termes du paragraphe 105(1).

Date d’effet de la démission

(2) La démission d’un administrateur prend effet à la date de son envoi par écrit à la société ou, à la date postérieure qui y est indiquée.

L.R. (1985), ch. C-44, art. 108; 2001, ch. 14, art. 135(A).

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PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 109-110	Articles 109-110

Removal of directors

109 (1) Subject to paragraph 107(g), the shareholders of a corporation may by ordinary resolution at a special meeting remove any director or directors from office.

Exception

(2) Where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Vacancy

(3) Subject to paragraphs 107(b) to (e), a vacancy created by the removal of a director may be filled at the meeting of the shareholders at which the director is removed or, if not so filled, may be filled under section 111.

Resignation (or removal)

(4) If all of the directors have resigned or have been removed without replacement, a person who manages or supervises the management of the business and affairs of the corporation is deemed to be a director for the purposes of this Act.

Exception

(5) Subsection (4) does not apply to

(a) an officer who manages the business or affairs of the corporation under the direction or control of a shareholder or other person;

(b) a lawyer, notary, accountant or other professional who participates in the management of the corporation solely for the purpose of providing professional services; or

(c) a trustee in bankruptcy, receiver, receiver-manager, sequestrator or secured creditor who participates in the management of the corporation or exercises control over its property solely for the purpose of the realization of security or the administration of a bankrupt’s estate, in the case of a trustee in bankruptcy.

R.S., 1985, c. C-44, s. 109; 2001, c. 14, s. 40; 2011, c. 21, s. 50(E).

Attendance at meeting

110 (1) A director of a corporation is entitled to receive notice of and to attend and be heard at every meeting of shareholders.

Statement of director

(2) A director who

Révocation des administrateurs

109 (1) Sous réserve de l’alinéa 107g), les actionnaires peuvent, lors d’une assemblée extraordinaire, révoquer les administrateurs par résolution ordinaire.

Exception

(2) Les administrateurs ne peuvent être révoqués que par résolution ordinaire, adoptée lors d’une assemblée, par les actionnaires qui ont le droit exclusif de les élire.

Vacances

(3) Sous réserve des alinéas 107b) à e), toute vacance découlant d’une révocation peut être comblée lors de l’assemblée qui a prononcé la révocation ou, à défaut, conformément à l’article 111.

Démission ou révocation

(4) Si tous les administrateurs démissionnent ou sont révoqués sans être remplacés, quiconque gère les activités commerciales et les affaires internes de la société ou en surveille la gestion est réputé être un administrateur pour l’application de la présente loi.

Exceptions

(5) Le paragraphe (4) ne s’applique pas aux personnes suivantes:

a) le dirigeant qui gère les activités commerciales ou les affaires internes de la société sous la direction ou le contrôle d’un actionnaire ou d’une autre personne;

b) l’avocat, le notaire, le comptable ou tout autre professionnel qui participe à la direction de la société uniquement dans le but de fournir des services professionnels;

c) le syndic de faillite, le séquestre, le séquestre-gérant ou le créancier garanti qui participe à la direction de la société ou exerce le contrôle sur ses biens uniquement dans le but de réaliser les sûretés ou d’administrer les biens d’un failli, dans le cas d’un syndic de faillite.

L.R. (1985), ch. C-44, art. 109; 2001, ch. 14, art. 40; 2011, ch. 21, art. 50(A).

Présence à l’assemblée

110 (1) Les administrateurs ont droit de recevoir avis des assemblées et peuvent y assister et y prendre la parole.

Déclaration de l’administrateur

(2) L’administrateur qui, selon le cas:

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PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 110-111	Articles 110-111

(a) resigns,

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the director from office, or

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed or elected to fill the office of director, whether because of the director’s resignation or removal or because the director’s term of office has expired or is about to expire, is entitled to submit to the corporation a written statement giving reasons for resigning or for opposing any proposed action or resolution.

Circulating statement

(3) A corporation shall forthwith send a copy of the statement referred to in subsection (2) to every shareholder entitled to receive notice of any meeting referred to in subsection (1) and to the Director unless the statement is included in or attached to a management proxy circular required by section 150.

Immunity

(4) No corporation or person acting on its behalf incurs any liability by reason only of circulating a director’s statement in compliance with subsection (3).

R.S., 1985, c. C-44, s. 110; 2001, c. 14, s. 135(E); 2018, c. 8, s. 13.1(F).

Filling vacancy

111 (1) Despite subsection 114(3), but subject to subsections (3) and (4), a quorum of directors may fill a vacancy among the directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Calling meeting

(2) If there is not a quorum of directors or if there has been a failure to elect the number or minimum number of directors provided for in the articles, the directors then in office shall without delay call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Class director

(3) If the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors and a vacancy occurs among those directors,

a) démissionne;

b) est informé, notamment par avis, de la convocation d’une assemblée en vue de le révoquer;

c) est informé, notamment par avis, d’une réunion du conseil d’administration ou d’une assemblée, convoquées en vue de nommer ou d’élire son remplaçant, par suite de sa démission, de sa révocation ou de l’expiration de son mandat, peut, dans une déclaration écrite, exposer à la société les motifs de sa démission ou de son opposition aux mesures ou résolutions proposées.

Diffusion de la déclaration

(3) La société envoie sans délai, au directeur et aux actionnaires qui doivent recevoir avis des assemblées visées au paragraphe (1), copie de la déclaration mentionnée au paragraphe (2), sauf si elle figure dans une circulaire de sollicitation de procurations de la direction exigée à l’article 150 ou y est annexée.

Immunité

(4) La société ou la personne agissant en son nom n’engagent pas leur responsabilité en diffusant la déclaration faite par un administrateur en conformité avec le paragraphe (3).

L.R. (1985), ch. C-44, art. 110; 2001, ch. 14, art. 135(A); 2018, ch. 8, art. 13.1(F).

Manière de combler les vacances

111 (1) Malgré le paragraphe 114(3), mais sous réserve des paragraphes (3) et (4), les administrateurs peuvent, s’il y a quorum, combler les vacances survenues au sein du conseil, à l’exception de celles qui résultent du défaut d’élire le nombre fixe ou minimal d’administrateurs prévu par les statuts ou d’une augmentation du nombre fixe, minimal ou maximal d’administrateurs prévu par les statuts.

Convocation d’une assemblée

(2) Les administrateurs en fonction doivent convoquer, dans les meilleurs délais, une assemblée extraordinaire en vue de combler les vacances résultant de l’absence de quorum ou du défaut d’élire le nombre fixe ou minimal d’administrateurs prévu par les statuts; s’ils négligent de le faire ou s’il n’y a aucun administrateur en fonction, tout actionnaire peut convoquer cette assemblée.

Administrateurs élus pour une catégorie d’actions

(3) Les vacances survenues parmi les administrateurs que les détenteurs d’une catégorie ou d’une série

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Sections 111-112	Articles 111-112

(a) subject to subsection (4), the remaining directors elected by the holders of that class or series of shares may fill the vacancy except a vacancy resulting from an increase in the number or the minimum or maximum number of directors for that class or series or from a failure to elect the number or minimum number of directors provided for in the articles for that class or series; or

(b) if there are no remaining directors any holder of shares of that class or series may call a meeting of the holders of shares of that class or series for the purpose of filling the vacancy.

Shareholders filling vacancy

(4) The articles may provide that a vacancy among the directors shall only be filled by a vote of the shareholders, or by a vote of the holders of any class or series of shares having an exclusive right to elect one or more directors if the vacancy occurs among the directors elected by that class or series.

Unexpired term

(5) A director appointed or elected to fill a vacancy holds office for the unexpired term of their predecessor.

R.S., 1985, c. C-44, s. 111; 2001, c. 14, ss. 41, 135(E).

Number of directors

112 (1) The shareholders of a corporation may amend the articles to increase or, subject to paragraph 107(h), to decrease the number of directors, or the minimum or maximum number of directors, but no decrease shall shorten the term of an incumbent director.

Election of directors where articles amended

(2) Where the shareholders at a meeting adopt an amendment to the articles of a corporation to increase or, subject to paragraph 107(h) and to subsection (1), decrease the number or minimum or maximum number of directors, the shareholders may, at the meeting, elect the number of directors authorized by the amendment, and for that purpose, notwithstanding subsections 179(1) and 262(3), on the issue of a certificate of amendment the articles are deemed to be amended as of the date the shareholders adopt the amendment.

R.S., 1985, c. C-44, s. 112; 1994, c. 24, s. 12.

quelconque d’actions ont le droit exclusif d’élire peuvent être comblées:

a) soit, sous réserve du paragraphe (4), par les administrateurs en fonction élus par les détenteurs de cette catégorie ou série d’actions, à l’exception des vacances résultant du défaut d’élire le nombre fixe ou minimal d’administrateurs prévu par les statuts ou d’une augmentation du nombre fixe, minimal ou maximal d’administrateurs prévu par les statuts;

b) soit, en l’absence d’administrateurs en fonction, lors de l’assemblée que les détenteurs de cette catégorie ou série d’actions peuvent convoquer pour combler les vacances.

Élection par actionnaires

(4) Les statuts peuvent prévoir que les vacances au sein du conseil d’administration seront comblées uniquement à la suite d’un vote, soit des actionnaires, soit des détenteurs de la catégorie ou série ayant le droit exclusif de le faire.

Mandat

(5) L’administrateur nommé ou élu pour combler une vacance remplit le mandat non expiré de son prédécesseur.

L.R. (1985), ch. C-44, art. 111; 2001, ch. 14, art. 41 et 135(A).

Nombre des administrateurs

112 (1) Les actionnaires peuvent modifier les statuts en vue d’augmenter ou, sous réserve de l’alinéa 107h), de diminuer les nombres fixe, minimal ou maximal d’administrateurs; toutefois, une diminution de ces nombres ne peut entraîner une réduction de la durée du mandat des administrateurs en fonctions.

Élection des administrateurs à la suite de la modification des statuts

(2) En cas de modification des statuts pour augmenter ou, sous réserve de l’alinéa 107h) et du paragraphe (1), diminuer les nombres fixe, minimal ou maximal d’administrateurs, les actionnaires peuvent, au cours de l’assemblée à laquelle ils adoptent la modification, élire le nombre d’administrateurs qu’elle autorise; à cette fin, les statuts, dès l’octroi d’un certificat de modification, nonobstant les paragraphes 179(1) et 262(3), sont réputés modifiés à la date de l’adoption de la modification par les actionnaires.

L.R. (1985), ch. C-44, art. 112; 1994, ch. 24, art. 12.

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PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 113-114	Articles 113-114

Notice of change of director or director’s address

113 (1) A corporation shall, within fifteen days after

(a) a change is made among its directors, or

(b) it receives a notice of change of address of a director referred to in subsection (1.1),

send to the Director a notice, in the form that the Director fixes, setting out the change, and the Director shall file the notice.

Director’s change of address

(1.1) A director shall, within fifteen days after changing his or her address, send the corporation a notice of that change.

Application to court

(2) Any interested person, or the Director, may apply to a court for an order to require a corporation to comply with subsection (1), and the court may so order and make any further order it thinks fit.

R.S., 1985, c. C-44, s. 113; 2001, c. 14, s. 42.

Meeting of directors

114 (1) Unless the articles or by-laws otherwise provide, the directors may meet at any place and on such notice as the by-laws require.

Quorum

(2) Subject to the articles or by-laws, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors, and, notwithstanding any vacancy among the directors, a quorum of directors may exercise all the powers of the directors.

Canadian directors present at meetings

(3) Directors, other than directors of a corporation referred to in subsection 105(4), shall not transact business at a meeting of directors unless,

(a) if the corporation is subject to subsection 105(3), at least twenty-five per cent of the directors present are resident Canadians or, if the corporation has less than four directors, at least one of the directors present is a resident Canadian; or

(b) if the corporation is subject to subsection 105(3.1), a majority of directors present are resident Canadians or if the corporation has only two directors, at least one of the directors present is a resident Canadian.

Avis de changement

113 (1) Dans les quinze jours suivant soit tout changement dans la composition du conseil d’administration, soit la réception de l’avis de changement d’adresse visé au paragraphe (1.1), la société doit aviser le directeur du changement, en la forme établie par lui, pour enregistrement.

Avis de changement d’adresse

(1.1) S’il change d’adresse, l’administrateur en avise la société dans les quinze jours qui suivent.

Demande au tribunal

(2) À la demande de tout intéressé ou du directeur, le tribunal peut, s’il le juge utile, obliger par ordonnance la société à se conformer au paragraphe (1), et prendre toute autre mesure pertinente.

L.R. (1985), ch. C-44, art. 113; 2001, ch. 14, art. 42.

Réunion du conseil

114 (1) Sauf disposition contraire des statuts ou des règlements administratifs, les administrateurs peuvent se réunir en tout lieu et après avoir donné l’avis qu’exigent les règlements administratifs.

Quorum

(2) Sous réserve des statuts ou des règlements administratifs, la majorité du nombre fixe ou minimal d’administrateurs constitue le quorum; lorsque celui-ci est atteint, les administrateurs peuvent exercer leurs pouvoirs, nonobstant toute vacance en leur sein.

Administrateurs résidents canadiens

(3) Les administrateurs des sociétés non visées au paragraphe 105(4) ne peuvent délibérer lors des réunions que si:

a) dans le cas des sociétés visées au paragraphe 105(3), au moins vingt-cinq pour cent des administrateurs présents sont résidents canadiens ou, lorsque celles-ci comptent moins de quatre administrateurs, au moins l’un des administrateurs présents est résident canadien;

b) dans le cas des sociétés visées au paragraphe 105(3.1), la majorité des administrateurs présents est constituée de résidents canadiens ou, lorsque celles-ci ne comptent que deux administrateurs, au moins l’un des administrateurs présents est résident canadien.

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PART X Directors and Officers	PARTIE X Administrateurs et dirigeants
Sections 114-115	Articles 114-115

Exception

(4) Despite subsection (3), directors may transact business at a meeting of directors where the number of resident Canadian directors, required under that subsection, is not present if

(a) a resident Canadian director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting; and

(b) the required number of resident Canadian directors would have been present had that director been present at the meeting.

Notice of meeting

(5) A notice of a meeting of directors shall specify any matter referred to in subsection 115(3) that is to be dealt with at the meeting but, unless the by-laws otherwise provide, need not specify the purpose of or the business to be transacted at the meeting.

Waiver of notice

(6) A director may in any manner waive a notice of a meeting of directors; and attendance of a director at a meeting of directors is a waiver of notice of the meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

Adjournment

(7) Notice of an adjourned meeting of directors is not required to be given if the time and place of the adjourned meeting is announced at the original meeting.

One director meeting

(8) Where a corporation has only one director, that director may constitute a meeting.

Participation

(9) Subject to the by-laws, a director may, in accordance with the regulations, if any, and if all the directors of the corporation consent, participate in a meeting of directors or of a committee of directors by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting. A director participating in such a meeting by such means is deemed for the purposes of this Act to be present at that meeting.

R.S., 1985, c. C-44, s. 114; 2001, c. 14, s. 43.

Delegation

115 (1) Directors of a corporation may appoint from their number a managing director who is a resident

Exception

(4) Par dérogation au paragraphe (3), les administrateurs peuvent délibérer, même en cas d’absence du nombre de résidents canadiens dont la présence est requise par ce paragraphe si:

a) parmi les administrateurs absents, un résident canadien approuve les délibérations par écrit ou par tout autre moyen de communication — téléphonique, électronique ou autre;

b) la présence de cet administrateur aurait permis de constituer le nombre de résidents canadiens dont la présence est requise.

Avis de la réunion

(5) L’avis de convocation d’une réunion fait état des questions à régler tombant sous le coup du paragraphe 115(3), mais, sauf disposition contraire des règlements administratifs, n’a besoin de préciser ni l’objet ni l’ordre du jour de la réunion.

Renonciation

(6) Les administrateurs peuvent renoncer à l’avis de convocation; leur présence à la réunion équivaut à une telle renonciation, sauf lorsqu’ils y assistent spécialement pour s’opposer aux délibérations au motif que la réunion n’est pas régulièrement convoquée.

Ajournement

(7) Il n’est pas nécessaire de donner avis de l’ajournement d’une réunion si les date, heure et lieu de la reprise sont annoncés lors de la réunion initiale.

Administrateur unique

(8) L’administrateur unique d’une société peut régulièrement tenir une réunion.

Participation

(9) Sous réserve des règlements administratifs et du consentement de tous les administrateurs, tout administrateur peut, conformément aux éventuels règlements, participer à une réunion par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux; il est alors réputé, pour l’application de la présente loi, avoir assisté à la réunion.

L.R. (1985), ch. C-44, art. 114; 2001, ch. 14, art. 43.

Délégation

115 (1) Les administrateurs peuvent déléguer certains de leurs pouvoirs à un administrateur-gérant, choisi

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Sections 115-117	Articles 115-117

Canadian or a committee of directors and delegate to such managing director or committee any of the powers of the directors.

(2) [Repealed, 2001, c. 14, s. 44]

Limits on authority

(3) Notwithstanding subsection (1), no managing director and no committee of directors has authority to

(a) submit to the shareholders any question or matter requiring the approval of the shareholders;

(b) fill a vacancy among the directors or in the office of auditor, or appoint additional directors;

(c) issue securities except as authorized by the directors;

(c.1) issue shares of a series under section 27 except as authorized by the directors;

(d) declare dividends;

(e) purchase, redeem or otherwise acquire shares issued by the corporation;

(f) pay a commission referred to in section 41 except as authorized by the directors;

(g) approve a management proxy circular referred to in Part XIII;

(h) approve a take-over bid circular or directors’ circular referred to in Part XVII;

(i) approve any financial statements referred to in section 155; or

(j) adopt, amend or repeal by-laws.

R.S., 1985, c. C-44, s. 115; 2001, c. 14, s. 44.

Validity of acts of directors and officers

116 An act of a director or officer is valid notwithstanding an irregularity in their election or appointment or a defect in their qualification.

R.S., 1985, c. C-44, s. 116; 2001, c. 14, s. 135(E).

Resolution in lieu of meeting

117 (1) A resolution in writing, signed by all the directors entitled to vote on that resolution at a meeting of parmi eux, qui doit être résident canadien, ou à un comité du conseil d’administration.

(2) [Abrogé, 2001, ch. 14, art. 44]

Limitation de pouvoirs

(3) Nonobstant le paragraphe (1), ni l’administrateur-gérant ni le comité ne peuvent:

a) soumettre aux actionnaires des questions qui requièrent l’approbation de ces derniers;

b) combler les postes vacants des administrateurs ou du vérificateur ni nommer des administrateurs supplémentaires;

c) émettre des valeurs mobilières qu’en conformité avec l’autorisation des administrateurs;

c.1) émettre des actions d’une série conformément à l’article 27 qu’en conformité avec l’autorisation des administrateurs;

d) déclarer des dividendes;

e) acquérir, notamment par achat ou rachat, des actions émises par la société;

f) verser la commission prévue à l’article 41 qu’en conformité avec l’autorisation des administrateurs;

g) approuver les circulaires de la direction sollicitant des procurations et visées à la partie XIII;

h) approuver les circulaires d’offre d’achat visant à la mainmise ou celles des administrateurs visées à la partie XVII;

i) approuver les états financiers mentionnés à l’article 155;

j) prendre, modifier ni révoquer les règlements administratifs.

L.R. (1985), ch. C-44, art. 115; 2001, ch. 14, art. 44.

Validité des actes des administrateurs et des dirigeants

116 Les actes des administrateurs ou des dirigeants sont valides nonobstant l’irrégularité de leur élection ou nomination ou leur inhabilité.

L.R. (1985), ch. C-44, art. 116; 2001, ch. 14, art. 135(A).

Résolution tenant lieu d’assemblée

117 (1) Les résolutions écrites, signées de tous les administrateurs habiles à voter lors des réunions du

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Sections 117-118	Articles 117-118

directors or committee of directors, is as valid as if it had been passed at a meeting of directors or committee of directors.

Filing resolution

(2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the proceedings of the directors or committee of directors.

Evidence

(3) Unless a ballot is demanded, an entry in the minutes of a meeting to the effect that the chairperson of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

R.S., 1985, c. C-44, s. 117; 2001, c. 14, s. 45.

Directors’ liability

118 (1) Directors of a corporation who vote for or consent to a resolution authorizing the issue of a share under section 25 for a consideration other than money are jointly and severally, or solidarily, liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the share had been issued for money on the date of the resolution.

Further directors’ liabilities

(2) Directors of a corporation who vote for or consent to a resolution authorizing any of the following are jointly and severally, or solidarily, liable to restore to the corporation any amounts so distributed or paid and not otherwise recovered by the corporation:

(a) a purchase, redemption or other acquisition of shares contrary to section 34, 35 or 36;

(b) a commission contrary to section 41;

(c) a payment of a dividend contrary to section 42;

(d) a payment of an indemnity contrary to section 124; or

(e) a payment to a shareholder contrary to section 190 or 241.

Contribution

(3) A director who has satisfied a judgment rendered under this section is entitled to contribution from the other directors who voted for or consented to the unlawful act on which the judgment was founded.

conseil ou d’un comité de ce conseil, ont la même valeur que si elles avaient été adoptées au cours de ces réunions.

Dépôt de la résolution

(2) Un exemplaire des résolutions visées au paragraphe (1) est conservé avec les procès-verbaux des délibérations du conseil ou du comité.

Preuve

(3) Sauf s’il y a demande d’un vote par scrutin, l’inscription au procès-verbal de la réunion précisant que le président a déclaré qu’une résolution a été adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver le nombre ou la proportion des votes en faveur de cette résolution ou contre elle.

L.R. (1985), ch. C-44, art. 117; 2001, ch. 14, art. 45.

Responsabilité des administrateurs

118 (1) Les administrateurs qui, par vote ou acquiescement, approuvent l’adoption d’une résolution autorisant l’émission d’actions conformément à l’article 25, en contrepartie d’un apport autre qu’en numéraire, sont solidairement tenus de donner à la société la différence entre la juste valeur de cet apport et celle de l’apport en numéraire qu’elle aurait dû recevoir à la date de la résolution.

Responsabilité supplémentaire des administrateurs

(2) Sont solidairement tenus de restituer à la société les sommes en cause non encore recouvrées, les administrateurs qui ont, par vote ou acquiescement, approuvé l’adoption d’une résolution autorisant, selon le cas:

a) l’acquisition, notamment par achat ou rachat, d’actions en violation des articles 34, 35 ou 36;

b) le versement d’une commission en violation de l’article 41;

c) le versement d’un dividende en violation de l’article 42;

d) le versement d’une indemnité en violation de l’article 124;

e) le versement de sommes à des actionnaires en violation des articles 190 ou 241.

Répétition

(3) L’administrateur qui a satisfait au jugement rendu en vertu du présent article peut répéter les parts des administrateurs qui ont, par vote ou acquiescement, approuvé l’adoption de la mesure illégale en cause.

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Recovery

(4) A director liable under subsection (2) is entitled to apply to a court for an order compelling a shareholder or other recipient to pay or deliver to the director any money or property that was paid or distributed to the shareholder or other recipient contrary to section 34, 35, 36, 41, 42, 124, 190 or 241.

Order of court

(5) In connection with an application under subsection (4) a court may, if it is satisfied that it is equitable to do so,

(a) order a shareholder or other recipient to pay or deliver to a director any money or property that was paid or distributed to the shareholder or other recipient contrary to section 34, 35, 36, 41, 42, 124, 190 or 241;

(b) order a corporation to return or issue shares to a person from whom the corporation has purchased, redeemed or otherwise acquired shares; or

(c) make any further order it thinks fit.

No liability

(6) A director who proves that the director did not know and could not reasonably have known that the share was issued for a consideration less than the fair equivalent of the money that the corporation would have received if the share had been issued for money is not liable under subsection (1).

Limitation

(7) An action to enforce a liability imposed by this section may not be commenced after two years from the date of the resolution authorizing the action complained of.

R.S., 1985, c. C-44, s. 118; 2001, c. 14, ss. 46, 135(E).

Liability of directors for wages

119 (1) Directors of a corporation are jointly and severally, or solidarily, liable to employees of the corporation for all debts not exceeding six months wages payable to each such employee for services performed for the corporation while they are such directors respectively.

Conditions precedent to liability

(2) A director is not liable under subsection (1) unless

Recours

(4) L’administrateur tenu responsable conformément au paragraphe (2) peut demander au tribunal une ordonnance obligeant les bénéficiaires, notamment les actionnaires, à lui remettre les fonds ou biens reçus en violation des articles 34, 35, 36, 41, 42, 124, 190 ou 241.

Ordonnance du tribunal

(5) À l’occasion de la demande visée au paragraphe (4), le tribunal peut, s’il estime équitable de le faire:

a) ordonner aux bénéficiaires de remettre à l’administrateur les fonds ou biens reçus en violation des articles 34, 35, 36, 41, 42, 124, 190 ou 241;

b) ordonner à la société de rétrocéder les actions à la personne de qui elle les a achetées, rachetées ou autrement acquises ou d’en émettre en sa faveur;

c) rendre les ordonnances qu’il estime pertinentes.

Absence de responsabilité

(6) Les administrateurs ne peuvent être responsables conformément au paragraphe (1) s’ils prouvent qu’ils ne savaient pas et ne pouvaient raisonnablement savoir que l’action a été émise en contrepartie d’un apport inférieur à l’apport en numéraire que la société aurait dû recevoir.

Prescription

(7) Les actions en responsabilité prévues au présent article se prescrivent par deux ans à compter de la date de la résolution autorisant l’acte incriminé.

L.R. (1985), ch. C-44, art. 118; 2001, ch. 14, art. 46 et 135(A).

Responsabilité des administrateurs envers les employés

119 (1) Les administrateurs sont solidairement responsables, envers les employés de la société, des dettes liées aux services que ceux-ci exécutent pour le compte de cette dernière pendant qu’ils exercent leur mandat, et ce jusqu’à concurrence de six mois de salaire.

Conditions préalables à l’existence de la responsabilité

(2) La responsabilité des administrateurs n’est engagée en vertu du paragraphe (1) que dans l’un ou l’autre des cas suivants:

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(a) the corporation has been sued for the debt within six months after it has become due and execution has been returned unsatisfied in whole or in part;

(b) the corporation has commenced liquidation and dissolution proceedings or has been dissolved and a claim for the debt has been proved within six months after the earlier of the date of commencement of the liquidation and dissolution proceedings and the date of dissolution; or

(c) the corporation has made an assignment or a bankruptcy order has been made against it under the Bankruptcy and Insolvency Act and a claim for the debt has been proved within six months after the date of the assignment or bankruptcy order.

Limitation

(3) A director, unless sued for a debt referred to in subsection (1) while a director or within two years after ceasing to be a director, is not liable under this section.

Amount due after execution

(4) Where execution referred to in paragraph (2)(a) has issued, the amount recoverable from a director is the amount remaining unsatisfied after execution.

Subrogation of director

(5) A director who pays a debt referred to in subsection (1) that is proved in liquidation and dissolution or bankruptcy proceedings is entitled to any priority that the employee would have been entitled to and, if a judgment has been obtained, the director is

(a) in Quebec, subrogated to the employee’s rights as declared in the judgment; and

(b) elsewhere in Canada, entitled to an assignment of the judgment.

Contribution

(6) A director who has satisfied a claim under this section is entitled to contribution from the other directors who were liable for the claim.

R.S., 1985, c. C-44, s. 119; 1992, c. 27, s. 90; 2001, c. 14, ss. 47, 135(E); 2004, c. 25, s. 187; 2011, c. 21, s. 51.

Disclosure of interest

120 (1) A director or an officer of a corporation shall disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and

a) l’exécution n’a pu satisfaire au montant accordé par jugement, à la suite d’une action en recouvrement de la créance intentée contre la société dans les six mois de l’échéance;

b) l’existence de la créance est établie dans les six mois de la première des dates suivantes : celle du début des procédures de liquidation ou de dissolution de la société ou celle de sa dissolution;

c) l’existence de la créance est établie dans les six mois d’une cession de biens ou d’une ordonnance de faillite frappant la société conformément à la Loi sur la faillite et l’insolvabilité.

Limite

(3) La responsabilité des administrateurs n’est engagée en vertu du présent article que si l’action est intentée durant leur mandat ou dans les deux ans suivant la cessation de celui-ci.

Obligation après exécution

(4) Les administrateurs ne sont tenus que des sommes restant à recouvrer après l’exécution visée à l’alinéa (2)a).

Subrogation de l’administrateur

(5) L’administrateur qui acquitte les dettes visées au paragraphe (1), dont l’existence est établie au cours d’une procédure soit de liquidation et de dissolution, soit de faillite, a droit à toute priorité qu’aurait pu faire valoir l’employé et, si un jugement a été rendu:

a) au Québec, est subrogé dans les droits constatés par celui-ci;

b) ailleurs au Canada, a le droit d’en exiger la cession.

Répétition

(6) L’administrateur qui acquitte une créance en vertu du présent article peut répéter les parts des administrateurs qui étaient également responsables.

L.R. (1985), ch. C-44, art. 119; 1992, ch. 27, art. 90; 2001, ch. 14, art. 47 et 135(A); 2004, ch. 25, art. 187; 2011, ch. 21, art. 51.

Communication des intérêts

120 (1) L’administrateur ou le dirigeant doit communiquer par écrit à la société ou demander que soient consignées au procès-verbal des réunions la nature et l’étendue de son intérêt dans un contrat ou une opération — en cours ou projeté — d’importance avec elle, dans l’un ou l’autre des cas suivants:

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extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the corporation, if the director or officer

(a) is a party to the contract or transaction;

(b) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

(c) has a material interest in a party to the contract or transaction.

Time of disclosure for director

(2) The disclosure required by subsection (1) shall be made, in the case of a director,

(a) at the meeting at which a proposed contract or transaction is first considered;

(b) if the director was not, at the time of the meeting referred to in paragraph (a), interested in a proposed contract or transaction, at the first meeting after he or she becomes so interested;

(c) if the director becomes interested after a contract or transaction is made, at the first meeting after he or she becomes so interested; or

(d) if an individual who is interested in a contract or transaction later becomes a director, at the first meeting after he or she becomes a director.

Time of disclosure for officer

(3) The disclosure required by subsection (1) shall be made, in the case of an officer who is not a director,

(a) immediately after he or she becomes aware that the contract, transaction, proposed contract or proposed transaction is to be considered or has been considered at a meeting;

(b) if the officer becomes interested after a contract or transaction is made, immediately after he or she becomes so interested; or

(c) if an individual who is interested in a contract later becomes an officer, immediately after he or she becomes an officer.

Time of disclosure for director or officer

(4) If a material contract or material transaction, whether entered into or proposed, is one that, in the ordinary course of the corporation’s business, would not require approval by the directors or shareholders, a

a) il est partie à ce contrat ou à cette opération;

b) il est administrateur ou dirigeant — ou un particulier qui agit en cette qualité — d’une partie à un tel contrat ou à une telle opération;

c) il possède un intérêt important dans une partie au contrat ou à l’opération.

Moment de la communication: administrateur

(2) L’administrateur effectue la communication lors de la première réunion:

a) au cours de laquelle le projet de contrat ou d’opération est étudié;

b) suivant le moment où il acquiert un intérêt dans le projet de contrat ou d’opération, s’il n’en avait pas lors de la réunion visée à l’alinéa a);

c) suivant le moment où il acquiert un intérêt dans un contrat ou une opération déjà conclu;

d) suivant le moment où il devient administrateur, s’il le devient après l’acquisition de l’intérêt.

Moment de la communication: dirigeant

(3) Le dirigeant qui n’est pas administrateur effectue la communication immédiatement après:

a) avoir appris que le contrat ou l’opération — en cours ou projeté — a été ou sera examiné lors d’une réunion;

b) avoir acquis un intérêt dans un contrat ou une opération déjà conclu;

c) être devenu dirigeant, s’il le devient après l’acquisition de l’intérêt.

Moment de la communication: approbation non nécessaire

(4) L’administrateur ou le dirigeant doit communiquer par écrit à la société ou demander que soient consignées au procès-verbal de la réunion la nature et l’étendue de son intérêt dès qu’il a connaissance d’un contrat ou d’une

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director or officer shall disclose, in writing to the corporation or request to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of his or her interest immediately after he or she becomes aware of the contract or transaction.

Voting

(5) A director required to make a disclosure under subsection (1) shall not vote on any resolution to approve the contract or transaction unless the contract or transaction

(a) relates primarily to his or her remuneration as a director, officer, employee, agent or mandatary of the corporation or an affiliate;

(b) is for indemnity or insurance under section 124; or

(c) is with an affiliate.

Continuing disclosure

(6) For the purposes of this section, a general notice to the directors declaring that a director or an officer is to be regarded as interested, for any of the following reasons, in a contract or transaction made with a party, is a sufficient declaration of interest in relation to the contract or transaction:

(a) the director or officer is a director or officer, or acting in a similar capacity, of a party referred to in paragraph (1)(b) or (c);

(b) the director or officer has a material interest in the party; or

(c) there has been a material change in the nature of the director’s or the officer’s interest in the party.

Access to disclosures

(6.1) The shareholders of the corporation may examine the portions of any minutes of meetings of directors or of committees of directors that contain disclosures under this section, and any other documents that contain those disclosures, during the usual business hours of the corporation.

Avoidance standards

(7) A contract or transaction for which disclosure is required under subsection (1) is not invalid, and the director or officer is not accountable to the corporation or its shareholders for any profit realized from the contract or transaction, because of the director’s or officer’s interest opération — en cours ou projeté — d’importance qui, dans le cadre de l’activité commerciale normale de la société, ne requiert l’approbation ni des administrateurs ni des actionnaires.

Vote

(5) L’administrateur visé au paragraphe (1) ne peut participer au vote sur la résolution présentée pour faire approuver le contrat ou l’opération, sauf s’il s’agit d’un contrat ou d’une opération:

a) portant essentiellement sur sa rémunération en qualité d’administrateur, de dirigeant, d’employé ou de mandataire de la société ou d’une personne morale de son groupe;

b) portant sur l’indemnité ou l’assurance prévue à l’article 124;

c) conclu avec une personne morale du même groupe.

Avis général d’intérêt

(6) Pour l’application du présent article, constitue une communication suffisante de son intérêt dans un contrat ou une opération l’avis général que donne l’administrateur ou le dirigeant d’une société aux autres administrateurs et portant qu’il est administrateur ou dirigeant — ou qu’il agit en cette qualité — d’une partie visée aux alinéas (1)b) ou c), qu’il y possède un intérêt important ou qu’il y a eu un changement important de son intérêt dans celle-ci et qu’il doit être considéré comme ayant un intérêt dans tout contrat ou opération conclu avec elle.

Consultation

(6.1) Les actionnaires de la société peuvent consulter, pendant les heures normales d’ouverture de celle-ci, toute partie des procès-verbaux des réunions ou de tout autre document dans lesquels les intérêts d’un administrateur ou d’un dirigeant dans un contrat ou une opération sont communiqués en vertu du présent article.

Effet de la communication

(7) Un contrat ou une opération assujetti à l’obligation de communication prévue au paragraphe (1) n’est pas entaché de nullité, et l’administrateur ou le dirigeant n’est pas tenu de rendre compte à la société ou à ses actionnaires des bénéfices qu’il en a tirés, au seul motif

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in the contract or transaction or because the director was present or was counted to determine whether a quorum existed at the meeting of directors or committee of directors that considered the contract or transaction, if

(a) disclosure of the interest was made in accordance with subsections (1) to (6);

(b) the directors approved the contract or transaction; and

(c) the contract or transaction was reasonable and fair to the corporation when it was approved.

Confirmation by shareholders

(7.1) Even if the conditions of subsection (7) are not met, a director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit realized from a contract or transaction for which disclosure is required under subsection (1), and the contract or transaction is not invalid by reason only of the interest of the director or officer in the contract or transaction, if

(a) the contract or transaction is approved or confirmed by special resolution at a meeting of the shareholders;

(b) disclosure of the interest was made to the shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

(c) the contract or transaction was reasonable and fair to the corporation when it was approved or confirmed.

Application to court

(8) If a director or an officer of a corporation fails to comply with this section, a court may, on application of the corporation or any of its shareholders, set aside the contract or transaction on any terms that it thinks fit, or require the director or officer to account to the corporation for any profit or gain realized on it, or do both those things.

R.S., 1985, c. C-44, s. 120; 2001, c. 14, s. 48; 2011, c. 21, s. 52(E).

Officers

121 Subject to the articles, the by-laws or any unanimous shareholder agreement,

(a) the directors may designate the offices of the corporation, appoint as officers persons of full capacity, specify their duties and delegate to them powers to que l’administrateur ou le dirigeant a un intérêt dans le contrat ou l’opération ou que l’administrateur a assisté à la réunion au cours de laquelle est étudié le contrat ou l’opération ou a permis d’en atteindre le quorum, si les conditions suivantes sont réunies:

a) l’administrateur ou le dirigeant a communiqué son intérêt conformément aux paragraphes (1) à (6);

b) les administrateurs de la société ont approuvé le contrat ou l’opération;

c) au moment de son approbation, le contrat ou l’opération était équitable pour la société.

Confirmation par les actionnaires

(7.1) Toutefois, même si les conditions visées au paragraphe (7) ne sont pas réunies, le contrat ou l’opération n’est pas entaché de nullité, et l’administrateur ou le dirigeant qui agit avec intégrité et de bonne foi n’est pas tenu de rendre compte à la société ou à ses actionnaires des bénéfices qu’il en a tirés, au seul motif que l’administrateur ou le dirigeant a un intérêt dans le contrat ou l’opération, si les conditions suivantes sont réunies:

a) le contrat ou l’opération a fait l’objet d’une approbation ou d’une confirmation par résolution spéciale adoptée à une assemblée;

b) l’intérêt a été communiqué aux actionnaires de façon suffisamment claire pour en indiquer la nature et l’étendue avant l’approbation ou la confirmation du contrat ou de l’opération;

c) au moment de son approbation ou de sa confirmation, le contrat ou l’opération était équitable pour la société.

Ordonnance du tribunal

(8) Le tribunal peut, à la demande de la société — ou d’un de ses actionnaires — dont l’un des administrateurs ou dirigeants ne se conforme pas au présent article rendre une ordonnance d’annulation du contrat ou de l’opération selon les modalités qu’il estime indiquées et enjoindre à l’administrateur ou au dirigeant de rendre compte à la société de tout bénéfice qu’il en a tiré.

L.R. (1985), ch. C-44, art. 120; 2001, ch. 14, art. 48; 2011, ch. 21, art. 52(A).

Dirigeants

121 Sous réserve des statuts, des règlements administratifs ou de toute convention unanime des actionnaires, il est possible, au sein de la société:

a) pour les administrateurs, de créer des postes de dirigeants, d’y nommer des personnes pleinement

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manage the business and affairs of the corporation, except powers to do anything referred to in subsection 115(3);

(b) a director may be appointed to any office of the corporation; and

(c) two or more offices of the corporation may be held by the same person.

R.S., 1985, c. C-44, s. 121; 2001, c. 14, s. 49(F).

Duty of care of directors and officers

122 (1) Every director and officer of a corporation in exercising their powers and discharging their duties shall

(a) act honestly and in good faith with a view to the best interests of the corporation; and

(b) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Best interests of the corporation

(1.1) When acting with a view to the best interests of the corporation under paragraph (1)(a), the directors and officers of the corporation may consider, but are not limited to, the following factors:

(a) the interests of

(i) shareholders,

(ii) employees,

(iii) retirees and pensioners,

(iv) creditors,

(v) consumers, and

(vi) governments;

(b) the environment; and

(c) the long-term interests of the corporation.

Duty to comply

(2) Every director and officer of a corporation shall comply with this Act, the regulations, articles, by-laws and any unanimous shareholder agreement.

No exculpation

(3) Subject to subsection 146(5), no provision in a contract, the articles, the by-laws or a resolution relieves a capables, de préciser leurs fonctions et de leur déléguer le pouvoir de gérer les activités commerciales et les affaires internes de la société, sauf les exceptions prévues au paragraphe 115(3);

b) de nommer un administrateur à n’importe quel poste;

c) pour la même personne, d’occuper plusieurs postes.

L.R. (1985), ch. C-44, art. 121; 2001, ch. 14, art. 49(F).

Devoir des administrateurs et dirigeants

122 (1) Les administrateurs et les dirigeants doivent, dans l’exercice de leurs fonctions, agir:

a) avec intégrité et de bonne foi au mieux des intérêts de la société;

b) avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente.

Meilleur intérêt de la société

(1.1) Lorsqu’ils agissent au mieux des intérêts de la société au titre de l’alinéa (1)a), les administrateurs et les dirigeants de la société peuvent tenir compte des facteurs suivants, notamment:

a) les intérêts:

(i) des actionnaires,

(ii) des employés,

(iii) des retraités et des pensionnés,

(iv) des créanciers,

(v) des consommateurs,

(vi) des gouvernements;

b) l’environnement;

c) les intérêts à long terme de la société.

Observation

(2) Les administrateurs et les dirigeants doivent observer la présente loi, ses règlements d’application, les statuts, les règlements administratifs ainsi que les conventions unanimes des actionnaires.

Absence d’exonération

(3) Sous réserve du paragraphe 146(5), aucune disposition d’un contrat, des statuts, des règlements

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director or officer from the duty to act in accordance with this Act or the regulations or relieves them from liability for a breach thereof.

R.S., 1985, c. C-44, s. 122; 1994, c. 24, s. 13(F); 2001, c. 14, s. 135(E); 2019, c. 29, s. 141.

Dissent

123 (1) A director who is present at a meeting of directors or committee of directors is deemed to have consented to any resolution passed or action taken at the meeting unless

(a) the director requests a dissent to be entered in the minutes of the meeting, or the dissent has been entered in the minutes;

(b) the director sends a written dissent to the secretary of the meeting before the meeting is adjourned; or

(c) the director sends a dissent by registered mail or delivers it to the registered office of the corporation immediately after the meeting is adjourned.

Loss of right to dissent

(2) A director who votes for or consents to a resolution is not entitled to dissent under subsection (1).

Dissent of absent director

(3) A director who was not present at a meeting at which a resolution was passed or action taken is deemed to have consented thereto unless within seven days after becoming aware of the resolution, the director aware or the resolution, the director

(a) causes a dissent to be placed with the minutes of the meeting; or

(b) sends a dissent by registered mail or delivers it to the registered office of the corporation.

Defence — reasonable diligence

(4) A director is not liable under section 118 or 119, and has complied with his or her duties under subsection 122(2), if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

administratifs ou d’une résolution ne peut libérer les administrateurs ou les dirigeants de l’obligation d’agir conformément à la présente loi et à ses règlements d’application ni des responsabilités découlant de cette obligation.

L.R. (1985), ch. C-44, art. 122; 1994, ch. 24, art. 13(F); 2001, ch. 14, art. 135(A); 2019, ch. 29, art. 141.

Dissidence

123 (1) L’administrateur présent à une réunion du conseil ou d’un comité de celui-ci est réputé avoir acquiescé à toutes les résolutions adoptées ou à toutes les mesures prises, sauf si sa dissidence, selon le cas:

a) est consignée au procès-verbal, à sa demande ou non;

b) fait l’objet d’un avis écrit envoyé par ses soins au secrétaire de la réunion avant l’ajournement de celle-ci;

c) est remise, ou fait l’objet d’un avis écrit envoyé par courrier recommandé, au siège social de la société, immédiatement après l’ajournement de la réunion.

Perte du droit à la dissidence

(2) L’administrateur qui, par vote ou acquiescement, approuve l’adoption d’une résolution n’est pas fondé à faire valoir sa dissidence aux termes du paragraphe (1).

Dissidence d’un administrateur absent

(3) L’administrateur absent d’une réunion au cours de laquelle une résolution a été adoptée ou une mesure prise est réputé y avoir acquiescé, sauf si, dans les sept jours suivant la date où il a pris connaissance de cette résolution, sa dissidence, par ses soins:

a) ou bien est consignée au procès-verbal de la réunion;

b) ou bien est remise, ou fait l’objet d’un avis écrit envoyé par courrier recommandé, au siège social de la société.

Défense de diligence raisonnable

(4) La responsabilité de l’administrateur n’est pas engagée en vertu des articles 118 ou 119 et celui-ci s’est acquitté des devoirs imposés au paragraphe 122(2), s’il a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment en s’appuyant de bonne foi sur:

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent équitablement sa situation;

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(b) a report of a person whose profession lends credibility to a statement made by the professional person.

Defence — good faith

(5) A director has complied with his or her duties under subsection 122(1) if the director relied in good faith on

(a) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

(b) a report of a person whose profession lends credibility to a statement made by the professional person.

R.S., 1985, c. C-44, s. 123; 2001, c. 14, ss. 50, 135(E).

Indemnification

124 (1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of costs

(2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfil the conditions of subsection (3).

Limitation

(3) A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Indemnification in derivative actions

(4) A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

Défense de diligence raisonnable

(5) L’administrateur s’est acquitté des devoirs imposés en vertu du paragraphe 122(1) s’il s’appuie de bonne foi sur:

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent équitablement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

L.R. (1985), ch. C-44, art. 123; 2001, ch. 14, art. 50 et 135(A).

Indemnisation

124 (1) La société peut indemniser ses administrateurs, ses dirigeants ou leurs prédécesseurs ainsi que les autres particuliers qui, à sa demande, agissent ou ont agi en cette qualité pour une autre entité, de tous leurs frais et dépenses, y compris les sommes versées pour transiger sur un procès ou exécuter un jugement, entraînés par la tenue d’une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles ils étaient impliqués à ce titre.

Frais anticipés

(2) La société peut avancer des fonds pour permettre à tout particulier visé au paragraphe (1) d’assumer les frais de sa participation à une procédure visée à ce paragraphe et les dépenses y afférentes et celui-ci la rembourse s’il ne satisfait pas aux conditions énoncées au paragraphe (3).

Limites

(3) La société ne peut indemniser un particulier en vertu du paragraphe (1) que si celui-ci:

a) d’une part, a agi avec intégrité et de bonne foi au mieux des intérêts de la société ou, selon le cas, de l’entité dans laquelle il occupait les fonctions d’administrateur ou de dirigeant ou agissait en cette qualité à la demande de la société;

b) d’autre part, dans le cas de poursuites pénales ou administratives aboutissant au paiement d’une amende, avait de bonnes raisons de croire que sa conduite était conforme à la loi.

Indemnisation lors d’actions indirectes

(4) Avec l’approbation du tribunal, la société peut, à l’égard des actions intentées par elle ou par l’entité, ou pour son compte, en vue d’obtenir un jugement

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action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to indemnity

(5) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfils the conditions set out in subsection (3).

Insurance

(6) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to court

(7) A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

Notice to Director

(8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

Other notice

(9) On an application under subsection (7) the court may order notice to be given to any interested person and the favorable, avancer à tout particulier visé au paragraphe (1) les fonds visés au paragraphe (2) ou l’indemniser des frais et dépenses entraînés par son implication dans ces actions, s’il remplit les conditions énoncées au paragraphe (3).

Droit à indemnisation

(5) Malgré le paragraphe (1), les particuliers visés à ce paragraphe ont droit d’être indemnisés par la société de leurs frais et dépenses entraînés par la tenue d’une enquête ou par des poursuites civiles, pénales, administratives ou autres dans lesquelles ils étaient impliqués en raison de leurs fonctions, dans la mesure où:

a) d’une part, le tribunal ou toute autre autorité compétente n’a pas conclu à la commission de manquements ou à l’omission de devoirs de leur part;

b) d’autre part, ils remplissent les conditions énoncées au paragraphe (3).

Assurance des administrateurs ou dirigeants

(6) La société peut souscrire au profit des particuliers visés au paragraphe (1) une assurance couvrant la responsabilité qu’ils encourent:

a) soit pour avoir agi en qualité d’administrateur ou de dirigeant de la société;

b) soit pour avoir, sur demande de la société, agi en qualité d’administrateur ou de dirigeant d’une autre entité.

Demande au tribunal

(7) Le tribunal peut, par ordonnance, approuver, à la demande de la société, d’un particulier ou d’une entité visé au paragraphe (1), toute indemnisation prévue au présent article, et prendre toute autre mesure qu’il estime indiquée.

Avis au directeur

(8) L’auteur de la demande prévue au paragraphe (7) doit en aviser le directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Autre avis

(9) Sur demande présentée en vertu du paragraphe (7), le tribunal peut ordonner qu’avis soit donné à tout

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person is entitled to appear and be heard in person or by counsel.

R.S., 1985, c. C-44, s. 124; 2001, c. 14, s. 51.

Remuneration

125 Subject to the articles, the by-laws or any unanimous shareholder agreement, the directors of a corporation may fix the remuneration of the directors, officers and employees of the corporation.

1974-75-76, c. 33, s. 120; 1978-79, c. 9, s. 1(F).

PART XI

Insider Trading

Definitions

126 (1) In this Part,

business combination means an acquisition of all or substantially all the property of one body corporate by another, or an amalgamation of two or more bodies corporate, or any similar reorganization between or among two or more bodies corporate; (regroupement d’entreprises)

distributing corporation [Repealed, 2001, c. 14, s. 52]

insider means, except in section 131,

(a) a director or officer of a distributing corporation;

(b) a director or officer of a subsidiary of a distributing corporation;

(c) a director or officer of a body corporate that enters into a business combination with a distributing corporation; and

(d) a person employed or retained by a distributing corporation; (initié)

officer means the chairperson of the board of directors, the president, a vice-president, the secretary, the treasurer, the comptroller, the general counsel, the general manager, a managing director, of an entity, or any other individual who performs functions for an entity similar to those normally performed by an individual occupying any of those offices; (dirigeant)

share means a share carrying voting rights under all circumstances or by reason of the occurrence of an event that has occurred and that is continuing, and includes intéressé; celui-ci peut comparaître en personne ou par ministère d’avocat.

L.R. (1985), ch. C-44, art. 124; 2001, ch. 14, art. 51.

Rémunération

125 Sous réserve des statuts, des règlements administratifs ou de toute convention unanime des actionnaires, les administrateurs peuvent fixer leur propre rémunération ainsi que celle des dirigeants et des employés de la société.

1974-75-76, ch. 33, art. 120; 1978-79, ch. 9, art. 1(F).

PARTIE XI

Transactions d’initiés

Définitions

126 (1) Les définitions qui suivent s’appliquent à la présente partie.

action Action qui confère un droit de vote en tout état de cause ou en raison de la survenance d’un événement dont les effets demeurent, y compris:

a) la valeur mobilière immédiatement convertible en une telle action;

b) les options et droits susceptibles d’exercice immédiat permettant d’acquérir une action ou valeur mobilière convertible. (share)

dirigeant Particulier qui occupe le poste de président du conseil d’administration, président, vice-président, secrétaire, trésorier, contrôleur, chef du contentieux, directeur général ou administrateur délégué d’une entité ou qui exerce pour celle-ci des fonctions semblables à celles qu’exerce habituellement un particulier occupant un tel poste. (officer)

initié Sauf à l’article 131, s’entend de:

a) tout administrateur ou dirigeant d’une société ayant fait appel au public;

b) tout administrateur ou dirigeant d’une filiale d’une société ayant fait appel au public;

c) tout administrateur ou dirigeant d’une personne morale qui participe à un regroupement d’entreprises avec une société ayant fait appel au public;

d) toute personne employée par une société ayant fait appel au public ou dont les services sont retenus par elle. (insider)

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(a) a security currently convertible into such a share, and

(b) currently exercisable options and rights to acquire such a share or such a convertible security. (action)

Further interpretation

(2) For the purposes of this Part,

(a) a director or an officer of a body corporate that beneficially owns, directly or indirectly, shares of a distributing corporation, or that exercises control or direction over shares of the distributing corporation, or that has a combination of any such ownership, control and direction, carrying more than the prescribed percentage of voting rights attached to all of the outstanding shares of the distributing corporation not including shares held by the body corporate as underwriter while those shares are in the course of a distribution to the public is deemed to be an insider of the distributing corporation;

(b) a director or an officer of a body corporate that is a subsidiary is deemed to be an insider of its holding distributing corporation;

(c) a person is deemed to beneficially own shares that are beneficially owned by a body corporate controlled directly or indirectly by the person;

(d) a body corporate is deemed to own beneficially shares beneficially owned by its affiliates; and

(e) the acquisition or disposition by an insider of an option or right to acquire a share is deemed to be a change in the beneficial ownership of the share to which the option or right to acquire relates.

(3) and (4) [Repealed, 2001, c. 14, s. 52]

R.S., 1985, c. C-44, s. 126; 1994, c. 24, s. 14(F); 2001, c. 14, ss. 52, 135(E); 2018, c. 8, s. 14(F).

127 to 129 [Repealed, 2001, c. 14, s. 53]

Prohibition of short sale

130 (1) An insider shall not knowingly sell, directly or indirectly, a security of a distributing corporation or any of its affiliates if the insider selling the security does not own or has not fully paid for the security to be sold.

regroupement d’entreprises Acquisition de la totalité ou de la quasi-totalité des biens d’une personne morale par une autre, fusion de personnes morales ou réorganisation similaire mettant en cause des personnes morales. (business combination)

société ayant fait appel au public [Abrogée, 2001, ch. 14, art. 52]

Complément d’interprétation

(2) Pour l’application de la présente partie:

a) est réputé être initié d’une société ayant fait appel au public tout administrateur ou dirigeant d’une personne morale qui est le véritable propriétaire — directement ou indirectement — d’actions de la société ayant fait appel au public ou qui exerce le contrôle ou a la haute main sur de telles actions, ou qui possède une combinaison de ces éléments, ces actions comportant un pourcentage de votes attachés à l’ensemble des actions de la société ayant fait appel au public en circulation supérieur au pourcentage réglementaire, à l’exclusion des actions que cette personne détient en qualité de placeur pendant qu’elles font l’objet d’un appel public à l’épargne;

b) tout administrateur ou dirigeant d’une filiale est réputé être initié de la société mère qui a fait appel au public;

c) une personne est réputée le véritable propriétaire des actions dont la personne morale qu’elle contrôle, même indirectement, a la propriété effective;

d) une personne morale est réputée le véritable propriétaire des actions dont les personnes morales de son groupe ont la propriété effective;

e) l’acquisition ou l’aliénation par un initié de l’option ou du droit d’acquérir des actions est réputée modifier la propriété effective de celles-ci.

(3) et (4) [Abrogés, 2001, ch. 14, art. 52]

L.R. (1985), ch. C-44, art. 126; 1994, ch. 24, art. 14(F); 2001, ch. 14, art. 52 et 135(A); 2018, ch. 8, art. 14(F).

127 à 129 [Abrogés, 2001, ch. 14, art. 53]

Interdiction de la vente à découvert

130 (1) Les initiés ne peuvent sciemment vendre, même indirectement, les valeurs mobilières d’une société ayant fait appel au public ou de l’une des personnes morales de son groupe, dont ils ne sont pas propriétaires ou qu’ils n’ont pas entièrement libérées.

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Calls and puts	Options d’achat ou de vente

(2) An insider shall not knowingly, directly or indirectly, sell a call or buy a put in respect of a security of the corporation or any of its affiliates.

(2) Les initiés ne peuvent sciemment, même indirectement, acheter une option de vente ni vendre une option d’achat portant sur les valeurs mobilières de la société ou de l’une des personnes morales de son groupe.

Exception	Exception

(3) Despite subsection (1), an insider may sell a security they do not own if they own another security convertible into the security sold or an option or right to acquire the security sold and, within ten days after the sale, they

(a) exercise the conversion privilege, option or right and deliver the security so acquired to the purchaser; or

(b) transfer the convertible security, option or right to the purchaser.

(3) Par dérogation au paragraphe (1), les initiés peuvent vendre les valeurs mobilières dont ils ne sont pas propriétaires mais qui résultent de la conversion de valeurs mobilières dont ils sont propriétaires ou qu’ils ont l’option ou le droit d’acquérir, si, dans les dix jours suivant la vente :

a) ou bien ils exercent leur privilège de conversion, leur option ou leur droit et livrent les valeurs mobilières à l’acheteur;

b) ou bien ils transfèrent à l’acheteur leurs valeurs mobilières convertibles, leur option ou leur droit.

Offence	Infraction

(4) An insider who contravenes subsection (1) or (2) is guilty of an offence and liable on summary conviction to a fine not exceeding the greater of one million dollars and three times the profit made, or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 130; 2001, c. 14, s. 54.

(4) Tout initié qui contrevient aux paragraphes (1) ou (2) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de 1 000 000 $ ou, s’il est plus élevé, d’un montant égal au triple du gain réalisé et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 130; 2001, ch. 14, art. 54.

Definitions	Définition de initié

131 (1) In this section, insider means, with respect to a corporation,	131 (1) Au présent article, initié, en ce qui concerne une société, désigne l’une des personnes suivantes :

(a) the corporation;	a) la société;

(b) an affiliate of the corporation;	b) les personnes morales de son groupe;

(c) a director or an officer of the corporation or of any person described in paragraph (b), (d) or (f);	c) les administrateurs ou dirigeants de celle-ci ou d’une personne visée aux alinéas b), d) ou f);

(d) a person who beneficially owns, directly or indirectly, shares of the corporation or who exercises control or direction over shares of the corporation, or who has a combination of any such ownership, control and direction, carrying more than the prescribed percentage of voting rights attached to all of the outstanding shares of the corporation not including shares held by the person as underwriter while those shares are in the course of a distribution to the public;

(e) a person, other than a person described in paragraph (f), employed or retained by the corporation or by a person described in paragraph (f);

d) toute personne qui a la propriété effective — directement ou indirectement — d’actions de la société ou qui exerce le contrôle ou a la haute main sur de telles actions, ou qui possède une combinaison de ces éléments, ces actions comportant un pourcentage de votes attachés à l’ensemble des actions de la société en circulation supérieur au pourcentage réglementaire, à l’exclusion des actions que cette personne détient en qualité de placeur pendant qu’elles font l’objet d’un appel public à l’épargne;

e) toute personne — à l’exclusion de celle visée à l’alinéa f) — employée par la société ou par une

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(f) a person who engages in or proposes to engage in any business or professional activity with or on behalf of the corporation;

(g) a person who received, while they were a person described in any of paragraphs (a) to (f), material confidential information concerning the corporation;

(h) a person who receives material confidential information from a person described in this subsection or in subsection (3) or (3.1), including a person described in this paragraph, and who knows or who ought reasonably to have known that the person giving the information is a person described in this subsection or in subsection (3) or (3.1), including a person described in this paragraph; and

(i) a prescribed person.

personne visée à l’alinéa f) ou dont les services sont retenus par elle;

f) toute personne qui exerce ou se propose d’exercer une activité commerciale ou professionnelle avec la société ou pour son compte;

g) toute personne qui, pendant qu’elle était visée par un des alinéas a) à f), a reçu des renseignements confidentiels importants concernant la société;

h) toute personne qui reçoit des renseignements confidentiels importants d’une personne visée aux paragraphes (3) ou (3.1) ou au présent paragraphe — notamment au présent alinéa — qu’elle sait ou aurait raisonnablement dû savoir qu’ils étaient donnés par une telle personne;

i) toute autre personne visée par les règlements.

Expanded definition of security	Présomption relative aux valeurs mobilières

(2) For the purposes of this section, the following are deemed to be a security of the corporation:	(2) Pour l’application du présent article, sont réputés des valeurs mobilières de la société :

(a) a put, call, option or other right or obligation to purchase or sell a security of the corporation; and

(b) a security of another entity, the market price of which varies materially with the market price of the securities of the corporation.

a) les options — notamment de vente ou d’achat — ou les autres droits ou obligations d’acheter ou de vendre des valeurs mobilières de la société;

b) les valeurs mobilières d’une autre entité dont le cours varie de façon appréciable en fonction de celui des valeurs mobilières de la société.

Deemed insiders	Présomption relative aux initiés

(3) For the purposes of this section, a person who proposes to make a take-over bid (as defined in the regulations) for securities of a corporation, or to enter into a business combination with a corporation, is an insider of the corporation with respect to material confidential information obtained from the corporation and is an insider of the corporation for the purposes of subsection (6).

(3) Pour l’application du présent article, toute personne qui se propose de faire une offre d’achat visant à la mainmise — au sens des règlements — de valeurs mobilières d’une société ou qui se propose de participer à un regroupement d’entreprises avec celle-ci est à la fois un initié de la société en ce qui a trait aux renseignements confidentiels importants obtenus de celle-ci et pour l’application du paragraphe (6).

Deemed insiders	Présomption relative aux initiés

(3.1) An insider of a person referred to in subsection (3), and an affiliate or associate of such a person, is an insider of the corporation referred to in that subsection. Paragraphs (1)(b) to (i) apply in determining whether a person is such an insider except that references to “corporation” in those paragraphs are to be read as references to “person described in subsection (3)”.

(3.1) Un initié — au sens des alinéas (1)b) à i), la mention de « société » valant mention d’une « personne visée au paragraphe (3) » — d’une personne visée au paragraphe (3), ainsi qu’une personne du même groupe que celle-ci ou avec laquelle elle a des liens, est un initié de la société visée à ce paragraphe.

Insider trading — compensation to persons	Responsabilité : opération effectuée par l’initié

(4) An insider who purchases or sells a security of the corporation with knowledge of confidential information that, if generally known, might reasonably be expected to	(4) L’initié qui achète ou vend une valeur mobilière de la société tout en ayant connaissance d’un renseignement confidentiel dont il est raisonnable de prévoir que, s’il

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affect materially the value of any of the securities of the corporation is liable to compensate the seller of the security or the purchaser of the security, as the case may be, for any damages suffered by the seller or purchaser as a result of the purchase or sale, unless the insider establishes that

(a) the insider reasonably believed that the information had been generally disclosed;

(b) the information was known, or ought reasonably to have been known, by the seller or purchaser; or

(c) the purchase or sale of the security took place in the prescribed circumstances.

était généralement connu, il provoquerait une modification sensible du prix de toute valeur mobilière de la société, est tenu d’indemniser le vendeur ou l’acheteur des valeurs mobilières, selon le cas, qui a subi des dommages par suite de cette opération, sauf s’il établit l’un ou l’autre des éléments suivants :

a) qu’il avait des motifs raisonnables de croire que le renseignement avait été préalablement divulgué;

b) que le vendeur ou l’acheteur des valeurs mobilières, selon le cas, avait connaissance ou aurait dû, en exerçant une diligence raisonnable, avoir connaissance de ce renseignement;

c) que l’achat ou la vente des valeurs mobilières a eu lieu dans les circonstances prévues par règlement.

Insider trading — compensation to corporation

(5) The insider is accountable to the corporation for any benefit or advantage received or receivable by the insider as a result of a purchase or sale described in subsection (4) unless the insider establishes the circumstances described in paragraph (4)(a).

Avantages et profits (5) Il est également redevable envers la société des profits ou avantages obtenus ou à obtenir par lui, suite à cette opération, sauf s’il établit l’élément visé à l’alinéa (4)a).

Tipping — compensation to persons

(6) An insider of the corporation who discloses to another person confidential information with respect to the corporation that has not been generally disclosed and that, if generally known, might reasonably be expected to affect materially the value of any of the securities of the corporation is liable to compensate for damages any person who subsequently sells securities of the corporation to, or purchases securities of the corporation from, any person that received the information, unless the insider establishes

(a) that the insider reasonably believed that the information had been generally disclosed;

(b) that the information was known, or ought reasonably to have been known, by the person who alleges to have suffered the damages;

(c) that the disclosure of the information was necessary in the course of the business of the insider, except if the insider is a person described in subsection (3) or (3.1); or

(d) if the insider is a person described in subsection (3) or (3.1), that the disclosure of the information was necessary to effect the take-over bid or the business combination, as the case may be.

Responsabilité : divulgation par l’initié

(6) L’initié qui communique à quiconque un renseignement confidentiel portant sur la société dont il est raisonnable de prévoir que, s’il était généralement connu, il provoquerait une modification sensible du prix de toute valeur mobilière de la société, est tenu d’indemniser les personnes qui achètent des valeurs mobilières de la société de, ou vendent de telles valeurs mobilières à, toute personne qui a reçu le renseignement, des dommages subis par suite de cette opération, sauf s’il établit l’un ou l’autre des éléments suivants :

a) qu’il avait des motifs raisonnables de croire que le renseignement avait été préalablement divulgué;

b) que les personnes qui prétendent avoir subi les dommages avaient connaissance ou auraient dû, en exerçant une diligence raisonnable, avoir connaissance de ce renseignement;

c) que la communication du renseignement était nécessaire dans le cadre des activités commerciales de l’initié, sauf s’il s’agit d’un initié visé aux paragraphes (3) ou (3.1);

d) s’il s’agit d’un initié visé aux paragraphes (3) ou (3.1), que la communication du renseignement était nécessaire pour effectuer une offre d’achat visant à la mainmise ou un regroupement d’entreprises.

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Canada Business Corporations	Sociétés par actions
PART XI Insider Trading	PARTIE XI Transactions d’initiés
Sections 131-132	Articles 131-132

Tipping — compensation to corporation

(7) The insider is accountable to the corporation for any benefit or advantage received or receivable by the insider as a result of a disclosure of the information as described in subsection (6) unless the insider establishes the circumstances described in paragraph (6)(a), (c) or (d).

Avantages et profits

(7) Il est également redevable envers la société des profits ou avantages obtenus ou à obtenir par lui, suite à cette communication, sauf s’il établit un des éléments visés aux alinéas (6)a), c) ou d).

Measure of damages

(8) The court may assess damages under subsection (4) or (6) in accordance with any measure of damages that it considers relevant in the circumstances. However, in assessing damages in a situation involving a security of a distributing corporation, the court must consider the following:

(a) if the plaintiff is a purchaser, the price paid by the plaintiff for the security less the average market price of the security over the twenty trading days immediately following general disclosure of the information; and

(b) if the plaintiff is a seller, the average market price of the security over the twenty trading days immediately following general disclosure of the information, less the price that the plaintiff received for the security.

Évaluation des dommages

(8) Le tribunal peut évaluer les dommages visés aux paragraphes (4) ou (6) selon tout critère qu’il juge indiqué dans les circonstances. Toutefois, dans le cas où il s’agit d’une valeur mobilière d’une société ayant fait appel au public, il tient compte de ce qui suit :

a) si le demandeur en est l’acheteur, le prix payé pour la valeur mobilière moins le cours moyen de celle-ci durant les vingt jours d’activité à la Bourse qui suivent la divulgation du renseignement;

b) si le demandeur en est le vendeur, le cours moyen de la valeur mobilière durant les vingt jours d’activité à la Bourse qui suivent la divulgation du renseignement, moins le prix reçu pour cette valeur mobilière.

Liability (9) If more than one insider is liable under subsection (4) or (6) with respect to the same transaction or series of transactions, their liability is joint and several, or solidary.	Responsabilité solidaire (9) S’il y a plusieurs initiés responsables en vertu des paragraphes (4) ou (6) à l’égard d’une seule opération ou d’une série d’opérations, la responsabilité est solidaire.

Limitation

(10) An action to enforce a right created by subsections (4) to (7) may be commenced only within two years after discovery of the facts that gave rise to the cause of action.

R.S., 1985, c. C-44, s. 131; 2001, c. 14, s. 54.

Prescription

(10) Toute action tendant à faire valoir un droit découlant des paragraphes (4) à (7) se prescrit par deux ans à compter de la découverte des faits qui y donnent lieu.

L.R. (1985), ch. C-44, art. 131; 2001, ch. 14, art. 54.

PART XII	PARTIE XII

Shareholders

Place of meetings

132 (1) Meetings of shareholders of a corporation shall be held at the place within Canada provided in the by-laws or, in the absence of such provision, at the place within Canada that the directors determine.

Actionnaires Lieu des assemblées 132 (1) Les assemblées d’actionnaires se tiennent au Canada, au lieu que prévoient les règlements administratifs ou, à défaut, que choisissent les administrateurs.

Meeting outside Canada (2) Despite subsection (1), a meeting of shareholders of a corporation may be held at a place outside Canada if the	Assemblée à l’étranger (2) Par dérogation au paragraphe (1), les assemblées peuvent se tenir à l’étranger au lieu que prévoient les

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Canada Business Corporations	Sociétés par actions
PART XII Shareholders	PARTIE XII Actionnaires
Sections 132-133	Articles 132-133

place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.	statuts ou en tout lieu dont conviennent tous les actionnaires habiles à y voter.

Exception

(3) A shareholder who attends a meeting of shareholders held outside Canada is deemed to have agreed to it being held outside Canada except when the shareholder attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully held.

Consentement présumé

(3) L’assistance aux assemblées tenues à l’étranger présume le consentement sauf si l’actionnaire y assiste spécialement pour s’opposer aux délibérations au motif que l’assemblée n’est pas régulièrement tenue.

Participation in meeting by electronic means

(4) Unless the by-laws otherwise provide, any person entitled to attend a meeting of shareholders may participate in the meeting, in accordance with the regulations, if any, by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the corporation makes available such a communication facility. A person participating in a meeting by such means is deemed for the purposes of this Act to be present at the meeting.

Participation aux assemblées par moyen de communication électronique

(4) Sauf disposition contraire des règlements administratifs, toute personne habile à assister à une assemblée d’actionnaires peut, conformément aux éventuels règlements, y participer par tout moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux et mis à leur disposition par la société. Elle est alors réputée, pour l’application de la présente loi, avoir assisté à l’assemblée.

Meeting held by electronic means

(5) If the directors or the shareholders of a corporation call a meeting of shareholders pursuant to this Act, those directors or shareholders, as the case may be, may determine that the meeting shall be held, in accordance with the regulations, if any, entirely by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting, if the by-laws so provide.

R.S., 1985, c. C-44, s. 132; 2001, c. 14, s. 55.

Tenue d’assemblées par moyen de communication électronique

(5) Les administrateurs ou les actionnaires qui convoquent une assemblée des actionnaires conformément à la présente loi peuvent prévoir que celle-ci sera tenue, conformément aux éventuels règlements, entièrement par un moyen de communication — téléphonique, électronique ou autre — permettant à tous les participants de communiquer adéquatement entre eux, pourvu que les règlements administratifs permettent une telle assemblée.

L.R. (1985), ch. C-44, art. 132; 2001, ch. 14, art. 55.

Calling annual meetings

133 (1) The directors of a corporation shall call an annual meeting of shareholders

(a) not later than eighteen months after the corporation comes into existence; and

(b) subsequently, not later than fifteen months after holding the last preceding annual meeting but no later than six months after the end of the corporation’s preceding financial year.

Convocation de l’assemblée annuelle

133 (1) Les administrateurs doivent convoquer une assemblée annuelle :

a) dans les dix-huit mois suivant la création de la société;

b) par la suite, dans les quinze mois suivant l’assemblée annuelle précédente mais au plus tard dans les six mois suivant la fin de chaque exercice.

Calling special meetings (2) The directors of a corporation may at any time call a special meeting of shareholders.	Convocation d’une assemblée extraordinaire (2) Les administrateurs peuvent à tout moment convoquer une assemblée extraordinaire.

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Canada Business Corporations	Sociétés par actions
PART XII Shareholders	PARTIE XII Actionnaires
Sections 133-134	Articles 133-134

Order to delay calling of annual meeting

(3) Despite subsection (1), the corporation may apply to the court for an order extending the time for calling an annual meeting.

R.S., 1985, c. C-44, s. 133; 2001, c. 14, s. 56.

Prorogation de délais

(3) Malgré le paragraphe (1), la société peut demander au tribunal d’ordonner la prorogation des délais prévus pour convoquer l’assemblée annuelle.

L.R. (1985), ch. C-44, art. 133; 2001, ch. 14, art. 56.

Fixing record date

134 (1) The directors may, within the prescribed period, fix in advance a date as the record date for the purpose of determining shareholders

(a) entitled to receive payment of a dividend;

(b) entitled to participate in a liquidation distribution;

(c) entitled to receive notice of a meeting of shareholders;

(d) entitled to vote at a meeting of shareholders; or

(e) for any other purpose.

Date de référence

134 (1) Les administrateurs peuvent choisir d’avance, dans le délai réglementaire, la date ultime d’inscription, ci-après appelée « date de référence », pour déterminer les actionnaires habiles :

a) soit à recevoir les dividendes;

b) soit à participer au partage consécutif à la liquidation;

c) soit à recevoir avis d’une assemblée;

d) soit à voter lors d’une assemblée;

e) soit à toute autre fin.

No record date fixed

(2) If no record date is fixed,

(a) the record date for the determination of shareholders entitled to receive notice of a meeting of shareholders shall be

(i) at the close of business on the day immediately preceding the day on which the notice is given, or

(ii) if no notice is given, the day on which the meeting is held; and

(b) the record date for the determination of shareholders for any purpose other than to establish a shareholder’s right to receive notice of a meeting or to vote shall be at the close of business on the day on which the directors pass the resolution relating thereto.

Absence de fixation de date de référence

(2) À défaut de fixation, constitue la date de référence pour déterminer les actionnaires :

a) habiles à recevoir avis d’une assemblée :

(i) le jour précédant celui où cet avis est donné, à l’heure de fermeture des bureaux,

(ii) en l’absence d’avis, le jour de l’assemblée;

b) ayant qualité à toute fin sauf en ce qui concerne le droit d’être avisé d’une assemblée ou le droit de vote, la date d’adoption de la résolution à ce sujet, par les administrateurs, à l’heure de fermeture des bureaux.

When record date fixed

(3) If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected whose name is set out in the securities register at the close of business on the day the directors fix the record date, notice of the record date must be given within the prescribed period

(a) by advertisement in a newspaper published or distributed in the place where the corporation has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and

Cas où la date de référence est choisie

(3) La date de référence étant fixée, avis doit en être donné, dans le délai réglementaire, sauf si chacun des détenteurs d’actions de la catégorie ou série en cause dont le nom figure au registre des valeurs mobilières, à l’heure de la fermeture des bureaux le jour de fixation de la date par les administrateurs, a renoncé par écrit à cet avis :

a) d’une part, par insertion dans un journal publié ou diffusé au lieu du siège social de la société et en chaque lieu, au Canada, où elle a un agent de transfert

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 134-135	Articles 134-135

(b) by written notice to each stock exchange in Canada on which the shares of the corporation are listed for trading.

(4) [Repealed, 2001, c. 14, s. 57]

R.S., 1985, c. C-44, s. 134; 2001, c. 14, s. 57.

ou où il est possible d’inscrire tout transfert de ses actions;

b) d’autre part, par écrit, à chaque bourse de valeurs du Canada où les actions de la société sont cotées.

(4) [Abrogé, 2001, ch. 14, art. 57]

L.R. (1985), ch. C-44, art. 134; 2001, ch. 14, art. 57.

Notice of meeting

135 (1) Notice of the time and place of a meeting of shareholders shall be sent within the prescribed period to

(a) each shareholder entitled to vote at the meeting;

(b) each director; and

(c) the auditor of the corporation.

Avis de l’assemblée

135 (1) Avis des date, heure et lieu de l’assemblée doit être envoyé dans le délai réglementaire :

a) à chaque actionnaire habile à y voter;

b) à chaque administrateur;

c) au vérificateur.

Exception — not a distributing corporation

(1.1) In the case of a corporation that is not a distributing corporation, the notice may be sent within a shorter period if so specified in the articles or by-laws.

Exception

(1.1) Toutefois, dans le cas d’une société autre qu’une société ayant fait appel au public, l’avis peut être envoyé dans un délai plus court prévu par les statuts ou les règlements administratifs.

Exception — shareholders not registered

(2) A notice of a meeting is not required to be sent to shareholders who were not registered on the records of the corporation or its transfer agent on the record date determined under paragraph 134(1)(c) or subsection 134(2), but failure to receive a notice does not deprive a shareholder of the right to vote at the meeting.

Exception

(2) Il n’est pas nécessaire d’envoyer l’avis aux actionnaires non inscrits sur les registres de la société ou de son agent de transfert à la date de référence déterminée en vertu de l’alinéa 134(1)c) ou du paragraphe 134(2), le défaut d’avis ne privant pas l’actionnaire de son droit de vote.

Adjournment

(3) If a meeting of shareholders is adjourned for less than thirty days it is not necessary, unless the by-laws otherwise provide, to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned.

Ajournement

(3) Sauf disposition contraire des règlements administratifs, il suffit, pour donner avis de tout ajournement de moins de trente jours d’une assemblée d’en faire l’annonce lors de l’assemblée en question.

Notice of adjourned meeting

(4) If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of thirty days or more, notice of the adjourned meeting shall be given as for an original meeting but, unless the meeting is adjourned by one or more adjournments for an aggregate of more than ninety days, subsection 149(1) does not apply.

Avis

(4) Avis de tout ajournement, en une ou plusieurs fois, pour au moins trente jours doit être donné comme pour une nouvelle assemblée; cependant, le paragraphe 149(1) ne s’applique que dans le cas d’un ajournement, en une ou plusieurs fois, de plus de quatre-vingt-dix jours.

Business (5) All business transacted at a special meeting of shareholders and all business transacted at an annual meeting of shareholders, except consideration of the financial

Délibérations

(5) Tous les points de l’ordre du jour des assemblées extraordinaires et annuelles sont réputés être des questions spéciales; font exception à cette règle, l’examen des états financiers et du rapport du vérificateur, le

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 135-137	Articles 135-137

statements, auditor’s report, election of directors and reappointment of the incumbent auditor, is deemed to be special business.	renouvellement de son mandat et l’élection des administrateurs, lors de l’assemblée annuelle.

Notice of business

(6) Notice of a meeting of shareholders at which special business is to be transacted shall state

(a) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and

(b) the text of any special resolution to be submitted to the meeting.

R.S., 1985, c. C-44, s. 135; 2001, c. 14, s. 58.

Avis

(6) L’avis de l’assemblée à l’ordre du jour de laquelle des questions spéciales sont inscrites énonce :

a) leur nature, avec suffisamment de détails pour permettre aux actionnaires de se former un jugement éclairé sur celles-ci;

b) le texte de toute résolution spéciale à soumettre à l’assemblée.

L.R. (1985), ch. C-44, art. 135; 2001, ch. 14, art. 58.

Waiver of notice

136 A shareholder or any other person entitled to attend a meeting of shareholders may in any manner waive notice of a meeting of shareholders, and their attendance at a meeting of shareholders is a waiver of notice of the meeting, except where they attend a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

R.S., 1985, c. C-44, s. 136; 2001, c. 14, s. 135(E).

Renonciation à l’avis

136 Les personnes habiles à assister à une assemblée, notamment les actionnaires, peuvent toujours, de quelque façon que ce soit, renoncer à l’avis de convocation; leur présence à l’assemblée équivaut à une telle renonciation, sauf lorsqu’elles y assistent spécialement pour s’opposer aux délibérations au motif que l’assemblée n’est pas régulièrement convoquée.

L.R. (1985), ch. C-44, art. 136; 2001, ch. 14, art. 135(A).

Proposals

137 (1) Subject to subsections (1.1) and (1.2), a registered holder or beneficial owner of shares that are entitled to be voted at an annual meeting of shareholders may

(a) submit to the corporation notice of any matter that the person proposes to raise at the meeting (a “proposal”); and

(b) discuss at the meeting any matter in respect of which the person would have been entitled to submit a proposal.

Propositions

137 (1) Sous réserve des paragraphes (1.1) et (1.2), les détenteurs inscrits ou les véritables propriétaires d’actions avec droit de vote peuvent lors d’une assemblée annuelle :

a) donner avis à la société des questions qu’ils se proposent de soulever, cet avis étant ci-après appelé « proposition »;

b) discuter, au cours de cette assemblée, des questions qui auraient pu faire l’objet de propositions de leur part.

Persons eligible to make proposals

(1.1) To be eligible to submit a proposal, a person

(a) must be, for at least the prescribed period, the registered holder or the beneficial owner of at least the prescribed number of outstanding shares of the corporation; or

(b) must have the support of persons who, in the aggregate, and including or not including the person that submits the proposal, have been, for at least the prescribed period, the registered holders, or the beneficial owners of, at least the prescribed number of outstanding shares of the corporation.

Soumission des propositions

(1.1) Pour soumettre une proposition, toute personne doit :

a) soit avoir été, pendant au moins la durée réglementaire, le détenteur inscrit ou le véritable propriétaire d’au moins le nombre réglementaire des actions de la société en circulation;

b) soit avoir eu l’appui de personnes qui, pendant au moins la durée réglementaire, collectivement et avec ou sans elle, sont les détenteurs inscrits ou les véritables propriétaires d’au moins le nombre réglementaire des actions de la société en circulation.

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PART XII Shareholders	PARTIE XII Actionnaires
Section 137	Article 137

Information to be provided

(1.2) A proposal submitted under paragraph (1)(a) must be accompanied by the following information:

(a) the name and address of the person and of the person’s supporters, if applicable; and

(b) the number of shares held or owned by the person and the person’s supporters, if applicable, and the date the shares were acquired.

Renseignements à fournir

(1.2) La proposition soumise en vertu de l’alinéa (1)a) est accompagnée des renseignements suivants :

a) les nom et adresse de son auteur et des personnes qui l’appuient, s’il y a lieu;

b) le nombre d’actions dont celui-ci, ou les personnes qui l’appuient, s’il y a lieu, sont les détenteurs inscrits ou les véritables propriétaires ainsi que leur date d’acquisition.

Information not part of proposal

(1.3) The information provided under subsection (1.2) does not form part of the proposal or of the supporting statement referred to in subsection (3) and is not included for the purposes of the prescribed maximum word limit set out in subsection (3).

Renseignements non comptés

(1.3) Les renseignements prévus au paragraphe (1.2) ne font pas partie de la proposition ni de l’exposé visé au paragraphe (3) et n’entrent pas dans le calcul du nombre maximal de mots prévus par règlement et exigé à ce paragraphe.

Proof may be required

(1.4) If requested by the corporation within the prescribed period, a person who submits a proposal must provide proof, within the prescribed period, that the person meets the requirements of subsection (1.1).

Charge de la preuve

(1.4) Sur demande de la société dans le délai réglementaire, l’auteur de la proposition est tenu d’établir, dans le délai réglementaire, qu’il remplit les conditions prévues au paragraphe (1.1).

Information circular (2) A corporation that solicits proxies shall set out the proposal in the management proxy circular required by section 150 or attach the proposal thereto.	Circulaire d’information (2) La société qui sollicite des procurations doit faire figurer les propositions dans la circulaire de la direction, exigée à l’article 150 ou les y annexer.

Supporting statement

(3) If so requested by the person who submits a proposal, the corporation shall include in the management proxy circular or attach to it a statement in support of the proposal by the person and the name and address of the person. The statement and the proposal must together not exceed the prescribed maximum number of words.

Déclaration à l’appui de la proposition

(3) La société doit, à la demande de l’auteur de la proposition, joindre ou annexer à la circulaire de la direction sollicitant des procurations un exposé établi par celui-ci à l’appui de sa proposition, ainsi que ses nom et adresse. L’exposé et la proposition, combinés, comportent le nombre maximal de mots prévu par règlement.

Nomination for director

(4) A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the shares or five per cent of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this subsection does not preclude nominations made at a meeting of shareholders.

Présentation de la candidature d’un administrateur

(4) Les propositions peuvent faire état de candidatures en vue de l’élection des administrateurs si elles sont signées par un ou plusieurs actionnaires détenant au moins cinq pour cent des actions ou de celles d’une catégorie assorties du droit de vote lors de l’assemblée à laquelle les propositions doivent être présentées; le présent paragraphe n’empêche pas la présentation de candidatures au cours de l’assemblée.

Exemptions (5) A corporation is not required to comply with subsections (2) and (3) if	Exemptions (5) La société n’est pas tenue de se conformer aux paragraphes (2) et (3) dans l’un ou l’autre des cas suivants :

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PART XII Shareholders	PARTIE XII Actionnaires
Section 137	Article 137

(a) the proposal is not submitted to the corporation at least the prescribed number of days before the anniversary date of the notice of meeting that was sent to shareholders in connection with the previous annual meeting of shareholders;

(b) it clearly appears that the primary purpose of the proposal is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders;

(b.1) it clearly appears that the proposal does not relate in a significant way to the business or affairs of the corporation;

(c) not more than the prescribed period before the receipt of a proposal, a person failed to present, in person or by proxy, at a meeting of shareholders, a proposal that at the person’s request, had been included in a management proxy circular relating to the meeting;

(d) substantially the same proposal was submitted to shareholders in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held not more than the prescribed period before the receipt of the proposal and did not receive the prescribed minimum amount of support at the meeting; or

(e) the rights conferred by this section are being abused to secure publicity.

a) la proposition ne lui a pas été soumise avant le délai réglementaire précédant l’expiration d’un délai d’un an à compter de la date de l’avis de convocation de la dernière assemblée annuelle envoyé aux actionnaires;

b) il apparaît nettement que la proposition a pour objet principal de faire valoir, contre la société ou ses administrateurs, ses dirigeants ou les détenteurs de ses valeurs mobilières, une réclamation personnelle ou d’obtenir d’eux la réparation d’un grief personnel;

b.1) il apparaît nettement que la proposition n’est pas liée de façon importante aux activités commerciales ou aux affaires internes de la société;

c) au cours du délai réglementaire précédant la réception de sa proposition, la personne ou son fondé de pouvoir avait omis de présenter, à une assemblée, une proposition que, à sa demande, la société avait fait figurer dans une circulaire de la direction sollicitant des procurations à l’occasion de cette assemblée;

d) une proposition à peu près identique figurant dans une circulaire de la direction ou d’un dissident sollicitant des procurations, a été présentée aux actionnaires à une assemblée tenue dans le délai réglementaire précédant la réception de la proposition et n’a pas reçu l’appui nécessaire prévu par les règlements;

e) dans un but de publicité, il y a abus des droits que confère le présent article.

Corporation may refuse to include proposal

(5.1) If a person who submits a proposal fails to continue to hold or own the number of shares referred to in subsection (1.1) up to and including the day of the meeting, the corporation is not required to set out in the management proxy circular, or attach to it, any proposal submitted by that person for any meeting held within the prescribed period following the date of the meeting.

Refus de prendre en compte la proposition

(5.1) Dans le cas où l’auteur de la proposition ne demeure pas le détenteur inscrit ou le véritable propriétaire des actions visées au paragraphe (1.1) jusqu’à la tenue de l’assemblée, la société peut refuser de faire figurer dans la circulaire de la direction toute autre proposition soumise par celui-ci dans le délai réglementaire suivant la tenue de l’assemblée.

Immunity (6) No corporation or person acting on its behalf incurs any liability by reason only of circulating a proposal or statement in compliance with this section.	Immunité (6) Ni la société ni les personnes agissant en son nom n’engagent leur responsabilité en diffusant une proposition ou un exposé en conformité avec le présent article.

Notice of refusal

(7) If a corporation refuses to include a proposal in a management proxy circular, the corporation shall, within the prescribed period after the day on which it receives the proposal or the day on which it receives the proof of ownership under subsection (1.4), as the case may be,

Avis de refus

(7) La société qui a l’intention de refuser de joindre une proposition à la circulaire de la direction sollicitant des procurations doit, dans le délai réglementaire suivant la réception par la société de la preuve exigée en vertu du paragraphe (1.4) ou de la réception de la proposition,

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 137-138	Articles 137-138

notify in writing the person submitting the proposal of its intention to omit the proposal from the management proxy circular and of the reasons for the refusal.	selon le cas, en donner par écrit un avis motivé à la personne qui l’a soumise.

Person may apply to court

(8) On the application of a person submitting a proposal who claims to be aggrieved by a corporation’s refusal under subsection (7), a court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it thinks fit.

Demande de l’auteur de la proposition

(8) Sur demande de l’auteur de la proposition qui prétend avoir subi un préjudice suite au refus de la société exprimé conformément au paragraphe (7), le tribunal peut, par ordonnance, prendre toute mesure qu’il estime indiquée et notamment empêcher la tenue de l’assemblée à laquelle la proposition devait être présentée.

Corporation’s application to court

(9) The corporation or any person claiming to be aggrieved by a proposal may apply to a court for an order permitting the corporation to omit the proposal from the management proxy circular, and the court, if it is satisfied that subsection (5) applies, may make such order as it thinks fit.

Demande de la société

(9) La société ou toute personne qui prétend qu’une proposition lui cause un préjudice peut demander au tribunal une ordonnance autorisant la société à ne pas joindre la proposition à la circulaire de la direction sollicitant des procurations; le tribunal, s’il est convaincu que le paragraphe (5) s’applique, peut rendre toute décision qu’il estime pertinente.

Director entitled to notice

(10) An applicant under subsection (8) or (9) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

R.S., 1985, c. C-44, s. 137; 2001, c. 14, s. 59; 2011, c. 21, s. 53(F).

Le directeur est fondé à recevoir avis

(10) L’auteur de la demande en vertu des paragraphes (8) ou (9) doit en donner avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

L.R. (1985), ch. C-44, art. 137; 2001, ch. 14, art. 59; 2011, ch. 21, art.
53(F).

List of shareholders entitled to receive notice

138 (1) A corporation shall prepare an alphabetical list of its shareholders entitled to receive notice of a meeting, showing the number of shares held by each shareholder,

(a) if a record date is fixed under paragraph 134(1)(c), not later than ten days after that date; or

(b) if no record date is fixed, on the record date established under paragraph 134(2)(a).

Liste des actionnaires : avis d’une assemblée

138 (1) La société dresse une liste alphabétique des actionnaires habiles à recevoir avis d’une assemblée, en y mentionnant le nombre d’actions détenues par chacun :

a) dans les dix jours suivant la date de référence, si elle est fixée en vertu de l’alinéa 134(1)c);

b) à défaut d’une telle fixation, à la date de référence établie en vertu de l’alinéa 134(2)a).

Voting list — if record date fixed

(2) If a record date for voting is fixed under paragraph 134(1)(d), the corporation shall prepare, no later than ten days after the record date, an alphabetical list of shareholders entitled to vote as of the record date at a meeting of shareholders that shows the number of shares held by each shareholder.

Liste des actionnaires habiles à voter : date de référence

(2) Si la date de référence a été fixée en vertu de l’alinéa 134(1)d), la société dresse, au plus tard dix jours après cette date, une liste alphabétique des actionnaires habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Voting list — if no record date fixed

(3) If a record date for voting is not fixed under paragraph 134(1)(d), the corporation shall prepare, not later than 10 days after the record date that is fixed under paragraph 134(1)(c) or not later than the record date that

Liste des actionnaires habiles à voter : aucune date de référence

(3) Si la date de référence n’a pas été fixée en vertu de l’alinéa 134(1)d), la société dresse, au plus tard dix jours après la date de référence fixée en vertu de l’alinéa 134(1)c) ou au plus tard à la date de référence prévue à

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Sections 138-140	Articles 138-140

is established under paragraph 134(2)(a), as the case may be, an alphabetical list of shareholders who are entitled to vote as of the record date that shows the number of shares held by each shareholder.

l’alinéa 134(2)a), selon le cas, une liste alphabétique des actionnaires habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Entitlement to vote

(3.1) A shareholder whose name appears on a list prepared under subsection (2) or (3) is entitled to vote the shares shown opposite their name at the meeting to which the list relates.

Habilité à voter

(3.1) Les actionnaires dont le nom apparaît sur la liste dressée en vertu des paragraphes (2) ou (3) sont habiles à exercer les droits de vote attachés aux actions figurant en regard de leur nom.

Examination of list

(4) A shareholder may examine the list of shareholders

(a) during usual business hours at the registered office of the corporation or at the place where its central securities register is maintained; and

(b) at the meeting of shareholders for which the list was prepared.

R.S., 1985, c. C-44, s. 138; 2001, c. 14, s. 60; 2018, c. 8, s. 16(E).

Examen de la liste

(4) Les actionnaires peuvent prendre connaissance de la liste :

a) au siège social de la société ou au lieu où est tenu son registre central des valeurs mobilières, pendant les heures normales d’ouverture;

b) lors de l’assemblée pour laquelle elle a été dressée.

L.R. (1985), ch. C-44, art. 138; 2001, ch. 14, art. 60; 2018, ch. 8, art.
16(A).

Quorum

139 (1) Unless the by-laws otherwise provide, a quorum of shareholders is present at a meeting of shareholders, irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

Quorum

139 (1) Sauf disposition contraire des règlements administratifs, le quorum est atteint quel que soit le nombre de personnes effectivement présentes, lorsque les détenteurs d’actions disposant de plus de cinquante pour cent des voix sont présents ou représentés.

Opening quorum sufficient

(2) If a quorum is present at the opening of a meeting of shareholders, the shareholders present may, unless the by-laws otherwise provide, proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Existence du quorum à l’ouverture

(2) Sauf disposition contraire des règlements administratifs, il suffit que le quorum soit atteint à l’ouverture de l’assemblée pour que les actionnaires puissent délibérer.

Adjournment

(3) If a quorum is not present at the opening of a meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

Ajournement (3) En l’absence de quorum à l’ouverture de l’assemblée, les actionnaires présents ne peuvent délibérer que sur son ajournement à une date, une heure et en un lieu précis.

One shareholder meeting

(4) If a corporation has only one shareholder, or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

1974-75-76, c. 33, s. 133; 1978-79, c. 9, ss. 1(F), 41.

Assemblée avec un seul actionnaire

(4) L’assemblée peut être tenue par le seul actionnaire de la société, par le seul titulaire d’une seule catégorie ou série d’actions ou par son fondé de pouvoir.

1974-75-76, ch. 33, art. 133; 1978-79, ch. 9, art. 1(F) et 41.

Right to vote 140 (1) Unless the articles otherwise provide, each share of a corporation entitles the holder thereof to one vote at a meeting of shareholders.	Droit de vote 140 (1) Sauf disposition contraire des statuts, l’actionnaire dispose, lors de l’assemblée, d’une voix par action.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 140-141	Articles 140-141

Representative

(2) If a body corporate or association is a shareholder of a corporation, the corporation shall recognize any individual authorized by a resolution of the directors or governing body of the body corporate or association to represent it at meetings of shareholders of the corporation.

Représentant

(2) La société doit permettre à tout particulier accrédité par résolution des administrateurs ou de la direction d’une personne morale ou d’une association faisant partie de ses actionnaires, de représenter ces dernières à ses assemblées.

Powers of representative

(3) An individual authorized under subsection (2) may exercise on behalf of the body corporate or association all the powers it could exercise if it were an individual shareholder.

Pouvoirs du représentant

(3) Le particulier accrédité en vertu du paragraphe (2) peut exercer, pour le compte de la personne morale ou de l’association qu’il représente, tous les pouvoirs d’un actionnaire.

Joint shareholders

(4) Unless the by-laws otherwise provide, if two or more persons hold shares jointly, one of those holders present at a meeting of shareholders may in the absence of the others vote the shares, but if two or more of those persons who are present, in person or by proxy, vote, they shall vote as one on the shares jointly held by them.

R.S., 1985, c. C-44, s. 140; 2001, c. 14, s. 135(E).

Coactionnaires

(4) Sauf disposition contraire des règlements administratifs, si plusieurs personnes détiennent des actions conjointement, le codétenteur présent à une assemblée peut, en l’absence des autres, exercer le droit de vote attaché aux actions; au cas où plusieurs codétenteurs sont présents ou représentés, ils votent comme un seul actionnaire.

L.R. (1985), ch. C-44, art. 140; 2001, ch. 14, art. 135(A).

Voting

141 (1) Unless the by-laws otherwise provide, voting at a meeting of shareholders shall be by show of hands except where a ballot is demanded by a shareholder or proxyholder entitled to vote at the meeting.

Vote

141 (1) Sauf disposition contraire des règlements administratifs, le vote lors d’une assemblée se fait à main levée ou, à la demande de tout actionnaire ou fondé de pouvoir habile à voter, au scrutin secret.

Ballot (2) A shareholder or proxyholder may demand a ballot either before or after any vote by show of hands.	Scrutin secret (2) Les actionnaires ou les fondés de pouvoir peuvent demander un vote au scrutin secret avant ou après tout vote à main levée.

Electronic voting

(3) Despite subsection (1), unless the by-laws otherwise provide, any vote referred to in subsection (1) may be held, in accordance with the regulations, if any, entirely by means of a telephonic, electronic or other communication facility, if the corporation makes available such a communication facility.

Vote par moyen de communication électronique

(3) Malgré le paragraphe (1) et sauf disposition contraire des règlements administratifs, le vote mentionné à ce paragraphe peut être tenu, conformément aux éventuels règlements, entièrement par un moyen de communication téléphonique, électronique ou autre offert par la société.

Voting while participating electronically

(4) Unless the by-laws otherwise provide, any person participating in a meeting of shareholders under subsection 132(4) or (5) and entitled to vote at that meeting may vote, in accordance with the regulations, if any, by means of the telephonic, electronic or other communication facility that the corporation has made available for that purpose.

R.S., 1985, c. C-44, s. 141; 2001, c. 14, s. 61.

Vote en cas de participation par moyen de communication électronique

(4) Sauf disposition contraire des règlements administratifs, toute personne participant à une assemblée des actionnaires mentionnée aux paragraphes 132(4) ou (5) et habile à voter à cette assemblée, peut voter, conformément aux éventuels règlements, par le moyen de communication téléphonique, électronique ou autre mis à sa disposition par la société à cette fin.

L.R. (1985), ch. C-44, art. 141; 2001, ch. 14, art. 61.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 142-143	Articles 142-143

Resolution in lieu of meeting

142 (1) Except where a written statement is submitted by a director under subsection 110(2) or by an auditor under subsection 168(5),

(a) a resolution in writing signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders; and

(b) a resolution in writing dealing with all matters required by this Act to be dealt with at a meeting of shareholders, and signed by all the shareholders entitled to vote at that meeting, satisfies all the requirements of this Act relating to meetings of shareholders.

Résolution tenant lieu d’assemblée

142 (1) À l’exception de la déclaration écrite présentée par l’un des administrateurs en vertu du paragraphe 110(2) ou par le vérificateur en vertu du paragraphe 168(5), la résolution écrite, signée de tous les actionnaires habiles à voter en l’occurrence lors de l’assemblée :

a) a la même valeur que si elle avait été adoptée lors de l’assemblée;

b) répond aux conditions de la présente loi relatives aux assemblées, si elle porte sur toutes les questions qui doivent, selon la présente loi, être inscrites à l’ordre du jour de l’assemblée.

Filing resolution (2) A copy of every resolution referred to in subsection (1) shall be kept with the minutes of the meetings of shareholders.	Dépôt de la résolution (2) Un exemplaire des résolutions visées au paragraphe (1) doit être conservé avec les procès-verbaux des assemblées.

Evidence

(3) Unless a ballot is demanded, an entry in the minutes of a meeting to the effect that the chairperson of the meeting declared a resolution to be carried or defeated is, in the absence of evidence to the contrary, proof of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

R.S., 1985, c. C-44, s. 142; 2001, c. 14, s. 62.

Preuve

(3) Sauf s’il y a demande d’un vote par scrutin, l’inscription au procès-verbal de l’assemblée précisant que le président a déclaré qu’une résolution a été adoptée ou rejetée fait foi, sauf preuve contraire, de ce fait, sans qu’il soit nécessaire de prouver le nombre ou la proportion des votes en faveur de cette résolution ou contre elle.

L.R. (1985), ch. C-44, art. 142; 2001, ch. 14, art. 62.

Requisition of meeting

143 (1) The holders of not less than five per cent of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Demande de convocation

143 (1) Les détenteurs de cinq pour cent au moins des actions émises par la société et ayant le droit de vote à l’assemblée dont la tenue est demandée peuvent exiger des administrateurs la convocation d’une assemblée aux fins énoncées dans leur requête.

Form

(2) The requisition referred to in subsection (1), which may consist of several documents of like form each signed by one or more shareholders, shall state the business to be transacted at the meeting and shall be sent to each director and to the registered office of the corporation.

Forme

(2) La requête visée au paragraphe (1), qui peut consister en plusieurs documents de forme analogue signés par au moins l’un des actionnaires, énonce les points inscrits à l’ordre du jour de la future assemblée et est envoyée à chaque administrateur ainsi qu’au siège social de la société.

Directors calling meeting

(3) On receiving the requisition referred to in subsection (1), the directors shall call a meeting of shareholders to transact the business stated in the requisition, unless

(a) a record date has been fixed under paragraph 134(1)(c) and notice of it has been given under subsection 134(3);

Convocation de l’assemblée par les administrateurs

(3) Les administrateurs convoquent une assemblée dès réception de la requête visée au paragraphe (1), pour délibérer des questions qui y sont énoncées sauf dans l’un ou l’autre des cas suivants :

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Sections 143-144	Articles 143-144

(b) the directors have called a meeting of shareholders and have given notice thereof under section 135; or

(c) the business of the meeting as stated in the requisition includes matters described in paragraphs 137(5)(b) to (e).

a) l’avis d’une date de référence fixée en vertu de l’alinéa 134(1)c) a été donné conformément au paragraphe 134(3);

b) ils ont déjà convoqué une assemblée et donné l’avis prévu à l’article 135;

c) les questions à l’ordre du jour énoncées dans la requête portent sur les cas visés aux alinéas 137(5)b) à e).

Shareholder calling meeting

(4) If the directors do not within twenty-one days after receiving the requisition referred to in subsection (1) call a meeting, any shareholder who signed the requisition may call the meeting.

Convocation de l’assemblée par les actionnaires

(4) Faute par les administrateurs de convoquer l’assemblée dans les vingt et un jours suivant la réception de la requête visée au paragraphe (1), tout signataire de celle-ci peut le faire.

Procedure (5) A meeting called under this section shall be called as nearly as possible in the manner in which meetings are to be called pursuant to the by-laws, this Part and Part XIII.	Procédure (5) L’assemblée prévue au présent article doit être convoquée, autant que possible, d’une manière conforme aux règlements administratifs, à la présente partie et à la partie XIII.

Reimbursement

(6) Unless the shareholders otherwise resolve at a meeting called under subsection (4), the corporation shall reimburse the shareholders the expenses reasonably incurred by them in requisitioning, calling and holding the meeting.

R.S., 1985, c. C-44, s. 143; 2001, c. 14, s. 63.

Remboursement

(6) Sauf adoption par les actionnaires d’une résolution à l’effet contraire lors d’une assemblée convoquée en vertu du paragraphe (4), la société rembourse aux actionnaires les dépenses normales qu’ils ont prises en charge pour demander, convoquer et tenir l’assemblée.

L.R. (1985), ch. C-44, art. 143; 2001, ch. 14, art. 63.

Meeting called by court

144 (1) A court, on the application of a director, a shareholder who is entitled to vote at a meeting of shareholders or the Director, may order a meeting of a corporation to be called, held and conducted in the manner that the court directs, if

(a) it is impracticable to call the meeting within the time or in the manner in which those meetings are to be called;

(b) it is impracticable to conduct the meeting in the manner required by this Act or the by-laws; or

(c) the court thinks that the meeting should be called, held and conducted within the time or in the manner it directs for any other reason.

Convocation de l’assemblée par le tribunal

144 (1) S’il l’estime à propos, notamment lorsque la convocation régulière d’une assemblée ou la tenue de celle-ci selon les règlements administratifs et la présente loi est pratiquement impossible, le tribunal peut, à la demande d’un administrateur, d’un actionnaire habile à voter ou du directeur, prévoir, par ordonnance, la convocation et la tenue d’une assemblée conformément à ses directives.

Varying quorum

(2) Without restricting the generality of subsection (1), the court may order that the quorum required by the by-laws or this Act be varied or dispensed with at a meeting called, held and conducted pursuant to this section.

Modification du quorum

(2) Sans qu’il soit porté atteinte au caractère général de la règle énoncée au paragraphe (1), le tribunal peut, à l’occasion d’une assemblée convoquée et tenue en application du présent article, ordonner la modification

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Sections 144-146	Articles 144-146

ou la dispense du quorum exigé par les règlements administratifs ou la présente loi.

Valid meeting

(3) A meeting called, held and conducted pursuant to this section is for all purposes a meeting of shareholders of the corporation duly called, held and conducted.

R.S., 1985, c. C-44, s. 144; 2001, c. 14, s. 64.

Validité de l’assemblée (3) L’assemblée convoquée et tenue en application du présent article est, à toutes fins, régulière. L.R. (1985), ch. C-44, art. 144; 2001, ch. 14, art. 64.

Court review of election

145 (1) A corporation or a shareholder or director may apply to a court to determine any controversy with respect to an election or appointment of a director or auditor of the corporation.

Révision d’une élection par le tribunal

145 (1) La société, ainsi que tout actionnaire ou administrateur, peut demander au tribunal de trancher tout différend relatif à l’élection d’un administrateur ou à la nomination d’un vérificateur.

Powers of court

(2) On an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining a director or auditor whose election or appointment is challenged from acting pending determination of the dispute;

(b) an order declaring the result of the disputed election or appointment;

(c) an order requiring a new election or appointment, and including in the order directions for the management of the business and affairs of the corporation until a new election is held or appointment made; and

(d) an order determining the voting rights of shareholders and of persons claiming to own shares.

R.S., 1985, c. C-44, s. 145; 2001, c. 14, s. 65(F).

Pouvoirs du tribunal

(2) Sur demande présentée en vertu du présent article, le tribunal peut, par ordonnance, prendre toute mesure qu’il estime pertinente et notamment :

a) enjoindre aux administrateurs ou vérificateur, dont l’élection ou la nomination est contestée, de s’abstenir d’agir jusqu’au règlement du litige;

b) proclamer le résultat de l’élection ou de la nomination litigieuse;

c) ordonner une nouvelle élection ou une nouvelle nomination en donnant des directives pour la conduite, dans l’intervalle, des activités commerciales et des affaires internes de la société;

d) préciser les droits de vote des actionnaires et des personnes prétendant être propriétaires d’actions.

L.R. (1985), ch. C-44, art. 145; 2001, ch. 14, art. 65(F).

Pooling agreement

145.1 A written agreement between two or more shareholders may provide that in exercising voting rights the shares held by them shall be voted as provided in the agreement.

2001, c. 14, s. 66.

Convention de vote 145.1 Des actionnaires peuvent conclure entre eux une convention écrite régissant l’exercice de leur droit de vote. 2001, ch. 14, art. 66.

Unanimous shareholder agreement

146 (1) An otherwise lawful written agreement among all the shareholders of a corporation, or among all the shareholders and one or more persons who are not shareholders, that restricts, in whole or in part, the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation is valid.

Convention unanime des actionnaires

146 (1) Est valide, si elle est par ailleurs licite, la convention écrite conclue par tous les actionnaires d’une société soit entre eux, soit avec des tiers, qui restreint, en tout ou en partie, les pouvoirs des administrateurs de gérer les activités commerciales et les affaires internes de la société ou d’en surveiller la gestion.

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PART XII Shareholders	PARTIE XII Actionnaires
Sections 146-147	Articles 146-147

Declaration by single shareholder

(2) If a person who is the beneficial owner of all the issued shares of a corporation makes a written declaration that restricts in whole or in part the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation, the declaration is deemed to be a unanimous shareholder agreement.

Déclaration de l’actionnaire unique

(2) Est réputée être une convention unanime des actionnaires la déclaration écrite de l’unique et véritable propriétaire de la totalité des actions émises de la société, qui restreint, en tout ou en partie, les pouvoirs des administrateurs de gérer les activités commerciales et les affaires internes de la société ou d’en surveiller la gestion.

Constructive party (3) A purchaser or transferee of shares subject to a unanimous shareholder agreement is deemed to be a party to the agreement.	Présomption (3) L’acquéreur ou le cessionnaire des actions assujetties à une convention unanime des actionnaires est réputé être partie à celle-ci.

When no notice given

(4) If notice is not given to a purchaser or transferee of the existence of a unanimous shareholder agreement, in the manner referred to in subsection 49(8) or otherwise, the purchaser or transferee may, no later than 30 days after they become aware of the existence of the unanimous shareholder agreement, rescind the transaction by which they acquired the shares.

Avis non donné

(4) Si l’acquéreur ou le cessionnaire n’est pas avisé de l’existence de la convention unanime des actionnaires par une mention ou un renvoi visés au paragraphe 49(8) ou autrement, il peut, dans les trente jours après avoir pris connaissance de son existence, annuler l’opération par laquelle il est devenu acquéreur ou cessionnaire.

Rights of shareholder

(5) To the extent that a unanimous shareholder agreement restricts the powers of the directors to manage, or supervise the management of, the business and affairs of the corporation, parties to the unanimous shareholder agreement who are given that power to manage or supervise the management of the business and affairs of the corporation have all the rights, powers, duties and liabilities of a director of the corporation, whether they arise under this Act or otherwise, including any defences available to the directors, and the directors are relieved of their rights, powers, duties and liabilities, including their liabilities under section 119, to the same extent.

Droits des parties à la convention

(5) Dans la mesure où la convention unanime des actionnaires restreint le pouvoir des administrateurs de gérer les activités commerciales et les affaires internes de la société ou d’en surveiller la gestion, les droits, pouvoirs, obligations et responsabilités d’un administrateur — notamment les moyens de défense dont il peut se prévaloir — qui découlent d’une règle de droit sont dévolus aux parties à la convention auxquelles est conféré ce pouvoir; et les administrateurs sont déchargés des obligations et responsabilités corrélatives, notamment de la responsabilité visée à l’article 119 dans la même mesure.

Discretion of shareholders

(6) Nothing in this section prevents shareholders from fettering their discretion when exercising the powers of directors under a unanimous shareholder agreement.

R.S., 1985, c. C-44, s. 146; 1994, c. 24, s. 15(F); 2001, c. 14, s. 66.

Précision

(6) Il est entendu que le présent article n’empêche pas les actionnaires de lier à l’avance leur discrétion lorsqu’ils exercent les pouvoirs des administrateurs aux termes d’une convention unanime des actionnaires.

L.R. (1985), ch. C-44, art. 146; 1994, ch. 24, art. 15(F); 2001, ch. 14, art. 66.

PART XIII Proxies Definitions 147 In this Part, form of proxy means a written or printed form that, on completion and execution or, in Quebec, on signing by or	PARTIE XIII Procurations Définitions 147 Les définitions qui suivent s’appliquent à la présente partie. courtier attitré [Abrogée, 2001, ch. 14, art. 67]

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PART XIII Proxies	PARTIE XIII Procurations
Section 147	Article 147

on behalf of a shareholder, becomes a proxy; (formulaire de procuration)

intermediary means a person who holds a security on behalf of another person who is not the registered holder of the security, and includes

(a) a securities broker or dealer required to be registered to trade or deal in securities under the laws of any jurisdiction;

(b) a securities depositary;

(c) a financial institution;

(d) in respect of a clearing agency, a securities dealer, trust company, bank or other person, including another clearing agency, on whose behalf the clearing agency or its nominees hold securities of an issuer;

(e) a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan or other similar self-administered savings or investment plan registered under the Income Tax Act;

(f) a nominee of a person referred to in any of paragraphs (a) to (e); and

(g) a person who carries out functions similar to those carried out by individuals or entities referred to in any of paragraphs (a) to (e) and that holds a security registered in its name, or in the name of its nominee, on behalf of another person who is not the registered holder of the security. (intermédiaire)

proxy means a completed and executed or, in Quebec, signed form of proxy by means of which a shareholder appoints a proxyholder to attend and act on the shareholder’s behalf at a meeting of shareholders; (procuration)

registrant [Repealed, 2001, c. 14, s. 67]

solicit or solicitation

(a) includes

(i) a request for a proxy whether or not accompanied by or included in a form of proxy,

(ii) a request to execute or not to execute or, in Quebec, to sign or not to sign a form of proxy or to revoke a proxy,

(iii) the sending of a form of proxy or other communication to a shareholder under circumstances formulaire de procuration Formulaire manuscrit, dactylographié ou imprimé qui, une fois rempli et signé par l’actionnaire ou pour son compte, devient une procuration. (form of proxy)

intermédiaire Personne détenant des valeurs mobilières pour le compte d’une autre qui n’est pas le détenteur inscrit de celles-ci, notamment :

a) un courtier ou un négociant en valeurs mobilières tenu d’être enregistré pour faire le commerce des valeurs mobilières en vertu de toute loi applicable;

b) le dépositaire de valeurs mobilières;

c) une institution financière;

d) en ce qui concerne une agence de compensation et de dépôt, un négociant en valeurs mobilières, une société de fiducie, une banque ou toute autre personne — notamment une autre agence de compensation ou de dépôt — au nom duquel ou de laquelle l’agence ou la personne qu’elle désigne détient les titres d’un émetteur;

e) un fiduciaire ou tout administrateur d’un régime enregistré d’épargne-retraite, d’un fonds de revenu de retraite ou d’un régime d’épargne-études autogérés, ou autre régime d’épargne ou de placement autogéré comparable, enregistré en vertu de la Loi de l’impôt sur le revenu;

f) une personne désignée par une personne visée à l’un des alinéas a) à e);

g) toute personne qui exerce des fonctions comparables à celles exercées par des personnes visées à l’un des alinéas a) à e) et qui détient une valeur mobilière nominative, à son nom ou à celui de la personne visée à l’alinéa f), pour le compte d’une autre personne qui n’est pas le détenteur inscrit de cette valeur mobilière. (intermediary)

procuration Formulaire de procuration rempli et signé par lequel l’actionnaire nomme un fondé de pouvoir pour assister et agir en son nom aux assemblées. (proxy)

sollicitation

a) Sont assimilés à la sollicitation :

(i) la demande de procuration dont est assorti ou non le formulaire de procuration,

(ii) la demande de signature ou de non-signature du formulaire de procuration ou de révocation de procuration,

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PART XIII Proxies	PARTIE XIII Procurations
Sections 147-148	Articles 147-148

reasonably calculated to result in the procurement, withholding or revocation of a proxy, and

(iv) the sending of a form of proxy to a shareholder under section 149; but

(b) does not include

(i) the sending of a form of proxy in response to an unsolicited request made by or on behalf of a shareholder,

(ii) the performance of administrative acts or professional services on behalf of a person soliciting a proxy,

(iii) the sending by an intermediary of the documents referred to in section 153,

(iv) a solicitation by a person in respect of shares of which the person is the beneficial owner,

(v) a public announcement, as prescribed, by a shareholder of how the shareholder intends to vote and the reasons for that decision,

(vi) a communication for the purposes of obtaining the number of shares required for a shareholder proposal under subsection 137(1.1), or

(vii) a communication, other than a solicitation by or on behalf of the management of the corporation, that is made to shareholders, in any circumstances that may be prescribed; (sollicitation)

solicitation by or on behalf of the management of a corporation means a solicitation by any person pursuant to a resolution or instructions of, or with the acquiescence of, the directors or a committee of the directors. (sollicitation effectuée par la direction ou pour son compte)

R.S., 1985, c. C-44, s. 147; 2001, c. 14, ss. 67, 135(E); 2011, c. 21, s.
54(E).

(iii) l’envoi d’un formulaire de procuration ou de toute communication aux actionnaires, concerté en vue de l’obtention, du refus ou de la révocation d’une procuration,

(iv) l’envoi d’un formulaire de procuration aux actionnaires conformément à l’article 149;

b) sont exclus de la présente définition :

(i) l’envoi d’un formulaire de procuration en réponse à la demande spontanément faite par un actionnaire ou pour son compte,

(ii) l’accomplissement d’actes d’administration ou de services professionnels pour le compte d’une personne sollicitant une procuration,

(iii) l’envoi par un intermédiaire des documents visés à l’article 153,

(iv) la sollicitation faite par une personne pour des actions dont elle est le véritable propriétaire,

(v) l’annonce publique — au sens des règlements — par l’actionnaire de ses intentions de vote, motifs à l’appui,

(vi) toute communication en vue d’obtenir le nombre d’actions requis pour la présentation d’une proposition par un actionnaire en conformité avec le paragraphe 137(1.1),

(vii) toute communication, autre qu’une sollicitation effectuée par la direction ou pour son compte, faite aux actionnaires dans les circonstances réglementaires. (solicit or solicitation)

sollicitation effectuée par la direction ou pour son compte Sollicitation faite par toute personne, à la suite d’une résolution ou d’instructions ou avec l’approbation des administrateurs ou d’un comité du conseil d’administration. (solicitation by or on behalf of the management of a corporation)

L.R. (1985), ch. C-44, art. 147; 2001, ch. 14, art. 67 et 135(A); 2011, ch. 21, art. 54(A).

Appointing proxyholder

148 (1) A shareholder entitled to vote at a meeting of shareholders may by means of a proxy appoint a proxyholder or one or more alternate proxyholders who are not required to be shareholders, to attend and act at the meeting in the manner and to the extent authorized by the proxy and with the authority conferred by the proxy.

Nomination d’un fondé de pouvoir

148 (1) L’actionnaire habile à voter lors d’une assemblée peut, par procuration, nommer un fondé de pouvoir ainsi que plusieurs suppléants qui peuvent ne pas être actionnaires, aux fins d’assister à cette assemblée et d’y agir dans les limites prévues à la procuration.

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Canada Business Corporations	Sociétés par actions
PART XIII Proxies	PARTIE XIII Procurations
Sections 148-149	Articles 148-149

Execution or signing of proxy (2) A proxy shall be executed or, in Quebec, signed by the shareholder or by the shareholder’s personal representative authorized in writing.	Signature de la procuration (2) L’actionnaire ou son représentant personnel autorisé par écrit doit signer la procuration.

Validity of proxy (3) A proxy is valid only at the meeting in respect of which it is given or any adjournment thereof.	Validité de la procuration (3) La procuration est valable pour l’assemblée visée et à tout ajournement de cette assemblée.

Revocation of proxy

(4) A shareholder may revoke a proxy

(a) by depositing an instrument or act in writing executed or, in Quebec, signed by the shareholder or by the shareholder’s personal representative authorized in writing

(i) at the registered office of the corporation at any time up to and including the last business day preceding the day of the meeting, or an adjournment thereof, at which the proxy is to be used, or

(ii) with the chairman of the meeting on the day of the meeting or an adjournment thereof; or

(b) in any other manner permitted by law.

Révocation d’une procuration

(4) L’actionnaire peut révoquer la procuration :

a) en déposant un acte écrit signé de lui ou de son représentant personnel muni d’une autorisation écrite :

(i) soit au siège social de la société au plus tard le dernier jour ouvrable précédant l’assemblée en cause ou la date de reprise en cas d’ajournement,

(ii) soit entre les mains du président de l’assemblée à la date de son ouverture ou de sa reprise en cas d’ajournement;

b) de toute autre manière autorisée par la loi.

Deposit of proxies

(5) The directors may specify in a notice calling a meeting of shareholders a time not more than 48 hours, excluding Saturdays and holidays, before the meeting or adjournment before which time proxies to be used at the meeting must be deposited with the corporation or its agent or mandatary.

R.S., 1985, c. C-44, s. 148; 2001, c. 14, s. 135(E); 2011, c. 21, s. 55.

Dépôt des procurations

(5) Les administrateurs peuvent, dans l’avis de convocation d’une assemblée, préciser une date limite, qui ne peut être antérieure de plus de quarante-huit heures, non compris les samedis et les jours fériés, à la date d’ouverture de l’assemblée ou de sa reprise en cas d’ajournement, pour la remise des procurations à la société ou à son mandataire.

L.R. (1985), ch. C-44, art. 148; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 55.

Mandatory solicitation

149 (1) Subject to subsection (2), the management of a corporation shall, concurrently with giving notice of a meeting of shareholders, send a form of proxy in prescribed form to each shareholder who is entitled to receive notice of the meeting.

Sollicitation obligatoire

149 (1) Sous réserve du paragraphe (2), la direction d’une société doit, en donnant avis de l’assemblée aux actionnaires, leur envoyer un formulaire de procuration en la forme prescrite.

Exception

(2) The management of the corporation is not required to send a form of proxy under subsection (1) if it

(a) is not a distributing corporation; and

(b) has fifty or fewer shareholders entitled to vote at a meeting, two or more joint holders being counted as one shareholder.

Exception

(2) La direction d’une société — autre qu’une société ayant fait appel au public — comptant au plus cinquante actionnaires habiles à voter lors d’une assemblée, les codétenteurs d’une action étant comptés comme un seul actionnaire, n’est pas tenue d’envoyer le formulaire de procuration prévu au paragraphe (1).

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PART XIII Proxies	PARTIE XIII Procurations
Sections 149-150	Articles 149-150

Offence

(3) If the management of a corporation fails to comply, without reasonable cause, with subsection (1), the corporation is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

Infraction

(3) La société dont la direction contrevient, sans motif raisonnable, au paragraphe (1), commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

Officers, etc., of corporations

(4) Where a corporation commits an offence under subsection (3), any director or officer of the corporation who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the corporation has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 149; 2001, c. 14, s. 68.

Sociétés et leurs dirigeants, etc.

(4) En cas de perpétration par une société d’une infraction visée au paragraphe (3), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la société ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 149; 2001, ch. 14, art. 68.

Soliciting proxies

150 (1) A person shall not solicit proxies unless

(a) in the case of solicitation by or on behalf of the management of a corporation, a management proxy circular in prescribed form, either as an appendix to or as a separate document accompanying the notice of the meeting, or

(b) in the case of any other solicitation, a dissident’s proxy circular in prescribed form stating the purposes of the solicitation is sent to the auditor of the corporation, to each shareholder whose proxy is solicited, to each director and, if paragraph (b) applies, to the corporation.

Sollicitation de procuration

150 (1) Les procurations ne peuvent être sollicitées qu’à l’aide de circulaires envoyées en la forme prescrite :

a) sous forme d’annexe ou de document distinct de l’avis de l’assemblée, en cas de sollicitation effectuée par la direction ou pour son compte,

b) dans les autres cas, par tout dissident, qui doit y mentionner l’objet de cette sollicitation,

au vérificateur, à chacun des administrateurs, aux actionnaires intéressés et, en cas d’application de l’alinéa b), à la société.

Exception — solicitation to fifteen or fewer shareholders

(1.1) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without sending a dissident’s proxy circular, if the total number of shareholders whose proxies are solicited is fifteen or fewer, two or more joint holders being counted as one shareholder.

Exception : sollicitation restreinte

(1.1) Malgré le paragraphe (1), il n’est pas nécessaire d’envoyer de circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque le nombre total des actionnaires dont les procurations sont sollicitées ne dépasse pas quinze, les codétenteurs d’une action étant comptés comme un seul actionnaire.

Exception — solicitation by public broadcast

(1.2) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without sending a dissident’s proxy circular if the solicitation is, in the prescribed circumstances, conveyed by public broadcast, speech or publication.

Exemption : sollicitation par diffusion publique

(1.2) Malgré le paragraphe (1), il n’est pas nécessaire d’envoyer de circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque la sollicitation est, dans les circonstances prévues par règlement, transmise par diffusion publique, discours ou publication.

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PART XIII Proxies	PARTIE XIII Procurations
Sections 150-152	Articles 150-152

Copy to Director

(2) A person required to send a management proxy circular or dissident’s proxy circular shall send concurrently a copy of it to the Director together with a statement in prescribed form, the form of proxy, any other documents for use in connection with the meeting and, in the case of a management proxy circular, a copy of the notice of meeting.

Copie au directeur

(2) La personne tenue d’envoyer une circulaire émanant de la direction ou d’un dissident doit en même temps en envoyer un exemplaire au directeur, accompagné tant de la déclaration réglementaire et du formulaire de procuration que des documents utiles à l’assemblée; dans le cas où elle émane de la direction, la circulaire est de plus accompagnée d’une copie de l’avis d’assemblée.

Offence

(3) A person who fails to comply with subsections (1) and (2) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

Infraction

(3) Quiconque contrevient aux paragraphes (1) et (2) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Officers, etc., of bodies corporate

(4) Where a body corporate commits an offence under subsection (3), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 150; 1992, c. 1, s. 54; 1994, c. 24, s. 16; 2001, c. 14, s. 69.

Personnes morales et leurs dirigeants, etc.

(4) En cas de perpétration par une personne morale d’une infraction visée au paragraphe (3), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 150; 1992, ch. 1, art. 54; 1994, ch. 24, art. 16; 2001, ch. 14, art. 69.

Exemption

151 (1) On the application of an interested person, the Director may exempt the person, on any terms that the Director thinks fit, from any of the requirements of section 149 or subsection 150(1) or 153(1). The exemption may have retroactive effect.

(2) [Repealed, 2018, c. 8, s. 18]

R.S., 1985, c. C-44, s. 151; 2001, c. 14, s. 70; 2018, c. 8, s. 18.

Dispense

151 (1) Le directeur peut, selon les modalités qu’il estime utiles, dispenser tout intéressé qui en fait la demande des exigences visées à l’article 149 ou aux paragraphes 150(1) ou 153(1). La dispense peut avoir un effet rétroactif.

(2) [Abrogé, 2018, ch. 8, art. 18]

L.R. (1985), ch. C-44, art. 151; 2001, ch. 14, art. 70; 2018, ch. 8, art. 18.

Attendance at meeting

152 (1) A person who solicits a proxy and is appointed proxyholder shall attend in person or cause an alternate proxyholder to attend the meeting in respect of which the proxy is given and comply with the directions of the shareholder who appointed him.

Présence à l’assemblée

152 (1) La personne nommée fondé de pouvoir après avoir sollicité une procuration doit assister personnellement à l’assemblée visée, ou s’y faire représenter par son suppléant, et se conformer aux instructions de l’actionnaire qui l’a nommée.

Right of a proxyholder

(2) A proxyholder or an alternate proxyholder has the same rights as the shareholder by whom they were appointed to speak at a meeting of shareholders in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder

Droits du fondé de pouvoir

(2) Au cours d’une assemblée, le fondé de pouvoir ou un suppléant a, en ce qui concerne la participation aux délibérations et le vote par voie de scrutin, les mêmes droits que l’actionnaire qui l’a nommé; cependant, le fondé de pouvoir ou un suppléant qui a reçu des

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PART XIII Proxies	PARTIE XIII Procurations
Sections 152-153	Articles 152-153

has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of any show of hands.	instructions contradictoires de ses mandants ne peut prendre part à un vote à main levée.

Show of hands

(3) Despite subsections (1) and (2), if the chairperson of a meeting of shareholders declares to the meeting that, if a ballot is conducted, the total number of votes attached to shares represented at the meeting by proxy required to be voted against what to the knowledge of the chairperson will be the decision of the meeting in relation to any matter or group of matters is less than five per cent of all the votes that might be cast by shareholders personally or through proxy at the meeting on the ballot, unless a shareholder or proxyholder demands a ballot,

(a) the chairperson may conduct the vote in respect of that matter or group of matters by a show of hands; and

(b) a proxyholder or alternate proxyholder may vote in respect of that matter or group of matters by a show of hands.

Vote à main levée

(3) Malgré les paragraphes (1) et (2), lorsque le président d’une assemblée déclare qu’en cas de scrutin, l’ensemble des voix attachées aux actions représentées par des fondés de pouvoir ayant instruction de voter contre la solution qui, à son avis, sera adoptée par l’assemblée quant à une question ou un groupe de questions, sera inférieur à cinq pour cent des voix qui peuvent être exprimées par des actionnaires, présents ou représentés par des fondés de pouvoir, au cours de ce scrutin, et sauf si un actionnaire ou un fondé de pouvoir exige la tenue d’un scrutin :

a) le président peut procéder à un vote à main levée sur la question ou le groupe de questions;

b) les fondés de pouvoir et les suppléants peuvent participer au vote à main levée sur la question ou le groupe de questions.

Offence

(4) A proxyholder or alternate proxyholder who without reasonable cause fails to comply with the directions of a shareholder under this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 152; 2001, c. 14, ss. 71, 135(E).

Infraction

(4) Le fondé de pouvoir ou son suppléant qui, sans motif raisonnable, contrevient aux instructions données par l’actionnaire conformément au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 152; 2001, ch. 14, art. 71 et 135(A).

Duty of intermediary

153 (1) Shares of a corporation that are registered in the name of an intermediary or their nominee and not beneficially owned by the intermediary must not be voted unless the intermediary, without delay after receipt of the notice of the meeting, financial statements, management proxy circular, dissident’s proxy circular and any other documents other than the form of proxy sent to shareholders by or on behalf of any person for use in connection with the meeting, sends a copy of the document to the beneficial owner and, except when the intermediary has received written voting instructions from the beneficial owner, a written request for such instructions.

Devoir de l’intermédiaire

153 (1) L’intermédiaire qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui ne peut exercer les droits de vote dont elles sont assorties que sur envoi au véritable propriétaire, dès leur réception, d’un exemplaire de l’avis de l’assemblée, des états financiers, des circulaires sollicitant des procurations émanant de la direction ou d’un dissident et de tous documents — à l’exception du formulaire de procuration — envoyés par toute personne ou pour son compte, aux actionnaires pour l’assemblée. Il doit également envoyer une demande écrite d’instructions sur le vote, s’il n’a pas reçu du véritable propriétaire de telles instructions par écrit.

Restriction on voting

(2) An intermediary, or a proxyholder appointed by an intermediary, may not vote shares that the intermediary does not beneficially own and that are registered in the name of the intermediary or in the name of a nominee of the intermediary unless the intermediary or proxyholder,

Restrictions relatives au vote

(2) L’intermédiaire qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui — ou le fondé de pouvoir nommé par lui — ne peut exercer les droits de vote dont elles sont

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PART XIII Proxies	PARTIE XIII Procurations
Section 153	Article 153

as the case may be, receives written voting instructions from the beneficial owner.	assorties, s’il n’a pas reçu du véritable propriétaire des instructions écrites relatives au vote.

Copies

(3) A person by or on behalf of whom a solicitation is made shall provide, at the request of an intermediary, without delay, to the intermediary at the person’s expense the necessary number of copies of the documents referred to in subsection (1), other than copies of the document requesting voting instructions.

Exemplaires

(3) La personne qui fait une sollicitation ou pour le compte de laquelle elle est faite doit fournir sans délai à ses propres frais à l’intermédiaire, dès que celui-ci en fait la demande, le nombre nécessaire d’exemplaires des documents visés au paragraphe (1), sauf ceux qui réclament des instructions sur le vote.

Instructions to intermediary

(4) An intermediary shall vote or appoint a proxyholder to vote any shares referred to in subsection (1) in accordance with any written voting instructions received from the beneficial owner.

Instructions à l’intermédiaire

(4) Les droits de vote dont sont assorties les actions visées au paragraphe (1) doivent être exercés par l’intermédiaire ou le fondé de pouvoir qu’il nomme à cette fin selon les instructions écrites reçues du véritable propriétaire.

Beneficial owner as proxyholder

(5) If a beneficial owner so requests and provides an intermediary with appropriate documentation, the intermediary must appoint the beneficial owner or a nominee of the beneficial owner as proxyholder.

Véritable propriétaire nommé fondé de pouvoir

(5) Sur demande du véritable propriétaire et après en avoir reçu les documents appropriés, l’intermédiaire choisit comme fondé de pouvoir celui-ci ou la personne qu’il désigne.

Validity (6) The failure of an intermediary to comply with this section does not render void any meeting of shareholders or any action taken at the meeting.	Validité (6) L’inobservation du présent article par l’intermédiaire n’annule ni l’assemblée ni les mesures prises lors de celle-ci.

Limitation (7) Nothing in this section gives an intermediary the right to vote shares that the intermediary is otherwise prohibited from voting.	Limitation (7) Le présent article ne confère nullement à l’intermédiaire les droits de vote qui lui sont par ailleurs refusés.

Offence

(8) An intermediary who knowingly fails to comply with this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

Infraction

(8) L’intermédiaire qui contrevient sciemment au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Officers, etc., of bodies corporate

(9) If an intermediary that is a body corporate commits an offence under subsection (8), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 153; 2001, c. 14, s. 72.

Personnes morales et leurs dirigeants, etc.

(9) En cas de perpétration par un intermédiaire qui est une personne morale d’une infraction visée au paragraphe (8), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces

Current to February 11, 2020	125	À jour au 11 février 2020

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Canada Business Corporations	Sociétés par actions
PART XIII Proxies	PARTIE XIII Procurations
Sections 153-155	Articles 153-155

peines, que la personne morale ait été ou non poursuivie ou déclarée coupable. L.R. (1985), ch. C-44, art. 153; 2001, ch. 14, art. 72.

Restraining order

154 (1) If a form of proxy, management proxy circular or dissident’s proxy circular contains an untrue statement of a material fact or omits to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made, an interested person or the Director may apply to a court and the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order restraining the solicitation, the holding of the meeting, or any person from implementing or acting on any resolution passed at the meeting to which the form of proxy, management proxy circular or dissident’s proxy circular relates;

(b) an order requiring correction of any form of proxy or proxy circular and a further solicitation; and

(c) an order adjourning the meeting.

Ordonnance

154 (1) En cas de faux renseignements sur un fait important, ou d’omission d’un tel fait dont la divulgation était requise ou nécessaire pour éviter que la déclaration ne soit trompeuse eu égard aux circonstances, dans un formulaire de procuration ou dans une circulaire émanant de la direction ou d’un dissident, le tribunal peut, à la demande de tout intéressé ou du directeur, prendre par ordonnance toute mesure qu’il estime pertinente et notamment :

a) interdire la sollicitation et la tenue de l’assemblée ou enjoindre à quiconque de ne donner aucune suite aux résolutions adoptées à l’assemblée en cause;

b) exiger la correction des documents en cause et prévoir une nouvelle sollicitation;

c) ajourner l’assemblée.

Notice to Director

(2) An applicant under this section shall give to the Director notice of the application and the Director is entitled to appear and to be heard in person or by counsel.

1974-75-76, c. 33, s. 148; 1978-79, c. 9, s. 1(F).

Avis au directeur

(2) L’auteur de la demande prévue au présent article doit en aviser le directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

1974-75-76, ch. 33, art. 148; 1978-79, ch. 9, art. 1(F).

PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier

Annual financial statements

155 (1) The directors of a corporation shall place before the shareholders at every annual meeting

(a) prescribed comparative financial statements that conform to any prescribed requirements and relate separately to

(i) the period that began on the date the corporation came into existence and ended not more than six months before the annual meeting or, if the corporation has completed a financial year, the period that began immediately after the end of the last completed financial year and ended not more than six months before the annual meeting, and

(ii) the immediately preceding financial year;

États financiers annuels

155 (1) Les administrateurs doivent, à l’assemblée annuelle, présenter aux actionnaires :

a) les états financiers comparatifs exigés par les règlements, établis conformément à ceux-ci et couvrant séparément :

(i) la période se terminant six mois au plus avant l’assemblée et ayant commencé à la date soit de création de la société, soit, si elle a déjà fonctionné durant un exercice complet, de la fin de cet exercice,

(ii) l’exercice précédent;

b) le rapport du vérificateur, s’il a été établi;

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Sections 155-157	Articles 155-157

(b) the report of the auditor, if any; and

(c) any further information respecting the financial position of the corporation and the results of its operations required by the articles, the by-laws or any unanimous shareholder agreement.

c) tous renseignements sur la situation financière de la société et le résultat de ses activités qu’exigent les statuts, les règlements administratifs ou toute convention unanime des actionnaires.

Exception

(2) Notwithstanding paragraph (1)(a), the financial statements referred to in subparagraph (1)(a)(ii) may be omitted if the reason for the omission is set out in the financial statements, or in a note thereto, to be placed before the shareholders at an annual meeting.

R.S., 1985, c. C-44, s. 155; 2018, c. 8, s. 20.

Exception

(2) Par dérogation à l’alinéa (1)a), il n’est pas nécessaire de présenter les états financiers visés au sous-alinéa (1)a)(ii) si le motif en est donné dans les états financiers, ou dans une note y annexée, à présenter aux actionnaires à l’assemblée annuelle.

L.R. (1985), ch. C-44, art. 155; 2018, ch. 8, art. 20.

Application for exemption

156 On the application of a corporation, the Director may exempt the corporation, on any terms that the Director thinks fit, from any requirement set out in section 155 or any of sections 157 to 160, if the Director reasonably believes that the detriment that may be caused to the corporation by the requirement outweighs its benefit to the shareholders or, in the case of a distributing corporation, to the public.

R.S., 1985, c. C-44, s. 156; 2001, c. 14, s. 74; 2018, c. 8, s. 21.

Demande de dispense

156 Le directeur peut, sur demande de la société, soustraire celle-ci, aux conditions qu’il estime indiquées, à toute obligation prévue à l’article 155 ou à l’un des articles 157 à 160 s’il a de bonnes raisons de croire que les inconvénients pour la société qui découleraient du respect de l’obligation l’emportent sur les avantages qui en résulteraient pour les actionnaires ou, dans le cas de la société ayant fait appel au public, sur les avantages qui en résulteraient pour le public.

L.R. (1985), ch. C-44, art. 156; 2001, ch. 14, art. 74; 2018, ch. 8, art. 21.

Consolidated statements

157 (1) A corporation shall keep at its registered office a copy of the financial statements of each of its subsidiary bodies corporate and of each body corporate the accounts of which are consolidated in the financial statements of the corporation.

États financiers consolidés

157 (1) La société doit conserver à son siège social un exemplaire des états financiers de chacune de ses filiales et de chaque personne morale dont les comptes sont consolidés dans ses propres états financiers.

Examination

(2) Shareholders of a corporation and their personal representatives may on request examine the statements referred to in subsection (1) during the usual business hours of the corporation and may make extracts free of charge.

Examen

(2) Les actionnaires ainsi que leurs représentants personnels peuvent, sur demande, examiner gratuitement les états financiers visés au paragraphe (1) et en tirer copie pendant les heures normales d’ouverture des bureaux.

Barring examination

(3) A corporation may, within fifteen days of a request to examine under subsection (2), apply to a court for an order barring the right of any person to so examine, and the court may, if it is satisfied that such examination would be detrimental to the corporation or a subsidiary body corporate, bar such right and make any further order it thinks fit.

Interdiction

(3) Le tribunal saisi d’une requête présentée par la société dans les quinze jours d’une demande d’examen faite en vertu du paragraphe (2) peut rendre toute ordonnance qu’il estime pertinente et, notamment, interdire l’examen, s’il est convaincu qu’il serait préjudiciable à la société ou à une filiale.

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Sections 157-160	Articles 157-160

Notice to Director

(4) A corporation shall give the Director and the person asking to examine under subsection (2) notice of an application under subsection (3), and the Director and such person may appear and be heard in person or by counsel.

R.S., 1985, c. C-44, s. 157; 2001, c. 14, s. 75.

Avis au directeur

(4) La société doit donner avis de toute requête présentée en vertu du paragraphe (3) au directeur et à toute personne qui demande l’examen prévu au paragraphe (2); ceux-ci peuvent comparaître en personne ou par ministère d’avocat.

L.R. (1985), ch. C-44, art. 157; 2001, ch. 14, art. 75.

Approval of financial statements

158 (1) The directors of a corporation shall approve the financial statements referred to in section 155 and the approval shall be evidenced by the manual signature of one or more directors or a facsimile of the signatures reproduced in the statements.

Approbation des états financiers

158 (1) Les administrateurs doivent approuver les états financiers visés à l’article 155; l’approbation est attestée par la signature — ou sa reproduction mécanique, notamment sous forme d’imprimé — d’au moins l’un d’entre eux.

Condition precedent

(2) A corporation shall not issue, publish or circulate copies of the financial statements referred to in section 155 unless the financial statements are

(a) approved and signed in accordance with subsection (1); and

(b) accompanied by the report of the auditor of the corporation, if any.

R.S., 1985, c. C-44, s. 158; 2001, c. 14, s. 76.

Condition préalable

(2) La société ne peut publier ou diffuser les états financiers visés à l’article 155 que lorsque les conditions suivantes sont réunies :

a) ils ont été approuvés et signés conformément au paragraphe (1);

b) ils sont accompagnés du rapport du vérificateur, s’il a été établi.

L.R. (1985), ch. C-44, art. 158; 2001, ch. 14, art. 76.

Copies to shareholders

159 (1) A corporation shall, not less than twenty-one days before each annual meeting of shareholders or before the signing of a resolution under paragraph 142(1)(b) in lieu of the annual meeting, send a copy of the documents referred to in section 155 to each shareholder, except to a shareholder who has informed the corporation in writing that he or she does not want a copy of those documents.

Copies aux actionnaires

159 (1) La société doit, vingt et un jours au moins avant chaque assemblée annuelle ou avant la signature de la résolution qui en tient lieu en vertu de l’alinéa 142(1)b), envoyer un exemplaire des documents visés à l’article 155 à chaque actionnaire, sauf à ceux qui l’ont informée par écrit de leur désir de ne pas les recevoir.

Offence

(2) A corporation that, without reasonable cause, fails to comply with subsection (1) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars.

R.S., 1985, c. C-44, s. 159; 2001, c. 14, s. 135(E).

Infraction

(2) La société qui, sans motif raisonnable, contrevient au paragraphe (1) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

L.R. (1985), ch. C-44, art. 159; 2001, ch. 14, art. 135(A).

Copies to Director

160 (1) A distributing corporation, any of the issued securities of which remain outstanding and are held by more than one person, shall send a copy of the documents referred to in section 155 to the Director

(a) not less than twenty-one days before each annual meeting of shareholders, or without delay after a resolution referred to in paragraph 142(1)(b) is signed; and

Copies au directeur

160 (1) La société ayant fait appel au public dont des valeurs mobilières en circulation sont détenues par plusieurs personnes doit envoyer au directeur copie des documents visés à l’article 155 :

a) vingt et un jours au moins avant chaque assemblée annuelle ou sans délai après la signature de la résolution qui en tient lieu en vertu de l’alinéa 142(1)b);

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Sections 160-161	Articles 160-161

(b) in any event within fifteen months after the last preceding annual meeting should have been held or a resolution in lieu of the meeting should have been signed, but no later than six months after the end of the corporation’s preceding financial year.

b) en tout état de cause, dans les quinze mois suivant l’assemblée annuelle précédente ou la date à laquelle aurait dû être signée la résolution en tenant lieu, mais au plus tard dans les six mois suivant la fin de chaque exercice.

Subsidiary corporation exemption

(2) A subsidiary corporation is not required to comply with this section if

(a) the financial statements of its holding corporation are in consolidated or combined form and include the accounts of the subsidiary; and

(b) the consolidated or combined financial statements of the holding corporation are included in the documents sent to the Director by the holding corporation in compliance with this section.

Dispense

(2) Les filiales ne sont pas tenues de se conformer au présent article si :

a) d’une part, leurs états financiers sont inclus dans ceux de la société mère présentés sous forme consolidée ou cumulée;

b) d’autre part, les états financiers de la société mère, présentés sous forme consolidée ou cumulée, figurent dans les documents envoyés au directeur en conformité avec le présent article.

Offence

(3) A corporation that fails to comply with this section is guilty of an offence and is liable on summary conviction to a fine not exceeding five thousand dollars.

R.S., 1985, c. C-44, s. 160; 1992, c. 1, s. 55; 1994, c. 24, s. 17; 2001, c. 14, s. 77.

Infraction

(3) Toute société qui contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars.

L.R. (1985), ch. C-44, art. 160; 1992, ch. 1, art. 55; 1994, ch. 24, art. 17; 2001, ch. 14, art. 77.

Qualification of auditor

161 (1) Subject to subsection (5), a person is disqualified from being an auditor of a corporation if the person is not independent of the corporation, any of its affiliates, or the directors or officers of any such corporation or its affiliates.

Qualités requises pour être vérificateur

161 (1) Sous réserve du paragraphe (5), pour être vérificateur, il faut être indépendant de la société, des personnes morales de son groupe ou de leurs administrateurs ou dirigeants.

Independence

(2) For the purposes of this section,

(a) independence is a question of fact; and

(b) a person is deemed not to be independent if they or their business partner

(i) is a business partner, a director, an officer or an employee of the corporation or any of its affiliates, or a business partner of any director, officer or employee of any such corporation or any of its affiliates,

(ii) beneficially owns or controls, directly or indirectly, a material interest in the securities of the corporation or any of its affiliates, or

(iii) has been a receiver, receiver-manager, sequestrator, liquidator or trustee in bankruptcy of the corporation or any of its affiliates within two years

Indépendance

(2) Pour l’application du présent article :

a) l’indépendance est une question de fait;

b) est réputée ne pas être indépendante la personne qui, ou dont l’associé :

(i) ou bien est associé, administrateur, dirigeant ou employé de la société, d’une personne morale de son groupe ou de leurs administrateurs, dirigeants ou employés,

(ii) ou bien est le véritable propriétaire ou détient, directement ou indirectement, le contrôle d’une partie importante des valeurs mobilières de la société ou de l’une des personnes morales de son groupe,

(iii) ou bien a été séquestre, séquestre-gérant, liquidateur ou syndic de faillite de la société ou d’une personne morale de son groupe dans les deux

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Sections 161-162	Articles 161-162

of the person’s proposed appointment as auditor of the corporation.	ans précédant la proposition de sa nomination au poste de vérificateur.

Business partners (2.1) For the purposes of subsection (2), a person’s business partner includes a shareholder of that person.	Associé (2.1) Pour l’application du paragraphe (2), est assimilé à un associé d’une personne l’actionnaire de celle-ci.

Duty to resign (3) An auditor who becomes disqualified under this section shall, subject to subsection (5), resign forthwith after becoming aware of the disqualification.	Obligation de démissionner (3) Le vérificateur doit, sous réserve du paragraphe (5), se démettre dès qu’à sa connaissance, il ne possède plus les qualités requises par le présent article.

Disqualification order (4) An interested person may apply to a court for an order declaring an auditor to be disqualified under this section and the office of auditor to be vacant.	Destitution judiciaire (4) Tout intéressé peut demander au tribunal de rendre une ordonnance déclarant la destitution du vérificateur aux termes du présent article et la vacance de son poste.

Exemption order

(5) An interested person may apply to a court for an order exempting an auditor from disqualification under this section and the court may, if it is satisfied that an exemption would not unfairly prejudice the shareholders, make an exemption order on such terms as it thinks fit, which order may have retrospective effect.

R.S., 1985, c. C-44, s. 161; 2001, c. 14, ss. 78, 135(E); 2011, c. 21, s. 56(E); 2018, c. 8, s. 23(E).

Dispense

(5) Le tribunal, s’il est convaincu de ne pas causer un préjudice injustifié aux actionnaires, peut, à la demande de tout intéressé, dispenser, même rétroactivement, le vérificateur de l’application du présent article, aux conditions qu’il estime indiquées.

L.R. (1985), ch. C-44, art. 161; 2001, ch. 14, art. 78 et 135(A); 2011, ch. 21, art. 56(A); 2018, ch. 8, art. 23(A).

Appointment of auditor

162 (1) Subject to section 163, shareholders of a corporation shall, by ordinary resolution, at the first annual meeting of shareholders and at each succeeding annual meeting, appoint an auditor to hold office until the close of the next annual meeting.

Nomination du vérificateur

162 (1) Sous réserve de l’article 163, les actionnaires doivent, par voie de résolution ordinaire, à la première assemblée annuelle et à chaque assemblée annuelle subséquente, nommer un vérificateur dont le mandat expirera à la clôture de l’assemblée annuelle suivante.

Eligibility (2) An auditor appointed under section 104 is eligible for appointment under subsection (1).	Éligibilité (2) Le vérificateur nommé en vertu de l’article 104 peut également l’être conformément au paragraphe (1).

Incumbent auditor (3) Notwithstanding subsection (1), if an auditor is not appointed at a meeting of shareholders, the incumbent auditor continues in office until a successor is appointed.

Vérificateur en fonctions

(3) Nonobstant le paragraphe (1), à défaut de nomination du vérificateur lors d’une assemblée, le vérificateur en fonctions poursuit son mandat jusqu’à la nomination de son successeur.

Remuneration

(4) The remuneration of an auditor may be fixed by ordinary resolution of the shareholders or, if not so fixed, may be fixed by the directors.

1974-75-76, c. 33, s. 156; 1978-79, c. 9, ss. 1(F), 48.

Rémunération

(4) La rémunération du vérificateur est fixée par voie de résolution ordinaire des actionnaires ou, à défaut, par les administrateurs.

1974-75-76, ch. 33, art. 156; 1978-79, ch. 9, art. 1(F) et 48.

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Sections 163-166	Articles 163-166

Dispensing with auditor 163 (1) The shareholders of a corporation that is not a distributing corporation may resolve not to appoint an auditor.	Dispense 163 (1) Les actionnaires d’une société, autre qu’une société ayant fait appel au public, peuvent décider, par voie de résolution, de ne pas nommer un vérificateur.

Limitation (2) A resolution under subsection (1) is valid only until the next succeeding annual meeting of shareholders.	Durée de validité (2) La résolution mentionnée au paragraphe (1) n’est valide que jusqu’à l’assemblée annuelle suivante.

Unanimous consent (3) A resolution under subsection (1) is not valid unless it is consented to by all the shareholders, including shareholders not otherwise entitled to vote.

Consentement unanime

(3) La résolution mentionnée au paragraphe (1) n’est valide que si elle recueille le consentement unanime des actionnaires, y compris ceux qui ne sont pas par ailleurs fondés à voter.

(4) [Repealed, 1994, c. 24, s. 18] R.S., 1985, c. C-44, s. 163; 1992, c. 1, s. 56; 1994, c. 24, s. 18; 2001, c. 14, s. 79.	(4) [Abrogé, 1994, ch. 24, art. 18] L.R. (1985), ch. C-44, art. 163; 1992, ch. 1, art. 56; 1994, ch. 24, art. 18; 2001, ch. 14, art. 79.

Ceasing to hold office 164 (1) An auditor of a corporation ceases to hold office when the auditor (a) dies or resigns; or (b) is removed pursuant to section 165.	Fin du mandat 164 (1) Le mandat du vérificateur prend fin avec : a) son décès ou sa démission; b) sa révocation conformément à l’article 165.

Effective date of resignation

(2) A resignation of an auditor becomes effective at the time a written resignation is sent to the corporation, or at the time specified in the resignation, whichever is later.

R.S., 1985, c. C-44, s. 164; 2001, c. 14, s. 135(E).

Date d’effet de la démission

(2) La démission du vérificateur prend effet à la date de son envoi par écrit à la société ou, si elle est postérieure, à celle que précise cette démission.

L.R. (1985), ch. C-44, art. 164; 2001, ch. 14, art. 135(A).

Removal of auditor

165 (1) The shareholders of a corporation may by ordinary resolution at a special meeting remove from office the auditor other than an auditor appointed by a court under section 167.

Révocation

165 (1) Les actionnaires peuvent, par résolution ordinaire adoptée lors d’une assemblée extraordinaire, révoquer tout vérificateur qui n’a pas été nommé par le tribunal en vertu de l’article 167.

Vacancy

(2) A vacancy created by the removal of an auditor may be filled at the meeting at which the auditor is removed or, if not so filled, may be filled under section 166.

1974-75-76, c. 33, s. 159; 1978-79, c. 9, s. 1(F).

Vacance

(2) La vacance créée par la révocation d’un vérificateur peut être comblée lors de l’assemblée où celle-ci a eu lieu ou, à défaut, en vertu de l’article 166.

1974-75-76, ch. 33, art. 159; 1978-79, ch. 9, art. 1(F).

Filling vacancy 166 (1) Subject to subsection (3), the directors shall forthwith fill a vacancy in the office of auditor.	Manière de combler une vacance 166 (1) Sous réserve du paragraphe (3), les administrateurs doivent immédiatement combler toute vacance du poste de vérificateur.

Calling meeting (2) If there is not a quorum of directors, the directors then in office shall, within twenty-one days after a vacancy in the office of auditor occurs, call a special meeting of	Convocation d’une assemblée (2) En cas d’absence de quorum au conseil d’administration, les administrateurs en fonctions doivent, dans les vingt et un jours de la vacance du poste

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Sections 166-168	Articles 166-168

shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors, the meeting may be called by any shareholder.	de vérificateur, convoquer une assemblée extraordinaire en vue de combler cette vacance; à défaut de cette convocation, ou en l’absence d’administrateurs, tout actionnaire peut le faire.

Shareholders filling vacancy (3) The articles of a corporation may provide that a vacancy in the office of auditor shall only be filled by vote of the shareholders.	Vacance comblée par les actionnaires (3) Les statuts de la société peuvent prévoir que la vacance ne peut être comblée que par un vote des actionnaires.

Unexpired term (4) An auditor appointed to fill a vacancy holds office for the unexpired term of the auditor’s predecessor. R.S., 1985, c. C-44, s. 166; 2001, c. 14, s. 135(E).	Mandat non expiré (4) Le vérificateur nommé afin de combler une vacance poursuit jusqu’à son expiration le mandat de son prédécesseur. L.R. (1985), ch. C-44, art. 166; 2001, ch. 14, art. 135(A).

Court appointed auditor

167 (1) If a corporation does not have an auditor, the court may, on the application of a shareholder or the Director, appoint and fix the remuneration of an auditor who holds office until an auditor is appointed by the shareholders.

Nomination judiciaire

167 (1) Le tribunal peut, à la demande d’un actionnaire ou du directeur, nommer un vérificateur à la société qui n’en a pas et fixer sa rémunération; le mandat de ce vérificateur se termine à la nomination de son successeur par les actionnaires.

Exception (2) Subsection (1) does not apply if the shareholders have resolved under section 163 not to appoint an auditor. 1974-75-76, c. 33, s. 161; 1978-79, c. 9, s. 1(F).	Exception (2) Le paragraphe (1) ne s’applique pas dans le cas prévu à l’article 163. 1974-75-76, ch. 33, art. 161; 1978-79, ch. 9, art. 1(F).

Right to attend meeting

168 (1) The auditor of a corporation is entitled to receive notice of every meeting of shareholders and, at the expense of the corporation, to attend and be heard on matters relating to the auditor’s duties.

Droit d’assister à l’assemblée

168 (1) Le vérificateur est fondé à recevoir avis de toute assemblée, à y assister aux frais de la société et à y être entendu sur toute question relevant de ses fonctions.

Duty to attend

(2) If a director or shareholder of a corporation, whether or not the shareholder is entitled to vote at the meeting, gives written notice not less than ten days before a meeting of shareholders to the auditor or a former auditor of the corporation, the auditor or former auditor shall attend the meeting at the expense of the corporation and answer questions relating to their duties as auditor.

Obligation

(2) Le vérificateur ou ses prédécesseurs, à qui l’un des administrateurs ou un actionnaire habile ou non à voter donne avis écrit, au moins dix jours à l’avance, de la tenue d’une assemblée, doit assister à cette assemblée aux frais de la société et répondre à toute question relevant de ses fonctions.

Notice to corporation (3) A director or shareholder who sends a notice referred to in subsection (2) shall send concurrently a copy of the notice to the corporation.	Avis de la société (3) L’administrateur ou l’actionnaire qui envoie l’avis visé au paragraphe (2) doit en envoyer simultanément copie à la société.

Offence (4) An auditor or former auditor of a corporation who fails without reasonable cause to comply with subsection (2) is guilty of an offence and liable on summary	Infraction (4) Le vérificateur ou l’un de ses prédécesseurs qui, sans motif raisonnable, contrevient au paragraphe (2) commet une infraction et encourt, sur déclaration de culpabilité

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PART XIV Financial Disclosure	PARTIE XIV Présentation de renseignements d’ordre financier
Section 168	Article 168

conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.	par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Statement of auditor

(5) An auditor is entitled to submit to the corporation a written statement giving reasons for resigning or for opposing any proposed action or resolution when the auditor

(a) resigns;

(b) receives a notice or otherwise learns of a meeting of shareholders called for the purpose of removing the auditor from office;

(c) receives a notice or otherwise learns of a meeting of directors or shareholders at which another person is to be appointed to fill the office of auditor, whether because of the resignation or removal of the incumbent auditor or because the auditor’s term of office has expired or is about to expire; or

(d) receives a notice or otherwise learns of a meeting of shareholders at which a resolution referred to in section 163 is to be proposed.

Déclaration du vérificateur

(5) Le vérificateur qui, selon le cas :

a) démissionne;

b) est informé, notamment par voie d’avis, de la convocation d’une assemblée en vue de le révoquer;

c) est informé, notamment par voie d’avis, de la tenue d’une réunion du conseil d’administration ou d’une assemblée en vue de pourvoir le poste de vérificateur par suite de sa démission, de sa révocation, de l’expiration effective ou prochaine de son mandat;

d) est informé, notamment par voie d’avis, de la tenue d’une assemblée où une résolution doit être proposée conformément à l’article 163,

est fondé à donner par écrit à la société les motifs de sa démission ou de son opposition aux mesures ou résolutions envisagées.

Other statements

(5.1) In the case of a proposed replacement of an auditor, whether through removal or at the end of the auditor’s term, the following rules apply with respect to other statements:

(a) the corporation shall make a statement on the reasons for the proposed replacement; and

(b) the proposed replacement auditor may make a statement in which he or she comments on the reasons referred to in paragraph (a).

Autres déclarations

(5.1) Dans le cas où la société se propose de remplacer le vérificateur, pour cause de révocation ou d’expiration de son mandat, elle doit soumettre une déclaration motivée et le nouveau vérificateur a le droit de soumettre une déclaration commentant ces motifs.

Circulating statement

(6) The corporation shall send a copy of the statements referred to in subsections (5) and (5.1) without delay to every shareholder entitled to receive notice of a meeting referred to in subsection (1) and to the Director, unless the statement is included in or attached to a management proxy circular required by section 150.

Diffusion des motifs

(6) La société doit sans délai envoyer, à tout actionnaire qui doit être avisé des assemblées mentionnées au paragraphe (1) et au directeur, copie des déclarations visées aux paragraphes (5) et (5.1), sauf si elles sont incorporées ou jointes à la circulaire de sollicitation de procurations de la direction exigée à l’article 150.

Replacing auditor

(7) No person shall accept appointment or consent to be appointed as auditor of a corporation to replace an auditor who has resigned, been removed or whose term of office has expired or is about to expire until the person has

Remplaçant

(7) Nul ne peut accepter de remplacer le vérificateur qui a démissionné ou a été révoqué ou dont le mandat est expiré ou est sur le point d’expirer, avant d’avoir obtenu, sur demande, qu’il donne par écrit les circonstances et les motifs justifiant, selon lui, son remplacement.

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requested and received from that auditor a written statement of the circumstances and the reasons, in that auditor’s opinion, for their replacement.

Exception

(8) Notwithstanding subsection (7), a person otherwise qualified may accept appointment or consent to be appointed as auditor of a corporation if, within fifteen days after making the request referred to in that subsection, the person does not receive a reply.

Exception

(8) Par dérogation au paragraphe (7), toute personne par ailleurs compétente peut accepter d’être nommée vérificateur si, dans les quinze jours suivant la demande visée à ce paragraphe, elle ne reçoit pas de réponse.

Effect of non-compliance

(9) Unless subsection (8) applies, an appointment as auditor of a corporation of a person who has not complied with subsection (7) is void.

R.S., 1985, c. C-44, s. 168; 2001, c. 14, ss. 80, 135(E); 2018, c. 8, s. 23.1(F).

Effet de l’inobservation

(9) Sauf le cas prévu au paragraphe (8), l’inobservation du paragraphe (7) entraîne la nullité de la nomination.

L.R. (1985), ch. C-44, art. 168; 2001, ch. 14, art. 80 et 135(A); 2018, ch. 8, art. 23.1(F).

Examination

169 (1) An auditor of a corporation shall make the examination that is in their opinion necessary to enable them to report in the prescribed manner on the financial statements required by this Act to be placed before the shareholders, except such financial statements or part thereof that relate to the period referred to in subparagraph 155(1)(a)(ii).

Examen

169 (1) Le vérificateur doit procéder à l’examen qu’il estime nécessaire pour faire rapport, de la manière prescrite, sur les états financiers que la présente loi ordonne de présenter aux actionnaires, à l’exception des états financiers se rapportant à la période visée au sous-alinéa 155(1)a)(ii).

Reliance on other auditor

(2) Notwithstanding section 170, an auditor of a corporation may reasonably rely on the report of an auditor of a body corporate or an unincorporated business the accounts of which are included in whole or in part in the financial statements of the corporation.

Foi au rapport d’un vérificateur

(2) Nonobstant l’article 170, le vérificateur d’une société peut, d’une manière raisonnable, se fonder sur le rapport du vérificateur d’une personne morale ou d’une entreprise commerciale dépourvue de personnalité morale, dont les comptes sont entièrement ou partiellement inclus dans les états financiers de la société.

Reasonableness (3) For the purpose of subsection (2), reasonableness is a question of fact.	Question de fait (3) Pour l’application du paragraphe (2), le bien-fondé de la décision du vérificateur est une question de fait.

Application

(4) Subsection (2) applies whether or not the financial statements of the holding corporation reported on by the auditor are in consolidated form.

R.S., 1985, c. C-44, s. 169; 2001, c. 14, s. 135(E).

Application (4) Le paragraphe (2) s’applique, que les états financiers de la société mère soient consolidés ou non. L.R. (1985), ch. C-44, art. 169; 2001, ch. 14, art. 135(A).

Right to information

170 (1) On the demand of an auditor of a corporation, the present or former directors, officers, employees, agents or mandataries of the corporation shall provide any

(a) information and explanations, and

Droit à l’information 170 (1) Les administrateurs, dirigeants, employés ou mandataires de la société, ou leurs prédécesseurs, doivent, à la demande du vérificateur : a) le renseigner;

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(b) access to records, documents, books, accounts and vouchers of the corporation or any of its subsidiaries that are, in the opinion of the auditor, necessary to enable the auditor to make the examination and report required under section 169 and that the directors, officers, employees, agents or mandataries are reasonably able to provide.

b) lui donner accès à tous les registres, documents, livres, comptes et pièces justificatives de la société ou de ses filiales,

dans la mesure où il l’estime nécessaire pour agir conformément à l’article 169 et où il est raisonnable pour ces personnes d’accéder à cette demande.

Idem

(2) On the demand of the auditor of a corporation, the directors of the corporation shall

(a) obtain from the present or former directors, officers, employees and agents or mandataries of any subsidiary of the corporation the information and explanations that the present or former directors, officers, employees and agents or mandataries are reasonably able to provide and that are, in the opinion of the auditor, necessary to enable the auditor to make the examination and report required under section 169; and

(b) furnish the auditor with the information and explanations so obtained.

Idem

(2) À la demande du vérificateur, les administrateurs d’une société doivent :

a) obtenir des administrateurs, dirigeants, employés et mandataires de ses filiales, ou de leurs prédécesseurs, les renseignements et éclaircissements que ces personnes peuvent raisonnablement fournir et que le vérificateur estime nécessaires aux fins de l’examen et du rapport exigés par l’article 169;

b) fournir au vérificateur les renseignements et éclaircissements ainsi obtenus.

No civil liability

(3) A person who in good faith makes an oral or written communication under subsection (1) or (2) is not liable in any civil proceeding arising from having made the communication.

R.S., 1985, c. C-44, s. 170; 2001, c. 14, ss. 81, 135(E); 2011, c. 21, s. 57(E).

Non-responsabilité

(3) Nul n’encourt de responsabilité civile pour avoir fait, de bonne foi, une déclaration orale ou écrite au titre des paragraphes (1) ou (2).

L.R. (1985), ch. C-44, art. 170; 2001, ch. 14, art. 81 et 135(A); 2011, ch. 21, art. 57(A).

Audit committee

171 (1) Subject to subsection (2), a corporation described in subsection 102(2) shall, and any other corporation may, have an audit committee composed of not less than three directors of the corporation, a majority of whom are not officers or employees of the corporation or any of its affiliates.

Comité de vérification

171 (1) Sous réserve du paragraphe (2), les sociétés peuvent, et celles visées au paragraphe 102(2) doivent, avoir un comité de vérification composé d’au moins trois administrateurs et dont la majorité n’est pas constituée de dirigeants ou d’employés de la société ou des personnes morales de son groupe.

Exemption

(2) The Director may, on the application of a corporation, authorize the corporation to dispense with an audit committee, and the Director may, if satisfied that the shareholders will not be prejudiced, permit the corporation to dispense with an audit committee on any reasonable conditions that the Director thinks fit.

Dispense

(2) Le directeur, s’il est convaincu de ne causer aucun préjudice aux actionnaires, peut, à la demande de la société, la libérer, aux conditions qu’il estime raisonnables, de l’obligation d’avoir un comité de vérification.

Duty of committee (3) An audit committee shall review the financial statements of the corporation before such financial statements are approved under section 158.	Fonctions du comité (3) Le comité de vérification doit revoir les états financiers de la société avant leur approbation conformément à l’article 158.

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Auditor’s attendance

(4) The auditor of a corporation is entitled to receive notice of every meeting of the audit committee and, at the expense of the corporation, to attend and be heard thereat; and, if so requested by a member of the audit committee, shall attend every meeting of the committee held during the term of office of the auditor.

Présence du vérificateur

(4) Le vérificateur est fondé à recevoir avis des réunions du comité de vérification, à y assister aux frais de la société et à y être entendu; à la demande de tout membre du comité, il doit, durant son mandat, assister à toute réunion de ce comité.

Calling meeting (5) The auditor of a corporation or a member of the audit committee may call a meeting of the committee.	Convocation de la réunion (5) Le comité de vérification peut être convoqué par l’un de ses membres ou par le vérificateur.

Notice of errors

(6) A director or an officer of a corporation shall forthwith notify the audit committee and the auditor of any error or mis-statement of which the director or officer becomes aware in a financial statement that the auditor or a former auditor has reported on.

Avis des erreurs

(6) Tout administrateur ou dirigeant doit immédiatement aviser le comité de vérification et le vérificateur des erreurs ou renseignements inexacts dont il prend connaissance dans les états financiers ayant fait l’objet d’un rapport de ce dernier ou de l’un de ses prédécesseurs.

Error in financial statements

(7) An auditor or former auditor of a corporation who is notified or becomes aware of an error or mis-statement in a financial statement on which they have reported, if in their opinion the error or mis-statement is material, shall inform each director accordingly.

Erreur dans les états financiers

(7) Le vérificateur ou celui de ses prédécesseurs qui prend connaissance d’une erreur ou d’un renseignement inexact, à son avis important, dans des états financiers sur lequel il a fait rapport, doit en informer chaque administrateur.

Duty of directors

(8) When under subsection (7) the auditor or former auditor informs the directors of an error or mis-statement in a financial statement, the directors shall

(a) prepare and issue revised financial statements; or

(b) otherwise inform the shareholders and, if the corporation is one that is required to comply with section 160, it shall inform the Director of the error or misstatement in the same manner as it informs the shareholders.

Obligation des administrateurs

(8) Les administrateurs avisés, conformément au paragraphe (7), de l’existence d’erreurs ou de renseignements inexacts dans les états financiers doivent :

a) soit dresser et publier des états financiers rectifiés;

b) soit en informer par tous moyens les actionnaires et, si la société est tenue de se conformer à l’article 160, en informer de la même manière le directeur.

Offence

(9) Every director or officer of a corporation who knowingly fails to comply with subsection (6) or (8) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

R.S., 1985, c. C-44, s. 171; 2001, c. 14, ss. 82, 135(E).

Infraction

(9) L’administrateur ou dirigeant d’une société qui, sciemment, contrevient aux paragraphes (6) ou (8) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

L.R. (1985), ch. C-44, art. 171; 2001, ch. 14, art. 82 et 135(A).

Qualified privilege (defamation)

172 Any oral or written statement or report made under this Act by the auditor or former auditor of a corporation has qualified privilege.

1974-75-76, c. 33, s. 166; 1978-79, c. 9, s. 1(F).

Immunité (diffamation) 172 Les vérificateurs ou leurs prédécesseurs jouissent d’une immunité relative en ce qui concerne les

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déclarations orales ou écrites et les rapports qu’ils font en vertu de la présente loi. 1974-75-76, ch. 33, art. 166; 1978-79, ch. 9, art. 1(F).

PART XIV.1 Disclosure Relating to Diversity	PARTIE XIV.1 Présentation de renseignements relatifs à la diversité

Diversity in corporations

172.1 (1) The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting diversity among the directors and among the members of senior management as defined by regulation.

Diversité dans les sociétés

172.1 (1) À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant la diversité au sein des administrateurs et au sein des membres de la haute direction au sens des règlements.

Information to shareholders and Director

(2) The corporation shall provide the information referred to in subsection (1) to each shareholder, except to a shareholder who has informed the corporation in writing that they do not want to receive that information, by sending the information along with the notice referred to in subsection 135(1) or by making the information available along with a proxy circular referred to in subsection 150(1).

Envoi au directeur et aux actionnaires

(2) La société fournit les renseignements visés au paragraphe (1) à chaque actionnaire, sauf à ceux qui l’ont informée par écrit qu’ils ne souhaitent pas les recevoir, en les envoyant avec l’avis visé au paragraphe 135(1) ou en les mettant à sa disposition avec toute circulaire visée au paragraphe 150(1).

Information to Director (3) The corporation shall concurrently send the information referred to in subsection (1) to the Director. 2018, c. 8, s. 24.	Envoi au directeur (3) La société envoie simultanément au directeur les renseignements visés au paragraphe (1). 2018, ch. 8, art. 24.

PART XV Fundamental Changes	PARTIE XV Modifications de structure

Amendment of articles

173 (1) Subject to sections 176 and 177, the articles of a corporation may by special resolution be amended to

(a) change its name;

(b) change the province in which its registered office is situated;

(c) add, change or remove any restriction on the business or businesses that the corporation may carry on;

(d) change any maximum number of shares that the corporation is authorized to issue;

(e) create new classes of shares;

Modification des statuts

173 (1) Sous réserve des articles 176 et 177, les statuts de la société peuvent, par résolution spéciale, être modifiés afin :

a) d’en changer la dénomination sociale;

b) de transférer le siège social dans une autre province;

c) d’ajouter, de modifier ou de supprimer toute restriction quant à ses activités commerciales;

d) de modifier le nombre maximal d’actions qu’elle est autorisée à émettre;

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(f) reduce or increase its stated capital, if its stated capital is set out in the articles;

(g) change the designation of all or any of its shares, and add, change or remove any rights, privileges, restrictions and conditions, including rights to accrued dividends, in respect of all or any of its shares, whether issued or unissued;

(h) change the shares of any class or series, whether issued or unissued, into a different number of shares of the same class or series or into the same or a different number of shares of other classes or series;

(i) divide a class of shares, whether issued or unissued, into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(j) authorize the directors to divide any class of unissued shares into series and fix the number of shares in each series and the rights, privileges, restrictions and conditions thereof;

(k) authorize the directors to change the rights, privileges, restrictions and conditions attached to unissued shares of any series;

(l) revoke, diminish or enlarge any authority conferred under paragraphs (j) and (k);

(m) increase or decrease the number of directors or the minimum or maximum number of directors, subject to sections 107 and 112;

(n) add, change or remove restrictions on the issue, transfer or ownership of shares; or

(o) add, change or remove any other provision that is permitted by this Act to be set out in the articles.

e) de créer de nouvelles catégories d’actions;

f) de réduire ou d’augmenter son capital déclaré, si celui-ci figure dans les statuts;

g) de modifier la désignation de tout ou partie de ses actions, et d’ajouter, de modifier ou de supprimer tous droits, privilèges, restrictions et conditions, y compris le droit à des dividendes accumulés, concernant tout ou partie de ses actions, émises ou non;

h) de modifier le nombre d’actions, émises ou non, d’une catégorie ou d’une série ou de les changer de catégorie ou de série;

i) de diviser en séries une catégorie d’actions, émises ou non, en indiquant le nombre d’actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

j) d’autoriser les administrateurs à diviser en séries une catégorie d’actions non émises, en indiquant le nombre d’actions par série, ainsi que les droits, privilèges, restrictions et conditions dont elles sont assorties;

k) d’autoriser les administrateurs à modifier les droits, privilèges, restrictions et conditions dont sont assorties les actions non émises d’une série;

l) de révoquer ou de modifier les autorisations conférées en vertu des alinéas j) et k);

m) d’augmenter ou de diminuer le nombre fixe, minimal ou maximal d’administrateurs, sous réserve des articles 107 et 112;

n) d’apporter, de modifier ou de supprimer des restrictions quant à l’émission, au transfert ou au droit de propriété des actions;

o) d’ajouter, de modifier ou de supprimer toute autre disposition que la présente loi autorise à y insérer.

Termination

(2) The directors of a corporation may, if authorized by the shareholders in the special resolution effecting an amendment under this section, revoke the resolution before it is acted on without further approval of the shareholders.

Annulation (2) Les administrateurs peuvent, si les actionnaires les y autorisent par la résolution spéciale prévue au présent article, annuler la résolution avant qu’il n’y soit donné suite.

Amendment of number name

(3) Notwithstanding subsection (1), where a corporation has a designating number as a name, the directors may amend its articles to change that name to a verbal name.

R.S., 1985, c. C-44, s. 173; 1994, c. 24, s. 19; 2001, c. 14, ss. 83, 134(F).

Modification de la dénomination exprimée en chiffres (3) Nonobstant le paragraphe (1), les administrateurs d’une société ayant une dénomination sociale numérique

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peuvent en modifier les statuts pour adopter une dénomination exprimée en lettres. L.R. (1985), ch. C-44, art. 173; 1994, ch. 24, art. 19; 2001, ch. 14, art. 83 et 134(F).

Constraints on shares

174 (1) Subject to sections 176 and 177, a distributing corporation, any of the issued shares of which remain outstanding and are held by more than one person, may by special resolution amend its articles in accordance with the regulations to constrain

(a) the issue or transfer of shares of any class or series to persons who are not resident Canadians;

(b) the issue or transfer of shares of any class or series to enable the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province

(i) to obtain a licence to carry on any business,

(ii) to become a publisher of a Canadian newspaper or periodical, or

(iii) to acquire shares of a financial intermediary as defined in the regulations;

(c) the issue, transfer or ownership of shares of any class or series in order to assist the corporation or any of its affiliates or associates to qualify under any prescribed law of Canada or a province to receive licences, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control;

(d) the issue, transfer or ownership of shares of any class or series in order to assist the corporation to comply with any prescribed law.

(e) the issue, transfer or ownership of shares of any class or series to enable the corporation to be a registered labour-sponsored venture capital corporation under Part X.3 of the Income Tax Act.

Restrictions concernant les actions

174 (1) Sous réserve des articles 176 et 177, la société ayant fait appel au public dont des actions en circulation sont détenues par plusieurs personnes, peut, en modifiant ses statuts par résolution spéciale, imposer, conformément aux règlements, des restrictions :

a) quant à l’émission ou au transfert des actions de n’importe quelle catégorie ou série au profit de non-résidents canadiens;

b) quant à l’émission ou au transfert des actions de n’importe quelle catégorie ou série en vue de rendre la société ou les personnes morales faisant partie de son groupe ou ayant des liens avec elle, mieux à même de remplir les conditions prévues par une loi fédérale ou provinciale prescrite :

(i) pour obtenir un permis en vue d’exercer toute activité commerciale,

(ii) pour publier un journal ou un périodique canadien,

(iii) pour acquérir les actions d’un intermédiaire financier au sens de ces règlements;

c) quant à l’émission, au transfert ou au droit de propriété des actions de n’importe quelle catégorie ou série en vue de rendre la société ou les personnes morales faisant partie de son groupe ou ayant des liens avec elle, mieux à même de remplir les conditions de participation ou de contrôle canadiens auxquelles est subordonné, sous le régime des lois fédérales ou provinciales prescrites, le droit de recevoir certains avantages, notamment des licences, permis, subventions et paiements;

d) quant à l’émission, au transfert ou à la propriété des actions de n’importe quelle catégorie ou série en vue de rendre la société mieux à même de se conformer aux lois prescrites.

e) quant à l’émission, au transfert ou à la propriété des actions de n’importe quelle catégorie ou série en vue de permettre à la société d’être une société agréée à capital de risque de travailleurs en vertu de la partie X.3 de la Loi de l’impôt sur le revenu.

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Exception in respect of paragraph (1)(c)

(2) Paragraph (1)(c) does not permit a constraint on the issue, transfer or ownership of shares of any class or series of which any shares are outstanding unless

(a) in the case of a constraint in respect of a class, the shares of the class, or

(b) in the case of a constraint in respect of a series, the shares of the series are already subject to a constraint permitted under that paragraph.

Exception à l’al. (1)c)

(2) L’alinéa (1)c) n’autorise les restrictions à l’émission, au transfert ou au droit de propriété d’actions en circulation d’une catégorie ou série que si font déjà l’objet de restrictions autorisées à cet alinéa :

a) soit les actions d’une catégorie dans le cas où ces restrictions s’appliquent à celle-ci;

b) soit les actions d’une série dans le cas où ces restrictions s’appliquent à celle-ci.

Limitation on ownership of shares

(3) A corporation may, pursuant to paragraph (1)(c), limit the number of shares of that corporation that may be owned, or prohibit the ownership of shares, by any person whose ownership would adversely affect the ability of the corporation or any of its affiliates or associates to attain or maintain a level of Canadian ownership or control specified in its articles that equals or exceeds a specified level referred to in paragraph (1)(c).

Limitation du nombre d’actions

(3) La société peut, en vertu de l’alinéa (1)c), limiter le nombre d’actions qui peuvent appartenir à une personne ou interdire à celle-ci le droit de propriété d’actions si le droit de propriété compromet la possibilité pour la société ou les personnes morales faisant partie de son groupe ou ayant des liens avec elle, de remplir les conditions de participation ou de contrôle canadiens qui sont précisées à ses statuts et qui sont aussi exigeantes que celles qui sont visées à l’alinéa (1)c).

Change or removal of constraint

(4) A corporation referred to in subsection (1) may by special resolution amend its articles to change or remove any constraint on the issue, transfer or ownership of its shares.

Suppression ou modification des restrictions

(4) La société visée au paragraphe (1) peut, en modifiant ses statuts par résolution spéciale, modifier ou supprimer les restrictions applicables à l’émission, au transfert ou au droit de propriété de ses actions.

Termination

(5) The directors of a corporation may, if authorized by the shareholders in the special resolution effecting an amendment under subsection (1) or (4), revoke the resolution before it is acted on without further approval of the shareholders.

Annulation (5) Les administrateurs peuvent, si les actionnaires les y autorisent dans la résolution spéciale prévue aux paragraphes (1) ou (4), annuler la résolution avant qu’il y soit donné suite.

Regulations

(6) Subject to subsections 261(2) and (3), the Governor in Council may make regulations with respect to a corporation that constrains the issue, transfer or ownership of its shares prescribing

(a) the disclosure required of the constraints in documents issued or published by the corporation;

(b) the duties and powers of the directors to refuse to issue or register transfers of shares in accordance with the articles of the corporation;

(c) the limitations on voting rights of any shares held contrary to the articles of the corporation;

Règlements

(6) Sous réserve des paragraphes 261(2) et (3), le gouverneur en conseil peut, au cas où l’émission, le transfert ou le droit de propriété des actions d’une société fait l’objet de restrictions, prescrire :

a) les modalités relatives à la divulgation obligatoire de ces restrictions dans les documents présentés ou publiés par la société;

b) l’obligation et le pouvoir des administrateurs de refuser l’émission d’actions ou l’inscription de transferts en conformité avec les statuts de la société;

c) les limites du droit de vote dont sont assorties les actions détenues en contravention des statuts de la société;

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(d) the powers of the directors to require disclosure of beneficial ownership of shares of the corporation and the right of the corporation and its directors, employees and agents or mandataries to rely on that disclosure and the effects of that reliance; and

(e) the rights of any person owning shares of the corporation at the time of an amendment to its articles constraining share issues or transfers.

d) le pouvoir des administrateurs d’exiger la divulgation relative à la propriété effective des actions, ainsi que le droit de la société, de ses administrateurs, employés ou mandataires d’y ajouter foi et les conséquences qui en découlent;

e) les droits des propriétaires d’actions de la société au moment de la modification des statuts aux fins de restreindre l’émission ou le transfert des actions.

Validity of acts

(7) An issue or a transfer of a share or an act of a corporation is valid notwithstanding any failure to comply with this section or the regulations.

R.S., 1985, c. C-44, s. 174; 1991, c. 45, s. 554, c. 47, s. 722; 1994, c. 21, s. 125; 2001, c. 14, ss. 84, 134(F); 2011, c. 21, s. 58(E).

Validité des actes

(7) L’émission ou le transfert d’actions ainsi que les actes d’une société sont valides nonobstant l’inobservation du présent article ou des règlements.

L.R. (1985), ch. C-44, art. 174; 1991, ch. 45, art. 554, ch. 47, art. 722; 1994, ch. 21, art. 125; 2001, ch. 14, art. 84 et 134(F); 2011, ch. 21, art. 58(A).

Proposal to amend

175 (1) Subject to subsection (2), a director or a shareholder who is entitled to vote at an annual meeting of shareholders may, in accordance with section 137, make a proposal to amend the articles.

Proposition de modification

175 (1) Sous réserve du paragraphe (2), tout administrateur ou tout actionnaire ayant le droit de voter à une assemblée annuelle peut, conformément à l’article 137, présenter une proposition de modification des statuts.

Notice of amendment

(2) Notice of a meeting of shareholders at which a proposal to amend the articles is to be considered shall set out the proposed amendment and, where applicable, shall state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate an amendment.

R.S., 1985, c. C-44, s. 175; 2001, c. 14, s. 135(E).

Avis de modification

(2) La proposition de modification doit figurer dans l’avis de convocation de l’assemblée où elle sera examinée; elle précise, s’il y a lieu, que les actionnaires dissidents ont le droit de se faire verser la juste valeur de leurs actions conformément à l’article 190; cependant, le défaut de cette précision ne rend pas nulle la modification.

L.R. (1985), ch. C-44, art. 175; 2001, ch. 14, art. 135(A).

Class vote

176 (1) The holders of shares of a class or, subject to subsection (4), of a series are, unless the articles otherwise provide in the case of an amendment referred to in paragraphs (a), (b) and (e), entitled to vote separately as a class or series on a proposal to amend the articles to

(a) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class;

(b) effect an exchange, reclassification or cancellation of all or part of the shares of such class;

(c) add, change or remove the rights, privileges, restrictions or conditions attached to the shares of such class and, without limiting the generality of the foregoing,

Vote par catégorie

176 (1) Sauf disposition contraire des statuts relative aux modifications visées aux alinéas a), b) et e), les détenteurs d’actions d’une catégorie ou, sous réserve du paragraphe (4), d’une série, sont fondés à voter séparément sur les propositions de modification des statuts tendant à :

a) changer le nombre maximal autorisé d’actions de ladite catégorie ou à augmenter le nombre maximal d’actions autorisées d’une autre catégorie conférant des droits ou des privilèges égaux ou supérieurs;

b) faire échanger, reclasser ou annuler tout ou partie des actions de cette catégorie;

c) étendre, modifier ou supprimer les droits, privilèges, restrictions ou conditions dont sont assorties les actions de ladite catégorie, notamment :

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(i) remove or change prejudicially rights to accrued dividends or rights to cumulative dividends,

(ii) add, remove or change prejudicially redemption rights,

(iii) reduce or remove a dividend preference or a liquidation preference, or

(iv) add, remove or change prejudicially conversion privileges, options, voting, transfer or pre-emptive rights, or rights to acquire securities of a corporation, or sinking fund provisions;

(d) increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of such class;

(e) create a new class of shares equal or superior to the shares of such class;

(f) make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of such class;

(g) effect an exchange or create a right of exchange of all or part of the shares of another class into the shares of such class; or

(h) constrain the issue, transfer or ownership of the shares of such class or change or remove such constraint.

(i) en supprimant ou modifiant, de manière préjudiciable, le droit aux dividendes accumulés ou cumulatifs,

(ii) en étendant, supprimant ou modifiant, de manière préjudiciable, les droits de rachat,

(iii) en réduisant ou supprimant une préférence en matière de dividende ou de liquidation,

(iv) en étendant, supprimant ou modifiant, de manière préjudiciable, les privilèges de conversion, options, droits de vote, de transfert, de préemption ou d’acquisition de valeurs mobilières ou des dispositions en matière des fonds d’amortissement;

d) accroître les droits ou privilèges des actions d’une autre catégorie, conférant des droits ou des privilèges égaux ou supérieurs à ceux de ladite catégorie;

e) créer une nouvelle catégorie d’actions égales ou supérieures à celles de ladite catégorie;

f) rendre égales ou supérieures aux actions de ladite catégorie, les actions d’une catégorie conférant des droits ou des privilèges inférieurs;

g) faire échanger tout ou partie des actions d’une autre catégorie contre celles de ladite catégorie ou créer un droit à cette fin;

h) soit apporter des restrictions à l’émission, au transfert ou au droit de propriété des actions de ladite catégorie soit modifier ou supprimer ces restrictions.

Exception

(2) Subsection (1) does not apply in respect of a proposal to amend the articles to add a right or privilege for a holder to convert shares of a class or series into shares of another class or series that is subject to a constraint permitted under paragraph 174(1)(c) but is otherwise equal to the class or series first mentioned.

Exception

(2) Le paragraphe (1) ne s’applique pas aux propositions de modification de statuts tendant à accorder au détenteur le droit ou le privilège supplémentaire de convertir les actions d’une catégorie ou série en actions d’une autre catégorie ou série qui, sauf qu’elle est assujettie à des restrictions autorisées à l’alinéa 174(1)c), est égale à la première catégorie ou série.

Deeming provision

(3) For the purpose of paragraph (1)(e), a new class of shares, the issue, transfer or ownership of which is to be constrained by an amendment to the articles pursuant to paragraph 174(1)(c), that is otherwise equal to an existing class of shares shall be deemed not to be equal or superior to the existing class of shares.

Présomption

(3) En cas de modification des statuts dans le cadre de l’alinéa 174(1)c) en vue de la création d’une nouvelle catégorie d’actions dont l’émission, le transfert ou le droit de propriété font l’objet de restrictions et qui sont par ailleurs égales aux actions d’une ancienne catégorie, les actions de la nouvelle catégorie sont réputées, pour l’application de l’alinéa (1)e), être ni égales ni supérieures à celles de l’ancienne catégorie.

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Limitation

(4) The holders of a series of shares of a class are entitled to vote separately as a series under subsection (1) only if such series is affected by an amendment in a manner different from other shares of the same class.

Limitation (4) Les détenteurs d’actions d’une série ne sont fondés à voter séparément, comme prévu au paragraphe (1), que sur les modifications visant la série et non l’ensemble de la catégorie.

Right to vote (5) Subsection (1) applies whether or not shares of a class or series otherwise carry the right to vote.	Droit de vote (5) Le paragraphe (1) s’applique même si les actions d’une catégorie ou d’une série ne confèrent aucun droit de vote par ailleurs.

Separate resolutions

(6) A proposed amendment to the articles referred to in subsection (1) is adopted when the holders of the shares of each class or series entitled to vote separately thereon as a class or series have approved such amendment by a special resolution.

R.S., 1985, c. C-44, s. 176; 2001, c. 14, s. 134(F).

Résolutions distinctes

(6) L’adoption de toute proposition visée au paragraphe (1) est subordonnée à son approbation par voie de résolution spéciale votée séparément par les actionnaires de chaque catégorie ou série intéressée.

L.R. (1985), ch. C-44, art. 176; 2001, ch. 14, art. 134(F).

Delivery of articles

177 (1) Subject to any revocation under subsection 173(2) or 174(5), after an amendment has been adopted under section 173, 174 or 176 articles of amendment in the form that the Director fixes shall be sent to the Director.

Remise des statuts

177 (1) Sous réserve de l’annulation conformément aux paragraphes 173(2) ou 174(5), après une modification adoptée en vertu des articles 173, 174 ou 176, les clauses modificatrices des statuts sont envoyées au directeur en la forme établie par lui.

Reduction of stated capital (2) If an amendment effects or requires a reduction of stated capital, subsections 38(3) and (4) apply. R.S., 1985, c. C-44, s. 177; 2001, c. 14, s. 85.

Réduction du capital déclaré

(2) En cas de modification donnant lieu à une réduction du capital déclaré, les paragraphes 38(3) et (4) s’appliquent.

L.R. (1985), ch. C-44, art. 177; 2001, ch. 14, art. 85.

Certificate of amendment 178 On receipt of articles of amendment, the Director shall issue a certificate of amendment in accordance with section 262. 1974-75-76, c. 33, s. 172; 1978-79, c. 9, s. 1(F).

Certificat de modification

178 Sur réception des clauses modificatrices, le directeur délivre un certificat de modification en conformité avec l’article 262.

1974-75-76, ch. 33, art. 172; 1978-79, ch. 9, art. 1(F).

Effect of certificate 179 (1) An amendment becomes effective on the date shown in the certificate of amendment and the articles are amended accordingly.	Effet du certificat 179 (1) La modification prend effet à la date figurant sur le certificat de modification et les statuts sont modifiés en conséquence.

Rights preserved

(2) No amendment to the articles affects an existing cause of action or claim or liability to prosecution in favour of or against the corporation or its directors or officers, or any civil, criminal or administrative action or proceeding to which a corporation or its directors or officers is a party.

1974-75-76, c. 33, s. 173; 1978-79, c. 9, s. 1(F).

Maintien des droits

(2) Nulle modification ne porte atteinte aux causes d’actions déjà nées pouvant engager la société, ses administrateurs ou ses dirigeants, ni aux poursuites civiles, pénales ou administratives auxquelles ils sont parties.

1974-75-76, ch. 33, art. 173; 1978-79, ch. 9, art. 1(F).

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Restated articles 180 (1) The directors may at any time, and shall when reasonably so directed by the Director, restate the articles of incorporation.	Mise à jour des statuts 180 (1) Les administrateurs peuvent, et doivent si le directeur a de bonnes raisons de le leur ordonner, mettre à jour les statuts constitutifs.

Delivery of articles (2) Restated articles of incorporation in the form that the Director fixes shall be sent to the Director.	Envoi des statuts (2) Les statuts mis à jour sont envoyés au directeur en la forme établie par lui.

Restated certificate (3) On receipt of restated articles of incorporation, the Director shall issue a restated certificate of incorporation in accordance with section 262.	Certificat (3) Sur réception des statuts mis à jour, le directeur délivre un certificat de constitution à jour en conformité avec l’article 262.

Effect of certificate

(4) Restated articles of incorporation are effective on the date shown in the restated certificate of incorporation and supersede the original articles of incorporation and all amendments thereto.

R.S., 1985, c. C-44, s. 180; 2001, c. 14, s. 86.

Effet du certificat (4) Les statuts mis à jour prennent effet à la date figurant sur le certificat. L.R. (1985), ch. C-44, art. 180; 2001, ch. 14, art. 86.

Amalgamation 181 Two or more corporations, including holding and subsidiary corporations, may amalgamate and continue as one corporation. 1974-75-76, c. 33, s. 175; 1978-79, c. 9, s. 1(F).	Fusion 181 Plusieurs sociétés, y compris une société mère et ses filiales, peuvent fusionner en une seule et même société. 1974-75-76, ch. 33, art. 175; 1978-79, ch. 9, art. 1(F).

Amalgamation agreement

182 (1) Each corporation proposing to amalgamate shall enter into an agreement setting out the terms and means of effecting the amalgamation and, in particular, setting out

(a) the provisions that are required to be included in articles of incorporation under section 6;

(b) the name and address of each proposed director of the amalgamated corporation;

(c) the manner in which the shares of each amalgamating corporation are to be converted into shares or other securities of the amalgamated corporation;

(d) if any shares of an amalgamating corporation are not to be converted into securities of the amalgamated corporation, the amount of money or securities of any body corporate that the holders of such shares are to receive in addition to or instead of securities of the amalgamated corporation;

(e) the manner of payment of money instead of the issue of fractional shares of the amalgamated corporation or of any other body corporate the securities of which are to be received in the amalgamation;

Convention de fusion

182 (1) Les sociétés qui se proposent de fusionner doivent conclure une convention qui énonce les modalités de la fusion et notamment :

a) les dispositions dont l’article 6 exige l’insertion dans les statuts constitutifs;

b) les nom et adresse des futurs administrateurs de la société issue de la fusion;

c) les modalités d’échange des actions de chaque société contre les actions ou autres valeurs mobilières de la société issue de la fusion;

d) au cas où des actions de l’une de ces sociétés ne doivent pas être échangées contre des valeurs mobilières de la société issue de la fusion, la somme en numéraire ou les valeurs mobilières de toute autre personne morale que les détenteurs de ces actions doivent recevoir en plus ou à la place des valeurs mobilières de la société issue de la fusion;

e) le mode du paiement en numéraire remplaçant l’émission de fractions d’actions de la société issue de la fusion ou de toute autre personne morale dont les

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(f) whether the by-laws of the amalgamated corporation are to be those of one of the amalgamating corporations and, if not, a copy of the proposed by-laws; and

(g) details of any arrangements necessary to perfect the amalgamation and to provide for the subsequent management and operation of the amalgamated corporation.

valeurs mobilières doivent être données en échange à l’occasion de la fusion;

f) les règlements administratifs envisagés pour la société issue de la fusion qui peuvent être ceux de l’une des sociétés fusionnantes;

g) les détails des dispositions nécessaires pour parfaire la fusion et pour assurer la gestion et l’exploitation de la société issue de la fusion.

Cancellation

(2) If shares of one of the amalgamating corporations are held by or on behalf of another of the amalgamating corporations, the amalgamation agreement shall provide for the cancellation of such shares when the amalgamation becomes effective without any repayment of capital in respect thereof, and no provision shall be made in the agreement for the conversion of such shares into shares of the amalgamated corporation.

1974-75-76, c. 33, s. 176; 1978-79, c. 9, s. 1(F).

Annulation

(2) La convention de fusion doit prévoir, au moment de la fusion, l’annulation, sans remboursement du capital qu’elles représentent, des actions de l’une des sociétés fusionnantes, détenues par une autre de ces sociétés ou pour son compte, mais ne peut prévoir l’échange de ces actions contre celles de la société issue de la fusion.

1974-75-76, ch. 33, art. 176; 1978-79, ch. 9, art. 1(F).

Shareholder approval

183 (1) The directors of each amalgamating corporation shall submit the amalgamation agreement for approval to a meeting of the holders of shares of the amalgamating corporation of which they are directors and, subject to subsection (4), to the holders of each class or series of such shares.

Approbation des actionnaires

183 (1) Les administrateurs de chacune des sociétés fusionnantes doivent respectivement soumettre la convention de fusion, pour approbation, à l’assemblée des actionnaires et, sous réserve du paragraphe (4), aux actionnaires de chaque catégorie ou de chaque série.

Notice of meeting

(2) A notice of a meeting of shareholders complying with section 135 shall be sent in accordance with that section to each shareholder of each amalgamating corporation, and shall

(a) include or be accompanied by a copy or summary of the amalgamation agreement; and

(b) state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate an amalgamation.

Avis de l’assemblée

(2) Doit être envoyé, conformément à l’article 135, aux actionnaires de chaque société fusionnante un avis de l’assemblée :

a) assorti d’un exemplaire ou d’un résumé de la convention de fusion;

b) précisant le droit des actionnaires dissidents de se faire verser la juste valeur de leurs actions conformément à l’article 190, le défaut de cette mention ne rendant pas nulle la fusion.

Right to vote (3) Each share of an amalgamating corporation carries the right to vote in respect of an amalgamation agreement whether or not it otherwise carries the right to vote.	Validité de la fusion (3) Chaque action des sociétés fusionnantes, assortie ou non du droit de vote, comporte un droit de vote quant à la convention de fusion.

Class vote

(4) The holders of shares of a class or series of shares of each amalgamating corporation are entitled to vote separately as a class or series in respect of an amalgamation agreement if the amalgamation agreement contains a provision that, if contained in a proposed amendment to

Vote par catégorie

(4) Les détenteurs d’actions d’une catégorie ou d’une série de chaque société fusionnante sont habiles à voter séparément au sujet de la convention de fusion si celle-ci contient une clause qui, dans une proposition de

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the articles, would entitle such holders to vote as a class or series under section 176.	modification des statuts, leur aurait conféré ce droit en vertu de l’article 176.

Shareholder approval

(5) Subject to subsection (4), an amalgamation agreement is adopted when the shareholders of each amalgamating corporation have approved of the amalgamation by special resolutions.

Approbation des actionnaires

(5) Sous réserve du paragraphe (4), l’adoption de la convention de fusion intervient lors de son approbation par résolution spéciale des actionnaires de chaque société fusionnante.

Termination

(6) An amalgamation agreement may provide that at any time before the issue of a certificate of amalgamation the agreement may be terminated by the directors of an amalgamating corporation, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating corporations.

R.S., 1985, c. C-44, s. 183; 2001, c. 14, ss. 87, 135(E).

Résiliation

(6) Les administrateurs de l’une des sociétés fusionnantes peuvent résilier la convention de fusion, si elle prévoit une disposition à cet effet, avant la délivrance du certificat de fusion, malgré son approbation par les actionnaires de toutes ou de certaines sociétés fusionnantes.

L.R. (1985), ch. C-44, art. 183; 2001, ch. 14, art. 87 et 135(A).

Vertical short-form amalgamation

184 (1) A holding corporation and one or more of its subsidiary corporations may amalgamate and continue as one corporation without complying with sections 182 and 183 if

(a) the amalgamation is approved by a resolution of the directors of each amalgamating corporation;

(a.1) all of the issued shares of each amalgamating subsidiary corporation are held by one or more of the other amalgamating corporations; and

(b) the resolutions provide that

(i) the shares of each amalgamating subsidiary corporation shall be cancelled without any repayment of capital in respect thereof,

(ii) except as may be prescribed, the articles of amalgamation shall be the same as the articles of the amalgamating holding corporation, and

(iii) no securities shall be issued by the amalgamated corporation in connection with the amalgamation and the stated capital of the amalgamated corporation shall be the same as the stated capital of the amalgamating holding corporation.

Fusion verticale simplifiée

184 (1) La société mère et les sociétés qui sont ses filiales peuvent fusionner en une seule et même société sans se conformer aux articles 182 et 183 lorsque les conditions suivantes sont réunies :

a) leurs administrateurs respectifs approuvent la fusion par voie de résolution;

a.1) toutes les actions émises de chacune des filiales sont détenues par une ou plusieurs des sociétés fusionnantes;

b) ces résolutions prévoient à la fois que :

(i) les actions des filiales seront annulées sans remboursement de capital,

(ii) sous réserve des dispositions réglementaires, les statuts de fusion seront les mêmes que les statuts de la société mère,

(iii) la société issue de la fusion n’émettra aucune valeur mobilière à cette occasion et son capital déclaré sera égal à celui de la société mère.

Horizontal short-form amalgamation

(2) Two or more wholly-owned subsidiary corporations of the same holding body corporate may amalgamate and continue as one corporation without complying with sections 182 and 183 if

(a) the amalgamation is approved by a resolution of the directors of each amalgamating corporation; and

Fusion horizontale simplifiée

(2) Plusieurs filiales dont est entièrement propriétaire la même personne morale peuvent fusionner en une seule et même société sans se conformer aux articles 182 et 183 lorsque les conditions suivantes sont réunies :

a) leurs administrateurs respectifs approuvent la fusion par voie de résolution;

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(b) the resolutions provide that

(i) the shares of all but one of the amalgamating subsidiary corporations shall be cancelled without any repayment of capital in respect thereof,

(ii) except as may be prescribed, the articles of amalgamation shall be the same as the articles of the amalgamating subsidiary corporation whose shares are not cancelled, and

(iii) the stated capital of the amalgamating subsidiary corporations whose shares are cancelled shall be added to the stated capital of the amalgamating subsidiary corporation whose shares are not cancelled.

R.S., 1985, c. C-44, s. 184; 1994, c. 24, s. 20; 2001, c. 14, s. 88.

b) ces résolutions prévoient à la fois que :

(i) les actions de toutes les filiales, sauf celles de l’une d’entre elles, seront annulées sans remboursement de capital,

(ii) sous réserve des dispositions réglementaires, les statuts de fusion seront les mêmes que les statuts de la filiale dont les actions ne sont pas annulées,

(iii) le capital déclaré de toutes les filiales fusionnées sera ajouté à celui de la société dont les actions ne sont pas annulées.

L.R. (1985), ch. C-44, art. 184; 1994, ch. 24, art. 20; 2001, ch. 14, art. 88.

Sending of articles

185 (1) Subject to subsection 183(6), after an amalgamation has been adopted under section 183 or approved under section 184, articles of amalgamation in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 106.

Remise des statuts

185 (1) Sous réserve du paragraphe 183(6), les statuts de la société issue de la fusion, en la forme établie par le directeur, doivent, après l’approbation de la fusion en vertu des articles 183 ou 184, être envoyés au directeur avec tous les documents exigés aux articles 19 et 106.

Attached declarations

(2) The articles of amalgamation shall have attached thereto a statutory declaration of a director or an officer of each amalgamating corporation that establishes to the satisfaction of the Director that

(a) there are reasonable grounds for believing that

(i) each amalgamating corporation is and the amalgamated corporation will be able to pay its liabilities as they become due, and

(ii) the realizable value of the amalgamated corporation’s assets will not be less than the aggregate of its liabilities and stated capital of all classes; and

(b) there are reasonable grounds for believing that

(i) no creditor will be prejudiced by the amalgamation, or

(ii) adequate notice has been given to all known creditors of the amalgamating corporations and no creditor objects to the amalgamation otherwise than on grounds that are frivolous or vexatious.

Déclarations annexées

(2) Les statuts de la société issue de la fusion doivent comporter en annexe une déclaration solennelle de l’un des administrateurs ou dirigeants de chaque société établissant, à la satisfaction du directeur, l’existence de motifs raisonnables de croire à la fois :

a) que :

(i) d’une part, chaque société fusionnante peut et la société issue de la fusion pourra acquitter son passif à échéance,

(ii) d’autre part, la valeur de réalisation de l’actif de la société issue de la fusion ne sera pas inférieure au total de son passif et de son capital déclaré;

b) que :

(i) ou bien la fusion ne portera préjudice à aucun créancier,

(ii) ou bien les créanciers connus des sociétés fusionnantes, ayant reçu un avis adéquat, ne s’opposent pas à la fusion, si ce n’est pour des motifs futiles ou vexatoires.

Adequate notice (3) For the purposes of subsection (2), adequate notice is given if	Avis adéquat (3) Pour l’application du paragraphe (2), pour être adéquat l’avis doit à la fois :

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Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 185-186	Articles 185-186

(a) a notice in writing is sent to each known creditor having a claim against the corporation that exceeds one thousand dollars;

(b) a notice is published once in a newspaper published or distributed in the place where the corporation has its registered office and reasonable notice thereof is given in each province where the corporation carries on business; and

(c) each notice states that the corporation intends to amalgamate with one or more specified corporations in accordance with this Act and that a creditor of the corporation may object to the amalgamation within thirty days from the date of the notice.

a) être écrit et envoyé à chaque créancier connu dont la créance est supérieure à mille dollars;

b) être inséré une fois dans un journal publié ou diffusé au lieu du siège social et recevoir une publicité suffisante dans chaque province où la société exerce ses activités commerciales;

c) indiquer l’intention de la société de fusionner, en conformité avec la présente loi, avec les sociétés qu’il mentionne et le droit des créanciers de cette société de s’opposer à la fusion dans les trente jours de la date de l’avis.

Certificate of amalgamation

(4) On receipt of articles of amalgamation, the Director shall issue a certificate of amalgamation in accordance with section 262.

R.S., 1985, c. C-44, s. 185; 2001, c. 14, s. 89.

Certificat de fusion (4) Sur réception des statuts de fusion, le directeur délivre un certificat de fusion en conformité avec l’article 262. L.R. (1985), ch. C-44, art. 185; 2001, ch. 14, art. 89.

Effect of certificate

186 On the date shown in a certificate of amalgamation

(a) the amalgamation of the amalgamating corporations and their continuance as one corporation become effective;

(b) the property of each amalgamating corporation continues to be the property of the amalgamated corporation;

(c) the amalgamated corporation continues to be liable for the obligations of each amalgamating corporation;

(d) an existing cause of action, claim or liability to prosecution is unaffected;

(e) a civil, criminal or administrative action or proceeding pending by or against an amalgamating corporation may be continued to be prosecuted by or against the amalgamated corporation;

(f) a conviction against, or ruling, order or judgment in favour of or against, an amalgamating corporation may be enforced by or against the amalgamated corporation; and

(g) the articles of amalgamation are deemed to be the articles of incorporation of the amalgamated corporation and the certificate of amalgamation is deemed to be the certificate of incorporation of the amalgamated corporation.

1974-75-76, c. 33, s. 180; 1978-79, c. 9, s. 1(F).

Effet du certificat

186 À la date figurant sur le certificat de fusion :

a) la fusion des sociétés en une seule et même société prend effet;

b) les biens de chaque société appartiennent à la société issue de la fusion;

c) la société issue de la fusion est responsable des obligations de chaque société;

d) aucune atteinte n’est portée aux causes d’actions déjà nées;

e) la société issue de la fusion remplace toute société fusionnante dans les poursuites civiles, pénales ou administratives engagées par ou contre celle-ci;

f) toute décision, judiciaire ou quasi-judiciaire, rendue en faveur d’une société fusionnante ou contre elle est exécutoire à l’égard de la société issue de la fusion;

g) les statuts de fusion et le certificat de fusion sont réputés être les statuts constitutifs et le certificat de constitution de la société issue de la fusion.

1974-75-76, ch. 33, art. 180; 1978-79, ch. 9, art. 1(F).

Current to February 11, 2020	148	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 186.1-187	Articles 186.1-187

Amalgamation under other federal Acts

186.1 (1) Subject to subsection (2), a corporation may not amalgamate with one or more bodies corporate pursuant to the Bank Act, the Canada Cooperatives Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act unless the corporation is first authorized to do so by the shareholders in accordance with section 183.

Fusion : société et autres personnes morales

186.1 (1) Sous réserve du paragraphe (2), une société ne peut fusionner avec une ou plusieurs autres personnes morales en vertu de la Loi sur les banques, de la Loi canadienne sur les coopératives, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt que si elle y est préalablement autorisée par ses actionnaires en conformité avec l’article 183.

Short-form amalgamations

(2) A corporation may not amalgamate with one or more bodies corporate pursuant to the provisions of one of the Acts referred to in subsection (1) respecting short-form amalgamations unless the corporation is first authorized to do so by the directors in accordance with section 184.

Fusion simplifiée

(2) Une société ne peut fusionner avec une ou plusieurs personnes morales en vertu d’une loi mentionnée au paragraphe (1) selon la procédure simplifiée prévue à cette loi que si elle y est préalablement autorisée par ses administrateurs en conformité avec l’article 184.

Discontinuance

(3) On receipt of a notice satisfactory to the Director that a corporation has amalgamated pursuant to one of the Acts referred to in subsection (1), the Director shall file the notice and issue a certificate of discontinuance in accordance with section 262.

Changement de régime

(3) Le directeur enregistre, dès réception, tout avis attestant, à sa satisfaction, que la société a fusionné en vertu d’une loi mentionnée au paragraphe (1) et délivre un certificat de changement de régime en conformité avec l’article 262.

Notice deemed to be articles (4) For the purposes of section 262, a notice referred to in subsection (3) is deemed to be articles that are in the form that the Director fixes.	Assimilation (4) Pour l’application de l’article 262, l’avis prévu au paragraphe (3) est réputé être des statuts en la forme établie par le directeur.

Act ceases to apply (5) This Act ceases to apply to the corporation on the date shown in the certificate of discontinuance.	Cessation d’effet (5) La présente loi cesse de s’appliquer à la société à la date figurant sur le certificat de changement de régime.

Non-application

(6) For greater certainty, section 185 does not apply to a corporation that amalgamates pursuant to one of the Acts referred to in subsection (1).

1994, c. 24, s. 21; 1998, c. 1, s. 380; 2001, c. 14, s. 90.

Non-application

(6) Il demeure entendu que l’article 185 ne s’applique pas à la société qui fusionne en vertu d’une loi mentionnée au paragraphe (1).

1994, ch. 24, art. 21; 1998, ch. 1, art. 380; 2001, ch. 14, art. 90.

Continuance (import)

187 (1) A body corporate incorporated otherwise than by or under an Act of Parliament may, if so authorized by the laws of the jurisdiction where it is incorporated, apply to the Director for a certificate of continuance.

Prorogation (importation)

187 (1) La personne morale constituée autrement qu’en vertu d’une loi fédérale peut, si la loi sous le régime de laquelle elle est constituée le permet, demander au directeur de lui délivrer un certificat de prorogation.

Amendments in articles of continuance

(2) A body corporate that applies for continuance under subsection (1) may, without so stating in its articles of continuance, effect by those articles any amendment to its Act of incorporation, articles, letters patent or memorandum or articles of association if the amendment is an

Modifications effectuées par les clauses de prorogation

(2) La personne morale qui demande sa prorogation conformément au paragraphe (1) peut, par ses clauses de prorogation et sans autre précision, modifier son acte constitutif, ses statuts, ses lettres patentes ou son mémoire de conventions, pourvu qu’il s’agisse de

Current to February 11, 2020	149	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 187	Article 187

amendment a corporation incorporated under this Act may make to its articles.	modifications qu’une société constituée en vertu de la présente loi peut apporter à ses statuts.

Articles of continuance (3) Articles of continuance in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 106.	Clauses (3) Les clauses de prorogation doivent être envoyées au directeur, en la forme établie par lui, avec les documents exigés aux articles 19 et 106.

Certificate of continuance (4) On receipt of articles of continuance, the Director shall issue a certificate of continuance in accordance with section 262.	Certificat (4) Sur réception des clauses de prorogation, le directeur doit délivrer un certificat de prorogation en conformité avec l’article 262.

Effect of certificate

(5) On the date shown in the certificate of continuance

(a) the body corporate becomes a corporation to which this Act applies as if it had been incorporated under this Act;

(b) the articles of continuance are deemed to be the articles of incorporation of the continued corporation; and

(c) the certificate of continuance is deemed to be the certificate of incorporation of the continued corporation.

Effet du certificat

(5) À la date figurant sur le certificat de prorogation :

a) la présente loi s’applique à la personne morale comme si elle avait été constituée en vertu de celle-ci;

b) les clauses de prorogation sont réputées être les statuts constitutifs de la société prorogée;

c) le certificat de prorogation est réputé constituer le certificat de constitution de la société prorogée.

Copy of certificate

(6) The Director shall forthwith send a copy of the certificate of continuance to the appropriate official or public body in the jurisdiction in which continuance under this Act was authorized.

Exemplaire du certificat

(6) Le directeur doit immédiatement envoyer un exemplaire du certificat de prorogation au fonctionnaire ou à l’administration compétents du ressort où la prorogation sous le régime de la présente loi a été autorisée.

Rights preserved

(7) When a body corporate is continued as a corporation under this Act,

(a) the property of the body corporate continues to be the property of the corporation;

(b) the corporation continues to be liable for the obligations of the body corporate;

(c) an existing cause of action, claim or liability to prosecution is unaffected;

(d) a civil, criminal or administrative action or proceeding pending by or against the body corporate may be continued to be prosecuted by or against the corporation; and

Maintien des droits

(7) En cas de prorogation d’une personne morale sous forme de société régie par la présente loi :

a) la société est propriétaire des biens de cette personne morale;

b) la société est responsable des obligations de cette personne morale;

c) aucune atteinte n’est portée aux causes d’actions déjà nées;

d) la société remplace la personne morale dans les poursuites civiles, pénales ou administratives engagées par ou contre celle-ci;

e) toute décision judiciaire ou quasi-judiciaire rendue en faveur de la personne morale ou contre elle est exécutoire à l’égard de la société.

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 187	Article 187

(e) a conviction against, or ruling, order or judgment in favour of or against, the body corporate may be enforced by or against the corporation.

Issued shares

(8) Subject to subsections (9) and 49(8), a share of a body corporate issued before the body corporate was continued under this Act is deemed to have been issued in compliance with this Act and with the provisions of the articles of continuance irrespective of whether the share is fully paid and irrespective of any designation, rights, privileges, restrictions or conditions set out on or referred to in the certificate representing the share. Continuance under this section does not deprive a holder of any right or privilege that the holder claims under, or relieve the holder of any liability in respect of, an issued share.

Actions déjà émises

(8) Sous réserve des paragraphes (9) et 49(8), les actions émises avant la prorogation d’une personne morale sous forme de société régie par la présente loi sont réputées l’avoir été en conformité avec la présente loi et avec les clauses de prorogation, qu’elles aient été ou non entièrement libérées et indépendamment de leur désignation et des droits, privilèges, restrictions ou conditions mentionnés dans les certificats représentant ces actions; la prorogation, en vertu du présent article, n’entraîne pas la suppression des droits, privilèges et obligations découlant des actions déjà émises.

Convertible shares

(9) If a corporation continued under this Act had, before it was so continued, issued a share certificate in registered form that is convertible to bearer form, the corporation shall not, if a holder of such a share certificate exercises the conversion privilege attached to the certificate, issue a share certificate in bearer form.

Actions convertibles

(9) La société qui, avant sa prorogation sous le régime de la présente loi, avait émis des certificats d’actions nominatifs mais convertibles au porteur ne peut pas émettre, au profit des titulaires qui exercent leur privilège, des certificats au porteur.

Definition of share

(10) For the purposes of subsections (8) and (9), share includes an instrument referred to in subsection 29(1), a share warrant as defined in the Canada Corporations Act, chapter C-32 of the Revised Statutes of Canada, 1970, or a like instrument.

Définition de action

(10) Pour l’application des paragraphes (8) et (9), action s’entend, entre autres, du titre visé au paragraphe 29(1), d’une option d’achat d’actions au sens donné à titre au porteur dans la Loi sur les corporations canadiennes, chapitre C-32 des Statuts revisés du Canada de 1970, ou de tout titre analogue.

Where continued reference to par value shares permissible

(11) Where the Director determines, on the application of a body corporate, that it is not practicable to change a reference to the nominal or par value of shares of a class or series that the body corporate was authorized to issue before it was continued under this Act, the Director may, notwithstanding subsection 24(1), permit the body corporate to continue to refer in its articles to those shares, whether issued or unissued, as shares having a nominal or par value.

Autorisation des mentions relatives à la valeur nominale ou au pair

(11) Au cas où le directeur, saisi par une personne morale, décide qu’il est pratiquement impossible de supprimer la référence aux actions à valeur nominale ou au pair d’une catégorie ou d’une série que celle-ci était autorisée à émettre avant sa prorogation en vertu de la présente loi, il peut, par dérogation au paragraphe 24(1), l’autoriser à maintenir, dans ses statuts, la désignation de ces actions, même non encore émises, comme actions à valeur nominale ou au pair.

Limitation

(12) A corporation shall set out in its articles the maximum number of shares of a class or series referred to in subsection (11) and may not amend its articles to increase that maximum number of shares or to change the nominal or par value of those shares.

R.S., 1985, c. C-44, s. 187; 2001, c. 14, ss. 91, 135(E); 2018, c. 8, s. 25.

Restriction

(12) La société doit énoncer dans ses statuts le nombre maximal des actions d’une série ou catégorie visées au paragraphe (11) et elle ne peut modifier ses statuts en vue d’augmenter ce nombre ni changer la valeur nominale ou au pair de ces actions.

L.R. (1985), ch. C-44, art. 187; 2001, ch. 14, art. 91 et 135(A); 2018, ch. 8, art. 25.

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Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 188	Article 188

Continuance — other jurisdictions

188 (1) Subject to subsection (10), a corporation may apply to the appropriate official or public body of another jurisdiction requesting that the corporation be continued as if it had been incorporated under the laws of that other jurisdiction if the corporation

(a) is authorized by the shareholders in accordance with this section to make the application; and

(b) establishes to the satisfaction of the Director that its proposed continuance in the other jurisdiction will not adversely affect creditors or shareholders of the corporation.

Prorogation (exportation)

188 (1) Sous réserve du paragraphe (10), la société qui y est autorisée par ses actionnaires conformément au présent article et qui convainc le directeur que ni ses créanciers ni ses actionnaires n’en subiront de préjudice peut demander au fonctionnaire ou à l’administration compétents relevant d’une autre autorité législative de la proroger sous le régime de celle-ci.

Continuance — other federal Acts

(2) A corporation that is authorized by the shareholders in accordance with this section may apply to the appropriate Minister for its continuance under the Bank Act, the Canada Cooperatives Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act.

(2.1) [Repealed, 2001, c. 14, s. 92]

Prorogation sous le régime de lois fédérales

(2) La société qui y est autorisée par ses actionnaires conformément au présent article peut demander au ministre compétent de la proroger sous le régime de la Loi sur les banques, de la Loi canadienne sur les coopératives, de la Loi sur les associations coopératives de crédit, de la Loi sur les sociétés d’assurances ou de la Loi sur les sociétés de fiducie et de prêt.

(2.1) [Abrogé, 2001, ch. 14, art. 92]

Notice of meeting

(3) A notice of a meeting of shareholders complying with section 135 shall be sent in accordance with that section to each shareholder and shall state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate a discontinuance under this Act.

Avis de l’assemblée

(3) Doit être envoyé aux actionnaires, conformément à l’article 135, un avis de l’assemblée mentionnant le droit des actionnaires dissidents de se faire verser la juste valeur de leurs actions conformément à l’article 190, le défaut de cette mention ne rendant pas nulle le changement de régime que prévoit la présente loi.

Right to vote (4) Each share of the corporation carries the right to vote in respect of a continuance whether or not it otherwise carries the right to vote.	Droit de vote (4) Chaque action de la société, assortie ou non du droit de vote, emporte droit de vote quant à la prorogation.

Shareholder approval (5) An application for continuance becomes authorized when the shareholders voting thereon have approved of the continuance by a special resolution.	Approbation des actionnaires (5) La demande de prorogation est autorisée lorsque les actionnaires habiles à voter l’approuvent par voie de résolution spéciale.

Termination

(6) The directors of a corporation may, if authorized by the shareholders at the time of approving an application for continuance under this section, abandon the application without further approval of the shareholders.

Désistement (6) Les administrateurs qui y sont autorisés par les actionnaires au moment de l’approbation de la demande de prorogation peuvent renoncer à la demande.

Discontinuance (7) On receipt of a notice satisfactory to the Director that the corporation has been continued under the laws of	Changement de régime (7) Le directeur enregistre, dès réception, tout avis attestant, à sa satisfaction, que la société a été prorogée

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Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 188-189	Articles 188-189

another jurisdiction or under one of the Acts referred to in subsection (2.1), the Director shall file the notice and issue a certificate of discontinuance in accordance with section 262.	sous le régime d’une autre autorité législative ou d’une loi mentionnée au paragraphe (2.1) et délivre un certificat de changement de régime en conformité avec l’article 262.

Notice deemed to be articles (8) For the purposes of section 262, a notice referred to in subsection (7) is deemed to be articles that are in the form that the Director fixes.	L’avis est réputé être des statuts (8) Pour l’application de l’article 262, l’avis visé au paragraphe (7) est réputé être des statuts en la forme établie par le directeur.

Rights preserved (9) This Act ceases to apply to the corporation on the date shown in the certificate of discontinuance.	Maintien des droits (9) La présente loi cesse de s’appliquer à la société à la date figurant sur le certificat de changement de régime.

Prohibition

(10) A corporation shall not be continued as a body corporate under the laws of another jurisdiction unless those laws provide in effect that

(a) the property of the corporation continues to be the property of the body corporate;

(b) the body corporate continues to be liable for the obligations of the corporation;

(c) an existing cause of action, claim or liability to prosecution is unaffected;

(d) a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate; and

(e) a conviction against, or ruling, order or judgment in favour of or against, the corporation may be enforced by or against the body corporate.

R.S., 1985, c. C-44, s. 188; 1991, c. 45, s. 555, c. 46, s. 596, c. 47, s. 723; 1994, c. 24, s. 22; 1998, c. 1, s. 381; 2001, c. 14, ss. 92, 135(E); 2007, c. 6, s. 400.

Interdiction

(10) La loi de toute autre autorité législative sous le régime de laquelle la société est prorogée sous forme de personne morale doit prévoir que :

a) la personne morale est propriétaire des biens de cette société;

b) la personne morale est responsable des obligations de cette société;

c) aucune atteinte n’est portée aux causes d’actions déjà nées;

d) la personne morale remplace la société dans les poursuites civiles, pénales ou administratives engagées par ou contre celle-ci;

e) toute décision judiciaire ou quasi judiciaire rendue en faveur de la société ou contre elle est exécutoire à l’égard de la personne morale.

L.R. (1985), ch. C-44, art. 188; 1991, ch. 45, art. 555, ch. 46, art. 596, ch. 47, art. 723; 1994, ch. 24, art. 22; 1998, ch. 1, art. 381; 2001, ch. 14, art. 92 et 135(A); 2007, ch. 6, art. 400.

Borrowing powers

189 (1) Unless the articles or by-laws of or a unanimous shareholder agreement relating to a corporation otherwise provide, the directors of a corporation may, without authorization of the shareholders,

(a) borrow money on the credit of the corporation;

(b) issue, reissue, sell, pledge or hypothecate debt obligations of the corporation;

(c) give a guarantee on behalf of the corporation to secure performance of an obligation of any person; and

Pouvoir d’emprunt

189 (1) Sauf disposition contraire des statuts, des règlements administratifs ou de toute convention unanime des actionnaires, le conseil d’administration peut, sans l’autorisation des actionnaires :

a) contracter des emprunts, compte tenu du crédit de la société;

b) émettre, réémettre ou vendre les titres de créance de la société ou les donner en garantie sous forme d’hypothèque mobilière, de gage ou de nantissement;

c) garantir, au nom de la société, l’exécution d’une obligation à la charge d’une autre personne;

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Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Section 189	Article 189

(d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the corporation, owned or subsequently acquired, to secure any obligation of the corporation.	d) grever d’une sûreté, notamment par hypothèque, tout ou partie des biens, présents ou futurs, de la société, afin de garantir ses obligations.

Delegation of borrowing powers

(2) Notwithstanding subsection 115(3) and paragraph 121(a), unless the articles or by-laws of or a unanimous shareholder agreement relating to a corporation otherwise provide, the directors may, by resolution, delegate the powers referred to in subsection (1) to a director, a committee of directors or an officer.

Délégation du pouvoir d’emprunt

(2) Nonobstant le paragraphe 115(3) et l’alinéa 121a) et sauf disposition contraire des statuts, des règlements administratifs ou de toute convention unanime d’actionnaires, le conseil d’administration peut, par résolution, déléguer les pouvoirs, visés au paragraphe (1), à un administrateur, à un comité d’administrateurs ou à un dirigeant.

Extraordinary sale, lease or exchange

(3) A sale, lease or exchange of all or substantially all the property of a corporation other than in the ordinary course of business of the corporation requires the approval of the shareholders in accordance with subsections (4) to (8).

Vente, location ou échange faits hors du cours normal des affaires

(3) Les ventes, locations ou échanges de la totalité ou la quasi-totalité des biens de la société, qui n’interviennent pas dans le cours normal de ses activités, sont soumis à l’approbation des actionnaires conformément aux paragraphes (4) à (8).

Notice of meeting

(4) A notice of a meeting of shareholders complying with section 135 shall be sent in accordance with that section to each shareholder and shall

(a) include or be accompanied by a copy or summary of the agreement of sale, lease or exchange; and

(b) state that a dissenting shareholder is entitled to be paid the fair value of their shares in accordance with section 190, but failure to make that statement does not invalidate a sale, lease or exchange referred to in subsection (3).

Avis d’assemblée

(4) Doit être envoyé aux actionnaires, conformément à l’article 135, un avis de l’assemblée :

a) assorti d’un exemplaire ou d’un résumé de l’acte de vente, de location ou d’échange;

b) précisant le droit des actionnaires dissidents de se faire verser la juste valeur de leurs actions conformément à l’article 190, le défaut de cette mention ne rendant pas nulles les opérations visées au paragraphe (3).

Shareholder approval

(5) At the meeting referred to in subsection (4), the shareholders may authorize the sale, lease or exchange and may fix or authorize the directors to fix any of the terms and conditions thereof.

Approbation des actionnaires

(5) Lors de l’assemblée visée au paragraphe (4), les actionnaires peuvent autoriser la vente, la location ou l’échange et en fixer les modalités, ou autoriser les administrateurs à le faire.

Right to vote (6) Each share of the corporation carries the right to vote in respect of a sale, lease or exchange referred to in subsection (3) whether or not it otherwise carries the right to vote.	Droit de vote (6) Chaque action de la société, assortie ou non du droit de vote, emporte droit de vote quant aux opérations visées au paragraphe (3).

Class vote

(7) The holders of shares of a class or series of shares of the corporation are entitled to vote separately as a class or series in respect of a sale, lease or exchange referred to in subsection (3) only if such class or series is affected by

Vote par catégorie

(7) Les détenteurs d’actions d’une catégorie ou d’une série ne sont fondés à voter séparément sur les opérations visées au paragraphe (3) que si elles ont un effet particulier sur cette catégorie ou série.

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PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 189-190	Articles 189-190

the sale, lease or exchange in a manner different from the shares of another class or series.

Shareholder approval

(8) A sale, lease or exchange referred to in subsection (3) is adopted when the holders of each class or series entitled to vote thereon have approved of the sale, lease or exchange by a special resolution.

Approbation des actionnaires

(8) L’adoption des opérations visées au paragraphe (3) est subordonnée à leur approbation par résolution spéciale des actionnaires de chaque catégorie ou série fondés à voter à cet effet.

Termination

(9) The directors of a corporation may, if authorized by the shareholders approving a proposed sale, lease or exchange, and subject to the rights of third parties, abandon the sale, lease or exchange without further approval of the shareholders.

R.S., 1985, c. C-44, s. 189; 2001, c. 14, ss. 93, 135(E); 2011, c. 21, s.
59(F).

Abandon du projet

(9) Sous réserve des droits des tiers, les administrateurs peuvent renoncer aux opérations visées au paragraphe (3), si les actionnaires les y ont autorisés en approuvant le projet.

L.R. (1985), ch. C-44, art. 189; 2001, ch. 14, art. 93 et 135(A); 2011, ch. 21, art. 59(F).

Right to dissent

190 (1) Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

(a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

(b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

(c) amalgamate otherwise than under section 184;

(d) be continued under section 188;

(e) sell, lease or exchange all or substantially all its property under subsection 189(3); or

(f) carry out a going-private transaction or a squeeze-out transaction.

Droit à la dissidence

190 (1) Sous réserve des articles 191 et 241, les détenteurs d’actions d’une catégorie peuvent faire valoir leur dissidence si la société fait l’objet d’une ordonnance visée à l’alinéa 192(4)d), les affectant, ou si la société décide, selon le cas :

a) de modifier ses statuts conformément aux articles 173 ou 174, afin d’y ajouter, de modifier ou de supprimer certaines dispositions limitant l’émission, le transfert ou le droit de propriété d’actions de cette catégorie;

b) de modifier ses statuts, conformément à l’article 173, afin d’ajouter, de modifier ou de supprimer toute restriction à ses activités commerciales;

c) de fusionner autrement qu’en vertu de l’article 184;

d) d’obtenir une prorogation conformément à l’article 188;

e) de vendre, louer ou échanger la totalité ou la quasitotalité de ses biens en vertu du paragraphe 189(3).

f) d’effectuer une opération de fermeture ou d’éviction.

Further right

(2) A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

Droit complémentaire

(2) Les détenteurs d’actions d’une catégorie ou d’une série, habiles à voter en vertu de l’article 176, peuvent faire valoir leur dissidence si la société décide d’apporter à ses statuts une modification visée à cet article.

If one class of shares (2.1) The right to dissent described in subsection (2) applies even if there is only one class of shares.	Précision (2.1) Le droit à la dissidence prévu au paragraphe (2) peut être invoqué même si la société n’a qu’une seule catégorie d’actions.

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Payment for shares

(3) In addition to any other right the shareholder may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

Remboursement des actions

(3) Outre les autres droits qu’il peut avoir, mais sous réserve du paragraphe (26), l’actionnaire qui se conforme au présent article est fondé, à l’entrée en vigueur des mesures approuvées par la résolution à propos de laquelle il a fait valoir sa dissidence ou à la date de prise d’effet de l’ordonnance visée au paragraphe 192(4), à se faire verser par la société la juste valeur des actions en cause fixée à l’heure de fermeture des bureaux la veille de la date de la résolution ou de l’ordonnance.

No partial dissent

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

Dissidence partielle interdite

(4) L’actionnaire dissident ne peut se prévaloir du présent article que pour la totalité des actions d’une catégorie, inscrites à son nom mais détenues pour le compte du véritable propriétaire.

Objection

(5) A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of their right to dissent.

Opposition

(5) L’actionnaire dissident doit envoyer par écrit à la société, avant ou pendant l’assemblée convoquée pour voter sur la résolution visée aux paragraphes (1) ou (2), son opposition à cette résolution, sauf si la société ne lui a donné avis ni de l’objet de cette assemblée ni de son droit à la dissidence.

Notice of resolution

(6) The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn their objection.

Avis de résolution (6) La société doit, dans les dix jours suivant l’adoption de la résolution, en aviser les actionnaires ayant maintenu leur opposition conformément au paragraphe (5).

Demand for payment

(7) A dissenting shareholder shall, within twenty days after receiving a notice under subsection (6) or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing

(a) the shareholder’s name and address;

(b) the number and class of shares in respect of which the shareholder dissents; and

(c) a demand for payment of the fair value of such shares.

Demande de paiement

(7) L’actionnaire dissident doit, dans les vingt jours de la réception de l’avis prévu au paragraphe (6) ou, à défaut, de la date où il prend connaissance de l’adoption de la résolution, envoyer un avis écrit à la société indiquant :

a) ses nom et adresse;

b) le nombre et la catégorie des actions sur lesquelles est fondée sa dissidence;

c) une demande de versement de la juste valeur de ces actions.

Share certificate (8) A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which the

Certificat d’actions

(8) L’actionnaire dissident doit, dans les trente jours de l’envoi de l’avis prévu au paragraphe (7), envoyer à la société ou à son agent de transfert, les certificats des actions sur lesquelles est fondée sa dissidence.

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Section 190	Article 190

shareholder dissents to the corporation or its transfer agent.

Forfeiture (9) A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.	Déchéance (9) Pour se prévaloir du présent article, l’actionnaire dissident doit se conformer au paragraphe (8).

Endorsing certificate

(10) A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

Endossement du certificat

(10) La société ou son agent de transfert doit immédiatement renvoyer à l’actionnaire dissident les certificats, reçus conformément au paragraphe (8), munis à l’endos d’une mention, dûment signée, attestant que l’actionnaire est un dissident conformément au présent article.

Suspension of rights

(11) On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than to be paid the fair value of their shares as determined under this section except where

(a) the shareholder withdraws that notice before the corporation makes an offer under subsection (12),

(b) the corporation fails to make an offer in accordance with subsection (12) and the shareholder withdraws the notice, or

(c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case the shareholder’s rights are reinstated as of the date the notice was sent.

Suspension des droits

(11) Dès l’envoi de l’avis visé au paragraphe (7), l’actionnaire dissident perd tous ses droits sauf celui de se faire rembourser la juste valeur de ses actions conformément au présent article; cependant, il recouvre ses droits rétroactivement à compter de la date d’envoi de l’avis visé au paragraphe (7) si, selon le cas :

a) il retire l’avis avant que la société fasse l’offre visée au paragraphe (12);

b) la société n’ayant pas fait l’offre conformément au paragraphe (12), il retire son avis;

c) les administrateurs annulent, en vertu des paragraphes 173(2) ou 174(5), la résolution visant la modification des statuts, résilient la convention de fusion en vertu du paragraphe 183(6), renoncent à la demande de prorogation en vertu du paragraphe 188(6), ou à la vente, à la location ou à l’échange en vertu du paragraphe 189(9).

Offer to pay

(12) A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

(a) a written offer to pay for their shares in an amount considered by the directors of the corporation to be the fair value, accompanied by a statement showing how the fair value was determined; or

(b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

Offre de versement

(12) La société doit, dans les sept jours de la date d’entrée en vigueur des mesures approuvées dans la résolution ou, si elle est postérieure, de celle de réception de l’avis visé au paragraphe (7), envoyer aux actionnaires dissidents qui ont envoyé leur avis :

a) une offre écrite de remboursement de leurs actions à leur juste valeur, avec une déclaration précisant le mode de calcul retenu par les administrateurs;

b) en cas d’application du paragraphe (26), un avis les informant qu’il lui est légalement impossible de rembourser.

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Same terms (13) Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.	Modalités identiques (13) Les offres prévues au paragraphe (12) doivent être faites selon les mêmes modalités si elles visent des actions de la même catégorie ou série.

Payment

(14) Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

Remboursement

(14) Sous réserve du paragraphe (26), la société doit procéder au remboursement dans les dix jours de l’acceptation de l’offre faite en vertu du paragraphe (12); l’offre devient caduque si l’acceptation ne lui parvient pas dans les trente jours de l’offre.

Corporation may apply to court

(15) Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

Demande de la société au tribunal

(15) À défaut par la société de faire l’offre prévue au paragraphe (12), ou par l’actionnaire dissident de l’accepter, la société peut, dans les cinquante jours de l’entrée en vigueur des mesures approuvées dans la résolution ou dans tel délai supplémentaire accordé par le tribunal, demander au tribunal de fixer la juste valeur des actions.

Shareholder application to court

(16) If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

Demande de l’actionnaire au tribunal

(16) Faute par la société de saisir le tribunal conformément au paragraphe (15), l’actionnaire dissident bénéficie, pour le faire, d’un délai supplémentaire de vingt jours ou du délai supplémentaire qui peut être accordé par le tribunal.

Venue

(17) An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

Compétence territoriale

(17) La demande prévue aux paragraphes (15) ou (16) doit être présentée au tribunal du ressort du siège social de la société ou de la résidence de l’actionnaire dissident, si celle-ci est fixée dans une province où la société exerce son activité commerciale.

No security for costs (18) A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).	Absence de caution pour frais (18) Dans le cadre d’une demande visée aux paragraphes (15) ou (16), l’actionnaire dissident n’est pas tenu de fournir une caution pour les frais.

Parties

(19) On an application to a court under subsection (15) or (16),

(a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

(b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Parties

(19) Sur demande présentée au tribunal en vertu des paragraphes (15) ou (16) :

a) tous les actionnaires dissidents dont la société n’a pas acheté les actions doivent être joints comme parties à l’instance et sont liés par la décision du tribunal;

b) la société avise chaque actionnaire dissident concerné de la date, du lieu et de la conséquence de la demande, ainsi que de son droit de comparaître en personne ou par ministère d’avocat.

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Section 190	Article 190

Powers of court

(20) On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

Pouvoirs du tribunal

(20) Sur présentation de la demande prévue aux paragraphes (15) ou (16), le tribunal peut décider s’il existe d’autres actionnaires dissidents à joindre comme parties à l’instance et doit fixer la juste valeur des actions en question.

Appraisers (21) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.	Experts (21) Le tribunal peut charger des estimateurs de l’aider à calculer la juste valeur des actions des actionnaires dissidents.

Final order (22) The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of the shares as fixed by the court.	Ordonnance définitive (22) L’ordonnance définitive est rendue contre la société en faveur de chaque actionnaire dissident et indique la valeur des actions fixée par le tribunal.

Interest

(23) A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Intérêts

(23) Le tribunal peut allouer sur la somme versée à chaque actionnaire dissident des intérêts à un taux raisonnable pour la période comprise entre la date d’entrée en vigueur des mesures approuvées dans la résolution et celle du versement.

Notice that subsection (26) applies

(24) If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

Avis d’application du par. (26)

(24) Dans les cas prévus au paragraphe (26), la société doit, dans les dix jours du prononcé de l’ordonnance prévue au paragraphe (22), aviser chaque actionnaire dissident qu’il lui est légalement impossible de rembourser.

Effect where subsection (26) applies

(25) If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

(a) withdraw their notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to their full rights as a shareholder; or

(b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

Effet de l’application du par. (26)

(25) Dans les cas prévus au paragraphe (26), l’actionnaire dissident peut, par avis écrit remis à la société dans les trente jours de la réception de l’avis prévu au paragraphe (24) :

a) soit retirer son avis de dissidence et recouvrer ses droits, la société étant réputée consentir à ce retrait;

b) soit conserver la qualité de créancier pour être remboursé par la société dès qu’elle sera légalement en mesure de le faire ou, en cas de liquidation, pour être colloqué après les droits des autres créanciers mais par préférence aux actionnaires.

Limitation (26) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that	Limitation (26) La société ne peut effectuer aucun paiement aux actionnaires dissidents en vertu du présent article s’il existe des motifs raisonnables de croire que :

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Sections 190-191	Articles 190-191

(a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

R.S., 1985, c. C-44, s. 190; 1994, c. 24, s. 23; 2001, c. 14, ss. 94, 134(F), 135(E); 2011, c. 21, s. 60(F).

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure à son passif.

L.R. (1985), ch. C-44, art. 190; 1994, ch. 24, art. 23; 2001, ch. 14, art. 94, 134(F) et 135(A); 2011, ch. 21, art. 60(F).

Definition of reorganization

191 (1) In this section, reorganization means a court order made under

(a) section 241;

(b) the Bankruptcy and Insolvency Act approving a proposal; or

(c) any other Act of Parliament that affects the rights among the corporation, its shareholders and creditors.

Définition de réorganisation

191 (1) Au présent article, la réorganisation d’une société se fait par voie d’ordonnance que le tribunal rend en vertu :

a) soit de l’article 241;

b) soit de la Loi sur la faillite et l’insolvabilitépour approuver une proposition;

c) soit de toute loi fédérale touchant les rapports de droit entre la société, ses actionnaires ou ses créanciers.

Powers of court

(2) If a corporation is subject to an order referred to in subsection (1), its articles may be amended by such order to effect any change that might lawfully be made by an amendment under section 173.

Pouvoirs du tribunal (2) L’ordonnance rendue conformément au paragraphe (1) à l’égard d’une société peut effectuer dans ses statuts les modifications prévues à l’article 173.

Further powers

(3) If a court makes an order referred to in subsection (1), the court may also

(a) authorize the issue of debt obligations of the corporation, whether or not convertible into shares of any class or having attached any rights or options to acquire shares of any class, and fix the terms thereof; and

(b) appoint directors in place of or in addition to all or any of the directors then in office.

Pouvoirs supplémentaires

(3) Le tribunal qui rend l’ordonnance visée au paragraphe (1) peut également :

a) autoriser, en en fixant les modalités, l’émission de titres de créance, convertibles ou non en actions de toute catégorie ou assortis du droit ou de l’option d’acquérir de telles actions;

b) ajouter d’autres administrateurs ou remplacer ceux qui sont en fonctions.

Articles of reorganization

(4) After an order referred to in subsection (1) has been made, articles of reorganization in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 113, if applicable.

Réorganisation

(4) Après le prononcé de l’ordonnance visée au paragraphe (1), les clauses réglementant la réorganisation sont envoyées au directeur, en la forme établie par lui, accompagnées, le cas échéant, des documents exigés aux articles 19 et 113.

Certificate of reorganization (5) On receipt of articles of reorganization, the Director shall issue a certificate of amendment in accordance with section 262.	Certificat (5) Sur réception des clauses de réorganisation, le directeur délivre un certificat de modification en conformité avec l’article 262.

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Sections 191-192	Articles 191-192

Effect of certificate (6) A reorganization becomes effective on the date shown in the certificate of amendment and the articles of incorporation are amended accordingly.	Effet du certificat (6) La réorganisation prend effet à la date figurant sur le certificat de modification; les statuts constitutifs sont modifiés en conséquence.

No dissent

(7) A shareholder is not entitled to dissent under section 190 if an amendment to the articles of incorporation is effected under this section.

R.S., 1985, c. C-44, s. 191; 1992, c. 27, s. 90; 2001, c. 14, s. 95.

Pas de dissidence

(7) Les actionnaires ne peuvent invoquer l’article 190 pour faire valoir leur dissidence à l’occasion de la modification des statuts constitutifs conformément au présent article.

L.R. (1985), ch. C-44, art. 191; 1992, ch. 27, art. 90; 2001, ch. 14, art. 95.

Definition of arrangement

192 (1) In this section, arrangement includes

(a) an amendment to the articles of a corporation;

(b) an amalgamation of two or more corporations;

(c) an amalgamation of a body corporate with a corporation that results in an amalgamated corporation subject to this Act;

(d) a division of the business carried on by a corporation;

(e) a transfer of all or substantially all the property of a corporation to another body corporate in exchange for property, money or securities of the body corporate;

(f) an exchange of securities of a corporation for property, money or other securities of the corporation or property, money or securities of another body corporate;

(f.1) a going-private transaction or a squeeze-out transaction in relation to a corporation;

(g) a liquidation and dissolution of a corporation; and

(h) any combination of the foregoing.

Définition de arrangement

192 (1) Au présent article, arrangement s’entend également de :

a) la modification des statuts d’une société;

b) la fusion de sociétés;

c) la fusion d’une personne morale et d’une société pour former une société régie par la présente loi;

d) le fractionnement de l’activité commerciale d’une société;

e) la cession de la totalité ou de la quasi-totalité des biens d’une société à une autre personne morale moyennant du numéraire, des biens ou des valeurs mobilières de celle-ci;

f) l’échange de valeurs mobilières d’une société contre des biens, du numéraire ou d’autres valeurs mobilières soit de la société, soit d’une autre personne morale;

f.1) une opération de fermeture ou d’éviction au sein d’une société;

g) la liquidation et la dissolution d’une société;

h) une combinaison des opérations susvisées.

Where corporation insolvent

(2) For the purposes of this section, a corporation is insolvent

(a) where it is unable to pay its liabilities as they become due; or

(b) where the realizable value of the assets of the corporation are less than the aggregate of its liabilities and stated capital of all classes.

Cas d’insolvabilité de la société

(2) Pour l’application du présent article, une société est insolvable dans l’un ou l’autre des cas suivants :

a) elle ne peut acquitter son passif à échéance;

b) la valeur de réalisation de son actif est inférieure à la somme de son passif et de son capital déclaré.

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Section 192	Article 192

Application to court for approval of arrangement

(3) Where it is not practicable for a corporation that is not insolvent to effect a fundamental change in the nature of an arrangement under any other provision of this Act, the corporation may apply to a court for an order approving an arrangement proposed by the corporation.

Demande d’approbation au tribunal

(3) Lorsqu’il est pratiquement impossible pour la société qui n’est pas insolvable d’opérer, en vertu d’une autre disposition de la présente loi, une modification de structure équivalente à un arrangement, elle peut demander au tribunal d’approuver, par ordonnance, l’arrangement qu’elle propose.

Powers of court

(4) In connection with an application under this section, the court may make any interim or final order it thinks fit including, without limiting the generality of the foregoing,

(a) an order determining the notice to be given to any interested person or dispensing with notice to any person other than the Director;

(b) an order appointing counsel, at the expense of the corporation, to represent the interests of the shareholders;

(c) an order requiring a corporation to call, hold and conduct a meeting of holders of securities or options or rights to acquire securities in such manner as the court directs;

(d) an order permitting a shareholder to dissent under section 190; and

(e) an order approving an arrangement as proposed by the corporation or as amended in any manner the court may direct.

Pouvoir du tribunal

(4) Le tribunal, saisi d’une demande en vertu du présent article, peut rendre toute ordonnance provisoire ou finale en vue notamment :

a) de prévoir l’avis à donner aux intéressés ou de dispenser de donner avis à toute personne autre que le directeur;

b) de nommer, aux frais de la société, un avocat pour défendre les intérêts des actionnaires;

c) d’enjoindre à la société, selon les modalités qu’il fixe, de convoquer et de tenir une assemblée des détenteurs de valeurs mobilières, d’options ou de droits d’acquérir des valeurs mobilières;

d) d’autoriser un actionnaire à faire valoir sa dissidence en vertu de l’article 190;

e) d’approuver ou de modifier selon ses directives l’arrangement proposé par la société.

Notice to Director

(5) An applicant for any interim or final order under this section shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

Avis au directeur

(5) La personne qui présente une demande d’ordonnance provisoire ou finale en vertu du présent article doit en donner avis au directeur, et celui-ci peut comparaître en personne ou par ministère d’avocat.

Articles of arrangement

(6) After an order referred to in paragraph (4)(e) has been made, articles of arrangement in the form that the Director fixes shall be sent to the Director together with the documents required by sections 19 and 113, if applicable.

Clauses de l’arrangement

(6) Après le prononcé de l’ordonnance visée à l’alinéa (4)e), les clauses de l’arrangement sont envoyées au directeur en la forme établie par lui, accompagnés, le cas échéant, des documents exigés par les articles 19 et 113.

Certificate of arrangement (7) On receipt of articles of arrangement, the Director shall issue a certificate of arrangement in accordance with section 262.	Certificat d’arrangement (7) Dès réception des clauses de l’arrangement, le directeur délivre un certificat d’arrangement conformément à l’article 262.

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Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XV Fundamental Changes	PARTIE XV Modifications de structure
Sections 192-206	Articles 192-206

Effect of certificate (8) An arrangement becomes effective on the date shown in the certificate of arrangement. R.S., 1985, c. C-44, s. 192; 1994, c. 24, s. 24; 2001, c. 14, s. 96.	Prise d’effet de l’arrangement (8) L’arrangement prend effet à la date figurant sur le certificat d’arrangement. L.R. (1985), ch. C-44, art. 192; 1994, ch. 24, art. 24; 2001, ch. 14, art. 96.

PART XVI	PARTIE XVI

Going-private Transactions and Squeeze-out Transactions	Opérations de fermeture et d’éviction

Going-private transactions

193 A corporation may carry out a going-private transaction. However, if there are any applicable provincial securities laws, a corporation may not carry out a going-private transaction unless the corporation complies with those laws.

R.S., 1985, c. C-44, s. 193; 2001, c. 14, s. 97; 2018, c. 8, s. 26(F).

Opérations de fermeture

193 La société peut effectuer une opération de fermeture. Toutefois, si l’éventuelle législation provinciale en matière de valeurs mobilières s’applique dans son cas, elle ne peut le faire à moins de s’y conformer.

L.R. (1985), ch. C-44, art. 193; 2001, ch. 14, art. 97; 2018, ch. 8, art. 26(F).

Squeeze-out transactions

194 A corporation may not carry out a squeeze-out transaction unless, in addition to any approval by holders of shares required by or under this Act or the articles of the corporation, the transaction is approved by ordinary resolution of the holders of each class of shares that are affected by the transaction, voting separately, whether or not the shares otherwise carry the right to vote. However, the following do not have the right to vote on the resolution:

(a) affiliates of the corporation; and

(b) holders of shares that would, following the squeeze-out transaction, be entitled to consideration of greater value or to superior rights or privileges than those available to other holders of shares of the same class.

R.S., 1985, c. C-44, s. 194; 2001, c. 14, s. 97.

195 to 205 [Repealed, 2001, c. 14, s. 97]

Opérations d’éviction

194 Une opération d’éviction ne peut être effectuée que si, en plus de toute approbation exigée des détenteurs d’actions de la société par la présente loi et les statuts, l’opération est approuvée par les détenteurs d’actions de chaque catégorie visée par celle-ci par résolution ordinaire votée séparément, même si les actions de cette catégorie ne confèrent aucun droit de vote, à l’exception des détenteurs suivants :

a) les personnes morales du même groupe que la société;

b) ceux qui, à la suite de l’opération, auraient droit à une contrepartie ou à des droits ou privilèges supérieurs à ceux que pourraient recevoir les détenteurs des autres actions de la même catégorie.

L.R. (1985), ch. C-44, art. 194; 2001, ch. 14, art. 97.

195 à 205 [Abrogés, 2001, ch. 14, art. 97]

PART XVII	PARTIE XVII

Compulsory and Compelled Acquisitions	Acquisitions forcées

Definitions 206 (1) The definitions in this subsection apply in this Part. dissenting offeree means, where a take-over bid is made for all the shares of a class of shares, a holder of a	Définitions 206 (1) Les définitions qui suivent s’appliquent à la présente partie. action Action conférant ou non un droit de vote, y compris la valeur mobilière immédiatement convertible

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

share of that class who does not accept the take-over bid and includes a subsequent holder of that share who acquires it from the first mentioned holder; (pollicité dissident)

offer includes an invitation to make an offer. (pollicitation)

offeree means a person to whom a take-over bid is made. (pollicité)

offeree corporation means a distributing corporation whose shares are the object of a take-over bid. (société pollicitée)

offeror means a person, other than an agent or mandatary, who makes a take-over bid, and includes two or more persons who, directly or indirectly,

(a) make take-over bids jointly or in concert; or

(b) intend to exercise jointly or in concert voting rights attached to shares for which a take-over bid is made. (pollicitant)

share means a share, with or without voting rights, and includes

(a) a security currently convertible into such a share; and

(b) currently exercisable options and rights to acquire such a share or such a convertible security. (action)

take-over bid means an offer made by an offeror to shareholders of a distributing corporation at approximately the same time to acquire all of the shares of a class of issued shares, and includes an offer made by a distributing corporation to repurchase all of the shares of a class of its shares. (offre d’achat visant à la mainmise)

en une telle action et l’option ou le droit, susceptible d’exercice immédiat, d’acquérir une telle action ou valeur mobilière. (share)

offre d’achat visant à la mainmise L’offre qu’un pollicitant adresse à peu près au même moment à des actionnaires d’une société ayant fait appel au public pour acquérir toutes les actions d’une catégorie d’actions émises. Y est assimilée la pollicitation d’une telle société visant le rachat de toutes les actions d’une catégorie de ses actions. (take-over bid)

pollicitant Toute personne, à l’exception du mandataire, qui fait une offre d’achat visant à la mainmise et, en outre, les personnes qui, même indirectement, conjointement ou de concert :

a) ou bien font une telle offre;

b) ou bien ont l’intention d’exercer les droits de vote attachés aux actions faisant l’objet de l’offre. (offeror)

pollicitation Est assimilée à la pollicitation l’invitation à faire une offre. (offer)

pollicité Toute personne à laquelle est faite l’offre d’achat visant à la mainmise. (offeree)

pollicité dissident Dans le cas d’une offre d’achat visant à la mainmise et portant sur la totalité des actions d’une catégorie, l’actionnaire pollicité qui refuse l’offre ainsi que ses ayants cause. (dissenting offeree)

société pollicitée Société ayant fait appel au public dont les actions font l’objet d’une offre d’achat visant à la mainmise. (offeree corporation)

Right to acquire

(2) If within one hundred and twenty days after the date of a take-over bid the bid is accepted by the holders of not less than ninety per cent of the shares of any class of shares to which the take-over bid relates, other than shares held at the date of the take-over bid by or on behalf of the offeror or an affiliate or associate of the offer-or, the offeror is entitled, on complying with this section, to acquire the shares held by the dissenting offerees.

Acquisition

(2) Le pollicitant a le droit, en se conformant au présent article, d’acquérir les actions des pollicités dissidents, en cas d’acceptation de l’offre d’achat visant à la mainmise, dans les cent vingt jours de la date où elle est faite, par les détenteurs de quatre-vingt-dix pour cent au moins des actions de la catégorie en cause, sans tenir compte des actions détenues, même indirectement, par le pollicitant ou les personnes morales de son groupe ou les personnes qui ont des liens avec lui, à la date de l’offre.

Notice (3) An offeror may acquire shares held by a dissenting offeree by sending by registered mail within sixty days	Avis (3) Le pollicitant peut acquérir les actions des pollicités dissidents en leur envoyant ainsi qu’au directeur, par

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

after the date of termination of the take-over bid and in any event within one hundred and eighty days after the date of the take-over bid, an offeror’s notice to each dissenting offeree and to the Director stating that

(a) the offerees holding not less than ninety per cent of the shares to which the bid relates accepted the take-over bid;

(b) the offeror is bound to take up and pay for or has taken up and paid for the shares of the offerees who accepted the take-over bid;

(c) a dissenting offeree is required to elect

(i) to transfer their shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within twenty days after receiving the offeror’s notice;

(d) a dissenting offeree who does not notify the offer-or in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the of-feror on the same terms that the offeror acquired the shares from the offerees who accepted the take-over bid; and

(e) a dissenting offeree must send their shares to which the take-over bid relates to the offeree corporation within twenty days after receiving the offeror’s notice.

courrier recommandé, dans les soixante jours de la date d’expiration de l’offre d’achat visant à la mainmise et, en tout état de cause, dans les cent quatre-vingts jours de la date de l’offre, un avis précisant à la fois :

a) que les pollicités détenant au moins quatre-vingt-dix pour cent des actions en cause ont accepté l’offre;

b) qu’il est tenu de prendre livraison, contre paiement, des actions des pollicités acceptants, ou qu’il l’a déjà fait;

c) que les pollicités dissidents doivent décider :

(i) soit de lui céder leurs actions selon les conditions offertes aux pollicités acceptants,

(ii) soit d’exiger le paiement de la juste valeur de leurs actions en conformité avec les paragraphes (9) à (18), en le lui faisant savoir dans les vingt jours de la réception de l’avis;

d) qu’à défaut de donner avis conformément à l’alinéa (5)b), ils sont réputés avoir choisi de lui céder leurs actions aux conditions faites aux pollicités acceptants;

e) qu’ils doivent envoyer les actions en cause à la société pollicitée dans les vingt jours de la réception de l’avis.

Notice of adverse claim

(4) Concurrently with sending the offeror’s notice under subsection (3), the offeror shall send to the offeree corporation a notice of adverse claim in accordance with section 78 with respect to each share held by a dissenting of-feree.

Avis d’opposition

(4) Le pollicitant envoie à la société pollicitée, simultanément, l’avis mentionné au paragraphe (3) et, pour chaque action détenue par un pollicité dissident, l’avis d’opposition visé à l’article 78.

Share certificate

(5) A dissenting offeree to whom an offeror’s notice is sent under subsection (3) shall, within twenty days after receiving the notice,

(a) send the share certificates of the class of shares to which the take-over bid relates to the offeree corporation; and

(b) elect

Certificat d’action

(5) Les pollicités dissidents doivent, dans les vingt jours suivant la réception de l’avis mentionné au paragraphe (3) :

a) envoyer à la société pollicitée les certificats des actions visées par l’offre;

b) soit céder au pollicitant leurs actions aux conditions offertes aux pollicités acceptants, soit exiger, en donnant avis au pollicitant dans ce délai, le paiement de la juste valeur de leurs actions en conformité avec les paragraphes (9) à (18).

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

(i) to transfer the shares to the offeror on the terms on which the offeror acquired the shares of the offerees who accepted the take-over bid, or

(ii) to demand payment of the fair value of the shares in accordance with subsections (9) to (18) by notifying the offeror within those twenty days.

Deemed election

(5.1) A dissenting offeree who does not notify the offeror in accordance with subparagraph (5)(b)(ii) is deemed to have elected to transfer the shares to the offeror on the same terms on which the offeror acquired the shares from the offerees who accepted the take-over bid.

Choix réputé

(5.1) À défaut par les pollicités dissidents de donner avis conformément à l’alinéa (5)b), ils sont réputés avoir choisi de céder au pollicitant leurs actions aux conditions faites aux pollicités acceptants.

Payment

(6) Within twenty days after the offeror sends an offer-or’s notice under subsection (3), the offeror shall pay or transfer to the offeree corporation the amount of money or other consideration that the offeror would have had to pay or transfer to a dissenting offeree if the dissenting of-feree had elected to accept the take-over bid under sub-paragraph (5)(b)(i).

Paiement

(6) Dans les vingt jours suivant l’envoi de l’avis mentionné au paragraphe (3), le pollicitant doit remettre à la société pollicitée les fonds ou toute autre contrepartie qu’il aurait eu à remettre aux pollicités dissidents s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa (5)b).

Consideration

(7) The offeree corporation is deemed to hold in trust for the dissenting shareholders the money or other consideration it receives under subsection (6), and the offeree corporation shall deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

Contrepartie

(7) La société pollicitée est réputée détenir en fiducie, pour le compte des actionnaires dissidents, les fonds ou toute autre contrepartie reçus en vertu du paragraphe (6); elle doit déposer les fonds à un compte distinct ouvert auprès d’une banque ou d’une autre personne morale bénéficiant de l’assurance de la Société d’assurance-dépôts du Canada ou de la Régie de l’assurance-dépôts du Québec et confier toute autre contrepartie à la garde d’une de ces institutions.

When corporation is offeror

(7.1) A corporation that is an offeror making a take-over bid to repurchase all of the shares of a class of its shares is deemed to hold in trust for the dissenting shareholders the money and other consideration that it would have had to pay or transfer to a dissenting offeree if the dissenting offeree had elected to accept the take-over bid under subparagraph (5)(b)(i), and the corporation shall, within twenty days after a notice is sent under subsection (3), deposit the money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation or guaranteed by the Quebec Deposit Insurance Board, and shall place the other consideration in the custody of a bank or such other body corporate.

Contrepartie

(7.1) Dans le cas où le pollicitant est une société qui vise à racheter toutes les actions d’une catégorie quelconque, celui-ci est réputé détenir en fiducie, pour le compte des pollicités dissidents, les fonds ou toute autre contrepartie qu’il aurait eu à leur remettre s’ils avaient accepté de lui céder leurs actions conformément à l’alinéa (5)b). Il doit, dans les vingt jours suivant l’envoi de l’avis visé au paragraphe (3), déposer les fonds dans un compte distinct ouvert auprès d’une banque ou d’une autre personne morale bénéficiant de l’assurance de la Société d’assurance-dépôts du Canada ou de la Régie de l’assurance-dépôts du Québec et confier toute autre contrepartie à la garde de l’une de ces institutions.

Duty of offeree corporation (8) Within thirty days after the offeror sends a notice under subsection (3), the offeree corporation shall	Obligation de la société pollicitée (8) Dans les trente jours suivant l’envoi de l’avis mentionné au paragraphe (3), la société pollicitée doit :

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

(a) if the payment or transfer required by subsection (6) is made, issue to the offeror a share certificate in respect of the shares that were held by dissenting of-ferees;

(b) give to each dissenting offeree who elects to accept the take-over bid terms under subparagraph (5)(b)(i) and who sends share certificates as required by paragraph (5)(a) the money or other consideration to which the offeree is entitled, disregarding fractional shares, which may be paid for in money; and

(c) if the payment or transfer required by subsection (6) is made and the money or other consideration is deposited as required by subsection (7) or (7.1), send to each dissenting shareholder who has not sent share certificates as required by paragraph (5)(a) a notice stating that

(i) the dissenting shareholder’s shares have been cancelled,

(ii) the offeree corporation or some designated person holds in trust for the dissenting shareholder the money or other consideration to which that shareholder is entitled as payment for or in exchange for the shares, and

(iii) the offeree corporation will, subject to subsections (9) to (18), send that money or other consideration to that shareholder without delay after receiving the shares.

a) délivrer au pollicitant les certificats des actions que détenaient les pollicités dissidents s’il s’est conformé au paragraphe (6);

b) remettre aux pollicités dissidents qui acceptent de céder leurs actions conformément à l’alinéa (5)b) et qui envoient leurs certificats d’actions conformément à l’alinéa (5)a), les fonds ou toute autre contrepartie auxquels ils ont droit, sans tenir compte des fractions d’actions dont le règlement peut toujours se faire en numéraire;

c) si la contrepartie exigée par le paragraphe (6) est remise et, selon qu’elle est en numéraire ou en nature, déposée ou confiée conformément aux paragraphes (7) ou (7.1), envoyer aux pollicités dissidents qui ne se sont pas conformés à l’alinéa (5)a) un avis les informant que :

(i) leurs actions ont été annulées,

(ii) la société pollicitée ou toute autre personne désignée détient pour eux en fiducie les fonds ou toute autre contrepartie auxquels ils ont droit,

(iii) la société pollicitée leur enverra, sous réserve des paragraphes (9) à (18), les fonds ou la contrepartie dès réception de leurs actions.

Application to court

(9) If a dissenting offeree has elected to demand payment of the fair value of the shares under subparagraph (5)(b)(ii), the offeror may, within twenty days after it has paid the money or transferred the other consideration under subsection (6), apply to a court to fix the fair value of the shares of that dissenting offeree.

Demande au tribunal

(9) Le pollicitant peut, dans les vingt jours suivant la remise prévue au paragraphe (6), demander au tribunal de fixer la juste valeur des actions des pollicités dissidents qui souhaitent obtenir paiement de leurs actions conformément à l’alinéa (5)b).

Idem (10) If an offeror fails to apply to a court under subsection (9), a dissenting offeree may apply to a court for the same purpose within a further period of twenty days.	Idem (10) Faute par le pollicitant de saisir le tribunal conformément au paragraphe (9), les pollicités dissidents bénéficient d’un délai supplémentaire de vingt jours pour le faire.

Status of dissenter if no court application

(11) Where no application is made to a court under subsection (10) within the period set out in that subsection, a dissenting offeree is deemed to have elected to transfer their shares to the offeror on the same terms that the of-feror acquired the shares from the offerees who accepted the take-over bid.

Cas de dissident qui ne saisit pas le tribunal

(11) Le pollicité dissident, qui n’a pas saisi le tribunal conformément au paragraphe (10) et dans le délai qui y est fixé, est censé avoir transféré ses actions au pollicitant aux mêmes conditions que celui-ci a acquis celles des pollicités acceptants.

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Canada Business Corporations	Sociétés par actions
PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Section 206	Article 206

Venue

(12) An application under subsection (9) or (10) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting offeree resides if the corporation carries on business in that province.

Compétence territoriale

(12) Les demandes prévues aux paragraphes (9) ou (10) doivent être présentées au tribunal du ressort du siège social de la société ou de la résidence du pollicité dissident, si celle-ci est fixée dans une province où la société exerce son activité commerciale.

No security for costs (13) A dissenting offeree is not required to give security for costs in an application made under subsection (9) or (10).	Absence de cautionnement pour frais (13) Dans le cadre d’une demande visée aux paragraphes (9) ou (10), les pollicités dissidents ne sont pas tenus de fournir de cautionnement pour les frais.

Parties

(14) On an application under subsection (9) or (10)

(a) all dissenting offerees referred to in subparagraph (5)(b)(ii) whose shares have not been acquired by the offeror shall be joined as parties and are bound by the decision of the court; and

(b) the offeror shall notify each affected dissenting of-feree of the date, place and consequences of the application and of their right to appear and be heard in person or by counsel.

Parties

(14) Sur demande présentée conformément aux paragraphes (9) ou (10) :

a) tous les pollicités dissidents qui veulent obtenir paiement et dont les actions n’ont pas été acquises par le pollicitant sont joints comme parties à l’instance et liés par la décision du tribunal;

b) le pollicitant avise chaque pollicité dissident concerné de la date, du lieu et des conséquences de la demande, ainsi que de son droit de comparaître en personne ou par ministère d’avocat.

Powers of court

(15) On an application to a court under subsection (9) or (10), the court may determine whether any other person is a dissenting offeree who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting offerees.

Pouvoirs du tribunal

(15) Avant de fixer la juste valeur des actions de tous les pollicités dissidents, le tribunal peut, sur demande présentée conformément aux paragraphes (9) ou (10), décider s’il existe d’autres pollicités dissidents à joindre comme parties à l’instance.

Appraisers (16) A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of a dissenting offeree.	Experts (16) Le tribunal peut charger des estimateurs experts de l’aider à fixer la juste valeur des actions des pollicités dissidents.

Final order (17) The final order of the court shall be made against the offeror in favour of each dissenting offeree and for the amount for the shares as fixed by the court.	Ordonnance définitive (17) L’ordonnance définitive est rendue contre le pollicitant, en faveur de chaque pollicité dissident, et indique la valeur des actions fixée par le tribunal.

Additional powers

(18) In connection with proceedings under this section, a court may make any order it thinks fit and, without limiting the generality of the foregoing, it may

(a) fix the amount of money or other consideration that is required to be held in trust under subsection (7) or (7.1);

Pouvoirs supplémentaires

(18) À l’occasion des procédures prévues au présent article, le tribunal peut rendre toute ordonnance qu’il estime pertinente et, notamment :

a) fixer le montant en numéraire ou toute autre contrepartie, à détenir en fiducie conformément aux paragraphes (7) ou (7.1);

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PART XVII Compulsory and Compelled Acquisitions	PARTIE XVII Acquisitions forcées
Sections 206-207	Articles 206-207

(b) order that that money or other consideration be held in trust by a person other than the offeree corporation;

(c) allow a reasonable rate of interest on the amount payable to each dissenting offeree from the date they send or deliver their share certificates under subsection (5) until the date of payment; and

(d) order that any money payable to a shareholder who cannot be found be paid to the Receiver General and subsection 227(3) applies in respect thereof.

R.S., 1985, c. C-44, s. 206; 2001, c. 14, ss. 99, 135(E); 2011, c. 21, s. 61.

b) faire détenir le montant en numéraire ou toute autre contrepartie en fiducie par une personne autre que la société pollicitée;

c) allouer, sur la somme à payer à chaque pollicité dissident, des intérêts à un taux raisonnable pour la période comprise entre la date d’envoi des certificats d’actions conformément au paragraphe (5) et celle du paiement;

d) prévoir le versement, au receveur général, des fonds payables aux actionnaires introuvables, auquel cas le paragraphe 227(3) s’applique.

L.R. (1985), ch. C-44, art. 206; 2001, ch. 14, art. 99 et 135(A); 2011, ch. 21, art. 61.

Obligation to acquire shares

206.1 (1) If a shareholder holding shares of a distributing corporation does not receive an offeror’s notice under subsection 206(3), the shareholder may

(a) within ninety days after the date of termination of the take-over bid, or

(b) if the shareholder did not receive an offer pursuant to the take-over bid, within ninety days after the later of

(i) the date of termination of the take-over bid, and

(ii) the date on which the shareholder learned of the take-over bid,

require the offeror to acquire those shares.

Acquisition forcée à la demande d’un actionnaire

206.1 (1) L’actionnaire qui détient des actions d’une société ayant fait appel au public et qui n’a pas reçu du pollicitant l’avis visé au paragraphe 206(3) peut exiger de ce dernier l’acquisition de ces actions :

a) soit dans les quatre-vingt-dix jours suivant la date d’expiration de l’offre d’achat visant à la mainmise;

b) soit, s’il n’a pas reçu une telle offre, dans le délai visé à l’alinéa a) ou dans les quatre-vingt-dix jours suivant la date où il a pris connaissance de l’offre si ce délai est plus long.

Conditions

(2) If a shareholder requires the offeror to acquire shares under subsection (1), the offeror shall acquire the shares on the same terms under which the offeror acquired or will acquire the shares of the offerees who accepted the take-over bid.

2001, c. 14, s. 100.

Conditions (2) Le pollicitant est alors tenu d’acquérir les actions aux mêmes conditions que celles faites aux pollicités acceptants. 2001, ch. 14, art. 100.

PART XVIII	PARTIE XVIII

Liquidation and Dissolution	Liquidation et dissolution

Definition of court 207 In this Part, court means a court having jurisdiction in the place where the corporation has its registered office. 1974-75-76, c. 33, s. 200; 1978-79, c. 9, s. 1(F).	Définition de tribunal 207 Dans la présente partie, tribunal désigne le tribunal compétent du ressort du siège social de la société. 1974-75-76, ch. 33, art. 200; 1978-79, ch. 9, art. 1(F).

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 208-209	Articles 208-209

Application of Part

208 (1) This Part, other than sections 209 and 212, does not apply to a corporation that is an insolvent person or a bankrupt as those terms are defined in section 2 of the Bankruptcy and Insolvency Act.

Application de la présente partie

208 (1) La présente partie, sauf les articles 209 et 212, ne s’applique pas aux sociétés qui sont des personnes insolvables au sens de l’article 2 de la Loi sur la faillite et l’insolvabilité ou des faillies au sens de cet article 2.

Staying proceedings

(2) Any proceedings taken under this Part to dissolve or to liquidate and dissolve a corporation shall be stayed if the corporation is at any time found, in a proceeding under the Bankruptcy and Insolvency Act, to be an insolvent person as defined in section 2 of that Act.

R.S., 1985, c. C-44, s. 208; 1992, c. 27, s. 90; 2001, c. 14, s. 101; 2018, c. 8, s. 27.

Suspension des procédures

(2) Toute procédure soit de dissolution, soit de liquidation et de dissolution engagée en vertu de la présente partie à l’égard d’une société est suspendue dès la constatation, au cours de procédures intentées en vertu de la Loi sur la faillite et l’insolvabilité, que la société est une personne insolvable au sens de l’article 2 de cette loi.

L.R. (1985), ch. C-44, art. 208; 1992, ch. 27, art. 90; 2001, ch. 14, art. 101; 2018, ch. 8, art. 27.

Revival

209 (1) When a corporation or other body corporate is dissolved under this Part, section 268 of this Act, section 261 of the Canada Business Corporations Act, chapter 33 of the Statutes of Canada, 1974-75-76, or subsection 297(6) of the Canada Not-for-profit Corporations Act, any interested person may apply to the Director to have the dissolved corporation or other body corporate revived as a corporation under this Act.

Reconstitution

209 (1) Tout intéressé peut demander au directeur la reconstitution en société régie par la présente loi d’une société ou d’une autre personne morale dissoute en vertu de la présente partie, de l’article 268 de la présente loi, de l’article 261 de la Loi sur les corporations commerciales canadiennes, chapitre 33 des Statuts du Canada de 1974-75-76, ou du paragraphe 297(6) de la Loi canadienne sur les organisations à but non lucratif.

Articles of revival (2) Articles of revival in the form that the Director fixes shall be sent to the Director.	Clauses de reconstitution (2) Les clauses de reconstitution sont envoyées au directeur en la forme établie par lui.

Certificate of revival

(3) On receipt of articles of revival, the Director shall issue a certificate of revival in accordance with section 262, if

(a) the dissolved corporation or other body corporate has fulfilled all conditions precedent that the Director considers reasonable; and

(b) there is no valid reason for refusing to issue the certificate.

Certificat de reconstitution

(3) À la réception des clauses de reconstitution, le directeur délivre un certificat de reconstitution au titre de l’article 262 si :

a) d’une part, la société ou la personne morale dissoute a rempli les conditions préalables à la délivrance qu’il estime raisonnables;

b) d’autre part, il n’y a aucun motif valable d’en refuser la délivrance.

Date of revival (3.1) The dissolved corporation or other body corporate is revived as a corporation under this Act on the date shown on the certificate of revival.	Reconstitution (3.1) La société ou la personne morale dissoute est reconstituée en société régie par la présente loi à la date précisée sur le certificat.

Rights and obligations preserved

(4) Subject to any reasonable terms that may be imposed by the Director, to the rights acquired by any person after its dissolution and to any changes to the internal affairs

Maintien des droits et obligations

(4) Sous réserve des modalités raisonnables imposées par le directeur, des droits acquis par toute personne après sa dissolution et de tout changement aux affaires internes de la société ou de la personne morale survenu

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of the corporation or other body corporate after its dissolution, the revived corporation is, in the same manner and to the same extent as if it had not been dissolved,

(a) restored to its previous position in law, including the restoration of any rights and privileges whether arising before its dissolution or after its dissolution and before its revival; and

(b) liable for the obligations that it would have had if it had not been dissolved whether they arise before its dissolution or after its dissolution and before its revival.

après sa dissolution, la société reconstituée recouvre, comme si elle n’avait jamais été dissoute :

a) la même situation juridique, notamment ses droits et privilèges, indépendamment de leur date d’acquisition;

b) la responsabilité des obligations qui seraient les siennes si elle n’avait pas été dissoute, indépendamment de la date où elles ont été contractées.

Legal actions (5) Any legal action respecting the affairs of a revived corporation taken between the time of its dissolution and its revival is valid and effective.	Action en justice (5) Est valide toute action en justice concernant les affaires internes de la société reconstituée intentée entre le moment de sa dissolution et celui de sa reconstitution.

Definition of interested person

(6) In this section, interested person includes

(a) a shareholder, a director, an officer, an employee and a creditor of the dissolved corporation or other body corporate;

(b) a person who has a contract — other than, in Que-bec, a contract by gratuitous title — with the dissolved corporation or other body corporate;

(c) a person who, although at the time of dissolution of the corporation or other body corporate was not a person described in paragraph (a), would be such a person if a certificate of revival is issued under this section; and

(d) a trustee in bankruptcy or liquidator for the dissolved corporation or other body corporate.

R.S., 1985, c. C-44, s. 209; 2001, c. 14, s. 102; 2009, c. 23, s. 310; 2018, c. 8, s. 28.

Définition

(6) Pour l’application du présent article, intéressé s’entend notamment :

a) des actionnaires, administrateurs, dirigeants, employés et créanciers de la société ou de la personne morale dissoute;

b) de toute personne liée par un contrat — à l’exclusion, au Québec, du contrat à titre gratuit — conclu avec la société ou la personne morale dissoute;

c) de toute personne qui, bien que non visée par l’alinéa a) à la date de la dissolution, le deviendrait si la société ou la personne morale était reconstituée;

d) du syndic de faillite ou du liquidateur de la société ou de la personne morale dissoute.

L.R. (1985), ch. C-44, art. 209; 2001, ch. 14, art. 102; 2009, ch. 23, art. 310; 2018, ch. 8, art. 28.

Dissolution before commencing business 210 (1) A corporation that has not issued any shares may be dissolved at any time by resolution of all the directors.	Dissolution avant le début des opérations 210 (1) La société n’ayant émis aucune action peut être dissoute par résolution de tous les administrateurs.

Dissolution if no property

(2) A corporation that has no property and no liabilities may be dissolved by special resolution of the shareholders or, where it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote.

Dissolution lorsqu’il n’y a pas de biens

(2) La société sans biens ni dettes peut être dissoute par résolution spéciale soit des actionnaires soit, en présence de plusieurs catégories d’actions, des détenteurs d’actions de chaque catégorie assorties ou non du droit de vote.

Dissolution where property disposed of (3) A corporation that has property or liabilities or both may be dissolved by special resolution of the	Dissolution après répartition des biens (3) La société, qui a des biens ou des dettes ou les deux à la fois, peut être dissoute par résolution spéciale soit des

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Sections 210-211	Articles 210-211

shareholders or, where it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote, if

(a) by the special resolution or resolutions the shareholders authorize the directors to cause the corporation to distribute any property and discharge any liabilities; and

(b) the corporation has distributed any property and discharged any liabilities before it sends articles of dissolution to the Director pursuant to subsection (4).

actionnaires soit, en présence de plusieurs catégories d’actions, des détenteurs d’actions de chaque catégorie assorties ou non du droit de vote, pourvu que :

a) d’une part, les résolutions autorisent les administrateurs à effectuer une répartition de biens et un règlement de dettes;

b) d’autre part, la société ait effectué une répartition de biens et un règlement de dettes avant d’envoyer les clauses de dissolution au directeur conformément au paragraphe (4).

Articles of dissolution (4) Articles of dissolution in the form that the Director fixes shall be sent to the Director.	Clauses de dissolution (4) Les clauses de dissolution sont envoyées au directeur en la forme établie par lui.

Certificate of dissolution (5) On receipt of articles of dissolution, the Director shall issue a certificate of dissolution in accordance with section 262.	Certificat de dissolution (5) Sur réception des clauses de dissolution, le directeur délivre un certificat de dissolution en conformité avec l’article 262.

Effect of certificate (6) The corporation ceases to exist on the date shown in the certificate of dissolution. R.S., 1985, c. C-44, s. 210; 2001, c. 14, s. 103.	Effet du certificat (6) La société cesse d’exister à la date figurant sur le certificat de dissolution. L.R. (1985), ch. C-44, art. 210; 2001, ch. 14, art. 103.

Proposing liquidation and dissolution

211 (1) The directors may propose, or a shareholder who is entitled to vote at an annual meeting of shareholders may, in accordance with section 137, make a proposal for, the voluntary liquidation and dissolution of a corporation.

Proposition de liquidation et dissolution

211 (1) La liquidation et la dissolution volontaires de la société peuvent être proposées par les administrateurs ou, conformément à l’article 137, par tout actionnaire habile à voter à l’assemblée annuelle.

Notice of meeting (2) Notice of any meeting of shareholders at which voluntary liquidation and dissolution is to be proposed shall set out the terms thereof.	Avis d’assemblée (2) L’avis de convocation de l’assemblée, qui doit statuer sur la proposition de liquidation et de dissolution volontaires, doit en exposer les modalités.

Shareholders resolution

(3) A corporation may liquidate and dissolve by special resolution of the shareholders or, where the corporation has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote.

Résolution des actionnaires

(3) La société peut prononcer sa liquidation et sa dissolution par résolution spéciale des actionnaires ou, le cas échéant, par résolution spéciale des détenteurs de chaque catégorie d’actions, assorties ou non du droit de vote.

Statement of intent to dissolve (4) A statement of intent to dissolve in the form that the Director fixes shall be sent to the Director.	Déclaration d’intention (4) Une déclaration d’intention de dissolution est envoyée au directeur en la forme établie par lui.

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Section 211	Article 211

Certificate of intent to dissolve (5) On receipt of a statement of intent to dissolve, the Director shall issue a certificate of intent to dissolve in accordance with section 262.	Certificat d’intention (5) Sur réception de la déclaration d’intention de dissolution, le directeur délivre, en conformité avec l’article 262, un certificat d’intention de dissolution.

Effect of certificate

(6) On issue of a certificate of intent to dissolve, the corporation shall cease to carry on business except to the extent necessary for the liquidation, but its corporate existence continues until the Director issues a certificate of dissolution.

Effet du certificat

(6) Dès la délivrance du certificat, la société doit cesser toute activité commerciale, sauf dans la mesure nécessaire à la liquidation, mais sa personnalité morale ne cesse d’exister qu’à la délivrance du certificat de dissolution.

Liquidation

(7) After issue of a certificate of intent to dissolve, the corporation shall

(a) immediately cause notice thereof to be sent to each known creditor of the corporation;

(b) without delay take reasonable steps to give notice of it in each province in Canada where the corporation was carrying on business at the time it sent the statement of intent to dissolve to the Director;

(c) proceed to collect its property, to dispose of properties that are not to be distributed in kind to its shareholders, to discharge all its obligations and to do all other acts required to liquidate its business; and

(d) after giving the notice required under paragraphs (a) and (b) and adequately providing for the payment or discharge of all its obligations, distribute its remaining property, either in money or in kind, among its shareholders according to their respective rights.

Liquidation

(7) À la suite de la délivrance du certificat d’intention de dissolution, la société doit :

a) en envoyer immédiatement avis à chaque créancier connu;

b) prendre sans délai toute disposition utile pour en donner avis dans chaque province où la société exerçait ses activités commerciales au moment de l’envoi au directeur de la déclaration d’intention de dissolution;

c) accomplir tous actes utiles à la dissolution, notamment recouvrer ses biens, disposer des biens non destinés à être répartis en nature entre les actionnaires et honorer ses obligations;

d) après avoir donné les avis exigés aux alinéas a) et b) et constitué une provision suffisante pour honorer ses obligations, répartir le reliquat de l’actif, en numéraire ou en nature, entre les actionnaires, selon leurs droits respectifs.

Supervision by court

(8) The Director or any interested person may, at any time during the liquidation of a corporation, apply to a court for an order that the liquidation be continued under the supervision of the court as provided in this Part, and on such application the court may so order and make any further order it thinks fit.

Surveillance judiciaire

(8) Le tribunal, sur demande présentée à cette fin et au cours de la liquidation par le directeur ou par tout intéressé, peut, par ordonnance, décider que la liquidation sera poursuivie sous sa surveillance conformément à la présente partie, et prendre toute autre mesure pertinente.

Notice to Director (9) An applicant under this section shall give the Director notice of the application, and the Director is entitled to appear and be heard in person or by counsel.	Avis au directeur (9) L’intéressé qui présente la demande prévue au présent article doit en donner avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Revocation

(10) At any time after issue of a certificate of intent to dissolve and before issue of a certificate of dissolution, a certificate of intent to dissolve may be revoked by sending to the Director a statement of revocation of intent to

Révocation

(10) Le certificat d’intention de dissolution peut, après sa délivrance et avant celle du certificat de dissolution, être révoqué par résolution adoptée conformément au paragraphe (3) et sur envoi au directeur d’une

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Sections 211-212	Articles 211-212

dissolve in the form that the Director fixes, if such revocation is approved in the same manner as the resolution under subsection (3).	déclaration de renonciation à dissolution en la forme établie par lui.

Certificate of revocation of intent to dissolve

(11) On receipt of a statement of revocation of intent to dissolve, the Director shall issue a certificate of revocation of intent to dissolve in accordance with section 262.

Certificat (11) Sur réception de la déclaration de renonciation à dissolution, le directeur délivre, en conformité avec l’article 262, le certificat à cet effet.

Effect of certificate

(12) On the date shown in the certificate of revocation of intent to dissolve, the revocation is effective and the corporation may continue to carry on its business or businesses.

Effet du certificat (12) Le certificat de renonciation à dissolution prend effet à la date qui y figure et la société peut dès lors continuer à exercer ses activités commerciales.

Right to dissolve (13) If a certificate of intent to dissolve has not been revoked and the corporation has complied with subsection (7), the corporation shall prepare articles of dissolution.	Droit de dissolution (13) En l’absence de renonciation à dissolution, la société, après avoir observé le paragraphe (7), rédige les clauses régissant la dissolution.

Articles of dissolution (14) Articles of dissolution in the form that the Director fixes shall be sent to the Director.	Clauses de dissolution (14) Les clauses de dissolution sont envoyées au directeur en la forme établie par lui.

Certificate of dissolution (15) On receipt of articles of dissolution, the Director shall issue a certificate of dissolution in accordance with section 262.	Certificat de dissolution (15) Sur réception des clauses de dissolution, le directeur délivre un certificat de dissolution en conformité avec l’article 262.

Effect of certificate (16) The corporation ceases to exist on the date shown in the certificate of dissolution. R.S., 1985, c. C-44, s. 211; 2001, c. 14, s. 104.	Effet du certificat (16) La société cesse d’exister à la date figurant sur le certificat de dissolution. L.R. (1985), ch. C-44, art. 211; 2001, ch. 14, art. 104.

Dissolution by Director

212 (1) Subject to subsections (2) and (3), the Director may

(a) dissolve a corporation by issuing a certificate of dissolution under this section if the corporation

(i) has not commenced business within three years after the date shown in its certificate of incorporation,

(ii) has not carried on its business for three consecutive years,

(iii) is in default for a period of one year in sending to the Director any fee, notice or document required by this Act, or

(iv) does not have any directors or is in the situation described in subsection 109(4); or

Dissolution par le directeur

212 (1) Sous réserve des paragraphes (2) et (3), le directeur peut :

a) soit dissoudre, par la délivrance du certificat de dissolution prévu au présent article, toute société qui, selon le cas :

(i) n’a pas commencé ses opérations dans les trois ans suivant la date figurant sur son certificat de constitution,

(ii) n’a pas exercé ses activités commerciales pendant trois ans consécutifs,

(iii) omet, pendant un délai d’un an, d’envoyer au directeur les droits, avis ou documents exigés par la présente loi,

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Sections 212-213	Articles 212-213

(b) apply to a court for an order dissolving the corporation, in which case section 217 applies.	(iv) est sans administrateur ou se trouve dans la situation visée au paragraphe 109(4); b) soit demander au tribunal sa dissolution par voie d’ordonnance, auquel cas l’article 217 s’applique.

Publication

(2) The Director shall not dissolve a corporation under this section until the Director has

(a) given one hundred and twenty days notice of the decision to dissolve the corporation to the corporation and to each director thereof; and

(b) published notice of that decision in a publication generally available to the public.

Publication

(2) Le directeur ne peut dissoudre, en vertu du présent article, une société avant :

a) de lui avoir donné, ainsi qu’à chacun de ses administrateurs, un préavis de cent vingt jours de sa décision;

b) d’avoir publié un avis de son intention dans une publication destinée au grand public.

Certificate of dissolution

(3) Unless cause to the contrary has been shown or an order has been made by a court under section 246, the Director may, after the expiration of the period referred to in subsection (2), issue a certificate of dissolution in the form that the Director fixes.

Certificat de dissolution

(3) En l’absence d’opposition justifiée ou d’ordonnance rendue en vertu de l’article 246, le directeur peut, à l’expiration du délai visé au paragraphe (2), délivrer le certificat de dissolution en la forme établie par lui.

Exception — non-payment of incorporation fee

(3.1) Despite anything in this section, the Director may dissolve a corporation by issuing a certificate of dissolution if the required fee for the issuance of a certificate of incorporation has not been paid.

Non-paiement des droits de constitution

(3.1) Malgré toute autre disposition du présent article, le directeur peut dissoudre une société par la délivrance du certificat de dissolution lorsque les droits requis pour la délivrance d’un certificat de constitution n’ont pas été payés.

Effect of certificate

(4) The corporation ceases to exist on the date shown in the certificate of dissolution.

R.S., 1985, c. C-44, s. 212; 1994, c. 24, s. 25; 2001, c. 14, ss. 105, 135(E); 2018, c. 8, s. 29(F).

Effet du certificat

(4) La société cesse d’exister à la date figurant sur le certificat de dissolution.

L.R. (1985), ch. C-44, art. 212; 1994, ch. 24, art. 25; 2001, ch. 14, art. 105 et 135(A); 2018, ch. 8, art. 29(F).

Grounds for dissolution

213 (1) The Director or any interested person may apply to a court for an order dissolving a corporation if the corporation has

(a) failed for two or more consecutive years to comply with the requirements of this Act with respect to the holding of annual meetings of shareholders;

(b) contravened subsection 16(2) or section 21, 157 or 159; or

(c) procured any certificate under this Act by misrepresentation.

Motifs de dissolution

213 (1) Le directeur ou tout intéressé peut demander au tribunal de prononcer, par ordonnance, la dissolution de la société qui, selon le cas :

a) n’a pas observé pendant au moins deux ans consécutifs les dispositions de la présente loi en matière de tenue des assemblées annuelles;

b) a enfreint les dispositions du paragraphe 16(2) ou des articles 21, 157 ou 159;

c) a obtenu un certificat sur présentation de faits erronés.

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Sections 213-214	Articles 213-214

Notice to Director (2) An applicant under this section shall give the Director notice of the application, and the Director is entitled to appear and be heard in person or by counsel.	Avis au directeur (2) L’intéressé qui présente la demande prévue au présent article doit en donner avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Dissolution order

(3) On an application under this section or section 212, the court may order that the corporation be dissolved or that the corporation be liquidated and dissolved under the supervision of the court, and the court may make any other order it thinks fit.

Ordonnance de dissolution

(3) Sur demande présentée en vertu du présent article ou de l’article 212, le tribunal peut rendre toute ordonnance qu’il estime pertinente et, notamment, prononcer la dissolution de la société ou en prescrire la dissolution et la liquidation sous sa surveillance.

Certificate

(4) On receipt of an order under this section, section 212 or 214, the Director shall

(a) if the order is to dissolve the corporation, issue a certificate of dissolution in the form that the Director fixes; or

(b) if the order is to liquidate and dissolve the corporation under the supervision of the court, issue a certificate of intent to dissolve in the form that the Director fixes and publish notice of the order in a publication generally available to the public.

Certificat

(4) Sur réception de l’ordonnance visée au présent article ou aux articles 212 ou 214, le directeur délivre, en la forme établie par lui, un certificat :

a) de dissolution, s’il s’agit d’une ordonnance à cet effet;

b) d’intention de dissolution, s’il s’agit d’une ordonnance de liquidation et de dissolution sous la surveillance du tribunal; il en fait publier un avis dans une publication destinée au grand public.

Effect of certificate (5) The corporation ceases to exist on the date shown in the certificate of dissolution. R.S., 1985, c. C-44, s. 213; 2001, c. 14, s. 106; 2018, c. 8, s. 30(F).	Effet du certificat (5) La société cesse d’exister à la date figurant sur le certificat de dissolution. L.R. (1985), ch. C-44, art. 213; 2001, ch. 14, art. 106; 2018, ch. 8, art. 30(F).

Further grounds

214 (1) A court may order the liquidation and dissolution of a corporation or any of its affiliated corporations on the application of a shareholder,

(a) if the court is satisfied that in respect of a corporation or any of its affiliates

(i) any act or omission of the corporation or any of its affiliates effects a result,

(ii) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or

(iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer; or

(b) if the court is satisfied that

Autres motifs

214 (1) À la demande d’un actionnaire, le tribunal peut ordonner la liquidation et la dissolution de la société ou de toute autre société de son groupe dans l’un ou l’autre des cas suivants :

a) il constate qu’elle abuse des droits de tout détenteur de valeurs mobilières, créancier, administrateur ou dirigeant, ou se montre injuste à leur égard en leur portant préjudice ou en ne tenant pas compte de leurs intérêts :

(i) soit en raison de son comportement,

(ii) soit par la façon dont elle conduit ou a conduit ses activités commerciales ou ses affaires internes,

(iii) soit par la façon dont ses administrateurs exercent ou ont exercé leurs pouvoirs;

b) il constate :

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Sections 214-216	Articles 214-216

(i) a unanimous shareholder agreement entitles a complaining shareholder to demand dissolution of the corporation after the occurrence of a specified event and that event has occurred, or

(ii) it is just and equitable that the corporation should be liquidated and dissolved.

(i) soit la survenance d’un événement qui, selon une convention unanime des actionnaires permet à l’actionnaire mécontent d’exiger la dissolution,

(ii) soit le caractère juste et équitable de cette mesure.

Alternative order (2) On an application under this section, a court may make such order under this section or section 241 as it thinks fit.	Ordonnance subsidiaire (2) Sur demande présentée en vertu du présent article, le tribunal peut rendre, conformément à cet article ou à l’article 241, toute ordonnance qu’il estime pertinente.

Application of s. 242 (3) Section 242 applies to an application under this section. R.S., 1985, c. C-44, s. 214; 2001, c. 14, s. 107(F).	Application de l’art. 242 (3) L’article 242 s’applique aux demandes visées au présent article. L.R. (1985), ch. C-44, art. 214; 2001, ch. 14, art. 107(F).

Application for supervision

215 (1) An application to a court to supervise a voluntary liquidation and dissolution under subsection 211(8) shall state the reasons, verified by an affidavit of the applicant, why the court should supervise the liquidation and dissolution.

Demande de surveillance 215 (1) La demande de surveillance présentée au tribunal conformément au paragraphe 211(8) doit être motivée, avec l’affidavit du demandeur à l’appui.

Court supervision

(2) If a court makes an order applied for under subsection 211(8), the liquidation and dissolution of the corporation shall continue under the supervision of the court in accordance with this Act.

1974-75-76, c. 33, s. 208; 1978-79, c. 9, s. 1(F).

Surveillance

(2) La liquidation et la dissolution doivent se poursuivre, conformément à la présente loi, sous la surveillance du tribunal, si l’ordonnance prévue au paragraphe 211(8) est rendue.

1974-75-76, ch. 33, art. 208; 1978-79, ch. 9, art. 1(F).

Application to court

216 (1) An application to a court under subsection 214(1) shall state the reasons, verified by an affidavit of the applicant, why the corporation should be liquidated and dissolved.

Demande au tribunal 216 (1) La demande de liquidation et de dissolution visée au paragraphe 214(1) doit être motivée, avec l’affidavit du demandeur à l’appui.

Show cause order

(2) On an application under subsection 214(1), the court may make an order requiring the corporation and any person having an interest in the corporation or claim against it to show cause, at a time and place specified in the order, within four weeks after the date of the order, why the corporation should not be liquidated and dissolved.

Ordonnance préliminaire

(2) Après le dépôt de la demande visée au paragraphe 214(1), le tribunal peut, par ordonnance, requérir la société ainsi que tout intéressé ou créancier d’expliquer, dans les quatre semaines de l’ordonnance et aux lieu, date et heure indiqués, pourquoi la liquidation et la dissolution seraient inopportunes.

Powers of court

(3) On an application under subsection 214(1), the court may order the directors and officers of the corporation to furnish the court with all material information known to or reasonably ascertainable by them, including

(a) financial statements of the corporation;

Pouvoirs du tribunal

(3) Après le dépôt de la demande visée au paragraphe 214(1), le tribunal peut ordonner aux administrateurs et dirigeants de lui fournir tous les renseignements pertinents en leur possession ou qu’ils peuvent raisonnablement obtenir, y compris :

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Sections 216-217	Articles 216-217

(b) the name and address of each shareholder of the corporation; and

(c) the name and address of each known creditor or claimant, including any creditor or claimant with unliquidated, future or contingent claims, and any person with whom the corporation has a contract.

a) les états financiers de la société;

b) les noms et adresses des actionnaires;

c) les noms et adresses des créanciers ou réclamants connus, y compris ceux qui ont des créances non liquidées, futures ou éventuelles, et des cocontractants de la société.

Publication

(4) A copy of an order made under subsection (2) shall be

(a) published as directed in the order, at least once in each week before the time appointed for the hearing, in a newspaper published or distributed in the place where the corporation has its registered office; and

(b) served on the Director and each person named in the order.

Publication

(4) L’ordonnance rendue en vertu du paragraphe (2) est à la fois :

a) insérée de la manière y indiquée, une fois au moins chaque semaine précédant la date de l’audience, dans un journal publié ou diffusé au lieu du siège social de la société;

b) signifiée au directeur et aux personnes y désignées.

Person responsible

(5) Publication and service of an order under this section shall be effected by the corporation or by such other person and in such manner as the court may order.

R.S., 1985, c. C-44, s. 216; 1999, c. 31, s. 64(E).

Personne responsable

(5) La publication et la signification des ordonnances visées au présent article sont faites, selon les modalités que prescrit le tribunal, par la société ou la personne qu’il désigne.

L.R. (1985), ch. C-44, art. 216; 1999, ch. 31, art. 64(A).

Powers of court

217 In connection with the dissolution or the liquidation and dissolution of a corporation, the court may, if it is satisfied that the corporation is able to pay or adequately provide for the discharge of all its obligations, make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order to liquidate;

(b) an order appointing a liquidator, with or without security, fixing the liquidator’s remuneration and replacing a liquidator;

(c) an order appointing inspectors or referees, specifying their powers, fixing their remuneration and replacing inspectors or referees;

(d) an order determining the notice to be given to any interested person, or dispensing with notice to any person;

(e) an order determining the validity of any claims made against the corporation;

(f) an order, at any stage of the proceedings, restraining the directors and officers from

Pouvoirs du tribunal

217 À l’occasion de la dissolution ou de la liquidation et de la dissolution, le tribunal peut, s’il constate la capacité de la société de payer ou de constituer une provision pour honorer ses obligations, rendre les ordonnances qu’il estime pertinentes et en vue, notamment :

a) de procéder à la liquidation;

b) de nommer un liquidateur et d’exiger de lui une garantie, de fixer sa rémunération et de le remplacer;

c) de nommer des inspecteurs ou des arbitres, de préciser leurs pouvoirs, de fixer leur rémunération et de les remplacer;

d) de décider s’il y a lieu de donner avis aux intéressés ou à toute autre personne;

e) de juger de la validité des réclamations faites contre la société;

f) d’interdire, à tout stade de la procédure, aux administrateurs et aux dirigeants :

(i) soit d’exercer tout ou partie de leurs pouvoirs,

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Section 217	Article 217

(i) exercising any of their powers, or

(ii) collecting or receiving any debt or other property of the corporation, and from paying out or transferring any property of the corporation, except as permitted by the court;

(g) an order determining and enforcing the duty or liability of any present or former director, officer or shareholder

(i) to the corporation, or

(ii) for an obligation of the corporation;

(h) an order approving the payment, satisfaction or compromise of claims against the corporation and the retention of assets for such purpose, and determining the adequacy of provisions for the payment or discharge of obligations of the corporation, whether liquidated, unliquidated, future or contingent;

(i) an order disposing of or destroying the documents and records of the corporation;

(j) on the application of a creditor, the inspectors or the liquidator, an order giving directions on any matter arising in the liquidation;

(k) after notice has been given to all interested parties, an order relieving a liquidator from any omission or default on such terms as the court thinks fit and confirming any act of the liquidator;

(l) subject to section 223, an order approving any proposed interim or final distribution to shareholders in money or in property;

(m) an order disposing of any property belonging to creditors or shareholders who cannot be found;

(n) on the application of any director, officer, security holder, creditor or the liquidator,

(i) an order staying the liquidation on such terms and conditions as the court thinks fit,

(ii) an order continuing or discontinuing the liquidation proceedings, or

(iii) an order to the liquidator to restore to the corporation all its remaining property; and

(o) after the liquidator has rendered a final account to the court, an order dissolving the corporation.

R.S., 1985, c. C-44, s. 217; 2001, c. 14, ss. 108, 135(E); 2011, c. 21, s. 62(F).

(ii) soit de percevoir toute créance de la société ou de payer, céder ou recevoir tout bien de celle-ci, sauf de la manière autorisée par le tribunal;

g) de préciser et de mettre en jeu la responsabilité des administrateurs, dirigeants ou actionnaires ou de leurs prédécesseurs :

(i) soit envers la société,

(ii) soit envers les tiers pour les obligations de la société;

h) d’approuver, en ce qui concerne les dettes de la société, tout paiement, règlement, transaction ou rétention d’éléments d’actif, et de juger si les provisions constituées suffisent à acquitter les obligations de la société, qu’elles soient ou non liquidées, futures ou éventuelles;

i) de fixer l’usage qui sera fait des documents et registres de la société ou de les détruire;

j) sur demande d’un créancier, des inspecteurs ou du liquidateur, de donner des instructions sur toute question touchant à la liquidation;

k) sur avis à tous les intéressés, de décharger le liquidateur de ses manquements, selon les modalités que le tribunal estime pertinentes, et de confirmer ses actes;

l) sous réserve de l’article 223, d’approuver tout projet de répartition provisoire ou définitive entre les actionnaires, en numéraire ou en nature;

m) de fixer la destination des biens appartenant aux créanciers ou aux actionnaires introuvables;

n) sur demande de tout administrateur, dirigeant, détenteur de valeurs mobilières ou créancier ou du liquidateur :

(i) de surseoir à la liquidation, selon les modalités que le tribunal estime pertinentes,

(ii) de poursuivre ou d’interrompre la procédure de liquidation,

(iii) d’enjoindre au liquidateur de restituer à la société le reliquat des biens de celle-ci;

o) après la reddition de comptes définitive du liquidateur devant le tribunal, de dissoudre la société.

L.R. (1985), ch. C-44, art. 217; 2001, ch. 14, art. 108 et 135(A); 2011, ch. 21, art. 62(F).

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 218-221	Articles 218-221

Effect of order 218 The liquidation of a corporation commences when a court makes an order therefor. 1974-75-76, c. 33, s. 211; 1978-79, c. 9, s. 1(F).	Effet de l’ordonnance 218 La liquidation de la société commence dès que le tribunal rend une ordonnance à cet effet. 1974-75-76, ch. 33, art. 211; 1978-79, ch. 9, art. 1(F).

Cessation of business and powers

219 (1) If a court makes an order for liquidation of a corporation,

(a) the corporation continues in existence but shall cease to carry on business, except the business that is, in the opinion of the liquidator, required for an orderly liquidation; and

(b) the powers of the directors and shareholders cease and vest in the liquidator, except as specifically authorized by the court.

Cessation d’activité et perte de pouvoirs

219 (1) À la suite de l’ordonnance de liquidation :

a) la société, tout en continuant à exister, cesse d’exercer ses activités commerciales, à l’exception de celles que le liquidateur estime nécessaires au déroulement normal des opérations de la liquidation;

b) les pouvoirs des administrateurs et des actionnaires sont dévolus au liquidateur, sauf indication contraire et expresse du tribunal.

Delegation by liquidator (2) The liquidator may delegate any powers vested in the liquidator by paragraph (1)(b) to the directors or shareholders. R.S., 1985, c. C-44, s. 219; 2001, c. 14, s. 135(E).

Délégation par le liquidateur

(2) Le liquidateur peut déléguer aux administrateurs ou aux actionnaires la totalité ou une partie des pouvoirs qui lui sont dévolus en vertu de l’alinéa (1)b).

L.R. (1985), ch. C-44, art. 219; 2001, ch. 14, art. 135(A).

Appointment of liquidator

220 (1) When making an order for the liquidation of a corporation or at any time thereafter, the court may appoint any person, including a director, an officer or a shareholder of the corporation or any other body corporate, as liquidator of the corporation.

Nomination du liquidateur

220 (1) Le tribunal peut, en rendant l’ordonnance de liquidation ou par la suite, nommer en qualité de liquidateur toute personne et notamment l’un des administrateurs, dirigeants ou actionnaires de la société ou une autre personne morale.

Vacancy

(2) Where an order for the liquidation of a corporation has been made and the office of liquidator is or becomes vacant, the property of the corporation is under the control of the court until the office of liquidator is filled.

1974-75-76, c. 33, s. 213; 1978-79, c. 9, ss. 1(F), 67.

Vacance

(2) Les biens de la société sont placés sous la garde du tribunal durant toute vacance du poste de liquidateur survenant après le prononcé de l’ordonnance de liquidation.

1974-75-76, ch. 33, art. 213; 1978-79, ch. 9, art. 1(F) et 67.

Duties of liquidator

221 A liquidator shall

(a) forthwith after appointment give notice thereof to the Director and to each claimant and creditor known to the liquidator;

(b) without delay publish notice by insertion once a week for two consecutive weeks in a newspaper published or distributed in the place where the corporation has its registered office and take reasonable steps to give notice of the appointment in each province where the corporation carries on business, requiring any person

Obligations du liquidateur

221 Le liquidateur doit :

a) donner avis, sans délai, de sa nomination au directeur et aux réclamants et créanciers connus de lui;

b) insérer sans délai, une fois par semaine pendant deux semaines consécutives, dans un journal publié ou diffusé au lieu du siège social de la société, tout en prenant des mesures raisonnables pour en faire une certaine publicité dans chaque province où la société exerce ses activités commerciales, un avis obligeant :

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Sections 221-222	Articles 221-222

(i) indebted to the corporation, to render an account and pay to the liquidator at the time and place specified any amount owing,

(ii) possessing property of the corporation, to deliver it to the liquidator at the time and place specified, and

(iii) having a claim against the corporation, whether liquidated, unliquidated, future or contingent, to present particulars thereof in writing to the liquidator not later than two months after the first publication of the notice;

(c) take into custody and control the property of the corporation;

(d) open and maintain a trust account for the moneys of the corporation;

(e) keep accounts of the moneys of the corporation received and paid out by the liquidator;

(f) maintain separate lists of the shareholders, creditors and other persons having claims against the corporation;

(g) if at any time the liquidator determines that the corporation is unable to pay or adequately provide for the discharge of its obligations, apply to the court for directions;

(h) deliver to the court and to the Director, at least once in every twelve month period after appointment or more often as the court may require, financial statements of the corporation in the form required by section 155 or in such other form as the liquidator may think proper or as the court may require; and

(i) after the final accounts are approved by the court, distribute any remaining property of the corporation among the shareholders according to their respective rights.

R.S., 1985, c. C-44, s. 221; 2001, c. 14, ss. 109, 135(E); 2018, c. 8, s. 31(E).

(i) les débiteurs de la société à lui rendre compte et à lui payer leurs dettes, aux date et lieu précisés dans cet avis,

(ii) les personnes en possession des biens de la société à les lui remettre aux date et lieu précisés dans l’avis,

(iii) les créanciers de la société à lui fournir par écrit un relevé détaillé de leur créance, qu’elle soit ou non liquidée, future ou éventuelle, dans les deux mois de la première publication de l’avis;

c) prendre sous sa garde et sous son contrôle tous les biens de la société;

d) ouvrir un compte en fiducie pour les fonds de la société;

e) tenir une comptabilité des recettes et déboursés de la société;

f) tenir des listes distinctes des actionnaires, créanciers et autres réclamants;

g) demander des instructions au tribunal après constatation de l’incapacité de la société d’honorer ses obligations ou de constituer une provision suffisante à cette fin;

h) remettre, au tribunal ainsi qu’au directeur, au moins une fois tous les douze mois à compter de sa nomination et chaque fois que le tribunal l’ordonne, les états financiers de la société en la forme exigée à l’article 155 ou en telle autre forme jugée pertinente par le liquidateur ou exigée par le tribunal;

i) après l’approbation par le tribunal de ses comptes définitifs, répartir le reliquat des biens de la société entre les actionnaires selon leurs droits respectifs.

L.R. (1985), ch. C-44, art. 221; 2001, ch. 14, art. 109 et 135(A); 2018, ch. 8, art. 31(A).

Powers of liquidator

222 (1) A liquidator may

(a) retain lawyers, accountants, engineers, appraisers and other professional advisers;

(b) bring, defend or take part in any civil, criminal or administrative action or proceeding in the name and on behalf of the corporation;

(c) carry on the business of the corporation as required for an orderly liquidation;

Pouvoirs du liquidateur

222 (1) Le liquidateur peut :

a) retenir les services de conseillers professionnels, notamment d’avocats, de comptables, d’ingénieurs et d’estimateurs;

b) ester en justice, lors de toute procédure civile, pénale ou administrative, pour le compte de la société;

c) exercer les activités commerciales de la société dans la mesure nécessaire à la liquidation;

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 222-223	Articles 222-223

(d) sell by public auction or private sale any property of the corporation;

(e) do all acts and execute or, in Quebec, sign any documents in the name and on behalf of the corporation;

(f) borrow money on the security of the property of the corporation;

(g) settle or compromise any claims by or against the corporation; and

(h) do all other things necessary for the liquidation of the corporation and distribution of its property.

d) vendre aux enchères publiques ou de gré à gré tout bien de la société;

e) agir et signer des documents au nom de la société;

f) contracter des emprunts garantis par les biens de la société;

g) transiger sur toutes réclamations mettant en cause la société ou les régler;

h) faire tout ce qui est par ailleurs nécessaire à la liquidation et à la répartition des biens de la société.

Due diligence

(2) A liquidator is not liable if the liquidator exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance in good faith on

(a) financial statements of the corporation represented to the liquidator by an officer of the corporation or in a written report of the auditor of the corporation fairly to reflect the financial condition of the corporation; or

(b) a report of a person whose profession lends credibility to a statement made by the professional person.

Défense de diligence raisonnable

(2) N’est pas engagée la responsabilité du liquidateur qui a agi avec le soin, la diligence et la compétence dont ferait preuve, en pareilles circonstances, une personne prudente, notamment le fait de s’appuyer de bonne foi sur :

a) les états financiers de la société qui, d’après l’un de ses dirigeants ou d’après le rapport écrit du vérificateur, reflètent équitablement sa situation;

b) les rapports des personnes dont la profession permet d’accorder foi à leurs déclarations.

Application for examination

(3) If a liquidator has reason to believe that any person has in their possession or under their control, or has concealed, withheld or misappropriated any property of the corporation, the liquidator may apply to the court for an order requiring that person to appear before the court at the time and place designated in the order and to be examined.

Demande d’interrogatoire

(3) Le liquidateur qui a de bonnes raisons de croire qu’une personne a en sa possession ou sous son contrôle ou a dissimulé, retenu ou détourné des biens de la société peut demander au tribunal de l’obliger, par ordonnance, à comparaître pour interrogatoire aux date, heure et lieu que celle-ci précise.

Power of court

(4) If the examination referred to in subsection (3) discloses that a person has concealed, withheld or misappropriated property of the corporation, the court may order that person to restore it or pay compensation to the liquidator.

R.S., 1985, c. C-44, s. 222; 2001, c. 14, ss. 110, 135(E); 2011, c. 21, s. 63(E).

Pouvoirs du tribunal

(4) Le tribunal peut ordonner à la personne dont l’interrogatoire visé au paragraphe (3) révèle qu’elle a dissimulé, retenu ou détourné des biens de la société de les restituer au liquidateur ou de lui verser une indemnité compensatoire.

L.R. (1985), ch. C-44, art. 222; 2001, ch. 14, art. 110 et 135(A); 2011, ch. 21, art. 63(A).

Costs of liquidation 223 (1) A liquidator shall pay the costs of liquidation out of the property of the corporation and shall pay or make adequate provision for all claims against the corporation.

Frais de liquidation

223 (1) Le liquidateur acquitte les frais de liquidation sur les biens de la société; il acquitte également toutes les dettes de la société ou constitue une provision suffisante à cette fin.

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Section 223	Article 223

Final accounts

(2) Within one year after appointment, and after paying or making adequate provision for all claims against the corporation, the liquidator shall apply to the court

(a) for approval of the final accounts and for an order permitting the liquidator to distribute in money or in kind the remaining property of the corporation to its shareholders according to their respective rights; or

(b) for an extension of time, setting out the reasons therefor.

Comptes définitifs

(2) Dans l’année de sa nomination et après avoir acquitté toutes les dettes de la société ou constitué une provision suffisante à cette fin, le liquidateur demande au tribunal :

a) soit d’approuver ses comptes définitifs et de l’autoriser, par ordonnance, à répartir en numéraire ou en nature le reliquat des biens entre les actionnaires selon leurs droits respectifs;

b) soit, avec motifs à l’appui, de prolonger son mandat.

Shareholder application

(3) If a liquidator fails to make the application required by subsection (2), a shareholder of the corporation may apply to the court for an order for the liquidator to show cause why a final accounting and distribution should not be made.

Demande des actionnaires

(3) Tout actionnaire peut demander au tribunal d’obliger, par ordonnance, le liquidateur qui néglige de présenter la demande exigée par le paragraphe (2) à expliquer pourquoi un compte définitif ne peut être dressé et une répartition effectuée.

Publication

(4) A liquidator shall give notice of their intention to make an application under subsection (2) to the Director, to each inspector appointed under section 217, to each shareholder and to any person who provided a security, fidelity bond or fidelity insurance for the liquidation, and shall publish the notice in a newspaper published or distributed in the place where the corporation has its registered office, or as otherwise directed by the court.

Publication

(4) Le liquidateur doit donner avis de son intention de présenter la demande prévue au paragraphe (2) au directeur, à chaque inspecteur nommé en vertu de l’article 217, à chaque actionnaire et aux personnes ayant fourni une sûreté ou une assurance détournement et vol pour les besoins de la liquidation, et faire insérer cet avis dans un journal publié ou diffusé au lieu du siège social de la société ou le faire connaître par tout autre moyen choisi par le tribunal.

Final order

(5) If the court approves the final accounts rendered by a liquidator, the court shall make an order

(a) directing the Director to issue a certificate of dissolution;

(b) directing the custody or disposal of the documents and records of the corporation; and

(c) subject to subsection (6), discharging the liquidator.

Ordonnance définitive

(5) Le tribunal, s’il approuve les comptes définitifs du liquidateur, doit, par ordonnance :

a) demander au directeur de délivrer un certificat de dissolution;

b) donner des instructions quant à la garde des documents et des livres de la société et à l’usage qui en sera fait;

c) sous réserve du paragraphe (6), le libérer.

Delivery of order (6) The liquidator shall forthwith send a certified copy of the order referred to in subsection (5) to the Director.	Copie (6) Le liquidateur doit, sans délai, envoyer au directeur une copie certifiée de l’ordonnance visée au paragraphe (5).

Certificate of dissolution (7) On receipt of the order referred to in subsection (5), the Director shall issue a certificate of dissolution in accordance with section 262.	Certificat de dissolution (7) Sur réception de l’ordonnance visée au paragraphe (5), le directeur délivre un certificat de dissolution en conformité avec l’article 262.

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Sections 223-226	Articles 223-226

Effect of certificate (8) The corporation ceases to exist on the date shown in the certificate of dissolution. R.S., 1985, c. C-44, s. 223; 2001, c. 14, ss. 111(E), 135(E); 2011, c. 21, s. 64.	Effet du certificat (8) La société cesse d’exister à la date figurant sur le certificat de dissolution. L.R. (1985), ch. C-44, art. 223; 2001, ch. 14, art. 111(A) et 135(A); 2011, ch. 21, art. 64.

Right to distribution in money

224 (1) If in the course of liquidation of a corporation the shareholders resolve or the liquidator proposes to

(a) exchange all or substantially all the property of the corporation for securities of another body corporate that are to be distributed to the shareholders, or

(b) distribute all or part of the property of the corporation to the shareholders in kind,

a shareholder may apply to the court for an order requiring the distribution of the property of the corporation to be in money.

Droit à la répartition en numéraire

224 (1) Si, au cours de la liquidation, les actionnaires décident, par résolution, ou si le liquidateur propose :

a) soit d’échanger la totalité ou la quasi-totalité des biens de la société contre des valeurs mobilières d’une autre personne morale à répartir entre les actionnaires;

b) soit de répartir tout ou partie des biens de la société, en nature, entre les actionnaires,

tout actionnaire peut demander au tribunal d’imposer, par ordonnance, la répartition en numéraire des biens de la société.

Powers of court

(2) On an application under subsection (1), the court may order

(a) all the property of the corporation to be converted into and distributed in money; or

(b) the claims of any shareholder applying under this section to be satisfied by a distribution in money, in which case subsections 190(20) to (22) apply.

1974-75-76, c. 33, s. 217; 1978-79, c. 9, s. 1(F).

Pouvoirs du tribunal

(2) Sur demande présentée en vertu du paragraphe (1), le tribunal peut ordonner :

a) soit la réalisation de tous les biens de la société et la répartition du produit;

b) soit le règlement en numéraire des créances des actionnaires qui en font la demande en vertu du présent article, auquel cas les paragraphes 190(20) à (22) s’appliquent.

1974-75-76, ch. 33, art. 217; 1978-79, ch. 9, art. 1(F).

Custody of records

225 (1) A person who has been granted custody of the documents and records of a dissolved corporation remains liable to produce such documents and records for six years following the date of its dissolution or until the expiration of such other shorter period as may be ordered under subsection 223(5).

Garde des documents

225 (1) La personne qui s’est vu confier la garde des documents et livres d’une société dissoute peut être tenue de les produire jusqu’à la date fixée dans l’ordonnance rendue en vertu du paragraphe 223(5) et, au maximum, dans les six ans suivant la date de la dissolution.

Offence

(2) A person who, without reasonable cause, contravenes subsection (1) is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

1974-75-76, c. 33, s. 218; 1978-79, c. 9, s. 1(F).

Infraction

(2) La personne qui, sans motif raisonnable, contrevient au paragraphe (1) commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

1974-75-76, ch. 33, art. 218; 1978-79, ch. 9, art. 1(F).

Definition of shareholder 226 (1) In this section, shareholder includes the heirs and personal representatives of a shareholder.	Définition de actionnaire 226 (1) Au présent article, actionnaire s’entend notamment des héritiers et des représentants personnels de l’actionnaire.

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PART XVIII Liquidation and Dissolution	PARTIE XVIII Liquidation et dissolution
Section 226	Article 226

Continuation of actions

(2) Notwithstanding the dissolution of a body corporate under this Act,

(a) a civil, criminal or administrative action or proceeding commenced by or against the body corporate before its dissolution may be continued as if the body corporate had not been dissolved;

(b) a civil, criminal or administrative action or proceeding may be brought against the body corporate within two years after its dissolution as if the body corporate had not been dissolved; and

(c) any property that would have been available to satisfy any judgment or order if the body corporate had not been dissolved remains available for such purpose.

Continuation des actions

(2) Nonobstant la dissolution d’une personne morale conformément à la présente loi :

a) les procédures civiles, pénales ou administratives intentées par ou contre elle avant sa dissolution peuvent être poursuivies comme si la dissolution n’avait pas eu lieu;

b) dans les deux ans suivant la dissolution, des procédures civiles, pénales ou administratives peuvent être intentées contre la personne morale comme si elle n’avait pas été dissoute;

c) les biens qui auraient servi à satisfaire tout jugement ou ordonnance, à défaut de la dissolution, demeurent disponibles à cette fin.

Service (3) Service of a document on a corporation after its dissolution may be effected by serving the document on a person shown in the last notice filed under section 106 or 113.	Signification (3) Après la dissolution, la signification des documents peut se faire à toute personne figurant sur la dernière liste enregistrée conformément aux articles 106 ou 113.

Idem

(3.1) Service of a document on a company to which the Canada Corporations Act, chapter C-32 of the Revised Statutes of Canada, 1970, applied that has been dissolved by subsection 261(8) of the Canada Business Corporations Act, chapter 33 of the Statutes of Canada, 1974-75-76 and chapter 9 of the Statutes of Canada, 1978-79, may be effected by serving the document on a person shown as a director in the last annual summary filed by the company pursuant to the Canada Corporations Act.

Idem

(3.1) La signification des documents à une compagnie qui était régie par la Loi sur les corporations canadiennes, chapitre C-32 des Statuts revisés du Canada de 1970, et qui a été dissoute par suite de l’application du paragraphe 261(8) de la Loi sur les sociétés commerciales canadiennes, chapitre 33 des Statuts du Canada de 1974-75-76 et chapitre 9 des Statuts du Canada de 1978-79, peut se faire à toute personne figurant comme dirigeant dans le dernier sommaire déposé par la compagnie conformément à la Loi sur les corporations canadiennes.

Reimbursement

(4) Notwithstanding the dissolution of a body corporate under this Act, a shareholder to whom any of its property has been distributed is liable to any person claiming under subsection (2) to the extent of the amount received by that shareholder on such distribution, and an action to enforce such liability may be brought within two years after the date of the dissolution of the body corporate.

Remboursement

(4) Nonobstant la dissolution d’une personne morale, conformément à la présente loi, les actionnaires entre lesquels sont répartis les biens engagent leur responsabilité, à concurrence de la somme reçue, envers toute personne invoquant le paragraphe (2), toute action en recouvrement pouvant alors être engagée dans les deux ans suivant la dissolution.

Representative action

(5) A court may order an action referred to in subsection (4) to be brought against the persons who were shareholders as a class, subject to such conditions as the court thinks fit and, if the plaintiff establishes a claim, the court may refer the proceedings to a referee or other officer of the court who may

Action en justice collective

(5) Le tribunal peut ordonner que soit intentée, collectivement contre les actionnaires, l’action visée au paragraphe (4), sous réserve des conditions qu’il juge pertinentes, et peut, si le demandeur établit le bien-fondé de sa demande, renvoyer l’affaire devant un arbitre ou un autre officier de justice qui a le pouvoir :

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Sections 226-228	Articles 226-228

(a) add as a party to the proceedings each person who was a shareholder found by the plaintiff;

(b) determine, subject to subsection (4), the amount that each person who was a shareholder shall contribute towards satisfaction of the plaintiff’s claim; and

(c) direct payment of the amounts so determined.

R.S., 1985, c. C-44, s. 226; 1992, c. 1, s. 57; 2001, c. 14, ss. 112, 135(E); 2011, c. 21, s. 65(F).

a) de joindre comme partie à l’instance chaque ancien actionnaire retrouvé par le demandeur;

b) de déterminer, sous réserve du paragraphe (4), la part que chaque ancien actionnaire doit verser pour dédommager le demandeur;

c) d’ordonner le versement des sommes déterminées.

L.R. (1985), ch. C-44, art. 226; 1992, ch. 1, art. 57; 2001, ch. 14, art. 112 et 135(A); 2011, ch. 21, art. 65(F).

Unknown claimants

227 (1) On the dissolution of a body corporate under this Act, the portion of the property distributable to a creditor or shareholder who cannot be found shall be converted into money and paid to the Receiver General.

Créanciers inconnus

227 (1) La partie des biens à remettre, par suite de la dissolution d’une personne morale en vertu de la présente loi, à tout créancier ou actionnaire introuvable doit être réalisée en numéraire et le produit versé au receveur général.

Constructive satisfaction (2) A payment under subsection (1) is deemed to be in satisfaction of a debt or claim of such creditor or shareholder.	Dédommagement (2) Le versement prévu au paragraphe (1) est réputé régler le créancier ou dédommager l’actionnaire.

Recovery

(3) A person who establishes an entitlement to any moneys paid to the Receiver General under this Act shall be paid by the Receiver General an equivalent amount out of the Consolidated Revenue Fund.

R.S., 1985, c. C-44, s. 227; 2001, c. 14, s. 135(E).

Recouvrement

(3) Le receveur général doit verser, sur le Trésor, une somme égale à celle qu’il a reçue, à toute personne qui la réclame à bon droit selon la présente loi.

L.R. (1985), ch. C-44, art. 227; 2001, ch. 14, art. 135(A).

Vesting in Crown

228 (1) Subject to subsection 226(2) and section 227, property of a body corporate that has not been disposed of at the date of its dissolution under this Act vests in Her Majesty in right of Canada.

Dévolution à la Couronne

228 (1) Sous réserve du paragraphe 226(2) et de l’article 227, les biens dont il n’a pas été disposé à la date de la dissolution d’une personne morale en vertu de la présente loi sont dévolus à Sa Majesté du chef du Canada.

Return of property on revival

(2) If a body corporate is revived as a corporation under section 209, any property, other than money, that vested in Her Majesty pursuant to subsection (1), that has not been disposed of shall be returned to the corporation and there shall be paid to the corporation out of the Consolidated Revenue Fund

(a) an amount equal to any money received by Her Majesty pursuant to subsection (1); and

(b) where property other than money vested in Her Majesty pursuant to subsection (1) and that property has been disposed of, an amount equal to the lesser of

(i) the value of any such property at the date it vested in Her Majesty, and

Restitution des biens

(2) Les biens dévolus à Sa Majesté conformément au paragraphe (1) et dont il n’a pas été disposé, à l’exclusion des sommes d’argent, sont restitués à la personne morale reconstituée en société en vertu de l’article 209; lui sont versées, sur le Trésor :

a) une somme égale à celles qu’a reçues Sa Majesté conformément au paragraphe (1);

b) en cas de disposition de biens autres qu’en numéraire dévolus à Sa Majesté conformément au paragraphe (1), une somme égale au moins élevé des montants suivants :

(i) la valeur de ces biens à la date de leur dévolution,

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Sections 228-229	Articles 228-229

(ii) the amount realized by Her Majesty from the disposition of that property. 1974-75-76, c. 33, s. 221; 1978-79, c. 9, ss. 1(F), 70.	(ii) le produit tiré par Sa Majesté de cette disposition. 1974-75-76, ch. 33, art. 221; 1978-79, ch. 9, art. 1(F) et 70.

PART XIX	PARTIE XIX

Investigation	Enquêtes

Investigation

229 (1) A security holder or the Director may apply, ex parte or on such notice as the court may require, to a court having jurisdiction in the place where the corporation has its registered office for an order directing an investigation to be made of the corporation and any of its affiliated corporations.

Enquête

229 (1) Tout détenteur de valeurs mobilières ou le directeur peut demander au tribunal du ressort du siège social de la société, ex parte ou après avoir donné l’avis que celui-ci peut exiger, d’ordonner la tenue d’une enquête sur la société et sur toute société du même groupe.

Grounds

(2) If, on an application under subsection (1), it appears to the court that

(a) the business of the corporation or any of its affiliates is or has been carried on with intent to defraud any person,

(b) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted, or the powers of the directors are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of a security holder,

(c) the corporation or any of its affiliates was formed for a fraudulent or unlawful purpose or is to be dissolved for a fraudulent or unlawful purpose, or

(d) persons concerned with the formation, business or affairs of the corporation or any of its affiliates have in connection therewith acted fraudulently or dishonestly,

the court may order an investigation to be made of the corporation and any of its affiliated corporations.

Motifs

(2) Le tribunal peut ordonner la tenue de l’enquête demandée conformément au paragraphe (1), s’il lui paraît établi, selon le cas :

a) que la société ou des sociétés de son groupe exercent ou ont exercé leurs activités commerciales avec une intention de fraude;

b) que la société ou toute autre société de son groupe, soit par la façon dont elle conduit ou a conduit ses activités commerciales ou ses affaires internes, soit par la façon dont ses administrateurs exercent ou ont exercé leurs pouvoirs, abuse des droits des détenteurs de valeurs mobilières ou se montre injuste à leur égard en leur portant préjudice ou en ne tenant pas compte de leurs intérêts;

c) que la constitution ou la dissolution soit de la société soit des sociétés de son groupe répond à un but frauduleux ou illégal;

d) que des personnes ont commis des actes frauduleux ou malhonnêtes en participant à la constitution soit de la société soit de sociétés du même groupe, ou dans la conduite de leurs activités commerciales ou de leurs affaires internes.

Notice to Director

(3) A security holder who makes an application under subsection (1) shall give the Director reasonable notice thereof and the Director is entitled to appear and be heard in person or by counsel.

Avis au directeur

(3) Le détenteur de valeurs mobilières qui présente une demande conformément au paragraphe (1) doit en donner, dans un délai raisonnable, avis au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

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Sections 229-230	Articles 229-230

No security for costs (4) An applicant under this section is not required to give security for costs.	Pas de cautionnement pour frais (4) La personne qui intente une action en vertu du présent article n’est pas tenue de fournir de cautionnement pour les frais.

Hearings in camera (5) An ex parte application under this section shall be heard in camera.	Audiences à huis clos (5) La demande ex parte, faite en vertu du présent article, est entendue à huis clos.

Consent to publish proceedings required

(6) No person may publish anything relating to ex parte proceedings under this section except with the authorization of the court or the written consent of the corporation being investigated.

R.S., 1985, c. C-44, s. 229; 2001, c. 14, ss. 113(F), 135(E).

Publication interdite, sauf autorisation préalable

(6) Toute publication, relative aux procédures ex parte intentées en vertu du présent article, est interdite sauf autorisation du tribunal ou consentement écrit de la société faisant l’objet de l’enquête.

L.R. (1985), ch. C-44, art. 229; 2001, ch. 14, art. 113(F) et 135(A).

Powers of court

230 (1) In connection with an investigation under this Part, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a)   an order to investigate;

(b) an order appointing an inspector, who may be the Director, fixing the remuneration of an inspector, and replacing an inspector;

(c) an order determining the notice to be given to any interested person, or dispensing with notice to any person;

(d) an order authorizing an inspector to enter any premises in which the court is satisfied there might be relevant information, and to examine any thing and make copies of any document or record found on the premises;

(e) an order requiring any person to produce documents or records to the inspector;

(f) an order authorizing an inspector to conduct a hearing, administer oaths, and examine any person on oath, and prescribing rules for the conduct of the hearing;

(g) an order requiring any person to attend a hearing conducted by an inspector and to give evidence on oath;

(h) an order giving directions to an inspector or any interested person on any matter arising in the investigation;

(i) an order requiring an inspector to make an interim or final report to the court;

Pouvoirs du tribunal

230 (1) Dans le cadre de l’enquête prévue à la présente partie, le tribunal peut rendre toute ordonnance qu’il estime pertinente en vue, notamment :

a) de procéder à l’enquête;

b) de nommer un inspecteur, qui peut être le directeur, de fixer sa rémunération et de le remplacer;

c) de décider s’il y a lieu de donner avis aux intéressés ou à toute autre personne;

d) d’autoriser l’inspecteur à visiter les lieux où, selon le tribunal, il peut puiser des renseignements pertinents, ainsi qu’à examiner toute chose et prendre copie de tout document ou livre qu’il y trouve;

e) de requérir la production à l’inspecteur de documents ou de livres;

f) d’autoriser l’inspecteur à tenir une audition, à faire prêter serment et à interroger sous serment, ainsi que de préciser les règles régissant l’audition;

g) de citer toute personne à l’audition tenue par l’inspecteur, pour y déposer sous serment;

h) de donner des instructions à l’inspecteur ou à tout intéressé sur toute question relevant de l’enquête;

i) de demander à l’inspecteur de faire au tribunal un rapport provisoire ou définitif;

j) de statuer sur l’opportunité de la publication du rapport de l’inspecteur et, dans l’affirmative, de demander au directeur de le publier intégralement ou en partie ou d’en envoyer copie à toute personne désignée par le tribunal;

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(j) an order determining whether a report of an inspector should be published and, if so, ordering the Director to publish the report in whole or in part or to send copies to any person the court designates;

(k) an order requiring an inspector to discontinue an investigation; and

(l) an order requiring the corporation to pay the costs of the investigation.

k) d’arrêter l’enquête; l) d’enjoindre à la société de payer les frais de l’enquête.

Copy of report (2) An inspector shall send to the Director a copy of every report made by the inspector under this Part. 1974-75-76, c. 33, s. 223; 1978-79, c. 9, ss. 1(F), 72.	Copie du rapport (2) L’inspecteur doit envoyer au directeur une copie de tout rapport qu’il établit en vertu de la présente partie. 1974-75-76, ch. 33, art. 223; 1978-79, ch. 9, art. 1(F) et 72.

Power of inspector 231 (1) An inspector under this Part has the powers set out in the order appointing him.	Pouvoirs de l’inspecteur 231 (1) L’inspecteur visé par la présente partie a les pouvoirs précisés dans son ordonnance de nomination.

Exchange of information

(2) In addition to the powers set out in the order appointing him, an inspector appointed to investigate a corporation may furnish to, or exchange information and otherwise cooperate with, any public official in Canada or elsewhere who is authorized to exercise investigatory powers and who is investigating, in respect of the corporation, any allegation of improper conduct that is the same as or similar to the conduct described in subsection 229(2).

Échange de renseignements

(2) Outre les pouvoirs précisés dans son ordonnance de nomination, l’inspecteur nommé pour enquêter sur une société peut fournir aux fonctionnaires canadiens ou étrangers ou échanger des renseignements et collaborer de toute autre manière avec eux, s’ils sont investis de pouvoirs d’enquête et qu’ils mènent, sur la société, une enquête à propos de toute allégation faisant état d’une conduite répréhensible analogue à celles visées au paragraphe 229(2).

Court order (3) An inspector shall on request produce to an interested person a copy of any order made under subsection 230(1). 1974-75-76, c. 33, s. 224; 1978-79, c. 9, ss. 1(F), 73.

Ordonnance du tribunal

(3) L’inspecteur doit, sur demande, remettre à tout intéressé copie de toute ordonnance rendue en vertu du paragraphe 230(1).

1974-75-76, ch. 33, art. 224; 1978-79, ch. 9, art. 1(F) et 73.

Hearing in camera

232 (1) Any interested person may apply to the court for an order that a hearing conducted by an inspector under this Part be heard in camera and for directions on any matter arising in the investigation.

Audition à huis clos

232 (1) Tout intéressé peut demander au tribunal d’ordonner la tenue à huis clos de l’audition prévue à la présente partie, ainsi que des instructions sur toute question relevant de l’enquête.

Right to counsel

(2) A person whose conduct is being investigated or who is being examined at a hearing conducted by an inspector under this Part has a right to be represented by counsel.

1974-75-76, c. 33, s. 225; 1978-79, c. 9, s. 1(F).

Représentation

(2) La personne dont la conduite fait l’objet de l’enquête ou qui est interrogée lors de l’audition prévue à la présente partie peut se faire représenter par avocat.

1974-75-76, ch. 33, art. 225; 1978-79, ch. 9, art. 1(F).

Criminating statements

233 No person is excused from attending and giving evidence and producing documents and records to an inspector under this Part by reason only that the evidence tends to criminate that person or subject that person to

Incrimination

233 Toute personne, tenue par la présente partie de se présenter, de témoigner devant un inspecteur ou de lui remettre des documents et des livres ne peut en être dispensée pour le seul motif que son témoignage peut

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Sections 233-235	Articles 233-235

any proceeding or penalty, but no such evidence shall be used or is receivable against that person in any proceeding thereafter instituted against that person under an Act of Parliament, other than a prosecution under section 132 of the Criminal Code for perjury in giving the evidence or a prosecution under section 136 of the Criminal Code in respect of the evidence.

R.S., 1985, c. C-44, s. 233; R.S., 1985, c. 27 (1st Supp.), s. 187.

entraîner son inculpation ou la rendre passible de poursuites ou de sanctions; cependant, ce témoignage ne peut être invoqué et est irrecevable contre elle dans les poursuites qui lui sont intentées par la suite en vertu d’une loi fédérale, à l’exception de celles intentées en application de l’article 132 du Code criminel pour parjure dans le cadre de ce témoignage ou de l’article 136 du Code criminel à l’égard de ce témoignage.

L.R. (1985), ch. C-44, art. 233; L.R. (1985), ch. 27 (1er suppl.), art. 187.

Absolute privilege (defamation)

234 Any oral or written statement or report made by an inspector or any other person in an investigation under this Part has absolute privilege.

1974-75-76, c. 33, s. 227; 1978-79, c. 9, s. 1(F).

Immunité absolue (diffamation)

234 Les personnes, notamment les inspecteurs, qui font des déclarations orales ou écrites et des rapports au cours de l’enquête prévue par la présente partie jouissent d’une immunité absolue.

1974-75-76, ch. 33, art. 227; 1978-79, ch. 9, art. 1(F).

Information respecting ownership and control

235 (1) If the Director is satisfied that, for the purposes of Part XI, XIII or XVII, or for the purposes of enforcing any regulation made under section 174, there is reason to inquire into the ownership or control of a security of a corporation or any of its affiliates, the Director may require any person that the Director reasonably believes has or has had an interest or right in the security or acts or has acted on behalf of a person with such an interest or right to report to him or her or to any person the Director designates

(a) information that the person has or can reasonably be expected to obtain as to present and past interests or rights in the security; and

(b) the names and addresses of the persons with such an interest or right and of any person who acts or has acted in relation to the security on their behalf.

Renseignements concernant la propriété et le contrôle des valeurs mobilières

235 (1) S’il est convaincu, pour l’application des parties XI, XIII ou XVII ou de tout règlement d’application de l’article 174, de la nécessité d’enquêter sur la propriété ou le contrôle de valeurs mobilières d’une société ou de sociétés de son groupe, le directeur peut demander à toute personne dont il a de bonnes raisons de croire qu’elle détient ou a détenu un droit ou intérêt sur ces valeurs, ou agit ou a agi pour le compte de telle personne de lui fournir ou de fournir à la personne qu’il désigne:

a) les renseignements qu’elle est normalement susceptible d’obtenir sur les droits ou intérêts présents et passés détenus sur ces valeurs;

b) les nom et adresse des personnes détenant ou ayant détenu de tels droits ou intérêts et de celles qui agissent ou ont agi pour le compte de telles personnes.

Presumption

(2) For the purposes of subsection (1), a person is deemed to have an interest or right in a security if

(a) the person has a right to vote or to acquire or dispose of the security or any interest or right in it;

(b) the person’s consent is necessary for the exercise of the rights or privileges of any other person with an interest or right in the security; or

(c) any other person with an interest or right in the security can be required or is accustomed to exercise rights or privileges attached to the security in accordance with the person’s instructions.

Présomption

(2) Pour l’application du paragraphe (1), est réputée détenir un droit ou intérêt sur une valeur mobilière la personne, selon le cas :

a) qui a droit de vote ou le droit de négocier cette valeur ou qui a un droit ou intérêt sur celle-ci;

b) dont le consentement est nécessaire à l’exercice des droits ou privilèges de toute autre personne détenant un droit ou intérêt sur cette valeur;

c) qui donne des instructions selon lesquelles d’autres personnes détenant un droit ou intérêt sur cette valeur peuvent être obligées ou ont l’habitude d’exercer les droits ou privilèges dont elle est assortie.

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Publication

(3) The Director shall publish in a publication generally available to the public the particulars of information obtained by the Director under this section, if the particulars

(a) are required to be disclosed by this Act or the regulations; and

(b) have not previously been so disclosed.

Publication

(3) Le directeur publie dans une publication destinée au grand public les renseignements qu’il a obtenus en vertu du présent article lorsque les conditions ci-après sont réunies :

a)  la présente loi ou les règlements l’exigent;

b)  ils ne l’ont pas été précédemment.

Offence

(4) A person who fails to comply with this section is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

Infraction

(4) La personne qui contrevient au présent article commet une infraction et encourt, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Officers, etc., of bodies corporate

(5) Where a body corporate commits an offence under subsection (4), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

R.S., 1985, c. C-44, s. 235; 2001, c. 14, ss. 114, 135(E); 2011, c. 21, s. 66; 2018, c. 8, s. 33(F).

Personnes morales et leurs dirigeants, etc.

(5) En cas de perpétration par une personne morale d’une infraction visée au paragraphe (4), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

L.R. (1985), ch. C-44, art. 235; 2001, ch. 14, art. 114 et 135(A); 2011, ch. 21, art. 66; 2018, ch. 8, art. 33(F).

Solicitor-client privilege or professional secrecy

236 Nothing in this Part shall be construed as affecting solicitor-client privilege or, in Quebec, the professional secrecy of advocates and notaries.

R.S., 1985, c. C-44, s. 236; 2001, c. 14, s. 135(E); 2011, c. 21, s. 67.

Secret professionnel

236 La présente partie n’a pas pour effet de porter atteinte au secret professionnel de l’avocat ou du notaire.

L.R. (1985), ch. C-44, art. 236; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 67.

Inquiries 237 The Director may make inquiries of any person relating to compliance with this Act. 1974-75-76, c. 33, s. 230; 1978-79, c. 9, s. 1(F).	Enquêtes 237 Le directeur peut, à l’égard de toute personne, procéder à toute enquête dans le cadre de l’application de la présente loi. 1974-75-76, ch. 33, art. 230; 1978-79, ch. 9, art. 1(F).

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Section 237.1	Article 237.1

PART XIX.1	PARTIE XIX.1

Apportioning Award of Damages	Répartition de l’indemnité

Interpretation and Application	Définitions et champ d’application

Definitions

237.1 The definitions in this section apply in this Part.

financial interest, with respect to a corporation, includes

(a) a security;

(b) a title to or an interest in capital, assets, property, profits, earnings or royalties;

(c) an option or other interest in, or a subscription to, a security;

(d) an agreement under which the interest of the purchaser is valued for purposes of conversion or surrender by reference to the value of a proportionate interest in a specified portfolio of assets;

(e) an agreement providing that money received will be repaid or treated as a subscription for shares, units or interests at the option of any person or the corporation;

(f) a profit-sharing agreement or certificate;

(g) a lease, claim or royalty in oil, natural gas or mining, or an interest in the lease, claim or royalty;

(h) an income or annuity contract that is not issued by an insurance company governed by an Act of Parliament or a law of a province;

(i) an investment contract; and

(j) anything that is prescribed to be a financial interest. (intérêt financier)

financial loss means a financial loss arising out of an error, omission or misstatement in financial information concerning a corporation that is required under this Act or the regulations. (perte financière)

third party includes any subsequent party that is joined in proceedings before a court. (Version anglaise seulement)

2001, c. 14, s. 115.

Définitions

237.1 Les définitions qui suivent s’appliquent à la présente partie.

intérêt financier Relativement à une société, s’entend notamment :

a) de valeurs mobilières;

b) de titres sur un capital, un actif, des biens, des profits, des gains ou des redevances, ou d’intérêts dans ceux-ci;

c) d’une option sur une valeur mobilière, d’une souscription d’une valeur mobilière ou d’un autre intérêt dans une valeur mobilière;

d) d’une convention en vertu de laquelle l’intérêt de l’acheteur est évalué, aux fins de conversion ou de rachat, en fonction de la valeur d’un intérêt proportionnel dans un portefeuille déterminé d’éléments d’actif;

e) d’une convention qui prévoit que l’argent reçu sera remboursé ou considéré comme une souscription d’actions, de parts ou d’intérêts au choix de toute personne ou de la société;

f) d’une convention ou d’un certificat de participation aux bénéfices;

g) d’un bail, d’une concession ou de redevances portant sur du minerai, du pétrole ou du gaz naturel ou d’un intérêt dans ceux-ci;

h) d’un contrat assurant le paiement d’un revenu ou d’une rente n’ayant pas été établi par une société d’assurances régie par une loi fédérale ou provinciale;

i) d’un contrat d’investissement;

j) de tout ce qui peut être prévu comme tel par règlement. (financial interest)

perte financière Perte financière découlant d’une omission, inexactitude ou erreur dans des renseignements financiers exigés relativement à une

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PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Interpretation and Application	Définitions et champ d’application
Sections 237.1-237.3	Articles 237.1-237.3

degree société en vertu de la présente loi ou de ses règlements. (financial loss) 2001, ch. 14, art. 115.

Application of Part

237.2 (1) This Part applies to the apportionment of damages awarded to a plaintiff for financial loss after a court has found more than one defendant or third party responsible for the financial loss.

Champ d’application

237.2 (1) La présente partie régit la répartition d’une indemnité accordée à un demandeur pour une perte financière après qu’un tribunal a déclaré plus d’un défendeur ou mis en cause responsable de celle-ci.

Non-application of Part

(2) This Part does not apply to an award of damages to any of the following plaintiffs:

(a) Her Majesty in right of Canada or of a province;

(b) an agent of Her Majesty in right of Canada or of a province or a federal or provincial Crown corporation or government agency, unless a substantial part of its activities involves trading, including making investments in, securities or other financial instruments;

(c) a charitable organization, private foundation or public foundation within the meaning of subsection 149.1(1) of the Income Tax Act; or

(d) an unsecured creditor in respect of goods or services that the creditor provided to a corporation.

2001, c. 14, s. 115.

Non-application

(2) La présente partie ne s’applique pas dans le cas où l’indemnité est accordée aux demandeurs suivants :

a) Sa Majesté du chef du Canada ou d’une province;

b) un de ses mandataires ou une société d’État ou un organisme gouvernemental, fédéral ou provincial, sauf si une partie importante de leurs activités a trait au commerce des valeurs mobilières ou autres instruments financiers, notamment les placements portant sur ceux-ci;

c) une fondation privée ou publique ou une œuvre de bienfaisance au sens du paragraphe 149.1(1) de la Loi de l’impôt sur le revenu;

d) un créancier non garanti dans le cadre de la fourniture de biens ou de services à une société.

2001, ch. 14, art. 115.

Apportionment of Damages	Répartition de l’indemnité

Degree of responsibility

237.3 (1) Subject to this section and sections 237.4 to 237.6, every defendant or third party who has been found responsible for a financial loss is liable to the plaintiff only for the portion of the damages that corresponds to their degree of responsibility for the loss.

Degré de responsabilité

237.3 (1) Sous réserve des autres dispositions du présent article et des articles 237.4 à 237.6, les défendeurs ou mis en cause déclarés responsables d’une perte financière ne sont tenus d’indemniser le demandeur qu’à concurrence de la somme correspondant à leur degré de responsabilité.

Uncollectable amounts

(2) If any part of the damages awarded against a responsible defendant or third party is uncollectable, the court may, on the application of the plaintiff, reallocate that amount to the other responsible defendants or third parties, if the application is made within one year after the date that the judgment was made enforceable.

Nouvelle répartition

(2) S’il s’avère impossible de recouvrer une partie de l’indemnité due par un défendeur ou mis en cause responsable, le tribunal peut, sur requête faite par le demandeur dans l’année suivant la date où le jugement devient exécutoire, répartir celle-ci entre les autres défendeurs ou mis en cause responsables.

Reallocation

(3) The amount that may be reallocated to each of the other responsible defendants or third parties under subsection (2) is calculated by multiplying the uncollectable amount by the percentage that corresponds to the

Calcul

(3) La somme additionnelle pouvant être attribuée à chacun des autres défendeurs ou mis en cause responsables en vertu du paragraphe (2) est égale au produit du pourcentage correspondant au degré de

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Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Apportionment of Damages	Répartition de l’indemnité
Sections 237.3-237.5	Articles 237.3-237.5

of responsibility of that defendant or third party for the total financial loss.	responsabilité de chacun par le montant de l’indemnité non recouvrable.

Maximum amount

(4) The maximum amount determined under subsection (3), in respect of any responsible defendant or third party, may not be more than fifty per cent of the amount originally awarded against that responsible defendant or third party.

2001, c. 14, s. 115.

Plafond

(4) La somme calculée en vertu du paragraphe (3) ne peut, relativement à tout défendeur ou mis en cause responsable, être supérieure à cinquante pour cent de la somme initiale pour laquelle il a été tenu responsable.

2001, ch. 14, art. 115.

Exception — fraud

237.4 (1) The plaintiff may recover the whole amount of the damages awarded by the court from any defendant or third party who has been held responsible for a financial loss if it was established that the defendant or third party acted fraudulently or dishonestly.

Fraude

237.4 (1) La totalité du montant de l’indemnité accordée par le tribunal peut être recouvrée auprès de tout défendeur ou mis en cause déclaré responsable s’il est établi que celui-ci s’est livré à des actes frauduleux ou malhonnêtes relativement à la perte financière en cause.

Contribution

(2) The defendant or third party referred to in subsection (1) is entitled to claim contribution from any other defendant or third party who is held responsible for the loss.

2001, c. 14, s. 115.

Réclamation (2) Le défendeur ou mis en cause visé au paragraphe (1) peut réclamer à chacun des autres défendeurs ou mis en cause déclarés responsables sa part de l’indemnité. 2001, ch. 14, art. 115.

Joint and Several, or Solidary, Liability	Responsabilité solidaire

Individual or personal body corporate

237.5 (1) Defendants and third parties referred to in subsection 237.2(1) are jointly and severally, or solidarily, liable for the damages awarded to a plaintiff who is an individual or a personal body corporate and who

(a) had a financial interest in a corporation on the day that an error, omission or misstatement in financial information concerning the corporation occurred, or acquired a financial interest in the period between the day that the error, omission or misstatement occurred and the day, as determined by the court, that it was generally disclosed; and

(b) has established that the value of the plaintiff’s total financial interest in the corporation was not more than the prescribed amount at the close of business on the day that the error, omission or misstatement occurred or at the close of business on any day that the plaintiff acquired a financial interest in the period referred to in paragraph (a).

Particulier ou personne morale privée

237.5 (1) Les défendeurs et mis en cause visés au paragraphe 237.2(1) sont solidairement responsables de l’indemnité accordée au demandeur dans les cas où ce dernier est un particulier ou une personne morale privée qui :

a) d’une part, avait un intérêt financier dans la société à la date de l’omission, de l’inexactitude ou de l’erreur dans les renseignements financiers concernant la société, ou a acquis un tel intérêt financier entre cette date et celle que le tribunal détermine comme étant celle où l’omission, l’inexactitude ou l’erreur a été divulguée;

b) d’autre part, a établi que la valeur du total de ses intérêts financiers dans la société était, à l’heure de fermeture des bureaux à la date applicable, inférieure ou égale à la somme réglementaire.

Exception

(1.1) Subsection (1) does not apply when the plaintiff brings the action as a member of a partnership or other association or as a trustee in bankruptcy, liquidator, receiver or sequestrator of a body corporate.

Exceptions

(1.1) Le paragraphe (1) ne s’applique pas dans les cas où le demandeur agit à titre d’associé d’une société de personnes ou autre association ou à titre de syndic de faillite, de liquidateur ou de séquestre d’une personne morale.

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Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Joint and Several, or Solidary, Liability	Responsabilité solidaire
Sections 237.5-237.7	Articles 237.5-237.7

Interpretation

(2) For the purposes of this section,

(a) a personal body corporate is a body corporate that is not actively engaged in any financial, commercial or industrial business and that is controlled by an individual, or by a group of individuals who are connected by marriage, common-law partnership or any legal parent-child relationship or are connected indirectly by a combination of those relationships, whether or not the individuals through whom they are connected are members of the group; and

(b) a common-law partnership is a relationship between two persons who are cohabiting with each other in a conjugal relationship and have done so for a period of at least one year.

2001, c. 14, s. 115; 2005, c. 33, s. 5; 2011, c. 21, s. 68(E).

Définitions

(2) Pour l’application du présent article :

a) une personne morale privée est une personne morale qui ne se livre activement à aucune activité financière, commerciale ni industrielle et qui est contrôlée par un particulier ou un groupe de particuliers unis par les liens du mariage, d’une union de fait ou de la filiation, ou indirectement par une combinaison de ces liens, même si c’est par l’entremise de personnes étrangères au groupe;

b) une union de fait est la relation qui existe entre deux personnes qui vivent ensemble dans une relation conjugale depuis au moins un an.

2001, ch. 14, art. 115; 2005, ch. 33, art. 5; 2011, ch. 21, art. 68(A).

Equitable grounds

237.6 (1) If the value of the plaintiff’s total financial interest referred to in subsection 237.5(1) is greater than the prescribed amount, a court may nevertheless determine that the defendants and third parties are jointly and severally, or solidarily, liable if the court considers that it is just and reasonable to do so.

Tribunal

237.6 (1) Si la valeur du total des intérêts financiers visés au paragraphe 237.5(1) est supérieure à la somme réglementaire, le tribunal peut néanmoins déclarer les défendeurs et mis en cause solidairement responsables s’il est convaincu qu’il est juste et raisonnable de procéder ainsi.

Factors

(2) The Governor in Council may establish factors that the court shall take into account in deciding whether to hold the defendants and third parties jointly and severally, or solidarily, liable.

Facteurs (2) Le gouverneur en conseil peut prévoir des facteurs dont le tribunal tient compte dans sa décision.

Statutory Instruments Act

(3) The Statutory Instruments Act does not apply to the factors referred to in subsection (2), but the factors shall be published in Part I of the Canada Gazette.

2001, c. 14, s. 115.

Loi sur les textes réglementaires

(3) La Loi sur les textes réglementaires ne s’applique pas aux facteurs visés au paragraphe (2), ceux-ci sont toutefois publiés dans la partie I de la Gazette du Canada.

2001, ch. 14, art. 115.

Value of security

237.7 (1) When, in order to establish the value of the total financial interest referred to in subsection 237.5(1), it is necessary to determine the value of a security that is traded on an organized market, the value of the security is, on the day specified in subsection (3),

(a) the closing price of that class of security;

(b) if no closing price is given, the average of the highest and lowest prices of that class of security; or

(c) if the security was not traded, the average of the bid and ask prices of that class of security.

Valeur mobilière

237.7 (1) Lorsqu’il est nécessaire, en vue d’établir la valeur visée au paragraphe 237.5(1), de déterminer la valeur d’une valeur mobilière négociée sur un marché organisé, celle-ci correspond, à la date applicable visée au paragraphe (3) :

a) soit au cours de clôture de la catégorie de la valeur mobilière;

b) soit, à défaut d’un tel cours, à la moyenne du cours le plus haut et du cours le plus bas;

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Canada Business Corporations	Sociétés par actions
PART XIX.1 Apportioning Award of Damages	PARTIE XIX.1 Répartition de l’indemnité
Joint and Several, or Solidary, Liability	Responsabilité solidaire
Sections 237.7-237.9	Articles 237.7-237.9

c) soit, dans les cas où il n’y a pas eu de négociation, à la moyenne du cours acheteur et du cours vendeur de la catégorie de la valeur mobilière.

Court may adjust value (2) The court may adjust the value of a security that has been determined under subsection (1) when the court considers it reasonable to do so.	Circonstances exceptionnelles (2) Le tribunal peut, lorsqu’il l’estime raisonnable, rajuster la valeur déterminée en vertu du paragraphe (1).

Valuation day

(3) The value of the security is to be determined as of the day that the error, omission or misstatement occurred. If the security was acquired in the period between that day and the day, as determined by the court, that the error, omission or misstatement was generally disclosed, the value is to be determined as of the day that it was acquired.

Date

(3) La valeur de la valeur mobilière visée au paragraphe (1) est déterminée à la date de l’omission, de l’inexactitude ou de l’erreur; dans le cas d’une valeur mobilière acquise entre cette date et celle que le tribunal détermine comme étant celle où l’omission, l’inexactitude ou l’erreur a été divulguée, elle est déterminée à la date de l’acquisition.

Definition of organized market

(4) In this section, organized market means a recognized exchange for a class of securities or a market that regularly publishes the price of that class of securities in a publication that is generally available to the public.

2001, c. 14, s. 115; 2018, c. 8, s. 34(F).

Définition de marché organisé

(4) Pour l’application du présent article, marché organisé s’entend d’une bourse reconnue à laquelle est cotée la catégorie de valeurs mobilières ou d’un marché qui publie régulièrement le cours de cette catégorie dans une publication destinée au grand public.

2001, ch. 14, art. 115; 2018, ch. 8, art. 34(F).

Court determines value 237.8 (1) The court shall determine the value of all or any part of a financial interest that is subject to resale restrictions or for which there is no organized market.

Discrétion du tribunal

237.8 (1) Le tribunal détermine la valeur de tout ou partie d’un intérêt financier qui est assujetti à des restrictions concernant la revente ou pour lequel il n’existe aucun marché organisé.

Factors (2) The Governor in Council may establish factors that the court may take into account in determining value under subsection (1).	Facteurs (2) Le gouverneur en conseil peut prévoir des facteurs dont le tribunal peut tenir compte pour déterminer la valeur visée au paragraphe (1).

Statutory Instruments Act

(3) The Statutory Instruments Act does not apply to the factors referred to in subsection (2), but the factors shall be published in Part I of the Canada Gazette.

2001, c. 14, s. 115.

Loi sur les textes réglementaires

(3) La Loi sur les textes réglementaires ne s’applique pas aux facteurs visés au paragraphe (2), ceux-ci sont toutefois publiés dans la partie I de la Gazette du Canada.

2001, ch. 14, art. 115.

Application to determine value

237.9 The plaintiff may, by application made at any time before or during the course of the proceedings, request the court to determine the value of the plaintiff’s financial interest for the purpose of subsection 237.5(1).

2001, c. 14, s. 115.

Requête

237.9 Pour l’application du paragraphe 237.5(1), le demandeur peut par requête, avant d’engager des procédures ou à tout moment au cours de celles-ci, demander au tribunal d’évaluer la valeur de ses intérêts financiers.

2001, ch. 14, art. 115.

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Canada Business Corporations	Sociétés par actions
PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 238-239	Articles 238-239

PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines

Definitions

238 In this Part,

action means an action under this Act; (action)

complainant means

(a) a registered holder or beneficial owner, and a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates,

(b) a director or an officer or a former director or officer of a corporation or any of its affiliates,

(c) the Director, or

(d) any other person who, in the discretion of a court,is a proper person to make an application under this Part. (plaignant)

1974-75-76, c. 33, s. 231; 1978-79, c. 9, s. 1(F).

Définitions

238 Les définitions qui suivent s’appliquent à la présente partie.

action Action intentée en vertu de la présente loi. (action)

plaignant

a) Le détenteur inscrit ou le véritable propriétaire, ancien ou actuel, de valeurs mobilières d’une société ou de personnes morales du même groupe;

b) tout administrateur ou dirigeant, ancien ou actuel, d’une société ou de personnes morales du même groupe;

c) le directeur;

d) toute autre personne qui, d’après un tribunal, a qualité pour présenter les demandes visées à la présente partie. (complainant)

1974-75-76, ch. 33, art. 231; 1978-79, ch. 9, art. 1(F).

Commencing derivative action

239 (1) Subject to subsection (2), a complainant may apply to a court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate.

Recours similaire à l’action oblique

239 (1) Sous réserve du paragraphe (2), le plaignant peut demander au tribunal l’autorisation soit d’intenter une action au nom et pour le compte d’une société ou de l’une de ses filiales, soit d’intervenir dans une action à laquelle est partie une telle personne morale, afin d’y mettre fin, de la poursuivre ou d’y présenter une défense pour le compte de cette personne morale.

Conditions precedent

(2) No action may be brought and no intervention in an action may be made under subsection (1) unless the court is satisfied that

(a) the complainant has given notice to the directors of the corporation or its subsidiary of the complainant’s intention to apply to the court under subsection (1) not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action;

(b) the complainant is acting in good faith; and

Conditions préalables

(2) L’action ou l’intervention visées au paragraphe (1) ne sont recevables que si le tribunal est convaincu à la fois :

a) que le plaignant a donné avis de son intention de présenter la demande, dans les quatorze jours avant la présentation ou dans le délai que le tribunal estime indiqué, aux administrateurs de la société ou de sa filiale au cas où ils n’ont pas intenté l’action, n’y ont pas mis fin ou n’ont pas agi avec diligence au cours des procédures;

b) que le plaignant agit de bonne foi;

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PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Sections 239-241	Articles 239-241

(c) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. R.S., 1985, c. C-44, s. 239; 2001, c. 14, s. 116.

c) qu’il semble être de l’intérêt de la société ou de sa filiale d’intenter l’action, de la poursuivre, de présenter une défense ou d’y mettre fin.

L.R. (1985), ch. C-44, art. 239; 2001, ch. 14, art. 116.

Powers of court

240 In connection with an action brought or intervened in under section 239, the court may at any time make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order authorizing the complainant or any other person to control the conduct of the action;

(b) an order giving directions for the conduct of the action;

(c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and

(d) an order requiring the corporation or its subsidiary to pay reasonable legal fees incurred by the complainant in connection with the action.

1974-75-76, c. 33, s. 233; 1978-79, c. 9, s. 1(F).

Pouvoirs du tribunal

240 Le tribunal peut, suite aux actions ou interventions visées à l’article 239, rendre toute ordonnance qu’il estime pertinente et, notamment :

a) autoriser le plaignant ou toute autre personne à assurer la conduite de l’action;

b) donner des instructions sur la conduite de l’action;

c) faire payer directement aux anciens ou actuels détenteurs de valeurs mobilières, et non à la société ou sa filiale, les sommes mises à la charge d’un défendeur;

d) mettre à la charge de la société ou de sa filiale les honoraires légaux raisonnables supportés par le plaignant.

1974-75-76, ch. 33, art. 233; 1978-79, ch. 9, art. 1(F).

Application to court re oppression 241 (1) A complainant may apply to a court for an order under this section.	Demande en cas d’abus 241 (1) Tout plaignant peut demander au tribunal de rendre les ordonnances visées au présent article.

Grounds

(2) If, on an application under subsection (1), the court is satisfied that in respect of a corporation or any of its affiliates

(a) any act or omission of the corporation or any of its affiliates effects a result,

(b) the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner, or

(c) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer, the court may make an order to rectify the matters complained of.

Motifs

(2) Le tribunal saisi d’une demande visée au paragraphe (1) peut, par ordonnance, redresser la situation provoquée par la société ou l’une des personnes morales de son groupe qui, à son avis, abuse des droits des détenteurs de valeurs mobilières, créanciers, administrateurs ou dirigeants, ou, se montre injuste à leur égard en leur portant préjudice ou en ne tenant pas compte de leurs intérêts :

a) soit en raison de son comportement;

b) soit par la façon dont elle conduit ses activités commerciales ou ses affaires internes;

c) soit par la façon dont ses administrateurs exercent ou ont exercé leurs pouvoirs.

Powers of court (3) In connection with an application under this section, the court may make any interim or final order it thinks fit	Pouvoirs du tribunal (3) Le tribunal peut, en donnant suite aux demandes visées au présent article, rendre les ordonnances

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PART XX Remedies, Offences and Punishment	PARTIE XX Recours, infractions et peines
Section 241	Article 241

including, without limiting the generality of the foregoing,

(a) an order restraining the conduct complained of;

(b) an order appointing a receiver or receiver-manager;

(c) an order to regulate a corporation’s affairs by amending the articles or by-laws or creating or amending a unanimous shareholder agreement;

(d) an order directing an issue or exchange of securities;

(e) an order appointing directors in place of or in addition to all or any of the directors then in office;

(f) an order directing a corporation, subject to subsection (6), or any other person, to purchase securities of a security holder;

(g) an order directing a corporation, subject to subsection (6), or any other person, to pay a security holder any part of the monies that the security holder paid for securities;

(h) an order varying or setting aside a transaction or contract to which a corporation is a party and compensating the corporation or any other party to the transaction or contract;

(i) an order requiring a corporation, within a time specified by the court, to produce to the court or an interested person financial statements in the form required by section 155 or an accounting in such other form as the court may determine;

(j) an order compensating an aggrieved person;

(k) an order directing rectification of the registers or other records of a corporation under section 243;

(l) an order liquidating and dissolving the corporation;

(m) an order directing an investigation under Part XIX to be made; and

(n) an order requiring the trial of any issue.

provisoires ou définitives qu’il estime pertinentes pour, notamment :

a) empêcher le comportement contesté;

b) nommer un séquestre ou un séquestre-gérant;

c) réglementer les affaires internes de la société en modifiant les statuts ou les règlements administratifs ou en établissant ou en modifiant une convention unanime des actionnaires;

d) prescrire l’émission ou l’échange de valeurs mobilières;

e) faire des nominations au conseil d’administration, soit pour remplacer tous les administrateurs en fonctions ou certains d’entre eux, soit pour en augmenter le nombre;

f) enjoindre à la société, sous réserve du paragraphe (6), ou à toute autre personne, d’acheter des valeurs mobilières d’un détenteur;

g) enjoindre à la société, sous réserve du paragraphe (6), ou à toute autre personne, de rembourser aux détenteurs une partie des fonds qu’ils ont versés pour leurs valeurs mobilières;

h) modifier les clauses d’une opération ou d’un contrat auxquels la société est partie ou de les résilier, avec indemnisation de la société ou des autres parties;

i) enjoindre à la société de lui fournir, ainsi qu’à tout intéressé, dans le délai prescrit, ses états financiers en la forme exigée à l’article 155, ou de rendre compte en telle autre forme qu’il peut fixer;

j) indemniser les personnes qui ont subi un préjudice;

k) prescrire la rectification des registres ou autres livres de la société, conformément à l’article 243;

l) prononcer la liquidation et la dissolution de la société;

m) prescrire la tenue d’une enquête conformément à la partie XIX;

n) soumettre en justice toute question litigieuse.

Duty of directors (4) If an order made under this section directs amendment of the articles or by-laws of a corporation, (a) the directors shall forthwith comply with subsection 191(4); and	Devoir des administrateurs (4) Dans les cas où l’ordonnance rendue en vertu du présent article ordonne des modifications aux statuts ou aux règlements administratifs de la société :

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(b) no other amendment to the articles or by-laws shall be made without the consent of the court, until a court otherwise orders.

a) les administrateurs doivent se conformer sans délai au paragraphe 191(4);

b) toute autre modification des statuts ou des règlements administratifs ne peut se faire qu’avec l’autorisation du tribunal, sous réserve de toute autre décision judiciaire.

Exclusion (5) A shareholder is not entitled to dissent under section 190 if an amendment to the articles is effected under this section.	Exclusion (5) Les actionnaires ne peuvent, à l’occasion d’une modification des statuts faite conformément au présent article, faire valoir leur dissidence en vertu de l’article 190.

Limitation

(6) A corporation shall not make a payment to a shareholder under paragraph (3)(f) or (g) if there are reasonable grounds for believing that

(a) the corporation is or would after that payment be unable to pay its liabilities as they become due; or

(b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities.

Limitation

(6) La société ne peut effectuer aucun paiement à un actionnaire en vertu des alinéas (3)f) ou g) s’il existe des motifs raisonnables de croire que :

a) ou bien elle ne peut, ou ne pourrait de ce fait, acquitter son passif à échéance;

b) ou bien la valeur de réalisation de son actif serait, de ce fait, inférieure à son passif.

Alternative order (7) An applicant under this section may apply in the alternative for an order under section 214. R.S., 1985, c. C-44, s. 241; 2001, c. 14, ss. 117(F), 135(E).

Choix

(7) Le plaignant, agissant en vertu du présent article, peut, à son choix, demander au tribunal de rendre l’ordonnance prévue à l’article 214.

L.R. (1985), ch. C-44, art. 241; 2001, ch. 14, art. 117(F) et 135(A).

Evidence of shareholder approval not decisive

242 (1) An application made or an action brought or intervened in under this Part shall not be stayed or dismissed by reason only that it is shown that an alleged breach of a right or duty owed to the corporation or its subsidiary has been or may be approved by the shareholders of such body corporate, but evidence of approval by the shareholders may be taken into account by the court in making an order under section 214, 240 or 241.

Preuve de l’approbation des actionnaires non décisive

242 (1) Les demandes, actions ou interventions visées à la présente partie ne peuvent être suspendues ni rejetées pour le seul motif qu’il est prouvé que les actionnaires ont approuvé, ou peuvent approuver, la prétendue inexécution d’obligations envers la société ou sa filiale; toutefois, le tribunal peut tenir compte de cette preuve en rendant les ordonnances prévues aux articles 214, 240 ou 241.

Court approval to discontinue

(2) An application made or an action brought or intervened in under this Part shall not be stayed, discontinued, settled or dismissed for want of prosecution or, in Quebec, failure to respect the agreement between the parties as to the conduct of the proceeding without the approval of the court given on any terms that the court thinks fit and, if the court determines that the interests of any complainant may be substantially affected by such stay, discontinuance, settlement, dismissal or failure, the court may order any party to the application or action to give notice to the complainant.

Approbation de l’abandon des poursuites

(2) La suspension, l’abandon, le règlement ou le rejet des demandes, actions ou interventions visées à la présente partie pour cause de non-respect de l’entente sur le déroulement de l’instance ou, ailleurs qu’au Québec, de défaut de poursuite est subordonné à leur approbation par le tribunal selon les modalités qu’il estime pertinentes; il peut également ordonner à toute partie d’en donner avis aux plaignants s’il conclut que leurs intérêts peuvent être sérieusement atteints.

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No security for costs (3) A complainant is not required to give security for costs in any application made or action brought or intervened in under this Part.	Absence de cautionnement (3) Les plaignants ne sont pas tenus de fournir de cautionnement pour les frais des demandes, actions ou interventions visées à la présente partie.

Interim costs

(4) In an application made or an action brought or intervened in under this Part, the court may at any time order the corporation or its subsidiary to pay to the complainant interim costs, including legal fees and disbursements, but the complainant may be held accountable for such interim costs on final disposition of the application or action.

R.S., 1985, c. C-44, s. 242; 2001, c. 14, s. 118(F); 2011, c. 21, s. 69.

Frais provisoires

(4) En donnant suite aux demandes, actions ou interventions visées à la présente partie, le tribunal peut ordonner à la société ou à sa filiale de verser aux plaignants des frais provisoires, y compris les honoraires légaux et les déboursés, dont ils pourront être comptables lors de l’adjudication définitive.

L.R. (1985), ch. C-44, art. 242; 2001, ch. 14, art. 118(F); 2011, ch. 21, art. 69.

Application to court to rectify records

243 (1) If the name of a person is alleged to be or to have been wrongly entered or retained in, or wrongly deleted or omitted from, the registers or other records of a corporation, the corporation, a security holder of the corporation or any aggrieved person may apply to a court for an order that the registers or records be rectified.

Demande de rectification au tribunal

243 (1) La société, ainsi que les détenteurs de ses valeurs mobilières ou toute personne qui subit un préjudice, peut demander au tribunal de rectifier, par ordonnance, ses registres ou livres, si le nom d’une personne y a été inscrit, supprimé ou omis prétendument à tort.

Notice to Director (2) An applicant under this section shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.	Avis au directeur (2) Le demandeur qui agit en vertu du présent article doit donner avis de sa demande au directeur; celui-ci peut comparaître en personne ou par ministère d’avocat.

Powers of court

(3) In connection with an application under this section, the court may make any order it thinks fit including, without limiting the generality of the foregoing,

(a) an order requiring the registers or other records of the corporation to be rectified;

(b) an order restraining the corporation from calling or holding a meeting of shareholders or paying a dividend before such rectification;

(c) an order determining the right of a party to the proceedings to have their name entered or retained in, or deleted or omitted from, the registers or records of the corporation, whether the issue arises between two or more security holders or alleged security holders, or between the corporation and any security holders or alleged security holders; and

(d) an order compensating a party who has incurred a loss.

R.S., 1985, c. C-44, s. 243; 2001, c. 14, s. 135(E).

Pouvoirs du tribunal

(3) En donnant suite aux demandes visées au présent article, le tribunal peut rendre les ordonnances qu’il estime pertinentes et, notamment :

a) ordonner la rectification des registres ou autres livres de la société;

b) enjoindre à la société de ne pas convoquer ni tenir d’assemblée ni de verser de dividende avant cette rectification;

c) déterminer le droit d’une partie à l’inscription, au maintien, à la suppression ou à l’omission de son nom, dans les registres ou livres de la société, que le litige survienne entre plusieurs détenteurs ou prétendus détenteurs de valeurs mobilières ou entre eux et la société;

d) indemniser toute partie qui a subi une perte.

L.R. (1985), ch. C-44, art. 243; 2001, ch. 14, art. 135(A).

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Application for directions

244 The Director may apply to a court for directions in respect of any matter concerning the Director’s duties under this Act, and on such application the court may give such directions and make such further order as it thinks fit.

R.S., 1985, c. C-44, s. 244; 2001, c. 14, s. 135(E).

Demande d’instructions

244 Le tribunal, saisi par le directeur, peut lui donner des instructions concernant les devoirs que lui impose la présente loi et rendre toute autre ordonnance qu’il estime pertinente.

L.R. (1985), ch. C-44, art. 244; 2001, ch. 14, art. 135(A).

Notice of refusal by Director

245 (1) If the Director refuses to file any articles or other document that this Act requires the Director to file before the articles or other document become effective, the Director shall, within twenty days after receiving them or twenty days after receiving any approval that may be required under any other Act, whichever is later, give written notice of the refusal to the person who sent the articles or document, giving reasons.

Avis de refus du directeur

245 (1) Le directeur, s’il refuse de procéder à l’enregistrement de documents, notamment des statuts, exigé par la présente loi pour qu’ils deviennent opérants, doit, dans les vingt jours de la réception soit de ces documents, soit, si elle est postérieure, de l’approbation requise par toute autre loi, donner par écrit, à l’expéditeur, un avis motivé de son refus.

Deemed refusal

(2) If the Director does not file or give written notice of the refusal to file any articles or document within the time limited therefor in subsection (1), the Director is deemed for the purposes of section 246 to have refused to file the articles or document.

R.S., 1985, c. C-44, s. 245; 2001, c. 14, s. 135(E).

Présomption

(2) Le défaut d’enregistrement ou d’envoi de l’avis écrit dans le délai prévu au paragraphe (1) équivaut, pour l’application de l’article 246, à un refus du directeur.

L.R. (1985), ch. C-44, art. 245; 2001, ch. 14, art. 135(A).

Appeal from Director’s decision

246 A person who feels aggrieved by a decision of the Director referred to in any of paragraphs (a) to (g) may apply to a court for an order, including an order requiring the Director to change the decision

(a) to refuse to file in the form submitted any articles or other document required by this Act to be filed;

(b) to give a name, to change or revoke a name, or to refuse to reserve, accept, change or revoke a name under section 12;

(c) to grant, or to refuse to grant, an exemption that may be granted under this Act and the regulations;

(d) to refuse under subsection 187(11) to permit a continued reference to shares having a nominal or par value;

(e) to refuse to issue a certificate of discontinuance under section 188 or a certificate attesting that as of a certain date the corporation exists under subsection 263.1(2);

(f) to issue, or to refuse to issue, a certificate of revival under section 209, or the decision with respect to the terms for revival imposed by the Director;

Appel

246 Le tribunal peut, par ordonnance, prendre les mesures qu’il estime pertinentes et, notamment, enjoindre au directeur de modifier sa décision, sur demande de toute personne qui estime avoir subi un préjudice en raison de la décision du directeur :

a) de refuser de procéder, en la forme qui lui est soumise, à l’enregistrement des statuts ou documents comme l’exige la présente loi;

b) de donner, de modifier ou d’annuler la dénomination sociale de la société ou de refuser de la réserver, de l’accepter, de la modifier ou de l’annuler en vertu de l’article 12;

c) d’accorder ou de refuser d’accorder une dispense qui peut être consentie en vertu de la présente loi et de ses règlements;

d) de refuser, en vertu du paragraphe 187(11), d’autoriser le maintien, dans les statuts, des références aux actions à valeur nominale ou au pair;

e) de refuser de délivrer le certificat de changement de régime en vertu de l’article 188 ou le certificat attestant l’existence d’une société à une date précise en application du paragraphe 263.1(2);

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(f.1) to correct, or to refuse to correct, articles, a notice, a certificate or other document under section 265;

(f.2) to cancel, or to refuse to cancel, the articles and related certificate under section 265.1; or

(g) to dissolve a corporation under section 212.

The Court may make any order it thinks fit.

R.S., 1985, c. C-44, s. 246; 1999, c. 31, s. 65; 2001, c. 14, s. 119.

f) de délivrer ou de refuser de délivrer le certificat de reconstitution de la société conformément à l’article 209, ou la décision concernant les modalités pour sa reconstitution;

f.1) de rectifier ou de refuser de rectifier les statuts, avis, certificats ou autres documents en vertu de l’article 265;

f.2) d’annuler ou de refuser d’annuler les statuts et les certificats connexes en vertu de l’article 265.1;

g) de dissoudre la société en vertu de l’article 212.

L.R. (1985), ch. C-44, art. 246; 1999, ch. 31, art. 65; 2001, ch. 14, art. 119.

Restraining or compliance order

247 If a corporation or any director, officer, employee, agent or mandatary, auditor, trustee, receiver, receiver-manager, sequestrator or liquidator of a corporation does not comply with this Act, the regulations, articles or by laws, or a unanimous shareholder agreement, a complainant or a creditor of the corporation may, in addition to any other right they have, apply to a court for an order directing any such person to comply with, or restraining any such person from acting in breach of, any provisions of this Act, the regulations, articles or by-laws, or a unanimous shareholder agreement, and on such application the court may so order and make any further order it thinks fit.

R.S., 1985, c. C-44, s. 247; 2001, c. 14, s. 135(E); 2011, c. 21, s. 70(E).

Ordonnances

247 En cas d’inobservation, par la société ou ses administrateurs, dirigeants, employés, mandataires, vérificateurs, fiduciaires, séquestres, séquestres-gérants ou liquidateurs, de la présente loi, de ses règlements d’application, des statuts, des règlements administratifs de la société ou d’une convention unanime des actionnaires, tout plaignant ou créancier a, en plus de ses autres droits, celui de demander au tribunal de leur ordonner de s’y conformer, celui-ci pouvant rendre à cet effet les ordonnances qu’il estime pertinentes.

L.R. (1985), ch. C-44, art. 247; 2001, ch. 14, art. 135(A); 2011, ch. 21, art. 70(A).

Summary application to court

248 Where this Act states that a person may apply to a court, the application may be made in a summary manner by petition, originating notice of motion, or otherwise as the rules of the court provide, and subject to any order respecting notice to interested parties or costs, or any other order the court thinks fit.

1974-75-76, c. 33, s. 241; 1978-79, c. 9, s. 1(F).

Demande sommaire

248 Les demandes autorisées par la présente loi peuvent être présentées par voie sommaire sous forme de requête, d’avis de motion introductive d’instance ou selon les règles du tribunal et sous réserve des ordonnances qu’il estime pertinentes, notamment en matière d’avis aux parties concernées ou de frais.

1974-75-76, ch. 33, art. 241; 1978-79, ch. 9, art. 1(F).

Appeal of final order 249 (1) An appeal lies to the court of appeal of a province from any final order made by a court of that province under this Act.	Appel 249 (1) Toute ordonnance définitive d’un tribunal rendue en vertu de la présente loi est susceptible d’appel, devant la cour d’appel de la province.

Appeal with leave

(2) An appeal lies to the court of appeal of a province from any order other than a final order made by a court of that province, only with leave of the court of appeal in accordance with the rules applicable to that court.

R.S., 1985, c. C-44, s. 249; 2001, c. 14, s. 120.

Permission d’en appeler

(2) Toute autre ordonnance d’un tribunal n’est susceptible d’appel que sur permission de la cour d’appel de la province conformément aux règles applicables à celle-ci.

L.R. (1985), ch. C-44, art. 249; 2001, ch. 14, art. 120.

Offences with respect to reports 250 (1) A person who makes or assists in making a report, return, notice or other document required by this	Infractions 250 (1) Les auteurs — ou leurs collaborateurs — des rapports, déclarations, avis ou autres documents à

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Act or the regulations to be sent to the Director or to any other person that

(a) contains an untrue statement of a material fact, or

(b) omits to state a material fact required therein or necessary to make a statement contained therein not misleading in the light of the circumstances in which it was made is guilty of an offence and liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both.

envoyer notamment au directeur aux termes de la présente loi ou des règlements, qui, selon le cas :

a) contiennent de faux renseignements sur un fait important;

b) omettent d’énoncer un fait important requis ou nécessaire pour éviter que la déclaration ne soit trompeuse eu égard aux circonstances, commettent une infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines.

Officers, etc., of bodies corporate

(2) Where a body corporate commits an offence under subsection (1), any director or officer of the body corporate who knowingly authorized, permitted or acquiesced in the commission of the offence is a party to and guilty of the offence and is liable on summary conviction to a fine not exceeding five thousand dollars or to imprisonment for a term not exceeding six months or to both, whether or not the body corporate has been prosecuted or convicted.

Personnes morales et leurs dirigeants, etc.

(2) En cas de perpétration par une personne morale d’une infraction visée au paragraphe (1), ceux de ses administrateurs ou dirigeants qui y ont sciemment donné leur autorisation, leur permission ou leur acquiescement sont considérés comme des coauteurs de l’infraction et encourent, sur déclaration de culpabilité par procédure sommaire, une amende maximale de cinq mille dollars et un emprisonnement maximal de six mois, ou l’une de ces peines, que la personne morale ait été ou non poursuivie ou déclarée coupable.

Immunity

(3) No person is guilty of an offence under subsection (1) or (2) if the person did not know, and in the exercise of reasonable diligence could not have known, of the untrue statement or omission.

Immunité

(3) Nul n’est coupable d’une infraction visée aux paragraphes (1) ou (2), si, même en faisant preuve d’une diligence raisonnable, il ne pouvait avoir connaissance soit de l’inexactitude des renseignements soit de l’omission.

Register of individuals with significant control

(4) For greater certainty, a register referred to in subsection 21.1(1) or an extract from it is not a report, return, notice or other document for the purposes of this section.

R.S., 1985, c. C-44, s. 250; 2001, c. 14, s. 135(E); 2018, c. 27, s. 184.

Registre des particuliers ayant un contrôle important

(4) Il est entendu que, pour l’application du présent article, le registre, ou tout extrait de celui-ci, mentionné au paragraphe 21.1(1) n’est pas un rapport, une déclaration, un avis ou un autre document.

L.R. (1985), ch. C-44, art. 250; 2001, ch. 14, art. 135(A); 2018, ch. 27, art. 184.

Offence

251 Every person who, without reasonable cause, contravenes a provision of this Act or the regulations for which no punishment is provided is guilty of an offence punishable on summary conviction.

1974-75-76, c. 33, s. 244; 1978-79, c. 9, s. 1(F).

Infraction

251 Toute personne qui, sans motif raisonnable, contrevient à la présente loi ou à des règlements commet, en l’absence de peines précises, une infraction punissable sur déclaration de culpabilité par procédure sommaire.

1974-75-76, ch. 33, art. 244; 1978-79, ch. 9, art. 1(F).

Order to comply

252 (1) Where a person is guilty of an offence under this Act or the regulations, any court in which proceedings in respect of the offence are taken may, in addition to any punishment it may impose, order that person to comply with the provisions of this Act or the regulations

Ordre de se conformer à la loi

252 (1) Le tribunal peut, en plus des peines prévues, ordonner aux personnes déclarées coupables d’infractions à la présente loi ou aux règlements de se conformer aux dispositions auxquelles elles ont contrevenu.

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for the contravention of which the person has been convicted.

Limitation period (2) A prosecution for an offence under this Act may be instituted at any time within but not later than two years after the time when the subject-matter of the complaint arose.	Prescription (2) Les infractions prévues par la présente loi se prescrivent par deux ans à compter de leur date.

Civil remedy not affected

(3) No civil remedy for an act or omission is suspended or affected by reason that the act or omission is an offence under this Act.

R.S., 1985, c. C-44, s. 252; 2001, c. 14, s. 135(E).

Maintien des recours civils (3) Les recours civils ne sont ni éteints ni modifiés du fait des infractions à la présente loi. L.R. (1985), ch. C-44, art. 252; 2001, ch. 14, art. 135(A).

PART XX.1	PARTIE XX.1

Documents in Electronic or Other Form	Documents sous forme électronique ou autre

Definitions

252.1 The definitions in this section apply in this Part.

electronic document means, except in section 252.6, any form of representation of information or of concepts fixed in any medium in or by electronic, optical or other similar means and that can be read or perceived by a person or by any means. (document électronique)

information system means a system used to generate, send, receive, store, or otherwise process an electronic document. (système d’information)

2001, c. 14, s. 121.

Définitions

252.1 Les définitions qui suivent s’appliquent à la présente partie.

document électronique Sauf à l’article 252.6, s’entend de toute forme de représentation d’informations ou de notions fixée sur quelque support que ce soit par des moyens électroniques, optiques ou autres moyens semblables et qui peut être lue ou perçue par une personne ou par tout moyen. (electronic document)

système d’information Système utilisé pour créer, transmettre, recevoir, mettre en mémoire ou traiter de toute autre manière des documents électroniques. (information system)

2001, ch. 14, art. 121.

Application

252.2 This Part does not apply to a notice, document or other information sent to or issued by the Director pursuant to this Act or to any prescribed notice, document or other information.

2001, c. 14, s. 121.

Application

252.2 La présente partie ne s’applique pas aux avis, documents ou autre information que le directeur envoie ou reçoit en vertu de la présente loi ni à ceux visés par règlement.

2001, ch. 14, art. 121.

Use not mandatory 252.3 (1) Nothing in this Act or the regulations requires a person to create or provide an electronic document.	Utilisation non obligatoire 252.3 (1) La présente loi et ses règlements d’application n’obligent personne à créer ou transmettre un document électronique.

Consent and other requirements (2) Despite anything in this Part, a requirement under this Act or the regulations to provide a person with a	Consentement et autres exigences (2) Malgré toute autre disposition de la présente partie, dans les cas où une disposition de la présente loi ou de

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notice, document or other information is not satisfied by the provision of an electronic document unless

(a) the addressee has consented, in the manner prescribed, and has designated an information system for the receipt of the electronic document; and

(b) the electronic document is provided to the designated information system, unless otherwise prescribed.

ses règlements exige la fourniture d’un avis, d’un document ou autre information, la transmission d’un document électronique ne satisfait à l’obligation que si :

a) le destinataire a donné son consentement selon les modalités réglementaires et désigné un système d’information pour sa réception;

b) le document électronique est transmis au système d’information ainsi désigné, sauf disposition réglementaire contraire.

Revocation of consent (3) An addressee may revoke the consent referred to in paragraph (2)(a) in the manner prescribed. 2001, c. 14, s. 121.	Révocation du consentement (3) Le destinataire peut, selon les modalités réglementaires, révoquer son consentement. 2001, ch. 14, art. 121.

Creation and provision of information

252.4 A requirement under this Act or the regulations that a notice, document or other information be created or provided, is satisfied by the creation or provision of an electronic document if

(a) the by-laws or the articles of the corporation do not provide otherwise; and

(b) the regulations, if any, have been complied with.

2001, c. 14, s. 121.

Création et fourniture d’information

252.4 Dans les cas où une disposition de la présente loi ou de ses règlements exige la création ou la fourniture d’un avis, d’un document ou autre information, la création ou la transmission d’un document électronique satisfait à l’obligation si les conditions suivantes sont réunies :

a) les statuts ou les règlements administratifs de la société ne s’y opposent pas;

b) s’il y a lieu, les exigences réglementaires sont observées.

2001, ch. 14, art. 121.

Creation of information in writing

252.5 (1) A requirement under this Act or the regulations that a notice, document or other information be created in writing is satisfied by the creation of an electronic document if, in addition to the conditions in section 252.4,

(a) the information in the electronic document is accessible so as to be usable for subsequent reference; and

(b) the regulations pertaining to this subsection, if any, have been complied with.

Création d’information écrite

252.5 (1) Dans le cas où une disposition de la présente loi ou de ses règlements exige qu’un avis, un document ou autre information soit créé par écrit, la création d’un document électronique satisfait à l’obligation si, en sus des conditions visées à l’article 252.4, les conditions suivantes sont réunies :

a) l’information qui y est contenue est accessible pour consultation ultérieure;

b) s’il y a lieu, les exigences réglementaires visant l’application du présent paragraphe sont observées.

Provision of information in writing

(2) A requirement under this Act or the regulations that a notice, document or other information be provided in writing is satisfied by the provision of an electronic document if, in addition to the conditions set out in section 252.4,

(a) the information in the electronic document is accessible by the addressee and capable of being

Fourniture d’information sous forme écrite

(2) Dans le cas où une disposition de la présente loi ou de ses règlements exige qu’un avis, un document ou autre information soit fourni par écrit, la transmission d’un document électronique satisfait à l’obligation si, en sus des conditions visées à l’article 252.4, les conditions suivantes sont réunies :

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Sections 252.5-252.6	Articles 252.5-252.6

retained by the addressee, so as to be usable for subsequent reference; and (b) the regulations pertaining to this subsection, if any, have been complied with.

a) l’information qui y est contenue peut être conservée par le destinataire et lui est accessible pour consultation ultérieure;

b) s’il y a lieu, les exigences réglementaires visant l’application du présent paragraphe sont observées.

Copies

(3) A requirement under this Act or the regulations for one or more copies of a document to be provided to a single addressee at the same time is satisfied by the provision of a single version of the electronic document.

Exemplaires

(3) Dans le cas où une disposition de la présente loi ou de ses règlements exige la fourniture d’un ou de plusieurs exemplaires d’un document à un seul destinataire dans le même envoi, la transmission d’un document électronique satisfait à l’obligation.

Registered mail

(4) A requirement under this Act or the regulations to provide a document by registered mail is not satisfied by the sending of an electronic document unless prescribed.

2001, c. 14, s. 121; 2018, c. 8, s. 35(F).

Courrier recommandé

(4) Dans le cas où une disposition de la présente loi ou de ses règlements exige la transmission d’un document par courrier recommandé, l’obligation ne peut être satisfaite par la transmission d’un document électronique que si les règlements le prévoient.

2001, ch. 14, art. 121; 2018, ch. 8, art. 35(F).

Statutory declarations and affidavits

252.6 (1) A statutory declaration or an affidavit required under this Act or the regulations may be created or provided in an electronic document if

(a) the person who makes the statutory declaration or affidavit signs it with his or her secure electronic signature;

(b) the authorized person before whom the statutory declaration or affidavit is made signs it with his or her secure electronic signature; and

(c) the requirements of sections 252.3 to 252.5 are complied with.

Déclaration solennelle ou sous serment

252.6 (1) Dans le cas où une disposition de la présente loi ou de ses règlements exige une déclaration solennelle ou sous serment, celle-ci peut être créée ou fournie dans un document électronique si les conditions suivantes sont réunies :

a) son auteur y appose sa signature électronique sécurisée;

b) la personne autorisée devant qui elle a été faite appose à celle-ci sa signature électronique sécurisée;

c) les conditions visées aux articles 252.3 à 252.5 ont été observées.

Definitions

(2) For the purposes of this section, electronic document and secure electronic signature have the same meaning as in subsection 31(1) of the Personal Information Protection and Electronic Documents Act.

Dispositions applicables

(2) Pour l’application du présent article, document électronique et signature électronique sécurisée s’entendent au sens du paragraphe 31(1) de la Loi sur la protection des renseignements personnels et les documents électroniques.

Clarification

(3) For the purpose of complying with paragraph (1)(c), the references to an electronic document in sections 252.3 to 252.5 are to be read as references to an “electronic document” as defined in subsection 31(1) of the Personal Information Protection and Electronic Documents Act.

2001, c. 14, s. 121.

Précision

(3) Pour l’application de l’alinéa (1)c), les mentions de document électronique aux articles 252.3 à 252.5 valent mention d’un document électronique au sens du paragraphe 31(1) de la Loi sur la protection des renseignements personnels et les documents électroniques.

2001, ch. 14, art. 121.

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Sections 252.7-253	Articles 252.7-253

Signatures

252.7 A requirement under this Act or the regulations for a signature or for a document to be executed, except with respect to a statutory declaration or an affidavit, is satisfied if, in relation to an electronic document, the prescribed requirements pertaining to this section, if any, are met and if the signature results from the application by a person of a technology or a process that permits the following to be proven:

(a) the signature resulting from the use by a person of the technology or process is unique to the person;

(b) the technology or process is used by a person to incorporate, attach or associate the person’s signature to the electronic document; and

(c) the technology or process can be used to identify the person using the technology or process.

2001, c. 14, s. 121.

PART XXI

General

Notice to directors and shareholders

253 (1) A notice or document required by this Act, the regulations, the articles or the by-laws to be sent to a shareholder or director of a corporation may be sent by prepaid mail addressed to, or may be delivered personally to,

(a) the shareholder at the shareholder’s latest address as shown in the records of the corporation or its transfer agent; and

(b) the director at the director’s latest address as shown in the records of the corporation or in the last notice filed under section 106 or 113.

Effect of notice

(2) A director named in a notice sent by a corporation to the Director under section 106 or 113 and filed by the Director is presumed for the purposes of this Act to be a director of the corporation referred to in the notice.

Deemed receipt

(3) A notice or document sent in accordance with subsection (1) to a shareholder or director of a corporation is deemed to be received at the time it would be delivered in the ordinary course of mail unless there are reasonable

Signatures

252.7 Dans le cas où une disposition de la présente loi ou de ses règlements exige une signature, autre que celle exigée pour une déclaration visée à l’article 252.6, la signature qui résulte de l’utilisation d’une technologie ou d’un procédé satisfait à l’obligation en ce qui concerne un document électronique si les exigences réglementaires visant l’application du présent article sont observées, s’il y a lieu, et que la technologie ou le procédé permet d’établir ce qui suit :

a) la signature est propre à l’utilisateur;

b) la technologie ou le procédé est utilisé par une personne pour l’incorporation, l’adjonction ou l’association de la signature de cette personne au document électronique;

c) la technologie ou le procédé permet d’identifier l’utilisateur.

2001, ch. 14, art. 121.

PARTIE XXI

Dispositions générales

Avis aux administrateurs et aux actionnaires

253 (1) Les avis ou documents dont la présente loi, ses règlements d’application, les statuts ou les règlements administratifs de la société exigent l’envoi aux actionnaires ou aux administrateurs peuvent être adressés par courrier affranchi ou remis en personne :

a) aux actionnaires, à la dernière adresse figurant dans les livres de la société ou de son agent de transfert;

b) aux administrateurs, à la dernière adresse figurant dans les livres de la société ou dans l’avis le plus récent visé aux articles 106 ou 113.

Effet de l’avis

(2) Les administrateurs nommés dans l’avis que le directeur reçoit et enregistre conformément aux articles 106 ou 113 sont présumés, pour l’application de la présente loi, être administrateurs de la société qui y est mentionnée.

Présomption

(3) Les actionnaires ou administrateurs auxquels sont envoyés des avis ou documents en conformité avec le paragraphe (1) sont réputés, sauf s’il existe des motifs raisonnables à l’effet contraire, les avoir reçus à la date normale de livraison par la poste.

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grounds for believing that the shareholder or director did not receive the notice or document at that time or at all.

Undelivered notices

(4) If a corporation sends a notice or document to a shareholder in accordance with subsection (1) and the notice or document is returned on two consecutive occasions because the shareholder cannot be found, the corporation is not required to send any further notices or documents to the shareholder until the shareholder informs the corporation in writing of the shareholder’s new address.

R.S., 1985, c. C-44, s. 253; 2001, c. 14, ss. 122, 135(E).

Notice to and service on a corporation

254 A notice or document required to be sent to or served on a corporation may be sent by registered mail to the registered office of the corporation shown in the last notice filed under section 19 and, if so sent, is deemed to be received or served at the time it would be delivered in the ordinary course of mail unless there are reasonable grounds for believing that the corporation did not receive the notice or document at that time or at all.

1974-75-76, c. 33, s. 247; 1978-79, c. 9, ss. 1(F), 79.

Waiver of notice

255 Where a notice or document is required by this Act or the regulations to be sent, the sending of the notice or document may be waived or the time for the notice or document may be waived or abridged at any time with the consent in writing of the person entitled thereto.

1974-75-76, c. 33, s. 248; 1978-79, c. 9, ss. 1(F), 79.

Certificate of Director

256 (1) Where this Act requires or authorizes the Director to issue a certificate or to certify any fact, the certificate shall be signed by the Director or by a Deputy Director authorized under section 260.

Evidence

(2) Except in a proceeding under section 213 to dissolve a corporation, a certificate referred to in subsection (1) or a certified copy thereof, when introduced as evidence in any civil, criminal or administrative action or proceeding, is conclusive proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate.

1974-75-76, c. 33, s. 249; 1978-79, c. 9, s. 1(F).

Certificate of corporation

257 (1) A certificate issued on behalf of a corporation stating any fact that is set out in the articles, the by-laws, a unanimous shareholder agreement, the minutes of the meetings of the directors, a committee of directors or the

Retours

(4) La société n’est pas tenue d’envoyer les avis ou documents visés au paragraphe (1) qui lui sont retournés deux fois de suite, sauf si elle est informée par écrit de la nouvelle adresse de l’actionnaire introuvable.

L.R. (1985), ch. C-44, art. 253; 2001, ch. 14, art. 122 et 135(A).

Avis et signification à une société

254 Les avis ou documents à envoyer ou à signifier à une société peuvent l’être par courrier recommandé au siège social indiqué dans le dernier avis déposé en vertu de l’article 19; la société est alors réputée, sauf s’il existe des motifs raisonnables à l’effet contraire, les avoir reçus ou en avoir reçu signification à la date normale de livraison par la poste.

1974-75-76, ch. 33, art. 247; 1978-79, ch. 9, art. 1(F) et 79.

Renonciation

255 Dans les cas où la présente loi ou les règlements exigent l’envoi d’un avis ou d’un document, il est possible, par écrit, de renoncer à l’envoi ou au délai, ou de consentir à l’abrègement de celui-ci.

1974-75-76, ch. 33, art. 248; 1978-79, ch. 9, art. 1(F) et 79.

Certificat du directeur

256 (1) Les certificats ou les attestations de faits que le directeur peut ou doit délivrer aux termes de la présente loi doivent être signés par lui ou par un directeur adjoint nommé conformément à l’article 260.

Preuve

(2) Sauf dans le cas de la procédure de dissolution prévue à l’article 213, le certificat visé au paragraphe (1) ou toute copie certifiée conforme fait foi de son contenu d’une manière irréfragable dans toute poursuite civile, pénale ou administrative, sans qu’il soit nécessaire de faire la preuve de la signature ni de la qualité officielle du présumé signataire.

1974-75-76, ch. 33, art. 249; 1978-79, ch. 9, art. 1(F).

Certificat

257 (1) Le certificat délivré pour le compte d’une société et énonçant un fait relevé dans les statuts, les règlements administratifs, une convention unanime des actionnaires, le procès-verbal d’une assemblée ou d’une

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Sections 257-258.1	Articles 257-258.1

shareholders, or in a trust indenture or other contract to which the corporation is a party, may be signed by a director, an officer or a transfer agent of the corporation.

Proof

(2) When introduced as evidence in any civil, criminal or administrative action or proceeding,

(a) a fact stated in a certificate referred to in subsection (1),

(b) a certified extract from a securities register of a corporation, or

(c) a certified copy of minutes or extract from minutes of a meeting of shareholders, directors or a committee of directors of a corporation,

is, in the absence of evidence to the contrary, proof of the facts so certified without proof of the signature or official character of the person appearing to have signed the certificate.

Security certificate

(3) An entry in a securities register of, or a security certificate issued by, a corporation is, in the absence of evidence to the contrary, proof that the person in whose name the security is registered is owner of the securities described in the register or in the certificate.

R.S., 1985, c. C-44, s. 257; 2001, c. 14, s. 123(F).

Copies

258 Where a notice or document is required to be sent to the Director under this Act, the Director may accept a photostatic or photographic copy thereof.

1974-75-76, c. 33, s. 251; 1978-79, c. 9, s. 1(F).

Content and form of documents

258.1 The Director may establish the requirements for the content and fix the form, including electronic or other forms, of notices and other documents sent to or issued by the Director under this Act and, in so doing, the Director may specify, among other things,

(a) the notices and documents that may be transmitted in electronic or other form;

(b) the persons or classes of persons who may sign or transmit the notices and other documents;

(c) their signature in electronic or other form, or the actions that are to have the same effect for the purposes of this Act as their signature; and

réunion ainsi que dans les actes de fiducie ou autres contrats où la société est partie peut être signé par tout administrateur, dirigeant ou agent de transfert de la société.

Preuve

(2) Dans les poursuites ou procédures civiles, pénales ou administratives :

a) les faits énoncés dans le certificat visé au paragraphe (1);

b) les extraits certifiés conformes du registre des valeurs mobilières;

c) les copies ou extraits certifiés conformes des procès-verbaux des assemblées ou réunions,

font foi à défaut de preuve contraire, sans qu’il soit nécessaire de prouver la signature ni la qualité officielle du présumé signataire.

Certificat de valeurs mobilières

(3) Les mentions du registre des valeurs mobilières et les certificats de valeurs mobilières émis par la société établissent, à défaut de preuve contraire, que les personnes au nom desquelles les valeurs mobilières sont inscrites sont propriétaires des valeurs mentionnées dans le registre ou sur les certificats.

L.R. (1985), ch. C-44, art. 257; 2001, ch. 14, art. 123(F).

Photocopies

258 Le directeur peut accepter une photocopie de tout avis ou document qui, aux termes de la présente loi, doit lui être envoyé.

1974-75-76, ch. 33, art. 251; 1978-79, ch. 9, art. 1(F).

Présentation et teneur des documents

258.1 Le directeur peut établir le mode de présentation — sous forme électronique ou autre — et la teneur des avis et autres documents qu’il envoie ou reçoit au titre de la présente loi et, dans le cadre de l’exercice de ce pouvoir, il peut préciser notamment :

a) les avis et documents qui peuvent être transmis sous forme électronique ou autre;

b) les personnes ou catégories de personnes qui peuvent les signer ou en effectuer la transmission;

c) les modalités de signature sous forme électronique ou autre de ceux-ci, y compris ce qui peut tenir lieu de signature;

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(d) the time and circumstances when electronic notices and documents are to be considered to be sent or received, and the place where they are considered to have been sent or received.

(e) [Repealed, 2018, c. 8, s. 36]

1994, c. 24, s. 26; 2001, c. 14, s. 124; 2018, c. 8, s. 36.

Exemption

258.2 In the prescribed circumstances, the Director may, on any conditions that the Director considers appropriate, exempt from the application of any provision of this Act requiring notices or documents to be sent to the Director any notices or documents or classes of notices or documents containing information similar to that contained in notices or documents required to be made public pursuant to any other Act of Parliament or to any Act of the legislature of a province as the Director specifies.

1994, c. 24, s. 26; 2001, c. 14, s. 124.

Proof required by Director

259 (1) The Director may require that a document or a fact stated in a document required by this Act or the regulations to be sent to the Director shall be verified in accordance with subsection (2).

Form of proof

(2) A document or fact required by this Act or by the Director to be verified may be verified by affidavit or by statutory declaration under the Canada Evidence Act before any commissioner for oaths or for taking affidavits.

R.S., 1985, c. C-44, s. 259; 2001, c. 14, s. 135(E).

Appointment of Director

260 The Minister may appoint a Director and one or more Deputy Directors to carry out the duties and exercise the powers of the Director under this Act.

1974-75-76, c. 33, s. 253; 1978-79, c. 9, s. 1(F).

Regulations

261 (1) The Governor in Council may make regulations

(a) providing for anything that by this Act is to be prescribed or provided for by the regulations;

(a.1) defining anything that, by this Act, is to be defined by regulation;

(b) requiring the payment of a fee in respect of the receipt, examination, filing, issuance or copying of any document, or in respect of any action that the Director is required or authorized to take under this Act, and

d) les circonstances — notamment le moment et le lieu — dans lesquelles les avis et documents électroniques sont présumés avoir été envoyés ou reçus.

e) [Abrogé, 2018, ch. 8, art. 36]

1994, ch. 24, art. 26; 2001, ch. 14, art. 124; 2018, ch. 8, art. 36.

Dispense

258.2 Par dérogation aux autres dispositions de la présente loi, dans les circonstances réglementaires, le directeur peut, selon les modalités qu’il estime utiles, prévoir qu’il n’est pas nécessaire de lui envoyer tels avis ou documents ou catégories d’avis ou de documents si les renseignements y figurant sont semblables à ceux qui figurent dans des documents devant être rendus publics aux termes d’une autre loi fédérale ou d’une loi provinciale.

1994, ch. 24, art. 26; 2001, ch. 14, art. 124.

Preuve

259 (1) Le directeur peut exiger la vérification conformément au paragraphe (2) de l’authenticité d’un document dont la présente loi ou les règlements requièrent l’envoi ou de l’exactitude d’un fait relaté dans un tel document.

Forme de preuve

(2) La vérification, exigée par la présente loi ou par le directeur, peut s’effectuer, devant tout commissaire compétent, par voie d’affidavit ou de déclaration solennelle faite en vertu de la Loi sur la preuve au Canada.

L.R. (1985), ch. C-44, art. 259; 2001, ch. 14, art. 135(A).

Nomination du directeur

260 Le ministre peut nommer un directeur et un ou plusieurs directeurs adjoints pour exercer les attributions que la présente loi confère au directeur.

1974-75-76, ch. 33, art. 253; 1978-79, ch. 9, art. 1(F).

Règlements

261 (1) Le gouverneur en conseil peut, par règlement :

a) prendre toute mesure d’ordre réglementaire prévue par la présente loi;

a.1) définir tout ce qui, aux termes de la présente loi, doit être défini par règlement;

b) établir les droits à imposer pour la réception, l’examen, le dépôt, la délivrance ou la reproduction de documents ou pour les mesures, facultatives ou

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prescribing the amount of the fee or the manner of determining the fee;

(c) respecting the payment of fees, including the time when and the manner in which the fees are to be paid, the additional fees that may be charged for the late payment of fees and the circumstances in which any fees previously paid may be refunded in whole or in part;

(c.01) prescribing the form of the register referred to in subsection 21.1(1) and the manner of preparing and maintaining it;

(c.02) respecting steps to be taken by a corporation for the purposes of subsection 21.1(2);

(c.1) prescribing, for the purposes of subsection 137(1.1), a manner of determining the number of shares required for a person to be eligible to submit a proposal, including the time and manner of determining a value or percentage of the outstanding shares of the corporation;

(d) prescribing, for the purposes of paragraph 137(5)(d), the minimum amount of support required in relation to the number of times the shareholder has submitted substantially the same proposal within the prescribed period;

(e) prescribing rules with respect to exemptions permitted by this Act;

(f) respecting the powers that may be granted by a shareholder in a form of proxy;

(g) prescribing any matter necessary for the purposes of the application of Part XX.1, including the time and circumstances when an electronic document is to be considered to have been provided or received and the place where it is considered to have been provided or received;

(h) prescribing the manner of, and conditions for, participating in a meeting by means of a telephonic, electronic or other communication facility that permits all participants to communicate adequately with each other during the meeting; and

(i) prescribing, for the purposes of subsection 141(3), the manner of, and conditions for, voting at a meeting of shareholders by means of a telephonic, electronic or other communication facility.

obligatoires, prises par le directeur en vertu de la présente loi ou prévoir la manière de les fixer;

c) prévoir les modalités de paiement des droits, notamment les modalités de temps, les droits supplémentaires qui peuvent être imposés pour les paiements en souffrance, ainsi que les circonstances dans lesquelles les droits peuvent être remboursés en tout ou en partie;

c.01) prévoir les modalités de tenue du registre mentionné au paragraphe 21.1(1);

c.02) régir les mesures que la société doit prendre pour l’application du paragraphe 21.1(2);

c.1) prévoir, pour l’application du paragraphe 137(1.1), le mode de détermination du nombre d’actions requis pour soumettre une proposition, y compris les modalités — de temps ou autres — d’évaluation des actions ou de détermination du pourcentage nécessaire par rapport à l’ensemble des actions de la société;

d) prévoir, pour l’application de l’alinéa 137(5)d), l’appui nécessaire à la proposition d’un actionnaire en fonction du nombre de propositions à peu près identiques déjà présentées par celui-ci dans le délai réglementaire;

e) établir les règles relatives aux exemptions ou dispenses prévues par la présente loi;

f) régir les pouvoirs que peut accorder un actionnaire dans un formulaire de procuration;

g) prévoir tout ce qui est utile à l’application de la partie XX.1, y compris les délais et les circonstances dans lesquels le document électronique est présumé avoir été transmis ou reçu, ainsi que le lieu où le document est présumé avoir été transmis ou reçu;

h) prévoir la façon de participer aux assemblées ou réunions par tout moyen de communication —téléphonique, électronique ou autre — permettant à tous les participants de communiquer entre eux, ainsi que les exigences à respecter dans le cadre de cette participation;

i) prévoir, pour l’application du paragraphe 141(3), la façon de voter par tout moyen de communication —téléphonique, électronique ou autre — lors d’une assemblée, ainsi que les exigences à respecter dans le cadre du vote.

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Incorporation by reference

(2) The regulations may incorporate any material by reference regardless of its source and either as it exists on a particular date or as amended from time to time.

Incorporated material is not a regulation

(3) Material does not become a regulation for the purposes of the Statutory Instruments Act because it is incorporated by reference.

R.S., 1985, c. C-44, s. 261; 1994, c. 24, s. 27; 2001, c. 14, s. 125; 2018, c. 8, s. 38; 2018, c. 27, s. 185.

Payment of fees

261.1 A fee in respect of the receipt or copying of any document shall be paid to the Director when it is received or copied, and a fee in respect of the examination, filing or issuance of any document or in respect of any action that the Director is required or authorized to take shall be paid to the Director before the document is examined, filed or issued or the action is taken.

2001, c. 14, s. 126; 2018, c. 8, s. 39.

Definition of statement

262 (1) In this section, statement means a statement of intent to dissolve and a statement of revocation of intent to dissolve referred to in section 211.

Sending of articles and statements

(2) If this Act requires that articles or a statement relating to a corporation be sent to the Director, on receiving the articles or statement in the form that the Director fixes, any other required documents and the required fees, the Director shall

(a) record the date of receipt;

(b) issue the appropriate certificate;

(c) send the certificate, or a copy, image or photographic, electronic or other reproduction of the certificate, to the corporation or its agent or mandatary; and

(d) publish a notice of the issuance of the certificate in a publication generally available to the public.

Date of certificate

(3) A certificate referred to in subsection (2) issued by the Director may be dated as of the day the Director receives the articles, statement or court order pursuant to which the certificate is issued or as of any later day specified by the court or person who signed the articles or statement.

Incorporation par renvoi

(2) Peut être incorporé par renvoi dans un règlement tout document — quelle que soit sa provenance —, soit dans sa version à une date donnée, soit avec ses modifications successives.

Nature du document incorporé

(3) L’incorporation par renvoi d’un document dans un règlement ne lui confère pas, pour l’application de la Loi sur les textes réglementaires, valeur de règlement.

L.R. (1985), ch. C-44, art. 261; 1994, ch. 24, art. 27; 2001, ch. 14, art. 125; 2018, ch. 8, art. 38; 2018, ch. 27, art. 185.

Acquittement des droits

261.1 Les droits à payer au directeur pour la réception, l’examen, le dépôt, la délivrance ou la reproduction de documents ou pour toute mesure, facultative ou obligatoire, prise par celui-ci sont acquittés respectivement au moment de la réception ou de la reproduction ou avant l’examen, le dépôt ou la délivrance du document ou bien la prise de la mesure.

2001, ch. 14, art. 126; 2018, ch. 8, art. 39.

Définition de déclaration

262 (1) Au présent article, déclaration désigne les déclarations mentionnées à l’article 211 constatant soit l’intention de procéder à la dissolution, soit la révocation de cette intention.

Envoi de statuts ou d’une déclaration

(2) Dans le cas où la présente loi prévoit l’envoi au directeur de statuts ou d’une déclaration relativement à une société, le directeur, à la réception des statuts ou de la déclaration en la forme établie par lui, de tout autre document requis et des droits y afférents :

a) note la date de réception;

b) délivre le certificat approprié;

c) envoie à la société ou à son mandataire le certificat ou une copie, image ou reproduction photographique, électronique ou autre de celui-ci;

d) publie dans une publication destinée au grand public un avis de la délivrance de ce certificat.

Date du certificat

(3) La date du certificat visé au paragraphe (2) peut être celle de la réception des statuts par le directeur, de la déclaration ou de l’ordonnance portant délivrance du certificat ou telle date ultérieure que précise le tribunal ou le signataire des statuts ou de la déclaration.

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(4) [Repealed, 1994, c. 24, s. 28]

Date of certificate

(5) Notwithstanding subsection (3), a certificate of discontinuance may be dated as of the day on which the corporation amalgamates pursuant to another Act or is continued.

R.S., 1985, c. C-44, s. 262; 1994, c. 24, s. 28; 2001, c. 14, ss. 127,
135(E); 2011, c. 21, s. 71(E); 2018, c. 8, s. 40.

Signature

262.1 (1) A signature required on a certificate issued by the Director under this Act may be printed or otherwise mechanically reproduced on the certificate or may be in accordance with the regulations made under paragraph 261(1)(c.1).

(2) [Repealed, 2018, c. 8, s. 41]

Execution of documents

(3) Any articles, notice, resolution, requisition, statement or other document required or permitted to be executed or signed by more than one individual for the purposes of this Act may be executed or signed in several documents of like form, each of which is executed or signed by one or more of the individuals. The documents, when duly executed or signed by all individuals required or permitted, as the case may be, to do so, shall be deemed to constitute one document for the purposes of this Act.

1994, c. 24, s. 29; 2001, c. 14, s. 128; 2018, c. 8, s. 41.

Publication

262.2 The Director must publish, in a publication generally available to the public, a notice of any decision made by the Director granting an application made under subsection 2(6), 10(2), 82(3) or 151(1), section 156 or subsection 171(2) or 187(11).

2018, c. 8, s. 42.

Annual return

263 Every corporation shall send to the Director an annual return in the form and within the period that the Director fixes.

R.S., 1985, c. C-44, s. 263; 2001, c. 14, s. 129; 2018, c. 8, s. 42.

Certificate

263.1 (1) The Director may provide any person with a certificate stating that a corporation

(a) has sent to the Director a document required to be sent under this Act;

(b) has paid all required fees; or

(4) [Abrogé, 1994, ch. 24, art. 28]

Date du certificat

(5) Nonobstant le paragraphe (3), le certificat de changement de régime peut être daté du jour où la société a été prorogée ou a fusionné sous le régime d’une autre loi.

L.R. (1985), ch. C-44, art. 262; 1994, ch. 24, art. 28; 2001, ch. 14, art. 127 et 135(A); 2011, ch. 21, art. 71(A); 2018, ch. 8, art. 40.

Signature

262.1 (1) La signature qui doit figurer sur les certificats que le directeur délivre aux termes de la présente loi peut soit être imprimée ou reproduite mécaniquement, soit être apposée conformément aux règlements d’application de l’alinéa 261(1)c.1).

(2) [Abrogé, 2018, ch. 8, art. 41]

Présomption relative à la signature des documents

(3) Les statuts, avis, résolutions, demandes, déclarations ou autres documents qui doivent ou peuvent être signés par plusieurs particuliers pour l’application de la présente loi peuvent être rédigés en plusieurs exemplaires de même forme, dont chacun est signé par un ou plusieurs de ces particuliers. Ces exemplaires dûment signés sont réputés constituer un seul document pour l’application de la présente loi.

1994, ch. 24, art. 29; 2001, ch. 14, art. 128; 2018, ch. 8, art. 41.

Publicité

262.2 Le directeur publie, dans une publication destinée au grand public, un avis de chaque décision où il accorde une demande faite en vertu des paragraphes 2(6), 10(2), 82(3) ou 151(1), de l’article 156 ou des paragraphes 171(2) ou 187(11).

2018, ch. 8, art. 42.

Rapport annuel

263 La société envoie au directeur un rapport annuel, en la forme et dans le délai établis par lui.

L.R. (1985), ch. C-44, art. 263; 2001, ch. 14, art. 129; 2018, ch. 8, art. 42.

Certificat

263.1 (1) Le directeur peut fournir à toute personne un certificat attestant la remise par la société des documents dont l’envoi est requis par la présente loi, le paiement des droits requis ou l’existence de la société à une date précise.

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(c) exists as of a certain date.

Director may refuse to issue certificate of existence

(2) For greater certainty, the Director may refuse to issue a certificate described in paragraph (1)(c) if the Director has knowledge that the corporation is in default of sending a document required to be sent under this Act or is in default of paying a required fee.

2001, c. 14, s. 129.

Alteration

264 The Director may alter a notice or document, other than an affidavit or statutory declaration, if authorized by the person who sent the document or by that person’s representative.

R.S., 1985, c. C-44, s. 264; 2001, c. 14, s. 135(E).

Corrections at request of Director

265 (1) If there is an error in articles, a notice, a certificate or other document, the directors or shareholders of the corporation shall, on the request of the Director, pass the resolutions and send to the Director the documents required to comply with this Act, and take such other steps as the Director may reasonably require so that the Director may correct the document.

No prejudice

(2) Before proceeding under subsection (1), the Director must be satisfied that the correction would not prejudice any of the shareholders or creditors of the corporation.

Corrections at the request of the corporation

(3) The Director may, at the request of the corporation or of any other interested person, accept a correction to any of the documents referred to in subsection (1) if

(a) the correction is approved by the directors of the corporation, unless the error is obvious or was made by the Director; and

(b) the Director is satisfied that the correction would not prejudice any of the shareholders or creditors of the corporation and that the correction reflects the original intention of the corporation or the incorporators, as the case may be.

Application to court

(4) If, in the view of the Director, of the corporation or of any interested person who wishes a correction, a correction to any of the documents referred to in subsection (1) would prejudice any of the shareholders or creditors of a corporation, the Director, the corporation or the person,

Refus de délivrance

(2) Le directeur peut refuser de délivrer le certificat attestant l’existence de la société notamment si, à sa connaissance, celle-ci a omis d’envoyer un document dont l’envoi est requis par la présente loi ou de payer des droits requis.

2001, ch. 14, art. 129.

Modification

264 Le directeur peut modifier les avis ou, avec l’autorisation de l’expéditeur ou de son représentant, les documents autres que les affidavits ou les déclarations solennelles.

L.R. (1985), ch. C-44, art. 264; 2001, ch. 14, art. 135(A).

Rectifications à la demande du directeur

265 (1) En cas d’erreur dans les statuts, les avis ou les certificats ou autres documents, le directeur peut, afin de les rectifier, demander aux administrateurs ou actionnaires de la société de prendre toute mesure raisonnable, notamment d’adopter des résolutions et de lui envoyer les documents se conformant à la présente loi.

Rectifications ne portent pas préjudice

(2) Il ne peut cependant procéder à la demande que s’il est convaincu que les rectifications ne porteraient pas préjudice aux actionnaires ou créanciers de la société.

Rectifications à la demande de la société ou autre

(3) À la demande de la société ou de toute autre personne intéressée en vue de faire rectifier les erreurs contenues dans des documents visés au paragraphe (1), le directeur peut permettre que les documents rectifiés lui soient envoyés si :

a) les rectifications sont approuvées par les administrateurs de la société, sauf dans le cas d’erreurs manifestes ou faites par le directeur lui-même;

b) le directeur est convaincu que les rectifications ne porteraient pas préjudice aux actionnaires ou créanciers de la société et qu’elles reflètent l’intention visée à l’origine.

Intervention du tribunal

(4) Si les rectifications, de l’avis du directeur, de la société ou de toute personne intéressée qui les désire, risquent de porter préjudice aux actionnaires ou créanciers de la société, l’une ou l’autre de ces personnes peut saisir le tribunal de la question pour qu’il établisse

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Sections 265-265.1	Articles 265-265.1

as the case may be, may apply to the court for an order that the document be corrected and for an order determining the rights of the shareholders or creditors.

Notice to Director

(5) An applicant under subsection (4) shall give the Director notice of the application, and the Director is entitled to appear and to be heard in person or by counsel.

Director may require surrender of document

(6) The Director may demand the surrender of the original document, and may issue a corrected certificate or file the corrected articles, notice or other document.

Date of corrected document

(7) A corrected document shall bear the date of the document it replaces unless

(a) the correction is made with respect to the date of the document, in which case the document shall bear the corrected date; or

(b) the court decides otherwise.

Notice

(8) If a corrected certificate materially amends the terms of the original certificate, the Director shall without delay give notice of the correction in a publication generally available to the public.

R.S., 1985, c. C-44, s. 265; 2001, c. 14, s. 130; 2018, c. 8, s. 43(F).

Cancellation of articles by Director

265.1 (1) In the prescribed circumstances, the Director may cancel the articles and related certificate of a corporation.

No prejudice

(2) Before proceeding under subsection (1), the Director must be satisfied that the cancellation would not prejudice any of the shareholders or creditors of the corporation.

Request to Director to cancel articles

(3) In the prescribed circumstances, the Director may, at the request of a corporation or of any other interested person, cancel the articles and related certificate of the corporation if

(a) the cancellation is approved by the directors of the corporation; and

(b) the Director is satisfied that the cancellation would not prejudice any of the shareholders or les droits des parties en cause et, s’il y a lieu, rende une ordonnance afin de rectifier le document.

Avis au directeur

(5) Avis de la demande de la société ou de toute autre personne intéressée doit être envoyé au directeur et celui-ci peut comparaltre en personne ou par ministère d’avocat.

Restitution

(6) Le directeur peut exiger la restitution du document à rectifier, délivrer un certificat rectifié et enregistrer tout autre document rectifié.

Date du document

(7) Le document rectifié porte la date de celui qu’il remplace, la date rectifiée — dans le cas où la rectification porte sur la date du document — ou celle précisée par le tribunal, s’il y a lieu.

Avis

(8) Le directeur donne sans délai avis des modifications importantes apportées par le certificat rectifié dans une publication destinée au grand public.

L.R. (1985), ch. C-44, art. 265; 2001, ch. 14, art. 130; 2018, ch. 8, art.
43(F).

Annulation à la demande du directeur

265.1 (1) Le directeur peut, dans les circonstances réglementaires, annuler les statuts d’une société et les certificats y afférents.

Annulation conditionnelle

(2) Il ne peut cependant les annuler que s’il est convaincu que l’annulation ne porterait pas préjudice aux actionnaires ou créanciers de la société.

Annulation à la demande de la société ou autre

(3) À la demande de la société ou de toute autre personne intéressée, le directeur peut, dans les circonstances réglementaires, annuler les statuts et les certificats y afférents si :

a) l’annulation est approuvée par les administrateurs de la société;

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creditors of the corporation and that the cancellation reflects the original intention of the corporation or the incorporators, as the case may be.

Application to court

(4) If, in the view of the Director, of the corporation or of any interested person who wishes a cancellation, a cancellation of articles and a related certificate would prejudice any of the shareholders or creditors of a corporation, the Director, the corporation or the person, as the case may be, may apply to the court for an order that the articles and certificate be cancelled and for an order determining the rights of the shareholders or creditors.

Notice to Director

(5) An applicant under subsection (4) shall give the Director notice of the application, and the Director is entitled to appear and to be heard in person or by counsel.

Return of certificate

(6) The Director may demand the surrender of a cancelled certificate.

2001, c. 14, s. 130.

Inspection

266 (1) A person who has paid the required fee is entitled during usual business hours to examine a document required by this Act or the regulations to be sent to the Director, except a report sent to the Director under subsection 230(2), and to make copies of or extracts from it.

Copies

(2) The Director shall furnish any person with a copy, extract, certified copy or certified extract of a document required by this Act or the regulations to be sent to the Director, except a report sent under subsection 230(2).

R.S., 1985, c. C-44, s. 266; 2001, c. 14, s. 130.

Records of Director

267 (1) Records required by this Act to be maintained by the Director

(a) may be in bound or loose-leaf form or in photographic film form; or

(b) may be entered or recorded by any system of mechanical or electronic data processing or by any other information storage device that is capable of reproducing any required information in intelligible form within a reasonable time.

b) le directeur est convaincu que l’annulation ne porterait pas préjudice aux actionnaires ou créanciers de la société et qu’elle reflète l’intention d’origine.

Intervention du tribunal

(4) Si l’annulation des statuts ou des certificats y afférents, de l’avis du directeur, de la société ou de toute personne intéressée qui la désire, risque de porter préjudice aux actionnaires ou créanciers de la société, l’une ou l’autre de ces personnes peut saisir le tribunal de la question pour qu’il établisse les droits des parties en cause et, s’il y a lieu, rende une ordonnance d’annulation.

Avis au directeur

(5) Avis de la demande de la société ou de toute autre personne intéressée doit être envoyé au directeur et celui-ci peut comparaître en personne ou par ministère d’avocat.

Restitution

(6) Le directeur peut exiger la restitution des certificats annulés.

2001, ch. 14, art. 130.

Consultation

266 (1) Sur paiement des droits requis, il est possible de consulter, pendant les heures normales d’ouverture, les documents dont l’envoi au directeur est requis par la présente loi ou ses règlements d’application, à l’exception des rapports envoyés en vertu du paragraphe 230(2), et d’en prendre des copies ou extraits.

Copies

(2) Le directeur doit fournir, à toute personne, une copie ou un extrait — certifiés conformes ou non — des documents dont l’envoi est requis par la présente loi ou les règlements, à l’exception des rapports envoyés en vertu du paragraphe 230(2).

L.R. (1985), ch. C-44, art. 266; 2001, ch. 14, art. 130.

Livres du directeur

267 (1) Les livres que le directeur tient en vertu de la présente loi peuvent être reliés ou conservés soit sous forme de feuillets mobiles ou de films, soit à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements demandés sous une forme compréhensible.

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Sections 267-268	Articles 267-268

Obligation to furnish

(2) Where records are maintained by the Director otherwise than in written form,

(a) the Director shall furnish any copy required to be furnished under subsection 266(2) in intelligible form; and

(b) a report reproduced from those records, if it is certified by the Director, is admissible in evidence to the same extent as the original records would have been.

Retention of records

(3) The Director is not required to produce any document, other than a certificate and attached articles or statement filed under section 262, after the expiration of the prescribed period.

R.S., 1985, c. C-44, s. 267; 1994, c. 24, s. 30; 2001, c. 14, s. 131.

Form of publication

267.1 Information or notices required by this Act to be summarized in a publication generally available to the public or published by the Director may be made available to the public or published by any system of mechanical or electronic data processing or by any other information storage device that is capable of reproducing any required information or notice in intelligible form within a reasonable time.

1994, c. 24, s. 31; 2001, c. 14, s. 132; 2018, c. 8, s. 46(F).

Definition of charter

268 (1) In this section, charter includes

(a) an act of incorporation and any amendments thereto; and

(b) letters patent of incorporation and any letters patent supplementary thereto.

Amendment of charter — special Act

(2) In connection with a continuance under this Act, the shareholders of a body corporate incorporated or continued by or under a special Act of Parliament who are entitled to vote at annual meetings of shareholders may, despite the charter of the body corporate,

(a) by special resolution, authorize the directors of the body corporate to apply under section 187 for a certificate of continuance; and

(b) by the same resolution, make any amendment to the charter of the body corporate that a corporation incorporated under this Act may make to its articles.

Obligation de fournir copie

(2) En cas de tenue des livres par le directeur sous une forme non écrite :

a) il doit fournir les copies exigées aux termes du paragraphe 266(2) sous une forme compréhensible;

b) les rapports extraits de ces livres et certifiés conformes par le directeur ont la même force probante que les originaux.

Production

(3) Le directeur n’est tenu de produire des documents, à l’exception des certificats et des statuts et déclarations annexés qui sont enregistrés en vertu de l’article 262, que dans le délai réglementaire.

L.R. (1985), ch. C-44, art. 267; 1994, ch. 24, art. 30; 2001, ch. 14, art. 131.

Traitement de l’information

267.1 Les renseignements et avis que le directeur est tenu, en application de la présente loi, de résumer dans une publication destinée au grand public ou de publier peuvent être résumés ou publiés à l’aide de tout procédé mécanique ou électronique de traitement des données ou de mise en mémoire de l’information susceptible de donner, dans un délai raisonnable, les renseignements ou avis demandés sous une forme compréhensible.

1994, ch. 24, art. 31; 2001, ch. 14, art. 132; 2018, ch. 8, art. 46(F).

Définition de charte

268 (1) Au présent article, sont assimilés à une charte :

a) l’acte constitutif d’une société ainsi que ses modifications;

b) les lettres patentes, initiales ou supplémentaires.

Modification de la charte : loi spéciale

(2) En ce qui concerne la prorogation sous le régime de la présente loi, les actionnaires d’une personne morale constituée ou prorogée en vertu d’une loi fédérale spéciale, qui ont le droit de voter aux assemblées annuelles peuvent, malgré la charte de la personne morale :

a) autoriser, par résolution spéciale, les administrateurs à demander, en vertu de l’article 187, un certificat de prorogation;

b) par la même résolution, apporter à la charte de la personne morale toutes les modifications qu’une société constituée sous le régime de la présente loi peut apporter à ses statuts.

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Section 268	Article 268

Amendment of charter — other Act

(2.1) In connection with a continuance under this Act, the shareholders of a body corporate incorporated or continued by or under an Act of Parliament, other than this Act or a special Act, who are entitled to vote at annual meetings of shareholders may, subject to any other Act of Parliament or the charter of the body corporate,

(a) by special resolution, authorize the directors of the body corporate to apply under section 187 for a certificate of continuance; and

(b) by the same resolution, make any amendment to the charter of the body corporate that a corporation incorporated under this Act may make to its articles.

Change of class rights

(3) Despite subsections (2) and (2.1), the shareholders of a body corporate may not, by a special resolution under any of those subsections, make any change of the nature referred to in subsection 176(1) that affects a class or series of shares, unless

(a) the charter of the body corporate otherwise provides in respect of an amendment of the nature referred to in paragraph 176(1)(a), (b) or (e); or

(b) the holders of the class or series of shares approve the change in accordance with section 176.

Authorizing continuance

(4) Subject to subsection (6), the directors of a body corporate incorporated or continued by or under a special Act of Parliament may, despite the charter of the body corporate, apply under section 187 for a certificate of continuance if the articles of continuance do not make any amendment to the charter of the body corporate other than an amendment required to conform to this Act.

Authorizing continuance

(4.1) Subject to subsection (6), the directors of a body corporate incorporated or continued by or under an Act of Parliament, other than this Act or a special Act, may, subject to any other Act of Parliament or the charter of the body corporate, apply under section 187 for a certificate of continuance if the articles of continuance do not make any amendment to the charter of the body corporate other than an amendment required to conform to this Act.

Modification de la charte : autre loi

(2.1) En ce qui concerne la prorogation sous le régime de la présente loi, les actionnaires d’une personne morale constituée ou prorogée en vertu d’une loi fédérale, autre que la présente loi ou une loi spéciale, qui ont le droit de voter aux assemblées annuelles peuvent, sous réserve de toute autre loi fédérale ou de la charte de la personne morale :

a) autoriser, par résolution spéciale, les administrateurs à demander, en vertu de l’article 187, un certificat de prorogation;

b) par la même résolution, apporter à la charte de la personne morale toutes les modifications qu’une société constituée sous le régime de la présente loi peut apporter à ses statuts.

Changement des droits afférents à une catégorie ou série d’actions

(3) Malgré les paragraphes (2) et (2.1), les actionnaires d’une personne morale ne peuvent, par la résolution spéciale visée à l’un ou l’autre de ces paragraphes, apporter aucune modification analogue à celles visées au paragraphe 176(1) et touchant une catégorie ou une série d’actions, sauf dans l’un ou l’autre des cas suivants :

a) la charte de la personne morale permet d’apporter des modifications analogues à celles visées aux alinéas 176(1)a), b) ou e);

b) les actionnaires de cette catégorie ou série approuvent la modification, selon les modalités prévues à l’article 176.

Demande de prorogation

(4) Sous réserve du paragraphe (6), les administrateurs d’une personne morale constituée ou prorogée en vertu d’une loi fédérale spéciale peuvent, malgré la charte de la personne morale, demander, en vertu de l’article 187, un certificat de prorogation si les clauses de prorogation n’apportent à la charte de la personne morale que des modifications qui doivent obligatoirement être conformes à la présente loi.

Demande de prorogation

(4.1) Sous réserve du paragraphe (6), les administrateurs d’une personne morale constituée ou prorogée en vertu d’une loi fédérale, à l’exception de la présente loi ou d’une loi spéciale, peuvent, sous réserve de toute autre loi fédérale ou de la charte de la personne morale, demander, en vertu de l’article 187, un certificat de prorogation si les clauses de prorogation n’apportent à la charte de la personne morale que des modifications

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Section 268	Article 268

Financial institutions

(4.2) For the purposes of this section, every body corporate that is incorporated or continued under an Act of Parliament and to which the Bank Act, the Cooperative Credit Associations Act, the Insurance Companies Act or the Trust and Loan Companies Act applies is deemed to be incorporated or continued by or under an Act of Parliament other than this Act or a special Act.

No dissent

(5) A shareholder is not entitled to dissent under section 190 in respect of an amendment made under subsection (2), (2.1), (3), (4) or (4.1).

Discretionary continuance

(6) The Governor in Council may, by order, require that a body corporate incorporated by or under an Act of Parliament to which the Canada Not-for-profit Corporations Act does not apply, apply for a certificate of continuance under section 187 within any period that may be prescribed except for the following:

(a) a bank;

(a.1) an association to which the Cooperative Credit Associations Act applies;

(b) a company or society to which the Insurance Companies Act applies; and

(c) a company to which the Trust and Loan Companies Act applies.

(7) [Repealed, 2009, c. 23, s. 311]

Fees

(8) A body corporate that obtains a certificate of continuance under this section is not required to pay any fees otherwise payable under this Act in respect of such continuance.

Special Act no longer applicable

(8.1) On the continuance of a body corporate incorporated by a special Act of Parliament as a corporation under this Act, the special Act ceases to apply to the corporation.

qui doivent obligatoirement être conformes à la présente loi.

Présomption

(4.2) Pour l’application du présent article, toute personne morale constituée ou prorogée en vertu d’une loi fédérale et régie par la Loi sur les banques, la Loi sur les associations coopératives de crédit, la Loi sur les sociétés d’assurances et la Loi sur les sociétés de fiducie et de prêt est réputée être constituée ou prorogée en vertu d’une loi fédérale autre que la présente loi ou une loi spéciale.

Aucune dissidence

(5) La dissidence prévue à l’article 190 est exclue dans le cas des modifications apportées en vertu des paragraphes (2), (2.1), (3), (4) ou (4.1).

Prorogation discrétionnaire

(6) Le gouverneur en conseil peut, par décret, enjoindre aux personnes morales constituées sous le régime d’une loi fédérale — mais non régies par la Loi canadienne sur les organisations à but non lucratif — de demander, dans le délai réglementaire, le certificat de prorogation prévu à l’article 187, à l’exception :

a) des banques;

a.1) des associations régies par la Loi sur les associations coopératives de crédit;

b) des sociétés ou des sociétés de secours régies par la Loi sur les sociétés d’assurances;

c) des sociétés régies par la Loi sur les sociétés de fiducie et de prêt.

(7) [Abrogé, 2009, ch. 23, art. 311]

Droits

(8) Aucun droit de prorogation n’est exigible des personnes morales qui obtiennent un certificat de prorogation en vertu du présent article.

Non-application des lois spéciales

(8.1) La loi spéciale du Parlement ayant constitué la personne morale cesse de s’appliquer à celle-ci dès sa prorogation au titre de la présente loi.

Current to February 11, 2020	220	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
PART XXI General	PARTIE XXI Dispositions générales
Section 268	Article 268

Idem

(9) A body corporate referred to in subsection (6) that does not make an application to obtain a certificate of continuance within the period prescribed is dissolved on the expiration of that period.

Continuance prohibited

(10) A body corporate to which the Canada Not-for-profit Corporations Act applies or any similar body corporate incorporated otherwise than by or under an Act of Parliament may not apply for a certificate of continuance under section 187.

Exception for railway companies

(11) A body corporate that is incorporated by or under a Special Act, as defined in section 87 of the Canada Transportation Act, may apply for a certificate of continuance under section 187.

R.S., 1985, c. C-44, s. 268; 1991, c. 45, s. 556, c. 46, s. 597, c. 47, s. 724; 1992, c. 1, ss. 142, 160(F); 1994, c. 24, s. 32; 1996, c. 10, s. 213; 2001, c. 14, s. 133; 2007, c. 6, s. 401; 2009, c. 23, ss. 311, 345, 346.

Idem

(9) Les personnes morales visées au paragraphe (6) qui ne demandent pas de certificat de prorogation dans le délai imparti sont dissoutes à l’expiration de ce délai.

Prorogation interdite

(10) Les personnes morales régies par la Loi canadienne sur les organisations à but non lucratif, ainsi que les personnes morales de même nature non constituées sous le régime d’une loi fédérale, ne peuvent demander le certificat de prorogation prévu à l’article 187.

Exception pour les compagnies de chemin de fer

(11) Une personne morale qui est constituée sous le régime d’une loi spéciale, au sens de l’article 87 de la Loi sur les transports au Canada, peut demander un certificat de prorogation en vertu de l’article 187.

L.R. (1985), ch. C-44, art. 268; 1991, ch. 45, art. 556, ch. 46, art. 597, ch. 47, art. 724; 1992, ch. 1, art. 142 et 160(F); 1994, ch. 24, art. 32; 1996, ch. 10, art. 213; 2001, ch. 14, art. 133; 2007, ch. 6, art. 401; 2009, ch. 23, art. 311, 345 et 346.

Current to February 11, 2020	221	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
SCHEDULE Offences	ANNEXE Infractions

SCHEDULE

(Subsections 21.31(2), (3) and (6))

Offences

1 An offence under any of the following provisions of the Criminal Code:

(a) subsection 57(1) (forgery of or uttering forged passport);

(b) subsection 74(1) (piracy by law of nations);

(c) section 75 (piratical acts);

(d) section 83.02 (providing or collecting property for certain activities);

(e) section 83.03 (providing, making available, etc., property or services for terrorist purposes);

(f) section 83.04 (using or possessing property for terrorist purposes);

(g) section 83.12 (freezing of property, disclosure or audit);

(h) subsection 83.18(1) (participation in activity of terrorist group);

(i) section 83.181 (leaving Canada to participate in activity of terrorist group);

(j) subsection 83.19(1) (facilitating terrorist activity);

(k) section 83.191 (leaving Canada to facilitate terrorist activity);

(l) section 83.2 (commission of offence for terrorist group);

(m) section 83.201 (leaving Canada to commit offence for terrorist group);

(n) section 83.202 (leaving Canada to commit offence that is terrorist activity);

(o) subsection 83.21(1) (instructing to carry out activity for terrorist group);

(p) subsection 83.22(1) (instructing to carry out terrorist activity);

(q) subsection 83.221(1) (advocating or promoting commission of terrorism offences);

(r) subsections 83.23(1) and (2) (concealing person who carried out terrorist activity and concealing person who is likely to carry out terrorist activity);

ANNEXE

(paragraphes 21.31(2), (3) et (6))

Infractions

1 Infraction prévue par l’une des dispositions ci-après du Code criminel :

a) paragraphe 57(1) (faux ou usage de faux en matière de passeport);

b) paragraphe 74(1) (piraterie d’après le droit des gens);

c) article 75 (actes de piraterie);

d) article 83.02 (fournir ou réunir des biens en vue de certains actes);

e) article 83.03 (fournir, rendre disponibles, etc. des biens ou services à des fins terroristes);

f) article 83.04 (utiliser ou avoir en sa possession des biens à des fins terroristes);

g) article 83.12 (blocage des biens, communication ou vérification);

h) paragraphe 83.18(1) (participation à une activité d’un groupe terroriste);

i) article 83.181 (quitter le Canada : participation à une activité d’un groupe terroriste);

j) paragraphe 83.19(1) (facilitation d’une activité terroriste);

k) article 83.191 (quitter le Canada : facilitation d’une activité terroriste);

l) article 83.2 (infraction au profit d’un groupe terroriste);

m) article 83.201 (quitter le Canada : perpétration d’une infraction au profit d’un groupe terroriste);

n) article 83.202 (quitter le Canada : perpétration d’une infraction constituant une activité terroriste);

o) paragraphe 83.21(1) (charger une personne de se livrer à une activité pour un groupe terroriste);

p) paragraphe 83.22(1) (charger une personne de se livrer à une activité terroriste);

q) paragraphe 83.221(1) (préconiser ou fomenter la perpétration d’infractions de terrorisme);

r) paragraphes 83.23(1) ou (2) (cacher une personne qui s’est livrée à une activité terroriste; cacher une

Current to February 11, 2020	222	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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SCHEDULE Offences	ANNEXE Infractions

(s) subsections 83.231(1), (3) and (4) (hoax — terrorist activity, causing bodily harm and causing death);

(t) subsection 99(1) (weapons trafficking);

(u) subsection 100(1) (possession for purpose of weapons trafficking);

(v) subsection 101(1) (transfer without authority);

(w) subsection 103(1) (importing or exporting knowing it is unauthorized);

(x) subsection 104(1) (unauthorized importing or exporting);

(y) subsection 119(1) (bribery of judicial officers, etc.);

(z) section 120 (bribery of officers);

(z.001) subsections 121(1) and (2) (frauds on the government and contractor subscribing to election fund);

(z.002) subsection 121.1(1) (selling, etc., of tobacco products and raw leaf tobacco);

(z.003) section 122 (breach of trust by public officer);

(z.004) subsection 123(1) (municipal corruption);

(z.005) section 124 (selling or purchasing office);

(z.006) section 125 (influencing or negotiating appointments or dealing in offices);

(z.007) subsection 235(1) (murder);

(z.008) section 236 (manslaughter);

(z.009) subsection 239(1) (attempt to commit murder);

(z.01) section 240 (accessory after fact to murder);

(z.011) subsection 264.1(1) (uttering threats);

(z.012) section 266 (assault);

(z.013) section 267 (assault with a weapon or causing bodily harm);

(z.014) subsection 268(1) (aggravated assault);

(z.015) section 269 (unlawfully causing bodily harm);

(z.016) subsection 269.1(1) (torture);

(z.017) subsection 270(1) (assaulting a peace officer);

(z.018) subsection 270.01(1) (assaulting peace officer with weapon or causing bodily harm);

personne qui se livrera vraisemblablement à une activité terroriste);

s) paragraphes 83.231(1), (3) ou (4) (incitation à craindre des activités terroristes; fait de causer des blessures corporelles; fait de causer la mort);

t) paragraphe 99(1) (trafic d’armes);

u) paragraphe 100(1) (possession en vue de faire le trafic d’armes);

v) paragraphe 101(1) (cession illégale);

w) paragraphe 103(1) (importation ou exportation non autorisées — infraction délibérée);

x) paragraphe 104(1) (importation ou exportation non autorisées);

y) paragraphe 119(1) (corruption de fonctionnaires judiciaires, etc.);

z) article 120 (corruption de fonctionnaires);

z.001) paragraphes 121(1) ou (2) (fraudes envers le gouvernement; entrepreneur qui souscrit à une caisse électorale);

z.002) paragraphe 121.1(1) (interdiction — produits du tabac et tabac en feuilles);

z.003) article 122 (abus de confiance par un fonctionnaire public);

z.004) paragraphe 123(1) (actes de corruption dans les affaires municipales);

z.005) article 124 (achat ou vente d’une charge);

z.006) article 125 (influencer ou négocier une nomination ou en faire commerce);

z.007) paragraphe 235(1) (meurtre);

z.008) article 236 (homicide involontaire coupable);

z.009) paragraphe 239(1) (tentative de meurtre);

z.01) article 240 (complice de meurtre après le fait);

z.011) paragraphe 264.1(1) (proférer des menaces);

z.012) article 266 (voies de fait);

z.013) article 267 (agression armée ou infliction de lésions corporelles);

z.014) paragraphe 268(1) (voies de fait graves);

z.015) article 269 (lésions corporelles);

Current to February 11, 2020	223	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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SCHEDULE Offences	ANNEXE Infractions

(z.019) section 270.02 (aggravated assault of peace officer);

(z.02) subsection 270.1(1) (disarming a peace officer);

(z.021) section 271 (sexual assault);

(z.022) subsection 272(1) (sexual assault with a weapon, threats to a third party or causing bodily harm);

(z.023) subsection 273(1) (aggravated sexual assault);

(z.024) subsection 279(1) (kidnapping);

(z.025) subsection 279.01(1) (trafficking in persons);

(z.026) subsection 279.011(1) (trafficking of a person under 18 years);

(z.027) subsections 279.02(1) and (2) (material benefit — trafficking of a person);

(z.028) subsections 279.03 (1) and (2) (withholding or destroying documents — trafficking of a person);

(z.029) subsections 279.1(1) and (2) (hostage taking);

(z.03) subsection 280(1) (abduction of person under 16 years);

(z.031) section 281 (abduction of person under 14 years);

(z.032) subsections 286.2(1) and (2) (material benefit from sexual services);

(z.033) subsections 286.3(1) and (2) (procuring);

(z.034) subsection 322(1) (theft);

(z.035) section 324 (theft by bailee of things under seizure);

(z.036) subsection 326(1) (theft of telecommunication service);

(z.037) subsection 327(1) (possession of device to obtain use of telecommunication facility or telecommunication service);

(z.038) subsection 330(1) (theft by person required to account);

(z.039) section 331 (theft by person holding power of attorney);

(z.04) subsection 332(1) (misappropriation of money held under direction);

(z.041) subsection 333.1(1) (motor vehicle theft);

z.016) paragraphe 269.1(1) (torture);

z.017) paragraphe 270(1) (voies de fait contre un agent de la paix);

z.018) paragraphe 270.01(1) (agression armée ou infliction de lésions corporelles — agent de la paix);

z.019) article 270.02 (voies de fait graves — agent de la paix);

z.02) paragraphe 270.1(1) (désarmer un agent de la paix);

z.021) article 271 (agression sexuelle);

z.022) paragraphe 272(1) (agression sexuelle armée, menaces à une tierce personne ou infliction de lésions corporelles);

z.023) paragraphe 273(1) (agression sexuelle grave);

z.024) paragraphe 279(1) (enlèvement);

z.025) paragraphe 279.01(1) (traite des personnes);

z.026) paragraphe 279.011(1) (traite de personnes âgées de moins de dix-huit ans);

z.027) paragraphes 279.02(1) ou (2) (avantage matériel — traite de personnes);

z.028) paragraphes 279.03(1) ou (2) (rétention ou destruction de documents — traite de personnes);

z.029) paragraphes 279.1(1) ou (2) (prise d’otage);

z.03) paragraphe 280(1) (enlèvement d’une personne âgée de moins de seize ans);

z.031) article 281 (enlèvement d’une personne âgée de moins de quatorze ans);

z.032) paragraphes 286.2(1) ou (2) (avantage matériel provenant de la prestation de services sexuels);

z.033) paragraphes 286.3(1) ou (2) (proxénétisme);

z.034) paragraphe 322(1) (vol);

z.035) article 324 (vol par dépositaire de choses frappées de saisie);

z.036) paragraphe 326(1) (vol de service de télécommunication);

z.037) paragraphe 327(1) (possession d’un dispositif pour l’utilisation d’installations de télécommunication ou l’obtention de services de télécommunication);

Current to February 11, 2020	224	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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SCHEDULE Offences	ANNEXE Infractions

(z.042) subsection 335(1) (taking motor vehicle or vessel or found therein without consent);

(z.043) section 336 (criminal breach of trust);

(z.044) subsections 338(1) and (2) (fraudulently taking cattle or defacing brand and theft of cattle);

(z.045) subsection 339(1) (taking possession, etc., of drift timber);

(z.046) section 340 (destroying documents of title);

(z.047) section 341 (fraudulent concealment);

(z.048) subsections 342(1) and (3) (theft, forgery, etc., of credit card and unauthorized use of credit card data);

(z.049) subsection 342.1(1) (unauthorized use of computer);

(z.05) section 343 (robbery);

(z.051) subsections 346(1) and (1.1) (extortion);

(z.052) subsection 354(1) (possession of property obtained by crime);

(z.053) section 355.2 (trafficking in property obtained by crime);

(z.054) section 355.4 (possession of property obtained by crime — trafficking);

(z.055) section 369 (exchequer bill paper, public seals, etc.);

(z.056) subsections 372(1), (2) and (3) (false information, indecent communications and harassing communications);

(z.057) section 374 (drawing document without authority, etc.);

(z.058) section 375 (obtaining, etc., by instrument based on forged document);

(z.059) subsections 376(1) and (2) (counterfeiting stamp, etc. and counterfeiting mark);

(z.06) subsection 377(1) (damaging documents);

(z.061) section 378 (offences in relation to registers);

(z.062) subsections 380(1) and (2) (fraud and affecting public market);

(z.063) section 381 (using mails to defraud);

z.038) paragraphe 330(1) (vol par une personne tenue de rendre compte);

z.039) article 331 (vol par une personne détenant une procuration);

z.04) paragraphe 332(1) (distraction de fonds détenus en vertu d’instructions);

z.041) paragraphe 333.1(1) (vol d’un véhicule à moteur);

z.042) paragraphe 335(1) (prise d’un véhicule à moteur ou d’un bateau sans consentement);

z.043) article 336 (abus de confiance criminel);

z.044) paragraphes 338(1) ou (2) (prendre frauduleusement des bestiaux ou enlever les marques; vol de bestiaux);

z.045) paragraphe 339(1) (prise de possession, etc. de bois en dérive);

z.046) article 340 (destruction de titres);

z.047) article 341 (fait de cacher frauduleusement);

z.048) paragraphes 342(1) ou (3) (vol, etc. de cartes de crédit; utilisation non autorisée de données relatives à une carte de crédit);

z.049) paragraphe 342.1(1) (utilisation non autorisée d’ordinateur);

z.05) article 343 (vol qualifié);

z.051) paragraphes 346(1) ou (1.1) (extorsion);

z.052) paragraphe 354(1) (possession de biens criminellement obtenus);

z.053) article 355.2 (trafic de biens criminellement obtenus);

z.054) article 355.4 (possession de biens criminellement obtenus — trafic);

z.055) article 369 (papier de bons du Trésor, sceaux publics, etc.);

z.056) paragraphes 372(1), (2) ou (3) (faux renseignements; communications indécentes; communications harcelantes);

z.057) article 374 (rédaction non autorisée d’un document);

z.058) article 375 (obtenir, etc. au moyen d’un instrument fondé sur un document contrefait);

Current to February 11, 2020	225	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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SCHEDULE Offences	ANNEXE Infractions

(z.064) section 382 (fraudulent manipulation of stock exchange transactions);

(z.065) subsections 382.1(1) and (2) (prohibited insider trading and tipping);

(z.066) subsection 385(1) (fraudulent concealment of title documents);

(z.067) section 386 (fraudulent registration of title);

(z.068) section 387 (fraudulent sale of real property);

(z.069) section 388 (misleading receipt);

(z.07) subsection 389(1) (fraudulent disposal of goods on which money advanced);

(z.071) section 390 (fraudulent receipts under Bank Act);

(z.072) section 392 (disposal of property to defraud creditors);

(z.073) subsections 393(1), (2), and (3) (fraud in relation to fares, etc. and fraudulently obtaining transportation);

(z.074) subsection 394(5) (fraud in relation to valuable mineral, sale of valuable minerals and purchase of valuable minerals);

(z.075) subsection 396(1) (offences in relation to mines);

(z.076) section 406 (forging trade-mark);

(z.077) section 407 (forging trade-mark with intent to deceive or defraud);

(z.078) section 408 (passing off);

(z.079) subsection 409(1) (instruments for forging trade-mark);

(z.08) section 410 (other offences in relation to trademarks);

(z.081) section 411 (used goods sold without disclosure);

(z.082) subsections 426(1) and (2) (secret commissions);

(z.083) section 449 (make counterfeit money);

(z.084) section 450 (possession, etc., of counterfeit money);

(z.085) section 451 (having clippings, etc.);

z.059) paragraphes 376(1) ou (2) (contrefaçon de timbres, etc.; contrefaçon d’une marque);

z.06) paragraphe 377(1) (documents endommagés);

z.061) article 378 (infractions relatives aux registres);

z.062) paragraphes 380(1) ou (2) (fraude; influence sur le marché public);

z.063) article 381 (emploi de la poste pour frauder);

z.064) article 382 (manipulations frauduleuses d’opérations boursières);

z.065) paragraphes 382.1(1) ou (2) (délit d’initié; communication de renseignements confidentiels);

z.066) paragraphe 385(1) (cacher frauduleusement des titres);

z.067) article 386 (enregistrement frauduleux de titre);

z.068) article 387 (vente frauduleuse d’un bien immeuble);

z.069) article 388 (reçu destiné à tromper);

z.07) paragraphe 389(1) (aliénation frauduleuse de marchandises sur lesquelles on a avancé de l’argent);

z.071) article 390 (reçus frauduleux sous le régime de la Loi sur les banques);

z.072) article 392 (aliénation de biens avec l’intention de frauder des créanciers);

z.073) paragraphes 393(1), (2) ou (3) (fraude en matière de prix de passage, etc.; obtention frauduleuse de transport);

z.074) paragraphe 394(5) (fraudes relatives aux minéraux précieux; vente de minéraux précieux; achat de minéraux précieux);

z.075) paragraphe 396(1) (infractions relatives aux mines);

z.076) article 406 (contrefaçon d’une marque de commerce);

z.077) article 407 (contrefaçon d’une marque de commerce avec intention de tromper ou de frauder);

z.078) article 408 (substitution);

z.079) paragraphe 409(1) (instruments pour contrefaire une marque de commerce);

Current to February 11, 2020	226	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

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SCHEDULE Offences	ANNEXE Infractions

(z.086) section 452 (uttering, etc., counterfeit money);

(z.087) section 453 (uttering coin);

(z.088) section 454 (slugs and tokens);

(z.089) section 455 (clipping and uttering clipped coin);

(z.09) section 456 (defacing current coins);

(z.091) subsection 457(3) (likeness of bank-notes);

(z.092) section 458 (making, having or dealing in instruments for counterfeiting);

(z.093) section 459 (conveying instruments for coining out of mint);

(z.094) subsection 460(1) (advertising and dealing in counterfeit money, etc.);

(z.095) subsection 462.31(1) (laundering proceeds of crime);

(z.096) subsection 467.11(1) (participation in activities of criminal organization);

(z.097) section 467.111 (recruitment of members by a criminal organization);

(z.098) subsection 467.12(1) (commission of offence for criminal organization);

(z.099) subsection 467.13(1) (instructing commission of offence for criminal organization).

2 An offence under section 42 of the Copyright Act.

z.08) article 410 (autres infractions relatives aux marques de commerce);

z.081) article 411 (vente de marchandises utilisées sans indication);

z.082) paragraphes 426(1) ou (2) (commissions secrètes);

z.083) article 449 (fabrication de monnaie contrefaite);

z.084) article 450 (possession, etc. de monnaie contrefaite);

z.085) article 451 (possession de limailles, etc.);

z.086) article 452 (mise en circulation, etc. de monnaie contrefaite);

z.087) article 453 (pièce mise en circulation);

z.088) article 454 (piécettes);

z.089) article 455 (rogner une pièce de monnaie);

z.09) article 456 (dégrader une pièce de monnaie courante);

z.091) paragraphe 457(3) (chose ressemblant à un billet de banque);

z.092) article 458 (fabrication, possession ou commerce d’instruments pour contrefaire de la monnaie);

z.093) article 459 (retirer d’un hôtel de la Monnaie des instruments, etc.);

z.094) paragraphe 460(1) (faire le commerce de la monnaie contrefaite, etc.);

z.095) paragraphe 462.31(1) (recyclage des produits de la criminalité);

z.096) paragraphe 467.11(1) (participation aux activités d’une organisation criminelle);

z.097) article 467.111 (recrutement de membres par une organisation criminelle);

z.098) paragraphe 467.12(1) (infraction au profit d’une organisation criminelle);

z.099) paragraphe 467.13(1) (charger une personne de commettre une infraction).

2 Infraction prévue par l’article 42 de la Loi sur le droit d’auteur.

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SCHEDULE Offences	ANNEXE Infractions

3 An offence under any of the following provisions of the Customs Act:

(a) subsection 160(1), in respect of the contravention of any of sections 153, 155, 156, 159 and 159.1;

(b) section 160.1, in respect of the contravention of section 153.1;

(c) section 161, in respect of the contravention of section 154 or 157.

4 An offence under any of the following provisions of the Controlled Drugs and Substances Act:

(a) subsections 5(1) and (2) (trafficking in substance and possession for purpose of trafficking);

(b) subsections 6(1) and (2) (importing and exporting and possession for the purpose of exporting);

(c) subsection 7(2) (production of substance).

5 An offence under any of the following provisions of the Corruption of Foreign Public Officials Act:

(a) subsection 3(1) (bribing a foreign public official);

(b) subsection 4(1) (accounting);

(c) subsection 5(1) (offence committed outside Canada).

6 An offence under any of the following provisions of the Canadian Environmental Protection Act, 1999:

(a) subsection 272(1); (contravention by persons of certain provisions);

(b) subsection 272.1(1); (contravention by persons of certain provisions);

(c) subsection 272.2 (1) (failure to comply with designated regulations);

(d) subsections 272.4(1), (2) and (3); (contravention by ships of certain provisions);

(e) subsections 272.5(1), (2) and (3); (contravention by ships of certain provisions);

(f) subsections 274(1) and (2) (damage to environment and risk of death or harm to persons and criminal negligence).

7 An offence under any of the following provisions of the Immigration and Refugee Protection Act:

3 Infraction prévue par l’une des dispositions ci-après de la Loi sur les douanes :

a) paragraphe 160(1), relativement à la contravention aux articles 153, 155, 156, 159 ou 159.1;

b) article 160.1, relativement à la contravention à l’article 153.1;

c) article 161, relativement à la contravention aux articles 154 ou 157.

4 Infraction prévue par l’une des dispositions ci-après de la Loi réglementant certaines drogues et autres substances :

a) paragraphes 5(1) ou (2) (trafic de substances; possession en vue du trafic);

b) paragraphes 6(1) ou (2) (importation et exportation; possession en vue de l’exportation);

c) paragraphe 7(2) (production de substance).

5 Infraction prévue par l’une des dispositions ci-après de la Loi sur la corruption d’agents publics étrangers :

a) paragraphe 3(1) (corruption d’agents publics étrangers);

b) paragraphe 4(1) (comptabilité);

c) paragraphe 5(1) (infraction commise à l’étranger).

6 Infraction prévue par l’une des dispositions ci-après de la Loi canadienne sur la protection de l’environnement (1999) :

a) paragraphe 272(1) (contravention par des personnes à certaines dispositions);

b) paragraphe 272.1(1) (contravention à certaines dispositions);

c) paragraphe 272.2(1) (omission de respecter certains règlements désignés);

d) paragraphes 272.4(1), (2) ou (3) (contravention par des navires à certaines dispositions);

e) paragraphes 272.5(1), (2) ou (3) (contravention par des navires à certaines dispositions);

f) paragraphes 274(1) ou (2) (dommages à l’environnement et mort ou blessures; négligence criminelle).

7 Infraction prévue par l’une des dispositions ci-après de la Loi sur l’immigration et la protection des réfugiés :

a) paragraphes 117(2) ou (3) (entrée illégale);

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(a) subsections 117(2) and (3) (organizing entry into Canada);

(b) subsection 118(1) (trafficking in persons);

(c) section 119 (disembarking persons at sea).

8 An offence under any of the following provisions of the Cannabis Act:

(a) subsections 9(1) and (2) (distribution and possession for purpose of distributing);

(b) subsections 10(1) and (2) (selling and possession for purpose of selling);

(c) subsections 11(1) and (2) (importing and exporting and possession for purpose of exporting);

(d) subsections 12(1), (4), (5), (6) and (7) (production, cultivation, propagation and harvesting);

(e) subsection 13(1) (possession, etc., for use in production or distribution of illicit cannabis);

(f) subsection 14(1) (use of young person).

9 An offence under any Act of Parliament or law of the legislature of a province that provides for the imposition of a tax or duty for which the maximum term of imprisonment is five years or more.

2019, c 29, s. 101.

b) paragraphe 118(1) (trafic de personnes);

c) article 119 (débarquement de personnes en mer).

8 Infraction prévue par l’une des dispositions ci-après de la Loi sur le cannabis :

a) paragraphes 9(1) ou (2) (distribution; possession en vue de la distribution);

b) paragraphes 10(1) ou (2) (vente; possession en vue de la vente);

c) paragraphes 11(1) ou (2) (importation et exportation; possession en vue de l’exportation);

d) paragraphes 12(1), (4), (5), (6) ou (7) (production, culture, multiplication ou récolte);

e) paragraphe 13(1) (possession, etc., pour utilisation dans la production ou la distribution de cannabis illicite);

f) paragraphe 14(1) (assistance d’un jeune).

9 Infraction prévue à toute loi fédérale ou provinciale qui prévoit l’imposition ou la perception d’un impôt, d’une taxe ou d’un droit et qui est passible d’un emprisonnement maximal de cinq ans ou plus.

2019, ch. 29, art. 101.

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RELATED PROVISIONS

— R. S. , 1985, c. 27 (2nd Supp. ), s. 11

Transitional: proceedings

11 Proceedings to which any of the provisions amended by the schedule apply that were commenced before the coming into force of section 10 shall be continued in accordance with those amended provisions without any further formality.

— 1990, c. 17, s. 45 (1)

Transitional: proceedings

45 (1) Every proceeding commenced before the coming into force of this subsection and in respect of which any provision amended by this Act applies shall be taken up and continued under and in conformity with that amended provision without any further formality.

— 1994, c. 21, s. 125 (2)

125 (2) Subsection (1) applies after 1988.

— 1994, c. 24, s. 33

Review of Canada Business Corporations Act

33 (1) Within three years after the day on which this Act is assented to, the Minister shall cause to be laid before both Houses of Parliament a report on the provisions and operation of the Canada Business Corporations Act, including any recommendations for amendments to that Act.

Reference to parliamentary committee

(2) The report stands referred to the committee of the House of Commons, or of both Houses of Parliament, that is designated or established for that purpose, which shall

(a) as soon as possible thereafter review the report and undertake a comprehensive review of the provisions and operation of the Canada Business Corporations Act; and

(b) report to the House of Commons, or to both Houses of Parliament, within one year after the laying of the report of the Minister or any further time that the House of Commons, or both Houses of Parliament, may authorize.

DISPOSITIONS CONNEXES

— L. R. (1985), ch. 27 (2e suppl. ), art. 11

Disposition transitoire : procédure

11 Les procédures intentées en vertu des dispositions modifiées en annexe avant l’entrée en vigueur de l’article 10 se poursuivent en conformité avec les nouvelles dispositions sans autres formalités.

— 1990, ch. 17, par. 45 (1)

Disposition transitoire : procédures

45 (1) Les procédures intentées avant l’entrée en vigueur du présent paragraphe et auxquelles s’appliquent des dispositions visées par la présente loi se poursuivent sans autres formalités en conformité avec ces dispositions dans leur forme modifiée.

— 1994, ch. 21, par. 125 (2)

125 (2) Le paragraphe (1) s’applique après 1988.

— 1994, ch. 24, art. 33

Examen

33 (1) Dans les trois ans suivant la date de sanction de la présente loi, le ministre présente au Sénat et à la Chambre des communes un rapport sur la Loi sur les sociétés par actions de régime fédéral et les conséquences de son application dans lequel il fait état des modifications qu’il juge souhaitables.

Renvoi en comité

(2) Les comités de la Chambre des communes ou mixtes désignés ou constitués à cette fin sont saisis d’office du rapport et procèdent dans les meilleurs délais à l’étude de celui-ci de même qu’à l’analyse exhaustive de la Loi sur les sociétés par actions de régime fédéral et des conséquences de son application. Ils présentent un rapport à la Chambre des communes ou aux deux chambres du Parlement, selon le cas, dans l’année suivant le dépôt du rapport visé au paragraphe (1) ou dans le délai supérieur accordé par celles-ci.

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— 1996, c. 10, s. 214

Previous continuance of railway companies

214 No continuance of a railway company granted under section 187 of the Canada Business Corporations Act before section 212 comes into force is invalid because the company was incorporated by or under an Act of Parliament.

— 1998, c. 30, s. 10

Transitional — proceedings

10 Every proceeding commenced before the coming into force of this section and in respect of which any provision amended by sections 12 to 16 applies shall be taken up and continued under and in conformity with that amended provision without any further formality.

— 2001, c. 14, s. 136

Review of Canada Business Corporations Act

136 A committee of the Senate, of the House of Commons or of both Houses of Parliament that is designated or established for the purpose shall, within five years after the coming into force of this section, and within every ten years thereafter, undertake a review of the provisions and operations of the Canada Business Corporations Act, and shall, within a reasonable period thereafter, cause to be laid before each House of Parliament a report thereon.

— 2001, c. 14, s. 233

233 Part XIX.1 of the Canada Business Corporations Act, as enacted by section 115 of this Act, does not apply to any proceeding commenced before the coming into force of that section.

— 2009, c. 23, s. 297 (6)

Time limit for continuance

297 (6) Despite any provision of the Canada Corporations Act, a body corporate referred to in subsection (2) that does not apply for a certificate of continuance under section 187 of the Canada Business Corporations Act within six months after the day on which this subsection comes into force is dissolved on the expiry of that period.

— 2011, c. 25, s. 42

Submission to Minister

42 (1) The Corporation must submit an application for continuance under one of the following Acts for the Minister’s approval:

— 1996, ch. 10, art. 214

Prorogations antérieures

214 Nulle prorogation d’une compagnie de chemin de fer accordée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions avant l’entrée en vigueur de l’article 212 n’est invalide du fait que la compagnie a été constituée sous le régime d’une loi fédérale.

— 1998, ch. 30, art. 10

Procédures

10 Les procédures intentées avant l’entrée en vigueur du présent article et auxquelles s’appliquent des dispositions visées par les articles 12 à 16 se poursuivent sans autres formalités en conformité avec ces dispositions dans leur forme modifiée.

— 2001, ch. 14, art. 136

Examen de la Loi canadienne sur les sociétés par actions

136 Dans les cinq ans qui suivent l’entrée en vigueur du présent article — et ce ensuite tous les dix ans — le comité soit de la Chambre des communes, soit du Sénat, soit mixte, désigné ou constitué à cette fin procède à un examen des dispositions et de l’application de la Loi canadienne sur les sociétés par actions. Il dispose ensuite d’un délai raisonnable pour faire déposer son rapport devant chaque chambre du Parlement.

— 2001, ch. 14, art. 233

233 La partie XIX.1 de la Loi canadienne sur les sociétés par actions, édictée par l’article 115 de la présente loi, ne s’applique pas aux procédures engagées avant l’entrée en vigueur de cet article.

— 2009, ch. 23, par. 297 (6)

Dissolution

297 (6) Malgré la Loi sur les corporations canadiennes, la personne morale visée au paragraphe (2) qui n’a pas demandé le certificat de prorogation au titre de l’article 187 de la Loi canadienne sur les sociétés par actions dans les six mois suivant l’entrée en vigueur du présent paragraphe est dissoute à l’expiration de ce délai.

— 2011, ch. 25, art. 42

Demande au ministre

42 (1) La Commission présente à l’agrément du ministre une demande en vue d’obtenir sa prorogation en vertu de l’une ou l’autre des lois suivantes :

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(a) the Canada Business Corporations Act;

(b) the Canada Cooperatives Act; or

(c) the Canada Not-for-profit Corporations Act.

Deadline

(2) The application must be submitted to the Minister within four years, or any shorter period specified by the Minister, after the day on which this Part comes into force.

Submission to applicable authorities

(3) Once the application has been approved by the Minister, the Corporation must submit the application to the applicable authorities under the relevant Act.

Application not invalid

(4) The application is not invalid solely because the Corporation is incorporated by an Act of Parliament.

— 2012, c. 19, s. 210

Status of PPP Canada Inc.

210 Except as provided in this Division, PPP Canada Inc., incorporated under the Canada Business Corporations Act, is not an agent of Her Majesty in right of Canada.

— 2018, c. 8, s. 107. 1

Review

107.1 (1) On the fifth anniversary of the day on which section 24 of this Act comes into force, the provisions under Part XIV.1 of the Canada Business Corporations Act are to be referred to a committee of the Senate, of the House of Commons or of both Houses of Parliament that may be designated or established for the purpose of reviewing those provisions.

Report to Parliament

(2) The committee referred to in subsection (1) shall, within a reasonable time after a review is completed, submit a report on that review to the Senate, the House of Commons or both Houses of Parliament, as the case may be.

a) la Loi canadienne sur les sociétés par actions;

b) la Loi canadienne sur les coopératives;

c) la Loi canadienne sur les organisations à but non lucratif.

Délais pour la présentation au ministre

(2) La demande est présentée au ministre dans les quatre ans — ou dans tout autre délai plus court fixé par lui — suivant l’entrée en vigueur de la présente partie.

Demande à l’autorité compétente

(3) Dès que la demande est agréée par le ministre, la Commission la présente à l’autorité ayant compétence pour la proroger en vertu de la loi applicable.

Validité de la demande

(4) La demande n’est pas invalide du fait que la Commission est constituée par une loi fédérale.

— 2012, ch. 19, art. 210

Statut de la société PPP Canada Inc.

210 Sous réserve des autres dispositions de la présente section, la société PPP Canada Inc., constituée sous le régime de la Loi canadienne sur les sociétés par actions, n’est pas mandataire de Sa Majesté du chef du Canada.

— 2018, ch. 8, art. 107. 1

Examen

107.1 (1) Au cinquième anniversaire de l’entrée en vigueur de l’article 24 de la présente loi, les dispositions de la partie XIV.1 de la Loi canadienne sur les sociétés par actions sont soumises à l’examen d’un comité soit du Sénat, soit de la Chambre des communes, soit mixte, constitué ou désigné pour les examiner.

Rapport au Parlement

(2) Dans un délai raisonnable suivant la fin de son examen, le comité visé au paragraphe (1) remet un rapport au Sénat, à la Chambre des communes ou aux deux chambres, selon le cas.

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AMENDMENTS NOT IN FORCE

— 2018, c. 8, s. 3

3 Subsection 11(1) of the Act is replaced by the following:

Reserving name

11 (1) The Director may, on request, reserve for a prescribed period a name for an intended corporation or for a corporation that intends to change its name.

— 2018, c. 8, s. 4

1994, c. 24, s. 7(1).

4 (1) Subsections 12(1) and (2) of the Act are replaced by the following:

Prohibited names

12 (1) A corporation shall not be incorporated or continued as a corporation under this Act with, change its name to, or have, carry on business under or identify itself by a name that is prohibited by the regulations or that does not meet the prescribed requirements.

Directing change of name

(2) The Director may direct a corporation to change its name in accordance with section 173 if, through inadvertence or otherwise, the corporation acquires a name that is prohibited by the regulations or that does not meet the prescribed requirements.

1994, c. 24, s. 7(3).

(2) Subsection 12(5) of the Act is replaced by the following:

Revoking name

(5) If a corporation has not followed a directive under subsection (2), (4) or (4.1) within the prescribed period, the Director may revoke the name of the corporation and assign a name to it and, until changed in accordance with section 173, the name of the corporation is the name assigned by the Director.

— 2018, c. 8, s. 13

13 (1) Subsection 106(3) of the Act is replaced by the following:

Election of directors

(3) Subject to subsection (3.1) and paragraph 107(b), shareholders of a corporation shall, by ordinary

MODIFICATIONS NON EN VIGUEUR

— 2018, ch. 8, art. 3

3 Le paragraphe 11(1) de la même loi est remplacé par ce qui suit :

Réservation

11 (1) Le directeur peut, sur demande, réserver pendant la période réglementaire une dénomination sociale à la société dont la création est envisagée ou qui entend changer de dénomination sociale.

— 2018, ch. 8, art. 4

1994, ch. 24, par. 7(1).

4 (1) Les paragraphes 12(1) et (2) de la même loi sont remplacés par ce qui suit :

Dénominations sociales prohibées

12 (1) La société ne peut pas être constituée ou prorogée, exercer une activité commerciale ou s’identifier sous une dénomination sociale qui est prohibée par les règlements ou qui n’est pas conforme aux exigences réglementaires, ni adopter une telle dénomination.

Ordre de changement de la dénomination sociale non conforme

(2) Le directeur peut ordonner à la société de changer sa dénomination sociale conformément à l’article 173 lorsque celle-ci a reçu, notamment par inadvertance, une dénomination sociale qui est prohibée par les règlements ou qui n’est pas conforme aux exigences réglementaires.

1994, ch. 24, par. 7(3).

(2) Le paragraphe 12(5) de la même loi est remplacé par ce qui suit :

Annulation de la dénomination sociale

(5) Le directeur peut annuler la dénomination sociale de la société qui n’a pas obtempéré aux ordres donnés en vertu des paragraphes (2), (4) ou (4.1) dans le délai réglementaire et lui en attribuer d’office une autre; celle-ci demeure la dénomination sociale de la société tant qu’elle n’a pas été changée conformément à l’article 173.

— 2018, ch. 8, art. 13

13 (1) Le paragraphe 106(3) de la même loi est remplacé par ce qui suit :

Élection des administrateurs

(3) Sous réserve du paragraphe (3.1) et de l’alinéa 107b), les actionnaires doivent, à leur première assemblée et, s’il

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resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term ending not later than the close of the third annual meeting of shareholders following the election.

Election of directors — distributing corporations

(3.1) Subject to paragraph 107(b), shareholders of a distributing corporation shall, by ordinary resolution at the first meeting of shareholders and at each succeeding annual meeting at which an election of directors is required, elect directors to hold office for a term ending not later than the close of the next annual meeting of shareholders following the election.

Exceptions — certain distributing corporations

(3.2) Despite subsection (3.1), in the case of any prescribed class of distributing corporations or in any prescribed circumstances respecting distributing corporations or classes of distributing corporations, the directors are to be elected in accordance with subsection (3).

Separate vote for each candidate

(3.3) If the election of directors is for a prescribed corporation, a separate vote of shareholders shall be taken with respect to each candidate nominated for director.

Majority voting

(3.4) If, at a meeting of shareholders of a distributing corporation — other than in the case of a prescribed class of distributing corporations — at which an election of directors is required, there is only one candidate nominated for each position available on the board, each candidate is elected only if the number of votes cast in their favour represents a majority of the votes cast for and against them by the shareholders who are present in person or represented by proxy, unless the articles require a greater number of votes.

2001, c. 14, s. 38(2).

(2) Subsections 106(6) to (8) of the Act are replaced by the following:

Incumbent directors

(6) Despite subsections (2), (3) to (3.2) and (5) and subject to subsection (6.1), if directors are not elected at a meeting of shareholders, the incumbent directors continue in office until their successors are elected.

y a lieu, à toute assemblée annuelle subséquente, élire, par résolution ordinaire, les administrateurs dont le mandat expirera au plus tard à la clôture de la troisième assemblée annuelle suivante.

Élection des administrateurs : sociétés ayant fait appel au public

(3.1) Sous réserve de l’alinéa 107b), les actionnaires d’une société ayant fait appel au public doivent, à leur première assemblée et, s’il y a lieu, à toute assemblée annuelle subséquente, élire, par résolution ordinaire, les administrateurs dont le mandat expirera au plus tard à la clôture de l’assemblée annuelle suivante.

Exceptions : certaines sociétés ayant fait appel au public

(3.2) Malgré le paragraphe (3.1), dans le cas des catégories de sociétés ayant fait appel au public visées par règlement ou dans les circonstances prévues par règlement visant les sociétés ou catégories de sociétés ayant fait appel au public, l’élection des administrateurs est tenue conformément au paragraphe (3).

Vote distinct pour chaque candidat

(3.3) Dans le cas des sociétés visées par règlement, un vote distinct des actionnaires est tenu pour chaque candidat au poste d’administrateur.

Vote majoritaire

(3.4) Si, lors de l’assemblée d’une société ayant fait appel au public — sauf dans le cas des catégories de sociétés ayant fait appel au public visées par règlement — où des administrateurs doivent être élus, il n’y a qu’un seul candidat par poste d’administrateur à combler, le candidat est élu seulement si le nombre de voix en sa faveur représente la majorité des voix exprimées en sa faveur et contre lui par les actionnaires, présents ou représentés par des fondés de pouvoir, au cours de ce scrutin, à moins que les statuts n’exigent un nombre plus élevé de voix.

2001, ch. 14, par. 38(2).

(2) Les paragraphes 106(6) à (8) de la même loi sont remplacés par ce qui suit :

Poursuite du mandat

(6) Malgré les paragraphes (2), (3) à (3.2) et (5) et sous réserve du paragraphe (6.1), le mandat des administrateurs, à défaut d’élections de nouveaux administrateurs par une assemblée des actionnaires, se poursuit jusqu’à l’élection de leurs remplaçants.

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Incumbent director not elected

(6.1) If an incumbent director who was a candidate in an election held in accordance with subsection (3.4) was not elected during the election, the director may continue in office until the earlier of

(a) the 90th day after the day of the election; and

(b) the day on which their successor is appointed or elected.

Vacancy

(7) If, for either of the following reasons, a meeting of shareholders fails to elect the number or the minimum number of directors required by the articles, the directors elected at that meeting may exercise all the powers of the directors if the number of directors so elected constitutes a quorum:

(a) a lack of consent, disqualification under subsection 105(1) or the death of any candidates; or

(b) a lack of a majority referred to in subsection (3.4).

Appointment of directors

(8) The directors may, unless the articles otherwise provide, appoint one or more additional directors, who shall hold office for a term ending not later than the close of the next annual meeting of shareholders, but the total number of directors so appointed shall not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

Exception

(8.1) If an individual who was a candidate in an election held in accordance with subsection (3.4) was not elected during that election, the individual is not to be appointed, except in prescribed circumstances, as a director under subsection (8) or 111(1) before the next meeting of shareholders at which an election of directors is required.

— 2018, c. 8, s. 15

2001, c. 14, s. 59(3).

15 Paragraph 137(5)(a) of the Act is replaced by the following:

(a) the proposal is not submitted to the corporation within the prescribed period;

Demeure en fonction

(6.1) L’administrateur qui était un candidat et qui n’a pas été élu lors d’une élection tenue conformément au paragraphe (3.4) peut demeurer en fonction jusqu’au premier en date des jours suivants :

a) le quatre-vingt-dixième jour suivant la date de l’élection;

b) le jour de la nomination ou de l’élection de son remplaçant.

Vacances

(7) Si une assemblée ne peut élire le nombre fixe ou minimal d’administrateurs requis par les statuts à cause d’une raison mentionnée ci-après, les administrateurs élus lors de l’assemblée peuvent exercer tous les pouvoirs des administrateurs s’ils constituent le quorum au sein du conseil d’administration :

a) l’absence de consentement, l’inhabilité aux termes du paragraphe 105(1) ou le décès de certains candidats;

b) l’absence de la majorité visée au paragraphe (3.4).

Nominations entre les assemblées annuelles

(8) Sauf disposition contraire des statuts, les administrateurs peuvent nommer un ou plusieurs administrateurs supplémentaires dont le mandat expire au plus tard à la clôture de la prochaine assemblée annuelle, à condition que le nombre total des administrateurs ainsi nommés n’excède pas le tiers du nombre des administrateurs élus à la dernière assemblée annuelle.

Exception

(8.1) Le particulier qui était un candidat et qui n’a pas été élu lors d’une élection tenue conformément au paragraphe (3.4) ne peut être nommé — sauf dans les circonstances réglementaires — à un poste d’administrateur en vertu des paragraphes (8) ou 111(1) avant la prochaine assemblée au cours de laquelle des administrateurs doivent être élus.

— 2018, ch. 8, art. 15

2001, ch. 14, par. 59(3).

15 L’alinéa 137(5)a) de la même loi est remplacé par ce qui suit :

a) la proposition ne lui a pas été soumise au cours de la période réglementaire;

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— 2018, c. 8, s. 17

1992, c. 1, s. 54.

17 Subsections 150(1) to (2) of the Act are replaced by the following:

Soliciting proxies

150 (1) A person shall not solicit proxies unless a proxy circular, in the prescribed form, is made available in the prescribed manner to the auditor of the corporation, to each shareholder whose proxy is solicited, to each director and, in the case set out in paragraph (b), to the corporation as follows:

(a) in the case of solicitation by or on behalf of the management of a corporation, a management proxy circular, either as an appendix to or as a separate document accompanying the notice of the meeting; or

(b) in the case of any other solicitation, a dissident’s proxy circular stating the purposes of the solicitation.

Exception — solicitation to 15 or fewer shareholders

(1.1) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without making available a dissident’s proxy circular, if the total number of shareholders whose proxies are solicited is 15 or fewer, two or more joint holders being counted as one shareholder.

Exception — solicitation by public broadcast

(1.2) Despite subsection (1), a person may solicit proxies, other than by or on behalf of the management of the corporation, without making available a dissident’s proxy circular if the solicitation is, in the prescribed circumstances, conveyed by public broadcast, speech or publication.

Copy to Director

(2) A person required to make a management proxy circular or dissident’s proxy circular available shall send concurrently a copy of it to the Director together with a statement in prescribed form, the form of proxy, any other documents for use in connection with the meeting and, in the case of a management proxy circular, a copy of the notice of meeting.

— 2018, c. 8, s. 19

2001, c. 14, s. 72.

19 Subsection 153(1) of the Act is replaced by the following:

— 2018, ch. 8, art. 17

1992, ch. 1, art. 54.

17 Les paragraphes 150(1) à (2) de la même loi sont remplacés par ce qui suit :

Sollicitation de procuration

150 (1) Les procurations ne peuvent être sollicitées qu’à l’aide de circulaires en la forme réglementaire et mises à la disposition, selon les modalités réglementaires, du vérificateur, de chacun des administrateurs, des actionnaires intéressés et, en cas d’application de l’alinéa b), de la société, dans les cas suivants :

a) dans le cas d’une sollicitation effectuée par la direction ou pour son compte, sous forme d’annexe ou de document distinct de l’avis de l’assemblée;

b) dans les autres cas, dans une circulaire de procuration de dissident qui mentionne l’objet de cette sollicitation.

Exception : sollicitation restreinte

(1.1) Malgré le paragraphe (1), il n’est pas nécessaire de rendre disponibles des circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque le nombre total des actionnaires dont les procurations sont sollicitées ne dépasse pas quinze, les codétenteurs d’une action étant comptés comme un seul actionnaire.

Exemption : sollicitation par diffusion publique

(1.2) Malgré le paragraphe (1), il n’est pas nécessaire de rendre disponibles des circulaires pour effectuer une sollicitation, sauf si celle-ci est effectuée par la direction ou pour son compte, lorsque la sollicitation est, dans les circonstances prévues par règlement, transmise par diffusion publique, discours ou publication.

Copie au directeur

(2) La personne tenue de rendre disponible une circulaire émanant de la direction ou d’un dissident doit en même temps en envoyer un exemplaire au directeur, accompagné tant de la déclaration réglementaire et du formulaire de procuration que des documents utiles à l’assemblée; dans le cas où elle émane de la direction, la circulaire est de plus accompagnée d’une copie de l’avis d’assemblée.

— 2018, ch. 8, art. 19

2001, ch. 14, art. 72.

19 Le paragraphe 153(1) de la même loi est remplacé par ce qui suit :

Current to February 11, 2020	236	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Duty of intermediary

153 (1) Shares of a corporation that are registered in the name of an intermediary or their nominee and not beneficially owned by the intermediary must not be voted unless the intermediary, without delay after receipt of the prescribed documents, sends a copy of those documents to the beneficial owner and, except when the intermediary has received written voting instructions from the beneficial owner, a written request for such instructions.

— 2018, c. 8, s. 22

2001, c. 14, s. 135 (Sch., s. 51)(E).

22 Subsection 159(1) of the Act is replaced by the following:

Copies to shareholders

159 (1) A corporation shall send, within a prescribed period, a copy of the prescribed documents relating to financial disclosure to the prescribed shareholders and other prescribed persons.

— 2018, c. 8, s. 32

32 Subsection 225(1) of the Act is replaced by the following:

Custody of documents

225 (1) A person who has been granted custody of the documents and records of a dissolved corporation remains liable to produce those documents and records until the end of the prescribed period or of any shorter period fixed by an order made under subsection 223(5).

— 2018, c. 8, s. 37

37 The Act is amended by adding the following after section 258.2:

Exemption

258.3 The Director may, in the prescribed circumstances and on any conditions that the Director considers appropriate, exempt any corporation or any other person from a requirement set out in subsection 135(1), section 149 or subsection 150(1), 153(1) or 159(1) to send any notices or other documents, or classes of notices or other documents.

— 2018, c. 8, s. 44

2001, c. 14, s. 130.

44 Section 266 of the Act is replaced by the following:

Devoir de l’intermédiaire

153 (1) L’intermédiaire qui n’est pas le véritable propriétaire des actions inscrites à son nom ou à celui d’une personne désignée par lui ne peut exercer les droits de vote dont elles sont assorties que sur envoi au véritable propriétaire, dès leur réception, d’un exemplaire des documents réglementaires. Il doit également envoyer une demande écrite d’instructions sur le vote s’il n’a pas reçu du véritable propriétaire de telles instructions par écrit.

— 2018, ch. 8, art. 22

2001, ch. 14, art. 135, ann. art. 51(A).

22 Le paragraphe 159(1) de la même loi est remplacé par ce qui suit :

Copies aux actionnaires

159 (1) La société envoie, dans le délai réglementaire, un exemplaire des documents réglementaires relatifs à la présentation des renseignements d’ordre financier aux actionnaires ainsi qu’aux autres personnes visés par règlement.

— 2018, ch. 8, art. 32

32 Le paragraphe 225(1) de la même loi est remplacé par ce qui suit :

Garde des documents

225 (1) La personne qui s’est vu confier la garde des documents et livres d’une société dissoute peut être tenue de les produire jusqu’à l’expiration de la période réglementaire ou, le cas échéant, de la période plus courte fixée dans l’ordonnance rendue en vertu du paragraphe 223(5).

— 2018, ch. 8, art. 37

37 La même loi est modifiée par adjonction, après l’article 258.2, de ce qui suit :

Dispense

258.3 Le directeur peut, dans les circonstances réglementaires et selon les modalités qu’il estime utiles, soustraire toute société ou toute autre personne à l’obligation — prévue au paragraphe 135(1), à l’article 149 ou aux paragraphes 150(1), 153(1) ou 159(1) — d’envoyer des avis ou autres documents ou catégories d’avis ou d’autres documents.

— 2018, ch. 8, art. 44

2001, ch. 14, art. 130.

44 L’article 266 de la même loi est remplacé par ce qui suit :

Current to February 11, 2020	237	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Inspection

266 (1) A person who has paid the required fee is entitled during usual business hours to examine and make copies of or take extracts from a document, except a report sent to the Director under subsection 230(2), that is required to be sent to the Director under this Act or that was required to be sent to a person performing a similar function under prior legislation.

Copies or extracts

(2) The Director shall, on request, provide any person with a copy, extract, certified copy or certified extract of a document that may be examined under subsection (1).

— 2018, c. 8, s. 45

1994, c. 24, s. 30.

45 (1) Subsection 267(1) of the Act is replaced by the following:

Director’s obligation to keep documents

267 (1) Documents that are received and accepted by the Director under this Act or that were received and accepted by a person performing a similar function under prior legislation shall be kept by the Director, in any form.

1994, c. 24, s. 30.

(2) The portion of subsection 267(2) of the Act before paragraph (a) is replaced by the following:

Obligation to furnish

(2) If documents are kept by the Director otherwise than in written form,

1994, c. 24, s. 30.

(3) Paragraph 267(2)(b) of the Act is replaced by the following:

(b) a report reproduced from those documents, if it is certified by the Director, is admissible in evidence to the same extent as the original documents would have been.

2001, c. 14, s. 131.

(4) Subsection 267(3) of the Act is replaced by the following:

Time period for keeping and producing documents

(3) The Director is not required to keep or produce any document or class of documents — other than a certificate and any attached articles or statement received

Consultation

266 (1) Sur paiement des droits exigibles, toute personne peut, pendant les heures normales d’ouverture des bureaux, consulter et prendre des copies ou extraits des documents dont l’envoi au directeur est requis sous le régime de la présente loi — sauf les rapports envoyés en application du paragraphe 230(2) — ou dont l’envoi à la personne qui occupait des fonctions semblables à celles du directeur était requis sous le régime de la législation antérieure.

Copies ou extraits

(2) Le directeur fournit à toute personne qui en fait la demande une copie ou un extrait — certifiés conformes ou non — des documents qui peuvent être consultés en vertu du paragraphe (1).

— 2018, ch. 8, art. 45

1994, ch. 24, art. 30.

45 (1) Le paragraphe 267(1) de la même loi est remplacé par ce qui suit :

Conservation de documents par le directeur

267 (1) Les documents reçus et acceptés par le directeur sous le régime de la présente loi ou ceux reçus et acceptés par la personne qui occupait des fonctions semblables à celles du directeur sous le régime de la législation antérieure sont conservés par le directeur sous n’importe quelle forme.

1994, ch. 24, art. 30.

(2) Le passage du paragraphe 267(2) de la même loi précédant l’alinéa a) est remplacé par ce qui suit :

Obligation de fournir copie

(2) Si le directeur conserve les documents sous une forme non écrite :

1994, ch. 24, art. 30 .

(3) L’alinéa 267(2)b) de la même loi est remplacé par ce qui suit :

b) les rapports extraits de ces documents et certifiés conformes par lui ont la même force probante que les originaux.

2001, ch. 14, art. 131.

(4) Le paragraphe 267(3) de la même loi est remplacé par ce qui suit :

Délai de conservation et production de documents

(3) Le directeur n’est pas tenu de conserver ou de produire un document ou une catégorie de documents — à l’exception des certificats et des statuts et déclarations

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AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

under section 262 and other prescribed documents or prescribed class of documents — after the end of the period prescribed for the keeping or production of the document or class of documents.

— 2019, c. 29, s. 142

142 The Act is amended by adding the following after section 125:

Development of an approach on remuneration

125.1 A prescribed corporation shall develop an approach with respect to the remuneration of the directors and employees of the corporation who are “members of senior management” as defined by regulation.

— 2019, c. 29, s. 143, as amended by 2019, c. 29, s. 151 (3)

143 (1) Section 172.1 of the Act is replaced by the following:

Diversity in corporations

172.1 The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting diversity among the directors and “members of senior management” as defined by regulation.

Information to shareholders

172.2 (1) The corporation shall provide the information referred to in section 172.1 to each shareholder, except to a shareholder who has informed the corporation in writing that they do not want to receive that information, by sending the information along with the notice referred to in subsection 135(1) or by making the information available along with a proxy circular referred to in subsection 150(1).

Information to Director

(2) The corporation shall concurrently send the information referred to in section 172.1 to the Director.

(2) The heading before section 172.1 of the Act is replaced by the following:

Disclosure Relating to Diversity, Well-being and Remuneration

(3) Section 172.2 of the Act is replaced by the following:

annexés qui sont reçus au titre de l’article 262 et de tout autre document ou catégorie de documents réglementaires — une fois expiré le délai réglementaire fixé pour la conservation ou la production du document ou de la catégorie de documents.

— 2019, ch. 29, art. 142

142 La même loi est modifiée par adjonction, après l’article 125, de ce qui suit :

Élaboration d’une approche concernant la rémunération

125.1 La société visée par règlement élabore une approche relative à la rémunération des administrateurs et des employés de la société qui sont des « membres de la haute direction » au sens des règlements.

— 2019, ch. 29, art. 143, modifié par 2019, ch. 29, par. 151 (3)

143 (1) L’article 172.1 de la même loi est remplacé par ce qui suit :

Diversité dans les sociétés

172.1 À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant la diversité au sein des administrateurs et au sein des « membres de la haute direction » au sens des règlements.

Envoi aux actionnaires

172.2 (1) La société fournit les renseignements visés à l’article 172.1 à chaque actionnaire, sauf à ceux qui l’ont informée par écrit qu’ils ne souhaitent pas les recevoir, en les envoyant avec l’avis visé au paragraphe 135(1) ou en les mettant à sa disposition avec toute circulaire visée au paragraphe 150(1).

Envoi au directeur

(2) La société envoie simultanément au directeur les renseignements visés à l’article 172.1.

(2) L’intertitre précédant l’article 172.1 de la même loi est remplacé par ce qui suit :

Présentation de renseignements relatifs à la diversité, au bien-être et à la rémunération

(3) L’article 172.2 de la même loi est remplacé par ce qui suit :

Current to February 11, 2020	239	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

Information respecting well-being

172.2 The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting the well-being of employees, retirees and pensioners.

Recovery of benefits

172.3 The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the prescribed information respecting the recovery of incentive benefits or other benefits, which is included in the remuneration referred to in section 125, paid to directors and employees of the corporation who are “members of senior management” as defined by regulation.

Approach on remuneration

172.4 (1) The directors of a prescribed corporation shall place before the shareholders, at every annual meeting, the approach with respect to remuneration referred to in section 125.1.

Non-binding vote

(2) The shareholders are to vote on the approach placed before them by the directors under subsection (1). The results are not binding on the corporation.

Disclosure of results

(3) The corporation shall disclose the results of the vote to the shareholders.

Information to shareholders

172.5 (1) The corporation shall provide the information referred to in sections 172.1 to 172.4 to each shareholder, except to a shareholder who has informed the corporation in writing that they do not want to receive that information, by sending the information along with the notice referred to in subsection 135(1) or by making the information available along with a proxy circular referred to in subsection 150(1).

Information to Director

(2) The corporation shall concurrently send the information referred to in sections 172.1 to 172.4 to the Director.

— 2019, c. 29, s. 144

144 Subsection 261(1) of the Act is amended by striking out “and” at the end of paragraph (h) and by adding the following after paragraph (i):

(j) defining, for the purposes of section 172.2, the expressions “retirees” and “pensioners”; and

Renseignements relatifs au bien-être

172.2 À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant le bien-être des employés, des retraités et des pensionnés.

Recouvrement des primes et avantages

172.3 À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires les renseignements réglementaires concernant le recouvrement des primes d’encouragement ou d’autres avantages, qui font partie de la rémunération visée à l’article 125, payés aux administrateurs et aux employés de la société qui sont des « membres de la haute direction » au sens des règlements.

Approche concernant la rémunération

172.4 (1) À chaque assemblée annuelle, les administrateurs d’une société visée par règlement présentent aux actionnaires l’approche relative à la rémunération visée à l’article 125.1.

Vote non contraignant

(2) Les actionnaires votent sur l’approche présentée au titre du paragraphe (1). Le résultat du vote ne lie pas la société.

Divulgation des résultats du vote

(3) La société divulgue les résultats du vote aux actionnaires.

Envoi aux actionnaires

172.5 (1) La société fournit les renseignements visés aux articles 172.1 à 172.4 à chaque actionnaire, sauf à ceux qui l’ont informée par écrit qu’ils ne souhaitent pas les recevoir, en les envoyant avec l’avis visé au paragraphe 135(1) ou en les mettant à sa disposition avec toute circulaire visée au paragraphe 150(1).

Envoi au directeur

(2) La société envoie simultanément au directeur les renseignements visés aux articles 172.1 à 172.4.

— 2019, ch. 29, art. 144

144 Le paragraphe 261(1) de la même loi est modifié par adjonction, après l’alinéa i), de ce qui suit :

j) définir, pour l’application de l’article 172.2, les termes « retraités » et « pensionnés »;

Current to February 11, 2020	240	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Canada Business Corporations	Sociétés par actions
AMENDMENTS NOT IN FORCE	MODIFICATIONS NON EN VIGUEUR

(k) prescribing the time and manner in which the results of the vote referred to in subsection 172.4(3) are to be disclosed to the shareholders.

k) prévoir le moment et la façon de divulguer aux actionnaires les résultats du vote visés au paragraphe 172.4(3).

Current to February 11, 2020	241	À jour au 11 février 2020

Last amended on January 1, 2020		Dernière modification le 1 janvier 2020

Exhibit 8(e)

71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

SECPOLY 37983492014

Securities Regulatory Materials

National

National Documents

National Instruments

Securities Transactions Outside the Jurisdiction

Date: August 14, 1998

71-101 — The Multijurisdictional Disclosure System

National Instrument 71-101 — The Multijurisdictional Disclosure System

Part 1 — Definitions

1.1 Definitions — In this Instrument

“acting jointly or in concert” has the same interpretation as in securities legislation;

“affiliated party”, for an issuer, means a person or company that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the issuer;

“bid” means a take-over bid or an issuer bid;

“bid circular” means a take-over bid circular or an issuer bid circular as those terms are used in securities legislation;

“business combination” means a statutory merger or consolidation or similar plan or acquisition requiring the vote or consent of securityholders of a person or company, in which securities of the person or company or another person or company held by the securityholders will become or be exchanged for securities of any other person or company;

“commodity pool issuer” means an issuer formed and operated for the purpose of investing in commodity futures contracts, commodity futures, related products, or a combination of them;

“connected issuer” has the meaning ascribed to the term “connected issuer” or “connected party” in securities legislation;

“control”, with respect to an issuer, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the issuer, whether through the ownership of voting securities, by contract or otherwise, and “under common control with” has a corresponding meaning;

“convertible”, for debt or preferred shares, means that the rights and attributes attaching to the securities include a right or option to purchase, convert into, exchange for or otherwise acquire a security of the issuer or of another issuer that is

(a) an equity share,

(b) a debt or a preferred share not having an investment grade rating in the case of a debt or a preferred share having an investment grade rating, or

(c) another security that itself has a right or option to purchase, convert into, exchange for or otherwise acquire a security of the issuer or another issuer that is an equity share, or a debt or a preferred share not having an investment grade rating in the case of a debt or a preferred share having an investment grade rating;

“convert” has a corresponding meaning to the term “convertible”;

Copyright © Thomson Reuters Canada Limited or its licensors (excluding individual court documents). All rights reserved.	1

71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

“dealer registration requirement” means the requirement in securities legislation that prohibits a person or company from trading in a security unless the person or company is registered in the appropriate category of registration under securities legislation;

“equity shares” means common shares, non-voting equity shares and subordinate or restricted voting equity shares, but excludes preferred shares;

“expertised statement” means part of a disclosure document required to be filed for a distribution or bid made under this Instrument, a document that is incorporated by reference in the disclosure document, or a report used in or in connection with the disclosure document or any document incorporated by reference in the disclosure document, that in each case is purported to be made on the authority of an expert;

“foreign issuer” means an issuer that is not incorporated or organized under the laws of Canada or a jurisdiction, unless

(a) voting securities carrying more than 50 percent of the votes for the election of directors are held by persons or companies whose last address as shown on the books of the issuer is in Canada, and

(b) any one or more of

(i) the majority of the senior officers or directors of the issuer are citizens or residents of Canada,

(ii) more than 50 percent of the assets of the issuer are located in Canada, or

(iii) the business of the issuer is administered principally in Canada;

“independent underwriter” means a person or company that underwrites securities distributed by MJDS prospectus that is not the issuer and in respect of which

(a) if the person or company is a registrant, the issuer is not a connected issuer or related issuer, or

(b) if the person or company is not a registrant, would not be a connected issuer or related issuer if the person or company was a registrant;

“insider bid” has the meaning ascribed to that term in securities legislation;

“insider reporting requirement” means the requirement in securities legislation for an insider of a reporting issuer to file reports disclosing the insider’s direct or indirect beneficial ownership of, or control or direction over, securities of the issuer;

“intermediary”, for purposes of section 18.1, means a registered dealer or adviser, a bank or trust company, a participant in a clearing agency, a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan, or other similar self-administered savings or investment plan registered under the ITA, or a nominee of any of those persons, that holds a security on behalf of another person or company that is not the registered holder of the security, unless excluded from the definition of “intermediary” by National Policy Statement No. 41 or any successor instrument to that national policy statement;

“investment grade rating” means a provisional rating by a rating organization in one of its generic rating categories that signifies investment grade;

“issuer tender offer statement” means an issuer tender offer statement on Schedule 13E-4 under Section 13(e)(1) of the 1934 Act;

“issuer bid” has the meaning ascribed to that term in securities legislation;

Copyright © Thomson Reuters Canada Limited or its licensors (excluding individual court documents). All rights reserved.	2

71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

“majority-owned subsidiary” means a person or company of which voting securities carrying more than 50 percent of the votes for the election of directors are held by any one or more of

(a) another person or company, and

(b) the other majority-owned subsidiaries of that other person or company;

“method 1” means the first of the two alternative methods of providing prospectus certificates for rule 415 offerings made under this Instrument set forth in Appendix A;

“method 2” means the second of the two alternative methods of providing prospectus certificates for rule 415 offerings made under this Instrument set forth in Appendix B;

“MJDS” means the multijurisdictional disclosure system established by this Instrument;

“MJDS directors’ circular” means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer solicitation/recommendation statement, amendments to that statement and all other information and materials required or permitted to be disseminated to holders of the securities by the offeree issuer or its board of directors for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(2);

“MJDS director’s or officer’s circular” means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer solicitation/recommendation statement, amendments to that statement and all other information and materials required or permitted to be disseminated to holders of the securities by an individual director or officer for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(2);

“MJDS issuer bid circular” means, for an issuer bid for a class of securities of a U.S. issuer made under this Instrument, an issuer tender offer statement, amendments to that statement and all other information and materials required to be disseminated to holders of the securities by the issuer for an issuer tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(1);

“MJDS prospectus” means, for a distribution of securities under this Instrument other than under section 12.3, a U.S. prospectus that contains the additional information, legends and certificates required by, and otherwise complies with the disclosure requirements of, this Instrument;

“MJDS take-over bid circular” means, for a take-over bid for a class of securities of a U.S. issuer made under this Instrument, a tender offer statement, amendments to that statement and all other information and materials required to be disseminated to holders of the securities by the offeror for a tender offer made for the securities under U.S. federal securities law, that in each case complies with the form and content requirements of subsection 12.4(1);

“MTN program” means a continuous rule 415 offering of debt in which the specific variable terms of the individual securities and the offering of the securities are determined at the time of sale;

“Nasdaq” means the Nasdaq Stock Market;

“NNM” means the Nasdaq National Market;

“non-convertible” means securities that are not convertible;

“offeree issuer” has the meaning ascribed to that term in securities legislation;

“offeror” has the meaning ascribed to that term in securities legislation;

Copyright © Thomson Reuters Canada Limited or its licensors (excluding individual court documents). All rights reserved.	3

71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

“parent”, for a majority-owned subsidiary, means a person or company that, alone or together with any one or more of the person or company’s other majority-owned subsidiaries, holds voting securities of the majority-owned subsidiary carrying more than 50 percent of the votes for the election of directors;

“preliminary MJDS prospectus” means, for a distribution of securities under this Instrument other than under section 12.3, a preliminary form of MJDS prospectus;

“principal jurisdiction” means the jurisdiction specified in accordance with section 5.1;

“principal market”, for a class of securities, means the single securities market with the largest aggregate trading volume for the class of securities in the preceding 12 calendar month period;

“prospectus requirement” means the prohibition in securities legislation from a person or company distributing a security unless a preliminary prospectus and prospectus for the distribution have been filed and receipts obtained for them;

“public float”, for a class of securities, means

(a) the aggregate market value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities, calculated by using the price at which the securities were last sold in the principal market for the securities on the date specified in the applicable provision of this Instrument, or the average of the bid and asked prices of the securities in the principal market on that date if there were no sales on that date,

(b) if there is no market for the class of securities, the book value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities computed on that date, and

(c) if the issuer of the class of securities is in bankruptcy or receivership or has an accumulated capital deficit, one-third of the principal amount, par value or stated value of the securities held by persons or companies that are not affiliated parties of the issuer of the securities computed on that date;

“rating organization” means each of CBRS Inc., Dominion Bond Rating Service Limited, Moody’s Investors Service, Inc., Standard & Poor’s Corporation and any entity recognized by the SEC as a nationally recognized statistical rating organization as that term is used in Rule 15c3-1(c)(2)(vi)(F) under the 1934 Act;

“related issuer” has the meaning ascribed to the term “related issuer” or “related party” in securities legislation;

“rule 415 offering” means a distribution under Rule 415 under the 1933 Act that is made under this Instrument;

“rule 415 prospectus supplement” means a form of prospectus supplement prepared for a rule 415 offering;

“rule 430A offering” means a distribution under Rule 430A under the 1933 Act that is made under this Instrument;

“rule 430A pricing prospectus” means a MJDS prospectus prepared for a rule 430A offering that contains the information omitted from the U.S. prospectus included as part of the registration statement at the time of effectiveness of the registration statement, as permitted by Rule 430A under the 1933 Act;

“securities exchange bid” means a bid in which the consideration for the securities of the offeree issuer consists, in whole or in part, of securities of an offeror or other issuer;

“specified predecessor” means, for a successor issuer continuing after a business combination, a predecessor to the successor issuer whose assets and gross revenues in aggregate would contribute less than 20 percent of the total assets and gross revenues from continuing operations of the successor issuer, based on a pro forma combination of each predecessor’s financial position and results of operations for its most recently completed financial year ended before the business combination for which financial statements have been filed;

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“successor issuer” means an issuer subsisting as an issuer after a business combination;

“take-over bid” has the meaning ascribed to that term in securities legislation;

“tender offer solicitation/recommendation statement” means a statement made under rule 14d-9 or 14e-2 under the 1934 Act;

“tender offer statement” means a tender offer statement on Schedule 14D-1 under section 14(d) of the 1934 Act;

“U.S. federal securities law” means the federal statutes of the United States of America concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes;

“U.S. issuer” means a foreign issuer that is incorporated or organized under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia;

“U.S. prospectus” means a prospectus that has been prepared in accordance with the disclosure and other requirements of U.S. federal securities law for an offering of securities registered under the 1933 Act, or if the offering is not being made contemporaneously in the U.S., as if the offering is being made on a registered basis in the United States of America;

“voting securities” means securities the holders of which have a present entitlement to vote for the election of directors;

“1934 Act filings” means all filings required to be made with the SEC under sections 13, 14 and 15(d) of the 1934 Act; and

“1940 Act” means the Investment Company Act of 1940 of the United States of America.

Part 2 — General

2.1 Timing of Filing — Unless otherwise provided in this Instrument, documents that must be filed under this Instrument that are also filed with the SEC shall be filed as nearly as practicable contemporaneously with the filing with the SEC.

2.2 Successor Issuers — A successor issuer satisfies the eligibility criteria set forth in subparagraphs 3.1(a)(iii), 3.1(b)(ii) and (iii) and paragraphs 12.3(1)(c) and 13.1(1)(c) if

(a) since the business combination the successor issuer has made all 1934 Act filings and, if applicable, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on NNM;

(b) the successor issuer is in compliance with the obligations arising from the listing or quotation referred to in paragraph (a), if applicable; and

(c) the filing, listing or quotation requirement to be satisfied for a period of 12 or 36 months is satisfied for each predecessor, other than a specified predecessor.

2.3 Successor Issuer Interpretation — In determining if the filing, listing or quotation requirement in paragraph 2.2(c) is satisfied for a period of 12 or 36 months for each predecessor, the period during which the successor issuer satisfied the requirement shall be added to the immediately preceding period during which the predecessor satisfied the requirement.

Part 3 — MJDS Prospectus Distributions of Securities of U.S. Issuers

3.1 General Eligibility Criteria — Subject to section 3.3, this Instrument may be used to distribute

(a) debt that has an investment grade rating or preferred shares that have an investment grade rating, in each case at the time the preliminary MJDS prospectus is filed in the principal jurisdiction, or rights that, upon issuance, are immediately exercisable for any of these securities, if

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(i) the issuer is a U.S. issuer,

(ii) the issuer

(A) has a class of securities registered under section 12(b) or 12(g) of the 1934 Act, or

(B) is required to file reports under section 15(d) of the 1934 Act,

(iii) the issuer has filed with the SEC all 1934 Act filings for a period of 12 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction,

(iv) the issuer is not registered or required to be registered as an investment company under the 1940 Act,

(v) the issuer is not a commodity pool issuer, and

(vi) the securities being offered or issuable upon the exercise of the rights either,

(A) are non-convertible, or

(B) if convertible, may not be converted for at least one year after issuance, and the equity shares of the issuer of the securities into which the offered securities are convertible have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus in the principal jurisdiction;

(b) rights to purchase additional securities of its own issue issued by a U.S. issuer to its existing securityholders and the securities issued upon the exercise of the rights, if

(i) the issuer meets the eligibility criteria specified in subparagraphs (a)(ii), (iv) and (v),

(ii) the issuer has filed with the SEC all 1934 Act filings for a period of 36 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction,

(iii) the issuer has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately before the filing of the preliminary MJDS prospectus in the principal jurisdiction and is in compliance with the obligations arising from the listing or quotation,

(iv) the rights are exercisable immediately upon issuance,

(v) subject to subparagraph (vi), the rights issued to residents of Canada have the same terms and conditions as the rights issued to residents of the United States of America, and

(vi) beneficial ownership of rights issued to a resident of Canada are not transferable to a resident of Canada, other than residents to whom rights of the same issue were granted, provided that,

(A) the securities issuable upon exercise of the rights may be so transferable, and

(B) this limitation does not restrict the transfer of rights on a securities exchange or inter-dealer quotation system outside of Canada; or

(c) any securities of a U.S. issuer if

(i) the issuer meets the eligibility criteria specified in subparagraphs (a)(ii) to (v), and

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(ii) the equity shares of the issuer have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus in the principal jurisdiction.

3.2 Alternative Eligibility Criteria for Certain Guaranteed Issues — Subject to section 3.3, this Instrument may also be used to distribute securities of an issuer, if

(a) the securities distributed are

(i) non-convertible debt having an investment grade rating, or non-convertible preferred shares having an investment grade rating, of a majority-owned subsidiary whose parent meets the eligibility criteria set forth in subparagraphs 3.1(a)(i) through (v),

(ii) convertible debt having an investment grade rating, or convertible preferred shares having an investment grade rating, of a majority-owned subsidiary that may not be converted for at least one year after issuance and are convertible only into securities of a parent that meets the eligibility requirements set forth in subparagraphs 3.1(a)(i) through (v) and sub-subparagraph 3.1(a)(vi)(B),

(iii) non-convertible debt, or non-convertible preferred shares, of a majority-owned subsidiary whose parent meets the eligibility requirements set forth in paragraph 3.1(c), or

(iv) convertible debt, or convertible preferred shares, of a majority-owned subsidiary that are convertible only into securities of a parent that meets the eligibility requirements set forth in paragraph 3.1(c);

(b) the issuer meets the eligibility criteria set forth in subparagraphs 3.1(a)(i), (iv) and (v); and

(c) the parent fully and unconditionally guarantees payment in respect of the securities being distributed, as to principal and interest if the securities are debt, and as to liquidation preference, redemption and dividends if the securities are preferred shares.

3.3 Limitation on Distribution of Derivative Securities — (1) No person or company shall file a prospectus for the distribution of derivative securities under this Instrument.

(2) Despite subsection (1), warrants, options, rights or convertible securities may be distributed under this Instrument if the issuer of the underlying securities to which the warrants, options, rights or convertible securities relate is eligible under this Instrument to distribute the underlying securities.

3.4 Preliminary MJDS Prospectus and MJDS Prospectus — (1) A U.S. issuer shall file a preliminary MJDS prospectus and a MJDS prospectus for a distribution of securities under this Instrument other than under section 12.3.

(2) A preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus and an amendment to a MJDS prospectus is a preliminary prospectus, an amendment to a preliminary prospectus, a prospectus and an amendment to a prospectus, respectively, for the purposes of securities legislation.

Part 4 — Form and Content of MJDS Prospectus

4.1 Distributions in Canada and the U.S. — Subject to section 4.2, an issuer of securities distributed under this Instrument shall file the registration statement and amendments to the registration statement filed for the offering with the SEC, together with the related preliminary MJDS prospectus and MJDS prospectus and amendments and supplements to the preliminary MJDS prospectus and MJDS prospectus.

4.2 Distributions only in Canada — If a distribution is being made only in Canada, the issuer does not need to file a registration statement and amendments to the registration statement, or other information required in a registration statement but not required in the U.S. prospectus.

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4.3 Additional Legends and Disclosure — (1) The following statements shall be printed

(a) in red ink on the outside front cover page, or on a sticker on that page, of each preliminary MJDS prospectus used for a distribution under this Instrument

This preliminary MJDS prospectus relating to the securities described in it has been filed in [each of/certain of] the [provinces/provinces and territories] of Canada but has not yet become final for the purpose of a distribution. Information contained in this preliminary MJDS prospectus may not be complete and may have to be amended. The securities may not be distributed until a receipt is obtained for the MJDS prospectus.

(b) on the outside or inside front cover page, or on a sticker on that page, of each preliminary MJDS prospectus and MJDS prospectus

(i) “This offering is being made by a U.S. issuer using disclosure documents prepared in accordance with U.S. securities laws. Purchasers should be aware that these requirements may differ from those of [insert the names of the provinces and territories where qualified]. The financial statements included or incorporated by reference in this prospectus have not been prepared in accordance with Canadian generally accepted accounting principles and may not be comparable to financial statements of Canadian issuers.”

(ii) “[All of] [Certain of] the directors and officers of the issuer and [all of] [certain of] the experts named in this prospectus reside outside of Canada. [[Substantially] [A]II of the assets of these persons and of the issuer may be located outside Canada.] The issuer has appointed [name and address of agent for service] as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and [certain of] the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.”

(iii) “This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered by this prospectus and any representation to the contrary is an offence.”; and

(c) in each preliminary MJDS prospectus and MJDS prospectus

Securities legislation in [certain of the provinces [and territories] of Canada] [the Province of... [insert name of local jurisdiction, if applicable]] provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus and any amendment. [In several of the provinces [and territories], the] securities legislation further provides a purchaser with remedies for rescission [or [, in some jurisdictions,] damages] if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission [or damages] are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province [or territory]. The purchaser should refer to the applicable provisions of the securities legislation of the purchaser’s province [or territory] for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. legal adviser for particulars of these rights.

(2) A preliminary MJDS prospectus, MJDS prospectus or amendment or supplement to a preliminary MJDS prospectus or MJDS prospectus need not contain any disclosure relevant solely to U.S. offerees or purchasers, including

(a) any “red herring” legend required by U.S. federal securities law;

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(b) except as provided in paragraph (1)(b)(iii), any legend regarding approval or disapproval by the SEC;

(c) any discussion of U.S. tax considerations other than those material to Canadian purchasers; and

(d) the names of U.S. underwriters not acting as underwriters in Canada or a description of the U.S. plan of distribution, except to the extent necessary to describe facts material to the Canadian distribution.

4.4 Incorporation by Reference — Except as otherwise provided in this Instrument, documents incorporated or deemed to be incorporated by reference into a U.S. prospectus under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into a preliminary MJDS prospectus or MJDS prospectus.

4.5 Statements Modified or Superseded — (1) A statement in a document incorporated or deemed to be incorporated by reference into a MJDS prospectus shall be deemed to be modified or superseded, for the purposes of the MJDS prospectus, to the extent that a statement in the MJDS prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into the MJDS prospectus modifies or supersedes the statement.

(2) The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information in the document that it modifies or supersedes.

(3) The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(4) A statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of the MJDS prospectus.

(5) If documents are incorporated by reference into a preliminary MJDS prospectus or MJDS prospectus, the section in the preliminary MJDS prospectus or MJDS prospectus that provides information about incorporation by reference shall include a statement that information has been incorporated by reference from documents filed with the Canadian securities regulatory authority in each jurisdiction in which the distribution is being made and shall state the name, address and telephone number of an officer of the issuer from whom copies of the documents may be obtained on request without charge.

4.6 Reconciliation of Financial Statements — (1) A preliminary MJDS prospectus and a MJDS prospectus used to distribute securities eligible under paragraph 3.1(c) shall include a reconciliation of the financial statements required to be included or incorporated by reference in the preliminary MJDS prospectus and MJDS prospectus to Canadian GAAP in the notes to the financial statements or as a supplement included or incorporated by reference in the preliminary MJDS prospectus and MJDS prospectus.

(2) A reconciliation required to be included in the financial statements under subsection (1) shall explain and quantify as a separate reconciling item any significant differences between the principles applied in the financial statements, including note disclosure, and Canadian GAAP and, in the case of the reconciliation of the annual financial statements, shall be covered by an auditor’s report.

4.7 General Certification Requirements — Except as provided in sections 4.8 to 4.10, each preliminary MJDS prospectus and MJDS prospectus used for a distribution under this Part shall contain

(a) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and the chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities distributed under the MJDS prospectus

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The foregoing [insert, if applicable, — “together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed”]

; and

(b) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling securityholder for the securities distributed under the MJDS prospectus

To the best of our knowledge, information and belief, the foregoing [insert, if applicable, — “, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

4.8 Certificate Requirement for Rule 415 Offerings — A preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus and an amendment to a MJDS prospectus filed for a rule 415 offering under this Part shall contain certificates prepared in accordance with method 1 or method 2.

4.9 Certificate Requirement for Rule 430A Offerings — For a rule 430A offering,

(a) a preliminary MJDS prospectus, amendment to a preliminary MJDS prospectus and a MJDS prospectus,

(b) an amended MJDS prospectus filed to commence a new period for filing a rule 430A pricing prospectus, and

(c) an amendment to a MJDS prospectus filed for a rule 430A offering before the information omitted from the MJDS prospectus has been filed in either a rule 430A pricing prospectus or an amendment shall contain

(i) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities to be distributed under the MJDS prospectus

The foregoing, together with the documents incorporated in this prospectus by reference as of the date of the prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec — “and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”]

; and

(ii) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling securityholder for the securities distributed under the MJDS prospectus

To the best of our knowledge, information and belief, the foregoing, together with the documents incorporated in this prospectus by reference, as of the date of the prospectus providing the information permitted to be omitted from this prospectus, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert

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if offering made in Quebec — “and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed”.].

4.10 Certificates for Rule 430A Pricing Prospectus — A rule 430A pricing prospectus shall contain in place of the certificates referred to in section 4.9

(a) a certificate in the following form, signed by the chief executive officer, the chief financial officer, and, on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer and chief financial officer, any person or company who is a promoter of the issuer and each person or company who is a guarantor of the securities distributed under the MJDS prospectus

The foregoing [insert, if applicable — “, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”]

; and

(b) if there is an underwriter, a certificate in the following form, signed by each underwriter who is in a contractual relationship with the issuer or selling securityholder for securities distributed under the MJDS prospectus

To the best of our knowledge, information and belief, the foregoing [insert, if applicable — “, together with the documents incorporated in this prospectus by reference,”] constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by [insert applicable references] [insert if offering also made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

4.11 Signing of Certificates by Agent — Certificates contained in a preliminary MJDS prospectus, MJDS prospectus, amendment to a preliminary MJDS prospectus or MJDS prospectus, rule 415 prospectus supplement or rule 430A pricing prospectus shall be signed in accordance with securities legislation provided that any or all of the persons or companies required to sign a certificate may sign the certificate for a distribution made under this Instrument by an agent duly authorized in writing.

Part 5 — Filing Procedures

5.1 Specification of Principal Jurisdiction — At the time of filing a preliminary MJDS prospectus, the issuer shall send written notice to the securities regulatory authority and, unless the distribution is being made in Canada only, to the SEC, stating that the distribution is being made under the MJDS and specifying the principal jurisdiction.

5.2 Alternate Principal Jurisdiction — If the securities regulatory authority in the jurisdiction specified in the notice sent under section 5.1 advises the issuer that it is not prepared to act as principal jurisdiction, the issuer shall specify another jurisdiction that is prepared to act as principal jurisdiction and notify the security regulatory authority in each jurisdiction in which the preliminary MJDS prospectus was filed and the SEC.

5.3 SEC Review — If the SEC notifies an issuer that a filing made under the MJDS has been selected for review, the issuer shall notify the securities regulatory authority in the principal jurisdiction.

Part 6 — Filing Documents

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6.1 Principal Jurisdiction — The issuer shall file in the principal jurisdiction

(a) the preliminary MJDS prospectus, the MJDS prospectus, each amendment and supplement to the preliminary MJDS prospectus and MJDS prospectus, the rule 430A pricing prospectus and each rule 415 prospectus supplement used in Canada,

(b) all documents incorporated or deemed to be incorporated by reference in the MJDS prospectus, and

(c) all other documents required by this Instrument.

6.2 Canada-U.S. Offering — If the distribution is being made in Canada and the United States of America, the issuer shall also file in the principal jurisdiction one unsigned copy of the registration statement and all amendments and exhibits to the registration statement in addition to the documents specified in section 6.1.

6.3 Non-Principal Jurisdictions — In the jurisdictions other than the principal jurisdiction, the issuer shall file

(a) the preliminary MJDS prospectus, the MJDS prospectus, each amendment and supplement to the preliminary MJDS prospectus and MJDS prospectus, the rule 430A pricing prospectus and, subject to section 7.6, each rule 415 prospectus supplement used in Canada,

(b) all documents incorporated or deemed to be incorporated by reference in the MJDS prospectus, and

(c) all other documents required by this Instrument.

6.4 Certificate Regarding Eligibility Criteria — At the time of filing a preliminary MJDS prospectus, an issuer shall file a certificate, signed on its behalf by a senior officer of the issuer, confirming that the issuer satisfies the applicable eligibility criteria.

6.5 Consents — (1) The issuer shall file the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company named as having prepared or certified any expertised statement as follows:

(a) if the expertised statement is in the preliminary MJDS prospectus, an amendment to the preliminary MJDS prospectus, the MJDS prospectus or a document incorporated by reference into the MJDS prospectus that was filed before the filing of the MJDS prospectus, the consent shall be filed at the time of filing the MJDS prospectus; and

(b) if the expertised statement is in an amendment to the MJDS prospectus, a rule 415 prospectus supplement, a rule 430A pricing prospectus, or a document incorporated by reference into a MJDS prospectus that was filed after the filing of the MJDS prospectus, the consent shall be filed at the time of filing the amendment, the rule 415 prospectus supplement, the rule 430A pricing prospectus or the document.

(2) Despite subsection (1), the filing requirements in paragraphs (1)(a) and (b) do not apply to the consent of a rating organization that issues a rating or provisional rating that is used in or in connection with a preliminary MJDS prospectus, an amendment to a preliminary MJDS prospectus, a MJDS prospectus, an amendment to a MJDS prospectus, a rule 415 prospectus supplement or a rule 430A pricing prospectus.

6.6 Further Consents — If a change to the MJDS prospectus is material to the consent filed under subsection 6.5(1), the issuer shall file a further consent contemporaneously with the filing of the change to the MJDS prospectus.

6.7 Form of Consent — The consent referred to in sections 6.5 and 6.6 shall be prepared in accordance with securities legislation.

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6.8 Reports on Property — An issuer satisfies the requirement of securities legislation to file a report on the property of a natural resource company if it files a report prepared in accordance with U.S. federal securities law if a report is required to be filed with the SEC.

6.9 Appointment of Agent for Service — At the time of filing of the MJDS prospectus, the issuer shall file a duly executed submission to jurisdiction and appointment of agent for service of process in the required form.

6.10 Powers of Attorney — If a person or company signs a certificate by an agent under section 4.11, the issuer shall file a duly executed copy of the document authorizing the agent to sign the certificate not later than the time of filing the document in which the certificate is included.

6.11 Notification of Effectiveness — If the securities distributed under this Instrument are also offered or sold in the United States of America, the issuer whose securities are being distributed under this Instrument shall notify in writing the principal jurisdiction once the related registration statement filed with the SEC has become effective.

6.12 Exhibits to Registration Statement — An issuer shall file any exhibits to a registration statement requested by the securities regulatory authority in a non-principal jurisdiction.

6.13 Rule 415 Offerings — A commercial copy of each MJDS prospectus and rule 415 prospectus supplement need not be refiled if it is used, without change, in distributions of additional tranches of securities.

6.14 French Language Documentation Not Required — A preliminary MJDS prospectus and a MJDS prospectus in the French language need not be filed in Quebec for an offering of rights eligible to be made under paragraph 3.1(b), unless

(a) the issuer is a reporting issuer in Quebec other than solely as a result of one or more rights offerings made under paragraph 3.1(b); or

(b) 20 percent or more of the class of securities in respect of which the rights are issued is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

Part 7 — Amendment and Supplement Procedures

7.1 Form of Amendment or Supplement — (1) An issuer shall amend or supplement disclosure documents filed under this Instrument in accordance with U.S. federal securities law.

(2) The amending or supplementing document shall contain the legends and certificates required by this Instrument.

7.2 Modification or Amendment — (1) If a registration statement is amended in a manner that modifies the related U.S. prospectus, an issuer shall file the documents containing the modification.

(2) If the receipt for the MJDS prospectus has not been issued and the filing has been made as a result of the occurrence of an adverse material change since the filing of the preliminary MJDS prospectus or an amendment to the preliminary MJDS prospectus, an issuer shall file the documents as an amendment to the preliminary MJDS prospectus.

7.3 Post-Effective Amendment — If a modification is made to a U.S. prospectus by filing with the SEC a post-effective amendment to the registration statement, an issuer shall file an amendment to the MJDS prospectus.

7.4 Amendment to Additional Disclosure — An issuer shall file an amendment in the event of an adverse material change in the additional disclosure contained only in the preliminary MJDS prospectus or a material change in the additional disclosure contained only in the MJDS prospectus.

7.5 Filing of Rule 415 Prospectus Supplement — (1) An issuer shall file a rule 415 prospectus supplement.

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(2) A rule 415 prospectus supplement filed under subsection (1) shall be deemed to be incorporated into the MJDS prospectus as of the date of filing with the SEC, but only for the purpose of the distribution of the securities covered by the supplement.

7.6 Rule 415 Prospectus Supplement Not Filed — Despite sections 6.3 and 7.5, an issuer is not required to file a rule 415 prospectus supplement in the local jurisdiction unless it is the principal jurisdiction, if

(a) the rule 415 prospectus supplement is used to describe the terms of a tranche of securities distributed under the MJDS prospectus, or is a preliminary form of the rule 415 prospectus supplement for use in marketing, and the securities covered by the supplement will not be distributed in the local jurisdiction; or

(b) the rule 415 prospectus supplement is used to establish an MTN program or other continuous offering program or to update disclosure for the program, and securities will not be distributed under the program in the local jurisdiction.

7.7 Filing of Rule 430A Pricing Prospectus — An issuer shall file a rule 430A pricing prospectus.

7.8 Incorporation by Reference of Pricing Information — The information contained in a rule 430A pricing prospectus that was omitted from the U.S. prospectus in accordance with Rule 430A under the 1933 Act and any other additional information that the issuer has elected to include in the rule 430A pricing prospectus in accordance with U.S. federal securities law shall be deemed to be incorporated by reference into the MJDS prospectus as of the date of the rule 430A pricing prospectus.

7.9 Filing of Revised U.S. Prospectus or Prospectus Supplement — (1) If an issuer files with the SEC a revised U.S. prospectus, other than as an amendment to the related registration statement under rule 424(b) or another rule under the 1933 Act, or a prospectus supplement, to modify a U.S. prospectus, other than a U.S. prospectus for a rule 415 offering or a rule 430A offering, the issuer shall file the revised U.S. prospectus or prospectus supplement.

(2) The revised U.S. prospectus or prospectus supplement shall be deemed to be incorporated into the MJDS prospectus as of the date of the revised U.S. prospectus or prospectus supplement.

Part 8 — Dissemination Requirements

8.1 General — Subject to section 8.3, a preliminary MJDS prospectus, a MJDS prospectus and amendments and supplements to either shall be sent to offerees and purchasers in accordance with prospectus delivery requirements of securities legislation.

8.2 Prospectus Supplements — All prospectus supplements applicable to the securities being distributed shall be attached to, or included with, the MJDS prospectus that is sent to offerees and purchasers of the securities.

8.3 Rule 430A Pricing Prospectus — Instead of the related MJDS prospectus, a rule 430A pricing prospectus shall be sent to offerees and purchasers in accordance with prospectus delivery requirements of securities legislation.

8.4 Documents Incorporated by Reference — Documents that are incorporated or deemed to be incorporated by reference into a preliminary MJDS prospectus or a MJDS prospectus, other than rule 415 prospectus supplements and rule 430A pricing prospectuses, shall be sent to offerees or purchasers if the documents are required to be sent to offerees or purchasers under U.S. federal securities law.

8.5 Provision of Documents Incorporated by Reference — Documents incorporated by reference or deemed to be incorporated by reference shall be provided by the issuer to any person or company upon request without charge.

Part 9 — Registration Requirements

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9.1 Rights offerings — The dealer registration requirement does not apply to a trade made by a U.S. issuer in accordance with this Instrument of a right to purchase additional securities of its own issue issued by a U.S. issuer to its existing securityholders and of the securities issued upon the exercise of the right.

Part 10 — Conflicts of Interest

10.1 Distributions of a Registrant, Connected Issuer or a Related Issuer — The provisions of securities legislation that regulate conflicts of interest in connection with a distribution of securities of a registrant, a connected issuer of a registrant or a related issuer of a registrant that require specified disclosure in a preliminary prospectus or prospectus do not apply to a distribution under this Instrument.

Part 11 — General

11.1 Representations as to Listing — The prohibitions in securities legislation regarding representations as to the listing, posting for trading or quotation of securities or to an application having been made or to be made for the listing, posting for trading or quotation of securities do not apply to distributions made under this Instrument.

11.2 Solicitations of Expressions of Interest — The prospectus requirement does not apply to solicitations of expressions of interest for the purchase of securities before the filing of a preliminary MJDS prospectus if

(a) the issuer or selling securityholder has entered into an enforceable agreement with an underwriter who has, or underwriters who have, agreed to purchase the securities;

(b) the agreement referred to in paragraph (a) has fixed the terms of the distribution and requires that the issuer file a preliminary MJDS prospectus for the securities and obtain a receipt for the preliminary MJDS prospectus from

(i) the regulator in at least one jurisdiction dated not more than two business days after the date that the agreement is entered into, and

(ii) the Canadian securities regulatory authorities in any other jurisdictions in which the distribution is to be made dated not more than three business days after the date that the agreement is entered into;

(c) immediately upon entering into the agreement the issuer issues and files a news release announcing the agreement;

(d) upon issuance of the receipt for the preliminary MJDS prospectus, a preliminary MJDS prospectus is sent to the person or company who has expressed an interest in acquiring the securities; and

(e) except as provided in paragraph (a), no agreement of purchase and sale for the securities is entered into until the MJDS prospectus has been filed and a receipt obtained.

11.3 Other Prospectus Requirements — National Instrument 41-101 Prospectus Disclosure Requirements, National Instrument 43-101 Standards of Disclosure for Mineral Exploration and Development and Mining Properties, National Instrument 43-102 Guide for Engineers and Geologists Submitting Oil and Gas Reports and National Instrument 45-101 Rights Offerings do not apply to a distribution of securities under this Instrument.

Part 12 — Bids for Securities of U.S. Issuers

12.1 General Eligibility Criteria — (1) A bid may be made under this Instrument if

(a) the offeree issuer is a U.S. issuer;

(b) the offeree issuer is not registered or required to be registered as an investment company under the 1940 Act;

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(c) the offeree issuer is not a commodity pool issuer,

(d) the bid is subject to section 14(d) of the 1934 Act in the case of a take-over bid, or section 13(e) of the 1934 Act in the case of an issuer bid, and is not exempt from the 1934 Act;

(e) the bid is made to all holders of the class of securities in Canada and the United States of America;

(f) the bid is made to residents of Canada on the same terms and conditions as it is made to residents of the United States of America; and

(g) less than 40 percent of each class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(2) Subject to subsection (3), the calculation under paragraph (1)(g) shall be made as of the end of the offeree issuer’s last quarter before the date of filing the tender offer statement or issuer tender offer statement with the SEC or, if the quarter terminated within 60 days of the filing date, as of the end of the offeree issuer’s preceding quarter.

(3) If another bid for securities of the same class of the offeree issuer is in progress at the date of the filing, the calculation for the subsequent bid shall be made as of the same date as for the first bid already in progress.

(4) If a take-over bid is made without the prior knowledge of the directors of the offeree issuer who are not insiders of the offeror or acting jointly or in concert with the offeror, or upon informing the directors of the proposed bid the offeror has a reasonable basis for concluding that the bid is being regarded as a hostile bid by a majority of the directors, and in either case the offeror lacks access to the relevant list of securityholders of the offeree issuer, it will be conclusively presumed that paragraph (1)(g) is satisfied and paragraph (a) in the definition of “foreign issuer” is not satisfied, unless

(a) the aggregate published trading volume of the class on The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Canadian Dealing Network Inc. exceeded the aggregate published trading volume of the class on national securities exchanges in the United States of America and Nasdaq for the 12 calendar month period before commencement of the bid or, if another bid for securities of the same class is in progress, the 12 calendar month period before commencement of the first bid already in progress;

(b) disclosure that paragraph (1)(g) was not satisfied or paragraph (a) of the definition of “foreign issuer” was satisfied had been made by the issuer in its Form 10-K most recently filed with the SEC under the 1934 Act; or

(c) the offeror has actual knowledge that paragraph (1)(g) is not satisfied or paragraph (a) of the definition of foreign issuer is satisfied.

12.2 MJDS Take-Over Bid Circular and MJDS Issuer Bid Circular — (1) An offeror that makes a take-over bid or issuer bid under this Part shall file a MJDS take-over bid circular or MJDS issuer bid circular, respectively.

(2) A MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular, MJDS director’s or officer’s circular, a change to any of these documents or a variation to a MJDS take-over bid circular or a MJDS issuer bid circular, is a take-over bid circular, issuer bid circular, directors’ circular, individual director’s or officer’s circular, a notice of change and a notice of variation, respectively, for purposes of securities legislation.

12.3 Securities Exchange Bids — (1) A securities exchange bid may be made under this Instrument if

(a) the eligibility criteria set out in section 12.1 are satisfied;

(b) the offeror or, if the securities being offered are of another issuer, the other issuer, meets the eligibility criteria set out in subparagraphs 3.1(a)(i), (ii), (iv) and (v) and has filed with the SEC all 1934 Act filings for a period of 36 calendar months immediately before the filing of the registration statement with the SEC;

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(c) the offeror or, if the securities being offered are of another issuer, the other issuer, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately before the filing of the registration statement with the SEC and is in compliance with the obligations arising from the listing or quotation; and

(d) one of the following is satisfied:

(i) the equity shares of the offeror or, if the securities being offered are of another issuer, the other issuer, have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the registration statement with the SEC;

(ii) the securities being offered are non-convertible debt having an investment grade rating or non-convertible preferred shares having an investment grade rating; or

(iii) the bid is an issuer bid made under this Instrument with securities of the issuer being offered as consideration.

(2) The dealer registration requirement does not apply to the trade of securities of an offeror or another issuer in a securities exchange issuer bid if the eligibility criteria in subsection (1) are met.

(3) The prospectus requirement does not apply to the distribution of securities of an offeror or another issuer in a securities exchange issuer bid if the eligibility criteria in subsection (1) are met and the offeror complies with the requirements of U.S. federal securities law applicable as a result of the consideration for the securities of the offeree issuer being at least in part securities of the offeror or other issuer.

12.4 Compliance with U.S. tender offer requirements — (1) If an offeror makes a bid under this Part, the offeror shall comply with the requirements of

(a) sections 14(d) and 14(e) of the 1934 Act and Regulations 14D and 14E under the 1934 Act for a take-over bid made under this Instrument; and

(b) sections 13(e) and 14(e) of the 1934 Act and Regulations 13E and 14E under the 1934 Act for an issuer bid made under this Instrument.

(2) If the directors or an individual director or officer of an offeree issuer elects to comply with this Part instead of securities legislation otherwise applicable in preparation of a directors’ circular or individual director’s or officer’s circular for a take-over bid made under this Part, each person so electing shall comply with sections 14(d) and 14(e) of the 1934 Act and Regulations 14D and 14E under the 1934 Act.

12.5 Form and Content of Bid Documents — (1) A MJDS take-over bid circular or a MJDS issuer bid circular shall contain the additional information, legends and certificates required by this section.

(2) The U.S. prospectus forming part of the registration statement filed with the SEC for a securities exchange bid shall be included in, or incorporated by reference into, the MJDS take-over bid circular or MJDS issuer bid circular.

(3) If an offeror makes a take-over bid under this Part and the directors or an individual director or officer elects to comply with this Part, instead of the securities legislation otherwise applicable, the directors shall prepare a MJDS directors’ circular and an individual director or officer may prepare a MJDS director’s or officer’s circular, in each case, that contains the additional information, legends and certificates required by this section.

(4) The following statements shall be printed on the outside front cover page, or on a sticker on that page, of a MJDS take-over bid circular or MJDS issuer bid circular

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(a) “This bid is made in Canada [for applicable securities exchange bids — “by a U.S. issuer”] for securities of a U.S. issuer in accordance with U.S. federal securities laws. Securityholders should be aware that the U.S. requirements applicable to the bid may differ from those of [insert the names of the provinces and territories where bid is made]. [For securities exchange bids, also insert the following — “The financial statements included or incorporated by reference in this bid circular have not been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of Canadian issuers.”]

(b) “[All of] [Certain of] the directors and officers of the offeror and [all of] [certain of] the experts named in this bid circular reside outside of Canada. [[Substantially] all of the assets of these persons and of the offeror may be located outside of Canada.] The offeror has appointed [name and address of agent for service] as its agent for service of process in Canada, but it may not be possible for securityholders to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the offeror, its directors and officers and [certain of] the experts named in this bid circular judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.”

(5) The legend contained in paragraph 4(b) is not required if the offeror is incorporated or organized under the laws of Canada or a jurisdiction.

(6) An offeror shall include the following statement in a MJDS take-over bid circular or MJDS issuer bid circular

Securities legislation in certain of the provinces [and territories] of Canada provides securityholders of the offeree issuer with, in addition to any other rights they may have at law, remedies for rescission [or [, in some jurisdictions,] damages if a circular or notice that is required to be delivered to such securityholders contains a misrepresentation or is not delivered to the securityholder, provided that such remedies for rescission [or damages] are exercised by the securityholder within the time limit prescribed by the securities legislation of the securityholder’s province or territory. The securityholder should refer to the applicable provisions of the securities legislation of the securityholder’s province [or territory] for particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to securityholders under U.S. law; securityholders may wish to consult with a U.S. legal adviser for particulars of these rights.

(7) A MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular or MJDS director’s or officer’s circular need not contain disclosure relevant only to U.S. securityholders.

12.6 Incorporation by Reference — Except as otherwise provided in this Instrument, documents incorporated or deemed to be incorporated by reference into a tender offer statement, issuer tender offer statement or tender offer solicitation/ recommendation statement under U.S. federal securities law shall be, and are deemed to be, incorporated by reference into a MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular or MJDS director’s or officer’s circular.

12.7 Statements Modified or Superseded — (1) A statement in a document incorporated or deemed to be incorporated by reference into a MJDS take-over bid circular, a MJDS issuer bid circular, a MJDS director’s circular or a MJDS director’s or officer’s circular shall be deemed to be modified or superseded, for the purposes of the applicable circular, to the extent that a statement in the MJDS take-over bid circular, the MJDS issuer bid circular, the MJDS director’s circular or the MJDS director’s or officer’s circular, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into the applicable circular modifies or supersedes the statement.

(2) The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information in the document that it modifies or supersedes.

(3) The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission

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to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(4) A statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of the MJDS take-over bid, the MJDS issuer bid circular, the MJDS directors’ circular or the MJDS director’s or officer’s circular.

(5) If documents are incorporated by reference into a MJDS take-over bid circular, a MJDS issuer bid circular, a MJDS directors’ circular or a MJDS director’s or officer’s circular, the section that provides information about incorporation by reference shall include a statement that information has been incorporated by reference from documents filed with securities regulatory authorities in each jurisdiction in Canada in which the documents have been filed and shall state the name, address and telephone number of a person in Canada or the United States of America from whom copies of the documents may be obtained on request without charge.

12.8 Reconciliation of Financial Statements — A MJDS take-over bid circular or a MJDS issuer bid circular for a securities exchange bid that satisfies the eligibility criteria of subsection 12.3(1) is not subject to the requirement of securities legislation to reconcile to Canadian GAAP the financial statements included in, or incorporated by reference into, the bid circular.

12.9 Certificates — (1) A MJDS take-over bid circular shall contain a certificate in the following form signed by the chief executive officer and the chief financial officer of the offeror and, on behalf of the board of directors, by any two directors of the offeror other than the chief executive officer and chief financial officer, and each person or company that is a promoter of the offeror or a guarantor of the securities being offered in a securities exchange bid:

The foregoing [, together with documents incorporated by reference,] contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(2) A MJDS issuer bid circular shall contain a certificate in the form set out in subsection (1) signed by the chief executive officer and the chief financial officer of the issuer and, on behalf of the board of directors, by any two directors of the issuer other than the chief executive officer and chief financial officer, and each person or company that is a promoter of the issuer or a guarantor of the securities being offered in a securities exchange bid.

(3) A MJDS directors’ circular shall contain a certificate in the form set out in subsection (1) signed on behalf of the board of directors by any two directors of the issuer.

(4) A MJDS director’s or officer’s circular shall contain a certificate in the form set out in subsection (1) signed by each director or officer sending the circular.

(5) The certificate for notices of variation and notices of change shall be in the form set out in subsection (1), amended to refer to the initial MJDS take-over bid circular or MJDS issuer bid circular and all notices of variation or change to the MJDS take-over bid circular or MJDS issuer bid circular.

(6) Any or all of the persons required to sign a certificate under subsections (1), (2), (3), (4) or (5) may sign by an agent duly authorized in writing.

12.10 Bid Circular Filing Procedures — (1) If an offeror makes a bid under this Instrument, the offeror shall file

(a) the tender offer statement or issuer tender offer statement and all exhibits and amendments to the tender offer statement or issuer tender offer statement,

(b) the MJDS take-over bid circular or MJDS issuer bid circular,

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(c) a certificate of the offeror, signed on its behalf by a senior officer, confirming that the eligibility criteria set forth in subsection 12.1(1) and, if applicable, section 12.3 are satisfied and that the circular has been prepared in accordance with U.S. federal securities law,

(d) the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company who is named as having prepared or certified any expertised statement in any document filed under this section or section 12.14,

(e) a submission to jurisdiction and appointment of agent for service of process duly executed by the offeror in section 2 of the required form, and

(f) if a person or company signs a certificate by an agent under subsection 12.9(6), a duly executed copy of the document authorizing the agent to sign the certificate.

(2) Despite subsection (1), the filing requirement in paragraph (1)(d) does not apply to the consent of a rating organization that issues a rating or provisional rating that is used in or in connection with a MJDS take-over bid circular or MJDS issuer bid circular.

12.11 Notification to Offeree Issuer — An offeror filing a MJDS take-over bid circular shall so notify the offeree issuer at its principal office not later than the business day following the day the MJDS take-over bid circular is filed.

12.12 French Language Documentation Not Required — A MJDS take-over bid circular or MJDS issuer bid circular in the French language is not required to be filed in Quebec unless

(a) the offeree issuer is a reporting issuer in Quebec; or

(b) 20 percent or more of the class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

12.13 MJDS Directors’ Circulars and MJDS Director’s or Officer’s Circulars — If an offeror makes a take-over bid under this Part, and the directors or an individual director or officer of the offeree issuer elects to comply with this Instrument in preparation of a directors’ circular or individual director’s or officer’s circular instead of securities legislation otherwise applicable, the directors or an individual director or officer who so elects shall file

(a) the tender offer solicitation/recommendation statement and all exhibits or amendments to that statement,

(b) the MJDS directors’ circular or MJDS director’s or officer’s circular,

(c) a statement by the directors or an individual director or officer that the circular has been prepared in accordance with U.S. federal securities law,

(d) the written consent of an attorney, auditor, accountant, engineer, appraiser or any other person or company who is named as having prepared or certified an expertised statement contained in the MJDS directors’ circular or MJDS director’s or officer’s circular, and

(e) if a person signs a certificate by an agent under subsection 12.9(3), a duly executed copy of the document authorizing the agent to sign the certificate.

12.14 Securities Exchange Bids — In the case of a securities exchange bid made under section 12.3 for which a registration statement is filed with the SEC, the offeror shall file contemporaneously with the filing of the bid circular the registration statement and all exhibits and amendments to the registration statement, together with all documents incorporated by reference into the registration statement.

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12.15 Notice of Variation and Notice of Change — (1) Documents filed under this Part shall be changed or varied in accordance with U.S. federal securities law as additional tender offer materials, but the additional tender offer materials shall contain the legends and certificates required by this Part.

(2) An offeror shall file additional tender offer materials that vary the terms of the bid as a notice of variation and identify the materials as such.

(3) An offeror shall file additional tender offer materials that change the information in the tender offer materials or previous additional tender offer materials, other than information about a variation in the terms of the bid, as a notice of change and identify the materials as such.

(4) Additional tender offer materials required to be filed as a notice of variation and a notice of change shall be filed as both a notice of variation and a notice of change and identified as such.

(5) The directors or an individual director or officer of an offeror issuer shall file additional materials prepared by the directors or an individual director or officer as a notice of change.

(6) If a person or company signs a certificate by an agent under subsection 12.9(6), an offeror shall file a duly executed copy of a document authorizing an agent to sign a certificate.

(7) If a change to a MJDS take-over bid circular or MJDS issuer bid circular is material to the consent filed under paragraph 12.10(1)(d), an offeror shall file a further consent contemporaneously with the filing of the change to the MJDS take-over bid circular or MJDS issuer bid circular.

(8) If a change to a MJDS directors’ circular or MJDS director’s or officer’s circular is material to the consent filed under paragraph 12.13(d), the directors in the case of a MJDS directors’ circular or the director or officer sending the circular in the case of a MJDS director’s or officer’s circular shall file a further consent contemporaneously with the filing of the change to a MJDS directors’ circular or MJDS director’s or officer’s circular.

12.16 Dissemination Requirements — (1) An offeror shall send a MJDS take-over bid circular, MJDS issuer bid circular, a notice of change and a notice of variation to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction.

(2) Despite subsection (1), a notice of change or a notice of variation shall be sent only to those securityholders whose securities were not taken up at the date of the occurrence of the change or variation.

(3) An offeree issuer shall send a MJDS directors’ circular, MJDS director’s or officer’s circular and a notice of change to the MJDS directors’ circular or MJDS director’s or officer’s circular to every person or company to whom a MJDS take-over bid circular is required to be sent under subsections (1) and (2).

(4) Documents referred to in subsections (1) and (3) that are sent or given to securityholders resident in the United States of America shall be sent by the offeror or offeree issuer as appropriate to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction as soon as practicable following the time they are sent or given to securityholders resident in the United States of America.

(5) Documents referred to in subsections (1) and (3) that are published by long form or summary publication in the United States of America shall be sent by the offeror or offeree issuer as appropriate to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction as soon as practicable following publication.

(6) Documents that are incorporated or deemed to be incorporated by reference into documents filed under this Part shall be sent to each securityholder whose last address as shown on the books of the offeree issuer is in the local jurisdiction if those documents are required to be sent to securityholders under U.S. federal securities law.

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(7) Documents incorporated or deemed to be incorporated by reference shall be provided to any person or company upon request without charge by the person or company that filed the documents into which the documents are incorporated or deemed to be incorporated by reference.

Part 13 — Business Combinations

13.1 Eligibility Criteria — (1) This Part may be used for the distribution of securities of a successor issuer in connection with a business combination if

(a) each person or company participating in the business combination meets the eligibility criteria specified in subparagraphs 3.1(a)(i), (iv) and (v) and, other than participating persons or companies that are specified predecessors, subparagraphs 3.1(a)(ii) and 3.1(b)(ii);

(b) the equity shares of each person or company participating in the business combination, other than a specified predecessor, have a public float of not less than U.S. $75,000,000, determined as of a date within 60 days before the filing of the preliminary MJDS prospectus with the principal jurisdiction;

(c) each person or company participating in the business combination, other than a specified predecessor, has had a class of its securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on the NNM for a period of at least 12 calendar months immediately preceding the filing of the preliminary MJDS prospectus in the principal jurisdiction and is in compliance with the obligations arising from the listing or quotation;

(d) the issue or exchange of securities in the business combination is made to residents of Canada on the same basis, terms and conditions as it is made to residents of the United States of America; and

(e) less than 40 percent of the class of securities to be distributed in the business combination by the successor issuer will be distributed to persons or companies whose last address as shown on the books of the participating person or company is in Canada.

(2) The requirement in paragraph (1)(b) may be satisfied for a participating person or company whose securities were the subject of a bid made under or eligible to have been made under this Instrument that terminated within the preceding 12 months if the requirement would have been satisfied immediately before commencement of the bid.

(3) The calculation in paragraph 1(e) shall be made

(a) for each participating person or company as of the end of the participating person’s or company’s last quarter before the date of filing of the preliminary MJDS prospectus in the principal jurisdiction or, if that quarter terminated within 60 days of the filing date, as of the end of the participating person’s or company’s preceding quarter; and

(b) on the basis that all persons or companies that have an option in respect of the consideration to be received under the business combination elect the option that would result in the issuance of the greatest number of securities.

13.2 Form and Content of Disclosure Documents and Procedures — (1) If the eligibility criteria set forth in section 13.1 are satisfied, securities may be distributed under this Part in connection with a business combination by complying with the requirements set out in Part 4, other than section 4.6, Parts 5 through 9 and Part 11.

(2) If securities are being distributed under this Part in connection with a business combination, the disclosure documents prepared for the business combination shall be filed as a MJDS prospectus and, if proxies will be solicited from holders of voting securities of the issuer and the issuer is a reporting issuer in the local jurisdiction, as an information circular.

Part 14 — Material Change Reporting

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14.1 News Release — A U.S. issuer that has a class of securities listed on the New York Stock Exchange or the American Stock Exchange or quoted on Nasdaq satisfies the requirement of securities legislation to issue and file a news release upon the occurrence of a material change in its affairs by

(a) complying with the requirements of the exchange on which its securities are listed or Nasdaq, as applicable, for making public disclosure of material information on a timely basis; and

(b) immediately issuing in Canada and filing each news release disclosed by it for the purpose of complying with the requirements referred to in paragraph (a).

14.2 Material Change Reports — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or is required to file reports under section 15(d) of the 1934 Act satisfies the requirement of securities legislation to file a material change report upon the occurrence of a material change in its affairs by

(a) complying with the requirements of U.S. federal securities law relating to current reports; and

(b) filing the current report filed with the SEC.

Part 15 — Financial Statements, Annual Information Forms and Management’s

Discussion and Analysis of Financial Condition and Results of Operations

15.1 Financial Statements — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or is required to file reports under section 15(d) of the 1934 Act satisfies the requirements of securities legislation relating to the preparation, certification, filing and sending of interim financial statements, and annual financial statements and auditor’s reports thereon by

(a) complying with the requirements of U.S. federal securities law relating to quarterly reports and annual reports;

(b) filing the quarterly reports and annual reports filed with the SEC; and

(c) either

(i) sending each financial statement included in the report required to be filed under paragraph (b) to each securityholder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law if

(A) the issuer is a reporting issuer solely as a result of a distribution or securities exchange bid made under this Instrument;

(B) the issuer meets the eligibility requirements in paragraph 3.1(c); or

(C) the issuer meets the eligibility requirements in subparagraphs 3.1(a)(i) to (v) and the issuer is a reporting issuer solely as the result of the distribution of securities that had an investment grade rating and met the eligibility requirements of subparagraph 3.1(a)(vi) at the time of distribution; or

(ii) sending each financial statement included in the report required to be filed under paragraph (b) to each securityholder whose last address as shown on the books of the issuer is in the local jurisdiction in the manner and at the time required by securities legislation other than this Instrument.

15.2 Annual Reports, Annual Information Forms and Management’s Discussion and Analysis — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act or that is required to file reports under section 15(d) of the 1934 Act satisfies the requirements of securities legislation to file annual reports, annual information forms and management’s discussion and analysis of financial condition and results of operations by

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71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

(a) complying with the requirements of U.S. federal securities law relating to annual reports, quarterly reports and management’s discussion and analysis;

(b) filing the annual report and quarterly report filed with the SEC; and

(c) sending the annual report to each securityholder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law.

Part 16 — Proxies and Proxy Solicitation

16.1 Proxy Solicitation by a U.S. Issuer — A U.S. issuer that has a class of securities registered under section 12 of the 1934 Act satisfies the requirements of securities legislation relating to information circulars, proxies and proxy solicitation by

(a) complying with the requirements of U.S. federal securities law relating to proxy statements, proxies and proxy solicitation;

(c) filing all material relating to the meeting that is filed with the SEC; and

(d) sending each document filed under paragraph (b) to each securityholder whose last address as shown on the books of the reporting issuer is in the local jurisdiction in the manner and at the time required by U.S. federal securities law.

16.2 Proxy Solicitation by Another Person or Company — A person or company other than the issuer satisfies the requirements of securities legislation relating to proxies and proxy solicitation with respect to a U.S. issuer that has a class of securities registered under section 12 of the 1934 Act by fulfilling the requirements of paragraphs 16.1(a), (b) and (c).

16.3 Determination of Eligibility — If a proxy solicitation is made under section 16.2 and the person or company soliciting proxies lacks access to the relevant list of securityholders of the issuer, it will be conclusively presumed that paragraph (a) of the definition of foreign issuer is not satisfied, unless

(a) the aggregate published trading volume of the class on The Toronto Stock Exchange, The Montreal Exchange, the Vancouver Stock Exchange, the Alberta Stock Exchange and the Canadian Dealing Network Inc. exceeded the aggregate published trading volume of the class on national securities exchanges in the United States of America and Nasdaq for the 12 calendar month period before commencement of the proxy solicitation or, if another proxy solicitation for securities of the same class is in progress, the 12 calendar month period before commencement of the first proxy solicitation already in progress;

(b) disclosure that paragraph (a) of the definition of foreign issuer was satisfied had been made by the issuer in its Form 10-K most recently filed with the SEC under the 1934 Act; or

(c) the person or company soliciting proxies has actual knowledge that paragraph (a) of the definition of foreign issuer is satisfied.

Part 17 — Insider Reporting

17.1 Insider Reporting — The insider report filing requirement does not apply to an insider of a U.S. issuer that has a class of securities registered under section 12 of the 1934 Act if the insider

(a) complies with the requirements of U.S. federal securities law regarding insider reporting; and

(b) files with the SEC any insider report required to be filed with the SEC under section 16(a) of the 1934 Act and the rules and regulations under the 1934 Act.

Part 18 — Communication with Beneficial Owners of Securities of a Reporting Issuer

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18.1 Communication with Beneficial Owners of Securities of a Reporting Issuer — A U.S. issuer satisfies the requirements of securities legislation relating to communications with, delivery of materials to and conferring voting rights upon non-registered holders of its securities who hold their interests in the securities through one or more intermediaries by

(a) complying with the requirements of Rule 14a-13 under the 1934 Act for any Canadian clearing agency and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction; and

(b) complying with the requirements of National Policy Statement No. 41 or any successor instrument to that national policy statement with respect to fees payable to intermediaries, for any Canadian clearing agency and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction.

Part 19 — Trust Indenture Requirements

19.1 Trust Indenture Requirements — The requirements of the legislation of the local jurisdiction applicable to trust indentures, for debt outstanding or guaranteed under the indenture, including a requirement that a person or company appointed as a trustee under a trust indenture be resident or authorized to do business in the local jurisdiction, do not apply to distributions made under this Instrument, if

(a) the trust indenture under which the obligations are issued or guaranteed is subject to and complies with the Trust Indenture Act of 1939 of the United States of America; and

(b) at least one person or company appointed as trustee under the trust indenture

(i) is resident in the local jurisdiction,

(ii) is authorized to do business in the local jurisdiction, or

(iii) has filed a duly executed submission to jurisdiction and appointment of agent for service of process in section 3 of the required form.

Part 20 — Financial Disclosure

20.1 Financial Disclosure — National Instruments 52-101 Future-Oriented Financial Information, 52-102 Use of Currencies, 52-103 Change of Auditor, 52-104 Basis of Accounting, Auditing and Reporting and 52-105 Change in the Ending Date of a Financial Year do not apply to a U.S. issuer distributing securities or making a bid or filings in accordance with this Instrument.

Part 21 — Exemptions

21.1 Exemption — (1) The regulator or the securities regulatory authority may grant an exemption to this Instrument, in whole or in part, subject to such conditions or restrictions as may be imposed in the exemption.

(2) Despite subsection (1), in Ontario, only the regulator may grant such an exemption.

(3) Despite subsection (1), in Alberta, only the regulator may grant such an exemption.

(4) An application made to the securities regulatory authority or regulator for an exemption from this Instrument shall include a letter or memorandum describing the matters relating to the exemption, and indicating why consideration should be given to the granting of the exemption.

21.2 Evidence of Exemption — Without limiting the manner in which an exemption under section 21.1 may be evidenced, the issuance by the regulator of a receipt for a MJDS prospectus or an amendment to a MJDS prospectus is evidence of the granting of the exemption if

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(a) the person or company that sought the exemption sent to the regulator the letter or memorandum referred to in subsection 21.1(4)

(i) on or before the date of filing of the preliminary MJDS prospectus, or

(ii) after the date of filing of the preliminary MJDS prospectus and received a written acknowledgement from the regulator that the exemption may be evidenced by the issuance of a receipt for the MJDS prospectus or an amendment to the MJDS prospectus; and

(b) the regulator has not sent notice of refusal to grant the exemption to the person or company that sought the exemption before, or concurrent with, the issue of the receipt for the MJDS prospectus.

Part 22 — Effective Date

22.1 Effective Date — This Instrument comes into force on November 1, 1998.

Appendix A — Method 1 for Prospectus Certificates for Rule 415 Offerings

Method 1 — Forward Looking Certificates to be Included in a MJDS Prospectus for a Rule 415 Offering or Supplement Establishing an MTN Program or Other Continuous Distribution

Part 1 — MJDS Prospectus for a Rule 415 Offering

1.1 Certificate of Issuer and Promoter — If a MJDS prospectus for a rule 415 offering establishes an MTN program or other continuous distribution, or if method 2 has not been elected by an issuer, the preliminary MJDS prospectus and the MJDS prospectus for a rule 415 offering shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

This MJDS prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of each supplement to this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered by this MJDS prospectus and the supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec — “and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed”]..

1.2 Underwriters’ Certificates — A preliminary MJDS prospectus and a MJDS prospectus for a rule 415 offering shall contain an underwriter’s certificate in the following form signed by each underwriter who, at the time of filing, is, or it is known will be, in a contractual relationship with the issuer or selling securityholder for the securities to be distributed under the MJDS prospectus, if

(a) the MJDS prospectus establishes an MTN program or other continuous distribution; or

(b) method 2 has not been elected by the underwriter:

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated in this prospectus by reference will, as of the date of each supplement to this prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under this prospectus and the supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made

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in Quebec — “and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed”]..

1.3 Guarantor’s Certificate — A preliminary MJDS prospectus and a MJDS prospectus for a rule 415 offering shall contain a certificate in the form described in section 1.1 signed by a guarantor of the securities to be distributed under the MJDS prospectus, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) either

(i) the MJDS prospectus establishes an MTN program or other continuous distribution, or

(ii) method 2 has not been elected by the guarantor.

1.4 Amendments — (1) An amendment to a MJDS prospectus for a rule 415 offering or an amended and restated MJDS prospectus shall, subject to subsection (2), contain

(a) the certificates required under section 1.1 to be included in a MJDS prospectus, if the MJDS prospectus contains an issuer’s certificate in the form described in section 1.1;

(b) the certificates required under section 1.2 to be included in a MJDS prospectus, if the MJDS prospectus contains an underwriter’s certificate in the form described in section 1.2; and

(c) the certificate required under section 1.3 to be included in a MJDS prospectus, if the MJDS prospectus contains a guarantor’s certificate in the form described in section 1.3.

(2) In each certificate required under subsection (1), the reference to “this MJDS prospectus” shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus, “the MJDS prospectus dated [insert date] as amended by this amendment”; and

(b) in the case of an amended and restated MJDS prospectus, “this amended and restated MJDS prospectus”.

Part 2 — MJDS Prospectus Supplements establishing a MTN Program

2.1 Certificate of Issuer and Promoter — If an issuer’s certificate in the form described in section 1.1 was not included in the corresponding MJDS prospectus, a MJDS prospectus supplement that establishes a MTN program or other continuous distribution shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

The MJDS prospectus together with the documents incorporated in the prospectus, as supplemented by the foregoing, will, as of the date of each supplement to the MJDS prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and by the supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec — “and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

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2.2 Underwriters’ Certificates — A MJDS prospectus supplement that establishes an MTN program or other continuous distribution shall contain a certificate in the following form signed by each underwriter who

(a) is in a contractual relationship with the issuer or selling securityholder for the securities being distributed under the MJDS prospectus supplement; and

(b) did not sign and include in the corresponding MJDS prospectus a certificate in the form described in section 1.2:

To the best of our knowledge, information and belief, the MJDS prospectus together with the documents incorporated in the prospectus, as supplemented by the foregoing, will, as of the date of each supplement to the MJDS prospectus, constitute full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and by the supplement as required by [insert name of jurisdiction in which qualified] [insert if distribution made in Quebec — “and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

2.3 Guarantor’s Certificate — A MJDS prospectus supplement that establishes an MTN program or other continuous distribution shall contain a certificate in the form described in section 2.1 signed by a guarantor of the securities being distributed under the MJDS prospectus supplement, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) a prospectus certificate of the guarantor in the form described in section 1.3 was not included in the corresponding MJDS prospectus.

2.4 Amendments — (1) An amendment to a MJDS prospectus supplement or an amended and restated MJDS prospectus supplement that establishes an MTN program or other continuous distribution shall, subject to subsection (2), contain

(a) the certificates required under section 2.1 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains an issuer’s certificate in the form described in section 2.1;

(b) the certificates required under section 2.2 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains an underwriter’s certificate in the form described in section 2.2; and

(c) the certificate required under section 2.3 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains a guarantor’s certificate in the form described in section 2.3.

(2) In each certificate required under subsection (1), the reference to “this MJDS prospectus supplement” shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus supplement, “the MJDS prospectus supplement dated [insert date] as amended by this amendment”; and

(b) in the case of an amended and restated MJDS prospectus supplement, “this amended and restated MJDS prospectus supplement”.

Appendix B — Method 2 for Prospectus Certificates for Rule 415 Offerings

Method 2: Non-forward Looking Prospectus Certificates to be Included in Both a MJDS Prospectus and Supplement

Part 1 — MJDS Prospectus for a Rule 415 Offering

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1.1 Certificate of Issuer and Promoter — If method 2 is elected by an issuer, a preliminary MJDS prospectus and a MJDS prospectus shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

This MJDS prospectus, together with the documents incorporated in this prospectus, constitutes full, true and plain disclosure of all material facts relating to the securities as required by the securities laws of [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

1.2 Underwriters’ Certificates — A preliminary MJDS prospectus and a MJDS prospectus for a rule 415 offering shall contain an underwriter’s certificate in the following form signed by each underwriter who

(a) at the time of filing, is, or it is known will be, in a contractual relationship with the issuer or selling securityholder for the securities to be distributed under the MJDS prospectus; and

(b) elects method 2:

To the best of our knowledge, information and belief, the MJDS prospectus, together with the documents incorporated in the prospectus, constitutes full, true and plain disclosure of all material facts relating to the securities as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

1.3 Guarantor’s Certificate — A MJDS prospectus shall contain a certificate in the form described in section 1.1 signed by a guarantor of the securities to be distributed under the MJDS prospectus, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) method 2 is elected by the guarantor.

1.4 Amendments — (1) An amendment to a MJDS prospectus or an amended and restated MJDS prospectus shall, subject to subsection (2), contain

(a) the certificates required under section 1.1 to be included in a MJDS prospectus, if the issuer has elected method 2;

(b) the certificate described in section 1.2 signed by each underwriter who

(i) at the time of filing the amendment or the amended and restated MJDS prospectus, is, or it is known will be, in a contractual relationship with the issuer or selling securityholder for the securities to be distributed under the MJDS prospectus, and

(ii) has elected method 2; and

(c) the certificate required under section 1.3 to be included in a MJDS prospectus, if the MJDS prospectus contains a guarantor’s certificate in the form described in section 1.3.

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(2) In each certificate required under subsection (1), the reference to “this MJDS prospectus” shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus, “the MJDS prospectus dated [insert date] as amended by this amendment”; and

(b) in the case of an amended and restated MJDS prospectus, “this amended and restated MJDS prospectus”.

Part 2 — MJDS Prospectus Supplement

2.1 Certificate of Issuer and Promoter — If method 2 is elected by an issuer, each MJDS prospectus supplement shall contain a certificate in the following form signed by

(a) the chief executive officer and the chief financial officer of the issuer;

(b) on behalf of the board of directors of the issuer, any two directors of the issuer, other than the chief executive officer or chief financial officer, duly authorized to sign; and

(c) any person or company who is a promoter of the issuer:

The MJDS prospectus, together with the documents incorporated in the prospectus, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and this supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

2.2 Underwriters’ Certificates — Each MJDS prospectus supplement shall contain a certificate in the following form signed by each underwriter who

(a) is in a contractual relationship with the issuer or selling securityholder for the securities being distributed under the supplement; and

(b) has elected method 2:

To the best of our knowledge, information and belief, the MJDS prospectus, together with the documents incorporated in the prospectus, as supplemented by the foregoing, constitutes full, true and plain disclosure of all material facts relating to the securities offered under the MJDS prospectus and this supplement as required by [insert name of each jurisdiction in which qualified] [insert if distribution made in Quebec — “and does not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.”].

2.3 Guarantor’s Certificate — Each MJDS prospectus supplement shall contain a certificate in the form described in section 2.1 signed by a guarantor of the securities being distributed under the MJDS prospectus supplement, if

(a) this Instrument requires a prospectus certificate of the guarantor; and

(b) method 2 is elected by the guarantor.

2.4 Amendments — (1) An amendment to a MJDS prospectus supplement or an amended and restated MJDS prospectus supplement shall, subject to subsection (2), contain

(a) the certificates required under section 2.1 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains an issuer’s certificate in the form described in section 2.1;

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(b) the certificate described in section 2.2 signed by each underwriter who

(i) at the time of filing the amendment or the amended and restated MJDS prospectus supplement, is in a contractual relationship with the issuer or selling securityholder for the securities being distributed under the MJDS prospectus supplement, and

(ii) has elected method 2; and

(c) the certificate required under section 2.3 to be included in a MJDS prospectus supplement, if the MJDS prospectus supplement contains a guarantor’s certificate in the form described in section 2.3.

(2) In each certificate required under subsection (1), the reference to “this MJDS prospectus supplement” shall be omitted and replaced by

(a) in the case of an amendment to a MJDS prospectus supplement, “the MJDS prospectus supplement dated [insert date] as amended by this amendment”; and

(b) in the case of an amended and restated MJDS prospectus supplement, “this amended and restated MJDS prospectus supplement”.

Form 71-101F1 — Forms of Submission to Jurisdiction and Appointment of Agent for Service of Process

1. — MJDS Prospectus Distribution of Securities

1. Name of issuer (the “Issuer”):

2. Jurisdiction of incorporation of Issuer:

3. Address of principal place of business of Issuer:

4. Description of securities (the “Securities”):

5. Date of MJDS prospectus (the “Prospectus”) under which the Securities  are offered:

6. Name of agent (the “Agent”):

7. Address for service of process of Agent in Canada:

8. The Issuer designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the “Proceeding”) arising out of, relating to or concerning the distribution of the Securities made or purported to be made under the Prospectus or the obligations of the Issuer as a reporting issuer, and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9. The Issuer irrevocably and unconditionally submits to the non-exclusive jurisdiction of

(a) the judicial, quasi-judicial and administrative tribunals of each of the provinces [and territories] of Canada in which the Securities are distributed under the Prospectus; and

(b) any administrative proceeding in any such province [or territory],

in any Proceeding arising out of or related to or concerning the distribution of the Securities made or purported to be made under the Prospectus.

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10. Until six years after it has ceased to be a reporting issuer in any Canadian province or territory, the Issuer will file a new submission to jurisdiction and appointment of agent for service of process in this form at least 30 days before termination of this submission to jurisdiction and appointment of agent for service of process.

11. Until six years after it has ceased to be a reporting issuer in any Canadian province or territory, the Issuer will file an amended submission to jurisdiction and appointment of agent for service of process at least 30 days before any change in the name or above address of the Agent.

12. This submission to jurisdiction and appointment of agent for service of process will be governed by and construed in accordance with the laws of                          [province of above address of Agent].

Dated:

                             [Issuer]

By:                                  [Name and title]

The undersigned accepts the appointment as agent for service of process of [Issuer] under the terms and conditions of the appointment of agent for service of process stated above.

Dated:

                             [Agent]

By:                                  [Name and title]

2. — Take-over or Issuer Bid

1. Name of offeror (the “Offeror”):

2. Jurisdiction of incorporation of Offeror:

3. Address of principal place of business of Offeror:

4. Description of securities (the “Securities”):

5. Date of Bid (the “Bid”) for the Securities:

6. Name of agent (the “Agent”):

7. Address for service of process of Agent in Canada:

8. The Offeror designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the “Proceeding”) arising out of, relating to or concerning the Bid [insert for securities exchange bids — “or the obligations of the Offeror as a reporting issuer”], and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9. The Offeror irrevocably and unconditionally submits to the non-exclusive jurisdiction of

(a) the judicial, quasi-judicial and administrative tribunals of each of the provinces [and territories] of Canada in which the Bid is made, and

(b) any administrative proceeding in any such province [or territory],

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in any Proceeding arising out of or related to or concerning the Bid.

10. Until six years from the date of the Bid, the Offeror will file a new submission to jurisdiction and appointment of agent for service of process in this form at least 30 days before termination of this submission to jurisdiction and appointment of agent for service of process.

11. Until six years from the date of the Bid, the Offeror will file an amended submission to jurisdiction and appointment of agent for service of process at least 30 days before any change in the name or above address of the Agent.

12. This submission to jurisdiction and appointment of agent for service of process must be governed by and construed in accordance with the laws of                          [province of above address of Agent].

Dated:

                              [Offeror]

By:                                  [Name and title]

The undersigned accepts the appointment as agent for service of process of                          [Offeror] under the terms and conditions of the appointment of agent for service of process stated above.

Dated:

                              [Agent]

By:                                  [Name and title]

3. — Trust Indenture

1. Name of trustee (the “Trustee”):

2. Jurisdiction of incorporation of Trustee:

3. Address of principal place of business of Trustee:

4. Description of securities (the “Securities”):

5. Date of trust indenture (the “Indenture”) under which the Securities are issued:

6. Name of agent (the “Agent”):

7. Address for service of process of Agent in Canada:

8. The Trustee designates and appoints the Agent at the address of the Agent stated above as its agent upon whom may be served any notice, pleading, subpoena, summons or other process in any action, investigation or administrative, criminal, quasi-criminal, penal or other proceeding (the “Proceeding”) arising out of or relating to or concerning the Indenture, and irrevocably waives any right to raise as a defence in any such Proceeding any alleged lack of jurisdiction to bring such Proceeding.

9. The Trustee irrevocably and unconditionally submits to the non-exclusive jurisdiction of:

(a) the judicial, quasi-judicial and administrative tribunals of each of the provinces [and territories] of Canada in which the Securities are issued, and

(b) any administrative proceeding in any such province [or territory],

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in any Proceeding arising out of or related to or concerning the Indenture.

10. Until six years from the termination of the Indenture, the Trustee will file a new Submission to Jurisdiction and Appointment of Agent for Service of Process in this form at least 30 days before termination of this Submission to Jurisdiction and Appointment of Agent for Service of Process.

11. Until six years from the termination of the Indenture, the Trustee will file an amended Submission to Jurisdiction and Appointment of Agent for Service of Process at least 30 days before any change in the name or above address of the Agent.

12. This submission to jurisdiction and appointment of agent for service of process shall be governed by and construed in accordance with the laws of                          [province of above address of Agent].

Dated:

                          [Trustee]

By:                          [Name and title]

The undersigned accepts the appointment as agent for service of process of                          [Issuer] under the terms and conditions of the foregoing Appointment of Agent for Service of Process.

Dated:

                          [Agent]

By:                          [Name and title]

Companion Policy

Companion Policy 71-101CP — to National Instrument 71-101 The Multijurisdictional Disclosure System

Part 1 — Introduction and Purpose

1.1 Introduction and Purpose — The multijurisdictional disclosure system is a joint initiative by the CSA and the SEC to reduce duplicative regulation in cross-border offerings, issuer bids, take-over bids, business combinations and continuous disclosure and other filings.

The multijurisdictional disclosure system (the “MJDS”) was originally implemented in Canada in 1991 by the members of the CSA through National Policy Statement No. 45 (“NP 45”). NP 45 was replaced by National Instrument 71-101 (“N1 71-101”) which implements in each Canadian jurisdiction those portions of NP 45 which are of a legislative nature. Companion Policy 71-101CP to NI 71-101 (“this Policy”) provides other information including statements relating to the exercise of discretion by the Canadian securities regulatory authorities under NI 71-101 and the manner in which its provisions are intended to be interpreted or applied by them.

NI 71-101 sets out the substantive requirements of the MJDS which apply in all jurisdictions. Each jurisdiction has implemented NI 71-101 by one or more instruments forming part of the law of that jurisdiction (“the implementing law of a jurisdiction”). The implementing law of a jurisdiction can take the form of a regulation, rule, ruling or order. Form 71-101F1 sets out the forms of submission to jurisdiction and appointment of agent for service of process.

Ontario, Alberta, British Columbia, Manitoba and Nova Scotia have adopted NI 71-101 by rule. Saskatchewan has adopted it by regulation. All other jurisdictions have adopted NI 71-101 by Policy Statement. To the extent that any provision of this Policy is inconsistent or conflicts with the applicable provisions of NI 71-101 in those jurisdictions that have adopted NI 71-101 by Policy Statement, the provisions of NI 71-101 prevail over the provisions of this Policy.

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71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

Part 2 — Overview of the MJDS

2.1 Purpose — The MJDS is intended to remove unnecessary obstacles to certain offerings of securities of U.S. issuers in Canada, to facilitate take-over and issuer bids and business combinations involving securities of certain U.S. issuers and to facilitate compliance by U.S. issuers with proxy and continuous disclosure requirements, while ensuring that Canadian investors remain adequately protected.

2.2 Application — (1) Offerings — The MJDS permits public offerings of securities of U.S. issuers that meet the eligibility criteria specified in NI 71-101 to be made in Canada on the basis of disclosure documents prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure. A public offering of securities of a U.S. issuer may be made under the MJDS either in Canada and the United States or in Canada only.

(2) Rights Offerings, Bids and Business Combinations — The MJDS also reduces disincentives to the extension to Canadian securityholders of rights offerings by U.S. issuers by permitting such rights offerings to be made in Canada on the basis of U.S. disclosure documents. Similarly, it facilitates the extension to Canadian securityholders of U.S. issuers of take-over bids, issuer bids and business combinations in the circumstances contemplated by Parts 12 and 13 of NI 71-101. The MJDS permits such transactions to be made in Canada generally in the same manner as in the United States and on the basis of U.S. disclosure documents.

2.3 Regulatory Review — Regulatory review of disclosure documents used under the MJDS for offerings made by a U.S. issuer both in Canada and the United States will be that customary in the United States, with the SEC being responsible for carrying out the review. Whether the offering is made both in Canada and the United States or solely in Canada, Canadian securities regulatory authorities will monitor materials filed under the MJDS to check compliance with the specific disclosure and filing requirements of NI 71-101. In addition, the substance of the disclosure documents will be reviewed in the unusual case if, through monitoring of the materials or otherwise, the Canadian securities regulatory authorities have reason to believe that there may be a problem with a transaction or the related disclosure or other special circumstances exist.

2.4 Liability Unaffected — The MJDS does not change the liability provisions of Canadian securities legislation or the discretionary authority of Canadian securities regulatory authorities to halt a distribution, remove an exemption, cease trade the related securities, or refuse to issue a receipt for a preliminary MJDS Prospectus or a MJDS Prospectus. The securities regulatory authority or, in the case of Ontario, the regulator, may also grant exemptions from the requirements of NI 71-101 in specific cases and also exercise its public interest jurisdiction if it determines that it is necessary to do so in order to preserve the integrity of the Canadian capital markets.

2.5 Compliance with U.S. Law — Use of the MJDS is based on compliance with U.S. federal securities law. Thus, any person or company carrying out a transaction or filing a document in Canada under the MJDS must comply in full with all applicable U.S. requirements. However, a violation of a U.S. requirement will not automatically disqualify a person or company from using the MJDS with respect to a transaction or document. A person or company that violates a U.S. requirement, depending upon the circumstances, may be considered to have violated an equivalent requirement of a jurisdiction in Canada with respect to a transaction or document.

2.6 The U.S. Multijurisdictional Disclosure System — (1) Concurrently with the adoption of NP 45, the SEC adopted rules, forms and schedules for the implementation of a similar multijurisdictional disclosure system in the United States. The U.S. system removes unnecessary impediments to certain offerings of securities of Canadian issuers in the United States and facilitates the extension to U.S. securityholders of Canadian issuers of take-over bids, issuer bids and business combinations in the circumstances contemplated by the U.S. system.

(2) The procedures to be followed in Canada when the U.S. system is used for certain offerings of securities of a Canadian issuer in the U.S. are set out in Part 4 of this Policy.

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71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

Part 3 — NI 71-101

3.1 Application of NI 71-101 in each Jurisdiction — The MJDS provided for in NI 71-101 has been implemented in each jurisdiction. Except to the extent specifically provided in NI 71-101 or the implementing law of a jurisdiction, the securities legislation continues to apply. The securities legislation may prescribe additional requirements or procedures in relation to the transactions and filings contemplated in NI 71-101.

3.2 MJDS Prospectus Distributions of Securities of U.S. Issuers — (1) Election to Use the MJDS — The use of the MJDS to distribute securities of a U.S. issuer is elective. Persons or companies permitted to distribute securities of a U.S. issuer under NI 71-101 may alternatively make those distributions in accordance with other provisions of the securities legislation, including, if the relevant eligibility criteria are satisfied, case by case exemptive relief under CSA Notice #95-4 Proposed Foreign Issuer Prospectus and Continuous Disclosure System.

(2) General — NI 71-101 permits the following securities of a U.S. issuer to be distributed by prospectus in Canada, either by the issuer or by a selling securityholder, on the basis of documentation prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure:

(a) non-convertible debt and non-convertible preferred shares that have an investment grade rating;

(b) convertible debt and preferred shares that have an investment grade rating and may not be converted for at least one year after issuance, if the issuer meets a public float requirement;

(c) certain rights to acquire securities of the issuer; and

(d) other securities, if the issuer meets a public float requirement.

The MJDS may also be used for securities exchange bids and business combinations, in each case as described below.

The purpose of the public float requirement is to single out issuers whose size is such that (i) information about them is publicly disseminated and (ii) they have a significant market following. As a result, the marketplace can be expected to set efficiently a price for the securities of these issuers based on publicly available information.

Non-convertible debt and preferred shares that have an investment grade rating are particularly appropriate for the MJDS because these securities trade primarily on the basis of their yield and an assessment of creditworthiness by an independent rating organization. Typically, the four highest rating categories, within which there may be subcategories or gradations indicating relative standing, signify an investment grade rating by an independent rating organization. The investment grade ratings for certain rating organizations currently are:

Rating Organization	Debt	Preferred Shares
CBRS Inc.	A++, A+, A or B++	P-1+, P-1, P-2 or P-3
Dominion Bond Rating Service Limited	AAA, AA, A or BBB	Pfd-1, Pfd-2 or Pfd-3
Moody’s Investors Service, Inc.	Aaa, Aa, A or Baa	“aaa”, “aa”, “a” or “baa”
Standard & Poor’s Corporation	AAA, AA, A or BBB	AAA, AA, A or BBB

The lack of a public float requirement for offerings of these securities allows the MJDS to be used by issuers of securities having an investment grade rating, such as finance subsidiaries, that access the market frequently, but do not meet the public float requirements. Debt and preferred shares that have an investment grade rating and are not convertible into other securities for at least one year after issuance can be expected to trade primarily on the basis of their yield and independent rating, but are also priced to some extent on the basis of the anticipated value of the security into which they are convertible. Thus, the MJDS is available for these securities on the basis of their investment grade rating, coupled with a public float requirement.

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In the case of offerings of common shares or other securities other than non-convertible debt and preferred shares that have an investment grade rating, the MJDS is available upon satisfaction of a public float requirement. The MJDS generally may not be used for the offering of derivative securities, except in the circumstances set out in subsection 3.3(2) of NI 71-101. Therefore, offerings of derivative securities such as stock index warrants, currency warrants and debt the interest on which is based upon the performance of a stock index may not be made under the MJDS.

Subject to certain limitations, the MJDS permits U.S. issuers to make rights offerings by prospectus to existing securityholders in Canada on the basis of documentation prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure. There is no public float requirement for rights offerings since existing securityholders can reasonably be expected to be familiar with the issuer and follow publicly available information concerning it.

The MJDS is available for rights offerings primarily to encourage fair treatment of Canadian investors. Previously, a U.S. issuer might not have extended rights offerings to its securityholders in Canada due to the perceived costs and burdens of meeting Canadian regulatory requirements. The MJDS is intended to alter a U.S. issuer’s cost-benefit analysis in favour of extending a rights offering to Canadian investors.

Offerings of debt and preferred shares that are not eligible to be made under paragraph 3.1(a) of NI 71-101, rights offerings that are not eligible to be made under paragraph 3.1(b) of NI 71-101, securities exchange bids that are not eligible to be made under section 12.3 of NI 71-101, and business combinations that are not eligible to be made under section 13.1 may be made under paragraph 3.1(c) of NI 71-101, if subparagraphs 3.1(c)(i) and (ii) of NI 71-101 are satisfied.

(3) Public Interest Jurisdiction — All MJDS prospectus distributions remain subject to the fundamental principle that transactions must not be prejudicial to the public interest. The Canadian securities regulatory authorities will continue to exercise their public interest jurisdiction in specific cases if they determine that it is necessary to do so to preserve the integrity of the Canadian capital markets or to protect investors.

(4) Form and Content of MJDS Prospectus — A preliminary MJDS prospectus, MJDS prospectus or amendment or supplement to a preliminary MJDS prospectus or MJDS prospectus need not comply with the prospectus form and content requirements of securities legislation applicable to distributions of securities made other than under NI 71-101 except as specifically provided in NI 71-101 and the implementing law of a jurisdiction.

Each preliminary MJDS prospectus and MJDS prospectus is subject to requirements of securities legislation to provide full, true and plain disclosure of all material facts relating to the securities proposed to be distributed and not to contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(5) Format of MJDS Prospectus — A preliminary MJDS prospectus and a MJDS prospectus may be either a separate Canadian prospectus or a wrap-around prospectus that includes the U.S. prospectus filed with the SEC.

An issuer is required to file a preliminary MJDS prospectus for use in Canada even if the issuer does not prepare a preliminary prospectus for use in the United States.

(6) Reconciliation of Financial Statements — Reconciliation of financial statements to Canadian GAAP is not required for distributions made under NI 71-101 other than those made under paragraph 3.1(c) of NI 71-101.

An issuer eligible under paragraph 3.1(c) of NI 71-101 to file a MJDS prospectus may apply to each applicable Canadian securities regulatory authority for an exemption permitting the issuer to reconcile financial statements in the MJDS prospectus to International Accounting Standards in lieu of Canadian GAAP.

U.S. federal securities law requires that annual financial statements be accompanied by an auditor’s report prepared in accordance with U.S. generally accepted auditing standards. Therefore, a MJDS prospectus which by definition, includes

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a U.S. prospectus, would include audited financial statements with a report prepared in accordance with U.S. generally accepted auditing standards. Unlike section 4.6 of NI 71-101 which imposes a requirement to reconcile financial statements to Canadian GAAP, no additional auditing standard requirement is imposed by NI 71-101.

(7) Underwriters’ Certificate in Rights Offerings — A preliminary MJDS prospectus and a MJDS prospectus used for a distribution of rights under NI 71-101 need not contain an underwriters’ certificate if (i) there is no soliciting activity in the local jurisdiction other than the dissemination by the issuer of the rights and the preliminary MJDS prospectus and MJDS prospectus and the solicitation of the exercise of those rights by existing securityholders, and (ii) securities acquired under a standby underwriting commitment by a dealer to purchase securities unsubscribed for by other securityholders are not resold in the local jurisdiction.

(8) Distributions made in Quebec — For distributions made in Quebec, both English and French language versions of the preliminary MJDS Prospectus, MJDS Prospectus and each amendment and supplement thereto are required to be filed. Legislation in Quebec requires that French language versions of the documents or portions of documents incorporated by reference into any of those documents be filed in Quebec not later than the time the incorporating document is filed. Thus, French language versions of continuous disclosure documents need not be filed until incorporated by reference. In addition, information contained in a Form 10-K, Form 10-Q or Form 8-K prescribed under the 1934 Act that is not required to be disclosed under Quebec requirements applicable to distributions not made under the MJDS need not be included in the French language versions of those documents.

Despite the foregoing, section 6.15 of NI 71-101 provides that French language versions of the disclosure documents are not required to be filed for rights offerings made under paragraph 3.1(b) of NI 71-101, unless (i) the issuer is a reporting issuer in Quebec other than solely as a result of rights offerings made under paragraph 3.1(b) of NI 71-101, or (ii) 20 percent or more of the class of securities in respect of which the rights are issued is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(9) Modification or Amendment — Part 7 of NI 71-101 outlines the amendment and supplement procedures for MJDS prospectus distributions.

An amendment to a registration statement that modifies the related U.S. prospectus, other than an amendment that has been made as a result of the occurrence of an adverse material change since the filing of the preliminary MJDS prospectus or an amendment to the preliminary MJDS prospectus, need not be filed as an amendment to the preliminary MJDS prospectus.

(10) Advertising — The provisions of securities legislation relating to the advertising of securities or the making of representations or undertakings in respect of distributions of securities, other than representations as to listing or quotation of securities, including the distribution of material to potential investors and the provision of information to the media before the issuance of a receipt for the MJDS prospectus, apply to distributions made under the MJDS.

(11) Review Procedures — Disclosure documents filed for a distribution under NI 71-101 will be subject to SEC review procedures if the offering is being made both in Canada and the United States. Whether the offering is made both in Canada and the United States or solely in Canada, the Canadian securities regulatory authorities will monitor materials filed under NI 71-101 to check compliance with the specific disclosure and filing requirements of NI 71-101. In addition, the substance of the disclosure documents will be reviewed in the unusual case if, through monitoring of the materials or otherwise, the Canadian securities regulatory authorities have reason to believe that there may be a problem with a transaction or the related disclosure or other special circumstances exist.

An issuer making an offering in Canada and the U.S. using the MJDS must select a principal jurisdiction in Canada. As of the date of this Policy, the Canadian securities regulatory authorities of New Brunswick, Prince Edward Island, Newfoundland, Yukon Territory and the Northwest Territories have indicated that they will not agree to act as principal jurisdiction under section 5.1 of NI 71-101.

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71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

(12) Receipt Procedures — The receipt for a preliminary MJDS Prospectus filed under NI 71-101 will be issued by each regulator when the preliminary MJDS Prospectus and all other required documentation have been filed with it in the manner required by NI 71-101.

If a distribution under NI 71-101 is being made concurrently in the United States, the receipt for a MJDS prospectus filed under NI 71-101 will be issued by each regulator when the following conditions have been satisfied, unless the regulator has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist,

(a) if the regulator is in the principal jurisdiction, the related registration statement has become effective under the SEC rules, as notified in writing by the issuer under section 6.11 of NI 71-101;

(b) in the case of the other jurisdictions, the regulator in the principal jurisdiction has notified each other applicable regulator that the regulator in the principal jurisdiction has issued a receipt for the MJDS Prospectus; and

(c) the MJDS prospectus, all documents incorporated or deemed to be incorporated therein by reference and all other documentation required to be filed under NI 71-101 have been filed with the regulator in the manner required by NI 71-101.

If the offering is being made solely in Canada, the receipt for a MJDS prospectus filed under NI 71-101 will be issued by each applicable regulator when the conditions set out in paragraphs (b) and (c) above have been satisfied, unless it has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist.

Issuers filing a MJDS Prospectus under NI 71-101 may elect to use the receipt system in the national policy on mutual reliance for prospectuses. Reference should be made to that policy for the procedures, requirements and benefits of the system provided by that policy.

(13) Rule 415 Offerings and Rule 430A Offerings —

(a) The procedures permitted by Rule 415 and Rule 430A under the 1933 Act may be used for offerings of securities under NI 71-101. National Policy Statement No. 44 Rules for Shelf Prospectus Offerings and for Pricing Offerings after the Final Prospectus is Receipted and any successor instrument to that National Policy Statement does not apply to those offerings. A prospectus supplement filed in accordance with the procedures permitted by Rule 415 or Rule 430A will not be subject to the review procedures set out in subsection 3.2(11) or the receipt procedures set out in subsection 3.2(12) of this Policy.

(b) None of a revised U.S. prospectus, a prospectus supplement, a rule 415 prospectus supplement and a rule 430A pricing prospectus is an amendment to a MJDS prospectus.

(14) Certification for Rule 415 Offerings — Method 1 can be substituted for method 2 and vice versa until the filing of the MJDS prospectus. The method chosen for the provision of the issuer’s and underwriters’ certificates need not be the same.

Method 1 allows the use of prospectus supplements and in the case of MTN programs, pricing supplements (i.e., supplements setting the price and certain variable terms of the securities rather than establishing the program) that do not contain certificates, if a “forward-looking” certificate has been included in the prospectus or in the supplement establishing the program.

Method 2 requires the inclusion of certificates in each prospectus supplement and pricing supplement filed under the MJDS, provided that no certificate is required to be included in a prospectus supplement or pricing supplement filed in the principal jurisdiction if the securities covered by the prospectus supplement or pricing supplement are not offered in Canada.

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The text of the certificates for rule 415 offerings is set forth in the appendix to NI 71-101.

(15) Disclosure of Interest of Underwriter — An underwriter of the Canadian distribution named in the preliminary MJDS Prospectus or MJDS Prospectus remains subject to any obligation under Canadian securities legislation to disclose the names of persons or companies having an interest in its capital.

(16) Conflicts of Interest — The provisions of Canadian securities legislation that regulate conflicts of interest in connection with the distribution of securities of a registered dealer, a connected issuer of a registered dealer or a related issuer of a registered dealer, other than disclosure, apply to distributions under NI 71-101. In some jurisdictions, participation of an independent underwriter in these distributions may be required.

(17) Trust Indenture Requirements — Section 19.1 of NI 71-101 provides that any requirement of a jurisdiction applicable to trust indentures for any debt outstanding or guaranteed thereunder, including a requirement that a person or company appointed as a trustee under a trust indenture be resident or authorized to do business in the jurisdiction, does not apply to offerings made under NI 71-101, if the conditions of Section 19.1 are met.

(18) Fees — Canadian securities legislation regarding fees applies to a filing made under NI 71-101.

3.3 Registration Requirements for Rights Offerings — The dealer registration requirement applies to

(a) a dealer that solicits exercise of rights; and

(b) a dealer that resells securities acquired under a standby underwriting commitment by the dealer to purchase securities unsubscribed for by other securityholders in a rights offering made under NI 71-101.

3.4 Bids for Securities of U.S. Issuers — (1) General — Subject to the provisions of Part 12 of NI 71-101, the MJDS permits eligible take-over bids and issuer bids for securities of a U.S. issuer to be made in accordance with U.S. federal securities law to Canadian residents if Canadian residents hold less than 40 percent of the securities. The MJDS enables offerors generally to comply with applicable U.S. disclosure requirements and requirements governing the conduct of the bid instead of complying with Canadian requirements.

The MJDS is extended to take-over bids and issuer bids primarily to encourage fair treatment of Canadian investors. Securityholders in a particular jurisdiction who are excluded from an offer may be relegated to choosing, without the disclosure and procedural safeguards available under either the Canadian or the U.S. regulatory scheme, either to sell into the secondary market at less than the full bid price and incur additional transactional costs or to remain minority securityholders subject to the possibility of being forced out of their equity position in a subsequent merger. The application of the MJDS to bids is intended to facilitate bids by reducing duplicative regulation and avoiding conflict between the two regulatory schemes. Because the substantive protections and disclosure obligations applicable to bids in the United States are, as a whole, comparable to those prescribed by Canadian securities legislation, Canadian resident holders of securities of U.S. issuers should remain adequately protected by the application of U.S. rather than Canadian rules in the circumstances contemplated by NI 71-101.

Particularly when relatively few securities are held by Canadian residents, there may be a disincentive to extend a bid to them if doing so would require compliance with additional Canadian regulatory requirements. The availability of the MJDS for bids for securities of U.S. issuers is intended to alter the offeror’s cost-benefit analysis in favour of extending those bids to Canadian residents.

There are no offeror eligibility requirements except in the case of securities exchange bids. For securities exchange bids made under the MJDS, compliance with U.S. disclosure requirements satisfies Canadian disclosure requirements with respect to the offeror and the offered securities only if the offeror meets certain reporting history, listing and other eligibility

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requirements and, in the case of securities exchange take-over bids, a public float or investment grade rating requirement. In take-over bids, unlike issuer bids and rights offerings, the investor has not already made an investment decision with respect to the issuer of the securities that are being offered in the exchange.

Bids made under the MJDS must be extended to all holders of the class of securities subject to the bid in Canada and the United States. Further, bids must be made on the same terms and conditions to all securityholders.

The provisions of securities legislation governing the form and content of disclosure documents and the conduct of bids are varied in respect of bids made under the MJDS to the extent provided in NI 71-101 and the implementing law of a jurisdiction. Bids made under the MJDS remain subject to any requirements to file with the Canadian securities regulatory authorities and send a bid circular, a directors’ circular or an individual director’s or officer’s circular and any notice of change or notice of variation to holders of the securities subject to the bid.

The requirement to send bid materials to holders of the securities subject to the bid applies whether those materials are published, sent or given to securityholders resident in the United States of America by the use of stockholder lists and security position listings, or by long form or summary publication.

Each MJDS take-over bid circular, MJDS issuer bid circular, MJDS directors’ circular and MJDS director’s or officer’s circular remains subject to the requirement that it not contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

(2) Alternative Exemptions — Provision is made in the Canadian securities legislation of some jurisdictions for exemption from take-over bid and issuer bid requirements if the bid is made in compliance with the laws of a recognized jurisdiction and there are relatively few holders in the jurisdiction holding a relatively small percentage of the class of securities subject to the bid. An offeror may make a bid under the MJDS in certain jurisdictions and under such an exemption in others.

(3) Certain Continuing Requirements —

(a) Early Warning — Provisions of Canadian securities legislation that require disclosure of acquisitions reaching a certain threshold or restrict acquisitions of securities once such a threshold has been reached continue to apply in respect of U.S. offeree issuers that are reporting issuers in a jurisdiction.

(b) Going Private Transactions — Bids made under the MJDS are subject to the requirements of Canadian securities legislation relating to going private transactions, other than the requirement to provide a valuation at the time of a take-over bid if it is anticipated by the offeror that a going private transaction will follow the bid.

(c) Pre-bid Integration — Canadian securities legislation regulating take-over bids includes provisions regarding integration of pre-bid transactions with the bid. These provisions apply to MJDS bids only if 20 percent or more of a class of securities that is the subject of a take-over bid made under the MJDS is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(d) Valuation Requirements in Issuer and Insider Bids — The valuation requirements of Canadian securities legislation with respect to issuer bids and insider bids apply to issuer bids and insider bids made under the MJDS only if 20 percent or more of a class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(e) Public Interest Jurisdiction — All bids remain subject to the fundamental principle that transactions must not be prejudicial to the public interest. The Canadian securities regulatory authorities will continue to exercise their public interest jurisdiction in specific cases if they determine that it is necessary to do so in order to preserve the integrity of the Canadian capital markets or to protect investors.

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(4) Directors’ and Individual Director’s and Officer’s Circulars — If a take-over bid is made under the MJDS, the offeree issuer and its directors and officers may elect to comply either with the requirements of Canadian securities legislation or as provided in NI 71-101 with U.S. federal securities law in respect of their response to the bid. In the case of compliance by the directors or by individual directors or officers with Canadian requirements, the requirements set out in NI 71-101 regarding directors’ circulars or individual director’s or officer’s circulars, as the case may be, do not apply. Notwithstanding that a take-over bid was eligible to be made under the MJDS, the offeree issuer and its directors and officers may not use the MJDS in respect of the bid if the offeror did not make the bid under the MJDS.

(5) Bids Made in Quebec — A French language version of a MJDS bid circular, together with French language versions of all documents or parts thereof incorporated by reference into the MJDS bid circular that contain information required to be disclosed in a bid circular not prepared in accordance with NI 71-101, is required to be filed in Quebec.

However, a French language version of a MJDS bid circular is not required to be filed for a bid made under the MJDS, unless (i) the offeree issuer is a reporting issuer in Quebec, or (ii) 20 percent or more of a class of securities that is the subject of the bid is held by persons or companies whose last address as shown on the books of the issuer is in Canada.

(6) Notices of Variation and Notices of Change — The provisions of Canadian securities legislation that prescribe the circumstances in which a bid circular, directors’ circular, or individual officer’s or director’s circular is required to be changed or varied and the form and content of the applicable disclosure documents do not apply to bids made under the MJDS, unless, in respect of the directors’ circular or individual officer’s or director’s circular, the directors or individual officer or director have elected to comply with the requirements of Canadian securities legislation otherwise applicable. Instead, disclosure documents filed under the MJDS should be changed or varied in accordance with the requirements of section 12.15 of NI 71-101.

(7) Fees — Canadian securities legislation regarding fees applies to a bid made under NI 71-101.

3.5 Business Combinations — The MJDS permits securities of a U.S. issuer to be distributed by prospectus in Canada on the basis of documentation prepared in accordance with U.S. federal securities law, with certain additional Canadian disclosure, in connection with a business combination if less than 40 percent of the securities to be distributed by the successor issuer would be held by Canadian residents. As in the case of bids, the MJDS is available for business combinations primarily to encourage fair treatment of Canadian investors. A MJDS prospectus filed for a distribution of securities in connection with a business combination need not contain a reconciliation of the financial statements in the prospectus to Canadian GAAP.

Canadian securities legislation of most of the jurisdictions provides for an exemption from prospectus requirements for certain distributions of securities issued in connection with a statutory amalgamation, merger or arrangement. As a result, an issuer may elect not to use the MJDS, but to distribute securities issued in a business combination under a prospectus exemption. A consequence of using a prospectus exemption instead of the MJDS may be resale restrictions on the distributed securities. However, under rules or blanket rulings or orders issued in certain jurisdictions, the resale of securities acquired under such an exemption is not a distribution for which a prospectus is required if the issuer meets certain eligibility and reporting requirements and the resale is executed through the facilities of a stock exchange or certain other regulated markets outside of the jurisdiction.

A business combination made under the MJDS must comply with the relevant requirements of securities legislation relating to going private transactions and related party transactions. All business combinations remain subject to the fundamental principle that transactions must not be prejudicial to the public interest. The Canadian securities regulatory authorities will continue to exercise their public interest jurisdiction in specific cases if they determine that it is necessary to do so to preserve the integrity of the Canadian capital markets or to protect investors.

3.6 Continuous Disclosure, Proxies and Proxy Solicitation, Insider Reporting and Shareholder Communication — (1) General — An issuer that files a prospectus or a bid circular for a securities exchange take-over bid in certain jurisdictions becomes a reporting issuer in those jurisdictions, thereby becoming subject, among other things, to certain continuous

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disclosure, proxy and proxy solicitation, and shareholder communication requirements, and its insiders becoming subject to certain insider reporting requirements.

Parts 14 through 18 of NI 71-101 substitute U.S. federal securities law requirements for the requirements of Canadian securities legislation otherwise applicable to U.S. issuers and other persons or companies that satisfy the relevant eligibility criteria, if any, specified in those parts and that elect to comply with the requirements specified in those parts.

Canadian securities legislation in certain jurisdictions requires that issuers

(a) prepare their financial statements in accordance with, or reconcile the financial statements to, Canadian GAAP;

(b) state in the notes to the financial statements which option has been applied in the choice of generally accepted accounting principles; and

(c) include an auditor’s report on the financial statements prepared in accordance with Canadian GAAS or include an explanation of the significant differences between U.S. generally accepted auditing standards and Canadian GAAS.

U.S. issuers filing financial statements in accordance with Part 15 of NI 71-101 are exempt from these requirements under rules, blanket rulings or orders issued in those jurisdictions.

(2) Communication with Beneficial Owners of Securities of a Reporting Issuer — If a U.S. issuer elects to comply with section 18.1 of NI 71-101, any Canadian clearing agency (i.e. The Canadian Depositary for Securities Limited) and any intermediary whose last address as shown on the books of the issuer is in the local jurisdiction is required to comply with the requirements of National Policy Statement No. 41 and any successor instrument to that National Policy Statement for such issuer, including, without limitation, responding to search cards and delivering proxy-related materials within the time periods specified in National Policy Statement No. 41 and under any successor instrument to that National Policy Statement.

Part 4 — Certain Offerings by Canadian Issuers Under The U.S. Multijurisdictional Disclosure System

4.1 U.S. Trust Indenture Exemption — Rule 4d-9 made under the Trust Indenture Act of 1939 grants certain exemptions from the U.S. trust indenture provisions for a trust indenture filed with the SEC in connection with an offering of securities by a Canadian issuer under the U.S. multijurisdictional disclosure system if the trust indenture is subject to the Canada Business Corporations Act, the Bank Act (Canada), the Business Corporations Act (Ontario) or the Company Act (British Columbia). The trust indenture provisions of the Canada Business Corporations Act, the Bank Act (Canada) and the Company Act (British Columbia) apply to issuers incorporated under the respective statute, whether the debt is distributed in Canada or elsewhere. The trust indenture provisions of the Business Corporations Act (Ontario) and the Company Act (British Columbia) apply in certain circumstances to issuers whether or not incorporated under the applicable statute. In order for the trust indenture provisions of the Business Corporations Act (Ontario) to apply to a trust indenture, a prospectus or securities exchange issuer or take-over bid circular must be filed in Ontario in respect of the debt to be issued or guaranteed under the trust indenture. The Company Act (British Columbia) trust indenture provisions apply if the debt is issued (i) by a company incorporated in British Columbia regardless of where the debt is distributed, or (ii) to residents in British Columbia whether the debt is issued by prospectus, private placement or other exemption, subject to certain limited exceptions set out in the Company Act (British Columbia). Therefore, in order for the exemption in Rule 4d-9 to be available, Canadian issuers, other than those incorporated under the Canada Business Corporations Act, the Bank Act (Canada) or the Company Act (British Columbia) must either file a prospectus or securities exchange issuer or take-over bid circular in Ontario in connection with the offering or offer the securities in British Columbia by prospectus, private placement or under another exemption from the prospectus filing requirement other than those specified in the Company Act (British Columbia).

4.2 Prospectus Filing in Canada — (1) General — An issuer distributing securities in the U.S. under the U.S. multijurisdictional disclosure system may be subject to a requirement to file a prospectus with a Canadian securities

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71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

regulatory authority in a jurisdiction because part of the securities offered may be offered or sold to purchasers in that jurisdiction or as a result of the likelihood that the securities sold in the U.S. will not come to rest outside that jurisdiction and thus the offering constitutes a distribution in that jurisdiction for which a prospectus is required to be filed.

(2) Distribution from British Columbia, Alberta or Quebec —

(a) An issuer located in British Columbia, Alberta or Quebec that is distributing securities in the U.S. under the U.S. multijurisdictional disclosure system is subject to a requirement to file a prospectus with the Canadian securities regulatory authority in British Columbia, Alberta or Quebec, respectively, because the U.S. distribution is being made from British Columbia, Alberta or Quebec, respectively, even if the securities qualified by the prospectus are offered and sold only in the United States of America.

(b) Under British Columbia Rule 71-801 and Alberta Rule 71-801, an issuer filing a prospectus with the British Columbia Securities Commission or Alberta Securities Commission, respectively, in circumstances described in paragraph (a) need not include in the prospectus an underwriter’s certificate.

(c) An issuer filing a prospectus with the Commission des valeurs mobilières du Québec in circumstances described in paragraph (a) may apply to the Commission des valeurs mobilières du Québec for an exemption from those requirements that solely would be applicable if the distribution were being made to purchasers in Quebec.

(d) An issuer that files a prospectus in British Columbia or Alberta in circumstances described in paragraph (a) should advise the SEC of the Canadian securities regulatory authority that is the review jurisdiction. The prospectus will be subject to the review procedures applicable to short form prospectuses. The British Columbia Securities Commission or the Alberta Securities Commission will send the issuer the receipt for the prospectus after the comments, if any, on the prospectus have been resolved. If the issuer has filed a registration statement on Form F-9 or F-10 prescribed under the 1933 Act with the SEC in connection with the distribution, the issuer should advise the SEC of the issuance of the receipt for the prospectus in order that the registration statement may become effective before the end of the seven calendar day period in Rule 467(b) under the 1933 Act.

(e) An issuer that files a prospectus in Quebec in circumstances described in paragraph (a) should advise the SEC that the Commission des valeurs mobilières du Québec is the review jurisdiction. The Commission des valeurs mobilières du Québec will complete its review of the prospectus within three business days of filing of the prospectus and will send the issuer the receipt for the prospectus after the comments, if any, on the prospectus have been resolved. If the issuer has filed a registration statement on Form F-9 or F-10 in connection with the distribution, the issuer should advise the SEC of the issuance of the receipt for the prospectus in order that the registration statement may become effective before the end of the seven calendar day period in Rule 467(b) under the 1933 Act.

4.3 Filings in Saskatchewan, Manitoba, Ontario and Nova Scotia For U.S. Only Distributions — (1) Filing Procedures — If an issuer other than an issuer located in British Columbia, Alberta or Quebec, that files a Form F-9 or F-10 in connection with a distribution solely in the United States of America under the multijurisdictional disclosure system adopted by the SEC seeks to have the registration statement become effective before the end of the seven calendar day period in Rule 467(b) under the 1933 Act, the issuer may select Saskatchewan, Manitoba, Ontario or Nova Scotia as review jurisdiction, file the registration statement filed with the SEC with the Canadian securities regulatory authority in the review jurisdiction contemporaneously with the filing of the registration statement with the SEC, obtain a notification of clearance from the regulator and advise the SEC of the issuance of the notification of clearance.

(2) Confirmation of Review Jurisdiction — If the Canadian securities regulatory authority selected under subsection (1) elects not to act as review jurisdiction, the issuer may select another Canadian securities regulatory authority as review jurisdiction and advise the SEC of the Canadian securities regulatory authority selected as review jurisdiction.

(3) Review Procedures —

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71-101 — The Multijurisdictional Disclosure System, SECPOLY 37983492014

(a) The Canadian securities regulatory authority in the review jurisdiction will monitor registration statements filed under subsection (1). The substance of a registration statement will be reviewed in the unusual case if, through monitoring of the materials or otherwise, the Canadian securities regulatory authority has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist.

(b) If the review jurisdiction selects a registration statement for review, it will send its comments to the issuer within three business days of the filing of the registration statement.

(4) Notification of Clearance Procedures — A notification of clearance for the registration statement will be issued by the regulator in the review jurisdiction once any comments have been resolved, unless the Canadian securities regulatory authority in the review jurisdiction has reason to believe that there may be a problem with the transaction or the related disclosure or other special circumstances exist.

(5) Filing of Amendments to Registration Statement — An issuer that files a registration statement under subsection (1) shall also file with the regulator in the review jurisdiction all amendments to the registration statement contemporaneously with the filing of such documents with the SEC.

End of Document                 Copyright © Thomson Reuters Canada Limited or its licensors (excluding individual court documents). All rights reserved.

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